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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on January 18, 2011

Registration No. 333-170773

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Kinder Morgan Holdco LLC
to be converted as described herein
into a corporation named

Kinder Morgan, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	4922 (Primary Standard Industrial Classification Code number)	26-0238387 (I.R.S. Employer Identification Number)

500 Dallas Street, Suite 1000 Houston, Texas 77002 (713) 369-9000 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)	Joseph Listengart 500 Dallas Street, Suite 1000 Houston, Texas 77002 (713) 369-9000 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Gary W. Orloff Bracewell & Giuliani LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 221-1306 (Telephone) (713) 221-2166 (Facsimile)	Alexander D. Lynch Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000 (Telephone) (212) 310-8007 (Facsimile)	Igor Kirman Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000 (Telephone) (212) 403-2000 (Facsimile)	G. Michael O'Leary Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4360 (Telephone) (713) 238-7130 (Facsimile)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

        Prior to the consummation of this offering, Kinder Morgan Holdco LLC, a Delaware limited liability company, will be converted into a Delaware corporation named Kinder Morgan, Inc. and the unitholders of Kinder Morgan Holdco LLC will become stockholders of Kinder Morgan, Inc. See "The Transactions—The Conversion Transactions" in the accompanying prospectus. Shares of the Class P common stock of Kinder Morgan, Inc. are being offered by the prospectus. Except as disclosed in the accompanying prospectus, the consolidated financial statements and selected historical consolidated financial data and other historical financial information included in this registration statement are those of Kinder Morgan Holdco LLC or its predecessor and their respective subsidiaries and do not give effect to the conversion.

        Kinder Morgan, Inc., a Kansas corporation and wholly owned subsidiary of Kinder Morgan Holdco LLC, is not the registrant under this registration statement. Prior to the consummation of this offering, its name will be changed to Kinder Morgan Kansas, Inc.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 18, 2011.

PRELIMINARY PROSPECTUS

               Shares

Kinder Morgan, Inc.

Common Stock

          This is the initial public offering of our common stock. The selling stockholders identified in this prospectus are selling all of the shares in this offering. We will not receive any of the proceeds from this offering.

          Prior to this offering there has been no public market for our common stock. It is currently estimated that the public offering price per share will be between $           and $           . We intend to list our common stock on the New York Stock Exchange under the symbol "KMI."

          Upon completion of this offering, our current investors will own all of our investor retained stock, which will be convertible into an aggregate of               shares of our common stock, or    % of our common stock on a fully-converted basis. Accordingly, following this offering, our current investors will be able to exercise control over all matters requiring stockholder approval. See "Description of Our Capital Stock" beginning on page 238.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds to the selling stockholders (before expenses)	$	$

          To the extent that the underwriters sell more than           shares, the underwriters have the option to purchase up to an additional           shares of common stock from the selling stockholders at the initial public offering price less the underwriting discount.

          Investing in our common stock involves risks. See "Risk Factors" beginning on page 20.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The underwriters expect to deliver the shares of common stock against payment in New York, New York on                          , 2011.

Goldman, Sachs & Co.	Barclays Capital

The date of this prospectus is                          , 2011.

Trans Mountain
Jet Fuel
2
Express
Cochin
Pacific
CALNEV
2
2
Pacific
REX
KMIGT
Trailblazer
Platte
REX
KMIGT
TransColorado
NGPL
CO2
SACROC
Katz
ESPL
Claytonville
Wink
Yates
KMNTP
Intrastate
Texas
Eagle
Ford
Monterrey
5
9
2

KINDER MORGAN
Horizon
REX
NGPL
FEP
KinderHawk
MEP
KMLP
Plantation
Central Florida
LEGEND
NGPL (KMI)
NGPL Gas Storage (KMI)
Products Pipelines (KMP)
Products Pipelines Terminals (KMP)
Transmix Facilities (KMP)
Natural Gas Pipelines (KMP)
Natural Gas Storage (KMP)
Natural Gas Processing (KMP)
Gas Treaters (KMP)
CO_2 Pipelines (KMP)
CO_2 Oil Fields (KMP)
CO_2 Source Fields (KMP)
Crude Oil Pipelines (KMP)
Terminals (KMP)
Petroleum Pipelines (KMP)
Petroleum Pipelines Terminals (KMP)
(2,3,5) Indicates number of facilities in area
Kinder Morgan Headquarters

        You should rely only on the information contained in this document and any free writing prospectus prepared by us or on our behalf. We and the selling stockholders have not, and the underwriters have not, authorized anyone to provide you with any additional information or information that is different. This document may only be used where it is legal to sell these securities. The information in this document is only accurate as of the date of this document.

 Dealer Prospectus Delivery Obligation

        Through and including                        , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before making an investment decision. We urge you to read the entire prospectus carefully, including the historical financial statements and the notes to those financial statements included in this prospectus. Please read the sections entitled "Risk Factors" and "Information Regarding Forward-Looking Statements" for more information about important risks that you should consider before investing in our common stock. Prior to the consummation of this offering, Kinder Morgan Holdco LLC, a Delaware limited liability company, will be converted into a Delaware corporation named Kinder Morgan, Inc., the issuer of the common stock offered by this prospectus, and the unitholders of Kinder Morgan Holdco LLC will become stockholders of Kinder Morgan, Inc. See "The Transactions—The Conversion Transactions." Unless the context otherwise requires, (1) "we," "us," and "our" refer to Kinder Morgan Holdco LLC and its subsidiaries prior to the conversion and Kinder Morgan, Inc. and its subsidiaries after the conversion, (2) references to "Kinder Morgan Kansas, Inc." and "Kinder Morgan Energy Partners, L.P." include their respective subsidiaries, (3) information presented in this prospectus, other than historical financial information, gives effect to the consummation of the Conversion Transactions and to our certificate of incorporation and bylaws, which will be in effect upon the consummation of this offering, and (4) information presented in this prospectus assumes that the underwriters do not exercise their option to purchase additional shares.

 Our Business

        We own the general partner and approximately 11% of the limited partner interests of Kinder Morgan Energy Partners, L.P., referred to in this prospectus as the "Partnership" or "KMP." The Partnership is a publicly traded pipeline limited partnership whose limited partner units are traded on the New York Stock Exchange under the ticker symbol "KMP." Additionally, the shares of our subsidiary that manages the Partnership, Kinder Morgan Management, LLC, referred to in this prospectus as "Kinder Morgan Management" or "KMR," are traded on the New York Stock Exchange under the ticker symbol "KMR." The Partnership was formed in Delaware in August 1992 and is one of the largest energy transportation and storage companies in North America in terms of market capitalization.

        We generate substantial cash to pay dividends and are able to grow that cash with little incremental capital required above the Partnership level. KMP is our primary source of cash and drives our potential future dividend growth. Our general partner interest in KMP entitles us to receive incentive distributions that give us an increasing share of KMP's cash flow as the distributions to its limited partners increase. From 1996, the year before Richard D. Kinder and William V. Morgan acquired the general partner, through 2011 (as estimated by the Partnership), the distributions we will have received from the Partnership will have increased by a compound annual growth rate of 52%. See "—Annual Cash Distributions Received from the Partnership." Approximately 95% of the distributions we received from our subsidiaries for both the nine months ended September 30, 2010 and the year ended December 31, 2009 were attributable to KMP. In 2011, we expect to receive an aggregate of $1.3 billion in distributions from KMP. See "Dividend Policy."

        As of December 31, 2010, our interests in the Partnership and its affiliates consisted of the following:

  •
  the general partner interest, which entitles us to receive incentive distributions;

  •
  21.7 million of the 224.2 million outstanding KMP units, representing an approximately 7% limited partner interest; and

  •
  13.1 million of the Partnership's 91.9 million outstanding i-units, representing an approximately 4% limited partner interest, through our ownership of 13.1 million KMR shares (i-units are a class of the Partnership's limited partner interests that receive distributions in the form of additional i-units instead of cash).

        We also own a 20% equity interest in NGPL PipeCo LLC, the owner of Natural Gas Pipeline Company of America and certain affiliates, collectively referred to in this prospectus as "NGPL." NGPL is a major interstate natural gas pipeline and storage system that we operate.

        Through our subsidiaries, including the Partnership, we operate or own an interest in approximately 37,000 miles of pipelines and approximately 180 terminals. These pipelines transport natural gas, gasoline, crude oil, carbon dioxide and other products, and these terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke.

Our Business Objective and Our Dividend Policy

        Our business objective is to increase dividends to our stockholders principally through our ownership of the general partner of the Partnership and KMR's management of the Partnership's operations. By supporting the Partnership in executing its business strategy and assisting the Partnership in identifying acquisition and development opportunities that expand its business and operations, we expect to be able to help grow the Partnership's distributable cash flow. From time to time, we may facilitate the Partnership's growth through various forms of financial support, such as waiving our right to receive incentive distributions in respect of common units issued by KMP in conjunction with attractive acquisitions.

        We believe investors in our common stock should focus on our dividends and the expected growth of those dividends over time. Our dividend policy provides that, subject to applicable law, we will pay quarterly cash dividends generally representing the cash we receive from our subsidiaries less any cash disbursements and reserves established by our board of directors. Our ability to pay dividends is driven by the distributions we receive from KMP and NGPL, less our general and administrative expenses, interest and cash taxes. In 2009 and 2010, we distributed an aggregate of $650 million and $700 million, respectively, to our current investors. In 2011, we expect to pay aggregate dividends of $820 million. We expect to pay an initial quarterly dividend of $            per share. We anticipate that the first dividend on the common stock offered by this prospectus will be paid in May 2011 and that such dividend will be prorated for the portion of the quarter of 2011 that we are first public. See "Dividend Policy."

Partnership Distributions

        KMP's partnership agreement requires KMP to distribute all available cash, as defined in its partnership agreement and described under the caption "Dividend Policy—Distributions of Cash Under KMP's Partnership Agreement," after the end of each calendar quarter. KMP's limited partner interests consist of common units, Class B units and i-units. KMR is the sole owner of KMP's i-units. Under KMP's partnership agreement, the general partner and owners of its common units and Class B units receive distributions in cash, while KMR receives distributions in additional i-units. KMP does not distribute cash on i-units but instead retains that cash for use in its business. The cash equivalent of distributions of i-units is treated as if it had actually been distributed for purposes of determining the distributions (including the incentive distributions) to KMP's general partner, in which we indirectly own all of the common equity. When we refer to distributions to us from KMP in this Prospectus Summary, we include the value of KMR shares received as distributions on the KMR shares we own. KMP expects to declare distributions of $1.13 per common unit for the fourth quarter of 2010, resulting in total distributions of $4.40 per common unit for 2010.

        Our general partner interest entitles us to receive the following distributions from the Partnership when it makes distributions of cash from operations:

  •
  2% of all cash distributed in a quarter until the owners of all classes of Partnership units have received a total of $0.15125 per unit in cash or equivalent i-units for such quarter;

  •
  15% of all remaining cash distributed in a quarter until the owners of all classes of Partnership units have received a total of $0.17875 per unit in cash or equivalent i-units for such quarter;

  •
  25% of all remaining cash distributed in a quarter until the owners of all classes of Partnership units have received a total of $0.23375 per unit in cash or equivalent i-units for such quarter; and

  •
  50% of any available cash then remaining after $0.23375 per Partnership unit in cash or equivalent i-units has been distributed for such quarter.

        The impact on us of changes in the Partnership's distribution levels will vary depending on several factors, including the Partnership's total outstanding partnership interests on the record date for the distribution, the aggregate cash distributions made by the Partnership and the interests in the Partnership owned by us. Generally, the distributions we receive in respect of our general partner interest increase when the distributions per limited partner interest increase and when the Partnership has additional limited partner interests outstanding. If the Partnership increases its distributions, we would expect to increase dividends to our stockholders, although the timing and amount of such increased dividends, if any, will not necessarily be comparable to the timing and amount of the increase in distributions made by the Partnership.

        The graph below sets forth hypothetical distributions of cash payable to us in respect of our interests in the Partnership across an illustrative range of annualized distributions per common unit, including the currently estimated distributions of $4.40 per common unit to be declared for 2010 and KMP's intended distribution of $4.60 per unit for 2011. This information excludes any cash distributions we receive from our equity interest in NGPL and is based upon the following assumptions:

  •
  the Partnership has an average of approximately 307 million units outstanding for the period; and

  •
  we own (1) the general partner interest in the Partnership, (2) an average of 21.7 million KMP units for the period and (3) an average of 12.6 million KMR shares for the period.

        The graph below also illustrates the impact on those distributions at the $4.60 per common unit distribution rate if the Partnership had an additional 14 million common units outstanding at the beginning of the fiscal year. Additional outstanding common units of the Partnership would have proportionately similar effects at higher or lower distribution rates. This information is presented for illustrative purposes only; it is not intended to be a prediction of future performance and does not attempt to illustrate changes over time or the impact that changes in our or the Partnership's business, including differences that may result from changes in interest rates, energy prices or general economic conditions, or from any future acquisitions or expansion projects, divestitures or the issuance of additional debt or equity securities, will have on our or the Partnership's results of operations.

 Hypothetical Partnership Distributions of Cash from Operations Received

Note:
At each quarterly distribution, KMR receives a distribution of i-units and distributes an equivalent number of KMR shares to its shareholders, including us. After this offering, we expect to periodically sell the KMR shares we receive as distributions to generate cash. This table assumes that the net proceeds to us from the sale of such KMR shares equals the price used to calculate the number of KMR shares to be received in quarterly distributions.

(1)
A 4.5% increase in the hypothetical annualized distribution per unit of cash from operations from $4.40 to $4.60, with a 14 million unit increase in the total number of units outstanding, from approximately 307 million units to approximately 321 million units, results in an increase of 9.7%, or $121 million, in total hypothetical distributions to us.

(2)
The Partnership generally pays its distribution for a given quarter approximately 45 days after the quarter ends. $4.40 represents the distributions the Partnership paid in the last three quarters of 2010 and expects to pay in the first quarter of 2011 based on operations in 2010. Distributions actually paid in calendar 2010 were $4.32 per unit. $4.60 represents the distributions the Partnership expects to pay in the last three quarters of 2011 and the first quarter of 2012 based on operations in 2011. The Partnership expects to pay distributions of $4.57 per unit in 2011.

Annual Cash Distributions by the Partnership to its Limited Partners and General Partner

        From 1996 through 2011 (as estimated by the Partnership), the Partnership's annual distribution to its limited partners and general partner will have increased by a compound annual growth rate of 40%.

The historical and estimated cash distributions (including the cash equivalent of i-unit distributions) to the limited partners and the general partner are shown in the graph set forth below:

(1)
Total distributions paid to the general partner in 2010 were $884 million. These distributions to the general partner would have been $170 million greater in 2010 ($1,054 million) if all distributions paid in August 2010 had been cash from operations, rather than a portion being a distribution to the limited partners of cash from interim capital transactions. For more information, see "Dividend Policy—Distributions of Cash Under KMP's Partnership Agreement—Allocation of Distributions from Operations" and "—Allocation of Distributions from Interim Capital Transactions."

(2)
The Partnership generally pays its distribution for a given quarter approximately 45 days after the quarter ends. Partnership distributions are shown for the year in which they are paid rather than for the year in which the cash was generated. For example, for 2010, the Partnership expects to pay distributions of $4.40 per unit based on cash generated in 2010, while it paid distributions of $4.32 per unit in 2010. For 2011, the Partnership expects to pay distributions of $4.60 per unit based on cash generated in 2011, while it expects to pay distributions of $4.57 per unit in 2011.

Annual Cash Distributions Received from the Partnership

        From 1996 through 2011 (as estimated by the Partnership), the distributions we receive from the Partnership will have increased by a compound annual growth rate of 52%. The historical and estimated cash distributions we receive from the Partnership, including distributions received on KMP limited partner units and KMR shares owned by us, are shown in the graph set forth below:

(1)
See footnote (1) to the previous graph.

(2)
See footnote (2) to the previous graph.

        Our general and administrative expenses, interest and cash taxes incurred above the Partnership level reduce the amount of cash we have available to pay dividends from the amounts we receive from the Partnership. The distributions we receive from NGPL increase the amount we have available. For example, while we estimate we will receive $1,330 million in distributions from the Partnership in 2011, we estimate we will have $820 million available to pay dividends in that year. See "Dividend Policy."

The Partnership's Businesses

        The Partnership focuses on providing fee-based services to customers, generally avoiding commodity price risks to the extent possible. KMP's operations are conducted through its subsidiaries and are grouped into the following five business segments:

  •
  Products Pipelines—Consists of approximately 8,400 miles of refined petroleum products pipelines that deliver gasoline, diesel fuel, jet fuel and natural gas liquids to various markets; plus approximately 60 associated product terminals and petroleum pipeline transmix processing facilities serving customers across the United States;

  •
  Natural Gas Pipelines—Consists of approximately 15,000 miles of natural gas transmission pipelines and gathering lines, plus natural gas storage, treating and processing facilities, through which natural gas is gathered, transported, stored, treated, processed and sold;

  •
  CO2—Produces, markets and transports, through approximately 1,400 miles of pipelines, carbon dioxide, commonly called "CO2," to oil fields that use carbon dioxide to increase production of oil; owns interests in and/or operates ten oil fields in West Texas; and owns and operates a 450-mile crude oil pipeline system in West Texas;

  •
  Terminals—Consists of approximately 120 owned or operated liquids and bulk terminal facilities and more than 30 rail transloading and materials handling facilities located throughout the United States and portions of Canada, which together transload, store and deliver a wide variety of bulk, petroleum, petrochemical and other liquids products for customers across the United States and Canada; and

  •
  Kinder Morgan Canada—Transports crude oil and refined petroleum products through over 2,500 miles of pipelines from Alberta, Canada to marketing terminals and refineries in British Columbia, the State of Washington and the Rocky Mountains and Central regions of the United States.

The Partnership's Competitive Strengths

  •
  Large and well-diversified operating asset base.  KMP's diversified asset base reduces its exposure to sector specific risks and provides a substantial platform for accretive growth opportunities. The Partnership is one of the largest energy transportation and storage companies in North America in terms of market capitalization. In the United States, we believe KMP is:

  •
  the largest independent transporter of petroleum products (by barrels of petroleum products transported);

  •
  the second largest transporter of natural gas (together with NGPL) (by miles of natural gas transmission pipeline);

  •
  the largest provider of contracted natural gas treating services (by gallons per minute of natural gas treating capacity);

  •
  the largest transporter of CO2 (by cubic feet per day of CO2 transportation capacity);

  •
  the second largest crude oil producer in Texas (by gross barrels of crude oil produced); and

    •
    the largest independent liquids terminal operator (by barrels of liquids terminaling capacity).

  •
  Strategically positioned asset base.  The Partnership's transportation and storage assets are an important part of the energy infrastructure of the United States and Canada, and their geographic diversity gives the Partnership opportunities to participate in most significant developments across the United States energy industry. This positioning leads to accretive investment and acquisition opportunities. The Partnership's products pipelines and associated terminals are strategically located with origins in refinery centers and/or ports and terminuses in population centers. KMP's and its joint ventures' natural gas operations are positioned in many of the most important domestic natural gas basins and supply points, including the Barnett, Eagle Ford, Fayetteville and Haynesville shale gas formations and the Rocky Mountains area of the United States. The Partnership's terminals are strategically located on three coasts and on inland waterways to serve their customers. The Partnership's Canadian pipelines are well positioned to take advantage of growth in production from the Canadian oil sands.

  •
  Growing distributions.  The nature of KMP's assets and the opportunities that arise from them have allowed it to consistently grow annual distributions. From 1996 through 2011 (as estimated by the Partnership), the Partnership's total distributions will have grown by a compound annual growth rate of 40%. During the same period, the distributions we receive from the Partnership will have grown by a compound annual growth rate of 52%. The Partnership focuses on providing fee-based services to customers, while generally avoiding commodity price risks. Management is committed to substantially hedging commodity price risk and maintaining an acquisition strategy focused on fee-based assets.

  •
  Financial flexibility.  The Partnership has successfully raised capital throughout different financial cycles. Since 1997, KMP has raised approximately $21.4 billion in new public capital, including approximately $10.5 billion in equity. Ready access to capital, due in part to its investment grade credit ratings, provides the Partnership with financial flexibility to pursue its growth strategy.

  •
  Experienced and proven management team.  KMP has a well-regarded management team with extensive experience in the pipeline and terminals sectors. KMP's management has a proven track record of identifying and executing on attractive growth projects and of delivering equity returns in a variety of competitive and regulatory environments. The management team is led by one of our founders, Richard D. Kinder, who serves as Chairman and Chief Executive Officer. Mr. Kinder has 30 years of experience in the midstream energy industry. Neither Mr. Kinder nor any member of the senior management team is selling shares in this offering, and they will continue to hold a significant ownership stake in us immediately following this offering.

The Partnership's Strategy

        The Partnership's strategy is to:

  •
  Focus on fee-based energy transportation and storage assets that are central to the energy infrastructure of growing markets within North America;

  •
  Increase utilization of its existing assets while controlling costs, operating safely and employing environmentally sound operating practices by:

  •
  focusing on traditional fixed cost businesses with little variable costs; and

  •
  improving productivity to drop top-line growth to the bottom line;

  •
  Leverage economies of scale from incremental acquisitions and expansions of assets that fit within the Partnership's strategy and are accretive to cash flow by:

    •
    reducing redundant overhead; and

    •
    applying best practices to acquired operations; and

  •
  Maximize the benefits of the Partnership's financial structure to create and return value to the Partnership's unitholders by:

  •
  owning assets in the most tax efficient structure, enabling increasing distributions from high cash flow businesses; and

  •
  maintaining a strong balance sheet to provide flexibility when raising capital for acquisitions and expansions.

The Partnership's Growth Drivers

        We believe the Partnership's growth will be driven by a combination of organic growth, expansion opportunities and acquisition opportunities. This is supported by the Partnership's historical record and the continued demand for energy infrastructure in the areas it serves.

Organic Growth

        We believe the Partnership will continue to realize organic growth in cash flows, including from the following sources:

  •
  Tariffs on KMP's products pipelines and terminals that increase as a function of inflation-based indexes, such as the Producer Price Index, or by contractually agreed amounts;

  •
  Rates on KMP's terminals and natural gas pipelines that increase as contracts expire and are renegotiated, driven by demand for terminaling capacity and for natural gas;

  •
  Increased utilization of KMP's existing assets;

  •
  Impact of higher oil prices on our production and on demand for CO2; and

  •
  Increases in KMP's crude oil hedge prices over time. Currently, KMP's average hedge prices increase from $59 per barrel in 2010 to $69 per barrel in 2011 to $84 per barrel in 2012.

Expansion Opportunities

        From 1998 through 2010, the Partnership has invested approximately $12 billion in expansion projects. We believe there will be continued opportunity to expand the Partnership's businesses in the future due to the dynamic nature of the energy industry, including the following identified trends:

  •
  Natural gas is a logical fuel of choice to meet the United States' energy needs. It is cheap, abundant domestically (largely due to the shale discoveries, including the Haynesville, Eagle Ford, Fayetteville, Barnett and Marcellus formations) and cleaner than many other fuel sources;

  •
  The proliferation of petroleum product specifications which require dedicated facilities to satisfy the Partnership's customers' desire for optionality;

  •
  The U.S. Environmental Protection Agency's Renewable Fuel Standard, which requires an increase in the supply of renewable fuels, much of which is required to be blended into conventional fuels, from 9 billion gallons in 2008 to 36 billion gallons by 2022;

  •
  The continued demand for transportation of Canadian crude oil and refined products to the West coast; and

  •
  Increased demand for CO2 for enhanced oil recovery driven by higher oil prices.

        In addition, we believe that the significant amount of oil remaining in the Yates and SACROC fields, as well as continuing technology improvements, will lead to additional opportunities to invest capital in KMP's CO2 segment to produce additional oil.

Acquisition Opportunities

        From 1998 through 2010, the Partnership completed approximately $10 billion in acquisitions, including approximately $1.3 billion in 2010. We believe that sales by exploration and production companies of their midstream assets in order to deploy capital into their core businesses, the fragmented nature of the bulk terminals industry, and asset sales by major oil and gas companies will present attractive acquisition opportunities in the future.

The Partnership's Challenges

        The Partnership faces a number of challenges in implementing its business strategy. For example:

  •
  Regulatory. New regulations, rulemaking and oversight, as well as changes in regulations by agencies having jurisdiction over the Partnership's pipelines, storage facilities and operations, affect almost every part of its business. These matters could adversely affect its operations and financial condition.

  •
  Crude Oil Production Volumes. The Partnership's oil development and production operations depend in part on its ability to produce expected volumes and to develop additional reserves that are economically recoverable. In 2011, it expects to produce approximately 29,400 barrels per day of crude oil at the SACROC field and 22,500 barrels per day (11,250 barrels per day attributable to KMP's 50% share) at the Yates field. In 2011, at budgeted prices, every 1,000 barrel per day change at SACROC and Yates impacts the CO2 segment's cash flows by approximately $25 million and $13 million, respectively.

  •
  Crude Oil Prices. The Partnership is exposed to fluctuations in crude oil prices in its CO2 segment. The Partnership's 2011 budget assumes an $89 per barrel realized price on unhedged barrels, and it estimates that every $1 change in the average West Texas Intermediate crude oil price per barrel would impact its CO2 segment cash flows by approximately $5.5 million.

  •
  Economically Sensitive Businesses. The Partnership transports, handles and stores some products, such as steel and gasoline, which can be sensitive to economic conditions. In weaker economic environments, the Partnership's cash flows may be negatively impacted compared to its expectations as a result of lower volumes from these products.

  •
  Acquisitions. Any inability to access capital markets at the time an acquisition opportunity becomes available will impair the Partnership's ability to execute acquisitions and expansion opportunities. Further, operations acquired may underperform expectations and prove difficult to integrate into existing Partnership operations. Our certificate of incorporation and shareholder agreement provide that the Sponsor Investors identified in this prospectus and their affiliates may pursue for their own account acquisition opportunities that may be complementary to our business. As a result, those acquisition opportunities may not be available to us.

  •
  Environmental. Laws and regulations relating to the protection of the environment, natural resources and human health and safety affect many aspects of the Partnership's operations, and compliance with such laws and regulations requires significant expenditures. Liability under environmental laws and regulations may be incurred without regard to fault.

  •
  Terrorism. Public warnings have been issued that indicate that pipelines and other energy assets might be specific targets of terrorist organizations. In light of these circumstances, our operations could require increased security measures, and there is no assurance that adequate sabotage and terrorism insurance will be available at rates we believe are reasonable.

  •
  Interest Rates. Approximately 50% of the Partnership's debt is floating rate debt. The Partnership estimates that a full-year impact of a 100 basis point increase in rates for 2011 would equate to an approximately $60 million increase in the Partnership's interest expense.

        For a further discussion of these and other challenges the Partnership faces, please read "Risk Factors" and "Information Regarding Forward-Looking Statements."

Background and Investors

        The Partnership was formed in 1992, and its general partner was acquired by Richard D. Kinder and William V. Morgan in 1997. We were formed in 2006 in connection with a transaction we refer to as the "Going Private Transaction," and are currently owned by individuals and entities we refer to collectively as the "Investors." The Investors are:

  •
  Richard D. Kinder, our Chairman and Chief Executive Officer;

  •
  investment funds advised by, or affiliated with, Goldman, Sachs & Co. (which funds we refer to as "Goldman Sachs"), Highstar Capital LP, The Carlyle Group and Riverstone Holdings LLC, which we refer to collectively as the "Sponsor Investors;"

  •
  Fayez Sarofim, one of our directors, and investment entities affiliated with him, and an investment entity affiliated with Michael C. Morgan, another of our directors, and William V. Morgan, one of our founders, whom we refer to collectively as the "Original Stockholders;" and

  •
  a number of other members of our management, whom we refer to collectively as "Other Management."

        Prior to the closing of this offering, Kinder Morgan Holdco LLC will be converted from a Delaware limited liability company to a Delaware corporation to be named Kinder Morgan, Inc., and its outstanding units will be converted into shares of our capital stock. These conversion transactions are referred to in this prospectus as the "Conversion Transactions." See "The Transactions."

Our Capital Stock

        Following the Conversion Transactions, our capital stock will consist of common stock, Class A shares, Class B shares and Class C shares. The Class A shares, Class B shares and Class C shares are owned by the Investors and are collectively referred to as "investor retained stock." Following the completion of this offering, shares of our investor retained stock will be convertible into a fixed aggregate of                    shares of our common stock. As a result, we will have                 shares of common stock outstanding following this offering on a fully-converted basis. In the aggregate, our investor retained stock is entitled to receive a dividend per share on a fully-converted basis equal to the dividend per share on our common stock. The conversion of shares of investor retained stock into shares of common stock will not increase our total fully-converted shares outstanding, impact the aggregate dividends we pay or the dividends we pay per share on our common stock. As a result, the holders of our common stock will not be diluted by the conversion of the investor retained stock into shares of our common stock.

        The Sponsor Investors are the selling stockholders in this offering and will convert some of their investor retained stock into the common stock they sell. In the event the underwriters exercise their option to purchase additional shares of common stock in connection with this offering, an additional portion of the shares of investor retained stock held by the Sponsor Investors will be converted into shares of common stock to be sold in this offering, and there will be a corresponding decrease in the aggregate number of shares of common stock underlying the investor retained stock.

        The Class A shares represent the total capital contributed by our Investors at the time of the Going Private Transaction. The Class B shares and Class C shares represent incentive compensation that will be held by members of management, including Mr. Kinder only in the case of the Class B shares. Holders of our common stock will not bear any of the direct economic cost of this incentive compensation arrangement and will not be diluted as a result. See "Management—Executive Compensation—Compensation Discussion and Analysis—Compensation Related to the Going Private Transaction."

        The following table sets forth the percentage of our common stock on a fully-converted basis represented by the investor retained stock held by the Investors and the percentage represented by the shares of common stock owned by the public, both immediately before and immediately after this offering:

	Immediately before this offering	Immediately after this offering (assuming no exercise of the underwriters' option)	Immediately after this offering (assuming exercise of the underwriters' option in full)
Richard D. Kinder	30.6%	30.6%	30.6%
Funds affiliated with Goldman Sachs	25.2
Funds affiliated with Highstar Capital LP	16.0
Funds affiliated with The Carlyle Group	11.2
Funds affiliated with Riverstone Holdings LLC	11.2
Original Stockholders	5.2	5.2	5.2
Other Management	0.6	0.6	0.6

Total held by the Investors	100.0
Public	—

Total	100.0%	100.0%	100.0%

Note:
Amounts in the table assume the outstanding Class A shares are fully converted into all the shares of common stock underlying the investor retained stock and that the Class B and Class C shares are converted into zero shares of common stock. Our Class A shares, Class B shares and Class C shares will be convertible into a fixed aggregate number of shares of our common stock after the completion of this offering. Our Class A shares initially will be convertible into shares of common stock on a one-for-one basis, and our Class B shares and Class C shares initially will not be convertible into any shares of common stock. Under circumstances specified in our certificate of incorporation as described in "Description of Our Capital Stock—Classes of Common Stock—General," our Class B shares and Class C shares may convert into shares of common stock, and each share of common stock issued upon conversion of the Class B shares or Class C shares will decrease on a share-for-share basis the number of shares of common stock into which our Class A shares would be able to convert.

        After the expiration of lock-up agreements entered into in connection with this offering, the Sponsor Investors will be able to convert their shares of investor retained stock and sell shares of common stock. In addition, subject to certain additional restrictions, Richard D. Kinder and the Original Stockholders may convert their shares of investor retained stock and sell shares of common stock. See "Description of Our Capital Stock—Voluntary Conversion" and "Certain Relationships and Related Party Transactions—Shareholders Agreement—Registration Rights" and "—Transfer Restrictions."

        For more information about our classes of capital stock and the ownership of our capital stock, see "Description of Our Capital Stock" and "Principal and Selling Stockholders."

 Governance Matters

        Our shareholders agreement with the Investors governs, among other things, the selection of nominees for our board of directors. See "Certain Relationships and Related Party Transactions—Shareholders Agreement."

        After the offering, our board of directors will consist of thirteen members:

  •
  six directors nominated by the Sponsor Investors;

  •
  five directors nominated by Richard D. Kinder; and

  •
  two additional independent directors.

The number of directors each Sponsor Investor has the right to nominate is based on its level of ownership in us. Each of the Sponsor Investors has the right to nominate one director as long as it owns at least 2.5% of the voting power entitled to vote for the election of directors. Each group of funds affiliated with Goldman Sachs and Highstar Capital LP has the right to nominate an additional director so long as it owns at least 5.0% of the voting power entitled to vote for the election of directors.

        Substantially all actions brought before our board of directors while the Sponsor Investors collectively have the right to appoint at least five nominees will require supermajority board approval, which is initially eight directors.

        For more information about our governance, see "Certain Relationships and Related Party Transactions—Shareholders Agreement" and "Description of Our Capital Stock."

 Our Organizational Structure

        The following diagram depicts in a simplified form our organizational structure immediately following the consummation of the Conversion Transactions and this offering:

(1)
Immediately after the completion of this offering, Richard D. Kinder, the Original Stockholders and Other Management will own Class A shares and members of management, including Mr. Kinder only in the case of Class B shares, will own Class B shares and Class C shares. Class A shares initially will be convertible into shares of common stock on a one-for-one basis, and the Class B shares and Class C shares initially will not be convertible into any shares of common stock. Assuming the outstanding Class A shares are fully converted into all the shares of common stock underlying the investor retained stock and that the Class B shares and Class C shares are converted into zero shares of common stock, Mr. Kinder, the Original Stockholders and Other Management will hold approximately 30.6%, 5.2% and 0.6%, respectively, of our common stock on a fully-converted basis after the completion of this offering.

(2)
Immediately after the completion of this offering, the Sponsor Investors will own Class A shares. Assuming the outstanding Class A shares are fully converted into all the shares of common stock underlying the investor retained stock and that the Class B shares and Class C shares are converted into zero shares of common stock, the Sponsor Investors will hold approximately            % of our common stock on a fully-converted basis after the completion of this offering.

(3)
Immediately after the completion of this offering, purchasers of shares in this offering will own approximately            % of our common stock on a fully-converted basis. This ownership percentage will not be impacted by the conversion of Class A, Class B, or Class C shares into common stock since our investor retained stock is convertible into a fixed number of shares of common stock.

(4)
With respect to matters other than the election of directors, each holder of Class A shares will be entitled to one vote for each Class A share and holders of Class B shares and holders of Class C shares will not be entitled to vote. With respect to the election of directors, each holder of Class A shares will be entitled to one vote for each Class A share, each holder of Class B shares will be entitled to 1/10 of one vote for each Class B share and each holder of Class C shares will be entitled to 1/10 of one vote for each Class C share.

(5)
Each holder of common stock will be entitled to one vote for each share of common stock on all matters.

Offices

        The address of our principal executive offices is 500 Dallas Street, Suite 1000, Houston, Texas 77002, and our telephone number at this address is (713) 369-9000.

The Offering

Common stock offered by the selling stockholders	shares.
Option to purchase additional shares of common stock	The selling stockholders have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to additional shares of common stock.
Common stock to be outstanding immediately after this offering	shares ( shares if the option to purchase additional shares is exercised in full).
Common stock into which outstanding shares of investor retained stock will be convertible immediately after this offering	shares ( shares if the option to purchase additional shares is exercised in full).
Common stock to be outstanding immediately after this offering on a fully-converted basis	shares.
Use of proceeds	We will not receive any of the proceeds from the sale of shares in this offering.
Dividend policy

Our dividend policy provides that, subject to applicable law, we will pay quarterly cash dividends generally representing the cash we receive from our subsidiaries less any cash disbursements and reserves established by our board of directors, including for general and administrative expenses, interest and cash taxes. We expect to pay an initial quarterly dividend of $        per share. We anticipate that the first dividend on the common stock offered by this prospectus will be paid in May 2011 and that such dividend will be prorated for the portion of the quarter of 2011 that we are first public. However, the actual amount of dividends will depend on many factors. See "Dividend Policy."

Voting rights

Holders of common stock will be entitled to one vote per share. As to the investor retained stock, holders of Class A shares will be entitled to one vote per share, and holders of Class B shares and Class C shares will be entitled to 1/10th of a vote per share on the election of directors. Upon completion of this offering, the investor retained stock will represent approximately    % of the voting power of all of our outstanding capital stock with respect to the election of directors. See "Description of Our Capital Stock."

If the underwriters exercise in full their option to purchase additional shares of common stock, the aggregate voting power with respect to the election of directors of holders of our common stock purchased in this offering will increase from    % to    %, and the aggregate voting power of the investor retained stock will decrease correspondingly.

Proposed New York Stock Exchange symbol	KMI
Risk factors

An investment in our common stock involves risks. See "Risk Factors" and "Information Regarding Forward-Looking Statements" in this prospectus. Realization of any of those risks or adverse results from the listed matters could have a material adverse effect on our business, financial condition, cash flows and results of operations.

Conflicts of interest

Affiliates of Goldman, Sachs & Co., one of the underwriters in this offering, beneficially own more than 10% of our capital stock. Goldman, Sachs & Co. is therefore considered by the Financial Industry Regulatory Authority, or FINRA, to have a conflict of interest with us in regards to this offering. Accordingly, Barclays Capital Inc. is acting as a "qualified independent underwriter" in this offering. See "Underwriting—Relationships and Conflicts of Interest."

        Unless otherwise indicated, references in this prospectus to the number of shares of common stock to be outstanding immediately after this offering exclude            shares of common stock issuable in the future under our equity compensation plans, consisting of            ,             and            shares of common stock reserved for issuance under our Stock Incentive Plan, Employees Stock Purchase Plan and Stock Compensation Plan for Non-Employee Directors, respectively.

Summary Financial Data

        You should read the following summary financial data of Kinder Morgan Holdco LLC and Kinder Morgan Kansas, Inc. together with "The Transactions," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements and related notes of Kinder Morgan Holdco LLC and Kinder Morgan Kansas, Inc. included elsewhere in this prospectus. For accounting purposes, Kinder Morgan Kansas, Inc. is considered our predecessor for all periods ended on or before May 31, 2007, the date of closing of the Going Private Transaction.

        The statement of operations and statement of cash flows data for the years ended December 31, 2009 and 2008 and the seven months ended December 31, 2007 and the balance sheet data as of December 31, 2009, 2008 and 2007 have been derived from the audited consolidated financial statements of Kinder Morgan Holdco LLC included elsewhere in this prospectus. The statement of operations and statement of cash flows data for the five months ended May 31, 2007 have been derived from the audited consolidated financial statements of Kinder Morgan Kansas, Inc. included elsewhere in this prospectus. The statement of operations and statement of cash flows data for the nine months ended September 30, 2010 and 2009 and the balance sheet data as of September 30, 2010 have been derived from the unaudited consolidated financial statements of Kinder Morgan Holdco LLC included elsewhere in this prospectus. The unaudited interim consolidated financial statements include all adjustments (consisting of normal, recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of our financial position and results of operations for the periods presented. The interim results of operations are not necessarily indicative of operations for a full fiscal year.

        The summary historical financial information is not indicative of our expected future operating results. Further, the summary historical financial information

  •
  for periods prior to February 15, 2008, does not reflect our sale of 80% of NGPL and the application of the approximately $5.9 billion of proceeds from that sale;

  •
  for periods prior to May 31, 2007, does not reflect the Going Private Transaction which was accounted for as a business combination, requiring that we record the assets acquired and liabilities assumed at their values as of the date of the Going Private Transaction, resulting in a new basis of accounting. The SEC's "push down" accounting rules required our new accounting basis in Kinder Morgan Kansas, Inc.'s assets and liabilities to be reflected in Kinder Morgan Kansas, Inc.'s financial statements effective with the closing of the Going Private Transaction; and

  •
  for periods subsequent to December 31, 2005, consolidates the accounts, balances and results of operations of the Partnership into our financial statements.

	Kinder Morgan Holdco LLC(1)					Kinder Morgan Kansas, Inc.
	Nine Months Ended September 30,		Year Ended December 31,
					Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2010	2009	2009	2008
	(Unaudited)	(Unaudited)
	(In millions, except per share amounts)
Statement of operations data:
Revenues	$6,236.7	$5,234.5	$7,185.2	$12,094.8	$6,394.7	$4,165.1
Operating income (loss)(2)(3)(4)(5)	830.9	1,047.8	1,407.2	(2,472.1)	1,042.8	204.8
Earnings (loss) from equity investments(6)	(256.1)	164.2	221.9	201.1	56.8	40.7
Income (loss) from continuing operations	133.4	583.0	772.8	(3,202.3)	286.6	(142.0)
Income (loss) from discontinued operations, net of tax(7)	(0.4)	0.4	0.3	(0.9)	(1.5)	298.6
Net income (loss)	133.0	583.4	773.1	(3,203.2)	285.1	156.6
Net income attributable to noncontrolling interests(8)	(237.3)	(215.5)	(278.1)	(396.1)	(37.6)	(90.7)
Net income (loss) attributable to Kinder Morgan Holdco LLC/Kinder Morgan Kansas, Inc.(9)	(104.3)	367.9	495.0	(3,599.3)	247.5	65.9
Unaudited pro forma net income (loss) per share of common stock (basic and diluted)(10)
Statement of cash flows data:
Capital expenditures(11):
Kinder Morgan Holdco LLC/Kinder Morgan Kansas, Inc.	4.7	1.0	0.5	12.3	170.9	77.3
KMP and its subsidiaries(12)	722.1	1,075.4	1,323.8	2,533.0	1,116.1	575.5
Cash dividends/distributions to members	500.0	300.0	650.0	—	83.7	234.9
Balance sheet data (end of period):
Net property, plant and equipment	16,947.9		16,803.5	16,109.8	14,803.9
Total assets	28,748.8		27,581.0	25,444.9	36,195.8
Long-term debt:
Kinder Morgan Holdco LLC/Kinder Morgan Kansas, Inc. and its subsidiaries (excluding KMP and its subsidiaries)(13)	2,127.6		2,882.0	2,880.9	8,641.8
KMP and its subsidiaries(14)	10,278.6		9,997.7	8,274.9	6,455.9

(1)
Includes significant impacts resulting from Kinder Morgan Kansas, Inc.'s Going Private Transaction. See note 2 to Kinder Morgan Kansas, Inc.'s annual consolidated financial statements for additional information.

(2)
Includes non-cash goodwill impairment charges of $4,033.3 million in the year ended December 31, 2008.

(3)
Includes a goodwill impairment charge of $377.1 million in the five months ended May 31, 2007 relating to the Partnership's acquisition of Trans Mountain Pipeline from Kinder Morgan Kansas, Inc. effective April 30, 2007. See note 7 to Kinder Morgan Kansas, Inc.'s annual consolidated financial statements for additional information.

(4)
Includes a $158.0 million litigation reserve in the nine months ended September 30, 2010 related to KMP's West Coast pipeline rate case.

(5)
Includes a $200.0 million litigation reserve in the nine months ended September 30, 2010 related to the Going Private Transaction litigation settlement. See note 11 to our interim consolidated financial statements included elsewhere in this prospectus.

(6)
Includes an impairment charge of $430.0 million in the nine months ended September 30, 2010 to reduce the carrying value of our investment in NGPL.

(7)
In the five months ended May 31, 2007, primarily relates to the Canada-based and U.S. retail gas distribution businesses and the Corridor Pipeline System that we owned.

(8)
Includes application of new accounting policies for noncontrolling interests adopted in 2009 in accordance with Accounting Standards Codification 810, "Consolidation," and applied to all years presented. See note 2 to our annual consolidated financial statements for additional information.

(9)
Includes an approximately $106.6 million reduction in the income we recognized for our general partner interest in KMP due to a KMP distribution of cash from interim capital transactions in the nine months ended September 30, 2010. See note 11 to our interim consolidated financial statements included elsewhere in this prospectus.

(10)
Unaudited pro forma net income (loss) per share of common stock is calculated assuming                                    shares of common stock outstanding, including                                     shares of our common stock to be sold by the selling stockholders in this offering and investor retained stock that will be convertible into a fixed aggregate of                        shares of our common stock. There is no difference between basic and diluted pro forma net income (loss) per share because the conversion of Class A, Class B, and Class C shares into shares of common stock does not impact the number of shares of common stock on a fully-converted basis since our investor retained stock is convertible into a fixed number of shares of common stock.

(11)
Capital expenditures shown are for continuing operations only.

(12)
Includes capital expenditures of Trans Mountain Pipeline, which KMP acquired from Kinder Morgan Kansas, Inc. effective April 30, 2007. In accordance with applicable accounting standards, amounts for both 2007 periods reflect capital expenditures as though the transfer of Trans Mountain to KMP had occurred on January 1, 2006.

(13)
Excludes value of interest rate swaps. Increases to long-term debt for value of interest rate swaps for Kinder Morgan Kansas, Inc. and its subsidiaries (excluding KMP and its subsidiaries) totaled $76.6 million, $28.5 million, $19.7 million and $47.5 million as of September 30, 2010 and December 31, 2009, 2008 and 2007, respectively.

(14)
Excludes value of interest rate swaps. Increases to long-term debt for value of interest rate swaps for KMP and its subsidiaries totaled $952.7 million, $332.5 million, $951.3 million and $152.2 million as of September 30, 2010 and December 31, 2009, 2008 and 2007, respectively.

RISK FACTORS

        Investing in our common stock involves risks. You should carefully consider the risks described below, in addition to the other information contained in this prospectus, before investing in our common stock. Realization of any of the following risks, or adverse results from any matter listed under "Information Regarding Forward-Looking Statements," could have a material adverse effect on our business, financial condition, cash flows and results of operations and could result in a decline in the trading price of our common stock. You might lose all or part of your investment. This prospectus also contains forward-looking statements, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements, estimates and projections as a result of specific factors, including the risks described below.

Risks Related to Our Business

        All of our operations are conducted by our subsidiaries, including the Partnership and its subsidiaries and joint ventures, and our equity investees, particularly NGPL. To the extent that a risk described below relates to both the Partnership's and NGPL's businesses, we use the terms "we," "us" and "our" to refer to those entities' businesses. Where the risk described is particular to the Partnership's business or to NGPL's business, the risk factor refers specifically to that entity.

We are dependent on cash distributions received from the Partnership.

        Approximately 95% of the distributions we received from our subsidiaries for both the nine months ended September 30, 2010 and the year ended December 31, 2009 were attributable to the Partnership. A decline in the Partnership's revenues or increases in its general and administrative expenses, principal and interest payments under existing and future debt instruments, expenditures for taxes, working capital requirements or other cash needs will limit the amount of cash the Partnership can distribute to us, which would reduce the amount of cash available for distribution to our stockholders, which could be material.

New regulations, rulemaking and oversight, as well as changes in regulations, by regulatory agencies having jurisdiction over our operations could adversely impact our income and operations.

        Our pipelines and storage facilities are subject to regulation and oversight by federal, state and local regulatory authorities, such as the Federal Energy Regulatory Commission, referred to as the "FERC," the California Public Utilities Commission, referred to as the "CPUC," and Canada's National Energy Board. Regulatory actions taken by these agencies have the potential to adversely affect our profitability. Regulation affects almost every part of our business and extends to such matters as:

  •
  rates (which include reservation, commodity, surcharges, fuel and gas lost and unaccounted for), operating terms and conditions of service;

  •
  the types of services we may offer to our customers;

  •
  the contracts for service entered into with our customers;

  •
  the certification and construction of new facilities;

  •
  the integrity, safety and security of facilities and operations;

  •
  the acquisition of other businesses;

  •
  the acquisition, extension, disposition or abandonment of services or facilities;

  •
  reporting and information posting requirements;

  •
  the maintenance of accounts and records; and

  •
  relationships with affiliated companies involved in various aspects of the natural gas and energy businesses.

Should we fail to comply with any applicable statutes, rules, regulations, and orders of such regulatory authorities, we could be subject to substantial penalties and fines.

        New regulations sometimes arise from unexpected sources. For example, the Department of Homeland Security Appropriation Act of 2007 required the Department of Homeland Security to issue regulations establishing risk-based performance standards for the security of chemical and industrial facilities, including oil and gas facilities that are deemed to present "high levels of security risk."

        New laws or regulations or different interpretations of existing laws or regulations, including unexpected policy changes, applicable to us or our assets could have a material adverse impact on our business, financial condition and results of operations. See "Description of Business—Regulatory and Compliance Matters."

Pending FERC and CPUC proceedings seek substantial refunds and reductions in tariff rates on some of the Partnership's pipelines. If the proceedings are determined adversely to the Partnership, they could have a material adverse impact on us.

        Regulators and shippers on our pipelines have rights to challenge, and have challenged, the rates we charge under certain circumstances prescribed by applicable regulations. Some shippers on various KMP pipelines have filed complaints with the FERC and the CPUC that seek substantial refunds for alleged overcharges during the years in question and prospective reductions in the tariff rates on the Partnership's Pacific operations' pipeline system. Further, the FERC has initiated an investigation to determine whether some interstate natural gas pipelines, including KMP's Kinder Morgan Interstate Gas Transmission pipeline, have over-collected on rates charged to shippers. NGPL recently settled a proceeding brought by the FERC with respect to the rates charged by Natural Gas Pipeline Company of America. This settlement will result in a reduction in the rates it may charge in the future. We may face challenges, similar to those described in notes 11 and 12 to our interim consolidated financial statements included elsewhere in this prospectus, to the rates we charge on our pipelines. Any successful challenge could materially adversely affect our future earnings, cash flows and financial condition.

Energy commodity transportation and storage activities involve numerous risks that may result in accidents or otherwise adversely affect our operations.

        There are a variety of hazards and operating risks inherent to natural gas transmission and storage activities and refined petroleum products and carbon dioxide transportation activities—such as leaks, explosions and mechanical problems—that could result in substantial financial losses. In addition, these risks could result in serious injury and loss of human life, significant damage to property and natural resources, environmental pollution and impairment of operations, any of which also could result in substantial financial losses. For pipeline and storage assets located near populated areas, including residential areas, commercial business centers, industrial sites and other public gathering areas, the level of damage resulting from these risks could be greater. Incidents that cause an interruption of service, such as when unrelated third party construction damages a pipeline or a newly completed expansion experiences a weld failure, may negatively impact our revenues and earnings while the affected asset is temporarily out of service. In addition, if losses in excess of our insurance coverage were to occur, they could have a material adverse effect on our business, financial condition and results of operations.

Increased regulatory requirements relating to the integrity of our pipelines will require us to spend additional money to comply with these requirements.

        Through our regulated pipeline subsidiaries, we are subject to extensive laws and regulations related to pipeline integrity. There are, for example, federal guidelines for the U.S. Department of Transportation and pipeline companies in the areas of testing, education, training and communication. The U.S. Department of Transportation issued final rules (effective February 2004 with respect to natural gas pipelines) requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines and take measures to protect pipeline segments located in what the rules refer to as "High Consequence Areas." The ultimate costs of compliance with the integrity management rules are difficult to predict. The majority of the costs to comply with the rules are associated with pipeline integrity testing and the repairs found to be necessary. Changes such as advances of in-line inspection tools, identification of additional threats to a pipeline's integrity and changes to the amount of pipeline determined to be located in "High Consequence Areas" can have a significant impact on the costs to perform integrity testing and repairs. We plan to continue our pipeline integrity testing programs to assess and maintain the integrity of our existing and future pipelines as required by the U.S. Department of Transportation rules. The results of these tests could cause us to incur significant and unanticipated capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of our pipelines.

        Further, additional laws and regulations that may be enacted in the future or a new interpretation of existing laws and regulations could significantly increase the amount of these expenditures. There can be no assurance as to the amount or timing of future expenditures for pipeline integrity regulation, and actual future expenditures may be different from the amounts we currently anticipate. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not deemed by regulators to be fully recoverable from our customers, could have a material adverse effect on our business, financial position, results of operations and prospects.

We may face competition from competing pipelines and other forms of transportation into the markets we serve as well as with respect to the supply for our pipeline systems.

        Any current or future pipeline system or other form of transportation that delivers petroleum products or natural gas into the markets that our pipelines serve could offer transportation services that are more desirable to shippers than those we provide because of price, location, facilities or other factors. To the extent that an excess of supply into these market areas is created and persists, our ability to recontract for expiring transportation capacity at favorable rates or otherwise to retain existing customers could be impaired. We also could experience competition for the supply of petroleum products or natural gas from both existing and proposed pipeline systems. Several pipelines access many of the same areas of supply as our pipeline systems and transport to markets not served by us.

Cost overruns and delays on the Partnership's expansion and new build projects could adversely affect its business.

        The Partnership has recently completed several major expansion and new build projects, including the joint venture projects Rockies Express Pipeline, Midcontinent Express Pipeline and Fayetteville Express Pipeline. The Partnership also is conducting what are referred to as "open seasons" to evaluate the potential for new construction, alone or with others, in some areas of shale gas formations. A variety of factors outside the Partnership's control, such as weather, natural disasters and difficulties in obtaining permits and rights-of-way or other regulatory approvals, as well as performance by third-party contractors, has resulted in, and may continue to result in, increased costs or delays in construction. Significant cost overruns or delays in completing a project could have a material adverse effect on the Partnership's return on investment, results of operations and cash flows.

We must either obtain the right from landowners or exercise the power of eminent domain in order to use most of the land on which our pipelines are constructed, and we are subject to the possibility of increased costs to retain necessary land use.

        We obtain the right to construct and operate pipelines on other owners' land for a period of time. If we were to lose these rights or be required to relocate our pipelines, our business could be affected negatively. In addition, we are subject to the possibility of increased costs under our rental agreements with landowners, primarily through rental increases and renewals of expired agreements. See note 16 to our annual consolidated financial statements included elsewhere in this prospectus.

        Whether we have the power of eminent domain for our pipelines, other than interstate natural gas pipelines, varies from state to state depending upon the type of pipeline—petroleum liquids, natural gas or carbon dioxide—and the laws of the particular state. Our interstate natural gas pipelines have federal eminent domain authority. In either case, we must compensate landowners for the use of their property and, in eminent domain actions, such compensation may be determined by a court. Our inability to exercise the power of eminent domain could negatively affect our business if we were to lose the right to use or occupy the property on which our pipelines are located.

The Partnership's acquisition strategy and expansion programs require access to new capital. Tightened capital markets or more expensive capital would impair its ability to grow.

        Consistent with the terms of its partnership agreement, KMP has distributed most of the cash generated by its operations. As a result, it has relied on external financing sources, including commercial borrowings and issuances of debt and equity securities, to fund its acquisition and growth capital expenditures. However, to the extent KMP is unable to continue to finance growth externally, its cash distribution policy will significantly impair its ability to grow. The Partnership may need new capital to finance these activities. Limitations on the Partnership's access to capital will impair its ability to execute this strategy. The Partnership historically has funded most of these activities with short-term debt and repaid such debt through the subsequent issuance of equity and long-term debt. An inability to access the capital markets, particularly the equity markets, will impair the Partnership's ability to execute this strategy and have a detrimental impact on its credit profile.

The Partnership's rapid growth may cause difficulties integrating and constructing new operations, and it may not be able to achieve the expected benefits from any future acquisitions.

        Part of the Partnership's business strategy includes acquiring additional businesses, expanding existing assets and constructing new facilities. If KMP does not successfully integrate acquisitions, expansions or newly constructed facilities, it may not realize anticipated operating advantages and cost savings. The integration of companies that have previously operated separately involves a number of risks, including:

  •
  demands on management related to the increase in the Partnership's size after an acquisition, expansion or completed construction project;

  •
  the diversion of management's attention from the management of daily operations;

  •
  difficulties in implementing or unanticipated costs of accounting, estimating, reporting and other systems;

  •
  difficulties in the assimilation and retention of necessary employees; and

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  potential adverse effects on operating results.

        The Partnership may not be able to maintain the levels of operating efficiency that acquired companies have achieved or might achieve separately. Successful integration of each acquisition, expansion or construction project will depend upon KMP's ability to manage those operations and to eliminate redundant and excess costs. Because of difficulties in combining and expanding operations, the Partnership may not be able to achieve the cost savings and other size-related benefits that it hoped to achieve after these acquisitions, which would harm its financial condition and results of operations.

Environmental, health and safety laws and regulations could expose us to significant costs and liabilities.

        Our operations are subject to federal, state, provincial and local laws, regulations and potential liabilities arising under or relating to the protection or preservation of the environment, natural resources and human health and safety. Such laws and regulations affect many aspects of our present and future operations, and generally require us to obtain and comply with various environmental registrations, licenses, permits, inspections and other approvals. Liability under such laws and regulations may be incurred without regard to fault under the Comprehensive Environmental Response, Compensation, and Liability Act, commonly known as CERCLA or Superfund, the Resource Conservation and Recovery Act, the Federal Clean Water Act or analogous state laws for the remediation of contaminated areas. Private parties, including the owners of properties through which our pipelines pass, also may have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with such laws and regulations or for personal injury or property damage. Our insurance may not cover all environmental risks and costs and/or may not provide sufficient coverage in the event an environmental claim is made against us.

        Failure to comply with these laws and regulations also may expose us to civil, criminal and administrative fines, penalties and/or interruptions in our operations that could influence our business, financial position, results of operations and prospects. For example, if an accidental leak, release or spill of liquid petroleum products, chemicals or other hazardous substances occurs at or from our pipelines or our storage or other facilities, we may experience significant operational disruptions and we may have to pay a significant amount to clean up the leak, release or spill, pay for government penalties, address natural resource damage, compensate for human exposure or property damage, install costly pollution control equipment or undertake a combination of these and other measures. The resulting costs and liabilities could materially and negatively affect our level of earnings and cash flows. In addition, emission controls required under the Federal Clean Air Act and other similar federal, state and provincial laws could require significant capital expenditures at our facilities.

        We own and/or operate numerous properties that have been used for many years in connection with our business activities. While we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other hazardous substances may have been released at or from properties owned, operated or used by us or our predecessors, or at or from properties where our or our predecessors' wastes have been taken for disposal. In addition, many of these properties have been owned and/or operated by third parties whose management, handling and disposal of hydrocarbons or other hazardous substances were not under our control. These properties and the hazardous substances released and wastes disposed on them may be subject to laws in the United States such as CERCLA, which impose joint and several liability without regard to fault or the legality of the original conduct. Under the regulatory schemes of the various Canadian provinces, such as British Columbia's Environmental Management Act, Canada has similar laws with respect to properties owned, operated or used by us or our predecessors. Under such laws and implementing regulations, we could be required to remove or remediate previously disposed wastes or property contamination, including contamination caused by prior owners or operators. Imposition of such liability schemes could have a material adverse impact on our operations and financial position.

        In addition, our oil and gas development and production activities are subject to numerous federal, state and local laws and regulations relating to environmental quality and pollution control. These laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Specifically, these activities are subject to laws and regulations regarding the acquisition of permits before drilling, restrictions on drilling activities in restricted areas, emissions into the environment, water discharges, and storage and disposition of wastes. In addition, legislation has been enacted that requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities.

        Further, we cannot ensure that such existing laws and regulations will not be revised or that new laws or regulations will not be adopted or become applicable to us. There can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our business, financial position, results of operations and prospects. For more information, see "Description of Business—Environmental Matters."

Climate change regulation at the federal, state, provincial or regional levels could result in increased operating and capital costs for us.

        Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of natural gas, are examples of greenhouse gases. The U.S. Congress is considering legislation to reduce emissions of greenhouse gases. The U.S. Environmental Protection Agency began regulating the greenhouse gas emissions of certain stationary sources on January 2, 2011, and has issued a final rule requiring the reporting of greenhouse gas emissions in the United States beginning in 2011 for emissions occurring in 2010 from specified large greenhouse gas emission sources, fractionated natural gas liquids, and the production of naturally occurring carbon dioxide, like the Partnership's McElmo Dome carbon dioxide field, even when such production is not emitted to the atmosphere.

        Because our operations, including our compressor stations and natural gas processing plants in the Natural Gas Pipelines and NGPL segments, emit various types of greenhouse gases, primarily methane and carbon dioxide, such new legislation or regulation could increase our costs related to operating and maintaining our facilities and require us to install new emission controls on our facilities, acquire allowances for our greenhouse gas emissions, pay taxes related to our greenhouse gas emissions and administer and manage a greenhouse gas emissions program. We are not able at this time to estimate such increased costs; however, they could be significant. Recovery of such increased costs from our customers is uncertain in all cases and may depend on events beyond our control, including the outcome of future rate proceedings before the FERC and the provisions of any final legislation or other regulations. Any of the foregoing could have adverse effects on our business, financial position, results of operations and prospects. For more information about climate change regulation, see "Description of Business—Environmental Matters—Climate Change."

Increased regulation of exploration and production activities, including hydraulic fracturing, could result in reductions or delays in drilling and completing new oil and natural gas wells, which could adversely impact the Partnership's revenues by decreasing the volumes of natural gas transported on the Partnership's or its joint ventures' natural gas pipelines.

        The natural gas industry is increasingly relying on natural gas supplies from unconventional sources, such as shale, tight sands and coal bed methane. Natural gas extracted from these sources frequently requires hydraulic fracturing. Hydraulic fracturing involves the pressurized injection of water, sand, and chemicals into the geologic formation to stimulate gas production and is a commonly used stimulation process employed by oil and gas exploration and production operators in the completion of certain oil and gas wells. Recently, there have been initiatives at the federal and state levels to regulate or otherwise restrict the use of hydraulic fracturing. Adoption of legislation or regulations placing restrictions on hydraulic fracturing activities could impose operational delays, increased operating costs and additional regulatory burdens on exploration and production operators, which could reduce their production of natural gas and, in turn, adversely affect the Partnership's revenues and results of operations by decreasing the volumes of natural gas transported on its or its joint ventures' natural gas pipelines, several of which gather gas from areas in which the use of hydraulic fracturing is prevalent.

The Partnership's substantial debt could adversely affect its financial health and make it more vulnerable to adverse economic conditions.

        As of September 30, 2010, the Partnership and its subsidiaries had outstanding approximately $11.7 billion of debt (excluding the fair value of interest rate swaps). This level of debt could have important consequences, such as:

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  limiting the Partnership's ability to obtain additional financing to fund its working capital, capital expenditures, debt service requirements or potential growth or for other purposes;

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  limiting the Partnership's ability to use operating cash flow in other areas of its business or to pay distributions because it must dedicate a substantial portion of these funds to make payments on its debt;

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  placing the Partnership at a competitive disadvantage compared to competitors with less debt; and

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  increasing the Partnership's vulnerability to adverse economic and industry conditions.

        The Partnership's ability to service its debt will depend upon, among other things, its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond the Partnership's control. If its operating results are not sufficient to service its indebtedness, or any future indebtedness that it incurs, the Partnership will be forced to take actions such as reducing distributions, reducing or delaying its business activities, acquisitions, investments or capital expenditures, selling assets or seeking additional equity capital. The Partnership may not be able to effect any of these actions on satisfactory terms or at all. For more information about the Partnership's debt, see "Description of Certain Indebtedness."

The Partnership's large amount of variable rate debt makes it vulnerable to increases in interest rates.

        As of September 30, 2010, the Partnership had outstanding approximately $11.7 billion of consolidated debt (excluding the fair value of interest rate swaps). Of this amount, approximately 52% was subject to variable interest rates, either as short-term or long-term debt of variable rate credit facilities or as long-term fixed-rate debt converted to variable rates through the use of interest rate swaps. Should interest rates increase, the amount of cash required to service this debt would increase and the Partnership's earnings could be adversely affected. For more information about the Partnership's interest rate risk, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk—Interest Rate Risk."

We do not have an investment grade credit rating, which may limit our financial flexibility and increase our financing costs.

        Since the Going Private Transaction, Kinder Morgan Kansas, Inc.'s credit ratings have been below investment grade. As a result, we have not had access to the commercial paper market and have utilized Kinder Morgan Kansas, Inc.'s $1.0 billion revolving credit facility for our short-term borrowing needs. Non-investment grade credit ratings limit our access to the debt markets and increase our cost of capital. The instruments governing any future debt may contain more restrictive covenants than if we had investment grade credit ratings. Our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be restricted by these covenants. A downgrade in one or more of the Partnership's credit ratings would similarly affect the Partnership.

There is the potential for a change of control of the general partner of the Partnership if Kinder Morgan Kansas, Inc. or we default on debt.

        Kinder Morgan Kansas, Inc., our wholly owned subsidiary, owns all of the common equity of Kinder Morgan G.P., Inc., the general partner of the Partnership. If Kinder Morgan Kansas, Inc. or we default on debt, then the lenders under such debt, in exercising their rights as lenders, could acquire control of Kinder Morgan G.P., Inc. or otherwise influence Kinder Morgan G.P., Inc. through their control of Kinder Morgan Kansas, Inc. or us. A change of control of Kinder Morgan G.P., Inc. could materially adversely affect the distributions we receive from the Partnership, which could have a material adverse impact on us or our cash available for distribution to our stockholders.

Current or future distressed financial conditions of our customers could have an adverse impact on us in the event these customers are unable to pay us for the products or services we provide.

        Some of our customers are experiencing, or may experience in the future, severe financial problems that have had or may have a significant impact on their creditworthiness. We cannot provide assurance that one or more of our financially distressed customers will not default on their obligations to us or that such a default or defaults will not have a material adverse effect on our business, financial position, future results of operations or future cash flows. Furthermore, the bankruptcy of one or more of our customers, or some other similar proceeding or liquidity constraint, might make it unlikely that we would be able to collect all or a significant portion of amounts owed by the distressed entity or entities. In addition, such events might force such customers to reduce or curtail their future use of our products and services, which could have a material adverse effect on our results of operations and financial condition.

Terrorist attacks, or the threat of them, may adversely affect our business.

        The U.S. government has issued public warnings that indicate that pipelines and other energy assets might be specific targets of terrorist organizations. These potential targets might include our pipeline systems or storage facilities. Our operations could become subject to increased governmental scrutiny that would require increased security measures. There is no assurance that adequate sabotage and terrorism insurance will be available at rates we believe are reasonable in the near future. These developments may subject our operations to increased risks, as well as increased costs, and, depending on their ultimate magnitude, could have a material adverse effect on our business, results of operations and financial condition.

Future business development of our pipelines is dependent on the supply of and demand for the commodities transported by our pipelines.

        Our pipelines depend on production of natural gas, oil and other products in the areas served by our pipelines. Without reserve additions, production will decline over time as reserves are depleted and production costs may rise. Producers may shut down production at lower product prices or higher production costs, especially where the existing cost of production exceeds other extraction methodologies, such as in the Alberta oil sands. Producers in areas served by us may not be successful in exploring for and developing additional reserves, and our gas plants and pipelines may not be able to maintain existing volumes of throughput. Commodity prices and tax incentives may not remain at a level that encourages producers to explore for and develop additional reserves, produce existing marginal reserves or renew transportation contracts as they expire.

        Changes in the business environment, such as a decline in crude oil or natural gas prices, an increase in production costs from higher feedstock prices, supply disruptions, or higher development costs, could result in a slowing of supply from oil and natural gas producing areas. In addition, with respect to the CO2 business segment, changes in the regulatory environment or governmental policies may have an impact on the supply of crude oil. Each of these factors impact our customers shipping through our pipelines, which in turn could impact the prospects of new transportation contracts or renewals of existing contracts.

        Throughput on the Partnership's products pipelines also may decline as a result of changes in business conditions. Over the long term, business will depend, in part, on the level of demand for oil and natural gas in the geographic areas in which deliveries are made by pipelines and the ability and willingness of shippers having access or rights to utilize the pipelines to supply such demand.

        The implementation of new regulations or the modification of existing regulations affecting the oil and gas industry could reduce demand for natural gas and crude oil, increase our costs and may have a material adverse effect on our results of operations and financial condition. We cannot predict the impact of future economic conditions, fuel conservation measures, alternative fuel requirements, governmental regulation or technological advances in fuel economy and energy generation devices, all of which could reduce the demand for natural gas and oil.

The future success of the Partnership's oil and gas development and production operations depends in part upon its ability to develop additional oil and gas reserves that are economically recoverable.

        The rate of production from oil and natural gas properties declines as reserves are depleted. Without successful development activities, the reserves and revenues of the oil producing assets within the CO2 business segment will decline. The Partnership may not be able to develop or acquire additional reserves at an acceptable cost or have necessary financing for these activities in the future. Additionally, if the Partnership does not realize production volumes greater than, or equal to, its hedged volumes, it may suffer financial losses not offset by physical transactions.

The Partnership's development of oil and gas properties involves risks that may result in a total loss of investment.

        The business of developing and operating oil and gas properties involves a high degree of business and financial risk that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Acquisition and development decisions generally are based on subjective judgments and assumptions that, while they may be reasonable, are by their nature speculative. It is impossible to predict with certainty the production potential of a particular property or well. Furthermore, the successful completion of a well does not ensure a profitable return on the investment. A variety of geological, operational and market-related factors, including, but not limited to, unusual or unexpected geological formations, pressures, equipment failures or accidents, fires, explosions, blowouts, cratering, pollution and other environmental risks, shortages or delays in the availability of drilling rigs and the delivery of equipment, loss of circulation of drilling fluids or other conditions, may substantially delay or prevent completion of any well or otherwise prevent a property or well from being profitable. A productive well may become uneconomic in the event water or other deleterious substances are encountered, which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is contaminated with water or other deleterious substances.

The volatility of natural gas and oil prices could have a material adverse effect on the Partnership's business.

        The revenues, profitability and future growth of the CO2 business segment and the carrying value of its oil, natural gas liquids and natural gas properties depend to a large degree on prevailing oil and gas prices. For 2011, KMP estimates that every $1 change in the average West Texas Intermediate crude oil price per barrel would impact the CO2 segment's cash flows by approximately $5.5 million. Prices for oil, natural gas liquids and natural gas are subject to large fluctuations in response to relatively minor changes in the supply and demand for oil, natural gas liquids and natural gas, uncertainties within the market and a variety of other factors beyond the Partnership's control. These factors include, among other things:

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  weather conditions and events such as hurricanes in the United States;

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  the condition of the United States economy;

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  the activities of the Organization of Petroleum Exporting Countries;

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  governmental regulation;

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  political stability in the Middle East and elsewhere;

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  the foreign supply of and demand for oil and natural gas;

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  the price of foreign imports; and

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  the availability of alternative fuel sources.

        A sharp decline in the price of natural gas, natural gas liquids or oil would result in a commensurate reduction in the Partnership's revenues, income and cash flows from the production of oil and natural gas and could have a material adverse effect on the carrying value of its proved reserves. In the event prices fall substantially, the Partnership may not be able to realize a profit from its production and would operate at a loss. In recent decades, there have been periods of both worldwide overproduction and underproduction of hydrocarbons and periods of both increased and relaxed energy conservation efforts. Such conditions have resulted in periods of excess supply of, and reduced demand for, crude oil on a worldwide basis and for natural gas on a domestic basis. These periods have been followed by periods of short supply of, and increased demand for, crude oil and natural gas. The excess or short supply of crude oil or natural gas has placed pressures on prices and has resulted in dramatic price fluctuations even during relatively short periods of seasonal market demand. These fluctuations impact the accuracy of assumptions used in the Partnership's budgeting process. For more information about the Partnership's energy and commodity market risk, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk—Energy Commodity Market Risk."

Our use of hedging arrangements could result in financial losses or reduce our income.

        We engage in hedging arrangements to reduce our exposure to fluctuations in the prices of oil and natural gas. These hedging arrangements expose us to risk of financial loss in some circumstances, including when production is less than expected, when the counterparty to the hedging contract defaults on its contract obligations, or when there is a change in the expected differential between the underlying price in the hedging agreement and the actual price received. In addition, these hedging arrangements may limit the benefit we would otherwise receive from increases in prices for oil and natural gas.

        The accounting standards regarding hedge accounting are very complex, and even when we engage in hedging transactions (for example, to mitigate our exposure to fluctuations in commodity prices or currency exchange rates or to balance our exposure to fixed and variable interest rates) that are effective economically, these transactions may not be considered effective for accounting purposes. Accordingly, our consolidated financial statements may reflect some volatility due to these hedges, even when there is no underlying economic impact at the dates of those statements. In addition, it is not always possible for us to engage in hedging transactions that completely mitigate our exposure to commodity prices. Our consolidated financial statements may reflect a gain or loss arising from an exposure to commodity prices for which we are unable to enter into a completely effective hedge. For more information about our hedging activities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Hedging Activities."

The recent adoption of derivatives legislation by the U.S. Congress could have an adverse effect on our ability to hedge risks associated with our business.

        The U.S. Congress recently adopted comprehensive financial reform legislation, known as the Dodd-Frank Act, that establishes federal oversight and regulation of the over-the-counter derivatives market and entities that participate in that market. The Dodd-Frank Act was signed into law by the President on July 21, 2010, and requires the Commodities Futures Trading Commission, or CFTC, and the SEC to promulgate rules and regulations implementing the new legislation within 360 days from the date of enactment. The act also requires the CFTC to institute broad new position limits for futures and options traded on regulated exchanges. As the law favors exchange trading and clearing, the Dodd-Frank Act also may require us to move certain derivatives transactions to exchanges where no trade credit is provided and also comply with margin requirements in connection with our derivatives activities that are not exchange traded, although the application of those provisions to us is uncertain at this time. The Dodd-Frank Act also requires many counterparties to our derivatives instruments to spin off some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty, or cause the entity to comply with the capital requirements, which could result in increased costs to counterparties such as us. The Dodd-Frank Act and any new regulations could

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  significantly increase the cost of derivative contracts, including those requirements to post collateral which could adversely affect our available liquidity,

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  reduce the availability of derivatives to protect against risks we encounter, and

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  reduce the liquidity of energy related derivatives.

If we reduce our use of derivatives as a result of the legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Increased volatility may make us less attractive to certain types of investors. Finally, the Dodd-Frank Act was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. Our revenues could therefore be adversely affected if a consequence of the legislation and regulations is to lower commodity prices. Any of these consequences could have a material adverse effect on our financial condition and results of operations.

The Kinder Morgan Canada segment is subject to U.S. dollar/Canadian dollar exchange rate fluctuations.

        We are a U.S. dollar reporting company. As a result of the operations of the Kinder Morgan Canada segment, a portion of our consolidated assets, liabilities, revenues and expenses are denominated in Canadian dollars. Fluctuations in the exchange rate between United States and Canadian dollars could expose us to reductions in the U.S. dollar value of our earnings and cash flows and a reduction in our stockholders' equity under applicable accounting rules. For more information about our foreign currency risk, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk—Foreign Currency Risk."

Our operating results may be adversely affected by unfavorable economic and market conditions.

        Economic conditions worldwide have from time to time contributed to slowdowns in several industries, including the oil and gas industry, the steel industry and in specific segments and markets in which we operate, resulting in reduced demand and increased price competition for our products and services. Our operating results in one or more geographic regions also may be affected by uncertain or changing economic conditions within that region, such as the challenges that are currently affecting economic conditions in the United States and Canada. Volatility in commodity prices might have an impact on many of our customers, which in turn could have a negative impact on their ability to meet their obligations to us. In addition, decreases in the prices of crude oil and natural gas liquids will have a negative impact on the results of the CO2 business segment. If global economic and market conditions (including volatility in commodity markets), or economic conditions in the United States or other key markets, remain uncertain or persist, spread or deteriorate further, we may experience material impacts on our business, financial condition and results of operations.

Hurricanes and other natural disasters could have an adverse effect on our business, financial condition and results of operations.

        Some of our pipelines, terminals and other assets are located in areas that are susceptible to hurricanes and other natural disasters. These natural disasters could potentially damage or destroy our pipelines, terminals and other assets and disrupt the supply of the products we transport through our pipelines. Natural disasters can similarly affect the facilities of our customers. In either case, losses could exceed our insurance coverage and our business, financial condition and results of operations could be adversely affected, perhaps materially.

The tax treatment applied to the Partnership depends on its status as a partnership for U.S. federal income tax purposes, as well as it not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service treats the Partnership as a corporation for U.S. federal income tax purposes or if the Partnership becomes subject to a material amount of entity-level taxation for state tax purposes, the amount of cash available for distribution to its partners, including us, would be substantially reduced.

        We own the general partner interest and approximately 11% of the limited partner interests of the Partnership. The anticipated after-tax economic benefit of our investment in the Partnership depends largely on the Partnership being treated as a partnership for U.S. federal income tax purposes. To maintain its status as a partnership for U.S. federal income tax purposes, current law requires that 90% or more of its gross income for every taxable year consist of "qualifying income," as defined in Section 7704 of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code." The Partnership has not requested, and does not plan to request, a ruling from the Internal Revenue Service, which we refer to as the "IRS," on this or any other matter affecting it.

        Despite the fact that the Partnership is a limited partnership under Delaware law, it is possible under certain circumstances for such an entity to be treated as a corporation for U.S. federal income tax purposes. If the Partnership were to be treated as a corporation for U.S. federal income tax purposes, it would pay U.S. federal income tax on its income at the corporate tax rate, which is currently a maximum of 35%, and would pay state income taxes at varying rates. Distributions by the Partnership to its partners, including us, would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to its partners, including us. Because a tax would be imposed on the Partnership as a corporation, its cash available for distribution would be substantially reduced. Therefore, treatment of the Partnership as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to its partners, including us, likely causing a substantial reduction in the amount of distributions we receive from the Partnership, in the value of our investment in the Partnership and in the value of our common stock.

        Current law or the business of the Partnership may change so as to cause it to be treated as a corporation for U.S. federal income tax purposes or otherwise subject it to entity-level taxation. Members of Congress are considering substantive changes to the existing U.S. federal income tax laws that would affect the tax treatment of certain publicly-traded partnerships. For example, federal income tax legislation recently has been considered by Congress that would eliminate partnership tax treatment for certain publicly-traded partnerships. Although the legislation most recently considered by Congress would not appear to affect the Partnership's tax treatment as a partnership for U.S. federal income tax purposes, we are unable to predict whether any other proposals will ultimately be enacted. Any such changes could negatively impact our cash flows, the value of our investment in the Partnership and the value of our common stock.

        In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. For example, the Partnership is now subject to an entity-level tax on the portion of its total revenue that is generated in Texas. Specifically, the Texas margin tax is imposed at a maximum effective rate of 0.7% of its gross income that is apportioned to Texas. This tax reduces, and the imposition of such a tax on the Partnership by another state will reduce, the cash available for distribution by the Partnership to its partners, including us.

        The Partnership's partnership agreement provides that if a law is enacted that subjects the Partnership to taxation as a corporation or otherwise subjects it to entity-level taxation for U.S. federal income tax purposes, the minimum quarterly distribution and the target distribution levels will be adjusted to reflect the impact of that law on the Partnership.

The Partnership has adopted certain valuation methodologies that may result in a shift of income, gain, loss and deduction between it and its unitholders. The IRS may challenge this treatment, which could adversely affect the value of the Partnership's common units.

        When the Partnership issues additional units or engages in certain other transactions, it determines the fair market value of its assets and allocates any unrealized gain or loss attributable to its assets to the capital accounts of its unitholders and us. This methodology may be viewed as understating the value of the Partnership's assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and us, which may be unfavorable to such unitholders. Moreover, under the Partnership's current valuation methods, subsequent purchasers of its common units may have a greater portion of their adjustment under Section 743(b) of the Code allocated to its tangible assets and a lesser portion allocated to its intangible assets. The IRS may challenge these valuation methods, or the Partnership's allocation of the adjustment under Section 743(b) of the Code attributable to its tangible and intangible assets, and allocations of income, gain, loss and deduction between us and certain of its unitholders.

        A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to the Partnership's unitholders, including us. It also could affect the amount of gain from the Partnership's unitholders' sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to its unitholders' or the general partner's tax returns without the benefit of additional deductions.

The Partnership's treatment of a purchaser of common units as having the same tax benefits as the seller could be challenged, resulting in a reduction in value of the common units.

        Because the Partnership cannot match transferors and transferees of common units, it is required to maintain the uniformity of the economic and tax characteristics of these units in the hands of the purchasers and sellers of these units. It does so by adopting certain depreciation conventions that do not conform to all aspects of the U.S. Treasury regulations. A successful IRS challenge to these conventions could adversely affect the tax benefits to a unitholder, such as us, of ownership of the common units and could have a negative impact on their value or result in audit adjustments to unitholders' tax returns.

If the Partnership's unitholders remove the general partner, we would lose our general partner interest, including the right to incentive distributions, and the ability to manage the Partnership.

        We own the general partner of the Partnership and all of the voting shares of KMR, to which the general partner has delegated its rights and powers to control the business and affairs of the

Partnership, subject to the approval of the general partner for certain actions. The Partnership's partnership agreement, however, gives unitholders of the Partnership the right to remove the general partner if

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  the holders of 66 2/3% of the Partnership's outstanding units (including the common units, Class B units and i-units) voting as a single class vote for such removal; in such a vote, the common units and Class B units owned by the general partner and its affiliates would be excluded, a number of i-units equal to the number of KMR shares owned by the general partner and its affiliates also would be excluded, and the remaining i-units would be voted in the same proportion as the vote of the other holders of the KMR shares;

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  the holders of the Partnership's outstanding units approve the election and succession of a new general partner by the same vote; and

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  the Partnership receives an opinion of counsel that the removal and succession of the general partner would not result in the loss of the limited liability of any limited partner of the Partnership or its operating partnership subsidiaries or cause the Partnership or its operating partnership subsidiaries to be taxed as a corporation for federal income tax purposes.

If the general partner were removed as general partner of the Partnership, it would lose its ability to manage the Partnership and its delegation of authority to KMR would terminate at the same time. The general partner would receive cash or common units in exchange for its general partner interest. While the cash or common units the general partner would receive are intended under the terms of the Partnership's partnership agreement to fully compensate us, as the owner of the general partner, in the event such an exchange is required, the value of the investments we might make with the cash or the common units may not over time be equivalent to the value of the general partner interest and the related incentive distributions had the general partner retained its general partner interest.

If in the future KMR and the general partner cease to manage and control the Partnership, we may be deemed to be an investment company under the Investment Company Act of 1940.

        If our subsidiaries, KMR and Kinder Morgan G.P., Inc., which is the general partner of the Partnership, cease to manage and control the Partnership, we may be deemed to be an investment company under the Investment Company Act of 1940. In that case, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the SEC or modify our organizational structure or our contractual rights so as to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict our ability to borrow funds or engage in other transactions involving leverage and require us to add additional directors who are independent of us and our affiliates, and could adversely affect the price of our common stock.

If we are unable to retain our executive officers, our growth may be hindered.

        Our success depends in part on the performance of and our ability to retain our executive officers, particularly our Chairman and Chief Executive Officer, Richard D. Kinder, who is also one of our founders. Along with the other members of our senior management, Mr. Kinder has been responsible for developing and executing our growth strategy since 1997. If we are not successful in retaining Mr. Kinder or our other executive officers or replacing them, our business, financial condition or results of operations could be adversely affected. We do not maintain key personnel insurance.

Risks Related to This Offering and Ownership of Our Common Stock

There has been no active trading market for our common stock, and an active trading market may not develop.

        Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on a United States stock exchange or otherwise or how liquid that market might become. If an active market does not develop, it will affect your ability to sell the shares that you buy and the market price of the common stock.

Future sales, or the perception of future sales, of a substantial amount of our common stock by the Investors or us could cause the share price to decline and future issuances by us may dilute your ownership interest in our company.

        We are unable to predict when or whether significant amounts of our common stock will be sold by the Investors or us after the offering. The Class A shares will be immediately convertible into shares of our common stock, and the Class B shares and Class C shares may convert into shares of our common stock under certain circumstances, in each case as described under "Description of Our Capital Stock." The Sponsor Investors and Richard D. Kinder have the right to require us to register resales of shares of our common stock received upon the conversion of their Class A shares at any time, subject to certain limitations, including, in the case of Mr. Kinder, transfer restrictions. See "Certain Relationships and Related Party Transactions—Shareholders Agreement." Any future sales of substantial amounts of common stock in the public market by our current holders or us, or the perception that these sales might occur, could lower the market price of the common stock and could impair our ability to raise capital through future sales of equity securities at a time and price we deem appropriate. Further, if we issue additional common stock or convertible securities to raise additional capital, your ownership interest in our company may be diluted and the value of your investment may be reduced. See "Shares Eligible for Future Sale" for information about the number of shares that will be outstanding and could be sold after this offering. We also may issue common stock or convertible securities from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares or convertible securities that we may issue could be significant.

The initial public offering price of our common stock may not be indicative of its market price after this offering.

        The initial public offering price of our common stock will be determined by negotiations between us, the selling stockholders and representatives of the underwriters, based on numerous factors that we discuss in the "Underwriting" section of this prospectus. This price may not be indicative of the market price at which our common stock will trade after this offering.

The price of the common stock may be volatile, and you could lose a significant portion of your investment.

        There has been significant volatility in the market price and trading volume of equity securities which is often unrelated to the financial performance of the companies issuing the securities. The market price of the common stock could be similarly volatile, and you may not be able to resell your common stock at or above the offering price due to fluctuations in the market price of the common stock, including changes in price caused by factors unrelated to our operating performance or prospects.

        Specific factors that may have a significant effect on the market price for the common stock include:

  •
  changes in stock market analyst recommendations or earnings estimates regarding the common stock, the common units of KMP, other companies comparable to us or KMP or companies in the industries we serve;

  •
  actual or anticipated fluctuations in our operating results or future prospects;

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  reaction to our public announcements;

  •
  strategic actions taken by us or our competitors, such as acquisitions or restructurings;

  •
  the recruitment or departure of key personnel;

  •
  new laws or regulations or new interpretations of existing laws or regulations applicable to our business and operations;

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  changes in tax or accounting standards, policies, guidance, interpretations or principles;

  •
  adverse conditions in the financial markets or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events;

  •
  sales of common stock by us, members of our management team or significant stockholders; and

  •
  the extent of analysts' interest in following our company.

We are a "controlled company" within the meaning of the New York Stock Exchange rules, and although we do not intend to rely on exemptions from various corporate governance requirements immediately following the closing of this offering, we may rely on such exemptions in the future.

        A company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a "controlled company" within the meaning of the New York Stock Exchange rules. A "controlled company" may elect not to comply with various corporate governance requirements of the New York Stock Exchange, including the requirement that a majority of its board of directors consist of independent directors, the requirement that its nominating and governance committee consist of all independent directors and the requirement that its compensation committee consist of all independent directors.

        Following this offering, we believe that we will be a "controlled company" since the Sponsor Investors and Richard D. Kinder will collectively hold approximately        % of the voting power of our outstanding capital stock entitled to vote on the election of directors, and they have agreed to vote together on certain matters pursuant to our shareholders agreement, including on the election of our directors. See "Certain Relationships and Related Party Transactions—Shareholders Agreement."

        Although we initially do not intend to rely on the "controlled company" exemption to the board of directors and committee composition requirements under the New York Stock Exchange rules, we may decide in the future to rely on that exemption. In addition, under our shareholders agreement, if at any time our board of directors does not meet the majority independence requirements of the New York Stock Exchange or any other national securities exchange on which the common stock is listed for trading, we will be obligated to operate under a "controlled company" exemption, to the extent such an exemption is available to us at that time. If we rely on that exemption, you may not have the same corporate governance advantages afforded to stockholders of companies that are subject to all of the corporate governance requirements of the New York Stock Exchange.

Our organizational documents contain additional approval requirements for certain changes of control that may inhibit a takeover, which could adversely affect the value of our common stock.

        Our shareholders agreement prohibits us from directly or indirectly engaging in any merger, amalgamation, consolidation or other business combination or similar transaction or series of transactions (other than for solely cash consideration) without obtaining the unanimous approval of our shareholders unless the organizational documents and capital structure of the acquiring, surviving or resulting entity preserve in all material respects the economic and other rights (including conversion, transfer, distribution and governance rights as set forth in our certificate of incorporation, bylaws and shareholders agreement), characteristics and tax treatment, including on a relative basis, of the Sponsor Investors, the Class A shares, the Class B shares, the Class C shares and the shares of our common stock as they exist on the date of such transaction. A determination that a transaction meets the above requirements requires approval by each of the following: (1) Sponsor Investors holding a majority of our outstanding shares of capital stock then entitled to vote for the election of directors then held by Sponsor Investors that hold Class A shares, (2) Richard D. Kinder (so long as he and his permitted transferees hold Class A shares), (3) holders of a majority of our outstanding Class B shares, and (4) holders of a majority of our outstanding Class C shares. These provisions will apply even if the offer is considered beneficial by some of our stockholders. If all requisite shareholders other than the holders of Class C shares approve such a transaction, we generally may engage in such transaction so long as the Class C shares receive the consideration provided in our charter. In addition, if the transaction is otherwise approved by the requisite holders of our capital stock, the Sponsor Investors and Mr. Kinder may decide that the holders of common stock, Class A shares, Class B shares and Class C shares receive the consideration provided in our charter, regardless of whether such transaction is determined to meet the above requirements. In addition, our certificate of incorporation permits our board of directors to issue blank check preferred stock, which if issued could include special class voting rights on a change of control transaction. Also, for so long as the Sponsor Investors collectively have the right to nominate at least five of our directors, change of control transactions will require supermajority board approval. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline. See "Description of Our Capital Stock—Certain Anti-Takeover Provisions of Our Charter and Bylaws" for a description of these provisions.

Non-U.S. holders of our common stock may be subject to U.S. federal income tax with respect to gain on the disposition of our common stock.

        If we are or have been a "United States real property holding corporation" within the meaning of the Code at any time within the shorter of (1) the five-year period preceding a disposition of our common stock by a non-U.S. holder, or (2) such holder's holding period for such common stock, and assuming our common stock is "regularly traded," as defined by applicable U.S. Treasury regulations, on an established securities market, the non-U.S. holder may be subject to U.S. federal income tax with respect to gain on such disposition if it held more than 5% of our common stock during the shorter of periods (1) and (2) above. We believe we are, or may become, a United States real property holding corporation. See "Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders" in this prospectus.

Risks Related to Our Dividend Policy

You may not receive the anticipated level of dividends under our dividend policy or any dividends at all.

        Our dividend policy provides that, subject to applicable law, we will pay quarterly cash dividends generally representing the cash we receive from our subsidiaries less any cash disbursements and reserves established by a majority vote of our board of directors, including for general and administrative expenses, interest and cash taxes. However, our board of directors, subject to the requirements of our bylaws and other governance documents, may amend, revoke or suspend our dividend policy at any time, and even while the current policy is in place, the actual amount of dividends on our capital stock will depend on many factors, including our financial condition and results of operations, liquidity requirements, market opportunities, capital requirements of our subsidiaries, legal, regulatory and contractual constraints, tax laws and other factors. Dividends other than as provided in our dividend policy require supermajority board approval while the Sponsor Investors maintain prescribed ownership thresholds. See "Description of Our Capital Stock—Certain Other Provisions of Our Charter and Bylaws and Delaware Law—Supermajority Board Approval."

        Over time, our capital and other cash needs may change significantly from our current needs, which could affect whether we pay dividends and the amount of any dividends we may pay in the future. The terms of any future indebtedness we incur also may restrict us from paying cash dividends on our stock under certain circumstances. A decline in the market price or liquidity, or both, of our common stock could result if our board of directors establishes large reserves that reduce the amount of quarterly dividends paid or if we reduce or eliminate the payment of dividends. This may in turn result in losses by you, which could be substantial.

Our financial estimates, including our estimate of our expected cash dividends, are based on various assumptions that may not prove to be correct.

        The financial estimates set forth in the forecast included elsewhere in this prospectus are based on assumptions and information available to us as of the date of this prospectus. We do not know whether our assumptions will prove correct. Any or all of the estimates in this prospectus may turn out to be wrong. They can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond our control. Many factors mentioned in this prospectus, including the risks outlined in this "Risk Factors" section and the events described under "Information Regarding Forward-Looking Statements" will be important in determining our future results and the amount, if any, of our actual cash dividends. As a result of these contingencies, actual future results may vary materially from our estimates. In view of these uncertainties, the inclusion of our estimate of expected cash dividends in this prospectus should not be viewed as a representation that the forecasted results will be achieved or that the expected cash dividends will be paid.

        Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation, other than as required by applicable law, to update our financial estimates herein to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of anticipated or unanticipated events or circumstances. Our estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body.

        The financial estimates included in this prospectus have been prepared by, and are the responsibility of, our management. Moreover, neither our independent auditors, PricewaterhouseCoopers LLP, nor any other independent consultants have examined, compiled or performed any procedures with respect to our estimate of our expected cash dividends, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, PricewaterhouseCoopers LLP assumes no responsibility for, and disclaims any association with, our estimate of our expected cash dividends. The reports of PricewaterhouseCoopers LLP included in this prospectus relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this prospectus and should not be read to do so.

If our estimates relating to dividends expected to be paid in the first year following the closing of this offering are not achieved, you may not receive the amount of dividends you expected.

        If our cash available to pay dividends for the first year following the closing of this offering were to fall below our expectations, if our assumptions regarding our estimated cash needs during such period prove to be too low or if other applicable assumptions were to prove incorrect, we may need to:

  •
  either reduce or eliminate dividends, which may result in a decline, which could be substantial, in the market price or liquidity, or both, of our common stock;

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  fund dividends by incurring debt, which would increase our leverage and limit our funding alternatives for other uses;

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  fund dividends from issuances of equity securities, which could be dilutive to our stockholders and negatively affect the market price of our common stock; and

  •
  reduce other expected uses of cash, which could limit our ability to grow.

The general partner, with our consent but without the consent of our stockholders, may take steps to support the Partnership that have the effect of reducing cash we have or are entitled to receive, thereby reducing the cash we have available to pay dividends.

        We utilize the Partnership as our vehicle for growth. We have historically received a significant portion of our cash flows from incentive distributions on the general partner interest. As the owner of the general partner, we may take steps we judge beneficial to the Partnership's growth that in the short-run reduce the cash we receive and have available to pay dividends. The board of directors of the general partner may determine to support a desirable acquisition that may not be immediately accretive to cash available for distribution per Partnership unit. For example, the general partner, with our consent, waived its incentive distributions from the second quarter of 2010 through 2011 on common units issued to finance a portion of the Partnership's acquisition of a 50% interest in the KinderHawk joint venture. An example of action we took to support the Partnership occurred in 2006 when the Partnership had missed the annual growth and earnings/distribution targets under its bonus plan, which would have resulted in no bonus payments for employees for their service to the Partnership. We believed that those bonuses were appropriate and in our and the Partnership's interest, so we funded the bonuses by waiving a portion of the general partner's incentive distribution. Similar or different actions in the future, even if determined to be in our long-term best interests, will have the effect of reducing the cash we have or are entitled to receive from the Partnership, and reducing the cash we have available to pay dividends.

Our dividend policy may limit our ability to pursue growth opportunities above the Partnership level or impair our financial flexibility.

        If we pay dividends at the level currently anticipated under our dividend policy, we may not retain a sufficient amount of cash to finance growth opportunities above the Partnership level, meet any large unanticipated liquidity requirements or fund our operations in the event of a significant business downturn. In addition, because of the dividends required under our dividend policy, our ability to pursue any material expansion of our business above the Partnership level, including through acquisitions, increased capital spending or other increases of our expenditures, will depend more than it otherwise would on our ability to obtain third party financing. We cannot assure you that such financing will be available to us at all, or at an acceptable cost. If we are unable to take timely advantage of growth opportunities, our future financial condition and competitive position may be harmed, which in turn may adversely affect the market price of our common stock. Further, while the Sponsor Investors maintain specified ownership thresholds, any changes to our dividend policy will require supermajority board approval, which may prevent us from modifying our dividend policy to pursue such growth opportunities.

An increase in U.S. federal income tax rates applicable to us would reduce the amount of our cash available to pay dividends. Further, an increase in individual tax rates could encourage us to conclude that it would be better for our investors for us to use our cash to repurchase shares in the open market rather than pay dividends. This, too, would reduce our cash available to pay dividends.

        There currently is much public speculation regarding the future of U.S. federal income tax rates. We cannot predict whether legislation will be passed and become law that raises tax rates applicable to us or to individuals, or if such legislation were to become law, its effective date. Any increase in the corporate income tax rates applicable to us will reduce the amount of cash available to pay dividends. Further, any increase in individual tax rates could encourage our board of directors to conclude that it would be better for our investors if we were to use our cash to repurchase shares in the open market. This, too, would reduce our cash available to pay dividends.

If we do not receive sufficient distributions from our subsidiaries, we may be unable to pay dividends.

        All of our operations are conducted by our subsidiaries, and our cash flow and our ability to satisfy obligations and to pay dividends to our stockholders are dependent upon cash dividends and distributions or other transfers from our subsidiaries, particularly the Partnership. In addition, our joint ventures and some of our subsidiaries, such as the Partnership, are not wholly owned by us. When funds are distributed to us by such joint ventures and subsidiaries, funds also will be distributed to their other owners.

        Each of our subsidiaries is a distinct legal entity and has no obligation to transfer funds to us. A number of our subsidiaries are a party to credit facilities and are or may in the future be a party to other borrowing agreements that restrict the payment of dividends to us, and such subsidiaries are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future. See "Description of Certain Indebtedness" for a description of the terms of such indebtedness, including provisions limiting the ability of our subsidiaries to declare and pay dividends. In addition, the ability of our subsidiaries to make distributions will depend on their respective operating results and may be subject to further restrictions under, among other things, the laws of their jurisdiction of organization.

        The board of directors of Kinder Morgan Management, which is the delegate of KMP's general partner, has broad authority to establish cash reserves for the prudent conduct of KMP's business. The establishment of those reserves could result in smaller distributions by KMP and a corresponding reduction of our cash available for dividends and our anticipated dividend level. Further, the calculation of KMP's available cash for distribution is at the discretion and subject to the approval of the board of directors of Kinder Morgan Management, taking into consideration the terms of KMP's constituent agreements. Similarly, while the constituent agreements of NGPL provide that it is the intention of NGPL to make distributions of available cash, we own less than a majority of NGPL and do not control it. The same is true for joint ventures in which the Partnership owns an interest, such as Rockies Express Pipeline LLC, Midcontinent Express Pipeline LLC, Fayetteville Express Pipeline LLC and KinderHawk Field Services LLC.

        The distributions we receive from KMP are largely attributable to the incentive distributions on our general partner interest. The distributions we receive are not as large if KMP distributes cash from interim capital transactions rather than cash from operations, or if KMP's general partner waives receipt of a portion of those incentive distributions. See "Dividend Policy—Distributions of Cash Under KMP's Partnership Agreement."

        As a result of the foregoing, we may be unable to receive cash through distributions or other payments from our subsidiaries in sufficient amounts to pay dividends on our common stock. If we are unable to authorize the payment of dividends due to insufficient cash, a decline in the market price or liquidity, or both, of our common stock could result. This may in turn result in losses by you, which could be substantial.

Our ability to pay dividends will be restricted by Delaware law.

        Under the Delaware General Corporation Law, which we refer to in this prospectus as the "DGCL," our board of directors may not authorize payment of a dividend unless it is either paid out of surplus, as calculated in accordance with the DGCL, or if we do not have a surplus, it is paid out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Our bylaws require the declaration and payment of dividends to comply with the DGCL. If, as a result of these restrictions, we are unable to authorize payment of dividends, a decline in the market price or liquidity, or both, of our common stock could result. This may in turn result in losses by you.

Risks Related to Conflicts of Interest

The Sponsor Investors are in a position to affect our ongoing operations, corporate transactions and other matters, and their interests may conflict with or differ from your interests as a stockholder.

        Upon the consummation of this offering, the Sponsor Investors will collectively own a total of        % of our Class A shares, which collectively will represent approximately        % of the voting power of our outstanding capital stock for the election of directors and        % of the voting power of our outstanding capital stock for other matters. As a result, the Sponsor Investors initially will be able to control the outcome of matters submitted to a vote of our stockholders. For so long as the Sponsor Investors own a significant percentage of our outstanding capital stock, even if less than a majority, they will have the power to determine or significantly influence the outcome of matters submitted to a vote of our stockholders, including amendments to our certificate of incorporation and bylaws. Our shareholders agreement also provides the Sponsor Investors who continue to own at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote for the election of directors with veto rights over specified actions that may impose a regulatory burden on such Sponsor Investors and requires us to reasonably cooperate with such Sponsor Investors and their affiliates to mitigate consequences of such actions. We also are required to keep such Sponsor Investors informed of any events or changes with respect to any criminal or regulatory investigation or action involving us or any of our affiliates. The interests of the Sponsor Investors may conflict with or differ from your interests as a stockholder. See "Certain Relationships and Related Party Transactions—Shareholders Agreement."

The Investors will have the ability to nominate a majority of our board of directors.

        In connection with the Conversion Transactions, we will enter into a shareholders agreement with the Investors pursuant to which the Sponsor Investors will have the right, after the offering, to nominate six of the thirteen members of our board of directors, and Richard D. Kinder will have the right to nominate five of the thirteen members of our board of directors. In that agreement, the Sponsor Investors and Mr. Kinder agree with each other to vote all of their shares of capital stock in favor of those nominees. Two of the Sponsor Investors each have the right to nominate two directors as long as they each own 5% of the voting power of our outstanding shares of capital stock entitled to vote for the election of directors. Those two Sponsor Investors and the other two Sponsor Investors each have the right to nominate one director as long as they each own 2.5% of the voting power of our outstanding shares of capital stock entitled to vote for the election of directors. Mr. Kinder has the right to nominate five directors as long as he is our Chief Executive Officer and owns at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote for the election of directors. If Mr. Kinder is terminated as Chief Executive Officer for cause, he will retain the right to nominate one director, which cannot be Mr. Kinder himself. If Mr. Kinder ceases to be the Chief Executive

Officer for any reason other than as a result of termination for cause, he will retain the right to nominate two directors, one of whom can be Mr. Kinder himself. If Mr. Kinder loses such nomination rights, such rights will shift to the Original Stockholders and Other Management in specified circumstances. Accordingly, even after the Investors' ownership in us has significantly declined, they will be able to nominate the majority of our directors. After the consummation of this offering, assuming exercise in full of the underwriters' option to purchase additional shares, the Class A shares owned by the Sponsor Investors and the Class A shares and Class B shares owned by Mr. Kinder will represent approximately        % of the total voting power of our outstanding shares of capital stock entitled to vote for the election of directors (with the Sponsor Investors in the aggregate holding approximately        % of such total voting power and Mr. Kinder holding approximately        % of such total voting power). Accordingly, the Sponsor Investors and Mr. Kinder initially will have not only the right to nominate 11 of our 13 directors, but also the voting power to elect all 13 of our directors. See "Certain Relationships and Related Party Transactions—Shareholders Agreement—Board, Committee and Observer Rights."

Our organizational documents will provide the directors nominated by the Sponsor Investors with a collective veto over substantially all of the actions required to be approved by our board of directors.

        Our bylaws require that substantially all actions brought before our board of directors while the Sponsor Investors collectively have the right to appoint at least five director nominees will require supermajority board approval, which is defined as the affirmative vote of eight directors when our board of directors has twelve members (while the Sponsor Investors collectively have the right to appoint five director nominees) or thirteen members (while the Sponsor Investors collectively have the right to appoint six director nominees). As a result, our board of directors will be unable to approve of any action by supermajority board approval if all of the directors nominated by the Sponsor Investors vote against such action. The inability of our board of directors to approve specified actions by supermajority board approval as required by our bylaws could have a material adverse effect on our business, financial condition, results of operations or prospects if we are unable to take action on critical corporate matters.

Our certificate of incorporation and shareholders agreement contain provisions renouncing our interest and expectancy in certain corporate opportunities.

        Our certificate of incorporation and our shareholders agreement each provide that none of the Sponsor Investors, the directors nominated by the Sponsor Investors, the Sponsor Investors' affiliates and subsidiaries, nor any of their managers, officers, directors, agents, stockholders, members or partners will have any duty to tell us about or offer to us any business opportunity, even if it is the same business or similar business activities or lines of business in which we operate. These documents also provide that none of the Sponsor Investors nor their respective affiliates will be liable to us or our stockholders for breach of any duty by reason of any such activities. For instance, a director of our company who also serves as a director, officer or employee of a Sponsor Investor or any of its subsidiaries or affiliates may pursue certain acquisition or other opportunities that may be complementary to our business and, as a result, such acquisition or other opportunities may not be available to us. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are pursued by such a Sponsor Investor or its subsidiaries or affiliates instead of by us. See "Description of Our Capital Stock—Certain Other Provisions of Our Charter and Bylaws and Delaware Law—Corporate Opportunities" and "Certain Relationships and Related Party Transactions—Shareholders Agreement—Corporate Opportunities."

The Sponsor Investors and their affiliates may compete with us.

        The Sponsor Investors and their affiliates are in the business of making investments in companies, and they may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsor Investors and their affiliates also may pursue, for their own account, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. We have waived certain potential conflicts of interest between us and the Sponsor Investors. See "—Our certificate of incorporation and shareholders agreement contain provisions renouncing our interest and expectancy in certain corporate opportunities." As a result, the Sponsor Investors and their affiliates may not be liable for pursuing business opportunities and not making them available to us. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are pursued by a Sponsor Investor or its subsidiaries or affiliates instead of by us.

The Partnership and its subsidiaries may compete with us.

        None of the Partnership or any of its subsidiaries or entities in which it owns an interest is restricted from competing with us. Kinder Morgan Management and the general partner have the same individuals on their boards of directors, and a majority of those directors are independent. Kinder Morgan Management manages the Partnership (subject to certain decisions requiring the approval of the Partnership's general partner) in what it considers to be the best interests of the Partnership and its partners. The Partnership and its subsidiaries may acquire, invest in or construct assets that may be in direct competition with us, which could have a material adverse effect on our business, financial condition, results of operations or prospects. Among other things, we and KMP have a policy that acquistion opportunities of businesses or operating assets will be pursued above the Partnership level only if KMP elects not to pursue the opportunity.

Actions taken by our board of directors, and actions taken by the boards of directors of Kinder Morgan Management and other of our subsidiaries, may affect the amount of cash available for dividends to our stockholders.

        The amount of cash that is available for dividends to our stockholders is affected by decisions of our board of directors and the boards of directors of Kinder Morgan Management and others of our subsidiaries regarding such matters as:

  •
  the amount and timing of cash expenditures, including those relating to compensation;

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  the amount and timing of investments and dispositions;

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  our indebtedness and the indebtedness of our subsidiaries;

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  tax matters;

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  reserves; and

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  our issuance of additional equity securities, including common stock.

Many of our directors and officers also serve as directors or officers of our non-wholly owned subsidiaries, including Kinder Morgan Management, or entities in which we own an interest, such as NGPL, as a result of which conflicts of interest exist and will arise in the future.

        Many of our directors and officers are also directors or officers of our non-wholly owned subsidiaries, including Kinder Morgan Management, which manages and controls the Partnership (subject to certain decisions requiring the approval of the Partnership's general partner), and other entities in which we own an interest, such as NGPL. In making decisions in such person's capacity as a director or officer of one of our non-wholly owned subsidiaries or such other entities, such person may make a decision that favors the interests of such subsidiary over our interests or your interests and may be to our detriment. However, any officer or director of our non-wholly owned subsidiaries, including Kinder Morgan Management, who is also a director or officer of ours, in making decisions in such person's capacity as our officer or director, is required to act in accordance with his or her fiduciary duties to us. Further, the organizational documents of many of these entities may have provisions reducing or eliminating the duties of their officers or directors to those entities and their owners, including us. In addition, our directors are not required to work full time on our business and affairs and may devote significant time to the affairs of our non-wholly owned subsidiaries. There could be material competition for the time and effort of our directors who provide services to our non-wholly owned subsidiaries.

Common stockholders will have no right to enforce obligations of the Investors and their affiliates under agreements with us.

        Any agreements between us, on the one hand, and the Investors and their affiliates, on the other, will not grant to the common stockholders, separate and apart from us, the right to enforce the obligations of the Investors and their affiliates in our favor. Purchasers of shares of common stock pursuant to this offering or after this offering will not become parties to the shareholders agreement. As a result, holders of common stock will not be able to enforce any obligations under the shareholders agreement in the event that we decide not to pursue any remedies available to us under the shareholders agreement, which could have a material adverse effect on our business, financial condition or results of operations.

Contracts between us, on the one hand, and the Investors and their affiliates, on the other, will not be the result of arm's-length negotiations.

        We may enter into additional contractual arrangements with any of the Investors or their affiliates. Neither our charter or bylaws nor the shareholders agreement or any other agreements, contracts and arrangements between us on the one hand, and any of the Investors or their affiliates on the other, are or will be the result of arm's-length negotiations. Our board of directors or a committee thereof will determine the terms of any of these transactions.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains estimates and forward-looking statements, principally under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Business," "The Transactions" and "Dividend Policy." These statements use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," or the negative of those terms or other variations of them or comparable terminology. Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends, which affect or may affect our businesses and operations. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate revenues, income or cash flow, to service debt or to pay dividends are forward-looking statements. Although we believe that these estimates and forward-looking statements are based on reasonable assumptions, they are subject to risks and uncertainties and are made in light of information currently available to us. Many factors, in addition to the factors described in this prospectus, may adversely affect our results as indicated in forward-looking statements. We urge you to read carefully this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results may be materially different from what we expect. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include:

  •
  price trends and overall demand for natural gas liquids, refined petroleum products, oil, carbon dioxide, natural gas, electricity, coal, steel and other bulk materials and chemicals in North America;

  •
  economic activity, weather, alternative energy sources, conservation and technological advances that may affect price trends and demand;

  •
  changes in tax laws, principally related to the Partnership;

  •
  our indebtedness, which could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds, and/or place us at competitive disadvantages compared to our competitors that have less debt or have other adverse consequences;

  •
  capital markets conditions, inflation and interest rates;

  •
  changes in laws or regulations, third-party relations and approvals, and decisions of courts, regulators and governmental bodies that may adversely affect our business or our ability to compete;

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  changes in the tariff rates charged by our pipeline subsidiaries implemented by the FERC, the CPUC, Canada's National Energy Board or another regulatory agency;

  •
  our ability to acquire new businesses and assets and integrate those operations into existing operations, as well as the ability to expand our facilities;

  •
  difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to or from our terminals or pipelines;

  •
  our ability to successfully identify and close acquisitions and make cost-saving changes in operations;

  •
  our ability to achieve cost savings and revenue growth;

  •
  our ability to complete expansion projects on time and on budget;

  •
  shut-downs or cutbacks at major refineries, petrochemical or chemical plants, ports, utilities, military bases or other businesses that use our services or provide services or products to us;

  •
  crude oil and natural gas production from exploration and production areas that we serve, such as the Permian Basin area of West Texas, the U.S. Rocky Mountains, areas of shale gas formation and the Alberta oil sands;

  •
  changes in accounting pronouncements that impact the measurement of our results of operations, the timing of when such measurements are to be made and recorded and the disclosures surrounding these activities;

  •
  our ability to offer and sell equity securities and debt securities or obtain debt financing in sufficient amounts to implement that portion of our business plan that contemplates growth through acquisitions of operating businesses and assets and expansions of our facilities;

  •
  interruptions of electric power supply to our facilities due to natural disasters, power shortages, strikes, riots, terrorism, war or other causes;

  •
  our ability to obtain insurance coverage without significant levels of self-retention of risk;

  •
  acts of nature, sabotage, terrorism or other similar acts causing damage greater than our insurance coverage limits;

  •
  the political and economic stability of the oil producing nations of the world;

  •
  national, international, regional and local economic, competitive and regulatory conditions and developments;

  •
  foreign exchange fluctuations;

  •
  the timing and extent of changes in commodity prices for oil, natural gas, electricity and certain agricultural products;

  •
  the extent of our success in discovering, developing and producing oil and gas reserves, including the risks inherent in exploration and development drilling, well completion and other development activities;

  •
  engineering and mechanical or technological difficulties that we may experience with operational equipment, in well completions and workovers, and in drilling new wells;

  •
  the uncertainty inherent in estimating future oil and natural gas production or reserves that we may experience;

  •
  the timing and success of our business development efforts;

  •
  unfavorable results of litigation and the fruition of contingencies referred to in the notes to the financial statements included elsewhere in this prospectus;

  •
  our dependence on cash distributions from the Partnership;

  •
  our ability to pay the anticipated level of dividends;

  •
  the impact of our and our subsidiaries' financial results on our ability to pay dividends;

  •
  the effect of steps taken to support the Partnership that reduce cash distributions received from the Partnership;

  •
  changes in our dividend policy implemented by our board of directors or resulting from restrictions under Delaware law or the terms of any future indebtedness; and

  •
  those other factors discussed in the section entitled "Risk Factors."

        Estimates and forward-looking statements speak only as of the date they were made, and, except to the extent required by law, we undertake no obligation to update or to review any estimate and/or forward-looking statements because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. There is no assurance that any of the risks described under the caption "Risk Factors" or that any of the uncertainties associated with the estimates and forward-looking statements discussed in this prospectus will occur, or if any of them do, when they will occur or what impact they will have on our operations or financial condition. Our future results and our performance may differ materially from those expressed in these estimates and forward-looking statements due to, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these estimates and forward-looking statements when making an investment decision.

USE OF PROCEEDS

        All of the shares of common stock being sold in this offering are being sold by the selling stockholders. See "Principal and Selling Stockholders." We will not receive any of the proceeds from this offering.

DIVIDEND POLICY

        You should read the following discussion of our intended initial dividends in conjunction with the assumptions included in this section. For more detailed information regarding the factors and material operating, financial and other assumptions of our management relating to our ability to pay dividends in the amounts intended, see "—Assumptions and Considerations" below. Additional information regarding our historical operating results is contained in our historical financial statements and those of Kinder Morgan Kansas, Inc. included elsewhere in this prospectus. When considering the following information about our expected cash dividends, you should also keep in mind the risk factors and other cautionary statements under the headings "Risk Factors," including "—Risks Related to Our Dividend Policy," and "Information Regarding Forward-Looking Statements" elsewhere in this prospectus. These factors and contingencies will be important in determining future results and our future cash dividends. Any of these factors or the other risks discussed in this prospectus, as well as unknown risks and uncertainties, could cause our cash flows and the amount of cash available for dividends to vary significantly from those set forth in the following discussion.

        Unless otherwise stated, the information presented in this section assumes that the underwriters will exercise their option to purchase additional shares of common stock in full.

Our Dividend Policy

        In connection with this offering, our board of directors will adopt the dividend policy set forth in our shareholders agreement, which provides that, subject to applicable law, we will pay quarterly cash dividends on all classes of our capital stock equal to the cash we receive from our subsidiaries and other sources less any cash disbursements and reserves established by a majority vote of our board of directors, including for general and administrative expenses, interest and cash taxes. The division of our dividends among our classes of capital stock will be in accordance with our charter. Our board of directors may declare dividends by a majority vote in accordance with our dividend policy pursuant to our bylaws. This policy reflects our judgment that our stockholders would be better served if we distributed to them a substantial portion of our cash. As a result, we may not retain a sufficient amount of cash to fund our operations or to finance unanticipated capital expenditures or growth opportunities, including acquisitions.

        In 2009 and 2010, we distributed an aggregate of $650 million and $700 million, respectively, to the Investors. In 2011, we expect to pay aggregate dividends of $820 million or $205 million per quarter. On a fully-converted basis, assuming that we were public for all of 2011, these expected dividends would equal $    annually, or $        quarterly, per share. We anticipate that the first quarterly dividend on the common stock offered by this prospectus will be paid in May 2011 and that such dividend will be prorated for the portion of the first quarter of 2011 that we are public. The dividend we will pay in February 2011 and the dividend we will pay for the portion of the first quarter of 2011 that we are not public will be paid only to the Investors, both of which we expect will be paid prior to the closing of this offering.

        Dividends on our common stock will not be cumulative. Dividends on our investor retained stock generally will be paid at the same time as dividends on our common stock and will be based on the aggregate number of shares of common stock into which our investor retained stock is convertible on the record date for the applicable dividend. The portion of our dividends payable on the three classes of our investor retained stock may vary among those classes, but the variations will not affect the dividends we pay on our common stock since the total number of shares of common stock into which our outstanding investor retained stock can convert in the aggregate will be fixed on the closing of this offering. Following the completion of this offering, our Class A shares, Class B shares and Class C shares will be convertible into a fixed aggregate of                          shares of our common stock, which will represent        % of our common stock on a fully-converted basis. See "Description of Our Capital Stock—Classes of Common Stock—Dividends."

        Our board of directors may amend, revoke or suspend our dividend policy at any time and for any reason, which would require a supermajority board approval while the Sponsor Investors maintain prescribed ownership thresholds. During that time, supermajority approval would also be required to declare and pay any dividends that are not in accordance with our dividend policy. There is nothing in our dividend policy or our governing documents that prohibits us from borrowing to pay dividends. See "Description of Our Capital Stock—Certain Other Provisions of Our Charter and Bylaws and Delaware Law—Supermajority Board Approval." The actual amount of dividends to be paid on our capital stock will depend on many factors, including our financial condition and results of operations, liquidity requirements, market opportunities, our capital requirements, legal, regulatory and contractual constraints, tax laws and other factors. The dividends we expect to pay described in this section would be permitted under the Delaware General Corporation Law. See "Risk Factors—Risks Related to Our Dividend Policy."

The Partnership's Cash Distribution Policy

        Distributions received from KMP are the most significant source of our cash available to pay dividends, and our ability to pay and increase dividends to our stockholders is primarily dependent on distributions received from KMP. KMP's limited partnership agreement requires it to distribute all of its available cash to its partners on a quarterly basis within 45 days after the end of each quarter. KMP's determination of available cash is described under "—Distributions of Cash Under KMP's Partnership Agreement" below. KMP's quarterly distributions have grown over time as its midstream energy business has grown, primarily as a result of acquisitions and internal growth projects.

Our Intended Initial Quarterly Dividend

        We expect to pay an initial quarterly dividend of $    per share of common stock, and anticipate that the first dividend on the common stock offered by this prospectus will be paid in May 2011. That dividend will be prorated for the portion of the first quarter of 2011 that we are public. The portion of the first dividend not paid to holders of our common stock, as well as our expected $205 million February 2011 dividend, will be paid only to the Investors. We expect to pay aggregate dividends in 2011 of $820 million, or $205 million per quarter. On a fully-converted basis, assuming that we were public for all of 2011, these expected dividends would equal $    per share of common stock. Our consolidated cash available for dividends pro forma for the year ended December 31, 2009 and estimated for the year ended December 31, 2010 was $696 million and $654 million ($763 million excluding the negative impact of the KMP distribution of cash from interim capital transactions in the third quarter of 2010), respectively. In 2009 and 2010, we distributed $650 million and $700 million, respectively, to the Investors, which equates to $    per share of common stock in 2009 and $    per share in 2010 on a fully converted basis.

        In order for us to pay our estimated 2011 dividends, and to pay our estimated general and administrative expenses, interest and cash taxes, in 2011 we would need to receive approximately $1,330 million in distributions from KMP (including the value of additional Kinder Morgan Management shares we receive as distributions) and approximately $33 million in distributions from NGPL. See "—Estimated Cash Available to Pay Dividends."

        Our dividends will not be cumulative. Consequently, if dividends on our common stock are not paid at the intended levels, our common stockholders will not be entitled to receive those payments in the future. We expect to pay our dividends after we receive quarterly distributions from KMP, which are paid within 45 days after the end of each quarter, generally on or about the 15th day of each February, May, August and November. Therefore, our dividend generally will be paid on or about the 16th day of each February, May, August and November. If the day after we receive KMP's distribution is not a business day, we expect to pay our dividend on the business day immediately following.

Overview of Presentation

        In the sections that follow, we present the basis for our belief that we will be able to pay our intended initial quarterly dividend of $        per share of common stock. In these sections, we present several tables, including:

  •
  Our "Estimated Cash Available to Pay Dividends," in which we present our estimate of cash available to pay dividends on our capital stock for the years ending December 31, 2011 and 2010, which is the basis for our belief that we will be able to fully fund our estimated initial quarterly dividend of $        per common share and our anticipated aggregate dividends of $820 million in 2011;

  •
  Our "Unaudited Pro Forma Cash Available to Pay Dividends," in which we present the amount of cash we would have had available to pay dividends on our capital stock on a pro forma basis with respect to the nine months ended September 30, 2010 and the year ended December 31, 2009;

  •
  A "Reconciliation of Estimated Cash Available to Pay Dividends" to our estimated income from continuing operations for the years ending December 31, 2011 and 2010; and

  •
  A "Reconciliation of Pro Forma Cash Available to Pay Dividends" to our income from continuing operations for the nine months ended September 30, 2010 and the year ended December 31, 2009.

Estimated Cash Available to Pay Dividends

        The following presentation is intended to demonstrate the minimum base level of financial performance of KMP and NGPL that would allow for distributions to us and others, and for us to meet our intended dividend of $        per common share on a fully converted basis, or $820 million in the aggregate, in 2011. As reflected in the table below and the related assumptions, and adjusting 2010 to eliminate the $170 million pre-tax (approximately $109 million after-tax) negative impact of a KMP distribution of cash from interim capital transactions in the third quarter of 2010, we estimate that the total distributions we will receive from KMP will increase by approximately 11% from 2010 to 2011 due to the announced increase in the expected 2011 KMP declared distribution per unit of approximately 5% and an estimated $700 million issuance of additional equity by KMP. This 11% increase is partially offset by an increase in our general and administrative expense and interest expense, resulting in approximately 7% growth in our cash available to pay dividends in 2011 (after adjusting 2010 to eliminate the negative impact of the KMP distribution of cash from interim capital transactions in the third quarter of 2010). Our general and administrative expense is estimated to increase partly due to increased costs of being a public company. Our interest expense is expected to increase due to (1) our December 2010 refinancing at 6% of $750 million of 5.35% senior notes which mature January 2011 and (2) our higher average debt balance in 2011 versus 2010, primarily associated with the December 2010 funding of the proposed settlement of the litigation related to the Going Private Transaction. We do not expect our debt balance, net of cash, above the Partnership level at December 31, 2011 to be materially different than at December 31, 2010. Our next significant bond maturity is $839 million of

6.5% senior notes which mature in September 2012. The assumptions included in this "Dividend Policy" section are those we believe are significant to our estimate.

	Projected Years Ending December 31,
	2011		2010
	(In millions, except per share amounts)
KMP distributions:
To general partner(a)(b)		$1,169		$884
On KMP units owned by us(c)		99		94
On KMR shares owned by us(d)		62		54

Total KMP distributions to us		1,330		1,032
NGPL distributions(e)		33		35

Total distributions received		1,363		1,067
General and administrative expenses and sustaining capital expenditures(f)		(8)		2
Interest expense(g)		(168)		(158)

Cash available to pay dividends before cash taxes		1,187		911
Cash taxes(h)		(367)		(257)

Cash available to pay dividends(a)		$820		$654

2011 estimated dividend/2010 dividend paid		$820		$700
Aggregate common shares outstanding and into which the investor retained stock is convertible(i)

Dividends per share of common stock	$		$

(a)
Includes $170 million pre-tax (approximately $109 million after-tax) negative impact in the third quarter of 2010 of a KMP distribution of cash from interim capital transactions. As a result of the distribution of cash from interim capital transactions, the amount actually distributed to the general partner in 2010 was $170 million lower than it otherwise would have been had all distributions been cash from operations. Excluding the effect of the distribution of cash from interim capital transactions, 2010 projected cash available to pay dividends would be approximately $763 million. See "—Distributions of Cash Under KMP's Partnership Agreement."

(b)
KMP's estimated distributions payable to us are based on our general partner interest and related incentive distributions assuming (1) KMP distributions of $4.57 per common unit paid in 2011 ($4.60 per common unit declared for 2011) and $4.32 per common unit paid in 2010 ($4.40 per common unit declared for 2010), (2) 321 million and 307 million average aggregate common units, Class B units and i-units outstanding in 2011 and 2010, respectively, (3) with respect to common units issued during 2010 that were deemed by the general partner to be issued in connection with financing a portion of the acquisition of KMP's interests in the KinderHawk joint venture, the general partner has waived receipt of its related incentive distributions in respect of calendar quarters through 2011, and (4) no distributions by KMP in 2011 will constitute distributions of cash from interim capital transactions.

(c)
Calculated as 21.7 million KMP units owned by us multiplied by the assumed KMP per unit distribution paid during the period, as outlined in footnote (b) above.

(d)
Assumes that we sell approximately 0.9 million and 1.0 million KMR shares that we receive as distributions in 2010 and 2011, respectively, at the price used to calculate the number of KMR shares to be received in quarterly distributions. In 2010, we started the year with 12.2 million KMR shares, and assumes in 2011 we start the year with 13.1 million KMR shares. We did not sell any KMR shares in 2010. After this offering, we intend periodically to sell the KMR shares we receive as distributions to generate cash.

(e)
All $35 million of NGPL distributions in 2010 were received in the first three quarters of that year.

(f)
Amount in 2010 does not reflect the December 2010 payment of $200 million ($128 million net of tax) to fund the proposed settlement of the litigation related to the Going Private Transaction. This payment was financed using our credit facility and is included in our outstanding debt referred to in (f) below. Interest on this additional debt is included in our projected interest expense.

(g)
Consists of cash interest on our outstanding debt above the Partnership level and dividends on $100 million of outstanding Kinder Morgan G.P., Inc. preferred stock. At December 31, 2010, we expect our debt balance net of cash (above the Partnership level and excluding the preferred stock of Kinder Morgan G.P., Inc., purchase accounting and the fair value of interest rate swaps) to be approximately $3.2 billion.

(h)
Cash taxes for 2011 and 2010 do not include non-recurring tax benefits of approximately $35 million and $37 million, respectively. The $35 million of non-recurring cash tax savings in 2011 will be used to pay down debt. Our taxable income is generally less than our cash available to pay dividends before cash taxes due to (1) the deferral of income with respect to the KMP common units that we own, primarily due to allocated depreciation, (2) our basis in the KMR shares that we own and (3) an 80% dividends received deduction on the distributions we receive from NGPL. For 2010 and 2011, we estimate that approximately 100% and 90%, respectively, of the distributions we receive on the KMP units that we own will be tax deferred.

(i)
There will be         shares of common stock outstanding upon completion of this offering, assuming exercise in full of the underwriters' option to purchase additional shares of common stock. Outstanding investor retained stock will be convertible into an aggregate of         shares of common stock. See "Description of Our Capital Stock—Classes of Common Stock—Voluntary Conversion" and "—Mandatory Conversion."

Assumptions and Considerations

KMP Assumptions

        The estimate of cash distributions to be received from KMP during the twelve months ending December 31, 2011 assumes that KMP will declare cash distributions of $4.60 per common unit for 2011 and pay $4.57 per common unit in 2011. A $4.60 per unit distribution represents an increase of $0.20 per unit over the $4.40 per common unit cash distribution that the Partnership expects to pay for 2010. The following assumptions with respect to KMP's business segments and its overall operations show the basis for the estimated increase. For a description of KMP's business segments and operations, see "Description of Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—General." Amounts in the following discussion do not include the impact of certain items and purchase accounting, which for the historical periods are discussed in the footnotes to the tables in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Interim Periods" and "—Results of Operations—Annual Periods." We have noted the more significant certain items and purchase accounting impacting segment earnings before DD&A in 2010 and 2011 in the footnotes to the tables below.

  KMP Business Segments

        Products Pipelines—KMP.    The following table shows estimated earnings before DD&A for this segment for the twelve months ending December 31, 2011 compared to the Partnership's estimate for the twelve months ending December 31, 2010.

	Twelve Months Ending December 31,
	2011	2010	Increase
	(In millions)
Earnings before DD&A(1)	$730	$687	$43

(1)
For the twelve months ending December 31, 2010, estimated earnings before DD&A does not include a net $191 million reduction due to certain items and purchase accounting. For the nine months ended September 30, 2010, this segment had a net $185 million reduction due to certain items and purchase accounting, primarily a $158 million expense associated with rate case liability adjustments and demolition and environmental clean-up expenses associated with preparation of land for sale, described in the footnotes to the table in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Interim Periods—Products Pipelines—KMP." The incremental $6 million certain item in the fourth quarter relates primarily to additional rate case liability adjustments.

        Segment earnings before DD&A are anticipated to increase by $43 million in 2011, an increase of approximately 6%, driven by (1) an increase in revenues from existing assets, (2) incremental revenues from expansion projects that were placed into service during 2010 or that are anticipated to be placed into service in 2011, including new tanks with a total capacity of 640,000 barrels at the Carson and Colton terminals and a project to move additional volumes on the Cochin pipeline, and (3) a full year of operations from 2010 acquisitions with a total purchase price of approximately $50 million. The increase in revenues from existing assets is primarily attributable to (1) anticipated transportation volume increases which vary depending on the asset and (2) a FERC annual index adjustment equal to the Producer Price Index-Finished Goods plus an adjustment that applies to our interstate products pipelines. For the period from 2006 through 2010, that adjustment has been plus 1.3%, and KMP budgeted it to be plus 2.9% in 2011. FERC recently established the adjustment at plus 2.65% for 2011 through 2015. This twenty-five basis point difference is offset by the difference between the Producer Price Index KMP had budgeted for in 2011 and the consensus estimate for the 2011 Producer Price Index. The price adjustment occurs on July 1 of each year. For the first six months of 2011, the price adjustment, which went into effect on July 1, 2010, is (1.3)%, and the price adjustment for the last six months of 2011 is estimated to be 6.8%.

        From 2007 through 2009, segment earnings before DD&A have increased by approximately 4% per annum, which is lower than the approximately 6% the Partnership is projecting for the increase between 2010 and 2011. The lower historical rate is primarily attributable to the sale of the North System in October 2007 and a lowering of certain SFPP rates in 2008 due to a rate case settlement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Annual Periods—Products Pipelines—KMP" for a discussion of this segment's earnings before DD&A for 2007 through 2009.

        For the first nine months of 2010, segment earnings before DD&A were $332 million. After adjusting for the $185 million reduction described in the footnote to the table above, these segment earnings before DD&A were $517 million, or $689 million on an annualized basis. We expect that segment earnings before DD&A for the twelve months ending December 31, 2010 will be generally consistent with the first nine months of 2010 annualized. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Interim Periods—Products Pipelines—KMP" for a description of the first nine months of 2010.

        Natural Gas Pipelines—KMP.    The following table shows estimated earnings before DD&A for this segment for the twelve months ending December 31, 2011 compared to the Partnership's estimate for the twelve months ending December 31, 2010.

	Twelve Months Ending December 31,
	2011	2010	Increase
	(In millions)
Earnings before DD&A(1)(2)	$1,079	$981	$98

(1)
Includes KMP's share of DD&A of the Rockies Express Pipeline LLC, Midcontinent Express Pipeline LLC, Fayetteville Express Pipeline LLC and KinderHawk Field Services LLC joint ventures, estimated to be $146 million and $176 million for the years ending December 31, 2010 and 2011, respectively. This amount was $106 million for the nine months ended September 30, 2010.

(2)
For the twelve months ending December 31, 2010, estimated earnings before DD&A does not include a $7 million reduction due to purchase accounting.

        Segment earnings before DD&A are anticipated to increase by $98 million in 2011, an increase of approximately 10%. This increase is primarily attributable to (1) a full year of operations by the Fayetteville Express pipeline, which was placed into service in December 2010, (2) a full year of operations as well as increased volumes from the KinderHawk joint venture, KMP's 50% interest in which was acquired in May 2010, (3) a full year of the Midcontinent Express pipeline operating at its expanded capacity, and (4) expansions in KMP's Texas Intrastate business, including the North Dayton storage expansion and the Copano Eagle Ford joint venture project.

        From 2007 through 2009, segment earnings before DD&A have increased by approximately 19% per annum, which is higher than the 10% growth the Partnership is projecting for 2011. The 2007 through 2009 growth rate is higher primarily due to the number of large projects which came on line during that period, including the Rockies Express, Midcontinent Express and Kinder Morgan Louisiana pipeline projects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Annual Periods—Natural Gas Pipelines—KMP" for a discussion of this segment's earnings before DD&A for 2007 through 2009.

        For the first nine months of 2010, segment earnings before DD&A were $592 million. Including the $106 million of DD&A from the joint ventures described in the footnote to the table above and other minor adjustments totaling approximately $1 million, these segment earnings before DD&A were $699 million, or $932 million on an annualized basis. We add back KMP's share of DD&A from the joint ventures because the resulting total more closely reflects the dividends that KMP receives from the joint ventures. We expect segment earnings before DD&A for the twelve months ending December 31, 2010 to be greater than the first nine months of 2010 annualized primarily due to seasonality in KMP's Texas Intrastate business and the May 2010 acquisition of its interest in the KinderHawk joint venture. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Interim Periods—Natural Gas Pipelines—KMP" for a description of the first nine months of 2010.

        CO2—KMP.    The following table shows the estimated earnings before DD&A for this segment for the twelve months ending December 31, 2011 compared to the Partnership's estimate for the twelve months ending December 31, 2010.

	Twelve Months Ending December 31,
			Increase/ (Decrease)
	2011	2010
	(In millions)
Earnings before DD&A(1)(2)	$1,098	$960	$138

(1)
For the twelve months ending December 31, 2010, estimated earnings before DD&A does not include a net $58 million increase due to certain items and purchase accounting. For the nine months ended September 30, 2010, this segment had a net $45 million increase due to certain items and purchase accounting, primarily related to unrealized gains and purchase accounting valuation adjustments to KMP's crude oil hedges related to the Going Private Transaction (which had the effect of increasing income), described in the footnotes to the table in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Interim Periods— CO2—KMP." The $13 million increase in the fourth quarter relates to the same items as discussed for the nine months ended September 30, 2010.

(2)
For the twelve months ended December 31, 2011, does not include a $17 million increase related to purchase accounting valuation adjustments to our crude oil hedges as described above.

        Segment earnings before DD&A are anticipated to increase by $138 million in 2011, an increase of approximately 14%. The expected increase in earnings before DD&A is primarily attributable to an expected increase in prices, including (1) a $10 per barrel increase in the average hedge price and (2) a budgeted $10 per barrel increase in the market price to approximately $89 per barrel which approximated the forward curve at the time KMP's 2011 budget was prepared. Oil production at SACROC is anticipated to be relatively flat compared to 2010 estimates. Oil production at Yates is expected to decline by approximately 1,500 barrels per day (of which 750 barrels per day are attributable to KMP's 50% share) to 22,500 barrels per day, which is slightly lower than the Partnership's estimates for the end of 2010. Oil production at the Katz field is expected to increase by over 1,000 barrels per day due to the expected implementation of a CO2 flood during 2011. Net production (including heavy natural gas liquids) for 2011 is 78% hedged, as compared to 78% for 2010. For 2011, KMP estimates that every $1 change in the average West Texas Intermediate crude oil price per barrel would impact the CO2 segment's cash flows by approximately $5.5 million.

        From 2007 through 2009, segment earnings before DD&A have increased by approximately 22% per annum, which is higher than the 14% growth the Partnership is projecting for 2011. The 2007 to 2009 growth rate is higher primarily due to increased production from 2007 to 2009 versus relatively flat production expected from 2010 to 2011, as well as a larger increase in average price from 2007 to 2009 versus the expected increase from 2010 to 2011. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Annual Periods—CO2—KMP" for a discussion of this segment's earnings before DD&A for 2007 through 2009.

        For the first nine months of 2010, segment earnings before DD&A were $764 million. After adjusting for the $45 million increase described in footnote (1) to the table above, these segment earnings before DD&A were $719 million, or $958 million on an annualized basis. We expect segment earnings before DD&A for the twelve months ending December 31, 2010 will be consistent with the first nine months of 2010 annualized. See "Management's Discussion and Analysis of Financial

Condition and Results of Operations—Results of Operations—Interim Periods—CO2—KMP" for a description of the first nine months of 2010.

        Terminals—KMP.    The following table shows estimated earnings before DD&A for this segment for the twelve months ending December 31, 2011 compared to the Partnership's estimate for the twelve months ending December 31, 2010.

	Twelve Months Ending December 31,
	2011	2010	Increase
	(In millions)
Earnings before DD&A(1)	$713	$647	$66

(1)
For the twelve months ending December 31, 2011, does not include a net $16 million increase due to certain items related to insurance proceeds received for casualty losses.

        Segment earnings before DD&A are anticipated to increase by $66 million in 2011, an increase of 10%, primarily driven by (1) formulaic rate increases (based on the Consumer Price Index, Producer Price Index or Gross Domestic Product) in certain of KMP's terminal contracts, (2) an increase in contract rates at the liquids terminals for contracts that expired in 2010 or will expire in 2011 and have been or are expected to be renegotiated at higher average rates, (3) a full year earnings impact from assets acquired in 2010 having a total purchase price of approximately $370 million, including acquisitions from US Development Group and Slay Industries, and a partial year earnings impact from approximately $175 million (two-thirds of which have been identified) in expected acquisitions in 2011 and (4) a full year of operations at expansion projects that were completed during 2010 and a partial year of operations at expansions expected to be completed during 2011, including system upgrades at the Carteret, New Jersey facility, Pier IX coal expansion and petroleum coke expansion projects. These expansion projects are generally committed under customer contracts.

        From 2007 through 2009, earnings before DD&A have increased by approximately 14% per annum, which is higher than the 10% growth the Partnership is projecting for 2011. The higher growth rate from 2007 to 2009 is principally a function of the level of acquisitions and expansions during that period. In addition, the expected growth rate from 2010 to 2011 is impacted by some small planned dispositions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Annual Periods—Terminals—KMP" for a discussion of this segment's earnings before DD&A for 2007 through 2009.

        For the first nine months of 2010, segment earnings before DD&A were $475 million, or $633 million on an annualized basis. We expect segment earnings before DD&A for the twelve months ending December 31, 2010 to be greater than the first nine months of 2010 annualized due to contractual shortfall payments which are expected to be received during the fourth quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Interim Periods—Terminals—KMP" for a description of the first nine months of 2010.

        Kinder Morgan Canada—KMP.    The following table shows estimated earnings before DD&A for this segment for the twelve months ending December 31, 2011 compared to the Partnership's estimate for the twelve months ending December 31, 2010.

	Twelve Months Ending December 31,
	2011	2010	Increase
	(In millions)
Earnings before DD&A	$193	$182	$11

        Segment earnings before DD&A are anticipated to increase by $11 million in 2011, an increase of 6%, primarily due to a new agreement with the Canadian Association of Petroleum Producers on the Trans Mountain pipeline which is currently awaiting approval by the National Energy Board of Canada. The existing agreement expires on December 31, 2010. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Annual Periods—Kinder Morgan Canada—KMP" for a discussion of this segment's earnings before DD&A for 2007 through 2009.

        For the first nine months of 2010, segment earnings before DD&A were $133 million, or $177 million on an annualized basis. We expect segment earnings before DD&A for the twelve months ending December 31, 2010 to be slightly greater than the first nine months of 2010 annualized primarily due to the strengthening Canadian dollar. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Interim Periods—Kinder Morgan Canada—KMP" for a description of the first nine months of 2010.

Other KMP Assumptions

  •
  General and Administrative Expenses.  KMP's general and administrative expenses are estimated to be approximately $389 million for the twelve months ending December 31, 2011, as compared to approximately $375 million estimated for the twelve months ending December 31, 2010. KMP's general and administrative expenses were approximately $288 million for the nine months ended September 30, 2010.

  •
  Sustaining Capital Expenditures.  KMP's sustaining capital expenditures are estimated to increase by approximately 26% to approximately $225 million for the twelve months ending December 31, 2011, as compared to $179 million estimated for the twelve months ending December 31, 2010. KMP's sustaining capital expenditures were approximately $121 million for the nine months ended September 30, 2010. The increase from 2010 to 2011 is driven by an increase in pipeline relocations, increased environmental spending, timing of compression and turbine overhauls, increased compliance spending in KMP's Terminals segment, expansions and acquisitions. Sustaining capital expenditures are made on an ongoing basis to maintain current operations.

  •
  Expansion Capital Expenditures, Acquisitions and Capital Contributions.  In the aggregate, KMP is projected to spend approximately $1.4 billion in expansion capital expenditures, small acquisitions and contributions to its joint ventures in 2011. These expenditures in 2011 are expected to be funded with approximately 50% debt and 50% equity as discussed below. KMP's expansion capital expenditures, acquisitions and contributions to its joint ventures totaled approximately $2.1 billion for the nine months ended September 30, 2010 and are expected to total approximately $2.5 billion for 2010. For 2011, KMP's expansion capital expenditures are estimated to be approximately $795 million, as compared to approximately $838 million estimated for the twelve months ending December 31, 2010. KMP's expenditures for acquisitions are estimated to be approximately $225 million for the twelve months ending December 31,

    2011. Additionally, KMP is projected to contribute approximately $357 million in 2011 to its joint ventures, primarily the Fayetteville Express pipeline and Copano Eagle Ford joint ventures, to fund its share of expansion capital.

  •
  Financing and Interest Expense.  KMP's interest expense is expected to be approximately $558 million for the twelve months ending December 31, 2011, as compared to approximately $505 million estimated for the twelve months ending December 31, 2010. The expected increase for 2011 is primarily due to an increase in the estimated average outstanding debt balance of over $900 million.

  •
  Average Units Outstanding.  KMP is projecting approximately $700 million of additional equity in the twelve months ending December 31, 2011, including the issuance of approximately $270 million of common units and approximately $430 million of cash retained due to i-unit distributions made in additional i-units rather than in cash. Average units outstanding for the twelve months ending December 31, 2011 are expected to be approximately 321 million.

        The table below summarizes the effect of the above assumptions on KMP's ability to distribute $4.60 per common unit for 2011:

	Year Ending December 31, 2011
	(In millions)
Segment earnings before DD&A:
Products Pipelines—KMP	$730
Natural Gas Pipelines—KMP	1,079
CO2—KMP	1,098
Terminals—KMP	713
Kinder Morgan Canada—KMP	193

Total segments	3,813
General and administrative expenses, interest, sustaining capital expenditures, cash versus book taxes and other	(1,128)

Distributable cash flow	$2,685

Distributions to general partner	$1,171	(a)
Distributions to limited partners	1,477	(b)
Coverage	37	(c)

Total	$2,685

(a)
Does not equal amount presented in the table under "—Estimated Cash Available to Pay Dividends" as that amount is presented based on the KMP distribution expected to be paid in 2011 while the above amount is presented based on distributions expected to be declared for 2011. In addition, the cash that the general partner receives for its 2% interest as presented in the table under "—Estimated Cash Available to Pay Dividends" is higher than the amount KMP records in earnings.

(b)
Assuming an average of 321 million common units outstanding in 2011, equates to a distribution of $4.60 per common unit.

(c)
Coverage means cash retained and not distributed.

Kinder Morgan, Inc. Assumptions

  •
  Interest in KMP.  Our estimated cash available to pay dividends assumes KMP distributes cash from operations in 2011 of $4.57 per common unit ($4.60 per common unit declared for 2011), as described above.

  •
  NGPL.  The estimated distribution from NGPL during the twelve months ending December 31, 2011 is $33 million, based on our 20% interest. This compares to distributions of $35 million (all of which was received by the third quarter of 2010) and $56 million in 2010 and 2009, respectively. Our 2010 distribution and our 2011 distribution estimate reflect the impact of NGPL's recently settled FERC Section 5 rate case. While NGPL's limited liability company agreement provides that it is the intention of NGPL to make distributions of available cash, we do not control NGPL.

  •
  General and Administrative Expenses and Sustaining Capital Expenditures.  Our general and administrative expenses and sustaining capital expenditures (other that those of the Partnership and its subsidiaries, which are accounted for above) are expected to be an expense of approximately $8 million in 2011 and a net benefit of approximately $2 million in 2010. The increase in costs for 2011 over 2010 partly relates to an estimate of the "public company" costs that we will incur in 2011. Combined general and administrative expenses and sustaining capital expenditures were an approximately $4 million net benefit for the twelve months ended December 31, 2009.

  •
  Financing and Cash Interest Expense.  Interest expense (other than that of the Partnership and its subsidiaries, which is accounted for above) is expected to be approximately $168 million for the twelve months ending December 31, 2011, as compared to approximately $158 million estimated for the twelve months ending December 31, 2010. Interest expense was approximately $176 million for the twelve months ended December 31, 2009. Interest expense for the nine months ended September 30, 2010 was approximately $153 million. Cash interest expense is not equally distributed through the quarters as we typically pay interest semi-annually on our outstanding senior notes. The expected increase in 2011 over 2010 is primarily driven by (1) the refinancing of Kinder Morgan Finance Company, LLC's $750 million principal amount of 5.35% senior notes due 2011, which mature in January 2011, with $750 million of 6.00% senior notes due 2018 and (2) a higher average debt balance. We do not expect our net debt balance at December 31, 2011 to be materially different than our net debt balance at the beginning of the year (in both cases, above the Partnership level and excluding the fair value of interest rate swaps and purchase accounting).

  •
  Taxes.  Our estimates are based on an estimated 36% combined federal and state income tax rate. Our taxable income is generally less than our cash available to pay dividends before cash taxes due to (1) the deferral of income primarily due to depreciation with respect to the KMP common units that we own, (2) our basis in the KMR shares that we own and (3) an 80% dividends received deduction on the distributions we receive from NGPL. For 2010 and 2011, we estimate that approximately 100% and 90%, respectively, of the distributions we receive on the KMP units that we own will be tax deferred.

 Unaudited Pro Forma Cash Available to Pay Dividends
Nine Months Ended September 30, 2010 and Year Ended December 31, 2009

        The following table presents our measure of consolidated cash that would have been available to pay dividends to our common stockholders with respect to the nine months ended September 30, 2010 and the year ended December 31, 2009 after giving pro forma effect to the Conversion Transactions, the adjustments noted in the footnotes below and this offering, assuming full exercise of the underwriters' option to purchase additional shares of common stock.

	Pro Forma Nine Months Ended September 30, 2010		Pro Forma Twelve Months Ended December 31, 2009
	(In millions, except per share amounts)
KMP distributions paid:
To general partner(a)(b)		$607		$940
On KMP units owned by us(c)		69		91
On KMR shares owned by us(d)		40		48

Total KMP distributions to us		716		1,079
NGPL distributions		35		56

Total distributions received		751		1,135
General and administrative expenses and sustaining capital expenditures		2		4
Interest expense(e)		(153)		(176)

Cash available to pay dividends before cash taxes		600		963
Cash taxes(f)		(169)		(267)

Cash available to pay dividends(a)		$431		$696

Distributions paid		$500		$650
Aggregate common shares outstanding and into which the investor retained stock is convertible(g)

Dividends per share of common stock	$		$

(a)
Includes $170 million pre-tax (approximately $109 million after-tax) impact in the third quarter of 2010 of a KMP distribution of cash from interim capital transactions. As a result of the distribution of cash from interim capital transactions, the amount actually distributed to the general partner in the nine months ended September 30, 2010 was $170 million lower than it otherwise would have been had all distributions been cash from operations. Excluding the effect of the distribution of cash from interim capital transactions, pro forma cash available to pay dividends for the nine months ended September 30, 2010 would be approximately $540 million. See "—Distributions of Cash Under KMP's Partnership Agreement."

(b)
KMP's distributions to us are based on our general partner interest and related incentive distributions and are a function of (1) KMP distributions of $4.20 per common unit paid in 2009 ($4.20 per common unit declared for 2009) and $3.21 per common unit paid in the first nine months of 2010 ($3.27 per common unit declared for the first nine months of 2010), (2) 281 million and 305 million average aggregate common units, Class B units and i-units outstanding in 2009 and the first nine months of 2010, respectively, and (3) with respect to common units issued during 2010 that were deemed by the general partner to be issued in connection with financing a portion of the acquisition of KMP's interests in the KinderHawk joint venture, the general partner's waiver of its related incentive distributions in respect of calendar quarters through 2011.

(c)
Calculated as an aggregate of 21.7 million KMP units owned by us multiplied by the KMP per unit distribution paid during the period, as outlined in footnote (b) above.

(d)
Assumes that we sold approximately 0.7 million and 1.1 million KMR shares that we received as distributions in the nine months ended September 30, 2010 and in the year ended December 31, 2009, respectively, at the price used to calculate the number of KMR shares received in quarterly distributions. We did not sell any KMR shares in 2009 or 2010. After this offering, we intend periodically to sell the KMR shares we receive in the future as distributions to generate cash.

(e)
Consists of cash interest on our outstanding debt above the Partnership level and cash dividends paid on $100 million of outstanding Kinder Morgan G.P., Inc. preferred stock. At December 31, 2010, we expect our debt balance net of cash (above the Partnership level and excluding the preferred stock of Kinder Morgan G.P., Inc., purchase accounting and the fair value of interest rate swaps) to be approximately $3.2 billion.

(f)
Cash taxes that we would owe based on the information presented in the table and footnotes above. The amount for the nine months ended September 30, 2010 does not include non-recurring tax benefits of approximately $24 million. Our taxable income is generally less than our cash available to pay dividends before cash taxes due to (1) the deferral of income with respect to the KMP common units that we own, primarily due to depreciation, (2) our basis in the KMR shares that we own and (3) an 80% dividends received deduction on the distributions we receive from NGPL.

(g)
There will be         shares of common stock outstanding upon completion of this offering, assuming exercise in full of the underwriters' option to purchase additional shares of common stock. Outstanding investor retained stock will be convertible into an aggregate of         shares of common stock. See "Description of Our Capital Stock—Classes of Common Stock—Voluntary Conversion" and "—Mandatory Conversion."

        Our pro forma cash available for the payment of dividends for the year ended December 31, 2009 as set forth above would have been insufficient to pay our intended quarterly dividend in 2011, with a shortfall of $    per common share and $124 million in the aggregate.

        Our cash available for the payment of dividends for the nine months ended September 30, 2010 as set forth above would have been insufficient to pay three quarters of our intended quarterly dividends in 2011, with a shortfall of $    per common share and $184 million ($75 million excluding the impact of the KMP distribution of cash from interim capital transactions in the third quarter of 2010) in the aggregate.

        Based on management's experience with three publicly reporting subsidiaries, and the "public company" costs that Kinder Morgan Kansas, Inc. has continued to incur as a private entity, we do not expect the incremental costs of becoming a public company to be material. In any event, these expenses are not reflected in the historical consolidated financial statements of Kinder Morgan Holdco LLC or in our pro forma calculations of cash available for distribution by us in 2009 or the nine months ended September 30, 2010. However, we have included an estimate of these costs in our calculation of cash available to pay dividends in 2011.

Estimated GAAP Income from Continuing Operations

	Years Ending December 31,
	2011	2010
	(In millions)
Earnings before DD&A for KMP segments(a)	$3,813	$3,457
NGPL(b)	24	(398)
Power(c)	—	4

Total earnings before DD&A	3,837	3,063

Purchase accounting(d)	17	37
Certain items excluded above(d)	16	(179)
Joint venture DD&A included above(e)	(176)	(146)

Segment earnings	3,694	2,775

DD&A and amortization of excess investment	(1,074)	(1,085)
G&A(f)	(391)	(584)
Unallocable interest and other, net(g)	(731)	(649)

	1,498	457
Unallocable income taxes(h)	(400)	(151)

Income from continuing operations	$1,098	$306

(a)
Consists of total of individual KMP segments described under "—Assuptions and Considerations—KMP Assumptions." For information regarding the differences between estimated segment earnings before DD&A for the year ending December 31, 2010 and the amounts for the nine months ended September 30, 2010 annualized, see "—Assumptions and Considerations—KMP Assumptions."

(b)
The estimate for the year ending December 31, 2010 is greater than the amount for the nine months ended September 30, 2010 annualized because of a $430 million goodwill impairment charge in the nine months ended September 30, 2010.

(c)
On October 22, 2010, we sold Triton Power, which was the only asset in our Power segment.

(d)
For more information regarding the impacts of purchase accounting and the certain items excluded above, see the footnotes to the tables under "—Assumptions and Considerations—KMP Assumptions" and the table detailing certain items under "Management's Discussion and Analysis of Financial Condition and Results of Operations—General."

(e)
For a description of these amounts, see "—Assumptions and Considerations—KMP Assumptions—Natural Gas Pipelines—KMP."

(f)
Includes General and administrative expense and NGPL fixed fee revenue. The estimate for the year ending December 31, 2010 is less than the amount for the nine months ended September 30, 2010 annualized because of a $200 million reserve for settlement of litigation related to the Going Private Transaction recognized in the nine months ended September 30, 2010.

(g)
Includes Unallocable interest expense and other, net and Other operating revenues.

(h)
The estimate for the year ending December 31, 2010 is an expense of $151 million as compared to a benefit of $42 million for the nine months ended September 30, 2010. The fourth quarter of 2010 is impacted by higher income, an increase in our effective tax rate and taxes recorded on our investment in KMR.

 Reconciliation of Estimated Cash Available to Pay Dividends
to Estimated GAAP Income from Continuing Operations

	Years Ending December 31,
	2011	2010
	(In millions)
Income from continuing operations	$1,098	$306
Depreciation, depletion and amortization	1,068	1,079
Amortization of excess cost of investments	6	6
Loss (earnings) from equity investments	(315)	186
Distributions from equity investments(a)	524	254
Distributions from equity investments in excess of cumulative earnings(a)	—	190
KMP certain items(b)	(13)	185
Kinder Morgan Kansas, Inc. purchase accounting(c)	(14)	(34)
Going Private Transaction settlement reserve(d)	—	200
Interim capital transaction(e)	—	(107)
Difference between cash and book taxes	47	(161)
Difference between cash and book interest expense for Kinder Morgan Kansas, Inc.	(1)	(1)
Sustaining capital expenditures	(226)	(181)
KMP declared distribution on LP units owned by the public(f)	(1,322)	(1,210)
Other(g)	(32)	(57)

Cash available for distribution	$820	$655

(a)
Distributions from equity investments for 2011 includes any amounts that may ultimately be distributions from equity investments in excess of cumulative earnings, but any allocations of such amounts to between these two items will not change the total.

(b)
Consists of items such as legal and environmental reserves, gain/loss on sale, insurance proceeds from casualty losses, and asset disposition expenses. KMP adds back these certain items in its calculation of distributable cash flow used to determine its distribution. For more information, see the table detailing certain items under "Management's Discussion and Analysis of Financial Condition and Results of Operations—General."

(c)
Consists of non-cash purchase accounting adjustments related to the Going Private Transaction primarily associated with non-cash income recognized from the revaluation of KMP's crude hedges.

(d)
For more information, see the footnotes to the table under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Interim Periods—Consolidated."

(e)
For more information, see the footnotes to the table under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Interim Periods—Consolidated." The difference between the $107 million in this table and the $109 million disclosed elsewhere in this prospectus is due to differences between the earnings impact and the cash impact of the distribution of cash from interim transactions. The difference is reflected in this table in "Other."

(f)
Declared distribution multiplied by LP units outstanding on the applicable record date less units owned by us. Includes distributions on KMR shares. KMP must generate the cash to cover the distributions on the KMR shares, but those distributions are paid in additional shares and KMP retains the cash. Kinder Morgan, Inc. does not have access to that cash.

(g)
Consists of timing differences between earnings and cash (for example, a lag between when earnings are recognized and distributions are paid, including distributions by us to our holders), the elimination of any earnings from our Power segment, and cash flow in excess of our distributions.

 Reconciliation of Pro Forma Cash Available to Pay Dividends
to GAAP Income from Continuing Operations

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
	(In millions)
Income from continuing operations(a)	$133	$773
Depreciation, depletion and amortization(a)	814	1,070
Amortization of excess cost of investments(a)	4	6
Loss (earnings) from equity investments(a)	256	(222)
Distributions from equity investments(a)	155	277
Distributions from equity investments in excess of cumulative earnings(a)	188	126
Fayetteville Express distribution—return of capital(b)	—	(116)
KMP certain items(c)	176	58
Kinder Morgan Kansas, Inc. purchase accounting(d)	(29)	(90)
Going Private Transaction settlement reserve(e)	200	—
Interim capital transaction(f)	(107)	—
Difference between cash and book income taxes(g)	(266)	55
Difference between cash and book interest expense for Kinder Morgan Kansas, Inc.	(36)	(13)
Sustaining capital expenditures(h)	(122)	(173)
KMP declared distribution on LP units owned by the public(i)	(893)	(1,064)
Other(j)	(42)	9

Cash available for distribution	$431	$696

(a)
Consists of the corresponding line items in the Unaudited Consolidated Statement of Operations or Consolidated Statement of Cash Flows.

(b)
Return of KMP's capital contributions to Fayetteville Express pipeline when credit facility was put in place to cover the construction costs. This amount is included in "Distributions from equity investments in excess of cumulative earnings" and "Distributions from equity investments" above.

(c)
Consists of items such as legal and environmental reserves, non-cash regulatory tax adjustments, insurance proceeds from casualty losses, and mark to market of certain hedges. KMP adds back these certain items in its calculation of distributable cash flow used to determine its distribution. For more information, see the table detailing certain items under "Management's Discussion and Analysis of Financial Condition and Results of Operations—General" and in the footnotes to the table under "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Results of Operations—Interim Periods—Consolidated."

(d)
Consists of non-cash purchase accounting adjustments related to the Going Private Transaction (as discussed in the footnotes to the table under "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Results of Operations—Interim Periods—Consolidated") primarily associated with non-cash income recognized from the revaluation of KMP's crude hedges. The adjustment with the respect to the crude hedges is included as part of Changes in Working Capital—Accrued Liabilities in the Consolidated Statement of Cash Flows.

(e)
For more information, see the footnotes to the table under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Interim Periods—Consolidated."

(f)
For more information, see the footnotes to the table under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Interim Periods—Consolidated." The difference between the $107 million in this table and the $109 million disclosed elsewhere in this prospectus is due to differences between the earnings impact and the cash impact of the distribution of cash from interim transactions. The difference is reflected in this table in "Other."

(g)
The difference between cash and book taxes is reflected in multiple line items in our consolidated Statement of Cash Flow including Deferred Income Tax and Working Capital—Accrued Taxes.

(h)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Expenditures—Annual Periods."

(i)
Declared distribution multiplied by LP units outstanding on the applicable record date less units owned by us. Includes distributions on KMR shares. KMP must generate the cash to cover the distributions on the KMR shares, but those distributions are paid in additional shares and KMP retains the cash. Kinder Morgan, Inc. does not have access to that cash.

(j)
Consists of timing differences between earnings and cash (for example, a lag between when earnings are recognized and distributions are paid, including distributions by us to our holders), the elimination of any earnings from our Power segment, and cash flow in excess of our distributions.

Distributions of Cash Under KMP's Partnership Agreement

        Distributions of Available Cash.    KMP's partnership agreement requires that it distribute 100% of "Available Cash," as defined in its partnership agreement, to its partners within 45 days following the end of each calendar quarter. Available Cash consists generally of all of KMP's cash receipts, including cash received by its operating partnerships and net reductions in reserves, less cash disbursements and net additions to reserves and amounts payable to the former general partner of SFPP, L.P. in respect of its remaining 0.5% interest in SFPP. See "Description of Business—KMP Operations—Products Pipelines—West Coast Products Pipelines" for a description of SFPP.

        KMP's general partner is granted discretion by KMP's partnership agreement, which discretion has been delegated to Kinder Morgan Management, subject to the approval of KMP's general partner in certain cases, to establish, maintain and adjust reserves for the proper conduct of KMP's business, which might include reserves for matters such as future operating expenses, debt service, sustaining capital expenditures and rate refunds, and for distributions for the next four quarters. These reserves are not restricted by magnitude, but only by type of future cash requirements with which they can be associated. When Kinder Morgan Management determines KMP's quarterly distributions, it considers current and expected reserve needs along with current and expected cash flows to identify the appropriate sustainable distribution level.

        KMP's general partner and the owners of its common units and Class B units receive distributions in cash, while Kinder Morgan Management, the sole owner of KMP's i-units, receives distributions in additional i-units. KMP does not distribute cash to i-unit owners but instead retains the cash for use in its business. However, the cash equivalent of distributions of i-units is treated as if it had actually been distributed for purposes of determining the distributions to KMP's general partner. Each time KMP makes a distribution, the number of i-units owned by Kinder Morgan Management and, accordingly, the percentage of KMP's total units owned by Kinder Morgan Management increase automatically under the provisions of KMP's partnership agreement.

        Pursuant to KMP's partnership agreement, distributions are characterized either as distributions of cash from operations or as distributions of cash from interim capital transactions. This distinction affects the distributions to owners of common units, Class B units and i-units relative to the distributions to KMP's general partner.

        Cash from Operations.    Cash from operations generally refers to KMP's cash balance on the date it commenced operations, plus all cash generated by the operation of its business, after deducting related cash expenditures, net additions to or reductions in reserves, debt service and various other items.

        Cash from Interim Capital Transactions.    Interim capital transactions generally include borrowings, sales of debt and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business.

        Rule for Characterizing Distributions.    All available cash distributed by KMP from any source will be treated as distributions of cash from operations unless the sum of all available cash distributed exceeds the cumulative amount of cash from operations actually generated from the date KMP commenced operations through the end of the calendar quarter prior to any applicable distribution. Any portion of a distribution of available cash for that quarter which, when added to the sum of all prior distributions, is in excess of the cumulative amount of cash from operations, will be considered a distribution of cash from interim capital transactions and treated as described under "—Allocation of Distributions from Interim Capital Transactions." For purposes of calculating the sum of all distributions of available cash, the total equivalent cash amount of all distributions of i-units to Kinder Morgan Management, as the holder of all i-units, will be treated as distributions of available cash, even though the distributions to Kinder Morgan Management are made in additional i-units rather than in cash. KMP retains this cash and uses it in its business. To date, all of KMP's cash distributions, other than the distribution of cash from interim capital transactions for the second quarter of 2010 (paid in August 2010), have qualified under the rule stated above as distributions of cash from operations.

        Allocation of Distributions from Operations.    Cash from operations for each quarter will be distributed effectively as follows:

  •
  first, 98% to the owners of all classes of units pro rata and 2% to KMP's general partner until the owners of all classes of units have received a total of $0.15125 per unit in cash or equivalent i-units for such quarter;

  •
  second, 85% of any available cash then remaining to the owners of all classes of units pro rata and 15% to KMP's general partner until the owners of all classes of units have received a total of $0.17875 per unit in cash or equivalent i-units for such quarter;

  •
  third, 75% of any available cash then remaining to the owners of all classes of units pro rata and 25% to KMP's general partner until the owners of all classes of units have received a total of $0.23375 per unit in cash or equivalent i-units for such quarter; and

  •
  fourth, 50% of any available cash then remaining to the owners of all classes of units pro rata, to owners of common units and Class B units in cash and to the owner of i-units in the equivalent number of i-units, and 50% to KMP's general partner.

        Incentive distributions are generally defined as all cash distributions paid to KMP's general partner that are in excess of 2% of the aggregate value of cash and i-units being distributed. KMP's general partner's incentive distributions that KMP declared for 2009 were $932.3 million, while the incentive distributions paid to KMP's general partner in 2009 were $906.5 million. The difference between distributions declared for a year and paid in a year is due to the fact that KMP's distributions for the fourth quarter of each year are declared and paid in the first quarter of the following year.

        On May 14, 2010, KMP paid a quarterly distribution of $1.07 per unit for the first quarter of 2010. This distribution was 2% greater than the $1.05 per unit distribution it paid in May 2009 for the first quarter of 2009. On August 13, 2010, KMP paid a cash distribution of $1.09 per unit for the second quarter of 2010 (an annualized rate of $4.36 per unit). This distribution was 4% higher than the $1.05 per unit distribution KMP made for the second quarter of 2009. On November 12, 2010, KMP paid a cash distribution of $1.11 per unit for the third quarter of 2010 (an annualized rate of $4.44 per unit). This distribution was 6% higher than the $1.05 per unit distribution KMP made for the third quarter of 2009. KMP paid each of these distributions in cash to its general partner and to its common and Class B unitholders. Kinder Morgan Management received additional i-units based on the cash distribution per common unit.

        The incentive distribution that KMP paid on May 14, 2010 to its general partner (for the first quarter of 2010) was $249.4 million. The general partner's incentive distribution that KMP paid in May 2009 (for the first quarter of 2009) was $223.2 million. The period-to-period increase in the general partner incentive distributions resulted from both increased cash distributions per unit and increases in the number of common units and i-units outstanding.

        KMP's general partner's incentive distribution for the distribution that KMP paid in August 2010 for the second quarter of 2010 was $89.8 million, and the general partner's incentive distribution for the distribution that KMP paid for the second quarter of 2009 was $231.8 million. The general partner's incentive distribution for the second quarter of 2010 was affected by (1) a waived incentive amount equal to $5.3 million related to common units issued to finance a portion of KMP's acquisition of a 50% interest in the KinderHawk joint venture and (2) a reduced incentive amount of $168.3 million (including the general partner's 2% general partner interest, total cash distributions were reduced $170.0 million), due to a portion of KMP's cash distributions for the second quarter of 2010 being a distribution of cash from interim capital transactions, rather than a distribution of cash from operations. As provided in KMP's partnership agreement and described below, KMP's general partner receives no incentive distribution on distributions of cash from interim capital transactions.

        The incentive distribution that KMP paid on November 12, 2010 to its general partner (for the third quarter of 2010) was $266.7 million. The general partner's incentive distribution that KMP paid in November 2009 (for the third quarter of 2009) was $235.0 million. The period-to-period increase in the general partner incentive distribution resulted from increased cash distributions per unit and increases in the number of common units and i-units outstanding. The incentive distribution would have been $5.8 million greater if the general partner had not waived its incentive distribution with respect to common units issued to finance a portion of KMP's acquisition of a 50% interest in the KinderHawk joint venture.

        Allocation of Distributions from Interim Capital Transactions.    Any distribution by KMP of available cash that would constitute cash from interim capital transactions would be distributed effectively as follows:

  •
  98% to all owners of common units and Class B units pro rata in cash and to the holder of i-units in equivalent i-units; and

  •
  2% to KMP's general partner, until KMP has distributed cash from this source in respect of a common unit outstanding since KMP's original public offering in an aggregate amount per unit equal to the initial common unit price of $5.75, as adjusted for splits.

        As cash from interim capital transactions is distributed, it would be treated as if it were a repayment of the initial public offering price of the common units. To reflect that repayment, the first three distribution levels of cash from operations would be adjusted downward proportionately by multiplying each distribution level amount by a fraction, the numerator of which is the unrecovered initial common unit price immediately after giving effect to that distribution and the denominator of which is the unrecovered initial common unit price immediately prior to giving effect to that distribution. For example, assuming the unrecovered initial common unit price is $5.75 per common unit and that cash from interim capital transactions of $2.375 per unit is then distributed to owners of common units, then the amount of the first three distribution levels would each be reduced to 50% of its then current level. The unrecovered initial common unit price generally is the amount by which the initial common unit price exceeds the aggregate distribution of cash from interim capital transactions per common unit. When the initial common unit price is fully recovered, then each of the first three distribution levels will have been reduced to zero. Thereafter, all distributions of available cash from all sources will be treated as if they were cash from operations and distributed 50% to all classes of units pro rata, with the distribution to i-units being made instead in the form of i-units, and 50% to KMP's general partner. In connection with the distribution of cash from interim capital transactions for the second quarter 2010, however, we waived any adjustment in the target distribution levels and any reduction in the unrecovered initial common unit price that otherwise would have been made because of that distribution of cash from interim capital transactions.

 CAPITALIZATION

        The following table sets forth our consolidated cash and capitalization information as of September 30, 2010:

  •
  on an actual basis, and

  •
  on an as adjusted basis after giving effect to the consummation of the Conversion Transactions and this offering.

        You should read this table together with the other information in this prospectus, including "The Transactions," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical consolidated financial statements and related notes of Kinder Morgan Holdco LLC and Kinder Morgan Kansas, Inc. included elsewhere in this prospectus.

	September 30, 2010
	Actual	As Adjusted(1)
	(Unaudited)
	(Dollars in millions, except per share amounts)
Cash and cash equivalents(2)	$196.6		$196.6

Kinder Morgan Kansas, Inc. and its subsidiaries (excluding KMP and its subsidiaries):
Notes payable and current portion of long-term debt	$1,044.2		$1,044.2
Long-term debt, excluding current portion(3)(4)	2,127.6		2,127.6
KMP and its subsidiaries:
Notes payable and current portion of long-term debt	1,409.8		1,409.8
Long-term debt, excluding current portion(3)	10,278.6		10,278.6

Total long-term debt, including current portion	14,860.2		14,860.2

Members' equity:
Members' capital	3,707.7		—
Accumulated other comprehensive loss	(104.5)		—

Total Kinder Morgan Holdco LLC unitholders' equity	3,603.2		—
Stockholders' equity:
Common stock, $0.01 par value, shares authorized, shares issued and outstanding (as adjusted)	—
Class A shares, $0.01 par value, shares authorized, shares issued and outstanding (as adjusted)	—
Class B shares, $0.01 par value, shares authorized, shares issued and outstanding (as adjusted)	—
Class C shares, $0.01 par value, shares authorized, shares issued and outstanding (as adjusted)
Additional paid-in capital	—
Retained deficit	—
Accumulated other comprehensive loss	—

Total Kinder Morgan, Inc. stockholders' equity	—
Noncontrolling interests	5,126.1

Total capitalization	$23,589.5	$

(1)
Assumes the underwriters do not exercise their option to purchase additional shares. If the underwriters were to exercise their option in full, the number of shares of common stock outstanding would increase by             shares and the number of Class A shares outstanding would decrease by             shares.

(2)
Includes $191.6 million of cash and cash equivalents of KMP and its subsidiaries.

(3)
Excluding fair value of interest rate swaps.

(4)
Includes Kinder Morgan G.P., Inc.'s $100 million of Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock due 2057.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        You should read the following selected historical consolidated financial data of Kinder Morgan Holdco LLC and Kinder Morgan Kansas, Inc. together with "The Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical consolidated financial statements and related notes of Kinder Morgan Holdco LLC and Kinder Morgan Kansas, Inc. included elsewhere in this prospectus. For accounting purposes, Kinder Morgan Kansas, Inc. is considered our predecessor for all periods ended on or before May 31, 2007, the date of closing for the Going Private Transaction.

        The statement of operations and statement of cash flows data for the years ended December 31, 2009 and 2008 and the seven months ended December 31, 2007 and the balance sheet data as of December 31, 2009, 2008 and 2007 have been derived from the audited consolidated financial statements of Kinder Morgan Holdco LLC included elsewhere in this prospectus. The statement of operations and statement of cash flows data for the five months ended May 31, 2007 have been derived from the audited consolidated financial statements of Kinder Morgan Kansas, Inc. included elsewhere in this prospectus. The statement of operations and statement of cash flows data for the nine months ended September 30, 2010 and 2009 and the balance sheet data as of September 30, 2010 have been derived from the unaudited consolidated financial statements of Kinder Morgan Holdco LLC included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2006 and 2005 and the balance sheet data as of December 31, 2006 and 2005 have been derived from audited consolidated financial statements of Kinder Morgan Kansas, Inc. which are not included in this prospectus. The unaudited interim consolidated financial statements include all adjustments (consisting of normal, recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of our financial position and results of operations for the periods presented. The interim results of operations are not necessarily indicative of operations for a full fiscal year.

        The selected historical financial information is not indicative of our expected future operating results. Further, the selected historical financial information

  •
  for periods prior to February 15, 2008, does not reflect our sale of 80% of NGPL and the application of the approximately $5.9 billion of proceeds from that sale;

  •
  for periods prior to May 31, 2007, does not reflect the Going Private Transaction which was accounted for as a business combination, requiring that we record the assets acquired and liabilities assumed at their values as of the date of the Going Private Transaction, resulting in a new basis of accounting. The SEC's "push down" accounting rules required our new accounting basis in Kinder Morgan Kansas, Inc.'s assets and liabilities to be reflected in Kinder Morgan Kansas, Inc.'s financial statements effective with the closing of the Going Private Transaction; and

  •
  for periods subsequent to December 31, 2005, consolidates the accounts, balances and results of operations of the Partnership into our financial statements.

	Kinder Morgan Holdco LLC(1)					Kinder Morgan Kansas, Inc.
	Nine Months Ended September 30,		Year Ended December 31,		Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007	Year Ended December 31,
	2010	2009	2009	2008			2006(2)	2005(3)
	(Unaudited)	(Unaudited)
	(In millions, except per share amounts)
Statement of operations data:
Revenues	$6,236.7	$5,234.5	$7,185.2	$12,094.8	$6,394.7	$4,165.1	$10,208.6	$1,025.6
Operating income (loss)(4)(5)(6)(7)	830.9	1,047.8	1,407.2	(2,472.1)	1,042.8	204.8	1,745.2	381.3
Earnings (loss) from equity investments(8)	(256.1)	164.2	221.9	201.1	56.8	40.7	104.2	620.7
Income (loss) from continuing operations	133.4	583.0	772.8	(3,202.3)	286.6	(142.0)	974.6	564.7
Income (loss) from discontinued operations, net of tax(9)	(0.4)	0.4	0.3	(0.9)	(1.5)	298.6	(528.5)	40.4
Net income (loss)	133.0	583.4	773.1	(3,203.2)	285.1	156.6	446.1	605.1
Net income attributable to noncontrolling interests(10)	(237.3)	(215.5)	(278.1)	(396.1)	(37.6)	(90.7)	(374.2)	(50.5)
Net income (loss) attributable to Kinder Morgan Holdco LLC/Kinder Morgan Kansas, Inc.(11)	(104.3)	367.9	495.0	(3,599.3)	247.5	65.9	71.9	554.6
Unaudited pro forma net income (loss) per share of common stock (basic and diluted)(12)
Statement of cash flows data:
Capital expenditures(13):
Kinder Morgan Holdco LLC/Kinder Morgan Kansas, Inc.	4.7	1.0	0.5	12.3	170.9	77.3	193.5	134.1
KMP and its subsidiaries(14)	722.1	1,075.4	1,323.8	2,533.0	1,116.1	575.5	1,182.1	—
Cash dividends/distributions to members	500.0	300.0	650.0	—	83.7	234.9	468.5	355.2
Balance sheet data (end of period):
Net property, plant and equipment	16,947.9		16,803.5	16,109.8	14,803.9		18,839.6	9,545.6
Total assets	28,748.8		27,581.0	25,444.9	36,195.8		26,795.6	17,451.6
Long-term debt:
Kinder Morgan Holdco LLC/Kinder Morgan Kansas, Inc.(15)	2,127.6		2,882.0	2,880.9	8,641.8		6,630.1	6,677.6
KMP and its subsidiaries(16)	10,278.6		9,997.7	8,274.9	6,455.9		4,384.3	—

(1)
Includes significant impacts resulting from Kinder Morgan Kansas, Inc.'s Going Private Transaction. See note 2 to Kinder Morgan Kansas, Inc's annual consolidated financial statements for additional information.

(2)
Effective January 1, 2006, the accounts, balances and results of operations of the Partnership were consolidated into our financial statements and we ceased applying the equity method of accounting for our investments in the Partnership.

(3)
Reflects the acquisition of Terasen Inc. on November 30, 2005 by Kinder Morgan Kansas, Inc. Most of the businesses of Terasen were subsequently sold. See notes 3 and 4 to Kinder Morgan Kansas, Inc.'s annual consolidated financial statements for information regarding Terasen.

(4)
Includes non-cash goodwill impairment charges of $4,033.3 million in the year ended December 31, 2008.

(5)
Includes a goodwill impairment charge of $377.1 million in the five months ended May 31, 2007 relating to the Partnership's acquisition of Trans Mountain Pipeline from Kinder Morgan Kansas, Inc. effective April 30, 2007. See note 7 to Kinder Morgan Kansas, Inc.'s annual consolidated financial statements for additional information.

(6)
Includes a $158.0 million litigation reserve in the nine months ended September 30, 2010 related to KMP's West Coast pipeline rate cases.

(7)
Includes a $200.0 million litigation reserve in the nine months ended September 30, 2010 related to the Going Private Transaction litigation settlement. See note 11 to our interim consolidated financial statements included elsewhere in this prospectus.

(8)
Includes a $430.0 million impairment charge in the nine months ended September 30, 2010 to reduce the carrying value of our investment in NGPL.

(9)
In the five months ended May 31, 2007, primarily relates to the Canada-based and U.S. retail gas distribution businesses and the Corridor Pipeline System that we owned. In 2006, includes a goodwill impairment charge of $650.5 million to reduce the carrying value of Terasen Inc.

(10)
Includes application of new accounting policies for noncontrolling interests adopted in 2009 in accordance with Accounting Standards Codification 810, "Consolidation," and applied to all years presented. See note 2 to our annual consolidated financial statements for additional information.

(11)
Includes an approximately $106.6 million reduction in the income we recognized for our general partner interest in KMP due to a KMP distribution of cash from interim capital transactions in the nine months ended September 30, 2010. See note 11 to our interim consolidated financial statements included elsewhere in this prospectus.

(12)
Unaudited pro forma net income (loss) per share of common stock is calculated assuming                        shares of common stock outstanding, including                         shares of our common stock to be sold by the selling stockholders in this offering and investor retained stock that will be convertible into a fixed aggregate of                        shares of our common stock. There is no difference between basic and diluted pro forma net income (loss) per share because the conversion of Class A, Class B, and Class C shares into shares of common stock does not impact the number of shares of common stock on a fully-converted basis since our investor retained stock is convertible into a fixed number of shares of common stock.

(13)
Capital expenditures shown are for continuing operations only.

(14)
Includes capital expenditures of Trans Mountain Pipeline, which KMP acquired from Kinder Morgan Kansas, Inc. effective April 30, 2007. In accordance with applicable accounting standards, amounts for both 2007 and 2006 reflect capital expenditures as though the transfer of Trans Mountain to KMP had occurred at the beginning of the period (January 1, 2006).

(15)
Excludes value of interest rate swaps. Increases to long-term debt for value of interest rate swaps for Kinder Morgan Kansas, Inc. and its subsidiaries (excluding KMP and its subsidiaries) totaled $76.6 million, $28.5 million, $19.7 million, $47.5 million, $3.8 million and $51.8 million as of September 30, 2010 and December 31, 2009, 2008, 2007, 2006 and 2005, respectively.

(16)
Excludes value of interest rate swaps. Increases to long-term debt for value of interest rate swaps for KMP and its subsidiaries totaled $952.7 million, $332.5 million, $951.3 million, $152.2 million, $42.6 million and $0 as of September 30, 2010 and December 31, 2009, 2008, 2007, 2006 and 2005, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Historical Consolidated Financial Data" and the financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. See "Information Regarding Forward-Looking Statements."

        The historical consolidated financial data discussed below reflect the historical results of operations and financial condition of Kinder Morgan Kansas, Inc. and Kinder Morgan Holdco LLC. For accounting purposes, Kinder Morgan Kansas, Inc. is considered our predecessor for all periods ended on or before May 31, 2007, the date of closing for the Going Private Transaction. As a result, unless the context otherwise requires, references in the following discussion and analysis to "we," "us" and "our" mean (1) Kinder Morgan Kansas, Inc. and its consolidated subsidiaries, including KMP, for all periods ended on or before May 31, 2007, and (2) Kinder Morgan Holdco LLC and its consolidated subsidiaries, including KMP, for all periods following May 31, 2007. The historical consolidated financial data does not give effect to the Conversion Transactions. See "The Transactions—The Conversion Transactions."

General

        Our assets that currently generate cash for the payment of dividends and for other purposes consist primarily of our ownership of the general partner interest in KMP, approximately 11% of the limited partner interests of KMP and a 20% interest in NGPL. Approximately 95% of the distributions we received from our subsidiaries for both the nine months ended September 30, 2010 and the year ended December 31, 2009 were attributable to KMP.

        Our business model, through our ownership and operation of energy related assets and through our ownership of the general partner of the Partnership and KMR's management of the Partnership's operations, is built to support two principal components:

  •
  helping customers by providing energy, bulk commodity and liquids products transportation, storage and distribution; and

  •
  creating long-term value for our equity holders.

        To achieve these objectives, we focus on providing fee-based services to customers from a business portfolio consisting of energy-related pipelines, bulk and liquids terminal facilities, and carbon dioxide and petroleum reserves. Our reportable business segments are based on the way our management organizes our enterprise, and each of our segments represents a component of our enterprise that engages in a separate business activity and for which discrete financial information is available.

        Our reportable business segments are:

  •
  Products Pipelines—KMP—the ownership and operation of refined petroleum products pipelines that deliver gasoline, diesel fuel, jet fuel and natural gas liquids to various markets, plus the ownership and/or operation of associated product terminals and petroleum pipeline transmix facilities;

  •
  Natural Gas Pipelines—KMP—the ownership and operation of major interstate and intrastate natural gas pipeline and storage systems, plus the ownership and/or operation of associated natural gas processing and treating facilities;

  •
  CO2—KMP—(1) the production, transportation and marketing of carbon dioxide, referred to as "CO2," to oil fields that use CO2 to increase production of oil, (2) ownership interests in and/or operation of oil fields in West Texas and (3) the ownership and operation of a crude oil pipeline system in West Texas;

  •
  Terminals—KMP—the ownership and/or operation of liquids and bulk terminal facilities and rail transloading and materials handling facilities located throughout the United States and portions of Canada;

  •
  Kinder Morgan Canada—KMP—(1) the ownership and operation of the Trans Mountain pipeline system that transports crude oil and refined petroleum products from Edmonton, Alberta, Canada to marketing terminals and refineries in British Columbia, Canada and the state of Washington, (2) a 33 1/3% interest in the Express crude oil pipeline system, referred to as the "Express pipeline system," which connects Canadian and U.S. producers to refineries located in the U.S. Rocky Mountain and Midwest regions, and (3) an aviation turbine fuel pipeline, referred to as "Jet Fuel," that serves the Vancouver (Canada) International Airport; and

  •
  NGPL—our 20% interest in NGPL PipeCo LLC, the owner of Natural Gas Pipeline Company of America and certain affiliates, collectively referred to as "Natural Gas Pipeline Company of America" or "NGPL," a major interstate natural gas pipeline and storage system, which we operate. Prior to February 15, 2008, we owned 100% of NGPL.

        In addition, during the historical periods presented in this prospectus, we had a business segment referred to as "Power," which consisted of our ownership of natural gas-fired electric generation facilities. On October 22, 2010, we sold our facility located in Michigan, referred to as "Triton Power," for approximately $14.8 million in cash, and as a result, in future periods we will no longer report Power as a business segment. See note 2 to our interim consolidated financial statements included elsewhere in this prospectus.

        As an energy infrastructure owner and operator in multiple facets of the United States' and Canada's various energy businesses and markets, we examine a number of variables and factors on a routine basis to evaluate our current performance and our prospects for the future. Many of our operations are regulated by various U.S. and Canadian regulatory bodies and a portion of our business portfolio (including our Kinder Morgan Canada—KMP business segment, the Canadian portion of our Cochin Pipeline, and our bulk and liquids terminal facilities located in Canada) uses the local Canadian dollar as the functional currency for its Canadian operations and enters into foreign currency-based transactions, both of which affect segment results due to the inherent variability in U.S.-Canadian dollar exchange rates. To help understand our reported operating results, all of the following references to "currency impacts," "changes due to currency" or similar terms in this section represent our estimates of the changes in financial results, in U.S. dollars, resulting from fluctuations in the relative value of the Canadian dollar to the U.S. dollar. The references are made to facilitate period-to-period comparisons of business performance and may not be comparable to similarly titled measures used by other registrants.

        The profitability of our refined petroleum products pipeline transportation business is generally driven by the volume of petroleum products that we transport and the prices we receive for our services. Transportation volume levels are primarily driven by the demand for the petroleum products being shipped or stored. Demand for petroleum products tends to track in large measure demographic and economic growth, and with the exception of periods of time with very high product prices or recessionary conditions, demand tends to be relatively stable. Because of that, we seek to own refined products pipelines located in, or that transport to, stable or growing markets and population centers. The prices for shipping are generally based on regulated tariffs that are adjusted annually based on changes in the U.S. Producer Price Index. The regulatory returns on our products pipelines, like our interstate natural gas pipelines and Canadian pipelines, mitigate the downside of these operations.

        With respect to our interstate natural gas pipelines and related storage facilities, the revenues from these assets are primarily received under contracts with terms that are fixed for various and extended periods of time. To the extent practicable and economically feasible in light of our strategic plans and other factors, we generally attempt to mitigate risk of reduced volumes and prices by negotiating contracts with longer terms, with higher per-unit pricing and for a greater percentage of our available capacity. These long-term contracts are typically structured with a fixed-fee reserving the right to transport natural gas and specify that we receive the majority of our fee for making the capacity available, whether or not the customer actually chooses to utilize the capacity. Therefore, where we have long-term contracts, we are not exposed to short-term changes in commodity supply or demand. However, as contracts expire, we do have exposure to the longer term trends in supply and demand for natural gas. As of January 1, 2011, the remaining average contract life of KMP's natural gas transportation contracts (including for its intrastate pipelines) was approximately nine years.

        The CO2 sales and transportation business, like the natural gas pipelines business, generally has fixed fee contracts with minimum volume requirements, which as of January 1, 2011, had a remaining average contract life of 4.7 years. In the long-term, our success in this business is driven by the demand for carbon dioxide. However, short-term changes in the demand for carbon dioxide typically do not have a significant impact on us due to the required minimum transport volumes under many of our contracts. In the oil and gas producing activities within the CO2—KMP business segment, we monitor the amount of capital we expend in relation to the amount of production that we expect to add. In that regard, our production during any period is an important measure. In addition, the revenues we receive from our crude oil, natural gas liquids and carbon dioxide sales are affected by the prices we realize from the sale of these products. Over the long-term, we will tend to receive prices that are dictated by the demand and overall market price for these products. In the shorter term, however, market prices are likely not indicative of the revenues we will receive due to our risk management, or hedging, program, in which the prices to be realized for certain of our future sales quantities are fixed, capped or bracketed through the use of financial derivative contracts, particularly for crude oil. As of January 7, 2011, we had 78%, 48%, 31% and 13% of our crude oil and heavy natural gas liquids net production hedged for 2011 through 2014, respectively, at average prices of $69, $84, $88 and $88 per barrel, respectively.

        The factors impacting the terminals business generally differ depending on whether the terminal is a liquid or bulk terminal, and in the case of a bulk terminal, the type of product being handled or stored. As with our products pipeline transportation business, the revenues from our bulk terminals business are generally driven by the volumes we handle and/or store, as well as the prices we receive for our services, which in turn are driven by the demand for the products being shipped or stored. While we handle and store a large variety of products in our bulk terminals, the primary products are coal, petroleum coke, and steel. For the most part, we have contracts for this business that have minimum volume guarantees and are volume based above the minimums. Because these contracts are volume based above the minimums, our profitability from the bulk business can be sensitive to economic conditions. Our liquids terminals business generally is backed by longer-term contracts which require the customer to pay regardless of whether they use the capacity. Thus, similar to our natural gas pipeline business, our liquids terminals business is less sensitive to short-term changes in supply and demand. Therefore, the extent to which changes in these variables affect our terminals business in the near term is a function of the length of the underlying service contracts (which is typically approximately 3 years), the extent to which revenues under the contracts are a function of the amount of product stored or transported, and the extent to which such contracts expire during any given period of time. To the extent practicable and economically feasible in light of our strategic plans and other factors, we generally attempt to mitigate the risk of reduced volumes and pricing by negotiating contracts with longer terms, with higher per-unit pricing and for a greater percentage of our available capacity. In addition, weather-related factors such as hurricanes, floods and droughts may impact our facilities and access to them and, thus, the profitability of certain terminals for limited periods of time or, in relatively rare cases of severe damage to facilities, for longer periods.

        In our discussions of the operating results of individual businesses that follow, we generally identify the important fluctuations between periods that are attributable to acquisitions and dispositions separately from those that are attributable to businesses owned in both periods. Principally through KMP, we believe that we have a history of making accretive acquisitions and economically advantageous expansions of existing businesses—since 1998, KMP has invested over $22 billion of capital, including more than $11 billion in the last four years, for both strategic business acquisitions and expansion projects. KMP's capital investments have helped it to achieve compound annual growth rates in cash distributions per unit to its limited partners of 4.5%, 8.8%, and 7.9%, respectively, for the one-year, three-year, and five-year periods ended December 31, 2009.

        Thus, KMP's ability to increase distributions to us and other investors will, to some extent, be a function of its successful completion of acquisitions and expansions. We believe KMP will continue to have opportunities for expansion of its facilities in many markets, and it estimates it will spend approximately $1.4 billion for its 2011 capital expansion projects (including contributions to joint ventures) and small acquisitions. Based on our historical record and because there is continued demand for energy infrastructure in the areas we serve, we expect to continue to have such opportunities in the future, although the level of such opportunities is difficult to predict.

        KMP's ability to make accretive acquisitions is a function of the availability of suitable acquisition candidates at the right cost, and includes factors over which we have limited or no control. Thus, we have no way to determine the number or size of accretive acquisition candidates in the future, or whether we will complete the acquisition of any such candidates.

        In addition, KMP's ability to make accretive acquisitions or expand its assets is impacted by its ability to maintain adequate liquidity and to raise the necessary capital needed to fund such acquisitions. As a master limited partnership, KMP distributes all of its available cash, and it accesses capital markets to fund acquisitions and asset expansions. Historically, KMP has succeeded in raising necessary capital in order to fund its acquisitions and expansions, often doing so during periods of notably tight financial conditions. For example, in December 2008, KMP raised a combined $675 million in cash from public debt and equity offerings. Although we cannot predict future changes in the overall equity and debt capital markets (in terms of tightening or loosening of credit), we believe that KMP's stable cash flows, its investment grade credit rating, the strength of its balance sheet and its historical record of successfully accessing both equity and debt funding sources should allow it to continue to execute its current investment, distribution and acquisition strategies, as well as refinance maturing debt when required.

        We believe KMP's access to financial resources and the strength of its balance sheet is demonstrated by, among other things, the ratio of net debt to EBITDA before certain items maintained by KMP. Management considers this an important measure, and it is presented because management believes it provides additional information to investors and rating agencies. The following sets forth this ratio and a reconciliation to KMP's net income and long-term debt for the years 2000 through 2009 (actual), 2010 (estimated) and 2011 (estimated).

	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010E	2011E
	(dollars in millions)
Calculation of EBITDA before certain items
Net income attributable to KMP per 10-K/Estimated	$278.3	$442.3	$608.4	$697.3	$831.6	$812.2	$1,004.1	$590.3	$1,304.8	$1,267.5	$1,320.4	$1,759.5
Certain items	—	—	—	(3.5)	1.7	170.1	(45.5)	437.8	33.1	57.8	185.1	(12.6)

Net income before certain items	278.3	442.3	608.4	693.8	833.3	982.3	958.6	1,028.1	1,337.9	1,325.3	1,505.5	1,746.9
Income taxes	14.0	16.4	15.3	16.7	19.7	24.4	19.8	66.6	33.0	43.7	36.0	59.7
DD&A	90.8	151.1	177.6	224.6	294.2	355.5	419.4	546.5	701.5	856.6	910.6	923.2
FEP/REX/MEP/KinderHawk DD&A—KMP share	—	—	—	—	—	—	—	8.3	33.2	74.6	145.7	176.9
Net interest expense	93.3	171.5	176.4	181.4	192.9	258.9	336.1	392.2	402.6	429.7	505.3	558.3

EBITDA before certain items	$476.4	$781.3	$977.7	$1,116.5	$1,340.1	$1,621.1	$1,733.9	$2,041.7	$2,508.2	$2,729.9	$3,103.1	$3,465.0

Calculation of net debt
Long-term debt per 10-K	$1,255.5	$2,231.6	$3,826.5	$4,438.1	$4,852.6	$5,319.4	$4,426.9	$6,608.1	$9,226.2	$10,330.2
Value of interest rate swaps	—	5.4	(167.0)	(121.4)	(130.2)	(98.5)	(42.6)	(152.2)	(951.3)	(332.5)

Long-term debt excluding value of interest rate swaps	1,255.5	2,237.0	3,659.5	4,316.7	4,722.4	5,220.9	4,384.3	6,455.9	8,274.9	9,997.7
Current portion of debt	648.9	560.2	—	2.2	—	—	1,359.1	610.2	288.7	594.7
Cash & cash equivalents	(59.3)	(62.8)	(41.1)	(23.3)	—	(12.1)	(6.7)	(58.9)	(62.5)	(146.6)

Net debt	$1,845.1	$2,734.4	$3,618.4	$4,295.6	$4,722.4	$5,208.8	$5,736.7	$7,007.2	$8,501.1	$10,445.8	$11,410.7	$12,303.6

Debt/EBITDA	3.9x	3.5x	3.7x	3.8x	3.5x	3.2x	3.3x	3.4x	3.4x	3.8x	3.7x	3.6x

Note:
KMP defines EBITDA before certain items as earnings before certain items, interest, income taxes, depreciation and amortization, plus KMP's share of depreciation and amortization of our joint ventures; Rockies Express, Midcontinent Express, Fayetteville Express and KinderHawk. EBITDA before certain items is a non-GAAP financial measure and is not intended to be used in lieu of the GAAP presentation of net income. KMP defines net debt as long-term debt plus the current portion of debt, excluding the value of interest rate swaps and reduced by cash and cash equivalents. Net debt is a non-GAAP financial measure and is not intended to be used in lieu of the GAAP presentation of long-term debt. Further, KMP's calculation of EBITDA before certain items and net debt may not be comparable to those of others because they may not calculate such measures in the same manner as KMP does.

        The following table sets forth detail regarding the certain items included in the table above. There were no adjustments for certain items for the years 2000 through 2002.

	2003	2004	2005	2006	2007	2008	2009	2010E	2011E
	(dollars in millions)
Trans Mountain goodwill impairment					$(377.1)
Legal reserves and settlements			$(105.0)	$(0.5)	(183.3)	$(11.3)	$(18.0)	$(172.0)
Gain on sale				15.1	152.8	14.3		8.8
Environmental reserves and receivables			(23.3)	(17.9)	(17.7)	(9.2)	(36.2)	(2.5)
Casualty losses and insurance reimbursement for losses				8.8		(18.3)	32.0	(1.3)	$15.6
Trans Mountain income before dropdown				32.0	14.9
G&A—Settlements			(30.4)
Allocated non-cash long-term compensation					(26.2)	(5.6)	(5.7)	(4.6)	(2.3)
Mark to market and ineffectiveness of certain hedges						5.6	(19.1)	5.3
Asset disposition expenses								(18.0)
North System—Inventory Adjustment			(13.7)
Kinder Morgan Canada non-cash adjustments						(6.5)	(11.2)
Contract settlements				11.9
Acquisition costs previously capitalized						(1.3)	(2.3)	(3.6)
Change in accounting for asset retirement	$3.5
Loss from early extinguishment of debt		$(1.6)
Legal expenses							0.5	(1.6)
Other		(0.1)	2.3	(3.9)	(1.2)	(0.8)	2.2	4.4	(0.7)

	$3.5	$(1.7)	$(170.1)	$45.5	$(437.8)	$(33.1)	$(57.8)	$(185.1)	$12.6

For a further discussion of our liquidity, please see "—Liquidity and Capital Resources" below.

Critical Accounting Policies and Estimates

        Our discussion and analysis of financial condition and results of operations are based on our consolidated financial statements and those of Kinder Morgan Kansas, Inc., as described above, prepared in accordance with accounting principles generally accepted in the United States of America and contained elsewhere in this prospectus. Accounting standards require information in financial statements about the risks and uncertainties inherent in significant estimates, and the application of generally accepted accounting principles involves the exercise of varying degrees of judgment. Certain amounts included in or affecting our consolidated financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions that cannot be known with certainty at the time our financial statements are prepared. These estimates and assumptions affect the amounts we report for our assets and liabilities, our revenues and expenses during the reporting period, and our disclosures of contingent assets and liabilities at the date of our financial statements. We routinely evaluate these estimates, utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates, and any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

        In preparing our consolidated financial statements and related disclosures, examples of certain areas that require more judgment relative to others include our use of estimates in determining: (1) the economic useful lives of our assets; (2) the fair values used to allocate purchase price from business combinations, determine possible asset impairment charges and calculate the annual goodwill impairment test; (3) reserves for environmental claims, legal fees, transportation rate cases and other litigation liabilities; (4) provisions for uncollectible accounts receivable; (5) exposures under contractual indemnifications; and (6) unbilled revenues.

        For a summary of our significant accounting policies, see note 2 to our annual consolidated financial statements included elsewhere in this prospectus. We believe that certain accounting policies are of more significance in our consolidated financial statement preparation process than others, which policies are discussed below.

Environmental Matters

        With respect to our environmental exposure, we utilize both internal staff and external experts to assist us in identifying environmental issues and in estimating the costs and timing of remediation efforts. We expense or capitalize, as appropriate, environmental expenditures that relate to current operations, and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs. We do not discount environmental liabilities to a net present value, and we recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable.

        Our recording of our environmental accruals often coincides with our completion of a feasibility study or our commitment to a formal plan of action, but generally, we recognize and/or adjust our environmental liabilities following routine reviews of potential environmental issues and claims that could impact our assets or operations. These adjustments may result in increases in environmental expenses and are primarily related to quarterly reviews of potential environmental issues and resulting environmental liability estimates.

        These environmental liability adjustments are recorded pursuant to our management's requirement to recognize contingent environmental liabilities whenever the associated environmental issue is likely to occur and the amount of our liability can be reasonably estimated. In making these liability estimations, we consider the effect of environmental compliance, pending legal actions against us, and potential third-party liability claims. For more information on our environmental disclosures, see note 16 to our annual consolidated financial statements and note 11 to our interim consolidated financial statements included elsewhere in this prospectus.

Legal Matters

        We are subject to litigation and regulatory proceedings as a result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. In general, we expense legal costs as incurred. When we identify specific litigation that is expected to continue for a significant period of time and require substantial expenditures, we identify a range of possible costs expected to be required to litigate the matter to a conclusion or reach an acceptable settlement. Generally, if no amount within this range is a better estimate than any other amount, we record a liability equal to the low end of the range. Any such liability recorded is revised as better information becomes available.

        Our most significant ongoing litigation proceedings involve KMP's West Coast Products Pipelines. Tariffs charged by certain of these pipeline systems are subject to certain proceedings at the FERC involving shippers' complaints regarding the interstate rates, as well as practices and the jurisdictional nature of certain facilities and services. Generally, the interstate rates on our products pipeline systems are "grandfathered" under the Energy Policy Act of 1992 unless "substantially changed circumstances" are found to exist. To the extent "substantially changed circumstances" are found to exist, KMP's West Coast Products Pipeline operations may be subject to substantial exposure under these FERC complaints and could, therefore, owe reparations and/or refunds to complainants as mandated by the FERC or the United States' judicial system. Following the FERC's approval of a settlement agreement KMP reached with certain shippers, those KMP subsidiaries made settlement payments totaling $206.3 million in May 2010. For more information on our FERC regulatory proceedings, see note 16 to our annual consolidated financial statements and note 11 to our interim consolidated financial statements included elsewhere in this prospectus.

Intangible Assets

        Intangible assets are those assets which provide future economic benefit but have no physical substance. Identifiable intangible assets having indefinite useful economic lives, including goodwill, are not subject to regular periodic amortization, and such assets are not to be amortized until their lives are determined to be finite. Instead, the carrying amount of a recognized intangible asset with an indefinite useful life must be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value. There have not been any significant changes in these estimates during 2009; however, during the second quarter of 2008, Kinder Morgan Kansas, Inc. changed the date of its annual goodwill impairment test date to May 31 of each year (from January 1). We also perform our annual goodwill impairment test on May 31 of each year.

        In conjunction with our annual impairment test of the carrying value of goodwill, performed as of May 31, 2008, we determined that the fair value of certain reporting units that are part of our investment in KMP were less than the carrying values. The fair value of each reporting unit was determined from the present value of the expected future cash flows from the applicable reporting unit (inclusive of a terminal value calculated using a market multiple for the individual assets). The implied fair value of goodwill within each reporting unit was then compared to the carrying value of goodwill of each such unit, resulting in the following goodwill impairments by reporting unit: Products Pipelines—KMP (excluding associated terminals), $1.20 billion; Products Pipelines Terminals—KMP (separate from Products Pipelines—KMP for goodwill impairment purposes), $70 million; Natural Gas Pipelines—KMP, $2.09 billion; and Terminals—KMP, $677 million, for a total impairment of

$4.03 billion. The goodwill impairment was a non-cash charge and did not have any impact on our cash flow. We have determined that our goodwill was not impaired as of May 31, 2009 or 2010, and no event indicating an impairment has occurred subsequent to May 31, 2010.

        As of December 31, 2009 and 2008, our goodwill was $4,744.3 million and $4,698.7 million, respectively. Included in these goodwill balances are $236.0 million and $203.6 million as of December 31, 2009 and 2008, respectively, related to the Trans Mountain pipeline, which we sold to KMP on April 30, 2007. This sale transaction caused us to reconsider the fair value of the Trans Mountain pipeline system in relation to its carrying value, and to make a determination as to whether the associated goodwill was impaired. As a result of this analysis, we recorded a goodwill impairment charge of $377.1 million to our consolidated statement of operations for the five months ended May 31, 2007.

        The remaining intangible assets, excluding goodwill, include customer relationships, contracts and agreements, technology-based assets, lease value and other long-term assets. These intangible assets have definite lives, are being amortized in a systematic and rational manner over their estimated useful lives and are reported separately as "Other Intangibles, Net" in our consolidated balance sheets. As of December 31, 2009 and 2008, these intangibles totaled $259.8 million and $251.5 million, respectively.

        For more information on our goodwill and intangibles, see note 7 to our annual consolidated financial statements and note 3 to our interim consolidated financial statements included elsewhere in this prospectus.

Estimated Net Recoverable Quantities of Oil and Gas

        We use the successful efforts method of accounting for our oil and gas producing activities. The successful efforts method inherently relies on the estimation of proved reserves, both developed and undeveloped. The existence and the estimated amount of proved reserves affect, among other things, whether certain costs are capitalized or expensed, the amount and timing of costs depleted or amortized into income and the presentation of supplemental information on oil and gas producing activities. The expected future cash flows to be generated by oil and gas producing properties used in testing for impairment of such properties also rely in part on estimates of net recoverable quantities of oil and gas.

        Proved reserves are the estimated quantities of oil and gas that geologic and engineering data demonstrates with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Estimates of proved reserves may change, either positively or negatively, as additional information becomes available and as contractual, economic and political conditions change. For more information on our ownership interests in the net quantities of proved oil and gas reserves, see note 19 to our annual consolidated financial statements included elsewhere in this prospectus.

Hedging Activities

        We engage in a hedging program that utilizes derivative contracts to mitigate (offset) our exposure to fluctuations in energy commodity prices and to balance our exposure to fixed and variable interest rates, and we believe that these hedges are generally effective in realizing these objectives. According to the provisions of current accounting standards, to be considered effective, changes in the value of a derivative contract or its resulting cash flows must substantially offset changes in the value or cash flows of the item being hedged, and the ineffective portion of the hedge gain or loss and any component excluded from the computation of the effectiveness of the derivative contract must be reported in earnings immediately.

        Since it is not always possible for us to engage in a hedging transaction that completely mitigates our exposure to unfavorable changes in commodity prices—a perfectly effective hedge—we often enter into hedges that are not completely effective in those instances where we believe to do so would be better than not hedging at all. But because the part of such hedging transaction that is not effective in offsetting undesired changes in commodity prices (the ineffective portion) is required to be recognized currently in earnings, our financial statements may reflect a gain or loss arising from an exposure to commodity prices for which we are unable to enter into a completely effective hedge. For example, when we purchase a commodity at one location and sell it at another, we may be unable to hedge completely our exposure to a differential in the price of the product between these two locations; accordingly, our financial statements may reflect some volatility due to these hedges. For more information on our hedging activities, see note 13 to our annual consolidated financial statements and note 6 to our interim consolidated financial statements included elsewhere in this prospectus.

Employee Benefit Plans

        With respect to the amount of income or expense we recognize in association with our pension and retiree medical plans, we must make a number of assumptions with respect to both future financial conditions (for example, medical costs, returns on fund assets and market interest rates) as well as future actions by plan participants (for example, when they will retire and how long they will live after retirement). Most of these assumptions have relatively minor impacts on the overall accounting recognition given to these plans, but two assumptions in particular, the discount rate and the assumed long-term rate of return on fund assets, can have significant effects on the amount of expense recorded and liability recognized. We review historical trends, future expectations, current and projected market conditions, the general interest rate environment and benefit payment obligations to select these assumptions. The discount rate represents the market rate for a high quality corporate bond. The selection of these assumptions is further discussed in note 9 to our annual consolidated financial statements included elsewhere in this prospectus. While we believe our choices for these assumptions are appropriate in the circumstances, other assumptions also could be reasonably applied and, therefore, we note that, at our current level of pension and retiree medical funding, a change of 1% in the long-term return assumption would increase (decrease) our annual retiree medical expense by approximately $500,000 ($500,000) and would increase (decrease) our annual pension expense by $1.9 million ($1.9 million) in comparison to that recorded in 2009. Similarly, a 1% change in the discount rate would increase (decrease) our accumulated postretirement benefit obligation by $6.3 million ($5.8 million) and would increase (decrease) our projected pension benefit obligation by $30.9 million ($27.6 million) compared to those balances as of December 31, 2009.

Income Taxes

        We record a valuation allowance to reduce our deferred tax assets to an amount that is more likely than not to be realized. While we have considered estimated future taxable income and prudent and feasible tax planning strategies in determining the amount of our valuation allowance, any change in the amount that we expect to ultimately realize will be included in income in the period in which such a determination is reached. In addition, we do business in a number of states with differing laws concerning how income subject to each state's tax structure is measured and at what effective rate such income is taxed. Therefore, we must make estimates of how our income will be apportioned among the various states in order to arrive at an overall effective tax rate. Changes in our effective rate, including any effect on previously recorded deferred taxes, are recorded in the period in which the need for such change is identified.

        In determining the deferred income tax asset and liability balances attributable to our investments, we have applied an accounting policy that looks through our investments including our investment in KMP. The application of this policy resulted in no deferred income taxes being provided on the difference between the book and tax basis on the non-tax-deductible goodwill portion of our investment in KMP.

New Basis of Accounting

        The Going Private Transaction was accounted for as a purchase business combination and, as a result of the application of the Securities and Exchange Commission's "push-down" accounting requirements, this transaction has resulted in our adoption of a new basis of accounting for our assets and liabilities. Accordingly, our assets and liabilities have been recorded at their estimated fair values as of the date of the completion of the Going Private Transaction, with the excess of the purchase price over these combined fair values recorded as goodwill.

        Therefore, in the accompanying financial information, transactions and balances prior to the closing of the Going Private Transaction reflect the historical basis of accounting for Kinder Morgan Kansas, Inc.'s assets and liabilities, while the amounts subsequent to the closing reflect the push-down of the investors' new accounting basis to our financial statements. Additional information concerning the impact of the Going Private Transaction on the accompanying financial information is contained under "Impact of the Purchase Method of Accounting on Segment Earnings (Loss)" below.

        Our adoption of a new basis of accounting for our assets and liabilities as a result of the 2007 Going Private Transaction, the 2007 sales of our retail natural gas distribution and related operations and our Corridor operations, the 2008 sale of our North System, the 2008 sale of an 80% interest in NGPL, the 2008 goodwill impairments described above, the 2010 impairment charge related to our investment in NGPL, the 2010 rate case liability adjustments, the 2010 settlement of litigation related to the Going Private Transaction and other acquisitions and divestitures (including the transfer of certain assets to KMP), among other factors, affect comparisons of our financial position and results of operations between certain periods.

Results of Operations—Interim Periods

Consolidated

	Nine Months Ended September 30,
			Earnings increase/(decrease)
	2010	2009
	(In millions, except percentages)
Segment earnings (loss) before depreciation, depletion and amortization expense and amortization of excess cost of equity investments(a)
Products Pipelines—KMP(b)	$331.8	$468.0	$(136.2)	(29)%
Natural Gas Pipelines—KMP(c)	592.3	559.8	32.5	6%
CO2—KMP(d)	763.9	635.6	128.3	20%
Terminals—KMP(e)	474.5	430.3	44.2	10%
Kinder Morgan Canada—KMP(f)	132.9	113.9	19.0	17%
NGPL(g)	(405.0)	31.4	(436.4)	(1,390)%
Power	3.8	3.8	—	—

Segment earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	1,894.2	2,242.8	(348.6)	(16)%
Depreciation, depletion and amortization expense	(813.7)	(777.1)	(36.6)	(5)%
Amortization of excess cost of equity investments	(4.3)	(4.3)	—	—
NGPL fixed fee revenue(h)	35.4	34.4	1.0	3%
Other operating revenues	1.5	—	1.5	n/a
General and administrative expense(i)	(528.7)	(269.2)	(259.5)	(96)%
Unallocable interest and other, net(j)	(492.6)	(425.2)	(67.4)	(16)%

Income from continuing operations before income taxes	91.8	801.4	(709.6)	(89)%
Unallocable income tax benefit (expense)(a)	41.6	(218.4)	260.0	119%

Income from continuing operations	133.4	583.0	(449.6)	(77)%
Income (loss) from discontinued operations, net of tax	(0.4)	0.4	(0.8)	(200)%

Net income	133.0	583.4	(450.4)	(77)%
Net income attributable to noncontrolling interests	(237.3)	(215.5)	(21.8)	(10)%

Net income (loss) attributable to Kinder Morgan Holdco LLC(k)	$(104.3)	$367.9	$(472.2)	(128)%

(a)
Includes revenues, earnings from equity investments, allocable interest income and other, net, less operating expenses, allocable income taxes, and other expense (income). Operating expenses include natural gas purchases and other costs of sales, operations and maintenance expenses, and taxes, other than income taxes. Segment earnings include KMP's allocable income taxes expense of $12.5 million and $28.8 million for the nine months ended September 30, 2010 and 2009, respectively.

(b)
2010 amount includes a $158.0 million (pre-tax) increase in expense associated with rate case liability adjustments, and a $17.4 million decrease in income associated with combined property environmental expenses and the demolition of physical assets in preparation for the sale of the Gaffey Street, California land. 2009 amount includes a $0.1 million increase in income from hurricane casualty gains. 2010 and 2009 amounts also include (1) increases in expense of $2.5 million and $3.8 million, respectively, associated with environmental liability adjustments and (2) increases in income of $0.4 million and $1.5 million, respectively, resulting from unrealized foreign currency gains and losses on long-term debt transactions. Also 2010 and 2009 amounts include decreases in segment earnings of $7.3 million and $0.3 million, respectively, related to property disposal losses, which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(c)
2010 amount includes a $0.8 million unrealized loss on derivative contracts used to hedge forecasted natural gas sales, and a $0.4 million increase in income from certain measurement period adjustments related to KMP's October 1, 2009 natural gas treating business acquisition. 2009 amount includes a $4.5 million decrease in income resulting from unrealized mark to market gains and losses due to the discontinuance of hedge accounting at Casper Douglas, and a $3.7 million increase in income from a hurricane casualty gain. Also, 2010 and 2009 amounts include increases in segment earnings of $0.1 million and $0.2 million, respectively, resulting from valuation adjustments related to derivative contracts in place at the time of the Going Private Transaction and recorded in the application of the purchase method of accounting. 2010 and 2009 amounts also include decreases in segment earnings of $0.7 million and $1.1 million, respectively, related to property disposal losses, which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(d)
2010 and 2009 amounts include a $5.4 million unrealized gain and a $5.4 million unrealized loss, respectively, on derivative contracts used to hedge forecasted crude oil sales. Also, 2010 and 2009 amounts include increases in segment earnings resulting from valuation adjustments of $39.8 million and $72.3 million, respectively, primarily related to derivative contracts in place at the time of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(e)
2010 amount includes (1) a $6.7 million casualty indemnification gain related to a 2008 fire at the Pasadena, Texas liquids terminals, (2) a $0.2 million decrease in expense from certain measurement period adjustments related to KMP's March 5, 2010 Slay Industries terminal acquisition, (3) a $5.0 million increase in expense from casualty insurance deductibles and (4) a $0.6 million increase in expense related to storm and flood clean-up and repair activities. 2009 amount includes (1) an $11.2 million increase in income from fire and hurricane casualty gains, (2) a $0.5 million decrease in expense associated with legal liability adjustments related to a litigation matter involving the Staten Island liquids terminal and (3) a $0.1 million increase in expense associated with environmental liability adjustments. Also, 2010 and 2009 amounts include decreases in segment earnings of $0.7 million and $2.5 million, respectively, related to assets sold, which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(f)
2009 amount includes a $14.9 million increase in expense primarily due to certain non-cash regulatory accounting adjustments to the carrying amount of Trans Mountain pipeline system's previously established deferred tax liability and a $3.7 million decrease in expense due to a certain non-cash accounting adjustment related to book tax accruals made by the Express pipeline system.

(g)
Includes a non-cash investment impairment charge, which we recorded in the amount of $430.0 million (pre-tax); see note 2 to our interim consolidated financial statements included elsewhere in this prospectus.

(h)
See note 9 to our interim consolidated financial statements included elsewhere in this prospectus.

(i)
Includes unallocated litigation and environmental expenses. 2010 amount includes a $200 million (pre-tax) Going Private Transaction litigation settlement; see note 11 to our interim consolidated financial statements included elsewhere in this prospectus. 2010 and 2009 amounts include (1) increases in expense of $3.5 million and $0.6 million, respectively, for certain asset and business acquisition costs and (2) decreases in expense of $0.2 million and $2.4 million, respectively, related to capitalized overhead costs associated with the 2008 hurricane season. 2010 amount also includes a $1.6 million increase in legal expense associated with items disclosed in these footnotes such as legal settlements and pipeline failures.

(j)
2010 and 2009 amounts include increases in imputed interest expense of $0.8 million and $1.2 million, respectively, related to KMP's January 1, 2007 Cochin Pipeline acquisition.

(k)
2010 amount includes a reduction of approximately $107 million (after-tax) in the income we recognized from our interest in the general partner due to a KMP distribution of cash from interim capital transactions. See note 11 to our interim consolidated financial statements included elsewhere in this prospectus.

        For the first nine months of 2010 the net loss attributable to Kinder Morgan Holdco LLC totaled $104.3 million as compared to net income attributable to Kinder Morgan Holdco LLC of $367.9 million in the first nine months of 2009. Our total revenues for the comparative periods were $6,236.7 million and $5,234.5 million, respectively. Net income attributable to Kinder Morgan Holdco LLC for the nine months ended September 30, 2010 was negatively impacted by (1) a $128 million (after-tax) Going Private Transaction litigation settlement, (2) approximately $107 million (after-tax) from a reduction in the income we recognized from our interest in the general partner due to a KMP distribution of cash from interim capital transactions and (3) approximately $275 million (after-tax) from an investment impairment charge recorded in the first quarter of 2010.

        For the comparable nine month periods, total segment earnings before depreciation, depletion and amortization, sometimes referred to as "earnings before DD&A," decreased $348.6 million (16%) in 2010; however, the overall decrease included a decrease in earnings of $630.6 million from the combined effect of the certain items described in the footnotes to the table above (combining to affect total segment earnings before depreciation, depletion and amortization by a $570.0 million decrease and a $60.6 million increase in the first nine months of 2010 and 2009, respectively). The two primary items described in the footnotes to the table above contributing to the $570 million decrease in total segment earnings before depreciation, depletion and amortization for the first nine months of 2010 were (1) a $430 million (pre-tax) impairment of our investment in NGPL and (2) a $158 million (pre-tax) expense associated with the Products Pipeline—KMP litigation. The remaining $282.0 million (13%) increase in total segment earnings before depreciation, depletion and amortization in the first nine months of 2010 versus the first nine months of 2009 resulted from better performance from all five of KMP's reportable business segments, mainly due to increases attributable to the CO2—KMP, Terminals—KMP, and Products Pipelines—KMP business segments.

Products Pipelines—KMP

	Nine Months Ended September 30,
	2010	2009
	(In millions, except operating statistics)
Revenues	$661.5	$611.6
Operating expenses(a)	(341.7)	(165.8)
Other income (expense)(b)	(11.3)	(0.2)
Earnings from equity investments	15.5	12.8
Interest income and Other, net-income(c)	6.0	9.8
Income tax benefit (expense)	1.8	(0.2)

Earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	$331.8	$468.0

Gasoline (MMBbl)(d)	299.4	301.2
Diesel fuel (MMBbl)	109.5	107.9
Jet fuel (MMBbl)	78.1	83.7

Total refined product volumes (MMBbl)	487.0	492.8
Natural gas liquids (MMBbl)	18.3	18.4

Total delivery volumes (MMBbl)(e)	505.3	511.2

Ethanol (MMBbl)(f)	22.4	16.7

(a)
2010 amount includes an increase in expense of $2.5 million from environmental liability adjustments, an increase in expense of $13.5 million associated with environmental clean-up expenses and the demolition of physical assets in preparation for the sale of KMP's Gaffey Street, California land, and a $158.0 million increase in expense associated with rate case liability adjustments. 2009 amount includes a $3.8 million increase in expense associated with environmental liability adjustments.

(b)
2010 amount includes disposal losses of $3.9 million related to the retirement of KMP's Gaffey Street, California land. 2009 amount includes $0.1 million gains from hurricane casualty indemnifications. Also, 2010 and 2009 amounts include $7.3 million and $0.3 million, respectively, of decreases in segment earnings related to property disposal losses, which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(c)
2010 and 2009 amounts include increases in income of $0.4 million and $1.5 million, respectively, resulting from unrealized foreign currency gains and losses on long-term debt transactions.

(d)
Volumes include ethanol pipeline volumes.

(e)
Includes Pacific, Plantation, Calnev, Central Florida, Cochin and Cypress pipeline volumes.

(f)
Represents total ethanol volumes, including ethanol pipeline volumes.

        For the nine months ended September 30, 2010, the certain items described in the footnotes to the table above decreased earnings before depreciation, depletion and amortization expenses by $182.3 million when compared to the same period of 2009. Following is information for the nine month periods of 2010 and 2009, related to the segment's (1) remaining $46.1 million (10%) increase in earnings before depreciation, depletion and amortization and (2) $49.9 million (8%) increase in operating revenues:

Nine months ended September 30, 2010 versus Nine months ended September 30, 2009

	Earnings before DD&A increase/(decrease)		Revenues increase/(decrease)
	(In millions, except percentages)
Pacific operations	$31.5	16%	$38.0	13%
Southeast Terminals	11.4	29%	10.3	18%
West Coast Terminals	7.4	15%	7.3	11%
Central Florida Pipeline	3.2	8%	1.9	4%
Cochin Pipeline	(10.8)	(31)%	(6.7)	(17)%
Transmix operations	(1.6)	(6)%	(4.7)	(12)%
All others (including intrasegment eliminations)	5.0	7%	3.8	5%

Total Products Pipelines—KMP	$46.1	10%	$49.9	8%

        The increases in the Products Pipelines—KMP business segment's earnings before depreciation, depletion and amortization expenses in the first nine months of 2010, when compared to the same period a year ago, were driven by higher earnings from the Pacific operations. The earnings increase was largely revenue related, due to an increase of $25.8 million (12%) in mainline delivery revenues and an increase of $12.2 million (16%) in fee-based terminal revenues. The increase in pipeline delivery revenues year-to-date were attributable to higher average tariff rates in 2010 (due in part to FERC-approved rate increases) and military tender rate increases. The increases in terminal revenues were mainly attributable to incremental ethanol handling services that were due in part to mandated increases in ethanol blending rates in California since the end of September 2009.

        Other period-to-period increases and decreases in segment earnings before depreciation, depletion and amortization in the comparable nine month periods of 2010 and 2009 included the following:

  •
  an increase of $7.4 million (15%) from the West Coast terminal operations. The increase was driven by higher warehousing revenues and incremental customers at the combined Carson/Los Angeles Harbor terminal system, incremental biodiesel revenues from the liquids facilities located in Portland, Oregon, and incremental earnings contributions from the terminals' Portland, Oregon Airport pipeline, which was acquired on July 31, 2009;

  •
  a decrease of $10.8 million (31%) from the Cochin pipeline system. The decrease in earnings was primarily attributable to a 23% decline in system delivery volumes in 2010, due in part to the negative impacts from unfavorable tariff changes in 2010;

  •
  a decrease of $1.6 million (6%) from the Transmix processing operations. The lower period-to-period earnings were mainly due to a combined $8.0 million increase in revenues recognized in August 2009. At that time, KMP recorded certain true-ups related to transmix settlement gains (including tank gains and incremental loss allowance gains);

  •
  an increase of $3.2 million (8%) from the Central Florida Pipeline. For the comparable nine month period, earnings increased in 2010 due to both incremental product inventory gains and higher ethanol handling revenues; and

  •
  an increase of $11.4 million (29%), from the Southeast terminal operations. For the comparable nine month period, earnings increased in 2010 due to both increased ethanol throughput and higher product inventory sales at higher prices.

        For all segment assets combined, ethanol volumes handled increased 34% in the first nine months of 2010, when compared to the same period last year. Although the growing use of ethanol as part of the domestic fuel supply tends to reduce other refined products pipeline volumes, KMP believes the capital investments it has made for ethanol storage and blending infrastructure have enabled it to recover the decreases in revenues and cash flows resulting from lower pipeline transport volumes. To date, KMP has committed approximately $500 million to handle renewable fuels, and anticipates expanding that capability.

Natural Gas Pipelines—KMP

	Nine Months Ended September 30,
	2010	2009
	(In millions, except operating statistics)
Revenues(a)	$3,414.0	$2,751.2
Operating expenses(b)	(2,938.0)	(2,325.7)
Other income (expense)(c)	(0.7)	2.6
Earnings from equity investments	115.9	104.7
Interest income and Other, net-income	2.9	31.1
Income tax expense	(1.8)	(4.1)

Earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	$592.3	$559.8

Natural gas transport volumes (Bcf)(d)	1,920.8	1,683.6

Natural gas sales volumes (Bcf)(e)	602.1	602.3

(a)
2010 amount includes a $0.4 million increase in revenues from certain measurement period adjustments related to the October 1, 2009 natural gas treating business acquisition.

(b)
2010 amount includes an unrealized loss of $0.8 million on derivative contracts used to hedge forecasted natural gas sales. 2009 amount includes a decrease in income of $4.5 million resulting from unrealized mark to market gains and losses due to the discontinuance of hedge accounting at Casper Douglas. Beginning in the second quarter of 2008, the Casper Douglas gas processing operations discontinued hedge accounting, and the last of the related derivative contracts expired in December 2009. Also, 2010 and 2009 amounts include increases in segment earnings of $0.1 million and $0.2 million, respectively, resulting from valuation adjustments related to derivative contracts in place at the time of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(c)
2009 amount includes a $3.7 million gain from hurricane casualty indemnifications. Also, 2010 and 2009 amounts include $0.7 million and $1.1 million decreases in segment earnings related to property disposal losses and assets sold, respectively, which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(d)
Includes Kinder Morgan Interstate Gas Transmission LLC, Trailblazer Pipeline Company LLC, TransColorado Gas Transmission Company LLC, Rockies Express Pipeline LLC, Midcontinent Express Pipeline LLC, Kinder Morgan Louisiana Pipeline LLC and Texas intrastate natural gas pipeline group pipeline volumes.

(e)
Represents Texas intrastate natural gas pipeline group volumes.

        For the nine months ended September 30, 2010, the certain items described in the footnotes to the table above increased earnings before depreciation, depletion and amortization expense by $0.7 million when compared to the same period in 2009 and increased revenues in 2010 by $0.4 million, when compared to 2009. Following is information for the comparable nine month periods of 2010 and 2009, related to the segment's (1) remaining $31.8 million (6%) increase in earnings before depreciation, depletion and amortization and (2) remaining $662.4 million (24%) increase in operating revenues:

Nine months ended September 30, 2010 versus Nine months ended September 30, 2009

	Earnings before DD&A increase/(decrease)		Revenues increase/(decrease)
	(In millions, except percentages)
Kinder Morgan Natural Gas Treating	$32.0	n/a	$46.1	n/a
Kinder Morgan Louisiana Pipeline	13.8	49%	42.4	501%
Midcontinent Express Pipeline(a)	13.2	172%	—	—
KinderHawk Field Services(a)	6.8	n/a	—	—
Texas Intrastate Natural Gas Pipeline Group	(20.8)	(8)%	544.7	22%
Rockies Express Pipeline(a)	(12.1)	(16)%	—	—
Kinder Morgan Interstate Gas Transmission	(9.2)	(10)%	3.6	3%
All others (including intrasegment eliminations)	8.1	8%	25.6	19%

Total Natural Gas Pipelines—KMP	$31.8	6%	$662.4	24%

(a)
Equity investments. KMP records earnings under the equity method of accounting, but it receives distributions in amounts essentially equal to equity earnings plus depreciation and amortization expenses less sustaining capital expenditures.

        The increase in the Natural Gas Pipelines—KMP segment's earnings before depreciation, depletion and amortization expenses in the first nine months of 2010 versus the same period of 2009 was driven by incremental contributions from the Kinder Morgan Natural Gas Treating operations and the Kinder Morgan Louisiana natural gas pipeline system.

        KMP's Kinder Morgan Louisiana pipeline system began full transportation service on June 21, 2009. KMP acquired the majority of the Kinder Morgan Natural Gas Treating operations from CrossTex Energy, Inc. on October 1, 2009, and it acquired the remaining portion from Gas-Chill, Inc. on September 1, 2010. Combined, these assets contributed incremental earnings before depreciation, depletion and amortization of $32.0 million, revenues of $46.1 million and operating expenses of $14.1 million in the first nine months of 2010.

        Other period-to-period increases and decreases in segment earnings before depreciation, depletion and amortization in the comparable nine month periods of 2010 and 2009 included the following:

  •
  an increase of $6.8 million due to incremental equity earnings from the 50%-owned KinderHawk Field Services LLC. KMP acquired its 50% ownership interest on May 21, 2010 KinderHawk's assets consist of more than 300 miles of pipeline currently in service, with projected throughput of approximately 800 million cubic feet per day of natural gas by the end of 2010. Additionally, the system's natural gas amine treating plants have a current capacity of approximately 2,135 gallons per minute.

    KinderHawk has also received a dedication to transport and treat all of Petrohawk Energy Corporation's operated Haynesville and Bossier shale gas production in northwest Louisiana for the life of the leases at agreed upon rates, as well as minimum volume commitments from Petrohawk for the first five years of the joint venture agreement. It will also focus on providing transportation services to third-party producers;

  •
  an increase of $13.2 million (172%) due to incremental equity earnings from the 50%-owned Midcontinent Express natural gas pipeline system. The incremental earnings from the investment in Midcontinent Express were driven by the commencement and/or expansion of natural gas transportation service since the end of the third quarter of 2009. The Midcontinent Express system initiated interim natural gas transportation service for its Zone 1 on April 10, 2009, achieved full Zone 1 service on May 21, 2009, and achieved full Zone 2 service on August 1, 2009. In addition, in June 2010, Midcontinent Express completed two natural gas compression projects that increased Zone 1 capacity from 1.5 to 1.8 billion cubic feet per day, and Zone 2 capacity from 1.0 to 1.2 billion cubic feet per day. The incremental capacity is fully subscribed with ten-year binding shipper agreements;

  •
  a decrease of $20.8 million (8%) from the Texas intrastate natural gas pipeline group. The overall decrease in earnings was driven by (1) a decrease of $13.0 million from overall storage activities (primarily due to lower price spreads relative to 2009); (2) a decrease of $4.1 million due to lower natural gas gains; (3) a $6.0 million decrease in natural gas sales margins, largely attributable to higher costs of natural gas supplies relative to sales price; (4) a $3.5 million decrease from lower interest income, due to a one-time natural gas loan to a single customer in 2009; and (5) a $7.6 million increase in natural gas processing margins, due mainly to higher natural gas liquids prices relative to 2009;

  •
  a decrease of $12.1 million (16%) from the 50%-owned Rockies Express pipeline system, primarily due to lower net income earned by Rockies Express Pipeline LLC in 2010. The decrease in Rockies Express' 100% net income was mainly due to (1) a $47.8 million increase in interest expense, due to the debt mix shifting to longer term maturities and lower capitalized interest expense; (2) a $71.8 million increase in depreciation and amortization expenses, due to a higher depreciable asset base; and (3) a $44.3 million increase in property tax expenses, including an $11.7 million increase associated with a higher than expected assessment in the state of Ohio.

    Partially offsetting the decreases in earnings described above were increases in earnings (primarily from incremental natural gas transportation revenues) in the first nine months of 2010 related to the completion and start-up of the Rockies Express-East pipeline segment, which began initial pipeline service on June 29, 2009, and began full operations on November 12, 2009. KMP's operating results for the first nine months of 2010 also were negatively impacted, however, by a portion of the Rockies Express-East pipeline segment being shutdown due to a pipeline girth weld failure that occurred on November 14, 2009. Partial service was restored on January 27, 2010, and full service was restored on February 6, 2010. The shutdown cost KMP approximately $15 million in demand charge credits in the first quarter of 2010; and

  •
  a decrease of $9.2 million (10%) from the Kinder Morgan Interstate Gas Transmission pipeline system—due largely to lower margins on operational sales of natural gas (due mainly to lower average natural gas prices in 2010), lower pipeline net fuel recoveries and lower earnings from short-term natural gas balancing services.

        The overall changes in both segment revenues and segment operating expenses (which include natural gas costs of sales) in the comparable nine month periods of 2010 and 2009 primarily relate to the natural gas purchase and sale activities of the Texas intrastate group, with the variances from period-to-period in both revenues and operating expenses mainly due to corresponding changes in the intrastate group's average prices and volumes for natural gas purchased and sold. The intrastate group both purchases and sells significant volumes of natural gas, which is often stored and/or transported on its pipelines, and because the group generally sells natural gas in the same price environment in which it is purchased, the increases and decreases in its gas sales revenues are largely offset by corresponding increases and decreases in its gas purchase costs. For the comparable nine month periods of 2010 and 2009, the intrastate group accounted for 89% and 90%, respectively, of total revenues, and 95% and 96%, respectively, of total segment operating expenses.

CO2—KMP

	Nine Months Ended September 30,
	2010	2009
	(In millions, except operating statistics)
Revenues(a)	$972.2	$821.7
Operating expenses	(229.9)	(198.4)
Earnings from equity investments	17.7	16.4
Interest income and Other, net-income (expense)	1.9	(1.2)
Income tax benefit (expense)	2.0	(2.9)

Earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	$763.9	$635.6

Carbon dioxide delivery volumes (Bcf)(b)	558.2	579.7
SACROC oil production (gross)(MBbl/d)(c)	29.4	30.2
SACROC oil production (net)(MBbl/d)(d)	24.5	25.2
Yates oil production (gross)(MBbl/d)(c)	24.4	26.6
Yates oil production (net)(MBbl/d)(d)	10.8	11.8
Natural gas liquids sales volumes (net)(MBbl/d)(d)	9.9	9.3
Realized weighted average oil price per Bbl(e)(f)	$59.88	$48.27
Realized weighted average natural gas liquids price per Bbl(f)(g)	$50.06	$34.31

(a)
2010 amount includes unrealized gains (from increases in revenues) of $5.4 million on derivative contracts used to hedge forecasted crude oil sales. 2009 amount includes unrealized losses (from decreases in revenues) of $5.4 million on derivative contracts used to hedge forecasted crude oil sales. Also, amounts include increases in segment earnings resulting from valuation adjustments of $39.8 million and $72.3 million, respectively, for the nine months ended September 30, 2010 and 2009, primarily related to derivative contracts in place at the time of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(b)
Includes Cortez, Central Basin, Canyon Reef Carriers, Centerline and Pecos pipeline volumes.

(c)
Represents 100% of the production from the field. KMP owns an approximately 97% working interest in the SACROC unit and an approximately 50% working interest in the Yates unit.

(d)
Net to KMP, after royalties and outside working interests.

(e)
Includes all of KMP's crude oil production properties.

(f)
Hedge gains/losses for crude oil and natural gas liquids are included with crude oil.

(g)
Includes production attributable to leasehold ownership and production attributable to KMP's ownership in processing plants and third party processing agreements.

        The CO2—KMP segment's primary businesses involve the production, marketing and transportation of both carbon dioxide (commonly called CO2) and crude oil, and the production and marketing of natural gas and natural gas liquids. We refer to the segment's two primary businesses as its "Oil and Gas Producing Activities" and "Sales and Transportation Activities."

        For the nine months ended September 30, 2010, the unrealized gains and losses on derivative contracts used to hedge forecasted crude oil sales described in footnote (a) to the table above decreased both earnings before depreciation, depletion and amortization expenses and revenues by $21.7 million when compared to the same period of 2009. For each of the segment's two primary businesses, following is information for the comparable nine month periods of 2010 and 2009, related to the segment's (1) remaining $150.0 million (26%) increases in earnings before depreciation, depletion and amortization and (2) remaining $172.2 million (23%) increases in operating revenues:

Nine months ended September 30, 2010 versus Nine months ended September 30, 2009

	Earnings before DD&A increase/(decrease)		Revenues increase/(decrease)
	(In millions, except percentages)
Oil and Gas Producing Activities	$115.0	28%	$145.9	24%
Sales and Transportation Activities	35.0	22%	31.6	17%
Intrasegment eliminations	—	—	(5.3)	(16)%

Total CO2—KMP	$150.0	26%	$172.2	23%

        The segment's overall period-to-period increase in earnings before depreciation, depletion and amortization expenses was primarily due to higher earnings from its oil and gas producing activities, which include the operations associated with KMP's ownership interests in oil-producing fields and natural gas processing plants. The increase in earnings from oil and gas producing activities in the nine month period ended September 30, 2010 compared to the nine month period ended September 30, 2009 was mainly due to the following:

  •
  an increase of $138.4 million (24%) in combined crude oil and natural gas plant products sales revenues, due largely to an increase of 24% in the realized weighted average price per barrel of crude oil, and an increase of 46% in the realized weighted average price per barrel of natural gas liquids. KMP also benefitted from an increase in natural gas liquids sales volumes of 6% in the first nine months of 2010, when compared to the same period a year ago. Overall operating revenues were somewhat offset by a decrease in crude oil sales volumes of 5% in first nine months of 2010;

  •
  an increase of $7.5 million (38%) in other revenues, driven by higher net profits interest revenues in 2010 from KMP's 28% net profits interest in the Snyder, Texas natural gas processing plant, due to higher natural gas liquid production; and

  •
  a decrease of $32.8 million (17%) due to higher operating expenses driven by (1) an increase in tax expenses, other than income tax expenses, resulting primarily from reductions in severance tax expense in the first nine months of 2009 related to prior year overpayments and (2) for the comparable nine month periods, higher operating and maintenance expenses resulting from increased natural gas processing volumes in 2010.

        The overall period-to-period increase in earnings from the segment's sales and transportation activities were mainly due to an increase of $31.4 million (25%) in carbon dioxide sales revenues. The increase in sales revenues was primarily price related and partly volume related. The segment's average price received for all carbon dioxide sales in the first nine months of 2010 increased 25% reflecting continuing strong demand for carbon dioxide's oil recovery use in mature oil fields. Overall carbon dioxide sales volumes increased 1% in the first nine months of 2010 versus the same prior year period.

Terminals—KMP

	Nine Months Ended September 30,
	2010	2009
	(In millions, except operating statistics)
Revenues	$946.1	$814.9
Operating expenses(a)	(480.3)	(395.1)
Other income(b)	9.7	11.8
Earnings from equity investments	1.3	0.3
Interest income and Other, net-income	3.2	2.4
Income tax expense(c)	(5.5)	(4.0)

Earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	$474.5	$430.3

Bulk transload tonnage (MMtons)(d)	71.0	61.8

Ethanol (MMBbl)	44.1	24.7

Liquids leaseable capacity (MMBbl)	58.2	55.6

Liquids utilization %	96.2%	96.7%

(a)
2010 amount includes a $0.2 million decrease in expense from certain measurement period adjustments related to KMP's March 5, 2010 Slay Industries terminal acquisition and a $0.6 million increase in expense related to storm and flood clean-up and repair activities. 2009 amount includes a $0.5 million decrease in expense associated with legal liability adjustments related to a litigation matter involving the Staten Island liquids terminal, and a $0.1 million increase in expense associated with environmental liability adjustments.

(b)
2010 amount includes a $6.7 million casualty indemnification gain related to a 2008 fire at the Pasadena, Texas liquids terminal. 2009 amount includes a gain of $11.3 million from hurricane and fire casualty indemnifications. Also, 2010 and 2009 amounts include decreases in segment earnings of $0.7 million and $2.5 million, respectively, related to assets sold, which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(c)
2009 amount includes a $0.1 million increase in expense related to hurricane casualty gains.

(d)
Volumes for acquired terminals are included for all periods.

        The Terminals—KMP business segment includes the operations of the petroleum, chemical and other liquids terminal facilities (other than those included in the Products Pipelines—KMP segment), and all of the coal, petroleum coke, fertilizer, steel, ores and other dry-bulk material services facilities. KMP groups the bulk and liquids terminal operations into regions based on geographic location and/or primary operating function. This structure allows the management to organize and evaluate segment performance and to help make operating decisions and allocate resources.

        In addition to the $0.2 million decrease in expense from certain measurement period adjustments related to KMP's March 5, 2010 Slay Industries terminal acquisition described in footnote (a) to the table above, its acquired terminal operations accounted for incremental earnings before depreciation, depletion and amortization of $23.1 million, revenues of $47.4 million, operating expenses of $24.2 million, and equity earning losses of $0.1 million.

        All of the incremental amounts listed above represent the earnings, revenues and expenses from acquired terminals' operations during the additional months of ownership in 2010, and do not include increases or decreases during the same months KMP owned the assets in 2009. For more information on the terminal assets and operations KMP acquired in the first nine months of 2010, see note 2 to our interim consolidated financial statements included elsewhere in this prospectus.

        For all other terminal operations (those owned during identical periods in both 2010 and 2009), the certain items described in the footnotes to the table accounted for a decrease in earnings before depreciation, depletion and amortization of $8.7 million in 2010, when compared to the same period last year. Following is information for these terminal operations, for the comparable nine month periods and by terminal operating region, related to (1) the remaining $29.6 million (7%) increase in earnings before depreciation, depletion and amortization and (2) the $83.8 million (10%) increase in operating revenues:

Nine months ended September 30, 2010 versus Nine months ended September 30, 2009

	Earnings before DD&A increase/(decrease)		Revenues increase/(decrease)
	(In millions, except percentages)
West	$12.4	36%	$26.0	43%
Gulf Coast	12.0	11%	14.1	10%
Mid River	6.4	50%	19.2	47%
Southeast	4.8	15%	9.7	14%
Ohio Valley	3.3	26%	8.5	20%
Lower River (Louisiana)	(2.9)	(8)%	6.5	9%
Midwest	(2.1)	(6)%	1.9	3%
Texas Petcoke	(2.0)	(4)%	2.8	3%
All others (including intrasegment eliminations and unallocated income tax expenses)	(2.3)	(2)%	(4.9)	(2)%

Total Terminals—KMP	$29.6	7%	$83.8	10%

        The earnings increase from the Gulf Coast terminals was driven by higher liquids warehousing revenues, mainly due to new and incremental customer agreements (at higher rates), and to the completion of various terminal expansion projects that increased liquids tank capacity since the end of the third quarter of 2009. For all liquids terminals combined, both KMP's terminal acquisitions and its terminal expansion projects completed since the end of the third quarter last year increased the liquids terminals' leasable capacity by 2.6 million barrels (4.7%).

        The increase in earnings from the West region terminals was driven by higher period-to-period earnings from the Canadian and Washington State terminals due to increased agricultural product volumes, favorable currency impacts from a strengthening of the Canadian dollar since the end of the third quarter last year, and higher rate tonnage in the first nine months of 2010.

        Compared to the same period last year, earnings from the Texas Petcoke operations decreased in 2010, due primarily to both lower average rates per ton of petroleum coke moved and lower margins from the sulfur handling operations (total petroleum coke volumes were flat across both nine month periods). The lower rates resulted largely from a decline in Producer Price Index escalators in certain key customer contracts.

        Earnings from the Mid-River, Ohio Valley, and Southeast terminals, which are located in the Central and Southeast regions of the U.S., increased in 2010, due largely to increased steel volumes from rebounding steel consumption consistent with the ongoing economic recovery. For the Terminals segment combined, bulk traffic tonnage increased by 9.2 million tons (15%) in the first nine months of 2010, when compared with the same prior year period.

        For the first nine months of 2010, earnings from both the Lower River (Louisiana) and Midwest terminal operations decreased versus the same period of 2009. The decrease in earnings from the Lower River terminals was primarily due to a property casualty gain recognized in the second quarter of 2009 on a vessel dock that was damaged in 2008. The decrease in earnings from the Midwest terminals was largely due to a 14% drop in coal transfer volumes at the Cora, Illinois terminal.

Kinder Morgan Canada—KMP

	Nine Months Ended September 30,
	2010	2009
	(In millions, except operating statistics)
Revenues	$197.9	$166.1
Operating expenses	(66.8)	(52.4)
Losses from equity investments	(1.5)	(1.4)
Interest income and Other, net-income	12.3	19.2
Income tax expense(a)	(9.0)	(17.6)

Earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	$132.9	$113.9

Transport volumes (MMBbl)(b)	79.3	75.0

(a)
2009 amount includes both a $14.9 million increase in expense primarily due to certain non-cash regulatory accounting adjustments to Trans Mountain's carrying amount of the previously established deferred tax liability, and a $3.7 million decrease in expense due to a certain non-cash accounting adjustment related to book tax accruals made by the Express pipeline system.

(b)
Represents Trans Mountain pipeline system volumes.

        The Kinder Morgan Canada—KMP business segment includes the operations of the Trans Mountain and Jet Fuel pipeline systems, and a one-third equity ownership interest in the Express pipeline system. As described in footnote (a) to the table above, the segment's overall increase in earnings before depreciation, depletion and amortization expenses in the nine months ended September 30, 2010, compared to the same period of 2009, included an increase of $11.2 million related to certain non-cash regulatory adjustments to income tax expense recorded in the first nine months of 2009.

        Following is information for the comparable nine month periods of 2010 and 2009, related to the segment's (1) remaining $7.8 million (6%) increase in earnings before depreciation, depletion and amortization and (2) $31.8 million (19%) increase in operating revenues:

Nine months ended September 30, 2010 versus Nine months ended September 30, 2009

	Earnings before DD&A increase/(decrease)		Revenues increase/(decrease)
	(In millions, except percentages)
Trans Mountain Pipeline	$7.4	6%	$30.0	18%
Express Pipeline	0.9	12%	—	—
Jet Fuel Pipeline	(0.5)	(15)%	1.8	70%

Total Kinder Morgan Canada—KMP	$7.8	6%	$31.8	19%

        For the comparable nine month periods of 2010 and 2009, the segment's increase in earnings in 2010 was driven by both favorable currency impacts from a strengthening of the Canadian dollar and increased volumes moving across the Trans Mountain marine dock in Port Metro Vancouver.

NGPL

	Nine Months Ended September 30,
	2010	2009
	(In millions)
Earnings (loss) from equity investments(a)	$(405.0)	$31.4

(a)
2010 amount includes a non-cash investment impairment charge of $430.0 million; see note 2 to our interim consolidated financial statements included elsewhere in this prospectus.

        The certain item we recorded in the first quarter of 2010 related to the NGPL business segment as described in footnote (a) to the table above decreased our earnings by $430.0 million for the nine months ended September 30, 2010.

        Following is information related to the decrease in NGPL's net income, and other measurements, at the 100% ownership level (which does not give effect to any investment impairment charge), which when multiplied by our 20% ownership interest, equals the remaining decrease of $6.4 million (20%) in our equity earnings for the nine months ended September 30, 2010, when compared to the comparable period in 2009.

        For the nine months ended September 30, 2010, NGPL's net income before impairment charges decreased by $32.2 million (21%) from $157.0 million for the nine months ended September 30, 2009 to $124.8 million for the nine months ended September 30, 2010. Gross margin (which is total revenues less gas purchases and other costs of sales) decreased by $58.3 million, primarily resulting from (1) reduced rates and volumes on transportation and storage services, (2) carrying value adjustments to natural gas storage inventories as a result of lower natural gas prices and (3) a reduction in fuel collections resulting from the settlement of NGPL's Section 5 rate proceeding that became effective in the third quarter of 2010 (see note 2 to our interim consolidated financial statements included elsewhere in this prospectus). This decrease in gross margin was partially offset by a $28.4 million reduction in income tax expense principally due to a reduction in pre-tax income. In addition, 2009 included an increase in tax expense associated with a deferred tax liability adjustment due to an effective tax rate increase.

Power

        The Power segment revenues primarily consist of operating fees from our operation of Triton Power Company LLC's 550-megawatt natural gas-fired electricity generation facility in Jackson, Michigan (Triton Power).

        As discussed in note 2 to our interim consolidated financial statements included elsewhere in this prospectus, on October 22, 2010, we sold Triton Power for approximately $14.8 million in cash.

	Nine Months Ended September 30,
	2010	2009
	(In millions)
Revenues(a)	$8.9	$35.3
Operating expenses and noncontrolling interests(a)	(5.1)	(31.5)

Segment earnings before DD&A	$3.8	$3.8

(a)
Upon the adoption of Accounting Standards Update No. 2009-17, which amended the codification's "Consolidation" topic, on January 1, 2010, Triton Power Company LLC is no longer consolidated into our financial statements, but is treated as an equity investment. This resulted in decreases to 2010 revenues, operating expenses and noncontrolling interests with no impact to segment earnings before DD&A as compared to 2009.

        Power's segment earnings before DD&A for the nine months ended September 30, 2010 are consistent with earnings in the same period in 2009.

Other

	Nine Months Ended September 30,
	2010	2009
	(In millions)
Kinder Morgan Holdco LLC general and administrative expense(a)(b)	$240.6	$30.4
KMP general and administrative expense(c)	288.1	238.8

Consolidated general and administrative expense	$528.7	$269.2

Interest expense, net(d)	$475.9	$421.4
Other, net(e)	16.7	3.8

Unallocable interest expense and other, net	$492.6	$425.2

Net income attributable to noncontrolling interests	$237.3	$215.5

(a)
2010 amount includes a $200 million Going Private Transaction litigation settlement; see note 11 to our interim consolidated financial statements included elsewhere in this prospectus.

(b)
For the nine months ended September 30, 2010 and 2009, our NGPL fixed fee revenue of $35.5 million and $34.4 million, respectively, has been recorded to the "Product sales and other" caption in our accompanying consolidated statements of income with the offsetting expenses primarily recorded to the "General and administrative" expense caption in our consolidated statements of income. Also, see note 9 to our interim consolidated financial statements included elsewhere in this prospectus.

(c)
Includes such items as salaries and employee-related expenses, payroll taxes, insurance, office supplies and rentals, unallocated litigation and environmental expenses, and shared corporate services. 2010 amount includes an increase in expense of $3.5 million for certain KMP asset and business acquisition costs, an increase in KMP legal expense of $1.6 million associated with certain items such as legal settlements and pipeline failures and a decrease in expense of $0.2 million related to KMP capitalized overhead costs associated with the 2008 hurricane season. 2009 amount includes (1) an increase in expense of $0.6 million for certain KMP asset and business acquisition costs that were capitalized under prior accounting standards and (2) a decrease in expense of $2.4 million from KMP capitalized overhead costs associated with the 2008 hurricane season.

(d)
2010 and 2009 amounts include increases in imputed interest expense of $0.8 million and $1.2 million , respectively, related to KMP's January 1, 2007 Cochin Pipeline acquisition.

(e)
"Other, net" primarily represents offset to interest income shown above and included in segment earnings.

        Items not attributable to any segment include general and administrative expenses, unallocable interest income and income tax expense, interest expense, and net income attributable to noncontrolling interests. Our general and administrative expenses include such items as salaries and employee-related expenses, payroll taxes, insurance, office supplies and rentals, unallocated litigation and environmental expenses, and shared corporate services—including accounting, information technology, human resources and legal services.

        For the nine months ended September 30, 2010, the certain items described in footnote (b) to the table above increased KMP's general and administrative expenses by $6.7 million when compared with the same period last year. The remaining $42.6 million (18%) period-to-period increase in expenses included increases of (1) $17.4 million from higher employee benefit and payroll tax expenses, (2) $8.0 million from higher overall corporate insurance expenses, (3) $4.7 million from lower capitalization of overhead expenses (other than benefits and payroll taxes) and (4) $4.1 million from higher unallocated legal expenses.

        The increase in KMP's benefit and payroll tax expenses was mainly due to cost inflation increases on work-based health and insurance benefits, higher wage rates and a larger year-over-year labor force. The increase in KMP's insurance expenses was primarily due to higher expense accruals in 2010, related to year-over-year increases in commercial property and liability insurance costs, and partly due to incremental premium taxes. The drop in KMP's capitalized expenses was due to lower capital spending in the first nine months of 2010, relative to the first nine months of 2009, and the increase in legal expenses was primarily due to higher outside legal services in 2010.

        For the nine months ended September 30, 2010, the certain items described in footnote (a) to the table above increased our general and administrative expense by $200.0 million for 2010 when compared with the same period last year. The remaining $10.2 million (34%) period-to-period increase included a $7.6 million increase in Going Private Transaction litigation expense and a $1.5 million increase in other legal expense.

        We report our interest expense as "net," meaning that we have subtracted unallocated interest income and capitalized interest from our total interest expense to arrive at one interest amount, and after taking into effect the certain items described in footnote (c) to the table above, our unallocable interest expense increased $54.9 million (13%) in 2010, when compared to 2009. The increase in interest expense was attributable to higher average KMP debt balances in 2010. Average KMP borrowings for the nine month period ended September 30, 2010 increased 17% when compared to the same period a year ago, largely due to the capital expenditures, business acquisitions, and joint venture contributions KMP has made since the end of the third quarter of 2009.

        The overall increase in interest expense was partially offset by lower effective interest rates in 2010 versus 2009. Due to a general drop in variable interest rates since the end of the third quarter of 2009, the weighted average interest rate on all of KMP's borrowings decreased almost 7% in the first nine months of 2010, when compared to the same prior year period.

        Kinder Morgan Kansas, Inc. and KMP use interest rate swap agreements to transform a portion of the underlying cash flows related to long-term fixed rate debt securities (senior notes) into variable rate debt in order to achieve our desired mix of fixed and variable rate debt, and in periods of falling interest rates, these swaps result in period-to-period decreases in our interest expense.

        As of September 30, 2010, approximately 48% of our $14,860.2 million consolidated debt balance (excluding the value of interest rate swap agreements) was subject to variable interest rates—either as short-term or long-term variable rate debt obligations or as fixed-rate debt converted to variable rates through the use of interest rate swaps. For more information on our interest rate swaps, see note 6 to our interim consolidated financial statements included elsewhere in this prospectus.

        Net income attributable to noncontrolling interests, which represents the allocation of our consolidated net income attributable to all outstanding ownership interests in our consolidated subsidiaries (primarily KMP) which are not held by us, increased $21.8 million (10%) for the nine months ended September 30, 2010 as compared to the same period in 2009. The increase is primarily due to a reduction in the incentive distribution we received from KMP due to a KMP distribution of cash from interim capital transactions. See note 11 to our interim consolidated financial statements included elsewhere in this prospectus.

Income Taxes

        Our tax expense (benefit) from continuing operations for the nine months ended September 30, 2010 was approximately $(29.1 million) as compared to tax expense of $247.2 million for the same period in 2009. The $276.3 million decrease in tax expense for the nine months ended September 30, 2010 is primarily due to (1) a decrease in pretax income due to a reserve established for the Going Private Transaction litigation settlement discussed in note 11 to our interim consolidated financial statements included elsewhere in this prospectus, (2) a decrease in pretax income due to a lower distribution from KMP for the third quarter of 2010 as a result of an interim capital transaction (see note 11 to our interim consolidated financial statements included elsewhere in this prospectus), (3) a decrease in pre-tax income due to a $430.0 million impairment of our investment in NGPL (see note 2 to our interim consolidated financial statements included elsewhere in this prospectus), (4) lower state income taxes, (5) a non-cash deferred tax liability and expense adjustments associated with the Kinder Morgan Canada-KMP segment recorded in 2009, (6) an adjustment to the deferred tax liability related to our investment in NGPL, and (7) lower adjustments in 2010 to true-up our book tax provision to the federal tax returns filed. The decrease is partially offset by (1) a lower dividends-received deduction (relative to lower dividends received) from our 20% ownership interest in NGPL, (2) changes in nondeductible goodwill recorded in third quarter of 2009 and (3) adjustments recorded by us for uncertain tax positions recorded in first quarter of 2009.

Kinder Morgan Energy Partners, L.P.

        At September 30, 2010, we owned indirectly approximately 34.6 million limited partner units of KMP. These units, which consist of 16.4 million common units, 5.3 million Class B units and 12.9 million i-units, represent approximately 11.1% of the total outstanding limited partner interests of KMP. In addition, we indirectly own all the common equity of the general partner of KMP, which holds an effective 2% combined interest in KMP and its operating partnerships. Together, these limited partner and general partner interests represented approximately 12.8% of KMP's total equity interests at September 30, 2010. As of the close of the Going Private Transaction, our limited partner interests and our general partner interest represented an approximately 50% economic interest in KMP. This difference results from Kinder Morgan G.P., Inc.'s right to incentive distributions, as the general partner of KMP.

        KMP's partnership agreement requires that it distribute 100% of "Available Cash," as defined in its partnership agreement, to its partners within 45 days following the end of each calendar quarter in accordance with their respective percentage interests. Please see "Dividend Policy" for additional information concerning KMP's partnership distributions, including the definition of "Available Cash," the manner in which its total distributions are divided between Kinder Morgan G.P., Inc., as the general partner of KMP, and KMP's limited partners, and the form of distributions to all of its partners, including its noncontrolling interests.

        On August 13, 2010, KMP paid a quarterly distribution of $1.09 per common unit for the second quarter of 2010, of which $216.8 million was paid to the public holders (included in noncontrolling interests) of KMP's common units. This distribution was 4% greater than the $1.05 per unit distribution made in August 2009 for the second quarter of 2009.

        On October 20, 2010, KMP declared a cash distribution of $1.11 per unit for the third quarter of 2010 (an annualized rate of $4.44 per unit). This distribution was 6% higher than the $1.05 per unit distribution KMP made for the third quarter of 2009.

        In November 2009, KMP announced that it expected to declare cash distributions of $4.40 per unit for 2010, a 4.8% increase over its cash distributions of $4.20 per unit for 2009. Due to our support, KMP does not expect the $4.40 per unit distribution to its limited partners for 2010 to be impacted by (1) any settlement payment it made or may be required to make for reparations sought by its shippers on its West Coast Products Pipelines or (2) any related KMP equity issued to finance the acquisition of KMP's ownership interest in Petrohawk Energy Corporation's natural gas gathering and treating business. Because a portion of KMP's available cash distribution for the second quarter of 2010 was a distribution of cash from interim capital transactions, rather than a distribution of cash from operations, we were not entitled to an incentive distribution of $168.3 million that we would have received if all available cash distributions for the quarter would have consisted of cash from operations. As provided in KMP's partnership agreement, we receive no incentive distribution on distributions of cash from interim capital transactions. Including our 2% general partner interest, total cash distributions to us were reduced by $170.0 million for the second quarter of 2010. In addition, for the nine months ended September 30, 2010 we waived an incentive distribution amount equal to $11.1 million related to KMP's equity issued to finance its acquisition of a 50% interest in Petrohawk Energy Corporation's natural gas gathering and treating business and have agreed not to take incentive distributions related to this acquisition through year-end 2011.

        KMP's expected growth in distributions in 2010 assumes an average West Texas Intermediate (WTI) crude oil price of approximately $84 per barrel (with some minor adjustments for timing, quality and location differences) in 2010, and based on the actual prices it has received through the date of this prospectus and the forward price curve for WTI (adjusted for the same factors used in KMP's 2010 budget), KMP currently expects to realize an average WTI crude oil price of approximately $79 per barrel in 2010. Although the majority of the cash generated by KMP's assets is fee based and is not sensitive to commodity prices, the CO2—KMP business segment is exposed to commodity price risk related to the price volatility of crude oil and natural gas liquids, and while KMP hedges the majority of its crude oil production, it does have exposure on its unhedged volumes, the majority of which are natural gas liquids volumes. For 2010, KMP expects that every $1 change in the average WTI crude oil price per barrel will impact the CO2—KMP segment's cash flows by approximately $6 million (or less than 0.2% of KMP's combined business segments' anticipated earnings before depreciation, depletion and amortization expenses). This sensitivity to the average WTI price is very similar to what KMP experienced in 2009.

Results of Operations—Annual Periods

Consolidated

	Kinder Morgan Holdco LLC			Kinder Morgan Kansas, Inc.
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
	(In millions)			(In millions)
Segment earnings (loss) before depreciation, depletion and amortization expense and amortization of excess cost of equity investments(a)
Products Pipelines—KMP(b)	$584.0	$(722.0)	$162.5	$224.4
Natural Gas Pipelines—KMP(c)	788.7	(1,344.3)	373.3	228.5
CO2—KMP(d)	878.5	896.1	433.0	210.0
Terminals—KMP(e)	596.4	(156.5)	243.7	172.3
Kinder Morgan Canada—KMP(f)	154.5	152.0	58.8	(332.0)
NGPL(g)	42.5	129.8	422.8	267.4
Power	4.8	5.7	13.4	8.9

Segment earnings (loss) before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	3,049.4	(1,039.2)	1,707.5	779.5
Depreciation, depletion and amortization expense	(1,070.2)	(918.4)	(472.3)	(261.0)
Amortization of excess cost of equity investments	(5.8)	(5.7)	(3.4)	(2.4)
NGPL fixed fee revenue(h)	45.8	39.0	—	—
General and administrative expenses(i)	(373.0)	(352.5)	(175.6)	(283.6)
Unallocable interest and other, net(j)	(583.7)	(623.6)	(586.2)	(254.6)

Income (loss) from continuing operations before income taxes	1,062.5	(2,900.4)	470.0	(22.1)
Unallocable income tax expense(a)	(289.7)	(301.9)	(183.4)	(119.9)

Income (loss) from continuing operations	772.8	(3,202.3)	286.6	(142.0)
Income (loss) from discontinued operations, net of tax	0.3	(0.9)	(1.5)	298.6

Net income (loss)	773.1	(3,203.2)	285.1	156.6
Net income attributable to noncontrolling interests	(278.1)	(396.1)	(37.6)	(90.7)

Net income (loss) attributable to Kinder Morgan Holdco LLC	$495.0	$(3,599.3)	$247.5	$65.9

(a)
KMP's income taxes expenses for the years ended December 31, 2009 and 2008, seven months ended December 31, 2007 and five months ended May 31, 2007 were $36.9 million, $2.4 million, $44.0 million and $15.6 million, respectively, and are included in segment earnings.

(b)
2009 amount includes (1) a $23.0 million increase in expense from the amounts previously reported in KMP's 2009 fourth quarter earnings release issued on January 20, 2010, associated with adjustments to long-term receivables for environmental cost recoveries, which is primarily non-cash in 2009, (2) an $18.0 million increase in expense associated with rate case and other legal liability adjustments, (3) an $11.5 million increase in expense associated with environmental liability adjustments, (4) a $1.7 million increase in income resulting from unrealized foreign currency gains on long-term debt transactions, (5) a $0.2 million increase in income from hurricane casualty gains and (6) $0.5 million decrease in earnings related to assets sold which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting. 2008 amount includes (1) a combined $10.0 million decrease in income from the proposed settlement of certain litigation matters related to KMP's Pacific operations' East Line pipeline and other legal liability adjustments, (2) a combined $10.0 million decrease in income associated with environmental liability adjustments, (3) a $3.6 million decrease in income resulting from unrealized foreign currency losses on long-term debt transactions, (4) a combined $2.7 million decrease in income resulting from refined product inventory losses and certain property, plant and equipment write-offs, (5) a $0.3 million decrease in income related to hurricane clean-up and repair activities, (6) non-cash goodwill impairment adjustments of $1,266.5 million and (7) $0.4 million decrease in earnings related to assets sold which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(c)
2009 amount includes (1) a $7.8 million increase in income from hurricane casualty gains, (2) a decrease in income of $5.6 million resulting from unrealized mark to market gains and losses due to the discontinuance of hedge accounting at Casper Douglas, (3) a $0.1 million increase in expense from the amounts previously reported in KMP's 2009 fourth quarter earnings release issued on January 20, 2010, associated with adjustments to long-term receivables for environmental cost recoveries and (4) a combined $0.9 million decrease in earnings related sales and valuation adjustments of assets which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting. 2008 amount includes (1) a combined $5.6 million increase in income resulting from unrealized mark to market gains and losses due to the discontinuance of hedge accounting at Casper Douglas, (2) a $0.5 million decrease in expense associated with environmental liability adjustments, (3) a $5.0 million increase in expense related to hurricane clean-up and repair activities, (4) a $0.3 million increase in expense associated with legal liability adjustments, (5) a non-cash goodwill impairment adjustment of $2,090.2 million, and (6) a combined $1.7 million decrease in earnings related to sales and valuation adjustments of assets which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(d)
2009 amount includes (1) a $13.5 million unrealized loss on derivative contracts used to hedge forecasted crude oil sales and (2) increases in earnings resulting from valuation adjustments of $95.6 million related to derivative contracts in place at the time of the Going Private Transaction and recorded in the application of the purchase method of accounting. 2008 amount includes (1) a $0.3 million increase in expense associated with environmental liability adjustments and (2) increases in earnings resulting from valuation adjustments of $136.2 million related to derivative contracts in place at the time of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(e)
2009 amount includes (1) a combined $24.0 million increase in income from hurricane and fire casualty gains and clean-up and repair activities, (2) a $0.5 million decrease in expense associated with legal liability adjustments related to a litigation matter involving the Staten Island liquids terminal, (3) a $0.9 million increase in expense associated with environmental liability adjustments, (4) a $0.7 million increase in expense from the amounts previously reported in KMP's 2009 fourth quarter earnings release issued on January 20, 2010, associated with adjustments to long-term receivables for environmental cost recoveries and (5) a decreases in earnings of $2.6 million related to assets sold, which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting. 2008 amount includes (1) a combined $7.2 million decrease in income related to fire damage and repair activities, (2) a combined $5.7 million decrease in income related to hurricane clean-up and repair activities, (3) a combined $2.8 million increase in expense from both the settlement of certain litigation matters related to KMP's Elizabeth River bulk terminal and Staten Island liquids terminal, and other legal liability adjustments, (4) a $0.6 million decrease in expense associated with environmental liability adjustments, (5) a non-cash goodwill impairment charge of $676.6 million and (6) a decreases in earnings of $3.7 million related to assets sold, which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(f)
2009 amount includes a $14.9 million increase in expense primarily due to certain non-cash regulatory accounting adjustments to the carrying amount of the previously established deferred tax liability, and a $3.7 million decrease in expense due to a certain non-cash accounting change related to book tax accruals. 2008 amount includes a $19.3 million decrease in expense associated with favorable changes in Canadian income tax rates, and a combined $18.9 million increase in expense due to certain non-cash regulatory accounting adjustments.

(g)
Effective February 15, 2008, we sold an 80% ownership interest in NGPL. As a result of the sale, beginning February 15, 2008, we account for our 20% ownership interest in NGPL as an equity method investment.

(h)
General administration fixed fee charges under an Operations and Reimbursement Agreement.

(i)
Includes unallocated litigation and environmental expenses. 2009 amount includes (1) a $2.3 million increase in expense for certain asset and business acquisition costs, which under prior accounting standards would have been capitalized, (2) a $1.3 million increase in expense for certain land transfer taxes associated with the April 30, 2007 Trans Mountain acquisition and (3) a $2.7 million decrease in expense related to capitalized overhead costs associated with the 2008 hurricane season. 2008 amount includes (1) a $0.9 million increase in expense for certain Express pipeline system acquisition costs, (2) a $0.4 million increase in expense resulting from the write-off of certain acquisition costs, which under prior accounting standards would have been capitalized, (3) a $0.1 million increase in expense related to hurricane clean-up and repair activities and (4) a $2.0 million decrease in expense due to the adjustment of certain insurance related liabilities.

(j)
2009 amount includes a $1.6 million increase in imputed interest expense related to the January 1, 2007 Cochin Pipeline acquisition. 2008 amount includes (1) a $7.1 million decrease in interest expense due to certain non-cash Trans Mountain regulatory accounting adjustments, (2) a $2.0 million increase in imputed interest expense related to the January 1, 2007 Cochin Pipeline acquisition and (3) a $0.2 million increase in interest expense related to the proposed settlement of certain litigation matters related to KMP's Pacific operations' East Line pipeline.

Year Ended December 31, 2009 vs. 2008

        Our total revenues for 2009 and 2008 were $7.2 billion and $12.1 billion, respectively. For 2009 the net income attributable to Kinder Morgan Holdco LLC totaled $0.5 billion as compared to a loss of $3.6 billion in 2008. The increase in net income for 2009 as compared to 2008 is primarily due to non-cash goodwill impairment charges that were recorded in the second quarter of 2008 to each segment as follows: Products Pipelines—KMP—$1.26 billion, Natural Gas Pipelines—KMP—$2.09 billion, and Terminals—KMP—$677 million, for a total impairment of $4.03 billion.

Seven Months Ended December 31, 2007

        Net income for the period was driven by solid contributions from CO2—KMP, NGPL, Natural Gas Pipelines—KMP and Products Pipelines—KMP, which accounted for 25.4%, 24.7%, 21.9% and 9.5%, respectively, or 81.5% collectively, of segment earnings before DD&A. CO2—KMP was driven almost equally by its sales and transport and oil and gas producing activities. The Texas Intrastate Natural Gas Pipelines Group accounted for over 50% of the Natural Gas Pipelines—KMP performance, and the West Coast Products Pipelines accounted for approximately 50% of the Product Pipelines—KMP segment earnings. NGPL contributed earnings of $422.8 million with incremental earnings coming from the re-contracting of transportation and storage services at higher rates, increased contract volumes, and recent transportation and storage expansions.

        Net income was adversely impacted by (1) interest expenses related to the $4.8 billion of incremental debt resulting from the Going Private Transaction (see discussion below on the impact of the purchase method of accounting on segment earnings) and (2) DD&A expense associated with expansion capital expenditures.

Five Months Ended May 31, 2007

        Net income was driven by solid performance from NGPL as well as all KMP segments except Kinder Morgan Canada—KMP, as discussed below. NGPL contributed $267 million while Products Pipelines—KMP, Natural Gas Pipelines—KMP and CO2—KMP each contributed over $200 million.

        Offsetting these positive factors were (1) a $377.1 million goodwill impairment charge associated with the Trans Mountain Pipeline (see note 7 to Kinder Morgan Kansas, Inc.'s annual consolidated financial statements included in this prospectus) and (2) $141.0 million in additional general and administrative expense associated with the Going Private Transaction.

Impact of the Purchase Method of Accounting on Segment Earnings (Loss)

        The impacts of the purchase method of accounting on segment earnings (loss) before DD&A relate primarily to the revaluation of the accumulated other comprehensive income related to derivatives accounted for as hedges in the CO2—KMP and Natural Gas Pipelines—KMP segments. Where there is an impact to segment earnings (loss) before DD&A from the Going Private Transaction, the impact is described in the individual business segment discussions, which follow. The effects on DD&A expense result from changes in the carrying values of certain tangible and intangible assets to their estimated fair values as of May 30, 2007. This revaluation results in changes to DD&A expense in periods subsequent to May 30, 2007. The purchase accounting effects on "Unallocable interest and other, net " result principally from the revaluation of certain debt instruments to their estimated fair values as of May 30, 2007, resulting in changes to interest expense in subsequent periods.

Segment earnings before depreciation, depletion and amortization expenses

        Certain items included in earnings from continuing operations are either not allocated to business segments or are not considered by management in its evaluation of business segment performance. In general, the items not included in segment results are interest expense, general and administrative expenses, DD&A and Kinder Morgan Kansas, Inc. income taxes. We evaluate business segment performance primarily based on segment earnings before DD&A in relation to the level of capital employed. Because KMP's partnership agreement requires it to distribute 100% of its available cash to its partners on a quarterly basis (KMP's available cash consists primarily of all of its cash receipts, less cash disbursements and changes in reserves), we consider each period's earnings before all non-cash depreciation, depletion and amortization expenses to be an important measure of business segment performance for our segments that are also segments of KMP. We account for intersegment sales at market prices. We account for the transfer of net assets between entities under common control by carrying forward the net assets recognized in the balance sheets of each combining entity to the balance sheet of the combined entity, and no other assets or liabilities are recognized as a result of the combination. Transfers of net assets between entities under common control do not affect the income statement of the combined entity.

Products Pipelines—KMP

	Kinder Morgan Holdco LLC			Kinder Morgan Kansas, Inc.
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
	(In millions, except operating statistics)			(In millions, except operating statistics)
Revenues(a)	$826.6	$815.9	$471.5	$331.8
Operating expenses(b)	(269.5)	(291.0)	(320.6)	(116.4)
Other income (expense)(c)	(1.1)	(3.0)	0.8	(0.6)
Goodwill impairment(d)	—	(1,266.5)	—	—
Earnings from equity investments(e)	18.7	15.7	11.5	12.4
Interest income and Other, net(f)	12.4	2.0	4.7	4.7
Income tax benefit (expense)(g)	(3.1)	4.9	(5.4)	(7.5)

Earnings (loss) before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	$584.0	$(722.0)	$162.5	$224.4

Gasoline (MMBbl)(h)	400.1	398.4	252.7	182.8
Diesel fuel (MMBbl)	143.2	157.9	97.5	66.6
Jet fuel (MMBbl)	111.4	117.3	73.8	51.3

Total refined product volumes (MMBbl)	654.7	673.6	424.0	300.7
Natural gas liquids (MMBbl)	26.5	27.3	16.7	13.7

Total delivery volumes (MMBbl)(i)	681.2	700.9	440.7	314.4

(a)
2008 amount includes a $5.1 million decrease in revenues from the proposed settlement of certain litigation matters related to the Pacific operations' East Line pipeline.

(b)
2009 and 2008 amounts include increases in expense of $11.5 million and $9.2 million, respectively, associated with environmental liability adjustments. 2009 amount also includes (1) a $23.0 million increase in expense from the amounts previously reported in KMP's 2009 fourth quarter earnings release issued on January 20, 2010, associated with adjustments to long-term receivables for environmental cost recoveries, which is primarily non-cash in 2009 and (2) an $18.0 million increase in expense associated with rate case and other legal liability adjustments. 2008 amount also includes a combined $5.0 million increase in expense from the proposed settlement of certain litigation matters related to the Pacific operations' East Line pipeline and other legal liability adjustments, a $0.5 million increase in expense resulting from refined product inventory losses, and a $0.2 million increase in expense related to hurricane clean-up and repair activities.

(c)
2009 amount includes a gain of $0.2 million from hurricane casualty indemnifications. 2008 amount includes a $2.2 million decrease in income resulting from certain property, plant and equipment write-offs. Also, 2009 and 2008 amounts include $0.5 million and $0.4 million, respectively, of decreases in earnings related to assets sold which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(d)
2008 includes non-cash goodwill impairment adjustments of $1,266.5 million.

(e)
2008 amount includes an expense of $1.3 million associated with the portion of environmental liability adjustments on Plantation Pipe Line Company, and an expense of $0.1 million reflecting KMP's portion of Plantation Pipe Line Company's expenses related to hurricane clean-up and repair activities.

(f)
2009 and 2008 amounts include a $1.7 million increase in income and a $3.6 million decrease in income, respectively, resulting from unrealized foreign currency gains and losses on long-term debt transactions.

(g)
2008 amount includes a $0.5 million decrease in expense reflecting the tax effect (savings) on a proportionate share of environmental expenses incurred by Plantation Pipe Line Company and described in footnote (e), and a $0.1 million decrease in expense reflecting the tax effect (savings) on the incremental legal expenses described in footnote (b).

(h)
Years ended December 31, 2009 and 2008, seven months ended December 31, 2007 and five months ended May 31, 2007 volumes include ethanol volumes of 23.1 million barrels, 18.7 million barrels, 7.0 million barrels and 4.8 million barrels, respectively.

(i)
Includes Pacific, Plantation, Calnev, Central Florida, Cochin, and Cypress pipeline volumes.

        The Products Pipelines—KMP segment's primary businesses include transporting refined petroleum products and natural gas liquids through pipelines and operating liquid petroleum products terminals and petroleum pipeline transmix processing facilities. Combined, the certain items described in the footnotes to the table above accounted for decreases in earnings before depreciation, depletion and amortization expenses of $51.1 million in 2009 and $1,293.5 million in 2008; accounting for a $1,242.4 million increase in earnings in 2009 when compared to 2008. Following is information related to the remaining increases and decreases in the segment's (1) earnings before DD&A and (2) revenues in 2009 when compared to 2008:

Year Ended December 31, 2009 versus Year Ended December 31, 2008

	Earnings before DD&A Increase/(Decrease)		Revenues Increase/(Decrease)
	(In millions, except percentages)
Pacific operations	$21.2	8%	$4.2	1%
West Coast Terminals	13.4	25%	12.8	16%
Central Florida Pipeline	9.2	22%	10.7	20%
Transmix operations	7.7	26%	6.2	15%
Plantation Pipeline	3.8	10%	(24.9)	(57)%
Calnev Pipeline	3.3	6%	(0.2)	—
All others (including eliminations)	5.0	5%	(3.2)	(2)%

Total Products Pipelines—KMP	$63.6	11%	$5.6	1%

        Although ongoing weak economic conditions continued to dampen demand for refined petroleum products at many of the assets in this segment, resulting in lower diesel and jet fuel volumes and relatively flat gasoline volumes versus 2008, earnings were positively impacted by higher ethanol and terminal revenues from the Pacific operations and the Central Florida Pipeline, improved warehousing margins at existing and expanded West Coast terminal facilities, and an overall reduction in combined segment operating expenses in 2009, primarily due to lower outside services and other discretionary expenses, and to lower fuel and power expenses, when compared to the previous year.

        All of the assets and operations included in the Products Pipelines—KMP business segment reported higher earnings before depreciation, depletion and amortization in 2009 when compared to 2008, and the primary increases and decreases in segment earnings before depreciation, depletion and amortization in 2009 compared to 2008 were attributable to the following:

  •
  a $21.2 million (8%) increase in earnings from the Pacific operations—consisting of an $18.8 million decrease in combined operating expenses, a $4.2 million increase in total revenues, and a $1.8 million decrease in other operating and non-operating income items, relative to 2008. The decrease in the Pacific operations' operating expenses in 2009 versus 2008 was primarily due to the following: (1) overall cost reductions (due in part to a 4% decrease in overall mainline delivery volumes) and delays in certain non-critical spending, (2) lower fuel and power, and outside services expenses, (3) higher product gains, (4) lower right-of-way and environmental expenses and (5) lower legal expenses (due in part to incremental expenses associated with certain litigation settlements reached in 2008). The year-over-year increase in revenues was driven by higher delivery revenues to U.S. military customers, due to military tender increases in 2009, annual tariff rate increases which positively impacted the California products delivery revenues, and higher terminal revenues, primarily related to incremental ethanol handling services;

  •
  a $13.4 million (25%) increase in earnings from the West Coast terminal operations—largely revenue related, driven by higher revenues from the combined Carson/Los Angeles Harbor terminal system and by incremental returns from the completion of a number of capital expansion projects that modified and upgraded terminal infrastructure since the end of 2008. Revenues at the Carson/Los Angeles terminal complex increased $8.8 million in 2009 versus 2008, mainly due to both increased warehouse charges (escalated warehousing contract rates resulting from customer contract revisions made since the end of 2008) and to new customers (including incremental terminaling for U.S. defense fuel services). Revenues from the remaining West Coast facilities increased $4.0 million in 2009 versus 2008, mostly due to additional throughput and storage services associated with renewable fuels (both ethanol and biodiesel), and partly to incremental revenues of $0.8 million from the terminals' Portland, Oregon Airport pipeline, which was acquired on July 31, 2009;

  •
  a $9.2 million (22%) increase in earnings from the Central Florida Pipeline—driven by incremental ethanol revenues and higher refined products delivery revenues, when compared to 2008. The increase from ethanol handling resulted from completed capital expansion projects that provided ethanol storage and terminal service beginning in mid-April 2008 at the Tampa and Orlando terminals, and the increase in pipeline delivery revenues was driven by higher average transportation rates that reflect two separate mid-year tariff rate increases that became effective July 1, 2008 and 2009;

  •
  a $7.7 million (26%) increase in earnings from the transmix operations—mainly due to a combined $8.0 million increase in revenues in 2009, associated with certain true-ups related to transmix settlement gains;

  •
  a $3.8 million (10%) increase in earnings from the approximate 51% equity ownership in the Plantation Pipe Line Company. Plantation's net income increased as a result of higher pipeline transportation revenues (due to both higher volumes and average tariffs) and incremental other income in 2009 from insurance reimbursements related to the settlement of certain previous environmental matters.

    The decrease in revenues associated with the investment in Plantation in 2009 compared to 2008 was mainly due to a restructuring of the Plantation operating agreement between ExxonMobil and KMP. On January 1, 2009, both parties agreed to reduce the fixed operating fees KMP earns from operating the pipeline and to charge pipeline operating expenses directly to

    Plantation, resulting in a minimal impact to the earnings. Accordingly, the $24.9 million reduction in the fee revenues in 2009 was offset by a corresponding decrease in the operating expenses of $26.9 million; and

  •
  a $3.3 million (6%) increase in earnings from the Calnev Pipeline—driven by a $2.9 million reduction in combined fuel and power expenses in 2009 versus 2008. The drop in fuel and power expenses was due primarily to an overall 8% decrease in refined products delivery volumes, chiefly due to lower diesel volumes.

Earnings Before DD&A by Major Segment Asset

	Kinder Morgan Holdco LLC	Kinder Morgan Kansas, Inc.
	Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	(In millions)	(In millions)
Pacific operations	$(10.3)	$105.1
Calnev Pipeline	27.5	20.1
West Coast Terminals	24.3	19.3
Plantation Pipeline	22.2	18.2
Central Florida Pipeline	21.9	15.3
Cochin Pipeline System	30.6	15.3
Southeast Terminals	24.8	16.6
Transmix operations	18.3	12.4
All others	3.2	2.1

Segment Earnings Before DD&A	$162.5	$224.4

Revenues by Major Segment Asset

	Kinder Morgan Holdco LLC	Kinder Morgan Kansas, Inc.
	Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	(In millions)	(In millions)
Pacific operations	$224.4	$156.0
Calnev Pipeline	41.9	27.7
West Coast Terminals	42.9	29.1
Plantation Pipeline	24.6	17.6
Central Florida Pipeline	27.1	19.3
Cochin Pipeline System	42.6	32.3
Southeast Terminals	38.4	29.9
Transmix operations	25.8	17.5
All others	3.8	2.4

Segment Revenues	$471.5	$331.8

Seven Months Ended December 31, 2007

        The results for the seven months were negatively impacted by $154.9 million of legal liability adjustments primarily associated with the Pacific operations. Offsetting the charges, earnings before

DD&A for this segment were positively affected by (1) approximately $15.4 million associated with KMP's January 1, 2007 acquisition of the remaining ownership interest in Cochin (approximately 50.2%) that it did not already own, at which time KMP became the pipeline operator, (2) strong pipeline revenues from the Plantation Pipeline for the period, largely due to favorable oil loss allowance tariff rates, relative to pipeline operating expenses that included only minor pipeline integrity expenses, (3) favorable margins and strong mainline delivery volumes from the 2006 East Line pipeline expansion and demand from West Coast military bases within the Pacific operations, (4) military and commercial tariff rate increases in 2007 on the Calnev Pipeline, (5) strong demand for terminal services at the Carson/Los Angeles Harbor terminal system, recently expanded in 2006, and the Linnton and Willbridge terminals located in Portland, Oregon, included in the West Coast Terminals operations, (6) $4.8 million of earnings before DD&A and $5.7 million of revenue generated by the KMP's approximate $11 million Greensboro facility, placed in service in 2006, which is used for petroleum pipeline transmix operations and (7) the West Coast Terminals' $3.6 million gain on the sale of its interest in the Black Oil pipeline system in Los Angeles, California in June 2007.

        Effective October 5, 2007, KMP sold its North System common carrier natural gas liquids pipeline and its 50% ownership interest in the Heartland Pipeline Company to ONEOK Partners, L.P. for approximately $295.7 million in cash, and used the proceeds received to pay down short-term debt borrowings. The North System business results of operations are not included in the tables and discussion above and have been classified to Discontinued Operations on our statements of operations for the seven months ended December 31, 2007 and five months ended May 31, 2007.

Five Months Ended May 31, 2007

        Earnings before DD&A were positively affected by (1) approximately $7.7 million associated with KMP's January 1, 2007 acquisition of the remaining ownership interest in Cochin (approximately 50.2%) that it did not already own, at which time KMP became the pipeline operator, (2) an increase in average tariff rates and mainline delivery from the 2006 expansion of the East Line pipeline within the Pacific operations and demand from West Coast military bases, which contributed to the Pacific operations' revenues and earnings, (3) strong demand for throughput volumes at the combined Carson/Los Angeles Harbor terminal system and the Linnton and Willbridge terminals located in Portland, Oregon, for the West Coast Terminals operations and (4) $2.8 million of earnings before DD&A and $3.3 million of revenue generated by the KMP's Greensboro facility discussed above. The results for the five months were negatively impacted by a $2.2 million expense associated with East Line pipeline legal liability adjustments.

Natural Gas Pipelines—KMP

	Kinder Morgan Holdco LLC			Kinder Morgan Kansas, Inc.
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
	(In millions, except operating statistics)			(In millions, except operating statistics)
Revenues	$3,806.9	$8,422.0	$3,825.9	$2,640.6
Operating expenses(a)	(3,192.7)	(7,803.3)	(3,461.4)	(2,418.5)
Other income (expense)(b)	6.6	0.2	1.9	(0.1)
Goodwill impairment(c)	—	(2,090.2)	—	—
Earnings from equity investments	141.8	113.4	10.3	8.9
Interest income and other, net-income	31.8	16.3	—	0.2
Income tax expense	(5.7)	(2.7)	(3.4)	(2.6)

Earnings (loss) before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	$788.7	$(1,344.3)	$373.3	$228.5

Natural gas transport volumes (Trillion Btus)(d)	2,284.8	2,008.6	1,067.0	645.6

Natural gas sales volumes (Trillion Btus)(e)	794.5	866.9	519.7	345.8

(a)
2009 and 2008 amounts include a $5.6 million decrease in income and a $5.6 million increase in income, respectively, resulting from unrealized mark to market gains and losses due to the discontinuance of hedge accounting at Casper Douglas. Beginning in the second quarter of 2008, the Casper and Douglas gas processing operations discontinued hedge accounting. 2009 amount also includes a $0.1 million increase in expense from the amounts previously reported in KMP's 2009 fourth quarter earnings release issued on January 20, 2010, associated with adjustments to long-term receivables for environmental cost recoveries. 2008 amount includes a $5.0 million increase in expense related to hurricane clean-up and repair activities, a $0.3 million increase in expense associated with legal liability adjustments, and a $0.5 million decrease in expense associated with environmental liability adjustments. Amounts also include increases in earnings of $0.3 million and $0.8 million for the years ended 2009 and 2008, respectively, resulting from valuation adjustments related to derivative contracts in place at the time of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(b)
2009 amount includes gains of $7.8 million from hurricane casualty indemnifications. 2009 and 2008 amounts include $1.2 million and $3.1 million, respectively, in decreased earnings related to assets sold, and 2008 amount also includes a $0.6 million increase in earnings related to valuation adjustments of assets. These assets had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(c)
2008 amount includes non-cash goodwill impairment adjustments of $2,090.2 million.

(d)
Includes Kinder Morgan Interstate Gas Transmission LLC, Trailblazer Pipeline Company LLC, TransColorado Gas Transmission Company LLC, Rockies Express Pipeline LLC, Midcontinent Express Pipeline LLC, Kinder Morgan Louisiana Pipeline LLC and Texas intrastate natural gas pipeline group pipeline volumes.

(e)
Represents Texas intrastate natural gas pipeline group volumes.

        The Natural Gas Pipelines—KMP segment's primary businesses involve marketing, transporting, storing, gathering, processing and treating natural gas through both intrastate and interstate pipeline systems and related facilities. Combined, the certain items described in the footnotes to the table above accounted for an increase of $1.2 million in 2009 and a decrease of $2,091.1 million in 2008 in earnings before depreciation, depletion and amortization expenses; accounting for a $2,092.3 million increase in earnings before depreciation, depletion and amortization expenses in 2009 when compared to 2008. Following is information related to the increases and decreases in the segment's (1) remaining changes in earnings before DD&A and (2) revenues in 2009 when compared to 2008:

Year Ended December 31, 2009 versus Year Ended December 31, 2008

	Earnings before DD&A increase/(decrease)		Revenues Increase/(Decrease)
	(In millions, except percentages)
Kinder Morgan Louisiana Pipeline	$30.2	n/a	$25.3	n/a
Midcontinent Express Pipeline	14.1	n/a	—	—
Rockies Express Pipeline	13.2	16%	—	—
Kinder Morgan Interstate Gas Transmission	9.6	8%	(24.6)	(4)%
Kinder Morgan Gas Treating	9.4	n/a	14.2	n/a
TransColorado Pipeline	(3.5)	(6)%	(2.6)	(4)%
Texas Intrastate Natural Gas Pipeline Group	(34.0)	(9)%	(4,580.7)	(57)%
All others	1.7	2%	(46.7)	(25)%
Intrasegment eliminations	—	—	—	—

Total Natural Gas Pipelines—KMP	$40.7	5%	$(4,615.1)	(55)%

        The overall increase in the Natural Gas Pipelines—KMP's earnings before depreciation, depletion and amortization expenses in 2009 versus 2008 was driven by incremental contributions from the fully-owned Kinder Morgan Louisiana pipeline system, the 50% investment in the Midcontinent Express pipeline system, and the 50% investment in the Rockies Express pipeline system. KMP accounts for the investments in Midcontinent Express and Rockies Express under the equity method of accounting.

        The Kinder Morgan Louisiana Pipeline commenced limited natural gas transportation service on the pipeline system in April 2009, and construction was fully completed and transportation service on the system's remaining portions began in full on June 21, 2009. The overall incremental earnings in 2009 compared to 2008 consisted of operating income (revenues less operating expenses) of $18.4 million and non-operating other income of $11.8 million, primarily due to higher non-cash allowances for capital funds used during construction. Pursuant to FERC regulations governing allowances for capital funds that are used for pipeline construction costs (an equity cost of capital allowance), KMP was allowed a reasonable return on the construction costs that it funded by equity contributions, similar to the allowance for capital costs funded by borrowings.

        The incremental equity earnings from Midcontinent Express also relates to the start-up of natural gas transportation service in 2009. The system commenced interim service for Zone 1 of its pipeline system on April 10, 2009, with deliveries to Natural Gas Pipeline Company of America. Natural gas service to all Zone 1 delivery points occurred by May 21, 2009, and on August 1, 2009, the system's remaining portion, Zone 2, was placed into service. The pipeline system can provide transportation service for up to 1.4 billion cubic feet per day of natural gas, and the pipeline capacity is fully subscribed with long-term binding commitments from creditworthy shippers.

        The increase in earnings from Rockies Express was primarily attributable to both the completion and start-up of the Rockies Express-East pipeline segment in 2009 and to the inclusion of a full year of operations from the Rockies Express-West pipeline segment. The Rockies Express-East line is the third and final phase of the Rockies Express joint venture project. It began initial pipeline service on

June 29, 2009, and began full operations on November 12, 2009. The Rockies Express-West line began initial pipeline service on January 12, 2008, and began full operations on May 20, 2008.

        On November 14, 2009, a pipeline girth weld failure on the Rockies Express-East line resulted in approximately 60 miles of the pipeline being shutdown. The pipeline was placed back into service at a reduced capacity on January 27, 2010, and at full capacity on February 6, 2010. The negative impact on the equity earnings from Rockies Express in the fourth quarter of 2009 was approximately $16 million.

        Following is information on other year-over-year increases and decreases in segment earnings before depreciation, depletion and amortization expenses in 2009 compared to 2008:

  •
  a $9.6 million (8%) increase in earnings from the Kinder Morgan Interstate Gas Transmission pipeline system ("KMIGT")—driven by higher operational gas sales margins, higher firm transportation demand fees (resulting from both system expansions and incremental ethanol customers) and higher pipeline fuel recoveries (KMIGT's operational gas sales are primarily made possible by its collection of fuel in-kind pursuant to its transportation tariffs and recovery of storage cushion gas volumes);

  •
  incremental earnings of $9.4 million from Kinder Morgan Gas Treating, L.P., which acquired the natural gas treating business from Crosstex Energy, L.P. and Crosstex Energy, Inc. effective October 1, 2009. The business consists of multiple natural gas treating plants, predominantly located in Texas and Louisiana, that are used to remove impurities and liquids from natural gas in order to meet pipeline quality specifications;

  •
  a $3.5 million (6%) decrease in earnings from the TransColorado Pipeline—primarily due to a $2.6 million (4%) drop in natural gas transportation revenues and partly to increases in both pipeline remediation expenses and property tax expenses in 2009 compared to 2008. The decrease in transportation revenues related primarily to the negative impact caused by the increased transportation service offered by a competing pipeline in 2009; and

  •
  a $34.0 million (9%) decrease in earnings from the Texas intrastate natural gas pipeline group—mainly attributable to (1) lower margins from natural gas sales, primarily due to lower sales volumes and to higher supply prices relative to sales prices in 2009. The increase in supply prices resulted from a decline in field volumes being replaced with more expensive supplies from more liquid supply locations in 2009, (2) lower natural gas processing margins, due to unfavorable gross processing spreads as a result of significantly lower average natural gas liquids prices in 2009 and (3) higher system operational expenses, due primarily to higher pipeline integrity expenses relative to last year. The overall decreases in earnings were partially offset by higher year-to-year natural gas storage margins which resulted from favorable proprietary and fee based storage activities and from the leasing of additional storage capacity to customers from completed capital expansion projects.

        The Texas intrastate natural gas pipeline group includes the operations of the following four natural gas pipeline systems: Kinder Morgan Tejas (including Kinder Morgan Border Pipeline), Kinder Morgan Texas Pipeline, Kinder Morgan North Texas Pipeline and the Mier-Monterrey Mexico Pipeline, and combined, the group accounted for 46% and 53%, respectively, of the segment's earnings before depreciation, depletion and amortization expenses in 2009 and 2008, 89% and 95%, respectively, of the segment's revenues in 2009 and 2008, and 95% and 97%, respectively, of the segment's operating expenses in 2009 and 2008.

        For each of the years 2009 and 2008, the overall changes in both segment revenues and segment operating expenses (which include natural gas costs of sales) primarily relate to the natural gas purchase and sale activities of the intrastate group, with the variances from year-to-year in both revenues and operating expenses mainly due to corresponding changes in the intrastate group's average prices and volumes for natural gas purchased and sold. The group both purchases and sells significant volumes of natural gas, which is often stored and/or transported on its pipelines, and because the group generally sells natural gas in the same price environment in which it is purchased, the increases and decreases in its gas sales revenues are largely offset by corresponding increases and decreases in gas purchase costs.

        With regard to natural gas sales activity, the intrastate group's business strategy involves relying both on long and short-term natural gas sales and purchase agreements, and the Texas intrastate natural gas pipeline group uses this flexibility to help optimize the margins realized by capturing favorable differences due to changes in timing, location, prices and volumes. To the extent possible, the Texas intrastate natural gas pipeline group balances the pricing and timing of the natural gas purchases to the natural gas sales, and the purchase and sales contracts are frequently settled in terms of an index price for both purchases and sales. Generally, the Texas intrastate natural gas pipeline group attempts to lock-in an acceptable margin by capturing the difference between the average gas sales prices and the average gas purchase and cost of fuel prices.

Earnings Before DD&A by Major Segment Asset

	Kinder Morgan Holdco LLC	Kinder Morgan Kansas, Inc.
	Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	(In millions)	(In millions)
Texas Intrastate Natural Gas Pipeline Group	$221.1	$133.0
Kinder Morgan Interstate Gas Transmission	65.7	43.1
Trailblazer Pipeline	31.9	18.1
TransColorado Pipeline	25.7	17.9
Rockies Express Pipeline	(8.3)	(4.3)
Casper and Douglas Gas Processing	18.0	7.3
All others	19.2	13.4

Segment Earnings Before DD&A	$373.3	$228.5

Revenues by Major Segment Asset

	Kinder Morgan Holdco LLC	Kinder Morgan Kansas, Inc.
	Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	(In millions)	(In millions)
Texas Intrastate Natural Gas Pipeline Group	$3,562.0	$2,492.4
Kinder Morgan Interstate Gas Transmission	130.7	70.7
Trailblazer Pipeline	36.4	22.6
TransColorado Pipeline	30.3	20.7
Casper and Douglas Gas Processing	67.1	34.7
All others	0.2	—
Intrasegment eliminations	(0.8)	(0.5)

Segment Revenues	$3,825.9	$2,640.6

Seven Months Ended December 31, 2007

        Earnings before DD&A in the seven months ended December 31, 2007 also were positively affected by (1) strong performances by the Texas intrastate natural gas pipeline group due to (a) favorable natural gas sales margins on renewal contracts, (b) increased transportation service revenue due to a new long-term contract with a major customer that became effective April 1, 2007, (c) greater value from natural gas storage activities and natural gas processing margins, (d) sales of cushion gas due to the termination of a storage facility lease and (e) storage revenues from transportation and storage under a new long term contract with a major customer that became effective April 1,2007, (2) strong performance from KMIGT, Trailblazer Pipeline and TransColorado Pipeline due mainly to solid earnings from transportation and natural gas park and loan services and (3) earnings from Casper and Douglas gas processing operations that had solid natural gas liquids sales revenues driven by favorable prices and volumes.

        Adversely affecting earnings before DD&A in the seven months ended December 31, 2007 was KMP's share of net losses from its equity investment in Rockies Express due to depreciation and interest expenses allocable to a segment of this project that was placed in service in February 2007, and until the completion of the Rockies Express-West project which became fully operational in May 2008, generated only limited natural gas reservation revenues and volumes.

Five Months Ended May 31, 2007

        Earnings before DD&A in the five months ended May 31, 2007 were positively affected by (1) strong performances by the Texas intrastate natural gas pipeline group due to (a) favorable natural gas sales margins on renewal and incremental contracts, (b) strong demand for and favorable rates on transportation services, (c) greater value from natural gas storage activities and natural gas processing margins, (d) sales of cushion gas due to the termination of a storage facility lease and (e) storage revenues from a new long-term contract with a major customer that became effective April 1, 2007, (2) strong performance from KMIGT, Trailblazer Pipeline and TransColorado Pipeline mainly due to solid earnings from transportation and natural gas park and loan services and (3) earnings from Casper and Douglas gas processing operations that had solid natural gas liquids sales revenues driven by favorable prices and volumes.

        Rockies Express operations adversely affected earnings before DD&A by $4.3 million for the five months ended May 31, 2007 as depreciation and interest expenses were in excess of gross profits realized on limited natural gas reservation revenues and volumes.

CO2—KMP

	Kinder Morgan Holdco LLC			Kinder Morgan Kansas, Inc.
	Year Ended December 31,		Seven Months Ended December 31,	Five Months Ended May 31,
	2009	2008	2007	2007
	(In millions, except operating statistics)			(In millions, except operating statistics)
Revenues(a)	$1,131.3	$1,269.2	$605.9	$324.2
Operating expenses(b)	(271.1)	(391.8)	(182.7)	(121.5)
Earnings from equity investments	22.3	20.7	10.5	8.7
Other, net income (expense)	—	1.9	0.1	(0.1)
Income tax expense	(4.0)	(3.9)	(0.8)	(1.3)

Earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	$878.5	$896.1	$433.0	$210.0

Carbon dioxide delivery volumes (Bcf)(c)	774.0	732.1	365.0	272.3

SACROC oil production (gross)(MBbl/d)(d)	30.1	28.0	26.5	29.1

SACROC oil production (net)(MBbl/d)(e)	25.1	23.3	22.1	24.2

Yates oil production (gross)(MBbl/d)(d)	26.5	27.6	27.4	26.4

Yates oil production (net)(MBbl/d)(e)	11.8	12.3	12.2	11.7

Natural gas liquids sales volumes (net)(MBbl/d)(e)	9.5	8.4	9.5	9.7

Realized weighted average oil price per Bbl(f)(g)	$49.55	$49.42	$36.80	$35.03

Realized weighted average natural gas liquids price per Bbl(g)(h)	$37.96	$63.00	$58.55	$45.04

(a)
2009 amount includes a $13.5 million unrealized loss (from a decrease in revenues) on derivative contracts used to hedge forecasted crude oil sales. Also, amounts include increases in segment earnings resulting from valuation adjustments of $95.6 million and $136.2 million for the years ended 2009 and 2008, respectively, related to derivative contracts in place at the time of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(b)
2008 amount includes increases in expense associated with environmental liability adjustments of $0.3 million.

(c)
Includes Cortez, Central Basin, Canyon Reef Carriers, Centerline and Pecos pipeline volumes.

(d)
Represents 100% of the production from the field. KMP owns an approximately 97% working interest in the SACROC unit and an approximately 50% working interest in the Yates unit.

(e)
Net to KMP after royalties and outside working interests.

(f)
Includes all KMP owned crude oil production properties.

(g)
Hedge gains/losses for crude oil and natural gas liquids are included with crude oil.

(h)
Includes production attributable to leasehold ownership and production attributable to KMP's ownership interests in processing plants and third party processing agreements.

        The CO2—KMP segment's primary businesses involve the production, marketing and transportation of both carbon dioxide (commonly called CO2) and crude oil, and the production and marketing of natural gas and natural gas liquids. Combined, the certain items described in the footnotes to the table above accounted for increases in earnings before depreciation, depletion and amortization expenses of $82.1 million in 2009 and $135.9 million in 2008; accounting for decreases in earnings before depreciation, depletion and amortization expenses of $53.8 million in 2009 when compared with 2008. For each of the segment's two primary businesses, following is information related to the remaining changes in (1) earnings before DD&A expenses and (2) revenues in 2009 when compared to 2008:

Year Ended December 31, 2009 versus Year Ended December 31, 2008

	Earnings before DD&A increase/(decrease)		Revenues Increase/(Decrease)
	(In millions, except percentages)
Sales and transportation activities	$(84.4)	(28)%	$(78.2)	(23)%
Oil and gas producing activities	120.6	26%	(44.5)	(5)%
Intrasegment eliminations	—	—	38.9	46%

Total CO2—KMP	$36.2	5%	$(83.8)	(7)%

        The segment's overall $36.2 million (5%) increase in earnings before depreciation, depletion and amortization expenses in 2009 compared to 2008 was due to a $120.6 million (26%) increase in earnings from its oil and gas producing activities, which include the operations associated with its ownership interests in oil-producing fields and natural gas processing plants. Generally, earnings from the segment's oil and gas producing activities align closely with the revenues it earns from both crude oil and natural gas plant products sales, but the overall increase in earnings in 2009 consisted of (1) a $166.1 million (39%) increase from lower oil and gas related operating expenses, (2) a $44.5 million (5%) decrease from lower revenues and (3) a $1.0 million (51%) decrease in other income items.

        The overall decrease in combined operating expenses in 2009 consisted of a $103.6 million (29%) decrease in oil and gas related field operating and maintenance expenses (including all cost of sales and fuel and power expenses), and a $62.5 million (87%) decrease in taxes, other than income tax expenses. The decrease in operating expenses in 2009 compared to 2008 was primarily due to (1) lower prices charged by the industry's material and service providers (for items such as outside services, maintenance, and well workover services), which impacted rig costs, other materials and services, and capital and exploratory costs, (2) lower fuel and utility rates and (3) the successful renewal of lower priced service and supply contracts negotiated by the CO2—KMP segment since the end of 2008. The overall decrease in other tax expenses, relative to 2008, was driven by a decrease in severance tax expenses, related both to the decrease in natural gas liquids and crude oil sales revenues (discussed following) and to a $30.3 million favorable adjustment to the accrued severance tax liabilities due to prior year overpayments.

        The overall $44.5 million (5%) decline in oil and gas related revenues in 2009 versus 2008 was driven by a $61.2 million (32%) decrease in natural gas liquids sales revenues, but partly offset by a $22.9 million (3%) increase in crude oil sales revenues, due to a 3% increase in crude oil sales volumes. The decrease in liquids sales revenues was entirely due to a 40% decrease in the realized weighted average price per barrel of liquids in 2009; however, the decrease in revenues caused by lower natural gas liquids realizations in 2009 was partly offset by higher revenues resulting from a 13% increase in natural gas liquids sales volumes in 2009, in part due to the negative impact on sales volumes in 2008 from Hurricane Ike.

        The realized weighted average price per barrel of oil was essentially flat across both 2009 and 2008, although average industry price levels for crude oil have increased since the beginning of 2009.

Because prices of crude oil and natural gas liquids are subject to external factors over which KMP has no control, and because future price changes may be volatile, the CO2—KMP business segment is exposed to price risk related to the price volatility of these commodities. To some extent, however, KMP is able to mitigate this risk through a long-term hedging strategy that is intended to generate more stable realized prices by using derivative contracts as hedges to the exposure of fluctuating expected future cash flows produced by changes in commodity sales prices. Nonetheless, decreases in the prices of crude oil and natural gas liquids will have a negative impact on the results of the CO2—KMP segment, and KMP has exposure on all unhedged sales volumes, the majority of which are natural gas liquids volumes. Had KMP not used energy derivative contracts to transfer commodity price risk, the crude oil sales prices would have averaged $59.02 per barrel in 2009 and $97.70 per barrel in 2008.

        The $84.4 million (28%) decrease in the segment's sales and transportation earnings for 2009 versus 2008 was primarily due to the $78.2 million (23%) drop in revenues, which included both a $65.4 million (28%) decrease in carbon dioxide sales revenues and a $9.7 million (11%) decrease in carbon dioxide and crude oil pipeline transportation revenues. The decrease from carbon dioxide sales revenues was entirely price related, as the segment's average price received from carbon dioxide sales in 2009 decreased 36% compared to last year, reducing revenues by $95.8 million. The decrease in carbon dioxide sales revenues resulting from the unfavorable price change more than offset a $30.4 million increase in sales revenues resulting from higher sales volumes, which increased 13% in 2009, primarily due to carbon dioxide expansion projects completed since the end of 2008, and to a continued strong demand for carbon dioxide from tertiary oil recovery projects. Although KMP purchases certain volumes of carbon dioxide on an intercompany basis for use, KMP does not recognize profits on carbon dioxide sales to itself.

        The overall decrease in carbon dioxide and crude oil pipeline transportation revenues in 2009 versus 2008 was mainly due to lower carbon dioxide transportation revenues from the Central Basin Pipeline and to lower crude oil transportation revenues from the Wink Pipeline. Although its deliveries of carbon dioxide volumes increased 7% in 2009—and combined segment delivery volumes increased 6%—Central Basin's revenues were negatively impacted by lower weighted average transportation rates, partly due to the fact that a portion of its carbon dioxide transportation contracts were indexed to lower oil prices in 2009, when compared to last year. The decrease in delivery revenues from the Wink crude oil pipeline was primarily due to lower pipeline loss allowance revenues in 2009, resulting from lower market prices for crude oil relative to last year.

        For more information on KMP's ownership interests in the net quantities of proved oil and gas reserves and its measures of discounted future net cash flows from oil and gas reserves, please see note 19 to our annual consolidated financial statements included elsewhere in this prospectus.

Earnings Before DD&A by Major Segment Activities

	Kinder Morgan Holdco LLC	Kinder Morgan Kansas, Inc.
	Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	(In millions)	(In millions)
Sales and transportation activities	$110.4	$67.2
Oil and gas production activities	322.6	142.8

Segment Earnings Before DD&A	$433.0	$210.0

Revenues by Major Segment Activities

	Kinder Morgan Holdco LLC	Kinder Morgan Kansas, Inc.
	Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	(In millions)	(In millions)
Sales and transportation activities	$116.1	$71.3
Oil and gas production activities	518.7	271.7
Intrasegment eliminations	(28.9)	(18.8)

Segment Revenues	$605.9	$324.2

Seven Months Ended December 31, 2007

        For the seven months ended December 31, 2007, SACROC's gross production averaged 26.5 thousand barrels per day and Yates' gross production averaged 27.4 thousand barrels per day. SACROC contributed approximately 56% of earnings before DD&A for the total oil and gas producing activities. The earnings before DD&A in the seven months ended December 31, 2007 were positively affected by (1) strong average crude oil and natural gas plant product prices, (2) strong oil production at the Yates field unit and (3) a favorable realized weighted-average price per barrel in the SACROC field unit gas processing operations. The period's results also were positively affected by valuation adjustments of $106.0 million for derivative contracts on crude oil hedges.

        Partially offsetting these factors was a reduced average carbon dioxide realized sales price resulting from the December 2006 expiration of a large volume high-priced sales contract.

        With respect to crude oil, overall sales volumes were stable, but the segment benefited from a strong realized weighted-average price per barrel. With respect to natural gas liquids, low sales volumes were more than offset by a favorable realized weighted-average price per barrel.

Five Months Ended May 31, 2007

        The segment's sales and transportation activities were adversely affected by a decrease in average carbon dioxide prices. A significant portion of the decrease in average carbon dioxide prices is timing related, as some of the segment's carbon dioxide contracts are tied to crude oil prices in prior periods, and the 2007 contracts had been tied to lower crude oil prices, relative to 2006. These decreases in carbon dioxide prices were only partially offset by slightly higher carbon dioxide sales volumes related to increased carbon dioxide production from the McElmo Dome source field.

        Highlights surrounding oil and gas producing activities for the five months ended May 31, 2007 include (1) increases in oil production at the Yates field unit, (2) favorable weighted-average price per barrel and (3) solid earnings from natural gas liquids sales volumes and prices, largely due to increased recoveries at the SACROC gas processing operations.

Terminals—KMP

	Kinder Morgan Holdco LLC			Kinder Morgan Kansas, Inc.
	Year Ended December 31,		Seven Months Ended December 31,	Five Months Ended May 31,
	2009	2008	2007	2007
	(In millions, except operating statistics)			(In millions, except operating statistics)
Revenues	$1,109.0	$1,173.6	$599.2	$364.5
Operating expenses(a)	(536.8)	(631.8)	(344.2)	(192.2)
Other income (expense)(b)	25.0	(6.4)	3.3	3.0
Goodwill impairment(c)	—	(676.6)	—	—
Earnings from equity investments	0.7	2.7	0.6	—
Other, net-income	3.7	1.7	0.7	0.3
Income tax expense(d)	(5.2)	(19.7)	(15.9)	(3.3)

Earnings (loss) before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	$596.4	$(156.5)	$243.7	$172.3

Bulk transload tonnage (MMtons)(e)	78.0	103.0	62.5	33.7

Ethanol (MMBbl)	32.9	30.7	15.4	10.2

Liquids leaseable capacity (MMBbl)	56.4	54.2	47.5	43.6

Liquids utilization %	96.6%	97.5%	95.9%	97.5%

(a)
2009 and 2008 amounts include a $0.9 million increase in expense and a $0.6 million decrease in expense, respectively, associated with environmental liability adjustments. 2009 amount also includes a $0.5 million decrease in expense associated with legal liability adjustments related to a litigation matter involving the Staten Island liquids terminal, a $0.3 million decrease in expense related to hurricane clean-up and repair activities and a $0.7 million increase in expense from the amounts previously reported in KMP's 2009 fourth quarter earnings release issued on January 20, 2010, associated with adjustments to long-term receivables for environmental cost recoveries. 2008 amount also includes a $5.3 million increase in expense related to hurricane clean-up and repair activities, a combined $2.8 million increase in expense from both the settlement of certain litigation matters related to the Elizabeth River bulk terminal and the Staten Island liquids terminal, and other legal liability adjustments and a $1.9 million increase in expense related to fire damage and repair activities.

(b)
2009 amount includes gains of $24.6 million from hurricane and fire casualty indemnifications. 2008 amount includes losses of $5.3 million from asset write-offs related to fire damage, and losses of $0.8 million from asset write-offs related to hurricane damage. 2009 and 2008 amounts include decreases of earnings of $2.6 million and $3.7 million, respectively, related to assets sold, which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(c)
2008 amount includes a non-cash goodwill impairment charge of $676.6 million.

(d)
2009 amount includes a $0.9 million increase in expense related to hurricane and fire casualty gains. 2008 amount includes a decrease in expense (reflecting tax savings) of $0.4 million related to hurricane clean-up and repair expenses and casualty losses.

(e)
Volumes for acquired terminals are included for all periods.

        The Terminals—KMP business segment includes the operations of petroleum, chemical and other liquids terminal facilities (other than those included in the Products Pipelines—KMP segment), and all of our coal, petroleum coke, fertilizer, steel, ores and other dry-bulk material services facilities.

        Combined, the certain items described in the footnotes to the table above increased segment earnings before depreciation, depletion and amortization expenses by $20.3 million in 2009, and decreased earnings before depreciation, depletion and amortization by $695.4 million in 2008; accounting for increases in earnings before depreciation, depletion and amortization expenses of $715.7 million in 2009, when compared with 2008. The segment's remaining $37.2 million (22%) increase in earnings before depreciation, depletion and amortization in 2009 compared to 2008 were driven by a combination of internal asset growth and strategic business acquisitions.

        KMP has made and continues to seek terminal acquisitions in order to gain access to new markets and to complement and/or enlarge its existing terminal operations and since the beginning of 2007, it has invested approximately $197.1 million in cash to acquire both terminal assets and equity interests in terminal operations. Combined, these acquired operations contributed incremental earnings before depreciation, depletion and amortization of $4.6 million, revenues of $16.1million, and operating expenses of $11.5 million in 2009, and incremental earnings before depreciation, depletion and amortization of $30.4 million, revenues of $86.6 million, equity earnings of $1.7 million, and operating expenses of $57.9 million in 2008.

        All of the incremental 2009 and 2008 amounts listed above represent the earnings, revenues and expenses from acquired terminals' operations during the additional months of ownership in 2009 and 2008, respectively, and do not include increases or decreases during the same months the assets were owned in the respective prior year. For more information on acquisitions, see note 3 to our annual consolidated financial statements included elsewhere in this prospectus.

        Following is information for the remaining increases and decreases in the segment's (1) earnings before DD&A and (2) revenues in 2009 when compared to 2008. The changes represent increases and decreases in terminal results at various locations for bulk and liquids terminal operations owned during identical periods in both pairs of comparable years. These terminal operations are grouped into regions based on geographic location and/or primary operating function. This structure allows management to organize and evaluate segment performance and to help make operating decisions and allocate resources.

Year Ended December 31, 2009 versus Year Ended December 31, 2008

	Earnings before DD&A increase/(decrease)		Revenues Increase/(Decrease)
	(In millions, except percentages)
Lower River (Louisiana)	$24.8	106%	$(9.5)	(9)%
Gulf Coast	16.6	12%	18.5	11%
West	10.4	27%	7.5	9%
Texas Petcoke	4.1	6%	(10.2)	(7)%
Mid River	(10.2)	(35)%	(32.4)	(36)%
Ohio Valley	(7.7)	36%	(16.9)	(26)%
Materials Management (rail transloading)	(4.4)	(24)%	(12.8)	(26)%
All others	(1.0)	—	(25.7)	(5)%
Intrasegment eliminations	—	—	0.8	79%

Total Terminals—KMP	$32.6	6%	$(80.7)	(7)%

        The increase in earnings before depreciation, depletion and amortization expenses from the Lower River (Louisiana) terminals was due mainly to both lower income tax expenses in 2009 compared to 2008, and to higher earnings realized from both the International Marine Terminals ("IMT") facility, a Louisiana partnership located in Port Sulphur, Louisiana and owned 66 2/3% by KMP, and the Geismar, Louisiana drumming facility, which began operations in the first quarter of 2009. The drop in income tax expenses related to overall lower taxable income in many of the tax paying terminal subsidiaries, and the increase in earnings from IMT was largely due to lower year-over-year operating expenses in 2009, which more than offset corresponding drops in revenues resulting from less dockage, fleeting and barge services. The terminal also recognized a $3.2 million property casualty gain (on a vessel dock that was damaged in March 2008) in the second quarter of 2009.

        The increase in earnings from the Gulf Coast terminals reflects favorable results from the two large liquids terminal facilities located along the Houston Ship Channel in Pasadena and Galena Park, Texas. The earnings increase was driven by higher liquids warehousing revenues, mainly due to new and incremental customer agreements (at higher rates) and to additional storage capacity, and also to additional ancillary terminal services. Combined, the Pasadena and Galena Park terminals brought an incremental 1.85 million barrels of liquids tankage capacity online during 2009 (including incremental truck loading capacity).

        For all terminals combined, total 2009 liquids throughput volumes were 1% higher than 2008, primarily due to both completed expansion projects and to continued strong demand for distillate and ethanol volumes. Expansion projects completed since the end of 2008 increased the liquids terminals' leasable capacity to 56.4 million barrels, up 4% from a capacity of 54.2 million barrels at the end of 2008. At the same time, the overall liquids utilization capacity rate (the ratio of the actual leased capacity to the estimated potential capacity) decreased by only 1% since the end of 2008.

        The increase in earnings in 2009 from the West region terminals was driven by incremental contributions from the Kinder Morgan North 40 terminal, the crude oil tank farm constructed near Edmonton, Alberta, Canada, and from the Vancouver Wharves bulk marine terminal, located on the north shore of Vancouver, British Columbia, Canada's main harbor. KMP completed construction and placed the North 40 terminal into service in the second quarter of 2008. The increase in earnings from the Vancouver Wharves terminal was chiefly due to higher liquids revenues, in part due to expanded liquids facilities that began operating in April 2009 and to continued strong ship traffic during 2009 at the Port Metro Vancouver.

        The increase in earnings from the Texas petroleum coke operations was chiefly due to higher earnings realized from the Port of Houston, Port of Beaumont and Houston Refining operations. The combined earnings increase from these operations was driven by higher petroleum coke throughput and production volumes and higher handling rates in 2009. The higher volumes in 2009 were in part due to a new petroleum coke customer contract that boosted volume at the Port of Houston bulk facility, and in part to the negative impacts caused by Hurricane Ike in the third quarter of 2008.

        The overall increase in segment earnings before depreciation, depletion and amortization in 2009 compared to 2008 from terminals owned in both comparable years was partly offset by lower earnings from the Mid River, Ohio Valley and Materials Management terminals. The decrease in earnings from these facilities was primarily due to decreased import/export activity and to lower business activity at various owned and/or operated rail and terminal sites that are primarily involved in the handling and storage of steel and alloy products.

        Due to the economic downturn that intensified in the last half of 2008, KMP experienced significant year-over-year volume and revenue declines at various owned or operated terminal facilities in 2009, when compared to 2008. For the Terminals—KMP segment combined, bulk traffic tonnage decreased by 25.0 million tons (24%) in 2009 versus 2008 and relatedly, revenues from terminals owned in both years decreased by $80.7 million (7%). However, while the overall volume and revenue declines in 2009 have generally been broad-based across all of the bulk terminals, the rate of decline has slowed—bulk tonnage decreased 28% in the first half of 2009 compared to the first half of 2008—and since the start of the year, the segment has taken actions to manage costs and increase productivity. For all terminals owned in both years, combined operating expenses decreased $97.9 million (16%) in 2009 versus 2008. In addition to the effects from the declines in bulk tonnage volumes described above, the expense reductions were generated by a combination of aggressive cost management actions related to operating expenses, certain productivity initiatives at various terminal sites, and year-over-year declines in commodity and fuel costs.

Earnings Before DD&A by Major Segment Asset

	Kinder Morgan Holdco LLC	Kinder Morgan Kansas, Inc.
	Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	(In millions)	(In millions)
Gulf Coast	$66.7	$43.3
Northeast	35.6	28.1
Texas Petcoke	30.9	22.5
Mid-Atlantic	24.2	14.6
West	19.8	3.8
Ferro	17.2	5.1
Lower River (Louisiana)	14.9	18.5
All others	34.4	36.4

Segment Earnings Before DD&A	$243.7	$172.3

Revenues by Major Segment Asset

	Kinder Morgan Holdco LLC	Kinder Morgan Kansas, Inc.
	Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	(In millions)	(In millions)
Gulf Coast	$97.8	$64.0
Northeast	59.5	43.2
Texas Petcoke	68.5	43.8
Mid-Atlantic	59.0	38.4
West	43.4	9.5
Ferro	45.9	15.6
Lower River (Louisiana)	61.6	49.6
All others	164.4	101.0
Intrasegment eliminations	(0.9)	(0.6)

Segment Revenues	$599.2	$364.5

Seven Months Ended December 31, 2007

        Combined, the operations acquired in 2006 and 2007 referred to above contributed earnings before DD&A of $28.4 million, revenues of $73.3 million, operating expenses of $45.4 million and equity earnings of $0.5 million in the seven months ended December 31, 2007. This segment's earnings benefited from the two large Gulf Coast liquids terminal facilities located along the Houston Ship Channel in Pasadena and Galena Park, Texas, which contributed $18.1 million of combined earnings before DD&A. The two terminals continued to benefit from both recent expansions that have added new liquids tank and truck loading rack capacity since 2006 and business from ethanol and biodiesel storage and transfer activity. Strong earnings during the period also resulted from (1) $12.1 million of earnings before DD&A contributed from the combined operations of the Argo and Chicago, Illinois liquids terminals, due to strong ethanol throughput and increased capacity in the liquids storage and handling business, (2) $30.9 million of earnings before DD&A contributed from the Texas Petcoke terminals, due largely to strong demand for petroleum coke at the Port of Houston facility and (3) $5.5 million of earnings before DD&A contributed from the Pier IX bulk terminal, located in Newport News, Virginia, largely due to a favorable demand for coal transfers and increasing rail incentives.

Five Months Ended May 31, 2007

        Acquisitions in 2006 and 2007 contributed $2.8 million in earnings before DD&A during the five months ended May 31, 2007 were composed of (1) $2.0 million from Transload Services, LLC and (2) $0.8 million from Devco USA L.L.C. Segment earnings before DD&A also included strong earnings contributions consisting of (1) $5.9 million from the Shipyard River terminal located in Charleston, South Carolina, (2) $17.3 million from the Lower Mississippi (Louisiana) terminals (which include its 66 2/3% ownership interest in the IMT partnership and the Port of New Orleans liquids facility located in Harvey, Louisiana) and (3) $7.8 million from the combined operations of its Argo and Chicago, Illinois liquids terminals. The increases from the Shipyard River terminal related to completed expansion projects since the middle of 2006 that increased handling capacity for imported coal volumes and the earnings increases from the Chicago liquids facilities were driven by higher revenues, due to increased ethanol throughput and incremental liquids storage and handling business.

Kinder Morgan Canada—KMP

	Kinder Morgan Holdco LLC			Kinder Morgan Kansas, Inc.
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
	(In millions, except operating statistics)			(In millions, except operating statistics)
Revenues	$226.1	$198.9	$100.9	$62.0
Operating expenses	(72.5)	(68.0)	(44.3)	(23.1)
Goodwill impairment(a)	—	—	—	(377.1)
Earnings from equity investments	(4.1)	8.3	14.4	5.4
Interest income and other, net-income (expense)(b)	23.9	(6.2)	6.3	1.7
Income tax expense(c)	(18.9)	19.0	(18.5)	(0.9)

Earnings (loss) before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	$154.5	$152.0	$58.8	$(332.0)

Transport volumes (MMBbl)(d)	102.5	86.7	58.0	36.4

(a)
Amount for the five months ended May 31, 2007 represents a non-cash goodwill impairment charge; see note 7 to Kinder Morgan Kansas, Inc.'s annual consolidated financial statements included elsewhere in this prospectus.

(b)
2008 amount includes a $12.3 million decrease in other non-operating income, due to certain non-cash Trans Mountain regulatory accounting adjustments.

(c)
2009 amount includes a $14.9 million increase in expense primarily due to certain non-cash regulatory accounting adjustments to Trans Mountain's carrying amount of the previously established deferred tax liability, and a $3.7 million decrease in expense due to a certain non-cash accounting change related to book tax accruals made by the Express pipeline system. 2008 amount includes a $19.3 million decrease in expense associated with favorable changes in Canadian income tax rates, and a $6.6 million increase in expense due to certain non-cash Trans Mountain regulatory accounting adjustments.

(d)
Represents Trans Mountain pipeline system volumes.

        The Kinder Morgan Canada—KMP segment includes operations that Kinder Morgan Kansas, Inc. sold to KMP: (1) Trans Mountain pipeline system transferred effective April 30, 2007, (2) one-third interest in the Express pipeline system transferred effective August 28, 2008 and (3) Jet Fuel pipeline system transferred effective August 28, 2008. These operations had been reported separately in previous reports. The information in the table above reflects the results of operations for Trans Mountain, Express pipeline and Jet Fuel for all periods presented.

        The certain items related to the Kinder Morgan Canada—KMP business segment and described in the footnotes to the table above accounted for a decrease in earnings before depreciation, depletion and amortization expenses of $11.6 million in 2009, when compared with 2008. The remaining $14.1 million (9%) increase in segment earnings before depreciation, depletion and amortization consisted of (1) higher earnings of $18.1 million (13%) from Trans Mountain and (2) higher earnings of $2.8 million (127%) from Jet Fuel. These positive impacts were partially offset by lower earnings of $6.8 million (48%) from the Express pipeline system.

        The increase in earnings from Trans Mountain in 2009 was driven by both higher pipeline transportation revenues and higher net currency gains (included within "Other, net income"), and partially offset by higher year-over-year income tax expenses and lower income from allowances for capital funds used for pipeline system construction costs. In 2009, Trans Mountain's revenues increased $26.1 million (13%) compared to 2008, driven by an 18% increase in mainline delivery volumes resulting from both a significant increase in ship traffic during 2009 at the Port Metro Vancouver and the completion of the Trans Mountain Pipeline Anchor Loop expansion project in October 2008.

        The increase in earnings from Jet Fuel in 2009 was driven by both higher pipeline transportation revenues and higher net currency gains (included within "Other, net income"). In 2009, Jet Fuel's revenues increased $1.1 million (34%) compared to 2008.

        The lower earnings from the Express pipeline system were primarily due to lower equity earnings from the 33 1/3% ownership interest in the Express pipeline system, higher year-over-year income tax expense and higher net currency losses (included within "Other, net income") in 2009.

Seven Months Ended December 31, 2007

        During seven months ended December 31, 2007, segment earnings before DD&A were positively impacted by the completion of a pump station expansion on April 30, 2007 and its associated positive impact to revenue for the period.

Five Months Ended May 31, 2007

        During the five months ended May 31, 2007, earnings before DD&A were adversely affected by a $377.1 million goodwill impairment charge recorded against the Trans Mountain asset. Slightly offsetting this negative impact to earnings was the completion of a pump station expansion on April 30, 2007 and its associated positive impact to revenue for the period.

NGPL

	Kinder Morgan Holdco LLC			Kinder Morgan Kansas, Inc.
	Year Ended December 31,
			Seven Months Ended December 31, 2007
				Five Months Ended May 31, 2007
	2009	2008
	(In millions)			(In millions)
Segment earnings before DD&A	$42.5	$129.8	$422.8	$267.4

        On February 15, 2008, we sold an 80% ownership interest in our NGPL business segment to Myria Acquisition Inc. ("Myria") for approximately $5.9 billion. As a result of the sale, beginning February 15, 2008, we account for our 20% ownership interest as an equity method investment. We continue to operate NGPL's assets pursuant to a 15-year operating agreement.

Year Ended December 31, 2009 vs. 2008

        The $87.3 million (67.3%) decrease in segment earnings before DD&A between the years ended December 31, 2009 and 2008 in the NGPL reportable segment was primarily due to the February 15, 2008, sale of an 80% ownership interest in NGPL to Myria Acquisition Inc. As a result of the sale, beginning February 15, 2008, we account for our 20% ownership interest in NGPL as an equity method investment. Segment earnings before DD&A at the 100% asset ownership level were $89.7 million for the period from January 1, 2008 to February 14, 2008 and for the period February 15, 2008 to December 31, 2008 our equity earnings were $40.1 million.

        NGPL's net income, at the 100% ownership level, decreased by $17.4 million (8%) from $230.4 million in 2008 to $213.0 million in 2009. Revenues decreased by $153.3 million (12%) from $1,288.6 million in 2008 to $1,135.3 million in 2009 principally due to a decrease in natural gas prices. Gross profit (total revenues less gas purchases and other costs of sales) decreased by $21.8 million (2%) from $898.7 million in 2008 to $876.9 million in 2009. The decrease in gross profit from 2008 to 2009 was attributable to (1) a $30.2 million reduction in gross profit from operational natural gas sales largely due to lower natural gas prices, (2) $21.0 million of charges in 2009 to reduce the carrying value of current storage gas inventories to reflect the reduced market price of natural gas and (3) a $4.3 million net reduction in other miscellaneous gross profit items, offset by a $33.7 million increase from natural gas transportation and storage services. NGPL's results also were impacted in 2009, relative to 2008, by (1) a $21.0 million decrease in operations and maintenance expenses due, in part, to lower costs for transmission system integrity management programs, lower electric power costs and 2009 insurance recoveries related to Hurricane Ike, (2) the inclusion in 2008 results of $5.6 million of net gains on sales of land, (3) a $2.8 million increase in interest expense, net of interest income, (4) a $0.5 million increase in pre-tax income from other miscellaneous income and expenses items and (5) an $8.7 million increase in income tax expense due to an increase in the effective tax rate applicable to state income taxes, partially offset by a decrease in pre-tax earnings. NGPL's operational natural gas sales are primarily made possible by its collection of fuel in-kind pursuant to its transportation tariffs and the sale of storage cushion gas volumes resulting from storage system expansion projects. Its future revenues from operational natural gas sales could be affected by, among other things, the market price of natural gas, the volume of fuel collected in-kind pursuant to its tariffs, including changes resulting from the FERC Section 5 proceeding discussed under "Description of Business—Regulatory and Compliance Matters—NGPL Section 5 Proceeding," and its cushion gas available from future storage system expansion projects.

Seven Months Ended December 31, 2007

        NGPL revenues and earnings for the seven months ended December 31, 2007 were positively impacted primarily by (1) $334.4 million of gross profit from transportation and storage revenues, which reflects the positive impact of re-contracting of transportation and storage services at higher rates and increased contract volumes, and recent transportation and storage system expansions, (2) $116.0 million of gross profit from operational gas recoveries and sales and (3) $61.4 million of gross profit from cushion sales. Total system throughput volumes of 1,027.2 trillion Btus during the seven months ended December 31, 2007 did not have a significant direct impact on revenues or earnings due to the fact that transportation revenues are derived primarily from firm contracts in which shippers pay a demand fee to reserve a set amount of system capacity for their use.

Five Months Ended May 31, 2007

        NGPL revenues and earnings for the five months ended May 31, 2007 were positively impacted primarily by (1) $245.9 million of gross profit from transportation and storage revenues, which reflects the positive impact of re-contracting of transportation and storage services at higher rates and increased contract volumes, and recent transportation and storage system expansions and (2) $77.6 million of gross profit from operational gas recoveries and sales.

Power

        As discussed in note 3 to our annual consolidated financial statements included elsewhere in this prospectus, on January 25, 2008, we sold our interests in three natural gas-fired power plants in Colorado to Bear Stearns, including the Thermo Cogeneration Partnership and the Thermo Greeley facility. The closing of the sale was effective January 1, 2008, and we received net proceeds of $63.1 million.

        The remaining operations for the Power segment are Triton Power Michigan LLC's lease and operation of the Jackson, Michigan 550-megawatt natural gas-fired electric power plant ("Triton Power") and a 105-megawatt natural gas-fired power plant in Snyder, Texas that generates electricity for the CO2—KMP segment's SACROC operations, the plant's sole customer.

	Kinder Morgan Holdco LLC			Kinder Morgan Kansas, Inc.
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
	(In millions)			(In millions)
Revenues(a)	$40.4	$44.0	$40.2	$19.9
Operating expenses and noncontrolling interests(a)	(35.6)	(38.3)	(34.8)	(16.1)
Equity in earnings of Thermo Cogeneration Partnership(b)	—	—	8.0	5.1

Segment earnings before DD&A	$4.8	$5.7	$13.4	$8.9

(a)
Upon the adoption of Accounting Standards Update No. 2009-17, which amended the codification's "Consolidation" topic, on January 1, 2010, Triton Power operations is no longer consolidated into our financial statements, but is treated as an equity investment, resulting in decreases to revenues, operating expenses and noncontrolling interests with no impact to segment earnings before DD&A. See note 13 to our interim consolidated financial statements included elsewhere in this prospectus.

(b)
This equity interest was part of the sale effective January 1, 2008 as discussed above.

Year Ended December 31, 2009 vs. 2008

        Power's segment earnings before DD&A decreased by $0.9 million for the year ended December 31, 2009 as compared to 2008, primarily due to lower operating fees at the Snyder Plant, which we operate on behalf of the CO2—KMP segment.

Seven Months Ended December 31, 2007

        Earnings before DD&A for the seven months ended December 31, 2007 reflect the positive impacts of (1) contributions of $2.0 million of earnings before DD&A from Triton Power, (2) $8.0 million of equity earnings from our investment in Thermo Cogeneration Partnership and (3) $1.4 million of earnings from the Thermo Greeley facility associated with gas purchase and sale agreements. These favorable impacts to earnings were partially offset by an unfavorable impact to operating revenues associated with 2006 equipment sales.

Five Months Ended May 31, 2007

        Earnings before DD&A for the five months ended May 31, 2007 reflect an unfavorable impact to revenues associated with 2006 equipment sales. These unfavorable impacts to earnings were partially offset by (1) contributions of $1.3 million of earnings from Triton Power, (2) contributions of $1.2 million of earnings from the Thermo Greeley facility associated with gas purchase and sales agreements and (3) our $5.1 million of equity earnings from our investment in Thermo Cogeneration Partnership.

Other

	Kinder Morgan Holdco LLC			Kinder Morgan Kansas, Inc.
	Year Ended December 31,
			Seven Months Ended December 31, 2007
				Five Months Ended May 31, 2007
	2009	2008
	(In millions)			(In millions)
Kinder Morgan Holdco LLC general and administrative expense	$(42.7)	$(54.6)	$(33.2)	$(138.6)
KMP general and administrative expense	(330.3)	(297.9)	(142.4)	(136.2)
Terasen general and administrative expense	—	—	—	(8.8)

Consolidated general and administrative expense	$(373.0)	$(352.5)	$(175.6)	$(283.6)

Kinder Morgan Holdco LLC interest, net	$(164.4)	$(240.1)	$(357.4)	$(70.4)
KMP interest, net	(409.0)	(388.2)	(236.4)	(155.0)
Terasen interest, net	—	—	—	(24.8)
Other, net (a)	(10.3)	4.7	7.6	(4.4)

Unallocable interest and other, net	$(583.7)	$(623.6)	$(586.2)	$(254.6)

Kinder Morgan Management noncontrolling interests	$(53.6)	$(80.5)	$(35.8)	$(17.1)
KMP noncontrolling interests	(210.0)	(302.4)	7.3	(75.1)
Triton noncontrolling interests	(11.3)	(13.0)	(9.0)	2.3
Other noncontrolling interests	(3.2)	(0.2)	(0.1)	(0.8)

Net income attributable to noncontrolling interests(b)	$(278.1)	$(396.1)	$(37.6)	$(90.7)

(a)
"Other, net" primarily represents offset to noncontrolling interests and interest income shown above and included in segment earnings.

(b)
2008 and 2007 periods restated for certain provisions concerning the accounting and reporting for noncontrolling interests; see note 2 to our annual consolidated financial statements included elsewhere in this prospectus.

Year Ended December 31, 2009 vs. 2008

        Consolidated general and administrative expense increased $20.5 million (5.8%) in 2009 compared to 2008. The $32.4 million (10.9%) increase in KMP's general and administrative expense includes $15.8 million from higher employee benefit and payroll tax expenses in 2009 and $10.7 million due to fewer overhead expenses meeting the criteria for capitalization. Our general and administrative expense, which decreased $11.9 million (21.8%), includes an $8.4 million decrease in legal costs for 2009 as compared to 2008.

        The $39.9 million (6.4%) decrease in interest and other, net for 2009 relative to 2008, was primarily due to using $5.9 billion of proceeds received from the sale of an 80% ownership interest in NGPL to pay down debt in early 2008; see note 3 to our annual consolidated financial statements included elsewhere in this prospectus. This reduction in our interest expense was partially offset by higher interest expense from increased debt balances at KMP required to support its capital expansion programs.

        Net income attributable to noncontrolling interests, which represents the allocation of our consolidated net income attributable to all outstanding ownership interests in our consolidated subsidiaries (primarily KMP) which are not held by us, decreased $118.0 million (29.8%) in 2009 when compared to 2008. The decrease in our noncontrolling interests was primarily due to our lower net income in 2009 from our consolidated subsidiaries.

Seven Months Ended December 31, 2007

        Our general and administrative expense for the seven months ended December 31, 2007 includes $19.4 million of compensation expense, and KMP's general and administrative expense includes $108.6 million of compensation expense and $28.8 million of outside services.

        Interest, net for the seven months ended December 31, 2007 includes $179.6 million of interest expense related to additional debt incurred as part of the Going Private Transaction and $165.5 million of interest expense not related to the Going Private Transaction.

Five Months Ended May 31, 2007

        Our general and administrative expense for the five months ended May 31, 2007 includes $114.8 million related to the Going Private Transaction. In addition, during the five months ended May 31, 2007, we incurred $4.3 million in selling expenses associated with the sale of Kinder Morgan Kansas, Inc.'s (1) U.S. based retail natural gas distribution and related operations, (2) Terasen Gas business and (3) Terasen Pipelines (Corridor) Inc. KMP's general and administrative expense for the five months ended May 31, 2007 includes $26.2 million allocated to it related to the Going Private Transaction.

Income Taxes—Continuing Operations

Year Ended December 31, 2009 vs. 2008

        The $22.3 million increase in tax expense to $326.6 million for 2009 as compared to $304.3 million for 2008 is primarily due to (1) certain one-time non-cash deferred tax expenses related to (a) the restructuring of certain subsidiaries of Kinder Morgan Canada—KMP and us, (b) the treatment of Trans Mountain Pipeline Inc., a subsidiary of Kinder Morgan Canada—KMP, as a non-regulated entity, (c) the impact on deferred taxes of a decrease in Kinder Morgan Canada—KMP's Canadian tax rate in

2008 and (2) higher state income taxes. The increase is partially offset by (1) the tax impact on lower pretax earnings of Kinder Morgan Management and KMP's domestic corporate subsidiaries, (2) an increase in nondeductible goodwill related to our investment in KMP, (3) the impact on deferred taxes of a decrease in our state tax rate, (4) lower additions in 2009 to our Uncertainty in Income Taxes (FIN 48) reserve, (5) lower adjustments in 2009 to true-up our book tax provision to the federal and state tax returns filed and (6) small out-of-period adjustments related to current and deferred taxes.

Seven Months Ended December 31, 2007

        The seven months ended December 31, 2007 income tax expense from continuing operations of $227.4 million consists of (1) $166.5 million of federal income tax expense, (2) $12.8 million related to Kinder Morgan Management noncontrolling interests income tax expense, (3) $27.6 million due to income taxes on foreign earnings at different tax rates, (4) $11.9 million attributable to the net tax effects of consolidating KMP's United States income tax provision and (5) $10.9 million of state income taxes. The above income tax expense is net of $2.3 million of other income tax items.

Five Months Ended May 31, 2007

        The five months ended May 31, 2007 income tax expense from continuing operations of $135.5 million consists of (1) $34.0 million federal income tax benefit on the $97.2 million loss from continuing operations before income taxes, (2) $16.6 million tax benefit from the Terasen acquisition financing structure and (3) $2.0 million of other income tax items. These tax benefits and credits were offset by income tax expenses consisting of (1) $30.7 million of income taxes on non-deductible fees associated with the Going Private Transaction, (2) $132.1 million of expense related to the Trans Mountain goodwill impairment of $377.1 million, which is not deductible for tax purposes, (3) $6.2 million related to Kinder Morgan Management noncontrolling interests income tax expense, (4) $8.4 million due to income taxes on foreign earnings at different tax rates, (5) $4.0 million attributable to the net tax effects of consolidating KMP's United States income tax provision and (6) $6.7 million of state income taxes.

        See note 4 to our annual consolidated financial statements included elsewhere in this prospectus for additional information on income taxes.

Income Taxes—Realization of Deferred Tax Assets

        A capital loss carryforward can be utilized to reduce capital gain during the five years succeeding the year in which a capital loss is incurred. We closed the sale of Terasen Inc. to Fortis Inc. on May 17, 2007, for sales proceeds of approximately $3.4 billion (C$3.7 billion) including cash and assumed debt. We recorded a book gain on this disposition of $55.7 million in the second quarter of 2007. The sale resulted in a capital loss of $998.6 million for tax purposes. Approximately $223.3 million of the Terasen Inc. capital loss was utilized to reduce capital gain principally associated with the sale of the Kinder Morgan Retail business resulting in a tax benefit of approximately $82.2 million during 2007.

        At December 31, 2007, we had a remaining capital loss carryforward of $775.1 million, all of which was utilized to reduce the capital gain associated with the sale of 80% of NGPL and other dispositions, resulting in a tax benefit of approximately $279.5 million during 2008.

Liquidity and Capital Resources

General

        We believe that we and our subsidiaries and investments, including KMP, have liquidity and access to financial resources, as demonstrated through our results for the nine months ended September 30, 2010 as discussed below, sufficient to meet future requirements for working capital, debt repayment and capital expenditures associated with existing and future expansion projects, along with payment of our dividends and KMP's distributions.

  •
  We have generated $1,218.5 million in cash from operations during the first nine months of 2010;

  •
  In the first nine months of 2010, KMP demonstrated its continued access to the equity market by raising approximately $636.6 million in net proceeds from equity offerings in the aggregate of 9.8 million additional common units;

  •
  KMP demonstrated substantial flexibility in the debt market by issuing $1.0 billion in principal amount of long-term senior notes in the first nine months of 2010 that generated $993.1 million in net proceeds; and

  •
  Kinder Morgan Kansas, Inc. had available credit capacity of approximately $0.6 billion, and KMP had available credit capacity of approximately $1.4 billion under existing bank credit facilities as of September 30, 2010.

        As of September 30, 2010, we believe our balance sheet and liquidity positions remained strong. Cash and cash equivalents on hand at quarter end was $196.6 million, and we generated $1,218.5 million in cash from operations in the first nine months of 2010, an increase from the $918.5 million we generated in the first nine months of 2009. We continue to have access to additional sources of liquidity through (1) available credit capacity of approximately $2.0 billion as of September 30, 2010 under Kinder Morgan Kansas, Inc.'s $1.0 billion bank facility and KMP's $2.0 billion bank credit facility, which replaced its previous $1.79 billion bank credit facility, both of which are further discussed in note 8 to our annual consolidated financial statements included elsewhere in this prospectus and below in "—Short-term Liquidity," and (2) KMP's issuance in the first nine months of 2010 of an additional $1.0 billion in senior notes (receiving proceeds, after underwriting discounts and before offering expenses, of $993.1 million) and an additional 9,809,365 common units from equity sales (receiving proceeds, after underwriting discounts and before offering expenses, of $636.6 million).

        The primary cash requirements for us and our subsidiaries, in addition to normal operating expenses, are for debt service, sustaining capital expenditures (defined as capital expenditures which do not increase the capacity of an asset), expansion capital expenditures, KMP's quarterly distributions to its public common unitholders and our distributions to our members. In addition to utilizing cash generated from operations, KMP's cash requirements for expansion capital expenditures can be met through borrowings under its senior unsecured revolving bank credit facility, issuing long-term notes or additional common units, or the proceeds from purchases of additional KMP's i-units by Kinder Morgan Management with the proceeds from issuances of additional Kinder Morgan Management shares. Our cash requirements continue to be met through cash from our operations and borrowings under Kinder Morgan Kansas, Inc.'s secured revolving bank credit facility.

        As described under "Description of Business—Environmental Matters—Climate Change," passage of any climate control legislation or other regulatory initiatives that regulate or restrict emissions of greenhouse gases could increase KMP's costs related to operating and maintaining its facilities and require it to install new emission controls on its facilities, acquire allowances for its greenhouse gas emissions, pay taxes related to its greenhouse gas emissions and administer and manage a greenhouse gas emissions program. KMP is not able at this time to estimate such increased costs; however, they could be significant.

Credit Ratings and Capital Market Liquidity

        On October 13, 2008, Standard & Poor's Rating Services revised its outlook on KMP's long-term credit rating to negative from stable (but affirmed its long-term credit rating at BBB), due to its previously announced expected delay and cost increases associated with the completion of the Rockies Express Pipeline project. At the same time, Standard & Poor's lowered Kinder Morgan Energy Partners' short-term credit rating to A-3 from A-2. As a result of this revision to KMP's short-term credit rating and the commercial paper market conditions, KMP was unable to access commercial paper borrowings.

        On February 25, 2010, Standard & Poor's revised its outlook on KMP's long-term credit rating to stable from negative, affirmed KMP's long-term credit rating at BBB, and raised KMP's short-term credit rating to A-2 from A-3. The rating agency's revisions reflected its expectations that KMP's financial profile will improve due to lower guaranteed debt obligations and higher expected cash flows associated with the completion and start-up of the Rockies Express, Midcontinent Express and Kinder Morgan Louisiana natural gas pipeline systems. As a result of this upward revision to KMP's short-term rating, KMP currently has some access to the commercial paper market that was not available prior to this rating change. Therefore, KMP expects that its short-term liquidity needs will be met through borrowings made under its bank credit facility and its commercial paper program. Nevertheless, KMP's ability to satisfy its financing requirements or fund its planned capital expenditures will depend upon its future operating performance, which will be affected by prevailing economic conditions in the energy and terminals industries and other financial and business factors, some of which are beyond its control.

        Some of KMP's customers are experiencing, or may experience in the future, severe financial problems that have had or may have a significant impact on their creditworthiness. These financial problems may arise from current global economic conditions, changes in commodity prices or otherwise. KMP has been and is working to implement, to the extent allowable under applicable contracts, tariffs and regulations, prepayments and other security requirements, such as letters of credit, to enhance its credit position relating to amounts owed from these customers. KMP cannot provide assurance that one or more of its current or future financially distressed customers will not default on its obligations to it or that such a default or defaults will not have a material adverse effect on its business, financial position, future results of operations, or future cash flows; however, KMP believes it has provided adequate allowance for such customers.

Short-term Liquidity

        Our principal sources of short-term liquidity are Kinder Morgan Kansas, Inc.'s $1.0 billion secured revolving bank credit facility, KMP's $2.0 billion senior unsecured revolving bank credit facility and cash provided by operations. These facilities can be used for the respective entity's general corporate or partnership purposes. For more information regarding these facilities, see "Description of Certain Indebtedness."

        The following represents the revolving credit facilities that were available to Kinder Morgan Kansas, Inc. and KMP, the amount of short-term debt outstanding under the credit facilities, including commercial paper borrowings, and available borrowing capacity under the facilities after deducting (1) outstanding letters of credit and (2) combined outstanding borrowings under the credit facilities and KMP's commercial paper program.

	At September 30, 2010
	Short-term debt outstanding	Available borrowing capacity
	(In millions)
Credit Facilities
Kinder Morgan Kansas Inc.
$1.0 billion, six-year secured revolver, due May 2013	$293.3	$629.3
KMP
$2.0 billion, three-year unsecured revolver, due June 2013	$414.8	$1,363.1

        Our outstanding short-term debt as of September 30, 2010 was $2,454.0 million, primarily consisting of (1) $293.3 million in outstanding borrowings under Kinder Morgan Kansas Inc.'s senior secured credit facility, (2) $750.0 million in principal amount of Kinder Morgan Kansas, Inc.'s 5.35% series senior notes that mature on January 5, 2011, (3) $700.0 million in principal amount of KMP's 6.75% senior notes that mature March 15, 2011, (4) $414.8 million of commercial paper under KMP's bank credit facility and (5) $250.0 million in principal amount of KMP's 7.50% senior notes that mature November 1, 2010. As of December 31, 2009, our outstanding short-term debt was $768.7 million. Kinder Morgan Kansas Inc. and KMP intend to refinance their current short-term debt and any additional short-term debt incurred during the remainder of the year through a combination of long-term debt and bank credit facility borrowings. KMP also can issue equity or use its commercial paper program to refinance its current short-term debt.

        We had working capital deficits (current assets minus current liabilities) of $2,751.0 million as of September 30, 2010 and $938.9 million as of December 31, 2009. The unfavorable change from year-end 2009 was primarily due to (1) $750.0 million in principal amount of Kinder Morgan Kansas, Inc.'s 5.35% senior notes due January 5, 2011 being reclassified from long-term to short-term debt and (2) $700.0 million in principal amount of KMP's 6.75% senior notes due March 15, 2011 being reclassified from long-term to short-term debt. Generally, our working capital balance varies due to factors such as the timing of scheduled debt payments, timing differences in the collection and payment of receivables and payables, the change in fair value of our derivative contracts and changes in cash and cash equivalent balances as a result of our or our subsidiaries' debt or equity issuances. As a result, our working capital balance could return to a surplus in future periods. A working capital deficit is not unusual for us or for other companies similar in size and scope to us, and we believe that our working capital deficit does not indicate a lack of liquidity as we continue to maintain adequate current assets to satisfy current liabilities and maturing obligations when they come due.

Capital Expenditures

Interim Periods

        Our sustaining capital expenditures—defined as capital expenditures which do not increase the capacity of an asset—totaled $121.8 million in the first nine months of 2010 compared to $113.0 million for the first nine months of 2009. These sustaining expenditure amounts include $0.1 million and $0.2 million in the first nine months of 2010 and 2009, respectively, for KMP's proportionate share of sustaining capital expenditures of (1) Rockies Express Pipeline LLC, (2) Midcontinent Express Pipeline LLC and (3) for 2010 only, Kinder Hawk Field Services LLC. Additionally, our forecasted expenditures for the remaining three months of 2010 for sustaining capital expenditures are approximately $60.7 million, including less than $0.1 million for KMP's proportionate shares of Rockies Express Pipeline LLC, Midcontinent Express Pipeline LLC and KinderHawk Field Services LLC.

        Generally, we fund our sustaining capital expenditures with existing cash or from cash flows from operations. In addition to utilizing cash generated from their own operations, both Rockies Express Pipeline LLC and Midcontinent Express Pipeline LLC can each fund their own cash requirements for expansion capital expenditures through borrowings under their own credit facilities, issuing their own long-term notes, or with proceeds from contributions received from their member owners. KMP has no contingent debt obligation with respect to Rockies Express Pipeline LLC, and for information on its contingent debt obligation with respect to Midcontinent Express Pipeline LLC, see note 4 to our interim consolidated financial statements included elsewhere in this prospectus.

        Similarly, KinderHawk Field Services can fund its cash requirements for expansion capital expenditures with cash generated from its own operations, through borrowings under its own credit facility, or with proceeds from contributions received from its two member owners. KMP's $200 million three-year, revolving bank credit facility (due in May 2013) is nonrecourse to its member owners.

        All of our capital expenditures, with the exception of sustaining capital expenditures, are considered by us to be discretionary. Our discretionary capital expenditures for the first nine months of 2010 and 2009 totaled $605.1 million and $963.6 million, respectively. The period-to-period decrease in discretionary capital expenditures was mainly due to higher capital expenditures made during the first nine months of 2009 on KMP's major natural gas pipeline projects and expansions and improvements within its Terminals—KMP and Products Pipelines—KMP business segments. Generally, KMP funds its discretionary capital expenditures, and its investment contributions through borrowings under its bank credit facility or its commercial paper program. To the extent these sources of funding are not sufficient, KMP generally funds additional amounts through the issuance of long-term notes or common units for cash.

Annual Periods

        Our sustaining capital expenditures for the year ended December 31, 2009 were $172.7 million (including approximately $0.2 million for KMP's proportionate share of Rockies Express' sustaining capital expenditures). Generally, we fund our sustaining capital expenditures with our cash flows from operations. In addition to utilizing cash generated from their own operations, Rockies Express Pipeline LLC and Midcontinent Express Pipeline LLC can each fund their own cash requirements for capital expenditures through borrowings under their respective credit facilities, issuing their own long-term notes, or with proceeds from contributions received from their equity owners.

        All of our capital expenditures, with the exception of sustaining capital expenditures, are considered by us as discretionary. The discretionary capital expenditures reflected in our consolidated statements of cash flows for the years ended December 31, 2009 and 2008, which are included in this prospectus, were $1,151.8 million and $2,361.4 million, respectively, primarily related to KMP. The year-to-year decrease in discretionary capital expenditures in 2009 versus 2008 was mainly due to higher capital expenditures made during 2008 on KMP's major natural gas pipeline projects and on its Trans Mountain crude oil and refined petroleum products pipeline system. KMP is forecasting $824.8 million for discretionary capital expenditures in its 2010 budget.

        In addition to the discretionary capital expenditures, KMP contributed a combined $2,040.8 million in 2009 to the Rockies Express, Midcontinent Express and Fayetteville Express natural gas pipeline projects (all three reported as investments in our consolidated balance sheets, which are included in this prospectus, and accounted for under the equity method of accounting), primarily to fund its proportionate share of both their construction and preconstruction costs and the repayment of senior notes by Rockies Express Pipeline LLC in August 2009. Generally, Kinder Morgan Kansas, Inc. and KMP fund discretionary capital expenditures and investment contributions through borrowings under their respective bank credit facilities. To the extent this source of funding is not sufficient for KMP, it generally funds additional amounts through the issuance of long-term notes or common units for cash. During 2009, KMP used sales of common units and the issuance of senior notes to refinance portions of its short-term borrowings under its bank credit facility.

Capital Requirements for Recent Transactions

        In the first nine months of 2010, cash outlays for the acquisitions of assets and equity investments of KMP totaled $1,172.8 million. With the exception of KMP's acquisition of terminal assets from US Development Group LLC, which was partially acquired by the issuance of additional KMP common units, KMP utilized its commercial paper program to fund these acquisitions and then reduced short-term borrowings under its credit facility with the proceeds from its 2010 equity issuances and its May 2010 issuance of long-term senior notes.

Cash Flows

Interim Periods

        The following table summarizes our net cash flows from operating, investing and financing activities for each period presented.

	Nine Months Ended September 30,
			Increase (Decrease)
	2010	2009
	(In millions)
Net cash provided by (used in):
Operating activities	$1,218.5	$918.8	$299.7
Investing activities	(1,898.8)	(2,641.3)	742.5
Financing activities	710.3	1,825.0	(1,114.7)
Effect of exchange rate changes on cash	1.0	5.0	(4.0)

Net (decrease) increase in cash and cash equivalents	$31.0	$107.5	$(76.5)

Operating Activities

        The net increase of $299.7 million (32.6%) in cash provided by operating activities in the nine months ended September 30, 2010 compared to the respective 2009 period was primarily attributable to:

  •
  a $496.6 million increase in cash inflows relative to net changes in working capital items, primarily due to (1) a $174.0 million decrease in cash used for income tax payments, net of refunds, (2) a $217.8 million increase in cash from the collection and payment of trade and related party receivables and payables (including collections and payments on natural gas transportation and exchange imbalance receivables and payables), due primarily to the timing of invoices received from customers and paid to vendors and suppliers, (3) a $45.8 million increase in cash from higher payments in the first nine months of 2009 for natural gas storage on KMP's Kinder Morgan Texas Pipeline system and (4) a $27.5 million increase in cash from higher payments in the first nine months of 2009 for the settlement of certain refined products imbalance liabilities owed to U.S. military customers of the Products Pipelines—KMP business segment, partially offset by a $51.2 million increase in cash used due to higher interest payments (net of interest collections) in 2010, due to higher average borrowings (partially offset by lower average interest rates) relative to the first nine months a year ago;

  •
  a $147.6 million increase in cash from overall higher net income after adjusting for non-cash items, including (1) a $430.0 million impairment charge on Kinder Morgan Kansas Inc's investment in NGPL, (2) a $200.0 million expense related to a Going Private Transaction litigation reserve adjustment and (3) a $158.0 million expense related to KMP rate case liability adjustments, all recorded in the first nine months of 2010. The period-to-period change in net income from our seven reportable business segments in the first nine months of 2010 versus the first nine months of 2009 is discussed above in "—Results of Operations" (including all of the certain items disclosed in the associated table footnotes);

  •
  a $190.8 million decrease in cash attributable to higher payments made in 2010 for transportation rate settlements, refunds and reparations made pursuant to certain legal settlements reached with various shippers on KMP's Pacific operations' refined products pipelines. In May 2010, KMP paid $206.3 million to eleven of twelve shippers regarding the settlement of various transportation rate challenges filed with the FERC dating back as early as

    1992. In May 2009, KMP made refund and settlement payments totaling $15.5 million to various shippers in connection with certain East Line rate settlement agreements; and

  •
  a $144.4 million decrease in cash from an interest rate swap termination payment KMP received in January 2009, when it terminated a fixed-to-variable interest rate swap agreement.

Investing Activities

        The net increase in cash used in investing activities in the nine months ended September 30, 2010 compared to the respective 2009 period was primarily attributable to:

  •
  a $1,409.3 million decrease in cash used due to lower contributions to investments in the first nine months of 2010. In the first nine months of 2009, KMP contributed a combined $1,610.3 million to Rockies Express Pipeline LLC, Midcontinent Express Pipeline LLC, and Fayetteville Express Pipeline LLC to partially fund its respective share of Rockies Express, Midcontinent Express, and Fayetteville Express pipeline system construction and/or pre-construction costs;

  •
  a $349.6 million decrease in cash used for capital expenditures—largely due to the higher investment undertaken in the first nine months of 2009 to construct KMP's Kinder Morgan Louisiana Pipeline and to expand and improve the Terminals-KMP business segment;

  •
  a $172.0 million increase in cash due to higher capital distributions (distributions in excess of cumulative earnings) received in the first nine months of 2010, primarily related to distributions received from KMP's equity investments in Rockies Express Pipeline LLC and Midcontinent Express Pipeline LLC, and from our equity investment in NGPL;

  •
  a $72.3 million increase in cash due to lower period-to-period payments for margin and restricted deposits associated with energy commodity cash flow hedging activities in the first nine months of 2010;

  •
  a combined $1,145.3 million increase in cash used for the acquisition of assets and investments in the first nine months of 2010. In 2010, our cash outlays for strategic business acquisitions, through our subsidiary KMP, totaled $1,172.8 million, primarily consisting of: (1) $921.4 million for a 50% equity ownership interest in Petrohawk Energy Corporation's natural gas gathering and treating business, (2) $114.3 million for three unit train ethanol handling terminals acquired from US Development Group LLC in January 2010 and (3) $97.0 million for terminal assets and investments acquired from Slay Industries in March 2010. Each of these 2010 acquisitions is discussed further in note 2 to our interim consolidated financial statements included elsewhere in this prospectus. In the first nine months of 2009, our cash payments for acquired assets, through our subsidiary KMP, totaled $27.5 million, including $18.0 million for the acquisition of certain marine vessels from Megafleet Towing Co., Inc.;

  •
  a $109.6 million decrease in cash due to the full repayment received in the first nine months of 2009 of a loan KMP made in December 2008 to a single customer of its Texas intrastate natural gas pipeline group; and

  •
  a $17.5 million increase in cash used resulting from the deconsolidation of Triton Power Company LLC from our consolidated financial statements upon the adoption of Accounting Standards Update No. 2009-17, which amended the codification's "Consolidation" topic, on January 1, 2010. Triton Power Company LLC is now treated as an equity investment (see note 13 to our interim consolidated financial statements included elsewhere in this prospectus).

Financing Activities

        The net decrease in cash provided by financing activities in the nine months ended September 30, 2010 compared to the respective 2009 period was primarily attributable to:

  •
  a $669.1 million period-to-period decrease in cash from overall debt financing activities—which include issuances and payments of debt and debt issuance costs. The decrease in cash from overall debt financing activities was primarily due to a $737.6 million decrease in cash from changes in KMP's senior notes outstanding. In May 2010, KMP received $993.1 million, after underwriting discounts and commissions, from the issuance of an aggregate $1 billion in principal amount of senior notes in two separate series (discussed in note 4 to our interim consolidated financial statements included elsewhere in this prospectus) and in the first nine months of 2009, KMP received a combined $1,730.7 million from both issuing and repaying senior notes. The period-to-period decrease in cash was partially offset by a $81.1 million increase in net borrowings under Kinder Morgan Kansas Inc.'s bank credit facility.

  •
  a repayment by KMP in 2009 of $250 million of senior notes that matured on February 1, 2009, and the completion by KMP in 2009 of offerings for an aggregate $2.0 billion in principal amount of senior notes. KMP used the proceeds from its long-term offering of its senior notes in both 2010 and 2009 to reduce the borrowings under both its commercial paper program and its bank credit facility;

  •
  a $178.9 million decrease in cash provided by noncontrolling interest contributions primarily reflecting the $636.6 million in combined proceeds received by KMP, after commissions and underwriting expenses, from the sales of its common units in the first nine months of 2010 (discussed in note 5 to our interim consolidated financial statements included elsewhere in this prospectus), versus the $815.5 million KMP received in the first nine months of 2009;

  •
  a $200.0 million increase in cash used to pay distributions; and

  •
  a $72.2 million increase in cash used for noncontrolling interest distributions, primarily due to an increase in KMP's cash distributions to its common unit owners.

Annual Periods

        The following table summarizes our net cash flows from operating, investing and financing activities for each period presented.

	Kinder Morgan Holdco LLC			Kinder Morgan Kansas, Inc.
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
	(In millions)			(In millions)
Net Cash Provided by (Used in)
Operating activities	$1,587.5	$1,396.8	$1,045.0	$603.0
Investing activities	(3,477.5)	3,210.0	(13,848.8)	723.7
Financing activities	1,931.0	(4,628.1)	12,956.3	440.9
Effect of Exchange Rate Changes on Cash	6.0	(8.7)	(2.8)	7.6
Cash Balance Included in Assets Held for Sale	—	—	(1.1)	(2.7)

Net Increase (Decrease) in Cash and Cash Equivalents	$47.0	$(30.0)	$148.6	$1,772.5

Year Ended December 31, 2009 vs. 2008

  Operating Activities

        The net increase of $190.7 million (14%) in cash provided by operating activities in the year ended December 31, 2009 compared to the year ended December 31, 2008 was primarily attributable to:

  •
  a $558.2 million increase in cash from overall higher net income, net of non-cash items;

  •
  a $35.4 million increase in cash related to higher distributions received from equity investments in 2009 chiefly due to incremental distributions received from KMP's equity investment in Rockies Express Pipeline LLC. The additional distributions were mainly due to the incremental earnings attributable to both the Rockies Express-East natural gas pipeline segment, which began initial pipeline service in June 2009, and the Rockies Express-West segment, which began full operations in May 2008.

    The overall increase in year-to-year distributions from equity investments, which includes a $43.0 million decrease in distributions received from the equity investment in the Express pipeline system, primarily attributable to the June 2008 exchange of a preferred equity interest in Express US Holdings LP, the owner of the Express pipeline system, for two subordinated notes from US Holdings LP (discussed in note 11 to our annual consolidated financial statements included elsewhere in this prospectus);

  •
  $23.8 million of non cash expense associated with adjustments to long-term receivables for KMP's environmental cost recoveries recognized in the fourth quarter of 2009;

  •
  a $380.0 million increase in cash outflows relative to net changes in working capital items, primarily driven by (1) timing differences that resulted in lower net cash inflows from the collection and payment of trade and related party receivables and payables (including collections and payments on natural gas transportation and exchange imbalance receivables and payables), (2) higher payments in 2009 for both the settlement of certain refined product imbalance liabilities owed to U.S. military customers of the Products Pipelines—KMP business segment and (3) a net decrease in estimated current tax accruals; and

  •
  a $46.0 million decrease in cash from settlements related to the early termination of interest rate swap agreements, primarily attributable to KMP's January 2009 termination of a fixed-to-floating interest rate swap agreement having a notional principal amount of $300 million and a maturity date of March 15, 2031, for which it received $144.4 million, compared to $194.3 million it received in 2008 for the termination of two fixed-to-variable interest rate swap agreements having a combined notional principal amount of $700 million.

  Investing Activities

        The net increase in cash used of $6,687.5 million in investing activities in the year ended December 31, 2009 compared to the year ended December 31, 2008 was primarily attributable to:

  •
  a $2,899.3 million cash inflow in 2008 for net cash proceeds received from the sale of an 80% interest in NGPL PipeCo LLC;

  •
  a $3,106.4 million cash inflow in 2008 for proceeds received from NGPL PipeCo LLC restricted cash;

  •
  a $1,685.6 million increase in cash used due to higher contributions to equity investees in 2009, relative to 2008. The increase was primarily driven by incremental contributions to Rockies Express Pipeline LLC, Midcontinent Express Pipeline LLC, and Fayetteville Express Pipeline LLC to partially fund their respective Rockies Express, Midcontinent Express, and Fayetteville Express Pipeline construction and/or pre-construction costs, and the repayment of senior notes by Rockies Express Pipeline LLC in August 2009. As discussed in note 6 to our annual consolidated financial statements included elsewhere in this prospectus, KMP contributed a combined $2,040.8 million in 2009 compared to $342.5 million in 2008 to partially fund its proportionate share of these three pipeline projects;

  •
  a $281.3 million increase in cash used for the acquisition of assets and investments, when compared to 2008. The increase was driven by the $265.3 million KMP paid to acquire the natural gas treating business from Crosstex Energy, L.P. and Crosstex Energy, Inc. effective October 1, 2009, and the $36.0 million KMP paid to acquire a 40% membership interest in Endeavor Gathering LLC effective November 1, 2009;

  •
  a $126.7 million net increase in cash used for investments versus proceeds from margin and restricted deposits in 2009 compared to 2008. The decrease in cash was primarily due to the return of margin deposits in 2008, which were posted in a prior period. Margin money is deposited with counterparties in order to maintain certain energy commodity hedging positions and is associated largely with our utilization of derivative contracts to hedge (offset) against the volatility of energy commodity price risks. These margin deposits must be posted and maintained daily, and provide financial security to ensure performance on the hedging contracts;

  •
  a $63.2 million decrease in cash received relative to 2008, due to lower net proceeds received from the sales of investments, property, plant and equipment, and other net assets (net of salvage and removal costs). The decrease in cash sales proceeds was driven primarily by $63.1 million received for the sale of our interest in three natural gas-fired power plants in Colorado in the first quarter of 2008;

  •
  a $1,221.0 million decrease in cash used for capital expenditures largely due to KMP's higher investment undertaken in 2008 to construct its Kinder Morgan Louisiana Pipeline and to expand its Trans Mountain crude oil and refined petroleum products pipeline system;

  •
  a $219.2 million decrease in cash used due to KMP's receipt, in 2009, of the full repayment of a $109.6 million loan it made in December 2008 to a single customer of its Texas intrastate natural gas pipeline group; and

  •
  a $27.6 million increase in cash relative to 2008, related to returns of capital received from equity investments in excess of the equity investees' cumulative earnings, primarily consisting of (1) a $22.9 million increase from KMP's equity investments, described following, and (2) a $4.7 million increase from our equity investment in NGPL.

    On November 13, 2009, Fayetteville Express Pipeline LLC entered into and then made borrowings under a new $1.1 billion, two and one-half year, unsecured revolving credit facility due May 11, 2012. Fayetteville Express Pipeline LLC then made distributions to its two member owners (Energy Transfer Partners, L.P. and KMP) to reimburse them for prior contributions made to fund its pre-construction costs for the Fayetteville Express Pipeline, and KMP received returns of capital totaling $112.0 million. Prior to the establishment of its credit facility, Fayetteville Express Pipeline LLC funded its pipeline construction costs with contributions from its member owners

    Similarly, in February 2008, Midcontinent Express Pipeline LLC entered into and then made borrowings under a new $1.4 billion, three-year, unsecured revolving credit facility due February 28, 2011. Midcontinent Express Pipeline LLC then made distributions in excess of cumulative earnings to its two member owners to reimburse them for prior contributions made to fund its pipeline construction costs. KMP's proportionate share of these distributions was $89.1 million.

  Financing Activities

        The net increase of $6,559.1 million in cash provided by financing activities in the year ended December 31, 2009 compared to the year ended December 31, 2008 period was primarily attributable to:

  •
  a $6,763.5 million decrease in cash used for overall debt financing activities, which include issuances and payments of debt and debt issuance costs. The year-to-year decrease in cash used was primarily due to (1) a $5,421.0 million decrease in cash used due to lower net repayments of senior notes, discussed following; (2) a $589.1 million increase in cash due to net commercial paper repayments by KMP in 2008; (3) a $452.4 million increase in cash from lower net repayments under Kinder Morgan Kansas, Inc.'s bank credit facility and (4) a $300.0 million increase in cash from incremental net borrowings under KMP's bank credit facility in 2009.

    The year-to-year increases and decreases in cash inflows from commercial paper and credit facility borrowings were related in part to KMP's short-term credit rating downgrade discussed above in "Credit Ratings and Capital Market Liquidity," and in part to the year-to-year changes in working capital items. The increase in cash inflows from changes in senior notes outstanding primarily includes (1) the combined $5,789.3 million of our Going Private debt that was repaid in 2008 primarily using proceeds from the sale of an 80% interest in NGPL and (2) the net $1,730.7 million KMP received after issuing and repaying senior notes in 2009 (discussed in note 8 to our annual consolidated financial statements included elsewhere in this prospectus) versus the combined $2,080.2 million KMP received from its three public offerings of senior notes in 2008. KMP used the proceeds from its first two 2008 offerings to reduce borrowings under its commercial paper program and used the proceeds from the third 2008 debt offering and from each of the 2009 offerings to reduce the borrowings under its revolving bank credit facility;

  •
  a $594.1 million increase in cash from noncontrolling interests contributions primarily related to KMP's issuances totaling approximately 22.9 million common units in 2009 receiving combined net proceeds (after underwriting discounts and before offering expenses) of $1,155.6 million versus issuances totaling approximately 10.7 million common units in 2008 receiving combined net proceeds (after underwriting discounts and before offering expenses) of $560.9 million;

  •
  $650.0 million cash used in 2009 to pay distributions;

  •
  a $113.7 million increase in cash used for noncontrolling interests distributions, primarily due to an increase in KMP's cash distributions to its common unit owners; and

  •
  a $23.0 million decrease in cash inflows from net changes in cash book overdrafts resulting from timing differences on checks issued but not yet presented for payment.

Dividend Policy

        Our dividend policy provides that, subject to applicable law, we will pay quarterly cash dividends generally representing the cash we receive from our subsidiaries less any cash disbursements and reserves established by a majority vote of our board of directors, including for general and administrative expenses, interest and cash taxes. The actual amount of these dividends to holders of our capital stock will depend upon many factors, including the amount of distributions from subsidiaries, our financial condition and earnings, legal and contractual requirements, taxes and other factors. See "Risk Factors—Risks Related to Our Dividend Policy." As a result, we may not retain a sufficient amount of cash to fund our operations or to finance unanticipated capital expenditures or growth opportunities, including acquisitions. Our board of directors may, however, amend, revoke or suspend our dividend policy at any time and for any reason, which would require a supermajority board approval while the Sponsor Investors maintain prescribed ownership thresholds. See "Dividend Policy."

        The holders of our Class A shares, Class B shares and Class C shares, in the aggregate, will be entitled to receive the dividends that would be payable with respect to the number of shares of common stock into which the Class A shares, Class B shares and Class C shares would be convertible, in the aggregate, on the record date of the applicable dividend. Following the completion of this offering, our Class A shares, Class B shares and Class C shares will be convertible into a fixed aggregate of                         shares of our common stock, which will represent        % of our common stock on a fully-converted basis.

Off Balance Sheet Arrangements

        We have invested in entities that are not consolidated in our financial statements. As of December 31, 2009, our obligations with respect to these investments, as well as our obligations with respect to related letters of credit, are summarized below (dollars in millions):

Entity	Investment Type	Our Ownership Interest	Remaining Interest(s) Ownership	Total Entity Assets(a)	Total Entity Debt		KMP's Contingent Share of Entity Debt(b)
Rockies Express Pipeline LLC(c)	Limited Liability	50%	ConocoPhillips and Sempra Energy	$6,606.2	$2,970.8	(d)	$836.4
Fayetteville Express Pipeline LLC(e)	Limited Liability	50%	Energy Transfer Partners, L.P.	$406.1	$355.0		$177.5
Cortez Pipeline Company	General Partner	50%	(f)	$76.1	$152.8		$76.4	(g)
Midcontinent Express Pipeline LLC(h)	Limited Liability	50%	Energy Transfer Partners, L.P.	$2,227.1	$828.3	(i)	$14.8	(j)
Nassau County, Florida Ocean Highway and Port Authority(k)	N/A	N/A	Nassau County, Florida Ocean Highway and Port Authority	N/A	N/A		$19.8

(a)
Principally property, plant and equipment.

(b)
Represents the portion of the entity's debt that KMP may be responsible for if the entity cannot satisfy the obligation.

(c)
Rockies Express Pipeline LLC is a limited liability company and the surviving legal entity from its December 30, 2009 merger with its parent entity West2East Pipeline LLC. As of December 31, 2009, the remaining limited liability member interests in Rockies Express Pipeline LLC are owned by ConocoPhillips (25%) and Sempra Energy (25%). KMP owned a 51% ownership interest in Rockies Express Pipeline LLC from June 30, 2006 until December 1, 2009.

(d)
Amount includes an aggregate carrying value of $1,298.1 million in fixed rate senior notes issued by Rockies Express Pipeline LLC in a private offering in June 2008. All payments of principal and interest in respect of these senior notes are the sole obligation of Rockies Express. Noteholders have no recourse against KMP or the other member owners of Rockies Express Pipeline LLC for any failure by Rockies Express to perform or comply with its obligations pursuant to the notes or the indenture.

(e)
Fayetteville Express Pipeline LLC is a limited liability company and the owner of the Fayetteville Express Pipeline.

(f)
The remaining general partner interests are owned by ExxonMobil Cortez Pipeline, Inc., an indirect wholly owned subsidiary of Exxon Mobil Corporation and Cortez Vickers Pipeline Company, an indirect subsidiary of M.E. Zuckerman Energy Investors Incorporated.

(g)
KMP is severally liable for its percentage ownership share (50%) of the Cortez Pipeline Company debt. As of December 31, 2009, Shell Oil Company shares KMP's several guaranty obligations jointly and severally for $42.9 million of Cortez's debt balance; however, KMP is obligated to indemnify Shell for the liabilities it incurs in connection with such guaranty. Accordingly, as of December 31, 2009, KMP has a letter of credit in the amount of $21.4 million issued by JP Morgan Chase, in order to secure its indemnification obligations to Shell for 50% of the Cortez debt balance of $42.9 million.

Further, pursuant to a Throughput and Deficiency Agreement, the partners of Cortez Pipeline Company are required to contribute capital to Cortez in the event of a cash deficiency. The agreement contractually supports the financings of Cortez Capital Corporation, a wholly owned subsidiary of Cortez Pipeline Company, by obligating the partners of Cortez Pipeline to fund cash deficiencies at Cortez Pipeline, including anticipated deficiencies and cash deficiencies relating to the repayment of principal and interest on the debt of Cortez Capital Corporation. The partners' respective parent or other companies further severally guarantee the obligations of the Cortez Pipeline owners under this agreement.

(h)
Midcontinent Express Pipeline LLC is a limited liability company and the owner of the Midcontinent Express Pipeline. In January 2008, in conjunction with the signing of additional binding pipeline transportation commitments, Midcontinent Express Pipeline LLC and MarkWest Pioneer, L.L.C. (a subsidiary of MarkWest Energy Partners, L.P.) entered into an option agreement which provided MarkWest Pioneer, L.L.C. a one-time right to purchase a 10% ownership interest in Midcontinent Express Pipeline LLC after the pipeline was fully constructed and placed into service. In September 2009, MarkWest Pioneer, L.L.C. declined to exercise this option.

(i)
Amount includes an aggregate carrying value of $798.8 million in fixed rate senior notes issued by Midcontinent Express Pipeline LLC in a private offering in September 2009. All payments of principal and interest in respect of these senior notes are the sole obligation of Midcontinent Express. Noteholders have no recourse against KMP or the other member owners of Midcontinent Express Pipeline LLC for any failure by Midcontinent Express Pipeline LLC to perform or comply with its obligations pursuant to the notes or the indenture.

(j)
In addition to KMP's contingent share of entity debt, there is a letter of credit outstanding to support the construction of the Midcontinent Express Pipeline. As of December 31, 2009, this letter of credit, issued by the Royal Bank of Scotland plc, had a face amount of $33.3 million. KMP's contingent responsibility with regard to this outstanding letter of credit was $16.7 million (50% of total face amount).

(k)
Arose from KMP's Vopak terminal acquisition in July 2001. Nassau County, Florida Ocean Highway and Port Authority is a political subdivision of the state of Florida. During 1990, Ocean Highway and Port Authority issued its Adjustable Demand Revenue Bonds in the aggregate principal amount of $38.5 million for the purpose of constructing certain port improvements located in Fernandino Beach, Nassau County, Florida. A letter of credit was issued as security for the Adjustable Demand Revenue Bonds and was guaranteed by the parent company of Nassau Terminals LLC, the operator of the port facilities. In July 2002, KMP acquired Nassau Terminals LLC and became guarantor under the letter of credit agreement. In December 2002, KMP issued a $28 million letter of credit under its credit facilities and the former letter of credit guarantee was terminated. As of December 31, 2009, the face amount of this letter of credit outstanding under KMP's credit facility was $19.8 million. Principal payments on the bonds are made on the first of December each year and reductions are made to the letter of credit.

        For additional information with regard to Kinder Morgan Kansas, Inc.'s and KMP's contingent debt obligations, see note 12 to our annual consolidated financial statements included elsewhere in this prospectus. See also note 4 to our interim consolidated financial statements included elsewhere in this prospectus.

        KMP accounts for its investments in Rockies Express Pipeline LLC, Fayetteville Express Pipeline LLC, Cortez Pipeline Company, and Midcontinent Express Pipeline LLC under the equity method of accounting. For the year ended December 31, 2009, KMP's share of earnings, based on its ownership percentage and before amortization of excess investment cost, if any, was $98.5 million from Rockies Express Pipeline LLC, $3.6 million from Fayetteville Express Pipeline LLC, $22.3 million from Cortez Pipeline Company, and $14.7 million from Midcontinent Express Pipeline LLC. Additional information regarding the nature and business purpose of these investments is included in note 6 to our annual consolidated financial statements included elsewhere in this prospectus.

Contractual Obligations and Commercial Commitments

	Payments due by period at December 31, 2009
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In millions)
Contractual obligations
Debt borrowings-principal payments	$13,715.5	$766.8	$3,778.4	$1,008.8	$8,161.5
Interest payments(a)	10,601.2	843.0	1,469.3	1,210.3	7,078.6
Lease obligations(b)	238.8	43.8	67.9	44.2	82.9
Pension and postretirement welfare plans(c)	324.6	27.4	57.4	60.1	179.7
Other obligations(d)	11.5	6.5	—	5.0	—

Total	$24,891.6	$1,687.5	$5,373.0	$2,328.4	$15,502.7

Other commercial commitments
Standby letters of credit(e)	$438.8	$343.2	$95.6	$—	$—

Capital expenditures(f)	$260.4	$260.4	$—	$—	$—

(a)
Interest payment obligations exclude adjustments for interest rate swap agreements.

(b)
Represents commitments pursuant to the terms of operating lease agreements.

(c)
Represents expected benefit payments from pension and postretirement welfare plans as of December 31, 2009.

(d)
For the "Less than 1 year" column only, represents payments due under carbon dioxide take-or-pay contracts and, for the "3-5 Years" column only, represents payments due pursuant to KMP's purchase and sale agreement with Megafleet Towing Co., Inc. for the acquisition of certain marine vessels effective April 23, 2009.

(e)
The $438.8 million in letters of credit outstanding as of December 31, 2009 consisted of the following: (1) a $100 million letter of credit that supports certain proceedings with the California Public Utilities Commission involving refined products tariff charges on the intrastate common carrier operations of KMP's Pacific operations' pipelines in the state of California, (2) a combined $55.5 million in two letters of credit supporting KMP's pipeline and terminal operations in Canada, (3) a combined $55.0 million in two letters of credit supporting KMP's hedging of energy commodity price risks, (4) a combined $33.1 million in four letters of credit required under provisions of our property and casualty, worker's compensation and general liability insurance policies, (5) KMP's $30.3 million guarantee under letters of credit totaling $45.5 million supporting KMP's International Marine Terminals Partnership Plaquemines, Louisiana Port, Harbor, and Terminal Revenue Bonds, (6) a $25.4 million letter of credit supporting KMP's Kinder Morgan Liquids Terminals LLC New Jersey Economic Development Revenue Bonds, (7) a $24.1 million letter of credit supporting KMP's Kinder Morgan Operating L.P. "B" tax-exempt bonds, (8) a $21.4 million letter of credit supporting KMP's indemnification obligations on the Series D note borrowings of Cortez Capital Corporation, (9) a combined total of $20.4 million of two letters of credit supporting the subordination of operating fees payable to Kinder Morgan Kansas, Inc. for the operation of the Jackson, Michigan power generation facility to payments due under the operating lease of the facilities, (10) a $19.8 million letter of credit supporting Nassau County, Florida Ocean Highway and Port Authority tax-exempt bonds, (11) a combined $17.0 million in eight letters of credit supporting environmental and other obligations of KMP's and its subsidiaries, (12) a $16.2 million letter of credit to fund the debt service reserve account required under KMP's Express pipeline system's trust indenture and (13) a $5.4 million letter of credit supporting KMP's Arrow Terminals, L.P. Illinois Development Revenue Bonds.

(f)
Represents commitments for the purchase of plant, property and equipment as of December 31, 2009.

Other Contingent Commitments:	Contingency	Amount of Contingent Liability at December 31, 2009
Guarantor of the Bushton Gas processing plant lease(a)	Default by ONEOK, Inc.	Total $54.8 million; Averages $27.4 million per year through 2011
Jackson, Michigan power plant incremental investment(b)	Operational performance	$3 to $8 million per year for 9 years beginning 2010 through 2018
Jackson, Michigan power plant incremental investment(b)	Cash flow performance	Up to a total of $25 million beginning in 2018

(a)
In conjunction with our sale of the Bushton gas processing facility to ONEOK, Inc., at December 31, 1999, ONEOK, Inc. became primarily liable under the associated operating lease, and we became secondarily liable. Should ONEOK, Inc. fail to make payments as required under the lease, we would be required to make such payments, with recourse only to ONEOK, Inc.

(b)
We sold the Jackson, Michigan power plant in October 2010 and as a result are no longer liable for such contingency.

Noncontrolling Interests Distributions to KMP's Common Unit Holders

        Distributions of Available Cash.    KMP's partnership agreement requires that it distribute 100% of "Available Cash," as defined in its partnership agreement, to its partners within 45 days following the end of each calendar quarter. Available Cash consists generally of all of KMP's cash receipts, including cash received by its operating partnerships and net reductions in reserves, less cash disbursements and net additions to reserves and amounts payable to the former general partner of SFPP, L.P. in respect of its remaining 0.5% interest in SFPP. See "Description of Business—KMP Operations—Products Pipelines—West Coast Products Pipelines" for a description of SFPP.

        KMP's general partner is granted discretion by KMP's partnership agreement, which discretion has been delegated to Kinder Morgan Management, subject to the approval of KMP's general partner in certain cases, to establish, maintain and adjust reserves for the proper conduct of KMP's business, which might include reserves for matters such as future operating expenses, debt service, sustaining capital expenditures and rate refunds, and for distributions for the next four quarters. These reserves are not restricted by magnitude, but only by type of future cash requirements with which they can be associated. When Kinder Morgan Management determines KMP's quarterly distributions, it considers current and expected reserve needs along with current and expected cash flows to identify the appropriate sustainable distribution level.

        KMP's general partner and the owners of its common units and Class B units receive distributions in cash, while Kinder Morgan Management, the sole owner of KMP's i-units, receives distributions in additional i-units. KMP does not distribute cash to i-unit owners but instead retains the cash for use in its business. However, the cash equivalent of distributions of i-units is treated as if it had actually been distributed for purposes of determining the distributions to KMP's general partner. Each time KMP makes a distribution, the number of i-units owned by Kinder Morgan Management and, accordingly, the percentage of KMP's total units owned by Kinder Morgan Management increase automatically under the provisions of KMP's partnership agreement.

        Pursuant to KMP's partnership agreement, distributions are characterized either as distributions of cash from operations or as distributions of cash from interim capital transactions. This distinction affects the distributions to owners of common units, Class B units and i-units relative to the distributions to KMP's general partner.

        Cash from Operations.    Cash from operations generally refers to KMP's cash balance on the date it commenced operations, plus all cash generated by the operation of its business, after deducting related cash expenditures, net additions to or reductions in reserves, debt service and various other items.

        Cash from Interim Capital Transactions.    Interim capital transactions generally include borrowings, sales of debt and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business.

        Rule for Characterizing Distributions.    All available cash distributed by KMP from any source will be treated as distributions of cash from operations unless the sum of all available cash distributed exceeds the cumulative amount of cash from operations actually generated from the date KMP commenced operations through the end of the calendar quarter prior to any applicable distribution. Any portion of a distribution of available cash for that quarter which, when added to the sum of all prior distributions, is in excess of the cumulative amount of cash from operations, will be considered a distribution of cash from interim capital transactions and treated as described under "—Allocation of Distributions from Interim Capital Transactions." For purposes of calculating the sum of all distributions of available cash, the total equivalent cash amount of all distributions of i-units to Kinder Morgan Management, as the holder of all i-units, will be treated as distributions of available cash, even though the distributions to Kinder Morgan Management are made in additional i-units rather than in cash. KMP retains this cash and uses it in its business. To date, all of KMP's cash distributions, other than the distribution of cash from interim capital transactions for the second quarter of 2010 (paid in August 2010), have qualified under the rule stated above as distributions of cash from operations.

        Allocation of Distributions from Operations.    Cash from operations for each quarter will be distributed effectively as follows:

  •
  first, 98% to the owners of all classes of units pro rata and 2% to KMP's general partner until the owners of all classes of units have received a total of $0.15125 per unit in cash or equivalent i-units for such quarter;

  •
  second, 85% of any available cash then remaining to the owners of all classes of units pro rata and 15% to KMP's general partner until the owners of all classes of units have received a total of $0.17875 per unit in cash or equivalent i-units for such quarter;

  •
  third, 75% of any available cash then remaining to the owners of all classes of units pro rata and 25% to KMP's general partner until the owners of all classes of units have received a total of $0.23375 per unit in cash or equivalent i-units for such quarter; and

  •
  fourth, 50% of any available cash then remaining to the owners of all classes of units pro rata, to owners of common units and Class B units in cash and to the owner of i-units in the equivalent number of i-units, and 50% to KMP's general partner.

        Incentive distributions are generally defined as all cash distributions paid to KMP's general partner that are in excess of 2% of the aggregate value of cash and i-units being distributed. KMP's general partner's incentive distributions that KMP declared for 2009 were $932.3 million, while the incentive distributions paid to KMP's general partner in 2009 were $906.5 million. The difference between distributions declared for a year and paid in a year is due to the fact that KMP's distributions for the fourth quarter of each year are declared and paid in the first quarter of the following year.

        On May 14, 2010, KMP paid a quarterly distribution of $1.07 per unit for the first quarter of 2010. This distribution was 2% greater than the $1.05 per unit distribution it paid in May 2009 for the first quarter of 2009. On August 13, 2010, KMP paid a cash distribution of $1.09 per unit for the second quarter of 2010 (an annualized rate of $4.36 per unit). This distribution was 4% higher than the $1.05 per unit distribution KMP made for the second quarter of 2009. On November 12, 2010, KMP paid a cash distribution of $1.11 per unit for the third quarter of 2010 (an annualized rate of $4.44 per unit). This distribution was 6% higher than the $1.05 per unit distribution KMP made for the third quarter of 2009. KMP paid each of these distributions in cash to its general partner and to its common and Class B unitholders. Kinder Morgan Management received additional i-units based on the cash distribution per common unit.

        The incentive distribution that KMP paid on May 14, 2010 to its general partner (for the first quarter of 2010) was $249.4 million. The general partner's incentive distribution that KMP paid in May 2009 (for the first quarter of 2009) was $223.2 million. The period-to-period increase in the general partner incentive distributions resulted from both increased cash distributions per unit and increases in the number of common units and i-units outstanding.

        KMP's general partner's incentive distribution for the distribution that KMP paid in August 2010 for the second quarter of 2010 was $89.8 million, and the general partner's incentive distribution for the distribution that KMP paid for the second quarter of 2009 was $231.8 million. The general partner's incentive distribution for the second quarter of 2010 was affected by (1) a waived incentive amount equal to $5.3 million related to common units issued to finance a portion of KMP's acquisition of a 50% interest in the KinderHawk joint venture and (2) a reduced incentive amount of $168.3 million (including the general partner's 2% general partner interest, total cash distributions were reduced $170.0 million), due to a portion of KMP's cash distributions for the second quarter of 2010 being a distribution of cash from interim capital transactions, rather than a distribution of cash from operations. As provided in KMP's partnership agreement and described below, KMP's general partner receives no incentive distribution on distributions of cash from interim capital transactions.

        The incentive distribution that KMP paid on November 12, 2010 to its general partner (for the third quarter of 2010) was $266.7 million. The general partner's incentive distribution that KMP paid in November 2009 (for the third quarter of 2009) was $235.0 million. The period-to-period increase in the general partner incentive distribution resulted from increased cash distributions per unit and increases in the number of common units and i-units outstanding. The incentive distribution would have been $5.8 million greater if the general partner had not waived its incentive distribution with respect to common units issued to finance a portion of KMP's acquisition of a 50% interest in the KinderHawk joint venture.

        Allocation of Distributions from Interim Capital Transactions.    Any distribution by KMP of available cash that would constitute cash from interim capital transactions would be distributed effectively as follows:

  •
  98% to all owners of common units and Class B units pro rata in cash and to the holder of i-units in equivalent i-units; and

  •
  2% to KMP's general partner, until KMP has distributed cash from this source in respect of a common unit outstanding since KMP's original public offering in an aggregate amount per unit equal to the initial common unit price of $5.75, as adjusted for splits.

        As cash from interim capital transactions is distributed, it would be treated as if it were a repayment of the initial public offering price of the common units. To reflect that repayment, the first three distribution levels of cash from operations would be adjusted downward proportionately by multiplying each distribution level amount by a fraction, the numerator of which is the unrecovered initial common unit price immediately after giving effect to that distribution and the denominator of which is the unrecovered initial common unit price immediately prior to giving effect to that distribution. For example, assuming the unrecovered initial common unit price is $5.75 per common unit and that cash from interim capital transactions of $2.375 per unit is then distributed to owners of common units, then the amount of the first three distribution levels would each be reduced to 50% of its then current level. The unrecovered initial common unit price generally is the amount by which the initial common unit price exceeds the aggregate distribution of cash from interim capital transactions per common unit. When the initial common unit price is fully recovered, then each of the first three distribution levels will have been reduced to zero. Thereafter, all distributions of available cash from all sources will be treated as if they were cash from operations and distributed 50% to all classes of units pro rata, with the distribution to i-units being made instead in the form of i-units, and 50% to KMP's general partner. In connection with the distribution of cash from interim capital transactions for the second quarter 2010, however, we waived any adjustment in the target distribution levels and any reduction in the unrecovered initial common unit price that otherwise would have been made because of that distribution of cash from interim capital transactions.

Recent Accounting Pronouncements

        Please see note 18 to our annual consolidated financial statements and note 13 to our interim consolidated financial statements included elsewhere in this prospectus for information concerning recent accounting pronouncements.

Quantitative and Qualitative Disclosures About Market Risk

        Generally, our market risk sensitive instruments and positions have been determined to be "other than trading." Our exposure to market risk as discussed below includes forward-looking statements and represents an estimate of possible changes in fair value or future earnings that would occur, assuming hypothetical future movements in energy commodity prices or interest rates. Our views on market risk are not necessarily indicative of actual results that may occur and do not represent the maximum possible gains and losses that may occur, since actual gains and losses will differ from those estimated based on actual fluctuations in energy commodity prices or interest rates and the timing of transactions.

        For a full discussion of our risk management activities, see note 13 to our annual consolidated financial statements included elsewhere in this prospectus.

Energy Commodity Market Risk

        We are exposed to energy commodity market risk and other external risks, such as weather-related risk, in the ordinary course of business. However, we take steps to hedge, or limit our exposure to, these risks in order to maintain a more stable and predictable earnings stream. Stated another way, we execute a hedging strategy that seeks to protect us financially against adverse price movements and serves to minimize potential losses. Our strategy involves the use of certain energy commodity derivative contracts to reduce and minimize the risks associated with unfavorable changes in the market price of natural gas, natural gas liquids and crude oil. The derivative contracts we use include energy products traded on the New York Mercantile Exchange and over-the-counter markets, including, but not limited to, futures and options contracts, fixed price swaps and basis swaps.

        Fundamentally, our hedging strategy involves taking a simultaneous position in the futures market that is equal and opposite to our position, or anticipated position, in the cash market (or physical product) in order to minimize the risk of financial loss from an adverse price change. For example, as sellers of crude oil and natural gas, we often enter into fixed price swaps and/or futures contracts to guarantee or lock-in the sale price of our crude oil or the margin from the sale and purchase of our natural gas at the time of market delivery, thereby directly offsetting any change in prices, either positive or negative. A hedge is successful when gains or losses in the cash market are neutralized by losses or gains in the futures transaction.

        Our policies require that we only enter into derivative contracts with carefully selected major financial institutions or similar counterparties based upon their credit ratings and other factors, and we maintain strict dollar and term limits that correspond to our counterparties' credit ratings. While we enter into derivative transactions only with investment grade counterparties and actively monitor their credit ratings, it is nevertheless possible that losses will result from counterparty credit risk in the future. The credit ratings of the primary parties from whom we transact in energy commodity derivative contracts (based on contract market values) are as follows (credit ratings per Standard & Poor's Rating Services):

Credit Rating
J. Aron & Company / Goldman, Sachs & Co.	A
Morgan Stanley	A
BNP Paribas	AA

        As discussed above, our principal use of energy commodity derivative contracts is to mitigate the market price risk associated with anticipated transactions for the purchase and sale of natural gas, natural gas liquids and crude oil. Using derivative contracts for this purpose helps provide us increased certainty with regard to our operating cash flows and helps us undertake further capital improvement projects, attain budget results and meet distribution targets to our partners. We categorize such use of energy commodity derivative contracts as cash flow hedges, because the derivative contract is used to hedge the anticipated future cash flow of a transaction that is expected to occur but whose value is uncertain. Cash flow hedges are defined as hedges made with the intention of decreasing the variability in cash flows related to future transactions, as opposed to the value of an asset, liability or firm commitment, and we are allowed special hedge accounting treatment for such derivative contracts.

        In accounting for cash flow hedges, gains and losses on the derivative contracts are reported in other comprehensive income, outside "Net Income" reported in our consolidated statements of operations included in this prospectus, but only to the extent that the gains and losses from the change in value of the derivative contracts can later offset the loss or gain from the change in value of the hedged future cash flows during the period in which the hedged cash flows affect net income. That is, for cash flow hedges, all effective components of the derivative contracts' gains and losses are recorded in other comprehensive income (loss), pending occurrence of the expected transaction. Other comprehensive income (loss) consists of those financial items that are included in "Accumulated other comprehensive loss" in our consolidated balance sheets but not included in our net income. Thus, in highly effective cash flow hedges, where there is no ineffectiveness, other comprehensive income changes by exactly as much as the derivative contracts and there is no impact on earnings until the expected transaction occurs.

        All remaining gains and losses on the derivative contracts (the ineffective portion) are included in current net income. The ineffective portion of the gain or loss on the derivative contracts is the difference between the gain or loss from the change in value of the derivative contract and the effective portion of that gain or loss. In addition, when the hedged forecasted transaction does take place and affects earnings, the effective part of the hedge is also recognized in the income statement, and the earlier recognized effective amounts are removed from "Accumulated other comprehensive loss." If the forecasted transaction results in an asset or liability, amounts in "Accumulated other comprehensive loss" should be reclassified into earnings when the asset or liability affects earnings through cost of sales, depreciation, interest expense, etc.

        The accumulated components of other comprehensive income are reported separately as accumulated other comprehensive income or loss in the members' equity section of our balance sheet. For us, the amounts included in "Accumulated other comprehensive loss" in our consolidated balance sheets primarily include (1) the effective portion of the gains and losses on cash flow hedging derivatives (which are primarily related to the derivative contracts associated with our hedging of anticipated future cash flows from the sales and purchases of natural gas, natural gas liquids and crude oil) and (2) foreign currency translation adjustments (which result from translating all of our foreign denominated assets and liabilities at current exchange rates, while equity is translated by using historical or weighted-average exchange rates).

        The total "Accumulated other comprehensive loss" balance of $167.9 million, included within the Members' Equity section of our Balance Sheet as of December 31, 2009, consisted of (1) $95.7 million representing unrecognized net losses on energy commodity price risk management activities, (2) $12.8 million representing unrecognized net gains relating to foreign currency translation adjustments and (3) $85.0 million representing unrecognized net losses relating to the employee benefit plans. The total "Accumulated other comprehensive loss" balance of $53.4 million included in our Consolidated Balance Sheet at December 31, 2008 consisted of (1) $82.4 million representing unrecognized net gains on energy commodity price risk management activities, (2) $41.1 million representing unrecognized net losses relating to foreign currency translation adjustments and (3) $94.7 million representing unrecognized net losses relating to the employee benefit plans.

        In future periods, as the hedged cash flows from our actual purchases and sales of energy commodities affect our net income, the related gains and losses included in our accumulated other comprehensive loss as a result of our hedging are transferred to the income statement as well, effectively offsetting the changes in cash flows stemming from the hedged risk.

        We measure the risk of price changes in the natural gas, natural gas liquids and crude oil markets utilizing a value-at-risk model. Value-at-risk is a statistical measure estimating the probability of portfolio losses over a given holding period, within a certain level of statistical confidence. We utilize a closed form model to evaluate risk on a quarterly basis. The value-at-risk computations utilize a confidence level of 97.7% for the resultant price movement and a holding period of one day is chosen for the calculation. The confidence level used means that there is a 97.7% probability that the mark-to-market losses for a single day will not exceed the value-at-risk number presented. For each of the years ended December 31, 2009 and 2008, our value-at-risk reached a high of $10.4 million and $1.8 million, respectively, and a low of $2.6 million and $0.7 million, respectively. Value-at-risk as of December 31, 2009 was $10.1 million, and averaged $7.6 million for 2009. Value-at-risk as of December 31, 2008 was $0.7 million, and averaged $1.5 million for 2008. The increase in value-at-risk during 2009 largely results from our increased use of options to hedge crude oil production.

        Our calculated value-at-risk exposure represents an estimate of the reasonably possible net losses that would be recognized on our combined portfolio of derivative contracts (including commodity futures and options contracts, fixed price swaps, basis swaps and over-the-counter options) and corresponding physical commodities assuming hypothetical movements in future market rates and is not necessarily indicative of actual results that may occur. It does not represent the maximum possible loss or any expected loss that may occur, since actual future gains and losses will differ from those estimated. Actual gains and losses may differ from estimates due to actual fluctuations in market rates, operating exposures and the timing thereof, as well as changes in our portfolio of derivatives during the year. In addition, as discussed above, we enter into these derivative contracts largely for the purpose of mitigating the risks that accompany certain of our business activities and, therefore both in the value-at-risk calculation and in reality, the change in the market value of our portfolio of derivative contracts, is offset largely by changes in the value of the underlying physical transactions. For more information on our risk management activities, see note 13 to our annual consolidated financial statements included elsewhere in this prospectus.

Interest Rate Risk

        In order to maintain a cost effective capital structure, it is our policy to borrow funds using a mix of fixed rate debt and variable rate debt. The market risk inherent in our debt instruments and positions is the potential change arising from increases or decreases in interest rates as discussed below.

        For fixed rate debt, changes in interest rates generally affect the fair value of the debt instrument, but not our earnings or cash flows. Conversely, for variable rate debt, changes in interest rates generally do not impact the fair value of the debt instrument, but may affect our future earnings and cash flows. Generally, we do not have an obligation to prepay fixed rate debt prior to maturity and, as a result, interest rate risk and changes in fair value should not have a significant impact on our fixed rate debt until we would be required to refinance such debt.

        As of December 31, 2009 and 2008, the carrying values of our fixed rate debt were approximately $13,083.4 million and $11,355.4 million, respectively. These amounts compare to fair values of $13,676.2 million and $9,838.1 million as of December 31, 2009 and 2008, respectively. Fair values were determined using quoted market prices where applicable, or future cash flow discounted at market rates for similar types of borrowing arrangements. A hypothetical 10% change in the average interest rates applicable to such debt for 2009 and 2008, would result in changes of approximately $731.0 million and $567.4 million, respectively, in the fair values of these instruments.

        The carrying value and fair value of our variable rate debt, including associated accrued interest and excluding the value of interest rate swap agreements (discussed below), was $558.9 million and $95.1 million as of December 31, 2009 and 2008, respectively. A hypothetical 10% change of the weighted average interest rate on all of our borrowings (approximately 47 basis points in 2009) when applied to our outstanding balance of variable rate debt as of December 31, 2009 and 2008, including adjustments for notional swap amounts, would result in changes of approximately $30.2 million and $15.8 million, respectively, in our 2009 and 2008 annual pre-tax earnings.

        As of December 31, 2009, Kinder Morgan Kansas, Inc. and KMP were party to interest rate swap agreements with a combined notional principal amount of $725.0 million and $5.2 billion, respectively. As of December 31, 2008, KMP was a party to an interest rate swap agreement with a notional principal amount of $2.8 billion. An interest rate swap agreement is a contractual agreement entered into between two counterparties under which each agrees to make periodic interest payments to the other for an agreed period of time based upon a predetermined amount of principal, which is called the notional principal amount. Normally at each payment or settlement date, the party who owes more pays the net amount; so at any given settlement date only one party actually makes a payment. The principal amount is notional because there is no need to exchange actual amounts of principal.

        We entered into our interest rate swap agreements for the purpose of transforming a portion of the underlying cash flows related to our long-term fixed rate debt securities into variable rate debt in order to achieve our desired mix of fixed and variable rate debt. Since the fair value of our fixed rate debt varies with changes in the market rate of interest, we enter into swap agreements to receive a fixed and pay a variable rate of interest. Such swap agreements result in future cash flows that vary with the market rate of interest and therefore, hedge against changes in the fair value of our fixed rate debt due to market rate changes.

        As of both December 31, 2009 and 2008, all of our interest rate swap agreements represented fixed-for-variable rate swaps, where we agreed to pay our counterparties a variable rate of interest on a notional principal amount, comprised of principal amounts from various series of our long-term fixed rate senior notes. In exchange, our counterparties agreed to pay us a fixed rate of interest, thereby allowing us to transform our fixed rate liabilities into variable rate obligations without the incurrence of additional loan origination or conversion costs.

        We monitor our mix of fixed rate and variable rate debt obligations in light of changing market conditions and from time to time may alter that mix by, for example, refinancing balances outstanding under our variable rate debt with fixed rate debt (or vice versa) or by entering into interest rate swap agreements or other interest rate hedging agreements. In general, KMP attempts to maintain an overall target mix of approximately 50% fixed rate debt and 50% of variable rate debt, and typically we, excluding KMP, target well below that level for variable rate debt. As of June 30, 2010, approximately 29% of our debt, excluding that of KMP, was variable rate debt.

        As of December 31, 2009 and 2008, our cash and investment portfolio included approximately $13.2 million and $13.2 million, respectively, in fixed-income debt securities. Because our investment in debt securities was made and will be maintained in the future to directly offset the interest rate risk on a like amount of long-term debt, a hypothetical 10% increase in interest rates would not have a material effect on the fair market value of our portfolio. Also, since we have the ability to liquidate this portfolio, we do not expect our operating results or cash flows to be materially affected to any significant degree by the effect of a sudden change in market interest rates on our investment portfolio.

        See notes 8 and 13 to our annual consolidated financial statements and notes 4 and 6 to our interim consolidated financial statements included elsewhere in this prospectus for additional information on activity related to our debt instruments and interest rate swap agreements.

Foreign Currency Risk

        We are exposed to foreign currency risk from our investments in businesses owned and operated outside the United States. To mitigate this risk, we have a receive-fixed-rate, pay-fixed-rate U.S. dollar to Canadian dollar cross-currency interest rate swap agreement that has been designated as a hedge of our net investment in Canadian operations. We measure our swap agreement at fair value, and we report them on our balance sheet as either an asset or liability under hedge accounting.

        A 1% change in the U.S. Dollar to Canadian Dollar exchange rate would impact the fair value of these swap agreements by approximately $1.1 million.

DESCRIPTION OF BUSINESS

Overview

        We own the general partner and approximately 11% of the limited partner interests of the "Partnership" or "KMP." The Partnership is a publicly traded pipeline limited partnership whose limited partner units are traded on the New York Stock Exchange under the ticker symbol "KMP." Additionally, the shares of our subsidiary that manages the Partnership, Kinder Morgan Management, are traded on the New York Stock Exchange under the ticker symbol "KMR." Through our indirect ownership of all of KMR's voting shares, we have the ability to elect all of the directors of KMR. The Partnership was formed in Delaware in August 1992 and is one of the largest energy transportation and storage companies in North America in terms of market capitalization.

        KMP is the primary driver behind our cash flow and our potential for future cash flow growth. Our ability to pay dividends is primarily dependent on distributions received from KMP and NGPL. Approximately 95% of the cash distributions we received from our subsidiaries for both the nine months ended September 30, 2010 and the year ended December 31, 2009 were attributable to KMP and its affiliates.

        As of December 31, 2010, our interests in the Partnership and its affiliates consisted of the following:

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  the general partner interest, which we hold through our ownership of the common equity of the general partner of the Partnership and which entitles us to receive incentive distributions;

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  21.7 million of the 224.2 million outstanding KMP units, representing an approximately 7% limited partner interest; and

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  13.1 million of the Partnership's 91.9 million outstanding i-units, representing an approximately 4% limited partner interest, through our ownership of 13.1 million KMR shares (i-units are a class of the Partnership's limited partner interests that receive distributions in the form of additional i-units instead of cash).

        We also own a 20% equity interest in NGPL PipeCo LLC, the owner of NGPL, a major interstate natural gas pipeline and storage system which we operate.

        Through our subsidiaries, including the Partnership, we operate or own an interest in approximately 37,000 miles of pipelines and approximately 180 terminals. These pipelines transport natural gas, gasoline, crude oil, carbon dioxide and other products, and these terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke.

KMP Operations

        KMP's operations are conducted through its subsidiaries and are grouped into five business segments:

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  Products Pipelines—Consists of approximately 8,400 miles of refined petroleum products pipelines that deliver gasoline, diesel fuel, jet fuel and natural gas liquids to various markets; plus approximately 60 associated product terminals and petroleum pipeline transmix processing facilities serving customers across the United States;

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  Natural Gas Pipelines—Consists of approximately 15,000 miles of natural gas transmission pipelines and gathering lines, plus natural gas storage, treating and processing facilities, through which natural gas is gathered, transported, stored, treated, processed and sold;

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  CO2—Produces, markets and transports, through approximately 1,400 miles of pipelines, carbon dioxide, commonly called "CO2," to oil fields that use carbon dioxide to increase production of oil; owns interests in and/or operates ten oil fields in West Texas; and owns and operates a 450-mile crude oil pipeline system in West Texas;

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  Terminals—Consists of approximately 120 owned or operated liquids and bulk terminal facilities and more than 30 rail transloading and materials handling facilities located throughout the United States and portions of Canada, which together transload, store and deliver a wide variety of bulk, petroleum, petrochemical and other liquids products for customers across the United States and Canada; and

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  Kinder Morgan Canada—Transports crude oil and refined petroleum products through over 2,500 miles of pipelines from Alberta, Canada to marketing terminals and refineries in British Columbia, the State of Washington and the Rocky Mountains and Central regions of the United States.

Products Pipelines

        The Products Pipelines segment consists of KMP's refined petroleum products and natural gas liquids pipelines and associated terminals, Southeast terminals and transmix processing facilities. In KMP's 2011 budget, the pipelines represent approximately 56% of this segment's earnings before DD&A, with terminals (including those associated with the pipelines) and transmix representing approximately 39% and 5%, respectively. The following map sets forth the pipelines, terminals and related facilities within this segment.

West Coast Products Pipelines

        The West Coast Products Pipelines operations include the SFPP, L.P. operations (sometimes referred to as the "Pacific operations"), Calnev Pipeline operations and West Coast Terminals operations. The assets include interstate common carrier pipelines regulated by the FERC, intrastate pipelines in the state of California regulated by the California Public Utilities Commission, and certain non rate-regulated operations and terminal facilities.

        The SFPP, L.P. operations serve six western states with approximately 2,500 miles of refined petroleum products pipelines and related terminal facilities that provide refined products to major population centers in the United States, including California; Las Vegas and Reno, Nevada; and the Phoenix-Tucson, Arizona corridor. In 2009, the SFPP mainline pipeline system transported approximately 1,078,800 barrels per day of refined products, with the product mix being approximately 61% gasoline, 22% diesel fuel, and 17% jet fuel.

        The Calnev Pipeline consists of two parallel 248-mile, 14-inch and 8-inch diameter pipelines that run from our facilities at Colton, California to Las Vegas, Nevada. The pipeline serves the Mojave Desert through deliveries to a terminal at Barstow, California and two nearby major railroad yards. It also serves Nellis Air Force Base, located in Las Vegas, and also includes approximately 55 miles of pipeline serving Edwards Air Force Base in California. In 2009, the Calnev Pipeline system transported approximately 120,400 barrels per day of refined products, with the product mix being approximately 45% gasoline, 28% diesel fuel, and 27% jet fuel.

        The West Coast Products Pipelines operations include 15 truck-loading terminals (13 on SFPP, L.P. and two on Calnev) with an aggregate usable tankage capacity of approximately 14.8 million barrels. The truck terminals provide services including short-term product storage, truck loading, vapor handling, additive injection, dye injection and ethanol blending.

        The West Coast Terminals are fee-based terminals located in the Seattle, Portland, San Francisco and Los Angeles areas along the west coast of the United States with a combined total capacity of approximately 8.5 million barrels of storage for both petroleum products and chemicals.

        Combined, the West Coast Products Pipelines operations' pipelines transport approximately 1.2 million barrels per day of refined petroleum products, providing pipeline service to approximately 31 customer-owned terminals, 11 commercial airports and 15 military bases. The West Coast Products Pipelines operations' pipelines serve approximately 74 shippers in the refined petroleum products market, the largest customers being major petroleum companies, independent refiners, and the United States military. The majority of refined products supplied to the West Coast Product Pipelines operations' pipeline system come from the major refining centers around Los Angeles, San Francisco, West Texas and Puget Sound, as well as from waterborne terminals and connecting pipelines located near these refining centers.

Plantation Pipe Line Company

        We own approximately 51% of Plantation Pipe Line Company, the sole owner of the approximately 3,100-mile refined petroleum products Plantation pipeline system serving the southeastern United States. We operate the system pursuant to agreements with Plantation and its wholly owned subsidiary, Plantation Services LLC. The Plantation pipeline system serves as a common carrier of refined petroleum products to various metropolitan areas, including Birmingham, Alabama; Atlanta, Georgia; Charlotte, North Carolina; and the Washington, D.C. area. An affiliate of ExxonMobil Corporation owns the remaining 49% ownership interest, and ExxonMobil is the largest shipper on the Plantation system both in terms of volumes and revenues. In 2009, Plantation delivered approximately 487,000 barrels per day of refined petroleum products. These delivered volumes were comprised of gasoline (63%), diesel/heating oil (22%) and jet fuel (15%). Products shipped on Plantation originate at various Gulf Coast refineries from which major integrated oil companies and independent refineries and wholesalers ship refined petroleum products. Plantation ships products for approximately 30 companies to terminals throughout the southeastern United States. Plantation's principal customers are Gulf Coast refining and marketing companies, fuel wholesalers, and the United States Department of Defense.

Central Florida Pipeline

        The Central Florida pipeline system consists of a 110-mile, 16-inch diameter pipeline that transports gasoline and ethanol, and an 85-mile, 10-inch diameter pipeline that transports diesel fuel and jet fuel from Tampa to Orlando. In addition to being connected to our Tampa terminal, the pipeline system is connected to terminals owned and operated by TransMontaigne, Citgo, BP, and

Marathon Petroleum. The 10-inch diameter pipeline is connected to our Taft, Florida terminal (located near Orlando), has an intermediate delivery point at Intercession City, Florida, and is also the sole pipeline supplying jet fuel to the Orlando International Airport in Orlando, Florida. In 2009, the pipeline system transported approximately 107,100 barrels per day of refined products, with the product mix being approximately 69% gasoline and ethanol, 12% diesel fuel, and 19% jet fuel.

        We also own and operate liquids terminals in Tampa and Taft, Florida. The Tampa terminal contains approximately 1.5 million barrels of storage capacity and is connected to two ship dock facilities in the Port of Tampa. The Taft terminal contains approximately 0.7 million barrels of storage capacity for gasoline, ethanol and diesel fuel for further movement into trucks.

Cochin Pipeline System

        The Cochin pipeline system consists of an approximately 1,900-mile, 12-inch diameter multi-product pipeline operating between Fort Saskatchewan, Alberta and Windsor, Ontario, along with five terminals. The pipeline operates on a batched basis and has an estimated system capacity of approximately 70,000 barrels per day. It includes 31 pump stations spaced at 60 mile intervals and five United States propane terminals. Underground storage is available at Fort Saskatchewan, Alberta and Windsor, Ontario through third parties. In 2009, the pipeline system transported approximately 29,300 barrels per day of natural gas liquids. The pipeline traverses three provinces in Canada and seven states in the United States and can transport propane, butane and natural gas liquids to the midwestern United States and eastern Canadian petrochemical and fuel markets. Current operations involve only the transportation of propane on Cochin.

Cypress Pipeline

        The Cypress pipeline is an interstate common carrier natural gas liquids pipeline originating at storage facilities in Mont Belvieu, Texas and extending 104 miles east to a connection with Westlake Chemical Corporation, a major petrochemical producer in the Lake Charles, Louisiana area. The Cypress pipeline has a capacity of approximately 55,000 barrels per day of natural gas liquids. Mont Belvieu, located approximately 20 miles east of Houston, is the largest hub for natural gas liquids gathering, transportation, fractionation and storage in the United States. In 2009, the pipeline system transported approximately 43,400 barrels per day of natural gas liquids. Effective October 1, 2010, KMP sold a 50% ownership interest in the Cypress Pipeline to Westlake Chemical Corporation pursuant to the exercise by Westlake of an option. KMP continues to operate the pipeline under a long-term agreement.

Southeast Terminals

        The Southeast terminal operations consist of 24 high-quality, liquid petroleum products terminals located along the Plantation/Colonial pipeline corridor in the Southeastern United States. Combined, the Southeast terminals have a total storage capacity of approximately 8.2 million barrels. In 2009, these terminals transferred approximately 348,000 barrels of refined products per day.

Transmix Operations

        The Transmix operations include the processing of petroleum pipeline transmix, a blend of dissimilar refined petroleum products that have become co-mingled in the pipeline transportation process. During pipeline transportation, different products are transported through the pipelines abutting each other, and generate a volume of different mixed products called transmix. At transmix processing facilities, we process and separate pipeline transmix into pipeline-quality gasoline and light distillate products at six separate processing facilities located in Colton, California; Richmond, Virginia; Dorsey Junction, Maryland; Indianola, Pennsylvania; Wood River, Illinois; and Greensboro, North Carolina. Combined, these transmix facilities processed approximately 10.0 million barrels of transmix in 2009.

Competition

        Our products pipelines compete against proprietary pipelines owned and operated by major oil companies, other independent products pipelines, trucking and marine transportation firms (for short-haul movements of products) and railcars. Our terminals in this segment compete with proprietary terminals owned and operated by major oil companies and other independent terminal operators, and our transmix operations compete with refineries owned by major oil companies and independent transmix facilities.

Natural Gas Pipelines

        The Natural Gas Pipelines segment, which contains both interstate and intrastate pipelines, consists of natural gas sales, transportation, storage, gathering, processing and treating operations. Within this segment are approximately 15,000 miles of natural gas pipelines and associated storage and supply lines that are strategically located at the center of the North American pipeline grid. The transportation network provides access to the major gas supply areas in the western United States, Texas and the Midwest, as well as major consumer markets. In KMP's 2011 budget, the Texas Intrastate Natural Gas Pipeline Group, Kinder Morgan Treating, L.P., the KinderHawk joint venture and Upstream operations collectively represent approximately 50% of this segment's earnings before DD&A (including KMP's proportionate share of DD&A from the KinderHawk, Rockies Express Pipeline, Midcontinent Express Pipeline and Fayetteville Pipeline joint ventures), and the interstate pipeline groups represent approximately 50%. The following map sets forth the pipelines and related facilities in this segment.

Texas Intrastate Natural Gas Pipeline Group and Other

  Texas Intrastate Natural Gas Pipeline Group

        The two largest pipelines in the Texas Intrastate Natural Gas Pipeline Group are Kinder Morgan Texas Pipeline and Kinder Morgan Tejas Pipeline, which in the map above are KMTP and KM Tejas, respectively. These pipelines essentially operate as a single pipeline system, providing customers and suppliers with improved flexibility and reliability. The combined system includes approximately 6,000 miles of intrastate natural gas pipelines with a peak transport and sales capacity of approximately 5.2 billion cubic feet per day of natural gas and approximately 145 billion cubic feet of on-system natural gas storage capacity including 11 billion cubic feet contracted from a third party. In addition, the combined system, through owned assets and contractual arrangements with third parties, has the capability to process 685 million cubic feet per day of natural gas for liquids extraction and to treat approximately 180 million cubic feet per day of natural gas for carbon dioxide removal.

        The Texas Intrastate Natural Gas Pipeline Group also includes the Mier-Monterrey Pipeline, a 95-mile natural gas pipeline that stretches from the International Border between the United States and Mexico in Starr County, Texas, to Monterrey, Mexico and can transport up to 375 million cubic feet per day. The pipeline connects to a 1,000-megawatt power plant complex and to the Pemex natural gas transportation system. The Mier-Monterrey Pipeline has entered into a long-term contract (expiring in 2018) with Pemex, which has subscribed for all of the pipeline's capacity. The group also includes the Kinder Morgan North Texas Pipeline, an 82-mile pipeline that transports natural gas from an interconnect with the facilities of NGPL in Lamar County, Texas, to a 1,750-megawatt electric generating facility located in Forney, Texas, 15 miles east of Dallas. It has the capacity to transport 325 million cubic feet per day of natural gas and is fully subscribed under a long-term contract.

        Texas' natural gas consumption is among the highest of any state. The natural gas demand profile in the Texas Intrastate Natural Gas Pipeline Group's market area is primarily composed of industrial (including on-site cogeneration facilities), merchant and utility power and local natural gas distribution consumption. The industrial demand is primarily year-round load. Merchant and utility power demand peaks in the summer months and is complemented by local natural gas distribution demand that peaks in the winter months.

        The pipelines in this group purchase natural gas directly from producers with reserves connected to the system in South Texas, East Texas, West Texas and along the Texas Gulf Coast. They also purchase gas at interconnects with third-party interstate and intrastate pipelines. While the intrastate group does not produce gas, it does maintain an active well connection program. These measures are taken in order to offset natural declines in production along the systems and to secure supplies for additional demand in the market areas. The intrastate group has access to both onshore and offshore sources of supply, and is well positioned to interconnect with liquefied natural gas projects currently under development by others along the Texas Gulf Coast. The intrastate group also has access to markets within and outside of Texas through interconnections with numerous interstate natural gas pipelines.

        On May 14, 2010, the Partnership and Copano Energy, L.L.C. entered into formal agreements for a joint venture to provide natural gas gathering, transportation and processing services to natural gas producers in the Eagle Ford Shale formation in South Texas. The joint venture is named Eagle Ford Gathering LLC, and KMP and Copano each own a 50% membership interest. Copano serves as operator and managing member of Eagle Ford Gathering LLC. KMP and Copano have committed approximately 375 million cubic feet per day of natural gas capacity to the joint venture through 2024 for transportation and processing, respectively.

  Kinder Morgan Treating, L.P.

        Kinder Morgan Treating, L.P., owns and operates (or leases to producers for operation) treating plants that remove impurities, such as carbon dioxide, hydrogen sulfide and hydrocarbon liquids, from natural gas before it is delivered into gathering systems and transmission pipelines to ensure that it meets pipeline quality specifications. Its primary treating assets include approximately 225 natural gas amine-treating plants and approximately 56 dew point control plants.

  KinderHawk

        On May 21, 2010, the Partnership acquired a 50% ownership interest in Petrohawk Energy Corporation's natural gas gathering and treating business in the Haynesville shale gas formation located in northwest Louisiana for approximately $921.4 million in cash. During a short transition period, Petrohawk continued to operate the business, and effective October 1, 2010, a newly formed company named KinderHawk Field Services LLC, owned 50% by KMP and 50% by Petrohawk, assumed the joint venture operations. KinderHawk's assets consist of more than 300 miles of pipeline currently in service, with throughput as of the end of 2010 of approximately 800 million cubic feet per day of natural gas. Additionally, the system's natural gas amine treating plants have a current capacity of approximately 2,135 gallons per minute. KinderHawk has also received a dedication to transport and treat all of Petrohawk Energy Corporation's operated Haynesville and Bossier shale gas production in northwest Louisiana for the life of the leases at agreed upon rates, as well as minimum volume commitments from Petrohawk for the first five years of the joint venture agreement. It will also focus on providing transportation services to third-party producers.

  Upstream

        The upstream operations include the Casper and Douglas, Wyoming natural gas processing plants, which have the capacity to process up to 185 million cubic feet per day of natural gas, depending on raw gas quality. The upstream operations also include a 49% equity interest in the Red Cedar Gathering Company, a joint venture in which 51% is owned by the Southern Ute Indian Tribe. Red Cedar's gas gathering system consists of approximately 743 miles of gathering pipeline connecting more than 1,200 producing wells, 96,250 horsepower of compression at 23 field compressor stations and two carbon dioxide treating plants. The capacity and throughput of the Red Cedar system is approximately 750 million cubic feet per day of natural gas. Red Cedar also owns a 175 million cubic feet per day natural gas treating facility located in La Plata County, Colorado.

Interstate Pipelines

  Western Interstate Natural Gas Pipeline Group

        Kinder Morgan Interstate Gas Transmission LLC, shown on the map above as KMIGT, owns approximately 5,100 miles of transmission lines in Wyoming, Colorado, Kansas, Missouri and Nebraska. Kinder Morgan Interstate Gas Transmission LLC also owns the Huntsman natural gas storage facility, located in Cheyenne County, Nebraska, which has approximately 11 billion cubic feet of firm capacity commitments and provides for withdrawal of up to 179 million cubic feet of natural gas per day.

        TransColorado Gas Transmission Company LLC owns a 300-mile interstate natural gas pipeline that extends from approximately 20 miles southwest of Meeker, Colorado to Bloomfield, New Mexico. It has multiple points of interconnection with various interstate and intrastate pipelines, gathering systems, and local distribution companies. The TransColorado system has a capacity of 1.037 billion cubic feet per day of natural gas and the ability to flow gas north or south.

        KMP operates and owns 50% of the 1,679-mile Rockies Express natural gas pipeline system, one of the largest natural gas pipelines constructed in North America in the last 25 years. The 1,679-mile system is capable of transporting 1.8 billion cubic feet per day of natural gas. The Rockies Express system has binding firm commitments secured for nearly all of the pipeline capacity. Sempra Pipelines & Storage, a unit of Sempra Energy, and ConocoPhillips each own 25% of the ownership interests in Rockies Express.

  Central Interstate Natural Gas Pipeline Group

        Trailblazer Pipeline Company LLC owns a 436-mile natural gas pipeline system with a certificated capacity of 846 million cubic feet of natural gas per day. Trailblazer's pipeline originates at an interconnection with Wyoming Interstate Company Ltd.'s pipeline system near Rockport, Colorado and runs through southeastern Wyoming to a terminus near Beatrice, Nebraska where it interconnects with NGPL's and Northern Natural Gas Company's pipeline systems. We manage, maintain and operate Trailblazer, for which we are reimbursed at cost.

        Kinder Morgan Louisiana Pipeline LLC owns the Kinder Morgan Louisiana natural gas pipeline system. The pipeline system provides approximately 3.2 billion cubic feet per day of take-away natural gas capacity from the Cheniere Sabine Pass liquefied natural gas terminal located in Cameron Parish, Louisiana. The system capacity is fully supported by 20 year take-or-pay customer commitments with Chevron and Total that expire in 2029.

        KMP owns a 50% interest in Midcontinent Express Pipeline LLC, the sole owner of the approximately 500-mile Midcontinent Express natural gas pipeline system. Regency Energy Partners LP owns a 49.9% ownership interest in Midcontinent Express Pipeline LLC, and Energy Transfer Partners, L.P. owns the remaining 0.1% interest, subject to Regency's one-time right to purchase this 0.1% interest on May 26, 2011. The Midcontinent Express system has the capability to transport up to 1.4 billion cubic feet per day of natural gas, and the pipeline capacity is fully subscribed with long-term binding commitments from creditworthy shippers.

        Fayetteville Express Pipeline LLC is currently developing the Fayetteville Express natural gas pipeline system. KMP owns a 50% interest in Fayetteville Express Pipeline LLC. Energy Transfer Partners, L.P. owns the remaining interest and will operate the Fayetteville Express pipeline system, which when completed, will consist of a 187-mile, 42-inch diameter pipeline originating in Conway County, Arkansas, continuing eastward through White County, Arkansas, and terminating at an interconnect with Trunkline Gas Company's pipeline in Panola County, Mississippi. The total cost of the pipeline project is expected to be slightly above $1.0 billion. The Fayetteville Express pipeline system will have an initial capacity of 2.0 billion cubic feet of natural gas per day. Fayetteville Express Pipeline LLC has secured binding 10-year commitments totaling approximately 1.85 billion cubic feet per day. On December 17, 2009, the FERC approved and issued the pipeline's certificate application authorizing construction. The pipeline began interim service on October 12, 2010, and began full service in December 2010.

Competition

        The market for supply of natural gas is highly competitive, and new pipelines are currently being built to serve the growing demand for natural gas in each of the markets served by the pipelines in the Natural Gas Pipeline segment. These operations compete with interstate and intrastate pipelines, and their shippers, for attachments to new markets and supplies and for transportation, processing and treating services. We believe the principal elements of competition in our various markets are transportation rates, terms of service and flexibility and reliability of service. From time to time, other pipeline projects are proposed that would compete with our pipelines. Some proposed pipelines may deliver natural gas to markets we serve from new supply sources closer to our markets. We do not know whether or when any such project would be built, or the extent of its impact on our operations or profitability.

        Shippers on the pipelines compete with other forms of energy available to their natural gas customers and end users, including electricity, coal, propane and fuel oils. Several factors influence the demand for natural gas, including price changes, the availability of natural gas and other forms of energy, the level of business activity, conservation, legislation and governmental regulations, the ability to convert to alternative fuels and weather.

CO2

        The CO2 segment consists of Kinder Morgan CO2 Company, L.P. and its consolidated affiliates, referred to as "KMCO2." Carbon dioxide is used to enhance oil recovery by injecting it as a flooding medium in order to recover otherwise difficult to obtain crude oil from mature oil fields. KMCO2's carbon dioxide pipelines and related assets allow it to market a complete package of carbon dioxide supply, transportation and technical expertise to the customer. The CO2 business segment produces, transports and markets carbon dioxide for use in enhanced oil recovery operations. The CO2 segment also includes ownership interests in several oil-producing fields and a 450-mile crude oil pipeline, all located in the Permian Basin region of West Texas. In KMP's 2011 budget, this segment's oil producing activities will generate approximately 72% of this segment's earnings before DD&A, with the balance related to sales and transport activities. The following map sets forth the assets within this segment.

Oil Producing Activities

        KMCO2 holds ownership interests in oil-producing fields in the Permian Basin of West Texas, including an approximately 97% working interest in the SACROC unit, an approximately 50% working interest in the Yates unit, an approximately 21% net profits interest in the H.T. Boyd unit, an approximately 65% working interest in the Claytonville unit, an approximately 96% working interest in the Katz CB Long unit, a 100% working interest in the Katz Southwest River unit, a 100% working interest in the Katz East River unit, and lesser interests in the Sharon Ridge unit, the Reinecke unit and the MidCross unit. In 2009, KMCO2 was the second largest crude oil producer in Texas on a gross production basis according to data from the Texas Railroad Commission.

        The SACROC unit is one of the largest and oldest oil fields in the United States using carbon dioxide flooding technology. The field comprises approximately 56,000 acres located in the Permian Basin in Scurry County, Texas. KMCO2 has expanded the development of the carbon dioxide project initiated by the previous owners and increased production over the last several years. The Yates unit is also one of the largest oil fields ever discovered in the United States. The field comprises approximately 26,000 acres located about 90 miles south of Midland, Texas.

        In 2009, the average purchased carbon dioxide injection rate at SACROC was 253 million cubic feet per day. The average oil production rate for 2009 was approximately 30,100 gross barrels of oil (25,100 net barrels to KMCO2) per day. The average natural gas liquids production rate (net of the processing plant share) for 2009 was approximately 6,500 gross barrels (5,300 net barrels to KMCO2) per day.

        KMCO2's plan has been to increase the production rate and ultimate oil recovery from Yates by combining horizontal drilling with carbon dioxide injection to ensure a relatively steady production profile over the next several years. During 2009, the Yates unit produced approximately 26,500 gross barrels of oil (11,800 net barrels to KMCO2) per day.

        KMCO2 also operates and owns an approximately 65% gross working interest in the Claytonville oil field unit located in Fisher County, Texas. The Claytonville unit is located nearly 30 miles east of the SACROC unit in the Permian Basin of West Texas, and the unit produced an average of 218 gross barrels of oil (124 net barrels to KMCO2) per day during 2009.

        KMCO2 also operates and owns working interests in the Katz CB Long unit, the Katz Southwest River unit and Katz East River unit. The Katz field is located in the Permian Basin area of West Texas and, during 2009, the field produced 380 gross barrels of oil (289 net barrels to KMCO2) per day.

        All our drilling activities are conducted on a contract basis with independent drilling contractors. We own no drilling equipment.

        See note 19 to our annual consolidated financial statements included elsewhere in this prospectus for additional information with respect to operating statistics and supplemental information on oil and gas producing activities.

        KMCO2 operates and owns approximately a 22% working interest plus an additional 28% net profits interest in the Snyder gasoline plant. It also operates and has a 51% ownership interest in the Diamond M gas plant and a 100% ownership interest in the North Snyder plant, all of which are located in the Permian Basin of West Texas. The Snyder gasoline plant processes gas produced from the SACROC unit and neighboring carbon dioxide projects, specifically the Sharon Ridge and Cogdell units, all of which are located in the Permian Basin area of West Texas. The Diamond M and the North Snyder plants contract with the Snyder plant to process gas. Production of natural gas liquids at the Snyder gasoline plant during 2009 averaged 15,282 gross barrels (9,480 net barrels to KMCO2) per day.

Sales and Transport

  Carbon Dioxide Reserves

        KMCO2 owns approximately 45% of, and operates, the McElmo Dome unit in Colorado, which contains more than ten trillion cubic feet of recoverable carbon dioxide. Deliverability and compression capacity exceeds 1.3 billion cubic feet per day. The McElmo Dome unit produces approximately 1.2 billion cubic feet per day.

        KMCO2 also owns approximately 11% of the Bravo Dome unit in New Mexico, which contains more than one trillion cubic feet of recoverable carbon dioxide and produces approximately 300 million cubic feet per day, and an approximately 87% ownership interest in the Doe Canyon Deep unit in Colorado, which contains more than 1.5 trillion cubic feet of recoverable carbon dioxide and produces approximately 110 million cubic feet per day.

  Carbon Dioxide Pipelines

        KMCO2 owns a 50% equity interest in and operates the approximately 500-mile Cortez pipeline. The pipeline carries carbon dioxide from the McElmo Dome and Doe Canyon source fields near Cortez, Colorado to the Denver City, Texas hub. The Cortez pipeline transports over 1.2 billion cubic feet of carbon dioxide per day.

        The Central Basin pipeline consists of approximately 143 miles of mainline pipelines and 177 miles of lateral supply lines located in the Permian Basin between Denver City, Texas and McCamey, Texas, with an ultimate throughput capacity of 700 million cubic feet per day. At its origination point in Denver City, the Central Basin pipeline interconnects with all three major carbon dioxide supply pipelines from Colorado and New Mexico, namely the Cortez, the Bravo and the Sheep Mountain pipelines.

        The Centerline pipeline consists of approximately 113 miles of pipelines located in the Permian Basin between Denver City, Texas and Snyder, Texas. The pipeline has a capacity of 300 million cubic feet of carbon dioxide per day.

        KMCO2 owns a 13% undivided interest in the 218-mile Bravo pipeline, which delivers CO2 from the Bravo Dome source field in northeast New Mexico to the Denver City hub and has a capacity of more than 350 million cubic feet per day. Occidental Petroleum owns 81% and XTO Energy owns the remaining 6% of the pipeline.

        In addition, KMCO2 owns approximately 98% of the Canyon Reef Carriers pipeline and approximately 69% of the Pecos pipeline. The Canyon Reef Carriers pipeline extends 139 miles from McCamey, Texas, to the SACROC unit in the Permian Basin. The pipeline has a capacity of approximately 270 million cubic feet of carbon dioxide per day and makes deliveries to the SACROC, Sharon Ridge, Cogdell and Reinecke units. The Pecos pipeline is a 25-mile pipeline that runs from McCamey to Iraan, Texas. It has a capacity of approximately 120 million cubic feet per day of carbon dioxide and makes deliveries to the Yates unit.

        The principal market for transportation on KMCO2's carbon dioxide pipelines is to customers, including KMP, using carbon dioxide for enhanced recovery operations in mature oil fields in the Permian Basin, where industry demand is expected to remain strong for the next several years.

  Crude Oil Pipeline

        KMCO2 owns the Kinder Morgan Wink Pipeline, a 450-mile Texas intrastate crude oil pipeline system consisting of three mainline sections, two gathering systems and numerous truck delivery stations. The segment of this pipeline that runs from Wink to El Paso has a total capacity of 130,000 barrels of crude oil per day. The pipeline allows KMCO2 to better manage crude oil deliveries from its oil field interests in West Texas. The pipeline transports crude oil into Western Refining Company, L.P.'s 120,000 barrel per day refinery in El Paso. This 20-inch pipeline transported an average of approximately 117,000 barrels of oil per day in 2009.

Competition

        KMP's primary competitors for the sale of carbon dioxide include suppliers that have an ownership interest in McElmo Dome, Bravo Dome and Sheep Mountain carbon dioxide reserves, and Petro-Source Carbon Company, which gathers waste carbon dioxide from natural gas production in the Val Verde Basin of West Texas. KMP's ownership interests in the Central Basin, Cortez and Bravo pipelines are in direct competition with other carbon dioxide pipelines. KMP also competes with other interest owners in McElmo Dome and Bravo Dome for transportation of carbon dioxide to the Denver City, Texas market area.

Terminals

        The Terminals segment includes the petroleum, chemical and other liquids terminal facilities and operations, other than those included in the Products Pipelines segment. The segment also includes the coal, petroleum coke, fertilizer, steel, ores and dry-bulk material services, including all transloading, engineering, conveying and other in-plant services. Combined, the segment is composed of approximately 121 owned or operated liquids and bulk terminal facilities, and more than 33 rail transloading and materials handling facilities located throughout the United States, Canada and the Netherlands. We believe the location of our facilities and our ability to provide flexibility to customers helps keep customers at our terminals and provides opportunities for expansion. In KMP's 2011 budget, the liquids terminals and the bulk terminals account for approximately 56% and 44%, respectively, of this segment's earnings before DD&A. The following map sets forth the location of the terminals within this segment.

Liquids Terminals

        The liquids terminals operations primarily store refined petroleum products, petrochemicals, ethanol, industrial chemicals and vegetable oil products in aboveground storage tanks and transfer products to and from pipelines, vessels, tank trucks, tank barges and tank railcars. Combined, the liquids terminals facilities possess liquids storage capacity of approximately 58.2 million barrels (or approximately 107 million barrels of domestic capacity including terminals in the Products Pipelines segment and leased capacity), and in 2009, these terminals handled approximately 604 million barrels of petroleum products, ethanol and chemicals. In 2010, we estimate that the Partnership's Products Pipelines and Terminals segments handled approximately 30% of U.S. ethanol production.

Bulk Terminals

        The bulk terminal operations primarily involve dry-bulk material loading, unloading, storing and related handling services. These operations also provide conveyor manufacturing and installation, engineering and design services and in-plant services covering material handling, conveying, maintenance and repair, railcar switching and miscellaneous marine services. Combined, the dry-bulk and material transloading facilities handled approximately 78 million tons of coal, petroleum coke, fertilizers, steel, ores and other dry-bulk materials in 2009. We believe we are the largest handler of petroleum coke in the United States. We own or operate approximately 95 dry-bulk terminals in the United States, Canada and the Netherlands.

Materials Services (Rail Transloading)

        The materials services operations include rail or truck transloading shipments from one medium of transportation to another at 33 owned and non-owned facilities. The Burlington Northern Santa Fe, CSX, Norfolk Southern, Union Pacific, Kansas City Southern and A&W railroads provide rail service for these terminal facilities. Approximately 50% of the products handled are liquids, including an entire spectrum of liquid chemicals, and the rest are dry-bulk products. We also design and build transloading facilities, perform inventory management services, and provide value-added services such as blending, heating and sparging. In 2009, the materials services operations handled approximately 227,000 railcars.

Competition

        We are one of the largest independent operators of liquids terminals in the United States based on barrels of liquids terminaling capacity. Our liquids terminals compete with other publicly or privately held independent liquids terminals, and terminals owned by oil, chemical and pipeline companies. Our bulk terminals compete with numerous independent terminal operators, terminals owned by producers and distributors of bulk commodities, stevedoring companies and other industrial companies opting not to outsource terminal services. In some locations, our competitors are smaller, independent operators with lower cost structures. Our railroad material services operations compete with a variety of single- or multi-site transload, warehouse and terminal operators across the United States.

Kinder Morgan Canada

        The Kinder Morgan Canada business segment includes the Trans Mountain pipeline system, a one-third ownership interest in the Express pipeline system, and a 25-mile jet fuel pipeline system. The weighted average remaining life of the shipping contracts on these two pipelines was approximately four years as of January 1, 2011.

Trans Mountain

        Trans Mountain is a 715-mile common carrier pipeline system that originates at Edmonton, Alberta and transports crude oil and refined petroleum to destinations along its path and on the west coast of British Columbia. A connecting pipeline also delivers petroleum to refineries in the state of Washington. The capacity of the line out of Edmonton ranges from 300,000 barrels per day when heavy crude represents 20% of the total throughput (which is a historically normal heavy crude percentage) to 400,000 barrels per day with no heavy crude. Trans Mountain is the sole pipeline carrying crude oil from Alberta to the west coast. We believe these facilities provide us the opportunity to consider expansions to the west coast, either in stages or as one project.

        In 2009, deliveries on Trans Mountain averaged 280,507 barrels per day. The crude oil and refined petroleum transported through Trans Mountain's pipeline system originates in Alberta and British Columbia. The refined and partially refined petroleum transported to Kamloops, British Columbia and Vancouver originates from oil refineries located in Edmonton. Petroleum products delivered through Trans Mountain's pipeline system are used in markets in British Columbia, Washington State and elsewhere.

        In the fourth quarter of 2010, Trans Mountain completed negotiations with the Canadian Association of Petroleum Producers for a new incentive toll settlement effective for the period beginning January 1, 2011 and ending December 31, 2015. Trans Mountain filed the settlement with the National Energy Board in November 2010 and expects approval in the first quarter of 2011.

Express

        We own a one-third interest in the Express pipeline system, a common-carrier, crude oil pipeline system comprised of the Express Pipeline and the Platte Pipeline, which deliver Canadian crude oil to PADD IV and PADD II markets in the U.S. Rocky Mountains and Midwest. The Express Pipeline is a 780-mile, 24-inch diameter pipeline that begins at the crude oil pipeline hub at Hardisty, Alberta and terminates at the Casper, Wyoming facilities of the Platte Pipeline. The Express Pipeline has a design capacity of 280,000 barrels per day. Receipts at Hardisty averaged 208,246 barrels per day during 2009. The Platte Pipeline is a 926-mile, 20-inch diameter pipeline that runs from the crude oil pipeline hub at Casper, Wyoming to refineries and interconnecting pipelines in the Wood River, Illinois area. The Platte Pipeline has a capacity of 150,000 barrels per day downstream of Casper, Wyoming and approximately 140,000 barrels per day downstream of Guernsey, Wyoming. Platte deliveries averaged 137,810 barrels per day during 2009.

Competition

        Trans Mountain and the Express pipeline system are each one of several pipeline alternatives for western Canadian petroleum production, and each competes against other pipeline providers.

Natural Gas Pipeline Company of America

        In February 2008, we completed the sale of an 80% ownership interest in NGPL for approximately $5.9 billion. We continue to operate NGPL's assets pursuant to a 15-year operating agreement.

        NGPL owns and operates approximately 9,200 miles of interstate natural gas pipelines, storage fields, field system lines and related facilities, consisting primarily of two major interconnected natural gas transmission pipelines terminating in the Chicago, Illinois metropolitan area. NGPL's Amarillo Line originates in the West Texas and New Mexico producing areas and is comprised of approximately 4,400 miles of mainline and various small-diameter pipelines. Its other major pipeline, the Gulf Coast Line, originates in the Gulf Coast areas of Texas and Louisiana and consists of approximately 4,100 miles of mainline and various small-diameter pipelines. These two main pipelines are connected at points in Texas and Oklahoma by NGPL's approximately 800-mile Amarillo/Gulf Coast pipeline.

        NGPL is one of the nation's largest natural gas storage operators, with approximately 600 billion cubic feet of total natural gas storage capacity, approximately 258 billion cubic feet of working gas capacity and over 4.3 billion cubic feet per day of peak deliverability from its storage facilities, which are located in major supply areas and near the markets it serves. NGPL owns and operates 13 underground storage reservoirs in eight field locations in four states. These storage assets complement its pipeline facilities and allow it to optimize pipeline deliveries and meet peak delivery requirements in its principal markets.

Competition

        NGPL competes with other transporters of natural gas in virtually all of the markets it serves and, in particular, in the Chicago area, which is the northern terminus of NGPL's two major pipeline segments and its largest market. These competitors include both interstate and intrastate natural gas pipelines and, historically, most of the competition has been from such pipelines with supplies originating in the United States. NGPL also faces competition from Alliance Pipeline, which began service during the 2000-2001 heating season carrying Canadian-produced natural gas into the Chicago market. However, at the same time, the Vector Pipeline was constructed for the specific purpose of transporting gas from the Chicago area to other markets, generally further north and further east. The overall impact of the increased pipeline capacity into the Chicago area, combined with additional take-away capacity and the increased demand in the area, has created a situation that remains dynamic with respect to the ultimate impact on individual transporters such as NGPL. From time to time, other pipelines are proposed which would compete with NGPL. We cannot predict whether or when any such pipeline might be built, or its impact on NGPL's operations or profitability.

Regulatory and Compliance Matters

Interstate Common Carrier Refined Petroleum Products and Oil Pipeline Rate Regulation—U.S. Operations

        Some of our U.S. refined petroleum products and crude oil pipelines are interstate common carrier pipelines, subject to regulation by the FERC under the Interstate Commerce Act, or ICA. The ICA requires that we maintain our tariffs on file with the FERC. Those tariffs set forth the rates we charge for providing transportation services on our interstate common carrier pipelines as well as the rules and regulations governing these services. The ICA requires, among other things, that such rates on interstate common carrier pipelines be "just and reasonable" and nondiscriminatory. The ICA permits interested persons to challenge newly proposed or changed rates and authorizes the FERC to suspend the effectiveness of such rates for a period of up to seven months and to investigate such rates. If, upon completion of an investigation, the FERC finds that the new or changed rate is unlawful, it is authorized to require the carrier to refund the revenues in excess of the prior tariff collected during the pendency of the investigation. The FERC also may investigate, upon complaint or on its own motion, rates that are already in effect and may order a carrier to change its rates prospectively. Upon an appropriate showing, a shipper may obtain reparations for damages sustained during the two years prior to the filing of a complaint.

        On October 24, 1992, Congress passed the Energy Policy Act of 1992. The Energy Policy Act deemed petroleum products pipeline tariff rates that were in effect for the 365-day period ending on the date of enactment or that were in effect on the 365th day preceding enactment and had not been subject to complaint, protest or investigation during the 365-day period to be just and reasonable or "grandfathered" under the ICA. The Energy Policy Act also limited the circumstances under which a complaint can be made against such grandfathered rates. The rates KMP charged for transportation service on its Cypress Pipeline were not suspended or subject to protest or complaint during the relevant 365-day period established by the Energy Policy Act. For this reason, we believe these rates should be grandfathered under the Energy Policy Act. Certain rates on KMP's Pacific operations' pipeline system were subject to protest during the 365-day period established by the Energy Policy Act. Accordingly, certain of the Pacific pipelines' rates have been, and continue to be, the subject of complaints with the FERC, as is more fully described in note 11 to our interim consolidated financial statements included in this prospectus.

        Petroleum products pipelines may change their rates within prescribed ceiling levels that are tied to an inflation index. Shippers may protest rate increases made within the ceiling levels, but such protests must show that the portion of the rate increase resulting from application of the index is substantially in excess of the pipeline's increase in costs from the previous year. A pipeline must, as a general rule, utilize the indexing methodology to change its rates. Cost-of-service ratemaking, market-based rates and settlement rates are alternatives to the indexing approach and may be used in certain specified circumstances to change rates.

  NGPL Section 5 Proceeding

        On November 19, 2009, the FERC initiated an investigation, pursuant to Section 5 of the Natural Gas Act, into the justness and reasonableness of the transportation and storage rates as well as the fuel and natural gas lost percentages of NGPL PipeCo LLC's subsidiary, Natural Gas Pipeline Company of America LLC. NGPL reached a settlement in principal with the FERC on April 22, 2010. On June 11, 2010, NGPL filed an offer of settlement, which was approved without modification by the FERC on July 29, 2010. The order approving the settlement has become final and nonappealable. The settlement resolved all issues in the proceeding. The settlement provides that NGPL will reduce its fuel costs and gas lost and unaccounted for, or "GL&U," retention factors as of July 1, 2010. The settlement further provides a timeline for additional prospective fuel and GL&U reductions and prospective reductions in the maximum recourse reservation rates that it bills firm transportation and storage shippers.

  Kinder Morgan Interstate Gas Transmission LLC Section 5 Proceeding

        On November 18, 2010, KMIGT was notified by the FERC of a proceeding against it pursuant to Section 5 of the Natural Gas Act. The proceeding will set the matter for hearing and determine whether KMIGT's current rates, which were approved by the FERC in KMIGT's last rate case settlement, remain just and reasonable. The FERC made no findings in its order as to what would constitute just and reasonable rates or a reasonable return for KMIGT. A proceeding under Section 5 of the Natural Gas Act is prospective in nature. Any potential change in rates charged customers by KMIGT can only occur after the FERC has issued a final order. Prior to that, an Administrative Law Judge will preside over an evidentiary hearing and make an initial decision (which the FERC has directed to be issued within 47 weeks). The final FERC decision will be based on the record developed before the Administrative Law Judge. We do not believe that this investigation will have a material adverse impact on us.

Common Carrier Pipeline Rate Regulation—Canadian Operations

        The Canadian portion of our crude oil and refined petroleum products pipeline systems is under the regulatory jurisdiction of Canada's National Energy Board, referred to as the "NEB." The National Energy Board Act gives the NEB power to authorize pipeline construction and to establish tolls and conditions of service.

  Trans Mountain

        Trans Mountain had a toll settlement with shippers that defined tolls from 2006 to 2010. The settlement expired on December 31, 2010. In the fourth quarter of 2010, Trans Mountain Pipeline L.P. completed negotiations with the Canadian Association of Petroleum Producers and principal shippers for a new incentive toll settlement for its Trans Mountain Pipeline to be effective for the period starting January 1, 2011 and ending December 31, 2015. The 2011-2015 toll settlement specifies a 10.75% return on equity on 45% equity based on a forecasted rate base for the five-year period. Trans Mountain filed the settlement with the NEB in November 2010, and expects approval from the NEB in the first quarter of 2011. The toll charged for the portion of Trans Mountain's pipeline system located in the United States falls under the jurisdiction of the FERC. See "—Interstate Common Carrier Refined Petroleum Products and Oil Pipeline Rate Regulation—U.S. Operations" above.

  Express Pipeline System

        The Canadian segment of the Express Pipeline is regulated by the NEB as a Group 2 pipeline, which results in rates and terms of service being regulated on a complaint basis only. Express committed rates are subject to a 2% inflation adjustment April 1 of each year. The U.S. segment of the Express Pipeline and the Platte Pipeline are regulated by the FERC. See "—Interstate Common Carrier Refined Petroleum Products and Oil Pipeline Rate Regulation—U.S. Operations" above. Additionally, movements on the Platte Pipeline within the State of Wyoming are regulated by the Wyoming Public Service Commission, which regulates the tariffs and terms of service of public utilities that operate in the State of Wyoming. The Wyoming Public Service Commission standards applicable to rates are similar to those of the FERC and the NEB.

Interstate Natural Gas Transportation and Storage Regulation

        Posted tariff rates set the general range of maximum and minimum rates we charge shippers on our interstate natural gas pipelines. Within that range, each pipeline is permitted to charge discounted rates to meet competition, so long as such discounts are offered to all similarly situated shippers and granted without undue discrimination. Apart from discounted rates offered within the range of tariff maximums and minimums, the pipeline is permitted to offer negotiated rates where the pipeline and shippers want rate certainty, irrespective of changes that may occur to the range of tariff-based maximum and minimum rate levels. Accordingly, there are a variety of rates that different shippers may pay. For example, some shippers may pay a negotiated rate that is different than the posted tariff rate and some may pay the posted maximum tariff rate or a discounted rate that is limited by the posted maximum and minimum tariff rates. Most of the rates KMP charges shippers on its greenfield projects, like the Rockies Express or Midcontinent Express pipelines, are pursuant to negotiated rate long-term transportation agreements. As such, negotiated rates provide certainty to the pipeline and the shipper of a fixed rate during the term of the transportation agreement, regardless of changes to the posted tariff rates. While rates may vary by shipper and circumstance, the terms and conditions of pipeline transportation and storage services are not generally negotiable.

        The FERC regulates the rates, terms and conditions of service, construction and abandonment of facilities by companies performing interstate natural gas transportation services, including storage services, under the Natural Gas Act. To a lesser extent, the FERC regulates interstate transportation rates, terms and conditions of service under the Natural Gas Policy Act of 1978. Beginning in the mid-1980s, through the mid-1990s, the FERC initiated a number of regulatory changes intended to create a more competitive environment in the natural gas marketplace. Among the most important of these changes were:

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  Order No. 436 (1985), which required open-access, nondiscriminatory transportation of natural gas;

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  Order No. 497 (1988), which set forth new standards and guidelines imposing various constraints on the interaction between interstate natural gas pipelines and their marketing affiliates and imposing disclosure requirements regarding that interaction; and

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  Order No. 636 (1992), which required interstate natural gas pipelines that perform open-access transportation under blanket certificates to "unbundle" or separate their traditional merchant sales services from their transportation and storage services and to provide comparable transportation and storage services with respect to all natural gas supplies. Natural gas pipelines must now separately state the applicable rates for each unbundled service they provide (i.e., for gathering, transportation and storage). Order No. 636 contains a number of procedures designed to increase competition in the interstate natural gas industry, including:

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    requiring the unbundling of sales services from other services;

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    permitting holders of firm capacity on interstate natural gas pipelines to release all or a part of their capacity for resale by the pipeline; and

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    providing for the issuance of blanket sales certificates to interstate pipelines for unbundled services.

Order No. 636 has been affirmed in all material respects upon judicial review.

        On November 25, 2003, the FERC issued Order No. 2004, adopting revised standards of conduct that apply uniformly to interstate natural gas pipelines and public utilities. In light of the changing structure of the energy industry, these standards of conduct govern relationships between regulated interstate natural gas pipelines and all of their energy affiliates. These standards were designed to

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  eliminate the loophole in the previous regulations that did not cover an interstate natural gas pipeline's relationship with energy affiliates that are not marketers,

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  prevent interstate natural gas pipelines from giving an undue preference to any of their energy affiliates and

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  ensure that transmission is provided on a nondiscriminatory basis.

In addition, unlike the prior regulations, these requirements applied even if the energy affiliate was not a customer of its affiliated interstate pipeline. However, on November 17, 2006, the United States Court of Appeals for the District of Columbia Circuit vacated FERC Order No. 2004 as applied to natural gas pipelines, and remanded these same orders back to the FERC.

        On October 16, 2008, the FERC issued a Final Rule in Order No. 717, which revised the FERC standards of conduct for natural gas and electric transmission providers by eliminating Order No. 2004's concept of energy affiliates and corporate separation in favor of an employee functional approach as used in Order No. 497. According to the provisions of Order No. 717, a transmission provider is prohibited from disclosing to a marketing function employee non-public information about the transmission system or a transmission customer. The final rule also retains the long-standing no-conduit rule, which prohibits a transmission function provider from disclosing non-public information to marketing function employees by using a third party conduit. Additionally, the final rule requires that a transmission provider provide annual training on the standards of conduct to all transmission function employees, marketing function employees, officers, directors, supervisory employees, and any other employees likely to become privy to transmission function information. This rule became effective November 26, 2008.

        On October 15, 2009, the FERC issued Order No. 717-A, an order on rehearing and clarification regarding FERC's Affiliate Rule—Standards of Conduct, and on November 16, 2009, the FERC issued Order No. 717-B, an order clarifying what employees should be considered marketing function employees. In both orders, the FERC clarified a lengthy list of issues relating to: the applicability, the definition of transmission function and transmission function employees, the definition of marketing function and marketing function employees, the definition of transmission function information, independent functioning, transparency, training, and North American Energy Standards Board business practice standards. The FERC generally reaffirmed its determinations in Order No. 717, but granted rehearing on and clarified provisions. Order Nos. 717-A and 717-B aim to make the standards of conduct clearer and aim to refocus the rules on the areas where there is the greatest potential for abuse. The rehearing and clarification granted in Order No. 717-A are not anticipated to have a material impact on the operation of our interstate pipelines.

        In addition to regulatory changes initiated by the FERC, the U.S. Congress passed the Energy Policy Act of 2005. Among other things, the Energy Policy Act amended the Natural Gas Act to:

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  prohibit market manipulation by any entity,

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  direct the FERC to facilitate market transparency in the market for sale or transportation of physical natural gas in interstate commerce, and

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  significantly increase the penalties for violations of the Natural Gas Act, the Natural Gas Policy Act of 1978, or FERC rules, regulations or orders thereunder.

California Public Utilities Commission Rate Regulation

        The intrastate common carrier operations of our Pacific operations' pipelines in California are subject to regulation by the CPUC under a "depreciated book plant" methodology, which is based on an original cost measure of investment. Intrastate tariffs filed by us with the CPUC have been established on the basis of revenues, expenses and investments allocated as applicable to the California intrastate portion of our Pacific operations' business. Tariff rates with respect to intrastate pipeline service in California are subject to challenge by complaint by interested parties or by independent action of the CPUC. A variety of factors can affect the rates of return permitted by the CPUC, and certain other issues similar to those which have arisen with respect to our FERC regulated rates also could arise with respect to our intrastate rates. Certain of our Pacific operations' pipeline rates have been, and continue to be, subject to complaints with the CPUC, as is more fully described in note 11 to our interim consolidated financial statements included elsewhere in this prospectus.

Texas Railroad Commission Rate Regulation

        The intrastate operations of our natural gas and crude oil pipelines in Texas are subject to regulation with respect to such intrastate transportation by the Texas Railroad Commission. The Texas Railroad Commission has the authority to regulate our transportation rates, though it generally has not investigated the rates or practices of our intrastate pipelines in the absence of shipper complaints.

Safety Regulation

        Our interstate pipelines are subject to regulation by the United States Department of Transportation, referred to as "U.S. DOT," and our intrastate pipelines and other operations are subject to comparable state regulations with respect to their design, installation, testing, construction, operation, replacement and management. Comparable regulation exists in some states in which we conduct pipeline operations. In addition, our truck and terminal loading facilities are subject to U.S. DOT regulations dealing with the transportation of hazardous materials by motor vehicles and railcars.

        On September 15, 2010, the secretary of the U.S. DOT sent to the U.S. Congress proposed legislation to provide stronger oversight of the nation's pipelines and to increase the penalties for violations of pipeline safety rules. The proposed legislation entitled, "Strengthening Pipeline Safety and Enforcement Act of 2010," would, among other things, increase the maximum fine for the most serious violations from $1 million to $2.5 million, provide additional resources for the enforcement program, require a review of whether safety requirements for "high consequence areas" should be applied instead to entire pipelines, eliminate exemptions and ensure standards are in place for bio-fuel and carbon dioxide pipelines.

        The Pipeline Safety Improvement Act of 2002 provides guidelines in the areas of testing, education, training and communication. The Pipeline Safety Act requires pipeline companies to perform integrity tests on natural gas transmission pipelines that exist in high population density areas that are designated as "high consequence areas." Testing consists of hydrostatic testing, internal magnetic flux or ultrasonic testing, or direct assessment of the piping. In addition to the pipeline integrity tests, pipeline companies must implement a qualification program to make certain that employees are properly trained. A similar integrity management rule exists for refined petroleum products pipelines.

        We are also subject to the requirements of the Federal Occupational Safety and Health Act and other comparable federal and state statutes that address employee health and safety.

        In general, we expect to increase expenditures in the future to comply with higher industry and regulatory safety standards. Such increases in our expenditures cannot be accurately estimated at this time.

State and Local Regulation

        Our activities are subject to various state and local laws and regulations, as well as orders of regulatory bodies, governing a wide variety of matters, including marketing, production, pricing, pollution, protection of the environment, and human health and safety.

Environmental Matters

        Our business operations are subject to federal, state, provincial and local laws and regulations relating to environmental protection, pollution and human health and safety in the United States and Canada. For example, if an accidental leak, release or spill of liquid petroleum products, chemicals or other hazardous substances occurs at or from our pipelines, or at or from our storage or other facilities, we may experience significant operational disruptions and we may have to pay a significant amount to clean up the leak, release or spill, pay for government penalties, address natural resource damages, compensate for human exposure or property damage, install costly pollution control equipment or a combination of these and other measures. Furthermore, new projects may require approvals and environmental analysis under federal and state laws, including the National Environmental Policy Act and the Endangered Species Act. The resulting costs and liabilities could materially and negatively affect our business, financial condition, results of operations and cash flows. In addition, emission controls required under federal, state and provincial environmental laws could require significant capital expenditures at our facilities.

        Environmental and human health and safety laws and regulations are subject to change. The clear trend in environmental regulation is to place more restrictions and limitations on activities that may be perceived to affect the environment, wildlife, natural resources and human health. There can be no assurance as to the amount or timing of future expenditures for environmental regulation compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our business, financial position, results of operations and cash flows.

        In accordance with GAAP, we accrue liabilities for environmental matters when it is probable that obligations have been incurred and the amounts can be reasonably estimated. This policy applies to assets or businesses currently owned or previously disposed. We have accrued liabilities for probable environmental remediation obligations at various sites, including multiparty sites where the U.S. Environmental Protection Agency, referred to as the "U.S. EPA," or similar state agency has identified us as one of the potentially responsible parties. The involvement of other financially responsible companies at these multiparty sites could increase or mitigate our actual joint and several liability exposures. Although no assurance can be given, we believe that the ultimate resolution of these environmental matters will not have a material adverse effect on our business, financial position or results of operations. We have accrued an environmental reserve in the amount of $81.1 million as of December 31, 2009. Our reserve estimates range in value from approximately $81.1 million to approximately $138.5 million, and we recorded our liability equal to the low end of the range, as we did not identify any amounts within the range as a better estimate of the liability. For additional information related to environmental matters, see note 11 to our interim consolidated financial statements included elsewhere in this prospectus.

Hazardous and Non-Hazardous Waste

        We generate both hazardous and non-hazardous wastes that are subject to the requirements of the Federal Resource Conservation and Recovery Act and comparable state statutes. From time to time, state regulators and the U.S. EPA consider the adoption of stricter disposal standards for non-hazardous waste. Furthermore, it is possible that some wastes that are currently classified as non-hazardous, which could include wastes currently generated during our pipeline or liquids or bulk terminal operations, may in the future be designated as "hazardous wastes." Hazardous wastes are subject to more rigorous and costly handling and disposal requirements than non-hazardous wastes. Such changes in the regulations may result in additional capital expenditures or operating expenses for us.

Superfund

        The Comprehensive Environmental Response, Compensation and Liability Act, also known as the "Superfund" law or "CERCLA," and analogous state laws, impose joint and several liability, without regard to fault or the legality of the original conduct, on certain classes of "potentially responsible persons" for releases of "hazardous substances" into the environment. These persons include the owner or operator of a site and companies that disposed or arranged for the disposal of the hazardous substances found at the site. CERCLA authorizes the U.S. EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur, in addition to compensation for natural resource damages, if any. Although "petroleum" is excluded from CERCLA's definition of a "hazardous substance," in the course of our ordinary operations, we have and will generate materials that may fall within the definition of "hazardous substance." By operation of law, if we are determined to be a potentially responsible person, we may be responsible under CERCLA for all or part of the costs required to clean up sites at which such materials are present, in addition to compensation for natural resource damages, if any.

Clean Air Act

        Our operations are subject to the Clean Air Act, its implementing regulations, and analogous state statutes and regulations. We believe that the operations of our pipelines, storage facilities and terminals are in substantial compliance with such statutes. The U.S. EPA has recently adopted new regulations under the Clean Air Act that are to take effect in early 2011 and that establish requirements for the monitoring, reporting, and control of greenhouse gas emissions from stationary sources. The Clean Air Act regulations contain lengthy, complex provisions that may result in the imposition over the next several years of certain pollution control requirements with respect to air emissions from the operations of our pipelines, treating facilities, storage facilities and terminals. Depending on the nature of those requirements and any additional requirements that may be imposed by state and local regulatory authorities, we may be required to incur capital and operating expenditures over the next several years for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals and addressing other air emission-related issues. At this time, we are unable to fully estimate the effect on earnings or operations or the amount and timing of such required capital expenditures; however, we do not believe that we will be materially adversely affected by any such requirements.

Clean Water Act

        Our operations can result in the discharge of pollutants. The Federal Water Pollution Control Act of 1972, as amended, also known as the Clean Water Act, and analogous state laws impose restrictions and controls regarding the discharge of pollutants into state waters or waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by applicable federal or state authorities. The Oil Pollution Act was enacted in 1990 and amends provisions of the Clean Water Act pertaining to prevention and response to oil spills. Spill prevention control and countermeasure requirements of the Clean Water Act and some state laws require containment and similar structures to help prevent contamination of navigable waters in the event of an overflow or release.

Climate Change

        Studies have suggested that emissions of certain gases, commonly referred to as "greenhouse gases," may be contributing to warming of the Earth's atmosphere. Methane, a primary component of natural gas, and carbon dioxide, which is naturally occurring and also a byproduct of burning of natural gas, are examples of greenhouse gases. The U.S. Congress is actively considering legislation to reduce emissions of greenhouse gases. On June 26, 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009, referred to as "ACESA," which would establish an economy-wide cap-and-trade program to reduce U.S. emissions of greenhouse gases, including carbon dioxide and methane. The U.S. Senate has been working on its own legislation for restricting domestic greenhouse gas emissions, and President Obama has indicated his support of legislation to reduce greenhouse gas emissions through an emission allowance system. It is not possible at this time to predict when the Senate may act on climate change legislation or how any bill passed by the Senate would be reconciled with ACESA.

        The U.S. EPA announced on December 7, 2009, its finding that emissions of carbon dioxide, methane and other "greenhouse gases" present an endangerment to human health and the environment. This finding by the U.S. EPA allowed the agency to adopt regulations that will restrict emissions of greenhouse gases from certain stationary sources using existing provisions of the federal Clean Air Act beginning January 2, 2011. Additionally, the U.S EPA has issued a final rule requiring the reporting of greenhouse gas emissions in the United States beginning in 2011 for emissions occurring in 2010 from specified large greenhouse gas emission sources, fractionated natural gas liquids, and the production of naturally occurring carbon dioxide, like the McElmo Dome carbon dioxide field, even when such production is not emitted to the atmosphere.

        Because our operations, including our compressor stations and gas processing plants in the Natural Gas Pipelines—KMP segment, emit various types of greenhouse gases, primarily methane and carbon dioxide, such legislation or regulation could increase our costs related to operating and maintaining our facilities and require us to install new emission controls on our facilities, acquire allowances for our greenhouse gas emissions, pay taxes related to our greenhouse gas emissions and administer and manage a greenhouse gas emissions program. We are not able at this time to estimate such increased costs; however, they could be significant. While we may be able to include some or all of such increased costs in the rates charged by our natural gas pipelines, such recovery of costs is uncertain in all cases and may depend on events beyond our control including the outcome of future rate proceedings before the FERC and the provisions of any final legislation or other regulations. Any of the foregoing could have adverse effects on our business, financial position, results of operations and prospects.

        Some climatic models indicate that global warming is likely to result in sea level rise, increased intensity of hurricanes and tropical storms, and increased frequency of extreme precipitation and flooding. We may experience increased insurance premiums and deductibles, or a decrease in available coverage, for our assets in areas subject to severe weather. To the extent these phenomena occur, they could damage our physical assets, especially operations located in low-lying areas near coasts and river banks, and facilities situated in hurricane-prone regions. However, the timing and location of these climate change impacts is not known with any certainty and, in any event, these impacts are expected to manifest themselves over a long time horizon. Thus, we are not in a position to say whether the physical impacts of climate change pose a material risk to our business, financial position, results of operations or prospects.

        Because natural gas emits less greenhouse gas emissions per unit of energy than competing fossil fuels, cap-and-trade legislation or U.S. EPA regulatory initiatives could stimulate demand for natural gas by increasing the relative cost of fuels such as coal and oil. In addition, we anticipate that greenhouse gas regulations will increase demand for carbon sequestration technologies, such as the techniques we have successfully demonstrated in our enhanced oil recovery operations within the CO2-KMP segment. However, these positive effects on our markets may be offset if these same regulations also cause the cost of natural gas to increase relative to competing non-fossil fuels. Although the magnitude and direction of these impacts cannot now be predicted, greenhouse gas regulations could have material adverse effects on our business, financial position, results of operations and prospects.

Department of Homeland Security

        In Section 550 of the Homeland Security Appropriations Act of 2007, the U.S. Congress gave the Department of Homeland Security, referred to as the "DHS," regulatory authority over security at certain high-risk chemical facilities. Pursuant to its congressional mandate, on April 9, 2007, the DHS promulgated the Chemical Facility Anti-Terrorism Standards and required all high-risk chemical and industrial facilities, including oil and gas facilities, to comply with the regulatory requirements of these standards. This process includes completing security vulnerability assessments, developing site security plans, and implementing protective measures necessary to meet DHS-defined risk-based performance standards. The DHS has not provided final notice to all facilities that DHS determines to be high risk and subject to the rule. Therefore, neither the extent to which our facilities may be subject to coverage by the rules nor the associated costs to comply can currently be determined, but it is possible that such costs could be substantial.

Properties

        See "—KMP Operations" and "—Natural Gas Pipeline Company of America" for a description of our properties. We believe that we have generally satisfactory title to the properties we own and use in our businesses, subject to liens on the assets of Kinder Morgan Kansas, Inc. and its subsidiaries (excluding Kinder Morgan G.P., Inc., KMP, Kinder Morgan Management and their respective subsidiaries) incurred in connection with the financing of the Going Private Transaction, minor encumbrances and easements and restrictions that do not materially detract from the value of such property or the interests in those properties or the use of such properties in our businesses.

        We generally do not own the land on which our pipelines are constructed. Instead, we obtain the right to construct and operate the pipelines on other people's land for a period of time. Substantially all of our pipelines are constructed on rights-of-way granted by the apparent record owners of such property. In many instances, lands over which rights-of-way have been obtained are subject to prior liens that have not been subordinated to the right-of-way grants. In some cases, not all of the apparent record owners have joined in the right-of-way grants, but in substantially all such cases, signatures of the owners of majority interests have been obtained. Permits have been obtained from public authorities to cross over or under, or to lay facilities in or along, water courses, county roads, municipal streets and state highways, and in some instances, such permits are revocable at the election of the grantor, or, the pipeline may be required to move its facilities at its own expense. Permits also have been obtained from railroad companies to cross over or under lands or rights-of-way, many of which are also revocable at the grantor's election. Some such permits require annual or other periodic payments. In a few minor cases, property for pipeline purposes was purchased in fee.

        Our terminals, storage facilities, processing plants, regulator and compressor stations, offices and related facilities are located on real property owned or leased by us. In some cases, the real property we lease is on federal, state, provincial or local land.

Employees

        We employed approximately 7,900 full-time people at December 31, 2009, including employees of our indirect subsidiary KMGP Services Company, Inc., who are dedicated to the operations of KMP, and employees of Kinder Morgan Canada Inc. Approximately 890 full-time hourly personnel at certain terminals and pipelines are represented by labor unions under collective bargaining agreements that expire between 2010 and 2014. We consider relations with our employees to be good.

Legal Proceedings

        Set forth below is a brief description of material pending legal proceedings, other than ordinary course litigation incidental to our business, to which we or any of our subsidiaries are a party. From time to time we are a party to litigation and legal proceedings that we consider to be a part of the ordinary course of business. While no assurance can be given, we believe that, taking into account reserves and insurance coverage, none of the litigation or legal proceedings in which we are currently involved could reasonably be expected to have a material adverse effect on our business, financial condition or results of operations. We may, however, become involved in material legal proceedings in the future.

Federal Energy Regulatory Commission Proceedings

        The tariffs and rates charged by SFPP and Calnev are subject to numerous ongoing proceedings at the FERC, including the shippers' complaints and protests regarding interstate rates on the pipeline systems listed below. These complaints and protests have been filed over numerous years beginning in 1992 through and including 2009. In general, these complaints and protests allege the rates and tariffs charged by SFPP are not just and reasonable. If the shippers are successful in proving their claims, they are entitled to seek reparations (which may reach up to two years prior to the filing of their complaints) or refunds of any excess rates paid, and SFPP may be required to reduce its rates going forward. These proceedings tend to be protracted, with decisions of the FERC often appealed to the federal courts.

        As to SFPP, the issues involved in these proceedings include, among others: (1) whether certain of KMP's Pacific operations' rates are "grandfathered" under the Energy Policy Act of 1992, and therefore deemed to be just and reasonable, (2) whether "substantially changed circumstances" have occurred with respect to any grandfathered rates such that those rates could be challenged, (3) whether indexed rate increases are justified and (4) the appropriate level of return and income tax allowance KMP may include in its rates. The issues involving Calnev are similar.

        In the following discussion, we refer to Chevron Products Company as "Chevron"; Navajo Refining Company, L.P. as "Navajo"; BP West Coast Products, LLC as "BP"; ConocoPhillips Company as "ConocoPhillips"; Tesoro Refining and Marketing Company as "Tesoro"; Texaco Refining and Marketing Inc. as "Texaco"; Western Refining Company, L.P. as "Western Refining"; ExxonMobil Oil Corporation as "ExxonMobil"; Valero Energy Corporation as "Valero"; Valero Marketing and Supply Company as "Valero Marketing"; Continental Airlines, Inc., Northwest Airlines, Inc., Southwest Airlines Co. and US Airways, Inc., collectively, as the "Airlines". "OR" dockets designate complaint proceedings, and "IS" dockets designate protest proceedings.

SFPP

        During 2009, SFPP made settlement payments to various shippers totaling approximately $15.5 million in connection with OR07-8, OR07-11, and IS08-28 and related dockets. The IS08-28 settlement (East Line rates) was approved by the FERC in March 2009, and SFPP implemented reduced settlement rates effective May 1, 2009, along with refunds and settlement payments. Due to reduced East Line volumes, SFPP terminated the IS08-28 settlement pursuant to its terms and filed for increased East Line rates (IS09-437), which were accepted and became effective January 1, 2010, subject to refund and investigation.

        As a result of FERC's approval in May 2010 of a settlement agreement with eleven of twelve shippers, a wide range of rate challenges dating back to 1992 were resolved, which we refer to as the "Historical Cases Settlement." The Historical Cases Settlement resolves all but two of the cases outstanding between SFPP and the eleven shippers. SFPP does not expect any material adverse impacts from the remaining two unsettled cases with the eleven shippers. Chevron is the only shipper who is not a party to the Historical Cases Settlement, and the following dockets remain pending only as to Chevron:

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  FERC Docket Nos. OR92-8, et al. (West and East Line Rates)—Chevron protests of compliance filings pending with FERC and appeals pending at the D.C. Circuit;

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  FERC Docket Nos. OR96-2, et al. (All SFPP Rates)—Chevron (as a successor-in-interest to Texaco) protests of compliance filings pending with FERC;

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  FERC Docket No. OR02-4 (All SFPP Rates)—Chevron appeal of complaint dismissal pending at the D.C. Circuit;

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  FERC Docket No. OR03-5 (West, East, North, and Oregon Line Rates)—Chevron exceptions to initial decision pending at FERC;

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  FERC Docket No. OR07-4 (All SFPP Rates)—Chevron complaint held in abeyance;

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  FERC Docket No. OR09-8 (consolidated) (2008 Index Increases)—Hearing regarding Chevron complaint held in abeyance pending settlement discussions;

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  FERC Docket No. IS98-1 (Sepulveda Line Rates)—Chevron protests to compliance filing pending at FERC;

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  FERC Docket No. IS05-230 (North Line Rates)—Chevron exceptions to initial decision pending at FERC;

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  FERC Docket No. IS07-116 (Sepulveda Line Rates)—Chevron protest subject to resolution of IS98-1 proceeding;

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  FERC Docket No. IS08-137 (West and East Line Rates)—Chevron protest subject to resolution of the OR92-8/OR96-2 proceeding;

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  FERC Docket No. IS08-302 (2008 Index Rate Increases)—Chevron protest subject to the resolution of proceedings regarding the West, North and Sepulveda Lines; and

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  FERC Docket No. IS09-375 (2009 Index Rate Increases)—Chevron protest subject to resolution of proceedings regarding the North, West and Sepulveda Lines.

        The following dockets are pending as to all protesting shippers:

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  FERC Docket No. IS08-390 (West Line Rates)—Protestants: BP, ExxonMobil, ConocoPhillips, Valero Marketing, Chevron, the Airlines—Status: Exceptions to initial decision pending at FERC; and

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  FERC Docket No. IS09-437 (East Line Rates)—Protestants: BP, ExxonMobil, ConocoPhillips, Valero, Chevron, Western Refining, and Southwest Airlines—Status: Awaiting Initial Decision expected in January 2011.

Calnev

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  FERC Docket Nos. OR07-7, OR07-18, OR07-19 & OR07-22 (not consolidated) (Calnev Rates)—Complainants: Tesoro, Airlines, BP, Chevron, ConocoPhillips and Valero Marketing—Status: Complaint amendments pending before FERC;

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  FERC Docket No. IS09-377 (2009 Index Rate Increases)—Protestants: BP, Chevron, and Tesoro—Status: Requests for rehearing of FERC dismissal pending before FERC;

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  FERC Docket Nos. OR09-11/OR09-14 (not consolidated) (2007 and 2008 Page 700 Audit Request)—Complainants: BP/Tesoro—Status: BP petition for review at D.C. Circuit dismissed, mandate issued in June 2010;

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  FERC Docket Nos. OR09-15/OR09-20 (not consolidated) (Calnev Rates)—Complainants: Tesoro/BP—Status: Complaints pending at FERC; and

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  FERC Docket Nos. OR09-18/OR09-22 (not consolidated) (2009 Index Increases)—Complainants: Tesoro/BP—Status: BP petition for review at D.C. Circuit dismissed, mandate issued.

Trailblazer Pipeline Company LLC

        On July 7, 2010, KMP's subsidiary Trailblazer Pipeline Company LLC refunded a total of approximately $0.7 million to natural gas shippers covering the period January 1, 2010 through May 31, 2010 as part of a settlement reached with shippers to eliminate the December 1, 2009 rate filing obligation contained in its Docket No. RP03-162 rate case settlement. As part of the agreement with shippers, Trailblazer commenced billing reduced tariff rates as of June 1, 2010 with an additional reduction in tariff rates to take effect January 1, 2011.

California Public Utilities Commission Proceedings

        SFPP has previously reported ratemaking and complaint proceedings pending with the CPUC. The ratemaking and complaint cases generally involve challenges to rates charged by SFPP for intrastate transportation of refined petroleum products through its pipeline system in the state of California and request prospective rate adjustments and refunds with respect to tariffed and previously untariffed charges for certain pipeline transportation and related services. These matters have been consolidated and assigned to two administrative law judges.

        On April 6, 2010, a CPUC administrative law judge issued a proposed decision in several intrastate rate cases involving SFPP and a number of its shippers. The proposed decision includes determinations on issues, such as SFPP's entitlement to an income tax allowance and allocation of environmental expenses that are contrary both to CPUC policy and precedent and to established federal regulatory policies for pipelines. Moreover, contrary to California law, the proposed decision orders refunds relating to these issues where the underlying rates were previously deemed reasonable by the CPUC. Based on KMP's review of these CPUC proceedings, KMP estimates that its maximum exposure is approximately $220 million in reparation and refund payments and if the determinations made in the proposed decision were applied prospectively in two pending cases this could result in approximately $30 million in annual rate reductions.

        The proposed decision is advisory in nature and can be rejected, accepted or modified by the CPUC. SFPP filed comments on May 3, 2010 outlining the errors in law and fact within the proposed decision, and on May 5, 2010, SFPP made oral arguments before the full CPUC. The matter remains pending before the CPUC. Further procedural steps, including motions for rehearing and writ of review to California's Court of Appeals, will be taken if warranted.

Carbon Dioxide Litigation

Gerald O. Bailey et al. v. Shell Oil Co. et al, Southern District of Texas Lawsuit

        Kinder Morgan CO2 Company, L.P., KMP and Cortez Pipeline Company are among the defendants in a proceeding in the federal courts for the Southern District of Texas. Gerald O. Bailey et al. v. Shell Oil Company et al. (Civil Action Nos. 05-1029 and 05-1829 in the U.S. District Court for the Southern District of Texas—consolidated by Order dated July 18, 2005). The plaintiffs assert claims for the underpayment of royalties on carbon dioxide produced from the McElmo Dome unit, located in southwestern Colorado. The plaintiffs assert claims for fraud/fraudulent inducement, real estate fraud, negligent misrepresentation, breach of fiduciary and agency duties, breach of contract and covenants, violation of the Colorado Unfair Practices Act, civil theft under Colorado law, conspiracy, unjust enrichment, and open account. Plaintiffs Gerald O. Bailey, Harry Ptasynski, and W.L. Gray & Co. also assert claims as private relators under the False Claims Act, claims on behalf of the State of Colorado and Montezuma County, Colorado, and claims for violation of federal and Colorado antitrust laws. The plaintiffs seek actual damages, treble damages, punitive damages, a constructive trust and accounting, and declaratory relief. The defendants filed motions for summary judgment on all claims.

        On April 22, 2008, the federal district court granted defendants' motions for summary judgment and ruled that plaintiffs Bailey and Ptasynski take nothing on their claims and that the claims of Gray be dismissed with prejudice. The court entered final judgment in favor of the defendants on April 30, 2008. The plaintiffs appealed to the United States Fifth Circuit Court of Appeals. On June 16, 2010, the Fifth Circuit Court of Appeals affirmed the trial court's summary judgment decision. Gerald Bailey subsequently filed a petition for writ of certiorari to the United States Supreme Court seeking further appellate review of the Fifth Circuit Court of Appeals' decision.

CO2 Claims Arbitration

        Kinder Morgan CO2 and Cortez Pipeline Company were among the named defendants in CO2 Committee, Inc. v. Shell Oil Co., et al., an arbitration initiated on November 28, 2005. The arbitration arose from a dispute over a class action settlement agreement which became final on July 7, 2003 and disposed of five lawsuits formerly pending in the U.S. District Court, District of Colorado. The plaintiffs in such lawsuits primarily included overriding royalty interest owners, royalty interest owners, and small share working interest owners who alleged underpayment of royalties and other payments on carbon dioxide produced from the McElmo Dome unit.

        The settlement imposed certain future obligations on the defendants in the underlying litigation. The plaintiffs in the arbitration alleged that, in calculating royalty and other payments, defendants used a transportation expense in excess of what is allowed by the settlement agreement, thereby causing alleged underpayments of approximately $12 million. The plaintiffs also alleged that Cortez Pipeline Company should have used certain funds to further reduce its debt, which, in turn, would have allegedly increased the value of royalty and other payments by approximately $0.5 million. On August 7, 2006, the arbitration panel issued its opinion finding that defendants did not breach the settlement agreement. On June 21, 2007, the New Mexico federal district court entered final judgment confirming the August 7, 2006 arbitration decision.

        On October 2, 2007, the plaintiffs initiated a second arbitration (CO2 Committee, Inc. v. Shell CO2 Company, Ltd., aka Kinder Morgan CO2 Company, L.P., et al.) against Cortez Pipeline Company, Kinder Morgan CO2 and an ExxonMobil entity. The second arbitration asserts claims similar to those asserted in the first arbitration. A second arbitration panel has convened and a final hearing on the parties' claims and defenses is expected to occur in 2011.

Commercial Litigation Matters

Union Pacific Railroad Company Easements

        SFPP and the Union Pacific Railroad Company, referred to as "UPRR," are engaged in a proceeding to determine the extent, if any, to which the rent payable by SFPP for the use of pipeline easements on rights-of-way held by UPRR should be adjusted pursuant to existing contractual arrangements for the ten year period beginning January 1, 2004 (Union Pacific Railroad Company vs. Santa Fe Pacific Pipelines, Inc., SFPP, L.P., Kinder Morgan Operating L.P. "D", Kinder Morgan G.P., Inc., et al., Superior Court of the State of California for the County of Los Angeles, filed July 28, 2004). In February 2007, a trial began to determine the amount payable for easements on UPRR rights-of-way. The trial is substantially complete, and post-trial briefing is scheduled to occur over the first half of 2011.

        SFPP and UPRR are also engaged in multiple disputes over the circumstances under which SFPP must pay for a relocation of its pipeline within the UPRR right-of-way and the safety standards that govern relocations. In July 2006, a trial before a judge regarding the circumstances under which SFPP must pay for relocations concluded, and the judge determined that SFPP must pay for any relocations resulting from any legitimate business purpose of the UPRR. SFPP appealed this decision, and in December 2008, the appellate court affirmed the decision. In addition, UPRR contends that SFPP must comply with the more expensive American Railway Engineering and Maintenance-of-Way standards in determining when relocations are necessary and in completing relocations. Each party is seeking declaratory relief with respect to its positions regarding the application of these standards with respect to relocations.

        Since SFPP does not know UPRR's plans for projects or other activities that would cause pipeline relocations, it is difficult to quantify the effects of the outcome of these cases on SFPP. Even if SFPP is successful in advancing its positions, significant relocations for which SFPP must nonetheless bear the expense (i.e., for railroad purposes, with the standards in the federal Pipeline Safety Act applying) would have an adverse effect on our financial position and results of operations. These effects would be even greater in the event SFPP is unsuccessful in one or more of these litigations.

Severstal Sparrows Point Crane Collapse

        On June 4, 2008, a bridge crane owned by Severstal Sparrows Point, LLC and located in Sparrows Point, Maryland collapsed while being operated by Kider Morgan Bulk Terminals, Inc., referred to as "KMBT." According to KMP's investigation, the collapse was caused by unexpected, sudden and extreme winds. On June 24, 2009, Severstal filed suit against KMBT in the United States District Court for the District of Maryland, cause no. WMN 09CV1668. Severstal alleges that KMBT was contractually obligated to replace the collapsed crane and that its employees were negligent in failing to properly secure the crane prior to the collapse. Severstal seeks unspecified damages for value of the crane and lost profits. KMBT denies each of Severstal's allegations.

Employee Matters

James Lugliani vs. Kinder Morgan G.P., Inc. et al. in the Superior Court of California, Orange County

        James Lugliani, a former Kinder Morgan employee, filed suit in January 2010 against various Kinder Morgan affiliates. On behalf of himself and other similarly situated current and former employees, Mr. Lugliani claims that the Kinder Morgan defendants have violated the wage and hour provisions of the California Labor Code and Business & Professions Code by failing to provide meal and rest periods; failing to pay meal and rest period premiums; failing to pay all overtime wages due; failing to timely pay wages; failing to pay wages for vacation, holidays and other paid time off; and failing to keep proper payroll records. The Kinder Morgan defendants intend to vigorously defend the case.

Pipeline Integrity and Releases

        From time to time, despite our best efforts, our pipelines experience leaks and ruptures. These leaks and ruptures may cause explosions, fire and damage to the environment, damage to property and/or personal injury or death. In connection with these incidents, we may be sued for damages caused by an alleged failure to properly mark the locations of our pipelines and/or to properly maintain our pipelines. Depending upon the facts and circumstances of a particular incident, state and federal regulatory authorities may seek civil and/or criminal fines and penalties.

Pasadena Terminal Fire

        On September 23, 2008, a fire occurred in the pit 3 manifold area of our Pasadena, Texas liquids terminal facility. On January 8, 2010, a civil lawsuit was filed on behalf of the People of Texas and the Texas Commission on Environmental Quality, referred to as the "TCEQ," for alleged violations of the Texas Clean Air Act. The lawsuit was filed in the 53rd Judicial District Court, Travis County, Texas and is entitled State of Texas v. Kinder Morgan Liquids Terminals, case no. D1GV10000017. Specifically, the TCEQ alleges that KMP's subsidiary, Kinder Morgan Liquids Terminals LLC, had an unauthorized emission event relating to the pit 3 fire at the Pasadena terminal in September 2008. KMP has reached an agreement with the TCEQ to settle this matter for $40,000, which settlement was approved by the judge on December 20, 2010.

Charlotte, North Carolina

        On January 17, 2010, KMP's subsidiary Kinder Morgan Southeast Terminal LLC's Charlotte #2 Terminal experienced an issue with a pollution control device known as the Vapor Recovery Unit, which led to a fire and release of gasoline from the facility to adjacent property and a small creek. There were no injuries. KMP is cooperating fully with state and federal agencies on the response and remediation.

Barstow, California

        The U.S. Department of the Navy has alleged that historic releases of methyl tertiarybutyl ether, or MTBE, from Calnev Pipe Line Company's Barstow terminal (1) have migrated underneath the Navy's Marine Corps Logistics Base in Barstow, (2) have impacted the Navy's existing groundwater treatment system for unrelated groundwater contamination not alleged to have been caused by Calnev and (3) could affect the Barstow, California Marine Corps Logistic Base's water supply system. Although Calnev believes that it has meritorious defenses to the Navy's claims, it is working with the Navy to agree upon an Administrative Settlement Agreement and Order on Consent for federal CERCLA Removal Action to reimburse the Navy for $0.5 million in past response actions.

Westridge Terminal, Burnaby, British Columbia

        On July 24, 2007, a third-party contractor installing a sewer line for the City of Burnaby struck a crude oil pipeline segment included within KMP's Trans Mountain pipeline system near its Westridge terminal in Burnaby, British Columbia, resulting in a release of approximately 1,400 barrels of crude oil. The release impacted the surrounding neighborhood, several homes and nearby Burrard Inlet. No injuries were reported. To address the release, KMP initiated a comprehensive emergency response in collaboration with, among others, the City of Burnaby, the British Columbia Ministry of Environment,

the National Energy Board (Canada), and the National Transportation Safety Board (Canada). Cleanup and environmental remediation is complete, and KMP has received a British Columbia Ministry of Environment Certificate of Compliance confirming complete remediation.

        The National Transportation Safety Board released its investigation report on the incident on March 18, 2009. The report confirmed that an absence of pipeline location marking in advance of excavation and inadequate communication between the contractor and KMP's subsidiary Kinder Morgan Canada Inc., the operator of the line, were the primary causes of the accident. No directives, penalties or actions of Kinder Morgan Canada Inc. were required as a result of the report.

        On July, 22, 2009, the British Columbia Ministry of Environment issued regulatory charges against the third-party contractor, the engineering consultant to the sewer line project, Kinder Morgan Canada Inc., and KMP subsidiary Trans Mountain L.P. The British Columbia Ministry of Environment claims that the parties charged caused the release of crude oil, and in doing so were in violation of various sections of the Environmental, Fisheries and Migratory Bird Act. KMP is of the view that the charges have been improperly laid against it, and it intends to vigorously defend against them.

Rockies Express Pipeline LLC Indiana Construction Incident

        In April 2009, Randy Gardner, an employee of Sheehan Pipeline Construction Company (a third-party contractor to Rockies Express Pipeline LLC and referred to as "Sheehan Construction") was fatally injured during construction activities being conducted under the supervision and control of Sheehan Construction. The cause of the incident was investigated by Indiana OSHA, which issued a citation to Sheehan Construction. Rockies Express was not cited in connection with the incident.

        In August 2010, the estate of Mr. Gardner filed a wrongful death action against Rockies Express and several other parties in the Superior Court of Marion County, Indiana, at case number 49D111008CT036870. The plaintiff alleges that the defendants were negligent in allegedly failing to provide a safe worksite, and seeks unspecified compensatory damages. Rockies Express denies that it was in any way negligent or otherwise responsible for this incident, and intends to assert contractual claims for complete indemnification for any and all costs arising from this incident, including any costs related to this lawsuit, against third parties and their insurers.

Environmental Matters

The City of Los Angeles v. Kinder Morgan Liquids Terminals, LLC, Shell Oil Company, Equilon Enterprises LLC; California Superior Court, County of Los Angeles, Case No. NC041463.

        KMP's subsidiary, Kinder Morgan Liquids Terminals LLC, is a defendant in a lawsuit filed in 2005 alleging claims for environmental cleanup costs at the former Los Angeles Marine Terminal in the Port of Los Angeles. The lawsuit was stayed beginning in 2009 and remains stayed until the next case management conference set for June 2011. During the stay, the parties deemed responsible by the local regulatory agency have worked with that agency concerning the scope of the required cleanup. The local regulatory agency issued specific cleanup goals in early 2010, and two of those parties, including Kinder Morgan Liquids Terminals, LLC, have appealed those cleanup goals to the state agency.

        Plaintiff's Third Amended Complaint alleges that future environmental cleanup costs at the former terminal will exceed $10 million, and that the plaintiff's past damages exceed $2 million. No trial date has yet been set.

Exxon Mobil Corporation v. GATX Corporation, Kinder Morgan Liquids Terminals, LLC and ST Services, Inc.

        On April 23, 2003, Exxon Mobil Corporation filed a complaint in the Superior Court of New Jersey, Gloucester County. The lawsuit relates to environmental remediation obligations at a Paulsboro,

New Jersey liquids terminal owned by ExxonMobil from the mid-1950s through November 1989, by GATX Terminals Corp. from 1989 through September 2000, and later owned by Support Terminals. The terminal was owned by Pacific Atlantic Terminals, LLC, and is now owned by Plains Products, and it too is a party to the lawsuit.

        The complaint seeks any and all damages related to remediating all environmental contamination at the terminal, and, according to the New Jersey Spill Compensation and Control Act, treble damages may be available for actual dollars incorrectly spent by the successful party in the lawsuit. The parties engaged in court ordered mediation in 2008 through 2009, which did not result in settlement. The trial judge has issued a Case Management Order and the parties are actively engaged in discovery.

        On June 25, 2007, the New Jersey Department of Environmental Protection, the Commissioner of the New Jersey Department of Environmental Protection and the Administrator of the New Jersey Spill Compensation Fund, referred to collectively as the plaintiffs, filed a complaint against ExxonMobil Corporation and KMP's subsidiary Kinder Morgan Liquids Terminals LLC, formerly known as GATX Terminals Corporation. The complaint was filed in Gloucester County, New Jersey. Both ExxonMobil and Kinder Morgan Liquids Terminals, LLC filed third party complaints against Support Terminals/Plains Products seeking to bring Support Terminals/Plains Products into the case. Support Terminals/Plains Products filed motions to dismiss the third party complaints, which were denied. Support Terminals/Plains Products is now joined in the case and it filed an Answer denying all claims. The court has consolidated the two cases.

Mission Valley Terminal Lawsuit

        In August 2007, the City of San Diego, on its own behalf and purporting to act on behalf of the People of the State of California, filed a lawsuit against KMP and several affiliates seeking injunctive relief and unspecified damages allegedly resulting from hydrocarbon and MTBE impacted soils and groundwater beneath the city's stadium property in San Diego arising from historic operations at the Mission Valley terminal facility. The case was filed in the Superior Court of California, San Diego County, case number 37-2007-00073033-CU-OR-CTL. On September 26, 2007, KMP removed the case to the United States District Court, Southern District of California, case number 07CV1883WCAB. Discovery has commenced and the court has set a trial date of January 24, 2012. The City disclosed in discovery that it is seeking approximately $170 million in damages for alleged lost value/lost profit from the redevelopment of the City's property and alleged lost use of the water resources underlying the property. On January 19, 2010, the City filed a notice of intent to file an additional claim under the Resource Conservation and Recovery Act. KMP has been and will continue to aggressively defend this action. This site has been, and currently is, under the regulatory oversight and order of the California Regional Water Quality Control Board.

Kinder Morgan, EPA Section 114 Information Request

        On January 8, 2010, Kinder Morgan Kansas, Inc., on behalf of Natural Gas Pipeline Company of America LLC, Horizon Pipeline Company and Rockies Express Pipeline LLC, received a Clean Air Act Section 114 information request from the U.S. Environmental Protection Agency, Region V. This information request requires that the three affiliated companies provide the EPA with air permit and various other information related to their natural gas pipeline compressor station operations in Illinois, Indiana, and Ohio. The affiliated companies have responded to the request and believe the relevant natural gas compressor station operations are in substantial compliance with applicable air quality laws and regulations.

THE TRANSACTIONS

The Going Private Transaction

        In May 2007, Kinder Morgan, Inc., a Kansas corporation which indirectly owns all of the common equity of the general partner of the Partnership, was acquired by Knight Holdco LLC in a transaction referred to in this prospectus as the "Going Private Transaction." Between June 2007 and July 2009, Kinder Morgan, Inc. was known as Knight Inc., and in July 2009, Knight Holdco LLC was renamed Kinder Morgan Holdco LLC. In connection with this offering, the existing Kinder Morgan, Inc. will be renamed Kinder Morgan Kansas, Inc., and for simplicity is referred to in this prospectus as "Kinder Morgan Kansas, Inc." for all periods presented.

        Kinder Morgan Holdco LLC is currently owned by individuals and entities we refer to collectively as the "Investors." The Investors are:

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  Richard D. Kinder, our Chairman and Chief Executive Officer;

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  investment funds advised by or affiliated with Goldman Sachs, Highstar Capital LP, The Carlyle Group and Riverstone Holdings LLC, which we refer to as the "Sponsor Investors;"

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  Fayez Sarofim, one of our directors, and investment entities affiliated with him, and an investment entity affiliated with Michael C. Morgan, another of our directors, and William V. Morgan, one of our founders, whom we refer to collectively as the "Original Stockholders;" and

  •
  a number of other members of our management, whom we refer to collectively as "Other Management."

        The Investors currently own Class A units, Class A-1 units and Class B units of Kinder Morgan Holdco LLC. In connection with the Going Private Transaction, Kinder Morgan Holdco LLC issued Class A units to the Sponsor Investors in exchange for cash and to Richard D. Kinder, the Original Stockholders and Other Management in exchange for shares of Kinder Morgan, Inc. and/or cash. The Class A-1 units were issued to certain members of management, other than Mr. Kinder, in consideration for services rendered or to be rendered to or for the benefit of Kinder Morgan Holdco LLC. The Class B units were issued to Mr. Kinder and certain other members of management in consideration for services rendered or to be rendered to or for the benefit of Kinder Morgan Holdco LLC.

        The economic rights of the various unitholders in Kinder Morgan Holdco LLC are based primarily on the distribution provisions of Kinder Morgan Holdco LLC's limited liability company agreement, which compare the cumulative distributions made by Kinder Morgan Holdco LLC to the amount of capital invested by the Class A unitholders (and a notional amount of capital allocated to the Class A-1 unitholders) in Kinder Morgan Holdco LLC in the Going Private Transaction. The Class A-1 unitholders are not entitled to any distributions from Kinder Morgan Holdco LLC until the Class A unitholders have received cumulative distributions equal to approximately 100% of their originally invested capital, which is approximately $7.9 billion. Thereafter, the Class A-1 unitholders are essentially treated for distribution purposes as though they were Class A unitholders, and accordingly receive a pro rata portion of the distributions made to the Class A unitholders, based on the proportion of their notional capital, which was approximately $28 million, to the sum of the Class A unitholders' capital contributions and their notional capital. The Class B unitholders are not entitled to any distributions from Kinder Morgan Holdco LLC until the Class A and Class A-1 unitholders have received cumulative distributions equal to 150% of the Class A and Class A-1 unitholders' respective originally invested and notional capital. Thereafter, the Class B unitholders as a group are entitled to varying percentages of the distributions from Kinder Morgan Holdco LLC equal to between 5% and 20% of the cumulative amount by which the total distributions made by Kinder Morgan Holdco LLC exceed the sum of the Class A and Class A-1 unitholders' respective originally invested and notional capital. At May 31, 2015, Kinder Morgan Holdco LLC would be deemed to have been sold for its fair market value, and the hypothetical proceeds would be deemed to have been received by Kinder Morgan Holdco LLC and distributed to the Class A unitholders, Class A-1 unitholders and Class B unitholders in accordance with the provisions of the limited liability company agreement. As of the date of this prospectus, Class A-1 unitholders and Class B unitholders had not received any distributions from Kinder Morgan Holdco LLC.

The Conversion Transactions

        Prior to the closing of this offering, Kinder Morgan Holdco LLC will be converted from a Delaware limited liability company to a Delaware corporation to be named Kinder Morgan, Inc., and the outstanding Class A units, Class B units and Class A-1 units will be converted into classes of our capital stock. All of the Class A units will convert into Class A shares; all of the Class B units will convert into Class B shares; and all of the Class A-1 units will convert into Class C shares. The foregoing conversion transactions are referred to in this prospectus as the "Conversion Transactions."

        The Sponsor Investors will convert some of their Class A shares received in the Conversion Transactions on a one-for-one basis into the common stock they sell in this offering. Immediately following the closing of this offering, the remaining Class A shares, the Class B shares and the Class C shares will be convertible into a fixed aggregate total of                        shares of common stock, which would represent        % of our outstanding shares of common stock on a fully-converted basis. If the underwriters exercise their option to purchase additional shares of common stock, the Sponsor Investors will convert additional Class A shares into a corresponding number of shares of our common stock, which will result in a corresponding decrease in the aggregate number of shares of common stock into which the Class A shares can convert. The holders of our Class A shares, our Class B shares and our Class C shares, in the aggregate, will be entitled to receive the dividends allocable to the aggregate number of shares of common stock into which the Class A shares, Class B shares and Class C shares would be convertible, in the aggregate, on the record date for the applicable dividend.

        The number of shares of common stock into which Class A shares, Class B shares and Class C shares will convert will be determined in accordance with our certificate of incorporation. The terms of the Class A shares, Class B shares and Class C shares are intended to preserve substantially the same relative rights to share in the value of Kinder Morgan, Inc.'s equity that the Class A units, Class B units and Class A-1 units had with respect to Kinder Morgan Holdco LLC's equity.

        Since the Investors may decide to sell shares at different times and at different prices or values, our Class A shares will be issued in nine series to the following groups of Investors:

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  five series to the Sponsor Investors;

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  two series to the Original Stockholders;

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  one series to Richard D. Kinder; and

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  one series to Other Management.

        Each series of Class A shares will have a corresponding series of Class B shares and of Class C shares in order to track the dividends and conversions of each series. Class B shares will be held by the members of management that currently hold Class B units, and each series of Class A shares will have a similar corresponding series of Class B shares. Class C shares will be held by the members of management that currently hold Class A-1 units, and each series of Class A shares will have a similar corresponding series of Class C shares. The relationship among the Class A shares, Class B shares and Class C shares will be the same for all series of Class A shares.

        Our Class A shares initially will be convertible into shares of common stock on a one-for-one basis, and the Class B shares and Class C shares initially will not be convertible into any shares of common stock. As described under "Description of Our Capital Stock—Classes of Common Stock—Voluntary Conversion—Automatic Conversion of Class B Shares and Class C Shares," the Class B shares and Class C shares may convert into shares of common stock, and the Class A shares would become convertible into a correspondingly lesser number of shares of common stock. The Class C shares will not convert into any shares of common stock unless the holders of Class A shares have received total value of distributions and shares of common stock issued upon conversion of the investor retained stock in excess of 100% of the originally invested capital of the holders of the Class A shares, after which time the Class C shares will generally be treated as Class A shares. The Class B shares will not convert into any shares of common stock unless the holders of Class A shares and Class C shares have received total value in excess of 150% of the original invested and notional capital of the holders of the Class A shares and Class C shares. See "Description of Our Capital Stock—Classes of Common Stock—General." Class B shares and Class C shares will automatically convert into shares of common stock after specified thresholds of total value received have been exceeded as a result of the voluntary conversion of Class A shares. See "Description of Our Capital Stock—Classes of Common Stock—Voluntary Conversion—Automatic Conversion of Class B Shares and Class C Shares."

        Since the total number of shares of common stock into which our Class A shares, Class B shares and Class C shares can convert will be fixed on the closing of this offering, the future conversion of the Class A shares, Class B shares and Class C shares into shares of common stock will not dilute the existing holders of shares of common stock. Similarly, changes in the portion of our dividends payable to the Class B shares and Class C shares rather than to the Class A shares will not affect the per share dividend paid on our common stock or the aggregate amount of dividends we pay. See "Description of Our Capital Stock—Classes of Common Stock—Voluntary Conversion" and "—Mandatory Conversion."

        In connection with the Conversion Transactions, we will enter into a shareholders agreement with the Investors. See "Certain Relationships and Related Party Transactions—Shareholders Agreement."

MANAGEMENT

Directors and Executive Officers

        Set forth below is information concerning our directors and executive officers. Our directors are elected by the vote of a plurality of our various classes of capital stock, voting as a single class, to serve until his or her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal. All of our officers serve at the discretion of our board of directors. The ages set forth below are as of December 31, 2010.

Name	Age	Position
Richard D. Kinder	66	Director, Chairman and Chief Executive Officer
C. Park Shaper	42	Director and President
Steven J. Kean	49	Director and Chief Operating Officer
Henry Cornell	54	Director
Michael Miller	52	Director
Michael C. Morgan	42	Director
Kenneth A. Pontarelli	40	Director
Fayez Sarofim	81	Director
John Stokes	59	Director
R. Baran Tekkora	37	Director
Glenn A. Youngkin	44	Director
Kimberly A. Dang	40	Vice President and Chief Financial Officer
David D. Kinder	36	Vice President, Corporate Development and Treasurer
Joseph Listengart	42	Vice President, General Counsel and Secretary
James E. Street	54	Vice President, Human Resources and Administration

        Richard D. Kinder has served as Chief Manager and Chief Executive Officer of Kinder Morgan Holdco LLC since May 2007 and will assume the positions of Director, Chairman and Chief Executive Officer upon completion of the Conversion Transactions. He is also Director, Chairman and Chief Executive Officer of Kinder Morgan Management, Kinder Morgan G.P., Inc. and Kinder Morgan Kansas, Inc. Mr. Kinder has served as Director, Chairman and Chief Executive Officer of Kinder Morgan Management since its formation in February 2001. He was elected Director, Chairman and Chief Executive Officer of Kinder Morgan Kansas, Inc. in October 1999. He was elected Director, Chairman and Chief Executive Officer of Kinder Morgan G.P., Inc. in February 1997. Mr. Kinder was elected President of Kinder Morgan Management, Kinder Morgan G.P., Inc. and Kinder Morgan Kansas, Inc. in July 2004 and served as President until May 2005. Mr. Kinder is the uncle of David D. Kinder, Vice President, Corporate Development and Treasurer of Kinder Morgan Holdco LLC, Kinder Morgan Management, Kinder Morgan G.P., Inc. and Kinder Morgan Kansas, Inc. Mr. Kinder's experience as Chief Executive Officer of Kinder Morgan Kansas, Inc. and of Kinder Morgan Management, combined with his service as our Chief Manager and Chief Executive Officer provide him with a familiarity with our strategy, operations and finances that can be matched by no one else. In addition, Mr. Kinder's significant equity ownership in us aligns his economic interests with those of our other stockholders.

        C. Park Shaper has served as Manager and President of Kinder Morgan Holdco LLC since May 2007 and will assume the positions of Director and President upon completion of the Conversion Transactions. He is also Director and President of Kinder Morgan Management, Kinder Morgan G.P., Inc. and Kinder Morgan Kansas, Inc. Mr. Shaper was elected President of Kinder Morgan Management, Kinder Morgan G.P., Inc. and Kinder Morgan Kansas, Inc. in May 2005. He served as Executive Vice President of Kinder Morgan Management, Kinder Morgan G.P., Inc. and

Kinder Morgan Kansas, Inc. from July 2004 until May 2005. Mr. Shaper was elected Director of Kinder Morgan Management and Kinder Morgan G.P., Inc. in January 2003 and of Kinder Morgan Kansas, Inc. in May 2007. He was elected Vice President, Treasurer and Chief Financial Officer of Kinder Morgan Management upon its formation in February 2001, and served as its Treasurer until January 2004, and its Chief Financial Officer until May 2005. He was elected Vice President, Treasurer and Chief Financial Officer of Kinder Morgan Kansas, Inc. in January 2000, and served as its Treasurer until January 2004, and its Chief Financial Officer until May 2005. Mr. Shaper was elected Vice President, Treasurer and Chief Financial Officer of Kinder Morgan G.P., Inc. in January 2000, and served as its Treasurer until January 2004 and its Chief Financial Officer until May 2005. He received a Masters of Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Shaper also has a Bachelor of Science degree in Industrial Engineering and a Bachelor of Arts degree in Quantitative Economics from Stanford University. Mr. Shaper is also a trust manager of Weingarten Realty Investors. Mr. Shaper's experience as our President, together with his experience as an executive officer of various Kinder Morgan entities, provide him valuable management and operational expertise and intimate knowledge of our business operations, finances and strategy.

        Steven J. Kean has served as Manager and Chief Operating Officer of Kinder Morgan Holdco LLC since May 2007 and will assume the positions of Director and Chief Operating Officer upon completion of the Conversion Transactions. He is also Executive Vice President and Chief Operating Officer of Kinder Morgan Management, Kinder Morgan G.P., Inc. and Kinder Morgan Kansas, Inc. Mr. Kean was elected Executive Vice President and Chief Operating Officer of Kinder Morgan Management, Kinder Morgan G.P., Inc. and Kinder Morgan Kansas, Inc. in January 2006. He served as Executive Vice President, Operations of Kinder Morgan Management, Kinder Morgan G.P., Inc. and Kinder Morgan Kansas, Inc. from May 2005 to January 2006. He served as President, Natural Gas Pipelines of Kinder Morgan Management and Kinder Morgan G.P., Inc. from July 2008 to November 2009. He served as President, Texas Intrastate Pipeline Group from June 2002 until May 2005. He served as Vice President of Strategic Planning for the Kinder Morgan Gas Pipeline Group from January 2002 until June 2002. Mr. Kean received his Juris Doctor from the University of Iowa in May 1985 and received a Bachelor of Arts degree from Iowa State University in May 1982. Mr. Kean's experience as one of our executives since 2002 provide him valuable management and operational expertise and a thorough understanding of our business operations and strategy.

        Henry Cornell has served as a Manager of Kinder Morgan Holdco LLC since May 2007 and will continue as a Director upon completion of the Conversion Transactions. He is a managing director of Goldman, Sachs & Co. and the Chief Operating Officer of its Merchant Banking Division, which includes all of the firm's corporate, real estate and infrastructure investment committees. He is a member of all of its global Merchant Banking Investment Committees. See "Certain Relationships and Related Party Transactions" for details regarding Goldman, Sachs & Co.'s relationship with Kinder Morgan Kansas, Inc. and us. Mr. Cornell serves on the boards of directors of Cobalt International Energy, Inc., First Marblehead Corporation, Hony Capital III, L.P., Hony Capital 2008, Kenan Advantage Group, McJunkin Red Man Corporation and USI Holdings Corporation. Mr. Cornell is Chairman of The Citizens Committee of New York City, Treasurer and Trustee of the Whitney Museum of American Art, Trustee of Grinnell College, a member of The Council on Foreign Relations, Trustee Emeritus of the Asia Society, Trustee Emeritus of the Japan Society and a member of Sotheby's International Advisory Board. Mr. Cornell joined Goldman, Sachs & Co. in 1984 and became a partner in 1994. Prior to joining Goldman, Sachs & Co., Mr. Cornell practiced law with Davis Polk & Wardwell from 1981 to 1984 in New York and London. Mr. Cornell holds a B.A. from Grinnell College and a J.D. from New York Law School. Mr. Cornell has significant experience with energy companies and investments and familiarity with our industry and capital markets activity, which enhance his contributions to the board of directors.

        Michael Miller has served as a Manager of Kinder Morgan Holdco LLC since May 2007 and will continue as a Director upon completion of the Conversion Transactions. Mr. Miller is a Partner at Highstar Capital LP and has been with the firm since 2001. He serves on Highstar's Investment Committee and Executive Committee. Mr. Miller has over 20 years of experience in direct investments, principally in the energy, waste-to-energy, conventional and renewable power sectors and utilities. Mr. Miller currently serves on the boards of directors of Star Atlantic Waste Holdings, L.P. and Utilities, Inc. Mr. Miller received a B.S. from Rensselaer Polytechnic Institute, an M.B.A. from the University of Chicago and is a CFA charter holder. Mr. Miller has significant experience with public companies and investments and familiarity with our industry and capital markets activity, which enhance his contributions to the board of directors.

        Michael C. Morgan has served as a Manager of Kinder Morgan Holdco LLC since May 2007 and will continue as a Director upon completion of the Conversion Transactions. From 2003 until the Going Private Transaction, Mr. Morgan served as a director of Kinder Morgan Kansas, Inc. He has been Chairman and Chief Executive Officer of Triangle Peak Partners, LP, a registered investment adviser and fund manager, since April 2008. He also has been President of Portcullis Partners, L.P., a private investment partnership, since October 2004. Mr. Morgan has been a director of DriveCam, Inc. since July 2009, and was a director of Kayne Anderson MLP Investment Company and Kayne Anderson Energy Total Return Fund, Inc. from May 2007 until March 2008. Mr. Morgan was President of Kinder Morgan Kansas, Inc., Kinder Morgan Management and Kinder Morgan G.P., Inc. from July 2001 to July 2004. Mr. Morgan served as Vice President—Strategy and Investor Relations of Kinder Morgan Management from February 2001 to July 2001. He served as Vice President-Strategy and Investor Relations of Kinder Morgan Kansas, Inc. and Kinder Morgan G.P., Inc. from January 2000 to July 2001. He served as Vice President, Corporate Development of Kinder Morgan G.P., Inc. from February 1997 to January 2000. Mr. Morgan was Vice President, Corporate Development of Kinder Morgan Kansas, Inc. from October 1999 to January 2000. Mr. Morgan received an M.B.A. from Harvard Business School and a Bachelor of Arts and a Masters of Arts from Stanford University. As a result of Mr. Morgan's prior service as a director of Kinder Morgan Kansas, Inc., he possesses a familiarity with our business operations, financial strategy and organizational structure which enhance his contributions to the board of directors.

        Kenneth A. Pontarelli has served as a Manager of Kinder Morgan Holdco LLC since May 2007 and will continue as a Director upon completion of the Conversion Transactions. He is also a Director of Kinder Morgan Kansas, Inc. Mr. Pontarelli is a managing director of Goldman, Sachs & Co. See "Certain Relationships and Related Party Transactions" for details regarding Goldman, Sachs & Co.'s relationship with Kinder Morgan Kansas, Inc. and us. Mr. Pontarelli was elected Director of Kinder Morgan Kansas, Inc. upon the consummation of the Going Private Transaction in May 2007. He joined Goldman, Sachs & Co. in 1997, became a managing director in 2004 and became a partner in 2006. Mr. Pontarelli serves on the boards of directors of CCS Corporation, Cobalt International Energy, Inc., Energy Future Holdings Corp. and Expro International Group Ltd. He received a B.S. from Syracuse University and an M.B.A. from the Harvard Business School. Mr. Pontarelli's over 10 years of experience as an investment banker and experience as a director of both public and private companies provide him with an understanding of strategic planning, management and financial matters which enhance his contributions to the board of directors.

        Fayez Sarofim has served as a Manager of Kinder Morgan Holdco LLC since May 2007 and will continue as a Director upon completion of the Conversion Transactions. He has been Chairman of the Board and President of Fayez Sarofim & Co., a registered investment advisor, for more than five years. Over the past five years, Mr. Sarofim has served as a director of Unitrin, Inc. and Argo Group International Holdings, Ltd. and was a director of Kinder Morgan Kansas, Inc. prior to the Going Private Transaction. As a result of Mr. Sarofim's prior service as a director of Kinder Morgan

Kansas, Inc., he possesses a familiarity with our business operations, financial strategy and organizational structure which enhance his contributions to the board of directors.

        John Stokes has served as a Manager of Kinder Morgan Holdco LLC since September 2008 and will continue as a Director upon completion of the Conversion Transactions. Mr. Stokes joined Highstar Capital LP in 2002 as a full-time consultant and became a partner in 2005. Mr. Stokes currently serves on the board of directors of Utilities, Inc. Mr. Stokes received a BS in Mechanical Engineering from Clemson University and an MBA from the University of Miami. Mr. Stokes has over 35 years of experience in various sectors of the infrastructure industry, including conventional and renewable electric power generation, fuel procurement, energy trading, and project development and finance, which enhance his contributions to the board of directors.

        R. Baran Tekkora has served as a Manager of Kinder Morgan Holdco LLC since November 2010 and will continue as a Director upon completion of the Conversion Transactions. Mr. Tekkora is a Managing Director of Riverstone Holdings LLC and has been with the firm since 2005. He is primarily engaged in generating and managing the firm's investments in the midstream and oil field services segments of the energy industry. Prior to joining Riverstone, Mr. Tekkora was a Vice President at Goldman, Sachs & Co. in the Natural Resources Group. Mr. Tekkora joined Goldman, Sachs & Co. in 1996 and focused on all segments of the energy and power industry. Mr. Tekkora serves on the boards of directors of Hudson Products Corp. and Permian Tank & Manufacturing, Inc. Previously, he served on the boards of directors of Petroplus Holdings AG and FDR Holdings Ltd. Mr. Tekkora graduated summa cum laude with a Bachelor degree in Economics and Mathematics from Hamilton College in 1996. Mr. Tekkora has a wide variety of mergers and acquisitions, strategic advisory and capital markets experience in many sectors of the energy industry, which enhance his contributions to the board of directors.

        Glenn A. Youngkin has served as a Manager of Kinder Morgan Holdco LLC since May 2007 and will continue as a Director upon completion of the Conversion Transactions. He is the chairman of The Carlyle Group's Operating Committee and serves on Carlyle's Executive Committee. Mr. Youngkin is also the sector chair for Carlyle's new and emerging funds, where he chairs the investment committees for Carlyle South America Buyout Fund and Carlyle MENA Partners, while also serving on the investment committees for Carlyle Infrastructure Partners, Carlyle Investment Grade Opportunity Group and Carlyle Global Financial Services Partners. From 2005 to early 2008, Mr. Youngkin was the Global Head of the Industrial investment team. From 2000 to 2005, Mr. Youngkin led Carlyle's buyout activities in the United Kingdom, and from 1995 to 2000 he was part of the U.S. buyout team. Prior to joining Carlyle, Mr. Youngkin was a Management Consultant with McKinsey & Company and prior to McKinsey, he worked in the investment banking group at CS First Boston. Mr. Youngkin currently serves on the Boards of Directors of Britax Childcare and PQ Corporation. Mr. Youngkin also serves on the Board of Trustees of the Langley School and AlphaUSA, and the Board of Directors of the Rice Management Company. Mr. Youngkin received a B.S. in mechanical engineering and a B.A. in managerial studies from Rice University and his M.B.A. from the Harvard Business School, where he was a Baker Scholar. Mr. Youngkin has significant experience with public companies and investments and familiarity with our industry and capital markets activity, which enhance his contributions to the board of directors.

        Kimberly A. Dang has served as Chief Financial Officer of Kinder Morgan Holdco LLC since May 2007 and will continue as Vice President and Chief Financial Officer upon completion of the Conversion Transactions. She is also Vice President and Chief Financial Officer of Kinder Morgan Management, Kinder Morgan G.P., Inc. and Kinder Morgan Kansas, Inc. Mrs. Dang was elected Chief Financial Officer of Kinder Morgan Management, Kinder Morgan G.P., Inc. and Kinder Morgan Kansas, Inc. in May 2005. She served as Treasurer of Kinder Morgan Management, Kinder Morgan G.P., Inc. and Kinder Morgan Kansas, Inc. from January 2004 to May 2005. She was elected Vice President, Investor Relations of Kinder Morgan Management, Kinder Morgan G.P., Inc. and

Kinder Morgan Kansas, Inc. in July 2002 and served in that role until January 2009. From November 2001 to July 2002, she served as Director, Investor Relations of Kinder Morgan Management, Kinder Morgan G.P., and Kinder Morgan Kansas, Inc. Mrs. Dang has received a Masters in Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University and a Bachelor of Business Administration degree in accounting from Texas A&M University.

        David D. Kinder has served as Treasurer of Kinder Morgan Holdco LLC since May 2007 and will continue as Vice President, Corporate Development and Treasurer upon completion of the Conversion Transactions. He is also Vice President, Corporate Development and Treasurer of Kinder Morgan Management, Kinder Morgan G.P., Inc. and Kinder Morgan Kansas, Inc. Mr. Kinder was elected Treasurer of Kinder Morgan Management, Kinder Morgan G.P., Inc. and Kinder Morgan Kansas, Inc. in May 2005. He was elected Vice President, Corporate Development of Kinder Morgan Management, Kinder Morgan G.P., Inc. and Kinder Morgan Kansas, Inc. in October 2002. He served as manager of corporate development for Kinder Morgan Kansas, Inc. and Kinder Morgan G.P., Inc. from January 2000 to October 2002. Mr. Kinder graduated cum laude with a Bachelors degree in Finance from Texas Christian University in 1996. Mr. Kinder is the nephew of Richard D. Kinder.

        Joseph Listengart has served as General Counsel and Secretary of Kinder Morgan Holdco LLC since May 2007 and will continue as Vice President, General Counsel and Secretary upon completion of the Conversion Transactions. He is also Vice President, General Counsel and Secretary of Kinder Morgan Management, Kinder Morgan G.P., Inc. and Kinder Morgan Kansas, Inc. Mr. Listengart was elected Vice President, General Counsel and Secretary of Kinder Morgan Management upon its formation in February 2001. He was elected Vice President and General Counsel of Kinder Morgan G.P., Inc. and Vice President, General Counsel and Secretary of Kinder Morgan Kansas, Inc. in October 1999. Mr. Listengart was elected Secretary of Kinder Morgan G.P., Inc. in November 1998 and has been an employee of Kinder Morgan G.P., Inc. since March 1998. Mr. Listengart received his Masters in Business Administration from Boston University in January 1995, his Juris Doctor, magna cum laude, from Boston University in May 1994, and his Bachelor of Arts degree in Economics from Stanford University in June 1990.

        James E. Street is Vice President, Human Resources and Administration of Kinder Morgan Management, Kinder Morgan G.P., Inc. and Kinder Morgan Kansas, Inc. and will assume the position of Vice President, Human Resources and Administration of Kinder Morgan, Inc. upon completion of the Conversion Transactions. Mr. Street was elected Vice President, Human Resources and Administration of Kinder Morgan Management upon its formation in February 2001. He was elected Vice President, Human Resources and Administration of Kinder Morgan G.P., Inc. and Kinder Morgan Kansas, Inc. in August 1999. Mr. Street received a Masters of Business Administration degree from the University of Nebraska at Omaha and a Bachelor of Science degree from the University of Nebraska at Kearney.

Director Independence; Structure of the Board of Directors After this Offering

        Our board of directors will consist of thirteen members. Our directors will be elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. The initial directors as nominated pursuant to our shareholders agreement are:

  •
  Messrs. Kinder, Shaper, Kean, Morgan and Sarofim, who were nominated by Richard D. Kinder;

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  Messrs. Cornell and Pontarelli, who were nominated by affiliates of Goldman Sachs;

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  Messrs. Miller and Stokes, who were nominated by affiliates of Highstar Capital LP;

  •
  Mr. Youngkin, who was nominated by affiliates of The Carlyle Group;

  •
  Mr. Tekkora, who was nominated by affiliates of Riverstone Holdings LLC; and

  •
  two additional independent directors, who will be appointed shortly after the consummation of this offering.

        Based upon the listing standards of the New York Stock Exchange, our board of directors has determined that Messrs.                         ,                         ,                         ,                         ,                         ,                         ,                         and                         are "independent" directors.

        Since the Sponsor Investors and Richard D. Kinder will collectively hold approximately        % of the voting power of our outstanding capital stock entitled to vote on the election of directors after the closing of this offering, we believe that we will constitute a "controlled company" under the rules of the New York Stock Exchange. We initially do not intend to rely on the "controlled company" exemption to the board of directors and committee composition requirements under the rules of the New York Stock Exchange, but we may decide in the future to rely on such exemption. If our board of directors does not meet the New York Stock Exchange's majority independence requirement, our shareholders agreement requires us to operate under the controlled company exemption if it is available. If we rely on the "controlled company" exemption, we will be exempt from some of the corporate governance requirements under the rules of the New York Stock Exchange, including the rule that requires our board of directors to consist of a majority of independent directors, the rule that requires our compensation committee to consist solely of independent directors and the rule that requires our corporate governance committee to consist solely of independent directors as defined under the rules of the New York Stock Exchange. We intend to comply at all times with the requirements of the Sarbanes-Oxley Act and the New York Stock Exchange rules, which require that our audit committee consist solely of independent directors.

Committees of Our Board of Directors After this Offering

        Our board of directors plans to have an audit committee, a nominating and governance committee and a compensation committee upon completion of this offering. Our board of directors may establish other committees from time to time in accordance with our bylaws. See "Description of Our Capital Stock." The members of each committee will be appointed by our board of directors in accordance with our shareholders agreement and serve one-year terms. See "Certain Relationships and Related Party Transactions—Shareholders Agreement."

Audit Committee

        The audit committee will assist the board in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit committee will be directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Rule 10A-3 under the Securities Exchange Act of 1934 and the listing requirements of the New York Stock Exchange require that our audit committee have at least one independent director at the time of the effectiveness of the registration statement of which this prospectus is a part, be composed of a majority of independent directors within 90 days of such date and be composed solely of independent directors within one year of such date. Pursuant to our shareholders agreement, the audit committee will consist of three members selected by our board that meet the applicable independence requirements, one of whom must be a director who was nominated for election to the board by Richard D. Kinder and two of whom must be directors nominated for election to the board by the nominating and governance committee. Mr. Kinder's right to have a director whom he nominated for the board serve on this committee terminates when he no longer has the right under our shareholders agreement to nominate five directors. Our board of directors will adopt a written charter for the audit committee that will be available on our web site after the completion of this offering. Upon completion of this offering and the election of our two additional independent directors, all three members of our audit committee will be independent for purposes of membership on the audit committee and at least one member will qualify as an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act.

Nominating and Governance Committee

        The nominating and governance committee will assist the board in identifying and recommending candidates for nomination to the two places on the board of directors that the Sponsor Investors and Richard D. Kinder do not have the right under our shareholders agreement to nominate, recommending committee assignments for directors to the board of directors, overseeing the board's annual evaluation of the performance of the board of directors, its committees and individual directors, and developing and recommending to the board of directors appropriate corporate governance policies, practices and procedures for our company. Under the shareholders agreement, upon the occurrence of certain events in the future, the nominating and governance committee will have the ability to nominate more than two directors. See "Certain Relationships and Related Party Transactions—Shareholders Agreement." Pursuant to our shareholders agreement, the nominating and governance committee will consist of three members selected by the board that initially will be one director who was nominated for election to the board by Richard D. Kinder, one director who was nominated for election to the board by the Sponsor Investors and one director who was nominated for election to the board by the nominating and governance committee, and committee decisions with respect to nominations, designations and appointments to the board of director must be unanimous so long as the Sponsor Investors have the right to collectively appoint at least three nominees to our board. The Sponsor Investors' right to have a director whom they nominated for the board serve on this committee terminates when the Sponsor Investors collectively no longer have the right under our shareholders agreement to nominate at least three directors to the board of directors. Mr. Kinder's right to have a director whom he nominated for the board serve on this committee will terminate when he no longer has the right under our shareholders agreement to nominate any director to the board of directors. Our board of directors will adopt a written charter for the nominating and governance committee that will be available on our web site after the completion of this offering. Upon completion of this offering and the election of our two additional independent directors, all three members will be independent for purposes of membership on the nominating and governance committee.

Compensation Committee

        The compensation committee will assist the board in reviewing and approving the compensation of our executive officers, evaluating the performance of our chief executive officer, overseeing the performance evaluation of senior management, administering and making recommendations to the board of directors with respect to our incentive-compensation plans, equity-based compensation plans and other benefit plans, and reviewing compensation received by directors for service on the board of directors and its committees. Pursuant to our shareholders agreement, the compensation committee initially will consist of five members selected by the board that initially will include two directors who were nominated for election to the board by the Sponsor Investors. The Sponsor Investors' right to have directors whom they nominated for the board serve on this committee terminates when the Sponsor Investors collectively no longer have the right under our shareholders agreement to nominate at least three directors to the board of directors. Our board of directors will adopt a written charter for the compensation committee that will be available on our web site after the completion of this offering. Upon completion of this offering and the election of our two additional independent directors, all five members will be independent for purposes of membership on the compensation committee.

Compensation Committee Interlocks and Insider Participation

        Upon completion of this offering, our board of directors intends to form a compensation committee as described above. As discussed in "—Executive Compensation" below, since the Going

Private Transaction, Richard D. Kinder, as our Chief Manager, has made all determinations regarding executive officer compensation. None of our executive officers served during 2010 on the board of directors of another entity which employed any of the members of our board.

Director Compensation

        Prior to this offering, we have not paid any compensation to any of our directors in their capacity as members of our board of directors. In conjunction with and following this offering, we will be adding two new independent directors to our board of directors. Only those two new independent directors will receive fees for serving as directors. They will receive an annual retainer of $180,000.

Stock Compensation Plan for Non-Employee Directors

        In connection with this offering, we expect to adopt the Stock Compensation Plan for Non-Employee Directors, in which our newly-appointed independent directors will participate. None of the 11 directors nominated by Richard D. Kinder or the Sponsor Investors will participate in the plan. The following is a summary of the plan, which is filed as an exhibit to the registration statement of which this prospectus forms a part. Upon completion of this offering, the plan will be administered by our compensation committee, and our board has sole discretion to terminate the plan at any time. The primary purpose of this plan is to promote our interests and the interests of our stockholders by aligning the compensation of the non-employee members of our board of directors with stockholders' interests.

        The plan recognizes that the compensation to be paid to each non-employee director is fixed by our board, generally annually, and that the compensation is payable in cash. Pursuant to the plan, in lieu of receiving some or all of the cash compensation, each non-employee director who was not nominated by Richard D. Kinder or one of the Sponsor Investors, referred to as "eligible directors," may elect to receive shares of common stock. Each election will be generally at or around the first board meeting in January of each calendar year and will be effective for the entire calendar year. An eligible director may make a new election each calendar year. The total number of shares of common stock authorized under the plan is                        .

        Each annual election to receive shares of common stock will be evidenced by an agreement between us and each eligible director that will contain the terms and conditions of each award. Shares issued under the plan pursuant to an election may be subject to forfeiture restrictions that lapse on the earlier of the director's death or the date set forth in the agreement, which will be no later than the end of the calendar year to which the cash compensation relates. Until the forfeiture restrictions lapse, shares issued under the plan may not be sold, assigned, transferred, exchanged or pledged by an eligible director. In the event a director's service as a director is terminated prior to the lapse of the forfeiture restrictions for any reason other than death or the director's failure to be elected as a director at a shareholders meeting at which the director is considered for election, the director will, for no consideration, forfeit to us all shares to the extent then subject to the forfeiture restrictions. If, prior to the lapse of the forfeiture restrictions, the director is not elected as a director at a shareholders meeting at which the director is considered for election, the forfeiture restrictions will lapse with respect to fifty percent (50%) of the director's shares then subject to such restrictions, and the director will, for no consideration, forfeit to us the remaining shares. Shares with respect to which forfeiture restrictions have lapsed will cease to be subject to any forfeiture restrictions, and we will provide the eligible director a certificate representing the shares as to which the forfeiture restrictions have lapsed. In addition, each eligible director will have the right to receive dividends with respect to the shares awarded to him under the plan to be paid as described below, to vote such shares and to enjoy all other common stockholder rights, including during the period prior to the lapse of the forfeiture restrictions.

        The number of shares to be issued to an eligible director electing to receive any portion of the cash compensation in the form of shares will equal the amount of such cash compensation elected to be paid in the form of shares, divided by the closing price of the common stock on the New York Stock Exchange on the day the cash compensation is awarded (such price, the fair market value), rounded up to the nearest ten shares. An eligible director electing to receive any portion of the cash compensation in the form of shares will receive cash equal to the difference between (1) the total cash compensation awarded to such director and (2) the number of shares to be issued to such director multiplied by the fair market value of a share. This cash payment will be payable in four equal installments generally around March 31, June 30, September 30 and December 31 of the calendar year in which such cash compensation is awarded; provided that the installment payments will be adjusted to include dividends with respect to the shares during a period in which the shares are subject to forfeiture restrictions.

Executive Compensation

        Our executive officers have not received long-term compensation for serving in such capacities for Kinder Morgan, Inc. other than the receipt of Class A-1 units and Class B units in the Going Private Transaction which will convert into the Class C shares and Class B shares, respectively. See "The Transactions." In addition to information regarding such compensation, the following sets forth information regarding compensation earned by, awarded to or paid to Kinder Morgan, Inc.'s executive officers in their capacities as executive officers of Kinder Morgan, Inc.'s subsidiaries or its affiliates, including the Partnership (collectively referred to as the "Kinder Morgan affiliated entities"), for the periods presented. Kinder Morgan, Inc.'s executive officers also serve in the same capacities as executive officers of Kinder Morgan Kansas, Inc., Kinder Morgan G.P., Inc. and Kinder Morgan Management. In this section, "we," "our" or "us" refers to Kinder Morgan, Inc. and, where appropriate, Kinder Morgan Kansas, Inc., the Partnership, Kinder Morgan G.P., Inc. and Kinder Morgan Management.

        Prior to the Going Private Transaction, Kinder Morgan Kansas, Inc.'s board of directors had a compensation committee that complied with the requirements of the New York Stock Exchange. Following the Going Private Transaction and prior to the completion of this offering, neither Kinder Morgan, Inc.'s board nor Kinder Morgan Kansas, Inc.'s board had a separately designated compensation committee. Richard D. Kinder, as our Chief Manager, made compensation decisions with respect to Kinder Morgan Kansas, Inc.'s executive officers. References in this section to "our compensation committee" mean for the periods prior to the Going Private Transaction, Kinder Morgan Kansas, Inc.'s then-existing compensation committee, and for the periods following the Going Private Transaction, Mr. Kinder as our Chief Manager.

        The compensation committee of the board of directors of Kinder Morgan Management, which committee is composed of three independent directors, determines the compensation to be paid by the Partnership to Kinder Morgan Management's and Kinder Morgan G.P., Inc.'s executive officers. As described below, Kinder Morgan Management's compensation committee is aware of the compensation paid to such officers by entities such as Kinder Morgan Kansas, Inc., but makes its compensation determinations at its sole discretion.

        As long as the Sponsor Investors can nominate at least five directors to our board of directors, under our bylaws, many compensation decisions also will be subject to supermajority board approval. Therefore, our compensation committee will not have sole discretion with respect to these decisions.

Compensation Discussion and Analysis

  Program Objectives

        We seek to attract and retain executives who will help us achieve our primary business strategy objective of growing the value of our portfolio of businesses. To help accomplish this goal, we have designed an executive compensation program that rewards individuals with competitive compensation that consists of a mix of cash, benefit plans and long-term compensation, with a majority of executive compensation tied to the "at risk" portions of the annual cash bonus.

        The key objectives of our executive compensation program are to attract, motivate and retain executives who will advance our overall business strategies and objectives of growing the value of our portfolio of businesses. We believe that an effective executive compensation program should link total compensation to financial performance and to the attainment of short- and long-term strategic, operational, and financial objectives. We also believe it should provide competitive total compensation opportunities at a reasonable cost. In designing our executive compensation program, we have recognized that our executives have a much greater portion of their overall compensation at-risk than do our other employees. Consequently, we have tried to establish the at-risk portions of our executive total compensation at levels that recognize their much increased level of responsibility and their ability to influence business results.

        Our executive compensation program is principally composed of the following two elements: (1) base cash salary, and (2) possible annual cash bonus (reflected in the Summary Compensation Table below as Non-Equity Incentive Plan Compensation). We pay our executive officers a base salary not to exceed $300,000, which we believe is below annual base salaries for comparable positions in the marketplace.

        In addition, we believe that the compensation of our Chief Executive Officer, Chief Financial Officer and the executives named in the Summary Compensation Table below, collectively referred to in this section as our "named executive officers," should be directly and materially tied to the financial performance of KMP and us. Therefore, the majority of our named executive officers' compensation is allocated to the "at risk" portion of our compensation program—the annual cash bonus. Accordingly, for 2009, our executive compensation was weighted toward the cash bonus, payable on the basis of achieving (1) a free cash flow target (described more fully below) by Kinder Morgan Kansas, Inc., and (2) a cash distribution per common unit target by KMP.

        Our compensation is determined independently without the use of any compensation surveys. Nevertheless, we annually compare our executive compensation components with market information, consisting of third-party surveys in which we participate. The surveys we use in reviewing our executive compensation consist of the Towers Executive Survey, in which approximately 300 to 400 companies participate, the Hewitt Executive Survey, in which approximately 400 companies participate, and the Natural Gas Transmission Industries Survey, in which companies in the natural gas industry participate. The purpose of this comparison is to ensure that our total compensation package operates effectively, remains both reasonable and competitive with the energy industry, and is generally comparable to the compensation offered by companies of similar size and scope as us. We also keep abreast of current trends, developments, and emerging issues in executive compensation, and if appropriate, will obtain advice and assistance from outside legal, compensation or other advisors.

        We have endeavored to design our executive compensation program and practices with appropriate consideration of all tax, accounting, legal and regulatory requirements. Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation for executive officers to $1,000,000 of compensation per year; however, if specified conditions are met, certain compensation may be excluded from consideration of the $1,000,000 limit. Since the bonuses paid to our executive officers were paid under Kinder Morgan Kansas, Inc.'s Annual Incentive Plan as a result of reaching designated financial targets established by Richard D. Kinder and Kinder Morgan Management's compensation committee, we expect that all compensation paid to our executives would qualify for deductibility under federal income tax rules. Though we are advised that limited partnerships such as the Partnership, and private companies, such as Kinder Morgan Kansas, Inc., are not subject to section 162(m), we and the Partnership have chosen to generally operate as if this code section does apply to us and the Partnership as a measure of appropriate governance.

  Behaviors Designed to Reward

        Our executive compensation program is designed to reward individuals for advancing our business strategies and the interests of our stakeholders, and we prohibit engaging in any detrimental activities, such as performing services for a competitor, disclosing confidential information or violating appropriate business conduct standards. Each executive is held accountable to uphold and comply with company guidelines, which require the individual to maintain a discrimination-free workplace, to comply with orders of regulatory bodies, and to maintain high standards of operating safety and environmental protection.

        Unlike many companies, we have no executive perquisites, supplemental executive retirement, non-qualified supplemental defined benefit/contribution, deferred compensation or split dollar life insurance programs for our executive officers. We have no executive company cars or executive car allowances nor do we pay for financial planning services. Additionally, we do not own any corporate aircraft and we do not pay for executives to fly first class. We believe that this area of our existing overall compensation package is below competitive levels for comparable companies; however, we have no current plans to change our policy of not offering such executive benefits or perquisite programs.

        We do not have employment agreements (other than with Richard D. Kinder) or change of control agreements with our executive officers, although the Class B shares held by our executive officers will fully vest upon a change of control. In connection with this offering, we or one of our subsidiaries will enter into severance agreements with 11 of our or our subsidiaries' executive officers. See "—Other Compensation—Other Potential Post-Employment Benefits."

        At his request, Richard D. Kinder receives $1 of base salary per year. Additionally, Mr. Kinder has requested that he receive no annual bonus or other compensation from us (other than the Class B unit awards by us that he received in 2007). Mr. Kinder does not have any deferred compensation, supplemental retirement or any other special benefit, compensation or perquisite arrangement with us. Each year Mr. Kinder reimburses us for his portion of health care premiums and parking expenses.

  Elements of Compensation

        As outlined above, our executive compensation program is principally composed of the following two elements: (1) a base cash salary, and (2) a possible annual cash bonus. With regard to our named executive officers other than our Chief Executive Officer, Richard D. Kinder and Kinder Morgan Management's compensation committee review and approve annually the financial goals and objectives of both us and the Partnership that are relevant to the compensation of our named executive officers.

        The compensation committee solicits information from Richard D. Kinder and James E. Street, Vice President, Human Resources and Administration, with respect to the performance of C. Park Shaper, President, and Steven J. Kean, Executive Vice President and Chief Operating Officer. Similarly, the compensation committee solicits information from Messrs. Kinder, Shaper, Kean and Street with respect to the performance of the other named executive officers. The compensation committee also obtains information from Mr. Street with respect to compensation of comparable positions of responsibility at comparable companies. This information is taken into account by the compensation committee, which makes final determinations regarding compensation of the named executive officers. No named executive officer reviews his or her own performance or approves his or her own compensation.

        If any of our executive officers is also an executive officer of Kinder Morgan G.P., Inc. or Kinder Morgan Management, the compensation determination or recommendation (1) may be with respect to the aggregate compensation to be received by such officer from us, Kinder Morgan Management and Kinder Morgan G.P., Inc. that is to be allocated among them, or alternatively (2) may be with respect to the compensation to be received by such executive officers from us, Kinder Morgan Management or

Kinder Morgan G.P., Inc., as the case may be, in which case such compensation will be allocated among us, on the one hand, and Kinder Morgan Management and Kinder Morgan G.P., Inc., on the other.

  Base Salary

        Base salary is paid in cash. The base salary cap for our executive officers, with the exception of our Chairman and Chief Executive Officer who receives $1 of base salary per year as described above, is an annual amount not to exceed $300,000. Prior to October 2008, the salary cap was $200,000 per year. Generally, we believe that our executive officers' base salaries are below base salaries for executives in similar positions and with similar responsibilities at companies of comparable size and scope, based upon independent salary surveys in which we participate.

  Possible Annual Cash Bonus (Non-Equity Cash Incentive)

        Our possible annual cash bonuses are provided for under Kinder Morgan Kansas, Inc.'s Annual Incentive Plan, which became effective January 18, 2005. The Annual Incentive Plan ended after the 2009 bonus year; however, for the 2010 bonus year, Kinder Morgan Kansas, Inc.'s and Kinder Morgan Management's Boards of Directors approved a new Annual Incentive Plan that mirrors the previous plan. The overall purpose of the Annual Incentive Plan is to increase our executive officers' and our employees' personal stake in our continued success by providing to them additional incentives through the possible payment of annual cash bonuses. Under the plan, an amount generally identified for annual cash bonuses is budgeted for at the beginning of each year and may be paid to our executive officers and other employees depending on whether Kinder Morgan Kansas, Inc. and its subsidiaries (including KMP) meet certain financial performance objectives (as discussed below). The amount included in our budget for bonuses is not allocated between our executive officers and non-executive officers. Assuming the financial performance objectives are met, the budgeted pool of bonus dollars is further assessed and potentially increased if we exceed the financial performance objectives. The budget for bonuses also may be adjusted upward or downward based on Kinder Morgan Kansas, Inc.'s and its subsidiaries' overall performance in other areas, including but not limited to safety and environmental goals and regulatory compliance.

        All of Kinder Morgan Kansas, Inc.'s employees and the employees of its subsidiaries, including KMGP Services Company, Inc., are eligible to participate in the plan, except employees who are included in a unit of employees covered by a collective bargaining agreement unless such agreement expressly provides for eligibility under the plan. However, only eligible employees who are selected by Kinder Morgan Management's compensation committee will actually participate in the plan and receive bonuses.

        The plan consists of two components: the executive plan component and the non-executive plan component. Our Chairman and Chief Executive Officer and all employees who report directly to the Chairman, including all of the named executive officers, are eligible for the executive plan component; however, as stated elsewhere in this "Compensation Discussion and Analysis," Richard D. Kinder has elected to not participate under the plan. As of December 31, 2010, excluding Mr. Kinder, eleven of our and our subsidiaries' executive officers were eligible to participate in the executive plan component. All other U.S. and Canadian eligible employees were eligible for the non-executive plan component. Kinder Morgan Kansas, Inc. may amend the plan from time to time without shareholder approval except as required to satisfy the Internal Revenue Code or any applicable securities exchange rules.

        At or before the start of each calendar year (or later, to the extent allowed under Internal Revenue Code regulations), financial performance objectives for that year are identified by the compensation committee. The financial performance objectives are based on one or more of the following criteria set forth in the plan:

  •
  Kinder Morgan Kansas, Inc.'s EBITDA less capital spending, or the EBITDA less capital spending of one of its subsidiaries or business units;

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  Kinder Morgan Kansas, Inc.'s free cash flow or the free cash flow of one of its subsidiaries or business units;

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  Kinder Morgan Kansas, Inc.'s net income or the net income of one of its subsidiaries or business units;

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  Kinder Morgan Kansas, Inc.'s revenues or the revenues of one of its subsidiaries or business units;

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  Kinder Morgan Kansas, Inc.'s unit revenues minus unit variable costs or the unit revenues minus unit variable costs of one of its subsidiaries or business units;

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  Kinder Morgan Kansas, Inc.'s return on capital, return on equity, return on assets, or return on invested capital, or the return on capital, return on equity, return on assets, or return on invested capital of one of its subsidiaries or business units;

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  Kinder Morgan Kansas, Inc.'s free cash flow, cash flow return on assets or cash flows from operating activities, or the cash flow return on assets or cash flows from operating activities of one of its subsidiaries or business units;

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  Kinder Morgan Kansas, Inc.'s capital expenditures or the capital expenditures of one of its subsidiaries or business units;

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  Kinder Morgan Kansas, Inc.'s operations and maintenance expense or general and administrative expense, or the operations and maintenance expense or general and administrative expense of one of its subsidiaries or business units;

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  Kinder Morgan Kansas, Inc.'s debt-equity ratios and key profitability ratios, or the debt-equity ratios and key profitability ratios of one of its subsidiaries or business units; or

  •
  KMP's distributions per unit.

        For 2010, the compensation committee set two financial performance objectives under both the executive plan component and the non-executive plan component. The 2010 financial performance objectives were (1) $4.40 in cash distributions per common unit by KMP and (2) $757 million of free cash flow by Kinder Morgan Kansas, Inc., which consists of distributions received from KMP (including value received in the form of Kinder Morgan Management shares) and NGPL less cash taxes, cash interest, general and administrative expenses and capital expenditures. KMP's cash distribution target was the same as its previously disclosed 2010 budget expectation. KMP's 2010 cash distributions per common unit were $4.40, and Kinder Morgan Kansas, Inc.'s free cash flow was $796 million (which excludes the $109 million after-tax impact of the KMP distribution of cash from interim capital transactions); thus both financial performance objectives were met in 2010.

        In addition to determining the financial performance objectives under the Annual Incentive Plan, at or before the start of each calendar year, the compensation committee sets the bonus opportunities available to each executive officer. The table below sets forth the maximum bonus opportunities that could have been payable by Kinder Morgan Kansas, Inc. and KMP collectively to our named executive officers for achievement of the threshold, target and maximum 2010 financial performance objectives established under the plan. If neither of the financial performance objectives was met, no bonus opportunity would be available to the named executive officers. The maximum payout to any individual under the plan for any year is $2.0 million. The compensation committee may reduce the amount of the bonus actually paid to any executive officer from the amount of any bonus opportunity open to such executive officer. Because payments under the plan for our executive officers are determined by comparing actual performance to the performance objectives established each year for eligible executive officers chosen to participate for that year, it is not possible to accurately predict any amounts that will actually be paid under the executive portion of the plan over the life of the plan. The compensation committee set bonus opportunities under the plan for 2010 for the executive officers at dollar amounts in excess of that which were expected to actually be paid under the plan. In fact, while achievement of the financial performance objectives sets the maximum bonus opportunity for each executive officer, the compensation committee has never awarded the maximum bonus opportunity to a current named executive officer. The actual payout amounts under the Non-Equity Incentive Plan Awards made for 2010 (paid in 2011) are set forth in the Summary Compensation Table in the column entitled "Non-Equity Incentive Plan Compensation."

Kinder Morgan Kansas, Inc. Annual Incentive Plan
Bonus Opportunities for 2010

Name	Threshold(1)	Target(2)	Maximum(3)
Richard D. Kinder(4)	$—	$—	$—
Kimberly A. Dang	500,000	1,000,000	1,500,000
Steven J. Kean	750,000	1,500,000	3,000,000
Joseph Listengart	500,000	1,000,000	1,500,000
C. Park Shaper	750,000	1,500,000	3,000,000

(1)
Represents the maximum bonus opportunity available to the executive officer if one of the financial performance objectives was met.

(2)
Represents the maximum bonus opportunity available to the executive officer if both of the financial performance objectives were met.

(3)
Represents the maximum bonus opportunity available to the executive officer if both of the financial performance objectives were exceeded by 10% or more.

(4)
Declined to participate.

        The 2010 bonuses for our executive officers were overwhelmingly based on meeting the established financial performance objectives, both of which were met. The compensation committee then considered, with input from members of senior management, in a purely subjective manner, how well each executive officer performed his or her duties during the year. Other factors considered by the compensation committee primarily consisted of the amount of the bonus paid to the executive officer in the prior year and market data about compensation of comparable positions of responsibility at comparable companies, consisting of the compensation surveys referred to above. With respect to using these other factors in assessing performance, Kinder Morgan Management's compensation committee did not find it practicable to, and did not, use a "score card" or quantify or assign relative weight to the specific criteria considered. The amount of a downward or upward adjustment, subject to the maximum bonus opportunity that was established at the beginning of the year, was not subject to a formula. Specific aspects of an individual's performance were not identified in advance. Rather, the adjustment was based on the compensation committee's judgment, giving consideration to the totality of the record presented, including the individual's performance, and the magnitude of any positive or negative factors.

        Upon the occurrence of a change in control the compensation committee may take any action with respect to outstanding awards that it deems appropriate; and in the event that such action is to distribute an award, the award will be distributed in a lump sum no later than 30 days after the change in control. Under the plan, "change in control" means (1) that any person, other than a permitted person (as defined below), becomes the beneficial owner of securities representing fifty percent or more of the voting power of Kinder Morgan Kansas, Inc. or one of its parent entities, including us; (2) a sale, merger or other business combination as a result of which transaction the voting securities of Kinder Morgan Kansas, Inc. or one of its parent entities, including us, outstanding immediately before such transaction do not continue to represent at least fifty percent of the voting power of such entity after giving effect to such transaction; (3) the sale or transfer of all or substantially all of the assets of Kinder Morgan Kansas, Inc. or one of its parent entities, including us, other than to an entity of which more than fifty percent of the voting power is held by permitted persons (as defined below); or (4) the liquidation of Kinder Morgan Kansas, Inc. or one of its parent entities, including us, unless all of the assets of the affected entity will be distributed in such liquidation to a permitted person (as defined below). Under the plan, a "permitted person" means (i) Richard D. Kinder or any group controlled by Richard D. Kinder or (ii) any parent company of an entity if a change of control has not occurred with respect to such parent company.

        If, in connection with a change in control, Richard D. Kinder is no longer our Chairman:

  •
  each participant under the executive component of the plan will be deemed to have earned 100% of the bonus opportunity available to him or her, unless the compensation committee has previously determined that the participant should receive a lesser percentage of the bonus opportunity;

  •
  each participant under the non-executive component of the plan will receive an award equal to the award paid to such participant for 2009 under the prior Annual Incentive Plan; and

  •
  the awards to executive and non-executive participants will be paid in a cash lump sum within 30 days after the change in control.

  Compensation Related to the Going Private Transaction

        In connection with Kinder Morgan Kansas, Inc.'s Going Private Transaction, we awarded members of our management our Class A-1 and Class B units. In accordance with SFAS No. 123R, we are required to recognize compensation expense in connection with the Class A-1 and Class B units over the expected life of such units. The holders of our common stock will not bear any of the direct economic cost of the Class A-1 or Class B units. The Class A-1 and Class B units awarded to members of our management may be viewed as a replacement of restricted stock awards made by Kinder Morgan Kansas, Inc. prior to the Going Private Transaction as a component of long-term executive compensation.

        Scott E. Parker, at the time an executive officer of Kinder Morgan Kansas, Inc., elected not to participate in the Going Private Transaction. As a result, Kinder Morgan Kansas, Inc. entered into a retention agreement with Mr. Parker. The agreement was effective May 30, 2007, and lasted for three years. Under the agreement, Mr. Parker received quarterly cash payments of $50,000 through the third quarter of 2008, a one-time relocation payment of $100,000, and the right to participate in the annual incentive plan and employee benefit plans. Mr. Parker also received payments of $500,000 on each of May 30, 2008, May 30, 2009, and May 30, 2010. Effective July 24, 2008, Mr. Parker assumed a new role with Kinder Morgan Kansas, Inc. and was no longer an executive officer.

        Comparison of Class B Units to Class B Shares.    The Class B units will be converted into Class B shares in connection with the Conversion Transactions. The Class B Shares are intended to substantially preserve the economic rights of the Class B units in Kinder Morgan Holdco LLC but differ from the Class B units in certain respects, including the following:

  •
  Class B units are subject to time vesting, with one-third vesting on the third, fourth and fifth anniversaries of the date of their issuance. All distributions with respect to the non-vested portion of such Class B units are held in escrow pending the vesting or forfeiture of such Class B units. Class B shares will not be subject to time vesting. As a result, holders of Class B shares will be entitled to receive and retain any distributions on, and shares of our common stock issued upon conversion of, such Class B shares.

  •
  The amount of Class B units forfeited upon termination of a holder's employment depends on the reason for such termination and other factors such as time vesting and the level of cumulative distributions made by us as of a relevant date. Prior to a change of control, all non-time-vested Class B units are forfeited upon termination of a holder's employment for any reason. With respect to time-vested Class B units, all such Class B units are forfeited upon termination of a holder's employment for cause, no Class B units are forfeited upon termination of a holder's employment for death or disability and all or a portion of Class B units are forfeited upon termination of a holder's employment for other reasons based on the level of cumulative distributions made by us as of the date of termination. The amount of Class B shares forfeited will be based solely on the reason for the termination of employment. No Class B shares are forfeited upon termination of a holder's employment for death or disability. Half of a holder's Class B shares are forfeited upon termination of a holder's employment by such holder for good reason or termination of a holder's employment by us without cause. All Class B shares are forfeited upon termination of a holder's employment for any other reason, including termination for cause.

  •
  Amounts in respect of forfeited Class B units are transferred to an incentive pool and may be paid to other members of management (excluding Mr. Kinder) in the discretion of the chief manager and subject to certain unitholder approvals. Forfeited Class B shares will automatically become treasury shares, and we will transfer the forfeited Class B shares into a trust. Any property in the trust, including dividends, proceeds or earnings received with respect to such Class B shares, may be distributed to new or existing members of management (excluding Mr. Kinder) in any proportion at the election of our chief executive officer and subject to the consent of a majority of directors nominated by Sponsor Investors.

  •
  Holders of forfeited Class B units that were time-vested may receive certain levels of distributions even after such holder's termination of employment depending on the level of cumulative distributions made by us as of the date of termination. Under specified circumstances, a holder of Class B shares who otherwise would forfeit such Class B shares upon such holder's termination of employment will retain his or her Class B shares until such holder has received a specified amount of total value, even if distributed after such holder's termination.

  •
  If a holder of Class B units is terminated for any reason, we may repurchase his or her Class B units generally at fair market value. We will not have a right of repurchase with respect to the Class B shares.

  •
  Class B units fully vest upon a change of control. Class B shares will not be subject to forfeiture after a change of control.

        Under our shareholders agreement, "change of control" means (1) the acquisition by any person or group, other than permitted holders (as defined below), by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership of more than 50% of our total voting power after giving effect to such transaction; (2) a sale, merger or similar transaction or related series of transactions (other than this offering) involving us, as a result of which persons who collectively held 100% of our total voting power immediately prior to such transaction do not collectively hold more than 50% of our total voting power after giving effect to such transaction unless (a) the persons who collectively held 100% of our total voting power continue to hold at least 35% of our total voting power, (b) no other person or group holds more than 35% of our total voting power and (c) either Richard D. Kinder or Park Shaper is a senior executive officer; or (3) the sale or transfer of all or substantially all of the assets of us and our subsidiaries, taken as a whole, other than to an entity of which more than 50% of the voting power is held by a permitted holder or by persons who held more than 50% of our total voting power immediately prior to such transaction. Under our shareholders agreement, "permitted holders" means the Investors and their successors and permitted transferees.

        Comparison of Class A-1 Units to Class C Shares.    The Class A-1 units will convert into the Class C shares in the Conversion Transactions. The Class C shares are intended to substantially preserve the economic rights of the Class A-1 units in Kinder Morgan Holdco LLC but differ from the Class A-1 units in certain respects, including the following:

  •
  Class A-1 units are subject to forfeiture if a holder is terminated for cause. Class C shares will not be subject to forfeiture.

  •
  If the employment of a holder of Class A-1 units is terminated for any reason, we may repurchase his or her Class A-1 units generally at fair market value. We will not have a right of repurchase with respect to the Class C shares.

        Class B Share Trust.    The Class B shares may be forfeited by our management under the circumstances described above. All forfeited Class B shares will automatically become treasury shares, and we will transfer the forfeited Class B shares to a trust established solely to hold these Class B shares, together with any dividends, proceeds received in respect of these Class B shares, shares of common stock issued in connection with the conversion of these Class B shares or earnings with respect to such property. Each item of property in the trust may be distributed separately from the underlying Class B shares to members of new or existing management (other than Richard D. Kinder), as designated by our chief executive officer and approved by a majority of the members of our board of directors nominated by the Sponsor Investors. All property held in the trust on May 31, 2015 will be distributed proportionally to the holders of Class B shares as of May 31, 2015.

  Other Compensation

        Kinder Morgan, Inc. Savings Plan.    The Kinder Morgan, Inc. Savings Plan is a defined contribution 401(k) plan. The plan permits all full-time employees of Kinder Morgan Kansas, Inc. and those of KMGP Services Company, Inc., including the named executive officers, to contribute between 1% and 50% of base compensation, on a pre-tax basis, into participant accounts. For more information on this plan, see note 9 to our annual consolidated financial statements included in this prospectus. As a result of a cost savings effort in 2009, all officers with the position of vice president or higher, including our named executive officers, were suspended from receiving any company contributions commencing February 15, 2009. Company contributions for these employees were reinstated effective February 1, 2010.

        Kinder Morgan, Inc. Cash Balance Retirement Plan.    Employees of Kinder Morgan Kansas, Inc. and KMGP Services Company, Inc., including our named executive officers, are also eligible to participate in the Kinder Morgan, Inc. Retirement Plan, referred to as the Cash Balance Retirement Plan, a cash balance plan. Employees accrue benefits through a Personal Retirement Account, referred to as the PRA, in the Cash Balance Retirement Plan. We allocate contribution credits equivalent to 3% of eligible compensation every pay period to participants' PRA. For plan years prior to 2011, interest was credited to the PRA at the 30-year U.S. Treasury bond rate published in the Internal Revenue Bulletin for the November of the prior year. Beginning January 1, 2011, interest is credited to the PRA at the 5-year U.S. Treasury bond rate published in the Internal Revenue Bulletin for the November of the prior year, plus 0.25%. Employees become 100 percent vested in the plan after three years and may take a lump sum distribution upon termination of employment or retirement. As a result of a cost savings effort in 2009, all company contributions to the plan were suspended from April 12, 2009 through December 31, 2009. Company contributions were reinstated effective January 1, 2010.

        The following table sets forth the estimated actuarial present value of each named executive officer's accumulated pension benefit as of December 31, 2010, under the provisions of the Cash Balance Retirement Plan. With respect to our named executive officers, the benefits were computed using the same assumptions used for financial statement purposes, assuming current remuneration levels without any salary projection, and assuming participation until normal retirement at age 65. These benefits are subject to federal and state income taxes, where applicable, but are not subject to deduction for social security or other offset amounts.

Pension Benefits

Name	Plan Name	Current Credited Yrs of Service	Present Value of Accumulated Benefit(1)	Contributions During 2010
Richard D. Kinder	Cash Balance	10	$—	$—
Kimberly A. Dang	Cash Balance	9	53,480	9,544
Steven J. Kean	Cash Balance	9	65,220	10,058
Joseph Listengart	Cash Balance	10	75,873	10,524
C. Park Shaper	Cash Balance	10	75,873	10,524

(1)
The present values in the Pension Benefits table are based on certain assumptions-including a 5.5% discount rate, 5.0% cash balance interest crediting rate, and a lump sum calculated using the IRS 2010 Mortality Tables. We assumed benefits would commence at normal retirement age, which is 65. No death or turnover was assumed prior to retirement date.

Potential Payments Upon Termination or Change-in-Control

        Our named executive officers (excluding Richard D. Kinder) are entitled to certain benefits in the event their employment is terminated by us without cause or by them with good reason, whether or not related to a change in control. See "Other Potential Post-Employment Benefits—Severance Agreements" below for a description of the terms. Mr. Kinder is also entitled to certain benefits under his employment agreement upon his termination by us without cause or by him with good reason, whether or not related to a change in control. See "Other Potential Post-Employment Benefits—Employment Agreement" below for a description of the terms.

        Upon termination of employment of a named executive officer due to death or disability (as determined in accordance with our long-term disability plan covering such employee), all of his or her Class B shares will no longer be subject to forfeiture. In the event of a termination of employment of a named executive officer by us without "cause" or by a named executive officer with "good reason" (as each such term is defined in our shareholders agreement and described under "—Severance Agreements"), 50% of his or her Class B shares will no longer be subject to forfeiture. In addition, all Class B shares will no longer be subject to forfeiture upon a change of control (as defined in our shareholders agreement and described under "—Compensation Related to the Going Private Transaction—Comparison of Class B Units to Class B Shares").

        The following tables list separately the potential payments and benefits upon a change in control of our company and the potential payments and benefits upon a termination of employment for our named executive officers. The tables assume the triggering event for the payments or provision of benefits occurred on December 31, 2010. Actual amounts payable to each executive listed below upon termination can only be determined definitively at the time of each executive's actual departure. Amounts in the tables for the acceleration of the vesting of Class B shares are calculated based on the estimated value of a Class B unit as of December 31, 2010. In addition to the amounts shown in the tables below, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred prior to the date of termination.

 Potential Payments Upon Termination of Employment or Change in Control
for Richard D. Kinder

	Termination Payment	Benefit Continuation	Acceleration of Vesting of Class B Shares
Termination without "cause" or due to change in duties(1)(3)	$2,250,000	$34,896	$—
Termination due to death or "disability"(1)(2)	750,000	—	—
Upon a change in control	N/A	N/A	—

(1)
As such terms are defined in Mr. Kinder's employment agreement and described under "—Other Potential Post-Employment Benefits—Employment Agreement."

(2)
If Mr. Kinder becomes disabled, he is eligible for the same medical benefits as most other employees.

(3)
With respect to the Class B shares, as the terms "cause" and "good reason" are defined in our shareholders agreement and described under "—Other Potential Post-Employment Benefits—Severance Agreements."

Potential Payments Upon Termination of Employment or Change in Control
for Other Named Executive Officers

	Termination Without Cause or Good Reason		Acceleration of Vesting of Class B Shares
Name	Salary Continuation	Benefit Continuation	Upon Change in Control or Termination due to Death or Disability	Upon Termination Without Cause or for Good Reason
Kimberly A. Dang	$300,000	$14,818	$—	$—
Steven J. Kean	300,000	18,190	—	—
Joseph Listengart	300,000	18,410	—	—
C. Park Shaper	600,000	18,410	—	—

  Other Potential Post-Employment Benefits

        Employment Agreement.    On October 7, 1999, Richard D. Kinder entered into an employment agreement with Kinder Morgan Kansas, Inc. pursuant to which he agreed to serve as its Chairman and Chief Executive Officer. His employment agreement provides for a term of three years and one year extensions on each anniversary of October 7th. Mr. Kinder, at his initiative, accepted an annual salary of $1 to demonstrate his belief in Kinder Morgan Kansas, Inc.'s and the Partnership's long-term viability. Mr. Kinder continues to accept an annual salary of $1, and he receives no other compensation from us, other than the Class B units he received in connection with the Going Private Transaction.

        We believe that Mr. Kinder's employment agreement contains provisions that are beneficial to us and our subsidiaries and, accordingly, Mr. Kinder's employment agreement is extended annually at the request of Kinder Morgan Kansas, Inc.'s and Kinder Morgan Management's board of directors. For example, with limited exceptions, Mr. Kinder is prevented from competing in any manner with us or any of our subsidiaries while he is employed by us and for 12 months following the termination of his employment with us. The employment agreement provides that he will receive a severance payment equal to $2.25 million in the event he is terminated without "cause" or in the event he is subject to a "change in duties" without his consent. His employment agreement also provides that in the event of his death or termination due to his total and permanent disability, he or his estate will receive an amount equal to the greater of his annual salary ($1) or $750,000, and in the case of his total and permanent disability, such amount will be an annual amount until the effective date of termination of employment.

        Upon a change in control and a termination of Mr. Kinder's employment by the Company or by Mr. Kinder, certain payments made to him could be subject to the excise tax imposed on "excess parachute payments" by the Internal Revenue Code. Pursuant to his employment agreement, Mr. Kinder is entitled to have his compensation "grossed up" for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment (including any penalties and interest). We estimate the amount of such gross up payment for Mr. Kinder's termination payment and benefits to be approximately $1.05 million. The estimate of "excess parachute payments" for purposes of these calculations does not take into account any mitigation for payments which could be shown (under the facts and circumstances) not to be contingent on a change in control or for any payments being made in consideration of non-competition agreements or as reasonable compensation. The gross-up calculations assume an excise tax rate of 20%, a statutory federal income tax rate of 35%, and a Medicare tax rate of 1.45%. If upon a change in control Mr. Kinder's employment does not terminate, he would only be entitled to the immediate vesting of any Class B shares.

        Under the employment agreement, "cause" means (1) a grand jury indictment or prosecutorial information charging Mr. Kinder with illegal or fraudulent acts, criminal conduct or willful misconduct; (2) a grand jury indictment or prosecutorial information charging Mr. Kinder with any criminal acts involving moral turpitude; (3) grossly negligent failure by Mr. Kinder to perform his duties in a manner which he has reason to know is in Kinder Morgan Kansas, Inc.'s best interest; (4) bad faith refusal by Mr. Kinder to carry out reasonable instructions of the board of directors of Kinder Morgan Kansas, Inc.; and (5) a material violation by Mr. Kinder of any of the terms of the employment agreement. Under the employment agreement, "change in duties" means, without Mr. Kinder's written consent, any of the following: (1) a significant reduction in the nature, scope of authority or duties of Mr. Kinder; (2) a substantial reduction in Mr. Kinder's existing annual base salary or bonus opportunity; (3) receipt of employee benefits by Mr. Kinder that are materially inconsistent with the employee benefits provided by Kinder Morgan Kansas, Inc. to executives with comparable duties; or (4) a change of more than fifty miles in the location of Mr. Kinder's principal place of employment.

        Severance Agreements.    In connection with the Going Private Transaction, we established a severance policy covering some of our employees, including our executive officers, that provides salary and benefits during a non-compete period ranging up to two years depending on the reason for such employee's termination of employment. All of our executive officers who are subject to this policy continue to be employed by us and our subsidiaries as of the date of this prospectus. Prior to the closing of this offering, our shareholders agreement provides that we or one of subsidiaries will enter into severance agreements with respect to 11 of our or our subsidiaries' executive officers (including our named executive officers other than Richard D. Kinder) that will provide severance in the amount of the executive's salary plus benefits during the executive's non-compete period, ranging from one to two years following the executive's termination of employment, if the executive voluntarily terminates his or her employment for "good reason" or the executive's employment with us and our subsidiaries is terminated "without cause." The other employees who will not enter into severance agreements with us will be eligible for the same severance policy as all regular full time U.S.-based employees not covered by a bargaining agreement, which caps severance payments at an amount equal to six months of salary.

        Under our shareholders agreement, "cause" for individuals other than Richard D. Kinder means any of the following: (1) conviction of a felony, (2) commission of fraud or embezzlement against us or any of our subsidiaries, (3) gross neglect of, or gross or willful misconduct in connection with the performance of, duties that is not cured within 30 days after written notice, (4) willful failure or refusal to carry out reasonable and lawful instructions of the Chief Executive Officer or our board of directors that is not cured within 30 days after written notice, (5) failure to perform duties and responsibilities as the individual's primary business activity, (6) judicial determination that the individual breached fiduciary duties, (7) willful and material breach of the shareholders agreement, certificate of incorporation or bylaws that is not cured within 30 days after written notice or (8) material breach of a non-compete provision in the case of specified officers that is not cured with 30 days after written notice. Under the shareholders agreement, "good reason" occurs when one of the following events occurs without an employee's consent, such employee provides written notice, such event is not corrected after such notice and the employee resigns: (1) material diminution in the employee's duties and responsibilities, (2) material reduction in the employee's annual base salary or aggregate benefits, (3) material reduction in the employee's bonus opportunity, (4) relocation of the employee's primary place of employment by more than 50 miles or (5) willful and intentional breach of the shareholders agreement by us that has a material and adverse effect on the employee.

Summary Compensation Table

        The following table shows compensation paid or otherwise awarded to:

  •
  our principal executive officer,

  •
  our principal financial officer, and

  •
  our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) serving at fiscal year end 2010 (collectively referred to as the "named executive officers")

for services rendered to us, our subsidiaries or our affiliates, including the Partnership (collectively referred to as the "Kinder Morgan affiliated entities"), during fiscal years 2010, 2009 and 2008. The amounts in the columns below represent the total compensation paid or awarded to the named executive officers by all the Kinder Morgan affiliated entities. The amounts in the column entitled "Unit Awards by Kinder Morgan Holdco LLC" consist of the grant date fair value of our Class A-1 and Class B units awarded by us to the named executive officers.

Name and Principal Position	Year	Salary	Bonus	(1) Non-Equity Incentive Plan Compensation	(2) Change in Pension Value	(3) All Other Compensation	Total
Richard D. Kinder	2010	$1	$—	$—	$—	$—	$1
Director, Chairman and	2009	1	—	—	—	—	1
Chief Executive Officer	2008	1	—	—	—	—	1
Kimberly A. Dang	2010	294,444	—		9,544	11,704
Vice President and	2009	257,692	—	550,000	4,243	3,115	815,050
Chief Financial Officer	2008	223,077	—	440,000	8,285	11,863	683,225
Steven J. Kean	2010	294,444	—		10,058	13,247
Executive Vice President	2009	257,692	—	1,250,000	4,683	4,251	1,516,626
and Chief Operating Officer	2008	223,077	—	1,150,000	8,755	13,007	1,394,839
Joseph Listengart	2010	294,444	—		10,524	11,665
Vice President, General	2009	257,692	—	925,000	5,082	2,866	1,190,640
Counsel and Secretary	2008	223,077	—	900,000	9,188	11,629	1,143,894
C. Park Shaper	2010	294,444	—		10,524	12,925
Director and President	2009	257,692	—	1,300,000	5,082	3,971	1,566,745
	2008	223,077	—	1,200,000	9,188	12,769	1,445,034

(1)
Represents amounts paid according to the provisions of the Kinder Morgan Kansas, Inc. Annual Incentive Plan. Amounts were earned in the fiscal year indicated but were paid in the next fiscal year. Amount for 2010 will be determined at the January 18, 2011 compensation committee meeting.

(2)
Represents the 2010, 2009 and 2008, as applicable, change in the actuarial present value of accumulated defined pension benefit (including unvested benefits) according to the provisions of Kinder Morgan Kansas, Inc.'s Cash Balance Retirement Plan.

(3)
Amounts include value of contributions to the Kinder Morgan Kansas, Inc. Savings Plan (a 401(k) plan), value of group-term life insurance exceeding $50,000, imputed income from a company-provided cell phone (for Mrs. Dang only) and taxable parking subsidy (for Messrs. Kean and Shaper only). The 2010 Savings Plan contribution for each named executive officer, excluding Mr. Kinder, was $11,022.

 Grants of Plan-Based Awards

        The following supplemental compensation table shows compensation details on the value of all non-guaranteed and non-discretionary incentive awards granted during 2010 to our named executive officers. The table includes awards made during or for 2010. The information in the table under the caption "Estimated Future Payments Under Non-Equity Incentive Plan Awards" represents the threshold, target and maximum amounts payable under the Kinder Morgan Kansas, Inc. Annual Incentive Plan for performance in 2010. Amounts actually paid under that plan for 2010 are set forth in the Summary Compensation Table under the caption "Non-Equity Incentive Plan Compensation." There were no any additional payouts under the Annual Incentive Plan for 2010.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold	Target	Maximum
Richard D. Kinder	$—	$—	$—
Kimberly A. Dang	500,000	1,000,000	1,500,000
Steven J. Kean	750,000	1,500,000	3,000,000
Joseph Listengart	500,000	1,000,000	1,500,000
C. Park Shaper	750,000	1,500,000	3,000,000

(1)
See "Elements of Compensation—Possible Annual Cash Bonus (Non-Equity Cash Incentive)" above for further discussion of these awards.

Outstanding Equity Awards at Fiscal Year-End

        The only unvested equity awards outstanding at the end of fiscal 2010 were our Class B units awarded by us to the named executive officers.

	Stock Awards
Name	Type of units	Number of units that have not vested	Market value of units of stock that have not vested(1)
Richard D. Kinder	Class B units	791,405,452	N/A
Kimberly A. Dang	Class B units	49,462,841	N/A
Steven J. Kean	Class B units	158,281,090	N/A
Joseph Listengart	Class B units	79,140,545	N/A
C. Park Shaper	Class B units	217,636,499	N/A

(1)
Because our Class B units are equity interests in a private limited liability company, the market value of such interests is not readily determinable. None of our named executive officers has received any payments in connection with such units. See "The Transactions—The Going Private Transaction" for further discussion of these units.

Equity Compensation Plan Information

        The following table sets forth information regarding our equity compensation plans as of December 31, 2010. Specifically, the table provides information regarding KMP common units issuable under KMP's Common Unit Compensation Plan for Non-Employee Directors described in note 9 to our annual consolidated financial statements included in this prospectus.

Plan category	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—
Equity compensation plans not approved by security holders	74,682

Total	74,682

2011 Stock Incentive Plan

        In connection with this offering, we expect to adopt the 2011 Stock Incentive Plan. The following is a summary of the plan, which is filed as an exhibit to the registration statement of which this prospectus forms a part. The purpose of the plan is to provide incentive for future endeavors and to advance the interests of us and our stockholders by encouraging ownership of our common stock by our employees, including our executive officers, and consultants and to enable us to compete effectively with other enterprises for the services of such new employees and consultants as may be needed for the continued improvement of our business, through the grant of options to acquire shares, restricted stock, restricted stock units, stock appreciation rights and other stock-based awards.

        Our employees and consultants and employees and consultants of other entities in which we have a direct or indirect interest are eligible to participate in the plan. Upon completion of this offering, our compensation committee will administer the plan and will generally be responsible for selecting participants from among eligible persons. Directors who are not employees are not eligible to participate in the plan. The aggregate number of shares of our common stock that may be issued under the plan with respect to awards may not exceed            , subject to adjustment for certain transactions affecting our shares. Shares covered by lapsed, forfeited or canceled options, and shares subject to forfeited restricted stock and restricted stock units, will not count against this limit and can be regranted under the plan. The payment of any award in cash will not count against the limit. The shares issued under the plan may be issued from shares held in treasury or from authorized but unissued shares.

        Awards may be granted individually, in combination or in tandem as determined by our compensation committee. Our board of directors may amend the plan without stockholder approval, unless that approval is required by applicable law, rules, regulations or stock exchange requirements; however, our board of directors may not amend the plan or any outstanding award in such a way that would impair the rights of a participant under an award without the consent of such participant, or that would decrease any authority granted to our compensation committee in contravention of Rule 16b-3 under the Securities Exchange Act of 1934. In addition, our board of directors may terminate the plan at any time.

        Our compensation committee will establish the form and terms of each grant of options and stock appreciation rights, and each grant will be evidenced by a written agreement. The options granted under this plan may be "incentive stock options" under Section 422 of the Internal Revenue Code or "nonqualified stock options" that are not intended to constitute incentive stock options. Stock appreciation rights entitle participants to receive the appreciation in our shares between the grant date and the exercise date of the stock appreciation right. The compensation committee determines the exercise price per share subject to an option and the grant price per share of a stock appreciation right. However, the per share exercise price of an option and the per share grant price of a stock appreciation right must not be less than 100% of the fair market value of a share of our common stock on the grant date. Furthermore, the exercise price of incentive stock options granted to an owner of more than 10% of the combined voting power of our stock (or that of certain of our parent or subsidiary corporations) must not be less than 110% of the fair market value of a share of our common stock on the grant date and such options must not have a term in excess of five years. The compensation committee also will set forth in a written agreement the maximum term of each option or stock appreciation right, the times and methods by which each stock option or stock appreciation right will be exercisable and provisions requiring forfeiture of unexercised stock options or stock appreciation rights on or following termination of employment or service. No stock option or stock appreciation right may have a term exceeding ten years. To the extent the aggregate fair market value of the shares with respect to which options intended to be incentive stock options become exercisable for the first time by an employee in any calendar year exceeds $100,000, such options will be treated as nonqualified stock options.

        Our compensation committee will establish the form and terms of each grant of restricted stock or restricted stock units, and each grant will be evidenced by a written agreement. Restricted stock and restricted stock units are subject to "forfeiture restrictions" that restrict the transferability of the shares and obligate the participant to forfeit and surrender the shares under certain circumstances, such as termination of employment. Our compensation committee may decide that forfeiture restrictions on restricted stock or restricted stock units will lapse upon the holder's continued employment for a specified period of time, the attainment of one or more performance targets established by the committee, the occurrence of any event or the satisfaction of any condition specified by the committee or a combination of any of these. The performance targets may be based on:

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  the price of a share of our common stock or of the equity of one of our subsidiaries or business units;

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  our earnings per share or the earnings per share of one of our subsidiaries or business units;

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  our total stockholder value or the total equity value of one of our subsidiaries or business units;

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  our dividends or the dividends or distributions of one of our subsidiaries or business units;

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  our revenues or the revenues of one of our subsidiaries or business units;

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  our debt/equity ratio, interest coverage ratio or indebtedness/earnings before or after interest, taxes, depreciation and amortization ratio, or such ratios with respect to one of our subsidiaries or business units;

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  our cash coverage ratio or the cash coverage ratio with respect to one of our subsidiaries or business units;

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  our net income (before or after taxes) or the net income (before or after taxes) of one of our subsidiaries or business units;

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  our cash flow or cash flow return on investments or the cash flow or cash flow return on investments of one of our subsidiaries or business units;

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  our earnings before or after interest, taxes, depreciation, and/or amortization or earnings before or after interest, taxes, depreciation, and/or amortization of one of our subsidiaries or business units;

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  our economic value added or the economic value added of one of our subsidiaries or business units; or

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  our return on stockholders' equity or the return on equity of one of our subsidiaries or business units.

        The compensation committee will generally be responsible for adjusting or modifying the calculation of a performance target for a performance period in order to prevent the dilution or enlargement of the rights of participants based on the following events: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year; acquisitions or divestitures; any other specific unusual or nonrecurring events, or objectively determinable category thereof; foreign exchange gains and losses; and a change in our fiscal year. For any award that is intended to constitute "qualified performance-based compensation" (as described below), such adjustment or modification may be made only to the extent permitted under Section 162(m) of the Internal Revenue Code.

        Subject to adjustment for certain transactions affecting our shares, no more than            shares may be subject to options granted under the plan to any one participant during any five consecutive year period, no more than            shares may be subject to stock appreciation rights granted under the plan to any one participant during any five consecutive year period, no more than            shares of restricted stock may be granted under the plan to any one participant during any five consecutive year period, no more than            shares may be subject to restricted stock units granted under the plan to any one participant during any five consecutive year period, and no more than            shares may be subject to other stock-based awards granted under the plan to any one participant during any five consecutive year period.

        Each grant of restricted stock or restricted stock units may have different forfeiture restrictions, in the discretion of our compensation committee. Upon termination of employment of a participant prior to the lapse of the forfeiture restrictions, restricted stock or restricted stock units will be forfeited unless the committee provides, by rule, regulation or the terms of a written agreement, or determines in any individual case, that the forfeiture restrictions will be waived in whole or in part in the event of terminations resulting from specified causes. The committee also may waive in whole or in part the forfeiture restrictions in other cases. Unless the committee determines or an award agreement provides otherwise, the forfeiture restrictions applicable to restricted stock or restricted stock units will lapse upon a change in control.

        Under the plan, "change in control" means (1) that any person, other than a permitted holder (as defined below), becomes the beneficial owner of securities representing fifty percent or more of our voting power; (2) a sale, merger or other business combination involving us, as a result of which the permitted holders (as defined below) do not collectively hold more than fifty percent of our voting power after giving effect to such transaction, unless (a) permitted holders (as defined below) continue to hold thirty-five percent of our voting power, (b) no other person or group owns more than thirty-five percent of our voting power and (c) either Richard D. Kinder or C. Park Shaper is a senior executive officer; (3) the sale or transfer of all or substantially all of the assets of us and our subsidiaries other than to an entity of which more than fifty percent of the voting power is held by one or more of the permitted holders (as defined below) or by persons who held more than fifty percent of our total voting power immediately prior to such transaction; (4) that during any period of two consecutive years following the closing of this offering, individuals on the board of directors at the beginning of such period cease to constitute a majority of the board of directors for any reason other than normal retirement, death or disability or (5) that our stockholders approve a plan of complete liquidation of us. Under the plan, "permitted holders" means Richard D. Kinder, the Sponsor Investors and their affiliates.

        Unless a written agreement provides otherwise, a participant holding restricted stock will generally have the rights and privileges of a common stockholder, including the right to vote the shares. In the committee's discretion, cash dividends and common stock dividends with respect to the restricted stock may be either paid to the participant or withheld by us for the participant's account, and interest may be credited on the amount withheld at a rate and under the terms determined by the committee. Any withheld amounts attributable to any particular share (and earnings, if applicable) will be distributed to the participant in cash or shares, in the committee's discretion, when the forfeiture restrictions applicable to such share lapse. If such share is forfeited, the participant will have no right to such distributions.

        Restricted stock awarded to a participant will either be issued to the participant, held by us, or held in escrow pending the lapse of the forfeiture restrictions. Until the forfeiture restrictions lapse, the restricted shares will be subject to the following restrictions and any other terms and conditions set forth in the written agreement:

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  if an escrow arrangement is used, the participant will not be entitled to delivery of the share certificate;

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  the shares will be subject to the forfeiture restrictions set forth in the agreement;

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  to the extent the shares are forfeited, the share certificates shall be returned to us, and all rights of the participant to such shares and as a common shareholder with respect to such shares will terminate.

        In the committee's discretion, each restricted stock unit may be credited with cash dividends and stock dividends paid in respect of one share of common stock, and such amounts may be either paid to the participant or withheld by us for the participant's account, and interest may be credited on the amount withheld at a rate and under the terms determined by the committee. Any withheld amounts attributable to any particular restricted stock unit (and earnings, if applicable) will be distributed to the participant in cash or shares, in the committee's discretion, when the restricted stock unit is settled. If such restricted stock unit is forfeited, the participant will have no right to such distributions.

        Restricted stock units are subject to forfeiture until the lapse of the forfeiture restrictions, to the extent provided in the written agreement, and to the extent any restricted stock units are forfeited, all rights of the participant to such restricted stock units will terminate.

        Upon the lapse of the forfeiture restrictions with respect to restricted stock that was not previously delivered to the participant, we will deliver to the participant the common share certificate evidencing the shares of restricted stock which have not been forfeited and any cash dividends or stock dividends credited to the participant's account with respect to such shares, and interest, if any. Upon the lapse of the forfeiture restrictions with respect to restricted stock units, we will deliver to the participant one share for each outstanding vested restricted stock unit and cash equal to any distribution amounts credited to the participant's account with respect to such vested restricted stock units, and interest, if any, or, in the committee's discretion, in shares having a fair market value equal to the interest on such amounts, if any. However, a written agreement may provide that the committee, in its discretion, may elect to pay cash or part cash and part shares instead of delivering only shares for vested restricted stock units. If a cash payment is made, the amount of such payment will be equal to the fair market value of the shares as of the date on which the forfeiture restrictions lapse. The fair market value of our shares generally is determined to be the closing sale price reported in The Wall Street Journal for the New York Stock Exchange-Composite Transactions.

        Our compensation committee at any time may accelerate the time or conditions under which the forfeiture restrictions lapse.

        After the consummation of this offering, Section 162(m) of the Internal Revenue Code will impose a limit on the amount that we may deduct for compensation paid to our CEO and certain other executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for "qualified performance-based" compensation. Prior to the consummation of this offering, our stockholders will approve the 2010 Stock Incentive Plan. The plan has been drafted to comply with and is intended to be administered in compliance with the requirements of Section 162(m) to the extent applicable. The plan is designed to ensure that executive compensation paid pursuant to the plan is "qualified performance-based compensation" and deductible for federal income tax purposes. Initially we will rely on a transition exemption from Section 162(m) for the plan that applies to compensation plans adopted prior to an initial public offering. The transition exemption for the plan will terminate at the time of our annual meeting that occurs after the third calendar year following the year of our initial public offering or, if earlier, at the time we materially modify the plan.

Employees Stock Purchase Plan

        In connection with this offering, we expect to adopt the Employees Stock Purchase Plan. The following is a summary of the plan, which is filed as an exhibit to the registration statement of which this prospectus forms a part. The purpose of the plan is to encourage eligible employees to establish a closer identification of their interests with our interests by enabling them to acquire proprietary interests in us through the ownership of our common stock. The plan provides the employees with a direct means of participating in our growth and earnings. We believe this participation will provide motivation for participating employees to remain in our employ and to give greater effort on our behalf.

        The plan does not qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. Eligible employees include any individual regularly employed by us or one of our subsidiaries but do not include:

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  any individual whose customary employment is for less than thirty (30) hours per week;

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  any individual who is subject to a collective bargaining agreement, unless such agreement specifically provides for participation in the plan;

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  any individual whom we exclude from participation for purposes of applicable securities laws; and

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  any individual included in a group of employees specifically identified by us and excluded from participation.

        The plan is administered by Computershare, Inc., the plan administrator appointed by our board. A committee appointed by the board of directors interprets and oversees the administration of the plan.

        The plan consists of two sub-plans: (1) the direct purchase sub-plan and (2) the market purchase sub-plan. Purchases will be implemented by purchase periods of calendar quarters. Each purchase period will end on the last New York Stock Exchange trading day of the calendar quarter. For each purchase period, the board of directors will designate whether shares may be purchased under the direct purchase sub-plan, the market purchase sub-plan, or neither sub-plan. Shares may not be purchased under both sub-plans for the same purchase period. The sub-plan designated by the board of directors for a purchase period (or the determination that no shares may be purchased under the plan for a purchase period) will remain in effect for subsequent purchase periods until the board of directors determines otherwise. Initially, shares may be purchased under the market purchase sub-plan.

        Under the direct purchase sub-plan, shares are purchased directly from us, at a purchase price that is a percentage of the closing price of a share on the last day of a purchase period, which percentage is determined by the board of directors prior to the beginning of such purchase period and which may not be less than 85%.

        Under the market purchase sub-plan, shares are purchased by the plan administrator in the open market at the market price at the time of purchase as soon as administratively practicable on or after the last day of the purchase period. Purchases may be made over a number of days to satisfy the requirements of the market purchase sub-plan.

        The aggregate number of shares of our common stock that may be purchased under the direct purchase sub-plan may not exceed 2,000,000, subject to adjustment for certain transactions affecting our shares. The shares purchased under the plan may be issued from shares held in treasury or from authorized but unissued shares.

        Participants elect how much they want deducted from each paycheck on an after-tax basis for the purpose of purchasing shares pursuant to the plan, and on a quarterly basis the plan purchases shares with the payroll deductions and deposits them into each participant's account. There is no dollar limit on the amount of payroll deductions a participant may elect, but the committee may establish a maximum amount per pay period and may determine that no participant will be allowed to purchase a number of shares in any one calendar year having a fair market value exceeding a fixed dollar amount (which limit, if imposed, will not exceed $50,000), and the board of directors may establish a maximum number of shares that a participant may purchase during any purchase period.

        If a participant ceases to be an eligible employee or ceases to be employed by us for any reason his or her only right with respect to payroll deductions made but not yet used for purchases will be to receive the amount of payroll deductions in cash. If a participant ceases to be actively employed because he commences a long-term leave of absence permitted by law or as may be approved by us, then the participant will have the right to elect either to receive in cash any accrued payroll deductions, if administratively practicable, or to have such amount applied to the purchase of shares. Subject to any applicable rules or regulations established by the plan administrator, the participant may elect to continue to participate in the plan until his employment terminates, provided he or she makes the necessary arrangements to pay the requisite amounts that would, but for the leave of absence, be paid under the plan through payroll deductions.

        On each date that a cash dividend is made on shares held in a participant's account, the plan administrator will use that amount for the purchase of shares in the open market. The price per share will be the weighted average price of all shares purchased by the plan administrator for each aggregate order placed by the plan administrator. Purchases will be made as soon as possible after the applicable dividend date. The shares purchased on behalf of each participant will be allocated to his or her account as soon as administratively practicable after the date on which the plan administrator has purchased sufficient shares to cover purchases for all participants and former participants. If purchases occur at different prices, the purchase price per share to all participants will be based upon the average of the prices of all shares purchased. A participant may request that cash dividends payable on shares in his account be paid in cash rather than reinvested.

        Our board has the authority to terminate, withdraw, suspend or amend the plan at any time in its sole discretion, except that the board may not make any amendment that would require the approval our common stockholders under the rules of the New York Stock Exchange, or any applicable laws, without obtaining such approval.

Bonus Plan

        In connection with this offering, we expect to adopt the Annual Incentive Plan, which will take the place of the existing Kinder Morgan Kansas, Inc. Annual Incentive Plan discussed under "—Possible Annual Cash Bonus (Non-Equity Cash Incentive)." The following is a summary of the plan, which is filed as an exhibit to the registration statement of which this prospectus forms a part. The overall purpose of the Annual Incentive Plan is to increase our executive officers' and our employees' personal stake in the continued success of us by providing to them additional incentives through the possible payment of annual cash bonuses. The plan is administered by our compensation committee. Under the plan, an amount generally identified for annual cash bonuses is budgeted at the beginning of each year and may be paid to our executive officers and other employees depending on whether we and our subsidiaries meet specified financial performance objectives (as discussed below). The amount included in our budget for bonuses is not allocated between our executive officers and non-executive officers. Assuming the specified financial performance objectives are met, the budgeted pool of bonus dollars is further assessed and potentially increased if we exceed the financial performance objectives. The budget for bonuses also may be adjusted upward or downward based on our and our subsidiaries' overall performance in other areas, including but not limited to safety and environmental goals and regulatory compliance.

        All of our employees and the employees of our subsidiaries, including KMGP Services Company, Inc., are eligible to participate in the plan, except employees who are included in a unit of employees covered by a collective bargaining agreement unless such agreement expressly provides for eligibility under the plan. However, only eligible employees who are selected by our compensation committee will actually participate in the plan and receive bonuses.

        The plan consists of two components: the executive plan component and the non-executive plan component. Our Chairman and Chief Executive Officer and all employees who report directly to the Chairman, including all of the named executive officers, are eligible for the executive plan component; however, as stated elsewhere in this "Compensation Discussion and Analysis", Richard D. Kinder has elected to not participate under the plan. All other U.S. and Canadian eligible employees are eligible for the non-executive plan component. We may terminate the plan and may amend the plan from time to time without shareholder approval except as required to satisfy the Internal Revenue Code or any applicable securities exchange rules.

        Under the executive plan component, at or before the start of each calendar year (or later, to the extent allowed under Internal Revenue Code regulations), financial performance objectives for that year are identified by the compensation committee. The financial performance objectives need not be the same for all participants and may change from year to year, as long as they are based on the performance criteria specified in the plan. The financial performance objectives are based on one or more of the following criteria set forth in the plan:

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  our earnings per share;

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  our cash distributions to stockholders or the cash distributions by one of our subsidiaries to stockholders or common unitholders;

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  our earnings before interest and taxes or earnings before interest, taxes and corporate charges or the earnings before interest and taxes or earnings before interest, taxes and corporate charges of one of our subsidiaries;

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  our net income or the net income of one of our subsidiaries or business units;

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  our revenues or the revenues of one of our subsidiaries or business units;

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  our unit revenues minus unit variable costs or unit revenues minus unit variable costs of one of our subsidiaries or business units;

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  our return on capital, return on equity, return on assets, or return on invested capital or return on capital, return on equity, return on assets, or return on invested capital of one of our subsidiaries or business units;

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  our cash flow, return on assets or cash flows from operating activities or cash flow, return on assets or cash flows from operating activities of one of our subsidiaries or business units;

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  our capital expenditures or capital expenditures of one of our subsidiaries or business units;

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  our operations and maintenance expense or general and administrative expense or operations and maintenance expense or general and administrative expense of one of our subsidiaries or business units;

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  our debt/equity ratios and key profitability ratios or debt/equity ratios and key profitability ratios of one of our subsidiaries or business units; and

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  our stock price.

        The compensation committee will generally be responsible for adjusting or modifying the calculation of a performance target for a performance period in order to prevent the dilution or enlargement of the rights of participants based on the following events: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year; acquisitions or divestitures; any other specific unusual or nonrecurring events, or objectively determinable category thereof; foreign exchange gains and losses; and a change in our fiscal year. For any award that is intended to constitute "qualified performance-based compensation" (as described below), such adjustment or modification may be made only to the extent permitted under Section 162(m) of the Internal Revenue Code.

        In addition to determining the financial performance objectives under the Annual Incentive Plan, at or before the start of each calendar year, the compensation committee sets the bonus opportunities available to each participant in the executive plan component. Following the completion of each performance period, our compensation committee will review the actual financial performance against the established financial performance objectives. Cash bonus awards are paid after our compensation committee has determined the extent to which the financial performance objectives have been achieved. The Annual Bonus Plan allows the compensation committee to reduce but not increase the amount of an award that is otherwise payable to a participant in the executive plan component upon achievement of the financial performance objectives. If the financial performance objectives are not met, no bonus opportunity is available to the participants in the executive plan component. The maximum payout to any individual under the executive plan component for any year is $3.0 million. The compensation committee may reduce the amount of the bonus actually paid by us to any participant in the executive plan component from the amount of any bonus opportunity open to such participant. Because payments under the executive plan component are determined by comparing actual performance to the performance objectives established each year for eligible executive officers chosen to participate for that year, it is not possible to accurately predict any amounts that will actually be paid under the executive plan component over the life of the plan.

        Under the non-executive plan component, for each year, the compensation committee may grant awards to participants in the non-executive plan component. The awards will be determined by the compensation committee, in its sole discretion, based on recommendations made by our management, which may be based on a number of factors, or any combination of them, including, but not limited to, market data, our performance, and the performance of individual participants. The compensation committee will have the sole discretion to determine whether any employee will be granted an award under the non-executive plan component.

        As soon as administratively feasible after the compensation committee has determined the extent to which the financial performance objectives have been achieved and the bonus payable to each participant in the executive plan component and granted a bonus under the non-executive plan component, the bonus will be paid in one lump sum either in cash or in such other form of payment (for example, equity) that the compensation committee, in its discretion, may determine, provided that no other form may constitute a deferral of compensation. A participant will forfeit his or her right to receive a bonus payment if he or she ceases to be employed by us or one of our subsidiaries before the date the bonus is paid, unless a bonus becomes payable because a change in control occurs, in which case the participant will receive a bonus payment no later than 30 days after the change in control.

        Under the plan, "change in control" means (1) the acquisition by any person, other than any of the permitted holders (as defined below), of beneficial ownership of securities representing more than fifty percent of our voting power; (2) a sale, merger or other business combination as a result of which permitted holders (as defined below) do not collectively hold more than fifty percent of our voting power after giving effect to such transaction, unless (a) permitted holders (as defined below) continue to hold thirty-five percent of our voting power, (b) no other person or group owns more than thirty-five percent of our voting power and (c) either Richard D. Kinder or C. Park Shaper is a senior executive officer; (3) the sale or transfer of all or substantially all of the assets of us and our subsidiaries other than to an entity of which more than fifty percent of the voting power is held by one or more permitted holders (as defined below); (4) that during any period of two consecutive years following the closing of this initial public offering, individuals on the board of directors at the beginning of such period cease to constitute a majority of the board of directors for any reason other than normal retirement, death or disability or (5) that our stockholders approve a plan of complete liquidation of us. Under the plan, "permitted holders" means Richard D. Kinder, the Sponsor Investors and their affiliates.

        Furthermore, upon the occurrence of a change in control, the compensation committee may take any action with respect to outstanding awards that it deems appropriate; and in the event that such action is to pay an award, the award will be paid in a lump sum in cash no later than 30 days after the change in control. If, in connection with a change in control, Richard D. Kinder is no longer our Chairman:

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  each participant under the executive component of the plan will be deemed to have earned 100% of the bonus opportunity available to him or her, unless the compensation committee has previously determined that the participant has earned a different percentage of the bonus opportunity based on the attainment of the applicable financial performance objectives;

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  each participant under the non-executive component of the plan will receive

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  an award equal to the award most recently paid to such participant under the plan or, if no such awards have yet been paid under the plan,

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  an award equal to the most recent award paid to such participant under any prior annual incentive plan or, if such participant has not received an award under any prior annual incentive plan,

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  an award equal to the average award paid to all similarly situated participants; and

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  the awards to executive and non-executive participants will be paid in a cash lump sum within 30 days after the change in control.

        After the consummation of this offering, Section 162(m) of the Internal Revenue Code will impose a limit on the amount that we may deduct for compensation paid to our CEO and certain other executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for "qualified performance-based" compensation. Prior to the consummation of this offering, our stockholders will approve the Annual Incentive Plan. The plan has been drafted to comply with and is intended to be administered in compliance with the requirements of Section 162(m) of the Code to the extent applicable. The plan is designed to ensure that executive compensation paid pursuant to the plan is "qualified performance-based compensation" and deductible for federal income tax purposes. Initially, we will rely on a transition exemption from Section 162(m) for the plan that applies to compensation plans adopted prior to an initial public offering. The transition exemption for the plan will terminate at the time of our annual meeting that occurs after the third calendar year following the year of our initial public offering or, if earlier, at the time we materially modify the plan.

Risks Associated with Compensation Practices

        KMGP Services Company, Inc., Kinder Morgan Kansas, Inc. and Kinder Morgan Canada Inc. employ all persons necessary for the operation of our business, and in our opinion, our compensation policies and practices for all persons necessary for the operation of our business do not create risks that are reasonably likely to have a material adverse effect on our business, financial position, results of operations or cash flows.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Conflicts of Interest

        Upon the completion of this offering, the Investors will collectively hold all of our Class A shares, Class B shares and Class C shares, which will represent      % of the total voting power of all of our outstanding capital stock for the election of directors and      % of the total voting power of all of our outstanding capital stock for other matters. Many of our directors and officers are Investors or affiliates of Investors. Some of our directors and many of our officers are or will be officers or directors of Kinder Morgan Management, NGPL or other entities in which we own an interest or subsidiaries of ours that are not wholly owned. Conflicts of interest exist and may arise in the future as a result of the relationships between our directors, officers and their affiliates, on the one hand, and us and our common stockholders, on the other hand. See "Risk Factors—Risks Related to Conflicts of Interest."

Shareholders Agreement

        Below is a summary of the material terms of our shareholders agreement with the Investors, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Board, Committee and Observer Rights

        Our shareholders agreement provides that Richard D. Kinder and the Sponsor Investors have the following rights to appoint director nominees to our board of directors and committees, which may be adjusted as described below. Following the closing of this offering, our board will have thirteen members, with five directors to be chosen by Mr. Kinder, two directors to be chosen by the funds affiliated with each of Goldman Sachs and Highstar Capital LP, one director to be chosen by the funds affiliated with each of The Carlyle Group and Riverstone Holdings LLC, and two additional independent directors.

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  Richard D. Kinder may appoint five nominees (one of whom may be Mr. Kinder) so long as Mr. Kinder is chief executive officer and owns shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors. One of those nominees must meet the audit committee independence requirements of the New York Stock Exchange. The number of directors Mr. Kinder may nominate may decrease as follows:

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  If Mr. Kinder ceases to be chief executive officer for any reason other than termination for cause (as defined in our shareholders agreement), then instead of the five nominees noted above, Mr. Kinder may appoint two nominees (one of whom may be Mr. Kinder), the then-current chief executive officer will be one nominee and Other Management (excluding any individuals whose employment with us has terminated) and the Original Stockholders will appoint two nominees. If Other Management and the Original Stockholders cease to own at least a majority of their original holdings of our Class A shares and shares of common stock issued upon conversion of such Class A shares, then their right to appoint those two nominees will be transferred to the nominating and governance committee.

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  If Mr. Kinder is terminated as chief executive officer for cause (as defined in our shareholders agreement), then instead of the five nominees noted above, Mr. Kinder may only appoint one nominee, the then-current chief executive officer will be one nominee, the nominating and governance committee will appoint one nominee and Other Management (excluding any individuals whose employment with us has terminated) and the Original Stockholders will appoint two nominees. None of these nominees may be Mr. Kinder. If Other Management and the Original Stockholders cease to own at least a majority of their original holdings of our Class A shares and shares of common stock issued upon conversion of such Class A shares, then their right to appoint those two nominees will be transferred to the nominating and governance committee.

    •
    If the board of directors approves a reduction in the number of directors below eleven while Mr. Kinder has the right to appoint five nominees, then Mr. Kinder's nominees will be reduced to four. In addition, Mr. Kinder will no longer be required to appoint a nominee that meets the audit committee independence requirements and instead our nominating and governance committee will be required to appoint such nominee.

    •
    If Mr. Kinder no longer owns shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors, then Mr. Kinder may no longer appoint any nominees, and instead, the then-current chief executive officer will be one nominee and the nominating and governance committee will appoint four nominees (or three if the number of directors has been reduced below eleven).

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  Affiliates of Goldman Sachs may appoint two nominees so long as they own shares representing at least 5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors.

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  If affiliates of Goldman Sachs own shares representing between 2.5% and 5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors, then affiliates of Goldman Sachs may only appoint one nominee.

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  Affiliates of Highstar Capital LP may appoint two nominees so long as they own shares representing at least 5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors.

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  If affiliates of Highstar Capital LP own shares representing between 2.5% and 5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors, then affiliates of Highstar Capital LP may only appoint one nominee.

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  Affiliates of The Carlyle Group may appoint one nominee so long as they own shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors.

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  Affiliates of Riverstone Holdings LLC may appoint one nominee so long as they own shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors.

        If any Sponsor Investor ceases to have the right to appoint a director nominee, then our board of directors will decrease in size by the corresponding number of directors, down to a minimum of eleven directorships. Once the Sponsor Investors collectively have the right to appoint less than three director nominees, our board of directors can elect to further decrease the size of our board, down to a minimum of nine directorships. Appointments to any directorships which are not specifically allocated pursuant to the above description will be made by our nominating and governance committee.

        Under our shareholders agreement, share ownership for Mr. Kinder includes shares owned by his permitted transferees, and share ownership for Sponsor Investors includes specified transferees and successors. In the event of Mr. Kinder's death, his nomination rights described above may be exercised by his heirs, executors and beneficiaries so long as they own shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors.

        Our shareholders agreement provides that our nominating and governance committee will be comprised of three members. The members will be selected by the board, and must include one of the directors nominated for election by Richard D. Kinder (so long as Mr. Kinder has the right to appoint any nominees), one of the directors nominated for election by the Sponsor Investors (so long as the Sponsor Investors have the right to collectively appoint at least three nominees) and one of the directors nominated for election by our nominating and governance committee. All decisions of our nominating and governance committee with respect to nominations, designations and appointments to the board of directors will require unanimous approval so long as the Sponsor Investors have the right to collectively appoint at least three nominees to our board. All members of our nominating and governance committee will be required to meet the applicable New York Stock Exchange independence requirements.

        Our shareholders agreement provides that our audit committee will be comprised of three members. The members will be selected by the board, and must include one of the directors nominated for election by Richard D. Kinder (so long as Mr. Kinder has the right to appoint a nominee that meets such requirements) and two of the directors nominated for election by our nominating and governance committee. All members of our audit committee will meet the applicable New York Stock Exchange audit independence requirements and one member will be required to be a financial expert as defined by the SEC.

        Our shareholders agreement provides that our compensation committee will be comprised of five members. The members will be selected by the board, and must include two of the directors nominated for election by the Sponsor Investors (so long as the Sponsor Investors have the right to collectively appoint at least three nominees). All members of our compensation committee will meet the applicable New York Stock Exchange independence requirements and any additional requirements imposed by law.

        Each of our other committees will be comprised of five members. The members will be selected by the board, and must include two of the directors nominated for election by the Sponsor Investors so long as the Sponsor Investors have the right to collectively appoint at least three nominees. If either the Sponsor Investors or Richard D. Kinder loses the right to select, or their nominees are ineligible to serve as, members of any of our committees, then that committee member must be one of the directors nominated for election by the nominating and governance committee.

        We agree to include the persons nominated as directors in accordance with the shareholders agreement in the slate of nominees recommended by the board of directors, and Richard D. Kinder and the Sponsor Investors agree with each other to take all necessary action within their power as stockholders to vote in favor of such persons nominated to the board of directors in accordance with the shareholders agreement and to remove any directors as required by the shareholders agreement. If Mr. Kinder or the Sponsor Investors do not vote in accordance with the shareholders agreement to elect or remove any directors, they have granted each other an irrevocable proxy so that their shares may be voted in accordance with the shareholders agreement.

        Under our shareholders agreement, if affiliates of either Goldman Sachs or Highstar Capital LP own between 2.5% and 5% of our outstanding shares of capital stock entitled to vote on the election of directors, then such Sponsor Investor may appoint an observer to participate in meetings of our board of directors or any committee. Any Sponsor Investor that owns at least 1% of our outstanding shares of capital stock entitled to vote on the election of directors also may appoint an observer to participate in meetings of our board of directors or any committee. In addition, the Sponsor Investors have specified rights to appoint observers to the boards and committees of Kinder Morgan G.P., Inc., which is the general partner of KMP, and KMR. Observers may be excluded from the deliberations of any board or committee at the direction of a majority of the members of such board or committee and must comply with applicable laws and regulations. In the event that the participation of an observer appointed by a Sponsor Investor would create a conflict of interest at a meeting, such observer will recuse himself or herself from the related portion of such meeting.

Controlled Company Exemption

        If our board of directors does not satisfy the majority independence requirements of the New York Stock Exchange after the closing of this offering, our shareholders agreement provides that we will elect to operate under the controlled company exemption to such independence requirements, if such exemption is available to us. This would mean that our board would not be required to have a majority of independent directors, and our nominating and governance committee and our compensation committee would not be required to consist only of independent directors. If such exemption is not available, our nominating and governance committee will appoint a number of additional directors that meet the independence requirements of the New York Stock Exchange to cause our board to meet the applicable majority independence standards and the number of directors on our board shall be increased by the number of such additional directors appointed by our nominating and governance committee.

Certain Actions Relating to Us and Our Subsidiaries and Other Affiliates

        So long as any Sponsor Investor owns any Class A shares or shares of common stock received upon conversion of such Class A shares as a result of a mandatory conversion, we have agreed to take certain actions with respect to us and our subsidiaries and our affiliates, including the following:

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  upon the reasonable request of the Sponsor Investors, causing director nominees of the Sponsor Investors serving on our board to be appointed to the boards or governing bodies of certain of our subsidiaries (other than Kinder Morgan G.P., Inc., which is the general partner of the Partnership, KMP or KMR or any of their subsidiaries);

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  permitting director nominees of the Sponsor Investors to attend meetings of the Kinder Morgan G.P., Inc. board, the KMR board and any committees of such boards, subject to the rights of such boards and committees to exclude them, to applicable regulatory requirements and to such observers' obligation to recuse themselves under specified circumstances;

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  informing the Sponsor Investors that own at least 2.5% of our outstanding shares of capital stock entitled to vote on the election of directors of any action that our chief executive officer reasonably believes could impose any filing obligation, restriction or regulatory burden on such Sponsor Investor or its affiliates and not taking specified actions without approval by such Sponsor Investor;

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  keeping the Sponsor Investors that own at least 2.5% of our outstanding shares of capital stock entitled to vote on the election of directors informed of any events or changes with respect to any criminal or regulatory investigation involving us or any of our affiliates;

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  reasonably cooperating with the Sponsor Investors that own at least 2.5% of our outstanding shares of capital stock entitled to vote on the election of directors and their affiliates in efforts to mitigate consequences of the events described in the two bullets immediately above;

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  so long as any Sponsor Investor owns at least 2.5% of our outstanding shares of capital stock entitled to vote on the election of directors, not taking any action (and taking all stockholder action to prevent our subsidiaries from taking any action) to cause the board of Kinder Morgan G.P., Inc. to consist of less than a majority of independent directors under the applicable New York Stock Exchange standards; and

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  our not engaging in any merger, amalgamation, consolidation or other business combination or similar transaction or series of transactions (other than for solely cash consideration) without obtaining the unanimous approval of our shareholders unless the organizational documents and capital structure of the acquiring, surviving or resulting entity preserve in all material respects the economic and other rights (including conversion, transfer, distribution and governance rights as set forth in our certificate of incorporation, bylaws and shareholders agreement), characteristics and tax treatment, including on a relative basis, of the Sponsor Investors, the Class A shares, the Class B shares, the Class C shares and the shares of our common stock as they exist on the date of such transaction. A determination that a transaction meets the above requirements requires approval by each of the following: (1) Sponsor Investors holding a majority of our outstanding shares of capital stock then entitled to vote for the election of directors then held by Sponsor Investors that hold Class A shares, (2) Richard D. Kinder (so long as he and his permitted transferees hold Class A shares), (3) holders of a majority of our outstanding Class B shares, and (4) holders of a majority of our outstanding Class C shares. If all requisite shareholders other than the holders of Class C shares approve such a transaction, we generally may engage in such transaction so long as the Class C shares receive the consideration provided in our charter. In addition, if the transaction is otherwise approved by the requisite holders of our capital stock, the Sponsor Investors and Mr. Kinder may decide that the holders of common stock, Class A shares, Class B shares and Class C shares receive the consideration provided in our charter, regardless of whether such transaction is determined to meet the above requirements.

        In addition, Mr. Kinder has agreed until May 15, 2015 to notify the Sponsor Investors prior to his acquisition of, or offer to acquire, any securities of us or any of our publicly-traded subsidiaries in a transaction or a series of related transactions involving a value in excess of $50 million.

Registration Rights

        Our shareholders agreement contains registration rights provisions pursuant to which we may be required to register the sale of shares of common stock issuable upon the conversion of Class A shares owned by the Sponsor Investors or of Class A shares and Class B shares owned by Richard D. Kinder. Under the registration rights provisions, after the expiration of the lock-ups entered into in connection with this offering, the Sponsor Investors and Richard D. Kinder will each have the right to require that we register resales of shares of common stock having an aggregate value of at least $200 million issuable upon the conversion of such Class A shares or Class B shares held by the Sponsor Investors or Richard D. Kinder, as applicable, on their behalf, or such lesser amount that represents all of such holder's remaining shares. Mr. Kinder's shares are subject to specified transfer restrictions. See "—Transfer Restrictions." We will not be obligated to effect such a demand registration at any time that a shelf registration statement is effective, or if, in our good faith reasonable judgment, it is not feasible for us to proceed because of the unavailability of required financial statements, or during a blackout period. A blackout period, for this purpose, is any of (1) a regular quarterly blackout period when our directors and executive officers are not permitted to trade, (2) a seven day period (which we may not invoke more than twice in any 12 month period) relating to a securities offering of $150 million or more by the Partnership or KMR, or (3) a 30 day period (which we may not invoke more than twice in any 12 month period) if the registration would cause the disclosure of specified types of non-public information. The registration rights provisions contain holdback provisions for us and certain holders of shares in the event of an underwritten offering of our common stock having an aggregate value of at least $500 million.

        Under the registration rights provisions, the Sponsor Investors or Richard D. Kinder also can require us to file a shelf registration statement on Form S-3 for the resale of common stock they may receive upon the conversion of their Class A shares or Class B shares, as applicable. In such event, we have agreed to use our reasonable best efforts to keep a shelf registration statement continuously effective until the earlier of the date on which all registrable securities covered by the shelf registration statement have been sold or otherwise cease to be registrable securities or the date on which the Sponsor Investors no longer collectively hold registrable securities that represent at least 1% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors.

        We also have granted piggyback registration rights to holders of Class A shares, Class B shares and Class C shares whenever we propose to register any of our securities under the Securities Act (other than a registration by us on a registration statement on Form S-4 or on a registration statement on Form S-8).

        We have also agreed not to effect any merger, amalgamation, consolidation, business combination or change of control or reorganization event or similar transaction or series of transactions in which we are not the surviving entity (other than solely for cash consideration) unless the surviving entity assumes these registration obligations.

        We have agreed to indemnify and hold harmless each selling shareholder for whom we file a registration statement and its affiliates and their respective officers, directors, managers, partners, agents and control persons against any losses relating to violations of applicable securities law by us in connection with such registration or offering (except to the extent such violations were caused by such selling shareholder) or untrue statement of a material fact contained in such registration statement, prospectus or preliminary prospectus or free writing prospectus or any omission of a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

Non-Compete Agreements

        The executive management shareholders identified in our shareholders agreement, which include Richard D. Kinder and all of our named executive officers, have agreed to certain non-competition and non-solicitation provisions during the term of their employment and for a specified period of time following their employment, which ranges from one year to two years, if they are terminated on or prior to May 31, 2015.

Corporate Opportunities

        Our shareholders agreement provides that the Sponsor Investors and certain of their respective affiliates, including any director nominated by a Sponsor Investor, have no obligation to offer us or our wholly owned subsidiaries an opportunity to participate in business opportunities presented to the Sponsor Investors or such affiliates (other than us and our wholly owned subsidiaries) even if the opportunity is one that we or one of our wholly owned subsidiaries might reasonably have pursued, and that neither the Sponsor Investors nor their respective affiliates will be liable to us or any of our wholly owned subsidiaries for breach of any duty by reason of any such activities. However, each such person serving as a director of us or one of our wholly owned subsidiaries must tell us about any business opportunity offered to it solely in its capacity as such a director. Each director nominated by a Sponsor Investor has agreed to recuse himself or herself from any portion of a board or committee meeting if such director has actual knowledge that the Sponsor Investor that appointed such director (or one of its controlled affiliates) is engaged in or pursuing any business opportunity that such director has actual knowledge that we are also engaged in or evaluating and if such director's participation would cause a conflict of interest.

Transfer Restrictions

        Prior to May 31, 2013, our chief executive officer, Richard D. Kinder, and our president, Park Shaper, will be restricted from voluntarily converting a portion of their Class A shares into our common stock and selling the resulting shares of common stock. Mr. Kinder may transfer shares of common stock up to an amount equal to approximately 10% of his Class A shares to a third party and shares of common stock up to an amount equal to approximately 10% of his Class A shares to a permitted foundation. Mr. Shaper may transfer shares of common stock up to an amount equal to approximately 50% of his Class A shares to a third party. All such transfer restrictions terminate in the event of the termination of Mr. Kinder's or Mr. Shaper's employment with us, as applicable.

        Class A shares may only be transferred by Other Management and our chief executive officer to a permitted transferee of such holder of Class A shares, which includes family members, heirs, trusts or other entities over which such holder (or his or her heir in the event of such holder's death) retains control. Class A shares may by transferred by holders other than Other Management and our chief executive officer to a permitted transferee or to an affiliate or successor of such holder.

        Class B shares and Class C shares may only be transferred to a permitted transferee of such holder of Class B shares or Class C shares, as applicable, which includes family members, heirs, trusts or other entities over which such holder (or his or her heir in the event of such holder's death) retains control.

        Our shareholders agreement also provides that no holder of Class A shares, or shares of common stock received by such holder upon conversion of such Class A shares as the result of a prior mandatory conversion, will be permitted to transfer any shares of our common stock during the fair market value calculation period prior to May 31, 2015, the date on which any of our remaining Class A shares, Class B shares and Class C shares will be converted into common stock. See "Description of Our Capital Stock—Classes of Common Stock—Voluntary Conversion."

Forfeiture of Class B Shares

        Our shareholders agreement provides that holders of our Class B shares may forfeit all or a portion of such shares in specified circumstances upon the termination of such holder's employment with us and our subsidiaries. All Class B shares will be no longer subject to forfeiture upon a change of control (as defined in our shareholders agreement and described under "Management—Executive Compensation—Compensation Discussion and Analysis—Compensation Related to the Going Private Transaction"), and all Class B shares of a certain series will be no longer subject to forfeiture upon a mandatory conversion date for that series, which will occur upon the occurrence of certain events pertaining to that series and in any case no later than May 31, 2015 for all series. If a holder's employment is terminated after specified value thresholds with respect to his or her Class B shares have been met, but before certain related amounts are received by such terminated employee, then such terminated employee may retain all of his or her Class B shares until such related amounts are received.

        Forfeited Class B shares will automatically become treasury shares, and we will transfer the forefeited Class B shares to a trust. Any property in the trust, including dividends and earnings in respect of the Class B shares, may be distributed to members of our management, other than Richard D. Kinder, as designated by our chief executive officer and approved by a majority of the members of our board of directors nominated by the Sponsor Investors. Any Class B shares, any shares of common stock issued in connection with the conversion of Class B shares held in the trust and any dividends and earnings in respect of such Class B shares and/or shares of common stock, that remain in the trust account on May 31, 2015 will be distributed proportionally to the holders of Class B shares as of May 31, 2015.

Bonus Payments

        We have agreed to make one-time cash bonuses in an aggregate amount of approximately $100 million to certain of our non-executive management employees. Such bonuses will be made at our discretion after our initial quarterly dividend payment following this offering. The payment of any bonuses to holders of our Class B shares or Class C shares will be subject to supermajority approval of our board of directors in accordance with our bylaws. Our charter provides that the Class A shares held by Richard D. Kinder, our chief executive officer, will not be entitled to the first approximately $64 million in dividends in respect of such Class A shares, which will fund the payment of such bonuses. See "Description of Our Capital Stock—Classes of Common Stock—Dividends."

Payment of Certain Costs and Expenses

        Kinder Morgan Kansas, Inc.'s certificate of incorporation generally obligates it to indemnify its officers and directors in connection with litigation against them in connection with their duties as its officers and directors, and our shareholders agreement requires us to cause Kinder Morgan Kansas, Inc. to pay any costs and expenses of the Investors associated with the Going Private Transaction, including amounts paid as damages or in settlement of related shareholder litigation. In connection with this litigation, since January 1, 2008, Kinder Morgan Kansas, Inc. has paid or expects to pay approximately $214.3 million, including $200 million in connection with the settlement of the litigation, which $200 million payment is currently in an escrow account that is subject to the jurisdiction of the court. See also note 11 to our interim consolidated financial statements included elsewhere in this prospectus. We also are obligated to pay all reasonable fees and expenses of the Sponsor Investors and their counsel related to the administration of, and their rights and obligations under, our certificate of incorporation, bylaws and shareholders agreement that are approved in advance by us and all fees and expenses of the Sponsor Investors and their affiliates incident to this offering and previously contemplated structures for an initial public offering. Since January 1, 2008, we have paid or expect to pay approximately $        in fees and expenses of the Sponsor Investors.

Other Provisions

        Certain provisions in our shareholders agreement will terminate with respect to a Sponsor Investor when it no longer owns shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors, including the right to nominate director and committee members. If no Sponsor Investor owns shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors, then certain sections of our shareholders agreement will terminate with respect to all Investors, including transfer restrictions, rights to nominate director and committee nominees, and certain actions relating to our subsidiaries and other affiliates. Our shareholders agreement will terminate when none of the shareholder parties thereto hold any Class A shares, Class B shares, Class C shares or shares of common stock.

        Amendments to our shareholders agreement must be signed by us, if the amendment modifies our rights or obligations, and by the following holders:

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  Richard D. Kinder so long as he (together with his permitted transferees) owns shares representing at least 1% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors,

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  the Sponsor Investors holding shares representing a majority of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors then held by the Sponsor Investors so long as the Sponsor Investors collectively own shares representing at least an aggregate amount of 1% of our outstanding shares of capital stock entitled to vote on the election of directors,

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  in the case of an amendment or waiver with respect to transfer restrictions, director and committee nominees, observers, independence requirements, voting agreements or proxies, certain actions relating to our subsidiaries and other affiliates, company dividend policy, forfeiture of Class B shares and termination of our shareholders agreement, the Sponsor Investors owning shares representing at least two-thirds of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors then held by the Sponsor Investors so long as the Sponsor Investors collectively own at least an aggregate amount of 1% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors,

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  in the case of an amendment or waiver that would modify the rights or obligations of any Sponsor Investor adversely, such Sponsor Investor so affected so long as such Sponsor Investor owns any of our outstanding shares of capital stock entitled to vote on the election of directors,

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  the holders of shares representing a majority of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors held by Other Management and the Original Stockholders at the closing of this offering so long as Other Management and the Original Stockholders own a majority of the voting power held by such holders at the closing of this offering and the applicable amendment or waiver would modify the rights or obligations of Other Management and the Original Stockholders (taken as a whole) adversely and differently from other holders of the same class or classes of capital stock, and

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  in the case of an amendment or waiver that would modify the rights or obligations of the holders (taken as a whole) of Class B shares or Class C shares, as applicable, adversely as compared to the holders of other classes of common stock, the holders of Class B shares representing a majority of the issued and outstanding Class B shares or the holders of Class C shares representing a majority of the issued and outstanding Class C shares, as applicable.

If no parties meet the conditions set forth in the bullets above, then the holders of shares representing a majority of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors then held by holders who are party to our shareholders agreement must sign an amendment.

        We have agreed to use our reasonable best efforts to take necessary or appropriate actions upon the request of a Sponsor Investor to ensure that Class A shares can timely convert into shares of our common stock as contemplated by our certificate of incorporation. We have also agreed to use our best efforts to obtain governmental and/or regulatory permits or authorizations to enable us to issue and deliver shares of common stock upon the conversion of our Class A shares, Class B shares and Class C shares.

Indemnification of Directors and Officers

        Pursuant to our certificate of incorporation and bylaws, we have agreed to indemnify each of our directors and officers, and may additionally indemnify any of our employees, agents or other persons, to the fullest extent permitted by law against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by our directors or officers or these other persons. We have agreed to provide this indemnification for civil, criminal, administrative, arbitrative or investigative proceedings to the fullest extent permitted under the Delaware General Corporation Law. Thus, our directors and officers could be indemnified for their negligent acts if they met the requirements set forth above. We also have acknowledged that we are the indemnitor of first resort with respect to such indemnification obligations and that any obligations of a Sponsor Investor and its affiliates to advance expenses or to provide indemnification and/or insurance for the same expenses or liabilities are secondary. We also are expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not we would have the power to indemnify such person against such liability. See "Description of Our Capital Stock—Certain Other Provisions of Our Charter and Bylaws and Delaware Law—Limitations of Liability and Indemnification of Officers and Directors."

Other Relationships

        Goldman, Sachs & Co. is one of the underwriters of this offering. Affiliates of Goldman, Sachs & Co. are currently among the Sponsor Investors, are selling stockholders in this offering and, through their ownership of Class A shares, will, following this offering, own shares representing at least approximately      % of the total voting power of all of our outstanding capital stock for the election of directors and      % of the total voting power of all of our outstanding capital stock for other matters, even if the underwriters exercise in full their option to purchase additional shares.

        An affiliate of Goldman, Sachs & Co. is a lender under KMP's credit facility and has received approximately $1 million in fees for serving in such capacity. In addition, an affiliate of Goldman, Sachs & Co. is a co-syndication agent and lender under Kinder Morgan Kansas, Inc.'s senior secured credit facilities and has received approximately $2.4 million in fees for serving in such capacities.

        Goldman, Sachs & Co. was an underwriter in KMP's February 2008, February 2009, December 2009 and May 2010 equity offerings. Goldman, Sachs & Co. received approximately $0.5 million, $1.6 million, $1.6 million and $1.8 million, respectively, in underwriting discounts, commissions and fees in connection with such equity offerings. Goldman, Sachs & Co. was also an underwriter in KMP's June 2008, December 2008, May 2009, September 2009 and May 2010 notes offerings. Goldman, Sachs & Co. received approximately $0.2 million, $0.1 million, $0.2 million, $0.2 million and $0.2 million, respectively, in underwriting discounts, commissions and fees in connection with such notes offerings. Additionally, Goldman, Sachs & Co. was an initial purchaser of the 6.000% senior notes due 2018 issued by Kinder Morgan Finance Company LLC in a private placement on December 20, 2010. Goldman, Sachs & Co. received approximately $0.6 million in discounts and fees in connection with the issuance of such notes. In addition, we have paid certain fees and expenses of

Goldman, Sachs & Co. and its affiliates related to the Going Private Transaction. See "—Shareholders Agreement—Payment of Certain Costs and Expenses."

        On January 15, 2010, KMP acquired three ethanol handling train terminals from U.S. Development Group, of which Goldman, Sachs & Co. effectively owned 49%, for an aggregate consideration of $197.4 million, consisting of $115.7 million in cash and $81.7 million in its common units. The three train terminals are located in Linden, New Jersey; Baltimore, Maryland; and Dallas, Texas. As part of the transaction, KMP announced the formation of a venture with U.S. Development Group to optimize and coordinate customer access to the three acquired terminals, other ethanol terminal assets KMP already owns and operates, and other terminal projects currently under development by both parties. We also conduct commodity risk management activities in the ordinary course of implementing our risk management strategies in which the counterparty to certain of our derivative transactions is an affiliate of Goldman, Sachs & Co. In conjunction with these activities, we are a party (through one of our subsidiaries engaged in the production of crude oil) to a hedging facility with J. Aron & Company/Goldman, Sachs & Co., which requires us to provide certain periodic information but does not require the posting of margin. As a result of changes in the market value of our derivative positions, we have recorded both amounts receivable from and payable to Goldman, Sachs & Co. affiliates. The following table summarizes the fair values of our energy commodity derivative contracts that are (i) associated with commodity price risk management activities with J. Aron & Company/Goldman, Sachs & Co. and (ii) included within "Fair value of derivative contracts" in the accompanying Consolidated Balance Sheets (in millions):

	December 31,
	2010	2009	2008
Derivative Assets (Liabilities)
Current Assets: Fair value of derivative contracts	$—	$4.3	$60.4
Assets: Fair value of derivative contracts	$12.7	$18.4	$20.1
Current Liabilities: Fair value of derivative contracts	$(221.4)	$(96.8)	$(13.2)
Long-term Liabilities and Deferred Credits: Fair value of derivative contracts	$(57.5)	$(190.8)	$(24.1)

        Goldman, Sachs & Co. is a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Goldman, Sachs & Co. and its affiliates have engaged in, and may in the future engage in, investment banking, commercial banking services and other commercial dealings in the ordinary course of business with us and our affiliates. Furthermore, they have received, or may in the future receive, customary fees and commissions for these transactions.

        In the ordinary course of their various business activities, Goldman, Sachs & Co. and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours and our affiliates. Goldman, Sachs & Co. and its affiliates also may make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. See also "Underwriting—Relationships and Conflicts of Interest."

Employment Agreement

        Kinder Morgan Kansas, Inc. is party to an employment agreement with Richard D. Kinder. See "Management—Executive Compensation—Compensation Discussion and Analysis—Other Potential Post-Employment Benefits."

Severance Agreements

        Prior to the closing of this offering, we or one of our subsidiaries will enter into severance agreements with eleven of our or our subsidiaries' executive officers, including all of our named executive officers other than Richard D. Kinder. Severance in the amount of annual base salary plus employee benefits will be payable in certain cases for a period of up to two years depending on the reason for such officer's termination of employment. Based on the current base salaries for our executive officers, other than Richard D. Kinder, the approximate cost of the new severance agreements could be up to $13 million. Mr. Kinder is entitled to a severance payment in certain cases under the terms of his employment agreement. See "Management—Executive Compensation—Compensation Discussion and Analysis—Other Potential Post-Employment Benefits."

Related Party Transaction Approval Policy

        Our written policy is that (1) any of our employees must obtain authorization from the appropriate business unit president of the relevant company and (2) any of our directors, business unit presidents, executive officers and heads of corporate functions must obtain authorization from the non-interested members of the audit committee of the applicable board of directors, in each case for any business relationship or proposed business transaction in which they or an immediate family member has a direct or indirect interest, or from which they or an immediate family member may derive a personal benefit (a "related party transaction"), prior to any such transaction being entered into or consummated. The maximum dollar amount of related party transactions that may be approved by the procedure described in the preceding sentence in any calendar year is $1.0 million. The related party transaction that causes all related party transactions in a calendar year to exceed $1.0 million, and all subsequent related party transactions in that calendar year, must be presented to the audit committee of the applicable board of directors for approval or to determine the procedure for approval.

        In addition, with limited exceptions pertaining to ordinary course of business transactions in connection with the management and operation of our and KMP's assets, any transactions outside the ordinary course of business between us and/or our subsidiaries (excluding KMP, KMR and their subsidiaries), on the one hand, and KMP, KMR and/or their subsidiaries, on the other hand, must be referred to and approved by the non-interested members of the audit committee of our board of directors, in addition to the approval of our and KMR's boards of directors and any approvals that otherwise may be required under our certificate of incorporation, bylaws, shareholders agreement or other governing documents, prior to being entered into or consummated. Any material changes to the terms of, or any renewal of, any of these transactions will also require the same approvals.

        Without weighting any factors, and recognizing that one individual may give more weight to one factor than another individual, we expect that the non-interested parties will consider, among other things, the nature, size and terms of the transaction, the extent of the interest of the related party in the proposed transaction and the existing relationship of the parties to the proposed transaction.

Future Acquisition Opportunities

        The Sponsor Investors and their affiliates are in the business of making investments in companies, and they may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsor Investors and their affiliates also may pursue, for their own account, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. We have waived certain potential conflicts of interest between us and the Sponsor Investors regarding acquisition opportunities. See "Risk Factors—Our certificate of incorporation and shareholders agreement contain provisions renouncing our interest and expectancy in certain corporate opportunities."

        We, KMP and KMR have a policy among ourselves that acquisition opportunities of businesses or operating assets will be pursued at other than the Partnership level only if KMP elects not to pursue the opportunity.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following tables set forth information known to us regarding:

  •
  the beneficial ownership of each class of our capital stock after giving effect to the Conversion Transactions, both immediately prior to and after giving effect to this offering by:

  •
  each of our directors, each of our named executive officers and all of our directors and executive officers as a group,

  •
  each of the selling stockholders, and

  •
  each person known by us to own beneficially more than 5% of any class of our capital stock; and

  •
  the beneficial ownership of KMP's common units and KMR's shares by:

  •
  each of our directors, each of our named executive officers and all of our directors and executive officers as a group.

        For more information regarding the selling stockholders, see "Certain Relationships and Related Party Transactions."

        Beneficial ownership is determined in accordance with the rules of the SEC. Based on information provided to us, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the tables have sole voting and investment power with respect to the shares or units indicated. Except as otherwise indicated, the address for each of the following is c/o Kinder Morgan, Inc., 500 Dallas Street, Suite 1000, Houston, Texas 77002.

Amount and Nature of Beneficial Ownership of Our Common Stock

        None of the following individuals or entities will own any shares of our common stock immediately before or after the offering. However, they will own our Class A shares, which initially are convertible on a one-for-one basis into shares of common stock. Therefore, the following table sets forth the number of shares of common stock of which the individuals and entities have beneficial ownership, assuming the outstanding Class A shares are fully converted into all the shares of common stock underlying the investor retained stock and that the Class B and Class C shares are converted into zero shares of common stock. Since our Class A shares, Class B shares and Class C shares will be convertible into a fixed aggregate number of shares of our common stock after the completion of this offering, the conversion of our Class B shares and Class C shares into shares of common stock will result in a corresponding decrease in the number of shares of common stock into which our Class A shares will be able to convert. See "Description of Our Capital Stock—Classes of Common Stock—Voluntary Conversion" and "—Mandatory Conversion."

	Immediately Prior to the Offering			Immediately After the Offering
			Number of Shares of Common Stock Offered
Name and Address of Beneficial Owner	Number	% of Class(1)		Number	% of Class(1)
Richard D. Kinder(2)		30.6	—
C. Park Shaper		*	—
Steven J. Kean		*	—
Henry Cornell(3)		25.2
Michael Miller(4)		16.0
Michael C. Morgan(5)		*	—
Kenneth A. Pontarelli(3)		25.2
Fayez Sarofim		4.4	—
John Stokes(4)		16.0
R. Baran Tekkora(6)		—
Glenn A. Youngkin(7)		—
Kimberly A. Dang		*	—
Joseph Listengart		*	—
Directors and executive officers as a group (15 persons)(8)		77.4
The Goldman Sachs Group, Inc.(3)		25.2
TCG Holdings, L.L.C.(9)		11.2
Investment funds associated with Carlyle/Riverstone Global Energy and Power Fund III, L.P.(10)		11.2
Highstar Capital LP(4)		16.0

*
Represents ownership of less than 1%.

(1)
Immediately prior to the offering and immediately after the offering, assuming the underwriters do not exercise their option to purchase additional shares, we will have                    shares of common stock issued and outstanding. If the underwriters exercise their option to purchase additional shares in full, we will have                    shares of common stock issued and outstanding. See "The Transactions—The Conversion Transactions."

(2)
Includes            Class A shares owned by Mr. Kinder's wife. Mr. Kinder disclaims any and all beneficial or pecuniary interest in the Class A shares owned by his wife.

(3)
Immediately prior to the offering, consists of            Class A shares owned by GS Capital Partners V Fund, L.P.;             Class A shares owned by GS Capital Partners V Offshore Fund, L.P.;            Class A shares owned by GS Capital Partners V Institutional, L.P.;             Class A shares owned by GS Capital Partners V GmbH & Co. KG;            Class A shares owned by GS Capital Partners VI Fund, L.P;             Class A shares owned by GS Capital Partners VI Offshore Fund, L.P.;            Class A shares owned by GS Capital Partners VI Parallel, L.P.;             Class A shares owned by GS Capital Partners VI GmbH & Co. KG;            Class A Shares owned by GS Global Infrastructure Partners I, L.P.;            Class A Shares owned by GS Institutional Infrastructure Partners I,  L.P.;            Class A Shares owned by GS International Infrastructure Partners I, L.P.;            Class A Shares owned by Goldman Sachs KMI Investors, L.P.;            Class A Shares owned by GSCP KMI Investors, L.P.;             Class A Shares owned by GSCP KMI Investors Offshore, L.P. (collectively the "GS Entities"), in each case, either directly, or indirectly through wholly owned subsidiaries. The Goldman Sachs Group, Inc. and certain affiliates, including Goldman, Sachs & Co., may be deemed to directly or indirectly own the            Class A shares which are owned directly or indirectly by the GS Entities, of which affiliates of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are the general partner, limited partner or the managing partner. Goldman, Sachs & Co. is the investment manager for certain of the GS Entities. Goldman, Sachs & Co. is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the GS Entities share voting power and investment power with certain of their respective affiliates. Henry Cornell and Kenneth Pontarelli are managing directors of Goldman, Sachs & Co. Each of Mr. Cornell, Mr. Pontarelli, The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the GS Entities disclaims beneficial ownership of the shares owned directly or indirectly by the GS Entities except to the extent of their pecuniary interest therein, if any. The address of the GS Entities, The Goldman Sachs Group, Inc., Goldman, Sachs & Co., Mr. Cornell and Mr. Pontarelli is 200 West Street, 28th Floor, New York, New York 10282.

(4)
Immediately prior to the offering, consists of            Class A shares owned by Highstar II Knight Acquisition Sub, L.P.;             Class A shares owned by Highstar III Knight Acquisition Sub, L.P.;            Class A shares owned by Highstar KMI Blocker LLC; and             Class A shares owned by Highstar Knight Partners, L.P. (collectively the "Highstar Entities"). Affiliates of PineBridge Investments LLC ("PineBridge") serve as the general partner of Highstar II Knight Acquisition Sub, L.P., Highstar III Knight Acquisition Sub, L.P. and Highstar Knight Partners, L.P., and the managing member of Highstar KMI Blocker LLC, and accordingly may be deemed to beneficially own the Class A shares owned of record by the Highstar Entities. Pinebridge has delegated management authority for such general partners and managing member to Highstar Capital LP, which also serves as the investment manager for the Highstar Entities. Highstar Capital LP is controlled by Christopher Lee, Mr. Miller, Mr. Stokes, Christopher Beall and Scott Litman and, in such capacities, these individuals may be deemed to share beneficial ownership of the Class A shares beneficially owned by the Highstar Entities. Such individuals expressly disclaim any such beneficial ownership, except to the extent of their pecuniary interest therein, if any. The address of Highstar Capital LP and the Highstar Entities is 277 Park Avenue, 45th floor, New York, New York 10172.

(5)
Consists of            Class A shares owned by Portcullis Partners, LP, a private investment partnership. Mr. Morgan is President of Portcullis Partners, LP and therefore may be deemed to have beneficial ownership of the shares owned by Portcullis Partners, LP.

(6)
Does not include shares of common stock held by the Carlyle/Riverstone Funds (as defined in footnote (10) below) or Riverstone Coinvestment (as defined in footnote (10) below), each of which is an affiliate of Riverstone, or shares of common stock held by Carlyle Coinvestment (as defined in footnote (10) below). Mr. Tekkora is a director of Kinder Morgan, Inc. and a Managing Director of Riverstone. Mr. Tekkora disclaims beneficial ownership of the shares held by Carlyle/Riverstone Funds, Riverstone Coinvestment or Carlyle Coinvestment.

(7)
Does not include shares of common stock held by Carlyle Partners IV Knight, L.P. and CP IV Coinvestment, L.P., each of which is an affiliate of Carlyle. Mr. Youngkin is a director of Kinder Morgan, Inc. and a Managing Director of Carlyle. Mr. Youngkin disclaims beneficial ownership of the shares held by Carlyle Partners IV Knight, L.P. and CP IV Coinvestment, L.P.

(8)
Includes            Class A shares owned by Mr. Kinder's wife, in which Mr. Kinder disclaims any and all beneficial or pecuniary interest, and immediately before the offering, includes            Class A shares in which Mr. Cornell and Mr. Pontarelli disclaim beneficial ownership except to the extent of their pecuniary interest therein, if any.

(9)
Consists of            Class A shares owned by Carlyle Partners IV Knight, L.P. and            Class A shares owned by CP IV Coinvestment, L.P. TC Group IV, L.P. is the sole general partner of Carlyle Partners IV Knight, L.P. and CP IV Coinvestment, L.P. TC Group IV Managing GP, L.L.C. is the sole general partner of TC Group IV, L.P. TC Group, L.L.C. is the sole managing member of TC Group IV Managing GP, L.L.C. TCG Holdings, L.L.C. is the sole managing member of TC

  Group, L.L.C. Accordingly, TC Group IV, L.P., TC Group IV Managing GP, L.L.C., TC Group, L.L.C. and TCG Holdings, L.L.C. each may be deemed to share beneficial ownership of our Class A shares owned of record by each of Carlyle Partners IV Knight, L.P. and CP IV Coinvestment, L.P. William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein are managing members of TCG Holdings, L.L.C. and, in such capacity, may be deemed to share beneficial ownership of the Class A shares beneficially owned by TCG Holdings, L.L.C. Such individuals expressly disclaim any such beneficial ownership. The principal address and principal offices of TCG Holdings, L.L.C. and certain affiliates is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505.

(10)
Consists of            Class A shares owned by C/R Energy III Knight Non-U.S. Partnership, L.P. ("Knight Partnership"),             Class A shares owned by C/R Knight Partners, L.P. ("Knight Partners"),            Class A shares owned by Carlyle/Riverstone Knight Investment Partnership, L.P. ("Knight Investment Partnership" and together with Knight Partnership and Knight Partners, the "Carlyle/Riverstone Funds"),            Class A shares owned by Riverstone Energy Coinvestment III, L.P. ("Riverstone Coinvestment") and            Class A shares owned by Carlyle Energy Coinvestment III, L.P. ("Carlyle Coinvestment"). C/R Energy GP III, LLC exercises investment discretion and control over the shares held by each of Knight Partnership, Knight Partners and Knight Investment Partnership through their mutual general partner, Carlyle/Riverstone Energy Partners III, L.P., of which C/R Energy GP III, LLC is the sole general partner. Riverstone Coinvestment GP LLC, a subsidiary of Riverstone Holdings, LLC, exercises investment discretion and control over the shares held by Riverstone Coinvestment, subject to contractual commitments that Riverstone Coinvestment invest and divest side-by-side with the Carlyle/Riverstone Funds. Carlyle Energy Coinvestment III GP, L.L.C., a subsidiary of TCG Holdings, L.L.C., exercises investment discretion and control over the shares held by Carlyle Coinvestment, subject to contractual commitments that Carlyle Coinvestment invest and divest side-by-side with the Carlyle/Riverstone Funds. C/R Energy GP III, LLC is managed by a managing committee comprising Daniel A. D'Aniello, William E. Conway, Jr., David M. Rubenstein and Edward J. Mathias, as Carlyle designees, and Pierre F. Lapeyre, Jr., David M. Leuschen and Michael B. Hoffman, as Riverstone designees. Actions of the managing committee require consent of at least five members of the managing committee, including at least one Carlyle designee and one Riverstone designee. The members of the managing committee of C/R Energy GP III, LLC may be deemed to share beneficial ownership of the shares beneficially owned by C/R Energy GP III, LLC. Such individuals expressly disclaim any such beneficial ownership. The principal address and principal offices of the Carlyle/Riverstone Funds and Riverstone Coinvestment and certain affiliates is 712 Fifth Avenue, 51st Floor, New York, NY 10019. The principal address and principal offices of Carlyle Coinvestment, TCG Holdings, L.L.C. and certain affiliates is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505.

 Amount and Nature of Beneficial Ownership of Our Class B and Class C Shares

        The Class B shares and Class C shares are convertible into shares of common stock under certain circumstances. See "Description of Our Capital Stock—Classes of Common Stock—Mandatory Conversion."

	Class B Shares		Class C Shares
Name and Address of Beneficial Owner	Number	% of Class(1)	Number	% of Class(1)
Richard D. Kinder(2)		40.0	—	—
C. Park Shaper(3)		11.0		28.3
Steven J. Kean		8.0		13.9
Henry Cornell	—	—	—	—
Michael Miller	—	—	—	—
Michael C. Morgan	—	—	—	—
Kenneth A. Pontarelli	—	—	—	—
Fayez Sarofim	—	—	—	—
John Stokes	—	—	—	—
R. Baran Tekkora	—	—	—	—
Glenn A. Youngkin	—	—	—	—
Kimberly A. Dang(4)		2.5		1.6
Joseph Listengart		4.0		12.6
Directors and executive officers as a group (15 persons)(5)		74.8		76.9
The Goldman Sachs Group, Inc.	—	—	—	—
Carlyle Partners IV, L.P.	—	—	—	—
Carlyle/Riverstone Global Energy and Power Fund III, L.P.	—	—	—	—
Highstar Capital LP	—	—	—	—

(1)
Upon completion of the Conversion Transactions, we will have                    Class B shares and                    Class C shares issued and outstanding. See "The Transactions—The Conversion Transactions."

(2)
Includes            Class B shares that Mr. Kinder transferred to a limited partnership. Mr. Kinder may be deemed to be the beneficial owner of these transferred Class B shares, because Mr. Kinder controls the voting and disposition power of these Class B shares, but he disclaims 99% of any beneficial and pecuniary interest in them.

(3)
Includes            Class B shares that Mr. Shaper transferred to a limited partnership. Mr. Shaper may be deemed to be the beneficial owner of these transferred Class B shares because he controls the voting and disposition power of these Class B shares, but he disclaims approximately 21% of any beneficial and pecuniary interest in them.

(4)
Includes            Class B shares that Mrs. Dang transferred to a limited partnership. Mrs. Dang may be deemed to be the beneficial owner of these transferred Class B shares because Mrs. Dang has voting and disposition power of these Class B shares, but she disclaims 10% of any beneficial and pecuniary interest in them.

(5)
Includes            Class B shares that Mr. Kinder transferred to a limited partnership,             Class B shares that Mr. Shaper transferred to a limited partnership and             Class B shares that Mrs. Dang transferred to a limited partnership. These executive officers disclaim 99%, 21% and 10%, respectively, of any beneficial and pecuniary interest in such Class B shares.

 Amount and Nature of Beneficial Ownership of
KMP Common Units and KMR Shares

	KMP Common Units		KMR Shares
Name and Address of Beneficial Owner	Number	% of Class(1)	Number	% of Class(2)
Richard D. Kinder(3)	315,979	*	144,464	*
C. Park Shaper	4,000	*	33,632	*
Steven J. Kean	1,780	*	2,118	*
Henry Cornell
Michael Miller
Michael C. Morgan
Kenneth A. Pontarelli	1,000	*	—	—
Fayez Sarofim
John Stokes
R. Baran Tekkora
Glenn A. Youngkin
Kimberly A. Dang	121	*	558	*
Joseph Listengart	5,498	*	2,546	*
Directors and executive officers as a group (15 persons)(4)

*
Represents ownership of less than 1%.

(1)
As of November 1, 2010, KMP had 217,119,928 common units issued and outstanding.

(2)
As of November 1, 2010, KMR had 90,296,732 issued and outstanding shares representing limited liability company interests, including two voting shares owned by Kinder Morgan G.P., Inc.

(3)
Includes 7,879 KMP common units and 1,000 KMR shares owned by Mr. Kinder's spouse. Mr. Kinder disclaims any and all beneficial or pecuniary interest in these common units and shares.

(4)
Includes 2,450 restricted KMP common units. Also includes 7,879 KMP common units and 1,000 KMR shares owned by an executive's spouse and 786 KMR shares held by one of our executives for his children. The respective executives disclaim any beneficial ownership in 7,879 KMP common units and 1,786 KMR shares.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following information is a summary of the material terms of agreements representing certain indebtedness of our subsidiaries, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Kinder Morgan Kansas, Inc.

Senior Secured Credit Facilities

        Kinder Morgan Kansas, Inc. is party to a credit agreement and related security and other agreements dated May 30, 2007, with a syndicate of financial institutions as lenders and Citibank, N.A., as administrative agent. The credit agreement provides for three term loan facilities totaling $4.755 billion, all of which have been repaid in full, and a $1.0 billion senior secured revolving credit facility. The revolving credit facility includes a sublimit of $300 million for the issuance of letters of credit and a sublimit of $50 million for swingline loans. The revolving credit facility will mature on May 29, 2013. Borrowings under the revolving credit facility can be used for general corporate purposes. As of September 30, 2010, Kinder Morgan Kansas, Inc.'s outstanding borrowings under the revolving credit facility were approximately $293.3 million and the weighted average interest rate on these borrowings was approximately 1.51%.

        The credit agreement permits one or more incremental increases under the revolving credit facility or an addition of new term facilities in an aggregate amount of up to $1.5 billion, provided certain conditions are met. Such additional capacity is uncommitted. Additionally, the revolving credit facility allows for one or more swingline loans from Citibank, N.A., in its individual capacity, up to an aggregate amount of $50 million provided certain conditions are met.

        Security.    Kinder Morgan Kansas, Inc.'s obligations under the credit agreement and certain existing notes issued by Kinder Morgan Kansas, Inc. and its subsidiary, Kinder Morgan Finance Company LLC, are secured, subject to specified exceptions, by a first-priority lien on all the capital stock of each of Kinder Morgan Kansas, Inc.'s wholly owned subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of such subsidiaries) and on all of the common stock of Kinder Morgan G.P., Inc. and by perfected security interests in, and mortgages on, substantially all of Kinder Morgan Kansas, Inc.'s and its subsidiaries' tangible and intangible assets. These assets include, without limitation, accounts (other than deposit accounts or other bank or securities accounts), inventory, equipment, investment property, intellectual property, other general intangibles, material fee-owned real property (other than pipeline assets and any leasehold property) and proceeds of the foregoing. None of the assets of Kinder Morgan G.P., Inc., Kinder Morgan Management, the Partnership or their respective subsidiaries are pledged as security as part of this financing.

        Guarantees.    The senior secured credit facilities are unconditionally guaranteed by each of Kinder Morgan Kansas, Inc.'s wholly owned material domestic restricted subsidiaries, to the extent permitted by applicable law and contract.

        Interest and fees.    Loans under the revolving credit facility will bear interest, at Kinder Morgan Kansas, Inc.'s option, at:

  •
  a rate equal to LIBOR, or London Interbank Offered Rate, plus an applicable margin, or

  •
  a rate equal to the higher of (1) the U.S. prime rate and (2) the federal funds effective rate plus 0.50%, in each case plus an applicable margin.

        Swingline loans bear interest at a rate equal to the higher of (1) the U.S. prime rate and (2) the federal funds effective rate plus 0.50%, in each case plus an applicable margin.

        The applicable margin for the revolving credit facility is subject to decrease pursuant to a leverage-based pricing grid. In addition, the credit agreement provides for customary commitment fees and letter of credit fees under the revolving credit facility.

        Covenants.    The credit agreement includes the following restrictive covenants:

  •
  Total debt divided by earnings before interest, income taxes, depreciation and amortization may not exceed 6.00:1.00;

  •
  Limitations on indebtedness, including payments and amendments;

  •
  Limitations on entering into mergers, consolidations, sales of assets and investments;

  •
  Limitations on granting liens; and

  •
  Prohibitions on making dividends to shareholders, provided that, if no event of default exists or would exist upon making such dividend, Kinder Morgan Kansas, Inc. may make dividends subject to limitations based on its calculated cumulative excess cash flow, as defined in the credit agreement.

        Events of default.    The following constitute events of default under the credit agreement, subject in certain cases to cure periods:

  •
  Nonpayment of interest, principal or fees;

  •
  Failure to make required payments under other agreements that exceed $75 million;

  •
  Unsatisfied and unbonded judgments (for a period of 60 days from entry) in excess of $75 million; and

  •
  Voluntary or involuntary bankruptcy or liquidation.

6.50% Senior Notes due 2012

        In 2002, Kinder Morgan Kansas, Inc. issued an aggregate of $1.0 billion principal amount of 6.50% senior notes due 2012. The senior notes are redeemable, in whole or in part, at Kinder Morgan Kansas, Inc.'s option at any time, at redemption prices specified in the indenture that governs the notes. The notes will mature on September 1, 2012. As part of Kinder Morgan Kansas, Inc.'s debt tender offer in March 2008, Kinder Morgan Kansas, Inc. repurchased approximately $160.7 million principal amount of the notes and approximately $839.3 million principal amount of the notes remains outstanding.

        Security.    The obligations under the notes are secured in the same manner described above under "—Kinder Morgan Kansas, Inc.—Senior Secured Credit Facilities—Security."

        Covenants.    The indenture that governs the notes includes covenants that restrict Kinder Morgan Kansas, Inc.'s ability and the ability of its subsidiaries to incur or guarantee indebtedness secured by liens on principal property, as defined in the indenture.

        Securities Act Registration.    The notes initially were sold in a transaction exempt from registration under the Securities Act, and all of the notes were subsequently exchanged for substantially identical notes that have been registered under the Securities Act.

5.15% Senior Notes due 2015

        In 2005, Kinder Morgan Kansas, Inc. issued an aggregate of $250 million principal amount of 5.15% senior notes due 2015. The senior notes are redeemable, in whole or in part, at Kinder Morgan

Kansas, Inc.'s option at any time, at redemption prices specified in the indenture that governs the notes. The notes will mature on March 1, 2015.

        Security.    The obligations under the notes are secured in the same manner described above under "—Kinder Morgan Kansas, Inc.—Senior Secured Credit Facilities—Security."

        Covenants.    The indenture that governs the notes includes covenants that restrict Kinder Morgan Kansas, Inc.'s ability and the ability of its subsidiaries to incur or guarantee indebtedness secured by liens on principal property, as defined in the indenture.

Kinder Morgan Finance Company LLC

        On December 9, 2005, Kinder Morgan Finance Company LLC, Kinder Morgan Kansas, Inc.'s wholly owned subsidiary, issued $750 million of 5.35% senior notes due 2011, $850 million of 5.70% senior notes due 2016 and $550 million of 6.40% senior notes due 2036. The 2011, 2016 and 2036 senior notes are redeemable, in whole or in part, at Kinder Morgan Finance Company LLC's option at any time, at redemption prices specified in the indenture that governs the notes. The 2011 notes will mature on January 5, 2011, the 2016 notes will mature on January 5, 2016 and the 2036 notes will mature on January 5, 2036. As part of Kinder Morgan Kansas, Inc.'s debt tender offer in March 2008, Kinder Morgan Kansas, Inc. repurchased and contributed to Kinder Morgan Finance Company LLC approximately $513.6 million principal amount of the 2036 notes and approximately $36.4 million principal amount of the 2036 notes remains outstanding.

        On December 20, 2010, Kinder Morgan Finance Company LLC issued $750 million of 6.000% senior notes due 2018. The net proceeds from the 2018 notes will be used to repay, upon maturity, the 2011 notes. The 2018 notes are redeemable, in whole or in part, at Kinder Morgan Finance Company LLC's option at any time, at redemption prices specified in the indenture that governs the 2018 notes. The 2018 notes will mature on January 15, 2018.

        Guarantee and Security.    Each series of notes is fully and unconditionally guaranteed by Kinder Morgan Kansas, Inc. on a senior unsecured basis as to principal, interest and any additional amounts required to be paid as a result of any withholding or deduction for Canadian taxes. The obligations under the notes are secured in the same manner described above under "—Kinder Morgan Kansas, Inc.—Senior Secured Credit Facilities—Security."

        Covenants.    The indentures that govern the notes include covenants that restrict Kinder Morgan Kansas, Inc.'s ability and the ability of its subsidiaries to:

  •
  incur indebtedness secured by liens on principal property, as defined in the indenture; and

  •
  engage in sale/leaseback transactions.

        Securities Act Registration.    The notes initially were sold in transactions exempt from registration under the Securities Act, and all of such notes, excluding the 2018 notes and $200,000 principal amount of the 2016 notes, were subsequently exchanged for substantially identical notes that have been registered under the Securities Act.

        Swap Agreements.    The 5.70% senior notes due 2016 have two associated fixed-to-variable interest rate swap agreements with a combined notional principal amount of $725 million. See note 6 to our interim consolidated financial statements included elsewhere in this prospectus for additional information regarding these swap agreements.

Kinder Morgan G.P., Inc. Preferred Stock

        On July 27, 2007, Kinder Morgan G.P., Inc. sold 100,000 shares of its $1,000 Liquidation Value Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock due 2057 to a single purchaser. The preferred stock gives the holders approval rights over a commencement of or filing of voluntary bankruptcy by the Partnership or its SFPP or Calnev subsidiaries.

        Dividends.    Until August 18, 2012, dividends on the preferred stock will accumulate at a fixed rate of 8.33% per annum and will be payable quarterly in arrears, when and if declared by Kinder Morgan G.P., Inc.'s board of directors. After August 18, 2012, dividends on the preferred stock will accumulate at a floating rate of the 3-month LIBOR plus 3.8975% and will be payable quarterly in arrears, when and if declared by Kinder Morgan G.P., Inc.'s board of directors. Kinder Morgan G.P., Inc. has paid each of the scheduled dividends to date.

        Mandatory Redemption.    Kinder Morgan G.P., Inc. is required to redeem the preferred stock on August 18, 2057. In addition, Kinder Morgan G.P., Inc. will be required to redeem all outstanding shares of preferred stock if, among other things and subject to exceptions, Kinder Morgan G.P., Inc.:

  •
  voluntarily transfers, disposes of or encumbers its general partner interest in the Partnership;

  •
  voluntarily withdraws as general partner of the Partnership;

  •
  is removed as general partner of the Partnership by the limited partners;

  •
  incurs or assumes any indebtedness for money borrowed to any person other than Kinder Morgan Kansas, Inc., the Partnership, their respective subsidiaries and any other person that is controlled, directly or indirectly by Kinder Morgan Kansas, Inc. or Kinder Morgan G.P., Inc.; or

  •
  incurs or assumes any indebtedness for money borrowed to Kinder Morgan Kansas, Inc., the Partnership, their respective subsidiaries or any other person that is controlled, directly or indirectly by Kinder Morgan Kansas, Inc. or Kinder Morgan G.P., Inc., if the incurrence or assumption would cause Kinder Morgan G.P., Inc.'s unconsolidated debt to unconsolidated EBITDA ratio (as defined in the certificate of designations that sets forth the terms of the preferred stock) to exceed 2.5 to 1.0, unless such incurrence will not result in a reduction in the rating of the preferred stock.

        Optional Redemption.    At any time on or after August 18, 2012, Kinder Morgan G.P., Inc. may, at its option, redeem the preferred stock, in whole or in part, at a redemption price of $1,000 per share, plus accumulated and unpaid dividends, if any, to the redemption date. In addition, Kinder Morgan G.P., Inc. may, at its option, redeem the preferred stock, in whole but not in part, prior to August 18, 2012, at a redemption price per share equal to the greater of $1,000 and a Treasury-based make-whole amount, in each case plus accumulated and unpaid dividends, if any, to the redemption date; provided, that at the time of redemption, either Kinder Morgan Kansas, Inc. has been assigned an investment grade rating or the redemption will not result in a reduction in the rating then assigned to the Partnership.

KMP

Unsecured Credit Facility

        KMP is party to a credit agreement with a syndicate of financial institutions as lenders and Wells Fargo Bank, National Association, as the administrative agent, that provides for a $2.0 billion unsecured revolving credit facility.

        The credit facility can be used for general partnership purposes and to support borrowings under KMP's commercial paper program. The credit facility will mature on June 23, 2013. As of

September 30, 2010, KMP had no outstanding borrowings under the credit facility. As of September 30, 2010, the amount available for borrowing under the credit facility was reduced by a combined amount of $636.9 million, consisting of approximately $414.8 million of commercial paper borrowings and approximately $222.1 million of letters of credit.

        Interest and fees.    Interest on the credit facility accrues at KMP's option at a floating rate equal to either the administrative agent's base rate (but not less than the Federal Funds rate plus 0.5%), or the London Interbank Offered Rate, referred to as "LIBOR," plus a margin, which varies depending upon the credit rating of KMP's long-term senior unsecured debt. The credit agreement provides for customary commitment fees and letter of credit fees under the credit facility.

        Covenants.    The credit agreement includes the following restrictive covenants:

  •
  Total debt divided by earnings before interest, income taxes, depreciation and amortization for the preceding four quarters may not exceed:

  •
  5.5, in the case of any such period ended on the last day of (1) a fiscal quarter in which KMP makes any Specified Acquisition, as defined in the credit agreement, or (2) the first or second fiscal quarter next succeeding such a fiscal quarter, or

  •
  5.0, in the case of any such period ended on the last day of any other fiscal quarter;

  •
  Limitations on entering into mergers, consolidations and sales of assets;

  •
  Limitations on granting liens; and

  •
  Prohibitions on making any distribution to holders of units if an event of default exists or would exist upon making such distribution.

        Events of default.    The following constitute events of default under the credit agreement, subject in certain cases to cure periods:

  •
  Nonpayment of interest, principal or fees;

  •
  Failure to make required payments under hedging agreements that equal or exceed $75 million;

  •
  Failure of the general partner of KMP to make required payments equal to or in excess of $75 million;

  •
  Adverse judgments in excess of $75 million; and

  •
  Voluntary or involuntary bankruptcy or liquidation.

Commercial Paper

        Under its commercial paper program, KMP issues unsecured short-term notes with maturities not to exceed 270 days from the date of issue. The program currently provides for the issuance of up to $2.0 billion of commercial paper. Outstanding borrowings under the commercial paper program reduce the amount available for borrowing under KMP's unsecured credit facility. As of September 30, 2010, KMP had approximately $414.8 million of commercial paper outstanding with an average interest rate of approximately 0.66%.

Senior Notes

        KMP has the following series of senior notes outstanding:

Principal Amount Outstanding
(In millions)
6.75% senior notes due 2011	$700
7.125% senior notes due 2012	450
5.85% senior notes due 2012	500
5.00% senior notes due 2013	500
5.125% senior notes due 2014	500
5.625% senior notes due 2015	300
6.00% senior notes due 2017	600
5.95% senior notes due 2018	975
9.00% senior notes due 2019(a)	500
6.85% senior notes due 2020	700
5.30% senior notes due 2020	600
5.80% senior notes due 2021	400
7.40% senior notes due 2031	300
7.75% senior notes due 2032	300
7.30% senior notes due 2033	500
5.80% senior notes due 2035	500
6.50% senior notes due 2037	400
6.95% senior notes due 2038	1,175
6.50% senior notes due 2039	600
6.55% senior notes due 2040	400

Total	$10,900

(a)
Each holder of KMP's 9.00% senior notes due 2019 has the right to require KMP to repurchase all or a portion of the notes owned by such holder on February 1, 2012 at a purchase price equal to 100% of the principal amount of the notes tendered by the holder plus accrued and unpaid interest to, but excluding, the repurchase date.

        Covenants.    The indentures that govern the notes include covenants that restrict KMP's ability and the ability of its subsidiaries to:

  •
  incur indebtedness secured by liens on principal property, as defined in the indenture; and

  •
  engage in sale/leaseback transactions.

        Redemption.    Each series of senior notes may be redeemed in whole or in part at any time, at KMP's option, at a price equal to 100% of the principal amount of the notes redeemed plus accrued interest to the redemption date plus a make-whole premium.

        Swap Agreements.    As of September 30, 2010, KMP had a combined notional principal amount of $5.6 billion of fixed-to-variable interest rate swap agreements that effectively convert a portion of the underlying cash flows related to its long-term fixed rate debt securities into variable rate cash flows. See note 6 to our interim consolidated financial statements included elsewhere in this prospectus for additional information regarding these swap agreements.

DESCRIPTION OF OUR CAPITAL STOCK

        The following information is a summary of the material terms of our certificate of incorporation and bylaws as these documents will be in effect upon completion of the Conversion Transactions and this offering. Our proposed certificate of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus forms a part.

General

        Immediately following the completion of the Transactions, our authorized capital stock will consist of:

  •
  shares of Class P common stock, $0.01 par value per share, which we refer to in this prospectus as our "common stock;"

  •
  shares of Class A convertible common stock, $0.01 par value per share, issued in nine series, which we refer to in this prospectus as our "Class A shares;"

  •
  shares of Class B convertible common stock, $0.01 par value per share, issued in nine series, which we refer to in this prospectus as our "Class B shares;"

  •
  shares of Class C convertible common stock, $0.01 par value per share, issued in nine series, which we refer to in this prospectus as our "Class C shares;" and

  •
  shares of preferred stock, $0.01 par value per share.

        The selling stockholders will convert some of their Class A shares on a one-for-one basis into shares of common stock sold in this offering. Therefore, immediately following this offering, our issued and outstanding capital stock will consist of:

  •
  shares of common stock;

  •
  Class A shares;

  •
  Class B shares;

  •
  Class C shares; and

  •
  no shares of preferred stock.

        Immediately prior to this offering, there was no public market for our common stock. Although we have applied to list our common stock on the NYSE, we cannot assure you that a market for our common stock will develop or if it develops that it will be sustained.

Classes of Common Stock

General

        After the closing of this offering, the Class A shares, the Class B shares and the Class C shares will be convertible into a total of            shares of common stock, which will represent        % of our outstanding shares of common stock on a fully-converted basis. The number of shares of common stock into which Class A shares, Class B shares and Class C shares will convert will be determined in accordance with our certificate of incorporation. The terms of the Class A shares, Class B shares and Class C shares are intended to preserve substantially the same relative rights to share in the value of Kinder Morgan, Inc.'s equity that the Class A units, Class B units and Class A-1 units, respectively, had with respect to Kinder Morgan Holdco LLC's equity. See "The Transactions—The Going Private Transaction." Initially, our Class A shares will be convertible into common stock on a one-for-one basis, and the Class B shares and Class C shares initially will not be convertible into any common stock. As described under "—Voluntary Conversion—Automatic Conversion of Class B Shares and Class C

Shares," the Class B shares and Class C shares may convert into common stock and be entitled to a greater proportion of our dividends, and the Class A shares would become convertible into a correspondingly lesser number of shares of common stock and entitled to a lesser proportion of our distributions. Because the aggregate amount of common stock into which the Class A shares, Class B shares and Class C shares can convert is fixed, however, neither conversions of any Class A shares, Class B shares or Class C shares into common stock, nor the portion of our distributions that may be received by the Class B shares or Class C shares rather than the Class A shares, will impact the per share distribution paid on our common stock or the aggregate distributions we pay to our shareholders. The conversion of our Class B shares and Class C shares into shares of common stock will result in a corresponding decrease in the number of shares of common stock into which our Class A shares will be able to convert because our Class A shares, Class B shares and Class C shares will be convertible into a fixed aggregate number of shares of common stock.

        Since the Investors may decide to sell shares at different times and at different prices or values, and because those sales may affect the relative conversion and distribution rights of the Class B shares and the Class C shares vis-a-vis the Class A shares, our Class A shares will be issued in nine series to the following groups of Investors:

  •
  five series to the Sponsor Investors;

  •
  two series to the Original Stockholders;

  •
  one series to Richard D. Kinder; and

  •
  one series to Other Management.

        Each series of Class A shares will have a corresponding series of Class B shares and of Class C shares in order to track the dividends and conversions of each series. Class B shares will be held by the members of management that currently hold Class B units, and each series of Class A shares will have a similar corresponding series of Class B shares. Class C shares will be held by the members of management that currently hold Class A-1 units, and each series of Class A shares will have a similar corresponding series of Class C shares. The relationship among the Class A shares, Class B shares and Class C shares will be the same for all series of Class A shares. The determinations described below are made on a series-by-series basis.

        The economic rights of the holders of the Class A shares, Class B shares and Class C shares will adjust as described in our certificate of incorporation. The holders of the Class C shares are not entitled to any distributions until the holders of the Class A shares have received total value of distributions and of shares of common stock issued upon conversion of Class A shares equal to 100% of their originally invested capital; thereafter, the holders of the Class C shares are entitled to a proportion of distributions as if the Class C shares were Class A shares. Other than the priority distributions described below under "—Dividends," the holders of the Class B shares are not entitled to any distributions until the holders of the Class A shares and the holders of the Class C shares have received total value equal to 150% of their original capital, which includes the capital originally invested by the holders of the Class A shares and an amount of notional capital for the Class C shares (collectively referred to in this prospectus as the "original capital"). Thereafter, the holders of Class B shares as a group are entitled to varying percentages of distributions that would cause such holders to have received total value equal to between 5% and 20% of the amount by which the total value of distributions and of shares of common stock issued upon conversion received with respect to our Class A shares, Class B shares and Class C shares exceeds the original capital. At May 31, 2015, any remaining Class A shares, Class B shares and Class C shares will convert into shares of common stock based on the fair market value of such shares, which will be calculated based on the volume weighted average price of one share of our common stock during the regular director and officer blackout period for our first quarterly periodic report for the 2015 calendar year. A mandatory conversion event may occur earlier with respect to one or more series of the Class A shares, Class B shares and Class C shares upon the occurrence of specified events. See "—Mandatory Conversion."

        The number of shares of common stock into which the Class A shares, the Class B shares and the Class C shares in the aggregate can convert will be fixed at the time of this offering. Out of that aggregate number, the portion into which the Class A shares can convert may grow smaller, to the extent the Class B shares and Class C shares convert into common stock, depending on the amount by which the total value received with respect to our Class A shares, Class B shares and Class C shares exceeds the original capital. The Class C shares will not convert into any shares of common stock unless the holders of Class A shares have received total value in excess of 100% of the originally invested capital of the holders of the Class A shares, after which time the Class C shares will generally be treated as Class A shares. The Class B shares will not convert into any shares of common stock unless the holders of Class A shares and Class C shares have received total value in excess of 150% of the original capital of the holders of the Class A shares and Class C shares. Class B shares and Class C shares will automatically convert into shares of common stock after specified thresholds of total value received have been exceeded as a result of the voluntary conversion of Class A shares. See "—Voluntary Conversion—Automatic Conversion of Class B Shares and Class C Shares."

        Based on distributions paid by Kinder Morgan Holdco LLC prior to the closing of this offering, including the prorated portion of the dividend for the first quarter of 2011 paid to the unitholders of Kinder Morgan Holdco LLC prior to the Conversion Transactions, holders of Class A Shares will have received approximately      % of their originally invested capital, which was approximately $7.9 billion. In addition, the Sponsor Investors are converting some of their Class A Shares in order to sell shares of common stock in this offering and will receive additional value from such sales. See "Principal and Selling Stockholders."

Voluntary Conversion

        Voluntary Conversion of Class A Shares.    A holder of Class A shares other than Other Management may elect to convert some, or all, of its Class A shares in order to sell the resulting shares of common stock to a third party or to make a distribution of such resulting shares of common stock to its investors or partners by delivering a conversion notice to us and our transfer agent. Richard D. Kinder, our chief executive officer, and the Original Stockholders may also convert their Class A shares in order to donate the resulting shares of common stock to certain charitable organizations. In most cases, a portion of the Class A shares held by Other Management will automatically convert into common stock following the voluntary conversion of Class A shares by the Sponsor Investors, Mr. Kinder or the Original Stockholders. See "—Mandatory Conversion." Mr. Kinder and Park Shaper, our president, are subject to certain transfer restrictions on the sale of common stock resulting from their conversion of Class A shares. See "Certain Relationships and Related Party Transactions—Shareholders Agreement—Transfer Restrictions."

        Holders of Class A shares, or shares of common stock received by such holder upon a mandatory conversion occurring prior to May 31, 2015, may not convert any Class A shares or transfer any shares of our common stock during the fair market value calculation period prior to the final conversion date on May 31, 2015. See "—General." Holders of Class B shares and Class C shares are not entitled to voluntarily convert their shares.

        Automatic Conversion of Class B Shares and Class C Shares.    The voluntary conversion of shares of a Class A series that causes certain thresholds of total value received to be exceeded will result in the automatic conversion of Class B shares or Class C shares, and may result in the automatic conversion of Class A shares owned by Other Management, which latter event could result in the further automatic conversion of corresponding Class B shares and Class C shares. The Class C shares will not convert into any shares of common stock unless the holders of Class A shares have received total value in excess of 100% of the originally invested capital of the holders of the Class A shares, after which time the Class C shares will generally be treated as Class A shares. Thereafter, each time that a holder of Class A shares voluntarily converts some, or all, of its Class A shares in order to sell, distribute or donate the resulting shares of common stock, a number of Class C shares will automatically convert into shares of common stock so that the holders of Class C shares receive their proportion of the total value that the holders of Class A shares received in such transaction. The Class B shares will not convert into any shares of common stock unless the holders of Class A shares and Class C shares have received total value in excess of 150% of the original invested and notional capital of the holders of the Class A shares and Class C shares. Thereafter, the holders of Class B shares as a group will begin receiving their proportion of total value. Each time that a holder of Class A shares voluntarily converts some, or all, of its Class A shares in order to sell, distribute or donate the resulting shares of common stock, a number of Class B shares will automatically convert into shares of common stock so that the holders of Class B shares receive their proportion of total value, which is equal to between 5% and 20% of the amount by which the total value of distributions and of shares of common stock issued upon conversion received with respect to Class A shares, Class B shares and Class C shares exceeds the original capital.

Mandatory Conversion

        Any Class A shares, Class B shares and Class C shares of a series outstanding on May 31, 2015 will automatically convert into the remaining shares of common stock allocable to such series, as described above under "—General." Mandatory conversion may occur earlier if the holders of two-thirds of the shares of a Class A series and two-thirds of the shares of the corresponding Class B series select an earlier date, if the remaining number of shares of common stock originally allocable to such series falls below 0.5% of the maximum number of shares of common stock allocable to such series or upon the occurrence of specified change of control events. See "—Certain Anti-Takeover Provisions of Our Charter and Bylaws—Approval Requirements for Certain Changes of Control." An early mandatory conversion date may not be selected with respect to Richard D. Kinder's Class A shares until at least two of the Sponsor Investors have selected an early mandatory conversion date or unless no Sponsor Investor holds any Class A shares or shares of common stock received upon a mandatory conversion.

Voting Rights

        Each share of common stock and each Class A share entitles the holder to one vote (subject to anti-dilution adjustments) with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Each Class B share and Class C share entitles the holder to 1/10th of a vote with respect to the election of directors. All classes of capital stock vote as a single class for the election and removal of directors on our board of directors and as provided by law, and the common stock and the Class A shares vote as a single class on most other matters. Certain classes have specific votes with respect to certain amendments of our certificate of incorporation. See "—Certain Other Provisions of Our Charter and Bylaws and Delaware Law—Amending Our Certificate of Incorporation and Bylaws."

        Holders of our capital stock will not have cumulative voting rights.

Dividends

        Holders of common stock will share equally in any dividend declared by our board of directors, subject to the rights of the holders of any outstanding preferred stock. The holders of our outstanding Class A shares, Class B shares and Class C shares will be entitled to receive in the aggregate the proportion of any such dividend allocable to the maximum number of shares of common stock into which they would then convert (measured on the record date for such dividend). The dividends received by holders of Class A shares, Class B shares and Class C shares will adjust over time as described above under "—General." The Class A shares, Class B shares and Class C shares will receive in the aggregate dividends on a fully-converted common stock basis, and the payment of those dividends will not otherwise affect the per share dividends received by purchasers of common stock in this offering since the aggregate number of common shares into which our Class A shares, Class B shares and Class C shares can convert is fixed at the closing of this offering.

        Our certificate of incorporation provides that, in general, no dividends will be paid to holders of Class A shares and Class C shares until annual dividends of up to $50 million are paid to the holders of Class B shares. Subject to certain limitations set forth in our charter, such priority dividends are payable to the holders of Class B shares until such holders have received dividends of approximately $200 million, sixteen quarters have elapsed since our first dividend payment date after the closing of this offering, or the holders of the Class A shares, the holders of the Class B shares and the holders of the Class C shares have received total value equal to 150% of the original capital, whichever is earlier.

        Richard D. Kinder has agreed to fund cash bonuses in the amount of approximately $100 million to certain of our non-executive management employees, some of which we expect to be holders of Class B shares. To accomplish this, our certificate of incorporation provides that Mr. Kinder, as the holder of the Series A-6 shares, will not receive dividends following the closing of this offering until the distributions otherwise payable with respect to his Series A-6 shares would have exceeded $64 million, which represents the approximate after-tax cost of such bonuses to us. We have agreed to pay such bonuses pursuant to the shareholders agreement after our initial quarterly dividend payment following this offering. The payment of any such bonuses to holders of our Class B shares or Class C shares will be subject to supermajority approval of our board of directors in accordance with our bylaws. See "Certain Relationships and Related Party Transactions—Shareholders Agreement—Bonus Payments."

Liquidation Rights

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our capital stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities in accordance with the provisions regarding the payment of dividends in our certificate of incorporation. See "—Dividends" above. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distributions and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock, if required pursuant to the terms of any such preferred stock, before we may pay distributions to the holders of our common stock, Class A shares, Class B shares or Class C shares.

Other Rights

        Our stockholders have no preemptive or other rights to subscribe for additional shares. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable.

Appraisal Procedure

        Our certificate of incorporation provides for appraisal procedures to be used in the event of disputes relating to, among other things, the calculation of fair market value of illiquid consideration and determination of values upon a mandatory conversion. We have agreed to pay all costs of such dispute resolution procedures, including the fees of all appointed investment banking firms or other appraisers.

Preferred Stock

        Following the offering, our board of directors will be authorized, subject to the limits imposed by the DGCL, and the board of directors approval requirements contained in our bylaws, to issue up to            shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series of preferred stock, and to fix the rights, preferences, privileges, qualifications, limitations and restrictions of the shares of each wholly unissued series of preferred stock. Our board of directors also will be authorized to increase or decrease the number of shares of any series, but not below the number of shares of that series of preferred stock then outstanding and not above the total number of shares of preferred stock authorized by our certificate of incorporation, without any further vote or action by our stockholders.

        Our board of directors may authorize the issuance of preferred stock with voting rights that affect adversely the voting power or other rights of our other classes of stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, also could have the effect of delaying, deferring or preventing a change in control or causing the market price of our common stock to decline. We have no current plans to issue any shares of preferred stock.

Certain Anti-Takeover Provisions of our Charter and Bylaws

        In addition to the supermajority board voting approvals required by our bylaws upon the completion of this offering, our certificate of incorporation and bylaws have the following provisions that could deter, delay or prevent a third-party from acquiring us, even if doing so would benefit our stockholders.

Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company. Further, the rights of the holders of our other classes of stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued in the future.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        Our bylaws provide that special meetings of the stockholders may be called only upon the request of the chairman of the board, the chief executive officer, the president or the board of directors or upon the written request of stockholders of record of not less than 10 percent of all voting power entitled to vote at such meeting. Our bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

        Our bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide us with specified information. Our bylaws provide that any director or the board of directors may be removed, with or without cause, by an affirmative vote of shares representing the majority of all voting power then entitled to vote at an election of directors. Our bylaws also provide that vacancies may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our bylaws allow the chairman of a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions also may defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of us. In addition, the nomination and removal of directors, including the filling of board vacancies, must comply with the provisions of the shareholders agreement regarding composition of our board of directors. See "Certain Relationships and Related Party Transactions—Shareholders Agreement."

No Stockholder Action by Written Consent

        Our certificate of incorporation provides that any vote or similar action required or permitted to be taken by holders of our common stock must be effected at a duly called annual or special meeting of our stockholders and may not be effected by consent in writing by such stockholders. Holders of our Class A shares, Class B shares and Class C shares may effect any action requiring the consent of such class of stock by written consent.

Approval Requirements for Certain Changes of Control

        Our organization documents contain additional approval requirements for certain non-cash changes of control. Our shareholders agreement prohibits us from directly or indirectly engaging in any merger, amalgamation, consolidation or other business combination or similar transaction or series of transactions (other than for solely cash consideration) without obtaining the unanimous approval of our shareholders unless the organizational documents and capital structure of the acquiring, surviving or resulting entity preserve in all material respects the economic and other rights (including conversion, transfer, distribution and governance rights as set forth in our certificate of incorporation, bylaws and shareholders agreement), characteristics and tax treatment, including on a relative basis, of the Sponsor Investors, the Class A shares, the Class B shares, the Class C shares and the shares of our common stock as they exist on the date of such transaction. A determination that a change of control meets the above requirements requires approval by each of the following: (1) Sponsor Investors holding a majority of our outstanding shares of capital stock then entitled to vote for the election of directors then held by Sponsor Investors that hold Class A shares, (2) Richard D. Kinder (so long as he and his permitted transferees hold Class A shares), (3) holders of a majority of our outstanding Class B shares, and (4) holders of a majority of our outstanding Class C shares. If all requisite shareholders other than the holders of Class C shares approve such a transaction, we generally may engage in such transaction so long as the Class C shares receive the consideration provided in our charter. In addition, if the transaction is otherwise approved by the requisite holders of our capital stock, the Sponsor Investors and Mr. Kinder may decide that the holders of common stock, Class A shares, Class B shares and Class C shares receive the consideration provided in our charter, regardless of whether such transaction is determined to meet the above requirements. See "Certain Relationships and Related Party Transactions—Shareholders Agreement—Certain Actions Relating to Us and Our Subsidiaries and Other Affiliates."

Certain Other Provisions of our Charter and Bylaws and Delaware Law

Board of Directors

        Our certificate of incorporation provides that the number of directors will be fixed in the manner provided in our bylaws. Our bylaws provide that the number of directors initially will be thirteen, subject to increase or decrease in accordance with our shareholders agreement. Our shareholders agreement provides that the number of directors may not be reduced below eleven until such time that the Sponsor Investors have the right to choose fewer than three director nominees and a majority of the board approves such reduction. In such case, the number of director nominees that Richard D. Kinder has the right to choose also will be reduced. Our shareholders agreement also provides that the number of directors may be increased in order to meet the majority independence requirements of the New York Stock Exchange if we are unable to qualify for a controlled company exemption at such time. See "Certain Relationships and Related Party Transactions—Shareholders Agreement."

Supermajority Board Approval

        Our bylaws state that, unless otherwise provided, so long as the Sponsor Investors have the right to choose at least five nominees to the board of directors pursuant to our shareholders agreement, any matter brought before the board of directors will be decided by a supermajority vote, which is defined as the affirmative vote of eight directors when our board of directors has twelve members (while the Sponsor Investors collectively have the right to appoint five director nominees) or thirteen members (while the Sponsor Investors collectively have the right to appoint six nominees).

        Our bylaws further provide a list of actions that, so long as the Sponsor Investors have the right to choose at lease five nominees to the board of directors pursuant to our shareholders agreement, must be brought before the board of directors and decided by supermajority vote following the closing of this offering, including the following actions with respect to us and our subsidiaries (other than KMR or KMP or any of their respective subsidiaries and other than Kinder Morgan G.P., Inc. solely to the extent it is acting to approve actions taken by KMR or matters on behalf of KMP, in its capacity as a shareholder of KMR or as the general partner of KMP):

  •
  commencement of any bankruptcy or similar proceeding by us or any of our subsidiaries,

  •
  commencement of any liquidation or dissolution proceedings,

  •
  commencement or settlement of any litigation over $50 million,

  •
  any change to our dividend policy or distributions made outside of the dividend policy,

  •
  amendment or waiver of any material terms of our or our subsidiaries' corporate governance documents, outstanding securities, or governance structure (to the extent not required by law),

  •
  adoption of our annual budget,

  •
  approval of certain actions not contemplated by the annual budget, including the issuance of equity securities or the entry into mergers or divestitures, with various exceptions,

  •
  certain transactions with affiliates (including KMP and KMR),

  •
  increase of employee compensation or benefits of management, with certain exceptions,

  •
  material changes to or waivers of material terms of any agreement or transaction that requires a supermajority board approval,

  •
  take certain actions in its capacity as shareholder, member or partner of its subsidiaries (other than Kinder Morgan G.P., Inc. solely to the extent it is acting in its capacity as a shareholder of KMR or as the general partner of KMP, but not, among other things, to amend or waive its rights under KMP's organizational documents),

  •
  enter into an agreement or take an action that would restrict our ability to make distributions or limit the rights of the board and/or our shareholders under our certificate of incorporation, bylaw or shareholders agreement, and

  •
  adoption or modification of a shareholder rights plan.

Limitations of Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties.

Our certificate of incorporation eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL. The DGCL does not permit exculpation for liability:

  •
  for breach of duty of loyalty;

  •
  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

  •
  under Section 174 of the DGCL (unlawful dividends and stock repurchases); or

  •
  for transactions from which the director derived improper personal benefit.

        Our certificate of incorporation and bylaws provide that we shall indemnify our directors and officers, and may indemnify our employees, agents and other persons, to the fullest extent permitted by law. We also are expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not we would have the power to indemnify such person against such liability. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        We have an obligation to cause Kinder Morgan Kansas, Inc. to pay any costs and expenses of the Investors, as well as our officers and directors, associated with the Going Private Transaction, including amounts paid as damages or in settlement of related shareholder litigation. See note 11 to our interim consolidated financial statements included elsewhere in this prospectus.

Corporate Opportunities

        Our certificate of incorporation provides that the Sponsor Investors and certain of their affiliates (including any director nominated by the Sponsor Investors) have no obligation to offer us or our wholly owned subsidiaries an opportunity to participate in business opportunities presented to the Sponsor Investors or such affiliates (other than us and our wholly owned subsidiaries) even if the opportunity is one that we or one of our wholly owned subsidiaries might reasonably have pursued, and that neither the Sponsor Investors nor their respective affiliates will be liable to us or any of our wholly owned subsidiaries for breach of any duty by reason of any such activities. However, each such person serving as a director of us or one of our wholly owned subsidiaries must tell us about any business opportunity offered to it solely in his or her capacity as such a director.

Amending Our Certificate of Incorporation and Bylaws

        Our certificate of incorporation may be amended in any manner provided by the DGCL. Our bylaws provide that amendments of our certificate of incorporation require supermajority approval by the board of directors following the closing of this offering. See "—Supermajority Board Approval." In addition, certain amendments of our certificate of incorporation may only be effected with the following additional affirmative votes:

  •
  any amendment to provisions of our certificate of incorporation relating to our authorized shares, distributions, conversions, voting, amendments, anti-dilution, delivery of notices or corporate opportunities requires the affirmative vote of holders of at least a majority of the issued and outstanding Class A shares of each Class A series issued to the Sponsor Investor and Richard D. Kinder;

  •
  any amendment to provisions of our certificate of incorporation other than as described above requires the affirmative vote of holders of at least seventy-five percent (75%) of the issued and outstanding Class A shares;

  •
  any amendment to our certificate of incorporation that amends, alters, repeals, impairs or modifies the rights of a particular class of stock requires the affirmative vote of holders of at least a majority of the issued and outstanding shares of such class of stock; and

  •
  any amendment to any provision of our certificate of incorporation that modifies the rights of a particular series of a class of stock in a manner adversely and differently from other series of the same class of stock requires the affirmative vote of holders of at least a majority of the issued and outstanding shares of such series of stock.

        Our certificate of incorporation and our bylaws provide that our bylaws may be amended, altered, repealed or new bylaws may be adopted by our board of directors (with supermajority approval of the board of directors so long as the Sponsor Investors have the right to nominate five of our director nominees) or by the affirmative vote of holders of shares representing two-thirds of the total voting power of all of our outstanding capital stock then entitled to vote at any annual or special meeting for the election of directors. In addition, any adoption, alteration, amendment or repeal of any bylaw by the board of directors requires the affirmative vote of:

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  a majority of the directors chosen for nomination by Richard D. Kinder (if any),

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  a majority of the directors chosen for nomination by the Sponsor Investors (if any),

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  two-thirds of the directors chosen for nomination by the Sponsor Investors in the case of an alteration, amendment or repeal of specified provisions of our bylaws with respect to directors, removal of officers, securities of other corporations and amendments of the bylaws, and

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  the director(s) chosen by a Sponsor Investor in the case of an alteration, amendment or repeal of any provision of our bylaws that would treat such Sponsor Investor adversely.

Transfer Agent and Registrar

        The transfer agent and registrar of our common stock is Computershare Investor Services. It may be contacted at 525 Washington Blvd., Jersey City, New Jersey 07310.

New York Stock Exchange Listing

        We intend to apply to have our common stock listed on the NYSE under the symbol "KMI."

Shareholders Agreement

        Upon consummation of this offering, we will enter into a shareholders agreement with the Investors regarding voting, transfer and registration for resale of shares of common stock held by them, among other things. See "Certain Relationships and Related Party Transactions—Shareholders Agreement."

SHARES ELIGIBLE FOR FUTURE SALE

        After this offering, we will have                shares of common stock,                 Class A shares,             Class B shares and        Class C shares outstanding, assuming no exercise of the underwriters' option to purchase additional shares. Of the outstanding shares, the common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below. The Class A shares, Class B shares and Class C shares held by the Investors are "restricted securities" within the meaning of Rule 144. The capital stock under contractual lock-up agreements with us may first be sold at various times after the expiration of the lock-up period described below.

Shareholders Agreement

Transfer Restrictions

        Our shareholders agreement contains transfer restrictions with respect to Class A shares, Class B shares and Class C shares. Prior to May 31, 2013, our chief executive officer, Richard D. Kinder, and our president, Park Shaper, will be restricted from voluntarily converting a portion of their Class A shares into our common stock and selling the resulting shares of common stock or giving the resulting shares to a charitable organization. See "Certain Relationships and Related Party Transactions—Shareholders Agreement."

        Class A shares may only be transferred by Other Management and our chief executive officer to a permitted transferee, which includes family members, heirs, trusts or other entities over which the transferor (or his or her heir in the event of such holder's death) retains control. Class A shares may by transferred by holders other than Other Management and our chief executive officer to a permitted transferee or to an affiliate or successor of such holder. Class B shares and Class C shares may only be transferred to a permitted transferee of the applicable holder.

        No holder of Class A shares, or shares of common stock received by such holder upon conversion of such Class A shares as the result of a prior mandatory conversion, will be permitted to transfer any shares of our common stock during the fair market value calculation period prior to May 31, 2015. See "Description of Our Capital Stock—Classes of Common Stock—Voluntary Conversion."

Registration Rights

        Our shareholders agreement contains registration rights provisions pursuant to which we may be required to register the sale of shares of common stock issuable upon the conversion of Class A shares owned by the Sponsor Investors or Richard D. Kinder, including pursuant to a shelf registration statement on Form S-3. See "Certain Relationships and Related Party Transactions—Shareholders Agreement." We also have granted piggyback registration rights to holders of Class A shares, Class B shares and Class C shares whenever we propose to register any of our securities under the Securities Act (other than a registration by us on a registration statement on Form S-4 or on a registration statement on Form S-8).

Rule 144

        In general, under Rule 144, once we have been a reporting company subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for 90 days, a person (or group of persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the New York Stock Exchange during the four calendar weeks preceding the filing of notice of the sale. Such sales also are subject to certain manner of sale provisions.

        Once we have been a reporting company subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for 90 days, a person (or group of persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

Lock-Up Agreements

        We, our executive officers and directors and the selling stockholders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for            days after the date of this prospectus without first obtaining the written consent of the representatives of the underwriters. See "Underwriting—No Sales of Similar Securities."

Form S-8 Registration Statements

        We intend to file one or more registration statements on Form S-8 under the Securities Act following this offering to register our shares of common stock that are issuable pursuant to our Equity Incentive Plan, Stock Compensation Plan for Non-Employee Directors and Employees Stock Purchase Plan. These registration statements are expected to become effective upon filing. Shares of common stock covered by these registration statements will then be eligible for resale in the public market without restriction, subject to any applicable lock-up agreements and to Rule 144 limitations applicable to affiliates described above.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of common stock by a non-U.S. holder (as defined below) that acquires our common stock in this offering and holds it as a "capital asset" within the meaning of the Code. This discussion is based upon the Code, effective U.S. Treasury regulations, judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations which could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, "controlled foreign corporations," "passive foreign investment companies," dealers in securities or currencies, former U.S. citizens or long-term residents, persons deemed to sell common stock under the constructive sale provisions of the Code, and persons that hold common stock as part of a straddle, hedge, conversion transaction, or other integrated investment. Furthermore, this discussion does not address any state, local or foreign tax laws.

        You are urged to consult your tax advisors regarding the U.S. federal, state, local, and foreign income, estate and other tax consequences of the purchase, ownership, and disposition of our common stock.

        For purposes of this summary, you are a "non-U.S. holder" if you are a beneficial owner of common stock that, for U.S. federal income tax purposes, is not:

  •
  an individual citizen or resident of the United States;

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  a corporation (including any other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, provided that: (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of that trust, or (2) the trust has made an election under the U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns our common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Distributions on Our Common Stock

        If we make cash or other property distributions on our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. It is possible that distributions we make with respect to our common stock will exceed our current and accumulated earnings and profits. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a non-U.S. holder's tax basis in our common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a non-U.S. holder's tax basis in its shares will be taxable as capital gain realized on the sale or other disposition of the common stock and will be treated as described under "—Dispositions of Our Common Stock" below.

        Distributions that are treated as dividends generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable to the extent it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent (i) a valid IRS Form W-8BEN (or applicable successor form) certifying such holder's qualification for the reduced rate or (ii) in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing an entitlement to the lower treaty rate in accordance with applicable U.S. Treasury regulations. Such certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder's U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), then the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

        Any dividends paid on our common stock that are effectively connected with a non-U.S. holder's United States trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are exempt from the 30% withholding tax described above if the non-U.S. holder provides us with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends generally, however, will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders are urged to consult with their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Dispositions of Our Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock, unless:

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  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

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  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met; or

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  our common stock constitutes a "United States real property interest," or USRPI, within the meaning of the Code, by reason of our status as a "United States real property holding corporation," or USRPHC, within the meaning of the Code at any time within the shorter of (i) the five-year period preceding the disposition or (ii) the non-U.S. holder's holding period for our common stock.

        Unless an applicable income tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders are urged to consult with their own tax advisors regarding any applicable income tax treaties that may provide for different rules.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the U.S.), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        With respect to the third bullet point above, we generally would be a USRPHC for U.S. federal income tax purposes if the fair market value of our USRPIs equals or exceeds 50% of the fair market value of the sum of our USRPIs, our interests in foreign real property and any other assets which are used or held for use in our trade or business. We believe we are, or may become, a USRPHC for U.S. federal income tax purposes. Even if we are or become a USRPHC, gain arising from the sale or other disposition of our common stock by a non-U.S. holder generally will not be subject to U.S. federal income tax as a sale of a USRPI if our common stock is "regularly traded," as defined by applicable U.S. Treasury regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of (i) the five-year period ending on the date of the sale or other disposition or (ii) the non-U.S. holder's holding period for such stock. We expect that our common stock will be "regularly traded" on an established securities market within the meaning of the applicable U.S. Treasury regulations, although we cannot guarantee that it will be so traded in the future. If we are or become a USRPHC and the foregoing exception does not apply, gain on the sale or other disposition of our common stock by a non-U.S. holder generally would be taken into account as if the non-U.S. holder were engaged in a trade or business within the United States during the taxable year and as if such gain were effectively connected with such trade or business, as discussed above.

Backup Withholding and Information Reporting

        We must report annually to the IRS and to each non-U.S. holder the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder's conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

        Backup withholding, currently at a rate of 28%, generally will not apply to distribution payments to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

        Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected outside the U.S. by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to those payments if the broker does not have documentary evidence that the holder is a non-U.S. holder, an exemption is not otherwise established, and the broker has certain relationships with the United States.

        Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, information reporting and backup withholding may apply if the broker has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Legislation Affecting Taxation of Common Stock Held By or Through Foreign Entities

        Legislation was enacted on March 18, 2010 that will, effective for payments made after December 31, 2012, generally impose a 30% U.S. federal withholding tax on dividends paid by U.S. issuers and on the gross proceeds from the disposition of certain stock paid to a foreign financial institution, unless such institution enters into an agreement with the U.S. Treasury to collect and provide to the U.S. Treasury substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a U.S. federal withholding tax of 30% on dividends paid by U.S. issuers and on the gross proceeds from the disposition of certain stock paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. Investors are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in our common stock.

UNDERWRITING

        Goldman, Sachs & Co. and Barclays Capital Inc. are acting as joint book-running managers and representatives of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders, the number of shares of common stock set forth opposite its name below.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Barclays Capital Inc.

Total

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of the shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The representatives have advised the selling stockholders that the several underwriters initially propose to offer the shares to the public at the public offering price set forth on the cover page of this prospectus. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

        The expenses of the offering, not including the underwriting discount, are estimated to be $            and are payable by us.

        The representatives have advised the selling stockholders that the underwriters initially propose to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling

concession not in excess of $      per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

Option to Purchase Additional Shares

        The selling stockholders have granted an option to the underwriters to purchase up to                additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

        We, our executive officers and directors and the selling stockholders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for            days after the date of this prospectus without first obtaining the written consent of the representatives.

        Specifically, we and these other persons have agreed, with limited exceptions, not to directly or indirectly

  •
  offer, pledge, sell or contract to sell any common stock,

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  sell any option or contract to purchase any common stock,

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  purchase any option or contract to sell any common stock,

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  grant any option, right or warrant for the sale of any common stock,

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  otherwise dispose of or transfer any common stock,

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  request or demand that we file a registration statement related to the common stock, or

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  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

        This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock (the "lock-up securities"). It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. With respect to us, this lock-up provision does not apply to lock-up securities

  •
  issued upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus and referred to herein,

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  issued or options to purchase common stock granted under our existing employee benefit plans, or

  •
  issued pursuant to our non-employee director stock plans or dividend reinvestment plans.

        In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the

18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the representatives waive such extension.

New York Stock Exchange Listing

        We intend to list our common stock on the NYSE under the symbol "KMI." The underwriters intend to sell our common stock to a minimum of 400 U.S. beneficial holders in lots of 100 or more so as to meet the distribution requirements of the NYSE.

Initial Public Offering

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations among us, the selling stockholders and the underwriters and may not necessarily reflect the market price of our common stock following the offering. In determining the initial public offering price, we, the selling stockholders and the underwriters expect to consider a number of factors, including:

  •
  the information set forth in this prospectus and otherwise available to the underwriters;

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  our prospects and the history and prospects for the industry in which we compete;

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  an assessment of our management;

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  our historical financial statements;

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  our prospects for future earnings and cash flows;

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  our revenues, earnings and operating information in recent periods;

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  the general condition of the securities markets at the time of this offering;

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  the market valuations of, and demand for, publicly traded common stock of generally comparable companies; and

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  the present state of our development.

        Neither we nor the underwriters can assure investors that an active trading market will develop for our common stock, or that the common stock will trade in the public market at or above the initial public offering price.

Directed Share Program

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to      % of the shares of common stock offered hereby to be sold to specified directors, executive officers, employees and persons having relationships with us pursuant to a directed share program. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares under this program. Any reserved shares which are not confirmed for purchase via our directed share program website or orally by telephone by midnight New York City time on the business day immediately prior to the first day of trading will be sold by the underwriters to the general public on the same terms as the other shares offered hereby.

Price Stabilization, Short Positions

        Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

        In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through such option. "Naked" short sales are sales in excess of the underwriters' option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Discretionary Sales

        The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them. The underwriters have informed us that they do not intend to confirm sales to discretionary accounts without the prior specific written approval of the customer.

Relationships and Conflicts of Interest

        Affiliates of Goldman, Sachs & Co. beneficially own more than 10% of our capital stock. As a result, Goldman, Sachs & Co. is deemed to have a "conflict of interest" under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., or Rule 2720, as administered by the Financial Industry Regulatory Authority, or FINRA. Therefore, this offering will be made in compliance with the applicable provisions of Rule 2720. Rule 2720 requires that no sale be made to discretionary accounts by underwriters having a conflict of interest without the prior written approval of the account holder and that a "qualified independent underwriter" as defined in the rule, has participated in the preparation of the registration statement and prospectus and exercised the usual standards of due diligence with respect thereto. Barclays Capital Inc. is assuming the responsibilities of acting as the "qualified independent underwriter" in this offering. We have agreed to indemnify Barclays Capital Inc. against liabilities incurred in connection with acting as a "qualified independent underwriter," including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        Our shareholders agreement provides that, among others, the funds affiliated with Goldman, Sachs & Co. that are parties to the shareholders agreement have certain rights to appoint director nominees to our board of directors and committees. Following the closing of this offering, these funds will have the right to appoint two director nominees to our board.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking services and other commercial dealings in the ordinary course of business with our affiliates. Furthermore, they have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of Goldman, Sachs & Co. and Barclays Capital Inc. are lenders under KMP's credit facility and an affiliate of Goldman, Sachs & Co. is a co-syndication agent and lender under Kinder Morgan Kansas, Inc.'s senior secured credit facilities. Goldman, Sachs & Co. and Barclays Capital Inc. were underwriters in KMP's February 2009, September 2009, December 2009 and May 2010 equity offerings. In addition, Goldman, Sachs & Co. and Barclays Capital Inc. served as underwriters in KMP's May 2009, September 2009 and May 2010 notes offerings. Barclays Capital Inc. also served as an underwriter in KMP's June 2009 equity offering. Barclays Capital Inc. and Goldman, Sachs & Co. were initial purchasers of the 6.000% senior notes due 2018 issued by Kinder Morgan Finance Company LLC in a private placement on December 20, 2010. See also note 11 to our annual consolidated financial statements included elsewhere in this prospectus for information about our relationship with Goldman, Sachs & Co. and its affiliates.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates also may make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution of Shares

        In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the representatives may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The representatives may allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus is available on the Internet web sites maintained by the representatives. Other than the prospectus in electronic format, the information on the representatives' web sites is not part of this prospectus or the registration statement of which this prospectus is a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

          (a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

          (c)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

          (d)   in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or "FMSA") received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas. Weil, Gotshal & Manges LLP, New York, New York, also has represented us in connection with this offering. Certain legal matters will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas. Andrews Kurth LLP performs legal services for our affiliates from time to time on matters unrelated to the offering of the common stock.

EXPERTS

        The consolidated financial statements of Kinder Morgan Holdco LLC as of December 31, 2009, and 2008 and for the years then ended and for the period from August 23, 2006 (date of inception) to December 31, 2007, included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Kinder Morgan, Inc. as of December 31, 2009 and 2008 and for the years then ended and the periods from June 1, 2007 to December 31, 2007 and from January 1, 2007 to May 31, 2007, included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The descriptions of the review performed by Netherland, Sewell & Associates, Inc., independent petroleum consultants, included in note 19 and note 20 to the annual consolidated financial statements of Kinder Morgan Holdco LLC and of Kinder Morgan Kansas, Inc., respectively, included in this prospectus, are included in reliance upon the authority of such firm as experts in petroleum engineering.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. In this prospectus, we refer to that registration statement, together with all amendments, exhibits and schedules to that registration statement, as the "registration statement."

        As is permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits some information, exhibits, schedules and undertakings set forth in the registration statement. For further information with respect to us and the securities offered by this prospectus, please see the registration statement and the information, exhibits, schedules and undertakings set forth therein.

        Following this offering, we will be required to file current, quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy the registration statement as well as those reports, proxy statements and other information at the public reference facility that the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material also may be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room and its copying charges may be obtained by calling the SEC at (800) 732-0330. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that make electronic filings through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at http://www.sec.gov.

        We will provide a copy of any exhibit to the registration statement, without charge, by written or oral request directed to us at the following address and telephone number:

    Kinder Morgan, Inc.
    Investor Relations Department
    500 Dallas Street, Suite 1000
    Houston, Texas 77002
    (713) 369-9000

INDEX TO FINANCIAL STATEMENTS

Kinder Morgan Holdco LLC(1)(2):
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Operations for the Years Ended December 31, 2009 and 2008	F-3
Consolidated Statements of Comprehensive Income for the Years Ended December 31, 2009 and 2008	F-4
Consolidated Balance Sheets as of December 31, 2009 and 2008	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2009 and 2008	F-6
Consolidated Statements of Members' Equity for the Years Ended December 31, 2009 and 2008	F-8
Notes to Consolidated Financial Statements	F-9
Report of Independent Registered Public Accounting Firm	F-124
Consolidated Statement of Operations for the Period from August 23, 2006 (Inception) to December 31, 2007	F-125
Consolidated Statement of Comprehensive Income for the Period from August 23, 2006 (Inception) to December 31, 2007	F-126
Consolidated Balance Sheet as of December 31, 2007	F-127
Consolidated Statement of Members' Equity for the Period from August 23, 2006 (Inception) to December 31, 2007	F-128
Consolidated Statement of Cash Flows for the Period from August 23, 2006 (Inception) to December 31, 2007	F-129
Notes to Consolidated Financial Statements	F-130
Consolidated Statements of Income for the Nine Months Ended September 30, 2010 and 2009 (unaudited)	F-250
Consolidated Balance Sheets as of September 30, 2010 (unaudited) and December 31, 2009	F-251
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2010 and 2009 (unaudited)	F-252
Notes to Consolidated Financial Statements (unaudited)	F-253
Kinder Morgan Kansas, Inc.(3):
Report of Independent Registered Public Accounting Firm	F-307
Consolidated Statements of Operations for the Years Ended December 31, 2009 and 2008 and the Periods from June 1, 2007 to December 31, 2007 and from January 1, 2007 to May 31, 2007	F-309
Consolidated Statement of Comprehensive Income for the Years Ended December 31, 2009 and 2008 and the Periods from June 1, 2007 to December 31, 2007 and from January 1, 2007 to May 31, 2007	F-310
Consolidated Balance Sheets as of December 31, 2009 and 2008 and 2007 and May 31, 2007	F-311
Consolidated Statements of Cash Flows for the Years Ended December 31, 2009 and 2008 and the Periods from June 1, 2007 to December 31, 2007 and from January 1, 2007 to May 31, 2007	F-312
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2009 and 2008 and the Periods from June 1, 2007 to December 31, 2007 and from January 1, 2007 to May 31, 2007	F-314
Notes to Consolidated Financial Statements	F-316

(1)
As explained elsewhere in this prospectus, in connection with this offering, Kinder Morgan Holdco LLC will be converted into a Delaware corporation to be named Kinder Morgan, Inc., the issuer of the common stock offered by this prospectus. The historical financial statements of Kinder Morgan Holdco LLC will be the historical financial statements of Kinder Morgan, Inc. following this offering.

(2)
Kinder Morgan Holdco LLC had no operations and conducted no other activities requiring financial statement recognition prior to May 30, 2007 when it participated in the Going Private Transaction. Its financial statements are prepared for the period from August 23, 2006 (inception date) to December 31, 2007; however, this prospectus refers throughout to this period as the seven months ended December 31, 2007.

(3)
As explained elsewhere in this prospectus, in connection with this offering, Kinder Morgan, Inc., a Kansas corporation, will be renamed Kinder Morgan Kansas, Inc., and for simplicity is referred to in this prospectus as Kinder Morgan Kansas, Inc. for all periods presented. However, the financial statements of Kinder Morgan, Inc. have not been revised to refer to it as Kinder Morgan Kansas, Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Managers
of Kinder Morgan Holdco LLC:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of members' equity and of cash flows present fairly, in all material respects, the financial position of Kinder Morgan Holdco LLC and its subsidiaries (the "Company") at December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1, the Company changed the manner in which it accounts for noncontrolling interests effective January 1, 2009.

PricewaterhouseCoopers LLP
Houston, Texas
March 31, 2010

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2009	2008
	(In millions)
Revenues
Natural gas sales	$3,137.2	$7,705.8
Services	2,739.1	2,904.0
Product sales and other	1,308.9	1,485.0

Total Revenues	7,185.2	12,094.8

Operating Costs, Expenses and Other
Gas purchases and other costs of sales	3,068.5	7,744.0
Operations and maintenance	1,159.9	1,318.0
Depreciation, depletion and amortization	1,070.2	918.4
General and administrative	373.0	352.5
Taxes, other than income taxes	137.0	191.4
Goodwill impairment expense	—	4,033.3
Other expense (income)	(30.6)	9.3

Total Operating Costs, Expenses and Other	5,778.0	14,566.9

Operating Income (Loss)	1,407.2	(2,472.1)

Other Income (Expense)
Earnings from equity investments	221.9	201.1
Amortization of excess cost of equity investments	(5.8)	(5.7)
Interest, net	(573.4)	(628.3)
Other, net	49.5	7.0

Total Other Income (Expense)	(307.8)	(425.9)

Income (Loss) from Continuing Operations Before Income Taxes	1,099.4	(2,898.0)
Income Taxes	(326.6)	(304.3)

Income (Loss) from Continuing Operations	772.8	(3,202.3)
Income (Loss) from Discontinued Operations, net of tax	0.3	(0.9)

Net Income (Loss)	773.1	(3,203.2)
Net Income Attributable to Noncontrolling Interests	(278.1)	(396.1)

Net Income (Loss) Attributable to Kinder Morgan Holdco LLC	$495.0	$(3,599.3)

The accompanying notes are an integral part of these consolidated financial statements.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2009	2008
	(In millions)
Kinder Morgan Holdco LLC
Net income (loss)	$495.0	$(3,599.3)

Other comprehensive income (loss), net of tax (see Note 10)
Change in fair value of derivatives utilized for hedging purposes	(138.7)	212.0
Reclassification of change in fair value of derivatives to net income	(39.4)	117.1
Foreign currency translation adjustments	53.9	(68.7)
Benefit plan adjustments	2.8	(66.5)
Benefit plan amortization	6.9	0.4

Total other comprehensive income (loss)	(114.5)	194.3

Total comprehensive income (loss)	380.5	(3,405.0)

Noncontrolling Interests
Net income	278.1	396.1

Other comprehensive income (loss), net of tax (see Note 10)
Change in fair value of derivatives utilized for hedging purposes	(208.8)	295.4
Reclassification of change in fair value of derivatives to net income	45.7	301.1
Foreign currency translation adjustments	114.9	(149.6)
Benefit plan adjustments	(1.2)	1.9
Benefit plan amortization	0.1	(0.3)

Total other comprehensive income (loss)	(49.3)	448.5

Total comprehensive income	228.8	844.6

Total
Net income (loss)	773.1	(3,203.2)

Other comprehensive income (loss), net of tax (see Note 10)
Change in fair value of derivatives utilized for hedging purposes	(347.5)	507.4
Reclassification of change in fair value of derivatives to net income	6.3	418.2
Foreign currency translation adjustments	168.8	(218.3)
Benefit plan adjustments	1.6	(64.6)
Benefit plan amortization	7.0	0.1

Total other comprehensive income (loss)	(163.8)	642.8

Total comprehensive income (loss)	$609.3	$(2,560.4)

The accompanying notes are an integral part of these consolidated financial statements.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$165.6	$118.6
Restricted deposits	52.5	—
Accounts, notes and interest receivable, net	916.3	992.5
Inventories	71.9	44.2
Gas in underground storage	43.5	—
Fair value of derivative contracts	20.8	115.2
Other current assets	109.7	46.7

Total Current Assets	1,380.3	1,317.2
Property, plant and equipment, net	16,803.5	16,109.8
Investments	3,695.6	1,827.4
Notes receivable	190.6	178.1
Goodwill	4,744.3	4,698.7
Other intangibles, net	259.8	251.5
Fair value of derivative contracts	293.3	828.0
Deferred charges and other assets	213.6	234.2

Total Assets	$27,581.0	$25,444.9

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Current portion of debt	$768.7	$302.5
Cash book overdrafts	36.6	45.2
Accounts payable	620.8	849.8
Accrued interest	292.1	241.9
Accrued taxes	58.3	152.1
Deferred revenues	76.1	41.2
Fair value of derivative contracts	272.0	129.5
Accrued other current liabilities	194.6	252.5

Total Current Liabilities	2,319.2	2,014.7

Long-term Liabilities and Deferred Credits
Long-term Debt
Outstanding	12,779.7	11,055.8
Preferred interest in general partner of Kinder Morgan Energy Partners	100.0	100.0
Value of interest rate swaps	361.0	971.0

Total Long-term Debt	13,240.7	12,126.8
Deferred income taxes	2,035.9	2,081.3
Fair value of derivative contracts	469.6	92.2
Other long-term liabilities and deferred credits	670.5	653.0

Total Long-Term Liabilities and Deferred Credits	16,416.7	14,953.3

Total Liabilities	18,735.9	16,968.0

Commitments and Contingencies (Notes 12 and 16)
Members' Equity
Members' capital	4,338.4	4,457.7
Accumulated other comprehensive loss	(167.9)	(53.4)

Total Kinder Morgan Holdco LLC Members' Equity	4,170.5	4,404.3
Noncontrolling interests	4,674.6	4,072.6

Total Members' Equity	8,845.1	8,476.9

Total Liabilities and Members' Equity	$27,581.0	$25,444.9

The accompanying notes are an integral part of these consolidated financial statements.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008
	(In millions)
Cash Flows From Operating Activities
Net income (loss)	$773.1	$(3,203.2)
Adjustments to reconcile net income to net cash from operating activities
(Income) loss from discontinued operations, net of tax	(0.3)	0.9
Loss on early extinguishment of debt	—	23.6
Depreciation, depletion and amortization	1,070.2	918.4
Impairment of goodwill	—	4,033.3
Deferred income taxes	60.6	(496.4)
Amortization of excess cost of equity investments	5.8	5.7
Income from the allowance for equity funds used during construction	(22.7)	(10.9)
(Income) loss from the sale or casualty of property, plant and equipment and other net assets	(30.4)	9.2
Earnings from equity investments	(221.9)	(201.1)
Mark-to-market interest rate swap gain	—	(19.8)
Distributions from equity investments	277.0	241.6
Proceeds from termination of interest rate swap agreements	146.0	192.0
Pension contributions in excess of expense	(7.7)	—
Changes in components of working capital
Accounts receivable	47.6	60.6
Inventories	(20.0)	(7.9)
Other current assets	(93.6)	(16.9)
Accounts payable	(180.5)	(99.3)
Accrued interest	50.2	0.7
Accrued taxes	(131.6)	109.0
Accrued liabilities	(125.0)	(119.1)
Rate reparations, refunds and other litigation reserve adjustments	2.5	(13.7)
Other, net	(11.3)	(9.1)

Cash Flows Provided by Continuing Operations	1,588.0	1,397.6
Net Cash Flows Used in Discontinued Operations	(0.5)	(0.8)

Net Cash Provided by Operating Activities	1,587.5	1,396.8

Cash Flows From Investing Activities
Proceeds from sale of 80% interest in NGPL PipeCo LLC, net of $1.1 cash sold	—	2,899.3
Proceeds from NGPL PipeCo LLC restricted cash	—	3,106.4
Acquisitions of assets and equity investments	(328.9)	(47.6)
Repayments from (loans to) customers	109.6	(109.6)
Capital expenditures	(1,324.3)	(2,545.3)
Sale or casualty of property, plant and equipment, investments and other net assets, net of removal costs	47.9	111.1
(Investments in) net proceeds from margin deposits	(18.5)	71.0
Investments in Restricted deposits	(37.2)	—
Contributions to investments	(2,051.8)	(366.2)
Distributions from equity investments in excess of cumulative earnings	125.7	98.1
Other, net	—	(7.2)

Net Cash (Used in) Provided by Investing Activities	$(3,477.5)	$3,210.0

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Year Ended December 31,
	2009	2008
	(In millions)
Cash Flows From Financing Activities
Issuance of debt	$7,920.8	$10,495.8
Payment of debt	(5,728.8)	(15,136.5)
Repayments from related party	3.7	2.7
Discount on early extinguishment of debt	—	69.2
Debt issue costs	(16.9)	(15.9)
(Decrease) increase in cash book overdrafts	(8.5)	14.5
Cash dividends	(650.0)	—
Contributions from noncontrolling interests	1,155.6	561.5
Distributions to noncontrolling interests	(744.0)	(630.3)
Other, net	(0.9)	10.9

Net Cash Provided by (Used in) Financing Activities	1,931.0	(4,628.1)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	6.0	(8.7)

Increase (decrease) in Cash and Cash Equivalents	47.0	(30.0)
Cash and Cash Equivalents, beginning of period	118.6	148.6

Cash and Cash Equivalents, end of period	$165.6	$118.6

Noncash Investing and Financing Activities
Assets acquired by the assumption or incurrence of liabilities	$7.7	$4.8
Assets acquired by contributions from noncontrolling interests	$5.0	$—
Interest expense recognized from early extinguishment of debt	$—	$87.5
Subordinated notes acquired by exchange of preferred equity interest	$—	$111.4
Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest (net of capitalized interest)	$572.8	$649.9
Cash paid during the period for income taxes	$401.1	$657.3

The accompanying notes are an integral part of these consolidated financial statements.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

	Year Ended December 31,
	2009		2008
	Units	Amount	Units	Amount
	(In millions)
Members' Capital
Beginning balance	7,914.4	$4,457.7	7,914.4	$8,069.2
Impact of Kinder Morgan Energy Partners' equity transactions (Note 10)		28.1		(19.8)
A-1 and B unit amortization		7.6		7.6
Net income (loss)		495.0		(3,599.3)
Cash dividends		(650.0)		—

Ending balance	7,914.4	4,338.4	7,914.4	4,457.7

Accumulated Other Comprehensive Income (Loss)
Beginning balance		(53.4)		(247.7)
Change in fair value of derivatives utilized for hedging purposes		(138.7)		212.0
Reclassification of change in fair value of derivatives to net income		(39.4)		117.1
Foreign currency translation adjustments		53.9		(68.7)
Benefit plan adjustments		2.8		(66.5)
Benefit plan amortization		6.9		0.4

Ending balance		(167.9)		(53.4)

Total Kinder Morgan Holdco LLC Members' Equity	7,914.4	4,170.5	7,914.4	4,404.3

Noncontrolling interests
Beginning balance		4,072.6		3,314.0
Impact from equity transactions of Kinder Morgan Energy Partners		(43.8)		(21.4)
Issuance of shares by Kinder Morgan Management, LLC		—		—
Gain on sale of discontinued operations		—		—
Distributions to noncontrolling interests		(745.5)		(630.7)
Contributions from noncontrolling interests		1,160.6		561.5
Kinder Morgan Energy Partners' TransMountain Pipeline Acquisition		0.2		—
Net income included in discontinued operations		—		—
Other		1.7		4.6
Comprehensive income
Net income		278.1		396.1
Change in fair value of derivatives used for hedging purposes		(208.8)		295.4
Reclassification of change in fair value of derivatives to net income		45.7		301.1
Foreign currency translation adjustments		114.9		(149.6)
Benefit plan adjustments		(1.2)		1.9
Benefit plan amortization		0.1		(0.3)

Total comprehensive income		228.8		844.6

Ending balance		4,674.6		4,072.6

Total Members' Equity	7,914.4	$8,845.1	7,914.4	$8,476.9

The accompanying notes are an integral part of these consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. General

  Organization

        Kinder Morgan Holdco LLC, a Delaware limited liability company, was formed August 23, 2006 principally for the purpose of acquiring (through a wholly owned subsidiary) all of the common stock of Kinder Morgan, Inc. pursuant to an agreement and plan of merger, utilizing a combination of contributed equity from certain investors as discussed following and newly-issued debt. Pursuant to that agreement, on May 30, 2007, the merger closed with Kinder Morgan, Inc. continuing as the surviving legal entity and subsequently renamed "Knight Inc." This transaction is referred to herein as the "Going Private transaction". Notwithstanding the fact that Kinder Morgan Holdco LLC was formed on August 23, 2006, as discussed above, it was formed for the purpose of effecting the Going Private transaction. It had no operations and conducted no other activities requiring financial statement recognition prior to May 30, 2007 when it participated in the Going Private transaction. On July 15, 2009, Knight Inc. changed its name back to Kinder Morgan, Inc., and subsequently, Knight Holdco LLC was renamed Kinder Morgan Holdco LLC. Unless the context requires otherwise, references to "we," "us," "our," or the "Company" are intended to mean Kinder Morgan Holdco LLC and its consolidated subsidiaries. We have no publicly traded equity securities although certain of our subsidiaries have publicly traded debt and publicly traded equity securities. Our executive offices are located at 500 Dallas Street, Suite 1000, Houston, Texas 77002 and our telephone number is (713) 369-9000.

        Richard D. Kinder, the chairman and chief executive of Kinder Morgan, Inc. prior to the Going Private transaction, is a major investor in us in addition to being our Chief Manager and Chief Executive Officer. Additional investors in Kinder Morgan Holdco LLC include the following: other senior members of our management, most of whom are also senior officers of Kinder Morgan G.P., Inc. and of Kinder Morgan Management; our co-founder William V. Morgan; Kinder Morgan, Inc. former board members Fayez Sarofim and Michael C. Morgan; and affiliates of (i) Goldman Sachs Capital Partners; (ii) Highstar Capital; (iii) The Carlyle Group; and (iv) Riverstone Holdings LLC. Our present management group consists of Mr. Kinder, four managers designated by Mr. Kinder and six managers designated by the other investors.

        Kinder Morgan Management, LLC, referred to in this report as "Kinder Morgan Management," is a publicly traded Delaware limited liability company that was formed on February 14, 2001. Kinder Morgan G.P., Inc., of which we indirectly own all of the outstanding common equity, owns all of Kinder Morgan Management's voting shares. Kinder Morgan Management's shares (other than the voting shares we hold) are traded on the New York Stock Exchange under the ticker symbol "KMR." Kinder Morgan Management, pursuant to a delegation of control agreement, has been delegated, to the fullest extent permitted under Delaware law, all of Kinder Morgan G.P., Inc.'s power and authority to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P., referred to in this report as "Kinder Morgan Energy Partners," subject to Kinder Morgan G.P., Inc.'s right to approve certain transactions.

2. Summary of Significant Accounting Policies

  Basis of Presentation

        Our accounting records are maintained in United States dollars, and all references to dollars are United States dollars, except where stated otherwise. Canadian dollars are designated as C$.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

        The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and certain amounts from prior years have been reclassified to conform to the current presentation. Effective September 30, 2009, the Financial Accounting Standards Boards' Accounting Standards Codification became the single source of generally accepted accounting principles, and in this report, we refer to the Financial Accounting Standards Board as the FASB and the FASB Accounting Standards Codification as the Codification.

        Our consolidated financial statements include the accounts of Kinder Morgan Holdco LLC and our majority-owned subsidiaries, as well as those of (i) Kinder Morgan Energy Partners, (ii) Kinder Morgan Management and (iii) Triton Power Company LLC, in which we have a preferred investment. Except for Kinder Morgan Energy Partners, Kinder Morgan Management and Triton Power Company LLC, investments in 50% or less owned operations are accounted for under the equity method. All material intercompany transactions and balances have been eliminated.

        Notwithstanding the consolidation of Kinder Morgan Energy Partners and its subsidiaries into our financial statements, we are not liable for, and our assets are not available to satisfy, the obligations of Kinder Morgan Energy Partners and/or its subsidiaries and vice versa, except as discussed in the following paragraph. Responsibility for payments of obligations reflected in our or Kinder Morgan Energy Partners' financial statements is a legal determination based on the entity that incurs the liability.

        In conjunction with Kinder Morgan Energy Partners' acquisition of certain natural gas pipelines from Kinder Morgan, Inc., Kinder Morgan, Inc. agreed to indemnify Kinder Morgan Energy Partners with respect to approximately $733.5 million of its debt. Kinder Morgan, Inc. would be obligated to perform under this indemnity only if Kinder Morgan Energy Partners' assets were unable to satisfy its obligations.

  Going Private Transaction

        As part of the Going Private transaction discussed proceeding, on May 30, 2007, Kinder Morgan, Inc. merged with our wholly owned subsidiary, Kinder Morgan Midco Inc., with Kinder Morgan, Inc. continuing as the surviving legal entity. The acquisition was accounted for under the purchase method of accounting with the assets acquired and liabilities assumed recorded at their fair market values as of the acquisition date based on an allocation of the aggregate purchase price paid in the Going Private transaction, resulting in a new basis of accounting effective with the closing of the Going Private transaction.

        To the extent that we consolidated less than wholly owned subsidiaries (such as Kinder Morgan Energy Partners, Kinder Morgan Management and Triton Power Company LLC), the reported assets and liabilities for these entities have been given a new accounting basis only to the extent of our economic ownership interest in those entities. Therefore, the assets and liabilities of these entities are included in our financial statements, in part, at a new accounting basis reflecting our purchase of our economic interest in these entities (approximately 50% in the case of Kinder Morgan Energy Partners and 14% in the case of Kinder Morgan Management). The remaining percentage of these assets and liabilities, reflecting the continuing noncontrolling ownership interest, is included at its historical accounting basis.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

  Use of Estimates

        Certain amounts included in or affecting our financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions which cannot be known with certainty at the time our financial statements are prepared. These estimates and assumptions affect the amounts we report for assets and liabilities, our revenues and expenses during the reporting period, and our disclosure of contingent assets and liabilities at the date of our financial statements. We evaluate these estimates on an ongoing basis, utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

        In addition, we believe that certain accounting policies are of more significance in our financial statement preparation process than others, and set out below are the principal accounting policies we apply in the preparation of our consolidated financial statements.

  Cash Equivalents

        We define cash equivalents as all highly liquid short-term investments with original maturities of three months or less.

  Accounts Receivable

        The amounts reported as "Accounts, notes and interest receivable, net" on the accompanying Consolidated Balance Sheets as of December 31, 2009 and 2008 primarily consist of amounts due from third party payors (unrelated entities). For information on receivables due to us from related parties, see Note 11.

        Our policy for determining an appropriate allowance for doubtful accounts varies according to the type of business being conducted and the customers being served. Generally, we make periodic reviews and evaluations of the appropriateness of the allowance for doubtful accounts based on a historical analysis of uncollected amounts, and we record adjustments as necessary for changed circumstances and customer-specific information. When specific receivables are determined to be uncollectible, the reserve and receivable are relieved.

        In addition, the balances of "Accrued other current liabilities" in the accompanying Consolidated Balance Sheets include amounts related to customer prepayments of approximately $10.9 million and $10.8 million as of December 31, 2009 and 2008, respectively.

  Inventories

        Our inventories of products consist of natural gas liquids, refined petroleum products, natural gas, carbon dioxide and coal. We report these assets at the lower of weighted-average cost or market, and in December 2008, we recognized a lower of cost or market adjustment of $12.9 million in the CO2— KMP business segment. We report materials and supplies inventories at the lower of cost or market.

        As of December 31, 2009, the value of natural gas in our underground storage facilities under the weighted-average cost method was $43.5 million, and we reported this amount separately as "Gas in underground storage" in the accompanying Consolidated Balance Sheet. As of December 31, 2008, we

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

owed certain customers a total of $1.0 million for the value of natural gas inventory stored in our underground storage facilities, and we reported this amount within "Accounts payable" in the accompanying Consolidated Balance Sheet.

  Gas Imbalances

        We value gas imbalances due to or due from interconnecting pipelines at the lower of cost or market, per our quarterly imbalance valuation procedures. Gas imbalances represent the difference between customer nominations and actual gas receipts from, and gas deliveries to, our interconnecting pipelines and shippers under various operational balancing and shipper imbalance agreements. Natural gas imbalances are either settled in cash or made up in-kind subject to the pipelines' various tariff provisions. As of December 31, 2009 and 2008, our gas imbalance receivables, including both trade and related party receivables, totaled $14.0 million and $14.1 million, respectively, and we included these amounts within "Other current assets" on the accompanying Consolidated Balance Sheets. As of December 31, 2009 and 2008, our gas imbalance payables, including both trade and related party payables, totaled $7.4 million and $12.4 million, respectively, and we included these amounts within "Accrued other current liabilities" on the accompanying Consolidated Balance Sheets.

  Property, Plant and Equipment

  Capitalization, Depreciation and Depletion and Disposals

        We report property, plant and equipment at its acquisition cost. We expense costs for maintenance and repairs in the period incurred. The cost of property, plant and equipment sold or retired and the related depreciation are removed from our balance sheet in the period of sale or disposition, and we record any related gains and losses from sales or retirements to income or expense accounts. For our pipeline system assets, we generally charge the original cost of property sold or retired to accumulated depreciation and amortization, net of salvage and cost of removal. We do not include retirement gain or loss in income except in the case of significant retirements or sales. Gains and losses on minor system sales, excluding land, are recorded to the appropriate accumulated depreciation reserve. Gains and losses for operating systems sales and land sales are booked to income or expense accounts in accordance with regulatory accounting guidelines.

        We compute depreciation using the straight-line method based on estimated economic lives. Generally, we apply composite depreciation rates to functional groups of property having similar economic characteristics. The rates range from 1.6% to 12.5%, excluding certain short-lived assets such as vehicles. Depreciation estimates are based on various factors, including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets. Uncertainties that impact these estimates included changes in laws and regulations relating to restoration and abandonment requirements, economic conditions, and supply and demand in the area. When assets are put into service, we make estimates with respect to useful lives (and salvage values where appropriate) that we believe are reasonable. However, subsequent events could cause us to change our estimates, thus impacting the future calculation of depreciation and amortization expense. Historically, adjustments to useful lives have not had a material impact on our aggregate depreciation levels from year to year.

        Our oil and gas producing activities are accounted for under the successful efforts method of accounting. Under this method costs that are incurred to acquire leasehold and subsequent

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

development costs are capitalized. Costs that are associated with the drilling of successful exploration wells are capitalized if proved reserves are found. Costs associated with the drilling of exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of certain non-producing leasehold costs are expensed as incurred. The capitalized costs of our producing oil and gas properties are depreciated and depleted by the units-of-production method. Other miscellaneous property, plant and equipment are depreciated over the estimated useful lives of the asset.

        A gain on the sale of property, plant and equipment used in our oil and gas producing activities or in our bulk and liquids terminal activities is calculated as the difference between the cost of the asset disposed of, net of depreciation, and the sales proceeds received. A gain on an asset disposal is recognized in income in the period that the sale is closed. A loss on the sale of property, plant and equipment is calculated as the difference between the cost of the asset disposed of, net of depreciation, and the sales proceeds received or the maket value if the asset is being held for sale. A loss is recognized when the asset is sold or when the net cost of an asset held for sale is greater than the market value of the asset.

        In addition, we engage in enhanced recovery techniques in which carbon dioxide is injected into certain producing oil reservoirs. In some cases, the acquisition cost of the carbon dioxide associated with enhanced recovery is capitalized as part of our development costs when it is injected. The acquisition cost associated with pressure maintenance operations for reservoir management is expensed when it is injected. When carbon dioxide is recovered in conjunction with oil production, it is extracted and re-injected, and all of the associated costs are expensed as incurred. Proved developed reserves are used in computing units of production rates for drilling and development costs, and total proved reserves are used for depletion of leasehold costs. The units-of-production rate is determined by field.

        As discussed in "—Inventories" above, we own and maintain natural gas in underground storage as part of our inventory. This component of our inventory represents the portion of gas stored in an underground storage facility generally known as "working gas," and represents an estimate of the portion of gas in these facilities available for routine injection and withdrawal. In addition to this working gas, underground gas storage reservoirs contain injected gas which is not routinely cycled but, instead, serves the function of maintaining the necessary pressure to allow efficient operation of the facility. This gas, generally known as "cushion gas," is divided into the categories of "recoverable cushion gas" and "unrecoverable cushion gas," based on an engineering analysis of whether the gas can be economically removed from the storage facility at any point during its life. The portion of the cushion gas that is determined to be unrecoverable is considered to be a permanent part of the facility itself (thus, part of our "Property, plant and equipment, net" balance in the accompanying Consolidated Balance Sheets), and this unrecoverable portion is depreciated over the facility's estimated useful life. The portion of the cushion gas that is determined to be recoverable is also considered a component of the facility but is not depreciated because it is expected to ultimately be recovered and sold.

  Impairments

        We measure long-lived assets that are to be disposed of by sale at the lower of book value or fair value less the cost to sell, and we review for the impairment of long-lived assets whenever events or changes in circumstances indicate that our carrying amount of an asset may not be recoverable. We would recognize an impairment loss when estimated future cash flows expected to result from our use of the asset and its eventual disposition is less than its carrying amount.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

        We evaluate our oil and gas producing properties for impairment of value on a field-by-field basis or, in certain instances, by logical grouping of assets if there is significant shared infrastructure, using undiscounted future cash flows based on total proved and risk-adjusted probable and possible reserves. For the purpose of impairment testing, we use the forward curve prices as observed at the test date; however, due to differences between the forward curve and spot price, the forward curve cash flows may differ from the amounts presented in our supplemental information on oil and gas producing activities disclosed in Note 19.

        Oil and gas producing properties deemed to be impaired are written down to their fair value, as determined by discounted future cash flows based on total proved and risk-adjusted probable and possible reserves or, if available, comparable market values. Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment. Due to the decline in crude oil and natural gas prices during 2008, on December 31, 2008, we conducted an impairment test on our oil and gas producing properties in the CO2—KMP business segment and determined that no impairment was necessary.

  Allowance for Funds Used During Construction/Capitalized Interest

        Included in the cost of our qualifying property, plant and equipment is (i) an allowance for funds used during construction ("AFUDC") or upgrade for assets regulated by the Federal Energy Regulatory Commission ("FERC"), or (ii) capitalized interest. The primary difference between AFUDC and capitalized interest is that AFUDC may include a component for equity funds, while capitalized interest does not. AFUDC on debt, as well as capitalized interest, represents the estimated cost of capital, from borrowed funds, during the construction period that is not immediately expensed, but instead is treated as an asset (capitalized) and amortized to expense over time in our income statements.

        Total AFUDC on debt and capitalized interest on debt resulting from the capitalization of interest expense in 2009 and 2008 was $32.9 million and $49.5 million, respectively. Similarly, AFUDC on equity represents an estimate of the cost of capital funded by equity contributions, and in the years ended December 31, 2009 and 2008, we also capitalized approximately $22.7 million and $10.8 million, respectively, of equity AFUDC.

  Asset Retirement Obligations

        We record liabilities for obligations related to the retirement and removal of long-lived assets used in our businesses. We record, as liabilities, the fair value of asset retirement obligations on a discounted basis when they are incurred, which is typically at the time the assets are installed or acquired. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities increase due to the change in their present value, and the initial capitalized costs are depreciated over the useful lives of the related assets. The liabilities are eventually extinguished when the asset is taken out of service. For more information on our asset retirement obligations, see Note 5 "Property, Plant and Equipment—Asset Retirement Obligations."

  Equity Method of Accounting

        We account for investments greater than 20% in affiliates, which we do not control, by the equity method of accounting. Under this method, our equity investments are carried originally at our

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

acquisition cost, increased by our proportionate share of the investee's net income, and decreased by our proportionate share of the investee's net losses and by dividends received.

  Goodwill

        Goodwill represents the excess of the cost of an acquisition price over the fair value of the acquired net assets, and such amounts are reported separately as "Goodwill" on the accompanying Consolidated Balance Sheets. The Company tests for impairment of goodwill on an annual basis and at any other time if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. See Note 7 for more information about Goodwill and our annual impairment test.

  Revenue Recognition Policies

        We recognize revenues as services are rendered or goods are delivered and, if applicable, title has passed. We generally sell natural gas under long-term agreements, with periodic price adjustments. In some cases, we sell natural gas under short-term agreements at prevailing market prices. In all cases, we recognize natural gas sales revenues when the natural gas is sold to a purchaser at a fixed or determinable price, delivery has occurred and title has transferred, and collectibility of the revenue is reasonably assured. The natural gas we market is primarily purchased gas produced by third parties, and we market this gas to power generators, local distribution companies, industrial end-users and national marketing companies. We recognize gas gathering and marketing revenues in the month of delivery based on customer nominations and generally, our natural gas marketing revenues are recorded gross, not net of cost of gas sold.

        In addition to storing and transporting a significant portion of the natural gas volumes we purchase and resell for our own account, we provide various types of natural gas storage and transportation services for third-party customers. The natural gas remains the property of these customers at all times. In many cases (generally described as "firm service"), the customer pays a two-part rate that includes (i) a fixed fee reserving the right to transport or store natural gas in our facilities and (ii) a per-unit rate for volumes actually transported or injected into/withdrawn from storage. The fixed-fee component of the overall rate is recognized as revenue in the period the service is provided. The per-unit charge is recognized as revenue when the volumes are delivered to the customers' agreed upon delivery point, or when the volumes are injected into/withdrawn from our storage facilities. In other cases (generally described as "interruptible service"), there is no fixed fee associated with the services because the customer accepts the possibility that service may be interrupted at our discretion in order to serve customers who have purchased firm service. In the case of interruptible service, revenue is recognized in the same manner utilized for the per-unit rate for volumes actually transported under firm service agreements. In addition to our firm and interruptible transportation services, we also provide natural gas "park and loan service" to assist customers in managing short-term gas surpluses or deficits. Revenues are recognized as services are provided, based on the terms negotiated under these contracts.

        We provide crude oil transportation services and refined petroleum products transportation and storage services to customers. Revenues are recorded when products are delivered and services have been provided, and adjusted according to terms prescribed by the toll settlements with shippers and approved by regulatory authorities.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

        We recognize bulk terminal transfer service revenues based on volumes loaded and unloaded. We recognize liquids terminal tank rental revenue ratably over the contract period. We recognize liquids terminal throughput revenue based on volumes received and volumes delivered. Liquids terminal minimum take-or-pay revenue is recognized at the end of the contract year or contract term depending on the terms of the contract. We recognize transmix processing revenues based on volumes processed or sold, and if applicable, when title has passed. We recognize energy-related product sales revenues based on delivered quantities of product.

        Revenues from the sale of crude oil, natural gas liquids and natural gas production are recorded using the entitlement method. Under the entitlement method, revenue is recorded when title passes based on our net interest. We record our entitled share of revenues based on entitled volumes and contracted sales prices. Since there is a ready market for oil and gas production, we sell the majority of our products soon after production at various locations, at which time title and risk of loss pass to the buyer. As a result, we maintain a minimum amount of product inventory in storage.

  Environmental Matters

        We expense or capitalize, as appropriate, environmental expenditures that relate to current operations. We expense expenditures that relate to an existing condition caused by past operations, which do not contribute to current or future revenue generation. We do not discount environmental liabilities to a net present value, and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs. Generally, our recording of these accruals coincides with our completion of a feasibility study or our commitment to a formal plan of action. We recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable.

        We routinely conduct reviews of potential environmental issues and claims that could impact our assets or operations. These reviews assist us in identifying environmental issues and estimating the costs and timing of remediation efforts. We also routinely adjust our environmental liabilities to reflect changes in previous estimates. In making environmental liability estimations, we consider the material effect of environmental compliance, pending legal actions against us, and potential third-party liability claims. Often, as the remediation evaluation and effort progresses, additional information is obtained, requiring revisions to estimated costs. These revisions are reflected in our income in the period in which they are reasonably determinable. For more information on our environmental disclosures, see Note 16.

  Legal

        We are subject to litigation and regulatory proceedings as the result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements. When we identify specific litigation that is expected to continue for a significant period of time and require substantial expenditures, we identify a range of possible costs expected to be required to litigate the matter to a conclusion or reach an acceptable settlement, and we accrue for such amounts. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. In general, we expense legal costs as incurred and all recorded legal liabilities are revised as better information becomes available. For more information on our legal disclosures, see Note 16.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

  Pensions and Other Postretirement Benefits

        We fully recognize the overfunded or underfunded status of our consolidating subsidiaries' pension and postretirement benefit plans as either assets or liabilities on our balance sheet. A plan's funded status is the difference between the fair value of plan assets and the plan's benefit obligation. We record deferred plan costs and income—unrecognized losses and gains, unrecognized prior service costs and credits, and any remaining unamortized transition obligations—in accumulated other comprehensive income, until they are amortized to expense. For more information on our pension and postretirement benefit disclosures; see Note 9.

  Noncontrolling Interests

        Noncontrolling interests represents the outstanding ownership interests in our consolidated subsidiaries that are not owned by us. On January 1, 2009, we adopted certain provisions concerning the accounting and reporting for noncontrolling interests included within the "Consolidation" Topic of the Codification. Specifically, these provisions establish accounting and reporting standards that require (i) the ownership interests in subsidiaries held by parties other than the parent to be clearly identified, labeled, and presented in the consolidated balance sheet within equity, but separate from the parent's equity and (ii) the equity amount of consolidated net income attributable to the parent and to the noncontrolling interests to be clearly identified and presented on the face of the consolidated income statement.

        The adopted provisions apply prospectively, with the exception of the presentation and disclosure requirements, which must be applied retrospectively for all periods presented. Accordingly, our consolidated net income and comprehensive income are now determined without deducting amounts attributable to our noncontrolling interests. In the accompanying Consolidated Statements of Operations, the noncontrolling interests in the net income (or loss) of our consolidated subsidiaries is shown as an allocation of our consolidated net income and is presented separately as "Net income attributable to noncontrolling interests." In the accompanying Consolidated Balance Sheets, noncontrolling interests represents the ownership interests in our consolidated subsidiaries' net assets held by parties other than us. It is presented separately as "Noncontrolling interests" within "Members' Equity."

  Income Taxes

        Income tax expense is recorded based on an estimate of the effective tax rate in effect or to be in effect during the relevant periods. Deferred income tax assets and liabilities are recognized for temporary differences between the basis of assets and liabilities for financial reporting and tax purposes. Changes in tax legislation are included in the relevant computations in the period in which such changes are effective. Deferred tax assets are reduced by a valuation allowance for the amount of any tax benefit we do not expect to be realized. Note 4 contains information about our income taxes, including the components of our income tax provision and the composition of our deferred income tax assets and liabilities.

        In determining the deferred income tax asset and liability balances attributable to Kinder Morgan Inc.'s (our wholly owned subsidiary) investments, we have applied an accounting policy that looks through its investments including its investment in Kinder Morgan Energy Partners. The application of this policy resulted in no deferred income taxes being provided on the difference

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

between the book and tax basis on the non-tax-deductible goodwill portion of its investment in Kinder Morgan Energy Partners.

  Foreign Currency Transactions and Translation

        Foreign currency transactions are those transactions whose terms are denominated in a currency other than the currency of the primary economic environment in which our reporting subsidiary operates, also referred to as its functional currency. Transaction gains or losses result from a change in exchange rates between (i) the functional currency, for example the Canadian dollar for a Canadian subsidiary and (ii) the currency in which a foreign currency transaction is denominated, for example the U.S. dollar for a Canadian subsidiary. Foreign currency transaction gains and losses are included within "Other Income (Expense)—Other, net" in the accompanying Consolidated Statements of Operations.

        We translate the assets and liabilities of each of our consolidating foreign subsidiaries to U.S. dollars at year-end exchange rates. Income and expense items are translated at weighted-average rates of exchange prevailing during the year and members' equity accounts are translated by using historical exchange rates. Translation adjustments result from translating all assets and liabilities at current year-end rates, while members' equity is translated by using historical and weighted-average rates. The cumulative translation adjustments balance is reported as a component of the "Accumulated other comprehensive loss" caption in the accompanying Consolidated Balance Sheets.

  Risk Management Activities

        We utilize energy commodity derivative contracts for the purpose of mitigating our risk resulting from fluctuations in the market price of natural gas, natural gas liquids and crude oil. In addition, we enter into interest rate swap agreements for the purpose of hedging the interest rate risk associated with our debt obligations and cross-currency interest rate swap agreements to mitigate foreign currency risk from our investments in businesses owned and operated outside the United States. We measure our derivative contracts at fair value and we report them on our balance sheet as either an asset or liability. If the derivative transaction qualifies for and is designated as a normal purchase and sale, it is exempted from fair value accounting and is accounted for using traditional accrual accounting.

        Furthermore, changes in our derivative contracts' fair values are recognized currently in earnings unless specific hedge accounting criteria are met. If a derivative contract meets those criteria, the contract's gains and losses are allowed to offset related results on the hedged item in our income statement, and we are required to both formally designate the derivative contract as a hedge and document and assess the effectiveness of the contract associated with the transaction that receives hedge accounting. Only designated qualifying items that are effectively offset by changes in fair value or cash flows during the term of the hedge are eligible to use the special accounting for hedging.

        Our derivative contracts that hedge our energy commodity price risks involve our normal business activities, which include the sale of natural gas, natural gas liquids and crude oil, and we have designated these derivative contracts as cash flow hedges—derivative contracts that hedge exposure to variable cash flows of forecasted transactions—and the effective portion of these derivative contracts' gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. See Note 13 for more information on our risk management activities and disclosures.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

  Accounting for Regulatory Activities

        Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges and credits that will be recovered from or refunded to customers through the ratemaking process. The amount of regulatory assets and liabilities reflected within "Deferred charges and other assets" and "Other long-term liabilities and deferred credits," respectively, in the accompanying Consolidated Balance Sheets as of December 31, 2009 and 2008 are not material.

  Transfer of Net Assets Between Entities Under Common Control

        We account for the transfer of net assets between entities under common control by carrying forward the net assets recognized in the balance sheets of each combining entity to the balance sheet of the combined entity, and no other assets or liabilities are recognized as a result of the combination. Transfers of net assets between entities under common control do not affect the income statement of the combined entity.

  Subsequent Events

        We have evaluated subsequent events, which are events or transactions that occurred after December 31, 2009 through the issuance of the accompanying Consolidated Financial Statements on March 31, 2010.

3. Acquisitions and Divestitures

  Acquisitions from Unrelated Entities

        The provisions of the Codification's Topic 805, "Business Combinations," are to be effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Accordingly, we adopted the provisions of Topic 805 on January 1, 2009. Topic 805 requires that the acquisition method of accounting be used for all business combinations, and an acquirer be identified for each business combination.

        Significant provisions of Topic 805 concern principles and requirements for how an acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in the acquiree, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Topic also amends the provisions related to the initial recognition and measurement, subsequent measurement and disclosure of assets and liabilities arising from contingencies in a business combination. It requires that acquired contingencies in a business combination be recognized at fair value on the acquisition date if fair value can be reasonably estimated during the allocation period. Otherwise, companies would typically account for the acquired contingencies in accordance with the provisions of the "Contingencies" Topic of the Codification. The adoption of Topic 805 did not have a material impact on our consolidated financial statements.

        During 2009 and 2008 Kinder Morgan Energy Partners completed the following acquisitions from unrelated entities. For each of these acquisitions, Kinder Morgan Energy Partners recorded all the acquired assets and assumed liabilities at their estimated fair market values (not the acquired entity's

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions and Divestitures (Continued)

book values) as of the acquisition date. The results of operations from these acquisitions accounted for as business combinations are included in the accompanying Consolidated Financial Statements from the acquisition date.

			Allocation of Purchase Price
Ref.	Date	Acquisition	Purchase Price	Current Assets	Property Plant & Equipment	Deferred Charges & Other	Goodwill
			(in millions)
(1)	8/08	Wilmington, North Carolina Liquids Terminal	$12.7	$—	$5.9	$—	$6.8
(2)	12/08	Phoenix, Arizona Products Terminal	27.5	—	27.5	—	—
(3)	4/09	Megafleet Towing Co., Inc. Assets	21.7	—	7.1	4.0	10.6
(4)	10/09	Crosstex Energy, L.P. Natural Gas Treating Business	270.7	15.0	181.7	25.4	48.6
(5)	11/09	Endeavor Gathering LLC	36.0	—	—	36.0	—

  (1) Wilmington, North Carolina Liquids Terminal

        On August 15, 2008, Kinder Morgan Energy Partners purchased certain terminal assets from Chemserve, Inc. for an aggregate consideration of $12.7 million, consisting of $11.8 million in cash and $0.9 million in assumed liabilities. The liquids terminal facility is located in Wilmington, North Carolina and stores petroleum products and chemicals. The acquisition both expanded and complemented Kinder Morgan Energy Partners' existing Southeast region terminal operations and all of the acquired assets are included in the Terminals—KMP business segment.

        In the fourth quarter of 2008, Kinder Morgan Energy Partners allocated its purchase price to reflect final fair value of acquired assets and final expected value of assumed liabilities. A total of $6.8 million of goodwill was assigned to the Terminals—KMP business segment and the entire amount is expected to be deductible for tax purposes. Kinder Morgan Energy Partners believes this acquisition resulted in the recognition of goodwill primarily because of certain advantageous factors (including the synergies provided by increasing its liquids storage capacity in the Southeast region of the U.S.) that contributed to its acquisition price exceeding the fair value of acquired identifiable net assets and liabilities—in the aggregate, these factors represented goodwill.

  (2) Phoenix, Arizona Products Terminal

        Effective December 10, 2008, Kinder Morgan Energy Partners' West Coast Products Pipelines operations acquired a refined petroleum products terminal located in Phoenix, Arizona from ConocoPhillips for approximately $27.5 million in cash. The terminal has storage capacity of approximately 200,000 barrels for gasoline, diesel fuel and ethanol. The acquisition complemented Kinder Morgan Energy Partners' existing Phoenix liquids assets, and the acquired incremental storage increased Kinder Morgan Energy Partners' combined storage capacity in the Phoenix market by approximately 13%. The acquired terminal is included as part the Products Pipelines—KMP business segment.

  (3) Megafleet Towing Co., Inc. Assets

        Effective April 23, 2009, Kinder Morgan Energy Partners acquired certain terminals assets from Megafleet Towing Co., Inc. for an aggregate consideration of approximately $21.7 million. Kinder Morgan Energy Partners' consideration included $18.0 million in cash and an obligation to pay

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions and Divestitures (Continued)

additional cash consideration on April 23, 2014 (five years from the acquisition date) contingent upon the purchased assets providing Kinder Morgan Energy Partners an agreed-upon amount of earnings, as defined by the purchase and sale agreement, during the five year period. The contingent consideration had a fair value of $3.7 million as of the acquisition date, and there has been no change in the fair value during the post-acquisition period ended December 31, 2009.

        The acquired assets primarily consist of nine marine vessels that provide towing and harbor boat services along the Gulf coast, the intracoastal waterway, and the Houston Ship Channel. The acquisition complements and expands Kinder Morgan Energy Partners' existing Gulf Coast and Texas petroleum coke terminal operations, and all of the acquired assets are included in the Terminals— KMP business segment. We allocated $10.6 million of the purchase price to "Goodwill," and we expect that approximately $5.0 million of goodwill will be deductible for tax purposes. Kinder Morgan Energy Partners believes the primary item that generated the goodwill is the value of the synergies created between the acquired assets and its pre-existing terminal assets (resulting from the increase in services now offered by its Texas petroleum coke operations).

  (4) Crosstex Energy, L.P. Natural Gas Treating Business

        On October 1, 2009, Kinder Morgan Energy Partners acquired the natural gas treating business from Crosstex Energy, L.P. and Crosstex Energy, Inc. for an aggregate consideration of $270.7 million, consisting of $265.3 million in cash and assumed liabilities of $5.4 million. The acquired assets primarily consist of approximately 290 natural gas amine-treating and dew-point control plants and related equipment, and are used to remove impurities and liquids from natural gas in order to meet pipeline quality specifications. The assets are predominantly located in Texas and Louisiana, with additional facilities located in Mississippi, Oklahoma, Arkansas and Kansas. The acquisition made Kinder Morgan Energy Partners the largest provider of contract-provided treating plants in the U.S. and complemented and expanded the existing natural gas treating operations offered by its Texas intrastate natural gas pipeline group. All of the acquired assets are included in the Natural Gas Pipelines—KMP business segment.

        Kinder Morgan Energy Partners measured the identifiable intangible assets acquired at fair value on the acquisition date and accordingly, recognized $25.4 million in "Deferred charges and other assets," representing the purchased fair value of separate and identifiable relationships with existing natural gas producing customers. Kinder Morgan Energy Partners estimates the remaining useful life of these existing customer relationships to be between approximately eight and nine years. After measuring all of the identifiable tangible and intangible assets acquired and liabilities assumed at fair value on the acquisition date, Kinder Morgan Energy Partners recognized $48.6 million of "Goodwill," an intangible asset representing the future economic benefits expected to be derived from this acquisition that are not assigned to other identifiable, separately recognizable assets acquired. Kinder Morgan Energy Partners believes the primary item that generated the goodwill is its ability to grow the business by leveraging its pre-existing natural gas operations (resulting from the increase in services now offered by its natural gas processing and treating operations in the state of Texas), and Kinder Morgan Energy Partners believes that this value contributed to its acquisition price exceeding the fair value of acquired identifiable net assets and liabilities—in the aggregate, these factors represented goodwill. Furthermore, this entire amount of goodwill is expected to be deductible for tax purposes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions and Divestitures (Continued)

  (5) Endeavor Gathering LLC

        On November 1, 2009, Kinder Morgan Energy Partners acquired a 40% membership interest in Endeavor Gathering LLC for $36.0 million in cash. Endeavor Gathering LLC owns the natural gas gathering and compression business previously owned by GMX Resources Inc. and its wholly-owned subsidiary, Endeavor Pipeline, Inc. Endeavor Gathering LLC provides natural gas gathering service to GMX Resources' exploration and production activities in its Cotton Valley Sands and Haynesville/Bossier Shale horizontal well developments located in East Texas. The remaining 60% interest in Endeavor Gathering LLC is owned by GMX Resources, Inc. and Endeavor Pipeline Inc. remained operator of the business. The acquired investment complemented Kinder Morgan Energy Partners' existing natural gas gathering and transportation business located in the state of Texas. Kinder Morgan Energy Partners accounts for this investment under the equity method of accounting, and the investment is included in the Natural Gas Pipelines—KMP business segment. For more information on our investments, see Note 6.

  Pro Forma Information

        Pro forma consolidated income statement information that gives effect to all of the acquisitions we have made and all of the joint ventures we have entered into since January 1, 2008 as if they had occurred as of January 1, 2008 is not presented because it would not be materially different from the information presented in the accompanying Consolidated Statements of Operations.

  Divestitures

  North System Natural Gas Liquids Pipeline System—Discontinued Operations

        In October 2007, Kinder Morgan Energy Partners completed the sale of its North System and its 50% ownership interest in the Heartland Pipeline Company to ONEOK Partners, L.P. for approximately $298.6 million in cash. For the year ended December 31, 2008, Kinder Morgan Energy Partners paid $2.4 million to ONEOK Partners, L.P. to fully settle both the sale of working capital items and the allocation of pre-acquisition investee distributions, and to partially settle the sale of liquids inventory balances. Due to the fair market valuation resulting from the Going Private transaction (see Note 2), the consideration Kinder Morgan Energy Partners received from the sale of its North System was equal to its carrying value; therefore no gain or loss was recorded on this disposal transaction. The North System consists of an approximately 1,600-mile interstate common carrier pipeline system that delivers natural gas liquids and refined petroleum products from south central Kansas to the Chicago area. Also included in the sale were eight propane truck-loading terminals located at various points in three states along the pipeline system, and one multi-product terminal complex located in Morris, Illinois. All of these assets were included in the Products Pipelines—KMP business segment.

  Thunder Creek Gas Services, LLC

        Effective April 1, 2008, Kinder Morgan Energy Partners sold its 25% ownership interest in Thunder Creek Gas Services, LLC, referred to in this report as Thunder Creek, to PVR Midstream LLC, a subsidiary of Penn Virginia Corporation. Prior to the sale, Kinder Morgan Energy Partners accounted for its investment in Thunder Creek under the equity method of accounting and included its financial results within the Natural Gas Pipelines—KMP business segment. In the second

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions and Divestitures (Continued)

quarter of 2008, Kinder Morgan Energy Partners received cash proceeds, net of closing costs and settlements, of approximately $50.7 million for its investment, and recognized a gain of $13.0 million with respect to this transaction. Kinder Morgan Energy Partners used the proceeds from this sale to reduce the outstanding balance on its commercial paper borrowings, and we included the amount of the gain within the caption "Other, net" in the accompanying Consolidated Statement of Operations for the year ended December 31, 2008.

  Cypress Pipeline

        On July 14, 2009 Kinder Morgan Energy Partners received notice from Westlake Petrochemicals LLC, a wholly-owned subsidiary of Westlake Chemical Corporation, that it was exercising an option it held to purchase a 50% ownership interest in Kinder Morgan Energy Partners' Cypress Pipeline. Kinder Morgan Energy Partners expects the transaction to close no earlier than the end of the second quarter of 2010. As of December 31, 2009, the net assets of the Cypress Pipeline totaled approximately $21.3 million. The sale of 50% of Kinder Morgan Energy Partners' Cypress Pipeline will not have a material impact on our business, financial position, results of operations or our cash flows.

  NGPL PipeCo LLC

        On February 15, 2008, Kinder Morgan, Inc. sold an 80% ownership interest in NGPL PipeCo LLC (formerly MidCon Corp.), which owns Natural Gas Pipeline Company of America LLC and certain affiliates, collectively referred to as "NGPL," to Myria Acquisition Inc. ("Myria") for approximately $2.9 billion. Kinder Morgan, Inc. also received approximately $3.0 billion of cash previously held in escrow related to a notes offering by NGPL PipeCo LLC in December 2007, the net proceeds of which were distributed to Kinder Morgan, Inc. principally as repayment of intercompany indebtedness and partially as a dividend, immediately prior to the closing of the sale to Myria. Pursuant to the purchase agreement, Myria acquired all 800 Class B shares and Kinder Morgan, Inc. retained all 200 Class A shares of NGPL PipeCo LLC. Kinder Morgan, Inc. continues to operate NGPL's assets pursuant to a 15-year operating agreement. Kinder Morgan, Inc. used the total proceeds from this sale of $5.9 billion to pay off the entire outstanding balances of its senior secured credit facility's Tranche A and Tranche B term loans, to repurchase $1.67 billion of outstanding debt securities and to reduce balances outstanding under its $1.0 billion revolving credit facility.

  Other Divestitures

        In January 2008, Kinder Morgan, Inc. completed the sale of its interests in three natural gas-fired power plants in Colorado to Bear Stearns. Kinder Morgan, Inc. received proceeds of $63.1 million.

  Earnings of Discontinued Operations

        The financial results of discontinued operations have been reclassified for all periods presented and reported in the caption, "Income (loss) from Discontinued Operations, net of tax" in the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions and Divestitures (Continued)

accompanying Consolidated Statements of Operations. Summarized financial results of these operations are as follows (in millions):

	Year Ended December 31,
	2009	2008
Revenues	$—	$—

Income (loss) from discontinued operations before income taxes	$0.5	$(0.9)
Income taxes	(0.2)	—

Income (loss) from discontinued operations	$0.3	$(0.9)

        The cash flows attributable to discontinued operations are included in the accompanying Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008, in the captions "Net Cash Flows (Used in) Provided by Discontinued Operations."

  Acquisitions Subsequent to December 31, 2009

  USD Terminal Acquisition

        On January 15, 2010, Kinder Morgan Energy Partners acquired three ethanol handling train terminals from U.S Development Group for an aggregate consideration of $197.4 million, consisting of $115.7 million in cash and $81.7 million in common units. The three train terminals are located in Linden, New Jersey, Baltimore, Maryland, and Dallas, Texas. As part of the transaction, Kinder Morgan Energy Partners announced the formation of a venture with U.S. Development Group to optimize and coordinate customer access to the three acquired terminals, other ethanol terminal assets Kinder Morgan Energy Partners already owns and operates, and other terminal projects currently under development by both parties. The acquisition complemented and expanded the ethanol and rail terminal operations Kinder Morgan Energy Partners previously owned, and all of the acquired assets are included in the Terminals—KMP business segment. Prior to filings its Quarterly Report on Securities and Exchange Commission Form 10-Q for the period ended March 31, 2010, Kinder Morgan Energy Partners expects to identify and measure the tangible and intangible assets acquired and liabilities assumed at fair value on the acquisition date.

  Slay Industries Terminal Acquisition

        On March 5, 2010, Kinder Morgan Energy Partners acquired four terminals from Slay Industries for approximately $98 million in cash. The facilities include (i) a marine terminal located in Sauget, Illinois, (ii) a transload liquid operation located in Muscatine, Iowa, (iii) a liquid bulk terminal located in St. Louis, Missouri and (iv) a warehousing distribution center located in St. Louis. All of the acquired terminals have long-term contracts with large credit worthy shippers. As part of the transaction, Kinder Morgan Energy Partners and Slay Industries entered into joint venture agreements at both the Kellogg Dock coal bulk terminal, located in Modoc, Illinois, and at the newly created North Cahokia terminal, located in Sauget, Illinois, which has approximately 175 acres to develop. All of the assets in Sauget have access to the Mississippi River and five rail carriers. The acquisition complemented and expanded Kinder Morgan Energy Partners' pre-existing Midwest terminal operations by adding a diverse mix of liquid and bulk capabilities, and all of the acquired assets are included in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions and Divestitures (Continued)

the Terminals—KMP business segment. In the first quarter of 2010, Kinder Morgan Energy Partners expects to make final purchase price adjustments for acquired working capital items and measure the identifiable tangible and intangible assets acquired and liabilities assumed at fair value on March 5, 2010.

4. Income Taxes

        The components of income (loss) before income taxes from continuing operations are as follows (in millions):

	Year Ended December 31,
	2009	2008
United States	$1,023.3	$(2,978.7)
Foreign	76.1	80.7

Total	$1,099.4	$(2,898.0)

        Components of the income tax provision applicable to continuing operations for federal and state income taxes are as follows (in millions):

	Year Ended December 31,
	2009	2008
Current tax provision
Federal	$248.9	$786.6
State	17.0	18.6
Foreign	—	(4.5)

	265.9	800.7

Deferred tax provision
Federal	29.9	(439.5)
State	0.2	11.5
Foreign	30.6	(68.4)

	60.7	(496.4)

Total tax provision	$326.6	$304.3

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Income Taxes (Continued)

        The difference between the statutory federal income tax expense (and rate) and our actual income tax expense (and effective income tax rate) is summarized as follows (in millions, except percentages):

	Year Ended December 31,
	2009		2008
Federal income tax	$384.8	35.0%	$(1,014.3)	(35.0)%
Increase (decrease) as a result of:
Nondeductible goodwill impairment	—	—%	1,411.7	48.7%
Terasen acquisition financing structure	—	—	—	—
Nondeductible going private costs	—	—	—	—
Deferred tax rate change	(10.4)	(0.9)%	17.8	0.6%
Taxes on foreign earnings	30.2	2.7%	(68.2)	(2.4)%
Net effects of consolidating Kinder Morgan Energy Partners' United States income tax provision	(93.5)	(8.5)%	(77.4)	(2.7)%
State income tax, net of federal benefit	24.6	2.2%	17.1	0.6%
Other	(9.1)	(0.8)%	17.6	0.7%

Total	$326.6	29.7%	$304.3	10.5%

        Deferred tax assets and liabilities result from the following (in millions):

	December 31,
	2009	2008
Deferred tax assets
Employee benefits	$57.6	$79.8
Book accruals	25.3	14.3
Net operating loss carryforwards	11.4	—
Interest rate and currency swaps	24.3	7.0
Other	25.9	7.9

Total deferred tax assets	144.5	109.0

Deferred tax liabilities
Property, plant and equipment	239.9	160.0
Investments	1,880.2	1,937.2
Book accruals	4.7	—
Derivative instruments	12.5	5.7
Prepaid pension costs	—	16.6
Debt adjustment	19.4	23.0
Other	9.5	47.8

Total deferred tax liabilities	2,166.2	2,190.3

Net deferred tax liabilities	$2,021.7	$2,081.3

Current deferred tax asset	$14.2	$—
Non-current deferred tax liability	2,035.9	2,081.3

Net deferred tax liabilities	$2,021.7	$2,081.3

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Income Taxes (Continued)

        We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based not only on the technical merits of the tax position based on tax law, but also the past administrative practices and precedents of the taxing authority. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

        A reconciliation of our gross unrecognized tax benefit excluding interest and penalties for the years ended December 31, 2009 and 2008 is as follows (in millions):

	2009	2008
Balance at beginning of period	$26.2	$41.5
Additions based on current year tax positions	1.4	2.1
Additions based on prior year tax positions	19.3	15.9
Settlements with taxing authority	14.0	(10.2)
Reductions due to lapse in statue of limitations	(8.9)	(3.7)
Reductions for tax positions related to prior year	—	(19.4)

Balance at end of period	$52.0	$26.2

        Our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense, and as of December 31, 2009, we had $6.5 million of accrued interest and $0.8 million in accrued penalties. As of December 31, 2008, we had $2.9 million of accrued interest and $0.8 million of accrued penalties. In addition, we believe it is reasonably possible that our liability for unrecognized tax benefits will decrease by $2.2 million during the next twelve months, and that approximately $40.6 million included in the total $52.0 million of unrecognized tax benefits, if recognized, would affect our effective tax rate in future periods. Such amounts exclude interest, while the latter amount of $52.0 million includes both temporary and permanent differences.

        We are subject to taxation, and have tax years open to examination for the periods 2006 - 2009 in the United States and Mexico, 2005 - 2009 in Canada, and 1999 - 2009 in various states.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Property, Plant and Equipment

  Classes and Depreciation

        Our property, plant and equipment, net consisted of the following (in millions):

	December 31,
	2009	2008
Kinder Morgan, Inc.
General and other	$45.7	$44.4
Kinder Morgan Energy Partners(a)
Natural gas, liquids, crude oil and carbon dioxide pipelines	6,503.6	5,641.5
Natural gas, liquids, carbon dioxide, and terminals station equipment	9,271.8	7,577.0
Natural gas, liquids (including linefill), and transmix processing	220.3	210.3
Other	1,671.3	2,084.5
Accumulated depreciation, depletion and amortization	(2,002.8)	(979.0)

	15,709.9	14,578.7
Land and land right-of-way	519.5	201.7
Construction work in process	574.1	1,329.4

Property, plant and equipment, net	$16,803.5	$16,109.8

(a)
Includes the allocation of purchase accounting adjustments associated with the Going Private transaction (see Note 2).

        Depreciation and depletion expense charged against property, plant and equipment consisted of $1,047.5 million in 2009 and $897.2 million in 2008.

  Asset Retirement Obligations

        As of December 31, 2009 and 2008, we have recognized asset retirement obligations in the aggregate amount of $100.9 million and $76.5 million, respectively. The majority of our recorded asset retirement obligations are associated with the CO2—KMP business segment, where Kinder Morgan Energy Partners is required to plug and abandon oil and gas wells that have been removed from service and to remove its surface wellhead equipment and compressors. We have included $2.5 million of asset retirement obligations as of both December 31, 2009 and 2008 within "Accrued other current liabilities" in the accompanying Consolidated Balance Sheets. The remaining amounts are included within "Other long-term liabilities and deferred credits" at each reporting date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Property, Plant and Equipment (Continued)

        A reconciliation of the beginning and ending aggregate carrying amount of recorded asset retirement obligations is as follows (in millions):

	Year Ended December 31,
	2009	2008
Balance at beginning of period	$76.5	$55.0
Liabilities incurred/revised	26.0	26.2
Liabilities settled	(6.2)	(8.2)
Accretion expense	4.6	3.5

Balance at end of period	$100.9	$76.5

        Kinder Morgan Energy Partners has various other obligations throughout its businesses to remove facilities and equipment on rights-of- way and other leased facilities. We currently cannot reasonably estimate the fair value of these obligations because the associated assets have indeterminate lives. These assets include pipelines, certain processing plants and distribution facilities, and certain bulk and liquids terminal facilities. An asset retirement obligation, if any, will be recognized once sufficient information is available to reasonably estimate the fair value of the obligation.

6. Investments

        We reported a combined $3,695.6 million and $1,827.4 million as "Investments" in the accompanying Consolidated Balance Sheet as of December 31, 2009 and 2008, respectively. As of both dates, our investment amounts included bond investments totaling $13.2 million. These bond investments consisted of certain tax exempt, fixed-income development revenue bonds acquired in the fourth quarter of 2008. Because we have both the ability and the intent to hold these debt securities to maturity, we account for these investments at historical cost. Our bond investments are further discussed in Note 8.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Investments (Continued)

        Our total equity investments consisted of the following (in millions):

	Year Ended December 31,
	2009	2008
Rockies Express Pipeline LLC	$1,693.4	$501.1
NGPL PipeCo LLC	698.5	717.3
Midcontinent Express Pipeline LLC	662.3	—
Plantation Pipe Line Company	340.4	343.6
Red Cedar Gathering Company	145.8	138.9
Express pipeline system	68.0	64.9
Cortez Pipeline Company	11.2	13.6
Endeavor Gathering LLC	36.2	—
Subsidiary trusts holding solely debentures of Kinder Morgan	8.6	8.6
All others	18.0	26.2

Total equity investments	3,682.4	1,814.2
Gulf Opportunity Zone Bonds	13.2	13.2

Total long-term investments	$3,695.6	$1,827.4

        The increase in the carrying amounts of our equity investments since December 31, 2008 was primarily driven by Kinder Morgan Energy Partners' 2009 equity capital contributions of $2,051.8 million, paid primarily to Rockies Express Pipeline LLC, Midcontinent Express Pipeline LLC, and Fayetteville Pipeline LLC to partially fund their respective Rockies Express, Midcontinent Express, and Fayetteville Express Pipeline construction and/or pre-construction costs, and the repayment of senior notes by Rockies Express in August 2009. For information pertaining to guarantees or indemnifications Kinder Morgan Energy Partners has made with respect to its equity investees, see Note 12 "Commitments and Contingent Liabilities—Contingent Debt."

        As shown in the table above, our significant equity investments, including those of Kinder Morgan Energy Partners, as of December 31, 2009 consisted of the following:

  •
  Rockies Express Pipeline LLC ("Rockies Express")—Kinder Morgan Energy Partners operates and owns a 50% ownership interest in Rockies Express, the surviving legal entity from its December 30, 2009 merger with its parent entity, West2East Pipeline LLC. Rockies Express is the sole owner of the Rockies Express natural gas pipeline system, which began full operations on November 12, 2009 following the completion of its final pipeline segment, Rockies Express—East. The remaining ownership interests in Rockies Express are owned by Sempra Energy and ConocoPhillips.

    Effective December 1, 2009, Kinder Morgan Energy Partners' ownership interest in West2East Pipeline LLC was reduced to 50% (from 51%), ConocoPhillips' interest was increased to 25% (from 24%), and minimum voting requirements for most matters was increased to 75% (from 51%) of the member interests. Kinder Morgan Energy Partners received $31.9 million for the 1% reduction in ownership interest and we included this amount within "Sale or casualty of property, plant and equipment, investments and other net assets, net of removal costs" on the accompanying Consolidated Statement of Cash Flows for the year ended December 31, 2009.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Investments (Continued)

    Sempra Energy continues to own the remaining 25% ownership interest in Rockies Express. Additionally, in 2009 and 2008, Kinder Morgan Energy Partners made capital contributions of $1,273.1 million and $306.0 million, respectively, to Rockies Express (West2East Pipeline LLC before the merger) to partially fund both the construction costs for the Rockies Express pipeline system and the repayment of senior notes (which matured in August 2009). In 2009 and 2008, Kinder Morgan Energy Partners also received, from Rockies Express, cash distributions of $148.8 million and $82.9 million, respectively;

  •
  NGPL PipeCo LLC ("NGPL")—On February 15, 2008, Kinder Morgan, Inc. sold an 80% ownership interest in NGPL (formerly MidCon Corp.), which owns Natural Gas Pipeline of America and certain affiliates, collectively referred to as "NGPL," to Myria Acquisition Inc. ("Myria"). Pursuant to the purchase agreement, Myria acquired all 800 Class B shares and Kinder Morgan, Inc. retained all 200 Class A shares of NGPL. Kinder Morgan, Inc. will continue to operate NGPL's assets pursuant to a 15-year operating agreement. See Note 3 for further discussion regarding this transaction;

  •
  Midcontinent Express Pipeline LLC ("Midcontinent Express")—Kinder Morgan Energy Partners operates and owns a 50% ownership interest in Midcontinent Express, which was formed in May 2006. It is the sole owner of the Midcontinent Express natural gas pipeline system and Energy Transfer Partners, L.P. owns the remaining 50% ownership interest. In 2007, Kinder Morgan Energy Partners began making cash contributions for its share of the construction costs for the Midcontinent Express pipeline system, and in 2009 and 2008, Kinder Morgan Energy Partners made capital contributions of $664.5 million and $27.5 million, respectively, to Midcontinent Express to partially fund its pipeline construction costs. Kinder Morgan Energy Partners received cash distributions of $16.2 million and $1.9 million in 2009 and 2008, respectively; however, as of December 31, 2008, Kinder Morgan Energy Partners had no net investment in Midcontinent Express because in 2008, it established and made borrowings under its own revolving bank credit facility in order to fund its pipeline construction costs and to make distributions to its member owners to fully reimburse them for prior contributions. Accordingly, Kinder Morgan Energy Partners received an $89.1 million return of capital from Midcontinent Express in the first quarter of 2008.

    Additionally, in January 2008, in conjunction with the signing of additional binding transportation commitments, Midcontinent Express entered into an option agreement with a subsidiary of MarkWest Energy Partners, L.P. providing it a one-time right to purchase a 10% ownership interest in the Midcontinent Express pipeline system. In September 2009, MarkWest declined to exercise this option;

  •
  Red Cedar Gathering Company—Kinder Morgan Energy Partners acquired its 49% ownership interest in the Red Cedar Gathering Company from us on December 31, 1999. The remaining 51% interest in Red Cedar is owned by the Southern Ute Indian Tribe. Red Cedar is the sole owner of the Red Cedar natural gas gathering, compression and treating system;

  •
  Plantation Pipe Line Company—Kinder Morgan Energy Partners operates and owns a 51.17% ownership interest in Plantation Pipe Line Company, the sole owner of the Plantation refined petroleum products pipeline system. An affiliate of ExxonMobil owns the remaining interest. Each investor has an equal number of directors on Plantation's board of directors, and board approval is required for certain corporate actions that are considered participating rights;

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Investments (Continued)

    therefore, Kinder Morgan Energy Partners does not control Plantation Pipe Line Company, and it accounts for its investment under the equity method;

  •
  Express pipeline system—Kinder Morgan Energy Partners acquired Kinder Morgan, Inc.'s 33 1/3%ownership interest in the Express pipeline system effective August 28, 2008 (discussed in Note 11 "Related Party Transactions");

  •
  Endeavor Gathering LLC—Kinder Morgan Energy Partners acquired a 40% ownership interest in Endeavor Gathering LLC from GMX Resources Inc. effective November 1, 2009 (discussed in Note 3 "Acquisitions and Divestitures"); and

  •
  Cortez Pipeline Company—Kinder Morgan Energy Partners operates and owns a 50% ownership interest in the Cortez Pipeline Company, the sole owner of the Cortez carbon dioxide pipeline system. Kinder Morgan Energy Partners acquired its ownership interest in Cortez Pipeline Company from affiliates of Shell in April 2000. A subsidiary of Exxon Mobil Corporation owns a 37% ownership interest and Cortez Vickers Pipeline Company owns the remaining 13% ownership interest.

        In addition to the investments listed above, Kinder Morgan Energy Partners significant equity investments included a 25% ownership interest in Thunder Creek Gas Services, LLC until it sold its ownership interest to PVR Midstream LLC on April 1, 2008. The divestiture of the investment in Thunder Creek Gas Services, LLC is discussed in Note 3 "Acquisitions and Divestitures".

        Kinder Morgan Energy Partners also owns a 50% ownership interest in Fayetteville Express Pipeline LLC ("Fayetteville Express"), which was formed in August 2008. Fayetteville Express is the sole owner of the Fayetteville Express natural gas pipeline joint venture project that is currently being developed. Energy Transfer Partners, L.P. owns the remaining 50% ownership interest in Fayetteville Express and will operate the Fayetteville Express pipeline system. In 2009 and 2008, Kinder Morgan Energy Partners made capital contributions of $103.2 million and $9.0 million, respectively, to Fayetteville Express to partially fund certain pre-construction pipeline costs. As of December 31, 2009, however, Kinder Morgan Energy Partners had no material net investment in Fayetteville Express because in November 2009, Fayetteville Express established and made borrowings under its own revolving bank credit facility in order to fund its pipeline development costs and to make distributions to its member owners to reimburse them for prior contributions. Accordingly, Kinder Morgan Energy Partners received cash distributions of $115.6 million from Fayetteville Express in 2009.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Investments (Continued)

        Our earnings (losses) from equity investments were as follows (in millions):

	Year Ended December 31,
	2009	2008
Rockies Express	$98.5	$84.9
NGPL	42.5	40.1
Red Cedar Gathering Company	24.9	26.7
Cortez Pipeline Company	22.3	20.8
Plantation Pipe Line Company	16.5	13.6
Thunder Creek Gas Services, LLC	—	1.3
Midcontinent Express	14.7	0.5
Express pipeline system	(4.1)	8.2
Thermo Companies	—	—
Horizon Pipeline Company	—	0.2
Endeavor Gathering LLC	0.1	—
All others	6.5	4.8

Total	$221.9	$201.1

Amortization of excess costs	$(5.8)	$(5.7)

        Summarized combined unaudited financial information for our significant equity investments (listed or described above) is reported below (in millions; amounts represent 100% of investee financial information):

	Year Ended December 31,
Income Statement(a)	2009	2008
Revenues	$2,351.9	$2,170.4
Costs and expenses	1,754.8	1,649.6

Earnings before extraordinary items and cumulative effect of a change in accounting principle	597.1	520.8

Net income	$597.1	$520.8

	December 31,
Balance Sheet	2009	2008
Current assets	$501.8	$501.7
Non-current assets	16,687.5	13,582.1
Current liabilities	2,299.7	3,876.4
Non-current liabilities	6,275.6	5,306.0
Minority interest in equity of subsidiaries	—	0.6
Members' equity	$8,614.0	$4,900.8

(a)
Amounts exclude NGPL earnings prior to sale of our 80% interest on February 15, 2008.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Investments (Continued)

        On January 1, 2009, we adopted certain provisions included within the "Investments—Equity Method and Joint Ventures" Topic of the Codification. These provisions clarify certain accounting and impairment considerations involving equity method investments. The adoption of these provisions did not have any impact on our consolidated financial statements.

        Also, on June 30, 2009, we adopted certain provisions included within the "Investments—Debt and Equity Securities" Topic of the Codification. These adopted provisions provide additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. The provisions change (i) the method for determining whether an other-than-temporary impairment exists for debt securities and (ii) the amount of an impairment charge to be recorded in earnings. The adoption of these provisions did not have a material impact on our consolidated financial statements. For more information on certain of our equity investments, see Note 17.

7. Goodwill and Other Intangibles

  Goodwill and Excess Investment Cost

        Changes in the gross amounts of our goodwill for each of the two years ended December 31, 2009 and 2008 are summarized as follows (in millions):

	Products Pipelines—KMP	Natural Gas Pipelines—KMP	CO2—KMP	Terminals— KMP	Kinder Morgan Canada— KMP	Total
Balance as of December 31, 2007	$2,207.1	$3,236.6	$1,092.3	$1,482.7	$250.1	$8,268.8
Acquisitions and purchase price adjustments	(82.5)	215.6	436.2	(26.3)	—	543.0
Disposals	—	—	—	—	—	—
Impairments	(1,266.5)	(2,090.2)	—	(676.6)	—	(4,033.3)
Other	(8.1)	(12.8)	(6.8)	(5.6)	(46.5)	(79.8)

Balance as of December 31, 2008	850.0	1,349.2	1,521.7	774.2	203.6	4,698.7
Acquisitions and purchase price adjustments	—	48.6	—	(35.4)	—	13.2
Disposals	—	—	—	—	—	—
Impairments	—	—	—	—	—	—
Currency translation adjustments	—	—	—	—	32.4	32.4

Balance as of December 31, 2009	$850.0	$1,397.8	$1,521.7	$738.8	$236.0	$4,744.3

        For more information on our accounting policies for goodwill, see Note 2 "Summary of Significant Accounting Policies—Goodwill."

        We record the excess of the cost of an acquisition price over the fair value of acquired net assets as an asset on our balance sheet. This amount is referred to and reported separately as "Goodwill" in the accompanying Consolidated Balance Sheets. Goodwill is not subject to amortization but must be tested for impairment at least annually. This test requires us to assign goodwill to an appropriate reporting unit and to determine if the implied fair value of the reporting unit's goodwill is less than its carrying amount.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Goodwill and Other Intangibles (Continued)

        We evaluate goodwill for impairment on May 31 of each year. For this purpose, we have six reporting units as follows: (i) Products Pipelines—KMP (excluding associated terminals), (ii) Products Pipelines Terminals—KMP (evaluated separately from Products Pipelines—KMP for goodwill purposes), (iii) Natural Gas Pipelines—KMP, (iv) CO2—KMP, (v) Terminals—KMP and (vi) Kinder Morgan Canada—KMP. There were no impairment charges resulting from our May 31, 2009 impairment testing, and no event indicating an impairment has occurred subsequent to that date.

        In the second quarter of 2008, we finalized the purchase price allocation associated with our May 2007 Going Private transaction, establishing the fair values of our individual assets and liabilities including assigning the associated goodwill to our six reporting units, in each case as of the May 31, 2007 acquisition date. A significant portion of the goodwill that arose in conjunction with this acquisition was determined to be associated with the general partner and significant limited partner interests in Kinder Morgan Energy Partners (a publicly traded master limited partnership, or "MLP"), attributable, in part, to the difference between the market multiples that might be paid to acquire the general partner and limited interests in an MLP and the market multiples that might be paid to acquire the individual assets that comprise that MLP. This market premium is partially attributable to the incentive distribution right that is embedded in the Kinder Morgan Energy Partners general partner interest for which a separate intangible asset was not recognized in purchase accounting because this right cannot be detached or transferred apart from the entire general partner interest.

        In conjunction with our first annual impairment test of the carrying value of this goodwill, performed as of May 31, 2008, we determined that the fair value of certain reporting units that are part of our investment in Kinder Morgan Energy Partners were less than the carrying values. The fair value of each reporting unit was determined from the present value of the expected future cash flows from the applicable reporting unit (inclusive of a terminal value calculated using market multiples between six and ten times cash flows) discounted at a rate of 9.0%. The value of each reporting unit was determined on a stand-alone basis from the perspective of a market participant and represented the price that would be received to sell the unit as a whole in an orderly transaction between market participants at the measurement date. Thus, any value generated from the inclusion of these assets in an MLP structure was not captured in the valuation of these reporting units. This resulted in several of the reporting units having fair values less than their carrying values as the incremental value created by the inclusion of these assets in an MLP structure was taken into account in the Going Private transaction and thus was used in allocating the purchase price. To capture this value at the reporting unit level, we believe it would be necessary to recreate the MLP structure at the reporting unit level. We believe this is not feasible for Kinder Morgan, Inc. or for any market participant, as further discussed below.

        Recreating such structure would involve separating each of our reporting units into separate entities so that each reporting unit could be valued on a stand alone basis assuming each such unit was sold as an MLP. Creating separate MLPs would involve significant structural difficulties including potentially numerous adverse state and federal tax consequences to Kinder Morgan Energy Partners and its unitholders. In addition, it would involve a significant amount of tax, legal and commercial analysis, and based on that analysis may also require customer and/or joint venture consents, lender consents, and regulatory approvals and/or unitholder approval. As a result of these factors, we believe that it is not feasible to apply the MLP structure related value to the individual reporting unit level.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Goodwill and Other Intangibles (Continued)

        For the reporting units where the fair value was determined to be less than the carrying value, we determined the implied fair value of goodwill. The implied fair value of goodwill within each reporting unit was then compared to the carrying value of goodwill of each such unit, resulting in the following goodwill impairment charges by reporting units: Products Pipelines—KMP (excluding associated terminals)—$1.20 billion, Products Pipelines Terminals—KMP (separate from Products Pipelines—KMP for goodwill impairment purposes)—$70 million, Natural Gas Pipelines—KMP—$2.09 billion, and Terminals—KMP—$677 million, for a total impairment of $4.03 billion. The goodwill impairment charges were non-cash charges and did not have any impact on our cash flows.

        With regard to our equity investments in unconsolidated affiliates, in almost all cases, the price we paid to acquire our share of the net assets of such equity investees differed from the underlying book value of such net assets. This differential consists of two pieces. First, an amount related to the difference between the investee's recognized net assets at book value and at current fair values (representing the appreciated value in plant and other net assets), and secondly, to any premium in excess of fair value (referred to as equity method goodwill) we paid to acquire the investment. We include both amounts within "Investments" on the accompanying Consolidated Balance Sheets.

        The first differential, representing the excess of the fair market value of our investees' plant and other net assets over its underlying book value at the date of acquisition totaled $163.2 million and $169.0 million as of December 31, 2009 and 2008, respectively. In almost all instances, this differential, relating to the discrepancy between our share of the investee's recognized net assets at book values and at current fair values, represents our share of undervalued depreciable assets, and since those assets (other than land) are subject to depreciation, we amortize this portion of our investment cost against our share of investee earnings. As of December 31, 2009, this excess investment cost is being amortized over a weighted average life of approximately 28.9 years.

        The second differential, representing total unamortized excess cost over underlying fair value of net assets acquired (equity method goodwill) was $138.2 million as of both December 31, 2009 and December 31, 2008. This differential is not subject to amortization but rather to impairment testing. Accordingly, in addition to our annual impairment test of goodwill, we periodically reevaluate the amount at which we carry the excess of cost over fair value of net assets accounted for under the equity method, as well as the amortization period for such assets, to determine whether current events or circumstances warrant adjustments to our carrying value and/or revised estimates of useful lives. Our impairment test considers whether the fair value of the equity investment as a whole, not the underlying net assets, has declined and whether that decline is other than temporary. As of December 31, 2009, we believed no such impairment had occurred and no reduction in estimated useful lives was warranted.

  Other Intangibles

        Excluding goodwill, our other intangible assets include customer relationships, contracts and agreements, technology-based assets, and lease value. These intangible assets have definite lives and are

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Goodwill and Other Intangibles (Continued)

reported separately as "Other intangibles, net" in the accompanying Consolidated Balance Sheets. Following is information related to our intangible assets subject to amortization (in millions):

	December 31,
	2009	2008
Customer relationships, contracts and agreements
Gross carrying amount	$297.9	$270.9
Accumulated amortization	(50.9)	(30.3)

Net carrying amount	247.0	240.6

Technology-based assets, lease value and other
Gross carrying amount	14.1	11.7
Accumulated amortization	(1.3)	(0.8)

Net carrying amount	12.8	10.9

Total other intangibles, net	$259.8	$251.5

        Our customer relationships, contracts and agreements relate primarily to the Terminals—KMP business segment, and include relationships and contracts for handling and storage of petroleum, chemical, and dry-bulk materials, including oil, gasoline and other refined petroleum products, coal, petroleum coke, fertilizer, steel and ores. The values of these intangible assets were determined by us (often in conjunction with third party valuation specialists) by first, estimating the revenues derived from a customer relationship or contract (offset by the cost and expenses of supporting assets to fulfill the contract), and second, discounting the revenues at a risk adjusted discount rate.

        We amortize the costs of our intangible assets to expense in a systematic and rational manner over their estimated useful lives. Among the factors we weigh, depending on the nature of the asset, are the effect of obsolescence, new technology, and competition. For the years ended December 31, 2009 and 2008, the amortization expense on our intangibles totaled $21.1 million and $19.2 million, respectively. These expense amounts primarily consisted of amortization of our customer relationships, contracts and agreements. Our estimated amortization expense for our intangible assets for each of the next five fiscal years (2010 - 2014) is approximately $24.2 million, $22.1 million, $20.5 million, $19.6 million and $18.8 million, respectively.

        The life of each intangible asset is based either on the life of the corresponding customer contract or agreement or, in the case of a customer relationship intangible (the life of which was determined by an analysis of all available data on that business relationship), the length of time used in the discounted cash flow analysis to determine the value of the customer relationship. As of December 31, 2009, the weighted average amortization period for our intangible assets was approximately 15.1 years.

8. Debt

        We classify our debt based on the contractual maturity dates of the underlying debt instruments or as of the earliest put date available to the holders of the applicable debt. We defer costs associated with debt issuance over the applicable term or to the first put date, in the case of debt with a put feature. These costs are amortized as interest expense in the accompanying Consolidated Statements of Operations.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

  Short-Term Debt

        Our outstanding short-term debt balance as of December 31, 2009 was $768.7 million. The balance consisted of (i) $171.0 million in outstanding borrowings under Kinder Morgan, Inc.'s senior secured credit facility, (ii) $1.1 million remaining portion of Kinder Morgan, Inc.'s 6.50% series debentures, due September 1, 2013, (iii) $300 million in outstanding borrowings under Kinder Morgan Energy Partners' bank credit facility, (iv) $251.9 million (including $1.9 million of unamortized discounts and purchase accounting attributable to the Going Private transaction) for Kinder Morgan Energy Partners' 7.50% senior notes due November 1, 2010, (v) $23.7 million in principal amount of tax-exempt bonds that mature on April 1, 2024, but are due on demand pursuant to certain standby purchase agreement provisions contained in the bond indenture (Kinder Morgan Energy Partners' subsidiary Kinder Morgan Operating L.P. "B" is the obligor on the bonds), (vi) an $8.9 million portion of a 5.40% long-term note payable (Kinder Morgan Energy Partners' subsidiaries Kinder Morgan Operating L.P. "A" and Kinder Morgan Canada Company are the obligors on the note), (vii) a $6.8 million portion of 5.23% senior notes (Kinder Morgan Energy Partners' subsidiary Kinder Morgan Texas Pipeline, L.P. is the obligor on the notes) and (viii) $5.3 million in principal amount of adjustable rate industrial development revenue bonds that matured on January 1, 2010 (the bonds were issued by the Illinois Development Finance Authority and Kinder Morgan Energy Partners' subsidiary Arrow Terminals L.P. was the obligor on the bonds).

        Our outstanding short-term debt as of December 31, 2008 was $302.5 million, consisting of (i) $8.8 million in outstanding borrowings under Kinder Morgan, Inc.'s senior secured credit facility, (ii) a $5.0 million current portion of Kinder Morgan, Inc.'s 6.50% series debentures, due September 1, 2013, (iii) $250 million in principal amount of Kinder Morgan Energy Partners' 6.30% senior notes due February 1, 2009, (iv) the $23.7 million in principal amount of tax-exempt bonds due from Kinder Morgan Energy Partners' subsidiary Kinder Morgan Operating L.P. "B", (v) an $8.5 million portion of the 5.40% long-term note payable due from Kinder Morgan Energy Partners' subsidiaries Kinder Morgan Operating L.P. "A" and Kinder Morgan Canada Company and (vi) a $6.5 million portion of the 5.23% senior notes due from Kinder Morgan Energy Partners' subsidiary Kinder Morgan Texas Pipeline, L.P.

  Credit Facilities

	As of December 31, 2009
	Short-term Notes Payable	Weighted- Average Interest Rate
	(In millions)
Kinder Morgan, Inc.—Secured debt(a)	$171.0	1.61%
Kinder Morgan Energy Partners—Unsecured debt(b)	$300.0	0.59%

(a)
The average short-term debt outstanding (and related weighted-average interest rate) was $77.7 million (2.09%) during the twelve months ended December 31, 2009.

(b)
The average short-term debt outstanding (and related weighted-average interest rate) was $442.1 million (1.43%) during the twelve months ended December 31, 2009.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

        Kinder Morgan, Inc.'s $1.0 billion six-year senior secured revolving credit facility matures on May 30, 2013 and includes a sublimit of $300 million for the issuance of letters of credit and a sublimit of $50 million for swingline loans. Kinder Morgan, Inc. does not have a commercial paper program. Kinder Morgan, Inc. had $8.8 million outstanding under its credit facility at December 31, 2008.

        The applicable margin for the revolving credit facility is subject to change pursuant to a leverage-based pricing grid. In addition, the credit agreement provides for customary commitment fees and letter of credit fees under the revolving credit facility. The credit agreement contains customary terms and conditions and is unconditionally guaranteed by each of Kinder Morgan, Inc. wholly owned material domestic restricted subsidiaries, to the extent permitted by applicable law and contract. Voluntary prepayments can be made at any time on revolving credit loans and swingline loans, in each case without premium or penalty, and on LIBOR Loans (as defined in the credit agreement) on the interest payment date without premium or penalty.

        Kinder Morgan, Inc.'s credit facility included the following restrictive covenants as of December 31, 2009:

  •
  total debt divided by earnings before interest, income taxes, depreciation and amortization may not exceed:

  •
  7.00: 1.00 during January 1, 2009 and December 31, 2009; and

  •
  6.00: 1.00 thereafter;

  •
  certain limitations on indebtedness, including payments and amendments;

  •
  certain limitations on entering into mergers, consolidations, sales of assets and investments;

  •
  limitations on granting liens; and

  •
  prohibitions on making any dividend to shareholders if an event of default exists or would exist upon making such dividend.

        Kinder Morgan Energy Partners' $1.85 billion unsecured revolving bank credit facility is with a syndicate of financial institutions, and Wachovia Bank, National Association is the administrative agent. The credit facility permits Kinder Morgan Energy Partners to obtain bids for fixed rate loans from members of the lending syndicate, and the facility can be amended to allow for borrowings of up to $2.0 billion. Interest on Kinder Morgan Energy Partners' credit facility accrues at its option at a floating rate equal to either (i) the administrative agent's base rate (but not less than the Federal Funds Rate, plus 0.5%); or (ii) LIBOR, plus a margin, which varies depending upon the credit rating of Kinder Morgan Energy Partners' long-term senior unsecured debt. Borrowings under Kinder Morgan Energy Partners' credit facility can be used for general partnership purposes and as a backup for its commercial paper program.

        As of December 31, 2008, there were no borrowings under the Kinder Morgan Energy Partners credit facility. The credit facility matures August 18, 2010, and currently, Kinder Morgan Energy Partners plans to negotiate a renewal of the credit facility before its maturity date.

        During the first quarter of 2009, following Lehman Brothers Holdings Inc.'s filing for bankruptcy protection in September 2008; Kinder Morgan Energy Partners amended the credit facility to remove Lehman Brothers Commercial Bank as a lender, thus reducing the borrowing capacity under its credit

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

facility by $63.3 million. The commitments of the other banks remain unchanged, and the credit facility is not defaulted.

        Additionally, as of December 31, 2009, the amount available for borrowing under Kinder Morgan Energy Partners' credit facility was reduced by an aggregate amount of $282.8 million, consisting of the following letters of credit: (i) a $100 million letter of credit that supports certain proceedings with the California Public Utilities Commission involving refined products tariff charges on the intrastate common carrier operations of Kinder Morgan Energy Partners' Pacific operations' pipelines in the state of California, (ii) a combined $89.4 million in three letters of credit that support tax-exempt bonds, (iii) a combined $55.0 million in two letters of credit that support Kinder Morgan Energy Partners' hedging of commodity price risks associated with the sale of natural gas, natural gas liquids and crude oil, (iv) a $21.4 million letter of credit that supports Kinder Morgan Energy Partners' indemnification obligations on the Series D note borrowings of Cortez Capital Corporation and (v) a combined $17.0 million in other letters of credit supporting other obligations of Kinder Morgan Energy Partners and its subsidiaries.

        Kinder Morgan Energy Partners' credit facility included the following restrictive covenants as of December 31, 2009:

  •
  total debt divided by earnings before interest, income taxes, depreciation and amortization for the preceding four quarters may not exceed:

  •
  5.5, in the case of any such period ended on the last day of (i) a fiscal quarter in which Kinder Morgan Energy Partners makes any Specified Acquisition, or (ii) the first or second fiscal quarter next succeeding such a fiscal quarter; or

  •
  5.0, in the case of any such period ended on the last day of any other fiscal quarter;

  •
  certain limitations on entering into mergers, consolidations and sales of assets;

  •
  limitations on granting liens; and

  •
  prohibitions on making any distribution to holders of units if an event of default exists or would exist upon making such distribution.

        In addition to normal repayment covenants, under the terms of Kinder Morgan Energy Partners' credit facility, the occurrence at any time of any of the following would constitute an event of default: (i) Kinder Morgan Energy Partners' failure to make required payments of any item of indebtedness or any payment in respect of any hedging agreement, provided that the aggregate outstanding principal amount for all such indebtedness or payment obligations in respect of all hedging agreements is equal to or exceeds $75 million, (ii) Kinder Morgan Energy Partners' general partner's failure to make required payments of any item of indebtedness, provided that the aggregate outstanding principal amount for all such indebtedness is equal to or exceeds $75 million, (iii) adverse judgments rendered against Kinder Morgan Energy Partners for the payment of money in an aggregate amount in excess of $75 million, if this same amount remains undischarged for a period of thirty consecutive days during which execution shall not be effectively stayed and (iv) voluntary or involuntary commencements of any proceedings or petitions seeking Kinder Morgan Energy Partners' liquidation, reorganization or any other similar relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

        Other than the relatively non-restrictive negative covenants and events of default in Kinder Morgan Energy Partners' credit facility, there are no provisions protecting against a situation where Kinder Morgan Energy Partners is unable to terminate an agreement with a counterparty who is facing an impending financial collapse, and such collapse may be hastened due to cross-defaults. Also, Kinder Morgan Energy Partners' credit facility does not contain a material adverse change clause coupled with a lockbox provision; however, the facility does provide that the margin Kinder Morgan Energy Partners will pay with respect to borrowings, and the facility fee that it will pay on the total commitment, will vary based on its senior debt investment rating. None of Kinder Morgan Energy Partners' debt is subject to payment acceleration as a result of any change to its credit ratings.

  Commercial Paper Program

        On October 13, 2008, Standard & Poor's Rating Services lowered Kinder Morgan Energy Partners' short-term credit rating to A-3 from A-2. Additionally, on May 6, 2009, Moody's Investor Services, Inc. downgraded Kinder Morgan Energy Partners' commercial paper rating to Prime-3 from Prime-2. As a result of these revisions and the commercial paper market conditions, Kinder Morgan Energy Partners has been unable to access commercial paper borrowings, and as of December 31, 2009 and 2008, it had no commercial paper borrowings.

        On February 25, 2010, Standard & Poor's Rating Services raised Kinder Morgan Energy Partners' short-term credit rating to A-2 from A-3 which may allow Kinder Morgan Energy Partners access to the commercial paper market. However, Kinder Morgan Energy Partners expects that it will continue to meet its financing and liquidity needs primarily through borrowings made under its bank credit facility described above.

  Long-Term Debt

        Our long-term debt balance at December 31, 2009 and 2008 was $13,240.7 million and $12,126.8 million, respectively. Total long-term debt consisted of the balances shown in the table below (in millions).

	December 31,
	2009	2008
Kinder Morgan, Inc.
Debentures
6.50% Series, due September 1, 2013	$1.1	$6.1
6.67% Series, due November 1, 2027	7.0	7.0
7.25% Series, due March 1, 2028	32.0	32.0
7.45% Series, due March 1, 2098	25.9	25.9
Senior Notes
6.50% Series, due September 1, 2012	844.1	846.2
5.15% Series, due March 1, 2015	235.6	233.3
Deferrable Interest Debentures Issued to Subsidiary Trusts
8.56% Junior Subordinated Deferrable Interest Debentures due April 15, 2027	15.8	15.8
7.63% Junior Subordinated Deferrable Interest Debentures due April 15, 2028	19.9	19.9

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

	December 31,
	2009	2008
Bank credit facility borrowings	171.0	8.8
Unamortized gain on termination of interest rate swap	4.6	6.4
Kinder Morgan Finance Company LLC
5.35% Series, due January 5, 2011	745.9	742.0
5.70% Series, due January 5, 2016	811.6	806.6
6.40% Series, due January 5, 2036	34.4	33.8
Carrying value adjustment for interest rate swap(a)	13.5	—
Unamortized gain on termination of interest rate swap	10.5	12.8
Kinder Morgan G.P., Inc.
$1,000 Liquidation Value Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock	100.0	100.0
Kinder Morgan Energy Partners, L.P. borrowings:
6.30% senior notes due February 1, 2009	—	250.1
7.50% senior notes due November 1, 2010	251.8	253.8
6.75% senior notes due March 15, 2011	704.3	707.6
7.125% senior notes due March 15, 2012	456.2	458.7
5.85% senior notes due September 15, 2012	500.0	500.0
5.00% senior notes due December 15, 2013	492.8	491.3
5.125% senior notes due November 15, 2014	491.7	490.2
5.625% senior notes due February 15, 2015	300.0	—
6.00% senior notes due February 1, 2017	598.0	597.8
5.95% senior notes due February 15, 2018	975.0	975.0
9.00% senior notes due February 1, 2019(b)	500.0	500.0
6.85% senior notes due February 15, 2020	700.0	—
5.80% senior notes due March 1, 2021	400.0	—
7.40% senior notes due March 15, 2031	310.1	310.3
7.75% senior notes due March 15, 2032	316.1	316.4
7.30% senior notes due August 15, 2033	513.7	513.9
5.80% senior notes due March 15, 2035	477.7	477.4
6.50% senior notes due February 1, 2037	395.8	395.8
6.95% senior notes due January 15, 2038	1,175.0	1,175.0
6.50% senior notes due September 1, 2039	600.0	—
Bank credit facility borrowings	300.0	—
Carrying value adjustment for interest rate swaps	10.0	754.2
Unamortized gain on termination of interest rate swaps	322.4	197.6
Subsidiary borrowings:
Arrow Terminals L.P.—IL Development Revenue Bonds due January 1, 2010	5.3	5.3
Kinder Morgan Louisiana Pipeline LLC—6.0% LA Development Revenue note due January 1, 2011	5.0	5.0
Kinder Morgan Operating L.P. "A"—5.40% BP note, due March 31, 2012	14.9	19.4

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

	December 31,
	2009	2008
Kinder Morgan Canada Company—5.40% BP note, due March 31, 2012	13.2	17.2
Kinder Morgan Texas Pipeline, L.P.—5.23% Senior Notes, due January 2, 2014	30.5	37.0
Kinder Morgan Liquids Terminals LLC—N.J. Development Revenue Bonds due January 15, 2018	25.0	25.0
Kinder Morgan Columbus LLC—5.50% MS Development Revenue note due September 1, 2022	8.2	8.2
Kinder Morgan Operating L.P. "B"—Jackson-Union Cos. IL Revenue Bonds due April 1, 2024	23.7	23.7
International Marine Terminals—Plaquemines, LA Revenue Bonds due March 15, 2025	40.0	40.0
Other miscellaneous subsidiary debt	1.3	1.3
Unamortized Debt Discount on Long-term Debt	(21.2)	(14.5)
Current Maturities of Long-term Debt	(768.7)	(302.5)

Total Long-term Debt	$13,240.7	$12,126.8

(a)
Adjustment of carrying value of long-term securities subject to outstanding interest rate swaps; see Note 13.

(b)
Kinder Morgan Energy Partners issued its $500 million in principal amount of 9.00% senior notes due February 1, 2019 in December 2008, and these notes may be repurchased at the noteholders' option. Each holder of the notes has the right to require Kinder Morgan Energy Partners to repurchase all or a portion of the notes owned by such holder on February 1, 2012 at a purchase price equal to 100% of the principal amount of the notes tendered by the holder plus accrued and unpaid interest to, but excluding, the repurchase date. On and after February 1, 2012, interest will cease to accrue on the notes tendered for repayment. A holder's exercise of the repurchase option is irrevocable.

        In February 2008, approximately $4.6 billion of the proceeds from the completed sale of an 80% ownership interest in NGPL PipeCo LLC were used to pay off and retire Kinder Morgan, Inc. senior secured credit facility's Tranche A and Tranche B term loans and to pay down amounts outstanding at that time under Kinder Morgan, Inc.'s $1.0 billion revolving credit facility as follows (in millions):

Debt Paid Down and/or Retired
Kinder Morgan, Inc.
Senior Secured Credit Term Loan Facilities
Tranche A Term Loan, Due 2013	$995.0
Tranche B Term Loan, Due 2014	3,183.5
Credit Facility
$1.0 billion Secured Revolver, Due May 2013	375.0

Total Paid Down and/or Retired	$4,553.5

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

        In March 2008, using primarily proceeds from the completed sale of an 80% ownership interest in NGPL PipeCo LLC, along with cash on hand and borrowings under its $1.0 billion revolving credit facility, Kinder Morgan, Inc. repurchased approximately $1.67 billion par value of its outstanding debt securities for $1.6 billion in cash as follows (in millions):

Par Value of Debt Repurchased
Kinder Morgan, Inc.
Debentures
6.50% Series, Due 2013	$18.9
6.67% Series, Due 2027	143.0
7.25% Series, Due 2028	461.0
7.45% Series, Due 2098	124.1
Senior Notes
6.50% Series, Due 2012	160.7
Kinder Morgan Finance Company LLC
6.40% Series, Due 2036	513.6
Deferrable Interest Debentures Issued to Subsidiary Trusts
8.56% Junior Subordinated Deferrable Interest Debentures Due 2027	87.3
7.63% Junior Subordinated Deferrable Interest Debentures Due 2028	160.6

Repurchase of Outstanding Debt Securities	$1,669.2

  Kinder Morgan, Inc.

        The 2013 debentures are not redeemable prior to maturity. The 2028 and 2098 debentures and the 2012 and 2015 senior notes are redeemable in whole or in part, at Kinder Morgan, Inc.'s option at any time, at redemption prices defined in the associated prospectus supplements. The 2027 debentures are redeemable in whole or in part, at Kinder Morgan, Inc.'s option after November 1, 2004 at redemption prices defined in the associated prospectus supplements.

        On each of the dates of September 4, 2009 and September 5, 2008, Kinder Morgan, Inc. made $5.0 million payments on its 6.50% series debentures, due 2013.

  Kinder Morgan Finance Company LLC

        The 2011, 2016 and 2036 senior notes issued by Kinder Morgan Finance Company LLC are redeemable in whole or in part, at Kinder Morgan, Inc.'s option at any time, at redemption prices defined in the associated prospectus supplements. Each series of these notes is fully and unconditionally guaranteed by Kinder Morgan, Inc. on a senior unsecured basis as to principal, interest and any additional amounts required to be paid as a result of any withholding or deduction for Canadian taxes.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

  Kinder Morgan Energy Partners

        All of Kinder Morgan Energy Partners' fixed rate senior notes provide that it may redeem the notes at any time at a price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date plus a make-whole premium.

        During 2009, Kinder Morgan Energy Partners completed two separate public offerings of senior notes. With regard to these offerings, Kinder Morgan Energy Partners received proceeds, net of underwriting discounts and commissions, as follows: (i) $993.3 million from a May 14, 2009 public offering of a total of $1 billion in principal amount of senior notes, consisting of $300 million of 5.625% notes due February 15, 2015, and $700 million of 6.85% notes due February 15, 2020 and (ii) $987.4 million from a September 16, 2009 public offering of a total of $1 billion in principal amount of senior notes, consisting of $400 million of 5.80% notes due March 1, 2021 and $600 million of 6.50% notes due September 1, 2039.

        During 2008, Kinder Morgan Energy Partners completed three separate public offerings of senior notes. With regard to the three offerings, Kinder Morgan Energy Partners received proceeds, net of underwriting discounts and commissions, as follows: (i) $894.1 million from a February 12, 2008 public offering of a total of $900 million in principal amount of senior notes, consisting of $600 million of 5.95% notes due February 15, 2018, and $300 million of 6.95% notes due January 15, 2038 (these notes constitute a further issuance of the $550 million aggregate principal amount of 6.95% notes Kinder Morgan Energy Partners issued on June 21, 2007 and form a single series with those notes), (ii) $687.7 million from a June 6, 2008 public offering of a total of $700 million in principal amount of senior notes, consisting of $375 million of 5.95% notes due February 15, 2018 (these notes constitute a further issuance of the $600 million aggregate principal amount of 5.95% notes Kinder Morgan Energy Partners issued on February 12, 2008 and form a single series with those notes), and $325 million of 6.95% notes due January 15, 2038 (these notes constitute a further issuance of the combined $850 million aggregate principal amount of 6.95% notes Kinder Morgan Energy Partners issued on June 21, 2007 and February 12, 2008, and form a single series with those notes) and (iii) $498.4 million from a December 19, 2008 public offering of $500 million in principal amount of 9.00% senior notes due February 1, 2019.

        Kinder Morgan Energy Partners used the proceeds from its first two 2008 debt offerings to reduce the borrowings under its commercial paper program. Kinder Morgan Energy Partners used the proceeds from its December 2008 debt offering and from all of its 2009 debt offerings to reduce the borrowings under its bank credit facility.

        In addition, on February 1, 2009, Kinder Morgan Energy Partners paid $250 million to retire the principal amount of its 6.30% senior notes that matured on that date. Kinder Morgan Energy Partners borrowed the necessary funds under its bank credit facility.

  Interest Rate Swaps

        Information on our interest rate swaps is contained in Note 13 "Risk Management—Interest Rate Risk Management."

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

  Kinder Morgan Energy Partners' Subsidiary Debt

        Kinder Morgan Energy Partners' subsidiaries are obligors on the following debt. The agreements governing these obligations contain various affirmative and negative covenants and events of default. Kinder Morgan Energy Partners does not believe that these provisions will materially affect distributions to its partners.

  Central Florida Pipeline LLC Debt

        On July 23, 2008, Central Florida Pipeline LLC paid the final $5.0 million outstanding principal amount of its 7.84% senior notes that matured on that date, and following its repayment, Central Florida Pipeline LLC had no outstanding debt.

  Arrow Terminals L.P.

        Kinder Morgan Energy Partners' subsidiary Arrow Terminals L.P. is an obligor on a $5.3 million principal amount of Adjustable Rate Industrial Development Revenue Bonds issued by the Illinois Development Finance Authority. The bonds have a maturity date of January 1, 2010, and interest on these bonds is paid and computed quarterly at the Bond Market Association Municipal Swap Index. The bonds are collateralized by a first mortgage on assets of Arrow's Chicago operations and a third mortgage on assets of Arrow's Pennsylvania operations. As of December 31, 2009, the interest rate was 0.365%. The bonds are also backed by a $5.4 million letter of credit issued by JP Morgan Chase that backs-up the $5.3 million principal amount of the bonds and $0.1 million of interest on the bonds for up to 45 days computed at 12% per annum on the principal amount thereof. On January 4, 2010, Arrow Terminals L.P. paid the $5.3 million outstanding principal amount of the bonds that matured on that date and following its repayment, Arrow Terminals L.P. had no outstanding debt.

  Kinder Morgan Operating L.P. "A" Debt

        Effective January 1, 2007, Kinder Morgan Energy Partners acquired the remaining approximately 50.2% interest in the Cochin pipeline system that it did not already own. As part of the purchase price consideration, two of Kinder Morgan Energy Partners' subsidiaries issued a long-term note payable to the seller having a fair value of $42.3 million. Kinder Morgan Energy Partners valued the debt equal to the present value of amounts to be paid, determined using an annual interest rate of 5.40%. Kinder Morgan Energy Partners' subsidiaries Kinder Morgan Operating L.P. "A" and Kinder Morgan Canada Company are the obligors on the note, and the principal amount of the note, along with interest, is due in five annual installments of $10.0 million beginning March 31, 2008. The final payment is due March 31, 2012. As of December 31, 2008, the net present value (representing the outstanding balance on our balance sheet) of the note was $36.6 million. The second installment was paid on March 31, 2009, and as of December 31, 2009, the net present value of the note was $28.1 million.

  Kinder Morgan Texas Pipeline, L.P. Debt

        Kinder Morgan Energy Partners' subsidiary, Kinder Morgan Texas Pipeline, L.P. is the obligor on a series of unsecured senior notes with a fixed annual stated interest rate as of August 1, 2005, of 8.85%. Kinder Morgan Energy Partners assumed this debt on August 1, 2005 when it acquired a natural gas storage facility located in Liberty County, Texas from a third party, and it valued the debt equal to the present value of amounts to be paid determined using an approximate interest rate of 5.23%. The

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

assumed principal amount, along with interest, is due in monthly installments of approximately $0.7 million, and the final payment is due January 2, 2014. As of December 31, 2009, Kinder Morgan Texas Pipeline L.P.'s outstanding balance under the senior notes was $30.5 million. Additionally, the unsecured senior notes may be prepaid at any time in amounts of at least $1.0 million and at a price equal to the higher of par value or the present value of the remaining scheduled payments of principal and interest on the portion being prepaid.

  Kinder Morgan Liquids Terminals LLC Debt

        Kinder Morgan Liquids Terminals LLC is the obligor on $25.0 million of Economic Development Revenue Refunding Bonds issued by the New Jersey Economic Development Authority. These bonds have a maturity date of January 15, 2018. Interest on these bonds is computed on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed during Commercial Paper, Daily or Weekly Rate Periods and on the basis of a 360-day year consisting of twelve 30-day months during a Term Rate Period. As of December 31, 2009, the interest rate was 0.19%. Kinder Morgan Energy Partners has an outstanding letter of credit issued by Citibank in the amount of $25.4 million that backs-up the $25.0 million principal amount of the bonds and $0.4 million of interest on the bonds for up to 46 days computed at 12% on a per annum basis on the principal thereof.

  Kinder Morgan Operating L.P. "B" Debt

        As of December 31, 2008, Kinder Morgan Energy Partners' subsidiary Kinder Morgan Operating L.P. "B" was the obligor of a principal amount of $23.7 million of tax-exempt bonds due April 1, 2024. The bonds were issued by the Jackson-Union Counties Regional Port District, a political subdivision embracing the territories of Jackson County and Union County in the state of Illinois. These variable rate demand bonds bear interest at a weekly floating market rate and are backed-up by a letter of credit issued by Wachovia.

        The bond indenture also contains certain standby purchase agreement provisions which allow investors to put (sell) back their bonds at par plus accrued interest. In the fourth quarter of 2008, certain investors elected to sell back their bonds and Kinder Morgan Energy Partners paid a total principal and interest amount of $5.2 million according to the letter of credit reimbursement provisions; however, the bonds were subsequently resold and as of December 31, 2008, Kinder Morgan Energy Partners was fully reimbursed for its prior payments. As of December 31, 2009, the interest rate on these bonds was 0.21%. Kinder Morgan Energy Partners' outstanding letter of credit issued by Wachovia totaled $24.1 million, which backs-up a principal amount of $23.7 million and $0.4 million of interest on the bonds for up to 55 days computed at 12% per annum on the principal amount thereof.

  International Marine Terminals Debt

        Kinder Morgan Energy Partners owns a 66 2/3% interest in the International Marine Terminals partnership ("IMT"). The principal assets owned by IMT are dock and wharf facilities financed by the Plaquemines Port, Harbor and Terminal District (Louisiana) $40.0 million Adjustable Rate Annual Tender Port Facilities Revenue Refunding Bonds (International Marine Terminals Project) Series 1984A and 1984B. As of December 31, 2009, the interest rate on these bonds was 3.25%.

        On March 15, 2005, these bonds were refunded and the maturity date was extended from March 15, 2006 to March 15, 2025. No other changes were made under the bond provisions. The bonds

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

are backed by two letters of credit issued by Wachovia Bank, National Association. On March 19, 2002, an Amended and Restated Letter of Credit Reimbursement Agreement relating to the letters of credit in the amount of $45.5 million was entered into by IMT and KBC Bank. In connection with that agreement, Kinder Morgan Energy Partners agreed to guarantee the obligations of IMT in proportion to its ownership interest. Kinder Morgan Energy Partners' obligation is approximately $30.3 million for principal, plus interest and other fees.

  Gulf Opportunity Zone Bonds

        To help fund Kinder Morgan Energy Partners' business growth in the states of Mississippi and Louisiana, it completed the purchase of a combined $13.2 million in principal amount of tax exempt revenue bonds in two separate transactions in December 2008. The bond offerings were issued under the Gulf Opportunity Zone Act of 2005 and consisted of the following: (i) $8.2 million in principal amount of 5.5% Development Revenue Bonds issued by the Mississippi Business Finance Corporation ("MBFC"), a public, non-profit corporation that coordinates a variety of resources used to assist business and industry in the state of Mississippi and (ii) $5.0 million in principal amount of 6.0% Development Revenue Bonds issued by the Louisiana Community Development Authority, a political subdivision of the state of Louisiana.

        The Mississippi revenue bonds mature on September 1, 2022, and both principal and interest is due in full at maturity. Kinder Morgan Energy Partners holds an option to redeem in full (and settle the note payable to MBFC) the principal amount of bonds it holds without penalty after one year. The Louisiana revenue bonds have a maturity date of January 1, 2011 and provide for semi-annual interest payments each July 1 and January 1.

  Maturities of Debt

        The scheduled maturities of Kinder Morgan, Inc.'s and Kinder Morgan Energy Partners' outstanding debt balances, excluding the value of interest rate swaps, as of December 31, 2009, are summarized as follows (in millions):

Year	Commitment
2010	$768.7
2011	1,471.7
2012	2,317.2
2013	500.2
2014	492.3
Thereafter	8,098.3

Total	$13,648.4

  Kinder Morgan G.P., Inc. Preferred Shares

        As of December 31, 2009, Kinder Morgan G.P., Inc. had outstanding 100,000 shares of its $1,000 Liquidation Value Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock due 2057. Until August 18, 2012, dividends will accumulate, commencing on the issue date, at a fixed rate of 8.33% per annum and will be payable quarterly in arrears, when and if declared by Kinder Morgan G.P., Inc.'s

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

Board of Directors, on February 18, May 18, August 18 and November 18 of each year, beginning November 18, 2007. After August 18, 2012, dividends on the preferred stock will accumulate at a floating rate of the 3-month LIBOR plus 3.8975% and will be payable quarterly in arrears, when and if declared by Kinder Morgan G.P., Inc.'s Board of Directors, on February 18, May 18, August 18 and November 18 of each year, beginning November 18, 2012. The preferred stock has approval rights over a commencement of or filing of voluntary bankruptcy by Kinder Morgan Energy Partners or its SFPP, L.P. or Calnev Pipe Line LLC subsidiaries.

        During 2009, $8.3 million in cash dividends, or $83.30 per share, was paid on Kinder Morgan G.P. Inc.'s Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock. On January 20, 2010, Kinder Morgan G.P., Inc.'s Board of Directors declared a quarterly cash dividend on its Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock of $20.825 per share that was paid on February 18, 2010 to shareholders of record as of January 29, 2010.

9. Share-based Compensation and Employee Benefits

  Share-based Compensation

  Kinder Morgan Holdco LLC

        The Kinder Morgan Holdco LLC agreement created two additional classes of ownership interests or units in Kinder Morgan Holdco LLC other than Class A units: Class A-1 Units and Class B Units. The Class A-1 Units were granted to certain members of management in exchange for contributed equity capital in Class A units. The Class B units were granted to certain members of management as a replacement to previous incentive compensation programs. The granting of both the Class A-1 Units and the Class B Units are being accounted for as equity awards.

  Class A-1 Units

        Class A-1 Units entitles the holder to receive a distribution once certain other distribution criteria have been met. A total of 27,570,736 Class A-1 Units (including phantom Class A-1 Units) were authorized and outstanding as of December 31, 2009 and 2008, all of which were granted as of the close of the Going Private transaction. Class A-1 Units may be purchased, under certain circumstances including a service condition, by Kinder Morgan Holdco LLC for no consideration for a period of four years from the date of issuance. As the A-1 units are equity interests in Kinder Morgan Holdco LLC, a private limited liability company, a discounted cash flow analysis was prepared to determine a grant date fair value of these awards of $6.2 million. This grant date fair value is being amortized over the 4 year requisite service period. During each of the years ended December 31, 2009 and 2008, we amortized $1.6 million of this amount to compensation expense.

  Class B Units

        Class B Units entitles the holder to receive a distribution once certain other distribution criteria have been met. A total of 1,978,513,630 Class B Units (including phantom Class B Units) were granted as of the close of the Going Private Transaction or shortly thereafter. Class B Units are subject to (i) time vesting where one third of each grant vests on the third, fourth, and fifth anniversary of the date of issuance and (ii) performance vesting. As the Class B units are equity interests in Kinder Morgan Holdco LLC, a private limited liability company, a discounted cash flow analysis was prepared

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Share-based Compensation and Employee Benefits (Continued)

to determine a grant date fair value of these awards of $23.0 million. This grant date fair value is being amortized over the 5 year requisite service period with one third of the total fair value being amortized over 3, 4 and 5 years, respectively. During each of the years ended December 31, 2009 and 2008, we amortized $6.0 million of this amount to compensation expense.

        The Class B Unit activity for the year ended December 31, 2009 and 2008 is summarized below:

	Year Ended December 31,
	2009	2008
	Units	Units
Outstanding at Beginning of Period	1,977,524,373	1,978,513,630
Granted	989,257	—
Vested	—	—
Forfeited	—	(989,257)

Outstanding at End of Period(a)	1,978,513,630	1,977,524,373

(a)
The weighted average grant date fair value for all outstanding units is $23.0 million

  Kinder Morgan Energy Partners

        Kinder Morgan Energy Partners has two common unit-based compensation plans: The Directors' Unit Appreciation Rights Plan and the Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors.

        The Directors' Unit Appreciation Rights Plan was established on April 1, 2003. Pursuant to this plan, and on this date of adoption, each of Kinder Morgan Management's then three non-employee directors was granted 7,500 common unit appreciation rights. In addition, 10,000 common unit appreciation rights were granted to each of Kinder Morgan Management's then three non-employee directors on January 21, 2004, at the first meeting of the board in 2004. During the first board meeting of 2005, the plan was terminated and replaced by the Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors (discussed following); however, all unexercised awards made under the plan remain outstanding.

        Upon the exercise of unit appreciation rights, Kinder Morgan Energy Partners will pay, within thirty days of the exercise date, the participant an amount of cash equal to the excess, if any, of the aggregate fair market value of the unit appreciation rights exercised as of the exercise date over the aggregate award price of the rights exercised. The fair market value of one unit appreciation right as of the exercise date will be equal to the closing price of one common unit on the New York Stock Exchange on that date. The award price of one unit appreciation right will be equal to the closing price of one common unit on the New York Stock Exchange on the date of grant. Proceeds, if any, from the exercise of a unit appreciation right granted under the plan will be payable only in cash (that is, no exercise will result in the issuance of additional common units) and will be evidenced by a unit appreciation rights agreement. All unit appreciation rights granted vest on the six-month anniversary of the date of grant. If a unit appreciation right is not exercised in the ten year period following the date of grant, the unit appreciation right will expire and not be exercisable after the end of such period. In addition, if a participant ceases to serve on the board for any reason prior to the vesting date of a unit

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Share-based Compensation and Employee Benefits (Continued)

appreciation right, such unit appreciation right will immediately expire on the date of cessation of service and may not be exercised.

        During 2008, 10,000 unit appreciation rights were exercised at an aggregate fair value of $60.32 per unit. During 2009, 17,500 unit appreciation rights were exercised at an aggregate fair value of $53.75 per unit. As of December 31, 2009, 17,500 unit appreciation rights had been granted, vested and remained outstanding.

        The Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors recognizes that the compensation to be paid to each non-employee director is fixed by the Kinder Morgan Management board, generally annually, and that the compensation is payable in cash. Pursuant to the plan, in lieu of receiving cash compensation, each non-employee director may elect to receive common units. A non-employee director may make a new election each calendar year. The total number of common units authorized under this compensation plan is 100,000. All common units issued under this plan are subject to forfeiture restrictions that expire six months from the date of issuance. A total of 14,818 common units were issued to non-employee directors in 2009, 2008 and 2007 as a result of their elections to receive common units in lieu of cash compensation.

        On January 20, 2010, one of Kinder Morgan Management's directors elected to receive his 2010 compensation in the form of 3,200 Kinder Morgan Energy Partner's common units.

  Pension and Postretirement Benefit Plans

  Kinder Morgan, Inc.

  Retirement Plans

        We have defined benefit pension plans covering eligible full-time employees. These plans provide pension benefits that are based on the employees' compensation during the period of employment, age and years of service. These plans are tax-qualified subject to the minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended. Our funding policy is to contribute annually the recommended contribution using the actuarial cost method and assumptions used for determining annual funding requirements. Plan assets consist primarily of pooled fixed income, equity, bond and money market funds. The Plan did not have any material investments in our company or affiliates as of December 31, 2009 and 2008. Solely for the purposes of this Note, "we," "our" and "the Company" refer to the entity that is the sponsor of the plan being discussed.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Share-based Compensation and Employee Benefits (Continued)

        Total amounts recognized in net periodic pension cost include the following components (in millions):

	Year Ended December 31,
	2009	2008
Net periodic pension benefit cost
Service cost	$4.8	$10.8
Interest cost	15.8	14.5
Expected return on assets	(16.2)	(23.2)
Amortization of prior service cost	0.1	0.1
Amortization of loss	7.9	0.3

Net periodic pension benefit cost	$12.4	$2.5

        The following table sets forth the reconciliation of the beginning and ending balances of the pension benefit obligation (in millions):

	Year Ended December 31,
	2009	2008
Benefit obligation at beginning of period	$255.0	$258.0
Service cost	4.8	10.8
Interest cost	15.8	14.5
Actuarial loss (gain)	12.4	(14.2)
Plan amendments	—	0.8
Benefits paid	(13.6)	(14.9)

Benefit obligation at end of period	$274.4	$255.0

        The accumulated benefit obligation at December 31, 2009 and 2008 was $265.2 million and $248.6 million, respectively.

        The following table sets forth the reconciliation of the beginning and ending balances of the fair value of the plans' assets and the plans' funded status (in millions):

	Year Ended December 31,
	2009	2008
	(In millions)
Fair value of plan assets at beginning of period	$179.7	$264.7
Actual return on plan assets during the period	34.0	(70.1)
Contributions by employer	20.0	—
Benefits paid during the period	(13.6)	(14.9)

Fair value of plan assets at end of period	220.1	179.7
Benefit obligation at end of period	(274.4)	(255.0)

Funded status at end of period	$(54.3)	$(75.3)

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Share-based Compensation and Employee Benefits (Continued)

        The accompanying Consolidated Balance Sheets at December 31, 2009 and 2008 include a balance of $54.3 million and $75.3 million, respectively, under the caption "Other Long-term Liabilities and Deferred Credits" related to our pension plans.

        The following table sets forth by level, within the fair value hierarchy, the Plan's assets at fair value (in millions):

	Assets at fair value at December 31, 2009
	Level 1	Level 2	Level 3	Total
Money market funds	$—	$20.1	$—	$20.1
Insurance contracts	—	12.2	—	12.2
Mutual funds	—	61.1	—	61.1
Common and preferred stocks	75.6	—	—	75.6
Corporate bonds	—	23.8	—	23.8
U.S. government securities	—	15.2	—	15.2
Asset backed securities	—	3.2	—	3.2
Limited partnerships	—	—	5.2	5.2
Private equity	—	—	3.2	3.2

Total asset fair value	$75.6	$135.6	$8.4	$219.6	(a)

(a)
Excludes $0.5 million in interest, dividend and security receivables.

        An asset's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

        Following is a description of the valuation methodologies used for assets measured at fair value:

        Common stocks and fixed income:    Valued at the closing price reported on the active market on which the individual securities are traded.

        Money market funds:    Valued at amortized cost, which approximates fair value.

        Mutual funds:    Valued at the net asset value ("NAV") of shares held by the plan at year end.

        Limited partnership and private equity investments:    Valued at net fair value utilizing discounted present value.

        Insurance contracts:    Valued at contract value, which approximates fair value.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Share-based Compensation and Employee Benefits (Continued)

        The table below sets forth a summary of changes in the fair value of the Plan's level 3 assets (in millions):

	Level 3 assets at fair value at December 31, 2009
	Limited Partnerships	Private Equity	Total
Balance, beginning of year	$4.6	$2.6	$7.2
Realized and unrealized gains/(losses)	0.4	(0.5)	(0.1)
Purchases and sales	0.2	1.1	1.3

Level 3 end of year balance	$5.2	$3.2	$8.4

        Changes in the underlying value of level 3 assets due to the effect of measurement were immaterial for the year ended December 31, 2009.

        Amounts recognized in "Accumulated Other Comprehensive Loss" consist of:

	Year Ended December 31,
	2009	2008
Beginning balance	$109.9	$30.6
Net (gain)/loss arising during period	(5.3)	79.1
Prior service cost arising during period	—	0.7
Amortization of (gain)/loss	(7.9)	(0.4)
Amortization of prior service cost	(0.1)	(0.1)

Ending balance	$96.6	$109.9

        Our actuarial estimates allocate costs based on projected employee costs. As experience develops under our plan, actuarial gains (losses) result from experience more favorable (unfavorable) than assumed.

        The estimated net loss for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic pension benefit cost over the next fiscal year is $6.1 million.

        We expect to contribute approximately $20 million to the Plan during 2010.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Share-based Compensation and Employee Benefits (Continued)

        The following net benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in millions):

Fiscal year	Expected net benefit payments
2010	$14.9
2011	$15.9
2012	$16.6
2013	$17.2
2014	$18.1
2015 - 2019	$115.0

        Effective January 1, 2001, we created the Kinder Morgan, Inc. Retirement Plan ("Retirement Plan"), a cash balance plan. Certain collectively bargained employees and "grandfathered" employees continue to accrue benefits through the defined pension benefit plan described above. The remainder of the employees accrue benefits through a Personal Retirement Account ("PRA") in the Retirement Plan. Employees converting to the Retirement Plan were credited with the current fair value of any benefits they had previously accrued through the defined benefit plan. We allocate contributions equivalent to 3% of eligible compensation every pay period to participants' PRA. Interest is credited to the PRA at the 30-year U.S. Treasury bond rate determined on November 30 of the prior year. Employees become 100 percent vested in the plan after three years (five years prior to January 1, 2008) and may take a lump sum distribution upon termination of employment or retirement.

        Commencing April 12, 2009, we suspended the 3% contributions to employees' PRAs for the 2009 year. We began allocating contributions equivalent to 3% of eligible compensation into the PRA effective January 1, 2010. Those employees who were grandfathered or accruing under the prior defined benefit pension plan continued to accrue pension benefits with no interruption in 2009.

        In addition to the Retirement Plan described above, we have the Kinder Morgan, Inc. Savings Plan (the "Plan"), a defined contribution 401(k) plan. The Plan permits all eligible Plan participants to contribute between 1% and 50% of eligible compensation, on a pre-tax or after-tax (Roth 401k) basis, into their accounts. In addition to a Company contribution equal to 4% of eligible compensation per year for most of the Plan participants, Kinder Morgan may make discretionary contributions. Certain Plan participant's contributions and Company contributions are based on collective bargaining agreements. The contributions are made each pay period on behalf of each eligible participant. Participants may direct the investment of their contributions and all Company contributions, including discretionary contributions, into a variety of investments. Plan assets are held and distributed pursuant to a trust agreement. The total amount contributed for the years ended December 31, 2009 and 2008 was $19.8 million and $20.8 million, respectively.

        Company contributions for participants vest on the second anniversary of the date of hire. Effective October 1, 2005, a tiered Company contribution schedule was implemented for new employees of the Terminals—KMP segment. This tiered schedule provides for Company contributions of 1% for service less than one year, 2% for service between one and two years, 3% for services between two and five years, and 4% for service of five years or more. All Company contributions for Terminals—KMP employees hired after October 1, 2005 vest on the fifth anniversary of the date of hire. Effective January 1, 2008, this five-year anniversary date for Terminals—KMP employees was

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Share-based Compensation and Employee Benefits (Continued)

changed to three-year anniversary vest schedule to comply with changes in federal regulations. Effective July 16, 2008, we changed the vesting schedule for Terminals—KMP back to two years of service. Vesting on Company contributions for bargaining employees will follow the collective bargaining agreements.

        At its July 2008 meeting, the Compensation Committee of Kinder Morgan Management's Board of Directors approved a special contribution of an additional 1% of base pay into the Plan for each eligible participant. Each eligible participant received an additional 1% Company contribution based on eligible base pay each pay period beginning with the first pay period of August 2008 and continuing through the last pay period of July 2009. The additional 1% contribution did not change or otherwise impact the annual 4% contribution that eligible participants received and the vesting schedule mirrored the Company's 4% contribution. Since this additional 1% Company contribution is discretionary, Compensation Committee approval will be required annually for each additional contribution.

        Commencing February 1, 2009 through February 1, 2010, the Company suspended both the annual 4% contribution as well as the discretionary 1% contribution for participants with a title of Vice President or greater.

        Additionally, participants have an option to make after-tax "Roth" contributions (Roth 401(k) option) to a separate participant account. Unlike traditional 401(k) plans, where participant contributions are made with pre-tax dollars, earnings grow tax-deferred, and the withdrawals are treated as taxable income, Roth 401(k) contributions are made with after-tax dollars, earnings are tax-free, and the withdrawals are tax-free if they occur after both (i) the fifth year of participation in the Roth 401(k) option and (ii) attainment of age 59 1/2, death or disability. The Company contribution will still be considered taxable income at the time of withdrawal.

        Beginning in 2006, we elected not to make any restricted stock awards as a result of the Going Private transaction. To ensure that certain key employees who had previously received restricted stock and restricted stock unit awards continued under a long-term retention and incentive program, the Company implemented the Long-term Incentive Retention Award plan. The plan provides cash awards approved by the compensation committees of the Company which are granted in July of each year to recommended key employees. Senior management is not eligible for these awards. These grants require the employee to sign a grant agreement. The grants vest 100% after the third year anniversary of the grant provided the employee remains with the Company. Grants were made in July of 2007, 2008 and 2009. During the years ended December 31, 2009 and 2008, we amortized $2.3 million and $6.9 million, respectively, related to these grants.

  Other Postretirement Employee Benefits

        We have a postretirement plan providing medical and life insurance benefits upon retirement. For certain eligible employees and their eligible dependents that are "grandfathered," we also provide a subsidized premium. All others who are eligible pay the full cost. NGPL PipeCo funds a portion of the future expected postretirement benefit cost under the plan by making payments to Voluntary Employee Benefit Association trusts. Plan assets are invested in a mix of equity funds and fixed income instruments similar to the investments in our pension plans.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Share-based Compensation and Employee Benefits (Continued)

        Total amounts recognized in net periodic postretirement benefit cost include the following components (in millions):

	Year Ended December 31,
	2009	2008
Net periodic postretirement benefit cost
Service cost	$0.3	$0.3
Interest cost	4.5	4.6
Expected return on assets	(4.6)	(6.5)
Amortization of prior service credit	—	—
Amortization of loss	2.5	0.5

Net periodic postretirement benefit cost	$2.7	$(1.1)

        The following table sets forth the reconciliation of the beginning and ending balances of the accumulated postretirement benefit obligation (in millions):

	Year Ended December 31,
	2009	2008
Benefit obligation at beginning of period	$78.0	$82.0
Service cost	0.3	0.3
Interest cost	4.5	4.6
Actuarial loss (gain)	1.1	2.0
Benefits paid	(11.7)	(13.8)
Retiree contributions	3.4	2.9

Benefit obligation at end of period	$75.6	$78.0

        The following table sets forth the reconciliation of the beginning and ending balances of the fair value of plan assets and the plan's funded status (in millions):

	Year Ended December 31,
	2009	2008
Fair value of plan assets at beginning of period	$49.1	$69.2
Actual return on plan assets	6.8	(17.5)
Contributions	7.0	8.7
Retiree contributions	3.4	2.9
Benefits paid	(12.2)	(14.2)

Fair value of plan assets at end of period	54.1	49.1
Benefit obligation at end of period	(75.6)	(78.0)

Funded status at end of period	$(21.5)	$(28.9)

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Share-based Compensation and Employee Benefits (Continued)

        The accompanying Consolidated Balance Sheets at December 31, 2009 and 2008 include balances of $21.5 million and $28.9 million, respectively, under the caption "Other Long-term Liabilities and Deferred Credits," related to our other postretirement benefit plans.

        The following table sets forth by level, within the fair value hierarchy, the fair value of postretirement benefit assets:

	Assets at fair value at December 31, 2009
	Level 1	Level 2	Level 3	Total
Money market funds	$—	$5.5	$—	$5.5
Insurance contracts	—	41.6	—	41.6
Mutual funds	7.0	—	—	7.0

Total asset fair value	$7.0	$47.1	$—	$54.1

        Amounts recognized in "Accumulated Other Comprehensive Loss" consist of (in millions):

	Year Ended December 31,
	2009	2008
Beginning balance	$37.9	$12.0
Net (gain)/loss arising during period	(0.5)	26.4
Amortization of (gain)/loss	(2.5)	(0.5)
Amortization of prior service cost	—	—

Ending balance	$34.9	$37.9

        The estimated net loss for the postretirement benefit plans that will be amortized from accumulated other comprehensive income into net periodic postretirement benefit cost over the next fiscal year is $2.8 million. NGPL PipeCo LLC contributed approximately $8.7 million to the plan in February 2010.

        A one-percentage-point increase (decrease) in the assumed health care cost trend rate for each future year would have increased (decreased) the aggregate of the service and interest cost components of the 2009 net periodic postretirement benefit cost by approximately $5 $(5) thousand and would have increased (decreased) the accumulated postretirement benefit obligation as of December 31, 2009 by approximately $78 $(73) thousand.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Share-based Compensation and Employee Benefits (Continued)

        The following net benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in millions):

Fiscal year	Expected net benefit payments
2010	$7.2
2011	$6.9
2012	$6.6
2013	$6.4
2014	$6.2
2015 - 2018	$28.6

  Actuarial Assumptions

        The assumptions used to determine benefit obligations for the pension and postretirement benefit plans were:

	Year Ended December 31,
	2009	2008
Discount rate	(a)	6.25%
Expected long-term return on assets	8.90%	8.75%
Rate of compensation increase (pension plan only)	3.50%	3.50%

(a)
Discount rates of 5.75% and 6.00% are used to determine obligations for other postretirement benefits and pension benefits, respectively.

        The assumptions used to determine net periodic benefit cost for the pension and postretirement benefits were:

	Year Ended December 31,
	2009	2008
Discount rate	6.25%	5.75%
Expected long-term return on assets	8.75%	9.00%
Rate of compensation increase (pension plan only)	3.50%	3.50%

        The assumed healthcare cost trend rates for the postretirement plan were:

	Year Ended December 31,
	2009	2008
Healthcare cost trend rate assumed for next year	3.00%	3.00%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	3.00%	3.00%
Year the rate reaches the ultimate trend rate	2009	2008

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Share-based Compensation and Employee Benefits (Continued)

  Plan Investment Policies

        The investment policies and strategies for the assets of our pension and retiree medical and retiree life insurance plans are established by the Fiduciary Committee (the "Committee"), which is responsible for investment decisions and management oversight of each plan. The stated philosophy of the Committee is to manage these assets in a manner consistent with the purpose for which the plans were established and the time frame over which the plans' obligations need to be met. The objectives of the investment management program are to (1) meet or exceed plan actuarial earnings assumptions over the long term and (2) provide a reasonable return on assets within established risk tolerance guidelines and liquidity needs of the plans with the goal of paying benefit and expense obligations when due. In seeking to meet these objectives, the Committee recognizes that prudent investing requires taking reasonable risks in order to raise the likelihood of achieving the targeted investment returns. In order to reduce portfolio risk and volatility, the Committee has adopted a strategy of using multiple asset classes.

        As of December 31, 2009, the following target asset allocation ranges were in effect for our pension plans (Minimum/Target/Maximum): Cash—0%/0%/5%; Fixed Income—20%/30%/40%; Equity—55%/65%/75% and Alternative Investments—0%/5%/10%. As of December 31, 2009, the following target asset allocation ranges were in effect for our retiree medical and retiree life insurance plans (Minimum/Target/Maximum): Cash—0%/0%/5%; Fixed Income—20%/30%/40% and Equity—60%/70%/80%. In order to achieve enhanced diversification, the equity category is further subdivided into sub-categories with respect to small cap vs. large cap, value vs. growth and international vs. domestic, each with its own target asset allocation.

        In implementing its investment policies and strategies, the Committee has engaged a professional investment advisor to assist with its decision making process and has engaged professional money managers to manage plan assets. The Committee believes that such active investment management will achieve superior returns with comparable risk in comparison to passive management. Consistent with its goal of reasonable diversification, no manager of an equity portfolio for the plan is allowed to have more than 10% of the market value of the portfolio in a single security or weight a single economic sector more than twice the weighting of that sector in the appropriate market index. Finally, investment managers are not permitted to invest or engage in the following equity transactions unless specific permission is given in writing (which permission has not been requested or granted by the Committee to-date): derivative instruments, except for the purpose of asset value protection (such as the purchase of protective puts), direct ownership of letter stock, restricted stock, limited partnership units (unless the security is registered and listed on a domestic exchange), venture capital, short sales, margin purchases or borrowing money, stock loans and commodities. In addition, fixed income holdings in the following investments are prohibited without written permission: private placements, except medium-term notes and securities issued under SEC Rule 144a; foreign bonds (non-dollar denominated); municipal or other tax exempt securities, except taxable municipals; margin purchases or borrowing money to effect leverage in the portfolio; inverse floaters, interest only and principle only mortgage structures; and derivative investments (futures or option contracts) used for speculative purposes. Certain other types of investments such as hedge funds and land purchases are not prohibited as a matter of policy but have not, as yet, been adopted as an asset class or received any allocation of fund assets.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Share-based Compensation and Employee Benefits (Continued)

  Return on Plan Assets

        For the year ending December 31, 2009, our defined benefit pension plan yielded a weighted-average rate of return of 20.18%, above the expected rate of return on assets of 8.90%. Investment performance for a balanced fund comprised of a similar mix of assets yielded a weighted-average return of 18.82%, so our plans outperformed the benchmark balanced fund index. For the year ending December 31, 2009, our retiree medical and retiree life insurance plans yielded a weighted-average rate of return of 19.62%, above the expected rate of return on assets of 8.90%. Investment performance for a balanced fund comprised of a similar mix of assets yielded a weighted-average return of 17.27%, so our plans outperformed the benchmark balanced fund index.

        At December 31, 2009, our pension plan assets consisted of 64.6% equity, 26.0% fixed income and 9.4% cash and cash equivalents, and our retiree medical and retiree life insurance plan assets consisted of 63.4% equity, 26.2% fixed income and 10.4% cash and cash equivalents. Historically over long periods of time, widely traded large cap equity securities have provided a return of 10%, while fixed income securities have provided a return of 6%, indicating that a long term expected return predicated on the asset allocation as of December 31, 2009 would be approximately 8.73% to 9.30% if investments were made in the broad indexes for our defined benefit pension plan, and 8.36% to 8.88% for our retiree medical and retiree life insurance plan. We arrived at an overall expected return of 8.75% for our periodic benefit cost calculations and an overall expected return of 8.90% for our benefit obligation calculations as of December 31, 2009.

  Kinder Morgan Energy Partners

  Pension and Postretirement Benefit Plans

        Two of Kinder Morgan Energy Partners' subsidiaries, Kinder Morgan Canada Inc. and Trans Mountain Pipeline Inc. (as general partner of Trans Mountain Pipeline L.P.) are sponsors of pension plans for eligible Trans Mountain employees. The plans include registered defined benefit pension plans, supplemental unfunded arrangements, which provide pension benefits in excess of statutory limits, and defined contributory plans. Kinder Morgan Energy Partners also provides postretirement benefits other than pensions for retired employees. Kinder Morgan Energy Partners' combined net periodic benefit costs for these Trans Mountain pension and postretirement benefit plans for 2009 and 2008 were approximately $2.9 million and $3.5 million, respectively, recognized ratably over each year.

        As of December 31, 2009, Kinder Morgan Energy Partners estimates its overall net periodic pension and postretirement benefit costs for these plans for the year 2010 will be approximately $3.6 million, although this estimate could change if there is a significant event, such as a plan amendment or a plan curtailment, which would require a remeasurement of liabilities. Kinder Morgan Energy Partners expects to contribute approximately $4.8 million to these benefit plans in 2010.

        Additionally, in connection with Kinder Morgan Energy Partners' acquisition of SFPP, L.P. and Kinder Morgan Bulk Terminals, Inc. in 1998, Kinder Morgan Energy Partners acquired certain liabilities for pension and postretirement benefits. Kinder Morgan Energy Partners provides medical and life insurance benefits to current employees, their covered dependents and beneficiaries of SFPP and Kinder Morgan Bulk Terminals. Kinder Morgan Energy Partners also provides the same benefits to former salaried employees of SFPP. Additionally, Kinder Morgan Energy Partners will continue to fund these costs for those employees currently in the plan during their retirement years. SFPP's

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Share-based Compensation and Employee Benefits (Continued)

postretirement benefit plan is frozen and no additional participants may join the plan. The noncontributory defined benefit pension plan covering the former employees of Kinder Morgan Bulk Terminals is the Kinder Morgan, Inc. Retirement Plan. The benefits under this plan are based primarily upon years of service and final average pensionable earnings; however, benefit accruals were frozen as of December 31, 1998.

        Kinder Morgan Energy Partners' net periodic benefit cost for the SFPP postretirement benefit plan was a credit of less than $0.1 million in 2009 and a credit of less than $0.1 million in 2008. The credits in all periods resulted in increases to income, largely due to amortizations of an actuarial gain and a negative prior service cost. As of December 31, 2009, Kinder Morgan Energy Partners estimates its overall net periodic postretirement benefit cost for the SFPP postretirement benefit plan for the year 2010 will be a credit of less than $0.1 million; however, this estimate could change if a future significant event would require a remeasurement of liabilities. In addition, Kinder Morgan Energy Partners expects to contribute approximately $0.3 million to this postretirement benefit plan in 2010.

        As of December 31, 2009 and 2008, the recorded value of Kinder Morgan Energy Partners' pension and postretirement benefit obligations for these plans was a combined $37.4 million and $33.4 million, respectively. Kinder Morgan Energy Partners considers its pension and postretirement benefit liability exposure and the fair value of its pension and postretirement plan assets to be minimal in relation to the value of its total consolidated assets and net income.

  Multiemployer Plans

        As a result of acquiring several terminal operations, primarily Kinder Morgan Energy Partners' acquisition of Kinder Morgan Bulk Terminals, Inc. effective July 1, 1998, Kinder Morgan Energy Partners participates in several multi-employer pension plans for the benefit of employees who are union members. Kinder Morgan Energy Partners does not administer these plans and contribute to them in accordance with the provisions of negotiated labor contracts. Other benefits include a self-insured health and welfare insurance plan and an employee health plan where employees may contribute for their dependents' health care costs. Amounts charged to expense for these plans were approximately $8.4 million and $7.8 million for the years ended December 31, 2009 and 2008, respectively.

10. Members' Equity

        During the years ended December 31, 2009 and 2008, there were no material changes in our ownership interests in subsidiaries, in which we retained a controlling financial interest.

  Kinder Morgan Holdco LLC—Equity Interests

        In addition to outstanding equity securities of our subsidiaries that are discussed elsewhere herein, Kinder Morgan Holdco LLC has the following outstanding (or potentially outstanding) equity interests:

        Class A Units—Those individuals and entities that invested directly in the Going Private transaction, either through (i) cash, (ii) contribution of common shares of Kinder Morgan, Inc., (iii) surrender of restricted common shares of Kinder Morgan, Inc. ("restricted stock") or (iv) surrender of options to acquire Kinder Morgan, Inc. common stock ("Kinder Morgan options"), received one Class A Unit per dollar contributed, with share and share-related contributions valued at

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Members' Equity (Continued)

$107.50/share, the publicly offered Kinder Morgan, Inc. common share repurchase price (with the exception of shares contributed by certain Kinder Morgan, Inc. officers that were valued at a slightly lesser amount per share).

        Class A-1 Units—As of the date of the Going Private transaction, tax was accelerated for those individuals who held either unvested restricted stock or Kinder Morgan, Inc. options. For those individuals, in general, a tax liability was triggered as a result of this acceleration. In order to allow those individuals to effectively participate in the Going Private Transaction at an amount approximating the pre-tax value of their contributed equity, the Class A-1 Units were granted in an amount computed by multiplying an effective tax rate (reflecting both the expected federal and state tax obligation) by the taxable amount triggered by the acceleration.

        Class B Units—As a part of the basic Going Private transaction structure, certain members of management of Kinder Morgan, Inc. (who were already Class A Unit and/or Class A-1 Unit holders) were granted incremental interests in Kinder Morgan Holdco LLC without any requirement on their part to contribute cash or existing equity interests for those incremental interests. In addition, Class B Units were issued to certain others who were neither Class A Unit nor Class A-1 Unit holders. These incremental equity interests were granted in the form of "Class B Units." Class B Units are only entitled to receive distributions after Class A Units have received a multiple of initial capital contributions, as discussed below.

        Class B Series Units—Under certain circumstances, Class B Units forfeited will be made available for reissuance in the form of one or more new series of Class B Units, collectively referred to as the "Class B Series Units".

        Class B-1 Units—If individuals who hold Class B Units terminate their employment other than for cause (as defined), death or disability, and certain milestones have not been met with respect to cumulative distributions made, Class B Units will be forfeited and may be either (i) transferred to an incentive pool (as defined) or (ii) made available for reissuance in the form of one or more new series of Class B Units, collectively referred to as the "Class B-1 Units".

        Kinder Morgan Holdco LLC distributions will be made to these individual classes of equity interests as follows:

    First: 100% to the holders of the Class A Units (other than Class A-1 Units) until the cumulative amount distributed is equal to 100% of the sum of the Initial Capital Contributions (as defined, but generally represents the initial contributions made in exchange for the Class A Units). Then,

    100% to the holders of the Class A Units (other than Class A-1 Units) until the cumulative amount distributed pursuant to this distribution waterfall is equal to 2% of the sum of the Initial Capital Contributions. Then,

    100% to the holders of the Class A-1 Units until the cumulative amount distributed pursuant to this distribution waterfall equals 2% of the sum of the Notional Capital Contributions (as defined, but generally represents the calculated tax liability resulting from acceleration of certain equity compensation awards). Then,

    100% to the holders of the Class A Units (including the Class A-1 Units) until the cumulative amount distributed to the holders of Class A and A-1 Units pursuant to this distribution

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Members' Equity (Continued)

    waterfall equals 150% of Total Capital Contributions (as defined, but generally represents the sum of amounts contributed or deemed to be contributed in exchange for equity interests). Then,

    to the Class B Units until the cumulative amount distributed to Class B Units equals the product of 5% and the cumulative amount distributed pursuant to this distribution waterfall in excess of Total Capital Contributions. Then,

    95% to the holders of the Class A Units (including the Class A-1 Units) and 5% to the holders of the Class B Units until the cumulative amount distributed pursuant to this distribution waterfall equals 200% of Total Capital Contributions. Then, to the holders of the Class B Units until the cumulative amount distributed pursuant to this and the previous provisions of this distribution waterfall to holders of Class B Units equals the product of 10% and the cumulative amount distributed pursuant to this distribution waterfall in excess of Total Contributions. Then, between 10-20% Class B Distribution to the holders of the Class B Units and 100% of the remainder to the holders of the Class A Units (including the Class A-1 Units) until the cumulative amount distributed pursuant to this distribution waterfall equals 400% of Total Capital Contributions. Then,

    80% to the holders of the Class A Units (including the Class A-1 Units) and 20% to the holders of the Class B Units.

        In conjunction with the issuance of certain of these equity interests, we have recognized compensation expense (and will continue to recognize additional expense through amortization over the next 4-5 years) in accordance with authoritative accounting guidelines.

        During the year ended December 31, 2009, we paid cash dividends on our Class A units totaling $650.0 million. On January 20, 2010, our Board of Managers declared a dividend of $150.0 million for the fourth quarter of 2009 that was paid on February 16, 2010.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Members' Equity (Continued)

  Comprehensive Income—Income Tax Expense

        The following table sets forth the tax amounts included in the respective components of other comprehensive income (loss) (in millions):

Tax Benefit (Expense) Included in Other Comprehensive Income (Loss)

	Year Ended December 31,
	2009	2008
Kinder Morgan Holdco LLC
Change in fair value of derivatives utilized for hedging purposes	$85.5	$(121.3)
Reclassification of change in fair value of derivatives to net income	24.5	(69.4)
Foreign currency translation adjustments	(34.7)	31.0
Benefit plan adjustments	(1.6)	37.7
Benefit plan amortization	(3.7)	(0.2)

Tax benefit (expense) included in total other comprehensive income (loss) attributable to Kinder Morgan, Inc	70.0	(122.2)

Noncontrolling interests
Change in fair value of derivatives utilized for hedging purposes	20.7	(34.1)
Reclassification of change in fair value of derivatives to net income	(4.5)	(34.6)
Foreign currency translation adjustments	(11.4)	17.2
Benefit plan adjustments	0.1	(0.2)
Benefit plan amortization	—	—

Tax benefit (expense) included in total other comprehensive income attributable to noncontrolling interests	4.9	(51.7)

Total
Change in fair value of derivatives utilized for hedging purposes	106.2	(155.4)
Reclassification of change in fair value of derivatives to net income	20.0	(104.0)
Foreign currency translation adjustments	(46.1)	48.2
Benefit plan adjustments	(1.5)	37.5
Benefit plan amortization	(3.7)	(0.2)

Tax benefit (expense) included in total other comprehensive income (loss)	$74.9	$(173.9)

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Members' Equity (Continued)

  Noncontrolling Interests

        The caption "Noncontrolling interests" in the accompanying Consolidated Balance Sheets consists of interests in the following subsidiaries (in millions):

	December 31,
	2009	2008
Kinder Morgan Energy Partners	$2,746.4	$2,198.2
Kinder Morgan Management	1,870.7	1,826.5
Triton Power Company LLC	45.9	39.0
Other	11.6	8.9

	$4,674.6	$4,072.6

  Kinder Morgan Energy Partners' Common Units

  2009 Issuances

        On January 16, 2009, Kinder Morgan Energy Partners entered into an equity distribution agreement with UBS Securities LLC ("UBS"). According to the provisions of this agreement, which was amended and restated on October 1, 2009, Kinder Morgan Energy Partners may offer and sell from time to time common units having an aggregate offering value of up to $600 million through UBS, as sales agent. Sales of the units will be made by means of ordinary brokers' transactions on the New York Stock Exchange at market prices, in block transactions or as otherwise agreed between Kinder Morgan Energy Partners and UBS. Under the terms of this agreement, Kinder Morgan Energy Partners also may sell common units to UBS as principal for its own account at a price agreed upon at the time of the sale. Any sale of common units to UBS as principal would be pursuant to the terms of a separate agreement between Kinder Morgan Energy Partners and UBS.

        This equity distribution agreement provides Kinder Morgan Energy Partners the right, but not the obligation, to sell common units in the future, at prices it deems appropriate. Kinder Morgan Energy Partners retains at all times complete control over the amount and the timing of each sale, and it will designate the maximum number of common units to be sold through UBS, on a daily basis or otherwise as it and UBS agree. UBS will then use its reasonable efforts to sell, as Kinder Morgan Energy Partners' sales agent and on its behalf, all of the designated common units. Kinder Morgan Energy Partners may instruct UBS not to sell common units if the sales cannot be effected at or above the price designated by it in any such instruction. Either Kinder Morgan Energy Partners or UBS may suspend the offering of common units pursuant to the agreement by notifying the other party.

        In 2009, Kinder Morgan Energy Partners issued 5,488,947 of its common units pursuant to this agreement. After commissions of $4.0 million, Kinder Morgan Energy Partners received net proceeds from the issuance of these common units of approximately $281.2 million. The proceeds were used to reduce the borrowings under Kinder Morgan Energy Partners' bank credit facility.

        Kinder Morgan Energy Partners also completed three separate underwritten public offerings of its common units in 2009, receiving net proceeds of $874.4 million as discussed following, and in April 2009, it issued 105,752 common units, valued at $5.0 million, as the purchase price for additional ownership interests in certain oil and gas properties.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Members' Equity (Continued)

        In the first 2009 public offering, completed in March, Kinder Morgan Energy Partners issued 5,666,000 of its common units at a price of $46.95 per unit, less underwriting commissions and expenses. Net proceeds of $258.0 million were received for the issuance of these common units. In the second offering, completed in July, 6,612,500 common units were issued at a price of $51.50 per unit, less underwriting commissions and expenses, and net proceeds of $329.9 million. In its final 2009 public offering, completed in December, Kinder Morgan Energy Partners issued 5,175,000 common units at a price of $57.15 per unit, less underwriting commissions and expenses, and received net proceeds of $286.5 million for the issuance of these common units. Kinder Morgan Energy Partners used the proceeds from each of these three public offerings to reduce the borrowings under its bank credit facility.

        These Kinder Morgan Energy Partners' issuances of common units during the year ended December 31, 2009, collectively, had the associated effects of increasing our (i) noncontrolling interests associated with Kinder Morgan Energy Partners by $1,116.9 million, (ii) accumulated deferred income taxes by $15.6 million and (iii) additional paid-in capital by $28.1 million.

  2008 Issuances

        On February 12, 2008, Kinder Morgan Energy Partners completed an offering of 1,080,000 of its common units at a price of $55.65 per unit in a privately negotiated transaction. Kinder Morgan Energy Partners received net proceeds of $60.1 million for the issuance of these 1,080,000 common units, and used the proceeds to reduce the borrowings under its commercial paper program.

        In March 2008, Kinder Morgan Energy Partners issued, in a public offering, 5,750,000 of its common units at a price of $57.70 per unit, less commissions and underwriting expenses. After commissions and underwriting expenses, Kinder Morgan Energy Partners received net proceeds of $324.2 million for the issuance of these common units, and used the proceeds to reduce the borrowings under its commercial paper program.

        In connection with the August 28, 2008 sale of Kinder Morgan, Inc.'s one-third ownership interest in the Express pipeline system and the full interest in the net assets of the Jet Fuel pipeline system, Kinder Morgan Energy Partners issued 2,014,693 of its common units to Kinder Morgan, Inc. These units, as agreed by Kinder Morgan Energy Partners and Kinder Morgan, Inc., were valued at $116.0 million. For more information on this transaction; see Note 11.

        On December 22, 2008, Kinder Morgan Energy Partners issued, in a public offering, 3,900,000 of its common units at a price of $46.75 per unit, less commissions and underwriting expenses. After commissions and underwriting expenses, Kinder Morgan Energy Partners received net proceeds of $176.6 million for the issuance of these common units, and used the proceeds to reduce the borrowings under its bank credit facility.

        These Kinder Morgan Energy Partners' issuances of common units during the year ended December 31, 2008, collectively, had the associated effects of increasing our (i) noncontrolling interests associated with Kinder Morgan Energy Partners by $539.4 million and (ii) associated accumulated deferred income taxes by $7.8 million, and reducing our (i) goodwill by $33.4 million and (ii) additional paid-in capital by $19.7 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Members' Equity (Continued)

  Kinder Morgan Management, LLC

        Kinder Morgan Management's distributions are paid in the form of additional shares or fractions thereof calculated by dividing the Kinder Morgan Energy Partners cash distribution per common unit by the average of the market closing prices of a Kinder Morgan Management share determined for a ten-trading day period ending on the trading day immediately prior to the ex-dividend date for the shares. Kinder Morgan Management has paid share distributions totaling 7,540,357 and 5,565,424 shares in the years ended December 31, 2009 and 2008, respectively. On February 12, 2010, Kinder Morgan Management made a share distribution of 0.018430 shares per outstanding share (1,576,470 total shares) to shareholders of record as of January 29, 2010, based on the $1.05 per common unit distribution declared by Kinder Morgan Energy Partners.

        At December 31, 2009, Kinder Morgan, Inc. owned 12.2 million Kinder Morgan Management shares representing approximately 14.3% of Kinder Morgan Management's outstanding shares.

11. Related Party Transactions

        Related-party revenues included in the accompanying Consolidated Statements of Operations for the years ended December 31, 2009 and 2008 were $10.9 million and $11.5 million, respectively, and were primarily attributable to transactions with Plantation Pipeline Company.

        The caption "Gas purchases and other costs of sales" in the accompanying Consolidated Statements of Operations includes related-party costs totaling $5.4 million, $5.4 million for the years ended December 31, 2009 and 2008, respectively. During 2009, related party "Gas purchases and other costs of sales" is primarily related to purchases from NGPL PipeCo LLC.

        The caption "Interest, net" in the accompanying Consolidated Statements of Operations includes related-party net interest income totaling $16.1 million, $5.5 million for the years ended December 31, 2009 and 2008, respectively. Related party "Interest, net" is primarily related to interest income from Plantation Pipe Line Company and Express US Holdings LP.

  Significant Investors

        Two of our investors are considered "related parties" to us as that term is defined in the authoritative accounting literature. The two related parties are (i) American International Group, Inc. and certain of its affiliates ("AIG") and (ii) Goldman Sachs Capital Partners and certain of its affiliates ("Goldman Sachs"). We and/or our affiliates enter into transactions with certain AIG affiliates in the ordinary course of their conducting insurance and insurance-related activities, although no individual transaction is, and all such transactions collectively are not, material to our consolidated financial statements. In addition, Goldman Sachs has acted in the past, and may act in the future, as an underwriter for equity and/or debt issuances for Kinder Morgan, Inc., Kinder Morgan Energy Partners and Kinder Morgan Management. Also, on January 15, 2010, Kinder Morgan Energy Partners acquired three ethanol handling train terminals from U.S. Development Group, of which Goldman Sachs effectively owned 49%, for an aggregate consideration of $197.4 million, consisting of $115.7 million in cash and $81.7 million in its common units. The three train terminals are located in Linden, New Jersey, Baltimore, Maryland, and Dallas, Texas. As part of the transaction, Kinder Morgan Energy Partners announced the formation of a venture with U.S. Development Group to optimize and coordinate customer access to the three acquired terminals, other ethanol terminal assets Kinder

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Related Party Transactions (Continued)

Morgan Energy Partners already owns and operates, and other terminal projects currently under development by both parties. We also conduct commodity risk management activities in the ordinary course of implementing our risk management strategies in which the counterparty to certain of our derivative transactions is an affiliate of Goldman Sachs. In conjunction with these activities, we are a party (through one of our subsidiaries engaged in the production of crude oil) to a hedging facility with J. Aron & Company/Goldman Sachs, which requires us to provide certain periodic information but does not require the posting of margin. As a result of changes in the market value of our derivative positions, we have recorded both amounts receivable from and payable to Goldman Sachs affiliates. The following table summarizes the fair values of our energy commodity derivative contracts that are (i) associated with commodity price risk management activities with related parties and (ii) included within "Fair value of derivative contracts" in the accompanying Consolidated Balance Sheets (in millions):

	December 31,
	2009	2008
Derivative Assets (Liabilities)
Current Assets: Fair value of derivative contracts	$4.3	$60.4
Assets: Fair value of derivative contracts	$18.4	$20.1
Current Liabilities: Fair value of derivative contracts	$(96.8)	$(13.2)
Long-term Liabilities and Deferred Credits: Fair value of derivative contracts	$(190.8)	$(24.1)

  Kinder Morgan Holdco LLC

        We recognize compensation expense in connection with our Class A-1 and Class B units over the expected life of such units. We allocate all of this compensation expense, which totaled $7.6 million for both the years ended December 31, 2009 and 2008 to certain of our subsidiaries, although our subsidiaries have no obligation, nor do we expect them to pay any amounts in respect of such units.

  Plantation Pipe Line Company

        Kinder Morgan Energy Partners has a seven-year note receivable bearing interest at the rate of 4.72% per annum from Plantation Pipe Line Company, its 51.17%-owned equity investee. The outstanding note receivable balance was $84.8 million and $88.5 million as of December 31, 2009 and 2008, respectively. Of these amounts, $2.6 million and $3.7 million are included within "Accounts, notes and interest receivable, net" of the accompanying Consolidated Balance Sheets as of December 31, 2009 and 2008, respectively, and the remainder is included within "Notes receivable" at each reporting date.

  Express US Holdings LP

        On June 30, 2008, Kinder Morgan, Inc. exchanged its C$113.6 million preferred equity interest in Express US Holdings LP for two subordinated notes from Express US Holdings LP (the obligor) with a combined face value of $111.4 million (C$113.6 million). The debentures, denominated in Canadian dollars, are due in full on January 9, 2023, each bearing an interest rate of 12.0% per annum and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Related Party Transactions (Continued)

providing for quarterly payments of interest in Canadian dollars on March 31, June 30, September 30 and December 31 each year.

        On August 28, 2008, Kinder Morgan, Inc. sold its one-third interest in the net assets of the Express pipeline system ("Express"), as well as its full ownership of the net assets of the Jet Fuel pipeline system ("Jet Fuel"), to Kinder Morgan Energy Partners. This transaction included the sale of Kinder Morgan, Inc.'s subordinated notes described above. We accounted for this transaction as a transfer of net assets between entities under common control. Therefore, following the sale of Express and Jet Fuel to Kinder Morgan Energy Partners, Kinder Morgan Energy Partners recognized the assets and liabilities acquired at Kinder Morgan, Inc.'s carrying amounts (historical cost) at the date of transfer.

        As of December 31, 2009 and 2008, the outstanding note receivable balance, representing the translated amount included in the accompanying Consolidated Financial Statements in U.S. dollars, was $108.1 million and $93.3 million, respectively, and we included these amounts within "Notes receivable" in the accompanying Consolidated Balance Sheets.

  NGPL PipeCo LLC

        On February 15, 2008, Kinder Morgan, Inc. entered into an Operations and Reimbursement Agreement ("Agreement") with Natural Gas Pipeline Company of America LLC, a wholly owned subsidiary of NGPL PipeCo LLC. The Agreement provides for Kinder Morgan, Inc. to be reimbursed, at cost, for pre-approved operations and maintenance costs, plus a $43.2 million annual general and administration fixed fee charge ("Fixed Fee"), for services provided under the Agreement. This Fixed Fee escalates at 3% each year until 2011 and is billed monthly. For the years ended December 31, 2009 and 2008, these Fixed Fees totaled $45.8 million and $38.9 million, respectively. In addition, Kinder Morgan Energy Partners purchases natural gas transportation and storage services from NGPL PipeCo LLC. For each of the years ended December 31, 2009 and 2008, these expenses totaled $8.8 million and $8.1 million, respectively, and we include these amounts within "Gas purchases and other costs of sales" in the accompanying Consolidated Statements of Operations.

12. Commitments and Contingent Liabilities

  Operating Leases

        Including probable elections to exercise renewal options, the remaining terms on our operating leases range from one to 59 years. Future commitments related to these leases as of December 31, 2009 are as follows (in millions):

Year	Commitment
2010	$43.8
2011	38.3
2012	29.6
2013	23.6
2014	20.6
Thereafter	82.9

Total minimum payments	$238.8

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Commitments and Contingent Liabilities (Continued)

        We have not reduced our total minimum payments for future minimum sublease rentals aggregating approximately $3.7 million. Total lease and rental expenses were $73.1 million and $84.2 million for the years ended December 31, 2009 and 2008, respectively.

  Contingent Debt

        Kinder Morgan Energy Partners' contingent debt disclosures pertain to certain types of guarantees or indemnifications Kinder Morgan Energy Partners has made and cover certain types of guarantees included within debt agreements, even if the likelihood of requiring Kinder Morgan Energy Partners' performance under such guarantee is remote. The following is a description of Kinder Morgan Energy Partners' contingent debt agreements as of December 31, 2009.

  Cortez Pipeline Company Debt

        Pursuant to a certain Throughput and Deficiency Agreement, the partners of Cortez Pipeline Company (Kinder Morgan CO2 Company, L.P.—50% partner; a subsidiary of Exxon Mobil Corporation—37% partner; and Cortez Vickers Pipeline Company—13% partner) are required, on a several, proportional percentage ownership basis, to contribute capital to Cortez Pipeline Company in the event of a cash deficiency. Furthermore, due to Kinder Morgan Energy Partners' indirect ownership of Cortez Pipeline Company through Kinder Morgan CO2 Company, L.P., Kinder Morgan Energy Partners severally guarantees 50% of the debt of Cortez Capital Corporation, a wholly-owned subsidiary of Cortez Pipeline Company.

        As of December 31, 2008, the debt facilities of Cortez Capital Corporation consisted of (i) $53.6 million of Series D notes due May 15, 2013, (ii) a $125 million short-term commercial paper program and (iii) a $125 million committed revolving bank credit facility due December 22, 2009 (to support the above-mentioned $125 million commercial paper program).

        On December 11, 2009, Cortez Capital Corporation performed the following:

  •
  issued $100 million in principal amount of three-year, variable rate Series E notes that mature in full on December 11, 2012. Interest on the Series E notes is paid quarterly and based on an interest rate of LIBOR plus a spread. The net proceeds from the sale of the notes were used to repay borrowings under its bank credit facility;

  •
  amended its bank credit facility to allow for borrowings up to $40.0 million due December 11, 2012; and

  •
  terminated its commercial paper program.

        As of December 31, 2009, in addition to the $100 million of outstanding Series E notes, Cortez Capital Corporation had $42.9 million of outstanding Series D notes and $9.9 million of outstanding borrowings under its credit facility. Accordingly, as of December 31, 2009, Kinder Morgan Energy Partners' contingent share of Cortez's debt was $76.4 million (50% of total guaranteed borrowings).

        With respect to Cortez's Series D notes, the average interest rate on the notes is 7.14%, and the outstanding $42.9 million principal amount of the notes is due in four equal annual installments of approximately $10.7 million beginning May 2010. Shell Oil Company shares Kinder Morgan Energy Partners' several guaranty obligations jointly and severally; however, Kinder Morgan Energy Partners is obligated to indemnify Shell for liabilities it incurs in connection with such guaranty. As of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Commitments and Contingent Liabilities (Continued)

December 31, 2009, JP Morgan Chase has issued a letter of credit on Kinder Morgan Energy Partners' behalf in the amount of $21.4 million to secure Kinder Morgan Energy Partners' indemnification obligations to Shell for 50% of the $42.9 million in principal amount of Series D notes outstanding as of that date.

  Nassau County, Florida Ocean Highway and Port Authority Debt

        Kinder Morgan Energy Partners has posted a letter of credit as security for borrowings under Adjustable Demand Revenue Bonds issued by the Nassau County, Florida Ocean Highway and Port Authority. The bonds were issued for the purpose of constructing certain port improvements located in Fernandino Beach, Nassau County, Florida. Kinder Morgan Energy Partners' subsidiary, Nassau Terminals LLC is the operator of the marine port facilities. The bond indenture is for 30 years and allows the bonds to remain outstanding until December 1, 2020. Principal payments on the bonds are made on the first of December each year and corresponding reductions are made to the letter of credit. As of December 31, 2009, this letter of credit had a face amount of $19.8 million.

        In addition, in October 2008, pursuant to the standby purchase agreement provisions contained in the bond indenture—which require the sellers of those guarantees to buy the debt back—certain investors elected to put (sell) back their bonds at par plus accrued interest. A total principal and interest amount of $11.8 million was tendered and drawn against Kinder Morgan Energy Partners' letter of credit and accordingly, Kinder Morgan Energy Partners paid this amount pursuant to the letter of credit reimbursement provisions. This payment reduced the face amount of Kinder Morgan Energy Partners' letter of credit from $22.5 million to $10.7 million. In December 2008, the bonds that were put back were re-sold, and Kinder Morgan Energy Partners was fully reimbursed for its prior letter of credit payments.

  Rockies Express Pipeline LLC Debt

        Pursuant to certain guaranty agreements, all three member owners of Rockies Express Pipeline LLC have agreed to guarantee, severally in the same proportion as their percentage ownership of the member interests in Rockies Express Pipeline LLC, borrowings under Rockies Express' $2.0 billion five-year, unsecured revolving credit facility (due April 28, 2011) and Rockies Express' $2.0 billion commercial paper program. Rockies Express Pipeline LLC is an equity method investee of Kinder Morgan Energy Partners, and the three member owners and their respective ownership interests consist of the following: Kinder Morgan Energy Partners' subsidiary Kinder Morgan West2East Pipeline LLC—50%, a subsidiary of Sempra Energy—25%, and a subsidiary of ConocoPhillips—25%.

        Prior to completing construction of its Rockies Express interstate natural gas pipeline system in November 2009, borrowings under the Rockies Express' commercial paper program and/or its credit facility were primarily used to finance pipeline construction costs and to pay related expenses. Subsequent borrowings can be used for general corporate purposes. The credit facility, which can be amended to allow for borrowings of up to $2.5 billion, supports borrowings under the commercial paper program, and borrowings under the commercial paper program reduce the borrowings allowed under the credit facility. Lehman Brothers Commercial Bank was a lending bank with a $41 million commitment under Rockies Express Pipeline LLC's $2.0 billion credit facility, and during the first quarter of 2009, Rockies Express amended its facility to remove Lehman Brothers Commercial Bank as

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Commitments and Contingent Liabilities (Continued)

a lender, thus reducing the borrowing capacity under the facility by $41.0 million. However, the commitments of the other banks remain unchanged, and the facility is not defaulted.

        In October 2008, Standard & Poor's Rating Services lowered Rockies Express' short-term credit rating to A-3 from A-2, and effective November 20, 2009, Rockies Express terminated its commercial paper program. Rockies Express expects that its financing and liquidity needs will continue to be met through both borrowings made under its long-term bank credit facility and contributions by its equity investors. As of December 31, 2009, Rockies Express had outstanding borrowings of $1,672.7 million under its credit facility. Accordingly, as of December 31, 2009, Kinder Morgan Energy Partners' contingent share of Rockies Express' debt was $836.4 million (50% of total guaranteed borrowings).

        On August 20, 2009, Rockies Express paid $600 million to retire the principal amount of its floating rate senior notes that matured on that date. It obtained the necessary funds to repay these senior notes from contributions received from its equity investors, including $306.0 million received from Kinder Morgan Energy Partners (51% of total principal repayments, corresponding to Kinder Morgan Energy Partners' percentage ownership at that time).

        Additionally, on June 24, 2008, Rockies Express completed a private offering of an aggregate of $1.3 billion in principal amount of fixed rate senior notes. Rockies Express received net proceeds of approximately $1.29 billion from this offering, after deducting the initial purchasers' discount and estimated offering expenses, and virtually all of the net proceeds from the sale of the notes were used to repay short-term commercial paper borrowings. All payments of principal and interest in respect of these senior notes are the sole obligation of Rockies Express. Noteholders will have no recourse against Kinder Morgan Energy Partners, Sempra Energy or ConocoPhillips, or against any of Kinder Morgan Energy Partners' or their respective officers, directors, employees, shareholders, members, managers, unitholders or affiliates for any failure by Rockies Express to perform or comply with its obligations pursuant to the notes or the indenture.

  Midcontinent Express Pipeline LLC Debt

        Pursuant to certain guaranty agreements, each of the two member owners of Midcontinent Express Pipeline LLC have agreed to guarantee, severally in the same proportion as their percentage ownership of the member interests in Midcontinent Express, borrowings under its $255.4 million three-year, unsecured revolving credit facility due February 28, 2011. The facility is with a syndicate of financial institutions with The Royal Bank of Scotland plc as the administrative agent. Midcontinent Express is an equity method investee of Kinder Morgan Energy Partners, and the two member owners and their respective ownership interests consist of the following: Kinder Morgan Energy Partners' subsidiary Kinder Morgan Operating L.P. "A"—50%, and Energy Transfer Partners, L.P.—50%.

        Borrowings under the credit facility can be used for general corporate purposes, and in the fourth quarter of 2009, Midcontinent Express amended and reduced the borrowing capacity of its credit facility from $1.4 billion to $255.4 million after completing permanent long-term financing (discussed below) and removing Lehman Brothers Commercial Bank as a lender under the facility. As of December 31, 2009, Midcontinent Express had outstanding borrowings of $29.5 million under its bank credit facility. Accordingly, as of December 31, 2009, Kinder Morgan Energy Partners' contingent share of Midcontinent Express' debt was $14.8 million (50% of total borrowings). Furthermore, the credit facility can be used for the issuance of letters of credit to support the operation of the Midcontinent Express pipeline system, and as of December 31, 2009, a letter of credit having a face amount of

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Commitments and Contingent Liabilities (Continued)

$33.3 million was issued under the credit facility. Accordingly, as of December 31, 2009, Kinder Morgan Energy Partners' contingent responsibility with regard to this outstanding letter of credit was $16.7 million (50% of total face amount).

        On September 16, 2009, Midcontinent Express completed a private offering of an aggregate of $800 million in principal amount of fixed rate senior notes. Midcontinent Express received net proceeds of $793.9 million from this offering, after deducting the initial purchasers' discount and estimated offering expenses, and the net proceeds from the sale of the notes were used to repay borrowings under its revolving credit facility. All payments of principal and interest in respect of the notes are the sole obligation of Midcontinent Express. Noteholders will have no recourse against Kinder Morgan Energy Partners, Energy Transfer Partners, or against any of Kinder Morgan Energy Partners' or their respective officers, directors, employees, members, managers, unitholders or affiliates for any failure by Midcontinent Express to perform or comply with its obligations pursuant to the notes or the indenture.

  Fayetteville Express Pipeline LLC Debt

        Pursuant to certain guaranty agreements, each of the two member owners of Fayetteville Express Pipeline LLC have agreed to guarantee, severally in the same proportion as their percentage ownership of the member interests in Fayetteville Express, borrowings under its $1.1 billion two and one-half year, unsecured revolving credit facility, entered into on November 13, 2009 and due May 11, 2012. The facility is with a syndicate of financial institutions with The Royal Bank of Scotland plc as the administrative agent. Borrowings under the credit facility will be used to finance the construction of the Fayetteville Express natural gas pipeline system and to pay related expenses. Fayetteville Express is an equity method investee of Kinder Morgan Energy Partners, and the two member owners and their respective ownership interests consist of the following: Kinder Morgan Energy Partners' subsidiary Kinder Morgan Operating L.P. "A"—50%, and Energy Transfer Partners, L.P.—50%.

        As of December 31, 2009, Fayetteville Express had outstanding borrowings of $355.0 million under its bank credit facility. Accordingly, as of December 31, 2009, Kinder Morgan Energy Partners' contingent share of Fayetteville Express' debt was $177.5 million (50% of total borrowings).

13. Risk Management

        Certain of our business activities expose us to risks associated with unfavorable changes in the market price of natural gas, natural gas liquids and crude oil. We also have exposure to interest rate risk as a result of the issuance of our debt obligations. Pursuant to our management's approved risk management policy, we use derivative contracts to hedge or reduce our exposure to certain of these risks.

  Energy Commodity Price Risk Management

        We are exposed to risks associated with changes in the market price of natural gas, natural gas liquids and crude oil as a result of the forecasted purchase or sale of these products. Specifically, these risks are primarily associated with unfavorable price volatility related to (i) pre-existing or anticipated physical natural gas, natural gas liquids and crude oil sales, (ii) natural gas purchases and (iii) natural gas system use and storage. The unfavorable price changes are often caused by shifts in the supply and demand for these commodities, as well as their locations.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Risk Management (Continued)

        Our principal use of energy commodity derivative contracts is to mitigate the risk associated with unfavorable market movements in the price of energy commodities. Our energy commodity derivative contracts act as a hedging (offset) mechanism against the volatility of energy commodity prices by allowing us to transfer this price risk to counterparties who are able and willing to bear it.

        For derivative contracts that are designated and qualify as cash flow hedges pursuant to generally accepted accounting principles, the portion of the gain or loss on the derivative contract that is effective in offsetting the variable cash flows associated with the hedged forecasted transaction is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period or periods during which the hedged transaction affects earnings (e.g., in "revenues" when the hedged transactions are commodity sales). The remaining gain or loss on the derivative contract in excess of the cumulative change in the present value of future cash flows of the hedged item, if any (i.e., the ineffective portion), is recognized in earnings during the current period. The effectiveness of hedges using an option contract may be assessed based on changes in the option's intrinsic value with the change in the time value of the contract being excluded from the assessment of hedge effectiveness. Changes in the excluded component of the change in an option's time value are included currently in earnings. During 2009, we recognized a net loss of $13.5 million related to crude oil hedges, which resulted from hedge ineffectiveness and amounts excluded from effectiveness testing. Reflecting the portion of changes in the value of derivative contracts that were not effective in offsetting underlying changes in expected cash flows (the ineffective portion of hedges), we recognized losses of $1.5 million during 2008.

        Furthermore, during the years ended December 31, 2009 and 2008, we reclassified gains of $39.4 million, losses of $117.1 million, respectively, of the "Accumulated other comprehensive loss" balance included in our Members' Equity into earnings. None of the reclassification of "Accumulated other comprehensive loss" into earnings during 2009,or 2008 resulted from the discontinuance of cash flow hedges due to a determination that the forecasted transactions would no longer occur by the end of the originally specified time period or within an additional two-month period of time thereafter, but rather resulted from the hedged forecasted transactions actually affecting earnings (for example, when the forecasted sales and purchases actually occurred). The proceeds or payments resulting from the settlement of cash flow hedges are reflected in the operating section of our statement of cash flows as changes to net income and working capital.

        The "Accumulated other comprehensive loss" balance included in our Members' Equity was $167.9 million as of December 31, 2009, and $53.4 million as of December 31, 2008. These totals included "Accumulated other comprehensive loss" amounts associated with energy commodity price risk management activities of $95.7 million of losses as of December 31, 2009 and $82.4 million of gains as of December 31, 2008. Approximately $42.6 million of the total amount associated with energy commodity price risk management activities and included in our Members' Equity as of December 31, 2009 is expected to be reclassified into earnings during the next twelve months (when the associated forecasted sales and purchases are also expected to occur), and as of December 31, 2009, the maximum length of time over which we have hedged our exposure to the variability in future cash flows associated with energy commodity price risk is through December 2014.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Risk Management (Continued)

        As of December 31, 2009, we had entered into the following outstanding commodity forward contracts to hedge our forecasted energy commodity purchases and sales:

Notional quantity
Derivatives designated as hedging contracts
Crude oil	25.6 million barrels
Natural gas(a)	44.3 billion cubic feet
Derivatives not designated as hedging contracts
Natural gas(a)	0.1 billion cubic feet

(a)
Notional quantities are shown net.

        For derivative contracts that are not designated as a hedge for accounting purposes, all realized and unrealized gains and losses are recognized in the statement of operations during the current period. These types of transactions include basis spreads, basis-only positions and gas daily swap positions. Kinder Morgan Energy Partners primarily enters into these positions to economically hedge an exposure through a relationship that does not qualify for hedge accounting. This will result in non-cash gains or losses being reported in our operating results associated with Kinder Morgan Energy Partners.

        Effective at the beginning of the second quarter of 2008, Kinder Morgan Energy Partners determined that the derivative contracts of its Casper and Douglas natural gas processing operations that previously had been designated as cash flow hedges for accounting purposes no longer met the hedge effectiveness assessment as required by generally accepted accounting principles. Consequently, it discontinued hedge accounting treatment for these relationships (primarily crude oil hedges of heavy natural gas liquids sales) effective March 31, 2008. Since the forecasted sales of natural gas liquids volumes (the hedged item) were still expected to occur, all of the accumulated losses through March 31, 2008 on the related derivative contracts remained in accumulated other comprehensive income, and were not reclassified into earnings until the physical transactions occurred. Any changes in the value of these derivative contracts subsequent to March 31, 2008 were no longer deferred in other comprehensive income, but rather impacted current period income. The last of these derivative contracts expired in December 2009.

  Interest Rate Risk Management

        In order to maintain a cost effective capital structure, it is our policy to borrow funds using a mix of fixed rate debt and variable rate debt. We use interest rate swap agreements to manage the interest rate risk associated with the fair value of our fixed rate borrowings and to effectively convert a portion of the underlying cash flows related to our long-term fixed rate debt securities into variable rate cash flows in order to achieve our desired mix of fixed and variable rate debt.

        Since the fair value of fixed rate debt varies inversely with changes in the market rate of interest, we enter into swap agreements to receive a fixed and pay a variable rate of interest in order to convert the interest expense associated with certain of our senior notes from fixed rates to variable rates, resulting in future cash flows that vary with the market rate of interest. These swaps, therefore, hedge against changes in the fair value of our fixed rate debt that result from market interest rate changes. For derivative contracts that are designated and qualify as a fair value hedge, the gain or loss on the

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Risk Management (Continued)

derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings.

        As of December 31, 2008, Kinder Morgan, Inc. was not party to any interest rate swap agreements, and its subsidiary, Kinder Morgan Energy Partners, was a party to interest rate swap agreements with a total notional principal amount of $2.8 billion. During 2009, Kinder Morgan, Inc. entered into two fixed-to-variable interest swap agreements having a combined notional principal amount of $725.0 million related to its 5.70% senior notes due January 5, 2016. During 2009, Kinder Morgan Energy Partners both terminated an existing fixed-to-variable interest rate swap agreement having a notional principal amount of $300 million and a maturity date of March 15, 2031, and entered into sixteen separate fixed-to-variable interest swap agreements having a combined notional principal amount of $2.95 billion. Kinder Morgan Energy Partners received proceeds of $144.4 million from the early termination of the $300 million swap agreement. In addition, an existing fixed-to-variable rate swap agreement having a notional principal amount of $250 million matured on February 1, 2009. This swap agreement corresponded with the maturity of Kinder Morgan Energy Partners' $250 million in principal amount of 6.30% senior notes that also matured on that date (discussed in Note 8).

        Therefore, as of December 31, 2009, Kinder Morgan, Inc. and its subsidiary, Kinder Morgan Energy Partners, had a notional principal amount of $725.0 million and $5.2 billion of fixed-to-variable interest rate swap agreements, respectively, that effectively convert the interest expense associated with certain senior notes from fixed rates to variable rates based on an interest rate of LIBOR plus a spread. All of Kinder Morgan, Inc.'s and Kinder Morgan Energy Partners' swap agreements have termination dates that correspond to the maturity dates of the related series of senior notes and, as of December 31, 2009, the maximum length of time over which we have hedged a portion of our exposure to the variability in the value of this debt due to interest rate risk is through January 15, 2038.

  Fair Value of Derivative Contracts

        The fair values of our current and non-current asset and liability derivative contracts are each reported separately as "Fair value of derivative contracts" on the accompanying Consolidated Balance

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Risk Management (Continued)

Sheets. The following table summarizes the fair values of our derivative contracts included on the accompanying Consolidated Balance Sheets as of December 31, 2009 and 2008 (in millions):

Fair Value of Derivative Contracts

	Asset derivatives				Liability derivatives
	December 31, 2009		December 31, 2008		December 31, 2009		December 31, 2008
	Balance sheet location	Fair value	Balance sheet Location	Fair value	Balance sheet Location	Fair value	Balance sheet location	Fair value
Derivatives designated as hedging contracts
Energy commodity derivative contracts	Current	$19.1	Current	$113.5	Current	$(270.8)	Current	$(129.4)
	Non-current	57.3	Non-current	48.9	Non-current	(241.5)	Non-current	(92.2)

Subtotal		76.4		162.4		(512.3)		(221.6)
Interest rate swap agreements	Non-current	236.0	Non-current	747.1	Non-current	(218.5)	Non-current	—

Cross currency swap agreements	Non-current	—	Non-current	32.0	Non-current	(9.6)	Non-current	—

Total		312.4		941.5		(740.4)		(221.6)
Derivatives not designated as hedging contracts
Energy commodity derivative contracts	Current	1.7	Current	1.8	Current	(1.2)	Current	(0.1)

Total derivatives		$314.1		$943.3		$(741.6)		$(221.7)

        The offsetting entry to adjust the carrying value of the debt securities whose fair value was being hedged is included within "Value of interest rate swaps" on the accompanying Consolidated Balance Sheets, which also includes any unamortized portion of proceeds received from the early termination of interest rate swap agreements. As of December 31, 2009 and 2008, this unamortized premium totaled $337.5 million and $216.8 million, respectively.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Risk Management (Continued)

  Effect of Derivative Contracts on the Income Statement

        The following three tables summarize the impact of our derivative contracts on the accompanying Consolidated Statements of Operations (in millions):

		Amount of gain/(loss) recognized in income on derivative(a)				Amount of gain/(loss) recognized in income on related hedged items(a)
		Year Ended December 31,				Year Ended December 31,
					Location of gain/ (loss) recognized in income on related hedged item
Derivatives in fair value hedging relationships	Location of gain/ (loss) recognized in income on derivative			Hedged items in fair value hedging relationships
		2009	2008			2009	2008
Interest rate swap agreements	Interest, net— income/(expense)	$(585.1)	$609.1	Fixed rate debt	Interest, net— income/(expense)	$585.1	$(609.1)

Total		$(585.1)	$609.1	Total		$585.1	$(609.1)

(a)
Amounts reflect the change in the fair value of interest rate swap agreements and the change in the fair value of the associated fixed rate debt which exactly offset each other as a result of no hedge ineffectiveness. Amounts do not reflect the impact on interest expense from the interest rate swap agreements under which we pay variable rate interest and receive fixed rate interest.

							Amount of gain/(loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)
	Amount of gain/(loss) recognized in OCI on derivative (effective portion)			Amount of gain/(loss) reclassified from Accumulated OCI into income (effective portion)
						Location of gain/(loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)
	Year Ended December 31,		Location of gain/(loss) reclassified from Accumulated OCI into income (effective portion)	Year Ended December 31,			Year Ended December 31,
Derivatives in cash flow hedging relationships
	2009	2008		2009	2008		2009	2008
Energy commodity derivative contracts	$(138.7)	$212.0	Revenues—natural gas sales	$13.1	$6.0	Revenues	$(13.5)	$—
			Revenues—product sales and other	25.7	(97.6)
			Gas purchases and other costs of sales	0.6	(25.5)	Gas purchases and other costs of sales	—	(1.5)

Total	$(138.7)	$212.0	Total	$39.4	$(117.1)	Total	$(13.5)	$(1.5)

							Amount of gain/(loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)
	Amount of gain/(loss) recognized in OCI on derivative (effective portion)			Amount of gain/(loss) reclassified from Accumulated OCI into income (effective portion)
						Location of gain/(loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)
	Year Ended December 31,		Location of gain/(loss) reclassified from Accumulated OCI into income (effective portion)	Year Ended December 31,			Year Ended December 31,
Derivatives in cash flow hedging relationships
	2009	2008		2009	2008		2009	2008
Cross currency swap agreements	$(41.6)	$83.2	Other, net	$—	$—	Revenues	$—	$—

Total	$(41.6)	$83.2	Total	$—	$—	Total	$—	$—

		Amount of gain/(loss) recognized in income on derivative
		Year Ended December 31,
Derivatives not designated as hedging contracts	Location of gain/(loss) recognized in income on derivative
		2009	2008
Energy commodity derivative contracts	Gas purchases and other costs of sales	$(4.2)	$5.6

Total		$(4.2)	$5.6

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Risk Management (Continued)

        The above disclosures regarding our derivative contracts and hedging activities are made pursuant to provisions included within the Codification's "Derivatives and Hedging" Topic. These provisions provide for enhanced disclosure requirements that include, among other things, (i) a tabular summary of the fair value of derivative contracts and their gains and losses, (ii) disclosure of derivative features that are credit-risk-related to provide more information regarding an entity's liquidity and (iii) cross-referencing within footnotes to make it easier for financial statement users to locate important information about derivative contracts. We adopted these provisions on January 1, 2009, and the adoption of these disclosure provisions did not have a material impact on our consolidated financial statements.

  Net Investment Hedges

        We are exposed to foreign currency risk from our investments in businesses owned and operated outside the United States. To hedge the value of our investment in Canadian operations, we have entered into various cross-currency interest rate swap transactions that have been designated as net investment hedges. The effective portion of the changes in fair value of these swap transactions is reported as a cumulative translation adjustment included in the caption "Accumulated other comprehensive loss" in the accompanying Consolidated Balance Sheets. The combined notional value of our remaining cross currency interest rate swaps at December 31, 2009 was approximately C$96.3 million.

        In June 2009, we terminated cross currency interest rate swaps with a notional value of C$29.2 million. In connection with this termination, we received $0.5 million in July 2009. Additionally in July 2009, we received $1.0 million for the termination of another portion of our cross currency interest rate swaps with a notional value of C$29.2 million.

  Credit Risks

        We and our subsidiary, Kinder Morgan Energy Partners, have counterparty credit risk as a result of our use of financial derivative contracts. Our counterparties consist primarily of financial institutions, major energy companies and local distribution companies. This concentration of counterparties may impact our overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions.

        We maintain credit policies with regard to our counterparties that we believe minimize our overall credit risk. These policies include (i) an evaluation of potential counterparties' financial condition (including credit ratings), (ii) collateral requirements under certain circumstances and (iii) the use of standardized agreements which allow for netting of positive and negative exposure associated with a single counterparty. Based on our policies, exposure, credit and other reserves, our management does not anticipate a material adverse effect on our financial position, results of operations, or cash flows as a result of counterparty performance.

        Our over-the-counter swaps and options are entered into with counterparties outside central trading organizations such as a futures, options or stock exchanges. These contracts are with a number of parties, all of which have investment grade credit ratings. While we enter into derivative transactions principally with investment grade counterparties and actively monitor their ratings, it is nevertheless possible that from time to time losses will result from counterparty credit risk in the future.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Risk Management (Continued)

        The maximum potential exposure to credit losses on our derivative contracts as of December 31, 2009 was (in millions):

Asset position
Interest rate swap agreements	$236.0
Energy commodity derivative contracts	78.1

Gross exposure	314.1
Netting agreement impact	(74.7)

Net exposure	$239.4

        In conjunction with the purchase of exchange-traded derivative contracts or when the market value of our derivative contracts with specific counterparties exceeds established limits, we are required to provide collateral to our counterparties, which may include posting letters of credit or placing cash in margin accounts. As of December 31, 2009 and 2008, Kinder Morgan Energy Partners had outstanding letters of credit totaling $55.0 million and $40.0 million, respectively, in support of its hedging of energy commodity price risks associated with the sale of natural gas, natural gas liquids and crude oil.

        Additionally, as of December 31, 2009, Kinder Morgan Energy Partners had cash margin deposits associated with its energy commodity contract positions and over-the-counter swap partners totaling $15.2 million, and we reported this amount as "Restricted deposits" in our accompanying Consolidated Balance Sheet. As of December 31, 2008, Kinder Morgan Energy Partners' counterparties associated with its energy commodity contract positions and over-the-counter swap agreements had margin deposits with us totaling $3.1 million, and we reported this amount within "Accrued other liabilities" in our accompanying consolidated balance sheet.

        Kinder Morgan Energy Partners also has agreements with certain counterparties to its derivative contracts that contain provisions requiring it to post additional collateral upon a decrease in its credit rating. Based on contractual provisions as of December 31, 2009, Kinder Morgan Energy Partners estimates that if its credit rating was downgraded, it would have the following additional collateral obligations (in millions):

Credit Ratings Downgraded(a)	Incremental obligations	Cumulative Obligations(b)
One notch to BBB-/Baa3	$58.1	$128.3
Two notches to below BBB-/Baa3 (below investment grade)	$76.9	$205.2

(a)
If there are split ratings among the independent credit rating agencies, most counterparties use the higher credit rating to determine our incremental collateral obligations, while the remaining use the lower credit rating. Therefore, a one notch downgrade to BBB-/Baa3 by one agency would not trigger the entire $58.1 million incremental obligation.

(b)
Includes current posting at current rating.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Fair Value Measurements

        Our fair value measurements and disclosures are made in accordance with the "Fair Value Measurements and Disclosures" Topic of the Codification. This Topic establishes a single definition of fair value in generally accepted accounting principles and prescribes disclosures about fair value measurements.

        We adopted the provisions of this Topic for our financial assets and financial liabilities effective January 1, 2008, and the adoption did not have a material impact on our balance sheet, statement of operation, or statement of cash flows since we already applied its basic concepts in measuring fair values. With regard to our non-financial assets and non-financial liabilities, we adopted the provisions of this Topic effective January 1, 2009. This includes applying the provisions to (i) nonfinancial assets and liabilities initially measured at fair value in business combinations, (ii) reporting units or nonfinancial assets and liabilities measured at fair value in conjunction with goodwill impairment testing, (iii) other nonfinancial assets measured at fair value in conjunction with impairment assessments and (iv) asset retirement obligations initially measured at fair value. The adoption for non-financial assets and liabilities did not have a material impact on our balance sheet, statement of operations, or statement of cash flows since we already applied its basic concepts in measuring fair values.

        The Codification emphasizes that fair value is a market-based measurement that should be determined based on assumptions (inputs) that market participants would use in pricing an asset or liability. Inputs may be observable or unobservable, and valuation techniques used to measure fair value should maximize the use of relevant observable inputs and minimize the use of unobservable inputs. Accordingly, the Codification establishes a hierarchal disclosure framework that ranks the quality and reliability of information used to determine fair values. The hierarchy is associated with the level of pricing observability utilized in measuring fair value and defines three levels of inputs to the fair value measurement process—quoted prices are the most reliable valuation inputs, whereas model values that include inputs based on unobservable data are the least reliable. Each fair value measurement must be assigned to a level corresponding to the lowest level input that is significant to the fair value measurement in its entirety.

        The three broad levels of inputs defined by the fair value hierarchy are as follows:

  •
  Level 1 Inputs—quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date;

  •
  Level 2 Inputs—inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability; and

  •
  Level 3 Inputs—unobservable inputs for the asset or liability. These unobservable inputs reflect the entity's own assumptions about the assumptions that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances (which might include the reporting entity's own data).

  Fair Value of Derivative Contracts

        The following two tables summarize the fair value measurements of our (i) energy commodity derivative contracts, (ii) interest rate swap agreements and (iii) cross currency interest rate swap

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Fair Value Measurements (Continued)

agreements as of December 31, 2009 and 2008, based on the three levels established by the Codification and does not include cash margin deposits, which are reported as "Restricted deposits" in the accompanying Consolidated Balance Sheets (in millions):

	Asset fair value measurements using
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
As of December 31, 2009
Energy commodity derivative contracts(a)	$78.1	$—	$14.4	$63.7
Interest rate swap agreements	236.0	—	236.0	—
Cross currency interest rate swap agreements	—	—	—	—
As of December 31, 2008
Energy commodity derivative contracts(b)	$164.2	$0.1	$108.9	$55.2
Interest rate swap agreements	747.1	—	747.1	—
Cross currency interest rate swap agreements	32.0	—	32.0	—

	Liability fair value measurements using
	Total	Quoted prices in active markets for identical liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
As of December 31, 2009
Energy commodity derivative contracts(c)	$(513.5)	$—	$(462.8)	$(50.7)
Interest rate swap agreements	(218.5)	—	(218.5)	—
Cross currency interest rate swap agreements	(9.6)	—	(9.6)	—
As of December 31, 2008
Energy commodity derivative contracts(d)	$(221.7)	$—	$(210.6)	$(11.1)
Interest rate swap agreements	—	—	—	—

(a)
Level 2 consists primarily of OTC West Texas Intermediate hedges and OTC natural gas hedges that are settled on NYMEX. Level 3 consists primarily of natural gas basis swaps, natural gas options, and West Texas Intermediate options.

(b)
Level 1 consists primarily of NYMEX natural gas futures. Level 2 consists primarily of OTC West Texas Intermediate hedges and OTC natural gas hedges that are settled on NYMEX. Level 3 consists primarily of West Texas Intermediate options and West Texas Sour hedges.

(c)
Level 2 consists primarily of OTC West Texas Intermediate hedges and OTC natural gas hedges that are settled on NYMEX. Level 3 consists primarily of West Texas Sour hedges, natural gas basis swaps, natural gas options, and West Texas Intermediate options.

(d)
Level 2 consists primarily of OTC West Texas Intermediate hedges. Level 3 consists primarily of natural gas basis swaps, natural gas options and West Texas Intermediate options.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Fair Value Measurements (Continued)

        The table below provides a summary of changes in the fair value of our Level 3 energy commodity derivative contracts (in millions):

Significant unobservable inputs (Level 3)

	Year Ended December 31,
	2009	2008
Derivatives-net asset (liability)
Beginning of period	$44.1	$(100.3)
Realized and unrealized net gains (losses)	(48.4)	69.6
Purchases and settlements	17.3	74.8
Transfers in (out) of Level 3	—	—

End of period	$13.0	$44.1

Change in unrealized net gains (losses) relating to contracts still held at end of period	$(42.1)	$88.8

        In addition, on both October 10, 2008 and June 30, 2009, we adopted separate provisions included within the "Fair Value Measurements and Disclosures" Topic of the Codification. The provisions adopted in October 2008 provide guidance clarifying how fair value measurements should be applied when valuing securities in markets that are not active, and reaffirm the notion of fair value as an exit price as of the measurement date. Among other things, the guidance also states that significant judgment is required in valuing financial assets. The adoption of these provisions was effective immediately; however, the adoption did not have any impact on our consolidated financial statements.

        The provisions adopted on June 30, 2009 provide guidelines for making fair value measurements more consistent with the overall principles presented in the "Fair Value Measurements and Disclosures" Topic. They provide additional guidance to highlight and expand on the factors that should be considered in estimating fair value when there has been a significant decrease in market activity for a financial asset. The adoption of these provisions did not have a material impact on our consolidated financial statements.

  Fair Value of Financial Instruments

        Fair value as used in the disclosure of financial instruments represents the amount at which an instrument could be exchanged in a current transaction between willing parties. As of each reporting date, the estimated fair value of our outstanding publicly-traded debt is based upon quoted market prices, if available, and for all other debt, fair value is based upon prevailing interest rates currently available to us. In addition, we adjust (discount) the fair value measurement of our long-term debt for the effect of credit risk.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Fair Value Measurements (Continued)

        The estimated fair value of our outstanding debt balance (both short-term and long-term, but excluding the value of interest rate swaps), is disclosed below (in millions):

	December 31, 2009		December 31, 2008
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Total Debt	$13,648.4	$14,158.2	$11,458.3	$9,813.9

15. Reportable Segments

        We divide our operations into seven reportable business segments. These segments and their principal source of revenues are as follows:

  •
  Products Pipelines—KMP: the transportation and terminaling of refined petroleum products, including gasoline, diesel fuel, jet fuel and natural gas liquids;

  •
  Natural Gas Pipelines—KMP: the sale, transport, processing, treating, storage and gathering of natural gas;

  •
  CO2—KMP: the production and sale of crude oil from fields in the Permian Basin of West Texas and the transportation and marketing of carbon dioxide used as a flooding medium for recovering crude oil from mature oil fields;

  •
  Terminals—KMP: the transloading and storing of refined petroleum products and dry and liquid bulk products, including coal, petroleum coke, cement, alumina, salt and other bulk chemicals;

  •
  Kinder Morgan Canada—KMP: the transportation of crude oil and refined products;

  •
  NGPL PipeCo LLC: consists of Kinder Morgan, Inc.'s 20% interest in NGPL PipeCo LLC, the owner of Natural Gas Pipeline Company of America and certain affiliates, collectively referred to as Natural Gas Pipeline Company of America or NGPL, a major interstate natural gas pipeline and storage system, which Kinder Morgan, Inc. operates. Prior to February 15, 2008, Kinder Morgan, Inc. owned 100% of NGPL; and

  •
  Power: consists of a natural gas-fired electric generation facility.

        On August 28, 2008, Kinder Morgan, Inc. sold its one-third interest in the net assets of the Express pipeline system ("Express"), as well as its full ownership of the net assets of the Jet Fuel pipeline system ("Jet Fuel"), to Kinder Morgan Energy Partners. We accounted for this transaction as a transfer of net assets between entities under common control. Therefore, following Kinder Morgan, Inc.'s sale of Express and Jet Fuel to Kinder Morgan Energy Partners, Kinder Morgan Energy Partners recognized the assets and liabilities acquired at Kinder Morgan, Inc.'s carrying amounts (historical cost) at the date of transfer. The results of Express and Jet Fuel are reported in the Kinder Morgan Canada—KMP segment for all periods presented.

        On February 15, 2008, Kinder Morgan, Inc. sold an 80% ownership interest in the NGPL PipeCo LLC business segment to Myria (see Note 3). Kinder Morgan, Inc. continues to operate NGPL PipeCo LLC's assets pursuant to a 15-year operating agreement. Effective February 15, 2008, we began to account for the results of operations of the NGPL PipeCo LLC segment as an equity investment. See Note 17 in regards to NGPL's Section 5 proceeding.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Reportable Segments (Continued)

        The accounting policies we apply in the generation of business segment earnings are generally the same as those applied to our consolidated operations and described in Note 2, except that (i) certain items below the "Operating Income" line (such as interest expense) are either not allocated to business segments or are not considered by management in its evaluation of business segment performance, (ii) equity in earnings of equity method investees are included in segment earnings (these equity method earnings are included in "Other Income and (Expenses)" in the accompanying Consolidated Statements of Operations), (iii) certain items included in operating income (such as general and administrative expenses and depreciation, depletion and amortization ("DD&A")) are not considered by management in its evaluation of business segment performance and, thus, are not included in reported performance measures, (iv) gains and losses from incidental sales of assets are included in segment earnings and (v) our business segments that are also segments of Kinder Morgan Energy Partners include certain other income and expenses and income taxes in their segment earnings. With adjustment for these items, we currently evaluate business segment performance primarily based on segment earnings before DD&A in relation to the level of capital employed.

        Because Kinder Morgan Energy Partners' partnership agreement requires it to distribute 100% of its available cash to its partners on a quarterly basis (Kinder Morgan Energy Partners' available cash consists primarily of all of its cash receipts, less cash disbursements and changes in reserves), we consider each period's earnings before all non-cash depreciation, depletion and amortization expenses to be an important measure of business segment performance for our segments that are also segments of Kinder Morgan Energy Partners. We account for intersegment sales at market prices, while we account for asset transfers at either market value or, in some instances, book value.

        During 2009 and 2008, we did not have revenues from any single customer that exceeded 10% of our consolidated revenues.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Reportable Segments (Continued)

        Financial information by segment follows (in millions):

	Year Ended December 31,
	2009	2008
Revenues
Products Pipelines—KMP
Revenues from external customers	$826.6	$815.9
Natural Gas Pipelines—KMP
Revenues from external customers	3,806.9	8,422.0
Intersegment revenues	—	—
CO2—KMP
Revenues from external customers	1,131.3	1,269.2
Terminals—KMP
Revenues from external customers	1,108.1	1,172.7
Intersegment revenues	0.9	0.9
Kinder Morgan Canada—KMP
Revenues from external customers	226.1	198.9
NGPL PipeCo LLC(a)
Revenues from external customers	—	132.1
Intersegment revenues	—	0.9
Power(b)
Revenues from external customers	40.4	44.0
Other
Revenues from other customers(c)	45.8	40.0
Intersegment revenues	—	(0.9)

Total segment revenues	7,186.1	12,095.7
Less: Total intersegment revenues	(0.9)	(0.9)

Total consolidated revenues	$7,185.2	$12,094.8

	Year Ended December 31,
	2009	2008
Operating expenses(d)
Products Pipelines—KMP	$269.5	$291.0
Natural Gas Pipelines—KMP	3,192.7	7,803.3
CO2—KMP	271.1	391.8
Terminals—KMP	536.8	631.8
Kinder Morgan Canada—KMP	72.5	68.0
NGPL PipeCo LLC(a)	—	43.5
Power(b)	23.6	24.8
Other	0.1	0.1

Total segment operating expenses	4,366.3	9,254.3
Less: Total intersegment operating expenses	(0.9)	(0.9)

Total consolidated operating expenses	$4,365.4	$9,253.4

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Reportable Segments (Continued)

	Year Ended December 31,
	2009	2008
Other expense (income)
Products Pipelines—KMP(e)	$1.1	$1,269.5
Natural Gas Pipelines—KMP(e)	(6.6)	2,090.0
CO2—KMP	—	—
Terminals—KMP(e)	(25.0)	683.0
Kinder Morgan Canada—KMP	—	—
Other	(0.1)	0.1

Total consolidated other expense (income)	$(30.6)	$4,042.6

	Year Ended December 31,
	2009	2008
Depreciation, depletion and amortization
Products Pipelines—KMP	$121.3	$116.9
Natural Gas Pipelines—KMP	120.5	99.9
CO2—KMP	620.6	498.1
Terminals—KMP	169.1	157.4
Kinder Morgan Canada—KMP	38.5	36.7
NGPL PipeCo LLC(a)	—	9.3
Power	—	—
Other	0.2	0.1

Total consolidated depreciation, depletion and amortization	$1,070.2	$918.4

	Year Ended December 31,
	2009	2008
Earnings from equity investments
Products Pipelines—KMP	$18.7	$15.7
Natural Gas Pipelines—KMP	141.8	113.4
CO2—KMP	22.3	20.7
Terminals—KMP	0.7	2.7
Kinder Morgan Canada—KMP	(4.1)	8.3
NGPL PipeCo LLC(a)	42.5	40.3
Power	—	—
Other	—	—

Total consolidated equity earnings	$221.9	$201.1

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Reportable Segments (Continued)

	Year Ended December 31,
	2009	2008
Amortization of excess cost of equity investments
Products Pipelines—KMP	$3.4	$3.3
Natural Gas Pipelines—KMP	0.4	0.4
CO2—KMP	2.0	2.0
Terminals—KMP	—	—
Kinder Morgan Canada—KMP	—	—

Total consol. amortization of excess cost of invests	$5.8	$5.7

	Year Ended December 31,
	2009	2008
Interest income
Products Pipelines—KMP	$4.1	$4.3
Natural Gas Pipelines—KMP	6.2	1.2
CO2—KMP	—	—
Terminals—KMP	—	—
Kinder Morgan Canada—KMP	12.0	3.9

Total segment interest income	22.3	9.4
Unallocated interest income	3.4	38.1

Total consolidated interest income	$25.7	$47.5

	Year Ended December 31,
	2009	2008
Other, net-income (expense)
Products Pipelines—KMP	$8.3	$(2.3)
Natural Gas Pipelines—KMP	25.6	15.1
CO2—KMP	—	1.9
Terminals—KMP	3.7	1.7
Kinder Morgan Canada—KMP	11.9	(10.1)
Other	—	0.7

Total consolidated other, net-income (expense)	$49.5	$7.0

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Reportable Segments (Continued)

	Year Ended December 31,
	2009	2008
Income tax (expense) benefit
Products Pipelines—KMP	$(3.1)	$4.9
Natural Gas Pipelines—KMP	(5.7)	(2.7)
CO2—KMP	(4.0)	(3.9)
Terminals—KMP	(5.2)	(19.7)
Kinder Morgan Canada—KMP	(18.9)	19.0

Total segment income tax expense	(36.9)	(2.4)
Unallocated income tax expense	(289.7)	(301.9)

Total consolidated income tax expense	$(326.6)	$(304.3)

	Year Ended December 31,
	2009	2008
Segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments(f)
Products Pipelines—KMP	$584.0	$(722.0)
Natural Gas Pipelines—KMP	788.7	(1,344.3)
CO2—KMP	878.5	896.1
Terminals—KMP	596.4	(156.5)
Kinder Morgan Canada—KMP	154.5	152.0
NGPL PipeCo LLC(a)	42.5	129.8
Power	4.8	5.7

Segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments	3,049.4	(1,039.2)
Total segment depreciation, depletion and amortization	(1,070.2)	(918.4)
Total segment amortization of excess cost of equity investments	(5.8)	(5.7)
NGPL PipeCo LLC fixed fee revenue	45.8	39.0
General and administrative expenses	(373.0)	(352.5)
Unallocable interest and other, net(g)	(583.7)	(623.6)
Unallocable income tax expense	(289.7)	(301.9)

Income (loss) from continuing operations	$772.8	$(3,202.3)

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Reportable Segments (Continued)

	Year Ended December 31,
	2009	2008
Capital expenditures(h)
Products Pipelines—KMP	$199.8	$221.7
Natural Gas Pipelines—KMP	372.0	946.5
CO2—KMP	341.8	542.6
Terminals—KMP	378.2	454.1
Kinder Morgan Canada—KMP	32.0	368.1
NGPL PipeCo LLC(a)	—	10.3
Power	—	—
Other	0.5	2.0

Total consolidated capital expenditures	$1,324.3	$2,545.3

	2009	2008
Investments at December 31
Products Pipelines—KMP	$346.9	$349.6
Natural Gas Pipelines—KMP	2,542.8	654.0
CO2—KMP	11.2	13.6
Terminals—KMP	18.7	18.6
Kinder Morgan Canada—KMP	68.7	65.5
NGPL PipeCo LLC(a)	698.5	717.3

Total segment investments	3,686.8	1,818.6
Other	8.8	8.8

Total consolidated investments	$3,695.6	$1,827.4

	2009	2008
Assets at December 31
Products Pipelines—KMP	$5,614.7	$5,526.4
Natural Gas Pipelines—KMP	9,956.7	7,748.1
CO2—KMP	4,230.5	4,478.7
Terminals—KMP	4,537.3	4,327.8
Kinder Morgan Canada—KMP	1,797.7	1,583.9
NGPL PipeCo LLC(a)	698.5	717.3
Power	67.6	58.9

Total segment assets	26,903.0	24,441.1
Other(i)	678.0	1,003.8

Total consolidated assets	$27,581.0	$25,444.9

(a)
Effective February 15, 2008, Kinder Morgan, Inc. sold an 80% ownership interest in NGPL PipeCo LLC to Myria. As a result of the sale, beginning February 15, 2008, we account for our 20% ownership interest in NGPL PipeCo LLC as an equity method

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Reportable Segments (Continued)

  investment and 100% of NGPL revenues, earnings and assets prior to the sale, are included in the above tables.

(b)
Upon the adoption of Accounting Standards Update No. 2009-17, which amended the codification's "Consolidation" topic, on January 1, 2010, Triton Power operations will no longer be consolidated into our financial statements, but be treated as an equity investment, resulting in decreases to revenues, operating expenses and noncontrolling interests with no impact to segment earnings before DD&A (see Note 18).

(c)
2009 and 2008 includes NGPL fixed fee revenues of $45.8 million and $39.0 million, respectively (see Note 11).

(d)
Includes natural gas purchases and other costs of sales, operations and maintenance expenses, fuel and power expenses and taxes, other than income taxes.

(e)
2008 includes non-cash goodwill impairment charges (see Note 7).

(f)
Includes revenues, earnings from equity investments, allocable interest income, and other, net, less operating expenses, allocable income taxes, and other expense (income).

(g)
Includes (i) interest expense and (ii) miscellaneous other income and expenses not allocated to business segments.

(h)
Sustaining capital expenditures, including Kinder Morgan Energy Partners' share of Rockies Express' sustaining capital expenditures, for each of the years ended December 31, 2009 and 2008, were $172.7 million and $183.9 million, respectively.

(i)
Includes cash and cash equivalents, margin and restricted deposits, unallocable interest receivable, prepaid assets and deferred charges, and risk management assets related to the fair value of interest rate swaps.

        We do not attribute interest and debt expense to any of our reportable business segments. For each of the years ended December 31, 2009 and 2008, we reported total consolidated interest expense of $599.1 million and $675.8 million, respectively.

        Following is geographic information regarding the revenues and long-lived assets of our business segments (in millions):

	Year Ended December 31,
	2009	2008
Revenues from external customers
United States	$6,862.3	$11,804.2
Canada	301.9	269.3
Mexico and other(a)	21.0	21.3

Total consolidated revenues from external customers	$7,185.2	$12,094.8

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Reportable Segments (Continued)

	2009	2008
Long-lived assets at December 31(b)
United States	$19,263.5	$17,511.1
Canada	1,834.3	1,568.7
Mexico and other(a)	98.8	97.7

Total consolidated long-lived assets	$21,196.6	$19,177.5

(a)
Includes operations in Mexico and the Netherlands.

(b)
Long-lived assets exclude (i) goodwill and (ii) other intangibles, net.

16. Litigation, Environmental and Other Contingencies
        Below is a brief description of our ongoing material legal proceedings, including any material developments that occurred in such proceedings during 2009. This note also contains a description of any material legal proceeding initiated during 2009 in which we are involved.

        In this note, we refer to SFPP, L.P. (a Kinder Morgan Energy Partners subsidiary) as SFPP; Calnev Pipe Line LLC as Calnev; Chevron Products Company as Chevron; Navajo Refining Company, L.P. as Navajo; ARCO Products Company as ARCO; BP West Coast Products, LLC as BP; Texaco Refining and Marketing Inc. as Texaco; Western Refining Company, L.P. as Western Refining; ExxonMobil Oil Corporation as ExxonMobil; Tosco Corporation as Tosco; Ultramar Diamond Shamrock Corporation/Ultramar Inc. as Ultramar; Valero Energy Corporation as Valero; Valero Marketing and Supply Company as Valero Marketing; America West Airlines, Inc., Continental Airlines, Inc., Northwest Airlines, Inc., Southwest Airlines Co. and US Airways, Inc., collectively, as the Airlines; Kinder Morgan Energy Partners' subsidiary Kinder Morgan CO2 Company, L.P. (the successor to Shell CO2 Company, Ltd.) as Kinder Morgan CO2; the United States Court of Appeals for the District of Columbia Circuit as the D.C. Circuit; the Federal Energy Regulatory Commission, as the FERC; the California Public Utilities Commission as the CPUC; the United States Department of the Interior, Minerals Management Service as the MMS; the Union Pacific Railroad Company (the successor to Southern Pacific Transportation Company) as UPRR; the United States Department of Transportation Pipeline and Hazardous Materials Safety Administration as the PHMSA; the North Carolina Department of Environment and Natural Resources as the NCDENR; the Florida Department of Environmental Protection as the Florida DEP; our subsidiary Kinder Morgan Bulk Terminals, Inc. as KMBT; Rockies Express Pipeline LLC as Rockies Express; and Plantation Pipe Line Company as Plantation. "OR" dockets designate complaint proceedings, and "IS" dockets designate protest proceedings.

  Federal Energy Regulatory Commission Proceedings

  •
  FERC Docket Nos. OR92-8, et al (West and East Line Rates)—Complainants: Chevron, Navajo, ARCO, BP, Western Refining, ExxonMobil, Tosco, and Texaco—Defendant: SFPP—Status: Appeals pending at the D.C. Circuit;

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Litigation, Environmental and Other Contingencies (Continued)

  •
  FERC Docket No. OR92-8-025 (Watson Drain-Dry Charge)—Complainants: BP; ExxonMobil; Chevron; ConocoPhillips; and Ultramar—Defendant: SFPP—Status: Appeal denied by the D.C. Circuit;

  •
  FERC Docket Nos. OR96-2, et al (All SFPP Rates)—Complainants: All Shippers except Chevron—Defendant: SFPP—Status: Compliance filings pending with FERC;

  •
  FERC Docket No. OR02-4 (All SFPP Rates)—Complainant: Chevron—Defendant: SFPP; Status: Appeal of complaint dismissal pending at the D.C. Circuit;

  •
  FERC Docket Nos. OR03-5, OR04-3, OR05-4 & OR05-5 (West, East, North, and Oregon Line Rates)—Complainants: BP, ExxonMobil, ConocoPhillips, the Airlines—Defendant: SFPP—Status: Exceptions to initial decision pending at FERC;

  •
  FERC Docket Nos. OR07-1 & OR07-2 (North and West Line Rates)—Complainant: Tesoro—Defendant: SFPP—Status: Held in abeyance;

  •
  FERC Docket Nos. OR07-3 & OR07-6 (not consolidated) (2005-2006 Index Rate Increases)—Complainants: BP, Chevron, ConocoPhillips, ExxonMobil, Tesoro, and Valero Marketing—Defendant: SFPP—Status: Appeal of dismissal by FERC pending at the D.C. Circuit;

  •
  FERC Docket No. OR07-4 (All SFPP Rates)—Complainants: BP, Chevron, and ExxonMobil—Defendants: SFPP—Status: Held in abeyance;

  •
  FERC Docket Nos. OR07-7, OR07-18, OR07-19 & OR07-22 (not consolidated) (Calnev Rates)—Complainants : Tesoro, Airlines, BP, Chevron, ConocoPhillips and Valero Marketing—Defendants: Calnev—Status: Complaint amendments pending before FERC;

  •
  FERC Docket No. OR07-20 (2007 Index Rate Increases)—Complainant: BP—Defendant: SFPP—Status: Appeal of dismissal by FERC pending at the D.C. Circuit;

  •
  FERC Docket No. OR08-13 (Most SFPP Rates)—Complainants: BP and ExxonMobil—Defendant: SFPP—Status: Held in abeyance;

  •
  FERC Docket No. IS05-230 (North Line Rates)—Protestants: Shippers—Defendant: SFPP—Status: Exceptions to initial decision pending at FERC;

  •
  FERC Docket No. IS08-390 (West Line Rates)—Protestants: BP, ExxonMobil, ConocoPhillips, Valero Marketing, Chevron, the Airlines—Defendant: SFPP—Status: Exceptions to initial decision pending at FERC;

  •
  FERC Docket No. IS09-375 (2009 Index Rate Increases)—Protestants: BP, ExxonMobil, Chevron, Tesoro, ConocoPhillips, Western, Navajo, Valero Marketing, and Southwest—Defendant: SFPP—Status: Requests for rehearing of FERC dismissal pending before FERC;

  •
  FERC Docket No. IS09-377 (2009 Index Rate Increases)—Protestants: BP, Chevron, and Tesoro—Defendant: Calnev—Status: Requests for rehearing of FERC dismissal pending before FERC;

  •
  FERC Docket No. IS09-437 (East Line Rates)—Protestants: BP, ExxonMobil, ConocoPhillips, Valero, Chevron, Western Refining, and Southwest Airlines—Defendant: SFPP—Status: Pre-hearing stage;

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Litigation, Environmental and Other Contingencies (Continued)

  •
  FERC Docket Nos. OR08-15/OR09-8 (consolidated) (2008 Index Increases)—Complainants: BP/Chevron—Defendant: SFPP—Status: Complaints partially dismissed and remainder set for hearing; hearing held in abeyance pending settlement discussions;

  •
  FERC Docket Nos. OR09-18/OR09-21 (not consolidated) (2008 and 2009 Index Increases)—Complainants: BP (for 2009)/Tesoro (for 2008 and 2009)—Defendant: SFPP—Status: BP appeal of FERC dismissal pending at the D.C. Circuit;

  •
  FERC Docket Nos. OR09-11/OR09-14 (not consolidated) (2007 and 2008 Page 700 Audit Request)—Complainants: BP/Tesoro—Defendant: Calnev—Status: BP appeal of FERC dismissal pending at the D.C. Circuit;

  •
  FERC Docket Nos. OR09-12/OR09-16 (not consolidated) (2007 and 2008 Page 700 Audit Request)—Complainants: BP/Tesoro—Defendant: SFPP—Status: BP appeal of FERC dismissal pending at the D.C. Circuit;

  •
  FERC Docket Nos. OR09-15/OR09-20 (not consolidated) (Calnev Rates)—Complainants: Tesoro/BP—Defendant: Calnev—Status: Complaints pending at FERC;

  •
  FERC Docket Nos. OR09-17/OR09-22 (Most SFPP Rates) (not consolidated)—Complainants: Tesoro/BP—Defendant: SFPP—Status: BP appeal of FERC dismissal pending at the D.C. Circuit; and

  •
  FERC Docket Nos. OR09-19/OR09-23 (not consolidated) (2009 Index Increases)—Complainants: Tesoro/BP—Defendant: Calnev—Status: BP appeal of FERC dismissal pending at the D.C. Circuit.

        The tariffs and rates charged by SFPP and Calnev are subject to numerous ongoing proceedings at the FERC, including the above listed shippers' complaints and protests regarding interstate rates on these pipeline systems. These complaints have been filed over numerous years beginning in 1992 through and including 2009. In general, these complaints allege the rates and tariffs charged by SFPP and Calnev are not just and reasonable. If the shippers are successful in proving their claims, they are entitled to seek reparations (which may reach up to two years prior to the filing of their complaint) or refunds of any excess rates paid, and SFPP and Calnev may be required to reduce their rates going forward. These proceedings tend to be protracted, with decisions of the FERC often appealed to the federal courts.

        As to SFPP, the issues involved in these proceedings include, among others: (i) whether certain of the Pacific operations' rates are "grandfathered" under the Energy Policy Act of 1992, and therefore deemed to be just and reasonable, (ii) whether "substantially changed circumstances" have occurred with respect to any grandfathered rates such that those rates could be challenged, (iii) whether indexed rate increases are justified and (iv) the appropriate level of return and income tax allowance may be included in its rates. The issues involving Calnev are similar.

        During 2009, SFPP made settlement payments to various shippers totaling approximately $15.5 million in connection with OR07-8, OR07-11, and IS08-28 and related dockets. The IS08-28 settlement (East Line rates) was approved by FERC in March 2009, and SFPP implemented reduced settlement rates effective May 1, 2009, along with refunds and settlement payments. Due to reduced East Line volumes, SFPP terminated the IS08-28 settlement pursuant to its terms and filed for

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Litigation, Environmental and Other Contingencies (Continued)

increased East Line rates (IS09-437), which were accepted and became effective January 1, 2010, subject to refund and investigation.

        Based on a review of these FERC proceedings and the information available, Kinder Morgan Energy Partners estimates that as of December 31, 2009, shippers are seeking approximately $350 million in reparation and refund payments and approximately $35 to $40 million in additional annual rate reductions. Kinder Morgan Energy Partners assumes that, with respect to its SFPP litigation reserves, any reparations and accrued interest thereon will be paid no earlier than the end of the first quarter of 2010.

  California Public Utilities Commission Proceedings

        SFPP has previously reported ratemaking and complaint proceedings pending with the CPUC. The ratemaking and complaint cases generally involve challenges to rates charged by SFPP for intrastate transportation of refined petroleum products through its pipeline system in the state of California and request prospective rate adjustments and refunds with respect to tariffed and previously untariffed charges for certain pipeline transportation and related services. These matters have been consolidated and assigned to two administrative law judges. As of the filing of this report, it is unknown when a decision from the CPUC regarding either of the two groups of consolidated matters will be issued. Based on a review of these CPUC proceedings, Kinder Morgan Energy Partners estimates that shippers are seeking approximately $100 million in reparation and refund payments and approximately $35 million in annual rate reductions.

  Carbon Dioxide Litigation

  Gerald O. Bailey et al. v. Shell Oil Co. et al., Southern District of Texas Lawsuit

        Kinder Morgan CO2, Kinder Morgan Energy Partners, L.P. and Cortez Pipeline Company are among the defendants in a proceeding in the federal courts for the Southern District of Texas. Gerald O. Bailey et al. v. Shell Oil Company et al. (Civil Action Nos. 05-1029 and 05-1829 in the U.S. District Court for the Southern District of Texas—consolidated by Order dated July 18, 2005). The plaintiffs assert claims for the underpayment of royalties on carbon dioxide produced from the McElmo Dome unit, located in southwestern Colorado. The plaintiffs assert claims for fraud/fraudulent inducement, real estate fraud, negligent misrepresentation, breach of fiduciary and agency duties, breach of contract and covenants, violation of the Colorado Unfair Practices Act, civil theft under Colorado law, conspiracy, unjust enrichment, and open account. Plaintiffs Gerald O. Bailey, Harry Ptasynski, and W.L. Gray & Co. also assert claims as private relators under the False Claims Act, claims on behalf of the State of Colorado and Montezuma County, Colorado, and for violation of federal and Colorado antitrust laws. The plaintiffs seek actual damages, treble damages, punitive damages, a constructive trust and accounting, and declaratory relief. The defendants filed motions for summary judgment on all claims.

        On April 22, 2008, the federal district court granted defendants' motions for summary judgment and ruled that plaintiffs Bailey and Ptasynski take nothing on their claims, and that the claims of Gray be dismissed with prejudice. The court entered final judgment in favor of the defendants on April 30, 2008. Defendants filed a motion seeking sanctions against plaintiffs Bailey and Ptasynski and their attorney. The plaintiffs appealed the final judgment to the United States Fifth Circuit Court of

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Litigation, Environmental and Other Contingencies (Continued)

Appeals. The parties concluded their briefing to the Fifth Circuit Court of Appeals in February 2009, and the appeal remains pending.

  CO2 Claims Arbitration

        Kinder Morgan CO2 and Cortez Pipeline Company were among the named defendants in CO2 Committee, Inc. v. Shell Oil Co., et al., an arbitration initiated on November 28, 2005. The arbitration arose from a dispute over a class action settlement agreement which became final on July 7, 2003 and disposed of five lawsuits formerly pending in the U.S. District Court, District of Colorado. The plaintiffs in such lawsuits primarily included overriding royalty interest owners, royalty interest owners, and small share working interest owners who alleged underpayment of royalties and other payments on carbon dioxide produced from the McElmo Dome Unit.

        The settlement imposed certain future obligations on the defendants in the underlying litigation. The plaintiffs in the arbitration alleged that, in calculating royalty and other payments, defendants used a transportation expense in excess of what is allowed by the settlement agreement, thereby causing alleged underpayments of approximately $12 million. The plaintiffs also alleged that Cortez Pipeline Company should have used certain funds to further reduce its debt, which, in turn, would have allegedly increased the value of royalty and other payments by approximately $0.5 million. On August 7, 2006, the arbitration panel issued its opinion finding that defendants did not breach the settlement agreement. On June 21, 2007, the New Mexico federal district court entered final judgment confirming the August 7, 2006 arbitration decision.

        On October 2, 2007, the plaintiffs initiated a second arbitration (CO2 Committee, Inc. v. Shell CO2 Company, Ltd., aka Kinder Morgan CO2 Company, L.P., et al.) against Cortez Pipeline Company, Kinder Morgan CO2 and an ExxonMobil entity. The second arbitration asserts claims similar to those asserted in the first arbitration. On June 3, 2008, the plaintiffs filed a request with the American Arbitration Association seeking administration of the arbitration. In October 2008, the New Mexico federal district court entered an order declaring that the panel in the first arbitration should decide whether the claims in the second arbitration are barred by res judicata (an adjudicated issue that cannot be relitigated). The plaintiffs filed a motion for reconsideration of that order, which was denied by the New Mexico federal district court in January 2009. Plaintiffs appealed to the Tenth Circuit Court of Appeals. On December 21, 2009, the Tenth Circuit Court of Appeals reversed the District Court and ruled that a new arbitration panel should be convened to decide the claims and defenses asserted by the parties.

  MMS Notice of Noncompliance and Civil Penalty

        On December 20, 2006, Kinder Morgan CO2 received a "Notice of Noncompliance and Civil Penalty: Knowing or Willful Submission of False, Inaccurate, or Misleading Information—Kinder Morgan CO2 Company, L.P., Case No. CP07-001" from the U.S. Department of the Interior, Minerals Management Service, referred to in this note as the MMS. This Notice, and the MMS's position that Kinder Morgan CO2 has violated certain reporting obligations, relates to a disagreement between the MMS and Kinder Morgan CO2 concerning the approved transportation allowance to be used in valuing McElmo Dome carbon dioxide for purposes of calculating federal royalties.

        The Notice of Noncompliance and Civil Penalty assesses a civil penalty of approximately $2.2 million as of December 15, 2006 (based on a penalty of $500.00 per day for each of 17 alleged violations) for Kinder Morgan CO2's alleged submission of false, inaccurate, or misleading information

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Litigation, Environmental and Other Contingencies (Continued)

relating to the transportation allowance, and federal royalties for CO2 produced at McElmo Dome, during the period from June 2005 through October 2006. The MMS stated that civil penalties will continue to accrue at the same rate until the alleged violations are corrected.

        On January 3, 2007, Kinder Morgan CO2 appealed the Notice of Noncompliance and Civil Penalty to the Office of Hearings and Appeals of the Department of the Interior. In February 2007, Kinder Morgan CO2 filed a motion seeking to stay the accrual of civil penalties during the appeal, which was denied.

        In July 2008, the parties reached a settlement of the Notice of Noncompliance and Civil Penalty, subject to final approval by the MMS and the Department of the Interior. On January 28, 2010, a representative of the MMS notified Kinder Morgan CO2 that the Department of the Interior will not approve the settlement on its existing terms.

  MMS Orders to Report and Pay

        On March 20, 2007, Kinder Morgan CO2 received an "Order to Report and Pay" from the MMS. The MMS contends that Kinder Morgan CO2 has over-reported transportation allowances and underpaid royalties in the amount of approximately $4.6 million for the period from January 1, 2005 through December 31, 2006 as a result of its use of the Cortez Pipeline tariff as the transportation allowance in calculating federal royalties. The MMS claims that the Cortez Pipeline tariff is not the proper transportation allowance and that Kinder Morgan CO2 must use its "reasonable actual costs" calculated in accordance with certain federal product valuation regulations. The MMS set a due date of April 13, 2007 for Kinder Morgan CO2's payment of the $4.6 million in claimed additional royalties, with possible late payment charges and civil penalties for failure to pay the assessed amount.

        Kinder Morgan CO2 has not paid the $4.6 million, and on April 19, 2007, it submitted a notice of appeal and statement of reasons in response to the Order to Report and Pay, challenging the Order and appealing it to the Director of the MMS in accordance with 30 C.F.R. sec. 290.100, et seq.

        In addition to the March 2007 Order to Report and Pay, the MMS issued a second Order to Report and Pay in August 2007, in which the MMS claims that Kinder Morgan CO2 has over-reported transportation allowances and underpaid royalties (due to the use of the Cortez Pipeline tariff as the transportation allowance for purposes of federal royalties) in the amount of approximately $8.5 million for the period from April 2000 through December 2004. Kinder Morgan CO2 filed its notice of appeal and statement of reasons in response to the second Order in September 2007, challenging the Order and appealing it to the Director of the MMS.

        In July 2008, the parties reached a settlement of the March 2007 and August 2007 Orders to Report and Pay, subject to final approval by the MMS and the Department of the Interior. On January 28, 2010, a representative of the MMS notified Kinder Morgan CO2 that the Department of the Interior will not approve the settlement on its existing terms.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Litigation, Environmental and Other Contingencies (Continued)

  J. Casper Heimann, Pecos Slope Royalty Trust and Rio Petro LTD, individually and on behalf of all other private royalty and overriding royalty owners in the Bravo Dome Carbon Dioxide Unit, New Mexico similarly situated v. Kinder Morgan CO2 Company, L.P., No. 04-26-CL (8th Judicial District Court, Union County New Mexico)

        This case involved a purported class action against Kinder Morgan CO2 alleging that it failed to pay the full royalty and overriding royalty, collectively referred to as the royalty interests, on the true and proper settlement value of compressed carbon dioxide produced from the Bravo Dome unit, located in northeastern New Mexico, during the period beginning January 1, 2000

        The purported class is comprised of current and former owners, during the period January 2000 to the present, who have private property royalty interests burdening the oil and gas leases held by the defendant, excluding the Commissioner of Public Lands, the United States of America, and those private royalty interests that are not unitized as part of the Bravo Dome unit.

        On September 10, 2009, the parties signed a settlement agreement providing for (i) a payment of $3.2 million to the class; (ii) a new royalty methodology pursuant to which future royalties will be based on a price formula that is tied in part to published crude oil prices; and (iii) a dismissal with prejudice of all claims. On October 22, 2009, the trial court entered final judgment approving the settlement. The time period for appeal of the judgment has not expired and it is final for all purposes. Accordingly, the case is concluded.

  Colorado Severance Tax Assessment

        On September 16, 2009, the Colorado Department of Revenue issued three Notices of Deficiency to Kinder Morgan CO2. The Notices of Deficiency assessed additional state severance tax against Kinder Morgan CO2 with respect to carbon dioxide produced from the McElmo Dome unit for tax years 2005, 2006, and 2007. The total amount of tax assessed was $5.7 million, plus interest of $1.0 million, plus penalties of $1.7 million. Kinder Morgan CO2 protested the Notices of Deficiency and paid the tax and interest under protest. Kinder Morgan CO2 is now awaiting the Colorado Department of Revenue's response to the protest.

  Montezuma County, Colorado Property Tax Assessment

        In November of 2009, the County Treasurer of Montezuma County, Colorado, issued to Kinder Morgan CO2 , as operator of the McElmo Dome Unit, retroactive tax bills for tax year 2008, in the amount of $2 million. Of this amount, 37.2% is attributable to Kinder Morgan CO2's interest. The retroactive tax bills were based on the assertion that a portion of the actual value of the carbon dioxide produced from the McElmo Dome Unit was omitted from the 2008 tax roll due to an alleged over statement of transportation and other expenses used to calculate the net taxable value. Kinder Morgan CO2 paid the retroactive tax bills under protest and will file petitions for refunds of the taxes paid under protest and will vigorously contest Montezuma County's position.

  Other

        In addition to the matters listed above, audits and administrative inquiries concerning Kinder Morgan CO2's payments on carbon dioxide produced from the McElmo Dome and Bravo Dome units are currently ongoing. These audits and inquiries involve federal agencies, the states of Colorado and New Mexico, and county taxing authorities in the state of Colorado.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Litigation, Environmental and Other Contingencies (Continued)

  Commercial Litigation Matters

  Union Pacific Railroad Company Easements

        SFPP and UPRR are engaged in a proceeding to determine the extent, if any, to which the rent payable by SFPP for the use of pipeline easements on rights-of-way held by UPRR should be adjusted pursuant to existing contractual arrangements for the ten year period beginning January 1, 2004 (Union Pacific Railroad Company vs. Santa Fe Pacific Pipelines, Inc., SFPP, L.P., Kinder Morgan Operating L.P. "D", Kinder Morgan G.P., Inc., et al., Superior Court of the State of California for the County of Los Angeles, filed July 28, 2004). In February 2007, a trial began to determine the amount payable for easements on UPRR rights-of-way. The trial is ongoing and is expected to conclude by the end of the second quarter of 2010, with a decision from the judge expected by the end of 2010.

        SFPP and UPRR are also engaged in multiple disputes over the circumstances under which SFPP must pay for a relocation of its pipeline within the UPRR right-of-way and the safety standards that govern relocations. In July 2006, a trial before a judge regarding the circumstances under which SFPP must pay for relocations concluded, and the judge determined that SFPP must pay for any relocations resulting from any legitimate business purpose of the UPRR. SFPP appealed this decision, and in December 2008, the appellate court affirmed the decision. In addition, UPRR contends that SFPP must comply with the more expensive American Railway Engineering and Maintenance-of-Way standards in determining when relocations are necessary and in completing relocations. Each party is seeking declaratory relief with respect to its positions regarding the application of these standards with respect to relocations.

        Since SFPP does not know UPRR's plans for projects or other activities that would cause pipeline relocations, it is difficult to quantify the effects of the outcome of these cases on SFPP. Even if SFPP is successful in advancing its positions, significant relocations for which SFPP must nonetheless bear the expense (i.e., for railroad purposes, with the standards in the federal Pipeline Safety Act applying) would have an adverse effect on our financial position and results of operations. These effects would be even greater in the event SFPP is unsuccessful in one or more of these litigations.

  United States of America, ex rel., Jack J. Grynberg v. K N Energy (Civil Action No. 97-D-1233, filed in the U.S. District Court, District of Colorado).

        This multi-district litigation proceeding involves four lawsuits filed in 1997 against numerous Kinder Morgan Energy Partners companies. These suits were filed pursuant to the federal False Claims Act and allege underpayment of royalties due to mismeasurement of natural gas produced from federal and Indian lands. The complaints are part of a larger series of similar complaints filed by Mr. Grynberg against 77 natural gas pipelines (approximately 330 other defendants) in various courts throughout the country which were consolidated and transferred to the United States District Court for the District of Wyoming.

        In May 2005, a Special Master appointed in this litigation found that because there was a prior public disclosure of the allegations and that Grynberg was not an original source, the Court lacked subject matter jurisdiction. As a result, the Special Master recommended that the Court dismiss all of the Kinder Morgan Energy Partners defendants. In October 2006, the United States District Court for the District of Wyoming upheld the dismissal of each case against the Kinder Morgan Energy Partners defendants on jurisdictional grounds. Grynberg appealed this Order to the Tenth Circuit Court of

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Appeals. Briefing was completed and oral argument was held on September 25, 2008. A decision by the Tenth Circuit Court of Appeals affirming the dismissal of the Kinder Morgan Energy Partners Defendants was issued on March 17, 2009. Grynberg's petition for rehearing was denied on May 4, 2009 and the Tenth Circuit issued its Mandate on May 18, 2009. On October 5, 2009 the United States Supreme Court denied Grynberg's Petition for Writ of Certiorari, ending his appeal. A decision is still pending on Defendants' Motions for Sanctions and Requests for Attorney Fees.

  Severstal Sparrows Point Crane Collapse

        On June 4, 2008, a bridge crane owned by Severstal Sparrows Point, LLC and located in Sparrows Point, Maryland collapsed while being operated by KMBT, a subsidiary of Kinder Morgan Energy Partners. According to Kinder Morgan Energy Partners' investigation, the collapse was caused by unexpected, sudden and extreme winds. On June 24, 2009, Severstal filed suit against KMBT in the United States District Court for the District of Maryland, cause no. WMN 09CV1668. Severstal alleges that KMBT was contractually obligated to replace the collapsed crane and that its employees were negligent in failing to properly secure the crane prior to the collapse. Severstal seeks unspecified damages for value of the crane and lost profits. KMBT denies each of Severstal's allegations.

  JR Nicholls Tug Incident

        On February 10, 2010, the JR Nicholls, a tugboat operated by one of Kinder Morgan Energy Partners' subsidiaries overturned and sank in the Houston Ship Channel. Five employees were on board and four were rescued, treated and released from a local hospital. The fifth employee died in the incident. The U.S. Coast Guard shut down a section of the ship channel for approximately 60 hours. Approximately 2,200 gallons of diesel fuel was released from the tugboat. Emergency response crews deployed booms and contained the product, which is substantially cleaned up. Salvage operations were commenced and the tugboat has been recovered. A full investigation of the incident is underway.

  Leukemia Cluster Litigation

  Richard Jernee, et al v. Kinder Morgan Energy Partners, et al, No. CV03-03482 (Second Judicial District Court, State of Nevada, County of Washoe) ("Jernee").

  Floyd Sands, et al v. Kinder Morgan Energy Partners, et al, No. CV03-05326 (Second Judicial District Court, State of Nevada, County of Washoe) ("Sands").

        On May 30, 2003, plaintiffs, individually and on behalf of Adam Jernee, filed a civil action in the Nevada State trial court against Kinder Morgan Energy Partners and several Kinder Morgan Energy Partners related entities and individuals and additional unrelated defendants. Plaintiffs in the Jernee matter claim that defendants negligently and intentionally failed to inspect, repair and replace unidentified segments of their pipeline and facilities, allowing harmful substances and emissions and gases to damage the environment and health of human beings. Plaintiffs claim that Adam Jernee's death was caused by leukemia that, in turn, is believed to be due to exposure to industrial chemicals and toxins. Plaintiffs purport to assert claims for wrongful death, premises liability, negligence, negligence per se, intentional infliction of emotional distress, negligent infliction of emotional distress, assault and battery, nuisance, fraud, strict liability (ultra hazardous acts), and aiding and abetting, and seek unspecified special, general and punitive damages.

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        On August 28, 2003, a separate group of plaintiffs, represented by the counsel for the plaintiffs in the Jernee matter, individually and on behalf of Stephanie Suzanne Sands, filed a civil action in the Nevada State trial court against the same defendants and alleged the same claims as in the Jernee case with respect to Stephanie Suzanne Sands. The Jernee case has been consolidated for pretrial purposes with the Sands case.

        In July, 2009, plaintiffs in both the Sands and Jernee cases agreed to dismiss all claims against the Kinder Morgan Energy Partners related defendants with prejudice in exchange for the Kinder Morgan Energy Partners defendants' agreement that they would not seek to recover their defense costs against the plaintiffs. The Kinder Morgan Energy Partners defendants filed a Motion for Approval of Good Faith Settlement which was granted by the court on August 27, 2009, effectively concluding these cases with respect to all Kinder Morgan Energy Partners related entities and individuals.

  Employee Matters

  James Lugliani vs. Kinder Morgan G.P., Inc. et al. in the Superior Court of California, Orange County

        James Lugliani, a former Kinder Morgan G.P., Inc. employee, filed suit in January 2010 against various Kinder Morgan G.P., Inc. affiliates. On behalf of himself and other, similarly situated current and former employees, Mr. Lugliani claims that the Kinder Morgan G.P., Inc. defendants have violated the wage and hour provisions of the California Labor Code and Business & Professions Code by failing to provide meal and rest periods; failing to pay meal and rest period premiums; failing to pay all overtime wages due; failing to timely pay wages; failing to pay wages for vacation, holidays and other paid time off; and failing to keep proper payroll records. The defendants filed their answer in February 2010 and intend to vigorously defend the case.

  Pipeline Integrity and Releases

        From time to time, despite our best efforts, our pipelines experience leaks and ruptures. These leaks and ruptures may cause explosions, fire, and damage to the environment, damage to property and/or personal injury or death. In connection with these incidents, we may be sued for damages caused by an alleged failure to properly mark the locations of our pipelines and/or to properly maintain our pipelines. Depending upon the facts and circumstances of a particular incident, state and federal regulatory authorities may seek civil and/or criminal fines and penalties.

  Midcontinent Express Pipeline LLC Construction Incident

        On July 15, 2009, a Midcontinent Express Pipeline LLC contractor and subcontractor were conducting a nitrogen pressure test onfacilities at a Midcontinent Express Pipeline delivery meter station that was under constructionin Smith County, Mississippi. An unexpected release occurred during testing, resulting in one fatality and injuries to four other employees of the contractor or subcontractor. The United States Occupational Safety and Health Administration ("OSHA") completed their investigation. Neither Midcontinent Express Pipeline LLC nor Kinder Morgan Energy Partners were cited for any violations by OSHA.

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  Pasadena Terminal Fire

        On September 23, 2008, a fire occurred in the pit 3 manifold area of Kinder Morgan Energy Partners' Pasadena, Texas liquids terminal facility. One of our employees was injured and subsequently died. In addition, the pit 3 manifold was severely damaged. On July 13, 2009, a civil lawsuit was filed by and on behalf of the family of the deceased employee entitled Brandy Williams et. al. v. KMGP Services Company, Inc. in the 133rd District Court of Harris County, Texas, case no. 2009-44321. On December 28, 2009, the case was settled via an Agreed Judgment entered by the court and the matter is now concluded.

  State of Texas v. Kinder Morgan Liquids Terminals ("KMLT"), Case # D1GV10000017, 53rd Judicial District Court, Travis County, Travis, Texas.

        This case was filed on January 8, 2010 and brought on behalf of the People of Texas and the Texas Commission of Environmental Quality (TCEQ) for alleged violations of the Texas Clean Air Act. Specifically, TCEQ alleges that KMLT had an unauthorized emission event relating to the pit 3 fire at the Pasadena Terminal. KMLT is currently in discussions with TCEQ legal representatives and the Texas Attorney General's office regarding resolution of this matter. KMLT does not expect any fines and penalties related to this matter to be material.

  Rockies Express Pipeline LLC Wyoming Construction Incident

        On November 11, 2006, a bulldozer operated by an employee of Associated Pipeline Contractors, Inc., a third-party contractor to Rockies Express, struck an existing subsurface natural gas pipeline owned by Wyoming Interstate Company, a subsidiary of El Paso Pipeline Group. The pipeline was ruptured, resulting in an explosion and fire. The incident occurred in a rural area approximately nine miles southwest of Cheyenne, Wyoming. The incident resulted in one fatality (the operator of the bulldozer) and there were no other reported injuries. The cause of the incident was investigated by the PHMSA. In March 2008, the PHMSA issued a Notice of Probable Violation, Proposed Civil Penalty and Proposed Compliance Order, or NOPV, to El Paso Corporation in which it concluded that El Paso failed to comply with federal law and its internal policies and procedures regarding protection of its pipeline, resulting in this incident. PHMSA issued a Final Order to El Paso on November 23, 2009.

        PHMSA has not issued any NOPV's to Rockies Express and it is not expected that it will do so. Immediately following the incident, Rockies Express and El Paso Pipeline Group reached an agreement on a set of additional enhanced safety protocols designed to prevent the reoccurrence of such an incident.

        In September 2007, the family of the deceased bulldozer operator filed a wrongful death action against Kinder Morgan Energy Partners, Rockies Express and several other parties in the District Court of Harris County, Texas, 189th Judicial District, at case number 2007-57916. The plaintiffs seek unspecified compensatory and exemplary damages plus interest, attorney's fees and costs of suit. Kinder Morgan Energy Partners has asserted contractual claims for complete indemnification for any and all costs arising from this incident, including any costs related to this lawsuit, against third parties and their insurers. On March 25, 2008, Kinder Morgan Energy Partners entered into a settlement agreement with one of the plaintiffs, the decedent's daughter, resolving any and all of her claims against it, Rockies Express and its contractors. In January 2010, Kinder Morgan Energy Partners entered into a settlement agreement with each of the remaining plaintiffs, effectively concluding this matter. Kinder Morgan

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Energy Partners was indemnified for the full amount of both settlements by one of Rockies Express' contractors

  Charlotte, North Carolina

        On January 17, 2010, Kinder Morgan Energy Partners' subsidiary, Southeast Terminals LLC's Charlotte #2 Terminal experienced an issue with a pollution control device known as the Vapor Recovery Unit, which led to a fire and release of gasoline from the facility to adjacent property and a small creek. There were no injuries. Kinder Morgan Energy Partners is cooperating fully with state and federal agencies on the response and remediation.

  Barstow, California

        The United States Department of Navy has alleged that historic releases of methyl tertiary-butyl ether ("MTBE"), from Calnev Pipe Line Company's Barstow terminal (i) have migrated underneath the Navy's Marine Corps Logistics Base in Barstow, (ii) have impacted the Navy's existing groundwater treatment system for unrelated groundwater contamination not alleged to have been caused by Calnev and (iii) could affect the Barstow, California Marine Corps Logistic Base's water supply system. Although Calnev believes that it has certain meritorious defenses to the Navy's claims, it is working with the Navy to agree upon an Administrative Settlement Agreement and Order on Consent for federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") Removal Action to reimburse the Navy for $0.5 million in past response actions.

  Westridge Terminal, Burnaby, British Columbia

        On July 24, 2007, a third-party contractor installing a sewer line for the City of Burnaby struck a crude oil pipeline segment included within Kinder Morgan Energy Partners' Trans Mountain pipeline system near its Westridge terminal in Burnaby, British Columbia, resulting in a release of approximately 1,400 barrels of crude oil. The release impacted the surrounding neighborhood, several homes and nearby Burrard Inlet. No injuries were reported. To address the release, Kinder Morgan Energy Partners initiated a comprehensive emergency response in collaboration with, among others, the City of Burnaby, the British Columbia Ministry of Environment, the National Energy Board (Canada), and the Federal Transportation Safety Board. Cleanup and environmental remediation is complete and Kinder Morgan Energy Partners has received a British Columbia Ministry of Environment Certificate of Compliance confirming complete remediation.

        The National Transportation Safety Board released its investigation report ("Report") on the incident on March 18, 2009. The Report confirmed that an absence of pipeline location marking in advance of excavation and inadequate communication between the contractor and Kinder Morgan Energy Partners' subsidiary Kinder Morgan Canada Inc., the operator of the line, were the primary causes of the accident. No directives, penalties or actions of Kinder Morgan Canada Inc. were required as a result of the Report.

        On July, 22, 2009, the British Columbia Ministry of Environment issued regulatory charges against the third-party contractor, the engineering consultant to the sewer line project, Kinder Morgan Canada Inc., and Trans Mountain L.P. (the last two of which are subsidiaries of Kinder Morgan Energy Partners). The charges claim that the parties charged caused the release of crude oil, and in doing so were in violation of various sections of the Environmental, Fisheries and Migratory Bird Acts. Kinder

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Morgan Energy Partners is of the view that the charges have been improperly laid against it, and it intends to vigorously defend against them.

  Litigation Relating to the "Going Private" Transaction

        Beginning on May 29, 2006, the day after the proposal for the Going Private transaction was announced, and in the days following, eight putative Class Action lawsuits were filed in Harris County (Houston), Texas and seven putative Class Action lawsuits were filed in Shawnee County (Topeka), Kansas against, among others, Kinder Morgan, Inc., its Board of Directors, the Special Committee of the Board of Directors, and several corporate officers.

        By order of the Harris County District Court dated June 26, 2006, each of the eight Harris County cases were consolidated into the Crescente v. Kinder Morgan, Inc. et al case, Cause No. 2006-33011, in the 164th Judicial District Court, Harris County, Texas, which challenges the proposed transaction as inadequate and unfair to Kinder Morgan, Inc.'s public stockholders. On September 8, 2006, interim class counsel filed their Consolidated Petition for Breach of Fiduciary Duty and Aiding and Abetting in which they alleged that Kinder Morgan, Inc.'s Board of Directors and certain members of senior management breached their fiduciary duties and the Sponsor Investors aided and abetted the alleged breaches of fiduciary duty in entering into the merger agreement. They sought, among other things, to enjoin the merger, rescission of the merger agreement, disgorgement of any improper profits received by the defendants, and attorneys' fees. Defendants filed Answers to the Consolidated Petition on October 9, 2006, denying the plaintiffs' substantive allegations and denying that the plaintiffs are entitled to relief.

        By order of the District Court of Shawnee County, Kansas dated June 26, 2006, each of the seven Kansas cases were consolidated into the Consol. Case No. 06 C 801; In Re Kinder Morgan, Inc. Shareholder Litigation; in the District Court of Shawnee County, Kansas, Division 12. On August 28, 2006, the plaintiffs filed their Consolidated and Amended Class Action Petition in which they alleged that Kinder Morgan's Board of Directors and certain members of senior management breached their fiduciary duties and the Sponsor Investors aided and abetted the alleged breaches of fiduciary duty in entering into the merger agreement. They sought, among other things, to enjoin the stockholder vote on the merger agreement and any action taken to effect the acquisition of Kinder Morgan and its assets by the buyout group, damages, disgorgement of any improper profits received by the defendants, and attorney's fees.

        In late 2006, the Kansas and Texas Courts appointed the Honorable Joseph T. Walsh to serve as Special Master in both consolidated cases "to control all of the pretrial proceedings in both the Kansas and Texas Class Actions arising out of the proposed private offer to purchase the stock of the public shareholders of Kinder Morgan, Inc." On November 21, 2006, the plaintiffs in In Re Kinder Morgan, Inc. Shareholder Litigation filed a Third Amended Class Action Petition with Special Master Walsh. This Petition was later filed under seal with the Kansas District Court on December 27, 2006.

        Following extensive expedited discovery, the Plaintiffs in both consolidated actions filed an application for a preliminary injunction to prevent the holding of a special meeting of shareholders for the purposes of voting on the proposed merger, which was scheduled for December 19, 2006.

        On December 18, 2006, Special Master Walsh issued a Report and Recommendation concluding, among other things, that "plaintiffs have failed to demonstrate the probability of ultimate success on

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the merits of their claims in this joint litigation." Accordingly, the Special Master concluded that the plaintiffs were "not entitled to injunctive relief to prevent the holding of the special meeting of Kinder Morgan, Inc. shareholders scheduled for December 19, 2006."

        Plaintiffs moved for class certification in January 2008.

        In August, September and October 2008, the Plaintiffs in both consolidated cases voluntarily dismissed without prejudice the claims against those Kinder Morgan, Inc. directors who did not participate in the buyout (including the dismissal of the members of the special committee of the board of directors), Kinder Morgan, Inc. and Knight Acquisition, Inc. In addition, on November 19, 2008, by agreement of the parties, the Texas trial court issued an order staying all proceedings in the Texas actions until such time as a final judgment shall be issued in the Kansas actions. The effect of this stay is that the consolidated matters will proceed only in the Kansas trial court.

        In February 2009, the parties submitted an agreed upon order which has been entered by the Kansas trial court certifying a class consisting of "All holders of Kinder Morgan, Inc. common stock, during the period of August 28, 2006, through May 30, 2007, and their transferees, successors and assigns. Excluded from the class are defendants, members of their immediate families or trusts for the benefit of defendants or their immediate family members, and any majority-owned affiliates of any defendant." The parties agreed that the certification and definition of the above class was subject to revision and without prejudice to defendants' right to seek decertification of the class or modification of the class definition.

        The parties are currently engaged in consolidated discovery in these matters.

        On August 24, 2006, a civil action entitled City of Inkster Policeman and Fireman Retirement System, Derivatively on Behalf of Kinder Morgan, Inc., Plaintiffs v. Richard D. Kinder, Michael C. Morgan, William V. Morgan, Fayez Sarofim, Edward H. Austin, Jr., William J. Hybl, Ted A. Gardner, Charles W. Battey, H.A. True, III, James M. Stanford, Stewart A. Bliss, Edward Randall, III, Douglas W.G. Whitehead, Goldman Sachs Capital Partners, American International Group, Inc., The Carlyle Group, Riverstone Holdings LLC, C. Park Shaper, Steven J. Kean, Scott E. Parker and R. Tim Bradley, Defendants and Kinder Morgan, Inc., Nominal Defendant; Case 2006-52653, was filed in the 270th Judicial District Court, Harris County, Texas. This putative derivative lawsuit was brought against certain of Kinder Morgan, Inc.'s senior officers and directors, alleging that the proposal constituted a breach of fiduciary duties owed to Kinder Morgan, Inc. The plaintiff also contends that the Sponsor Investors aided and abetted the alleged breaches of fiduciary duty. The plaintiff seeks, among other things, to enjoin the defendants from consummating the proposal, a declaration that the proposal is unlawful and unenforceable, the imposition of a constructive trust upon any benefits improperly received by the defendants, and attorney's fees. In November 2007, defendants filed a Joint Motion to Dismiss for Lack of Jurisdiction, or in the Alternative, Motion for Final Summary Judgment. Plaintiffs opposed the motion. In February 2008, the court entered a Final Order granting defendants' motion in full, ordering that plaintiff, the City of Inkster Policeman and Fireman Retirement System, take nothing on any and all of its claims against any and all defendants. In April 2008, Plaintiffs filed an appeal of the judgment in favor of all defendants in the Texas Court of Appeal, First District. In June 2009, the Texas Court of Appeal affirmed the decision of the trial court dismissing the case in full.

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16. Litigation, Environmental and Other Contingencies (Continued)

  Natural Gas Pipeline Company of America's ("NGPL") Fire

        On October 28, 2009, an explosion and resulting fire occurred in a 10,000 barrel water tank at NGPL's compressor station located near St. Elmo, Illinois. Three Kinder Morgan, Inc. employees were injured as a result of the explosion and fire. This incident is being investigated by OSHA, PHMSA and the Chemical Safety Board. To date, no citations have been issued by any of the investigating agencies and no lawsuits have been filed.

  General

        Although no assurance can be given, we believe that we have meritorious defenses to the actions set forth in this note and, to the extent an assessment of the matter is possible, if it is probable that a liability has been incurred and the amount of loss can be reasonably estimated, we believe that we have established an adequate reserve to cover potential liability.

        Additionally, although it is not possible to predict the ultimate outcomes, we also believe, based on our experiences to date, that the ultimate resolution of these matters will not have a material adverse impact on our business, financial position, results of operations or cash flows. As of December 31, 2009 and 2008, we have recorded a total reserve for legal fees, transportation rate cases and other litigation liabilities in the amount of $220.9 million and $234.8 million, respectively. The reserve is primarily related to various claims from lawsuits arising from Kinder Morgan Energy Partners' West Coast products pipeline transportation rates, and the contingent amount is based on both the circumstances of probability and reasonability of dollar estimates. We regularly assess the likelihood of adverse outcomes resulting from these claims in order to determine the adequacy of our liability provision.

  Environmental Matters

  The City of Los Angeles v. Kinder Morgan Liquids Terminals, LLC, Shell Oil Company, Equilon Enterprises LLC; California Superior Court, County of Los Angeles, Case No. NC041463.

        Kinder Morgan Liquids Terminals LLC, a subsidiary of Kinder Morgan Energy Partners, is a defendant in a lawsuit filed in 2005 alleging claims for environmental cleanup costs at the former Los Angeles Marine Terminal in the Port of Los Angeles. The lawsuit was stayed for the first half of 2009 in order to allow the parties to work with the regulatory agency concerning the scope of the required cleanup. The regulatory agency has not yet made any final decisions concerning cleanup of the former terminal, although the agency is expected to issue final cleanup orders in 2010.

        The lawsuit stay has now been lifted, and two new defendants have been added to the lawsuit by the plaintiff in a Third Amended Complaint. Plaintiff's Third Amended Complaint alleges that future environmental cleanup costs at the former terminal will exceed $10 million, and that the plaintiff's past damages exceed $2 million. No trial date has yet been set.

  Exxon Mobil Corporation v. GATX Corporation, Kinder Morgan Liquids Terminals, LLC and Support Terminals Services, Inc.

        On April 23, 2003, Exxon Mobil Corporation ("ExxonMobil") filed a complaint in the Superior Court of New Jersey, Gloucester County. The lawsuit relates to environmental remediation obligations at a Paulsboro, New Jersey liquids terminal owned by ExxonMobil from the mid-1950s through November 1989, by GATX Terminals Corporation ("GATX") from 1989 through September 2000, later

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16. Litigation, Environmental and Other Contingencies (Continued)

owned by Support Terminals Services, Inc ("Support Terminals"). The terminal is now owned by Pacific Atlantic Terminals, LLC, and it too is a party to the lawsuit.

        The complaint seeks any and all damages related to remediating all environmental contamination at the terminal, and, according to the New Jersey Spill Compensation and Control Act, treble damages may be available for actual dollars incorrectly spent by the successful party in the lawsuit. The parties are currently involved in mandatory mediation and met in June and October 2008. No progress was made at any of the mediations. The mediation judge has referred the case back to the litigation court room.

        On June 25, 2007, the New Jersey Department of Environmental Protection, the Commissioner of the New Jersey Department of Environmental Protection and the Administrator of the New Jersey Spill Compensation Fund, referred to collectively as the plaintiffs, filed a complaint against ExxonMobil and Kinder Morgan Energy Partners' subsidiary Kinder Morgan Liquids Terminals LLC, formerly known as GATX. The complaint was filed in Gloucester County, New Jersey. Both ExxonMobil and Kinder Morgan Liquids Terminals LLC filed third party complaints against Support Terminals seeking to bring Support Terminals into the case. Support Terminals filed motions to dismiss the third party complaints, which were denied. Support Terminals is now joined in the case and it filed an Answer denying all claims. The court has consolidated the two cases.

        The plaintiffs seek the costs and damages that the plaintiffs allegedly have incurred or will incur as a result of the discharge of pollutants and hazardous substances at the Paulsboro, New Jersey facility. The costs and damages that the plaintiffs seek include cleanup costs and damages to natural resources. In addition, the plaintiffs seek an order compelling the defendants to perform or fund the assessment and restoration of those natural resource damages that are the result of the defendants' actions. Plaintiffs have filed a report asserting that the cost of natural resource restoration is $81 million. Defendants vigorously dispute that estimate. In addition, Kinder Morgan Energy Partners believes that any damages, including restoration damages, would be the responsibility of the other co-defendants under applicable law and indemnity agreements between the parties.

  Mission Valley Terminal Lawsuit

        In August 2007, the City of San Diego, on its own behalf and purporting to act on behalf of the People of the State of California, filed a lawsuit against Kinder Morgan Energy Partners and several affiliates seeking injunctive relief and unspecified damages allegedly resulting from hydrocarbon and MTBE impacted soils and groundwater beneath the city's stadium property in San Diego arising from historic operations at the Mission Valley terminal facility. The case was filed in the Superior Court of California, San Diego County, case number 37-2007-00073033-CU-OR-CTL. On September 26, 2007, Kinder Morgan Energy Partners removed the case to the United States District Court, Southern District of California, case number 07CV1883WCAB. On October 3, 2007, Kinder Morgan Energy Partners filed a Motion to Dismiss all counts of the Complaint. The court denied in part and granted in part the Motion to Dismiss and gave the City leave to amend their complaint. The City submitted its Amended Complaint and Kinder Morgan Energy Partners filed an Answer. The parties have commenced with discovery. This site has been, and currently is, under the regulatory oversight and order of the California Regional Water Quality Control Board.

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16. Litigation, Environmental and Other Contingencies (Continued)

  Kinder Morgan Port Manatee Terminal LLC, Palmetto, Florida

        On June 18, 2009, Kinder Morgan Port Manatee Terminal LLC ("KM PMT") a Kinder Morgan Energy Partners' subsidiary, received a Revised Warning Letter from the Florida Department of Environmental Protection, referred to in this note as the Florida DEP, advising it of possible regulatory and air permit violations regarding operations at the Kinder Morgan Port Manatee Florida Terminal LLC. Kinder Morgan Energy Partners previously conducted a voluntary internal audit at this facility in March 2008 and identified various environmental compliance and permitting issues primarily related to air quality compliance. Kinder Morgan Energy Partners reported its findings from this audit in a self-disclosure letter to the Florida DEP in March, 2008. Following the submittal of its self-disclosure letter, the agency conducted numerous inspections of the air pollution control devices at the terminal and issued this Revised Warning Letter. In addition, KM PMT received a subpoena from the U.S. Department of Justice for production of documents related to the service and operation of the air pollution control devices at the terminal.

        In February 2010, KM PMT entered into a plea agreement with the U.S. Attorney's office for the Middle District of Florida to resolve the air permit violations at the Port Manatee terminal that occurred between 2001 and 2008. During this period of time, former local terminal management failed to disclose and address the operational condition of control equipment at the facility, as required by the Clean Air Act. To resolve the matter, KM PMT has entered into a plea agreement concerning criminal violations of the Clean Air Act and has agreed to pay a fine of $750,000 and a community service payment of $250,000 to the National Fish & Wildlife Foundation. In addition, in order to resolve the matter with the Florida DEP, KM PMT has entered into a civil Consent Order with the Florida DEP under which it has agreed to implement an Environmental Compliance Plan and to pay $336,000 in civil penalties and costs. Kinder Morgan Energy Partners has fully cooperated with the government's investigation, and has taken appropriate measures at the terminal, including replacing and repairing control equipment, adding new equipment, terminating certain employees, and retraining current employees on proper environmental procedures.

  EPA Section 114 Information Request

        On January 8, 2010, we received a Clean Air Act Section 114 information request from the U.S. Environmental Protection Agency ("EPA") Region V. This information request requires that we provide the EPA with air permit and various other information related to natural gas pipeline compressor station operations in Illinois, Indiana and Ohio. We believe our natural gas compressor station operations are in substantial compliance with applicable air quality laws and regulations and are preparing a response to this EPA information request.

  Other Environmental

        We are subject to environmental cleanup and enforcement actions from time to time. In particular, the CERCLA generally imposes joint and several liability for cleanup and enforcement costs on current and predecessor owners and operators of a site, among others, without regard to fault or the legality of the original conduct. Our operations are also subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe our operations are in substantial compliance with applicable environmental law and regulations, risks of additional costs and liabilities are inherent in pipeline, terminal and carbon dioxide field and oil field operations, and there can be no

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assurance that we will not incur significant costs and liabilities. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies under the terms of authority of those laws, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us.

        We are currently involved in several governmental proceedings involving alleged air, water and waste violations issued by various governmental authorities related to compliance with environmental regulations. As we receive notices of non-compliance, we negotiate and settle these matters. We do not believe that these alleged violations will have a material adverse effect on our business.

        We are also currently involved in several governmental proceedings involving groundwater and soil remediation efforts under administrative orders or related state remediation programs issued by various regulatory authorities related to compliance with environmental regulations associated with our assets. We have established a reserve to address the costs associated with the cleanup.

        In addition, we are involved with and have been identified as a potentially responsible party in several federal and state superfund sites. Environmental reserves have been established for those sites where our contribution is probable and reasonably estimable. In addition, we are from time to time involved in civil proceedings relating to damages alleged to have occurred as a result of accidental leaks or spills of refined petroleum products, natural gas liquids, natural gas and carbon dioxide. See "—Pipeline Integrity and Releases" above for additional information with respect to ruptures and leaks from our pipelines.

  General

        Although it is not possible to predict the ultimate outcomes, we believe that the resolution of the environmental matters set forth in this note will not have a material adverse effect on our business, financial position, results of operations or cash flows. However, we are not able to reasonably estimate when the eventual settlements of these claims will occur and changing circumstances could cause these matters to have a material adverse impact. As of December 31, 2009, we have accrued an environmental reserve of $86.3 million, and we believe the establishment of this environmental reserve is adequate such that the resolution of pending environmental matters will not have a material adverse impact on our business, cash flows, financial position or results of operations. In addition, as of December 31, 2009, we have recorded a receivable of $4.3 million for expected cost recoveries that have been deemed probable. As of December 31, 2008, our environmental reserve totaled $85.0 million and our estimated receivable for environmental cost recoveries totaled $20.9 million, respectively. Additionally, many factors may change in the future affecting our reserve estimates, such as (i) regulatory changes, (ii) groundwater and land use near our sites and (iii) changes in cleanup technology.

  Other

        We are a defendant in various lawsuits arising from the day-to-day operations of our businesses. Although no assurance can be given, we believe, based on our experiences to date, that the ultimate resolution of such items will not have a material adverse impact on our business, financial position, results of operations or cash flows.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Regulatory Matters

        The tariffs we charge for transportation on our interstate common carrier pipelines are subject to rate regulation by the FERC, under the Interstate Commerce Act. The Interstate Commerce Act requires, among other things, that interstate petroleum products pipeline rates be just and reasonable and nondiscriminatory. Pursuant to FERC Order No. 561, effective January 1, 1995, interstate petroleum products pipelines are able to change their rates within prescribed ceiling levels that are tied to an inflation index. FERC Order No. 561-A, affirming and clarifying Order No. 561, expanded the circumstances under which interstate petroleum products pipelines may employ cost-of-service ratemaking in lieu of the indexing methodology, effective January 1, 1995. For the years ended December 31, 2009 and 2008 the application of the indexing methodology did not significantly affect tariff rates on our interstate petroleum products pipelines.

        Below is a brief description of our ongoing regulatory matters, including any material developments that occurred during 2009. This note also contains a description of any material regulatory matters initiated during 2009 in which we are involved.

  NGPL Section 5 Proceeding

        On November 19, 2009, NGPL was notified by the FERC of a proceeding against it pursuant to section 5 of the Natural Gas Act (the "Order"). The proceeding will set the matter for hearing and determine whether NGPL's current rates, which were approved by the FERC in NGPL's last rate case settlement, remain just and reasonable. The FERC made no findings in its Order as to what would constitute just and reasonable rates or a reasonable return for NGPL. A proceeding under section 5 of the Natural Gas Act is prospective in nature. A change in rates charged customers by NGPL would likely only occur after the FERC has issued a final order. According to the procedural schedule adopted in the case, an initial Administrative Law Judge decision is due by November 15, 2010. The final FERC decision will be based on the record developed before the Administrative Law Judge.

  Natural Gas Pipeline Expansion Filings

  Rockies Express Pipeline—East Project

        On November 12, 2009, Kinder Morgan Energy Partners completed and placed into service the remainder of the Rockies Express—East natural gas pipeline segment, consisting of approximately 195-miles of 42-inch diameter pipe extending to a terminus near the town of Clarington in Monroe County, Ohio. Rockies Express—East is the third and final phase of the Rockies Express Pipeline. On June 29, 2009, Rockies Express Pipeline commenced interim transportation service for up to 1.6 billion cubic feet per day of natural gas on the first 444 miles of the Rockies Express—East pipeline segment, which extends from Audrain County, Missouri to the Lebanon Hub in Warren County, Ohio.

        Now fully operational, the 1,679-mile Rockies Express Pipeline has the capacity to transport up to 1.8 billion cubic feet of natural gas per day and can make deliveries to pipeline interconnects owned by Northern Natural Gas Company, NGPL, ANR, Panhandle Eastern Pipeline Company and a Kinder Morgan Energy Partners subsidiary, Kinder Morgan Interstate Gas Transmission LLC (referred to as KMIGT and discussed further below), Missouri Gas Pipeline, Midwestern Gas Transmission, Trunkline, Columbia Gas, Dominion Transmission, Tennessee Gas, Texas Eastern, and Texas Gas Transmission. It also connects with the following local distribution companies: Ameren, Vectren, and Dominion East Ohio.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Regulatory Matters (Continued)

        Kinder Morgan Energy Partners owns 50% of Rockies Express Pipeline LLC, the sole owner of the Rockies Express Pipeline, and virtually all of the pipeline system's natural gas transportation capacity has been contracted under long-term firm commitments from creditworthy shippers. Market conditions for consumables, labor and construction equipment, along with certain provisions in the final regulatory orders resulted in increased costs and impacted certain projected completion dates for the Rockies Express Pipeline, and including expansions, the current estimate of total Rockies Express Pipeline project construction costs is approximately $6.8 billion.

  Rockies Express Pipeline LLC Meeker to Cheyenne Expansion Project

        Pursuant to certain rights exercised by EnCana Gas Marketing USA as a result of its foundation shipper status on the former Entrega Gas Pipeline LLC facilities (now part of the Rockies Express Pipeline), Rockies Express Pipeline LLC requested authorization to construct and operate certain facilities that will comprise its Meeker, Colorado to Cheyenne Hub Rockies Express Pipeline expansion project. The proposed expansion will add natural gas compression at its Big Hole compressor station located in Moffat County, Colorado, and its Arlington compressor station located in Carbon County, Wyoming. Upon completion, the additional compression will permit the transportation of an additional 200 million cubic feet per day of natural gas from (i) the Meeker Hub located in Rio Blanco County, Colorado northward to the Wamsutter Hub located in Sweetwater County, Wyoming and (ii) the Wamsutter Hub eastward to the Cheyenne Hub located in Weld County, Colorado.

        By FERC order issued July 16, 2009, Rockies Express Pipeline LLC was granted authorization to construct and operate this project, and it commenced construction on August 4, 2009. The expansion is fully contracted. The additional compression at Big Hole compressor station was made available as of December 9, 2009 and the additional compression at the Arlington compressor station is expected to be operational in July 2010. The total FERC authorized cost for the proposed project is approximately $78 million; however, Rockies Express Pipeline LLC is currently projecting that the final actual cost will be approximately $25 million less.

  Kinder Morgan Interstate Gas Transmission Pipeline—Huntsman 2009 Expansion Project

        KMIGT has filed an application with the FERC for authorization to construct and operate certain storage facilities necessary to increase the storage capability of the existing Huntsman Storage Facility, located near Sidney, Nebraska. KMIGT also requested approval of new incremental rates for the project facilities under its currently effective Cheyenne Market Center Service Rate Schedule CMC-2. When fully constructed, the proposed facilities will create incremental firm storage capacity for up to one million dekatherms of natural gas, with an associated injection capability of approximately 6,400 dekatherms per day and an associated deliverability of approximately 10,400 dekatherms per day. As a result of an open season, KMIGT and one shipper executed a firm precedent agreement for 100% of the capacity to be created by the project facilities for a five-year term. By FERC order issued September 30, 2009, KMIGT was granted authorization to construct and operate the project, and construction of the project commenced on October 12, 2009. KMIGT has received FERC approval to commence the expanded storage service effective February 1, 2010.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Regulatory Matters (Continued)

  Kinder Morgan Louisiana Pipeline LLC—Docket No. CP06-449-000

        On April 16, 2009, Kinder Morgan Energy Partners' subsidiary Kinder Morgan Louisiana Pipeline LLC received authorization from the FERC to begin service on Leg 2 of the approximately 133-mile, 42-inch diameter Kinder Morgan Louisiana Pipeline. Natural gas transportation service on Leg 2 commenced April 18, 2009, and on June 21, 2009, Kinder Morgan Louisiana Pipeline LLC completed pipeline construction and placed the remaining portion of the pipeline system into service. The Kinder Morgan Louisiana Pipeline project cost approximately $1 billion to complete and provides approximately 3.2 billion cubic feet per day of take-away natural gas capacity from the Cheniere Sabine Pass liquefied natural gas terminal, located in Cameron Parish, Louisiana, to various delivery points in Louisiana. The pipeline interconnects with multiple third-party pipelines and all of the capacity on the pipeline system has been fully subscribed by Chevron and Total under 20-year firm transportation contracts. Total's contract became effective on June 21, 2009, and Chevron's contract became effective on October 1, 2009.

  Midcontinent Express Pipeline LLC—Docket Nos. CP08-6-000 and CP09-56-000

        On April 10, 2009, Midcontinent Express Pipeline LLC placed Zone 1 of the Midcontinent Express natural gas pipeline system into interim service. Zone 1 extends from Bennington, Oklahoma to the interconnect with Columbia Gulf Transmission Company in Madison Parish, Louisiana. It has a design capacity of approximately 1.5 billion cubic feet per day. On August 1, 2009, construction of the pipeline was completed, and Zone 2 was placed into service. Zone 2 extends from the Columbia Gulf interconnect to the terminus of the system in Choctaw County, Alabama. It has a design capacity of approximately 1.2 billion cubic feet per day. In an order issued September 17, 2009, the FERC approved Midcontinent Express' (i) amendment to move one compressor station in Mississippi and modify the facilities at another station in Texas (both stations were among the facilities certificated in the July 2008 Order authorizing the system's construction) and (ii) application to expand the capacity in Zone 1 by 0.3 billion cubic feet per day (this expansion is expected to be completed in December 2010).

        The Midcontinent Express Pipeline is owned by Midcontinent Express Pipeline LLC, a 50/50 joint venture between Kinder Morgan Energy Partners and Energy Transfer Partners, L.P. The pipeline originates near Bennington, Oklahoma and extends from southeast Oklahoma, across northeast Texas, northern Louisiana and central Mississippi, and terminates at an interconnection with the Transco Pipeline near Butler, Alabama. The approximate 500-mile natural gas pipeline system connects the Barnett Shale, Bossier Sands and other natural gas producing regions to markets in the eastern United States, and substantially all of the pipeline's capacity is fully subscribed with long-term binding commitments from creditworthy shippers. The entire Midcontinent Express project cost approximately $2.3 billion to complete.

  Fayetteville Express Pipeline LLC—Docket No.CP09-433-000

        Pipeline system development work continues on the previously announced Fayetteville Express Pipeline project. The Fayetteville Express Pipeline is owned by Fayetteville Express Pipeline LLC, another 50/50 joint venture between Kinder Morgan Energy Partners and Energy Transfer Partners, L.P. The Fayetteville Express Pipeline is a 187-mile, 42-inch diameter natural gas pipeline that will begin in Conway County, Arkansas, continue eastward through White County, Arkansas, and will terminate at

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Regulatory Matters (Continued)

an interconnection with Trunkline Gas Company's pipeline in Panola County, Mississippi. The pipeline will have an initial capacity of two billion cubic feet per day, and has currently secured binding commitments for at least ten years totaling 1.85 billion cubic feet per day of capacity.

        On June 15, 2009, Fayetteville Express filed its certificate application with the FERC. On October 15, 2009, the FERC issued its Environmental Assessment finding that, subject to compliance with certain conditions, the environmental impact of the Fayetteville Express Pipeline could be adequately mitigated. On December 17, 2009, the FERC approved and issued the pipeline's certificate application authorizing construction. Pending the FERC's approval of Fayetteville Express' implementation plan, construction of the pipeline is expected to begin before the end of the first quarter of 2010, and the pipeline is expected to be in service by late 2010 or early 2011. The estimate of the total costs of this pipeline project is approximately $1.2 billion (consistent with Kinder Morgan Energy Partners' January 20, 2010 fourth quarter earnings press release).

18. Recent Accounting Pronouncements

        In January 2010, the FASB issued Accounting Standards Update No. 2010-03, "Extractive Activities—Oil and Gas—Oil and Gas Reserve Estimation and Disclosures." This ASU amends the "Extractive Industries—Oil and Gas" Topic of the Codification to align the oil and gas reserve estimation and disclosure requirements in this Topic with the Securities and Exchange Commissions' Release No. 33-8995, "Modernization of Oil and Gas Reporting Requirements (Final Rule)." The amendments are effective for annual reporting periods ending on or after December 31, 2009, and the adoption of these provisions on December 31, 2009 did not have a material impact on our consolidated financial statements.

        In August 2009, the FASB issued Accounting Standards Update ("ASU") ASU No. 2009-05, "Measuring Liabilities at Fair Value." This ASU amends the "Fair Value Measurements and Disclosures" Topic of the Codification to provide further guidance on how to measure the fair value of a liability. ASU No. 2009-05 is effective for the first reporting period beginning after issuance (September 30, 2009 for us), and the adoption of this ASU did not have a material impact on our consolidated financial statements.

        In December 2009, the FASB issued Accounting Standards Update No. 2009-16, "Accounting for Transfers of Financial Assets" and Accounting Standards Update No. 2009-17, "Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities." ASU No. 2009-16 amended the Codification's "Transfers and Servicing" Topic to include the provisions included within the FASB's previous Statement of Financial Accounting Standards ("SFAS") No. 166, "Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140," issued June 12, 2009. ASU No. 2009-17 amended the Codification's "Consolidations" Topic to include the provisions included within the FASB's previous SFAS No. 167, "Amendments to FASB Interpretation No. 46(R)," also issued June 12, 2009. These two Updates change the way entities must account for securitizations and special-purpose entities. ASU No. 2009-16 requires more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. ASU No. 2009-17 changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. For us, both Updates were effective January 1, 2010; however, the adoption of these Updates did not have a material impact on our consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Recent Accounting Pronouncements (Continued)

        In January 2010, the FASB issued ASU No. 2010-06, "Improving Disclosures about Fair Value Measurements." This ASU requires both the gross presentation of activity within the Level 3 fair value measurement roll forward and the details of transfers in and out of Level 1 and 2 fair value measurements. It also clarifies certain disclosure requirements on the level of disaggregation of fair value measurements and disclosures on inputs and valuation techniques. For us, this ASU was effective January 1, 2010 (except for the Level 3 roll forward which is effective for us January 1, 2011); however, because this ASU pertains to disclosure requirements only, the adoption of this ASU will not have a material impact on our consolidated financial statements, except ASU No. 2010-17's impact on the Power segment as described in Items 1 and 2, preceding.

19. Supplemental Information on Oil and Gas Producing Activities (Unaudited)

        The following table sets forth productive wells, service wells and drilling wells in the oil and gas fields in which Kinder Morgan Energy Partners own interests as of December 31, 2009. These oil and gas producing fields are located in the Permian Basin area of West Texas. When used with respect to acres or wells, "gross" refers to the total acres or wells in which it has a working interest, and "net" refers to gross acres or wells multiplied, in each case, by the percentage working interest owned by Kinder Morgan Energy Partners:

	Productive Wells(a)		Service Wells(b)		Drilling Wells(c)
	Gross	Net	Gross	Net	Gross	Net
Crude Oil	2,290	1,423	983	759	4	4
Natural Gas	5	2	31	15	—	—

Total Wells	2,295	1,425	1,014	774	4	4

(a)
Includes active wells and wells temporarily shut-in. As of December 31, 2009, Kinder Morgan Energy Partners did not operate any productive wells with multiple completions.

(b)
Consists of injection, water supply, disposal wells and service wells temporarily shut-in. A disposal well is used for disposal of salt water into an underground formation; a service well is a well drilled in a known oil field in order to inject liquids that enhance recovery or dispose of salt water.

(c)
Consists of development wells in the process of being drilled as of December 31, 2009. A development well is a well drilled in an already discovered oil field.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

        The following table reflects net productive and dry wells that were completed in each of the three years ended December 31, 2009 and 2008:

	Year Ended December 31,
	2009	2008
Productive
Development	42	47
Exploratory	—	—
Dry
Development	—	—
Exploratory	—	—

Total Wells	42	47

    Note:  The above table includes wells that were completed during each year regardless of the year in which drilling was initiated, and does not include any wells where drilling operations were not completed as of the end of the applicable year. Development wells include wells drilled in the proved area of an oil or gas resevoir.

        The following table reflects the developed and undeveloped oil and gas acreage that were held as of December 31, 2009:

	Gross	Net
Developed Acres	72,435	67,748
Undeveloped Acres	9,715	9,056

Total	82,150	76,804

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

  Operating Statistics

        Operating statistics from Kinder Morgan Energy Partners' oil and gas producing activities for 2009 and 2008 are shown in the following table:

Results of Operations for Oil and Gas Producing Activities—Unit Prices and Costs

	Year Ended December 31,
	2009	2008
Consolidated Companies(a)
Production costs per barrel of oil equivalent(b)(c)(d)	$11.44	$15.70

Crude oil production (MBbl/d)	37.4	36.2

SACROC crude oil production (MBbl/d)	25.1	23.3

Yates crude oil production (MBbl/d)	11.8	12.3

Natural gas liquids production (MBbl/d)(d)	5.4	4.8
Natural gas liquids production from gas plants(MBbl/d)(e)	4.0	3.5

Total natural gas liquids production(MBbl/d)	9.5	8.3

SACROC natural gas liquids production (MBbl/d)(d)	5.3	4.6

Yates natural gas liquids production (MBbl/d)(d)	0.1	0.2

Natural gas production (MMcf/d)(d)(f)	0.9	1.4
Natural gas production from gas plants(MMcf/d)(e)(f)	0.7	0.2

Total natural gas production(MMcf/d)(f)	1.6	1.6

Yates natural gas production (MMcf/d)(d)(f)	0.8	1.3

Average sales prices including hedge gains/losses:
Crude oil price per Bbl(g)	$49.55	$49.42

Natural gas liquids price per Bbl(g)	$37.70	$63.48

Natural gas price per Mcf(h)	$3.45	$7.73

Total natural gas liquids price per Bbl(e)	$37.96	$63.00

Total natural gas price per Mcf(e)	$3.53	$7.63

Average sales prices excluding hedge gains/losses:
Crude oil price per Bbl(g)	$59.03	$97.70

Natural gas liquids price per Bbl(g)	$37.70	$63.48

Natural gas price per Mcf(h)	$3.45	$7.73

(a)
Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

(b)
Computed using production costs, excluding transportation costs, as defined by the SEC. Natural gas volumes were converted to barrels of oil equivalent using a conversion factor of six mcf of natural gas to one barrel of oil.

(c)
Production costs include labor, repairs and maintenance, materials, supplies, fuel and power, and general and administrative expenses directly related to oil and gas producing activities.

(d)
Includes only production attributable to leasehold ownership.

(e)
Includes production attributable to Kinder Morgan Energy Partners' ownership in processing plants and third party processing agreements.

(f)
Excludes natural gas production used as fuel.

(g)
Hedge gains/losses for crude oil and natural gas liquids are included with crude oil.

(h)
Natural gas sales were not hedged.

        The remaining supplementary information on oil and gas producing activities is presented as required by the disclosure rules prescribed by the SEC. The supplemental information includes capitalized costs related to oil and gas producing activities; costs incurred for the acquisition of oil and gas producing activities; exploration and development activities; and the results of operations from oil and gas producing activities.

        Supplemental information is also provided for the estimated quantities of proved oil and gas reserves; the standardized measure of discounted future net cash flows associated with proved oil and gas reserves; and a summary of the changes in the standardized measure of discounted future net cash flows associated with proved oil and gas reserves.

        Capitalized costs consisted of the following (in millions):

Capitalized Costs Related to Oil and Gas Producing Activities

	As of December 31,
	2009	2008
Consolidated Companies(a)
Wells and equipment, facilities and other	$2,920.7	$2,595.4
Leasehold	433.5	429.8

Total proved oil and gas properties	3,354.2	3,025.2
Accumulated depreciation and depletion	(1,764.0)	(1,155.6)

Net capitalized costs	$1,590.2	$1,869.6

(a)
Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries. Includes capitalized asset retirement costs and associated accumulated depreciation. There are no capitalized costs associated with unproved oil and gas properties for the periods reported.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

        The costs incurred for property acquisition, exploration and development were as follows (in millions):

Costs Incurred in Exploration, Property Acquisitions and Development

	Year Ended December 31,
	2009	2008
Consolidated Companies(a)
Property Acquisition
Proved oil and gas properties	$5.3	$—
Development	330.3	495.2

(a)
Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries. There are no costs incurred associated with unproved oil and gas properties for the periods reported. All capital expenditures were made to develop our proved oil and gas properties and no exploration costs were incurred for the periods reported.

        Kinder Morgan Energy Partners' results of operations from oil and gas producing activities are shown in the following table (in millions):

Results of Operations for Oil and Gas Producing Activities

	Year Ended December 31,
	2009	2008
Consolidated Companies(a)
Revenues(b)	$767.0	$785.5
Expenses:
Production costs(c)	188.8	308.4
Other operating expense	53.3	99.0
Depreciation, depletion and amortization expenses	441.4	342.2

Total expenses	683.5	749.6

Results of operations for oil and gas producing activities	$83.5	$35.9

(a)
Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries.

(b)
Revenues include losses attributable to Kinder Morgan Energy Partners' hedging contracts of $129.5 million and $693.3 million for the years ended December 31, 2009 and 2008, respectively.

(c)
The decrease in operating expenses in 2009 compared to 2008 was primarily due to (i) lower prices charged by the industry's material and service providers (for items such as outside services, maintenance, and well workover services), which impacted rig costs, other materials and services, and capital and exploratory costs, (ii) lower fuel and utility rates and (iii) the successful renewal of lower priced service and supply contracts negotiated since the end of 2008.

(d)
Consists primarily of carbon dioxide expense.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

        The table below represents estimates, as of December 31, 2009, of proved crude oil, natural gas liquids and natural gas reserves prepared by Netherland, Sewell and Associates, Inc. (independent oil and gas consultants) of Kinder Morgan CO2 Company, L.P. and its consolidated subsidiaries' interests in oil and gas properties, all of which are located in the state of Texas. The technical persons responsible for preparing the reserves estimates presented in this Note meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the standards pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. They are independent petroleum engineers, geologists, geophysicists, and petrophysicists; they do not own an interest in our oil and gas properties and we do not employ them on a contingent basis. This data has been prepared using current prices and costs, as discussed in subsequent paragraphs of this document, and the estimates of reserves and future revenues in this report conform to the guidelines of the SEC. Our employee who is primarily responsible for overseeing Netherland, Sewell and Associates, Inc.'s preparation of the reserves estimates is a registered Professional Engineer in the states of Texas and Kansas with a Doctorate of Engineering from the University of Kansas. He is a member of the Society of Petroleum Engineers and has over 25 years of professional engineering experience.

        We believe the geologic and engineering data examined provides reasonable assurance that the proved reserves are recoverable in future years from known reservoirs under existing economic and operating conditions. Estimates of proved reserves are subject to change, either positively or negatively, as additional information becomes available and contractual and economic conditions change.

        Furthermore, our management is responsible for establishing and maintaining adequate internal control over financial reporting, which includes the estimation of our oil and gas reserves. We maintain internal controls and guidance to ensure the reliability of our crude oil, natural gas liquids and natural gas reserves estimations, as follows:

  •
  no employee's compensation is tied to the amount of recorded reserves;

  •
  we follow comprehensive SEC compliant internal policies to determine and report proved reserves, and its reserve estimates are made by independent oil and gas reservoir engineers or under their direct supervision;

  •
  we review our reported proved reserves at each year-end, and at each year-end the CO2—KMP business segment managers and the Vice President (President, CO2—KMP) reviews all significant reserves changes and all new proved developed and undeveloped reserves additions; and

  •
  our CO2—KMP business segment reports independently of our other six remaining reportable business segments.

        Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, that is, current prices and costs calculated as of the date the estimate is made. Beginning with 2009, pricing is applied based upon the twelve month unweighted arithmetic average of the first day of the month price for the year. For prior years, pricing was based on the price as of year end. Future development and production costs are determined based upon actual cost at year-end. Proved developed reserves are the quantities of crude oil, natural gas liquids and natural gas expected to be recovered through existing

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

investments in wells and field infrastructure under current operating conditions. Proved undeveloped reserves require additional investments in wells and related infrastructure in order to recover the production.

        During 2009, our continued investments in wells and oil field infrastructure resulted in the reclassification of 7.4 million barrels of crude oil and 0.4 million barrels of natural gasoline liquids from proved undeveloped to the proved developed classification of reserves. These reclassifications reflect the transfer of 29.2% of crude oil and 13.7% of natural gasoline liquids from the proved undeveloped reserves reported as of December 31, 2008 to the proved developed classification of reserves reported as of December 31, 2009. We currently expect that the proved undeveloped reserves reported as of December 31, 2009 will be developed within the next five years.

        During 2009, we filed estimates of our oil and gas reserves for the year 2008 with the Energy Information Administration of the U. S. Department of Energy on Form EIA-23. The data on Form EIA-23 was presented on a different basis, and included 100% of the oil and gas volumes from Kinder Morgan Energy Partner operated properties only, regardless of its net interest. The difference between the oil and gas reserves reported on Form EIA-23 and those reported in this report exceeds 5%.

Reserve Quantity Information

	Consolidated Companies(a)
	Crude Oil (MBbls)	NGLs (MBbls)	Natural Gas (MMcf)(b)
Proved developed and undeveloped reserves:
As of December 31, 2007	121,355	11,112	1,078
Revisions of previous estimates(d)	(29,536)	(2,490)	695
Production	(13,240)	(1,762)	(499)

As of December 31, 2008	78,579	6,860	1,274
Revisions of previous estimates(e)	15,900	1,018	(293)
Production	(13,688)	(1,995)	(298)
Purchases of reserves in place	53	37	15

As of December 31, 2009	80,844	5,920	698

Proved developed reserves:
As of December 31, 2007	70,868	5,517	1,078
As of December 31, 2008	53,346	4,308	1,274
As of December 31, 2009	47,058	2,665	698
Proved undeveloped reserves:
As of December 31, 2007	50,487	5,595	—
As of December 31, 2008	25,233	2,552	—
As of December 31, 2009	33,786	3,255	—

(a)
Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries.

(b)
Natural gas reserves are computed at 14.65 pounds per square inch absolute and 60 degrees fahrenheit.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

(c)
Associated with an expansion of the carbon dioxide flood project area of the SACROC unit.

(d)
Predominantly due to lower product prices used to determine reserve volumes.

(e)
Predominantly due to higher product prices resulting in an expanded economic carbon dioxide project area.

        The standardized measure of discounted cash flows and summary of the changes in the standardized measure computation from year-to-year are prepared in accordance with the "Extractive Activities—Oil and Gas" Topic of the Codification. The assumptions that underly the computation of the standardized measure of discounted cash flows, presented in the table below, may be summarized as follows:

  •
  the standardized measure includes our estimate of proved crude oil, natural gas liquids and natural gas reserves and projected future production volumes based upon year-end economic conditions;

  •
  for 2009, pricing is applied based upon the 12 month unweighted arithmetic average of the first day of the month price for the year, and for prior years was based upon the price as of the end of the year;

  •
  future development and production costs are determined based upon actual cost at year-end;

  •
  the standardized measure includes projections of future abandonment costs based upon actual costs at year-end; and

  •
  a discount factor of 10% per year is applied annually to the future net cash flows.

        The standardized measure of discounted future net cash flows from proved reserves were as follows (in millions):

Standardized Measure of Discounted Future Net Cash Flows From
Proved Oil and Gas Reserves

	As of December 31,
	2009	2008
Consolidated Companies(a)
Future cash inflows from production	$4,898.0	$3,498.0
Future production costs	(1,951.5)	(1,671.6)
Future development costs(b)	(1,179.7)	(910.3)

Undiscounted future net cash flows	1,766.8	916.1
10% annual discount	(503.5)	(257.7)

Standardized measure of discounted future net cash flows	$1,263.3	$658.4

(a)
Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries.

(b)
Includes abandonment costs.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

        The following table represents the estimate of changes in the standardized measure of discounted future net cash flows from proved reserves (in millions):

Changes in the Standardized Measure of Discounted Future Net Cash Flows From
Proved Oil and Gas Reserves

	As of December 31,
	2009	2008
Consolidated Companies(a)
Present value as of January 1	$658.4	$4,078.4
Changes during the year:
Revenues less production and other costs(b)	(652.7)	(1,012.4)
Net changes in prices, production and other costs(b)	915.7	(3,076.9)
Development costs incurred	330.3	495.2
Net changes in future development costs	(445.4)	231.1
Purchases of reserves in place	—	—
Revisions of previous quantity estimates(c)	391.1	(417.1)
Accretion of discount	65.9	392.9
Timing differences and other	—	(32.8)

Net change for the year	604.9	(3,420.0)

Present value as of December 31	$1,263.3	$658.4

(a)
Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries.

(b)
Excludes the effect of losses attributable to Kinder Morgan Energy Partners' hedging contracts of $129.5 million and $639.3 million for the years ended December 31, 2009 and 2008, respectively.

(c)
2009 revisions are primarily due to higher product prices resulting in an expanded economic carbon dioxide project area . 2008 revisions are predominately due to lower product prices used to determine reserve volumes.

        The following table sets forth our commitments to sell CO2 and the deliverability of our source fields as of December 31, 2009.

	Total	Less than 1 year	1–3 Years	3–5 Years	Greater than 5 years
	(in billions of cubic feet)
CO2 subject to delivery commitments	2,172	322	954	463	433
Deliverability from Southwest Colorado(a)	6,225	458	1,411	1,411	2,945

(a)
Includes McElmo Dome and Doe Canyon.

Report of Independent Registered Public Accounting Firm

To the Board of Managers
of Kinder Morgan Holdco LLC (formerly, Knight Holdco LLC):

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of comprehensive income, of members' equity and of cash flows present fairly, in all material respects, the financial position of Kinder Morgan Holdco LLC (formerly, Knight Holdco LLC) and its subsidiaries (the "Company") at December 31, 2007 and the results of their operations and their cash flows for the period from August 23, 2006 (date of inception) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        As discussed in Note 17 to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interests effective January 1, 2009.

PricewaterhouseCoopers LLP
Houston, Texas
April 10, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the adoption of FASB Statement No. 160 discussed in Note 17, as to which the date is November 22, 2010.

CONSOLIDATED STATEMENT OF OPERATIONS

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

(In millions)

Inception (August 23, 2006) to December 31, 2007
Operating Revenues:
Natural Gas Sales	$3,623.1
Transportation and Storage	2,012.8
Oil and Product Sales	621.4
Other	137.4

Total Operating Revenues	6,394.7

Operating Costs and Expenses:
Purchases and Other Costs of Sales	3,656.6
Operations and Maintenance	943.3
General and Administrative	175.6
Depreciation and Amortization	472.3
Taxes, Other Than Income Taxes	110.1
Other Income, Net	(6.0)

Total Operating Costs and Expenses	5,351.9

Operating Income	1,042.8

Other Income and (Expenses):
Earnings of Equity Investees	53.4
Interest Expense, Net	(581.0)
Interest Expense—Deferrable Interest Debentures	(12.8)
Other, Net	11.6

Total Other Income and (Expenses)	(528.8)

Income from Continuing Operations Before Income Taxes	514.0
Income Taxes	227.4

Income from Continuing Operations	286.6
Loss from Discontinued Operations, Net of Tax	(1.5)

Net Income	285.1
Net Income Attributable to Noncontrolling Interests	(37.6)

Net income Attributable to Kinder Morgan Holdco LLC	$247.5

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

(In millions)

Inception (August 23, 2006) to December 31, 2007
Kinder Morgan Holdco LLC
Net Income	$247.5

Other Comprehensive Loss, Net of Tax:
Change in Fair Value of Derivatives Utilized for Hedging Purposes (Net of Tax Benefit of $140.8)	(249.6)
Reclassification of Change in Fair Value of Derivatives to Net Income (Net of Tax Benefit of $0.6)	—
Foreign Currency Translation Adjustments (Net of Tax Expense of $8.3)	27.6
Benefit Plan Adjustments (Net of Tax Benefit of $15.3)	(28.4)
Benefit Plan Amortization (Net of Tax Benefit of less than $0.1)	(0.2)

Total Other Comprehensive Loss	(250.6)

Total Comprehensive Loss	(3.1)

Noncontrolling Interests
Net Income	37.6

Other Comprehensive Income (Loss), Net of Tax
Change in Fair Value of Derivatives Utilized for Hedging Purposes (Net of Tax Benefit of $0.9)	(389.0)
Reclassification of Change in Fair Value of Derivatives to Net Income (Net of Tax Expense of $0.3)	137.2
Foreign Currency Translation Adjustments (Net of Tax Expense of $8.3)	40.3
Benefit Plan Adjustments (Net of Tax Expense of less than $0.1)	(1.4)
Benefit Plan Amortization	—

Total Other Comprehensive Loss	(212.9)

Total Comprehensive Loss	(175.3)

Total
Net Income	285.1

Other Comprehensive Income (Loss), Net of Tax (See Note 10)
Change in Fair Value of Derivatives Utilized for Hedging Purposes (Net of Tax Benefit of $141.7)	(638.6)
Reclassification of Change in Fair Value of Derivatives to Net Income (Net of Tax Benefit of $0.3)	137.2
Foreign Currency Translation Adjustments (Net of Tax Expense of $8.4)	67.9
Benefit Plan Adjustments (Net of Tax Benefit of $15.3)	(29.8)
Benefit Plan Amortization (Net of Tax Expense of $0.1)	(0.2)

Total Other Comprehensive Loss	(463.5)

Total Comprehensive Loss	$(178.4)

The accompanying notes are an integral part of these statements.

CONSOLIDATED BALANCE SHEET

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

(In millions)

December 31, 2007
ASSETS:
Current Assets:
Cash and Cash Equivalents	$148.6
Restricted Deposits	67.9
Accounts Receivable, Net:
Trade	970.0
Related Parties	5.2
Inventories	37.8
Gas Imbalances	26.9
Assets Held for Sale	3,353.3
Other	73.9

4,683.6

Notes Receivable—Related Parties	87.9

Investments	1,996.2

Goodwill	8,268.8

Other Intangibles, Net	321.1

Property, Plant and Equipment, Net	14,803.9

Assets Held for Sale, Non-current	5,634.6

Deferred Charges and Other Assets	399.7

Total Assets	$36,195.8

LIABILITIES AND MEMBERS' EQUITY:
Current Liabilities:
Current Maturities of Long-term Debt	$79.8
Notes Payable	888.1
Cash Book Overdrafts	30.7
Accounts Payable, Net:
Trade	943.1
Related Parties	0.6
Accrued Interest	242.7
Accrued Taxes	61.8
Gas Imbalances	23.7
Liabilities Held for Sale	168.2
Deferred Income Taxes—Current	666.4
Other	834.7

3,939.8

Other Liabilities and Deferred Credits:
Deferred Income Taxes, Non-current	1,944.2
Liabilities Held for Sale, Non-current	2,424.1
Other	1,454.8

5,823.1

Long-term Debt:
Outstanding Notes and Debentures	14,714.6
Deferrable Interest Debentures Issued to Subsidiary Trusts	283.1
Preferred Interest in General Partner of KMP	100.0
Value of Interest Rate Swaps	199.7

15,297.4

Commitments and Contingent Liabilities (Notes 13 and 16)
Members' Equity:
Members' Capital	8,069.2
Accumulated Other Comprehensive Loss	(247.7)

Total Kinder Morgan Holdco LLC Members' Equity	7,821.5
Noncontrolling Interests	3,314.0

Total Members' Equity	11,135.5

Total Liabilities and Members' Equity	$36,195.8

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENT OF MEMBERS' EQUITY

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

(In millions)

	Inception (August 23, 2006) to December 31, 2007
	Shares	Amount
Members' Capital:
Beginning Balance	—	$—
Contributions from Members	7,914.4	7,914.4
Distributions to Members		(83.7)
Impact from Equity Transactions of Kinder Morgan Energy Partners (Note 5)		(13.4)
Net Income		247.5
A-1 Unit Amortization		3.5
B Unit Amortization		0.9

Ending Balance		8,069.2

Accumulated Other Comprehensive Loss:
Beginning Balance		—
Acquisition of Kinder Morgan, Inc		2.9
Change in Fair Value of Derivatives Used for Hedging Purposes		(249.6)
Reclassification of Change in Fair Value of Derivatives to Net Income		—
Foreign Currency Translation Adjustments		27.6
Benefit Plan Adjustments		(28.4)
Benefit Plan Amortization		(0.2)

Ending Balance		(247.7)

Total Kinder Morgan Holdco LLC Members' Equity	7,914.4	7,821.5

Noncontrolling Interests:
Beginning Balance		—
Acquisition of Kinder Morgan, Inc		3,343.9
Impact from Equity Transactions of Kinder Morgan Energy Partners		(12.9)
Issuance of Shares by Kinder Morgan Management, LLC		—
Gain on Sale of Discontinued Operations		(56.1)
Distributions to Noncontrolling Interests		(260.5)
Contributions from Noncontrolling Interests		343.5
Kinder Morgan Energy Partners' TransMountain Pipeline Acquisition		(4.7)
Net Income Included in Discontinued Operations		141.6
Other		(5.5)
Comprehensive Loss:
Net Income		37.6
Change in Fair Value of Derivatives Used for Hedging Purposes		(389.0)
Reclassification of Change in Fair Value of Derivatives to Net Income		137.2
Foreign Currency Translation Adjustments		40.3
Benefit Plan Adjustments		(1.4)

Total Comprehensive Loss		(175.3)

Ending Balance		3,314.0

Total Members' Equity	7,914.4	$11,135.5

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

(In millions)

Inception (August 23, 2006) to December 31, 2007
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
Cash Flows from Operating Activities:
Net Income	$285.1
Adjustments to Reconcile Net Income to Net Cash Flows from Operating Activities:
Loss from Discontinued Operations, Net of Tax	11.9
Depreciation and Amortization	476.2
Deferred Income Taxes	(89.8)
Earnings of Equity Investees	(54.3)
Distributions from Other Equity Investees	86.5
Net Gains on Sales of Assets	(6.3)
Changes in Gas in Underground Storage	51.3
Changes in Working Capital Items (Note 1(R))	104.0
Payment for Termination of Interest Rate Swap	(2.2)
Kinder Morgan Energy Partners' Rate Reparations, Refunds and Reserve Adjustments	140.0
Other, Net	45.8

Net Cash Flows Provided by Continuing Operations	1,048.2
Net Cash Flows Used in Discontinued Operations	(3.2)

Net Cash Flows Provided by Operating Activities	1,045.0

Cash Flows from Investing Activities:
Purchase of Predecessor Stock, Net of Cash Acquired of $1,902.3	(9,632.0)
Capital Expenditures	(1,287.0)
Other Acquisitions	(122.0)
Investment in NGPL PipeCo LLC Restricted Cash	(3,030.0)
Net Investments in Margin Deposits	(39.3)
Other Investments	(246.4)
Change in Natural Gas Storage and NGL Line Fill Inventory	10.0
Net Proceeds from Sales of Assets	301.3

Net Cash Flows Used in Continuing Investing Activities	(14,045.4)
Net Cash Flows Provided by Discontinued Investing Activities	196.6

Net Cash Flows Used in Investing Activities	$(13,848.8)

Cash Flows from Financing Activities:
Short-term Debt, Net	$(52.6)
Long-term Debt Issued	8,805.0
Long-term Debt Retired	(829.2)
Issuance of Kinder Morgan, G.P., Inc. Preferred Stock	100.0
Cash Book Overdraft	(14.0)
Cash Paid to Share-based Award Holders Due to Going Private Transaction	(181.1)
Contributions from Members	5,195.2
Distribution to Members	(83.7)
Short-term Advances from Unconsolidated Affiliates	10.9
Noncontrolling Interests, Distributions	(259.6)
Noncontrolling Interests, Contributions	342.9
Debt Issuance Costs	(81.5)
Other, Net	4.0

Net Cash Flows Provided by Continuing Financing Activities	12,956.3
Net Cash Flows Provided by Discontinued Financing Activities	—

Net Cash Flows Provided by Financing Activities	12,956.3

Effect of Exchange Rate Changes on Cash	(2.8)

Cash Balance Included in Assets Held for Sale	(1.1)

Net Decrease in Cash and Cash Equivalents	148.6
Cash and Cash Equivalents at Beginning of Period	—

Cash and Cash Equivalents at End of Period	$148.6

The accompanying notes are an integral part of these statements.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies

  (A) Nature of Business

        Kinder Morgan Holdco LLC (formerly Knight Holdco LLC) a Delaware limited liability company, was formed August 23, 2006 principally for the purpose of acquiring (through a wholly owned subsidiary) all of the common stock of Kinder Morgan, Inc. pursuant to an agreement and plan of merger, utilizing a combination of contributed equity from certain investors as discussed following and newly-issued debt. Pursuant to that agreement, on May 30, 2007, the merger closed with Kinder Morgan, Inc. continuing as the surviving legal entity and subsequently renamed "Knight Inc." This transaction is referred to herein as the "Going Private transaction". Notwithstanding the fact that Kinder Morgan Holdco LLC was formed on August 23, 2006, as discussed above, it was formed for the purpose of effecting the Going Private transaction. It had no operations and conducted no other activities requiring financial statement recognition prior to May 30, 2007 when it participated in the Going Private transaction. Our financial statements are prepared for the period from August 23, 2006 (inception date) to December 31, 2007; however, these notes refer throughout to our initial seven month period of operations ended December 31, 2007. Unless the context requires otherwise, references to "we," "us," "our," or the "Company" are intended to mean Kinder Morgan Holdco LLC and its consolidated subsidiaries. We have no publicly traded equity securities although certain of our subsidiaries have publicly traded debt and publicly traded equity securities. Our executive offices are located at 500 Dallas Street, Suite 1000, Houston, Texas 77002 and our telephone number is (713) 369-9000.

        Richard D. Kinder, the chairman and chief executive of Kinder Morgan, Inc. prior to the Going Private transaction, is a major investor in us in addition to being our Chief Manager and Chief Executive Officer. Additional investors in Kinder Morgan Holdco LLC include the following: other senior members of our management, most of whom are also senior officers of Kinder Morgan G.P., Inc. and of Kinder Morgan Management; our co-founder William V. Morgan; Kinder Morgan, Inc. board members Fayez Sarofim and Michael C. Morgan; and affiliates of (i) Goldman Sachs Capital Partners; (ii) American International Group, Inc.; (iii) The Carlyle Group; and (iv) Riverstone Holdings LLC. Our present management group consists of Mr. Kinder, four managers designated by Mr. Kinder and six managers designated by the other investors.

        Through our various investments, we are a large energy transportation and storage company, operating or owning an interest in approximately 37,000 miles of pipelines and 165 terminals. We have both regulated and nonregulated operations. We own the general partner interest and a significant limited partner interest in Kinder Morgan Energy Partners, L.P., a publicly traded pipeline limited partnership. Unless the context requires otherwise, references to "Kinder Morgan Energy Partners" and "KMP" are intended to mean Kinder Morgan Energy Partners, L.P. and its consolidated subsidiaries.

        Kinder Morgan Management, LLC, referred to in this report as "Kinder Morgan Management" or "KMR," is a publicly traded Delaware limited liability company that was formed on February 14, 2001. Kinder Morgan G.P., Inc., of which we indirectly own all of the outstanding common equity, owns all of Kinder Morgan Management's voting shares. Kinder Morgan Management's shares (other than the voting shares we hold) are traded on the New York Stock Exchange under the ticker symbol "KMR." Kinder Morgan Management, pursuant to a delegation of control agreement, has been delegated, to the fullest extent permitted under Delaware law, all of Kinder Morgan G.P., Inc.'s power and authority

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P., subject to Kinder Morgan G.P., Inc.'s right to approve certain transactions.

        To convert December 31, 2007 balances denominated in Canadian dollars to U.S. dollars, we used the December 31, 2007 Bank of Canada closing exchange rate of 1.012 and 0.8581 U.S. dollars per Canadian dollar, respectively. All dollars are U.S. dollars, except where stated otherwise. Canadian dollars are designated as C$.

  (B) Basis of Presentation

        Our consolidated financial statements include the accounts of Kinder Morgan Holdco LLC and our majority-owned subsidiaries, as well as those of (i) Kinder Morgan Energy Partners and (ii) Triton Power Company LLC, in which we have a preferred investment. Except for Kinder Morgan Energy Partners and Triton Power Company LLC, investments in 50% or less owned operations are accounted for under the equity method. These investments reported under the equity method include jointly owned operations in which we have the ability to exercise significant influence over their operating and financial policies. All material intercompany transactions and balances have been eliminated. Certain prior period amounts have been reclassified to conform to the current presentation.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

        As discussed preceding, on May 30, 2007, all of the outstanding common stock of Kinder Morgan, Inc. was acquired by our investors including Richard D. Kinder, our Chief Manager and Chief Executive Officer, in the Going Private transaction. This acquisition was a "business combination" for accounting purposes, requiring that, pursuant to Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, the assets acquired and liabilities assumed be recorded at their fair market values as of the acquisition date, resulting in a new basis of accounting.

        As required by SFAS No. 141, effective with the closing of the Going Private transaction, all of our assets and liabilities have been recorded at their estimated fair market values based on a preliminary allocation of the purchase price paid in the Going Private transaction. To the extent that we consolidate less than wholly owned subsidiaries (such as Kinder Morgan Energy Partners and Kinder Morgan Management), the reported assets and liabilities for these entities have been given a new accounting basis only to the extent of our economic ownership interest in those entities. Therefore, the assets and liabilities of these entities are included in our financial statements, in part, at a new accounting basis reflecting our purchase of our economic interest in these entities (approximately 50% in the case of KMP and 14% in the case of KMR). The remaining percentage of these assets and liabilities, reflecting the continuing unconsolidated ownership interest, is included at its historical accounting basis. The

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

purchase price paid in the Going Private transaction and the preliminary allocation of that purchase price is as follows:

(In millions)
The Total Purchase Price Consisted of the Following:
Cash Paid	$5,112.0
Kinder Morgan, Inc. Shares Contributed	2,719.2

Equity Contributed	7,831.2
Cash from Issuances of Long-term Debt	4,696.2

Total Purchase Price	$12,527.4

The Preliminary Allocation of the Purchase Price is as Follows:
Current Assets	$1,551.2
Goodwill	13,502.0
Investments	1,072.2
Property, Plant and Equipment, Net	15,638.7
Deferred Charges and Other Assets	1,673.6
Current Liabilities	(3,279.5)
Deferred Income Taxes	(2,682.8)
Other Deferred Credits	(1,777.5)
Long-term Debt	(9,855.9)
Noncontrolling Interests	(3,314.6)

$12,527.4

        The preliminary allocation of purchase price resulting from the Going Private transaction as shown preceding and as reflected in the accompanying consolidated financial statements will be adjusted during an allocation period as better or more complete information becomes available. Some of these adjustments may be significant. Generally, this allocation period will not exceed one year, and will end when we are no longer waiting for information that is known to be available or obtainable.

        Due to Emerging Issues Task Force ("EITF") No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, we have consolidated Kinder Morgan Energy Partners and its consolidated subsidiaries into our consolidated financial statements. Notwithstanding the consolidation of Kinder Morgan Energy Partners and its subsidiaries into our financial statements pursuant to EITF 04-5, we are not liable for, and our assets are not available to satisfy, the obligations of Kinder Morgan Energy Partners and/or its subsidiaries and vice versa. Responsibility for payments of obligations reflected in our or Kinder Morgan Energy Partners' financial statements is a legal determination based on the entity that incurs the liability. The determination of responsibility for payment among entities in our consolidated group of subsidiaries was not impacted by the adoption of EITF 04-5.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

  (C) Accounting for Regulatory Activities

        Our regulated utility operations are accounted for in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 71, Accounting for the Effects of Certain Types of Regulation, which prescribes the circumstances in which the application of generally accepted accounting principles is affected by the economic effects of regulation. Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges and credits that will be recovered from or refunded to customers through the ratemaking process. At December 31, 2007, our regulatory assets and liabilities were not significant due, in part, to the sale of our NGPL business segment as discussed following.

        As discussed in Note 1(M), we entered into a definitive agreement to sell an 80% ownership interest in our NGPL business segment. The closing of the sale occurred on February 15, 2008. Accordingly, regulatory assets of $16.8 million and regulatory liabilities of $8.7 million related to these operations have been reclassified as "Assets Held for Sale, Non-current" and "Liabilities Held for Sale, Non-current," respectively, in the accompanying Consolidated Balance Sheet as of December 31, 2007.

  (D) Revenue Recognition Policies

        We recognize revenues as services are rendered or goods are delivered and, if applicable, title has passed. We generally sell natural gas under long-term agreements, with periodic price adjustments. In some cases, we sell natural gas under short-term agreements at prevailing market prices. In all cases, we recognize natural gas sales revenues when the natural gas is sold at a fixed or determinable price, delivery has occurred and title has transferred, and collectibility of the revenue is reasonably assured. The natural gas we market is primarily purchased gas produced by third parties, and we market this gas to power generators, local distribution companies, industrial end-users and national marketing companies. We recognize gas gathering and marketing revenues in the month of delivery based on customer nominations and, in general, our natural gas marketing revenues are recorded gross (i.e. not net of cost of gas sold).

        We provide various types of natural gas storage and transportation services to customers. When we provide these services, the natural gas remains the property of these customers at all times. In many cases (generally described as "firm service"), the customer pays a two-part rate that includes (i) a fixed fee reserving the right to transport or store natural gas in our facilities and (ii) a per-unit rate for volumes actually transported or injected into/withdrawn from storage. The fixed-fee component of the overall rate is recognized as revenue in the period the service is provided. The per-unit charge is recognized as revenue when the volumes are delivered to the customers' agreed upon delivery point, or when the volumes are injected into/withdrawn from our storage facilities. In other cases (generally described as "interruptible service"), there is no fixed fee associated with the services because the customer accepts the possibility that service may be interrupted at our discretion in order to serve customers who have purchased firm service. In the case of interruptible service, revenue is recognized in the same manner utilized for the per-unit rate for volumes actually transported under firm service agreements. In addition to our "firm" and "interruptible" services, we also provide a natural gas park and loan service to assist customers in managing short-term gas surpluses or deficits. Revenues are recognized based on the terms negotiated under these contracts.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

        We provide crude oil transportation services and refined petroleum products transportation and storage services to customers. Revenues are recorded when products are delivered and services have been provided and adjusted according to terms prescribed by the toll settlements with shippers and approved by regulatory authorities.

        We recognize bulk terminal transfer service revenues based on volumes loaded and unloaded. We recognize liquids terminal tank rental revenue ratably over the contract period. We recognize liquids terminal throughput revenue based on volumes received and volumes delivered. Liquids terminal minimum take-or-pay revenue is recognized at the end of the contract year or contract term depending on the terms of the contract. We recognize transmix processing revenues based on volumes processed or sold, and if applicable, when title has passed. We recognize energy-related product sales revenues based on delivered quantities of product.

        Revenues from the sale of oil, natural gas liquids and natural gas production are recorded using the entitlement method. Under the entitlement method, revenue is recorded when title passes based on our net interest. We record our entitled share of revenues based on entitled volumes and contracted sales prices. Since there is a ready market for oil and natural gas production, we sell the majority of our products soon after production at various locations, at which time title and risk of loss pass to the buyer. As a result, we maintain a minimum amount of product inventory in storage.

  (E) Restricted Deposits

        Except as discussed following, Restricted Deposits consist of restricted funds on deposit with brokers in support of our risk management activities (see Note 10). The $3 billion of proceeds from NGPL PipeCo LLC's sale of debt in a private placement (see Note 9) were held in escrow and are included in the caption "Current Assets: Assets Held for Sale" in the accompanying Consolidated Balance Sheet at December 31, 2007.

  (F) Accounts Receivable

        The caption "Accounts Receivable, Net" in the accompanying Consolidated Balance Sheet is presented net of allowances for doubtful accounts. Our policy for determining an appropriate allowance for doubtful accounts varies according to the type of business being conducted and the customers being served. An allowance for doubtful accounts is charged to expense monthly, generally using a percentage of revenue or receivables, based on a historical analysis of uncollected amounts, adjusted as necessary for changed circumstances and customer-specific information. When specific receivables are determined to be uncollectible, the reserve and receivable are relieved. In support of credit extended to certain customers, we had received prepayments of $8.7 million at December 31, 2007, included in the caption "Current Liabilities: Other" in the accompanying Consolidated Balance Sheet. The following table shows the balance in the allowance for doubtful accounts and activity for the seven months ended December 31, 2007.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Allowance for Doubtful Accounts

Seven Months Ended December 31, 2007
(In millions)
Beginning Balance	$—
Additions: Charged to Cost and Expenses	0.4
Deductions:
Write-off of Uncollectible Accounts	(0.5)
Reclassification to Accounts Receivable	0.1

Ending Balance	$—

  (G) Inventories

December 31, 2007
(In millions)
Product Inventory	$19.5
Materials and Supplies	18.3

$37.8

        Inventories are carried at lower of cost or market and are accounted for using the average cost and last-in, first-out methods. We also maintain gas in our underground storage facilities on behalf of certain third parties. We receive a fee from our storage service customers but do not reflect the value of their gas stored in our facilities in the accompanying Consolidated Balance Sheet.

  (H) Current Assets: Other

December 31, 2007
(In millions)
Assets Held for Sale—Turbines and Boilers(1)	$0.7
Derivatives	47.0
Prepaid Expenses	22.3
Other	3.9

$73.9

(1)
See Note 5.

  (I) Goodwill

        In accordance with the provisions of SFAS No. 141, Business Combinations, as a result of the Going Private transaction, the goodwill arising from this transaction was allocated among our segments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Changes in the carrying amount of our goodwill for the seven months ended December 31, 2007 are summarized as follows:

	Balance June 1, 2007	Acquisitions and Purchase Price Adjustments	Dispositions	Other(1)	Balance December 31, 2007
	(In millions)
NGPL Segment(2)	$4,624.3	$592.1	$(5,216.4)	$—	$—
KMP—Products Pipelines Segment	2,586.9	(370.7)	—	(9.1)	2,207.1
KMP—Natural Gas Pipelines Segment	3,058.7	191.1	—	(13.2)	3,236.6
KMP—CO2 Segment	1,454.2	(357.4)	—	(4.5)	1,092.3
KMP—Terminals Segment	1,546.1	(57.3)	—	(6.1)	1,482.7
KMP—Trans Mountain Segment	231.8	—	—	18.3	250.1

Consolidated Total	$13,502.0	$(2.2)	$(5,216.4)	$(14.6)	$8,268.8

(1)
Adjustments include (i) the translation of goodwill denominated in foreign currencies and (ii) reductions in the allocation of goodwill due to reductions in Kinder Morgan, Inc.'s ownership percentage of KMP.

(2)
In the fourth quarter of 2007 the assets, including goodwill, of the NGPL business segment were transferred to assets held for sale. See Note 1(M).

        We evaluate for the impairment of goodwill in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. For the investments we account for under the equity method of accounting, the premium or excess cost over underlying fair value of net assets is referred to as equity method goodwill and is not subject to amortization but rather to impairment testing in accordance with APB No. 18, The Equity Method of Accounting for Investments in Common Stock.

  (J) Other Intangibles, Net

        Our intangible assets other than goodwill include lease value, contracts, customer relationships and agreements. These intangible assets are being amortized on a straight-line basis over their estimated

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

useful lives, and are reported separately as "Other Intangibles, Net" in the accompanying Consolidated Balance Sheet. Following is information related to our intangible assets:

December 31, 2007
(In millions)
Customer Relationships, Contracts and Agreements:
Gross Carrying Amount	$321.3
Accumulated Amortization	(11.6)

Net Carrying Amount	309.7

Technology-based Assets, Lease Value and Other:
Gross Carrying Amount	11.7
Accumulated Amortization	(0.3)

Net Carrying Amount	11.4

Total Other Intangibles, Net	$321.1

        Amortization expense on our intangibles consisted of the following:

Seven Months Ended December 31, 2007
(In millions)
Customer Relationships, Contracts and Agreements	$11.6
Technology-based Assets, Lease Value and Other	0.3

Total Amortizations	$11.9

        As of December 31, 2007, the weighted-average amortization period for our intangible assets was approximately 17.3 years. Our estimated amortization expense for these assets for each of the next five fiscal years is approximately $21.2 million, $20.1 million, $19.9 million, $19.9 million and $19.8 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

  (K) Other Investments

        Our significant equity investments as of December 31, 2007 (and our percentage of ownership interests) consisted of:

	Investment at December 31, 2007	Percent Ownership
	(Amounts in millions)
NGPL PipeCo LLC	$720.0	20%	(See Note 1(M)
Express Pipeline System	402.1	33.33%
Plantation Pipe Line Company(1)	351.4	51%
Thermo Companies	53.5	49.5%
West 2 East Pipeline LLC(1)	191.9	51%
Red Cedar Gathering Company(1)	135.6	49%
Midcontinent Express Pipeline LLC(1)	63.0	50%
Thunder Creek Gas Services, LLC(1)	37.0	25%
Cortez Pipeline Company(1)	14.2	50%
Horizon Pipeline Company(2)	—	50%
Subsidiary Trusts Holding Solely Debentures of Kinder Morgan	8.6	5%
All Others	18.9	Various

Total Equity Investments	$1,996.2

(1)
Because these investments are held by Kinder Morgan Energy Partners, our less-than-wholly-owned subsidiary, our economic interest in these entitites is less than our nominal ownership interest to the extent of the noncontrolling interest in Kinder Morgan Energy Partners.

(2)
Balance for 2007 is included in the caption "Assets Held for Sale, Non-current" in the accompanying Consolidated Balance Sheet.

        Kinder Morgan Energy Partners operates and owns an approximate 51% ownership interest in Plantation Pipe Line Company, and an affiliate of ExxonMobil owns the remaining approximate 49% interest. Each investor has an equal number of directors on Plantation's board of directors, and board approval is required for certain corporate actions that are considered participating rights. Therefore, Kinder Morgan Energy Partners does not control Plantation Pipe Line Company, and accounts for its investment under the equity method of accounting.

        Kinder Morgan Energy Partners operates and owns a 51% ownership interest in West2East Pipeline LLC, a limited liability company that is the sole owner of Rockies Express Pipeline LLC. ConocoPhillips owns a 24% ownership interest in West2East Pipeline LLC and Sempra Energy holds the remaining 25% interest. As discussed in Note 4, when construction of the entire Rockies Express Pipeline project is completed, Kinder Morgan Energy Partners' ownership interest will be reduced to 50% at which time the capital accounts of West2East Pipeline LLC will be trued up to reflect its 50% economic interest in the project. According to the provisions of current accounting standards, due to the fact that Kinder Morgan Energy Partners will have a 50% economic interest in the Rockies Express

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

project on an ongoing basis, it is not considered the primary beneficiary of West2East Pipeline LLC and thus, accounts for its investment under the equity method of accounting.

        Kinder Morgan Energy Partners also owns a 50% interest in Midcontinent Express Pipeline LLC. Energy Transfer Partners, L.P. owns the remaining 50% interest. In January 2008, in conjunction with the signing of additional binding transportation contracts, Midcontinent Express Pipeline LLC and MarkWest Pioneer, L.L.C. ("MarkWest") entered into an option agreement which provides MarkWest a one-time right to purchase a 10% ownership interest in Midcontinent Express Pipeline LLC after the pipeline is fully constructed and placed into service. If the option is exercised, Kinder Morgan Energy Partners and Energy Transfer Partners, L.P. will each own 45% of Midcontinent Express Pipeline LLC, while MarkWest will own the remaining 10%. See Equity Investee Natural Gas Pipeline Expansion Filings elsewhere in this note for information on the pipeline expansion filings of Rockies Express Pipeline LLC and Midcontinent Express Pipeline LLC.

        Our earnings (losses) from equity investments were as follows:

Seven Months Ended December 31, 2007
(In millions)
Cortez Pipeline Company	$10.5
Express Pipeline System	14.9
Plantation Pipe Line Company	10.8
Thermo Companies	8.0
Red Cedar Gathering Company	16.1
Thunder Creek Gas Services, LLC	1.2
Midcontinent Express Pipeline	1.2
West2East Pipeline LLC	(8.2)
Horizon Pipeline Company	1.0
Heartland Pipeline Company(1)	—
All Others	1.3

Total	$56.8

Amortization of Excess Costs	$(3.4)

(1)
This investment was part of the North System sale, therefore our earnings from it are included in "Loss from Discontinued Operations, Net of Tax" in the accompanying Consolidated Statement of Operations; see Note 6.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

        Summarized combined unaudited financial information for our significant equity investments (listed above) is reported below (amounts represent 100% of investee financial information):

Year Ended December 31, 2007
(In millions)
Revenues	$738.4
Costs and Expenses	534.4

Net Income	$204.0

December 31, 2007(1)
(In millions)
Current Assets	$3,566.2
Non-current Assets	11,469.5
Current Liabilities	572.3
Non-current Liabilities	6,078.4
Noncontrolling Interests	1.7
Partners'/Owners' Equity	8,383.2

(1)
Includes amounts associated with our NGPL business segment. In December 2007, we entered into a definitive agreement to sell an 80% ownership interest in our NGPL business segment. The closing of the sale occurred on February 15, 2008 (see Note 1(M)).

Equity Investee Natural Gas Pipeline Expansion Filings

Rockies Express Pipeline—Currently Certificated Facilities

        On August 9, 2005, the FERC approved the application of Rockies Express Pipeline LLC, formerly known as Entrega Gas Pipeline LLC, to construct 327 miles of pipeline facilities in two phases. For phase I (consisting of two pipeline segments), Rockies Express Pipeline LLC was granted authorization to construct and operate approximately 136 miles of pipeline extending northward from the Meeker Hub, located at the northern end of Kinder Morgan Energy Partners' TransColorado pipeline system in Rio Blanco County, Colorado, to the Wamsutter Hub in Sweetwater County, Wyoming (segment 1), and then construct approximately 191 miles of pipeline eastward to the Cheyenne Hub in Weld County, Colorado (segment 2). Construction of segments 1 and 2 has been completed, with interim service commencing on segment 1 on February 24, 2006, and full in-service of both segments on February 14, 2007. For phase II, Rockies Express was authorized to construct three compressor stations referred to as the Meeker, Big Hole and Wamsutter compressor stations. The Meeker and Wamsutter stations were placed in service in January 2008. Construction of the Big Hole compressor station is planned to commence in the second quarter of 2008, in order to meet an expected in-service date of June 30, 2009.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Rockies Express Pipeline—West Project

        On April 19, 2007, the FERC issued a final order approving the Rockies Express application for authorization to construct and operate certain facilities comprising its proposed "Rockies Express—West Project." This project is the first planned segment extension of Rockies Express' currently certificated facilities, and it will be comprised of approximately 713 miles of 42-inch diameter pipeline extending from the Cheyenne Hub to an interconnection with Panhandle Eastern Pipe Line located in Audrain County, Missouri. The segment extension proposes to transport approximately 1.5 billion cubic feet per day of natural gas across the following five states: Wyoming, Colorado, Nebraska, Kansas and Missouri. The project will also include certain improvements to existing Rockies Express facilities located west of the Cheyenne Hub. Construction commenced on May 21, 2007, and the project began interim service to upstream delivery points on January 12, 2008. This project is expected to be fully operational in mid-April 2008.

Rockies Express Pipeline—East Project

        On April 30, 2007, Rockies Express filed an application with the FERC requesting a certificate of public convenience and necessity that would authorize construction and operation of the Rockies Express—East Project. The Rockies Express—East Project will be comprised of approximately 639 miles of 42-inch diameter pipeline commencing from the terminus of the Rockies Express—West pipeline to a terminus near the town of Clarington in Monroe County, Ohio and will be capable of transporting approximately 1.8 billion cubic feet per day of natural gas. On September 7, 2007, the FERC issued a Notice of Schedule for Environmental Review for the Rockies Express—East Project, referred to as the posted schedule. Rockies Express has requested that the FERC issue an updated scheduling order to modify the posted schedule for earlier resolution. Without a modification of the posted schedule, Rockies Express has concerns about its ability to complete its project by June 2009. Rockies Express is working closely with the FERC staff and other cooperating agencies to meet a revised schedule developed in consultation with the FERC staff at a public meeting convened on September 21, 2007. On November 23, 2007, the FERC issued a draft environmental impact statement for the project, in advance of the posted schedule. Comments on the environmental impact statement were submitted January 14, 2008, also in advance of the posted schedule. While there can be no assurance that the FERC will approve the revised schedule, subject to that approval, the Rockies Express—East Project is expected to begin partial service on December 31, 2008, and to be in full service in June 2009.

Midcontinent Express Pipeline Project

        On October 9, 2007, in Docket No. CP08-6-000, Midcontinent Express Pipeline LLC filed an application with the FERC requesting a certificate of public convenience and necessity that would authorize construction and operation of the proposed Midcontinent Express Pipeline natural gas transmission system. On February 8, 2008, the FERC issued a draft environmental impact statement that stated that the building and operation of the proposed Midcontinent Express Pipeline would result in limited adverse environmental impact. A final environmental impact statement must be released before the FERC can issue a certificate authorizing construction. Subject to the receipt of regulatory

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

approvals, construction of the pipeline is expected to commence in August 2008 and be in service during the first quarter of 2009.

        The Midcontinent Express Pipeline will create long-haul, firm transportation takeaway capacity either directly or indirectly connected to natural gas producing regions located in Texas, Oklahoma and Arkansas. The pipeline will originate in southeastern Oklahoma and traverse east through Texas, Louisiana, Mississippi and terminate close to the Alabama border, providing capability to transport natural gas supplies to major pipeline interconnects along the route up to its terminus at Transcontinental Gas Pipe Line Corporation's Station 85. The Midcontinent Express Pipeline will have an initial capacity of up to 1.4 billion cubic feet and a total capital cost of approximately $1.3 billion. The pipeline is currently a 50/50 joint venture between Kinder Morgan Energy Partners and Energy Transfer Partners, L.P.

  (L) Property, Plant and Equipment

        We report property, plant and equipment at its acquisition cost. We expense costs for maintenance and repairs in the period incurred. The cost of property, plant and equipment sold or retired and the related depreciation are removed from our balance sheet in the period of sale or disposition. For our pipeline system assets, we generally charge the original cost of property sold or retired to accumulated depreciation and amortization, net of salvage and cost of removal. We do not include retirement gain or loss in income except in the case of significant retirements or sales. Gains and losses on minor system sales, excluding land, are recorded to the appropriate accumulated depreciation reserve. Gains and losses for operating systems sales and land sales are booked to income or expense accounts in accordance with regulatory accounting guidelines.

        As discussed under (G) preceding, we maintain natural gas in underground storage as part of our inventory. This component of our inventory represents the portion of gas stored in an underground storage facility generally known as "working gas," and represents an estimate of the portion of gas in these facilities available for routine injection and withdrawal to meet demand. In addition to this working gas, underground gas storage reservoirs contain injected gas which is not routinely cycled but, instead, serves the function of maintaining the necessary pressure to allow efficient operation of the facility. This gas, generally known as "cushion gas," is divided into the categories of "recoverable cushion gas" and "unrecoverable cushion gas," based on an engineering analysis of whether the gas can be economically removed from the storage facility at any point during its life. The portion of the cushion gas that is determined to be unrecoverable is considered to be a permanent part of the facility itself (thus, part of our Property, Plant & Equipment balance) and is depreciated over the facility's estimated useful life. The portion of the cushion gas that is determined to be recoverable is also considered a component of the facility but is not depreciated because it is expected to ultimately be recovered and sold.

        Depreciation on our long-lived assets is computed principally based on the straight-line method over their estimated useful lives. Generally, we apply composite depreciation rates to functional groups of property having similar economic characteristics. These rates range from 1.13% to 12.0%, excluding certain short-lived assets such as vehicles. Depreciation estimates are based on various factors, including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets. Uncertainties that impact these estimates

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

include changes in laws and regulations relating to restoration and abandonment requirements, economic conditions, and supply and demand in the area. When assets are put into service, we make estimates with respect to useful lives (and salvage values where appropriate) that we believe are reasonable. However, subsequent events could cause us to change our estimates, thus impacting the future calculation of depreciation and amortization expense. In addition, we are still reviewing the remaining useful lives of assets that have a new basis as a result of the Going Private transaction. Historically, adjustments to useful lives have not had a material impact on our aggregate depreciation levels from year to year.

        Our oil and gas producing activities are accounted for under the successful efforts method of accounting. Under this method, costs that are incurred to acquire leasehold and subsequent development costs are capitalized. Costs that are associated with the drilling of successful exploration wells are capitalized if proved reserves are found. Costs associated with the drilling of exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of certain non-producing leasehold costs are expensed as incurred. The capitalized costs of our producing oil and gas properties are depreciated and depleted by the units-of-production method. Other miscellaneous property, plant and equipment are depreciated over the estimated useful lives of the asset.

        A gain on the sale of property, plant and equipment used in our oil and gas producing activities or in our bulk and liquids terminal activitities is calculated as the difference between the cost of the asset disposed of, net of depreciation, and the sales proceeds received. A gain on an asset disposal is recognized in income in the period that the sale is closed. A loss on the sale of property, plant and equipment is calculated as the difference between the cost of the asset disposed of, net of depreciation, and the sales proceeds received or the market value if the asset is being held for sale. A loss is recognized when the asset is sold or when the net cost of an asset held for sale is greater than the market value of the asset.

        In addition, we engage in enhanced recovery techniques in which carbon dioxide is injected into certain producing oil reservoirs. In some cases, the acquisition cost of the carbon dioxide associated with enhanced recovery is capitalized as part of our development costs when it is injected. The acquisition cost associated with pressure maintenance operations for reservoir management is expensed when it is injected. When carbon dioxide is recovered in conjunction with oil production, it is extracted and re-injected, and all of the associated costs are expensed as incurred. Proved developed reserves are used in computing units of production rates for drilling and development costs, and total proved reserves are used for depletion of leasehold costs. The units-of-production rate is determined by field.

        We evaluate the impairment of our long-lived assets in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less the cost to sell. We review for the impairment of long-lived assets whenever events or changes in circumstances indicate that our carrying amount of an asset may not be recoverable. We would recognize an impairment loss when estimated future cash flows expected to result from our use of the asset and its eventual disposition is less than its carrying amount.

        We evaluate our oil and gas producing properties for impairment of value on a field-by-field basis or, in certain instances, by logical grouping of assets if there is significant shared infrastructure, using

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

undiscounted future cash flows based on total proved and risk-adjusted probable and possible reserves. Oil and gas producing properties deemed to be impaired are written down to their fair value, as determined by discounted future cash flows based on total proved and risk-adjusted probable and possible reserves or, if available, comparable market values. Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment.

  (M) Assets and Liabilities Held for Sale

        On December 10, 2007, Kinder Morgan, Inc. entered into a definitive agreement to sell an 80% ownership interest in its NGPL business segment (primarily MidCon Corp, which is the parent of Natural Gas Pipeline Company of America) to Myria Acquisition Inc. ("Myria"), a Delaware corporation, for approximately $5.9 billion, subject to certain adjustments. The closing of the sale occurred on February 15, 2008. We will continue to operate NGPL's assets pursuant to a 15-year operating agreement. See Note 18 for further information regarding this transaction.

        In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, 80% of the assets and liabilities associated with the NGPL business segment are included in our Consolidated Balance Sheet at December 31, 2007 in the captions "Current Assets: Assets Held for Sale," "Assets Held for Sale, Non-current," "Current Liabilities: Liabilities Held for Sale" and "Other Liabilities and Deferred Credits: Liabilities Held for Sale, Non-current" with the remaining 20% (representing our retained investment) included in the caption "Investments."

  (N) Asset Retirement Obligations

        We account for our asset retirement obligations in accordance with SFAS No. 143. This statement changed the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. In March 2005, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143 ("FIN 47"). This Interpretation clarifies that the term "conditional asset retirement obligation" as used in SFAS No. 143, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event.

        We have included $1.4 million of our total asset retirement obligations as of December 31, 2007 in the caption "Current Liabilities: Other," $2.8 million related to our NGPL operations in the caption "Liabilities Held for Sale, Non-Current" and the remaining $50.8 million in the caption "Other Liabilities and Deferred Credits: Other" in the accompanying Consolidated Balance Sheet. A

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

reconciliation of the changes in our accumulated asset retirement obligations for the seven months ended December 31, 2007 is as follows:

Seven Months Ended December 31, 2007
(In millions)
Balance at Beginning of Period	$53.1
Additions	1.2
Liabilities Settled	(0.8)
Accretion Expense	1.5

Balance at End of Period	$55.0

        In general, within the NGPL business segment, the system is composed of underground piping, compressor stations and associated facilities, natural gas storage facilities and certain other facilities and equipment. Except as discussed following, we have no plans to abandon any of these facilities, the majority of which have been providing utility service for many years, making it impossible to determine the timing of any potential retirement expenditures. Notwithstanding our current intentions, in general, if we were to cease utility operations in total or in any particular area, we would be permitted to abandon the underground piping in place, but would have to remove our surface facilities from land belonging to our customers or others. We would generally have no obligations for removal or remediation with respect to equipment and facilities, such as compressor stations, located on land we own.

        NGPL has various condensate drip tanks located throughout the system, storage wells located within the storage fields, laterals no longer integral to the overall mainline transmission system, compressor stations which are no longer active, and other miscellaneous facilities, all of which have been officially abandoned. Additionally, in August 2007, BP notified Canyon Creek Compression Company ("Canyon Creek") of its decision to discontinue operations at the Whitney Plant, by October 1, 2007. As of September 4, 2007, BP has ceased operations at its Whitney Canyon Gas Plant, which is located near Evanston, Wyoming. The Whitney Plant is the exclusive source of gas compressed at Canyon Creek's facility. For these facilities, it is possible to reasonably estimate the timing of the payment of obligations associated with their retirement. The recognition of the NGPL and Canyon Creek obligations has resulted in a combined liability and associated asset of approximately $2.8 million as of December 31, 2007. These balances represent the present value of those future obligations for which we are able to make reasonable estimations of the current fair value due to, as discussed above, our ability to estimate the timing of the incurrence of the expenditures. The remainder of NGPL's asset retirement obligations have not been recorded due to our inability, as discussed above, to reasonably estimate when they will be settled in cash. As discussed in Note 1(M), we have sold an 80% ownership interest in our NGPL business segment.

        In the CO2—KMP business segment, we are required to plug and abandon oil and gas wells that have been removed from service and to remove our surface wellhead equipment and compressors. As of December 31, 2007, we have recognized asset retirement obligations relating to these requirements at existing sites within the CO2—KMP segment in the aggregate amount of $49.2 million.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

        In the Natural Gas Pipelines—KMP business segment, if we were to cease providing utility services, we would be required to remove surface facilities from land belonging to our customers and others. The Texas intrastate natural gas pipeline group has various condensate drip tanks and separators located throughout its natural gas pipeline systems, as well as one inactive gas processing plant, various laterals and gathering systems which are no longer integral to the overall mainline transmission systems, and asbestos-coated underground pipe which is being abandoned and retired. The Kinder Morgan Interstate Gas Transmission system has compressor stations which are no longer active and other miscellaneous facilities, all of which have been officially abandoned. We believe we can reasonably estimate both the costs associated with the retirement of these facilities and the timing of such expenditures. As of December 31, 2007, we have recognized asset retirement obligations relating to the businesses within the Natural Gas Pipelines—KMP segment in the aggregate amount of $3.0 million.

        Subsequent to the January 2008 sale of the Colorado power generation assets (see Note 18), the remaining facilities utilized in our power generation activities consist of the Jackson, Michigan power plant (which we do not own but we operate and maintain a preferred interest in) and a gas-fired power facility in Snyder, Texas (which we own and operate and which is located on land that we also own) that provides electricity to Kinder Morgan Energy Partners' SACROC operations. With respect to the Jackson, Michigan power plant, we have no obligation for any asset retirement obligation that may exist or arise. With respect to the Snyder, Texas power plant, we have no asset retirement obligation with respect to those facilities. Thus, our power generation activities do not give rise to any asset retirement obligations.

  (O) Gas Imbalances and Gas Purchase Contracts

        We value gas imbalances due to or due from interconnecting pipelines at the lower of cost or market. Gas imbalances represent the difference between customer nominations and actual gas receipts from and gas deliveries to our interconnecting pipelines and shippers under various operational balancing and shipper imbalance agreements. Natural gas imbalances are settled in cash or made up in-kind subject to the terms of the various pipelines' tariffs or other contractual provisions.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

  (P) Interest Expense

        Total interest expense as presented in the accompanying Consolidated Statement of Operations is comprised of the following.

Seven Months Ended December 31, 2007
(In millions)
Interest Expense, Net	$602.9
Capitalized Interest(1)	(25.5)
Interest Expense—Preferred Interest in General Partner of KMP	3.6

Total Interest Expense, Net	$581.0

(1)
Includes the debt component of the allowance for funds used during construction for our regulated utility operations.

  (Q) Other, Net

        "Other, Net" as presented in the accompanying Consolidated Statement of Operations includes a $14.5 million unrealized gain on exchange rate fluctuations for the seven months ended December 31, 2007 and $4.2 million of interest income for the seven months ended December 31, 2007.

  (R) Cash Flow Information

        We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. "Other, Net," presented as a component of "Net Cash Flows From Operating Activities" in the accompanying Consolidated Statement of Cash Flows includes, among other things, non-cash charges and credits to income including amortization of deferred revenue and amortization of gains and losses realized on the termination of interest rate swap agreements (see Note 10).

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

ADDITIONAL CASH FLOW INFORMATION

Changes in Working Capital Items
(Net of Effects of Acquisitions and Sales)
Increase (Decrease) in Cash and Cash Equivalents

Seven Months Ended December 31, 2007
(In millions)
Accounts Receivable	$(64.3)
Materials and Supplies Inventory	(8.1)
Other Current Assets	(65.2)
Accounts Payable	68.7
Other Current Liabilities	172.9

$104.0

Supplemental Disclosures of Cash Flow Information

Seven Months Ended December 31, 2007
(In millions)
Cash Paid for:
Interest (Net of Amount Capitalized)	$586.5

Income Taxes Paid (Net of Refunds)(1)	$146.4

(1)
Income taxes paid includes taxes paid related to prior periods.

        During the seven months ended December 31, 2007, we acquired $1.2 million of assets by the assumption of liabilities.

        Non-cash investing activities during the seven months ended December 31, 2007 include the accrual for construction costs of $83.0 million.

        Distributions received by our Kinder Morgan Management, LLC subsidiary from its investment in i-units of Kinder Morgan Energy Partners are in the form of additional i-units, while distributions made by Kinder Morgan Management, LLC to its shareholders are in the form of additional Kinder Morgan Management, LLC shares, see Note 3.

  (S) Transactions with Related Parties

        We account for certain of our investments under the equity method of accounting. In each accounting period, we record our share of these investees' earnings. We adjust the amount of any recorded equity method goodwill (or goodwill) when an equity method investee (or a consolidated

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

subsidiary) issues additional equity (or reaquires shares) in a manner that alters our ownership percentage. Differences between per unit sales proceeds (or acquisition cost) from these equity transactions and our underlying book basis, as well as the pro rata portio of the equity method goodwill (or goodwill), including any associated deferred taxes, are recorded directly to paid-in capital, rather than being recognized as gains or losses. In conjunction with sales of assets to related parties, gains and losses are not recognized to the extent of the interest retained in the assets transferred.

Kinder Morgan Holdco LLC

        In accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), we are required to recognize compensation expense in connection with our Class A-1 and Class B units over the expected life of such units. We allocate all of this compensation expense, which totaled $4.4 million for the seven months ended December 31, 2007 to certain of our subsidiaries, although our subsidiaries have no obligation, nor do we expect them to pay, any amounts in respect of such units.

Plantation Pipe Line Company

        Kinder Morgan Energy Partners has a seven-year note receivable bearing interest at the rate of 4.72% per annum from Plantation Pipe Line Company, its 51.17%-owned equity investee. The outstanding note receivable balance was $89.7 million as of December 31, 2007. Of this amount, $2.4 million is included within "Accounts Receivable, Net: Related Parties" on our consolidated balance sheet and the remainder is included within "Notes Receivable—Related Parties."

Coyote Gas Treating, LLC

        Coyote Gas Treating, LLC is a joint venture that was organized in December 1996. It is referred to as Coyote Gulch in this report. The sole asset owned by Coyote Gulch is a 250 million cubic feet per day natural gas treating facility located in La Plata County, Colorado. Prior to the contribution of Kinder Morgan Energy Partners' ownership interest in Coyote Gulch to Red Cedar Gathering on September 1, 2006, discussed below, Kinder Morgan Energy Partners was the managing partner and owned a 50% equity interest in Coyote Gulch, with the Southern Ute Tribe owning the remaining 50%.

        On September 1, 2006, Kinder Morgan Energy Partners and the Southern Ute Tribe contributed the value of their respective 50% ownership interests in Coyote Gulch to Red Cedar, and as a result, Coyote Gulch became a wholly owned subsidiary of Red Cedar. The value of Kinder Morgan Energy Partners' 50% equity contribution from Coyote Gulch to Red Cedar on September 1, 2006 was $16.7 million, and this amount remains included within "Investments: Other" in our accompanying Consolidated Balance Sheet.

        The "Accounts Receivable, Net—Related Parties" balances shown in the accompanying Consolidated Balance Sheet primarily represent balances with Plantation Pipeline Company. The caption "Purchases and Other Costs of Sales" in the accompanying Consolidated Statement of Operations includes related-party costs totaling $0.8 million for the seven months ended December 31, 2007, and the caption "Operating Revenues—Transportation and Storage" includes related party revenues of $6.7 million.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

  (T) Accounting for Risk Management Activities

        We utilize energy derivatives for the purpose of mitigating our risk resulting from fluctuations in the market price of natural gas, natural gas liquids, crude oil and associated transportation. We also utilize interest rate swap agreements to mitigate our exposure to changes in the fair value of our fixed rate debt agreements and cross-currency interest rate swap agreements to mitigate foreign currency risk from our investments in businesses owned and operated outside the United States. Our accounting policy for these activities is in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and related pronouncements. This policy is described in detail in Note 10.

  (U) Income Taxes

        Income tax expense is recorded based on an estimate of the effective tax rate in effect or to be in effect during the relevant periods. Deferred income tax assets and liabilities are recognized for temporary differences between the basis of assets and liabilities for financial reporting and tax purposes. Changes in tax legislation are included in the relevant computations in the period in which such changes are effective. Deferred tax assets are reduced by a valuation allowance for the amount of any tax benefit we do not expect to be realized. Note 8 contains information about our income taxes, including the components of our income tax provision and the composition of our deferred income tax assets and liabilities.

  (V) Environmental Matters

        We expense or capitalize, as appropriate, environmental expenditures that relate to current operations. We expense expenditures that relate to an existing condition caused by past operations, which do not contribute to current or future revenue generation. We do not discount environmental liabilities to a net present value, and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs. Generally, our recording of these accruals coincides with our completion of a feasibility study or our commitment to a formal plan of action. We recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable.

        We routinely conduct reviews of potential environmental issues and claims that could impact our assets or operations. These reviews assist us in identifying environmental issues and estimating the costs and timing of remediation efforts. We also routinely adjust our environmental liabilities to reflect changes in previous estimates. In making environmental liability estimations, we consider the material effect of environmental compliance, pending legal actions against us, and potential third-party liability claims. Often, as the remediation evaluation and effort progresses, additional information is obtained, requiring revisions to estimated costs. These revisions are reflected in our income in the period in which they are reasonably determinable. For more information on our environmental matters, see Note 16.

  (W) Legal

        We are subject to litigation and regulatory proceedings as the result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

adverse outcomes from orders, judgments or settlements. In general, we expense legal costs as incurred and all recorded legal liabilities are revised as better information becomes available. When we identify specific litigation that is expected to continue for a significant period of time and require substantial expenditures, we identify a range of possible costs expected to be required to litigate the matter to a conclusion or reach an acceptable settlement, and we accrue for such amounts. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. For more information on our legal disclosures, see Note 16.

  (X) Accounting for Noncontrolling Interests

        The caption "Noncontrolling Interests" in our Consolidated Balance Sheet is comprised of the following balances:

December 31, 2007
(In millions)
Kinder Morgan Energy Partners	$1,616.0
Kinder Morgan Management, LLC	1,657.7
Triton Power	29.2
Other	11.1

$3,314.0

        During the seven months ended December 31, 2007, Kinder Morgan Energy Partners paid distributions of $1.73 per common unit, of which $257.3 million was paid to the public holders (represented in noncontrolling interests) of Kinder Morgan Energy Partners' common units. On January 16, 2008, Kinder Morgan Energy Partners declared a quarterly distribution of $0.92 per common unit for the quarterly period ended December 31, 2007. The distribution was paid on February 14, 2008, to unitholders of record as of January 31, 2008.

  (Y) Foreign Currency Translation

        We translate the Canadian dollar denominated financial statements of certain of our subsidiaries into United States dollars using the current rate method of foreign currency translation. Under this method, assets and liabilities are translated at the rate of exchange in effect at the balance sheet date, revenue and expense items are translated at average rates of exchange for the period, and the exchange gains and losses arising on the translation of the financial statements are reflected as a separate component of Accumulated Other Comprehensive Income in the accompanying Consolidated Balance Sheet.

        Foreign currency transaction gains or losses, other than hedges of net investments in foreign companies, are included in results of operations. See Note 10 for information regarding our hedges of net investments in foreign companies.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

2. Investment in Kinder Morgan Energy Partners, L.P.

        At December 31, 2007, we owned, directly, and indirectly in the form of i-units corresponding to the number of shares of Kinder Morgan Management we owned, approximately 30.0 million limited partner units of Kinder Morgan Energy Partners. These units, which consist of 14.4 million common units, 5.3 million Class B units and 10.3 million i-units, represent approximately 12.1% of the total limited partner interests of Kinder Morgan Energy Partners. See Note 3 for additional information regarding Kinder Morgan Management, LLC and Kinder Morgan Energy Partners' i-units. In addition, we are the sole common stockholder of the general partner of Kinder Morgan Energy Partners, which holds an effective 2% combined interest in Kinder Morgan Energy Partners and its operating partnerships. Together, our limited partner and general partner interests represented approximately 13.9% of Kinder Morgan Energy Partners' total equity interests at December 31, 2007. As of the close of the Going Private transaction, our limited partner interests and our general partner interest represented an approximate 50% economic interest in Kinder Morgan Energy Partners. This difference results from the existence of incentive distribution rights held by the general partner shareholder.

        In conjunction with Kinder Morgan Energy Partners' acquisition of certain natural gas pipelines from Kinder Morgan, Inc., Kinder Morgan, Inc. agreed to indemnify Kinder Morgan Energy Partners with respect to approximately $733.5 million of its debt. Kinder Morgan, Inc. would be obligated to perform under this indemnity only if Kinder Morgan Energy Partners' assets were unable to satisfy its obligations.

3. Kinder Morgan Management, LLC

        Kinder Morgan Management, LLC, referred to in this report as Kinder Morgan Management, is a publicly traded Delaware limited liability company that was formed on February 14, 2001. Kinder Morgan G.P., Inc., of which we indirectly own all of the outstanding common equity, owns all of Kinder Morgan Management's voting shares. Kinder Morgan Management's shares (other than the voting shares we hold) are traded on the New York Stock Exchange under the ticker symbol "KMR". Kinder Morgan Management, pursuant to a delegation of control agreement, has been delegated, to the fullest extent permitted under Delaware law, all of Kinder Morgan G.P., Inc.'s power and authority to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P., subject to Kinder Morgan G.P., Inc.'s right to approve certain transactions. At December 31, 2007, we owned 10.3 million Kinder Morgan Management shares representing 14.3% of Kinder Morgan Management's outstanding shares.

        On November 14, 2007, Kinder Morgan Management made a distribution of 0.017686 of its shares per outstanding share (1,258,778 total shares) to shareholders of record as of October 31, 2007, based on the $0.88 per common unit distribution declared by Kinder Morgan Energy Partners. On February 14, 2008, Kinder Morgan Management made a distribution of 0.017312 of its shares per outstanding share (1,253,951 total shares) to shareholders of record as of January 31, 2008, based on the $0.92 per common unit distribution declared by Kinder Morgan Energy Partners. These distributions are paid in the form of additional shares or fractions thereof calculated by dividing the Kinder Morgan Energy Partners' cash distribution per common unit by the average market price of a Kinder Morgan Management share determined for a ten-trading day period ending on the trading day immediately prior to the ex-dividend date for the shares.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

4. Business Combinations

        The following acquisitions were accounted for as business combinations and the assets acquired and liabilities assumed were recorded at their estimated fair market values as of the acquisition date. The preliminary allocation of purchase price to assets acquired (and any liabilities assumed) may be adjusted to reflect the final determined amounts during a period of time following the acquisition. Although the time that is required to identify and measure the fair value of the assets acquired and the liabilities assumed in a business combination will vary with circumstances, generally our allocation period ends when we no longer are waiting for information that is known to be available or obtainable. The results of operations from these acquisitions are included in our consolidated financial statements from the acquisition date.

  January 2007 Interest in Cochin Pipeline

        The Cochin Pipeline is a multi-product liquids pipeline consisting of approximately 1,900 miles of 12-inch diameter pipe operating between Fort Saskatchewan, Alberta, and Windsor, Ontario, Canada. The entire Cochin pipeline system traverses three provinces in Canada and seven states in the United States, serving the Midwestern United States and eastern Canadian petrochemical and fuel markets. Its operations are included as part of the Products Pipelines—KMP business segment.

        Effective January 1, 2007, Kinder Morgan Energy Partners acquired the remaining approximate 50.2% interest in the Cochin pipeline system that it did not already own for an aggregate consideration of approximately $47.8 million, consisting of $5.5 million in cash and a note payable having a fair value of $42.3 million. As part of the transaction, the seller agreed to reimburse Kinder Morgan Energy Partners for certain pipeline integrity management costs over a five-year period in an aggregate amount not to exceed $50 million. Upon closing, Kinder Morgan Energy Partners became the operator of the pipeline.

        As of December 31, 2007, our allocation of the purchase price was preliminary, pending final determination of deferred income tax balances at the time of acquisition. We expect these final purchase price adjustments to be in the first quarter of 2008.

        The preliminary allocation of the purchase price to assets acquired and liabilities assumed was as follows (in millions):

Purchase Price:
Cash Paid, Including Transaction Costs	$5.5
Notes Payable (Fair Value)	42.3

Total Purchase Price	$47.8

Allocation of Purchase Price:
Property, Plant and Equipment	$47.8

$47.8

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

4. Business Combinations (Continued)

  May 2007 Vancouver Wharves Terminal

        On May 30, 2007, Kinder Morgan Energy Partners purchased the Vancouver Wharves bulk marine terminal from British Columbia Railway Company, a crown corporation owned by the Province of British Columbia, for aggregate consideration of $57.2 million, consisting of $38.8 million in cash and $18.4 million in assumed liabilities.

        The Vancouver Wharves facility is located on the north shore of the Port of Vancouver's main harbor and includes five deep-sea vessel berths situated on a 139-acre site. The terminal assets include significant rail infrastructure, dry bulk and liquid storage and material handling systems, which allow the terminal to handle over 3.5 million tons of cargo annually. Vancouver Wharves also has access to three major rail carriers connecting to shippers in western and central Canada and the U.S. Pacific Northwest. The acquisition both expanded and complemented Kinder Morgan Energy Partners' existing terminal operations and all of the acquired assets are included in the Terminals—KMP business segment.

        The preliminary allocation of the purchase price to assets acquired and liabilities assumed was as follows (in millions):

Purchase Price:
Cash Paid, Including Transaction Costs	$38.8
Assumed Liabilities	18.4

Total Purchase Price	$57.2

Allocation of Purchase Price:
Current Assets	$6.5
Property, Plant and Equipment	50.7

$57.2

  September 2007 Marine Terminals, Inc.

        Effective September 1, 2007, Kinder Morgan Energy Partners acquired certain bulk terminals assets from Marine Terminals, Inc. for an aggregate consideration of approximately $101.5 million, consisting of $100.3 million in cash and an assumed liability of $1.2 million. The acquired assets and operations are primarily involved in the handling and storage of steel and alloys, and also provide stevedoring and harbor services, scrap handling, and scrap processing services to customers in the steel and alloys industry. The operations consist of two separate facilities located in Blytheville, Arkansas, and individual terminal facilities located in Decatur, Alabama; Hertford, North Carolina, and Berkley, South Carolina. Combined, the five facilities handled approximately 13.4 million tons of steel products in 2006. Under long-term contracts, the acquired terminal facilities will continue to provide handling, processing, harboring and warehousing services to Nucor Corporation, one of the nation's largest steel and steel products companies.

        As of December 31, 2007, we have preliminarily allocated $60.8 million of the combined purchase price to "Property, Plant and Equipment, Net". The $40.5 million allocated to deferred charges and

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

4. Business Combinations (Continued)

other assets included $39.7 million of intangible assets, representing the fair value of intangible customer relationships which encompass both the contractual life of customer contracts plus any future customer relationship value beyond the contract life. We expect to make further purchase price adjustments to the acquired assets in the first half of 2008 based on further analysis of fair values. The acquisition both expanded and complemented Kinder Morgan Energy Partners' existing ferro alloy terminal operations and will provide Nucor and other customers further access to its growing national network of marine and rail terminals. All of the acquired assets are included in the Terminals—KMP business segment.

        The preliminary allocation of the purchase price to assets acquired and liabilities assumed was as follows (in millions):

Purchase Price:
Cash Paid, Including Transaction Costs	$100.3
Assumed Liabilities	1.2

Total Purchase Price	$101.5

Allocation of Purchase Price:
Current Assets	$0.2
Property, Plant and Equipment	60.8
Deferred Charges and Other	40.5

$101.5

  Pro Forma Information

        Pro forma information regarding consolidated income statement information that assumes all of the acquisitions we have made and joint ventures we have entered into since June 1, 2007, including the ones listed above, had occurred as of June 1, 2007, is not materially different from the information presented in our accompanying Consolidated Statement of Operations.

5. Investments and Sales

        In March 2008, Kinder Morgan Energy Partners completed a public offering of 5,750,000 of its common units (see Note 18).

        In January 2008, Kinder Morgan, Inc. completed the sale of its interests in three natural gas-fired power plants in Colorado (see Note 18).

        On December 10, 2007, Kinder Morgan, Inc. entered into a definitive agreement to sell an 80% ownership interest in its NGPL business segment to Myria for approximately $5.9 billion, subject to certain adjustments. Notes 1(M) and 18 contain additional information regarding this transaction.

        On December 5, 2007, Kinder Morgan Energy Partners issued, in a public offering, 7,130,000 of its common units, including common units sold pursuant to the underwriters' over-allotment option, at a price of $48.09 per common unit, less underwriting expenses, receiving total net proceeds of $342.9 million. This transaction had the associated effects of increasing our noncontrolling interests

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

5. Investments and Sales (Continued)

associated with Kinder Morgan Energy Partners by $330.1 million and reducing our (i) goodwill by $33.8 million, (ii) associated accumulated deferred income taxes by $7.6 million and (iii) paid-in capital by $13.4 million.

        In December 2007, we sold the remainder of our surplus power equipment for $3.0 million (net of marketing fees.) We did not recognize any gain or loss associated with this sale.

        During 2007, Kinder Morgan Energy Partners made incremental investments of $202.7 million for its share of construction costs of the Rockies Express Pipeline. Kinder Morgan Energy Partners owns a 51% equity interest through West2East Pipeline LLC, a limited liability company that is the sole owner of Rockies Express Pipeline LLC. (See note 1(K) for further information regarding this equity investment.)

        During 2007, Kinder Morgan Energy Partners made incremental investments of $61.6 million for its share of construction costs of the Midcontinent Express Pipeline. Kinder Morgan Energy Partners owns a 50% equity interest in the approximate $1.3 billion, 500-mile interstate natural gas pipeline that will extend between Bennington, Oklahoma and Butler, Alabama.

6. Discontinued Operations

        On October 5, 2007, Kinder Morgan Energy Partners announced that it had completed the previously announced sale of its North System and its 50% ownership interest in the Heartland Pipeline Company to ONEOK Partners, L.P. for approximately $298.6 million in cash. Due to the fair market revaluation resulting from the Going Private transaction (see Note 1(B)), the consideration of Kinder Morgan Energy Partners' sale of its North System was equal to our carrying value, therefore no gain or loss was recorded on this disposal transaction for the portion that we owned. The North System consists of an approximately 1,600-mile interstate common carrier pipeline system that delivers natural gas liquids and refined petroleum products from south central Kansas to the Chicago area. Also included in the sale are eight propane truck-loading terminals, located at various points in three states along the pipeline system, and one multi-product terminal complex located in Morris, Illinois. All of these assets were included in our Products Pipelines—KMP business segment.

        On March 5, 2007, Kinder Morgan, Inc. entered into a definitive agreement to sell Terasen Pipelines (Corridor) Inc. to Inter Pipeline Fund, a Canada-based company. Terasen Pipelines (Corridor) Inc. transports diluted bitumen from the Athabasca Oil Sands Project near Fort McMurray, Alberta, to the Scotford Upgrader near Fort Saskatchewan, Alberta. The sale did not include any other assets of Kinder Morgan Canada (formerly Terasen Pipelines). This transaction closed on June 15, 2007, for approximately $711 million (C$760 million) plus assumption of all construction debt. The consideration was equal to Terasen Pipelines (Corridor) Inc.'s carrying value, therefore no gain or loss was recorded on this disposal transaction.

        In March 2007, Kinder Morgan, Inc. completed the sale of its U.S.-based retail natural gas distribution and related operations to GE Energy Financial Services, a subsidiary of General Electric Company, and Alinda Investments LLC for $710 million and an adjustment for working capital. In conjunction with this sale, Kinder Morgan, Inc. recorded a pre-tax gain of $251.8 million (net of $3.9 million of transaction costs). Incremental losses of approximately $9.1 million were recorded during the third and fourth quarters of 2007 to reflect final working capital adjustments. Our Natural

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

6. Discontinued Operations (Continued)

Gas Pipelines—KMP business segment (1) provides natural gas transportation and storage services and sells natural gas to and (2) receives natural gas transportation and storage services, natural gas and natural gas liquids and other gas supply services from the discontinued U.S.-based retail natural gas distribution business. These transactions are continuing after the sale of this business and are expected to continue to a similar extent into the future. We are currently receiving fees from SourceGas LLC, a subsidiary of General Electric Company, to provide certain administrative functions for a limited period of time and for the lease of office space. We will not have any significant continuing involvement in or retain any ownership interest in these operations and, therefore, the continuing cash flows discussed above are not considered direct cash flows of the disposal group.

        In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the financial results of these operations have been reclassified to discontinued operations and reported in the caption, "Loss from Discontinued Operations, Net of Tax" in our accompanying Consolidated Statement of Operations. Summarized financial results and financial position information of these operations is as follows:

Seven Months Ended December 31, 2007
(In millions)
Operating Revenues	$24.1

Loss from Discontinued Operations Before Income Taxes	$(10.2)
Income Taxes	8.7

Loss from Discontinued Operations	$(1.5)

        The cash flows attributable to discontinued operations are included in our accompanying Consolidated Statement of Cash Flows for the seven months ended December 31, 2007 in the captions "Net Cash Flows Used in Discontinued Operations", "Net Cash Flows Provided by Discontinued Investing Activities" and "Net Cash Flows Provided by Discontinued Financing Activities."

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

7. Property, Plant and Equipment

Classes and Depreciation

        As of December 31, 2007, property, plant and equipment reflected the allocation of purchase price resulting from the Going Private transaction (see Note 1(B)) and consisted of the following:

December 31, 2007
(In millions)
Kinder Morgan, Inc.:
Natural Gas and Liquids Pipelines	$16.1
Electric Generation	10.3
General and Other	43.9
Kinder Morgan Energy Partners:
Natural Gas, Liquids and Carbon Dioxide Pipelines	6,572.6
Pipeline and Terminals Station Equipment	5,596.0
General and Other	1,095.9
Accumulated Amortization, Depreciation and Depletion	(277.0)

13,057.8
Land	297.3
Natural Gas, Liquids (including Line Fill) and Transmix Processing	168.2
Construction Work in Process	1,280.6

Property, Plant and Equipment, Net	$14,803.9

8. Income Taxes

        The components of income (loss) before income taxes from continuing operations are as follows:

2007
(In millions)
United States	$512.3
Foreign	1.7

Total	$514.0

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

8. Income Taxes (Continued)

        Components of the income tax provision applicable to continuing operations for federal and state income taxes are as follows:

Seven Months Ended December 31, 2007
(In millions)
Current Tax Provision:
U.S.
Federal	$268.6
State	25.1
Foreign	23.5

317.2

Deferred Tax Provision:
U.S.
Federal	(95.2)
State	0.5
Foreign	4.9

(89.8)

Total Tax Provision	$227.4

Effective Tax Rate	44.2%

        The difference between the statutory federal income tax rate and our effective income tax rate is summarized as follows:

Seven Months Ended December 31, 2007
(In millions)
Federal Income Tax Rate	35.0%
Increase (Decrease) as a Result of:
Nondeductible Goodwill Impairment	(0.7)%
Foreign Earnings Subject to Different Tax Rates	5.4%
Net Effects of Consolidating Kinder Morgan Energy Partners' United States Income Tax Provision	2.8%
State Income Tax, Net of Federal Benefit	2.2%
Other	(0.5)%

Effective Tax Rate	44.2%

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

8. Income Taxes (Continued)

        Income taxes included in the financial statements were composed of the following:

Seven Months Ended December 31, 2007
(In millions)
Continuing Operations	$227.4
Discontinued Operations	(8.7)
Equity Items	(219.4)

Total	$(0.7)

        Deferred tax assets and liabilities result from the following:

December 31, 2007
(In millions)
Deferred Tax Assets:
Postretirement Benefits	$12.1
Derivatives	270.9
Capital Loss Carryforwards	279.5

Total Deferred Tax Assets	562.5

Deferred Tax Liabilities:
Property, Plant and Equipment	125.2
Investments	2,003.8
Book Accruals	62.1
Rate Matters	0.4
Prepaid Pension Costs	17.9
Assets/Liabilities Held for Sale	897.5
Other	66.2

Total Deferred Tax Liabilities	3,173.1

Net Deferred Tax Liabilities	$2,610.6

Current Deferred Tax Asset	$—
Current Deferred Tax Liability	666.4
Non-current Deferred Tax Liability	1,944.2

Net Deferred Tax Liabilities	$2,610.6

        In July 2006, the FASB issued Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, which became effective January 1, 2007. The total amount of unrecognized tax benefits as of June 1, 2007 was $42.8 million. Included in the balance of unrecognized tax benefits at June 1, 2007, are $15.2 million of tax benefits that, if recognized, would affect the effective tax rate.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

8. Income Taxes (Continued)

        A reconciliation of our gross unrecognized tax benefits from June 1 through December 31, 2007 is as follows:

2007
(In millions)
Balance at June 1, 2007	$42.8
Additions based on current year tax positions	1.6
Additions based on prior year tax positions	0.1
Reductions based on settlements with taxing authority	(3.0)
Reductions due to lapse in statute of limitations	—
Reductions for tax positions related to prior year	—

Balance at December 31, 2007	$41.5

        Our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense, and as of June 1, 2007, we had $7 million of accrued interest and no accrued penalties. As of December 31, 2007, (i) we had $8.1 million of accrued interest and no accrued penalties; (ii) we believe it is reasonably possible that our liability for unrecognized tax benefits will decrease by $4.3 million during the next twelve months; and (iii) we believe approximately $13.0 million of the total $41.5 million of unrecognized tax benefits on our consolidated balance sheet as of December 31, 2007 would affect our effective tax rate in future periods in the event those unrecognized tax benefits were recognized.

        Certain of our subsidiaries have tax years open to examination for the periods 1999 - 2007, in the United States, various states, Mexico and Canada.

        At December 31, 2007, we had a capital loss carryforward of $775.3 million, which will be utilized during 2008 to reduce capital gain on the sale of an 80% ownership interest in our NGPL business segment. No valuation allowance has been provided with respect to our capital loss carryforward as we believe future realization of the deferred tax asset attributable to this net loss carryforward is more likely than not.

9. Financing

        On June 15, 2007, we closed the transaction to sell Terasen Pipelines (Corridor) Inc. Our consolidated debt was reduced by the debt balances of Terasen Pipelines (Corridor) Inc., of approximately $727 million as a result of this sale. See Note 6 for additional information regarding our Discontinued Operations.

  (A) Notes Payable

        We and our consolidated subsidiaries had the following unsecured credit facilities outstanding at December 31, 2007.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Financing (Continued)

Credit Facilities

Kinder Morgan, Inc.
$1.0 billion, six-year secured revolver, due May 2013
$1.0 billion, six-year and six-month secured term facility, due November 2013
$3.3 billion, seven-year secured term facility, due May 2014
Kinder Morgan Energy Partners
$1.85 billion, five-year unsecured revolver, due August 2010

        The following are short-term borrowings, issued by the below-listed borrowers, where the commercial paper and bankers' acceptances are supported by each borrower's respective credit facilities. The short-term borrowings shown in the tables below, totaling $888.1 million, are reported in the caption "Notes Payable" in the accompanying Balance Sheet at December 31, 2007.

	December 31, 2007
	Short-term Borrowings Outstanding Under Revolving Credit Facility	Commercial Paper Outstanding	Weighted Average Interest Rate
	(In millions)
Kinder Morgan, Inc.
$1.0 billion	$299.0	$—	6.42%
Kinder Morgan Energy Partners
$1.85 billion	$—	$589.1	5.58%

        The following are average short-term borrowings outstanding and the weighted-average interest rates during the periods shown, for the below listed borrowers. The commercial paper and bankers' acceptances are supported by their respective credit facilities. The commercial paper and bankers'

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Financing (Continued)

acceptances borrowings are comprised of unsecured short-term notes with maturities not to exceed 364 days from the date of issue.

	Seven Months Ended December 31, 2007
	Average Short-term Debt Outstanding	Weighted- Average Interest Rate
	(In millions of U.S. dollars)
Credit Facilities:
Kinder Morgan, Inc.(1)
$1.0 billion	$346.0	6.61%
Commercial Paper and Bankers' Acceptances:
Kinder Morgan Energy Partners
$1.85 billion	$575.2	5.46%
Terasen Pipelines (Corridor) Inc.(2)
C$375 million	$443.7	4.33%

(1)
In conjunction with the Going Private transaction, Kinder Morgan, Inc. entered into a $5.755 billion credit agreement dated May 30, 2007, which included three term credit facilities, discussed following, and one revolving credit facility. Kinder Morgan, Inc. does not have a commercial paper program.

(2)
On March 5, 2007, Kinder Morgan, Inc. entered into a definitive agreement to sell Terasen Pipelines (Corridor) Inc.. This transaction closed on June 15, 2007 (see Note 6). Accordingly, the average short-term debt outstanding and the associated weighted-average interest rate under the Terasen Pipelines (Corridor) Inc. facility for the seven months ended December 31, 2007 are only through the date of sale.

        At December 31, 2007, Kinder Morgan, Inc. had available a $1.0 billion six-year secured revolving credit facility dated May 30, 2007. This revolving credit facility, as part of a $5.755 billion credit agreement used to financing the Going Private transaction, replaced an $800 million five-year credit facility dated August 5, 2005. The $5.755 billion credit agreement dated May 30, 2007, is with a syndicate of financial institutions and Citibank, N.A., as administrative agent. The senior secured credit facilities consist of the following:

  •
  a $1.0 billion senior secured Tranche A term loan facility with a term of six years and six months (subsequently retired in February 2008, see below);

  •
  a $3.3 billion senior secured Tranche B term loan facility, with a term of seven years (subsequently retired in February 2008, see below);

  •
  a $455 million senior secured Tranche C term loan facility with a term of three years (subsequently retired in June 2007, see below) and

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Financing (Continued)

  •
  a $1.0 billion senior secured revolving credit facility with a term of six years. The revolving credit facility includes a sublimit of $300 million for the issuance of letters of credit and a sublimit of $50 million for swingline loans.

        The credit agreement permits one or more incremental increases under the revolving credit facility or an addition of new term facilities in an aggregate amount of up to $1.5 billion, provided certain conditions are met. Such additional capacity is uncommitted. Additionally, the revolving credit facility allows for one or more swingline loans from Citibank, N.A., in its individual capacity, up to an aggregate amount of $50.0 million provided certain conditions are met.

        Kinder Morgan, Inc.'s obligations under the credit agreement and certain existing notes issued by Kinder Morgan, Inc. and Kinder Morgan Finance Company, ULC, the sale of which were registered under the Securities Act of 1933, as amended, are secured, subject to specified exceptions, by a first-priority lien on all the capital stock of each of Kinder Morgan, Inc.'s wholly owned subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of such subsidiaries) and by perfected security interests in, and mortgages on, substantially all of Kinder Morgan, Inc.'s and Kinder Morgan, Inc.'s subsidiaries' tangible and intangible assets (including, without limitation, accounts (other than deposit accounts or other bank or securities accounts), inventory, equipment, investment property, intellectual property, other general intangibles, material fee-owned real property (other than pipeline assets and any leasehold property) and proceeds of the foregoing). None of the assets of Kinder Morgan G.P., Inc., Kinder Morgan Management, Kinder Morgan Energy Partners or their respective subsidiaries are pledged as security as part of this financing.

        In June 2007, Kinder Morgan, Inc. repaid the borrowings outstanding under the Tranche C term facility. On September 28, 2007, Kinder Morgan, Inc. made quarterly payments of $2.5 million on the Tranche A and $8.25 million on the Tranche B term loan facilities. Additionally on July 31, 2007, Kinder Morgan, Inc. made a $100 million voluntary prepayment on the Tranche B term loan facility using the proceeds from the issuance of Kinder Morgan G.P., Inc.'s preferred shares as discussed following. At December 31, 2007, Kinder Morgan, Inc. had approximately $4.2 billion outstanding under the term loan facilities at a weighted-average interest rate of 6.32%. Average borrowings outstanding under the term loan facilities during the seven months ended December 31, 2007 were approximately $4.3 billion at a weighted-average interest rate of 6.67%. On February 15, 2008, the entire outstanding balances of Kinder Morgan, Inc.'s senior secured credit facility's Tranche A and Tranche B term loans and amounts outstanding at the time under Kinder Morgan, Inc.'s $1.0 billion revolving credit facility, on a combined basis totaling approximately $4.6 billion, were paid off with proceeds from the closing of the sale of an 80% ownership interest in Kinder Morgan, Inc.'s NGPL business segment.

        Loans under the revolving credit facility will bear interest, at Kinder Morgan, Inc.'s option, at:

  •
  a rate equal to LIBOR (London Interbank Offered Rate) plus an applicable margin, or

  •
  a rate equal to the higher of (a) U.S. prime rate and (b) the federal funds effective rate plus 0.50%, in each case, plus an applicable margin.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Financing (Continued)

        The swingline loans will bear interest at:

  •
  a rate equal to the higher of (a) U.S. prime rate and (b) the federal funds effective rate plus 0.50%, in each case, plus an applicable margin.

        The applicable margin for the revolving credit facility is subject to decrease pursuant to a leverage-based pricing grid. In addition, the credit agreement provides for customary commitment fees and letter of credit fees under the revolving credit facility. Based on Kinder Morgan, Inc.'s ratio, as defined in the credit agreement, of consolidated total debt to earnings before interest, income taxes and depreciation and amortization at December 31, 2007, Kinder Morgan, Inc.'s facility fee was 35 basis points. The credit agreement contains customary terms and conditions and is unconditionally guaranteed by each of Kinder Morgan, Inc.'s wholly owned material domestic restricted subsidiaries, to the extent permitted by applicable law and contract. Voluntary prepayments can be made at any time on revolving credit loans and swingline loans, in each case without premium or penalty, and on LIBOR Loans (as defined in the credit agreement) on the interest payment date without premium or penalty.

        Kinder Morgan, Inc.'s $5.755 billion credit agreement includes the following restrictive covenants:

  •
  Total debt divided by earnings before interest, income taxes, depreciation and amortization for (i) the test period ending December 31, 2007 may not exceed 8.75:1.00, (ii) January 1, 2008 to December 31, 2008 may not exceed 8.00:1.00, (iii) January 1, 2009 to December 31, 2009 may not exceed 7.00:1.00 and (iv) thereafter may not exceed 6.00:1.00

  •
  Certain limitations on indebtedness, including payments and amendments;

  •
  Certain limitations on entering into mergers, consolidations, sales of assets and investments;

  •
  Limitations on granting liens; and

  •
  Prohibitions on making any dividend to shareholders if an event of default exists or would exist upon making such dividend.

        The following constitute events of default under the credit agreement, subject in certain cases to cure periods:

  •
  Nonpayment of interest, principal or fees;

  •
  Failure to make required payments under other agreements that exceed $75,000,000;

  •
  Unsatisfied and unbonded judgments (for a period of 60 days from entry) in excess of $75,000,000; and

  •
  Voluntary or involuntary bankruptcy or liquidation.

        On April 11, 2007 and May 30, 2007, Fitch and Moody's Investor Services lowered their ratings on Kinder Morgan, Inc.'s debt to BB and Ba2, respectively, as a result of the Going Private transaction. Standard & Poor's Rating Services had previously reduced Kinder Morgan, Inc.'s debt rating to BB- for essentially the same reasons. Following the sale of an 80% ownership interest in Kinder Morgan, Inc.'s NGPL business segment on February 15, 2008 (see Note 1(M)), Standard & Poor's Rating Services upgraded Kinder Morgan, Inc.'s secured senior debt to BB, and Fitch upgraded its rating to BB+. Because Kinder Morgan, Inc. has a non-investment grade credit rating, Kinder Morgan, Inc. does not

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Financing (Continued)

have access to the commercial paper market. As a result, Kinder Morgan, Inc. is currently utilizing its $1.0 billion revolving credit facility for short-term borrowing needs.

        As discussed preceding, the loan agreements Kinder Morgan, Inc. had in place prior to the Going Private transaction were cancelled and replaced with a new loan agreement. Kinder Morgan, Inc.'s indentures related to publicly issued notes do not contain covenants related to maintenance of credit ratings. Accordingly, no such covenants were impacted by the downgrade in Kinder Morgan, Inc.'s credit ratings occasioned by the Going Private transaction.

        At December 31, 2007, Kinder Morgan Energy Partners had a $1.85 billion five-year unsecured credit facility with a syndicate of financial institutions and Wachovia Bank, National Association as the administrative agent. Effective August 28, 2006, Kinder Morgan Energy Partners terminated its $250 million unsecured nine-month bank credit facility due November 21, 2006, and increased its existing five-year bank credit facility from $1.60 billion to $1.85 billion and this facility can now be amended to allow for borrowings up to $2.1 billion. The $1.85 billion credit facility can be used for general corporate purposes and to support commercial paper issuance. This credit facility is due August 18, 2010 and includes covenants and requires payment of facility fees that are common in such arrangements. The $1.85 billion credit facility permits Kinder Morgan Energy Partners to obtain bids for fixed rate loans from members of the lending syndicate. Interest on the credit facility accrues at Kinder Morgan Energy Partners' option at a floating rate equal to either the administrative agent's base rate (but not less than the Federal Funds Rate, plus 0.5%), or London Interbank Offered Rate ("LIBOR"), plus a margin, which varies depending upon the credit rating of Kinder Morgan Energy Partners' long-term senior unsecured debt. Excluding the relatively non-restrictive specified negative covenants and events of defaults, the credit facility does not contain any provisions designed to protect against a situation where a party to an agreement is unable to find a basis to terminate that agreement while its counterparty's impending financial collapse is revealed and perhaps hastened through the default structure of some other agreement. The credit facility does not contain a material adverse change clause coupled with a lockbox provision; however, the facility does provide that the margin Kinder Morgan Energy Partners will pay with respect to borrowings and the facility fee that Kinder Morgan Energy Partners will pay on the total commitment will vary based on Kinder Morgan Energy Partners' senior debt investment rating. None of Kinder Morgan Energy Partners debt is subject to payment acceleration as a result of any change to their credit ratings.

        The Kinder Morgan Energy Partners $1.85 billion credit facility includes the following restrictive covenants:

  •
  Total debt divided by earnings before interest, income taxes, depreciation and amortization for the preceding four quarters may not exceed (i) 5.5, in the case of any such period ended on the last day of (1) a fiscal quarter in which Kinder Morgan Energy Partners makes any Specified Acquisition, or (2) the first or second fiscal quarter next succeeding such a fiscal quarter or (ii) 5.0, in the case of any such period ended on the last day of any other fiscal quarter;

  •
  Certain limitations on entering into mergers, consolidations and sales of assets;

  •
  Limitations on granting liens; and

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Financing (Continued)

  •
  Prohibitions on making any distribution to holders of units if an event of default exists or would exist upon making such distribution.

        The following constitute events of default under the credit facility, subject to certain cure periods:

  •
  Nonpayment of interest, principal or fees;

  •
  Failure to make required payments under hedging agreements that equal or exceed $75 million;

  •
  Failure of the general partner of Kinder Morgan Energy Partners to make required payments equal to or in excess of $75 million;

  •
  Adverse judgments in excess of $75 million; and

  •
  Voluntary or involuntary bankruptcy or liquidation.

        Based on Kinder Morgan Energy Partners' credit rating at December 31, 2007, the annual facility fee is 10 basis points on the total credit amount.

        Commercial paper issued by Kinder Morgan Energy Partners are unsecured short-term notes with maturities not to exceed 270 days from the date of issue. During the seven months ended December 31, 2007, all of Kinder Morgan Energy Partners' commercial paper was redeemed within 90 days, with interest rates ranging from 4.60% to 6.55%.

        On January 5, 2007, after shareholder approval of the merger agreement associated with the Going Private transaction was announced, Kinder Morgan Energy Partners' credit rating was downgraded to BBB by Standard & Poor's Rating Services due to the anticipated increase in Kinder Morgan, Inc.'s debt related to the proposed transaction. Kinder Morgan Energy Partners' credit rating was downgraded by Fitch Ratings from BBB+ to BBB on April 11, 2007 and upon completion of the Going Private transaction, was downgraded from Baa1 to Baa2 by Moody's Investors Service.

  (B) Long-term Debt

        Since we are accounting for the Going Private transaction (see Note 1(B)) as a purchase business combination that is required to be "pushed-down" to Kinder Morgan, Inc., we have adjusted the carrying value of our long-term debt securities to reflect their fair values at the time of the Going Private transaction, and the adjustments are being amortized over the remaining lives of the debt securities. The unamortized fair value adjustment balances reflected within the caption "Long-term Debt" in the accompanying Consolidated Balance Sheet at December 31, 2007 were $93.5 million and $1.2 million, representing a decrease to the carrying value of our long-term debt and an increase in the value of our interest rate swaps, respectively. Our long-term debt balance at December 31, 2007 of $15,297.4 million consisted of the balances shown in the table below. On February 15, 2008, we repaid all amounts outstanding under the Tranche A and Tranche B term loans listed below. Additionally, on February 21, 2008, we commenced a cash tender offer to purchase up to $1.6 billion of Kinder

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Financing (Continued)

Morgan, Inc.'s outstanding debt securities. See Note 18 for additional information regarding this cash tender offer.

December 31, 2007
(In millions)
Kinder Morgan, Inc.(1)
Debentures:
6.50% Series, Due 2013	$30.1
6.67% Series, Due 2027	148.3
7.25% Series, Due 2028	494.3
7.45% Series, Due 2098	146.3
Senior Notes:
6.50% Series, Due 2012	1,010.5
5.15% Series, Due 2015	231.2
Senior Secured Credit Term Loan Facilities (See Note 9(A)):
Tranche A Term Loan, Due 2013	997.5
Tranche B Term Loan, Due 2014	3,191.7
Deferrable Interest Debentures Issued to Subsidiary Trusts:
8.56% Junior Subordinated Deferrable Interest Debentures Due 2027	106.9
7.63% Junior Subordinated Deferrable Interest Debentures Due 2028	176.2
Unamortized Gain (Loss) on Termination of Interest Rate Swap	11.5
Kinder Morgan Finance Company, ULC(1)
5.35% Series, Due 2011	738.5
5.70% Series, Due 2016	801.9
6.40% Series, Due 2036	503.8
Carrying Value Adjustment for Interest Rate Swaps(2)	23.2
Unamortized Gain on Termination of Interest Rate Swap	11.6
$1,000 Liquidation Value Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock	100.0

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Financing (Continued)

December 31, 2007
(In millions)
Kinder Morgan Energy Partners(1)
Senior Notes:
6.30% Series, Due 2009	250.9
7.50% Series, Due 2010	255.7
6.75% Series, Due 2011	710.6
7.125% Series, Due 2012	461.1
5.85% Series, Due 2012	500.0
5.00% Series, Due 2013	489.8
5.125% Series, Due 2014	488.9
6.00% Series, Due 2017	597.5
7.40% Series, Due 2031	310.5
7.75% Series, Due 2032	316.7
7.30% Series, Due 2033	514.1
5.80% Series, Due 2035	477.1
6.50% Series, Due 2037	395.7
6.95% Series, Due 2038	550.0
Other	1.1
Carrying Value Adjustment for Interest Rate Swaps(2)	146.2
Unamortized Gain on Termination of Interest Rate Swap	7.2
Central Florida Pipe Line LLC
7.84% Series, Due 2008	5.0
Arrow Terminals L.P.
Illinois Development Finance Authority Adjustable Rate Industrial Development Revenue Bonds, Due 2010, weighted-average interest rate of 3.87% for the five months ended May 31, 2007 and 3.77% for the seven months ended December 31, 2007 (2006—4.089%)	5.3
Kinder Morgan Texas Pipeline, L.P.
8.85% Series, Due 2014	43.2
KM Liquids Terminals LLC
New Jersey Economic Development Revenue Refunding Bonds, Due 2018, weighted-average interest rate of 3.63% for the five months ended May 31, 2007 and 3.48% for the seven months ended December 31, 2007 (2006—3.87%)	25.0
Kinder Morgan Operating, L.P. "A" and Kinder Morgan Canada
5.40% Note, Due 2012	44.6

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Financing (Continued)

December 31, 2007
(In millions)
Kinder Morgan Operating, L.P. "B"
Jackson-Union Counties Illinois Regional Port District Tax-exempt Floating Rate Bonds, Due 2024, weighted-average interest rate of 3.58% for the five months ended May 31, 2007 and 3.68% for the seven months ended December 31, 2007 (2006—3.90%)	23.7
Other	0.2
International Marine Terminals
Plaquemines Port, Harbor and Terminal District (Louisiana) Adjustable Rate Annual Tender Port Facilities Revenue Refunding Bonds, Due 2025, weighted-average interest rate of 3.59% for the five months ended May 31, 2007 and 3.65% for the seven months ended December 31, 2007 (2006—3.50%)	40.0
Unamortized Debt Discount on Long-term Debt	(6.4)
Current Maturities of Long-term Debt	(79.8)

Total Long-term Debt	$15,297.4

(1)
Includes purchase accounting adjustments to the carrying value of the debt to reflect fair value at the time of the Going Private transaction (See Note 1(B)). The purchase accounting adjustments are being amortized over the remaining lives of the debt securities.

(2)
Adjustment of carrying value of long-term securities subject to outstanding interest rate swaps; see Note 10.

        Prior to the cash tender offer announced in February of 2008 to repurchase up to $1.6 billion of Kinder Morgan, Inc.'s outstanding debt securities (see Note 18), as of December 31, 2007, maturities of long-term debt (in millions) for the five years ending December 31, 2012 were $79.8, $313.8, $318.7, $1,513.1 and $3,262.3, respectively.

        At December 31, 2007, the carrying amount of our long-term debt was $15.4 billion. The estimated fair values of our long-term debt based on prevailing interest rate information available to us at December 31, 2007 were $15.1 billion.

Kinder Morgan, Inc.

        The 2013 Debentures are not redeemable prior to maturity. The 2028 and 2098 Debentures and the 2012 senior notes are redeemable in whole or in part, at our option at any time, at redemption prices defined in the associated prospectus supplements. The 2015 senior notes are redeemable in whole or in part at our option, but at redemption prices that generally do not make early redemption an economically favorable alternative. The 2027 Debentures are redeemable in whole or in part, at our

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Financing (Continued)

option after November 1, 2004 at redemption prices defined in the associated prospectus supplements, which redemption prices generally do not make early redemption an economically favorable alternative.

        On September 3, 2007, we made a $5.0 million payment on our 6.50% Series Debentures, Due 2013.

Kinder Morgan Energy Partners

        Kinder Morgan Energy Partners' fixed rate notes provide for redemption at any time at a price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date plus a make-whole premium. Approximately $2.3 billion of Kinder Morgan Energy Partners' senior notes have associated fixed-to-floating interest rate swap agreements that effectively convert the related interest expense from fixed rates to floating rates. See Note 10 for additional information on these swap agreements.

        On August 28, 2007, Kinder Morgan Energy Partners issued $500 million of its 5.85% senior notes due September 15, 2012. Kinder Morgan Energy Partners used the $497.8 million net proceeds received after underwriting discounts and commissions to reduce the borrowings under its commercial paper program.

        On August 15, 2007, Kinder Morgan Energy Partners repaid $250 million of 5.35% senior notes that matured on that date.

        On June 21, 2007, Kinder Morgan Energy Partners issued $550 million of its 6.95% senior notes due January 15, 2038. Kinder Morgan Energy Partners used the $543.9 million net proceeds received after underwriting discounts and commissions to reduce the borrowings under its commercial paper program.

Central Florida Pipeline LLC Debt

        Central Florida Pipeline LLC is an obligor on an aggregate principal amount of $40 million of senior notes originally issued to a syndicate of eight insurance companies. The senior notes have a fixed annual interest rate of 7.84% with repayments in annual installments of $5 million beginning July 23, 2001. The final payment is due July 23, 2008. Interest is payable semiannually on January 1 and July 23 of each year. In July 2007, Kinder Morgan Energy Partners made an annual repayment of $5.0 million.

Arrow Terminals L.P.

        Arrow Terminals L.P. is an obligor on a $5.3 million principal amount of Adjustable Rate Industrial Development Revenue Bonds issued by the Illinois Development Finance Authority. The bonds have a maturity date of January 1, 2010, and interest on these bonds is paid and computed quarterly at the Bond Market Association Municipal Swap Index. The bonds are collateralized by a first mortgage on assets of Arrow's Chicago operations and a third mortgage on assets of Arrow's Pennsylvania operations. As of December 31, 2007, the interest rate was 3.595%. The bonds are also backed by a $5.4 million letter of credit issued by JP Morgan Chase that backs-up the $5.3 million principal amount of the bonds and $0.1 million of interest on the bonds for up to 45 days computed at 12% per annum on the principal amount thereof.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Financing (Continued)

Kinder Morgan Texas Pipeline, L.P. Debt

        Kinder Morgan Texas Pipeline, L.P. is the obligor on a series of unsecured senior notes with a fixed annual stated interest rate as of August 1, 2005, of 8.85%. The principal amount, along with interest, is due in monthly installments of approximately $0.7 million. The final payment is due January 2, 2014.

        Additionally, the unsecured senior notes may be prepaid at any time in amounts of at least $1.0 million at a price equal to the higher of par value or the present value of the remaining scheduled payments of principal and interest on the portion being prepaid.

Kinder Morgan Liquids Terminals LLC Debt

        Kinder Morgan Liquids Terminals LLC is the obligor on $25.0 million of Economic Development Revenue Refunding Bonds issued by the New Jersey Economic Development Authority. These bonds have a maturity date of January 15, 2018. Interest on these bonds is computed on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed during Commercial Paper, Daily or Weekly Rate Periods and on the basis of a 360-day year consisting of twelve 30-day months during a Term Rate Period. As of December 31, 2007, the interest rate was 3.57%. Kinder Morgan Energy Partners has an outstanding letter of credit issued by Citibank in the amount of $25.3 million that backs-up the $25.0 million principal amount of the bonds and $0.3 million of interest on the bonds for up to 42 days computed at 12% on a per annum basis on the principal thereof.

Kinder Morgan Operating L.P. "B" Debt

        This $23.7 million principal amount of tax-exempt bonds due April 1, 2024 was issued by the Jackson-Union Counties Regional Port District. These bonds bear interest at a weekly floating market rate. As of December 31, 2007, the interest rate on these bonds was 3.33%. As of December 31, 2007, Kinder Morgan Energy Partners had an outstanding letter of credit issued by Wachovia in the amount of $24.1 million that backs-up the $23.7 million principal amount of the bonds and $0.4 million of interest on the bonds for up to 55 days computed at 12% per annum on the principal amount thereof.

International Marine Terminals Debt

        Kinder Morgan Energy Partners owns a 66 2/3% interest in International Marine Terminals partnership ("IMT"). The principal assets owned by IMT are dock and wharf facilities financed by the Plaquemines Port, Harbor and Terminal District (Louisiana) $40.0 million Adjustable Rate Annual Tender Port Facilities Revenue Refunding Bonds (International Marine Terminals Project) Series 1984A and 1984B. As of December 31, 2007, the interest rate on these bonds was 3.65%.

        On March 15, 2005, these bonds were refunded and the maturity date was extended from March 15, 2006 to March 15, 2025. No other changes were made under the bond provisions. The bonds are backed by two letters of credit issued by KBC Bank N.V. On March 19, 2002, an Amended and Restated Letter of Credit Reimbursement Agreement relating to the letters of credit in the amount of $45.5 million was entered into by IMT and KBC Bank. In connection with that agreement, Kinder Morgan Energy Partners agreed to guarantee the obligations of IMT in proportion to their ownership

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Financing (Continued)

interest. Kinder Morgan Energy Partners' obligation is approximately $30.3 million for principal, plus interest and other fees.

Kinder Morgan Operating L.P. "A" and Kinder Morgan Canada Company

        Effective January 1, 2007, Kinder Morgan Energy Partners acquired the remaining approximate 50.2% interest in the Cochin pipeline system that it did not already own (see Note 4). As part of Kinder Morgan Energy Partners' purchase price, two of its subsidiaries issued a long-term note payable to the seller having a fair value of $42.3 million. Kinder Morgan Energy Partners valued the debt equal to the present value of amounts to be paid, determined using an annual interest rate of 5.40%. The principal amount of the note, along with interest, is due in five annual installments of $10.0 million beginning March 31, 2008. The final payment is due March 31, 2012. Kinder Morgan Energy Partners' subsidiaries Kinder Morgan Operating L.P. "A" and Kinder Morgan Canada Company are the obligors on the note.

NGPL PipeCo LLC Debt

        On December 21, 2007, NGPL PipeCo LLC, which at that time was an indirect wholly owned subsidiary of Kinder Morgan, Inc., issued $1.25 billion aggregate principal amount of 6.514% senior notes due December 15, 2012, $1.25 billion aggregate principal amount of 7.119% senior notes due December 15, 2017 and $0.5 billion aggregate principal amount of 7.768% senior notes due December 15, 2037. The notes were sold in a private placement to a syndicate of investment banks led by Lehman Brothers Inc., Banc of America Securities LLC and Deutsche Bank Securities Inc., and resold by the initial purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The notes are the senior unsecured obligations of NGPL PipeCo LLC and rank equally in right of payment with any of NGPL PipeCo LLC's future unsecured senior debt. The 2012, 2017 and 2037 senior notes are redeemable in whole or in part, at NGPL PipeCo LLC's option at any time, at a price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date plus a make-whole premium.

        The $3 billion in proceeds from this private placement of senior notes were held in escrow at December 31, 2007 and included in the balance sheet caption: "Current Assets: Assets Held for Sale." Upon the February 15, 2008 closing of the sale of an 80% ownership interest in our NGPL business segment, the $3 billion in proceeds from the above debt placement were used, along with other proceeds from the sale, to pay off term loan facilities.

        As of December 31, 2007, 80% of this $3 billion outstanding balance on senior notes has been included within the caption "Other Liabilities and Deferred Credits: Liabilities Held for Sale, Non-current," and 20% as a reduction of the caption "Investments" in our accompanying Consolidated Balance Sheet.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Financing (Continued)

  (C) Capital Trust Securities

        Our business trusts, K N Capital Trust I and K N Capital Trust III, are obligated for $100 million of 8.56% Capital Trust Securities maturing on April 15, 2027 and $175 million of 7.63% Capital Trust Securities maturing on April 15, 2028, respectively, which are guaranteed by us. The 2028 Securities are redeemable in whole or in part, at our option at any time, at redemption prices as defined in the associated prospectus, but at redemption prices that generally do not make early redemption an economically favorable alternative. The 2027 Securities are redeemable in whole or in part (i) at our option and (ii) at any time in certain limited circumstances upon the occurrence of certain events and at prices, all defined in the associated prospectus supplements. Upon redemption by us or at maturity of the Junior Subordinated Deferrable Interest Debentures, we must use the proceeds to make redemptions of the Capital Trust Securities on a pro rata basis. In accordance with FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, we do not consolidate the transactions and balances of K N Capital Trust I and K N Capital Trust III in our consolidated financial statements and we include our Junior Subordinated Deferrable Interest Debentures issued to the Capital Trusts in a separate caption under the heading "Long-term Debt" in our Consolidated Balance Sheet. In addition, we classify payments made by us in conjunction with the trust preferred securities as interest expense.

  (D) Common Stock—Financing of the Going Private Transaction

        On May 30, 2007, investors led by Richard D. Kinder, our Chief Manager and Chief Executive Officer, completed the Going Private transaction. As of the closing date of the Going Private transaction, Kinder Morgan, Inc. had 149,316,603 common shares outstanding, before deducting 15,030,135 shares held in treasury. The Going Private transaction, including associated fees and expenses, was financed through (i) $5.0 billion in new equity financing from private equity funds and other entities providing equity financing, (ii) approximately $2.9 billion from rollover investors, who were certain current or former directors, officers or other members of management of Kinder Morgan, Inc. (or entities controlled by such persons) that directly or indirectly reinvested all or a portion of their equity interests in Kinder Morgan, Inc. and/or cash in exchange for equity interests in Kinder Morgan Holdco LLC, the parent of the surviving entity of the Going Private transaction, (iii) approximately $4.8 billion of new debt financing, (iv) approximately $4.5 billion of Kinder Morgan, Inc.'s existing indebtedness (excluding debt of Terasen Pipelines (Corridor) Inc., which was divested on June 15, 2007) and (v) $1.7 billion of cash on hand resulting principally from the sale of Kinder Morgan, Inc.'s U.S.-based and Canada-based retail natural gas distribution operations (see Note 6). In connection with the Going Private transaction, on May 30, 2007, Kinder Morgan, Inc. filed a certificate with the State of Kansas changing the total number of shares of all classes of stock that can be authorized for issuance under Kinder Morgan, Inc.'s restated articles of incorporation, as amended, to 100 shares of common stock having a par value of $0.01 per share. On May 30, 2007, Kinder Morgan, Inc. issued 100 shares of Kinder Morgan, Inc.'s common stock to Kinder Morgan Midco Inc. After the Going Private transaction was completed, Kinder Morgan, Inc.'s shares were delisted from the New York Stock Exchange.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Financing (Continued)

  (E) Kinder Morgan Energy Partners' Common Units

        On March 3, 2008, Kinder Morgan Energy Partners completed a public offering of 5,750,000 of its common units, including common units sold pursuant to the underwriters' over-allotment option, at a price of $57.70 per unit, less commissions and underwriting expenses. Kinder Morgan Energy partners received net proceeds of $324.2 million from the issuance of these common units, and used the proceeds to reduce the borrowings under its commercial paper program.

        On February 14, 2008, Kinder Morgan Energy Partners paid a quarterly distribution of $0.92 per common unit for the quarterly period ended December 31, 2007, of which $143.4 million was paid to the public holders of Kinder Morgan Energy Partners' common units. The distributions were declared on January 16, 2008, payable to unitholders of record as of January 31, 2008. See Note 1(X) for additional information regarding our noncontrolling interests.

  (F) Kinder Morgan G.P., Inc. Preferred Shares

        On July 27, 2007, Kinder Morgan G.P., Inc. sold 100,000 shares of its $1,000 Liquidation Value Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock due 2057 to a single purchaser. We used the net proceeds of approximately $98.6 million after the initial purchaser's discounts and commissions to reduce debt. Until August 18, 2012, dividends will accumulate, commencing on the issue date, at a fixed rate of 8.33% per annum and will be payable quarterly in arrears, when and if declared by Kinder Morgan G.P., Inc.'s board of directors, on February 18, May 18, August 18 and November 18 of each year, beginning November 18, 2007. After August 18, 2012, dividends on the preferred stock will accumulate at a floating rate of the 3-month LIBOR plus 3.8975% and will be payable quarterly in arrears, when and if declared by Kinder Morgan G.P., Inc.'s board of directors, on February 18, May 18, August 18 and November 18 of each year, beginning November 18, 2012. The preferred stock has approval rights over a commencement of or filing of voluntary bankruptcy by Kinder Morgan Energy Partners or its SFPP or Calnev subsidiaries.

        On January 16, 2008, Kinder Morgan G.P., Inc.'s board of directors declared a quarterly cash dividend on its Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock of $20.825 per share payable on February 18, 2008 to shareholders of record as of January 31, 2008. On October 17, 2007, Kinder Morgan G.P., Inc.'s board of directors declared a quarterly cash dividend on its Cumulative Preferred Stock of approximately $25.684 per share which was paid on November 18, 2007 to shareholders of record as of October 31, 2007.

  (G) Kinder Morgan Management

        On November 14, 2007, Kinder Morgan Management made a distribution of 0.017686 of its shares per outstanding share (1,258,778 total shares) to shareholders of record as of October 31, 2007, based on the $0.88 per common unit distribution declared by Kinder Morgan Energy Partners. On February 14, 2008, Kinder Morgan Management made a distribution of 0.017312 of its shares per outstanding share (1,253,951 total shares) to shareholders of record as of January 31, 2008, based on the $0.92 per common unit distribution declared by Kinder Morgan Energy Partners. These distributions are paid in the form of additional shares or fractions thereof calculated by dividing the Kinder Morgan Energy Partners' cash distribution per common unit by the average market price of a

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Financing (Continued)

Kinder Morgan Management share determined for a ten-trading day period ending on the trading day immediately prior to the ex-dividend date for the shares. Kinder Morgan Management has paid share distributions totaling 4,430,806, 4,383,303 and 3,760,732 shares in the years ended December 31, 2007, 2006 and 2005, respectively.

  (H) Kinder Morgan Holdco LLC—Equity Interests

        In addition to outstanding equity securities of our subsidiaries that are discussed elsewhere herein, Kinder Morgan Holdco LLC has the following outstanding (or potentially outstanding) equity interests:

        Class A Units—Those individuals and entities that invested directly in the Going Private transaction, either through (i) cash, (ii) contribution of common shares of Kinder Morgan, Inc., (iii) surrender of restricted common shares of Kinder Morgan, Inc. ("restricted stock") or (iv) surrender of options to acquire Kinder Morgan, Inc. common stock ("Kinder Morgan options"), received one Class A Unit per dollar contributed, with share and share-related contributions valued at $107.50/share, the publicly offered Kinder Morgan, Inc. common share repurchase price (with the exception of shares contributed by certain Kinder Morgan, Inc. officers that were valued at a slightly lesser amount per share).

        Class A-1 Units—As of the date of the Going Private transaction, vesting was accelerated for those individuals who held either unvested restricted stock or unvested Kinder Morgan, Inc. options. For those individuals, in general, a tax liability was triggered as a result of this acceleration. In order to allow those individuals to effectively participate in the Going Private Transaction at an amount approximating the pre-tax value of their contributed equity, the Class A-1 Units were granted in an amount computed by multiplying an effective tax rate (reflecting both the expected federal and state tax obligation) by the taxable amount triggered by the acceleration.

        Class B Units—As a part of the basic Going Private transaction structure, certain members of management of Kinder Morgan, Inc. (who were already Class A Unit and/or Class A-1 Unit holders) were granted incremental interests in Kinder Morgan Holdco LLC without any requirement on their part to contribute cash or existing equity interests for those incremental interests. In addition, Class B Units were issued to certain others who were neither Class A Unit nor Class A-1 Unit holders. These incremental equity interests were granted in the form of "Class B Units." Class B Units are only entitled to receive distributions after Class A Units have received a multiple of initial capital contributions, as discussed below.

        Class B Series Units—Under certain circumstances, Class B Units forfeited will be made available for reissuance in the form of one or more new series of Class B Units, collectively referred to as the "Class B Series Units".

        Class B-1 Units—If individuals who hold Class B Units terminate their employment other than for cause (as defined), death or disability, and certain milestones have not been met with respect to cumulative distributions made, Class B Units will be forfeited and may be either (i) transferred to an incentive pool (as defined) or (ii) made available for reissuance in the form of one or more new series of Class B Units, collectively referred to as the "Class B-1 Units".

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Financing (Continued)

        Contingent Units—Following the occurrence of a contingent event trigger (as defined) Kinder Morgan Holdco LLC will have the authority to issue up to an additional 1 billion units, these incremental units are referred to as the "Contingent Units".

        Kinder Morgan Holdco LLC distributions will be made to these individual classes of equity interests as follows:

  First: 100% to the holders of the Class A Units (other than Class A-1 Units) until the cumulative amount distributed is equal to 100% of the sum of the Initial Capital Contributions (as defined, but generally represents the initial contributions made in exchange for the Class A Units). Then,

  100% to the holders of the Class A Units (other than Class A-1 Units) until the cumulative amount distributed pursuant to this distribution waterfall is equal to 2% of the sum of the Initial Capital Contributions. Then,

  100% to the holders of the Class A-1 Units until the cumulative amount distributed pursuant to this distribution waterfall equals 2% of the sum of the Notional Capital Contributions (as defined, but generally represents the calculated tax liability resulting from acceleration of certain equity compensation awards). Then,

  100% to the holders of the Class A Units (including the Class A-1 Units) until the cumulative amount distributed to the holders of Class A and A-1 Units pursuant to this distribution waterfall equals 150% of Total Capital Contributions (as defined, but generally represents the sum of amounts contributed or deemed to be contributed in exchange for equity interests). Then, to the Class B Units until the cumulative amount distributed pursuant to this distribution waterfall equals the product of 5% and the cumulative amount distributed pursuant to this distribution waterfall in excess of Total Capital Contributions. Then,

  95% to the holders of the Class A Units (including the Class A-1 Units) and 5% to the holders of the Class B Units until the cumulative amount distributed pursuant to this distribution waterfall equals 200% of Total Capital Contributions. Then, to the holders of the Class B Units until the cumulative amount distributed pursuant to the previous provisions of this distribution waterfall to holders of Class B Units equals the product of 10% and the cumulative amount distributed pursuant to this distribution waterfall in excess of Total Contributions. Then, the 10 - 20% Class B Distribution to the holders of the Class B Units and 100% of the remainder to the holders of the Class A Units (including the Class A-1 Units) until the cumulative amount distributed pursuant to this distribution waterfall equals 400% of Total Capital Contributions. Then,

  80% to the holders of the Class A Units (including the Class A-1 Units) and 20% to the holders of the Class B Units.

        In conjunction with the issuance of certain of these equity interests, we have recognized compensation expense (and will continue to recognize additional expense through amortization over the next 4 - 5 years) in accordance with authoritative accounting guidelines.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

10. Risk Management

        We are exposed to risks associated with changes in the market price of natural gas, natural gas liquids and crude oil as a result of our expected future purchase or sale of these products. We have exposure to interest rate risk as a result of the issuance of variable and fixed rate debt and commercial paper and to foreign currency risk from our investments in businesses owned and operated outside the United States. Pursuant to our risk management policy, we engage in derivative transactions for the purpose of mitigating these risks, which transactions are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and associated amendments ("SFAS No. 133").

Commodity Price Risk Management

        We enter into derivative contracts solely for the purpose of hedging exposures that accompany our normal business activities. In accordance with the provisions of SFAS No. 133, we designate these instruments as hedges of various exposures as discussed following, and we test the effectiveness of changes in the value of these hedging instruments with the risk being hedged. Hedge ineffectiveness is recognized in income in the period in which it occurs. Our over-the-counter swaps and options are entered into with counterparties outside central trading facilities such as a futures, options or stock exchange. These contracts are with a number of parties all of which have investment grade credit ratings. While we enter into derivative transactions principally with investment grade counterparties and actively monitor their ratings, it is nevertheless possible that from time to time losses will result from counterparty credit risk.

        Our normal business activities expose us to risks associated with changes in the market price of natural gas, natural gas liquids and crude oil. Specifically, these risks are associated with (i) pre-existing or anticipated physical natural gas, natural gas liquids and crude oil sales, (ii) natural gas purchases and (iii) natural gas system use and storage. Price changes are often caused by shifts in the supply and demand for these commodities, as well as their locations. In the accompanying Consolidated Statement of Operations, our derivative activities relating to the mitigation of these risks were designated and qualified as cash flow hedges in accordance with SFAS No. 133. We recognized a pre-tax gain of approximately $0.5 million in the seven months ended December 31, 2007 as a result of ineffectiveness of these hedges, which amounts are reported within the captions "Natural Gas Sales," "Oil and Product Sales" and "Purchases and Other Costs of Sales" in the accompanying Consolidated Statement of Operations. There was no component of these derivatives instruments' gain or loss excluded from the assessment of hedge effectiveness.

        In connection with the Going Private transaction, all of our commodity derivatives were re-designated as cash flow hedges effective June 1, 2007. Accumulated other comprehensive income of $417.8 million related to our share of accumulated losses on commodity derivatives was removed from other comprehensive income and thus will not be reclassified into earnings in future periods. However, the corresponding derivative liabilities related to these losses remained on our balance sheet and the settlement of them will negatively impact our cash flows in future periods.

        As hedged sales and purchases take place and we record them into earnings, we also reclassify the gains and losses included in accumulated other comprehensive income into earnings. During the seven months ended December 31, 2007, we reclassified gains of $0.4 million, of accumulated other comprehensive loss into earnings, as a result of hedged forecasted transactions occurring during this

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

10. Risk Management (Continued)

period. During the seven months ended December 31, 2007, we did not reclassify any of our accumulated other comprehensive loss into earnings as a result of the discontinuance of cash flow hedges. We expect to reclassify approximately $85.4 million of accumulated other comprehensive loss as of December 31, 2007 to earnings during the next twelve months.

        Derivative instruments that are entered into for the purpose of mitigating commodity price risk include swaps, futures and options. The fair values of these derivative contracts reflect the amounts that we would receive or pay to terminate the contracts at the reporting date and are included in the accompanying Consolidated Balance Sheet as of December 31, 2007 within the captions indicated in the following table:

December 31, 2007
(In millions)
Derivatives Asset (Liability)
Current Assets: Other	$37.1
Current Assets: Assets Held for Sale	$8.4
Deferred Charges and Other Assets	$4.4
Assets Held for Sale, Non-current	$—
Current Liabilities: Other	$(594.7)
Current Liabilities: Liabilities Held for Sale	$(0.4)
Other Liabilities and Deferred Credits: Liabilities	$(836.8)

        As of December 31, 2007, the maximum length of time over which we have hedged our exposure to the variability in future cash flows associated with commodity price risk is through December 2012.

Interest Rate Risk Management

        We have exposure to interest rate risk as a result of the issuance of variable and fixed rate debt and commercial paper. We enter into interest rate swap agreements to mitigate our exposure to changes in the fair value of our fixed rate debt agreements. These hedging relationships are accounted for as fair value hedges under SFAS No. 133.

        In connection with the Going Private transaction, all of our debt was recorded on our balance sheet at fair value and, except for Terasen Pipelines (Corridor) Inc.'s outstanding interest rate swap agreements classified as held for sale, all of our interest rate swaps were re-designated as fair value hedges effective June 1, 2007. Because these swaps did not have a fair value of zero as of June 1, 2007 they did not meet the requirements for the "short-cut" method of assessing their effectiveness. Accordingly, subsequent changes in the carrying value of the swap is adjusted to its fair value as of the end of each reporting period, and an offsetting entry is made to adjust the carrying value of the debt securities whose fair value is being hedged. Any hedge ineffectiveness resulting from the difference between the change in fair value of the interest rate swap and the change in fair value of the hedged debt instrument is recorded as interest expense in the current period. During the seven months ended December 31, 2007, no hedge ineffectiveness related to these hedges was recognized. Interest expense equal to the floating rate payments is accrued monthly and paid semi-annually.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

10. Risk Management (Continued)

        During the seven months ended December 31, 2007, interest rate swap agreements with a notional amount of $200 million matured on the same day as the corresponding hedged debt, the $250 million of 5.35% senior notes, became due at Kinder Morgan Energy Partners. Also during the seven months ended December 31, 2007, we terminated interest rate swaps with a notional value of $1.15 billion. The termination of these swaps resulted in a net gain of $24.5 million that is being amortized to interest expense over the periods in which the hedged interest payments were forecasted to occur. The total unamortized net gain on the termination of interest rate swaps of $30.3 million is included within the caption "Long-term Debt: Value of Interest Rate Swaps" in the accompanying Consolidated Balance Sheet at December 31, 2007.

        The swaps denominated in Canadian dollars were sold as part of the sale of Terasen Pipelines (Corridor) Inc. (see Note 6) in June of 2007.

        As of December 31, 2007, we and our subsidiary Kinder Morgan Energy Partners, were party to interest rate swap agreements with notional principal amounts of $275 million and $2.3 billion, respectively, for a consolidated total of $2.575 billion. The fair value of our interest rate swaps as of December 31, 2007 was $139.1 million and is included in the accompanying Consolidated Balance Sheet within the caption "Deferred Charges and Other Assets." Additionally, as discussed in Note 18, on March 7, 2008, we terminated our remaining interest rate swap having a notional value of $275 million associated with Kinder Morgan Finance Company, ULC's 6.40% senior notes due 2036.

        All of our interest rate swap agreements and those of our subsidiary, Kinder Morgan Energy Partners, have a termination date that corresponds to the maturity date of one of the associated series of senior notes and, as of December 31, 2007, the maximum length of time over which we have hedged a portion of our exposure to the variability in the value of this debt due to interest rate risk is through January 15, 2038. In addition, certain of our swap agreements contain mutual cash-out provisions that allow us or our counterparties to settle the agreement at certain future dates before maturity based on the then-economic value of the swap agreement.

        We are exposed to credit related losses in the event of nonperformance by counterparties to our interest rate swap agreements, and while we enter into derivative contracts primarily with investment grade counterparties and actively monitor their credit ratings, it is nevertheless possible that from time to time losses will result from counterparty credit risk. As of December 31, 2007, all of our interest rate swap agreements were with counterparties with investment grade credit ratings.

Net Investment Hedges

        We are exposed to foreign currency risk from our investments in businesses owned and operated outside the United States. To hedge the value of our investment in Canadian operations, we have entered into various cross-currency interest rate swap transactions that have been designated as net investment hedges in accordance with SFAS No. 133. We have recognized no ineffectiveness through the income statement as a result of these hedging relationships during the seven months ended December 31, 2007. The effective portion of the changes in fair value of these swap transactions is reported as a cumulative translation adjustment under the caption "Accumulated Other Comprehensive Loss" in the accompanying Consolidated Balance Sheet at December 31, 2007.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

10. Risk Management (Continued)

        Due to the divestiture of a significant portion of our Canadian operations (see Note 6), we terminated approximately C$250 million and C$1,963 million of our cross-currency interest rate swaps during the seven months ended December 31, 2007 and the five months ended May 31, 2007, respectively. We paid a total of approximately $43.2 million and $151.3 million, respectively, to terminate these swaps. The portion of accumulated losses on these hedges relating to the disposed Canadian operations was included in the corresponding gain or loss on sale calculation for each asset group divested. The combined notional value of our remaining cross-currency interest rate swaps at December 31, 2007 is approximately C$281.6 million. The fair value of the swaps as of December 31, 2007 is a liability of $51.2 million which is included in the caption "Other Liabilities and Deferred Credits: Other" in the accompanying Consolidated Balance Sheet.

11. Employee Benefits

        On September 29, 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statement Nos. 87, 88, 106 and 132(R) ("SFAS No. 158"). This statement requires a company to recognize the overfunded or underfunded status of its defined benefit pension and postretirement plans as assets or liabilities in its statement of financial position. The statement also requires a company to recognize as a component of other comprehensive income the gains or losses and prior service costs or credits that arise during a period but that are not recognized as part of net periodic benefit costs in the current period. Solely for the purposes of this Note, "we," "our" and "the Company" refer to the entity that is the sponsor of the plan being discussed.

Kinder Morgan, Inc.

  (A) Retirement Plans

        We have defined benefit pension plans covering eligible full-time employees. These plans provide pension benefits that are based on the employees' compensation during the period of employment, age and years of service. These plans are tax-qualified subject to the minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended. Our funding policy is to contribute annually the recommended contribution using the actuarial cost method and assumptions used for determining annual funding requirements. Plan assets consist primarily of pooled fixed income, equity, bond and money market funds. The Plan did not have any material investments in our company or affiliates as of December 31, 2007.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

11. Employee Benefits (Continued)

        Total amounts recognized in net periodic pension cost include the following components:

Seven Months Ended December 31, 2007
(In millions)
Net Periodic Pension Benefit Cost:
Service Cost	$5.6
Interest Cost	8.1
Expected Return on Assets	(14.0)
Amortization of Transition Asset	—
Amortization of Prior Service Cost	—
Amortization of Loss	—

Net Periodic Pension Benefit Cost	$(0.3)

        The following table sets forth the reconciliation of the beginning and ending balances of the pension benefit obligation:

Seven Months Ended December 31, 2007
(In millions)
Benefit Obligation at Beginning of Period	$236.5
Service Cost	5.6
Interest Cost	8.1
Actuarial Loss	18.5
Plan Amendments	—
Business Combinations/Mergers	—
Benefits Paid	(10.7)

Benefit Obligation at End of Period	$258.0

        The accumulated benefit obligation at December 31, 2007 was $248.1 million.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

11. Employee Benefits (Continued)

        The following table sets forth the reconciliation of the beginning and ending balances of the fair value of the plans' assets and the plans' funded status:

Seven Months Ended December 31, 2007
(In millions)
Fair Value of Plan Assets at Beginning of Period	$273.4
Actual Return on Plan Assets During the Period	1.9
Contributions by Employer	—
Benefits Paid During the Period	(10.7)
Business Combinations/Mergers	—

Fair Value of Plan Assets at End of Period	264.6
Benefit Obligation at End of Period	(258.0)

Funded Status at End of Period	$6.6

        The accompanying Consolidated Balance Sheet at December 31, 2007 includes balances of $7.1 million under the caption "Deferred Charges and Other Assets" and balances of $0.4 million under the caption "Other Liabilities and Deferred Credits: Other," related to our pension plans. Amounts recognized in "Accumulated Other Comprehensive Loss" consist of:

Seven Months Ended December 31, 2007
(In millions)
Application of SFAS 158—Net Loss	$—
Application of SFAS 158—Prior Service Cost	—
Net Loss Arising During Period	30.6
Prior Service Cost Arising During Period	—
Business Combinations	—
Amortization of (Gain)/Loss	—
Amortization of Prior Service Cost	—

$30.6

        The estimated net loss for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic pension benefit cost over the next fiscal year is $0.4 million.

        We do not expect to contribute to the Plan during 2008.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

11. Employee Benefits (Continued)

        The following net benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Fiscal Year	Expected Net Benefit Payments
(In millions)
2008	$13.7
2009	$14.9
2010	$15.9
2011	$17.4
2012	$18.8
2013 - 2016	$114.2

        Effective January 1, 2001, we added a cash balance plan to our retirement plan. Certain collectively bargained employees and "grandfathered" employees continue to accrue benefits through the defined pension benefit plan described above. All other employees accrue benefits through a personal retirement account in the cash balance plan. All employees converting to the cash balance plan were credited with the current fair value of any benefits they had previously accrued through the defined benefit plan. We make contributions on behalf of these employees equal to 3% of eligible compensation every pay period. Interest is credited to the personal retirement accounts at the 30-year U.S. Treasury bond rate, or an approved substitute, in effect each year. Employees become fully vested in the plan after three years (five years prior to January 1, 2008) and they may take a lump sum distribution upon termination of employment or retirement.
        In addition to our retirement plan described above, we have the Kinder Morgan Savings Plan (the "Plan"), a defined contribution 401(k) plan. The plan permits all full-time employees to contribute between 1% and 50% of base compensation, on a pre-tax basis, into participant accounts. In addition to a mandatory Company contribution equal to 4% of base compensation per year for most plan participants, we may make discretionary contributions. Certain employees' contributions are based on collective bargaining agreements. The mandatory contributions are made each pay period on behalf of each eligible employee. Participants may direct the investment of their contributions and all employer contributions, including discretionary contributions, into a variety of investments. Plan assets are held and distributed pursuant to a trust agreement. The total amount contributed for the seven months ended December 31, 2007 was $11.0 million.

        Employer contributions for employees vest on the second anniversary of the date of hire. Effective October 1, 2005, a tiered employer contribution schedule was implemented for new employees of Kinder Morgan Energy Partners, L.P.'s Terminals segment. This tiered schedule provides for employer contributions of 1% for service less than one year, 2% for service between one and two years, 3% for services between two and five years, and 4% for service of five years or more. All employer contributions for Terminals employees hired after October 1, 2005 vest on the fifth anniversary of the date of hire. Effective January 1, 2008, this five year anniversary date for Terminals employees was changed to three years to comply with changes in federal regulations. Vesting and contributions for bargaining employees will follow the collective bargaining agreements.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

11. Employee Benefits (Continued)

        At its July 2007 meeting, the compensation committee of our board of directors approved a special contribution of an additional 1% of base pay into the Plan for each eligible employee. Each eligible employee will receive an additional 1% Company contribution based on eligible base pay each pay period beginning with the first pay period of August 2007 and continuing through the last pay period of July 2008. The additional 1% contribution does not change or otherwise impact, the annual 4% contribution that eligible employees currently receive and the vesting schedule mirrors the Company's 4% contribution. Since this additional 1% Company contribution is discretionary, compensation committee approval will be required annually for each additional contribution. During the first quarter of 2008, excluding the 1% additional contribution described above, we will not make any additional discretionary contributions to individual accounts for 2007.

        Additionally, in 2006, an option to make after-tax "Roth" contributions (Roth 401(k) option) to a separate participant account was added to the Savings Plan as an additional benefit to all participants. Unlike traditional 401(k) plans, where participant contributions are made with pre-tax dollars, earnings grow tax-deferred, and the withdrawals are treated as taxable income, Roth 401(k) contributions are made with after-tax dollars, earnings are tax-free, and the withdrawals are tax-free if they occur after both (i) the fifth year of participation in the Roth 401(k) option, and (ii) attainment of age 59 1/2, death or disability. The employer contribution will still be considered taxable income at the time of withdrawal.

        In 2006, we elected not to make any restricted stock awards as a result of the Going Private transaction. To ensure that certain key employees who had previously received restricted stock and restricted stock unit awards continued under a long-term retention and incentive program, the Company implemented the Long-term Incentive Retention Award plan. The plan provides cash awards approved by the compensation committees of the Company which are granted in July of each year to recommended key employees. Senior management is not eligible for these awards. These grants require the employee to sign a grant agreement. The grants vest 100% after the third year anniversary of the grant provided the employee remains with the Company. Grants were made in July of 2007. During the seven months ended December 31, 2007, we amortized $5.3 million related to these grants.

  (B) Other Postretirement Employee Benefits

        We have a postretirement plan providing medical and life insurance benefits upon retirement. For certain eligible employees and their eligible dependents that are "grandfathered," we also provide a subsidized premium. All others who are eligible pay the full cost. We fund a portion of the future expected postretirement benefit cost under the plan by making payments to Voluntary Employee Benefit Association trusts. Plan assets are invested in a mix of equity funds and fixed income instruments similar to the investments in our pension plans.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

11. Employee Benefits (Continued)

        Total amounts recognized in net periodic postretirement benefit cost include the following components:

Seven Months Ended December 31, 2007
(In millions)
Net Periodic Postretirement Benefit Cost:
Service Cost	$0.2
Interest Cost	2.7
Expected Return on Assets	(3.9)
Amortization of Prior Service Credit	—
Amortization of Loss	—

Net Periodic Postretirement Benefit Cost	$(1.0)

        The following table sets forth the reconciliation of the beginning and ending balances of the accumulated postretirement benefit obligation:

Seven Months Ended December 31, 2007
(In millions)
Benefit Obligation at Beginning of Period	$78.7
Service Cost	0.2
Interest Cost	2.7
Actuarial Loss	7.5
Benefits Paid	(8.5)
Retiree Contributions	1.4
Plan Amendments	—

Benefit Obligation at End of Period	$82.0

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

11. Employee Benefits (Continued)

        The following table sets forth the reconciliation of the beginning and ending balances of the fair value of plan assets and the plan's funded status:

Seven Months Ended December 31, 2007
(In millions)
Fair Value of Plan Assets at Beginning of Period	$76.9
Actual Return on Plan Assets	0.1
Contributions by Employer	—
Retiree Contributions	1.6
Transfers In	0.1
Benefits Paid	(9.5)

Fair Value of Plan Assets at End of Period	69.2
Benefit Obligation at End of Period	(82.0)

Funded Status at End of Period	$(12.8)

        The accompanying Consolidated Balance Sheet at December 31, 2007 includes balances of $12.8 million under the caption "Other Liabilities and Deferred Credits: Other," related to our other postretirement benefit plans.

        Amounts recognized in "Accumulated Other Comprehensive Loss" consist of:

Seven Months Ended December 31, 2007
(In millions)
Application of SFAS 158—Net Loss	$—
Application of SFAS 158—Prior Service Cost	—
Net Loss Arising During Period	12.0
Business Combinations	—
Amortization of (Gain)/Loss	—
Amortization of Prior Service Cost	—

$12.0

        The estimated net loss for the postretirement benefit plans that will be amortized from accumulated other comprehensive income into net periodic postretirement benefit cost over the next fiscal year is $0.3 million. We expect to make contributions of approximately $1.3 million to the plan in 2008.

        A one-percentage-point increase (decrease) in the assumed health care cost trend rate for each future year would have increased (decreased) the aggregate of the service and interest cost components of the 2007 net periodic postretirement benefit cost by approximately $5 $(4) thousand and would have

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

11. Employee Benefits (Continued)

increased (decreased) the accumulated postretirement benefit obligation as of December 31, 2007 by approximately $79 $(74) thousand.

        The following net benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Fiscal Year	Expected Net Benefit Payments
(In millions)
2008	$7.7
2009	$7.5
2010	$7.2
2011	$7.0
2012	$6.8
2013 - 2016	$31.8

  (C) Actuarial Assumptions

        The assumptions used to determine benefit obligations for the pension and postretirement benefit plans were:

Seven Months Ended December 31, 2007
Discount Rate	5.75%
Expected Long-term Return on Assets	9.00%
Rate of Compensation Increase (Pension Plan Only)	3.50%

        The assumptions used to determine net periodic benefit cost for the pension and postretirement benefits were:

Seven Months Ended December 31, 2007
Discount Rate	6.00%
Expected Long-term Return on Assets	9.00%
Rate of Compensation Increase (Pension Plan Only)	3.50%

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

11. Employee Benefits (Continued)

        The assumed healthcare cost trend rates for the postretirement plan were:

Seven Months Ended December 31, 2007
Healthcare Cost Trend Rate Assumed for Next Year	3.0%
Rate to which the Cost Trend Rate is Assumed to Decline (Ultimate Trend Rate)	3.0%
Year the Rate Reaches the Ultimate Trend Rate	2007

  (D) Plan Investment Policies

        The investment policies and strategies for the assets of our pension and retiree medical and retiree life insurance plans are established by the Fiduciary Committee (the "Committee"), which is responsible for investment decisions and management oversight of each plan. The stated philosophy of the Committee is to manage these assets in a manner consistent with the purpose for which the plans were established and the time frame over which the plans' obligations need to be met. The objectives of the investment management program are to (1) meet or exceed plan actuarial earnings assumptions over the long term and (2) provide a reasonable return on assets within established risk tolerance guidelines and liquidity needs of the plans with the goal of paying benefit and expense obligations when due. In seeking to meet these objectives, the Committee recognizes that prudent investing requires taking reasonable risks in order to raise the likelihood of achieving the targeted investment returns. In order to reduce portfolio risk and volatility, the Committee has adopted a strategy of using multiple asset classes.

        As of December 31, 2007, the following target asset allocation ranges were in effect for our pension plans (Minimum/Target/Maximum): Cash— 0%/0%/5%; Fixed Income—20%/30%/40%; Equity—55%/65%/75% and Alternative Investments—0%/5%/10%. As of December 31, 2007, the following target asset allocation ranges were in effect for our retiree medical and retiree life insurance plans (Minimum/Target/Maximum): Cash—0%/5%/15%; Fixed Income—15%/25%/35% and Equity—60%/70%/80%. In order to achieve enhanced diversification, the equity category is further subdivided into sub-categories with respect to small cap vs. large cap, value vs. growth and international vs. domestic, each with its own target asset allocation. Historically, our plans have allowed for up to 10% (15% with asset appreciation) of the plans' assets to be held in Kinder Morgan, Inc. common stock. During the fourth quarter of 2006, all investments in Kinder Morgan, Inc. common stock held by the plans were systematically liquidated at the discretion of our independent fiduciary. As a result of the sale of these assets, at December 31, 2006, the cash position in our pension plan was above the maximum allocation (15.6% vs 5% maximum allocation) and the large cap equity position (32.8%) was slightly above the minimum large cap allocation (30%) but below the target allocation (40%). In the first quarter of 2007, the Committee rebalanced the plans' portfolios to be within the allocation ranges specified by investment policies.

        In implementing its investment policies and strategies, the Committee has engaged a professional investment advisor to assist with its decision making process and has engaged professional money managers to manage plan assets. The Committee believes that such active investment management will

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

11. Employee Benefits (Continued)

achieve superior returns with comparable risk in comparison to passive management. Consistent with its goal of reasonable diversification, no manager of an equity portfolio for the plan is allowed to have more than 10% of the market value of the portfolio in a single security or weight a single economic sector more than twice the weighting of that sector in the appropriate market index. Finally, investment managers are not permitted to invest or engage in the following equity transactions unless specific permission is given in writing (which permission has not been requested or granted by the Committee to-date): derivative instruments, except for the purpose of asset value protection (such as writing covered calls), direct ownership of letter stock, restricted stock, limited partnership units (unless the security is registered and listed on a domestic exchange), venture capital, short sales, margin purchases or borrowing money, stock loans and commodities. In addition, fixed income holdings in the following investments are prohibited without written permission: private placements, except medium-term notes and securities issued under SEC Rule 144a; foreign bonds (non-dollar denominated); municipal or other tax exempt securities, except taxable municipals; margin purchases or borrowing money to effect leverage in the portfolio; inverse floaters, interest only and principle only mortgage structures; and derivative investments (futures or option contracts) used for speculative purposes. Certain other types of investments such as hedge funds and land purchases are not prohibited as a matter of policy but have not, as yet, been adopted as an asset class or received any allocation of fund assets.

  (E) Return on Plan Assets

        For the year ending December 31, 2007, our defined benefit pension plan yielded a weighted-average rate of return of 8.61%, below the expected rate of return on assets of 9.00%. Investment performance for a balanced fund comprised of a similar mix of assets yielded a weighted-average return of 6.13%, so our plans exceeded the performance of the benchmark balanced fund index. For the year ending December 31, 2007, our retiree medical and retiree life insurance plans yielded a weighted-average rate of return of 6.44%, below the expected rate of return on assets of 9.00%. Investment performance for a balanced fund comprised of a similar mix of assets yielded a weighted-average return of 5.16%, so our plans exceeded the performance of the benchmark balanced fund index.

        At December 31, 2007, our pension plan assets consisted of 69.5% equity, 27.3% fixed income and 3.2% cash and cash equivalents, and our retiree medical and retiree life insurance plan assets consisted of 66.7% equity, 28.9% fixed income and 4.4% cash and cash equivalents. Historically over long periods of time, widely traded large cap equity securities have provided a return of 10%, while fixed income securities have provided a return of 6%, indicating that a long term expected return predicated on the asset allocation as of December 31, 2007 would be approximately 9.6% to 9.8% if investments were made in the broad indexes. Therefore, we arrived at an overall expected return of 9% for purposes of making the required calculations.

Kinder Morgan Energy Partners

        Kinder Morgan Canada Inc. and Trans Mountain Pipeline Inc. (as general partners of Trans Mountain Pipeline, L.P.) are sponsors of pension plans for eligible Trans Mountain employees. The plans include registered defined benefit pension plans, supplemental unfunded arrangements, which provide pension benefits in excess of statutory limits, and defined contributory plans. Kinder Morgan Energy Partners also provides postretirement benefits other than pensions for retired employees. Our

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

11. Employee Benefits (Continued)

combined net periodic benefit costs for these Trans Mountain pension and postretirement benefit plans for the seven months ended December 31, 2007 and the five months ended May 31, 2007 was approximately $1.9 million and $1.3 million, respectively. As of December 31, 2007, we estimate our overall net periodic pension and postretirement benefit costs for these plans for the year 2008 will be approximately $3.1 million, although this estimate could change if there is a significant event, such as a plan amendment or a plan curtailment, which would require a remeasurement of liabilities. We expect to contribute approximately $2.6 million to these benefit plans in 2008. Prior to the sale of Trans Mountain to Kinder Morgan Energy Partners on April 18, 2008 (refer to Note 1(I)), the pension plans of Trans Mountain were part of the Terasen pension plans. Refer to the following discussion on the Terasen pension plans for 2006.

        In connection with Kinder Morgan Energy Partners' acquisition of SFPP, L.P., referred to in this report as SFPP, and Kinder Morgan Bulk Terminals, Inc. in 1998, Kinder Morgan Energy Partners acquired certain liabilities for pension and postretirement benefits. Kinder Morgan Energy Partners provides medical and life insurance benefits to current employees, their covered dependents and beneficiaries of SFPP and Kinder Morgan Bulk Terminals. Kinder Morgan Energy Partners also provides the same benefits to former salaried employees of SFPP. Additionally, Kinder Morgan Energy Partners will continue to fund these costs for those employees currently in the plan during their retirement years. SFPP's postretirement benefit plan is frozen, and no additional participants may join the plan. The noncontributory defined benefit pension plan covering the former employees of Kinder Morgan Bulk Terminals is the Knight Inc. Retirement Plan. The benefits under this plan are based primarily upon years of service and final average pensionable earnings; however, benefit accruals were frozen as of December 31, 1998.

        The net periodic benefit cost for the SFPP postretirement benefit plan was a credit of $0.1 million for the seven months ended December 31, 2007. The credit resulted in an increase to income, largely due to amortization of an actuarial gain and a negative prior service cost. As of December 31, 2007, we estimate no overall net periodic postretirement benefit cost for the SFPP postretirement benefit plan for the year 2008, however, this estimate could change if a future significant event would require a remeasurement of liabilities. In addition, we expect to contribute approximately $0.4 million to this postretirement benefit plan in 2008.

        As of December 31, 2007, the recorded value of Kinder Morgan Energy Partners' pension and postretirement benefit obligations for these plans was a combined $37.5 million.

  Multiemployer Plans

        As a result of acquiring several terminal operations, primarily the acquisition of Kinder Morgan Bulk Terminals, Inc. effective July 1, 1998, Kinder Morgan Energy Partners participates in several multi-employer pension plans for the benefit of employees who are union members. Kinder Morgan Energy Partners does not administer these plans and contributes to them in accordance with the provisions of negotiated labor contracts. Other benefits include a self-insured health and welfare insurance plan and an employee health plan where employees may contribute for their dependents' health care costs. Amounts charged to expense for these plans totaled $4.2 million for the seven months ended December 31, 2007.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

12. Share-based Compensation

Kinder Morgan Holdco LLC

        The Kinder Morgan Holdco LLC agreement created two additional classes of ownership interests or units in Kinder Morgan Holdco LLC other than Class A shares: Class A-1 Units and Class B Units. The Class A-1 Units were granted to certain members of management in exchange for contributed equity capital in Class A shares. The Class B units were granted to certain members of management as a replacement to previous incentive compensation programs. The granting of both the Class A-1 Units and the Class B Units are being accounted for as equity awards in accordance with SFAS 123(R), Share Based Payment.

  Class A-1 Units

        Class A-1 Units entitles the holder to receive a distribution once certain other distribution criteria have been met. A total of 25,570,736 Class A-1 Units were authorized and outstanding as of December 31, 2007, all of which were granted as of the close of the Going Private transaction. Class A-1 Units may be purchased, under certain circumstances including a service condition, by Kinder Morgan Holdco LLC for no consideration for a period of four years from the date of issuance. It was determined that this four year period represented the requisite service period as defined by SFAS 123(R). As the A-1 units are equity interests in Kinder Morgan Holdco LLC, a private limited liability company, a discounted cash flow analysis was prepared to determine a grant date fair value of these awards of $6.2 million. This grant date fair value is being amortized over the 4 year requisite service period. During the seven months ended December 31, 2007, we amortized $0.9 million of this amount to compensation expense.

        The Class A-1 Unit activity for the seven months ended December 31, 2007 is summarized below:

	Seven Months Ended December 31, 2007
	Shares	Weighted Average Grant Date Fair Value
Outstanding at Beginning of Period	—	$—
Granted	25,570,736	6.2
Vested	—	—
Forfeited	—	—

Outstanding at End of Period	25,570,736	$6.2

  Class B Units

        Class B Units entitles the holder to receive a distribution once certain other distribution criteria have been met. A total of 1,978,513,632 Class B Units were authorized and outstanding as of December 31, 2007, all of which were granted as of the close of the Going Private Transaction or shortly thereafter. Class B Units are subject to time vesting where one third of each grant vests on the third, fourth, and fifth anniversary of the date of issuance. As the Class B units are equity interests in Kinder Morgan Holdco LLC, a private limited liability company, a discounted cash flow analysis was

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

12. Share-based Compensation (Continued)

prepared to determine a grant date fair value of these awards of $23.0 million. This grant date fair value is being amortized over the 5 year requisite service period with one third of the total fair value being amortized over 3, 4 and 5 years, respectively. During the seven months ended December 31, 2007, we amortized $3.5 million of this amount to compensation expense.

        The Class B Unit activity for the seven months ended December 31, 2007 is summarized below:

	Seven Months Ended December 31, 2007
	Shares	Weighted Average Grant Date Fair Value
Outstanding at Beginning of Period	—	$—
Granted	1,980,492,146	23.0
Vested	—	—
Forfeited	(1,978,514)	—

Outstanding at End of Period	1,978,513,632	$23.0

Kinder Morgan Energy Partners

        Our subsidiary, Kinder Morgan Energy Partners, has three common unit-based compensation plans: A common unit option plan, the Directors' Unit Appreciation Rights Plan and the Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan. Grants under these plans are accounted for according to the provisions of SFAS No. 123 (revised 2004).

        The common unit option plan was established in 1998 and no grants have been made under this plan since May 2000. As of December 31, 2007, there were no outstanding options under this plan.

        The Directors' Unit Appreciation Rights Plan was established on April 1, 2003. Pursuant to this plan, each of Kinder Morgan Management's three non-employee directors was eligible to receive common unit appreciation rights. Upon the exercise of unit appreciation rights, Kinder Morgan Energy Partners will pay, within thirty days of the exercise date, the participant an amount of cash equal to the excess, if any, of the aggregate fair market value of the unit appreciation rights exercised as of the exercise date over the aggregate award price of the rights exercised. The fair market value of one unit appreciation right as of the exercise date will be equal to the closing price of one common unit on the New York Stock Exchange on that date. The award price of one unit appreciation right will be equal to the closing price of one common unit on the New York Stock Exchange on the date of grant. All unit appreciation rights granted vest on the six-month anniversary of the date of grant and have a ten-year term. A total of 52,500 unit appreciation rights were granted in 2003 and 2004. During 2007, 7,500 unit appreciation rights were exercised by one director at an aggregate fair value of $53.00 per unit. No unit appreciation rights were exercised during 2006. As of December 31, 2007, 45,000 unit appreciation rights had been granted, vested and remained outstanding. In 2005, this plan was replaced with the Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors, discussed following.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

12. Share-based Compensation (Continued)

        The Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan recognizes that the compensation to be paid to each non-employee director is fixed by the Kinder Morgan Management board, generally annually, and that the compensation is expected to include an annual retainer payable in cash. Pursuant to the plan, in lieu of receiving cash compensation, each non-employee director may elect to receive common units. A non-employee director may make a new election each calendar year. The total number of common units authorized under this compensation plan is 100,000. All common units issued under this plan are subject to forfeiture restrictions that expire six months from the date of issuance.

13. Commitments and Contingent Liabilities

  (A) Operating Leases and Purchase Obligations

        Expenses incurred under operating leases were $43.8 million for the seven months ended December 31, 2007 of which $0.1 million was associated with our discontinued operations. Future minimum commitments under major operating leases as of December 31, 2007 are as follows:

Year	Operating Leases(1)
2008	$57.9
2009	49.4
2010	46.4
2011	42.5
2012	39.1
Thereafter	439.3

Total	$674.6

(1)
Approximately $2.3 million, $0.3 million, $0.3 million, $0.3 million, $0.3 million and $2.2 million in 2008, 2009, 2010, 2011, 2012 and thereafter, respectively, is attributable to operating lease obligations associated with our NGPL business segment classified as held for sale.

        We have not reduced our total minimum payments for future minimum sublease rentals, aggregating approximately $6.5 million. The remaining terms on our operating leases range from one to 61 years.

  (B) Capital Leases

        Our capital leases are not material on a cumulative basis or in any year.

        Amortization of assets recorded under capital leases is included with depreciation expense. The components of "Property, Plant and Equipment, Net" recorded under capital leases as of December 31, 2007 consist of $2.2 million of Property, Plant and Equipment reduced by $0.3 million of Accumulated Amortization.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

13. Commitments and Contingent Liabilities (Continued)

  (C) Guarantee

        As a result of Kinder Morgan, Inc.'s December 1999 sale of assets to ONEOK, ONEOK became primarily obligated for the lease of the Bushton gas processing facility. Kinder Morgan, Inc. remains secondarily liable for the lease, which had a remaining minimum obligation of approximately $103.0 million at December 31, 2007, with payments that average approximately $23 million per year through 2012.

  (D) Capital Expenditures Budget

        Approximately $259.1.million of our consolidated capital expenditure budget for 2008 had been committed for the purchase of plant and equipment at December 31, 2007.

  (E) Commitments for Incremental Investment

        We could be obligated (i) based on operational performance of the equipment at the Jackson, Michigan power generation facility to invest up to an additional $3 to $8 million per year for the next 12 years and (ii) based on cash flows generated by the facility, to invest up to an additional $25 million beginning in 2018, in each case in the form of an incremental preferred interest.

  (F) Contingent Debt

  Cortez Pipeline Company Debt

        Pursuant to a certain Throughput and Deficiency Agreement, the partners of Cortez Pipeline Company (Kinder Morgan CO2 Company, L.P.—50% partner; a subsidiary of Exxon Mobil Corporation—37% partner; and Cortez Vickers Pipeline Company—13% partner) are required, on a several, proportional percentage ownership basis, to contribute capital to Cortez Pipeline Company in the event of a cash deficiency. Furthermore, due to Kinder Morgan Energy Partners' indirect ownership of Cortez Pipeline Company through Kinder Morgan CO2 Company, L.P., Kinder Morgan Energy Partners severally guarantees 50% of the debt of Cortez Capital Corporation, a wholly owned subsidiary of Cortez Pipeline Company.

        As of December 31, 2007, the debt facilities of Cortez Capital Corporation consisted of (i) $64.3 million of Series D notes due May 15, 2013; (ii) a $125 million short-term commercial paper program; and (iii) a $125 million five-year committed revolving credit facility due December 22, 2009 (to support the above-mentioned $125 million commercial paper program). As of December 31, 2007, Cortez Capital Corporation had $93.0 million of commercial paper outstanding with an average interest rate of approximately 5.66%, the average interest rate on the Series D notes was 7.14%, and there were no borrowings under the credit facility.

        With respect to Cortez's Series D notes, Shell Oil Company shares our several guaranty obligations jointly and severally; however, Kinder Morgan Energy Partners is obligated to indemnify Shell for liabilities it incurs in connection with such guaranty and JP Morgan Chase issued a letter of credit on Kinder Morgan Energy Partners' behalf in December 2006 in the amount of $37.5 million to secure its indemnification obligations to Shell for 50% of the $75.0 million in principal amount of Series D notes outstanding as of December 31, 2006.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

13. Commitments and Contingent Liabilities (Continued)

  Nassau County, Florida Ocean Highway and Port Authority Debt

        Kinder Morgan Energy Partners has posted a letter of credit as security for borrowings under Adjustable Demand Revenue Bonds issued by the Nassau County, Florida Ocean Highway and Port Authority. The bonds were issued for the purpose of constructing certain port improvements located in Fernandino Beach, Nassau County, Florida. Kinder Morgan Energy Partners' subsidiary, Nassau Terminals LLC is the operator of the marine port facilities.

        The bond indenture is for 30 years and allows the bonds to remain outstanding until December 1, 2020. Principal payments on the bonds are made on the first of December each year and corresponding reductions are made to the letter of credit. As of December 31, 2007, this letter of credit had a face amount of $22.5 million.

  Rockies Express Pipeline LLC Debt

        Pursuant to certain guaranty agreements, all three member owners of West2East Pipeline LLC (which owns all of the member interests in Rockies Express Pipeline LLC) have agreed to guarantee, severally in the same proportion as their percentage ownership of the member interests in West2East Pipeline LLC, borrowings under Rockies Express Pipeline LLC's (i) $2.0 billion five-year, unsecured revolving credit facility due April 28, 2011; (ii) $2.0 billion commercial paper program; and (iii) $600 million in principal amount of floating rate senior notes due August 20, 2009. The three member owners and their respective ownership interests consist of the following: Kinder Morgan Energy Partners' subsidiary Kinder Morgan W2E Pipeline LLC—51%, a subsidiary of Sempra Energy—25%, and a subsidiary of ConocoPhillips—24%.

        Borrowings under the Rockies Express Pipeline LLC commercial paper program are primarily used to finance the construction of the Rockies Express interstate natural gas pipeline and to pay related expenses. The credit facility, which can be amended to allow for borrowings up to $2.5 billion, supports borrowings under the commercial paper program, and borrowings under the commercial paper program reduce the borrowings allowed under the credit facility.

        On September 20, 2007, Rockies Express Pipeline LLC issued $600 million in principal amount of senior unsecured floating rate notes. The notes have a maturity date of August 20, 2009, and interest on these notes is paid and computed quarterly on an interest rate of three-month LIBOR plus a spread. Upon issuance of the notes, Rockies Express Pipeline LLC entered into two floating-to-fixed interest rate swap agreements having a combined notional principal amount of $600 million and a maturity date of August 20, 2009.

        In addition to the $600 million in senior notes, as of December 31, 2007, Rockies Express Pipeline LLC had $1,625.4 million of commercial paper outstanding with a weighted average interest rate of approximately 5.50%, and there were no borrowings under its five-year credit facility. Accordingly, as of December 31, 2007, Kinder Morgan Energy Partners' contingent share of Rockies Express Pipeline LLC's debt was $1,135.0 million (51% of total borrowings).

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

13. Commitments and Contingent Liabilities (Continued)

  Midcontinent Express Pipeline LLC Letters of Credit

        Midcontinent Express Pipeline LLC has a $197 million reimbursement agreement dated September 4, 2007, with a syndicate of financial institutions with JPMorgan Chase Bank, N.A. as the administrative agent. The reimbursement agreement can be used for the issuance of letters of credit to support the construction of the Midcontinent Express Pipeline and includes covenants and requires payments of fees that are common in such arrangements. Kinder Morgan Energy Partners and Energy Transfer Partners, L.P. have agreed to guarantee borrowings under the reimbursement agreement in the same proportion as the associated percentage ownership of their member interests. At December 31, 2007, there were two letters of credit outstanding totaling $195.4 million supporting the construction of the Midcontinent Express Pipeline.

  (G) Standby Letters of Credit

        Letters of credit totaling $815.6 million outstanding at December 31, 2007 consisted of the following: (i) four letters of credit, totaling $323.0 million, supporting our hedging of commodity risk, (ii) a $100 million letter of credit that supports certain proceedings with the California Public Utilities commission involving refined products tariff charges on the intrastate common carrier operations of Kinder Morgan Energy Partners' Pacific operations' pipelines in the State of California, (iii) a combined $58.3 million in ten letters of credit supporting Kinder Morgan Energy Partners' Trans Mountain pipeline system operations, (iv) a $52.1 million letter of credit supporting our Canadian pipeline operations (v) a $37.5 million letter of credit supporting Kinder Morgan Energy Partners' indemnification obligations on the Series D note borrowings of Cortez Capital Corporation, (vi) Kinder Morgan Energy Partners' $30.3 million guarantee under letters of credit totaling $45.5 million supporting its International Marine Terminals Partnership Plaquemines, Louisiana Port, Harbor, and Terminal Revenue Bonds, (vii) a $25.3 million letter of credit supporting Kinder Morgan Energy Partners' Kinder Morgan Liquids Terminals LLC New Jersey Economic Development Revenue Bonds, (viii) a $24.1 million letter of credit supporting Kinder Morgan Energy Partners' Kinder Morgan Operating L.P. "B" tax-exempt bonds, (ix) a $22.5 million letter of credit supporting Nassau County, Florida Ocean Highway and Port Authority tax-exempt bonds, (x) four letters of credit, totaling $21.4 million, required under provisions of our property and casualty, worker's compensation and general liability insurance policies, (xi) a $19.9 million letter of credit supporting the construction of Kinder Morgan Energy Partners' Kinder Morgan Louisiana Pipeline, (xii) a $15.3 million letter of credit to fund the Debt Service Reserve Account required under the Express System's trust indenture, (xiii) a $15.5 million letter of credit supporting Kinder Morgan Energy Partners' pipeline and terminal operations in Canada, (xiv) two letters of credit totaling $20.3 million letter of credit supporting the subordination of operating fees payable to us for operation of the Jackson, Michigan power generation facility to payments due under the operating lease of the facilities and (xv) 14 letters of credit, totaling $34.9 million supporting various Company activities.

  (H) Other Obligations

        Other obligations are discussed in Note 6.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

14. Business Segment Information

        Pursuant to EITF No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (see Note 1(B)), we include Kinder Morgan Energy Partners and its consolidated subsidiaries as consolidated subsidiaries in our consolidated financial statements, and we include the business segments of Kinder Morgan Energy Partners in our business segment information.

        In accordance with the manner in which we manage our businesses, including the allocation of capital and evaluation of business segment performance, we report our operations in the following segments: (1) Natural Gas Pipeline Company of America and certain affiliates, referred to as Natural Gas Pipeline Company of America or NGPL, a major interstate natural gas pipeline and storage system; (2) Power, the ownership and operation of natural gas-fired electric generation facilities; (3) Express Pipeline System, the ownership of a one-third interest in a crude pipeline system accounted for under the equity method; (4) Products Pipelines—KMP, the ownership and operation of refined petroleum products pipelines that deliver gasoline, diesel fuel, jet fuel and natural gas liquids to various markets plus the ownership and/or operation of associated product terminals and petroleum pipeline transmix facilities; (5) Natural Gas Pipelines—KMP, the ownership and operation of major interstate and intrastate natural gas pipeline and storage systems; (6) CO2—KMP, the production, transportation and marketing of carbon dioxide ("CO2") to oil fields that use CO2 to increase production of oil plus ownership interests in and/or operation of oil fields in West Texas and the ownership and operation of a crude oil pipeline system in West Texas; (7) Terminals—KMP, the ownership and/or operation of liquids and bulk terminal facilities and rail transloading and materials handling facilities located throughout the United States and Canada; and (8) Trans Mountain—KMP, the ownership and operation of a pipeline system, plus associated product terminals, that transport crude oil and refined products from Edmonton, Alberta, Canada to marketing terminals and refineries in British Columbia, Canada and the State of Washington, U.S.A.

        On December 10, 2007, Kinder Morgan, Inc. entered into a definitive agreement to sell an 80% ownership interest in its NGPL business segment to Myria. The sale was closed on February 15, 2008 (see Note 1(M)). We will continue to operate NGPL's assets pursuant to a 15-year operating agreement. In periods subsequent to the closing of this transaction, the NGPL segment will be reported as an equity investment, as discussed further below.

        In November 2007, we signed a definitive agreement to sell our interests in three natural gas-fired power plants in Colorado to Bear Stearns. The sale was effective January 1, 2008.

        On October 5, 2007, Kinder Morgan Energy Partners announced that it had completed the sale of the North System and also its 50% ownership interest in the Heartland Pipeline Company to ONEOK Partners, L.P. for approximately $298.6 million in cash.

        In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, 80% of the assets and liabilities associated with the NGPL business segment transaction are included in our Consolidated Balance Sheet at December 31, 2007 in the captions "Current Assets: Assets Held for Sale," "Assets Held for Sale, Non-current," "Current Liabilities: Liabilities Held for Sale" and "Other Liabilities and Deferred Credits: Liabilities Held for Sale, Non-current" with the remaining 20% included in the caption "Investments." The financial results of Terasen Gas, Corridor, Kinder Morgan Retail, the North System and the equity investment in the Heartland Pipeline Company have been

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

14. Business Segment Information (Continued)

reclassified to discontinued operations for all periods presented. See Note 6 for additional information regarding discontinued operations.

        The accounting policies we apply in the generation of business segment earnings are generally the same as those applied to our consolidated operations and described in Note 1, except that (i) certain items below the "Operating Income" line (such as interest expense) are either not allocated to business segments or are not considered by management in its evaluation of business segment performance, (ii) equity in earnings of equity method investees are included in segment earnings (these equity method earnings are included in "Other Income and (Expenses)" in the accompanying Consolidated Statement of Operations), (iii) certain items included in operating income (such as general and administrative expenses and depreciation, depletion and amortization ("DD&A")) are not considered by management in its evaluation of business segment performance and, thus, are not included in reported performance measures, (iv) gains and losses from incidental sales of assets are included in segment earnings and (v) our business segments that are also segments of Kinder Morgan Energy Partners include certain other income and expenses and income taxes in their segment earnings. With adjustment for these items, we currently evaluate business segment performance primarily based on segment earnings before DD&A (sometimes referred to in this report as EBDA) in relation to the level of capital employed.

        Because Kinder Morgan Energy Partners' partnership agreement requires it to distribute 100% of its available cash to its partners on a quarterly basis (Kinder Morgan Energy Partners' available cash consists primarily of all of its cash receipts, less cash disbursements and changes in reserves), we consider each period's earnings before all non-cash depreciation, depletion and amortization expenses to be an important measure of business segment performance for our segments that are also segments of Kinder Morgan Energy Partners. We account for intersegment sales at market prices, while we account for asset transfers at either market value or, in some instances, book value.

        NGPL's principal delivery market area encompasses the states of Illinois, Indiana and Iowa and secondary markets in portions of Wisconsin, Nebraska, Kansas, Missouri and Arkansas. NGPL is the largest transporter of natural gas to the Chicago, Illinois area, its largest market. During 2007, approximately 39% of NGPL's transportation represented deliveries to this market. NGPL's storage capacity is largely located near its transportation delivery markets, effectively serving the same customer base. NGPL has a number of individually significant customers, including local gas distribution companies in the greater Chicago area and major natural gas marketers. During 2007, approximately 50% of its operating revenues from tariff services were attributable to its eight largest customers.

        Prior to our January 1, 2008 sale (see Note 18), Power's principal market was represented by the local electric utilities in Colorado, which purchase the power output from its generation facilities. During the seven months ended December 31, 2007, approximately 73% of Power's operating revenues were for operating the Jackson, Michigan Power facility, 18% were electric sales revenues from XCEL Energy's Public Service Company of Colorado under a long-term contract, and the remaining 9% were primarily for operating the Ft. Lupton, Colorado power facility and a gas-fired power facility in Snyder, Texas that began operations during the second quarter of 2005 and provides electricity to Kinder Morgan Energy Partners' SACROC operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

14. Business Segment Information (Continued)

        Express Pipelines System owns a one-third interest in the Express Pipeline System, a crude oil pipeline system, which investment we account for under the equity method, and certain related entities.

        Products Pipelines—KMP consists of approximately 8,300 miles of refined petroleum products pipelines that deliver gasoline, diesel fuel, jet fuel and natural gas liquids to various markets; plus approximately 60 associated product terminals and petroleum pipeline transmix processing facilities serving customers across the United States.

        Natural Gas Pipelines—KMP consists of approximately 14,700 miles of natural gas transmission pipelines and gathering lines, plus natural gas storage, treating and processing facilities, through which natural gas is gathered, transported, stored, treated, processed and sold.

        CO2—KMP produces, markets and transports, through approximately 1,300 miles of pipelines, carbon dioxide to oil fields that use carbon dioxide to increase production of oil; owns interests in and/or operates ten oil fields in West Texas; and owns and operates a 450 mile crude oil pipeline system in West Texas.

        Terminals—KMP consists of approximately 108 owned or operated liquids and bulk terminal facilities and more than 45 rail transloading and materials handling facilities located throughout the United States and portions of Canada, that together transload, store and deliver a wide variety of bulk, petroleum, petrochemical and other liquids products for customers across the United States and Canada.

        Trans Mountains—KMP consists of over 700 miles of common carrier pipelines, originating at Edmonton, Alberta, for the transportation of crude oil and refined petroleum to the interior of British Colombia and to marketing terminals and refineries located in the greater Vancouver, British Columbia area and Puget Sound in Washington State; plus five associated product terminals.

        Our business activities expose us to credit risk with respect to collection of accounts receivable. In order to mitigate that risk, we routinely monitor the credit status of our existing and potential customers. When customers' credit ratings do not meet our requirements for the extension of unsupported credit, we obtain cash prepayments or letters of credit. Note 1(F) provides information on the amount of prepayments we have received.

        During 2007, we did not have revenues from any single customer that exceeded 10% of our consolidated operating revenues.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

14. Business Segment Information (Continued)

        Financial information by segment follows (in millions):

Seven Months Ended December 31, 2007
Segment Earnings before Depreciation, Depletion, Amortization and Amortization of Excess Cost of Equity Investments:
NGPL	$422.8
Power	13.4
Express	14.4
Products Pipelines—KMP(1)	162.5
Natural Gas Pipelines—KMP(1)	373.3
CO2—KMP(1)	433.0
Terminals—KMP(1)	243.7
Trans Mountain—KMP(1)	43.8

Total Segment Earnings Before DD&A	1,706.9
Depreciation, Depletion and Amortization	(472.3)
Amortization of Excess Cost of Equity Investments	(3.4)
Other	0.3
Interest and Corporate Expenses, Net(2)	(799.1)
Add Back Income Taxes Included in Segments Above(1)	44.0

Income from Continuing Operations Before Income Taxes	$476.4

Seven Months Ended December 31, 2007
Revenues from External Customers
NGPL	$752.4
Power	40.2
Products Pipelines—KMP	471.4
Natural Gas Pipelines—KMP	3,825.9
CO2—KMP	605.9
Terminals—KMP	598.8
Trans Mountain—KMP	98.0
Other	2.1

Total Revenues	$6,394.7

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

14. Business Segment Information (Continued)

Seven Months Ended December 31, 2007
Intersegment Revenues
NGPL	$4.8
Terminals—KMP	0.4

Total Intersegment Revenues	$5.2

Seven Months Ended December 31, 2007
Depreciation, Depletion and Amortization
NGPL	$42.3
Power	0.2
Products Pipelines—KMP	58.1
Natural Gas Pipelines—KMP	52.3
CO2—KMP	243.5
Terminals—KMP	62.1
Trans Mountain—KMP	13.3
Other	0.5

Total Consolidated Depreciation, Depletion and Amortization	$472.3

Seven Months Ended December 31, 2007
Capital Expenditures
NGPL	$152.0
Power	—
Products Pipelines—KMP	179.9
Natural Gas Pipelines—KMP	197.4
CO2—KMP	249.2
Terminals—KMP	310.1
Trans Mountain—KMP	196.7
Other	1.7

Total Consolidated Capital Expenditures	$1,287.0

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

14. Business Segment Information (Continued)

2007
Assets at December 31(3)
NGPL	$720.0
Power	120.6
Express	404.3
Products Pipelines—KMP	6,969.1
Natural Gas Pipelines—KMP	8,475.4
CO2—KMP	3,933.9
Terminals—KMP	4,660.1
Trans Mountain—KMP	1,473.5

Total segment assets	26,756.9
Assets Held for Sale	8,987.9
Other(4)	451.0

Total Consolidated Assets	$36,195.8

(1)
Income taxes of Kinder Morgan Energy Partners of $44.0 million for the seven months ended December 31, 2007 are included in segment earnings

(2)
Includes (i) general and administrative expense, (ii) interest expense, (iii) noncontrolling interests and (iv) miscellaneous other income and expenses not allocated to business segments.

(3)
Segment assets include goodwill allocated to the segments.

(4)
Includes assets of discontinued operations, cash, restricted deposits, market value of derivative instruments (including interest rate swaps) and miscellaneous corporate assets (such as information technology and telecommunications equipment) not allocated to individual segments.

Geographic Information

        Following is geographic information regarding the revenues and long-lived assets of our business segments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

14. Business Segment Information (Continued)

Revenues from External Customers

	Seven Months Ended December 31, 2007
	United States	Canada	Mexico and Other(1)	Total
	(In millions)
NGPL	$752.4	$—	$—	$752.4
Power	40.2	—	—	40.2
Products Pipelines—KMP	449.8	21.6	—	471.4
Natural Gas Pipelines—KMP	3,817.7	—	8.2	3,825.9
CO2—KMP	605.9	—		605.9
Terminals—KMP	566.4	29.1	3.3	598.8
Trans Mountain	7.3	90.7	—	98.0
Other	—	2.1	—	2.1

	$6,239.7	$143.5	$11.5	$6,394.7

Long-lived Assets(2)

	At December 31, 2007
	United States	Canada	Mexico and Other(1)	Total
	(In millions)
NGPL	$720.0	$—	$—	$720.0
Power	95.4	—	—	95.4
Express	281.5	120.6	—	402.1
Products Pipelines—KMP	4,552.0	109.5	—	4,661.5
Natural Gas Pipelines—KMP	4,513.6	—	82.7	4,596.3
CO2—KMP	2,656.5	—	—	2,656.5
Terminals—KMP	2,533.7	196.1	5.5	2,735.3
Trans Mountain—KMP	17.7	1,128.3	—	1,146.0
Assets Held for Sale	418.2	—	—	418.2
Other	263.3	11.3	—	274.6

	$16,051.9	$1,565.8	$88.2	$17,705.9

(1)
Terminals—KMP includes revenues of $3.3 million for the seven months ended December 31, 2007, and long-lived assets of $5.5 million at December 31, 2007 attributable to operations in the Netherlands.

(2)
Long-lived assets exclude goodwill and other intangibles, net.

15. Regulatory Matters

        The tariffs we charge for transportation on our interstate common carrier pipelines are subject to rate regulation by the FERC, under the Interstate Commerce Act. The Interstate Commerce Act

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

15. Regulatory Matters (Continued)

requires, among other things, that interstate petroleum products pipeline rates be just and reasonable and nondiscriminatory. Pursuant to FERC Order No. 561, effective January 1, 1995, interstate petroleum products pipelines are able to change their rates within prescribed ceiling levels that are tied to an inflation index. FERC Order No. 561-A, affirming and clarifying Order No. 561, expanded the circumstances under which interstate petroleum products pipelines may employ cost-of-service ratemaking in lieu of the indexing methodology, effective January 1, 1995. For the seven months ended December 31, 2007, the application of the indexing methodology did not significantly affect tariff rates on our interstate petroleum products pipelines.

FERC Order No. 2004/690

        Since November 2003, the FERC issued Orders No. 2004, 2004-A, 2004-B, 2004-C, and 2004-D, adopting new Standards of Conduct as applied to natural gas pipelines. The primary change from existing regulation was to make such standards applicable to an interstate natural gas pipeline's interaction with many more affiliates (referred to as "energy affiliates"). The Standards of Conduct required, among other things, separate staffing of interstate pipelines and their energy affiliates (but support functions and senior management at the central corporate level may be shared) and strict limitations on communications from an interstate pipeline to an energy affiliate.

        However, on November 17, 2006, the United States Court of Appeals for the District of Columbia Circuit, in Docket No. 04-1183, vacated FERC Orders 2004, 2004-A, 2004-B, 2004-C, and 2004-D as applied to natural gas pipelines, and remanded these same orders back to the FERC.

        On January 9, 2007, the FERC issued an Interim Rule, effective January 9, 2007, in response to the court's action. In the Interim Rule, the FERC readopted the Standards of Conduct, but revised or clarified with respect to issues which had been appealed to the court. Specifically, the following changes were made:

  •
  the Standards of Conduct apply only to the relationship between interstate gas transmission pipelines and their marketing affiliates, not their energy affiliates;

  •
  all risk management personnel can be shared;

  •
  the requirement to post discretionary tariff actions was eliminated (but interstate gas pipelines must still maintain a log of discretionary tariff waivers);

  •
  lawyers providing legal advice may be shared employees; and

  •
  new interstate gas transmission pipelines are not subject to the Standards of Conduct until they commence service.

        The FERC clarified that all exemptions and waivers issued under Order No. 2004 remain in effect. On January 18, 2007, the FERC issued a notice of proposed rulemaking seeking comments regarding whether or not the Interim Rule should be made permanent for natural gas transmission providers ("January 18 NOPR"). On March 21, 2007, the FERC issued an Order on Clarification and Rehearing of the Interim Rule that granted clarification that the Standards of Conduct only apply to natural gas transmission providers that are affiliated with a marketing or brokering entity that conducts transportation transactions on such gas transmission provider's pipeline, i.e., "marketing affiliates."

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

15. Regulatory Matters (Continued)

        On March 21, 2008, as part of an effort to undertake a broader review of the existing Standards of Conduct, the FERC issued a new notice of proposed rulemaking revamping the Standards of Conduct in order to make compliance and enforcement easier, rather than issuing a Final Rule on the January 18 NOPR. The intent of this action is to return to the core principles of the original Standards of Conduct, which established a functional separation between transmission and merchant personnel for natural gas and electric transmission providers. The new NOPR is made up of three rules: (i) independent functioning of transmission function employees from marketing function employees, (ii) the no-conduit rule prohibiting the passing and receipt of non-public transmission information and (iii) the transparency rule to detect undue discrimination. Comments are due within 45 days of publication of the proposed rules in the federal register.

Notice of Inquiry—Financial Reporting

        On February 15, 2007, the FERC issued a notice of inquiry seeking comment on the need for changes or revisions to the FERC's reporting requirements contained in the financial forms for gas and oil pipelines and electric utilities. Initial comments were filed by numerous parties on March 27, 2007, and reply comments were filed on April 27, 2007.

        On September 20, 2007, the FERC issued for public comment in Docket No. RM07-9 a proposed rule which would revise its financial forms to require that additional information be reported by natural gas companies. The proposed rule would require, among other things, that natural gas companies: (i) submit additional revenue information, including revenue from shipper-supplied gas; (ii) identify the costs associated with affiliate transactions; and (iii) provide additional information on incremental facilities and on discounted and negotiated rates. The FERC proposes an effective date of January 1, 2008, which means that forms reflecting the new requirements for 2008 would be filed in early 2009. Comments on the proposed rule were filed by numerous parties on November 13, 2007.

        On March 21, 2008 the FERC issued a Final Rule regarding changes to the Form 2, 2-A and 3-Q. The revisions were designed to enhance the forms' usefulness by updating them to reflect current market and cost information relevant to interstate pipelines and their customers. The rule is effective January 1, 2008 with the filing of the revised Form 3-Q beginning with the first quarter of 2009. The revised Form 2 and 2-A for calendar year 2008 material would be filed by April 30, 2009.

Notice of Inquiry—Fuel Retention Practices

        On September 20, 2007, the FERC issued a Notice of Inquiry seeking comment on whether it should change its current policy and prescribe a uniform method for all interstate gas pipelines to use in recovering fuel gas and gas lost and unaccounted for. The Notice of Inquiry included numerous questions regarding fuel recovery issues and the effects of fixed fuel percentages as compared with tracking provisions. Comments on the Notice of Inquiry were filed by numerous parties on November 30, 2007.

Notice of Proposed Rulemaking—Promotion of a More Efficient Capacity Release Market

        On November 15, 2007, the FERC issued a notice of proposed rulemaking in Docket No. RM 08-1-000 regarding proposed modifications to its Part 284 regulations concerning the release of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

15. Regulatory Matters (Continued)

firm capacity by shippers on interstate natural gas pipelines. The FERC proposes to remove, on a permanent basis, the rate ceiling on capacity release transactions of one year or less. Additionally, the FERC proposes to exempt capacity releases made as part of an asset management arrangement from the prohibition on tying and from the bidding requirements of section 284.8. Initial comments were filed by numerous parties on January 25, 2008.

Notice of Proposed Rulemaking—Natural Gas Price Transparency

        On April 19, 2007, the FERC issued a notice of proposed rulemaking in Docket Nos. RM07-10-000 and AD06-11-000 regarding price transparency provisions of Section 23 of the Natural Gas Act and the Energy Policy Act. In the notice, the FERC proposes to revise its regulations to (i) require that intrastate pipelines post daily the capacities of, and volumes flowing through, their major receipt and delivery points and mainline segments in order to make available the information to track daily flows of natural gas throughout the United States; and (ii) require that buyers and sellers of more than a de minimis volume of natural gas report annual numbers and volumes of relevant transactions to the FERC in order to make possible an estimate of the size of the physical U.S. natural gas market, assess the importance of the use of index pricing in that market, and determine the size of the fixed-price trading market that produces the information. The FERC believes these revisions to its regulations will facilitate price transparency in markets for the sale or transportation of physical natural gas in interstate commerce. Initial comments were filed on July 11, 2007 and reply comments were filed on August 23, 2007. In addition, the FERC conducted an informal workshop in this proceeding on July 24, 2007, to discuss implementation and other technical issues associated with the proposals set forth in the NOPR.

        On December 26, 2007, the FERC issued Order No. 704 in this docket implementing only the annual reporting provisions of the NOPR with minimal changes to the original proposal. The order becomes effective February 4, 2008. The initial report is due May 1, 2009 for calendar year 2008. Subsequent reports are due by May 1 of each year for the previous calendar year. Order No. 704 will require most, if not all, Kinder Morgan natural gas pipelines to report annual volumes of relevant transactions to the FERC.

        In addition, on December 21, 2007, the FERC issued a new notice of proposed rulemaking in Docket No. RM08-2-000 regarding the daily posting provisions that were contained in Docket Nos. RM07-10-000 and AD06-11-000. The new NOPR proposes to exempt from the daily posting requirements those non-interstate pipelines that (i) flow less than 10 million MMBtus of natural gas per year, (ii) fall entirely upstream of a processing plant, and (iii) deliver more than ninety-five percent (95%) of the natural gas volumes they flow directly to end-users. However, the new NOPR expands the proposal to require that both interstate and non-exempt non-interstate pipelines post daily the capacities of, volumes scheduled at, and actual volumes flowing through, their major receipt and delivery points and mainline segments. Initial comments were filed by numerous parties on March 13, 2008 and reply comments are due April 14, 2008. A Technical Conference was held on April 3, 2008.

Notice of Proposed Rulemaking—Rural Onshore Low Stress Hazardous Liquids Pipelines

        On September 6, 2006, the PHMSA published a notice of proposed rulemaking (PHMSA 71 FR 52504) that proposed to extend certain threat-focused pipeline safety regulations to rural onshore

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

15. Regulatory Matters (Continued)

low-stress hazardous liquid pipelines within a prescribed buffer of previously defined U.S. states. Low-stress hazardous liquid pipelines, except those in populated areas or that cross commercially navigable waterways, have not been subject to the safety regulations in PHMSA 49 CFR Part 195.1. According to the PHMSA, unusually sensitive areas are areas requiring extra protection because of the presence of sole-source drinking water resources, endangered species, or other ecological resources that could be adversely affected by accidents or leaks occurring on hazardous liquid pipelines.

        The notice proposed to define a category of "regulated rural onshore low-stress lines" (rural lines operating at or below 20% of specified minimum yield strength, with a diameter of eight and five-eighths inches or greater, located in or within a quarter-mile of a U.S. state) and to require operators of these lines to comply with a threat-focused set of requirements in Part 195 that already apply to other hazardous liquid pipelines. The proposed safety requirements addressed the most common threats—corrosion and third-party damage—to the integrity of these rural lines. The proposal intended to provide additional integrity protection, to avoid significant adverse environmental consequences, and to improve public confidence in the safety of unregulated low-stress lines.

        Since the new notice is a proposed rulemaking in which the PHMSA will consider initial and reply comments from industry participants, it is not clear what impact the final rule will have on the business of our intrastate and interstate liquids pipeline companies.

Natural Gas Pipeline Expansion Filings

  Kinder Morgan Interstate Gas Transmission Pipeline

        On August 6, 2007, Kinder Morgan Interstate Gas Transmission LLC filed, in FERC Docket CP07-430, for regulatory approval to construct and operate a 41-mile, $29 million natural gas pipeline from the Cheyenne Hub to markets in and around Greeley, Colorado. When completed, the Colorado Lateral will provide firm transportation of up to 55 million cubic feet per day to a local utility under long-term contract. The FERC issued a draft environmental assessment on the project on January 11, 2008, and comments on the project were received February 11, 2008. On February 21, 2008, the FERC granted the certification application. Public Service Company of Colorado, a competitor serving markets off the Colorado Lateral, reported that it had filed a complaint before the State of Colorado Public Utilities Commission against Atmos, the anchor shipper on the project. The Colorado Public Utilities Commission has set a hearing for April 8, 2008 on the complaint. Public Service Company of Colorado has requested the FERC delay the issuance of approvals to Kinder Morgan Interstate Gas Transmission LLC, pending the outcome of the complaint proceeding.

        On December 21, 2007, Kinder Morgan Interstate Gas Transmission LLC filed, in Docket CP 08-44, for approval to expand its system in Nebraska to serve incremental ethanol and industrial load. The application is pending before the FERC until March 10, 2008, at which time the project will be approved if no protests are filed.

  TransColorado Pipeline

        On April 19, 2007, the FERC issued an order approving TransColorado Gas Transmission Company LLC's application for authorization to construct and operate certain facilities comprising its proposed "Blanco-Meeker Expansion Project." This project provides for the transportation of up to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

15. Regulatory Matters (Continued)

approximately 250 million cubic feet per day of natural gas from the Blanco Hub area in San Juan County, New Mexico through TransColorado's existing interstate pipeline for delivery to the Rockies Express Pipeline at an existing point of interconnection located in the Meeker Hub in Rio Blanco County, Colorado. Construction commenced on May 9, 2007, and the project was completed and placed in service on January 1, 2008.

  Kinder Morgan Illinois Pipeline

        On September 14, 2006, in FERC Docket No. CP06-455, Kinder Morgan Illinois Pipeline LLC filed seeking a certificate from the FERC to acquire long-term lease capacity on NGPL and build facilities to supply transportation service for Peoples Gas Light and Coke Co., who has signed a 10-year agreement for all the capacity. Also on September 14, 2006, in FERC Docket No. CP06-454, NGPL requested authorization to abandon, by long-term operating lease, 360,000 Dth per day to Kinder Morgan Illinois Pipeline LLC. On July 22, 2007, the FERC issued an order that granted the abandonment of capacity by NGPL to Kinder Morgan Illinois Pipeline as well as authorized the construction and operation of the proposed project by Kinder Morgan Illinois Pipeline. The $18 million project, which has a capacity of 360,000 Dth per day, was placed in service in December 2007.

  Kinder Morgan Louisiana Pipeline

        On September 8, 2006, in FERC Docket No. CP06-449-000, Kinder Morgan Energy Partners filed an application with the FERC requesting approval to construct and operate the Kinder Morgan Louisiana Pipeline. The natural gas pipeline will extend approximately 135 miles from Cheniere's Sabine Pass liquefied natural gas terminal in Cameron Parish, Louisiana, to various delivery points in Louisiana and will provide interconnects with many other natural gas pipelines, including NPGL. The project is supported by fully subscribed capacity and long-term customer commitments with Chevron and Total. The entire project cost is approximately $510 million and it is expected to be in service by January 1, 2009. Also on September 8, 2006, in FERC Docket No. CP06-448, NGPL requested authorization to abandon, by long-term operating lease, 200,000 Dth per day of firm capacity to Kinder Morgan Louisiana Pipeline LLC in Cameron Parish, Louisiana, where NGPL will interconnect with the project.

        On March 15, 2007, the FERC issued a preliminary determination that the authorizations requested, subject to some minor modifications, will be in the public interest. This order does not consider or evaluate any of the environmental issues in this proceeding. On April 19, 2007, the FERC issued the final Environmental Impact Statement, which addressed the potential environmental effects of the construction and operation of the Kinder Morgan Louisiana Pipeline. The final EIS was prepared to satisfy the requirements of the National Environmental Policy Act. It concluded that approval of the Kinder Morgan Louisiana Pipeline project would have limited adverse environmental impacts. On June 22, 2007, the FERC issued an order granting construction and operation of the project. Kinder Morgan Louisiana Pipeline officially accepted the order on July 10, 2007.

  NGPL Louisiana Line

        On October 10, 2006, in FERC Docket No. CP07-3, NGPL filed seeking approval to expand its Louisiana Line by 200,000 Dth/day. This $88 million project is supported by five-year agreements that

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December 31, 2007

15. Regulatory Matters (Continued)

fully subscribe the additional capacity. On July 2, 2007, the FERC issued an order granting construction and operation of the requested facilities. NGPL accepted the order on July 6, 2007. This expansion was placed in service during the first quarter of 2008.

        See Note 1(K) Other Investments, for information regarding natural gas pipeline expansion filings for our equity investees, Rockies Express Pipeline LLC and Midcontinent Express Pipeline LLC.

16. Litigation, Environmental and Other Contingencies

        Below is a brief description of our ongoing material legal proceedings, including any material developments that occurred in such proceedings during 2007. This note also contains a description of any material legal proceeding initiated during 2007 in which we are involved.

Federal Energy Regulatory Commission Proceedings

        Kinder Morgan Energy Partners' SFPP, L.P. and CALNEV Pipe Line LLC subsidiaries are involved in proceedings before the FERC. SFPP is the subsidiary limited partnership that owns Kinder Morgan Energy Partners' Pacific operations. CALNEV Pipe Line LLC and related terminals was acquired from GATX Corporation and is not part of the Pacific operations. The tariffs and rates charged by SFPP and CALNEV are subject to numerous ongoing proceedings at the FERC, including shippers' complaints and protests regarding interstate rates on these pipeline systems. In general, these complaints allege the rates and tariffs charged by SFPP and CALNEV are not just and reasonable.

        As to SFPP, the issues involved in these proceedings include, among others: (i) whether certain of Kinder Morgan Energy Partners' Pacific operations' rates are "grandfathered" under the Energy Policy Act of 1992, referred to in this note as EPAct 1992, and therefore deemed to be just and reasonable; (ii) whether "substantially changed circumstances" have occurred with respect to any grandfathered rates such that those rates could be challenged; (iii) whether indexed rate increases may become effective without investigation; (iv) the capital structure to be used in computing the "starting rate base" of Kinder Morgan Energy Partners' Pacific operations; (v) the level of income tax allowance that Kinder Morgan Energy Partners' Pacific operations may include in its rates; and (vi) the recovery of civil and regulatory litigation expenses and certain pipeline reconditioning and environmental costs incurred by Kinder Morgan Energy Partners' Pacific operations.

        In May 2005, the FERC issued a statement of general policy stating it will permit pipelines to include in cost of service a tax allowance to reflect actual or potential tax liability on their public utility income attributable to all partnership or limited liability company interests, if the ultimate owner of the interest has an actual or potential income tax liability on such income. Whether a pipeline's owners have such actual or potential income tax liability will be reviewed by the FERC on a case-by-case basis. Although the new policy is generally favorable for pipelines that are organized as pass-through entities, it still entails rate risk due to the case-by-case review requirement. The new tax allowance policy and the FERC's application of that policy to Kinder Morgan Energy Partners' Pacific operations were appealed to the United States Court of Appeals for the District of Columbia Circuit, referred to in this note as the D.C. Court.

        On May 29, 2007, the D.C. Court issued an opinion upholding the FERC's tax allowance policy. Because the extent to which an interstate oil pipeline is entitled to an income tax allowance is subject

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16. Litigation, Environmental and Other Contingencies (Continued)

to a case-by-case review at the FERC, the level of income tax allowance to which SFPP will ultimately be entitled is not certain. The D.C. Court's May 29 decision also upheld the FERC's determination that a rate is no longer subject to grandfathering protection under EPAct 1992 when there has been a substantial change in the overall rate of return of the pipeline, rather than in one cost element. Further, the D.C. Court declined to consider arguments that there were errors in the FERC's method for determining substantial change, finding that the parties had not first raised such allegations with the FERC. On July 13, 2007, SFPP filed a petition for rehearing with the D.C. Court, arguing that SFPP did raise allegations with the FERC respecting these calculation errors. The D.C. Court denied rehearing of the May 29, 2007 decision on August 20, 2007, and the decision is now final.

        In this note, we refer to SFPP, L.P. as SFPP; CALNEV Pipe Line LLC as Calnev; Chevron Products Company as Chevron; Navajo Refining Company, L.P. as Navajo; ARCO Products Company as ARCO; BP West Coast Products, LLC as BP WCP; Texaco Refining and Marketing Inc. as Texaco; Western Refining Company, L.P. as Western Refining; Mobil Oil Corporation as Mobil; ExxonMobil Oil Corporation as ExxonMobil; Tosco Corporation as Tosco; ConocoPhillips Company as ConocoPhillips; Ultramar Diamond Shamrock Corporation as Ultramar; Valero Energy Corporation as Valero; Valero Marketing and Supply Company as Valero Marketing; and America West Airlines, Inc., Continental Airlines, Inc., Northwest Airlines, Inc., Southwest Airlines Co. and US Airways, Inc., collectively, as the Airline Complainants.

        Following is a listing of certain active FERC proceedings pertaining to Kinder Morgan Energy Partners' Pacific operations:

  •
  FERC Docket No. OR92-8, et al.— Complainants/Protestants: Chevron; Navajo; ARCO; BP WCP; Western Refining; ExxonMobil; Tosco; and Texaco (Ultramar is an intervenor)—Defendant: SFPP

    Consolidated proceeding involving shipper complaints against certain East Line and West Line rates. All five issues (and others) described four paragraphs above are involved in these proceedings. Portions of this proceeding were appealed (and re-appealed) to the D.C. Court and remanded to the FERC. BP WCP, Chevron, and ExxonMobil requested a hearing before the FERC on remanded grandfathering and income tax allowance issues. The FERC issued an Order on Rehearing, Remand, Compliance, and Tariff Filings on December 26, 2007, which denied the requests for a hearing, affirmed the income tax allowance policy and further clarified the implementation of that policy, and required SFPP to file a compliance filing;

  •
  FERC Docket Nos. OR92-8-028, et al.—Complainants/Protestants: BP WCP; ExxonMobil; Chevron; ConocoPhillips; and Ultramar—Defendant: SFPP

    Proceeding involving shipper complaints against SFPP's Watson Station rates. A settlement was reached for April 1, 1999 forward; whether SFPP owes reparations for shipments prior to that date is still before the FERC;

  •
  FERC Docket No. OR96-2, et al.—Complainants/Protestants: All Shippers except Chevron (which is an intervenor)—Defendant: SFPP

    Consolidated proceeding involving shipper complaints against all SFPP rates. All five issues (and others) described four paragraphs above are involved in these proceedings. Portions of this proceeding were appealed (and re-appealed) to the D.C. Court and remanded to the FERC.

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December 31, 2007

16. Litigation, Environmental and Other Contingencies (Continued)

    The FERC issued an Order on Rehearing, Remand, Compliance, and Tariff Filings on December 26, 2007, which denied the requests for a hearing, affirmed the income tax allowance policy and further clarified the implementation of that policy, and required SFPP to file a compliance filing;

  •
  FERC Docket Nos. OR02-4 and OR03-5—Complainants/Protestant: Chevron—Defendant: SFPP

    Chevron initiated proceeding to permit Chevron to become complainant in OR96-2. Appealed to the D.C. Court and held in abeyance pending final disposition of the OR96-2 proceedings;

  •
  FERC Docket No. OR04-3—Complainants/Protestants: America West Airlines; Southwest Airlines; Northwest Airlines; and Continental Airlines—Defendant: SFPP

    Complaint alleges that West Line and Watson Station rates are unjust and unreasonable. Watson Station issues severed and consolidated into a proceeding focused only on Watson-related issues. The FERC has set the complaints against the West Line rates for hearing but denied the request to consolidate the dockets with the ongoing proceedings involving SFPP's North and Oregon Line rates;

  •
  FERC Docket Nos. OR03-5, OR05-4 and OR05-5—Complainants/Protestants: BP WCP; ExxonMobil; and ConocoPhillips (other shippers intervened)—Defendant: SFPP

    Complaints allege that SFPP's interstate rates are not just and reasonable. The FERC has set the complaints against the West and East Line rates for hearing, but denied the request to consolidate the dockets with the ongoing proceedings involving SFPP's North and Oregon Line rates;

  •
  FERC Docket No. OR03-5-001—Complainants/Protestants: BP WCP; ExxonMobil; and ConocoPhillips (other shippers intervened)—Defendant: SFPP

    The FERC severed the portions of the complaints in Docket Nos. OR03-5, OR05-4, and OR05-5 regarding SFPP's North and Oregon Line rates into a separate proceeding in Docket No. OR03-5-001, which has been set for hearing;

  •
  FERC Docket No. OR07-1—Complainant/Protestant: Tesoro—Defendant: SFPP

    Complaint alleges that SFPP's North Line rates are not just and reasonable. Complaint held in abeyance pending resolution at the D.C. Court of, among other things, income tax allowance and grandfathering issues. The D.C. Court issued an opinion on these issues on May 29, 2007, upholding the FERC's income tax allowance policy;

  •
  FERC Docket No. OR07-2—Complainant/Protestant: Tesoro—Defendant: SFPP

    Complaint alleges that SFPP's West Line rates are not just and reasonable. Complaint held in abeyance pending resolution at the D.C. Court of, among other things, income tax allowance and grandfathering issues. The D.C. Court issued an opinion on these issues on May 29, 2007, upholding the FERC's income tax allowance policy. A request that the FERC set the complaint for hearing—which SFPP opposed—is pending before the FERC;

  •
  FERC Docket No. OR07-3—Complainants/Protestants: BP WCP; Chevron; ExxonMobil; Tesoro; and Valero Marketing—Defendant: SFPP

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December 31, 2007

16. Litigation, Environmental and Other Contingencies (Continued)

    Complaint alleges that SFPP's North Line indexed rate increase was not just and reasonable. The FERC has dismissed the complaint and denied rehearing the dismissal. Petitions for review filed by BP WCP and ExxonMobil at the D.C. Court;

  •
  FERC Docket No. OR07-4—Complainants/Protestants: BP WCP; Chevron; and ExxonMobil—Defendants: SFPP; Kinder Morgan G.P., Inc.; and Kinder Morgan, Inc.

    Complaint alleges that SFPP's rates are not just and reasonable. Complaint held in abeyance pending resolution at the D.C. Court of, among other things, income tax allowance and grandfathering issues. The D.C. Court issued an opinion on these issues on May 29, 2007, upholding the FERC's income tax allowance policy;

  •
  FERC Docket Nos. OR07-5 and OR07-7 (consolidated)—Complainants/Protestants: ExxonMobil and Tesoro—Defendants: Calnev; Kinder Morgan G.P., Inc.; and Kinder Morgan, Inc.

    Complaints allege that none of Calnev's current rates are just or reasonable. In light of the D.C. Court's May 29, 2007 ruling, on July 19, 2007, the FERC, among other things, dismissed with prejudice the complaints against Kinder Morgan G.P. Inc. and Kinder Morgan, Inc. and allowed complainants to file amended complaints. ExxonMobil filed a request for rehearing of the dismissal of the complaints against Kinder Morgan G.P., Inc. and Kinder Morgan, Inc., which is currently pending before the FERC. The FERC has not acted on the amended complaints;

  •
  FERC Docket No. OR07-6—Complainant/Protestant: ConocoPhillips—Defendant: SFPP

    Complaint alleges that SFPP's North Line indexed rate increase was not just and reasonable. The FERC has dismissed the complaint and denied rehearing the dismissal. The FERC had consolidated this case with OR07-3 and issued orders that applied to both OR07-3 and OR07-6. Although the FERC orders in these dockets have been appealed by certain of the complainants in OR07-3, they have not been appealed by ConocoPhillips in OR07-6;

  •
  FERC Docket No. OR07-8 (consolidated with Docket No. OR07-11)—Complainant/Protestant: BP WCP—Defendant: SFPP

    Complaint alleges that SFPP's 2005 indexed rate increase was not just and reasonable. On June 6, 2007, the FERC dismissed challenges to SFPP's underlying rate but held in abeyance the portion of the Complaint addressing SFPP's July 1, 2005 index-based rate increases. SFPP requested rehearing on July 6, 2007, which the FERC denied. On February 13, 2008, the FERC set this complaint for hearing, but referred it to settlement negotiations;

  •
  FERC Docket No. OR07-9—Complainant/Protestant: BP WCP—Defendant: SFPP

    Complaint alleges that SFPP's ultra low sulphur diesel (ULSD) recovery fee violates the filed rate doctrine and that, in any event, the recovery fee is unjust and unreasonable. On July 6, 2007, the FERC dismissed the complaint. BP WCP requested a rehearing, which the FERC denied. A petition for review was filed by BP WCP. The FERC's motion to dismiss or hold the case in abeyance is pending;

  •
  FERC Docket No. OR07-10—Complainants/Protestants: BP WCP; ConocoPhillips; Valero; and ExxonMobil—Defendant: Calnev

    Calnev filed a petition with the FERC on May 14, 2007, requesting that the FERC issue a declaratory order approving Calnev's proposed rate methodology and granting other relief with

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December 31, 2007

16. Litigation, Environmental and Other Contingencies (Continued)

    respect to a substantial proposed expansion of Calnev's mainline pipeline system. On July 20, 2007, the FERC granted Calnev's petition for declaratory order;

  •
  FERC Docket No. OR07-11 (consolidated with Docket No. OR07-8)—Complainant/Protestant: ExxonMobil—Defendant: SFPP

    Complaint alleges that SFPP's 2005 indexed rate increase was not just and reasonable. On February 13, 2008, the FERC set this complaint for hearing, but referred it to settlement negotiations. It is now consolidated with the complaint in Docket No. OR07-8;

  •
  FERC Docket No. OR07-14—Complainants/Protestants: BP WCP and Chevron—Defendants: SFPP; Calnev; Operating Limited Partnership "D"; Kinder Morgan Energy Partners, L.P.; Kinder Morgan Management LLC; Kinder Morgan G.P., Inc.; Kinder Morgan, Inc.; and Kinder Morgan Holdco, LLC

    Complaint alleges violations of the Interstate Commerce Act and the FERC's cash management regulations, seeks review of the FERC Form 6 annual reports of SFPP and Calnev, and again requests interim refunds and reparations. The FERC dismissed the complaint;

  •
  FERC Docket No. OR07-16—Complainant/Protestant: Tesoro—Defendant: Calnev

    Complaint challenges Calnev's 2005, 2006, and 2007 indexing adjustments. The FERC dismissed the complaint. A petition for review was filed by Tesoro. A scheduling order for briefs and oral argument has not yet been issued by the D.C. Court;

  •
  FERC Docket No. OR07-18—Complainants/Protestants: Airline Complainants; Chevron; and Valero Marketing—Defendant: Calnev

    Complaint alleges that Calnev's rates are unjust and unreasonable and that none of Calnev's rates are grandfathered under EPAct 1992. In December 2007, the FERC issued an order accepting and holding in abeyance the portion of the complaint against the non-grandfathered portion of Calnev's rates. The order also gave complainants 45 days to amend their complaint against the grandfathered portion of Calnev's rates in light of clarifications provided in the FERC's order;

  •
  FERC Docket No. OR07-19—Complainant/Protestant: ConocoPhillips—Defendant: Calnev

    Complaint alleges that Calnev's rates are unjust and unreasonable and that none of Calnev's rates are grandfathered under EPAct 1992. In December 2007, the FERC issued an order accepting and holding in abeyance the portion of the complaint against the non-grandfathered portion of Calnev's rates. The order also gave complainants 45 days to amend their complaint against the grandfathered portion of Calnev's rates in light of clarifications provided in the FERC's order;

  •
  FERC Docket No. OR07-20—Complainant/Protestant: BP WCP—Defendant: SFPP

    Complaint alleges that SFPP's 2007 indexed rate increase was not just and reasonable. In December 2007, the FERC dismissed the complaint. Complainant filed a request for rehearing which is currently pending before the FERC. In February 2008, the FERC accepted a joint offer of settlement that dismisses, with prejudice, the East Line index rate portion of the complaint in OR07-20;

  •
  FERC Docket No. OR07-22—Complainant/Protestant: BP WCP—Defendant: Calnev

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

16. Litigation, Environmental and Other Contingencies (Continued)

    Complaint alleges that Calnev's rates are unjust and unreasonable and that none of Calnev's rates are grandfathered under EPAct 1992. In December 2007, the FERC issued an order giving complainant 45 days to amend its complaint in light of guidance provided by the FERC;

  •
  FERC Docket No. IS05-230 (North Line rate case)—Complainants/Protestants: Shippers—Defendant: SFPP

    SFPP filed to increase North Line rates to reflect increased costs due to installation of new pipe between Concord and Sacramento, California. Various shippers protested. An administrative law judge decision is pending before the FERC on exceptions. On August 31, 2007, BP WCP and ExxonMobil filed a motion to reopen the record on the issue of SFPP's appropriate rate of return on equity, which SFPP answered on September 18, 2007. The FERC has yet to issue an order on shipper's motion;

  •
  FERC Docket No. IS05-327—Complainants/Protestants: Shippers—Defendant: SFPP

    SFPP filed to increase certain rates on its pipelines pursuant to the FERC's indexing methodology. Various shippers protested, but the FERC determined that the tariff filings were consistent with its regulations. The D.C. Court dismissed a petition for review, citing a lack of jurisdiction to review a decision by the FERC not to order an investigation;

  •
  FERC Docket No. IS06-283 (East Line rate case)—Complainants/Protestants: Shippers—Defendant: SFPP

    SFPP filed to increase East Line rates to reflect increased costs due to installation of new pipe between El Paso, Texas and Tucson, Arizona. Various shippers protested. In November 2007, the parties submitted a joint offer of settlement which was certified to the FERC in December 2007. In February 2008, the FERC accepted the joint offer of settlement which, among other things, resolved all protests and complaints related to the East Line Phase I Expansion Tariff;

  •
  FERC Docket No. IS06-296—Complainant/Protestant: ExxonMobil—Defendant: Calnev

    Calnev sought to increase its interstate rates pursuant to the FERC's indexing methodology. ExxonMobil filed a protest respecting Calnev's indexing adjustments. This proceeding is currently held in abeyance pending ongoing settlement discussions. Calnev has also filed a motion to dismiss or to hold the investigation in abeyance, which is pending before the FERC. Calnev and ExxonMobil have reached an agreement in principle to settle this and other dockets;

  •
  FERC Docket No. IS06-356—Complainants/Protestants: Shippers—Defendant: SFPP

    SFPP filed to increase certain rates on its pipelines pursuant to the FERC's indexing methodology. Various shippers protested, but the FERC found the tariff filings consistent with its regulations. The FERC has rescinded the index increase for the East Line rates, and SFPP has requested rehearing. The D.C. Court dismissed a petition for review, citing the rehearing request pending before the FERC. On September 20, 2007, the FERC denied SFPP's request for rehearing. In November 2007, all parties submitted a joint offer of settlement. In February 2008, the FERC accepted the joint offer of settlement which, among other things, resolved all protests and complaints related to the East Line 2006 Index Tariff;

  •
  FERC Docket No. IS07-137 (ULSD surcharge)—Complainants/Protestants: Shippers—Defendant: SFPP

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

16. Litigation, Environmental and Other Contingencies (Continued)

    SFPP filed tariffs to include a per barrel ULSD recovery fee and a surcharge for ULSD-related litigation costs on diesel products. Various shippers protested. Tariffs related to ULSD recovery fee accepted subject to refund and proceeding is being held in abeyance pending resolution of other proceedings involving SFPP. SFPP rescinded the ULSD litigation surcharge in compliance with a FERC order. Request for rehearing filed by Chevron and Tesoro. Request for rehearing filed by Chevron and Tesoro. The FERC ultimately denied rehearing in an order issued on November 13, 2007;

  •
  FERC Docket No. IS07-229—Complainants/Protestants: BP WCP and ExxonMobil—Defendant: SFPP

    SFPP filed to increase certain rates on its pipelines pursuant to the FERC's indexing methodology. Two shippers filed protests. The FERC found the tariff filings consistent with its regulations, but suspended the increased rates subject to refund pending challenges to SFPP's underlying rates. In November 2007, all parties submitted a joint offer of settlement. In February 2008, the FERC accepted the joint offer of settlement which, among other things, resolved all protests and complaints related to the East Line 2007 Index Tariff;

  •
  FERC Docket No. IS07-234—Complainants/Protestants: BP WCP and ExxonMobil—Defendant: Calnev

    Calnev filed to increase certain rates on its pipeline pursuant to the FERC's indexing methodology. Two shippers protested. The FERC found the tariff filings consistent with its regulations, but suspended the increased rates subject to refund pending challenges to SFPP's underlying rates. Calnev and ExxonMobil have reached an agreement in principle to settle this and other dockets;

  •
  FERC Docket No. IS08-28—Complainants/Protestants: ConocoPhillips; Chevron; BP WCP; ExxonMobil; Southwest Airlines; Western; and Valero—Defendant: SFPP

    SFPP filed to increase its East Line rates based on costs incurred related to an expansion. Various shippers filed protests, which SFPP answered. The FERC issued an order on November 29, 2007 accepting and suspending the tariff subject to refund. The proceeding is being held in abeyance pursuant to ongoing settlement negotiations; and

  •
  Motions to compel payment of interim damages (various dockets)—Complainants/Protestants: Shippers—Defendants: SFPP; Kinder Morgan G.P., Inc.; and Kinder Morgan, Inc.

    Motions seek payment of interim refunds or escrow of funds pending resolution of various complaints and protests involving SFPP. The FERC denied shippers' refund requests in an order issued on December 26, 2007 in Docket Nos. OR92-8, et al

        In 2003, Kinder Morgan Energy Partners made aggregate payments of $44.9 million for reparations and refunds pursuant to a FERC order related to Docket Nos. OR92-8 et al. In 2005, SFPP received a FERC order in OR92-8 and OR96-2 that directed it to submit compliance filings and revised tariffs. In accordance with the FERC's December 2005 order and its February 2006 order on rehearing, SFPP submitted a compliance filing to the FERC in March 2006, and rate reductions were implemented on May 1, 2006. Kinder Morgan Energy Partners estimates the impact of the rate reductions in 2007 was approximately $25 million, and Kinder Morgan Energy Partners estimates that the actual, partial year impact on Kinder Morgan Energy Partners' 2006 distributable cash flow was approximately

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

16. Litigation, Environmental and Other Contingencies (Continued)

$15.7 million. In addition, in December 2005, Kinder Morgan Energy Partners recorded accruals of $105.0 million for expenses attributable to an increase in its reserves related to its rate case liability.

        In December 2007, as a follow-up to the March 2006 compliance filing, SFPP received a FERC order that directed it to submit revised compliance filings and revised tariffs. In conjunction with this order, Kinder Morgan Energy Partners' other FERC and CPUC rate cases, and other unrelated litigation matters, Kinder Morgan Energy Partners increased its litigation reserves by $140.0 million in the fourth quarter of 2007. We assume that, with respect to Kinder Morgan Energy Partners' SFPP litigation reserves, any additional reparations and accrued interest thereon will be paid no earlier than the fourth quarter of 2008. SFPP filed the revised compliance filings on February 26, 2008, and implemented new rates on March 1, 2008. We estimate that the impact of the new rates on Kinder Morgan Energy Partners' 2008 budget will be less than $3.0 million.

        In general, if the shippers are successful in proving their claims, they are entitled to reparations or refunds of any excess tariffs or rates paid during the two-year period prior to the filing of their complaint, and Kinder Morgan Energy Partners' Pacific operations may be required to reduce the amount of its tariffs or rates for particular services. These proceedings tend to be protracted, with decisions of the FERC often appealed to the federal courts. Based on our review of these FERC proceedings, we estimate that shippers are seeking approximately $290 million in reparation and refund payments and approximately $45 million in additional annual rate reductions.

California Public Utilities Commission Proceedings

        On April 7, 1997, ARCO, Mobil and Texaco filed a complaint against SFPP with the California Public Utilities Commission, referred to in this note as the CPUC. The complaint challenges rates charged by SFPP for intrastate transportation of refined petroleum products through its pipeline system in the state of California and requests prospective rate adjustments.

        In October 2002, the CPUC issued a resolution, referred to in this note as the Power Surcharge Resolution, approving a 2001 request by SFPP to raise its California rates to reflect increased power costs. The resolution approving the requested rate increase also required SFPP to submit cost data for 2001, 2002, and 2003, and to assist the CPUC in determining whether SFPP's overall rates for California intrastate transportation services are reasonable. The resolution reserves the right to require refunds, from the date of issuance of the resolution, to the extent the CPUC's analysis of cost data to be submitted by SFPP demonstrates that SFPP's California jurisdictional rates are unreasonable in any fashion.

        On December 26, 2006, Tesoro filed a complaint challenging the reasonableness of SFPP's intrastate rates for the three-year period from December 2003 through December 2006 and requesting approximately $8 million in reparations. As a result of previous SFPP rate filings and related protests, the rates that are the subject of the Tesoro complaint are being collected subject to refund.

        SFPP also has various, pending ratemaking matters before the CPUC that are unrelated to the above-referenced complaints and the Power Surcharge Resolution. Protests to these rate increase applications have been filed by various shippers. As a consequence of the protests, the related rate increases are being collected subject to refund.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

16. Litigation, Environmental and Other Contingencies (Continued)

        All of the above matters have been consolidated and assigned to a single administrative law judge. At the time of this report, it is unknown when a decision from the CPUC regarding the CPUC complaints and the Power Surcharge Resolution will be received. No schedule has been established for hearing and resolution of the consolidated proceedings other than the 1997 CPUC complaint and the Power Surcharge Resolution. Based on our review of these CPUC proceedings, we estimate that shippers are seeking approximately $100 million in reparation and refund payments and approximately $35 million in annual rate reductions.

Carbon Dioxide Litigation

  Shores and First State Bank of Denton Lawsuits

        Kinder Morgan CO2 Company, L.P. (referred to in this note as Kinder Morgan CO2), Kinder Morgan G.P., Inc., and Cortez Pipeline Company were among the named defendants in Shores, et al. v. Mobil Oil Corp., et al., No. GC-99-01184 (Statutory Probate Court, Denton County, Texas filed December 22, 1999) and First State Bank of Denton, et al. v. Mobil Oil Corp., et al., No. 8552-01 (Statutory Probate Court, Denton County, Texas filed March 29, 2001). These cases were originally filed as class actions on behalf of classes of overriding royalty interest owners (Shores) and royalty interest owners (Bank of Denton) for damages relating to alleged underpayment of royalties on carbon dioxide produced from the McElmo Dome Unit. On February 22, 2005, the trial judge dismissed both cases for lack of jurisdiction. Some of the individual plaintiffs in these cases re-filed their claims in new lawsuits (discussed below).

  Armor/Reddy Lawsuit

        On May 13, 2004, William Armor filed a case alleging the same claims for underpayment of royalties on carbon dioxide produced from the McElmo Dome Unit against Kinder Morgan CO2, Kinder Morgan G.P., Inc., and Cortez Pipeline Company among others. Armor v. Shell Oil Company, et al, No. 04-03559 (14th Judicial District Court, Dallas County, Texas filed May 13, 2004).

        On May 20, 2005, Josephine Orr Reddy and Eastwood Capital, Ltd. filed a case in Dallas state district court alleging the same claims for underpayment of royalties. Reddy and Eastwood Capital, Ltd. v. Shell Oil Company, et al., No. 05-5021 (193rd Judicial District Court, Dallas County, Texas filed May 20, 2005). The defendants included Kinder Morgan CO2 and Kinder Morgan Energy Partners, L.P. On June 23, 2005, the plaintiff in the Armor lawsuit filed a motion to transfer and consolidate the Reddy lawsuit with the Armor lawsuit. On June 28, 2005, the court in the Armor lawsuit ordered that the Reddy lawsuit be transferred and consolidated into the Armor lawsuit.

        Effective March 5, 2007, the parties executed a final settlement agreement which provides for the dismissal of the lawsuit and the plaintiffs' claims with prejudice to being refiled. On June 12, 2007, the Dallas state district court signed its order dismissing the case and all claims with prejudice.

  Gerald O. Bailey et al. v. Shell Oil Co. et al/Southern District of Texas Lawsuit

        Kinder Morgan CO2, Kinder Morgan Energy Partners, L.P. and Cortez Pipeline Company are among the defendants in a proceeding in the federal courts for the southern district of Texas. Gerald O. Bailey et al. v. Shell Oil Company et al., (Civil Action Nos. 05-1029 and 05-1829 in the U.S. District

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16. Litigation, Environmental and Other Contingencies (Continued)

Court for the Southern District of Texas—consolidated by Order dated July 18, 2005). The plaintiffs are asserting claims for the underpayment of royalties on carbon dioxide produced from the McElmo Dome unit. The plaintiffs assert claims for fraud/fraudulent inducement, real estate fraud, negligent misrepresentation, breach of fiduciary and agency duties, breach of contract and covenants, violation of the Colorado Unfair Practices Act, civil theft under Colorado law, conspiracy, unjust enrichment, and open account. Plaintiffs Gerald O. Bailey, Harry Ptasynski, and W.L. Gray & Co. have also asserted claims as private relators under the False Claims Act and for violation of federal and Colorado antitrust laws. The plaintiffs seek actual damages, treble damages, punitive damages, a constructive trust and accounting, and declaratory relief. The defendants have filed motions for summary judgment on all claims. No trial date has been set.

        Effective March 5, 2007, all defendants and plaintiffs Bridwell Oil Company, the Alicia Bowdle Trust, and the Estate of Margaret Bridwell Bowdle executed a final settlement agreement which provides for the dismissal of these plaintiffs' claims with prejudice to being refiled. On June 10, 2007, the Houston federal district court entered an order of partial dismissal by which the claims by and against the settling plaintiffs were dismissed with prejudice. The claims asserted by Bailey, Ptasynski, and Gray are not included within the settlement or the order of partial dismissal.

  Ptasynski Colorado Federal District Court Lawsuit

        On April 7, 2006, Harry Ptasynski, one of the plaintiffs in the Bailey action discussed above, filed suit against Kinder Morgan G.P., Inc. in Colorado federal district court. Harry Ptasynski v. Kinder Morgan G.P., Inc., No. 06-CV-00651 (LTB) (U.S. District Court for the District of Colorado). Ptasynski, who holds an overriding royalty interest at McElmo Dome, asserted claims for civil conspiracy, violation of the Colorado Organized Crime Control Act, violation of Colorado antitrust laws, violation of the Colorado Unfair Practices Act, breach of fiduciary duty and confidential relationship, violation of the Colorado Payment of Proceeds Act, fraudulent concealment, breach of contract and implied duties to market and good faith and fair dealing, and civil theft and conversion. Ptasynski sought actual damages, treble damages, forfeiture, disgorgement, and declaratory and injunctive relief. The Colorado court transferred the case to Houston federal district court, and Ptasynski voluntarily dismissed the case on May 19, 2006. Ptasynski also filed an appeal in the Tenth Circuit seeking to overturn the Colorado court's order transferring the case to Houston federal district court. Harry Ptasynski v. Kinder Morgan G.P., Inc., No. 06-1231 (10th Cir.). Briefing in the appeal was completed on November 27, 2006. On April 4, 2007, the Tenth Circuit Court of Appeals dismissed the appeal as moot in light of Ptasynksi's voluntary dismissal of the case.

  Bridwell Oil Company Wichita County Lawsuit

        On March 1, 2004, Bridwell Oil Company, one of the named plaintiffs in the above described Bailey action, filed a new matter in which it asserted claims that are virtually identical to the claims it asserted in the Bailey lawsuit. Bridwell Oil Co. v. Shell Oil Co. et al., No. 160,199-B (78th Judicial District Court, Wichita County, Texas filed March 1, 2004). The defendants in this action include, among others, Kinder Morgan CO2, Kinder Morgan Energy Partners, L.P., and Cortez Pipeline Company. This case was abated pending resolution of the Bailey action discussed above.

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16. Litigation, Environmental and Other Contingencies (Continued)

        Effective March 5, 2007, the parties executed a final settlement agreement which provides for the dismissal of the lawsuit and the plaintiffs' claims with prejudice to being refiled. On June 14, 2007, the Wichita County state district court signed its order dismissing the case and all claims with prejudice.

  CO2 Claims Arbitration

        Cortez Pipeline Company and Kinder Morgan CO2, successor to Shell CO2 Company, Ltd., were among the named defendants in CO2 Committee, Inc. v. Shell Oil Co., et al., an arbitration initiated on November 28, 2005. The arbitration arose from a dispute over a class action settlement agreement which became final on July 7, 2003 and disposed of five lawsuits formerly pending in the U.S. District Court, District of Colorado. The plaintiffs in such lawsuits primarily included overriding royalty interest owners, royalty interest owners, and small share working interest owners who alleged underpayment of royalties and other payments on carbon dioxide produced from the McElmo Dome Unit. The settlement imposed certain future obligations on the defendants in the underlying litigation. The plaintiff in the arbitration is an entity that was formed as part of the settlement for the purpose of monitoring compliance with the obligations imposed by the settlement agreement. The plaintiff alleged that, in calculating royalty and other payments, defendants used a transportation expense in excess of what is allowed by the settlement agreement, thereby causing alleged underpayments of approximately $12 million. The plaintiff also alleged that Cortez Pipeline Company should have used certain funds to further reduce its debt, which, in turn, would have allegedly increased the value of royalty and other payments by approximately $0.5 million. Defendants denied that there was any breach of the settlement agreement. On August 7, 2006, the arbitration panel issued its opinion finding that defendants did not breach the settlement agreement. On October 25, 2006, the defendants filed an application to confirm the arbitration decision in New Mexico federal district court. On June 21, 2007, the New Mexico federal district court entered final judgment confirming the August 7, 2006 arbitration decision.

        On October 2, 2007, the plaintiff initiated a second arbitration (CO2 Committee, Inc. v. Shell CO2 Company, Ltd., aka Kinder Morgan CO2 Company, L.P., et al.) against Cortez Pipeline Company, Kinder Morgan CO2 and a Mobil entity. The second arbitration asserts claims similar to those asserted in the first arbitration. On October 11, 2007, the defendants filed a Complaint for Declaratory Judgment and Injunctive Relief in federal district court in New Mexico. The Complaint seeks dismissal of the second arbitration on the basis of res judicata. In November 2007, the plaintiff in the arbitration moved to dismiss the defendants' Complaint on the grounds that the issues presented should be decided by a panel in a second arbitration. In December 2007, the defendants in the arbitration filed a motion seeking summary judgment on their Complaint and dismissal of the second arbitration. No hearing date has been set.

  MMS Notice of Noncompliance and Civil Penalty

        On December 20, 2006, Kinder Morgan CO2 received a "Notice of Noncompliance and Civil Penalty: Knowing or Willful Submission of False, Inaccurate, or Misleading Information—Kinder Morgan CO2 Company, L.P., Case No. CP07-001" from the U.S. Department of the Interior, Minerals Management Service. This Notice, and the MMS' position that Kinder Morgan CO2 has violated certain reporting obligations, relates to a disagreement between the MMS and Kinder Morgan CO2 concerning the approved transportation allowance to be used in valuing McElmo Dome carbon dioxide

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for purposes of calculating federal royalties. The Notice of Noncompliance and Civil Penalty assesses a civil penalty of approximately $2.2 million as of December 15, 2006 (based on a penalty of $500.00 per day for each of 17 alleged violations) for Kinder Morgan CO2's alleged submission of false, inaccurate, or misleading information relating to the transportation allowance, and federal royalties for CO2 produced at McElmo Dome, during the period from June 2005 through October 2006. The MMS contends that false, inaccurate, or misleading information was submitted in the 17 monthly Form 2014s containing remittance advice reflecting the royalty payments for the referenced period because they reflected Kinder Morgan CO2's use of the Cortez Pipeline tariff as the transportation allowance. The MMS claims that the Cortez Pipeline tariff is not the proper transportation allowance and that Kinder Morgan CO2 should have used its "reasonable actual costs" calculated in accordance with certain federal product valuation regulations as amended effective June 1, 2005. The MMS stated that civil penalties will continue to accrue at the same rate until the alleged violations are corrected.

        The MMS set a due date of January 20, 2007 for Kinder Morgan CO2's payment of the approximately $2.2 million in civil penalties, with interest to accrue daily on that amount in the event payment is not made by such date. Kinder Morgan CO2 has not paid the penalty. On January 2, 2007, Kinder Morgan CO2 submitted a response to the Notice of Noncompliance and Civil Penalty challenging the assessment in the Office of Hearings and Appeals of the Department of the Interior. On February 1, 2007, Kinder Morgan CO2 filed a petition to stay the accrual of penalties until the dispute is resolved. On February 22, 2007, an administrative law judge of the U.S. Department of the Interior issued an order denying Kinder Morgan CO2's petition to stay the accrual of penalties. A hearing on the Notice of Noncompliance and Civil Penalty was originally set for December 10, 2007. In November 2007, the MMS and Kinder Morgan CO2 filed a joint motion to vacate the hearing date and stay the accrual of additional penalties to allow the parties to discuss settlement. In November 2007, the administrative law judge granted the joint motion, stayed accrual of additional penalties for the period from November 6, 2007 to February 18, 2008, and reset the hearing date to March 24, 2008. The parties conducted settlement conferences on February 4, 2008 and February 12, 2008.

        Kinder Morgan CO2 disputes the Notice of Noncompliance and Civil Penalty and believes that it has meritorious defenses. Kinder Morgan CO2 contends that use of the Cortez pipeline tariff as the transportation allowance for purposes of calculating federal royalties was approved by the MMS in 1984. This approval was later affirmed as open-ended by the Interior Board of Land Appeals in the 1990s. Accordingly, Kinder Morgan CO2 has stated to the MMS that its use of the Cortez tariff as the approved federal transportation allowance is authorized and proper. Kinder Morgan CO2 also disputes the allegation that it has knowingly or willfully submitted false, inaccurate, or misleading information to the MMS. Kinder Morgan CO2's use of the Cortez Pipeline tariff as the approved federal transportation allowance has been the subject of extensive discussion between the parties. The MMS was, and is, fully apprised of that fact and of the royalty valuation and payment process followed by Kinder Morgan CO2 generally.

  MMS Order to Report and Pay

        On March 20, 2007, Kinder Morgan CO2 received an "Order to Report and Pay" from the Minerals Management Service. The MMS contends that Kinder Morgan CO2 has over-reported transportation allowances and underpaid royalties in the amount of approximately $4.6 million for the

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16. Litigation, Environmental and Other Contingencies (Continued)

period from January 1, 2005 through December 31, 2006 as a result of its use of the Cortez pipeline tariff as the transportation allowance in calculating federal royalties. As noted in the discussion of the Notice of Noncompliance and Civil Penalty proceeding, the MMS claims that the Cortez Pipeline tariff is not the proper transportation allowance and that Kinder Morgan CO2 must use its "reasonable actual costs" calculated in accordance with certain federal product valuation regulations. The MMS set a due date of April 13, 2007 for Kinder Morgan CO2's payment of the $4.6 million in claimed additional royalties, with possible late payment charges and civil penalties for failure to pay the assessed amount. Kinder Morgan CO2 has not paid the $4.6 million, and on April 19, 2007, it submitted a notice of appeal and statement of reasons in response to the Order to Report and Pay, challenging the Order and appealing it to the Director of the MMS in accordance with 30 CFR 290.100, et seq. Also on April 19, 2007, Kinder Morgan CO2 submitted a petition to suspend compliance with the Order to Report and Pay pending the appeal. The MMS granted Kinder Morgan CO2's petition to suspend, and approved self-bonding on June 12, 2007. Kinder Morgan CO2 filed a supplemental statement of reasons in support of its appeal of the Order to Report and Pay on June 15, 2007.

        In addition to the March 2007 Order to Report and Pay, in April 2007, Kinder Morgan CO2 received an "Audit Issue Letter" sent by the Colorado Department of Revenue on behalf of the U.S. Department of the Interior. In the letter, the Department of Revenue states that Kinder Morgan CO2 has over-reported transportation allowances and underpaid royalties (due to the use of the Cortez pipeline tariff as the transportation allowance for purposes of federal royalties) in the amount of $8.5 million for the period from April 2000 through December 2004. Kinder Morgan CO2 responded to the letter in May 2007, outlining its position why use of the Cortez tariff-based transportation allowance is proper. On August 8, 2007, Kinder Morgan CO2 received an "Order to Report and Pay Additional Royalties" from the MMS. As alleged in the Colorado Audit Issue Letter, the MMS contends that Kinder Morgan CO2 has over-reported transportation allowances and underpaid royalties in the amount of approximately $8.5 million for the period from April 2000 through December 2004. The MMS's claims underlying the August 2007 Order to Report and Pay are similar to those at issue in the March 2007 Order to Report and Pay. On September 7, 2007, Kinder Morgan CO2 submitted a notice of appeal and statement of reasons in response to the August 2007 Order to Report and Pay, challenging the Order and appealing it to the Director of the MMS in accordance with 30 CFR 290.100, et seq. Also on September 7, 2007, Kinder Morgan CO2 submitted a petition to suspend compliance with the Order to Report and Pay pending the appeal. The MMS granted Kinder Morgan CO2's petition to suspend, and approved self-bonding on September 11, 2007.

        The MMS and Kinder Morgan CO2 have agreed to stay the March 2007 and August 2007 Order to Report and Pay proceedings to allow the parties to discuss settlement. The parties conducted settlement conferences on February 4, 2008 and February 12, 2008.

        Kinder Morgan CO2 disputes both the March and August 2007 Orders to Report and Pay and the Colorado Department of Revenue Audit Issue Letter, and as noted above, it contends that use of the Cortez pipeline tariff as the transportation allowance for purposes of calculating federal royalties was approved by the MMS in 1984 and was affirmed as open-ended by the Interior Board of Land Appeals in the 1990s. The appeals to the MMS Director of the Orders to Report and Pay do not provide for an oral hearing. No further submission or briefing deadlines have been set.

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16. Litigation, Environmental and Other Contingencies (Continued)

  J. Casper Heimann, Pecos Slope Royalty Trust and Rio Petro LTD, individually and on behalf of all other private royalty and overriding royalty owners in the Bravo Dome Carbon Dioxide Unit, New Mexico similarly situated v. Kinder Morgan CO2 Company, L.P., No. 04-26-CL (8th Judicial District Court, Union County New Mexico)

        This case involves a purported class action against Kinder Morgan CO2 alleging that it has failed to pay the full royalty and overriding royalty ("royalty interests") on the true and proper settlement value of compressed carbon dioxide produced from the Bravo Dome Unit during the period beginning January 1, 2000. The complaint purports to assert claims for violation of the New Mexico Unfair Practices Act, constructive fraud, breach of contract and of the covenant of good faith and fair dealing, breach of the implied covenant to market, and claims for an accounting, unjust enrichment, and injunctive relief. The purported class is comprised of current and former owners, during the period January 2000 to the present, who have private property royalty interests burdening the oil and gas leases held by the defendant, excluding the Commissioner of Public Lands, the United States of America, and those private royalty interests that are not unitized as part of the Bravo Dome Unit. The plaintiffs allege that they were members of a class previously certified as a class action by the United States District Court for the District of New Mexico in the matter Doris Feerer, et al. v. Amoco Production Company, et al., USDC N.M. Civ. No. 95-0012 (the "Feerer Class Action"). Plaintiffs allege that Kinder Morgan CO2's method of paying royalty interests is contrary to the settlement of the Feerer Class Action. Kinder Morgan CO2 filed a motion to compel arbitration of this matter pursuant to the arbitration provisions contained in the Feerer Class Action settlement agreement, which motion was denied. Kinder Morgan CO2 appealed this decision to the New Mexico Court of Appeals, which affirmed the decision of the trial court. The New Mexico Supreme Court granted further review in October 2006, and after hearing oral argument, the New Mexico Supreme Court quashed its prior order granting review. In August 2007, Kinder Morgan CO2 filed a petition for writ of certiorari with the United States Supreme Court seeking further review. The Petition was denied in December 2007. The case is now proceeding in the trial court as a certified class action and the case is set for trial in September 2008.

        In addition to the matters listed above, audits and administrative inquiries concerning Kinder Morgan CO2's payments on carbon dioxide produced from the McElmo Dome and Bravo Dome Units are currently ongoing. These audits and inquiries involve federal agencies and the states of Colorado and New Mexico.

  Commercial Litigation Matters

  Union Pacific Railroad Company Easements

        SFPP and Union Pacific Railroad Company (the successor to Southern Pacific Transportation Company and referred to in this note as UPRR) are engaged in a proceeding to determine the extent, if any, to which the rent payable by SFPP for the use of pipeline easements on rights-of-way held by UPRR should be adjusted pursuant to existing contractual arrangements for the ten-year period beginning January 1, 2004 (Union Pacific Railroad Company vs. Santa Fe Pacific Pipelines, Inc., SFPP, L.P., Kinder Morgan Operating L.P. "D", Kinder Morgan G.P., Inc., et al., Superior Court of the State of California for the County of Los Angeles, filed July 28, 2004). In February 2007, a trial began

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to determine the amount payable for easements on UPRR rights-of-way. The trial is ongoing and is expected to conclude in the second quarter of 2008.

        SFPP and UPRR are also engaged in multiple disputes over the circumstances under which SFPP must pay for a relocation of its pipeline within the UPRR right of way and the safety standards that govern relocations. SFPP believes that it must pay for relocation of the pipeline only when so required by the railroad's common carrier operations, and in doing so, it need only comply with standards set forth in the federal Pipeline Safety Act in conducting relocations. In July 2006, a trial before a judge regarding the circumstances under which SFPP must pay for relocations concluded, and the judge determined that SFPP must pay for any relocations resulting from any legitimate business purpose of the UPRR. SFPP has appealed this decision. In addition, UPRR contends that it has complete discretion to cause the pipeline to be relocated at SFPP's expense at any time and for any reason, and that SFPP must comply with the more expensive American Railway Engineering and Maintenance-of-Way standards. Each party is seeking declaratory relief with respect to its positions regarding relocations.

        It is difficult to quantify the effects of the outcome of these cases on SFPP because SFPP does not know UPRR's plans for projects or other activities that would cause pipeline relocations. Even if SFPP is successful in advancing its positions, significant relocations for which SFPP must nonetheless bear the expense (i.e. for railroad purposes, with the standards in the federal Pipeline Safety Act applying) would have an adverse effect on our financial position and results of operations. These effects would be even greater in the event SFPP is unsuccessful in one or more of these litigations.

  United States of America, ex rel., Jack J. Grynberg v. K N Energy (Civil Action No. 97-D-1233, filed in the U.S. District Court, District of Colorado).

        This multi-district litigation proceeding involves four lawsuits filed in 1997 against numerous Kinder Morgan companies. These suits were filed pursuant to the federal False Claims Act and allege underpayment of royalties due to mismeasurement of natural gas produced from federal and Indian lands. The complaints are part of a larger series of similar complaints filed by Mr. Grynberg against 77 natural gas pipelines (approximately 330 other defendants) in various courts throughout the country which were consolidated and transferred to the District of Wyoming.

        In May 2005, a Special Master appointed in this litigation found that because there was a prior public disclosure of the allegations and that Grynberg was not an original source, the Court lacked subject matter jurisdiction. As a result, the Special Master recommended that the Court dismiss all the Kinder Morgan defendants. In October 2006, the United States District Court for the District of Wyoming upheld the dismissal of each case against the Kinder Morgan defendants on jurisdictional grounds. Grynberg has appealed this Order to the Tenth Circuit Court of Appeals. A procedural schedule has been issued and briefing before the Court of Appeals will be completed in the spring of 2008. The oral argument is expected to take place in September 2008.

        Prior to the dismissal order on jurisdictional grounds, the Kinder Morgan defendants filed Motions to Dismiss and for Sanctions alleging that Grynberg filed his Complaint without evidentiary support and for an improper purpose. On January 8, 2007, after the dismissal order, the Kinder Morgan defendants also filed a Motion for Attorney Fees under the False Claim Act. On April 24, 2007 the

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16. Litigation, Environmental and Other Contingencies (Continued)

Court held a hearing on the Motions to Dismiss and for Sanctions and the Requests for Attorney Fees. A decision is still pending on the Motions to Dismiss and for Sanctions and the Requests for Attorney Fees.

  Weldon Johnson and Guy Sparks, individually and as Representative of Others Similarly Situated v. Centerpoint Energy, Inc. et. al., No. 04-327-2 (Circuit Court, Miller County Arkansas).

        On October 8, 2004, plaintiffs filed the above-captioned matter against numerous defendants including Kinder Morgan Texas Pipeline L.P.; Kinder Morgan Energy Partners, L.P.; Kinder Morgan G.P., Inc.; KM Texas Pipeline, L.P.; Kinder Morgan Texas Pipeline G.P., Inc.; Kinder Morgan Tejas Pipeline G.P., Inc.; Kinder Morgan Tejas Pipeline, L.P.; Gulf Energy Marketing, LLC; Tejas Gas, LLC; and MidCon Corp. (the "Kinder Morgan defendants"). The complaint purports to bring a class action on behalf of those who purchased natural gas from the CenterPoint defendants from October 1, 1994 to the date of class certification.

        The complaint alleges that CenterPoint Energy, Inc., by and through its affiliates, has artificially inflated the price charged to residential consumers for natural gas that it allegedly purchased from the non-CenterPoint defendants, including the Kinder Morgan defendants. The complaint further alleges that in exchange for CenterPoint's purchase of such natural gas at above market prices, the non-CenterPoint defendants, including the Kinder Morgan defendants, sell natural gas to CenterPoint's non-regulated affiliates at prices substantially below market, which in turn sells such natural gas to commercial and industrial consumers and gas marketers at market price. The complaint purports to assert claims for fraud, unlawful enrichment and civil conspiracy against all of the defendants, and seeks relief in the form of actual, exemplary and punitive damages, interest, and attorneys' fees. On June 8, 2007, the Arkansas Supreme Court held that the Arkansas Public Service Commission has exclusive jurisdiction over any Arkansas plaintiffs' claims that consumers were overcharged for gas in Arkansas and mandated that any such claims be dismissed from this lawsuit. On February 14, 2008, the Arkansas Supreme Court clarified its previously issued order and mandated that the trial court dismiss the lawsuit in its entirety. Based on the information available to date and our preliminary investigation, the Kinder Morgan defendants believe that the claims against them are without merit and intend to defend against them vigorously.

  Federal Investigation at Cora and Grand Rivers Coal Facilities

        On June 22, 2005, Kinder Morgan Energy Partners announced that the Federal Bureau of Investigation was conducting an investigation related to its coal terminal facilities located in Rockwood, Illinois and Grand Rivers, Kentucky. The investigation involved certain coal sales from its Cora, Illinois and Grand Rivers, Kentucky coal terminals that occurred from 1997 through 2001. During this time period, Kinder Morgan Energy Partners sold excess coal from these two terminals for its own account, generating less than $15 million in total net sales. Excess coal is the weight gain that results from moisture absorption into existing coal during transit or storage and from scale inaccuracies, which are typical in the industry. During the years 1997 through 1999, Kinder Morgan Energy Partners collected, and, from 1997 through 2001, Kinder Morgan Energy Partners subsequently sold, excess coal for its own account, as Kinder Morgan Energy Partners believed it was entitled to do under then-existing

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customer contracts. Kinder Morgan Energy Partners conducted an internal investigation of the allegations and discovered no evidence of wrongdoing or improper activities at these two terminals.

        In the fourth quarter of 2007, Kinder Morgan Energy Partners reached a civil settlement with the U.S. Attorney's office for the Southern District of Illinois pursuant to which Kinder Morgan Energy Partners paid approximately $25 million, in aggregate, to the Tennessee Valley Authority and other customers of the Cora and Grand Rivers terminals from 1997 through 1999. Kinder Morgan Energy Partners made no admission or acknowledgment of improper conduct as part of the settlement, and while Kinder Morgan Energy Partners continues to believe that its actions at its terminals were appropriate, Kinder Morgan Energy Partners determined that a civil resolution of the matter would be in its best interest. The settlement has been finalized, and Kinder Morgan Energy Partners recorded a $25 million increase in expense in the third quarter of 2007 associated with the settlement of this liability.

  Queen City Railcar Litigation

        On August 28, 2005, a railcar containing the chemical styrene began leaking styrene gas in Cincinnati, Ohio while en route to Kinder Morgan Energy Partners' Queen City Terminal. The railcar was sent by the Westlake Chemical Corporation from Louisiana, transported by Indiana & Ohio Railway, and consigned to Westlake at its dedicated storage tank at Queen City Terminals, Inc., a subsidiary of Kinder Morgan Bulk Terminals, Inc. The railcar leak resulted in the evacuation of many residents and the alleged temporary closure of several businesses in the Cincinnati area. A class action complaint and a suit filed by the City of Cincinnati arising out of this accident have been settled. However, one member of the settlement class, the Estate of George W. Dameron, opted out of the settlement, and the Adminstratrix of the Dameron Estate filed a wrongful death lawsuit on November 15, 2006 in the Hamilton County Court of Common Pleas, Case No. A0609990. The complaint, which is asserted against each of the defendants involved in the class action suit, alleges that styrene exposure caused the death of Mr. Dameron. Without admitting fault or liability, the parties have reached a settlement in principle of the Dameron Suit.

        As part of the settlement of the class action claims, the non-Kinder Morgan Energy Partners defendants have agreed to settle remaining claims asserted by businesses and will obtain a release of such claims favoring all defendants, including Kinder Morgan Energy Partners and its affiliates, subject to the retention by all defendants of their claims against each other for contribution and indemnity. Kinder Morgan Energy Partners expects that a claim will be asserted by other defendants against Kinder Morgan Energy Partners seeking contribution or indemnity for any settlements funded exclusively by other defendants, and Kinder Morgan Energy Partners expects to vigorously defend against any such claims.

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  Leukemia Cluster Litigation

  Richard Jernee, et al v. Kinder Morgan Energy Partners, et al, No. CV03-03482 (Second Judicial District Court, State of Nevada, County of Washoe) ("Jernee").

  Floyd Sands, et al v. Kinder Morgan Energy Partners, et al, No. CV03-05326 (Second Judicial District Court, State of Nevada, County of Washoe) ("Sands").

        On May 30, 2003, plaintiffs, individually and on behalf of Adam Jernee, filed a civil action in the Nevada State trial court against Kinder Morgan Energy Partners and several Kinder Morgan related entities and individuals and additional unrelated defendants. Plaintiffs in the Jernee matter claim that defendants negligently and intentionally failed to inspect, repair and replace unidentified segments of their pipeline and facilities, allowing "harmful substances and emissions and gases" to damage "the environment and health of human beings." Plaintiffs claim that "Adam Jernee's death was caused by leukemia that, in turn, is believed to be due to exposure to industrial chemicals and toxins." Plaintiffs purport to assert claims for wrongful death, premises liability, negligence, negligence per se, intentional infliction of emotional distress, negligent infliction of emotional distress, assault and battery, nuisance, fraud, strict liability (ultra hazardous acts), and aiding and abetting, and seek unspecified special, general and punitive damages. On August 28, 2003, a separate group of plaintiffs, represented by the counsel for the plaintiffs in the Jernee matter, individually and on behalf of Stephanie Suzanne Sands, filed a civil action in the Nevada State trial court against the same defendants and alleging the same claims as in the Jernee case with respect to Stephanie Suzanne Sands. The Jernee case has been consolidated for pretrial purposes with the Sands case. In May 2006, the court granted defendants' motions to dismiss as to the counts purporting to assert claims for fraud, but denied defendants' motions to dismiss as to the remaining counts, as well as defendants' motions to strike portions of the complaint. Defendant Kennametal, Inc. has filed a third-party complaint naming the United States and the United States Navy (the "United States") as additional defendants. In response, the United States removed the case to the United States District Court for the District of Nevada and filed a motion to dismiss the third-party complaint. Plaintiff has also filed a motion to dismiss the United States and/or to remand the case back to state court. By order dated September 25, 2007, the United States District Court granted the motion to dismiss the United States from the case and remanded the Jernee and Sands cases back to the Second Judicial District Court, State of Nevada, County of Washoe. The cases will now proceed in the State Court. Based on the information available to date, our own preliminary investigation, and the positive results of investigations conducted by State and Federal agencies, we believe that the remaining claims against Kinder Morgan Energy Partners in these matters are without merit and intend to defend against them vigorously.

  Pipeline Integrity and Releases

        From time to time, our pipelines experience leaks and ruptures. These leaks and ruptures may cause explosions, fire, damage to the environment, damage to property and/or personal injury or death. In connection with these incidents, we may be sued for damages caused by an alleged failure to properly mark the locations of our pipelines and/or to properly maintain our pipelines. Depending upon the facts and circumstances of a particular incident, state and federal regulatory authorities may seek civil and/or criminal fines and penalties.

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        We believe that we conduct our operations in accordance with applicable law. We seek to cooperate with state and federal regulatory authorities in connection with the clean up of the environment caused by such leaks and ruptures and with any investigations as to the facts and circumstances surrounding the incidents.

  Kleberg County, Texas Gas Pipeline Rupture

        On February 12, 2008, Kinder Morgan Energy Partners' Kinder Morgan Texas Pipeline incurred a failure on its 16-inch diameter natural gas pipeline in a remote area in Kleberg County, Texas, which resulted in an explosion and fire. The incident caused some property damage, however no serious physical injuries have been reported to date. Kinder Morgan Texas Pipeline notified appropriate regulatory agencies and is currently investigating the cause of the rupture.

  Harrison County Texas Pipeline Rupture

        On May 13, 2005, NGPL experienced a rupture on its 36-inch diameter Gulf Coast #3 natural gas pipeline in Harrison County, Texas. The pipeline rupture resulted in an explosion and fire that severely damaged the Harrison County Power Project plant ("HCCP"), an adjacent power plant. In addition, local residents within an approximate one-mile radius were evacuated by local authorities until the site was secured. On October 24, 2006, suit was filed under Cause No. 06-1030 in the 71st Judicial District Court of Harrison County, Texas against NGPL and us by Plaintiffs, Entergy Power Ventures, L.P., Northeast Texas Electric Cooperative, Inc., East Texas Electric Cooperative, Inc. and Arkansas Electric Cooperative Corporation, owners and interest holders in the HCCP. The suit asserted claims of breach of contract, negligence, gross negligence, and trespass, and sought to recover for property damage and for losses due to business interruption. On January 29, 2008, the parties engaged in mediation and agreed to settle all claims. The costs and fees associated with the litigation and the sums due under the settlement in excess of our $1 million retained liability will be funded by our insurers.

  Walnut Creek, California Pipeline Rupture

        On November 9, 2004, excavation equipment operated by Mountain Cascade, Inc., a third-party contractor on a water main installation project hired by East Bay Municipal Utility District, struck and ruptured an underground petroleum pipeline owned and operated by SFPP in Walnut Creek, California. An explosion occurred immediately following the rupture that resulted in five fatalities and several injuries to employees or contractors of Mountain Cascade, Inc. The explosion and fire also caused property damage.

        In May 2005, the California Division of Occupational Safety and Health ("CalOSHA") issued two civil citations against Kinder Morgan Energy Partners relating to this incident assessing civil fines of approximately $0.1 million based upon its alleged failure to mark the location of the pipeline properly prior to the excavation of the site by the contractor. In June 2005, the Office of the California State Fire Marshal, Pipeline Safety Division, referred to in this report as the CSFM, issued a notice of violation against Kinder Morgan Energy Partners which also alleged that it did not properly mark the location of the pipeline in violation of state and federal regulations. The CSFM assessed a proposed civil penalty of $0.5 million. The location of the incident was not SFPP's work site, nor did SFPP have any direct involvement in the water main replacement project. We believe that SFPP acted in

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accordance with applicable law and regulations, and further that according to California law, excavators, such as the contractor on the project, must take the necessary steps (including excavating with hand tools) to confirm the exact location of a pipeline before using any power operated or power driven excavation equipment. Accordingly, we disagree with certain of the findings of CalOSHA and the CSFM, and SFPP has appealed the civil penalties while, at the same time, is continuing to work cooperatively with CalOSHA and the CSFM to resolve these matters.

        On September 21, 2007, KMGP Services Company, Inc., our subsidiary, entered into a plea agreement and civil settlement with the District Attorney of Contra Costa County pertaining to this accident. Under the terms of the plea agreement, KMGP Services Company, Inc. agreed to plead no contest to six counts of violating the California Labor Code. While initially constituted as felonies under the California Labor Code, the plea agreement contemplates that following the successful completion of an independent audit of Kinder Morgan Energy Partners' right-of-way protection policies and practices (likely in approximately one year), we may move to reduce the felony counts to misdemeanors. Pursuant to the plea agreement and civil settlement, in October 2007, we paid approximately $15 million.

        As a result of the accident, nineteen separate lawsuits were filed. The majority of the cases were personal injury and wrongful death actions that alleged, among other things, that SFPP/Kinder Morgan Energy Partners failed to properly field mark the area where the accident occurred.

        Following court ordered mediation, the Kinder Morgan Energy Partners defendants have settled with plaintiffs in all of the wrongful death cases and the personal injury and property damages cases. These settlements either have become final by order of the court or are awaiting court approval. The only civil cases which remain pending at present are: (i) a cross-claim for contribution and indemnity by an engineering company defendant against the Kinder Morgan defendants in which the court has entered summary judgment in favor of the Kinder Morgan defendants; and (ii) a challenge to the court-ordered allocation of settlement proceeds in one of the court-approved wrongful death settlements filed by a nonresident sibling in which the court has also granted summary judgment in favor of the Kinder Morgan defendants. Both of these judgments in favor of the Kinder Morgan defendants are subject to potential appeal.

        Additionally, following this accident, Kinder Morgan Energy Partners reviewed and when appropriate, revised its pipeline policies and procedures to improve safety. Kinder Morgan Energy Partners has undertaken a number of actions to reduce future third-party damage to its pipelines, including adding line riders and locators, retaining third-party expertise, instituting enhanced line location training and education of employees and contractors, and investing in additional state-of-the-art line locating equipment. Kinder Morgan Energy Partners has also committed to various procedural requirements pertaining to construction near its pipelines.

  Consent Agreement Regarding Cordelia, Oakland and Donner Summit California Releases

        On May 21, 2007, Kinder Morgan Energy Partners and SFPP entered into a Consent Agreement with various governmental agencies to resolve civil claims relating to the unintentional release of petroleum products during three pipeline incidents in northern California. The releases occurred (i) in the Suisun Marsh area near Cordelia in Solano County in April 2004, (ii) in Oakland in February 2005

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and (iii) near Donner Pass in April 2005. The agreement was reached with the United States Environmental Protection Agency, referred to in this note as the EPA, Department of the Interior, Department of Justice and the National Oceanic and Atmospheric Administration, as well as the State of California Department of Fish and Game, Office of Spill Prevention and Response, and the Regional Water Quality Control Boards for the San Francisco and Lahontan regions. Under the Consent Agreement, Kinder Morgan Energy Partners agreed to pay approximately $3.8 million in civil penalties, $1.3 million in natural resource damages and assessment costs and approximately $0.2 million in agency response and future remediation monitoring costs. All of the civil penalties have been reserved for as of December 31, 2007. In addition, Kinder Morgan Energy Partners agreed to perform enhancements in its Pacific operations relative to its spill prevention, response and reporting practices, the majority of which have already been implemented.

        The Consent Agreement was filed with the United States District Court for the Eastern District of California on May 29, 2007, and became effective July 26, 2007. Kinder Morgan Energy Partners has substantially completed remediation and restoration activities in consultation with the appropriate state and federal regulatory agencies at the location of each release.

  EPA Notice of Proposed Debarment

        On August 21, 2007, SFPP received a Notice of Proposed Debarment issued by the EPA. Pursuant to the Notice, the Suspension and Debarment Division of the EPA is proposing to debar SFPP from participation in future Federal contracts and assistance activities for a period of three years. The purported basis for the proposed debarment is SFPP's April 2005 agreement with the California Attorney General and the District Attorney of Solano County, California to settle misdemeanor charges of the unintentional, non-negligent discharge of diesel fuel, and the failure to provide timely notice of a threatened discharge to appropriate state agencies, in connection with the April 28, 2004 spill of diesel fuel into a marsh near Cordelia, California. SFPP believes that the proposed debarment is factually and legally unwarranted and intends to contest it. In addition, SFPP is currently engaged in discussions with the EPA to attempt to resolve this matter. Based upon our discussion to date, we do not believe that this matter will result in the debarment or suspension of SFPP.

  Baker, California

        In November 2004, the CALNEV Pipeline experienced a failure from external damage near Baker, California, resulting in a release of gasoline that affected approximately two acres of land in the high desert administered by the U.S. Bureau of Land Management. Remediation has been conducted and continues for product in the soils. All agency requirements have been met and the site will be closed upon completion of the soil remediation. The California Department of Fish & Game has alleged a small natural resource damage claim that is currently under review. CALNEV expects to work cooperatively with the Department of Fish & Game to resolve this claim.

  Henrico County, Virginia

        On April 17, 2006, Plantation Pipe Line Company, which transports refined petroleum products across the southeastern United States and which is 51.17% owned and operated by Kinder Morgan Energy Partners, experienced a pipeline release of turbine fuel from its 12-inch pipeline. The release

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occurred in a residential area and impacted adjacent homes, yards and common areas, as well as a nearby stream. The released product did not ignite and there were no deaths or injuries. Plantation estimates the amount of product released to be approximately 553 barrels. Immediately following the release, the pipeline was shut down and emergency remediation activities were initiated. Remediation and monitoring activities are ongoing under the supervision of the EPA and the Virginia Department of Environmental Quality, referred to in this report as the VDEQ. Following settlement negotiations and discussions with the VDEQ, Plantation and the VDEQ entered into a Special Order on Consent under which Plantation agreed to pay a civil penalty of approximately $0.7 million to the VDEQ as well as reimburse the VDEQ for less than $0.1 million in expenses and oversight costs to resolve the matter. Plantation satisfied $0.2 million of the civil penalty by completing a supplemental environmental project in the form of a $0.2 million donation to the Henrico County Fire Department for the purchase of hazardous material spill response equipment.

  Dublin, California

        In June 2006, the SFPP pipeline experienced a leak near Dublin, California, resulting in a release of product that affected a limited area along a recreation path. Kinder Morgan Energy Partners has completed remediation activities and has petitioned the California Regional Water Quality Control Board for closure. The cause of the release was outside force damage.

  Soda Springs, California

        In August 2006, the SFPP pipeline experienced a failure near Soda Springs, California, resulting in a release of product that affected a limited area along Interstate Highway 80. Product impacts were primarily limited to soil in an area between the pipeline and Interstate Highway 80. Remediation and monitoring activities are ongoing under the supervision of the California Department of Fish & Game and Nevada County. The cause of the release was determined to be pinhole corrosion in an unpiggable 2-inch diameter bypass to the mainline valve. The bypass was installed to allow pipeline maintenance activity. The bypass piping was replaced at this location and all other similar designs on the pipeline segment were excavated, evaluated and replaced as necessary to avoid future risk of release. On January 30, 2008, Kinder Morgan Energy Partners entered into a settlement agreement with Nevada County and the state of California to resolve any outstanding civil penalties claims related to this release for $75,000.

  Rockies Express Pipeline LLC Wyoming Construction Incident

        On November 11, 2006, a bulldozer operated by an employee of Associated Pipeline Contractors, Inc, (a third-party contractor to Rockies Express Pipeline LLC, referred to in this note as REX), struck an existing subsurface natural gas pipeline owned by Wyoming Interstate Company, a subsidiary of El Paso Pipeline Group. The pipeline was ruptured, resulting in an explosion and fire. The incident occurred in a rural area approximately nine miles southwest of Cheyenne, Wyoming. The incident resulted in one fatality (the operator of the bulldozer) and there were no other reported injuries. The cause of the incident is under investigation by the U.S. Department of Transportation Pipeline and Hazardous Materials Safety Administration, referred to in this report as the PHMSA. Kinder Morgan Energy Partners is cooperating with this agency. Immediately following the incident, REX and El Paso

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Pipeline Group reached an agreement on a set of additional enhanced safety protocols designed to prevent the reoccurrence of such an incident.

        In September 2007, the family of the deceased bulldozer operator filed a wrongful death action against Kinder Morgan Energy Partners, Rockies Express Pipeline LLC and several other parties in the District Court of Harris County, Texas, 189 Judicial District, at case number 2007-57916. The plaintiffs seek unspecified compensatory and exemplary damages plus interest, attorney's fees and costs of suit. Kinder Morgan Energy Partners has asserted contractual claims for complete indemnification for any and all costs arising from this incident, including any costs related to this lawsuit, against third parties and their insurers. The parties are currently engaged in discovery. We do not expect the cost of any settlement or eventual judgment, if any, to be material.

  Charlotte, North Carolina

        On November 27, 2006, the Plantation Pipeline experienced a release of approximately 4,000 gallons of gasoline from a Plantation Pipe Line Company block valve on a delivery line into a terminal owned by a third-party company. Upon discovery of the release, Plantation immediately locked out the delivery of gasoline through that pipe to prevent further releases. Product had flowed onto the surface and into a nearby stream, which is a tributary of Paw Creek, and resulted in loss of fish and other biota. Product recovery and remediation efforts were implemented immediately, including removal of product from the stream. The line was repaired and put back into service within a few days. Remediation efforts are continuing under the direction of the North Carolina Department of Environment and Natural Resources (the "NCDENR"), which issued a Notice of Violation and Recommendation of Enforcement against Plantation on January 8, 2007. Plantation continues to cooperate fully with the NCDENR.

        Although Plantation does not believe that penalties are warranted, it is engaging in settlement discussions with the EPA regarding a potential civil penalty for the November 2006 release as part of broader settlement negotiations with the EPA regarding this spill and two other historic releases from Plantation, including a February 2003 release near Hull, Georgia. Plantation has reached an agreement in principle with the Department of Justice and the EPA for all four releases for approximately $0.7 million, plus some additional work to be performed to prevent future releases. The parties are negotiating a consent decree. Although it is not possible to predict the ultimate outcome, we believe, based on our experiences to date, that the resolution of such items will not have a material adverse impact on our business, financial position, results of operations or cash flows.

        In addition, in April 2007, during pipeline maintenance activities near Charlotte, North Carolina, Plantation discovered the presence of historical soil contamination near the pipeline, and reported the presence of impacted soils to the NCDENR. Subsequently, Plantation contacted the owner of the property to request access to the property to investigate the potential contamination. The results of that investigation indicate that there is soil and groundwater contamination which appears to be from an historical turbine fuel release. The groundwater contamination is underneath at least two lots on which there is current construction of single family homes as part of a new residential development. Further investigation and remediation are being conducted under the oversight of the NCDENR. Plantation is working with the owner of the property and the builder of the residential subdivision to address any potential claims that they may bring.

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  Barstow, California

        The United States Department of Navy has alleged that historic releases of methyl tertiary-butyl ether, referred to in this report as MTBE, from Calnev's Barstow terminal has (i) migrated underneath the Navy's Marine Corps Logistics Base in Barstow; (ii) impacted the Navy's existing groundwater treatment system for unrelated groundwater contamination not alleged to have been caused by Calnev, and (iii) could affect the MCLB's water supply system. Although Calnev believes that it has certain meritorious defenses to the Navy's claims, we are working with the Navy to agree upon an Administrative Settlement Agreement and Order on Consent for CERCLA Removal Action to reimburse the Navy for $0.5 million in past response actions, plus perform other work to ensure protection of the Navy's existing treatment system and water supply.

  Oil Spill Near Westridge Terminal, Burnaby, British Columbia

        On July 24, 2007, a third-party contractor installing a sewer line for the City of Burnaby struck a crude oil pipeline segment included within Kinder Morgan Energy Partners' Trans Mountain pipeline system near its Westridge terminal in Burnaby, BC, resulting in a release of approximately 1,400 barrels of crude oil. The release impacted the surrounding neighborhood, several homes and nearby Burrard Inlet. No injuries were reported. To address the release, Kinder Morgan Energy Partners initiated a comprehensive emergency response in collaboration with, among others, the City of Burnaby, the BC Ministry of Environment, the National Energy Board, and the National Transportation Safety Board. Cleanup and environmental remediation is continuing. The incident is currently under investigation by Federal and Provincial agencies. We do not expect this matter to have a material adverse impact on our financial position, results of operations or cash flows.

        On December 20, 2007 Kinder Morgan Energy Partners initiated a lawsuit entitled Trans Mountain Pipeline LP, Trans Mountain Pipeline Inc. and Kinder Morgan Canada Inc. v. The City of Burnaby, et al., Supreme Court of British Columbia, Vancouver Registry No. S078716. The suit alleges that the City of Burnaby and its agents are liable in damages including, but not limited to, all costs and expenses incurred by us as a result of the rupture of the pipeline and subsequent release of crude oil.

        Although no assurance can be given, we believe that we have meritorious defenses to all pending pipeline integrity actions set forth in this note and, to the extent an assessment of the matter is possible, if it is probable that a liability has been incurred and the amount of loss can be reasonably estimated, we believe that we have established an adequate reserve to cover potential liability.

Environmental Matters

  Exxon Mobil Corporation v. GATX Corporation, Kinder Morgan Liquids Terminals, Inc. and ST Services, Inc.

        On April 23, 2003, Exxon Mobil Corporation filed a complaint in the Superior Court of New Jersey, Gloucester County. Kinder Morgan Energy Partners filed its answer to the complaint on June 27, 2003, in which it denied ExxonMobil's claims and allegations as well as included counterclaims against ExxonMobil. The lawsuit relates to environmental remediation obligations at a Paulsboro, New Jersey liquids terminal owned by ExxonMobil from the mid-1950s through November 1989, by GATX Terminals Corp. from 1989 through September 2000 and later owned by ST Services, Inc. Prior to

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selling the terminal to GATX Terminals, ExxonMobil performed the environmental site assessment of the terminal required prior to sale pursuant to state law. During the site assessment, ExxonMobil discovered items that required remediation and the New Jersey Department of Environmental Protection issued an order that required ExxonMobil to perform various remediation activities to remove hydrocarbon contamination at the terminal. ExxonMobil, we understand, is still remediating the site and has not been removed as a responsible party from the state's cleanup order; however, ExxonMobil claims that the remediation continues because of GATX Terminals' storage of a fuel additive, MTBE, at the terminal during GATX Terminals' ownership of the terminal. When GATX Terminals sold the terminal to ST Services, the parties indemnified one another for certain environmental matters. When GATX Terminals was sold to Kinder Morgan Energy Partners, GATX Terminals' indemnification obligations, if any, to ST Services may have passed to Kinder Morgan Energy Partners. Consequently, at issue is any indemnification obligation Kinder Morgan Energy Partners may owe to ST Services for environmental remediation of MTBE at the terminal. The complaint seeks any and all damages related to remediating MTBE at the terminal, and, according to the New Jersey Spill Compensation and Control Act, treble damages may be available for actual dollars incorrectly spent by the successful party in the lawsuit for remediating MTBE at the terminal. The parties are currently involved in mandatory mediation with respect to the claims set out in the lawsuit.

        On June 25, 2007, the New Jersey Department of Environmental Protection, the Commissioner of the New Jersey Department of Environmental Protection and the Administrator of the New Jersey Spill Compensation Fund, referred to collectively as the plaintiffs, filed a complaint against Exxon Mobil Corporation and GATX Terminals Corporation. The complaint was filed in Gloucester County, New Jersey. The plaintiffs have not yet served the complaint on either of the named defendants. The plaintiffs seek the costs and damages that the plaintiffs allegedly have incurred or will incur as a result of the discharge of pollutants and hazardous substances at the Paulsboro, New Jersey facility. The costs and damages that the plaintiffs seek include damages to natural resources. In addition, the plaintiffs seek an order compelling the defendants to perform or fund the assessment and restoration of those natural resource damages that are the result of the defendants' actions. As in the case brought by Exxon Mobil against GATX Terminals Corporation, the issue is whether the plaintiffs' claims are within the scope of the indemnity obligations GATX Terminals and therefore, Kinder Morgan Liquids Terminals, owes to ST Services.

  The City of Los Angeles v. Kinder Morgan Energy Partners, L.P.; Kinder Morgan Liquids Terminals LLC; Kinder Morgan Tank Storage Terminals LLC; Continental Oil Company; Chevron Corporation, California Superior Court, County of Los Angeles, Case No. NC041463.

        Kinder Morgan Energy Partners and some of its subsidiaries are defendants in a lawsuit filed in 2005 alleging claims for environmental cleanup costs and rent at the former Los Angeles Marine Terminal in the Port of Los Angeles. Plaintiff alleges that terminal cleanup costs could approach $18 million; however, we believe that the cleanup costs should be substantially less and that cleanup costs must be apportioned among all the parties to the litigation. Plaintiff also alleges that it is owed approximately $2.8 million in past rent and an unspecified amount for future rent. The judge bifurcated that rent issue from the causes of action related to the cleanup costs and trial regarding the rent issue was set for October 2007.

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        Plaintiff and the Kinder Morgan defendants have since agreed to a settlement in principle under which Kinder Morgan Energy Partners agreed to pay $3.2 million in satisfaction of all past and future rent obligations. In the fourth quarter of 2007, Kinder Morgan Energy Partners finalized the settlement terms, filed with the court for final approval, and paid the $3.2 million in satisfaction of all past and future rent obligations.

  Mission Valley Terminal Lawsuit

        In August 2007, the City of San Diego, on its own behalf and purporting to act on behalf of the People of the state of California, filed a lawsuit against Kinder Morgan Energy Partners and several affiliates seeking injunctive relief and unspecified damages allegedly resulting from hydrocarbon and MTBE impacted soils and groundwater beneath the city's stadium property in San Diego arising from historic operations at the Mission Valley terminal facility. The case was filed in the Superior Court of California, San Diego County, case number 37-2007-00073033-CU-OR-CTL. On September 26, 2007, Kinder Morgan Energy Partners removed the case to the United States District Court, Southern District of California, case number 07CV1883WCAB. On October 3, 2007, Kinder Morgan Energy Partners filed a Motion to Dismiss the Complaint. On February 29, 2008, the court issued an Order granting in part and denying in part defendants' Motion to Dismiss. The parties are currently engaging in discovery. Kinder Morgan Energy Partners intends to vigorously defend against the claims asserted in the complaint. This site has been, and currently is, under the regulatory oversight and order of the California Regional Water Quality Control Board. We do not expect the cost of any settlement and remediation to be material.

  Portland Harbor DOJ/EPA Investigation

        The United States Department of Justice and the EPA are continuing to investigate potential criminal charges relating to an alleged instance of improper disposal at sea of potash, which allegedly occurred at the request of or with the knowledge of employees or third parties at a bulk terminal facility in Portland, Oregon, which Kinder Morgan Energy Partners operates. Kinder Morgan Energy Partners is fully cooperating with the investigation and are engaged in ongoing discussions with the office of the United States Attorney for the District of Oregon and the Department of Justice in an attempt to resolve this matter.

  Louisiana Department of Environmental Quality Settlement

        After conducting a voluntary compliance self-audit, in April 2006, Kinder Morgan Energy Partners voluntarily disclosed certain findings from the audit related to compliance with environmental regulations and permits at its Harvey and St. Gabriel Terminals to the Louisiana Department of Environmental Quality, referred to in this report as the LDEQ. Following further discussion between the LDEQ and Kinder Morgan Energy Partners, in August 2007, the LDEQ issued a Consolidated Compliance Order and Notice of Potential Penalty for each of the two facilities. Kinder Morgan Energy Partners and the LDEQ have reached agreement on a proposed settlement agreement under which Kinder Morgan Energy Partners agrees to finalize certain work that it has already undertaken to ensure compliance with the environmental regulations at these two facilities and to pay a penalty of

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$0.3 million. The proposed settlement agreement is undergoing public comment pursuant to LDEQ regulations and then will be finalized.

  Polychlorinated Biphenyls ("PCBs")-related Requests

        In August 2007 and October 2007, NGPL and Kinder Morgan, Inc. received information requests from the Illinois Attorney General's Office and the EPA, respectively, regarding the presence of PCBs in natural gas transmission lines in Illinois and Missouri. We have responded to these requests. No proceeding or enforcement actions have been initiated.

        In December 2007, a customer requested that NGPL reimburse it for its costs and related expenses incurred in connection with the clean up of PCBs in the customer's system. NGPL is evaluating the request. If and to the extent NGPL reimburses the customer, we do not currently expect that any such reimbursements would have a material adverse effect on us.

  Other Environmental

        We are subject to environmental cleanup and enforcement actions from time to time. In particular, the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) generally imposes joint and several liability for cleanup and enforcement costs on current or predecessor owners and operators of a site, among others, without regard to fault or the legality of the original conduct. Our operations are also subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe our operations are in substantial compliance with applicable environmental law and regulations, risks of additional costs and liabilities are inherent in pipeline, terminal and carbon dioxide field and oil field operations, and there can be no assurance that we will not incur significant costs and liabilities. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us.

        We are currently involved in several governmental proceedings involving air, water and waste violations issued by various governmental authorities related to compliance with environmental regulations. As we receive notices of non-compliance, we negotiate and settle these matters. We do not believe that these violations will have a material adverse affect on our business.

        We are also currently involved in several governmental proceedings involving groundwater and soil remediation efforts under administrative orders or related state remediation programs issued by various regulatory authorities related to compliance with environmental regulations associated with our assets. We have established a reserve to address the costs associated with the cleanup.

        In addition, we are involved with and have been identified as a potentially responsible party in several federal and state superfund sites. Environmental reserves have been established for those sites where our contribution is probable and reasonably estimable. In addition, we are from time to time involved in civil proceedings relating to damages alleged to have occurred as a result of accidental leaks or spills of refined petroleum products, natural gas liquids, natural gas and carbon dioxide. See "Pipeline Integrity and Releases," above for information with respect to ruptures and leaks from our pipelines.

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        Although it is not possible to predict the ultimate outcomes, we believe that the resolution of the environmental matters set forth in this note will not have a material adverse effect on our business, financial position, results of operations or cash flows. However, we are not able to reasonably estimate when the eventual settlements of these claims will occur and changing circumstances could cause these matters to have a material adverse impact. As of December 31, 2007, we have accrued an environmental reserve of $102.6 million. In addition, we have recorded a receivable of $38.0 million for expected cost recoveries that have been deemed probable. We believe the establishment of this environmental reserve is adequate such that the resolution of pending environmental matters will not have a material adverse impact on our business, cash flows, financial position or results of operation. Additionally, many factors may change in the future affecting our reserve estimates, such as (i) regulatory changes, (ii) groundwater and land use near our sites, and (iii) changes in cleanup technology.

Litigation Relating to Proposed Kinder Morgan, Inc. "Going Private" Transaction

        On May 28, 2006, Richard D. Kinder, our Chairman and Chief Executive Officer, together with other members of Kinder Morgan, Inc.'s management, co-founder Bill Morgan, current board members Fayez Sarofim and Mike Morgan, and investment partners Goldman Sachs Capital Partners, American International Group, Inc., The Carlyle Group and Riverstone Holdings LLC, submitted a proposal to our Board of Directors to acquire all of our outstanding common stock at a price of $100 per share in cash. On August 28, 2006, Kinder Morgan, Inc. entered into a definitive merger agreement with Kinder Morgan Holdco LLC and Knight Acquisition Co. to effectuate the transaction at a price of $107.50 per share in cash.

        Beginning on May 29, 2006, and in the days following, eight putative Class Action lawsuits were filed in Harris County (Houston), Texas and seven putative Class Action lawsuits were filed in Shawnee County (Topeka), Kansas against, among others, Kinder Morgan, Inc., its Board of Directors, and several corporate officers.

        These cases are as follows:

  Harris County, Texas

        Cause No. 2006-33011; Mary Crescente v. Kinder Morgan, Inc., Richard D. Kinder, Edward H. Austin, Charles W. Battey, Stewart A. Bliss, Ted A. Gardner, William J. Hybl, Michael C. Morgan, Edward Randall III, Fayez S. Sarofim, H.A. True III, Douglas W.G. Whitehead, and James M. Stanford; in the 164th Judicial District Court, Harris County, Texas

        Cause No. 2006-39364; CWA/ITU Negotiated Pension Plan, individually and on behalf of others similarly situated v. Kinder Morgan, Inc., Richard D. Kinder, Edward H. Austin, Jr., William J. Hybl, Ted A. Gardner, Charles W. Battery, H.A. True, III, Fayez Sarofim, James M. Stanford, Michael C. Morgan, Stewart A. Bliss, Edward Randall, III, and Douglas W.G. Whitehead; in the 129th Judicial District Court, Harris County, Texas

        Cause No. 2006-33015; Robert Kemp, on behalf of himself and all other similarly situated v. Richard D. Kinder, Edward H. Austin, Jr., William J. Hybl, Ted A. Gardner, Charles W. Battey, H.A. True, III, Fayez Sarofim, James Stanford, Michael C. Morgan, Stewart A. Bliss, Edward Randall III,

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Douglas W. G. Whitehead, Kinder Morgan, Inc., GS Capital Partners V Fund, L.P., AIG Global Asset Management Holdings Corp., Carlyle Partners IV, L.P., and Carlyle/Riverstone Energy Partners III, L.P.; in the 113th Judicial District Court, Harris County, Texas

        Cause No. 2006-34594; Dean Drulias v. Kinder Morgan, Inc., Richard D. Kinder, Edward H. Austin, Jr., William J. Hybl, Ted A. Gardner, Charles W. Battey, H.A. True III, Fayez S. Sarofim, James Stanford, Michael C. Morgan, Stewart A. Bliss, Edward Randall III, Douglas W.G. Whitehead, Goldman Sachs, American International Group, Inc., the Carlyle Group, and Riverstone Holdings, LLC; in the 333rd Judicial District Court, Harris County, Texas

        Cause No. 2006-40027; J. Robert Wilson, On Behalf of Himself and All Others Similarly Situated v. Kinder Morgan, Inc., Richard D. Kinder, Michael C. Morgan, Fayez Sarofim, Edward H. Austin, Jr., William J. Hybl, Ted A. Gardner, Charles W. Battey, H.A. True, III, James M. Stanford, Stewart A. Bliss, Edward Randall, III, Douglas W.G. Whitehead, Bill Morgan, Goldman Sachs Capital Partners, American International Group, Inc., The Carlyle Group, Riverstone Holdings, L.L.C., C. Park Shaper, Steven J. Kean, Scott E. Parker, and Tim Bradley; in the 270th Judicial District Court, Harris County, Texas

        Cause No. 2006-33042; Sandra Donnelly, On Behalf of Herself and All Others Similarly Situated v. Kinder Morgan, Inc., Richard D. Kinder, Michael C. Morgan, Fayez S. Sarofim, Edward H. Austin, Jr., William J. Hybl, Ted A. Gardner, Charles W. Battey, H.A. True III, James M. Stanford, Stewart A. Bliss, Edward Randall III, and Douglas W.G. Whitehead; in the 61st Judicial District Court, Harris County, Texas

        Cause No. 2006-34520; David Zeitz, On Behalf of Himself and All Others Similarly Situated v. Richard D. Kinder; in the 234th Judicial District Court, Harris County, Texas

        Cause No. 2006-36184; Robert L. Dunn, Trustee for the Dunn Marital Trust, and the Police & Fire Retirement System of the City of Detroit v. Richard D. Kinder, Edward H. Austin, Jr., William J. Hybl, Ted A. Gardner, Charles W. Battey, H.A. True, III, Fayez Sarofim, James M. Stanford, Michael C. Morgan, Stewart A. Bliss, Edward Randall III, and Douglas W.G. Whitehead; in the 127th Judicial District Court, Harris County, Texas

        By order of the Court dated June 26, 2006, each of the above-listed cases have been consolidated into the Crescente v. Kinder Morgan, Inc. et al case; in the 164th Judicial District Court, Harris County, Texas, which challenges the proposed transaction as inadequate and unfair to Kinder Morgan's public stockholders. Seven of the eight original petitions consolidated into this lawsuit raised virtually identical allegations. One of the eight original petitions (Zeitz) challenges the proposal as unfair to holders of the common units of Kinder Morgan Energy Partners and/or listed shares of Kinder Morgan Management. On September 8, 2006, interim class counsel filed their Consolidated Petition for Breach of Fiduciary Duty and Aiding and Abetting in which they alleged that Kinder Morgan's board of directors and certain members of senior management breached their fiduciary duties and the Sponsor Investors aided and abetted the alleged breaches of fiduciary duty in entering into the merger agreement. They seek, among other things, to enjoin the merger, rescission of the merger agreement, disgorgement of any improper profits received by the defendants, and attorneys' fees. Defendants filed Answers to the Consolidated Petition on October 9, 2006, denying the plaintiffs' substantive allegations and denying that the plaintiffs are entitled to relief.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

16. Litigation, Environmental and Other Contingencies (Continued)

  Shawnee County, Kansas Cases

        Cause No. 06C 801; Michael Morter v. Richard D. Kinder, Edward H. Austin, Jr., Charles W. Battey, Stewart A. Bliss, Ted A. Gardner, William J. Hybl, Michael C. Morgan, Edward Randall, III, Fayez S. Sarofim, H.A. True, III, and Kinder Morgan, Inc.; in the District Court of Shawnee County, Kansas, Division 12

        Cause No. 06C 841; Teamsters Joint Counsel No. 53 Pension Fund v. Richard D. Kinder, Edward H. Austin, Charles W. Battey, Stewart A. Bliss, Ted A. Gardner, William J. Hybl, Michael C. Morgan, Edward Randall, III, Fayez S. Sarofim, H.A. True, III, and Kinder Morgan, Inc.; in the District Court of Shawnee County, Kansas, Division 12

        Cause No. 06C 813; Ronald Hodge, Individually And On Behalf Of All Others Similarly Situated v. Kinder Morgan, Inc., Richard D. Kinder, Edward H. Austin, Jr., William J. Hybl, Ted A. Gardner, Charles W. Battery, H.A. True III, Fayez S. Sarofim, James M. Stanford, Michael C. Morgan, Stewart A. Bliss, Edward Randall, III, and Douglas W.G. Whitehead; in the District Court of Shawnee County, Kansas, Division 6

        Cause No. 06C-864; Robert Cohen, Individually And On Behalf Of All Others Similarly Situated v. Kinder Morgan, Inc., Richard D. Kinder, Edward H. Austin, Jr., William J. Hybl, Ted A. Gardner, Charles W. Battery, H.A. True, III, Fayez Sarofim, James M. Stanford, Michael C. Morgan, Stewart A. Bliss, Edward Randall, III, and Douglas W.G. Whitehead; in the District Court of Shawnee County, Kansas, Division 6

        Cause No. 06C-853; Robert P. Land, individually, and on behalf of all others similarly situated v. Edward H. Austin, Jr., Charles W. Battey, Stewart A. Bliss, Ted A. Gardner, William J. Hybl, Edward Randall, III, James M. Stanford, Fayez Sarofim, H.A. True, III, Douglas W.G. Whitehead, Richard D. Kinder, Michael C. Morgan, AIG Global Asset Management Holdings Corp., GS Capital Partners V Fund, LP, The Carlyle Group LP, Riverstone Holdings LLC, Bill Morgan and Kinder Morgan, Inc.; in the District Court of Shawnee County, Kansas, Division 6

        Cause No. 06C-854; Dr. Douglas Geiger, individually, and on behalf of all others similarly situated v. Edward H. Austin, Jr., Charles W. Battey, Stewart A. Bliss, Ted A. Gardner, William J. Hybl, Edward Randall, III, James M. Stanford, Fayez Sarofim, H.A. True, III, Douglas W.G. Whitehead, Richard D. Kinder, Michael C. Morgan, AIG Global Asset Management Holding Corp., GS Capital Partners V Fund, LP, The Carlyle Group LP, Riverstone Holdings LLC, Bill Morgan and Kinder Morgan, Inc.; in the District Court of Shawnee County, Kansas, Division 6

        Cause No. 06C-837; John Bolton, On Behalf of Himself and All Others Similarly Situated v. Kinder Morgan, Inc., Richard D. Kinder, Michael C. Morgan, Fayez Sarofim, Edward H. Austin, Jr., William J. Hybl, Ted A. Gardner, Charles W. Battey, H.A. True, III, James M. Stanford, Stewart A. Bliss, Edward Randall, III, Douglas W.G. Whitehead, William V. Morgan, Goldman Sachs Capital Partners, American International Group, Inc., The Carlyle Group, Riverstone Holdings LLC, C. Park Shaper, Steven J. Kean, Scott E. Parker and Tim Bradley; in the District Court of Shawnee County, Kansas, Division 6

        By order of the Court dated June 26, 2006, each of the above-listed Kansas cases have been consolidated into the Consol. Case No. 06 C 801; In Re Kinder Morgan, Inc. Shareholder Litigation; in the District Court of Shawnee County, Kansas, Division 12. On August 1, 2006, the Court selected lead

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

16. Litigation, Environmental and Other Contingencies (Continued)

plaintiffs' counsel in the Kansas State Court proceedings. On August 28, 2006, the plaintiffs filed their Consolidated and Amended Class Action Petition in which they alleged that Kinder Morgan's board of directors and certain members of senior management breached their fiduciary duties and the Sponsor Investors aided and abetted the alleged breaches of fiduciary duty in entering into the merger agreement. They seek, among other things, to enjoin the stockholder vote on the merger agreement and any action taken to effect the acquisition of Kinder Morgan and its assets by the buyout group, damages, disgorgement of any improper profits received by the defendants, and attorney's fees.

        On October 12, 2006, the District Court of Shawnee County, Kansas entered a Memorandum Decision and Order in which it ordered the parties in both the Crescente v. Kinder Morgan, Inc. et al case pending in Harris County Texas and the In Re Kinder Morgan, Inc. Shareholder Litigation case pending in Shawnee County Kansas to confer and to submit to the court recommendations for the "appointment of a Special Master or a Panel of Special Masters to control all of the pretrial proceedings in both the Kansas and Texas Class Actions arising out of the proposed private offer to purchase the stock of the public shareholders of Kinder Morgan, Inc."

        By Order dated November 21, 2006, the Kansas District Court appointed the Honorable Joseph T. Walsh to serve as Special Master for In Re Kinder Morgan, Inc. Shareholder Litigation case pending in Kansas. By Order dated December 6, 2006, the Texas District Court also appointed the Honorable Joseph T. Walsh to serve as Special Master in the Crescente v. Kinder Morgan, Inc. et al. case pending in Texas for the purposes of considering any applications for pretrial temporary injunctive relief. On November 21, 2006, the plaintiffs in In Re Kinder Morgan, Inc. Shareholder Litigation filed a Third Amended Class Action Petition with Special Master Walsh. This Petition was later filed under seal with the Kansas District Court on December 27, 2006. Defendants' answer to the Third Amended Class Action Petition was filed in March 2007.

        Following extensive expedited discovery, the Plaintiffs in both consolidated actions filed an application for a preliminary injunction to prevent the holding of a special meeting of shareholders for the purposes of voting on the proposed merger, which was scheduled for December 19, 2006. The application was briefed by the parties between December 4 - December 13, 2006, and oral argument was heard by Special Master Walsh on December 14, 2006.

        On December 18, 2006, Special Master Walsh issued a Report and Recommendation concluding, among other things, that "plaintiffs have failed to demonstrate the probability of ultimate success on the merits of their claims in this joint litigation." Accordingly, the Special Master concluded that the plaintiffs were "not entitled to injunctive relief to prevent the holding of the special meeting of KMI shareholders scheduled for December 19, 2006."

        The parties are currently engaged in consolidated discovery in these matters.

        In addition to the above-described consolidated putative Class Action cases, we are aware of two additional lawsuits that challenge either the proposal or the merger agreement.

        On July 25, 2006 a civil action entitled David Dicrease, individually and on behalf of all others similarly situated v. Joseph Listengart, Edward H. Austin, Jr., Charles W. Battey, Stewart A. Bliss, Ted A. Gardner, William J. Hybl, Michael C. Morgan, Edward Randall, III, Fayez Sarofim, James M. Stanford, H.A. True, III, Douglas W.G. Whitehead, Richard D. Kinder, Kinder Morgan, Inc., Kinder Morgan Fiduciary

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

16. Litigation, Environmental and Other Contingencies (Continued)

Committee, John Does 1-30; Case 4:06-cv-02447, was filed in the United States District Court for the Southern District of Texas. This suit purports to be brought on behalf of the Kinder Morgan, Inc. Savings Plan (the "Plan") and a class comprised of all participants and beneficiaries of the Plan, for alleged breaches of fiduciary duties allegedly owed to the Plan and its participants by the defendants, in violation of the Employee Retirement Income Security Act ("ERISA"). More specifically, the suit asserts that defendants failed to prudently manage the Plan's assets (Count I); failed to appropriately monitor the Fiduciary Committee and provide it with accurate information (Count II); failed to provide complete and accurate information to the Plan's participants and beneficiaries (Count III); failed to avoid conflicts of interest (Count IV) and violated ERISA by engaging in a prohibited transaction (Count V). The relief requested seeks to enjoin the proposed transaction, damages allegedly incurred by the Plan and the participants, recovery of any "unjust enrichment" obtained by the defendants, and attorneys' fees and costs.

        On January 8, 2007, the United States District Court granted plaintiffs' motion to dismiss the Dicrease case without prejudice, and the case was terminated on January 8, 2007.

        On August 24, 2006, a civil action entitled City of Inkster Policeman and Fireman Retirement System, Derivatively on Behalf of Kinder Morgan, Inc., Plaintiffs v. Richard D. Kinder, Michael C. Morgan, William v. Morgan, Fayez Sarofim, Edward H. Austin, Jr., William J. Hybl, Ted A. Gardner, Charles W. Battey, H.A. True, III, James M. Stanford, Stewart A. Bliss, Edward Randall, III, Douglas W.G. Whitehead, Goldman Sachs Capital Partners, American International Group, Inc., The Carlyle Group, Riverstone Holdings LLC, C. Park Shaper, Steven J. Kean, Scott E. Parker and R. Tim Bradley, Defendants and Kinder Morgan, Inc., Nominal Defendant; Case 2006-52653, was filed in the 270th Judicial District Court, Harris County, Texas. This putative derivative lawsuit was brought against certain of Kinder Morgan's senior officers and directors, alleging that the proposal constituted a breach of fiduciary duties owed to Kinder Morgan, Inc. Plaintiff also contends that the Sponsor Investors aided and abetted the alleged breaches of fiduciary duty. Plaintiff seeks, among other things, to enjoin the defendants from consummating the proposal, a declaration that the proposal is unlawful and unenforceable, the imposition of a constructive trust upon any benefits improperly received by the defendants, and attorney's fees. On November 20, 2007, defendants filed a Joint Motion to Dismiss for Lack of Jurisdiction, or in the Alternative, Motion for Final Summary Judgment. Plaintiffs opposed the motion, and oral argument was held on January 18, 2008. On February 22, 2008, the court entered a Final Order granting defendants' motion in full, ordering that plaintiff, the City of Inkster Policeman and Fireman Retirement System, take nothing on any and all of its claims against any and all defendants.

        Defendants believe that the claims asserted in the litigations regarding the Going Private transaction are legally and factually without merit and intend to vigorously defend against them.

Express Pipeline System—Oil Spill in Montgomery County, Missouri

        On September 6, 2007, the Platte Pipeline, a crude oil pipeline in which we indirectly own a one-third interest and one of our subsidiaries operates, and which comprises a portion of our Express Pipeline System business segment, experienced a release of approximately 4,769 barrels of crude oil in a rural area in Montgomery County, Missouri. The released product did not ignite and there were no deaths or injuries. The pipeline was shut down, but was restarted following the repair with a voluntary operating pressure restriction. The majority of the released product was contained in a man-made

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

16. Litigation, Environmental and Other Contingencies (Continued)

pond. Clean up efforts are ongoing under the regulations of the Missouri Department of Natural Resources. On September 13, 2007, the PHMSA issued a Corrective Action Order requiring us to take certain actions including the pressure reduction to which we had already agreed. We have appealed that order and requested extensions of time to complete certain of the required activities. Although the internal and external investigations into the cause of the release are ongoing and no assurances can be made, based on available information, we believe that the ultimate resolution of this matter with PHMSA and the impacted landowners will not have a material adverse impact on our business, financial position or cash flows.

Other

        We are a defendant in various lawsuits arising from the day-to-day operations of our businesses. Although no assurance can be given, we believe, based on our experiences to date, that the ultimate resolution of such items will not have a material adverse impact on our business, financial position, results of operations or cash flows.

        Additionally, although it is not possible to predict the ultimate outcomes, we also believe, based on our experiences to date, that the ultimate resolution of these matters will not have a material adverse impact on our business, financial position, results of operations or cash flows. As of December 31, 2007, we have recorded a total reserve for legal fees, transportation rate cases and other litigation liabilities in the amount of $249.4 million. The reserve is primarily related to various claims from lawsuits arising from Kinder Morgan Energy Partners' Pacific operations' pipeline transportation rates, and the recorded amount is based on both the estimated amount associated with possible outcomes and probabilities of occurrence associated with such outcomes. We regularly assess the likelihood of adverse outcomes resulting from these claims in order to determine the adequacy of our liability provision.

17. Recent Accounting Pronouncements

        On September 15, 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement establishes a single definition of fair value and a framework for measuring fair value in generally accepted accounting principles. SFAS No. 157 also expands disclosures about fair value measurements. The provisions of this Statement apply to other accounting pronouncements that require or permit fair value measurements. Accordingly, this Statement does not require any new fair value measurements.

        On February 12, 2008, the FASB issued FASB Staff Position ("FSP") No. FAS 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

        The remainder of SFAS No. 157 was adopted by us effective January 1, 2008. The adoption of this Statement did not have an impact on our consolidated financial statements since we already apply its basic concepts in measuring fair values.

        On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement provides companies with an option to report selected financial assets and liabilities at fair value. The Statement's objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

17. Recent Accounting Pronouncements (Continued)

differently. The Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.

        SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company's choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The Statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157, discussed above, and SFAS No. 107 Disclosures about Fair Value of Financial Instruments.

        This Statement was adopted by us effective January 1, 2008, at which time no financial assets or liabilities, not previously required to be recorded at fair value by other authoritative literature, were designated to be recorded at fair value. As such, the adoption of this Statement did not have any impact on our consolidated financial statements.

        On December 4, 2007, the FASB issued SFAS No. 160. Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (in accordance with Accounting Standards Codification 810, Consolidation). This Statement changes the accounting and reporting for noncontrolling interests in consolidated financial statements. A noncontrolling interest, sometimes referred to as a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent.

        Specifically, SFAS No. 160 establishes accounting and reporting standards that require (i) the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated balance sheet within equity, but separate from the parent's equity: (ii) the equity amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated income statement (consolidated net income and comprehensive income will be determined without deducting noncontrolling interest however earnings-per-share information will continue to be calculated on the basis of the net income attributable to the parent's shareholders), and (iii) changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently and similarly—as equity transactions.

        This Statement was effective for fiscal years, and interim period within those fiscal years, beginning on or after December 15, 2008 (January 1, 2009 for us). Early adoption was not permitted, SFAS No. 160 shall be applied prospectively as of the beginning of the fiscal year in which it is initially applied; however, its presentation and disclosure requirements have been applied retrospectively for all periods presented in this report. The adoption of this Statement did not have any impact on our consolidated financial statements.

        On December 4, 2007, the FASB issued SFAS 141(R) (revised 2007), Business Combinations. Although this statement amends and replaces SFAS No. 141, it retains the fundamental requirements in SFAS No. 141 that (i) the purchase method of accounting be used for all business combinations; and (ii) an acquirer be identified for each business combination. SFAS No. 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

17. Recent Accounting Pronouncements (Continued)

the acquisition date as the date that the acquirer achieves control. This Statement applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including combinations achieved without the transfer of consideration; however, this Statement does not apply to a combination between entities or businesses under common control.

        Significant provisions of SFAS No. 141(R) concern principles and requirements for how an acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

        This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (January 1, 2009 for us). Early adoption is not permitted. We are currently reviewing the effects of this Statement.

        On March 19, 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. This Statement is an amendment to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 161 requires additional disclosures about an entity's derivative and hedging activities.

        This Statement expands the disclosure requirements of SFAS No. 133 by requiring additional disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows.

        This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 (January 1, 2009 for us) with early adoption permitted. We are currently reviewing the effects of this Statement.

18. Subsequent Events

        In March 2008, Kinder Morgan Energy Partners completed a public offering of 5,750,000 of its common units at a price of $57.70 per unit, including common units sold pursuant to the underwriters' over-allotment option, less commissions and underwriting expenses. Kinder Morgan Energy Partners received net proceeds of $324.2 million for the issuance of these common units, and used the proceeds to reduce the borrowings under its commercial paper program.

        On March 14, 2008, Kinder Morgan Energy Partners entered into a purchase and sale agreement to sell its 25% interest in Thunder Creek Gas Services, LLC for approximately $50 million. Subject to certain closing conditions, the sale is expected to close in the second quarter of 2008.

        On March 7, 2008, Kinder Morgan, Inc. terminated an interest rate swap agreement having a notional value of $275 million associated with Kinder Morgan Finance Company, ULC's 6.40% senior notes due 2036. Kinder Morgan, Inc. paid approximately $2.5 million to exit its position in this swap

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

18. Subsequent Events (Continued)

agreement, which amount will be amortized to interest expense over the period that the 6.40% debentures remain outstanding.

        On February 29, 2008, Midcontinent Express Pipeline LLC, an equity method investee of Kinder Morgan Energy Partners, entered into a $1.4 billion credit agreement due February 28, 2011. The facility is with a syndicate of financial institutions with The Royal Bank of Scotland plc as the administrative agent. Borrowings under the credit agreement will be used to finance the construction of the Midcontinent Express Pipeline system and to pay related expenses.

        On February 21, 2008, we commenced a cash tender offer to purchase up to $1.6 billion of Kinder Morgan, Inc.'s outstanding debt securities. In March 2008, we paid $1.6 billion in cash to repurchase $1.67 billion par value of debt securities. Proceeds from the completed sale of an 80% ownership interest in our NGPL business segment were used to fund this debt security purchase.

        On February 15, 2008, the entire outstanding balances of our senior secured credit facility's Tranche A and Tranche B term loans and amounts outstanding at that time under our $1.0 billion revolving credit facility, on a combined basis totaling approximately $4.6 billion, were paid off with proceeds from the closing of the sale of an 80% ownership interest in our NGPL business segment.

        On February 12, 2008, Kinder Morgan Energy Partners completed an additional public offering of senior notes. Kinder Morgan Energy Partners issued a total of $900 million in principal amount of senior notes, consisting of $600 million of 5.95% notes due February 15, 2018 and $300 million of 6.95% notes due January 15, 2038. Kinder Morgan Energy Partners received proceeds from the issuance of the notes, after underwriting discounts and commissions, of approximately $894.1 million, and Kinder Morgan Energy Partners used the proceeds to reduce the borrowings under its commercial paper program.

        On February 12, 2008, Kinder Morgan Energy Partners completed an offering of 1,080,000 of its common units at a price of $55.65 per unit in a privately negotiated transaction. Kinder Morgan Energy Partners received net proceeds of $60.1 million for the issuance of these 1,080,000 common units, and used the proceeds to reduce the borrowings under its commercial paper program.

        On December 10, 2007, Kinder Morgan, Inc. entered into a definitive agreement to sell an 80% ownership interest in its NGPL business segment to Myria, for approximately $5.9 billion, subject to certain adjustments. Pursuant to the purchase agreement, Myria acquired all 800 Class B shares and we retained all 200 Class A shares of MidCon Corp, which is the parent of NGPL. The closing of the sale occurred on February 15, 2008. We will continue to operate NGPL's assets pursuant to a 15-year operating agreement. Myria is comprised of a syndicate of investors led by Babcock & Brown, an international investment and specialized fund and asset management group.

        On November 20, 2007, Kinder Morgan, Inc. entered into a definitive agreement to sell its interests in three natural gas-fired power plants in Colorado to Bear Stearns. The closing of the sale occurred on January 25, 2008, effective January 1, 2008, and net proceeds were $63.1 million.

19. Supplemental Information on Oil and Gas Producing Activities (Unaudited)

        The Supplementary Information on Oil and Gas Producing Activities is presented as required by SFAS No. 69, Disclosures about Oil and Gas Producing Activities. The supplemental information includes

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

19. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

capitalized costs related to oil and gas producing activities; costs incurred for the acquisition of oil and gas producing activities, exploration and development activities; and the results of operations from oil and gas producing activities.

        Kinder Morgan CO2 Company, L.P. and its consolidated subsidiaries (subsidiaries of Kinder Morgan Energy Partners) represent our only oil and gas producing activities. As discussed in Note 1(B) of the accompanying Notes to Consolidated Financial Statements, due to the fact that we apply the provisions of EITF No. 04-5, the accounts, balances and results of operations of Kinder Morgan Energy Partners are included in our consolidated financial statements.

        Supplemental information is also provided for per unit production costs; oil and gas production and average sales prices; the estimated quantities of proved oil and gas reserves; the standardized measure of discounted future net cash flows associated with proved oil and gas reserves; and a summary of the changes in the standardized measure of discounted future net cash flows associated with proved oil and gas reserves.

        Our capitalized costs consisted of the following (in millions):

Capitalized Costs Related to Oil and Gas Producing Activities

December 31, 2007
Consolidated Companies
Wells and equipment, facilities and other	$1,612.5
Leasehold	348.1

Total proved oil and gas properties	1,960.6
Accumulated depreciation and depletion	(725.5)

Net capitalized costs	$1,235.1

        Includes capitalized asset retirement costs and associated accumulated depreciation. There are no capitalized costs associated with unproved oil and gas properties for the periods reported.

        Our costs incurred for property acquisition, exploration and development were as follows (in millions):

Costs Incurred in Exploration, Property Acquisitions and Development

Seven Months Ended December 31, 2007
Consolidated Companies
Property Acquisition
Proved oil and gas properties	$—
Development	$156.9

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

19. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

        There are no capitalized costs associated with unproved oil and gas properties for the periods reported. All capital expenditures were made to develop our proved oil and gas properties and no exploration costs were incurred for the periods reported.

        Our results of operations from oil and gas producing activities for the seven months ended December 31, 2007 are shown in the following table (in millions):

Seven Months Ended December 31, 2007
Consolidated Companies
Revenues(1)	$352.0
Expenses:
Production costs	147.2
Other operating expenses(2)	34.9
Depreciation, depletion and amortization expenses	151.9

Total expenses	334.0

Results of operations for oil and gas producing activities	$18.0

(1)
Revenues include losses attributable to our hedging contracts of $311.5 million for the seven months ended December 31, 2007.

(2)
Consists primarily of carbon dioxide expense.

        The table below represents estimates, as of December 31, 2007, of proved crude oil, natural gas liquids and natural gas reserves prepared by Netherland, Sewell and Associates, Inc. (independent oil and gas consultants) of Kinder Morgan CO2 Company, L.P. and its consolidated subsidiaries' interests in oil and gas properties, all of which are located in the state of Texas. This data has been prepared using constant prices and costs, as discussed in subsequent paragraphs of this document. The estimates of reserves and future revenue in this document conforms to the guidelines of the United States Securities and Exchange Commission.

        We believe the geologic and engineering data examined provides reasonable assurance that the proved reserves are recoverable in future years from known reservoirs under existing economic and operating conditions. Estimates of proved reserves are subject to change, either positively or negatively, as additional information becomes available and contractual and economic conditions change.

        Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, that is, prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations or declines based upon future conditions. Proved developed reserves are the quantities of crude oil, natural gas liquids and natural gas expected to be recovered through existing investments in wells and field infrastructure under

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

19. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

current operating conditions. Proved undeveloped reserves require additional investments in wells and related infrastructure in order to recover the production.

        During 2007, Kinder Morgan Energy Partners filed estimates of our oil and gas reserves for the year 2006 with the Energy Information Administration of the U. S. Department of Energy on Form EIA-23. The data on Form EIA-23 was presented on a different basis, and included 100% of the oil and gas volumes from our operated properties only, regardless of our net interest. The difference between the oil reserves reported on Form EIA-23 and those reported in this report exceeds 5%.

Reserve Quantity Information

	Consolidated Companies
	Crude Oil (MBbls)	NGLs (MBbls)	Nat. Gas (MMcf)(1)
Proved developed and undeveloped reserves:
As of December 31, 2007	121,355	11,112	1,078

Proved developed reserves:
As of December 31, 2007	70,868	5,517	1,078

(1)
Natural gas reserves are computed at 14.65 pounds per square inch absolute and 60 degrees Fahrenheit.

        The standardized measure of discounted cash flows and summary of the changes in the standardized measure computation from year-to-year are prepared in accordance with SFAS No. 69. The assumptions that underlie the computation of the standardized measure of discounted cash flows may be summarized as follows:

  •
  the standardized measure includes our estimate of proved crude oil, natural gas liquids and natural gas reserves and projected future production volumes based upon year-end economic conditions;

  •
  pricing is applied based upon year-end market prices adjusted for fixed or determinable contracts that are in existence at year-end;

  •
  future development and production costs are determined based upon actual cost at year-end;

  •
  the standardized measure includes projections of future abandonment costs based upon actual costs at year-end; and

  •
  a discount factor of 10% per year is applied annually to the future net cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

19. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

        Our standardized measure of discounted future net cash flows from proved reserves were as follows (in millions):

Standardized Measure of Discounted Future Net Cash Flows From
Proved Oil and Gas Reserves

Year Ended December 31, 2007
Consolidated Companies
Future Cash Inflows from Production	$12,099.5
Future Production Costs	(3,536.2)
Future Development Costs(1)	(1,919.2)

Undiscounted Future Net Cash Flows	6,644.1
10% Annual Discount	(2,565.7)

Standardized Measure of Discounted Future Net Cash Flows	$4,078.4

(1)
Includes abandonment costs.

        The following table represents our estimate of changes in the standardized measure of discounted future net cash flows from proved reserves (in millions):

Changes in the Standardized Measure of Discounted Future Net Cash Flows From
Proved Oil and Gas Reserves

Year Ended December 31, 2007
Consolidated Companies
Present Value as of January 1	$2,207.8
Changes During the Year:
Revenues Less Production and Other Costs(1)	(722.1)
Net Changes in Prices, Production and Other Costs(1)	2,153.2
Development Costs Incurred	244.5
Net Changes in Future Development Costs	(547.8)
Revisions of Previous Quantity Estimates(2)	510.8
Accretion of Discount	198.1
Timing Differences and Other	33.9

Net Change For the Year	1,870.6

Present Value as of December 31	$4,078.4

(1)
Excludes the effect of losses attributable to our hedging contracts of $434.2 million for the year ended December 31, 2007.

(2)
2007 revisions are associated with an expansion of the carbon dioxide flood project area for the SACROC unit.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Millions)

(Unaudited)

	Nine Months Ended September 30,
	2010	2009
Revenues
Natural gas sales	$2,831.3	$2,291.8
Services	2,248.9	2,003.7
Product sales and other	1,156.5	939.0

Total Revenues	6,236.7	5,234.5

Operating Costs, Expenses and Other
Gas purchases and other costs of sales	2,829.2	2,240.3
Operations and maintenance	1,103.9	815.4
Depreciation, depletion and amortization	813.7	777.1
General and administrative	528.7	269.2
Taxes, other than income taxes	128.1	98.8
Other expense (income)	2.2	(14.1)

Total Operating Costs, Expenses and Other	5,405.8	4,186.7

Operating Income	830.9	1,047.8

Other Income (Expense)
Earnings (loss) from equity investments	(256.1)	164.2
Amortization of excess cost of equity investments	(4.3)	(4.3)
Interest, net	(475.9)	(421.4)
Other, net	9.7	43.9

Total Other Income (Expense)	(726.6)	(217.6)

Income from Continuing Operations Before Income Taxes	104.3	830.2
Income Tax Benefit (Expense)	29.1	(247.2)

Income from Continuing Operations	133.4	583.0
Income (Loss) from Discontinued Operations, Net of Tax	(0.4)	0.4

Net Income	133.0	583.4
Net Income Attributable to Noncontrolling Interests	(237.3)	(215.5)

Net Income (Loss) Attributable to Kinder Morgan Holdco LLC	$(104.3)	$367.9

The accompanying notes are an integral part of these consolidated financial statements.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Millions)

	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$196.6	$165.6
Restricted deposits	39.8	52.5
Accounts, notes and interest receivable, net	779.5	916.3
Inventories	84.0	71.9
Gas in underground storage	46.2	43.5
Fair value of derivative contracts	50.0	20.8
Other current assets	65.8	109.7

Total current assets	1,261.9	1,380.3
Property, plant and equipment, net	16,947.9	16,803.5
Investments	4,223.8	3,695.6
Notes receivable	192.1	190.6
Goodwill	4,821.2	4,744.3
Other intangibles, net	347.1	259.8
Fair value of derivative contracts	780.8	293.3
Deferred charges and other assets	174.0	213.6

Total Assets	$28,748.8	$27,581.0

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Current portion of debt	$2,454.0	$768.7
Cash book overdrafts	31.4	36.6
Accounts payable	599.9	620.8
Accrued interest	126.4	292.1
Accrued taxes	92.5	58.3
Deferred revenues	86.5	76.1
Fair value of derivative contracts	213.1	272.0
Accrued other current liabilities	409.1	194.6

Total current liabilities	4,012.9	2,319.2

Long-term liabilities and deferred credits
Long-term debt
Outstanding	12,306.2	12,779.7
Preferred interest in general partner of Kinder Morgan Energy Partners, L.P	100.0	100.0
Value of interest rate swaps	1,029.3	361.0

Total long-term debt	13,435.5	13,240.7
Deferred income taxes	1,863.9	2,035.9
Fair value of derivative contracts	125.1	469.6
Other long-term liabilities and deferred credits	582.1	670.5

Total long-term liabilities and deferred credits	16,006.6	16,416.7

Total Liabilities	20,019.5	18,735.9

Commitments and contingencies (Notes 4 and 11)
Members' Equity
Members' capital	3,707.7	4,338.4
Accumulated other comprehensive loss	(104.5)	(167.9)

Total Kinder Morgan Holdco LLC members' equity	3,603.2	4,170.5
Noncontrolling interests	5,126.1	4,674.6

Total Members' Equity	8,729.3	8,845.1

Total Liabilities and Members' Equity	$28,748.8	$27,581.0

The accompanying notes are an integral part of these consolidated financial statements.

KINDER MORGAN HOLDCO LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash Flows From Operating Activities
Net Income	$133.0	$583.4
Adjustments to reconcile net income to net cash provided by operating activities
Loss (income) from discontinued operations, net of tax	0.4	(0.4)
Depreciation, depletion and amortization	813.7	777.1
Deferred income taxes	(204.7)	51.3
Amortization of excess cost of equity investments	4.3	4.3
Income from the allowance for equity funds used during construction	(0.7)	(22.6)
Loss (income) from the sale or casualty of property, plant and equipment and other net assets	2.3	(14.1)
Loss (earnings) from equity investments	256.1	(164.2)
Distributions from equity investments	154.9	184.5
Proceeds from termination of interest rate swap agreements	—	146.0
Pension contributions in excess of expense	(15.9)	(11.1)
Changes in components of working capital
Accounts receivable	105.1	215.5
Inventories	(12.8)	(11.8)
Other current assets	23.1	(73.4)
Accounts payable	(20.5)	(342.5)
Accrued interest	(165.6)	(121.3)
Accrued taxes	57.7	(77.8)
Accrued liabilities	(44.8)	(143.1)
Going Private transaction litigation reserve adjustment	200.0	—
Rate reparations, refunds and other litigation reserve adjustments	(48.3)	(15.5)
Other, net	(18.2)	(45.6)

Cash Flows Provided by Continuing Operations	1,219.1	918.7

Net Cash Flows (Used in) Provided by Discontinued Operations	(0.6)	0.1

Net Cash Provided by Operating Activities	1,218.5	918.8

Cash Flows From Investing Activities
Acquisitions of investments	(929.7)	—
Acquisitions of assets	(243.1)	(27.5)
Repayments from customers	—	109.6
Capital expenditures	(726.8)	(1,076.4)
Deconsolidation of variable interest entity due to the implementation of ASU 2009-17 (Note 13)	(17.5)	—
Sale or casualty of property, plant and equipment, and other net assets net of removal costs	21.5	9.8
Net proceeds from (investments in) margin deposits	21.7	(13.2)
Investments in restricted deposits	(2.5)	(39.9)
Contributions to investments	(210.3)	(1,619.6)
Distributions from equity investments in excess of cumulative earnings	187.9	15.9

Net Cash Used in Investing Activities	(1,898.8)	(2,641.3)

Cash Flows From Financing Activities
Issuance of debt	6,698.4	6,617.7
Payment of debt	(5,474.0)	(4,735.0)
Repayments from related party	1.3	2.5
Debt issue costs	(24.4)	(14.8)
Decrease in cash book overdrafts	(5.2)	(10.4)
Distributions to members	(500.0)	(300.0)
Contributions from noncontrolling interests	636.6	815.5
Distributions to noncontrolling interests	(622.4)	(550.2)
Other, net	—	(0.3)

Net Cash Provided by Financing Activities	710.3	1,825.0

Effect of Exchange Rate Changes on Cash and Cash Equivalents	1.0	5.0

Net Increase in Cash and Cash Equivalents	31.0	107.5
Cash and Cash Equivalents, beginning of period	165.6	118.6

Cash and Cash Equivalents, end of period	$196.6	$226.1

Noncash Investing and Financing Activities
Assets acquired by the assumption or incurrence of liabilities	$12.5	$3.7
Assets acquired by contributions from noncontrolling interests	$81.7	$5.0
Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest (net of capitalized interest)	$607.1	$555.9
Cash paid during the period for income taxes (net of refunds)	$143.2	$317.2

The accompanying notes are an integral part of these consolidated financial statements.

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. General

  Organization

        Kinder Morgan Holdco LLC, a Delaware limited liability company, was formed August 23, 2006 principally for the purpose of acquiring (through a wholly owned subsidiary) all of the common stock of Kinder Morgan, Inc. pursuant to an agreement and plan of merger, utilizing a combination of contributed equity from certain investors and newly-issued debt. Pursuant to that agreement, on May 30, 2007, the merger closed with Kinder Morgan, Inc., referred to in this report as "KMI," continuing as the surviving legal entity. This transaction is referred to herein as the "Going Private transaction". Notwithstanding the fact that Kinder Morgan Holdco LLC was formed on August 23, 2006, as discussed above, it was formed for the purpose of effecting the Going Private transaction. It had no operations and conducted no other activities requiring financial statement recognition prior to May 30, 2007 when it participated in the Going Private transaction. Unless the context requires otherwise, references to "we," "us," "our," or the "Company" are intended to mean Kinder Morgan Holdco LLC and its consolidated subsidiaries. We have no publicly traded equity securities although certain of our subsidiaries have publicly traded debt and publicly traded equity securities.

        Kinder Morgan Management, LLC, referred to in this report as "KMR," is a publicly traded Delaware limited liability company. Kinder Morgan G.P., Inc., of which we indirectly own all of the outstanding common equity, owns all of KMR's voting shares. KMR, pursuant to a delegation of control agreement, has been delegated, to the fullest extent permitted under Delaware law, all of Kinder Morgan G.P., Inc.'s power and authority to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P., referred to in this report as "KMP," subject to Kinder Morgan G.P., Inc.'s right to approve certain transactions.

  Basis of Presentation

        We have prepared our accompanying unaudited consolidated financial statements under the rules and regulations of the United States Securities and Exchange Commission. These rules and regulations conform to the accounting principles contained in the Financial Accounting Standards Board's Accounting Standards Codification, the single source of generally accepted accounting principles in the United States of America and referred to in this report as the Codification. Under such rules and regulations, we have condensed or omitted certain information and notes normally included in financial statements prepared in conformity with the Codification. We believe, however, that our disclosures are adequate to make the information presented not misleading.

        In addition, our consolidated financial statements reflect normal adjustments, and also recurring adjustments that are, in the opinion of our management, necessary for a fair statement of our financial results for the interim periods, and certain amounts from prior periods have been reclassified to conform to the current presentation. Interim results are not necessarily indicative of results for a full year; accordingly, you should read these consolidated financial statements in conjunction with our audited December 31, 2009 consolidated financial statements and related notes. We have evaluated subsequent events, which are events or transactions that occurred after September 30, 2010 through the issuance of the accompanying interim consolidated financial statements on November 19, 2010.

        Our accounting records are maintained in United States dollars, and all references to dollars are United States dollars, except where stated otherwise. Canadian dollars are designated as C$. Our

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. General (Continued)

consolidated financial statements include the accounts of Kinder Morgan Holdco LLC and our majority-owned subsidiaries, as well as those of KMP and KMR, and prior to January 1, 2010 Triton Power Company LLC, see Note 8 "Reportable Segments" and Note 13 "Recent Accounting Pronouncements." Investments in jointly owned operations in which we hold a 50% or less interest (other than KMP and KMR, because we have the ability to exercise significant control over their operating and financial policies) are accounted for under the equity method. All significant intercompany transactions and balances have been eliminated.

        Notwithstanding the consolidation of KMP and its subsidiaries into our financial statements, we are not liable for, and our assets are not available to satisfy, the obligations of KMP and/or its subsidiaries and vice versa, except as discussed in the following paragraph. Responsibility for payments of obligations reflected in our or KMP's financial statements is a legal determination based on the entity that incurs the liability.

        In conjunction with KMP's acquisition of certain natural gas pipelines from KMI, KMI agreed to indemnify KMP with respect to approximately $733.5 million of its debt. KMI would be obligated to perform under this indemnity only if KMP's assets were unable to satisfy its obligations.

2. Investments, Acquisitions, Joint Ventures and Divestitures

  Investments

  NGPL PipeCo LLC Investment Impairment Charge

        On November 19, 2009, the FERC initiated an investigation, pursuant to Section 5 of the Natural Gas Act, into the justness and reasonableness of the transportation and storage rates as well as the fuel and natural gas lost percentages of NGPL PipeCo LLC's subsidiary, Natural Gas Pipeline Company of America LLC, referred to as "NGPL LLC." NGPL LLC reached a settlement in principal with the FERC on April 22, 2010. On June 11, 2010, NGPL LLC filed an offer of settlement, which was approved without modification by the FERC on July 29, 2010. The order approving the settlement has become final and nonappealable. The settlement resolved all issues in the proceeding. The settlement provides that NGPL LLC will reduce its fuel and gas lost and unaccounted for, or "GL&U," retention factors as of July 1, 2010. The settlement further provides a timeline for additional prospective fuel and GL&U reductions and prospective reductions in the maximum recourse reservation rates that it bills firm transportation and storage shippers.

        The events discussed above caused us to reconsider the carrying value of KMI's investment in NGPL PipeCo LLC as of March 31, 2010. A current fair value of an investment that is less than its carrying amount may indicate a loss in value of the investment. The fair value represents the price that would be received to sell the investment in an orderly transaction between market participants. We determined the fair value of KMI's investment in NGPL PipeCo LLC by taking the total fair value of NGPL PipeCo LLC (calculated as discussed below) deducting the fair value of the joint venture debt and multiplying by KMI's 20% ownership interest. We calculated the total fair value of NGPL PipeCo LLC from the present value of the expected future after-tax cash flows of the reporting unit, inclusive of a terminal value, which implies a market multiple of approximately 9.5 times EBITDA (earnings before interest, income taxes, depreciation and amortization) discounted at a rate of 7.4%. The expected future pre-interest, after-tax cash flows are lower than our pre-rate case expectations by

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Investments, Acquisitions, Joint Ventures and Divestitures (Continued)

approximately $25.0 million to $70.0 million per year. The result of our analysis showed that the fair value of KMI's investment in NGPL PipeCo LLC was less than its carrying value. During the nine months ended September 30, 2010, we recognized a $430.0 million, pre-tax, non-cash impairment charge included in the caption "Earnings (loss) from equity investments" in our accompanying consolidated statement of income.

  Summarized Financial Information for NGPL PipeCo LLC

        Summarized financial information for our significant equity investment in NGPL PipeCo LLC is reported below (amounts represent 100% of investee financial information):

	Nine Months Ended September 30,
	2010	2009
	(In millions)
Revenues	$734.2	$830.1
Costs and expenses	1,425.3	672.6

Net income	$(691.1)	$157.5

	September 31, 2010	December 31, 2009
	(In millions)
Current assets	$253.0	$207.5
Non-current assets	5,947.9	6,791.6
Current liabilities	174.6	137.1
Non-current liabilities	3,386.6	3,369.8
Members' equity	$2,639.7	$3,492.2

  Acquisitions

  USD Terminal Acquisition

        On January 15, 2010, KMP acquired three ethanol handling train terminals from US Development Group LLC for an aggregate consideration of $201.1 million, consisting of $114.3 million in cash, $81.7 million in common units, and $5.1 million in assumed liabilities. The three train terminals are located in Linden, New Jersey; Baltimore, Maryland and Dallas, Texas. As part of the transaction, KMP announced the formation of a joint venture with US Development Group LLC to optimize and coordinate customer access to the three acquired terminals, other ethanol terminal assets it already owns and operates, and other terminal projects currently under development by both parties. The acquisition complemented and expanded the ethanol and rail terminal operations KMP previously owned, and all of the acquired assets are included in the Terminals—KMP business segment.

        Based on the measurement of fair market values for all of the identifiable tangible and intangible assets acquired and liabilities assumed on the acquisition date, KMP assigned $94.6 million of the combined purchase price to "Other intangibles, net," (representing customer relationships) $43.1 million to "Property, Plant and Equipment, net" and a combined $5.4 million to "Other current

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Investments, Acquisitions, Joint Ventures and Divestitures (Continued)

assets" and "Deferred charges and other assets." The remaining $58.0 million of the purchase price represented the future economic benefits expected to be derived from the acquisition that was not assigned to other identifiable, separately recognizable assets acquired, and KMP recorded this amount as "Goodwill." KMP believes the primary items that generated the goodwill are the value of the synergies created between the acquired assets and its pre-existing ethanol handling assets, and its expected ability to grow the business by leveraging its pre-existing experience in ethanol handling operations. KMP expects that the entire amount of goodwill will be deductible for tax purposes.

  Mission Valley Terminal Acquisition

        On March 1, 2010, KMP acquired the refined products terminal assets at Mission Valley, California from Equilon Enterprises LLC (d/b/a Shell Oil Products US) for $13.5 million in cash. The acquired assets include buildings, equipment, delivery facilities (including two truck loading racks), and storage tanks with a total capacity of approximately 170,000 barrels for gasoline, diesel fuel and jet fuel. The terminal operates under a long-term terminaling agreement with Tesoro Refining and Marketing Company. KMP assigned the entire purchase price to "Property, Plant and Equipment, net." The acquisition enhanced KMP's Pacific operations and complemented its existing West Coast terminal operations, and the acquired assets are included in the Products Pipelines—KMP business segment.

  Slay Industries Terminal Acquisition

        On March 5, 2010, KMP acquired certain bulk and liquids terminal assets from Slay Industries for an aggregate consideration of $101.6 million, consisting of $97.0 million in cash, assumed liabilities of $1.6 million, and an obligation to pay additional cash consideration of $3.0 million in years 2013 through 2019, contingent upon the purchased assets providing KMP an agreed-upon amount of earnings during the three years following the acquisition. Including accrued interest, KMP expects to pay approximately $2.0 million of this contingent consideration in the first half of 2013.

        The acquired assets include (i) a marine terminal located in Sauget, Illinois, (ii) a transload liquid operation located in Muscatine, Iowa, (iii) a liquid bulk terminal located in St. Louis, Missouri and (iv) a warehousing distribution center located in St. Louis. All of the acquired terminals have long-term contracts with large creditworthy shippers. As part of the transaction, KMP and Slay Industries entered into joint venture agreements at both the Kellogg Dock coal bulk terminal, located in Modoc, Illinois, and at the newly created North Cahokia terminal, located in Sauget and which has approximately 175 acres of land ready for development. All of the assets located in Sauget have access to the Mississippi River and are served by five rail carriers. The acquisition complemented and expanded KMP's pre-existing Midwest terminal operations by adding a diverse mix of liquid and bulk capabilities, and all of the acquired assets are included in the Terminals—KMP business segment.

        Based on the measurement of fair market values for all of the identifiable tangible and intangible assets acquired and liabilities assumed, KMP assigned $67.9 million of the purchase price to "Property, Plant and Equipment, net," $24.6 million to "Other intangibles, net" (representing customer contracts) and a combined $8.2 million to "Investments." KMP recorded the remaining $0.9 million of the combined purchase price as "Goodwill," representing certain advantageous factors that contributed to the acquisition price exceeding the fair value of acquired identifiable net assets—in the aggregate, these

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Investments, Acquisitions, Joint Ventures and Divestitures (Continued)

factors represented goodwill, and KMP expects that the entire amount of goodwill will be deductible for tax purposes.

  KinderHawk Field Services LLC Acquisition

        On May 21, 2010, KMP completed its previously announced agreement to purchase a 50% ownership interest in Petrohawk Energy Corporation's natural gas gathering and treating business in the Haynesville shale gas formation located in northwest Louisiana. On that date, KMP paid an aggregate consideration of $921.4 million in cash for its 50% equity ownership interest, and pursuant to the provisions of the joint venture formation and contribution agreement, KMP's payment included approximately $46.4 million for both estimated capital expenditures and estimated net cash outflows from operating activities for the period January 1, 2010 through May 21, 2010. In the fourth quarter of 2010, KMP received net proceeds of $3.9 million for the final settlement of these estimated amounts.

        During a short transition period, Petrohawk continued to operate the business, and effective October 1, 2010, a newly formed company named KinderHawk Field Services LLC, owned 50% by KMP and 50% by Petrohawk, assumed the joint venture operations. The acquisition complemented and expanded KMP's existing natural gas gathering and treating businesses, and KMP assigned the entire purchase price to "Investments" on our accompanying consolidated balance sheet as of September 30, 2010 (including $144.8 million of equity method goodwill, representing the excess of KMP's investment cost over its proportionate share of the fair value of the joint venture's identifiable net assets). KMP's investment and pro rata share of the joint venture's operating results are included as part of the Natural Gas Pipelines—KMP business segment.

  Direct Fuels Terminal Acquisition

        On July 22, 2010, KMP acquired a terminal with ethanol tanks, a truck rack and additional acreage in Dallas, Texas, from Direct Fuels Partners, L.P. for an aggregate consideration of $16 million, consisting of $15.9 million in cash and an assumed property tax liability of $0.1 million. The acquired terminal facility is connected to and complements the Dallas, Texas unit train terminal KMP acquired from USD Development Group LLC in January 2010 (described above in "—USD Terminal Acquisition). All of the acquired assets are included in the Terminals—KMP business segment, and based on KMP's measurement of fair market values for all of the identifiable tangible and intangible assets acquired and liabilities assumed on the acquisition date, KMP assigned $5.3 million of the combined purchase price to "Property, Plant and Equipment, net." The remaining $10.7 million of the purchase price represented the future economic benefits expected to be derived from the acquisition that was not assigned to other identifiable, separately recognizable assets acquired, and KMP recorded this amount as "Goodwill." KMP believes the primary items that generated the goodwill are the value of the synergies created between the acquired assets and its pre-existing ethanol handling assets, and its expected ability to grow the business by leveraging its pre-existing experience in ethanol handling operations. KMP expects that the entire amount of goodwill will be deductible for tax purposes.

  Gas-Chill, Inc. Asset Acquisition

        On September 1, 2010, KMP acquired the natural gas treating assets of Gas-Chill, Inc. for an aggregate consideration of $13.1 million in cash, consisting of $10.5 million in cash paid on closing, and

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Investments, Acquisitions, Joint Ventures and Divestitures (Continued)

an obligation to pay a holdback amount of $2.6 million within eighteen months from closing. The acquired assets primarily consist of more than 100 mechanical refrigeration natural gas hydrocarbon dew point control units that are used to remove hydrocarbon liquids from natural gas streams prior to entering transmission pipelines. The refrigeration control units are designed to extract natural gas liquids from the inlet gas stream and retain the liquids if there are significant enough quantities to economically justify recovery. The units are constructed on a modular basis for ease of transport and installation requirements and are located in 12 different states. The acquisition complemented and expanded the existing natural gas treating operations offered by KMP's Texas intrastate natural gas pipeline group, and all of the acquired assets are included in the Natural Gas Pipelines—KMP business segment. KMP assigned $8.0 million of the purchase price to "Property, Plant and Equipment, net" and the remaining $5.1 million to "Other intangibles, net" (representing both a technology-based asset and customer-related contract values).

  Pro Forma Information

        Pro forma consolidated income statement information that gives effect to all of the acquisitions we have made and all of the joint ventures we have entered into since January 1, 2009 as if they had occurred as of January 1, 2009 is not presented because it would not be materially different from the information presented in our accompanying consolidated statements of income.

  Acquisitions Subsequent to September 30, 2010

  Allied Concrete Bulk Terminal Assets

        On October 1, 2010, KMP acquired certain bulk terminal assets and real property located in Chesapeake, Virginia, from Allied Concrete Products, LLC and Southern Concrete Products, LLC for an aggregate consideration of $8.6 million, consisting of $8.1 million in cash and an assumed environmental liability of $0.5 million. The acquired terminal facility is situated on 42 acres of land and can handle approximately 250,000 tons of material annually, including pumice, aggregates and sand. The acquisition complements the bulk commodity handling operations at KMP's nearby Elizabeth River terminal, also located in Chesapeake, and all of the acquired assets will be included in the Terminals—KMP business segment.

  Chevron Refined Products Terminal Assets

        On October 8, 2010, KMP acquired four separate refined petroleum products terminals from Chevron U.S.A. Inc. for an aggregate consideration of approximately $40 million, including inclusion capital. Combined, the terminals have storage capacity of approximately 650,000 barrels for gasoline, diesel fuel and jet fuel. Chevron has entered into long-term contracts with KMP to terminal product at the terminals. The acquisition complements and expands KMP's existing refined petroleum products assets, and all of the acquired assets will be included in the Products Pipelines—KMP business segment. KMP's subsidiary Kinder Morgan Southeast Terminals LLC acquired terminal facilities located in Chattanooga, Tennessee and Columbus, Georgia, and both of these terminals will be included in the Southeast terminal operations. KMP's subsidiary SFPP, L.P. acquired terminals located in Tucson and Phoenix, Arizona, and each of these two terminals will be included in the Pacific

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Investments, Acquisitions, Joint Ventures and Divestitures (Continued)

operations. In the fourth quarter of 2010, KMP expects to measure the identifiable tangible assets acquired and liabilities assumed at fair value on the acquisition date.

  Joint Ventures

        Eagle Ford Gathering LLC

        On May 14, 2010, KMP and Copano Energy, L.L.C. entered into formal agreements for a joint venture to provide natural gas gathering, transportation and processing services to natural gas producers in the Eagle Ford Shale formation in south Texas. The joint venture is named Eagle Ford Gathering LLC, and KMP owns 50% of the equity in the project (a 50% member interest in Eagle Ford Gathering LLC), and Copano owns the remaining 50% interest. Copano serves as operator and managing member of Eagle Ford Gathering LLC. KMP and Copano have committed approximately 375 million cubic feet per day of natural gas capacity to the joint venture through 2024 for both transportation on KMP's natural gas pipeline that extends from Laredo to Katy, Texas, and for processing at Copano's natural gas processing plant located in Colorado County, Texas.

        On July 6, 2010, Eagle Ford Gathering LLC announced the execution of a definitive long-term, fee-based gas services agreement with SM Energy Company. According to the provisions of the agreement, SM Energy will commit Eagle Ford production from its assets located in LaSalle, Dimmitt, and Webb Counties, Texas up to a maximum level of 200 million cubic feet per day over a ten year term. In addition, Eagle Ford Gathering LLC will construct approximately 85 miles of 24-inch and 30-inch diameter pipeline to serve SM Energy's acreage in the western Eagle Ford Shale formation and to connect it to KMP's Freer compressor station located in Duval County, Texas, and will construct 25 miles of 24-inch and 30-inch diameter pipeline to access additional acreage. The pipeline is expected to begin service during the summer of 2011.

        Combined, KMP and Copano will invest approximately $175 million for the expanded project. Eagle Ford Gathering LLC is evaluating several opportunities to expand its ability to offer producers in the Eagle Ford Shale play additional midstream services. As of September 30, 2010, KMP's capital contributions (and net equity investment) in Eagle Ford Gathering LLC totaled $9.5 million.

        Midcontinent Express Pipeline LLC

        On May 26, 2010, Energy Transfer Partners, L.P. transferred to Regency Energy Partners LP (i) a 49.9% ownership interest in Midcontinent Express Pipeline LLC and (ii) a one-time right to purchase its remaining 0.1% ownership interest in Midcontinent Express Pipeline LLC on May 26, 2011. As a result of this transfer, Energy Transfer Partners, L.P. now owns a 0.1% ownership interest in Midcontinent Express Pipeline LLC. KMP's subsidiary, Kinder Morgan Operating L.P. "A," continues to own the remaining 50% ownership interest in Midcontinent Express Pipeline LLC, and since there was no change in KMP's ownership interest, it did not record any equity method adjustments as a result of the ownership change between Regency Energy Partners LP and Energy Transfer Partners, L.P.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Investments, Acquisitions, Joint Ventures and Divestitures (Continued)

  Divestitures Subsequent to September 30, 2010

        Triton Power

        Effective October 22, 2010, KMI sold its ownership interest in Triton Power, a 550-megawatt natural gas-fired electricity generation facility in Michigan, for approximately $14.8 million in cash.

        Cypress Pipeline

        Effective October 1, 2010, Westlake Petrochemicals LLC, a wholly-owned subsidiary of Westlake Chemical Corporation, exercised an option it held to purchase a 50% ownership interest in KMP's Cypress Pipeline. Accordingly, KMP sold a 50% interest in its subsidiary, Cypress Interstate Pipeline LLC, to Westlake and KMP received proceeds of $10.2 million. At the time of the sale, the carrying value of the net assets of Cypress Interstate Pipeline LLC totaled $20.4 million and consisted mostly of property, plant and equipment. In the fourth quarter of 2010, KMP expects to recognize an approximate $8.5 million gain from this sale, with the entire amount related to the remeasurement of KMP's retained investment to its fair value. Due to the loss of control of Cypress Interstate Pipeline LLC, KMP now accounts for its retained investment under the equity method of accounting and recognizes the retained investment at its fair value. KMP's gain amount represents the excess of the fair value of its retained investment ($18.7 million) over its carrying value ($10.2 million).

3. Intangibles

  Goodwill

        We evaluate goodwill for impairment on May 31 of each year. For this purpose, we have six reporting units as follows: (i) Products Pipelines—KMP (excluding associated terminals), (ii) Products Pipelines Terminals—KMP (evaluated separately from Products Pipelines—KMP for goodwill purposes), (iii) Natural Gas Pipelines—KMP, (iv) CO2—KMP, (v) Terminals—KMP and (vi) Kinder Morgan Canada—KMP.

        There were no impairment charges resulting from our May 31, 2010 impairment testing, and no event indicating an impairment has occurred subsequent to that date. The fair value of each reporting unit was determined from the present value of the expected future cash flows from the applicable reporting unit (inclusive of a terminal value calculated using market multiples between six and ten times cash flows) discounted at a rate of 9.0%. The value of each reporting unit was determined on a stand-alone basis from the perspective of a market participant and represented the price that would be received to sell the unit as a whole in an orderly transaction between market participants at the measurement date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3. Intangibles (Continued)

        Changes in the gross amounts of our goodwill and accumulated impairment losses for the nine months ended September 30, 2010 are summarized as follows (in millions):

	Products Pipelines— KMP	Natural Gas Pipelines— KMP	CO2—KMP	Terminals— KMP	Kinder Morgan Canada— KMP	Total
Historical Goodwill	$2,116.5	$3,488.0	$1,521.7	$1,415.4	$613.1	$9,154.7
Accumulated impairment losses	(1,266.5)	(2,090.2)	—	(676.6)	(377.1)	(4,410.4)

Balance as of December 31, 2009	850.0	1,397.8	1,521.7	738.8	236.0	4,744.3
Acquisitions	—	—	—	71.9	—	71.9
Disposals	—	—	—	—	—	—
Currency translation adjustments	—	—	—	—	5.0	5.0

Balance as of September 30, 2010	$850.0	$1,397.8	$1,521.7	$810.7	$241.0	$4,821.2

        In addition, we identify any premium or excess cost we pay over our proportionate share of the underlying fair value of net assets acquired and accounted for as investments under the equity method of accounting. This premium or excess cost is referred to as equity method goodwill and is also not subject to amortization but rather to impairment testing. For all investments we own containing equity method goodwill, no event or change in circumstances that may have a significant adverse effect on the fair value of our equity investments has occurred during the first nine months of 2010, and as of September 30, 2010 and December 31, 2009, we reported $283.0 million and $138.2 million, respectively, in equity method goodwill within the caption "Investments" in our accompanying consolidated balance sheets. The increase in our equity method goodwill since December 31, 2009 was due to the goodwill included in the purchase of KMP's 50% ownership interest in KinderHawk Field Services, LLC, discussed in Note 2.

  Other Intangibles

        Excluding goodwill, our other intangible assets include customer relationships, contracts and agreements, technology-based assets and lease value. These intangible assets have definite lives and are

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3. Intangibles (Continued)

reported separately as "Other intangibles, net" in our accompanying consolidated balance sheets. Following is information related to our intangible assets subject to amortization (in millions):

	September 30, 2010	December 31, 2009
Customer relationships, contracts and agreements
Gross carrying amount	$420.0	$297.9
Accumulated amortization	(87.4)	(50.9)

Net carrying amount	332.6	247.0

Technology-based assets, lease value and other
Gross carrying amount	16.3	14.1
Accumulated amortization	(1.8)	(1.3)

Net carrying amount	14.5	12.8

Total other intangibles, net	$347.1	$259.8

        The increase in the carrying amount of the customer relationships, contracts and agreements since December 31, 2009 was mainly due to the acquisition of intangibles included in KMP's purchase of terminal assets from US Development Group LLC and Slay Industries, discussed in Note 2.

        We amortize the costs of our intangible assets to expense in a systematic and rational manner over their estimated useful lives. Among the factors we weigh, depending on the nature of the asset, are the effects of obsolescence, new technology, and competition. For the nine months ended September 30, 2010 and 2009, the amortization expense on our intangibles totaled $37.0 million and $14.1 million, respectively. As of September 30, 2010, the weighted average amortization period for our intangible assets was approximately 12 years, and our estimated amortization expense for these assets for each of the next five fiscal years (2011 - 2015) is approximately $43.3 million, $37.9 million, $34.0 million, $30.7 million and $27.8 million, respectively.

4. Debt

        We classify our debt based on the contractual maturity dates of the underlying debt instruments. We defer costs associated with debt issuance over the applicable term. These costs are then amortized as interest expense in our accompanying consolidated statements of income.

        The net carrying amount of our debt (including both short-term and long-term amounts and excluding the value of interest rate swap agreements and the preferred interest in the general partner of KMP) as of September 30, 2010 and December 31, 2009 was $14,760.2 million and $13,548.4 million, respectively.

        Our outstanding short-term debt as of September 30, 2010 was $2,454.0 million. The balance consisted of (i) $293.3 million in outstanding borrowings under KMI's senior secured credit facility, (ii) $750.0 million in principal amount of KMI.'s 5.35% series senior notes due January 5, 2011 (including discount and purchase accounting adjustments, the notes had a carrying amount of $749.0 million as of September 30, 2010), (iii) $700.0 million in principal amount of KMP's 6.75%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Debt (Continued)

senior notes due March 15, 2011 (including discount and purchase accounting adjustments, the notes had a carrying amount of $701.6 million as of September 30, 2010), (iv) $414.8 million of KMP's commercial paper borrowings, (v) $250.0 million in principal amount of KMP's 7.50% senior notes paid on November 1, 2010 (including discount and purchase accounting adjustments, the notes had a carrying amount of $250.2 million as of September 30, 2010), (vi) $23.7 million in principal amount of tax-exempt bonds that mature on April 1, 2024, but are due on demand pursuant to certain standby purchase agreement provisions contained in the bond indenture (KMP's subsidiary Kinder Morgan Operating L.P. "B" is the obligor on the bonds), (vii) a $9.2 million portion of a 5.40% long-term note payable (KMP's subsidiaries Kinder Morgan Operating L.P. "A" and Kinder Morgan Canada Company are the obligors on the note), (viii) a $7.2 million portion of 5.23% long-term senior notes (KMP's subsidiary Kinder Morgan Texas Pipeline, L.P. is the obligor on the notes) and (ix) $5.0 million in principal amount of 6.00% Development Revenue Bonds due January 1, 2011 and issued by the Louisiana Community Development Authority, a political subdivision of the state of Louisiana (KMP's subsidiary Kinder Morgan Louisiana Pipeline LLC is the obligor on the bonds).

Credit Facilities

	September 30, 2010
	Short-term notes payable	Weighted average interest rate
	(Dollars in millions)
KMI—Secured debt(a)	$293.3	1.51%
KMP—Unsecured debt(b)
Commercial paper	$414.8	0.66%

(a)
The average short-term debt outstanding (and related weighted average interest rate) was $188.5 million (1.77%) during the nine months ended September 30, 2010.

(b)
The average short-term debt outstanding (and related weighted average interest rate) was $527.7 million (0.76%) during the nine months ended September 30, 2010.

        As of September 30, 2010, the amount available for borrowing under the KMI $1.0 billion six-year senior secured credit facility was reduced by a combined amount of $370.7 million consisting of $293.3 million in borrowings under its credit facility and $77.4 million of letters of credit consisting of: (i) a combined $40.8 million in four letters of credit required under provisions of KMI's property and casualty, workers' compensation and general liability insurance policies, (ii) a combined total of $20.4 million in two letters of credit supporting the operation and lease payments of the Jackson, Michigan power generation facility (this facility was sold on October 22, 2010; see Note 2)and (iii) a $16.2 million letter of credit to fund the debt service reserve account required under KMP's Express pipeline system's trust indenture.

        As of December 31, 2009, there were $171.0 million in borrowings under KMI.'s credit facility and the weighted average interest on these borrowings was 1.61%. The KMI credit facility matures on May 30, 2013 and includes a sublimit of $300 million for the issuance of letters of credit and a sublimit of $50 million for swingline loans. KMI does not have a commercial paper program.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Debt (Continued)

        On June 23, 2010, KMP successfully renegotiated its previous $1.79 billion five-year unsecured revolving bank credit facility that was due August 18, 2010, replacing it with a new $2.0 billion three-year, senior unsecured revolving credit facility that expires June 23, 2013. Similar to its previous facility, KMP's $2.0 billion credit facility is with a syndicate of financial institutions, and the facility permits KMP to obtain bids for fixed rate loans from members of the lending syndicate. Wells Fargo Bank, National Association is the administrative agent, and borrowings under the credit facility can be used for general partnership purposes and as a backup for KMP's commercial paper program.

        The covenants of this credit facility are substantially similar to the covenants of KMP's previous facility. Interest on KMP's credit facility accrues at its option at a floating rate equal to either (i) the administrative agent's base rate (but not less than the Federal Funds Rate, plus 0.5%), or (ii) LIBOR, plus a margin, which varies depending upon the credit rating of its long-term senior unsecured debt. The credit facility can be amended to allow for borrowings of up to $2.3 billion.

        KMP had no borrowings under its $2.0 billion, senior unsecured revolving credit facility as of September 30, 2010, although the amount available for borrowing under its credit facility was reduced as further discussed below. As of December 31, 2009, the outstanding balance under KMP's previous $1.79 billion credit facility was $300 million, and the weighted average interest rate on those borrowings was 0.59%.

        As of September 30, 2010, the amount available for borrowing under KMP's credit facility was reduced by a combined amount of $636.9 million, consisting of $414.8 million of commercial paper borrowings and $222.1 million of letters of credit, consisting of: (i) a $100.0 million letter of credit that supports certain proceedings with the California Public Utilities Commission involving refined products tariff charges on the intrastate common carrier operations of KMP's Pacific operations' pipelines in the state of California, (ii) a combined $89.4 million in three letters of credit that support tax-exempt bonds, (iii) a $16.1 million letter of credit that supports KMP's indemnification obligations on the Series D note borrowings of Cortez Capital Corporation and (iv) a combined $16.6 million in other letters of credit supporting other obligations of KMP and its subsidiaries.

  KMP's Commercial Paper Program

        KMP's commercial paper program provides for the issuance of $2 billion of commercial paper. On October 13, 2008, Standard & Poor's Ratings Services lowered KMP's short-term credit rating to A-3 from A-2, and on May 6, 2009, Moody's Investors Service, Inc. downgraded KMP's commercial paper rating to Prime-3 from Prime-2 and assigned a negative outlook to KMP's long-term credit rating. As a result of these revisions and the commercial paper market conditions, KMP was unable to access commercial paper borrowings throughout 2009.

        However, on February 25, 2010, Standard & Poor's revised its outlook on KMP's long-term credit rating to stable from negative, affirmed KMP's long-term credit rating at BBB, and raised KMP's short-term credit rating to A-2 from A-3. The rating agency's revisions reflected its expectations that KMP's financial profile will improve due to lower guaranteed debt obligations and higher expected cash flows associated with the completion and start-up of KMP's 50%-owned Rockies Express and Midcontinent Express natural gas pipeline systems and its fully-owned Kinder Morgan Louisiana natural gas pipeline system. Due to this favorable change in KMP's short-term credit rating it resumed

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Debt (Continued)

issuing commercial paper in March 2010. In the near term, KMP expects that its short-term liquidity and financing needs will be met through a combination of borrowings made under its bank credit facility and commercial paper program.

  Long-term Debt

  Senior Notes

        On May 19, 2010, KMP completed a public offering of senior notes. KMP issued a total of $1 billion in principal amount of senior notes in two separate series, consisting of $600 million of 5.30% notes due September 15, 2020, and $400 million of 6.55% notes due September 15, 2040. KMP received proceeds from the issuance of the notes, after underwriting discounts and commissions, of $993.1 million, and it used the proceeds to reduce the borrowings under its commercial paper program and its bank credit facility.

  K N Capital Trust I and K N Capital Trust III

        As a result of the implementation of Accounting Standards Update (ASU) No. 2009-17, effective January 1, 2010, we (i) include the transactions and balances of KMI's business trusts, K N Capital Trust I and K N Capital Trust III, including $27.1 million of long-term debt at September 30, 2010 in our accompanying consolidated financial statements and (ii) no longer include KMI's Junior Subordinated Deferrable Interest Debentures issued to the Capital Trusts, which balance was $35.7 million reported under the heading "Long-term Debt—Outstanding" in our accompanying consolidated balance sheet at December 31, 2009. Also, see Note 13 "Recent Accounting Pronouncements—Accounting Standards Updates."

  Interest Rate Swaps

        Information on interest rate swaps is contained in Note 6, "Risk Management—Interest Rate Risk Management."

  Contingent Debt

        The following contingent debt disclosures pertain to certain types of guarantees or indemnifications KMP has made and cover certain types of guarantees included within debt agreements, even if the likelihood of requiring its performance under such guarantee is remote. Most of these agreements are with entities that are not consolidated in our financial statements; however, KMP has invested in and holds equity ownership interests in these entities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Debt (Continued)

        As of September 30, 2010, KMP's contingent debt obligations with respect to these investments, as well as its obligations with respect to related letters of credit, are summarized below (dollars in millions):

Entity	KMP's Ownership Interest	Investment Type	Total Entity Debt		KMP's Contingent Share of Entity Debt(a)
Fayetteville Express Pipeline LLC(b)	50%	Limited Liability	$847.0	(c)	$423.5
Cortez Pipeline Company(d)	50%	General Partner	$141.1	(e)	$86.7	(f)
Midcontinent Express Pipeline LLC(g)	50%	Limited Liability	$881.2	(h)	$41.1	(i)
Nassau County, Florida Ocean Highway and Port Authority(j)	N/A	N/A	N/A		$19.8	(k)

(a)
Represents the portion of the entity's debt that KMP may be responsible for if the entity cannot satisfy its obligations.

(b)
Fayetteville Express Pipeline LLC is a limited liability company and the owner of the Fayetteville Express natural gas pipeline system. The remaining limited liability company member interest in Fayetteville Express Pipeline LLC is owned by Energy Transfer Partners, L.P.

(c)
Amount represents borrowings under a $1.1 billion, unsecured revolving bank credit facility that is due May 11, 2012.

(d)
Cortez Pipeline Company is a Texas general partnership that owns and operates a common carrier carbon dioxide pipeline system. The remaining general partner interests are owned by ExxonMobil Cortez Pipeline, Inc., an indirect wholly-owned subsidiary of Exxon Mobil Corporation and Cortez Vickers Pipeline Company, an indirect subsidiary of M.E. Zuckerman Energy Investors Incorporated.

(e)
Amount consists of (i) $32.1 million of fixed rate Series D notes due May 15, 2013 (interest on the Series D notes is paid annually and based on an average interest rate of 7.14% per annum), (ii) $100 million of variable rate Series E notes due December 11, 2012 (interest on the Series E notes is paid quarterly and based on an interest rate of three-month LIBOR plus a spread) and (iii) $9.0 million of outstanding borrowings under a $40 million committed revolving bank credit facility that is also due December 11, 2012.

(f)
KMP is severally liable for its percentage ownership share (50%) of the Cortez Pipeline Company debt ($70.6 million). In addition, as of September 30, 2010, Shell Oil Company shares KMP's several guaranty obligations jointly and severally for $32.1 million of Cortez's debt balance related to the Series D notes; however, KMP is obligated to indemnify Shell for the liabilities it incurs in connection with such guaranty. Accordingly, as of September 30, 2010, KMP has a letter of credit in the amount of $16.1 million issued by JP Morgan Chase, in order to secure KMP's indemnification obligations to Shell for 50% of the Cortez debt balance of $32.1 million related to the Series D notes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Debt (Continued)

  Further, pursuant to a Throughput and Deficiency Agreement, the partners of Cortez Pipeline Company are required to contribute capital to Cortez in the event of a cash deficiency. The agreement contractually supports the financings of Cortez Capital Corporation, a wholly-owned subsidiary of Cortez Pipeline Company, by obligating the partners of Cortez Pipeline to fund cash deficiencies at Cortez Pipeline, including anticipated deficiencies and cash deficiencies relating to the repayment of principal and interest on the debt of Cortez Capital Corporation. The partners' respective parent or other companies further severally guarantee the obligations of the Cortez Pipeline owners under this agreement.

(g)
Midcontinent Express Pipeline LLC is a limited liability company and the owner of the Midcontinent Express natural gas pipeline system. The remaining limited liability company member interests in Midcontinent Express Pipeline LLC are owned by Regency Energy Partners, L.P. and Energy Transfer Partners, L.P.

(h)
Amount consists of (i) outstanding borrowings of $82.2 million under a $175.4 million, unsecured revolving bank credit facility that is due February 28, 2011 and (ii) an aggregate carrying value of $799.0 million in fixed rate senior notes issued by Midcontinent Express Pipeline LLC in a private offering in September 2009. All payments of principal and interest in respect of these senior notes are the sole obligation of Midcontinent Express. Noteholders have no recourse against KMP or the other member owners of Midcontinent Express Pipeline LLC for any failure by Midcontinent Express to perform or comply with its obligations pursuant to the notes or the indenture.

(i)
In addition to KMP's contingent share of entity debt ($41.1 million), there is a letter of credit outstanding to support the construction of the Midcontinent Express natural gas pipeline system. As of September 30, 2010, this letter of credit, issued by the Bank of Tokyo-Mitsubishi UFJ, Ltd., had a face amount of $33.3 million. KMP's contingent responsibility with regard to this outstanding letter of credit was $16.7 million (50% of total face amount).

(j)
Arose from KMP's Vopak terminal acquisition in July 2001. Nassau County, Florida Ocean Highway and Port Authority is a political subdivision of the state of Florida.

(k)
KMP has posted a letter of credit as security for borrowings under Adjustable Demand Revenue Bonds issued by the Nassau County, Florida Ocean Highway and Port Authority. The bonds were issued for the purpose of constructing certain port improvements located in Fernandino Beach, Nassau County, Florida. KMP's subsidiary, Nassau Terminals LLC is the operator of the marine port facilities. The bond indenture is for 30 years and allows the bonds to remain outstanding until December 1, 2020. Principal payments on the bonds are made on the first of December each year, and corresponding reductions are made to the letter of credit. As of September 30, 2010, this letter of credit had a face amount of $19.8 million.

        KMP also holds a 50% equity ownership interest in Rockies Express Pipeline LLC, a limited liability company and the owner of the Rockies Express natural gas pipeline system. Subsidiaries of Sempra Energy and ConocoPhillips own the remaining member interests, and pursuant to certain guaranty agreements remaining in effect on December 31, 2009, all three member owners of Rockies Express Pipeline LLC had agreed to guarantee, severally in the same proportion as their percentage ownership of the member interests in Rockies Express Pipeline LLC, borrowings under its $2.0 billion five-year, unsecured revolving bank credit facility that is due April 28, 2011. On April 8, 2010, Rockies

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Debt (Continued)

Express Pipeline LLC amended its bank credit facility to allow for borrowings up to $200 million (a reduction from $2.0 billion), and on this same date, each of its three member owners were released from their respective debt obligations under the previous guaranty agreements. Accordingly, KMP no longer has a contingent debt obligation with respect to Rockies Express Pipeline LLC.

        For additional information regarding our subsidiaries' debt facilities and contingent debt agreements, see Note 8 "Debt" and Note 12 "Commitments and Contingent Liabilities" in our audited December 31, 2009 consolidated financial statements and related notes.

  Kinder Morgan G.P., Inc. Preferred Shares

        On October 20, 2010, Kinder Morgan G.P., Inc.'s board of directors declared a quarterly cash distribution on its Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock of $20.825 per share payable on November 18, 2010 to shareholders of record as of October 29, 2010. On July 21, 2010, Kinder Morgan G.P., Inc.'s board of directors declared a quarterly cash distribution on its Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock of $20.825 per share paid on August 18, 2010 to shareholders of record as of July 30, 2010. On April 21, 2010, Kinder Morgan G.P., Inc.'s board of directors declared a quarterly cash distribution on its Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock of $20.825 per share paid on May 18, 2010 to shareholders of record as of April 30, 2010.

5. Members' Equity

        During the first nine months of both 2010 and 2009, there were no material changes in our ownership interests in subsidiaries, in which we retained a controlling financial interest.

        Our Board of Managers declared a distribution to the holders of the Class A units of $200.0 million on October 20, 2010 that was paid on November 15, 2010. On August 16, 2010, May 17, 2010 and February 16, 2010, we made distributions to the holders of the Class A units of $175.0 million, $175.0 million and $150.0 million, respectively.

        The following tables set forth (i) changes in the carrying amounts of our Members' Equity attributable to both us and our noncontrolling interests, including our comprehensive income (loss) and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. Members' Equity (Continued)

(ii) associated tax amounts included in the respective components of other comprehensive income (loss) (in millions):

	Nine Months Ended September 30,
	2010			2009
	Kinder Morgan Holdco LLC	Noncontrolling interests	Total	Kinder Morgan Holdco LLC	Noncontrolling interests	Total
Beginning Balance	$4,170.5	$4,674.6	$8,845.1	$4,404.3	$4,072.6	$8,476.9
Impact from equity transactions of KMP	(31.2)	48.7	17.5	19.3	(30.2)	(10.9)
A-1 and B unit amortization	4.8	—	4.8	5.7	—	5.7
Distributions to noncontrolling interests	—	(622.4)	(622.4)	—	(550.8)	(550.8)
Contributions from noncontrolling interests	—	718.3	718.3	—	820.2	820.2
Implementation of Accounting Standards Update 2009-17(a)	—	(45.9)	(45.9)	—	—	—
Distributions to Members	(500.0)	—	(500.0)	(300.0)	—	(300.0)
Other	—	0.2	0.2	—	2.6	2.6
Comprehensive income
Net income (loss)	(104.3)	237.3	133.0	367.9	215.5	583.4
Other comprehensive income (loss), net of tax
Change in fair value of derivatives utilized for hedging purposes	33.5	38.4	71.9	(76.3)	(110.7)	(187.0)
Reclassification of change in fair value of derivatives to net income	13.0	61.4	74.4	(42.0)	14.2	(27.8)
Foreign currency translation adjustments	17.6	16.5	34.1	41.3	89.9	131.2
Adjustments to pension and other postretirement benefit plan liabilities	(0.7)	(1.0)	(1.7)	(0.8)	(1.1)	(1.9)

Total other comprehensive income (loss)	63.4	115.3	178.7	(77.8)	(7.7)	(85.5)

Total comprehensive income (loss)	(40.9)	352.6	311.7	290.1	207.8	497.9

Ending Balance	$3,603.2	$5,126.1	$8,729.3	$4,419.4	$4,522.2	$8,941.6

Tax (Expense) Benefit Included in Other Comprehensive Income (Loss):
Change in fair value of derivatives utilized for hedging purposes	$(25.4)	$(4.2)	$(29.6)	$47.2	$11.5	$58.7
Reclassification of change in fair value of derivatives to net income	(10.9)	(6.7)	(17.6)	26.2	(1.5)	24.7
Foreign currency translation adjustments	(12.2)	(1.8)	(14.0)	(40.4)	(9.3)	(49.7)
Adjustments to pension and other postretirement benefit plan liabilities	0.5	0.1	0.6	0.5	0.1	0.6

Tax included in total other comprehensive income (loss)	$(48.0)	$(12.6)	$(60.6)	$33.5	$0.8	$34.3

(a)
Upon the adoption of Accounting Standards Update No. 2009-17, which amended the codification's "Consolidation" topic, on January 1, 2010, Triton Power Company LLC is no longer consolidated into our financial statements, but is treated as an equity investment (see Note 13). October 22, 2010, KMI sold Triton Power (see Note 2).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. Members' Equity (Continued)

  Noncontrolling Interests

        The caption "Noncontrolling interests" in our accompanying consolidated balance sheets consists of interests in the following subsidiaries (in millions):

	September 30, 2010	December 31, 2009
KMP	$3,176.7	$2,746.4
KMR	1,939.9	1,870.7
Triton Power Company LLC(a)	—	45.9
Other	9.5	11.6

	$5,126.1	$4,674.6

(a)
Upon the adoption of Accounting Standards Update No. 2009-17, which amended the codification's "Consolidation" topic, on January 1, 2010, Triton Power Company LLC is no longer consolidated into our financial statements, but is treated as an equity investment (see Note 13). On October 22, 2010, KMI sold Triton Power (see Note 2).

  KMP's Common Units

        On January 15, 2010, KMP issued 1,287,287 common units as part of its purchase price for the ethanol handling terminal assets it acquired from US Development Group LLC. KMP valued the common units at $81.7 million, determining the units' value based on the $63.45 closing market price of the common units on the New York Stock Exchange on the January 15, 2010 acquisition date. For more information on this acquisition, see Note 2 "Investments, Acquisitions, Joint Ventures and Divestitures—Acquisitions—USD Terminal Acquisition."

        On May 7, 2010, KMP issued, in a public offering, 6,500,000 of its common units at a price of $66.25 per unit, less commissions and underwriting expenses. After commissions and underwriting expenses, KMP received net proceeds of $417.4 million for the issuance of these 6,500,000 common units, and KMP used the proceeds to reduce the borrowings under its commercial paper program and its bank credit facility.

        On July 2, 2010, KMP completed an offering of 1,167,315 of its common units at a price of $64.25 per unit in a privately negotiated transaction. KMP received net proceeds of $75.0 million for the issuance of these 1,167,315 common units, and used the proceeds to reduce the borrowings under its commercial paper program and its bank credit facility.

        During the nine months ended September 30, 2010, KMP issued 2,142,050 of its common units pursuant to its equity distribution agreement with UBS Securities LLC (UBS). After commissions of $1.1 million, KMP received net proceeds from the issuance of these common units of $144.2 million. KMP used the proceeds to reduce the borrowings under its commercial paper program and its bank credit facility. For additional information regarding KMP's equity distribution agreement, see Note 10 in our audited December 31, 2009 consolidated financial statements and related notes.

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. Members' Equity (Continued)

        The above equity issuances during the nine months ended September 30, 2010 had the associated effects of increasing our (i) noncontrolling interests associated with KMP by $688.1 million (ii) accumulated deferred income taxes by $10.9 million and (iii) Members' capital by $19.3 million.

  KMP Equity Issuances Subsequent to September 30, 2010

        In October 2010, KMP issued 178,654 of its common units for the settlement of sales made on or before September 30, 2010 pursuant to its equity distribution agreement. After commissions of $0.1 million, KMP received net proceeds of $12.1 million for the issuance of these 178,654 common units, and used the proceeds to reduce the borrowings under its commercial paper program and its bank credit facility.

  KMP Distributions

        Contributions to our noncontrolling interests consist primarily of distributions by KMP to its common unit holders. On February 12, 2010, KMP paid a quarterly distribution of $1.05 per common unit for the fourth quarter of 2009, of which $200.5 million was paid to the public holders of KMP's common units. On May 14, 2010, KMP paid a quarterly distribution of $1.07 per common unit for the first quarter of 2010, of which $204.3 million was paid to the public holders of KMP's common units. On August 13, 2010, KMP paid a quarterly distribution of $1.09 per common unit for the second quarter of 2010, of which $216.8 million was paid to the public holders of KMP's common units.

  KMP Declared Distributions Subsequent to September 30, 2010

        On October 20, 2010, KMP declared a cash distribution of $1.11 per unit for the quarterly period ended September 30, 2010. The distribution was paid on November 12, 2010, to unitholders of record as of October 29, 2010.

  KMR's Share Distributions

        Under the terms of KMR's limited liability company agreement, except in connection with its liquidation, KMR does not pay distributions on its shares in cash but instead makes distributions on its shares in additional shares or fractions of shares. At the same time KMP makes a distribution on its common units and i-units, KMR distributes on each of its shares that fraction of a share determined by dividing the amount of the cash distribution to be made by KMP on each common unit by the average closing market price of a share determined for the ten-trading day period ending on the trading day

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. Members' Equity (Continued)

immediately prior to the ex-dividend date for KMR's shares. The following table presents share distributions KMR has paid in 2010.

	Share Distributions
	Shares Distributed Per Outstanding Share	Equivalent Distribution Value Per Share(a)	Total Number of Additional Shares Distributed
	2010	2010	2010
Distribution Date
February 12, 2010	0.018430	$1.05	1,576,470
May 14, 2010	0.017863	$1.07	1,556,130
August 13, 2010	0.018336	$1.09	1,625,869

(a)
The cash distribution paid to each common unit of KMP during the quarter indicated and is used to calculate KMR's distribution of shares as discussed above. Because of this calculation, the market value of the shares distributed on the date of distribution may be less or more than the cash distribution per common unit of KMP.

        On November 12, 2010, KMR paid a share distribution of 0.017844 shares per outstanding share (1,611,255 total shares) to shareholders of record as of October 29, 2010. This distribution was determined by dividing:

  •
  $1.11, the cash amount distributed per KMP common unit

        by

  •
  $62.207, the average of KMR's shares' closing market prices from October 13-26, 2010, the ten consecutive trading days preceding the date on which KMR's shares began to trade ex-dividend under the rules of the New York Stock Exchange.

6. Risk Management

        Certain of our business activities expose us to risks associated with unfavorable changes in the market price of natural gas, natural gas liquids and crude oil. We also have exposure to interest rate risk as a result of the issuance of our debt obligations. Pursuant to our management's approved risk management policy, we use derivative contracts to hedge or reduce our exposure to certain of these risks.

  Energy Commodity Price Risk Management

        We are exposed to risks associated with changes in the market price of natural gas, natural gas liquids and crude oil as a result of the forecasted purchase or sale of these products. Specifically, these risks are primarily associated with price volatility related to (i) pre-existing or anticipated physical natural gas, natural gas liquids and crude oil sales, (ii) natural gas purchases and (iii) natural gas system use and storage. Price changes are often caused by shifts in the supply and demand for these commodities, as well as their locations.

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6. Risk Management (Continued)

        Our principal use of energy commodity derivative contracts is to mitigate the risk associated with unfavorable market movements in the price of energy commodities. Our energy commodity derivative contracts act as a hedging (offset) mechanism against the volatility of energy commodity prices by allowing us to transfer this price risk to counterparties who are able and willing to bear it.

        For derivative contracts that are designated and qualify as cash flow hedges pursuant to generally accepted accounting principles, the portion of the gain or loss on the derivative contract that is effective in offsetting the variable cash flows associated with the hedged forecasted transaction is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period or periods during which the hedged transaction affects earnings (e.g., in "revenues" when the hedged transactions are commodity sales). The remaining gain or loss on the derivative contract in excess of the cumulative change in the present value of future cash flows of the hedged item, if any (i.e., the ineffective portion), is recognized in earnings during the current period. The effectiveness of hedges using an option contract may be assessed based on changes in the option's intrinsic value with the change in the time value of the contract being excluded from the assessment of hedge effectiveness. Changes in the excluded component of the change in an option's time value are included currently in earnings. During the nine months ended September 30, 2010, we recognized a net gain of $4.6 million related to crude oil and natural gas hedges and resulting from both hedge ineffectiveness and amounts excluded from effectiveness testing. During the nine months ended September 30, 2009, we recognized a net hedging loss of $5.4 million from crude oil hedges that resulted from hedge ineffectiveness and amounts excluded from effectiveness testing.

        Additionally, during the nine months ended September 30, 2010, we reclassified a loss of $13.0 million from "Accumulated other comprehensive loss" into earnings, and for the same comparable period last year, we reclassified a gain of $42.0 million of "Accumulated other comprehensive loss" into earnings. No material amounts were reclassified into earnings as a result of the discontinuance of cash flow hedges because it was probable that the original forecasted transactions would no longer occur by the end of the originally specified time period or within an additional two-month period of time thereafter, but rather, were reclassified as a result of the hedged forecasted transactions actually affecting earnings (i.e. when the forecasted sales and purchase actually occurred). The proceeds or payments resulting from the settlement of cash flow hedges are reflected in the operating section of our accompanying consolidated statements of cash flows as changes to net income and working capital.

        The "Accumulated other comprehensive loss" balance included in our Members' Equity was $104.5 million as of September 30, 2010, and $167.9 million as of December 31, 2009. These totals included "Accumulated other comprehensive loss" amounts of $49.2 million and $95.7 million of losses as of September 30, 2010 and December 31, 2009, respectively, associated with energy commodity price risk management activities. Approximately $30.7 million of the total loss amount associated with energy commodity price risk management activities and included in our Members' Equity as of September 30, 2010 is expected to be reclassified into earnings during the next twelve months (when the associated forecasted sales and purchases are also expected to occur), and as of September 30, 2010, the maximum length of time over which we have hedged our exposure to the variability in future cash flows associated with energy commodity price risk is through December 2014.

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6. Risk Management (Continued)

        As of September 30, 2010, KMP had entered into the following outstanding commodity forward contracts to hedge its forecasted energy commodity purchases and sales:

Net open position long/(short)
Derivatives designated as hedging contracts
Crude oil	(22.0) million barrels
Natural gas fixed price	(32.7) billion cubic feet
Natural gas basis	(22.3) billion cubic feet
Derivatives not designated as hedging contracts
Natural gas basis	(0.2) billion cubic feet

        For derivative contracts that are not designated as a hedge for accounting purposes, all realized and unrealized gains and losses are recognized in the statement of income during the current period. These types of transactions include basis spreads, basis-only positions and gas daily swap positions. KMP primarily enters into these positions to economically hedge an exposure through a relationship that does not qualify for hedge accounting. Until settlement occurs, this will result in non-cash gains or losses being reported in our operating results.

  Interest Rate Risk Management

        In order to maintain a cost effective capital structure, it is our policy to borrow funds using a mix of fixed rate debt and variable rate debt. We use interest rate swap agreements to manage the interest rate risk associated with the fair value of our fixed rate borrowings and to effectively convert a portion of the underlying cash flows related to our long-term fixed rate debt securities into variable rate cash flows in order to achieve our desired mix of fixed and variable rate debt.

        Since the fair value of fixed rate debt varies inversely with changes in the market rate of interest, we enter into swap agreements to receive a fixed and pay a variable rate of interest in order to convert the interest expense associated with certain of our senior notes from fixed rates to variable rates, resulting in future cash flows that vary with the market rate of interest. These swaps, therefore, hedge against changes in the fair value of our fixed rate debt that result from market interest rate changes. For derivative contracts that are designated and qualify as a fair value hedge, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings.

        As of December 31, 2009, KMI was a party to interest rate swap agreements with a total notional principal amount of $725.0 million, and its subsidiary, KMP, had a combined notional principal amount of $5.2 billion of fixed-to-variable interest rate swap agreements effectively converting the interest expense associated with certain series of KMI's and KMP's senior notes from fixed rates to variable rates based on an interest rate of LIBOR plus a spread. In the second quarter of 2010, KMP entered into three additional fixed-to-variable interest rate swap agreements having a combined notional principal amount of $400 million. Each agreement effectively converts a portion of the interest expense associated with KMP's 5.30% senior notes due September 15, 2020 from a fixed rate to a variable rate based on an interest rate of LIBOR plus a spread.

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6. Risk Management (Continued)

        Accordingly, as of September 30, 2010, KMI was a party to interest rate swap agreements with a total notional principal amount of $725.0 million and its subsidiary, KMP, had a combined notional principal amount of $5.6 billion of fixed-to-variable interest rate swap agreements. All of KMI's and KMP's swap agreements have termination dates that correspond to the maturity dates of the related series of senior notes and, as of September 30, 2010, the maximum length of time over which KMI or KMP have hedged a portion of their exposure to the variability in the value of this debt due to interest rate risk is through January 15, 2038.

  Fair Value of Derivative Contracts

        The fair values of our current and non-current asset and liability derivative contracts are each reported separately as "Fair value of derivative contracts" on our accompanying consolidated balance sheets. The following table summarizes the fair values of our derivative contracts included on our accompanying consolidated balance sheets as of September 30, 2010 and December 31, 2009 (in millions):

Fair Value of Derivative Contracts

		Asset derivatives		Liability derivatives
		September 30, 2010	December 31, 2009	September 30, 2010	December 31, 2009
	Balance sheet location
		Fair value		Fair value
Derivatives designated as hedging contracts
Energy commodity derivative contracts	Current	$41.2	$19.1	$(202.5)	$(270.8)
	Non-current	60.9	57.3	(108.2)	(241.5)

Subtotal		102.1	76.4	(310.7)	(512.3)
Interest rate swap agreements	Non-current	719.9	236.0	(16.9)	(218.5)

Cross-currency swap agreements	Non-current	—	—	—	(9.6)

Total		822.0	312.4	(327.6)	(740.4)
Derivatives not designated as hedging contracts
Energy commodity derivative contracts	Current	$8.8	$1.7	$(10.6)	$(1.2)

		8.8	1.7	(10.6)	(1.2)

Total		$830.8	$314.1	$(338.2)	$(741.6)

        The offsetting entry to adjust the carrying value of the debt securities whose fair value was being hedged is included within "Value of interest rate swaps" on our accompanying consolidated balance sheets, which also includes any unamortized portion of proceeds received from the early termination of interest rate swap agreements. As of September 30, 2010 and December 31, 2009, this unamortized premium totaled $321.1 million and $337.5 million, respectively.

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6. Risk Management (Continued)

  Effect of Derivative Contracts on the Income Statement

        The following four tables summarize the impact of our derivative contracts on our accompanying consolidated statements of income for the nine months ended September 30, 2010 and 2009 (in millions):

		Amount of gain/(loss) recognized in income on derivative(a)
		Nine Months Ended September 30,
Derivatives in fair value hedging relationships	Location of gain/(loss) recognized in income on derivative
		2010	2009
Interest rate swap agreements	Interest, net—income/(expense)	$685.5	$(339.9)

Total		$685.5	$(339.9)

		Amount of gain/(loss) recognized in income on related hedged item(a)
		Nine Months Ended September 30,
Hedged items in fair value hedging relationships	Location of gain/(loss) recognized in income on related hedged item
		2010	2009
Fixed rate debt	Interest, net—income/(expense)	$(685.5)	$339.9

Total		$(685.5)	$339.9

(a)
Amounts reflect the change in the fair value of interest rate swap agreements and the change in the fair value of the associated fixed rate debt which exactly offset each other as a result of no hedge ineffectiveness. Amounts do not reflect the

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6. Risk Management (Continued)

  impact on interest expense from the interest rate swap agreements under which we pay variable rate interest and receive fixed rate interest.

	Amount of gain/(loss) recognized in OCI on derivative (effective portion)			Amount of gain/(loss) reclassified from Accumulated OCI into income (effective portion)			Amount of gain/(loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)
	Nine Months Ended September 30,			Nine Months Ended September 30,		Location of gain/(loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)	Nine Months Ended September 30,
			Location of gain/(loss) reclassified from Accumulated OCI into income (effective portion)
Derivatives in cash flow hedging relationships
	2010	2009		2010	2009		2010	2009
Energy commodity derivative contracts	$33.5	$(76.3)	Revenues-natural gas sales	$0.5	$8.5	Revenues-natural gas sales	$—	$—
			Revenues-product sales and other	(13.6)	33.8	Revenues-product sales and other	5.4	(5.4)
			Gas purchases and other costs of sales	0.1	(0.3)	Gas purchases and other costs of sales	(0.8)	—

Total	$33.5	$(76.3)	Total	$(13.0)	$42.0	Total	$4.6	$(5.4)

		Amount of gain/(loss) recognized in income on derivative
		Nine Months Ended September 30,
Derivatives not designated as hedging contracts	Location of gain/(loss) recognized in income on derivative
		2010	2009
Energy commodity derivative contracts	Gas purchases and other costs of sales	$1.0	$(3.1)

Total		$1.0	$(3.1)

	Amount of gain/(loss) recognized in OCI on derivative (effective portion)			Amount of gain/(loss) reclassified from Accumulated OCI into income (effective portion)			Amount of gain/(loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing
	Nine Months Ended September 30,			Nine Months Ended September 30,		Location of gain/(loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)	Nine Months Ended September 30,
			Location of gain/(loss) reclassified from Accumulated OCI into income (effective portion)
Derivatives in net investment hedging relationships
	2010	2009		2010	2009		2010	2009
Cross-currency swap agreements	$9.6	$(35.6)	Other, net	$—	$—	Revenues	$—	$—

Total	$9.6	$(35.6)	Total	$—	$—	Total	$—	$—

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6. Risk Management (Continued)

  Net Investment Hedges

        We are exposed to foreign currency risk from our investments in businesses owned and operated outside the United States. In 2005 and 2006, we entered into various cross-currency interest rate swap transactions, which were designated as net investment hedges, in order to hedge the value of our investment in Canadian operations. Over time, as our exposure to foreign currency risk through our Canadian operations was reduced through dispositions, we began to terminate cross-currency swap agreements. In June 2009, we terminated cross-currency interest rate swaps with notional value of C$29.2 million. In connection with this termination, we received $0.5 million in July 2009. Additionally in July 2009, we received $1.0 million for the termination of another portion of our cross-currency interest rate swaps with a notional value of C$29.2 million. The final cross-currency swap agreements were terminated during the first nine months of 2010 and there were no outstanding cross currency interest rate swaps at September 30, 2010. No payment was made or received in connection with the final termination. In the periods that we had outstanding cross-currency swap agreements, the effective portion of the changes in fair value of these swap transactions was reported as a cumulative translation adjustment included in the balance sheet caption "Accumulated other comprehensive loss."

  Credit Risks

        We and our subsidiaries, including KMP, have counterparty credit risk as a result of our use of financial derivative contracts. Our counterparties consist primarily of financial institutions, major energy companies and local distribution companies. This concentration of counterparties may impact our overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions.

        We maintain credit policies with regard to our counterparties that we believe minimize our overall credit risk. These policies include (i) an evaluation of potential counterparties' financial condition (including credit ratings), (ii) collateral requirements under certain circumstances and (iii) the use of standardized agreements which allow for netting of positive and negative exposure associated with a single counterparty. Based on our policies, exposure, credit and other reserves, our management does not anticipate a material adverse effect on our financial position, results of operations, or cash flows as a result of counterparty performance.

        Our over-the-counter swaps and options are entered into with counterparties outside central trading organizations such as futures, options or stock exchanges. These contracts are with a number of parties, all of which have investment grade credit ratings. While we enter into derivative transactions principally with investment grade counterparties and actively monitor their ratings, it is nevertheless possible that from time to time losses will result from counterparty credit risk in the future.

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6. Risk Management (Continued)

        The maximum potential exposure to credit losses on derivative contracts as of September 30, 2010 was (in millions):

Asset position
Interest rate swap agreements	$719.9
Energy commodity derivative contracts	110.9

Gross exposure	830.8
Netting agreement impact	(79.9)

Net exposure	$750.9

        In conjunction with the purchase of exchange-traded derivative contracts or when the market value of our derivative contracts with specific counterparties exceeds established limits, we are required to provide collateral to our counterparties, which may include posting letters of credit or placing cash in margin accounts. As of September 30, 2010, KMP had no outstanding letters of credit supporting its hedging activities; however, as of December 31, 2009, KMP had outstanding letters of credit totaling $55.0 million in support of its hedging of energy commodity price risks associated with the sale of natural gas, natural gas liquids and crude oil.

        Additionally, as of September 30, 2010, KMP's counterparties associated with its energy commodity contract positions and over-the-counter swap agreements had margin deposits with KMP totaling $6.3 million, and we reported this amount within "Accrued other liabilities" in our accompanying consolidated balance sheet. As of December 31, 2009, KMP had cash margin deposits associated with its energy commodity contract positions and over-the-counter swap partners totaling $15.2 million, and we reported this amount as "Restricted deposits" in our accompanying consolidated balance sheet.

        KMP also has agreements with certain counterparties to its derivative contracts that contain provisions requiring it to post additional collateral upon a decrease in its credit rating. Based on contractual provisions as of September 30, 2010, we estimate that if KMP's credit rating was downgraded, KMP would have the following additional collateral obligations (in millions):

Credit ratings downgraded(a)	Incremental obligations	Cumulative obligations(b)
One notch to BBB-/Baa3	$—	$—
Two notches to below BBB-/Baa3 (below investment grade)	$73.8	$73.8

(a)
If there are split ratings among the independent credit rating agencies, most counterparties use the higher credit rating to determine KMP's incremental collateral obligations, while the remaining use the lower credit rating. Therefore, a two notch downgrade to below BBB-/Baa3 by one agency would not trigger the entire $73.8 million incremental obligation.

(b)
Includes current posting at current rating.

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. Fair Value

        The Codification emphasizes that fair value is a market-based measurement that should be determined based on assumptions (inputs) that market participants would use in pricing an asset or liability. Inputs may be observable or unobservable, and valuation techniques used to measure fair value should maximize the use of relevant observable inputs and minimize the use of unobservable inputs. Accordingly, the Codification establishes a hierarchal disclosure framework that ranks the quality and reliability of information used to determine fair values. The hierarchy is associated with the level of pricing observability utilized in measuring fair value and defines three levels of inputs to the fair value measurement process—quoted prices are the most reliable valuation inputs, whereas model values that include inputs based on unobservable data are the least reliable. Each fair value measurement must be assigned to a level corresponding to the lowest level input that is significant to the fair value measurement in its entirety.

        The three broad levels of inputs defined by the fair value hierarchy are as follows:

  •
  Level 1 Inputs—quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date;

  •
  Level 2 Inputs—inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability; and

  •
  Level 3 Inputs—unobservable inputs for the asset or liability. These unobservable inputs reflect the entity's own assumptions about the assumptions that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances (which might include the reporting entity's own data).

  Fair Value of Derivative Contracts
        The following two tables summarize the fair value measurements of our (i) energy commodity derivative contracts, (ii) interest rate swap agreements and (iii) cross-currency interest rate swap

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. Fair Value (Continued)

agreements as of September 30, 2010 and December 31, 2009, based on the three levels established by the Codification (in millions):

	Asset fair value measurements using
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
As of September 30, 2010
Energy commodity derivative contracts(a)	$110.9	$—	$50.2	$60.7
Interest rate swap agreements	$719.9	$—	$719.9	$—
As of December 31, 2009
Energy commodity derivative contracts(a)	$78.1	$—	$14.4	$63.7
Interest rate swap agreements	$236.0	$—	$236.0	$—

	Liability fair value measurements using
	Total	Quoted prices in active markets for identical liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
As of September 30, 2010
Energy commodity derivative contracts(b)	$(321.3)	$—	$(295.2)	$(26.1)
Interest rate swap agreements	$(16.9)	$—	$(16.9)	$—
As of December 31, 2009
Energy commodity derivative contracts(b)	$(513.5)	$—	$(462.8)	$(50.7)
Interest rate swap agreements	$(218.5)	$—	$(218.5)	$—
Cross-currency interest rate swap agreements	$(9.6)	$—	$(9.6)	$—

(a)
Level 2 consists primarily of OTC West Texas Intermediate hedges and OTC natural gas hedges that are settled on NYMEX. Level 3 consists primarily of natural gas basis swaps, West Texas Sour hedges, natural gas options and West Texas Intermediate options.

(b)
Level 2 consists primarily of OTC West Texas Intermediate hedges and OTC natural gas hedges that are settled on NYMEX. Level 3 consists primarily of natural gas basis swaps, West Texas Sour hedges and West Texas Intermediate options.

        The fair value measurements in the table above do not include cash margin deposits, which would be reported separately as "Restricted deposits" or included within "Accrued other liabilities" in our accompanying consolidated balance sheets. The table below provides a summary of changes in the fair

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. Fair Value (Continued)

value of our Level 3 energy commodity derivative contracts for the nine months ended September 30, 2010 and 2009 (in millions):

Significant unobservable inputs (Level 3)

	Nine Months Ended September 30,
	2010	2009
Derivatives-net asset (liability)
Beginning of Period	$13.0	$44.1
Realized and unrealized net gains and (losses)	15.3	(19.1)
Purchases and settlements	6.3	4.9
Transfers in (out) of Level 3	—	—

End of Period	$34.6	$29.9

Change in unrealized net gains (losses) relating to contracts still held at end of period	$8.3	$(29.5)

  Fair Value of Financial Instruments

        Fair value as used in the disclosure of financial instruments represents the amount at which an instrument could be exchanged in a current transaction between willing parties. As of each reporting date, the estimated fair value of our outstanding publicly-traded debt is based upon quoted market prices, if available, and for all other debt, fair value is based upon prevailing interest rates currently available to us. In addition, we adjust (discount) the fair value measurement of our long-term debt for the effect of credit risk.

        The estimated fair value of our outstanding debt balance as of September 30, 2010 and December 31, 2009 (both short-term and long-term, but excluding the value of interest rate swaps), is disclosed below (in millions):

	September 30, 2010		December 31, 2009
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Total debt	$14,860.2	$16,271.8	$13,648.4	$14,158.2

  Assets Measured at Fair Value on a Non-Recurring Basis

        The following table summarizes the fair value measurements of KMI's investment in NGPL PipeCo LLC as of March 31, 2010, after taking into account an impairment of this investment. See Note 2 "Investments, Acquisitions, Joint Ventures and Divestitures" for more information on this impairment and the valuation techniques used to measure fair value. This investment was initially

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. Fair Value (Continued)

measured at fair value and was subsequently re-measured at fair value on a non-recurring basis based on the three levels of inputs defined by the fair value hierarchy discussed preceding (in millions):

	Asset fair value measurements using
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
As of March 31, 2010
Investment in NGPL PipeCo LLC	$269.0	$—	$—	$269.0

8. Reportable Segments

        We divide our operations into seven reportable business segments. These segments and their principal source of revenues are as follows:

  •
  Products Pipelines—KMP—the transportation and terminaling of refined petroleum products, including gasoline, diesel fuel, jet fuel and natural gas liquids;

  •
  Natural Gas Pipelines—KMP—the sale, transport, processing, treating, storage and gathering of natural gas;

  •
  CO2—KMP—the production and sale of crude oil from fields in the Permian Basin of West Texas and the transportation and marketing of carbon dioxide used as a flooding medium for recovering crude oil from mature oil fields;

  •
  Terminals—KMP—the transloading and storing of refined petroleum products and dry and liquid bulk products, including coal, petroleum coke, cement, alumina, salt and other bulk chemicals;

  •
  Kinder Morgan Canada—KMP—the transportation of crude oil and refined products from Alberta, Canada to marketing terminals and refineries in British Columbia, the state of Washington and the Rocky Mountains and Central regions of the United States;

  •
  NGPL PipeCo LLC—consists of KMI's 20% interest in NGPL PipeCo LLC, the owner of Natural Gas Pipeline Company of America and certain affiliates, collectively referred to as Natural Gas Pipeline Company of America or NGPL, a major interstate natural gas pipeline and storage system, which KMI operates; and

  •
  Power—consists of KMI's operation of a 550-megawatt natural gas-fired electric generation facility in Michigan (Triton Power). On October 22, 2010, KMI sold Triton Power, see Note 2.

        The accounting policies we apply in the generation of reportable segment earnings are generally the same as those applied to our consolidated operations, except that (i) certain items below the "Operating Income (Loss)" line (such as interest expense) are either not allocated to reportable segments or are not considered by management in its evaluation of reportable segment performance, (ii) equity in earnings of equity method investees are included in segment earnings (these equity method earnings are included in "Other Income (Expense)" in our accompanying consolidated statements of income, (iii) certain items included in operating income (such as general and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8. Reportable Segments (Continued)

administrative expenses and depreciation, depletion and amortization (DD&A)) are not considered by management in its evaluation of reportable segment performance and, thus, are not included in reported performance measures, (iv) gains and losses from incidental sales of assets are included in segment earnings and (v) our reportable segments that are also segments of KMP include certain other income and expenses and income taxes in its segment earnings. With adjustment for these items, we currently evaluate reportable segment performance primarily based on segment earnings before DD&A expenses (including amortization of excess cost of equity investments) in relation to the level of capital employed.

        Selected financial information by segment follows (in millions):

	Nine Months Ended September 30,
	2010	2009
Revenues
Products Pipelines—KMP
Revenues from external customers	$661.5	$611.6
Natural Gas Pipelines—KMP
Revenues from external customers	3,414.0	2,751.2
CO2—KMP
Revenues from external customers	972.2	821.7
Terminals—KMP
Revenues from external customers	945.3	814.2
Intersegment revenues	0.8	0.7
Kinder Morgan Canada—KMP
Revenues from external customers	197.9	166.1
Power(a)
Revenues from external customers	8.9	35.3
Other
NGPL PipeCo LLC fixed fee revenue	35.4	34.4
Other revenue	1.5	—

Total segment revenues	6,237.5	5,235.2
Less: Total intersegment revenues	(0.8)	(0.7)

Total consolidated revenues	$6,236.7	$5,234.5

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8. Reportable Segments (Continued)

	Nine Months Ended September 30,
	2010	2009
Segment earnings (loss) before depreciation, depletion, amortization and amortization of excess cost of equity investments(b)
Products Pipelines—KMP(c)	$331.8	$468.0
Natural Gas Pipelines—KMP	592.3	559.8
CO2—KMP	763.9	635.6
Terminals—KMP	474.5	430.3
Kinder Morgan Canada—KMP	132.9	113.9
NGPL PipeCo LLC(d)	(405.0)	31.4
Power(a)	3.8	3.8

Total segment earnings before DD&A	1,894.2	2,242.8
Depreciation, depletion and amortization	(813.7)	(777.1)
Amortization of excess cost of equity investments	(4.3)	(4.3)
NGPL PipeCo LLC fixed fee revenue	35.4	34.4
Other revenue	1.5	—
General and administrative expense(e)	(528.7)	(269.2)
Unallocable interest and other, net(f)	(492.6)	(425.2)
Unallocable income tax benefit (expense)	41.6	(218.4)

Income from continuing operations	$133.4	$583.0

	September 30, 2010	December 31, 2009
Assets
Products Pipelines—KMP	$5,612.5	$5,614.7
Natural Gas Pipelines—KMP	10,926.5	9,956.7
CO2—KMP	4,066.3	4,230.5
Terminals—KMP	4,926.8	4,537.3
Kinder Morgan Canada—KMP	1,817.4	1,797.7
NGPL PipeCo LLC(d)	261.4	698.5
Power(a)	5.1	67.6

Total segment assets	27,616.0	26,903.0
Corporate assets(g)	1,138.1	683.3

Total consolidated assets	$28,754.1	$27,586.3

(a)
Upon the adoption of Accounting Standards Update No. 2009-17, which amended the codification's "Consolidation" topic, on January 1, 2010, Triton Power Company LLC is no longer consolidated into our financial statements, but is treated as an equity investment see Note 13. This resulted in decreases to 2010 revenues, operating expenses

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8. Reportable Segments (Continued)

  and noncontrolling interests with no impact to segment earnings before DD&A as compared to 2009. On October 22, 2010, KMI sold Triton Power; see Note 2.

(b)
Includes revenues, earnings from equity investments, allocable interest income, and other, net, less operating expenses, allocable income taxes, and other expense (income).

(c)
2010 amount includes a $158.0 million increase in expense associated with rate case liability adjustments. For more information on the rate case proceedings, see Note 11.

(d)
2010 amount includes a $430.0 million non-cash investment impairment charge; see Note 2.

(e)
2010 amount includes a $200.0 million increase in expense associated with the Going Private transaction litigation settlement; see Note 11.

(f)
Includes (i) interest expense and (ii) miscellaneous other income and expenses not allocated to reportable segments.

(g)
Includes cash and cash equivalents, margin and restricted deposits, unallocable interest receivable, prepaid assets and deferred charges, risk management assets related to the fair value of interest rate swaps and miscellaneous corporate assets (such as information technology and telecommunications equipment) not allocated to individual segments.

9. Related Party Transactions

  Notes Receivable

  Plantation Pipe Line Company

        KMP has a long-term note receivable bearing interest at the rate of 4.72% per annum from Plantation Pipe Line Company, its 51.17%-owned equity investee. The note provides for semiannual payments of principal and interest on June 30 and December 31 each year, with a final principal payment due July 20, 2011. KMP received a principal repayment amount of $1.3 million in June 2010. The outstanding note receivable balance was $83.5 million and $84.8 million as of September 30, 2010 and December 31, 2009, respectively. Of this amount, $2.7 million and $2.6 million was included within "Accounts, notes and interest receivable, net," on our accompanying consolidated balance sheets as of September 30, 2010 and December 31, 2009, respectively, and the remaining outstanding balance was included within "Notes receivable" at each reporting date.

  Express US Holdings LP

        KMP has a long-term investment in a C$113.6 million debt security issued by Express US Holdings LP (the obligor), the partnership that maintains ownership of the U.S. portion of the Express pipeline system. The debenture is denominated in Canadian dollars, due in full on January 9, 2023, bears interest at the rate of 12.0% per annum and provides for quarterly payments of interest in Canadian dollars on March 31, June 30, September 30 and December 31 each year. As of September 30, 2010 and December 31, 2009, the outstanding note receivable balance, representing the translated amount included on our consolidated financial statements in U.S. dollars, was $110.4 million

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

9. Related Party Transactions (Continued)

and $108.1 million, respectively, and we included these amounts within "Notes receivable" in our accompanying consolidated balance sheets.

  Other Receivables and Payables

        As of September 30, 2010 and December 31, 2009, our related party receivables (other than the note receivables discussed above) totaled $17.4 million and $14.6 million, respectively. The September 30, 2010 amount is included within "Accounts, notes and interest receivable, net" and primarily related to accounts and interest receivables due from Plantation Pipe Line Company, KinderHawk Field Services LLC and the Express pipeline system. The December 31, 2009 amount consisted of (i) $11.5 million included within "Accounts, notes and interest receivable, net" and primarily related to receivables due from the Express pipeline system and NGPL PipeCo LLC and (ii) $3.1 million of natural gas imbalance receivables, primarily due from NGPL and included within "Other current assets."

        As of September 30, 2010, our related party payables consisted of (i) $0.9 million included within "Accounts payable" and primarily related to payables due to RGZ, Inc. and (ii) $4.8 million of natural gas imbalance payables, included within "Accrued other current liabilities" and consisting primarily of payables due by KMP to NGPL. The December 31, 2009 related party payable amounts are included within "Accounts payable" on our accompanying consolidated balance sheet, and primarily consisted of amounts owed to RGZ, Inc.

  NGPL PipeCo LLC Fixed Fee Revenue and Other Transactions

        On February 15, 2008, KMI entered into an Operations and Reimbursement Agreement (Agreement) with Natural Gas Pipeline Company of America LLC, a wholly owned subsidiary of NGPL PipeCo LLC. The Agreement provides for KMI to be reimbursed, at cost, for pre-approved operations and maintenance costs, plus a $43.2 million annual general and administration fixed fee charge (Fixed Fee), for services provided under the Agreement. This Fixed Fee escalates at 3% each year until 2011 and is billed monthly. These Fixed Fees, included within the caption, "Product sales and other" in our accompanying consolidated statements of income, totaled $35.4 million and $34.4 million for the nine months ended September 30, 2010 and 2009, respectively.

  Derivative Counterparties

        As a result of KMI's Going Private transaction, a number of individuals and entities became significant investors in us, and by virtue of the size of its ownership interest in us, one of those investors—Goldman Sachs Capital Partners and certain of its affiliates—remains a "related party" (as that term is defined in authoritative accounting literature) to KMI as of September 30, 2010. Goldman Sachs has also acted in the past, and may act in the future, as an underwriter for equity and/or debt issuances for KMI and KMP, and Goldman Sachs effectively owned 49% of the terminal assets KMP acquired from US Development Group LLC.

        In addition, we conduct energy commodity risk management activities in the ordinary course of implementing our risk management strategies in which the counterparty to certain of our derivative transactions is an affiliate of Goldman Sachs, and in conjunction with these activities, we are a party

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

9. Related Party Transactions (Continued)

(through one of KMP's subsidiaries engaged in the production of crude oil) to a hedging facility with J. Aron & Company/Goldman Sachs.

        The hedging facility requires us to provide certain periodic information, but does not require the posting of margin. As a result of changes in the market value of our derivative positions, we have created both amounts receivable from and payable to Goldman Sachs affiliates.

        The following table summarizes the fair values of our energy commodity derivative contracts that are (i) associated with commodity price risk management activities with J. Aron & Company/Goldman Sachs and (ii) included within "Fair value of derivative contracts" on our accompanying consolidated balance sheets as of September 30, 2010 and December 31, 2009 (in millions):

	September 30, 2010	December 31, 2009
Derivatives—asset (liability)
Current assets: Fair value of derivative contracts	$—	$4.3
Assets: Fair value of derivative contracts	$17.2	$18.4
Current liabilities: Fair value of derivative contracts	$(131.3)	$(96.8)
Long-term liabilities and deferred credits: Fair value of derivative contracts	$(76.9)	$(190.8)

        For more information on our risk management activities see Note 6.

10. Income Taxes

        Income taxes from continuing operations included in our accompanying consolidated statements of income were as follows (in millions, except percentages):

	Nine Months Ended September 30,
	2010	2009
Income tax expense (benefit)	$(29.1)	$247.2
Effective tax rate	(27.9)%	29.8%

        The effective tax rate is lower than the statutory federal rate of 35% for the nine months ended September 30, 2010 primarily due to (i) the net effect of consolidating KMP's income tax provision, (ii) a dividends-received deduction from KMI's 20% ownership interest in NGPL PipeCo LLC, and (iii) an adjustment to the deferred tax liability related to KMI's investment in NGPL PipeCo LLC. These decreases are partially offset by (i) state income taxes and (ii) adjustments to our non-cash income tax reserve (ASC 740-10) for uncertain tax positions.

        During the nine months ended September 30, 2009, our effective tax rate was lower than the statutory federal income tax rate of 35% due to (i) the net effect of consolidating KMP's income tax provision, (ii) a dividends-received deduction from our 20% ownership interest in NGPL PipeCo LLC, and (iii) adjustments to our non-cash income tax reserve (ASC 740-10) for uncertain tax positions. This decrease to income tax expense was partially offset by additional tax expense resulting from non-cash deferred tax liability adjustments in the Kinder Morgan Canada—KMP segment and state income taxes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

11. Litigation, Environmental and Other Contingencies

        Below is a brief description of our ongoing material legal proceedings, including any material developments that occurred in such proceedings during the nine months ended September 30, 2010. Additional information with respect to these proceedings can be found in Note 16 to our audited December 31, 2009 consolidated financial statements and related notes. This note also contains a description of any material legal proceedings that were initiated against us during the nine months ended September 30, 2010, and a description of any material events occurring subsequent to September 30, 2010 but before the filing of this report.

        In this note, we refer to KMP's subsidiary SFPP, L.P. as SFPP; KMP's subsidiary Calnev Pipe Line LLC as Calnev; Chevron Products Company as Chevron; Navajo Refining Company, L.P. as Navajo; BP West Coast Products, LLC as BP; ConocoPhillips Company as ConocoPhillips; Tesoro Refining and Marketing Company as Tesoro; Texaco Refining and Marketing Inc. as Texaco; Western Refining Company, L.P. as Western Refining; ExxonMobil Oil Corporation as ExxonMobil; Valero Energy Corporation as Valero; Valero Marketing and Supply Company as Valero Marketing; Continental Airlines, Inc., Northwest Airlines, Inc., Southwest Airlines Co. and US Airways, Inc., collectively, as the Airlines; KMP's subsidiary Kinder Morgan CO2 Company, L.P. (the successor to Shell CO2 Company, Ltd.) as Kinder Morgan CO2; the United States Court of Appeals for the District of Columbia Circuit as the D.C. Circuit; the Federal Energy Regulatory Commission as the FERC; the California Public Utilities Commission as the CPUC; the United States Department of the Interior, Minerals Management Service as the MMS; the Union Pacific Railroad Company (the successor to Southern Pacific Transportation Company) as UPRR; the Texas Commission of Environmental Quality as the TCEQ; the United States Department of Transportation Pipeline and Hazardous Materials Safety Administration as the PHMSA; the Florida Department of Environmental Protection as the Florida DEP; KMP's subsidiary Kinder Morgan Bulk Terminals, Inc. as KMBT; KMP's subsidiary Kinder Morgan Port Manatee Terminal LLC as KM PMT; Rockies Express Pipeline LLC as Rockies Express; and Plantation Pipe Line Company as Plantation. "OR" dockets designate complaint proceedings, and "IS" dockets designate protest proceedings.

  Federal Energy Regulatory Commission Proceedings

        The tariffs and rates charged by SFPP and Calnev are subject to numerous ongoing proceedings at the FERC, including the shippers' complaints and protests regarding interstate rates on the pipeline systems listed below. These complaints and protests have been filed over numerous years beginning in 1992 through and including 2009. In general, these complaints and protests allege the rates and tariffs charged by SFPP are not just and reasonable. If the shippers are successful in proving their claims, they are entitled to seek reparations (which may reach up to two years prior to the filing of their complaints) or refunds of any excess rates paid, and SFPP may be required to reduce its rates going forward. These proceedings tend to be protracted, with decisions of the FERC often appealed to the federal courts.

        As to SFPP, the issues involved in these proceedings include, among others: (i) whether certain of KMP's Pacific operations' rates are "grandfathered" under the Energy Policy Act of 1992, and therefore deemed to be just and reasonable, (ii) whether "substantially changed circumstances" have occurred with respect to any grandfathered rates such that those rates could be challenged,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

11. Litigation, Environmental and Other Contingencies (Continued)

(iii) whether indexed rate increases are justified and (iv) the appropriate level of return and income tax allowance KMP may include in its rates. The issues involving Calnev are similar.

  SFPP

        During 2009, SFPP made settlement payments to various shippers totaling approximately $15.5 million in connection with OR07-8, OR07-11, and IS08-28 and related dockets. The IS08-28 settlement (East Line rates) was approved by the FERC in March 2009, and SFPP implemented reduced settlement rates effective May 1, 2009, along with refunds and settlement payments. Due to reduced East Line volumes, SFPP terminated the IS08-28 settlement pursuant to its terms and filed for increased East Line rates (IS09-437), which were accepted and became effective January 1, 2010, subject to refund and investigation.

        As a result of FERC's approval in May 2010 of a settlement agreement with eleven of twelve shippers, a wide range of rate challenges dating back to 1992 were resolved (Historical Cases Settlement). The Historical Cases Settlement resulted in a $158.0 million charge to earnings in the first nine months of 2010. From a cash perspective, a portion of KMP's partnership distributions for the second quarter of 2010 was a distribution of cash from an interim capital transaction (ICT Distribution), rather than a distribution of cash from operations. As a result, KMI's second quarter distribution from KMP (which was paid in the third quarter) was reduced by $170.0 million and our first nine months 2010 pre-tax earnings were reduced by $168.3 million. As provided in the partnership agreement, KMI receives no incentive distribution on ICT Distributions; therefore, there was no practical impact to KMP's limited partners from this ICT Distribution because (i) the expected cash distribution to the limited partners did not change, (ii) fewer dollars in the aggregate were distributed, because there was no incentive distribution paid to KMI related to the portion of the quarterly distribution that was an ICT Distribution and (iii) KMI, in this instance, has agreed to waive any resetting of the incentive distribution target levels, as would otherwise occur according to KMP's partnership agreement.

        KMP's second quarter ICT Distribution is expected to allow it to resolve the remaining FERC rate cases (discussed above) and CPUC rate cases (discussed below) without impacting future distributions. Due to KMI's support, KMP still expects to distribute $4.40 in distributions per unit to its limited partners for 2010. Furthermore, KMP's declared cash distribution for the third quarter of 2010 of $1.11 per unit (which it paid in November 2010) contains no ICT Distribution, but instead consists entirely of distributions of cash from operations.

        The Historical Cases Settlement resolves all but two of the cases outstanding between SFPP and the eleven shippers. SFPP does not expect any material adverse impacts from the remaining two unsettled cases with the eleven shippers. Chevron is the only shipper who is not a party to the Historical Cases Settlement, and the following dockets remain pending only as to Chevron:

  •
  FERC Docket Nos. OR92-8, et al. (West and East Line Rates)—Chevron protests of compliance filings pending with FERC and appeals pending at the D.C. Circuit;

  •
  FERC Docket Nos. OR96-2, et al. (All SFPP Rates)—Chevron (as a successor-in-interest to Texaco) protests of compliance filings pending with FERC;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

11. Litigation, Environmental and Other Contingencies (Continued)

  •
  FERC Docket No. OR02-4 (All SFPP Rates)—Chevron appeal of complaint dismissal pending at the D.C. Circuit;

  •
  FERC Docket No. OR03-5 (West, East, North, and Oregon Line Rates)—Chevron exceptions to initial decision pending at FERC;

  •
  FERC Docket No. OR07-4 (All SFPP Rates)—Chevron complaint held in abeyance;

  •
  FERC Docket No. OR09-8 (consolidated) (2008 Index Increases)—Hearing regarding Chevron complaint held in abeyance pending settlement discussions;

  •
  FERC Docket No. IS98-1 (Sepulveda Line Rates)—Chevron protests to compliance filing pending at FERC;

  •
  FERC Docket No. IS05-230 (North Line Rates)—Chevron exceptions to initial decision pending at FERC;

  •
  FERC Docket No. IS07-116 (Sepulveda Line Rates)—Chevron protest subject to resolution of IS98-1 proceeding;

  •
  FERC Docket No. IS08-137 (West and East Line Rates)—Chevron protest subject to resolution of the OR92-8/OR96-2 proceeding;

  •
  FERC Docket No. IS08-302 (2008 Index Rate Increases)—Chevron protest subject to the resolution of proceedings regarding the West, North and Sepulveda Lines; and

  •
  FERC Docket No. IS09-375 (2009 Index Rate Increases)—Chevron protest subject to resolution of proceedings regarding the North, West and Sepulveda Lines.

        The following dockets are pending as to all protesting shippers:

  •
  FERC Docket No. IS08-390 (West Line Rates)—Protestants: BP, ExxonMobil, ConocoPhillips, Valero Marketing, Chevron, the Airlines—Status: Exceptions to initial decision pending at FERC; and

  •
  FERC Docket No. IS09-437 (East Line Rates)—Protestants: BP, ExxonMobil, ConocoPhillips, Valero, Chevron, Western Refining, and Southwest Airlines—Status: Awaiting Initial Decision expected in January 2011.

  Calnev

  •
  FERC Docket Nos. OR07-7, OR07-18, OR07-19 & OR07-22 (not consolidated) (Calnev Rates)—Complainants: Tesoro, Airlines, BP, Chevron, ConocoPhillips and Valero Marketing—Status: Complaint amendments pending before FERC;

  •
  FERC Docket No. IS09-377 (2009 Index Rate Increases)—Protestants: BP, Chevron, and Tesoro—Status: Requests for rehearing of FERC dismissal pending before FERC;

  •
  FERC Docket Nos. OR09-11/OR09-14 (not consolidated) (2007 and 2008 Page 700 Audit Request)—Complainants: BP/Tesoro—Status: BP petition for review at D.C. Circuit dismissed, mandate issued in June 2010;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

11. Litigation, Environmental and Other Contingencies (Continued)

  •
  FERC Docket Nos. OR09-15/OR09-20 (not consolidated) (Calnev Rates)—Complainants: Tesoro/BP—Status: Complaints pending at FERC; and

  •
  FERC Docket Nos. OR09-18/OR09-22 (not consolidated) (2009 Index Increases)—Complainants: Tesoro/BP—Status: BP petition for review at D.C. Circuit dismissed, mandate issued.

  Trailblazer Pipeline Company LLC

        On July 7, 2010, KMP's subsidiary Trailblazer Pipeline Company LLC (Trailblazer) refunded a total of approximately $0.7 million to natural gas shippers covering the period January 1, 2010 through May 31, 2010 as part of a settlement reached with shippers to eliminate the December 1, 2009 rate filing obligation contained in its Docket No. RP03-162 rate case settlement. As part of the agreement with shippers, Trailblazer commenced billing reduced tariff rates as of June 1, 2010 with an additional reduction in tariff rates to take effect January 1, 2011.

  California Public Utilities Commission Proceedings

        SFPP has previously reported ratemaking and complaint proceedings pending with the CPUC. The ratemaking and complaint cases generally involve challenges to rates charged by SFPP for intrastate transportation of refined petroleum products through its pipeline system in the state of California and request prospective rate adjustments and refunds with respect to tariffed and previously untariffed charges for certain pipeline transportation and related services. These matters have been consolidated and assigned to two administrative law judges.

        On April 6, 2010, a CPUC administrative law judge issued a proposed decision in several intrastate rate cases involving SFPP and a number of its shippers. The proposed decision includes determinations on issues, such as SFPP's entitlement to an income tax allowance and allocation of environmental expenses that are contrary both to CPUC policy and precedent and to established federal regulatory policies for pipelines. Moreover, contrary to California law, the proposed decision orders refunds relating to these issues where the underlying rates were previously deemed reasonable by the CPUC. Based on KMP's review of these CPUC proceedings, KMP estimates that its maximum exposure is approximately $220 million in reparation and refund payments and if the determinations made in the proposed decision were applied prospectively in two pending cases this could result in approximately $30 million in annual rate reductions.

        The proposed decision is advisory in nature and can be rejected, accepted or modified by the CPUC. SFPP filed comments on May 3, 2010 outlining the errors in law and fact within the proposed decision and on May 5, 2010, SFPP made oral arguments before the full CPUC, which is expected to address the subject matters before the end of the year. The matter remains pending before the CPUC. Further procedural steps, including motions for rehearing and writ of review to California's Court of Appeals, will be taken if warranted. KMP does not expect the final resolution of this matter to have an impact on the expected distributions to its limited partners for 2010, as discussed above.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

11. Litigation, Environmental and Other Contingencies (Continued)

  Carbon Dioxide Litigation

  Gerald O. Bailey et al. v. Shell Oil Co. et al, Southern District of Texas Lawsuit

        Kinder Morgan CO2, KMP and Cortez Pipeline Company are among the defendants in a proceeding in the federal courts for the Southern District of Texas. Gerald O. Bailey et al. v. Shell Oil Company et al. (Civil Action Nos. 05-1029 and 05-1829 in the U.S. District Court for the Southern District of Texas—consolidated by Order dated July 18, 2005). The plaintiffs assert claims for the underpayment of royalties on carbon dioxide produced from the McElmo Dome unit, located in southwestern Colorado. The plaintiffs assert claims for fraud/fraudulent inducement, real estate fraud, negligent misrepresentation, breach of fiduciary and agency duties, breach of contract and covenants, violation of the Colorado Unfair Practices Act, civil theft under Colorado law, conspiracy, unjust enrichment, and open account. Plaintiffs Gerald O. Bailey, Harry Ptasynski, and W.L. Gray & Co. also assert claims as private relators under the False Claims Act, claims on behalf of the State of Colorado and Montezuma County, Colorado, and claims for violation of federal and Colorado antitrust laws. The plaintiffs seek actual damages, treble damages, punitive damages, a constructive trust and accounting, and declaratory relief. The defendants filed motions for summary judgment on all claims.

        On April 22, 2008, the federal district court granted defendants' motions for summary judgment and ruled that plaintiffs Bailey and Ptasynski take nothing on their claims and that the claims of Gray be dismissed with prejudice. The court entered final judgment in favor of the defendants on April 30, 2008. The plaintiffs appealed to the United States Fifth Circuit Court of Appeals. On June 16, 2010, the Fifth Circuit Court of Appeals affirmed the trial court's summary judgment decision. Gerald Bailey subsequently filed a petition for writ of certiorari to the United States Supreme Court seeking further appellate review of the Fifth Circuit Court of Appeals' decision.

  CO2 Claims Arbitration

        Kinder Morgan CO2 and Cortez Pipeline Company were among the named defendants in CO2 Committee, Inc. v. Shell Oil Co., et al., an arbitration initiated on November 28, 2005. The arbitration arose from a dispute over a class action settlement agreement which became final on July 7, 2003 and disposed of five lawsuits formerly pending in the U.S. District Court, District of Colorado. The plaintiffs in such lawsuits primarily included overriding royalty interest owners, royalty interest owners, and small share working interest owners who alleged underpayment of royalties and other payments on carbon dioxide produced from the McElmo Dome unit.

        The settlement imposed certain future obligations on the defendants in the underlying litigation. The plaintiffs in the arbitration alleged that, in calculating royalty and other payments, defendants used a transportation expense in excess of what is allowed by the settlement agreement, thereby causing alleged underpayments of approximately $12 million. The plaintiffs also alleged that Cortez Pipeline Company should have used certain funds to further reduce its debt, which, in turn, would have allegedly increased the value of royalty and other payments by approximately $0.5 million. On August 7, 2006, the arbitration panel issued its opinion finding that defendants did not breach the settlement agreement. On June 21, 2007, the New Mexico federal district court entered final judgment confirming the August 7, 2006 arbitration decision.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

11. Litigation, Environmental and Other Contingencies (Continued)

        On October 2, 2007, the plaintiffs initiated a second arbitration (CO2 Committee, Inc. v. Shell CO2 Company, Ltd., aka Kinder Morgan CO2 Company, L.P., et al.) against Cortez Pipeline Company, Kinder Morgan CO2 and an ExxonMobil entity. The second arbitration asserts claims similar to those asserted in the first arbitration. A second arbitration panel has convened and a final hearing on the parties' claims and defenses is expected to occur in 2011.

  MMS Notice of Noncompliance and Civil Penalty

        On December 20, 2006, Kinder Morgan CO2 received from the MMS a "Notice of Noncompliance and Civil Penalty: Knowing or Willful Submission of False, Inaccurate, or Misleading Information—Kinder Morgan CO2 Company, L.P., case no. CP07-001." This Notice, and the MMS's position that Kinder Morgan CO2 has violated certain reporting obligations, relates to a disagreement between the MMS and Kinder Morgan CO2 concerning the approved transportation allowance to be used in valuing McElmo Dome carbon dioxide for purposes of calculating federal royalties.

        The Notice of Noncompliance and Civil Penalty assessed a civil penalty of approximately $2.2 million as of December 15, 2006 (based on a penalty of $500.00 per day for each of 17 alleged violations) for Kinder Morgan CO2's alleged submission of false, inaccurate, or misleading information relating to the transportation allowance, and federal royalties for CO2 produced at McElmo Dome, during the period from June 2005 through October 2006. The MMS stated that civil penalties would continue to accrue at the same rate until the alleged violations are corrected.

        On January 3, 2007, Kinder Morgan CO2 appealed the Notice of Noncompliance and Civil Penalty to the Office of Hearings and Appeals of the Department of the Interior. In February 2007, Kinder Morgan CO2 filed a motion seeking to stay the accrual of civil penalties during the appeal, which was denied.

        In July 2008, the parties reached a settlement in principle of the Notice of Noncompliance and Civil Penalty, subject to final approval by the MMS and the Department of the Interior. On September 8, 2010, the United States Department of the Interior, Bureau of Ocean Energy Management, Regulation, and Enforcement (formerly known as the MMS) approved the settlement, which is now final.

  MMS Orders to Report and Pay

        On March 20, 2007, Kinder Morgan CO2 received an Order to Report and Pay from the MMS. The MMS contends that Kinder Morgan CO2 over-reported transportation allowances and underpaid royalties in the amount of approximately $4.6 million for the period from January 1, 2005 through December 31, 2006 as a result of its use of the Cortez Pipeline tariff as the transportation allowance in calculating federal royalties. The MMS claims that the Cortez Pipeline tariff is not the proper transportation allowance and that Kinder Morgan CO2 must use its "reasonable actual costs" calculated in accordance with certain federal product valuation regulations. The MMS set a due date of April 13, 2007 for Kinder Morgan CO2's payment of the $4.6 million in claimed additional royalties, with possible late payment charges and civil penalties for failure to pay the assessed amount.

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        Kinder Morgan CO2 has not paid the $4.6 million, and on April 19, 2007, it submitted a notice of appeal and statement of reasons in response to the Order to Report and Pay, challenging the Order and appealing it to the Director of the MMS in accordance with 30 C.F.R. sec. 290.100, et seq.

        In addition to the March 2007 Order to Report and Pay, the MMS issued a second Order to Report and Pay in August 2007, in which the MMS claims that Kinder Morgan CO2 over-reported transportation allowances and underpaid royalties (due to the use of the Cortez Pipeline tariff as the transportation allowance for purposes of federal royalties) in the amount of approximately $8.5 million for the period from April 2000 through December 2004. Kinder Morgan CO2 filed its notice of appeal and statement of reasons in response to the second Order in September 2007, challenging the Order and appealing it to the Director of the MMS.

        In July 2008, the parties reached a settlement in principle of the March 2007 and August 2007 Orders to Report and Pay, subject to final approval by the MMS and the Department of the Interior. On September 8, 2010, the United States Department of the Interior, Bureau of Ocean Energy Management, Regulation, and Enforcement (formerly known as the MMS) approved the settlement, which is now final.

  Colorado Severance Tax Assessment

        On September 16, 2009, the Colorado Department of Revenue issued three Notices of Deficiency to Kinder Morgan CO2. The Notices of Deficiency assessed additional state severance tax against Kinder Morgan CO2 with respect to carbon dioxide produced from the McElmo Dome unit for tax years 2005, 2006, and 2007. The total amount of tax assessed was $5.7 million, plus interest of $1.0 million, plus penalties of $1.7 million. Kinder Morgan CO2 protested the Notices of Deficiency and paid the tax and interest under protest. Kinder Morgan CO2 is now awaiting the Colorado Department of Revenue's response to the protest.

  Montezuma County, Colorado Property Tax Assessment

        In November of 2009, the County Treasurer of Montezuma County, Colorado, issued to Kinder Morgan CO2, as operator of the McElmo Dome unit, retroactive tax bills for tax year 2008, in the amount of $2 million. Of this amount, 37.2% is attributable to Kinder Morgan CO2's interest. The retroactive tax bills were based on the assertion that a portion of the actual value of the carbon dioxide produced from the McElmo Dome unit was omitted from the 2008 tax roll due to an alleged over statement of transportation and other expenses used to calculate the net taxable value. Kinder Morgan CO2 paid the retroactive tax bills under protest and will file petitions for refunds of the taxes paid under protest and will vigorously contest Montezuma County's position.

  Other

        In addition to the matters listed above, audits and administrative inquiries concerning Kinder Morgan CO2's payments on carbon dioxide produced from the McElmo Dome and Bravo Dome units are currently ongoing. These audits and inquiries involve federal agencies, the states of Colorado and New Mexico, and county taxing authorities in the state of Colorado.

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  Commercial Litigation Matters

  Union Pacific Railroad Company Easements

        SFPP and UPRR are engaged in a proceeding to determine the extent, if any, to which the rent payable by SFPP for the use of pipeline easements on rights-of-way held by UPRR should be adjusted pursuant to existing contractual arrangements for the ten year period beginning January 1, 2004 (Union Pacific Railroad Company vs. Santa Fe Pacific Pipelines, Inc., SFPP, L.P., Kinder Morgan Operating L.P. "D", Kinder Morgan G.P., Inc., et al., Superior Court of the State of California for the County of Los Angeles, filed July 28, 2004). In February 2007, a trial began to determine the amount payable for easements on UPRR rights-of-way. The trial is ongoing and is expected to conclude by the end of 2010.

        SFPP and UPRR are also engaged in multiple disputes over the circumstances under which SFPP must pay for a relocation of its pipeline within the UPRR right-of-way and the safety standards that govern relocations. In July 2006, a trial before a judge regarding the circumstances under which SFPP must pay for relocations concluded, and the judge determined that SFPP must pay for any relocations resulting from any legitimate business purpose of the UPRR. SFPP appealed this decision, and in December 2008, the appellate court affirmed the decision. In addition, UPRR contends that SFPP must comply with the more expensive American Railway Engineering and Maintenance-of-Way standards in determining when relocations are necessary and in completing relocations. Each party is seeking declaratory relief with respect to its positions regarding the application of these standards with respect to relocations.

        Since SFPP does not know UPRR's plans for projects or other activities that would cause pipeline relocations, it is difficult to quantify the effects of the outcome of these cases on SFPP. Even if SFPP is successful in advancing its positions, significant relocations for which SFPP must nonetheless bear the expense (i.e., for railroad purposes, with the standards in the federal Pipeline Safety Act applying) would have an adverse effect on our financial position and results of operations. These effects would be even greater in the event SFPP is unsuccessful in one or more of these litigations.

  Severstal Sparrows Point Crane Collapse

        On June 4, 2008, a bridge crane owned by Severstal Sparrows Point, LLC and located in Sparrows Point, Maryland collapsed while being operated by KMBT. According to KMP's investigation, the collapse was caused by unexpected, sudden and extreme winds. On June 24, 2009, Severstal filed suit against KMBT in the United States District Court for the District of Maryland, cause no. WMN 09CV1668. Severstal alleges that KMBT was contractually obligated to replace the collapsed crane and that its employees were negligent in failing to properly secure the crane prior to the collapse. Severstal seeks unspecified damages for value of the crane and lost profits. KMBT denies each of Severstal's allegations.

  JR Nicholls Tug Incident

        On February 10, 2010, the JR Nicholls, a tugboat operated by one of KMP's subsidiaries overturned and sank in the Houston Ship Channel. Five employees were on board and four were rescued, treated and released from a local hospital. The fifth employee died in the incident. The U.S. Coast Guard shut down a section of the ship channel for approximately 60 hours. Approximately

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2,200 gallons of diesel fuel was released from the tugboat. Emergency response crews deployed booms and contained the product, which is substantially cleaned up. Salvage operations were commenced and the tugboat has been recovered. A full investigation of the incident is underway. On September 15, 2010, KMP's subsidiary, Kinder Morgan Ship Channel Services, LLC, as owner of the JR Nicholls, agreed to pay a civil penalty of $7,500 for the unintentional discharge of diesel fuel, which occurred when the vessel sank.

  Employee Matters

  James Lugliani vs. Kinder Morgan G.P., Inc. et al. in the Superior Court of California, Orange County

        James Lugliani, a former Kinder Morgan employee, filed suit in January 2010 against various Kinder Morgan affiliates. On behalf of himself and other similarly situated current and former employees, Mr. Lugliani claims that the Kinder Morgan defendants have violated the wage and hour provisions of the California Labor Code and Business & Professions Code by failing to provide meal and rest periods; failing to pay meal and rest period premiums; failing to pay all overtime wages due; failing to timely pay wages; failing to pay wages for vacation, holidays and other paid time off; and failing to keep proper payroll records. Defendants intend to vigorously defend the case.

  Pipeline Integrity and Releases

        From time to time, despite our best efforts, our pipelines experience leaks and ruptures. These leaks and ruptures may cause explosions, fire and damage to the environment, damage to property and/or personal injury or death. In connection with these incidents, we may be sued for damages caused by an alleged failure to properly mark the locations of our pipelines and/or to properly maintain our pipelines. Depending upon the facts and circumstances of a particular incident, state and federal regulatory authorities may seek civil and/or criminal fines and penalties.

  Pasadena Terminal Fire

        On September 23, 2008, a fire occurred in the pit 3 manifold area of our Pasadena, Texas liquids terminal facility. On January 8, 2010, a civil lawsuit was filed on behalf of the People of Texas and the TCEQ for alleged violations of the Texas Clean Air Act. The lawsuit was filed in the 53rd Judicial District Court, Travis County, Texas and is entitled State of Texas v. Kinder Morgan Liquids Terminals, case no. D1GV10000017. Specifically, the TCEQ alleges that KMP's subsidiary, Kinder Morgan Liquids Terminals LLC, had an unauthorized emission event relating to the pit 3 fire at the Pasadena terminal in September 2008. KMP has reached an agreement with the TCEQ to settle this matter for $40,000. We expect that the settlement will be finalized prior to December 31, 2010.

  Charlotte, North Carolina

        On January 17, 2010, KMP's subsidiary Kinder Morgan Southeast Terminal LLC's Charlotte #2 Terminal experienced an issue with a pollution control device known as the Vapor Recovery Unit, which led to a fire and release of gasoline from the facility to adjacent property and a small creek. There were no injuries. KMP is cooperating fully with state and federal agencies on the response and remediation.

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  Barstow, California

        The United States Department of the Navy has alleged that historic releases of methyl tertiary-butyl ether, or MTBE from Calnev Pipe Line Company's Barstow terminal (i) have migrated underneath the Navy's Marine Corps Logistics Base in Barstow, (ii) have impacted the Navy's existing groundwater treatment system for unrelated groundwater contamination not alleged to have been caused by Calnev and (iii) could affect the Barstow, California Marine Corps Logistic Base's water supply system. Although Calnev believes that it has meritorious defenses to the Navy's claims, it is working with the Navy to agree upon an Administrative Settlement Agreement and Order on Consent for federal Comprehensive Environmental Response, Compensation and Liability Act (referred to as CERCLA) Removal Action to reimburse the Navy for $0.5 million in past response actions.

  Westridge Terminal, Burnaby, British Columbia

        On July 24, 2007, a third-party contractor installing a sewer line for the City of Burnaby struck a crude oil pipeline segment included within KMP's Trans Mountain pipeline system near its Westridge terminal in Burnaby, British Columbia, resulting in a release of approximately 1,400 barrels of crude oil. The release impacted the surrounding neighborhood, several homes and nearby Burrard Inlet. No injuries were reported. To address the release, KMP initiated a comprehensive emergency response in collaboration with, among others, the City of Burnaby, the British Columbia Ministry of Environment, the National Energy Board (Canada), and the National Transportation Safety Board (Canada). Cleanup and environmental remediation is complete and KMP has received a British Columbia Ministry of Environment Certificate of Compliance confirming complete remediation.

        The National Transportation Safety Board released its investigation report on the incident on March 18, 2009. The report confirmed that an absence of pipeline location marking in advance of excavation and inadequate communication between the contractor and KMP's subsidiary Kinder Morgan Canada Inc., the operator of the line, were the primary causes of the accident. No directives, penalties or actions of Kinder Morgan Canada Inc. were required as a result of the report.

        On July, 22, 2009, the British Columbia Ministry of Environment issued regulatory charges against the third-party contractor, the engineering consultant to the sewer line project, Kinder Morgan Canada Inc., and KMP subsidiary Trans Mountain L.P. The British Columbia Ministry of Environment claims that the parties charged caused the release of crude oil, and in doing so were in violation of various sections of the Environmental, Fisheries and Migratory Bird Act. KMP is of the view that the charges have been improperly laid against it, and it intends to vigorously defend against them.

  Rockies Express Pipeline LLC Indiana Construction Incident

        In April 2009, Randy Gardner, an employee of Sheehan Pipeline Construction Company (a third-party contractor to Rockies Express and referred to in this note as Sheehan Construction) was fatally injured during construction activities being conducted under the supervision and control of Sheehan Construction. The cause of the incident was investigated by Indiana OSHA, which issued a citation to Sheehan Construction. Rockies Express was not cited in connection with the incident.

        In August 2010, the estate of Mr. Gardner filed a wrongful death action against Rockies Express and several other parties in the Superior Court of Marion County, Indiana, at case

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number 49D111008CT036870. The plaintiff alleges that the defendants were negligent in allegedly failing to provide a safe worksite, and seeks unspecified compensatory damages. Rockies Express denies that it was in any way negligent or otherwise responsible for this incident, and intends to assert contractual claims for complete indemnification for any and all costs arising from this incident, including any costs related to this lawsuit, against third parties and their insurers.

  Litigation Relating to the "Going Private" Transaction

        Beginning on May 29, 2006, the day after the proposal for the Going Private transaction was announced, and in the days following, eight putative Class Action lawsuits were filed in Harris County (Houston), Texas and seven putative Class Action lawsuits were filed in Shawnee County (Topeka), Kansas against, among others, Kinder Morgan, Inc., its Board of Directors, the Special Committee of the Board of Directors, and several corporate officers.

        The eight Harris County cases were consolidated into the Crescente v. Kinder Morgan, Inc. et al case, Cause No. 2006-33011, in the 164th Judicial District Court, Harris County, Texas. The seven Kansas cases were consolidated into the Consol. Case No. 06 C 801; In Re Kinder Morgan, Inc. Shareholder Litigation; in the District Court of Shawnee County, Kansas, Division 12. The Consolidated Petitions filed by the plaintiffs challenged the proposed transaction as inadequate and unfair to Kinder Morgan, Inc.'s public stockholders. They alleged that Kinder Morgan, Inc.'s Board of Directors and certain members of senior management breached their fiduciary duties and the Sponsor Investors aided and abetted the alleged breaches of fiduciary duty in entering into the merger agreement. They sought, among other things, to enjoin the merger, rescission of the merger agreement, disgorgement of any improper profits received by the defendants, and attorneys' fees. Defendants answered the Consolidated Petitions, denying the plaintiffs' substantive allegations and denying that the plaintiffs are entitled to relief.

        In August, September and October 2008, the Plaintiffs in both consolidated cases voluntarily dismissed without prejudice the claims against those Kinder Morgan, Inc. directors who did not participate in the buyout (including the dismissal of the members of the special committee of the board of directors), Kinder Morgan, Inc. and Knight Acquisition, Inc. In addition, on November 19, 2008, by agreement of the parties, the Texas trial court issued an order staying all proceedings in the Texas actions until such time as a final judgment shall be issued in the Kansas actions. The effect of this stay was that the consolidated matters would proceed only in the Kansas trial court.

        In February 2009, the parties submitted an agreed upon order which has been entered by the Kansas trial court certifying a class consisting of "All holders of Kinder Morgan, Inc. common stock, during the period of August 28, 2006, through May 30, 2007, and their transferees, successors and assigns. Excluded from the class are defendants, members of their immediate families or trusts for the benefit of defendants or their immediate family members, and any majority-owned affiliates of any defendant." The parties agreed that the certification and definition of the above class was subject to revision and without prejudice to defendants' right to seek decertification of the class or modification of the class definition.

        On September 8, 2010, the parties entered into a $200 million settlement agreement to resolve the consolidated class action cases currently pending before the Kansas trial court. On November 19, 2010,

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the settlement was approved by the Kansas trial court. Absent an appeal by an objecting shareholder, the settlement will become final in 30 days. For the nine months ended September 30, 2010, we recognized a $200 million, pre-tax charge in the caption "General and administrative expense" in our accompanying consolidated statement of income and an increase to the caption "Accrued other current liabilities" in our accompanying consolidated balance sheet.

  General

        Although no assurance can be given, we believe that we have meritorious defenses to the actions set forth in this note and, to the extent an assessment of the matter is possible, if it is probable that a liability has been incurred and the amount of loss can be reasonably estimated, we believe that we have established an adequate reserve to cover potential liability.

        Additionally, although it is not possible to predict the ultimate outcomes, we also believe, based on our experiences to date and the reserves we have established, that the ultimate resolution of these matters will not have a material adverse impact on our business, financial position, results of operations or distributions to limited partners. As of September 30, 2010 and December 31, 2009, we have recorded a total reserve for legal fees, transportation rate cases and other litigation liabilities in the amount of $357.9 million and $220.9 million, respectively. The reserve is primarily related to various claims from regulatory proceedings arising from KMP's West Coast products pipeline transportation rates, and our settlement on the litigation relating to the Going Private transaction discussed preceding, and the contingent amount is based on both the circumstances of probability and reasonability of dollar estimates. The overall change in the reserve from year-end 2009 includes both a $158.0 million increase in expense associated with various rate case liability adjustments that increased our overall rate case liability, and a $206.3 million payment that reduced the liability, plus a $200 million increase in general and administrative expense associated with the Going Private transaction litigation settlement. We regularly assess the likelihood of adverse outcomes resulting from these claims in order to determine the adequacy of our liability provision.

  Environmental Matters

  The City of Los Angeles v. Kinder Morgan Liquids Terminals, LLC, Shell Oil Company, Equilon Enterprises LLC; California Superior Court, County of Los Angeles, Case No. NC041463.

        KMP's subsidiary, Kinder Morgan Liquids Terminals LLC, is a defendant in a lawsuit filed in 2005 alleging claims for environmental cleanup costs at the former Los Angeles Marine Terminal in the Port of Los Angeles. The lawsuit was stayed beginning in 2009 and remains stayed through the end of 2010. The judge has set a hearing for December 10, 2010 to rule on the stay. During the stay, the parties deemed responsible by the local regulatory agency have worked with that agency concerning the scope of the required cleanup. The local regulatory agency issued specific cleanup goals in early 2010, and two of those parties, including Kinder Morgan Liquids Terminals, LLC, have appealed those cleanup goals to the state agency.

        Plaintiff's Third Amended Complaint alleges that future environmental cleanup costs at the former terminal will exceed $10 million, and that the plaintiff's past damages exceed $2 million. No trial date has yet been set.

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  Exxon Mobil Corporation v. GATX Corporation, Kinder Morgan Liquids Terminals, LLC and ST Services, Inc.

        On April 23, 2003, Exxon Mobil Corporation filed a complaint in the Superior Court of New Jersey, Gloucester County. The lawsuit relates to environmental remediation obligations at a Paulsboro, New Jersey liquids terminal owned by ExxonMobil from the mid-1950s through November 1989, by GATX Terminals Corp. from 1989 through September 2000, later owned by Support Terminals. The terminal was owned by Pacific Atlantic Terminals, LLC, and is now owned by Plains Products (Plains), and it too is a party to the lawsuit.

        The complaint seeks any and all damages related to remediating all environmental contamination at the terminal, and, according to the New Jersey Spill Compensation and Control Act, treble damages may be available for actual dollars incorrectly spent by the successful party in the lawsuit. The parties engaged in court ordered mediation in 2008 through 2009, which did not result in settlement. The trial judge has issued a Case Management Order and the parties are actively engaged in discovery.

        On June 25, 2007, the New Jersey Department of Environmental Protection, the Commissioner of the New Jersey Department of Environmental Protection and the Administrator of the New Jersey Spill Compensation Fund, referred to collectively as the plaintiffs, filed a complaint against ExxonMobil Corporation and KMP's subsidiary Kinder Morgan Liquids Terminals LLC, formerly known as GATX Terminals Corporation. The complaint was filed in Gloucester County, New Jersey. Both ExxonMobil and Kinder Morgan Liquids Terminals, LLC filed third party complaints against Support Terminals/Plains seeking to bring Support Terminals/Plains into the case. Support Terminals/Plains filed motions to dismiss the third party complaints, which were denied. Support Terminals/Plains is now joined in the case and it filed an Answer denying all claims. The court has consolidated the two cases.

  Mission Valley Terminal Lawsuit

        In August 2007, the City of San Diego, on its own behalf and purporting to act on behalf of the People of the State of California, filed a lawsuit against KMP and several affiliates seeking injunctive relief and unspecified damages allegedly resulting from hydrocarbon and MTBE impacted soils and groundwater beneath the city's stadium property in San Diego arising from historic operations at the Mission Valley terminal facility. The case was filed in the Superior Court of California, San Diego County, case number 37-2007-00073033-CU-OR-CTL. On September 26, 2007, KMP removed the case to the United States District Court, Southern District of California, case number 07CV1883WCAB. Discovery has commenced and the court has set a trial date of January 24, 2012. The City disclosed in discovery that it is seeking approximately $170 million in damages for alleged lost value/lost profit from the redevelopment of the City's property and alleged lost use of the water resources underlying the property. On January 19, 2010, the City filed a notice of intent to file an additional claim under the Resource Conservation and Recovery Act. KMP has been and will continue to aggressively defend this action. This site has been, and currently is, under the regulatory oversight and order of the California Regional Water Quality Control Board.

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  Kinder Morgan, EPA Section 114 Information Request

        On January 8, 2010, KMI, on behalf of Natural Gas Pipeline Company of America LLC, Horizon Pipeline Company and Rockies Express Pipeline LLC, received a Clean Air Act Section 114 information request from the U.S. Environmental Protection Agency, Region V. This information request requires that the three affiliated companies provide the EPA with air permit and various other information related to their natural gas pipeline compressor station operations in Illinois, Indiana, and Ohio. The affiliated companies have responded to the request and believe the relevant natural gas compressor station operations are in substantial compliance with applicable air quality laws and regulations.

  Other Environmental

        We are subject to environmental cleanup and enforcement actions from time to time. In particular, the CERCLA generally imposes joint and several liability for cleanup and enforcement costs on current and predecessor owners and operators of a site, among others, without regard to fault or the legality of the original conduct. Our operations are also subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe our operations are in substantial compliance with applicable environmental law and regulations, risks of additional costs and liabilities are inherent in pipeline, terminal and carbon dioxide field and oil field operations, and there can be no assurance that we will not incur significant costs and liabilities. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies under the terms of authority of those laws, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us.

        We are currently involved in several governmental proceedings involving alleged violations of environmental and safety regulations. As we receive notices of non-compliance, we negotiate and settle these matters. We do not believe that these alleged violations will have a material adverse effect on our business.

        We are also currently involved in several governmental proceedings involving groundwater and soil remediation efforts under administrative orders or related state remediation programs. We have established a reserve to address the costs associated with the cleanup.

        In addition, we are involved with and have been identified as a potentially responsible party in several federal and state superfund sites. Environmental reserves have been established for those sites where our contribution is probable and reasonably estimable. In addition, we are from time to time involved in civil proceedings relating to damages alleged to have occurred as a result of accidental leaks or spills of refined petroleum products, natural gas liquids, natural gas and carbon dioxide. See "—Pipeline Integrity and Releases" above for additional information with respect to ruptures and leaks from our pipelines.

  General

        Although it is not possible to predict the ultimate outcomes, we believe that the resolution of the environmental matters set forth in this note will not have a material adverse effect on our business, financial position, results of operations or cash flows. However, we are not able to reasonably estimate

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when the eventual settlements of these claims will occur and changing circumstances could cause these matters to have a material adverse impact. As of September 30, 2010, we have accrued an environmental reserve of $82.9 million, and we believe the establishment of this environmental reserve is adequate such that the resolution of pending environmental matters will not have a material adverse impact on our business, cash flows, financial position or results of operations. In addition, as of September 30, 2010, we have recorded a receivable of $8.6 million for expected cost recoveries that have been deemed probable. As of December 31, 2009, our environmental reserve totaled $86.3 million and our estimated receivable for environmental cost recoveries totaled $4.3 million. Additionally, many factors may change in the future affecting our reserve estimates, such as (i) regulatory changes, (ii) groundwater and land use near our sites and (iii) changes in cleanup technology.

  Other

        We are a defendant in various lawsuits arising from the day-to-day operations of our businesses. Although no assurance can be given, we believe, based on our experiences to date and taking into account established reserves, that the ultimate resolution of such items will not have a material adverse impact on our business, financial position, results of operations or cash flows.

12. Regulatory Matters

        Below is a brief description of our ongoing regulatory matters, including any material developments that occurred during the nine months ended September 30, 2010. This note also contains a description of any material regulatory matters initiated during the nine months ended September 30, 2010 in which we are involved. In this note, we refer to the Federal Energy Regulatory Commission as the FERC.

  Kinder Morgan Interstate Gas Transmission LLC (KMIGT) Section 5 Proceeding

        On November 18, 2010, KMIGT was notified by the FERC of a proceeding against it pursuant to Section 5 of the Natural Gas Act. The proceeding will set the matter for hearing and determine whether KMIGT's current rates, which were approved by the FERC in KMIGT's last rate case settlement, remain just and reasonable. The FERC made no findings in its order as to what would constitute just and reasonable rates or a reasonable return for KMIGT. A proceeding under Section 5 of the Natural Gas Act is prospective in nature. Any potential change in rates charged customers by KMIGT can only occur after the FERC has issued a final order. Prior to that, an Administrative Law Judge will preside over an evidentiary hearing and make an initial decision (which the FERC has directed to be issued within 47 weeks). The final FERC decision will be based on the record developed before the Administrative Law Judge. We do not believe that this investigation will have a material adverse impact on us.

  NGPL PipeCo LLC Section 5 Proceeding

        On November 19, 2009, the FERC initiated an investigation, pursuant to Section 5 of the Natural Gas Act, into the justness and reasonableness of the transportation and storage rates as well as the fuel and natural gas lost percentages of NGPL PipeCo LLC's subsidiary, Natural Gas Pipeline Company of America LLC, referred to as "NGPL LLC." NGPL LLC reached a settlement in principle with the

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FERC on April 22, 2010. On June 11, 2010, NGPL LLC filed an offer of settlement, which was approved without modification by the FERC on July 29, 2010. The order approving the settlement has become final and nonappealable. The settlement resolved all issues in the proceeding. The settlement provides that NGPL LLC will reduce its fuel costs and gas lost and unaccounted for, or "GL&U" retention factors as of July 1, 2010. The settlement further provides a timeline for additional prospective fuel and GL&U reductions and prospective reductions in the maximum recourse reservation rates that it bills firm transportation and storage shippers. Also, see Note 2, "Investments, Acquisitions, Joint Ventures and Divestitures—NGPL PipeCo LLC Investment Impairment Charge."

  Natural Gas Pipeline Expansion Filings

  Rockies Express Pipeline LLC Meeker to Cheyenne Expansion Project

        Pursuant to certain rights exercised by EnCana Gas Marketing USA as a result of its foundation shipper status on the former Entrega Gas Pipeline LLC facilities (now part of the Rockies Express Pipeline), Rockies Express Pipeline LLC requested authorization to construct and operate certain facilities that will comprise its Meeker, Colorado to Cheyenne Hub expansion project. The proposed expansion will add natural gas compression at its Big Hole compressor station located in Moffat County, Colorado, and its Arlington compressor station located in Carbon County, Wyoming. Upon completion, the additional compression will permit the transportation of an additional 200 million cubic feet per day of natural gas from (i) the Meeker Hub located in Rio Blanco County, Colorado northward to the Wamsutter Hub located in Sweetwater County, Wyoming; and (ii) the Wamsutter Hub eastward to the Cheyenne Hub located in Weld County, Colorado.

        By FERC order issued July 16, 2009, Rockies Express Pipeline LLC was granted authorization to construct and operate this project, and it commenced construction on August 4, 2009. The expansion is fully contracted. The additional compression at the Big Hole compressor station was made available as of December 9, 2009 and the additional compression at the Arlington compressor station was made available as of October 5, 2010. The total FERC authorized cost for the proposed project was approximately $78 million; however, Rockies Express Pipeline LLC is currently projecting that the final actual cost will be approximately $25 million less.

  Kinder Morgan Interstate Gas Transmission Pipeline—Huntsman 2009 Expansion Project

        KMIGT has filed an application with the FERC for authorization to construct and operate certain storage facilities necessary to increase the storage capability of the existing Huntsman Storage Facility, located near Sidney, Nebraska. KMIGT also requested approval of new incremental rates for the project facilities under its currently effective Cheyenne Market Center Service Rate Schedule CMC-2. By FERC order issued September 30, 2009, KMIGT was granted authorization to construct and operate the project, and construction of the project commenced on October 12, 2009. KMIGT received FERC approval to commence service on the expanded storage project effective February 1, 2010. KMIGT commenced placing all remaining facilities into service on August 13, 2010.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

12. Regulatory Matters (Continued)

  Kinder Morgan Interstate Gas Transmission Pipeline—Franklin to Hastings Expansion Project

        KMIGT has filed a prior notice request to expand and replace certain mainline pipeline facilities to create up to 10,000 dekatherms per day of firm transportation capacity to serve an ethanol plant located near Aurora, Nebraska. The estimated cost of the proposed facilities is $18.9 million. On September 24, 2010 Seminole Energy Services, LLC filed a protest to the construction of this project, and the protest was subsequently denied by the FERC in an order issued October 15, 2010. KMIGT is proceeding with the construction of this project which is expected to be completed in December 2010.

  Fayetteville Express Pipeline LLC—Docket No.CP09-433-000

        Construction is nearly completed on our previously announced Fayetteville Express Pipeline project. The Fayetteville Express Pipeline is owned by Fayetteville Express Pipeline LLC, a 50/50 joint venture between us and Energy Transfer Partners, L.P. The Fayetteville Express Pipeline is a 187-mile, 42-inch diameter natural gas pipeline that begins in Conway County, Arkansas, continues eastward through White County, Arkansas, and terminates at an interconnection with Trunkline Gas Company's pipeline in Panola County, Mississippi. The pipeline will have an initial capacity of two billion cubic feet per day, and has currently secured binding commitments for at least ten years totaling 1.85 billion cubic feet per day of capacity.

        On December 17, 2009, the FERC approved the pipeline's certificate application authorizing pipeline construction, and initial construction on the project began in January 2010. The pipeline began interim service on October 12, 2010, and is expected to be fully operational by December 1, 2010. KMP estimates the total costs of this pipeline project will be slightly above $1.0 billion (versus the original budget of $1.3 billion and consistent with KMP's October 20, 2010 third quarter earnings press release).

13. Recent Accounting Pronouncements

  Accounting Standards Updates

        In December 2009, the Financial Accounting Standards Board (FASB) issued ASU No. 2009-16, "Accounting for Transfers of Financial Assets" and ASU No. 2009-17, "Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities." ASU No. 2009-16 amended the Codification's "Transfers and Servicing" Topic to include the provisions included within the FASB's previous Statement of Financial Accounting Standards (SFAS) No. 166, "Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140," issued June 12, 2009. ASU No. 2009-17 amended the Codification's "Consolidations" Topic to include the provisions included within the FASB's previous SFAS No. 167, "Amendments to FASB Interpretation No. 46(R)," also issued June 12, 2009. These two Updates change the way entities must account for securitizations and special-purpose entities. ASU No. 2009-16 requires more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. ASU No. 2009-17 changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated.

        For us, both ASUs were effective January 1, 2010; however, the adoption of these ASUs did not have a material impact on our consolidated financial statements. The principal impact of ASU

KINDER MORGAN, HOLDCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

13. Recent Accounting Pronouncements (Continued)

No. 2009-17 is that, effective January 1, 2010 we no longer consolidate Triton Power Company LLC in our consolidated financial statements. There is no impact to "Net Income Attributable to Kinder Morgan Holdco LLC" relating to the exclusion of Triton Power Company LLC, however, we have shown the excluded Triton Power Company LLC's $17.5 million cash and cash equivalent balance at December 31, 2009 as a "Deconsolidation of variable interest entity due to the implementation of ASU 2009-17" in our accompanying consolidated statement of cash flows for the nine months ended September 30, 2010. In addition, as a result of the implementation of ASU 2009-17, effective January 1, 2010, we (i) include the transactions and balances of our business trusts, K N Capital Trust I and K N Capital Trust III, in our consolidated financial statements and (ii) no longer include our Junior Subordinated Deferrable Interest Debentures issued to the Capital Trusts.

        In January 2010, the FASB issued ASU No. 2010-06, "Improving Disclosures about Fair Value Measurements." This ASU requires both the gross presentation of activity within the Level 3 fair value measurement roll forward and the details of transfers in and out of Level 1 and 2 fair value measurements. It also clarifies certain disclosure requirements on the level of disaggregation of fair value measurements and disclosures on inputs and valuation techniques. For us, this ASU was effective January 1, 2010 (except for the Level 3 roll forward which is effective for us January 1, 2011); however, because this ASU pertains to disclosure requirements only, the adoption of this ASU did not have a material impact on our consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
and Stockholders of Kinder Morgan, Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Kinder Morgan, Inc. and its subsidiaries (the "Company") at December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended and the period from June 1, 2007 to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 (to the financial statements in the Company's Current Report on Form 8-K filed on September 18, 2009 which is not presented herein), the Company changed the manner in which it accounts for noncontrolling interests effective January 1, 2009.

PricewaterhouseCoopers LLP
Houston, Texas
March 5, 2010

 Report of Independent Registered Public Accounting Firm

To the Board of Directors
and Stockholders of Kinder Morgan, Inc.:

        In our opinion, the accompanying consolidated statements of operations, of comprehensive income, of stockholders' equity and of cash flows present fairly, in all material respects, the results of their operations and their cash flows for the period from January 1, 2007 to May 31, 2007 of Kinder Morgan, Inc. and its subsidiaries (the "Company") in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        As discussed in Note 2 (to the financial statements in the Company's Current Report on Form 8-K filed on September 18, 2009 which is not presented herein), the Company changed the manner in which it accounts for noncontrolling interests effective January 1, 2009.

PricewaterhouseCoopers LLP
Houston, Texas

March 28, 2008, except with respect to Note 15 (to the financial statements in the Company's Registration Statement on Form S-1 filed on January 16, 2009 which is not presented herein), for which the date is January 8, 2009 and to the change in the Company's accounting for noncontrolling interests as discussed in Note 2 (to the financial statements in the Company's Current Report on Form 8-K filed on September 18, 2009 which is not presented herein), as to which the date is September 18, 2009.

KINDER MORGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
	(In millions)			(In millions)
Revenues
Natural gas sales	$3,137.2	$7,705.8	$3,623.1	$2,430.6
Services	2,739.1	2,904.0	2,049.8	1,350.5
Product sales and other	1,308.9	1,485.0	721.8	384.0

Total Revenues	7,185.2	12,094.8	6,394.7	4,165.1

Operating Costs, Expenses and Other
Gas purchases and other costs of sales	3,068.5	7,744.0	3,656.6	2,490.4
Operations and maintenance	1,159.9	1,318.0	943.3	476.1
Depreciation, depletion and amortization	1,070.2	918.4	472.3	261.0
General and administrative	373.0	352.5	175.6	283.6
Taxes, other than income taxes	137.0	191.4	110.1	74.4
Goodwill impairment expense	—	4,033.3	—	377.1
Other expense (income)	(30.6)	9.3	(6.0)	(2.3)

Total Operating Costs, Expenses and Other	5,778.0	14,566.9	5,351.9	3,960.3

Operating Income (Loss)	1,407.2	(2,472.1)	1,042.8	204.8

Other Income (Expense)
Earnings from equity investments	221.9	201.1	56.8	40.7
Amortization of excess cost of equity investments	(5.8)	(5.7)	(3.4)	(2.4)
Interest, net	(573.4)	(628.3)	(594.3)	(250.2)
Other, net	49.5	7.0	11.6	0.6

Total Other Income (Expense)	(307.8)	(425.9)	(529.3)	(211.3)

Income (Loss) from Continuing Operations Before Income Taxes	1,099.4	(2,898.0)	513.5	(6.5)
Income Taxes	(325.6)	(304.3)	(227.4)	(135.5)

Income (Loss) from Continuing Operations	773.8	(3,202.3)	286.1	(142.0)
Income (Loss) from Discontinued Operations, net of tax	0.3	(0.9)	(1.5)	298.6

Net Income (Loss)	774.1	(3,203.2)	284.6	156.6
Net Income Attributable to Noncontrolling Interests	(278.1)	(396.1)	(37.6)	(90.7)

Net Income (Loss) Attributable to Kinder Morgan, Inc	$496.0	$(3,599.3)	$247.0	$65.9

The accompanying notes are an integral part of these consolidated financial statements.

KINDER MORGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
	(In millions)			(In millions)
Kinder Morgan, Inc.
Net income (loss)	$496.0	$(3,599.3)	$247.0	$65.9

Other comprehensive income (loss), net of tax (see Note 10)
Change in fair value of derivatives utilized for hedging purposes	(138.7)	212.0	(249.6)	(21.3)
Reclassification of change in fair value of derivatives to net income	(39.4)	117.1	—	10.3
Foreign currency translation adjustments	53.9	(68.7)	27.6	40.1
Benefit plan adjustments	2.8	(66.5)	(28.4)	9.7
Benefit plan amortization	6.9	0.4	(0.2)	1.0

Total other comprehensive income (loss)	(114.5)	194.3	(250.6)	39.8

Total comprehensive income (loss)	381.5	(3,405.0)	(3.6)	105.7

Noncontrolling Interests
Net income	278.1	396.1	37.6	90.7

Other comprehensive income (loss), net of tax (see Note 10)
Change in fair value of derivatives utilized for hedging purposes	(208.8)	295.4	(389.0)	(50.1)
Reclassification of change in fair value of derivatives to net income	45.7	301.1	137.2	56.5
Foreign currency translation adjustments	114.9	(149.6)	40.3	18.8
Benefit plan adjustments	(1.2)	1.9	(1.4)	(0.2)
Benefit plan amortization	0.1	(0.3)	—	—

Total other comprehensive income (loss)	(49.3)	448.5	(212.9)	25.0

Total comprehensive income (loss)	228.8	844.6	(175.3)	115.7

Total
Net income (loss)	774.1	(3,203.2)	284.6	156.6

Other comprehensive income (loss), net of tax (see Note 10)
Change in fair value of derivatives utilized for hedging purposes	(347.5)	507.4	(638.6)	(71.4)
Reclassification of change in fair value of derivatives to net income	6.3	418.2	137.2	66.8
Foreign currency translation adjustments	168.8	(218.3)	67.9	58.9
Benefit plan adjustments	1.6	(64.6)	(29.8)	9.5
Benefit plan amortization	7.0	0.1	(0.2)	1.0

Total other comprehensive income (loss)	(163.8)	642.8	(463.5)	64.8

Total comprehensive income (loss)	$610.3	$(2,560.4)	$(178.9)	$221.4

The accompanying notes are an integral part of these consolidated financial statements.

KINDER MORGAN, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$165.6	$118.6
Restricted deposits	52.5	—
Accounts, notes and interest receivable, net	921.6	992.5
Inventories	71.9	44.2
Gas in underground storage	43.5	—
Fair value of derivative contracts	20.8	115.2
Other current assets	109.7	46.7

Total Current Assets	1,385.6	1,317.2
Property, plant and equipment, net	16,803.5	16,109.8
Investments	3,695.6	1,827.4
Notes receivable	190.6	178.1
Goodwill	4,744.3	4,698.7
Other intangibles, net	259.8	251.5
Fair value of derivative contracts	293.3	828.0
Deferred charges and other assets	213.6	234.2

Total Assets	$27,586.3	$25,444.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of debt	$768.7	$302.5
Cash book overdrafts	36.6	45.2
Accounts payable	620.8	849.8
Accrued interest	292.1	241.9
Accrued taxes	58.6	152.1
Deferred revenues	76.1	41.2
Fair value of derivative contracts	272.0	129.5
Accrued other current liabilities	194.6	252.5

Total Current Liabilities	2,319.5	2,014.7

Long-term Liabilities and Deferred Credits
Long-term Debt
Outstanding	12,779.7	11,055.8
Preferred interest in general partner of Kinder Morgan Energy Partners	100.0	100.0
Value of interest rate swaps	361.0	971.0

Total Long-term Debt	13,240.7	12,126.8
Deferred income taxes	2,039.9	2,081.3
Fair value of derivative contracts	469.6	92.2
Other long-term liabilities and deferred credits	670.5	653.0

Total Long-Term Liabilities and Deferred Credits	16,420.7	14,953.3

Total Liabilities	18,740.2	16,968.0

Commitments and Contingencies (Notes 12 and 16)
Stockholders' Equity
Common stock—authorized and outstanding—100 shares, par value $0.01 per share	—	—
Additional paid-in capital	7,845.7	7,810.0
Retained deficit	(3,506.3)	(3,352.3)
Accumulated other comprehensive loss	(167.9)	(53.4)

Total Kinder Morgan, Inc. Stockholder's Equity	4,171.5	4,404.3
Noncontrolling interests	4,674.6	4,072.6

Total Stockholders' Equity	8,846.1	8,476.9

Total Liabilities and Stockholders' Equity	$27,586.3	$25,444.9

The accompanying notes are an integral part of these consolidated financial statements.

KINDER MORGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
	(In millions)			(In millions)
Cash Flows From Operating Activities
Net income (loss)	$774.1	$(3,203.2)	$284.6	$156.6
Adjustments to reconcile net income to net cash from operating activities
Loss (income) from discontinued operations, net of tax	(0.3)	0.9	11.9	(287.9)
Loss on early extinguishment of debt	—	23.6	—	4.4
Depreciation, depletion and amortization	1,070.2	918.4	476.2	264.9
Impairment of goodwill	—	4,033.3	—	377.1
Deferred income taxes	59.0	(496.4)	(89.8)	138.7
Amortization of excess cost of equity investments	5.8	5.7	3.4	2.4
Income from the allowance for equity funds used during construction	(22.7)	(10.9)	—	—
(Income) loss from the sale or casualty of property, plant and equipment and other net assets	(30.4)	9.2	(6.3)	(4.4)
Earnings from equity investments	(221.9)	(201.1)	(57.7)	(41.5)
Mark-to-market interest rate swap gain	—	(19.8)	—	—
Distributions from equity investments	277.0	241.6	86.5	48.2
Proceeds from (payment for) termination of interest rate swap agreements	146.0	192.0	(2.2)	51.9
Pension contributions in excess of expense	(7.7)	—	—	—
Changes in components of working capital
Accounts receivable	47.6	60.6	(64.3)	(31.9)
Inventories	(20.0)	(7.9)	(8.1)	(1.7)
Other current assets	(93.6)	(16.9)	(13.9)	(83.7)
Accounts payable	(180.5)	(99.3)	68.7	26.3
Accrued interest	50.2	0.7	65.9	(22.5)
Accrued taxes	(131.0)	109.0	142.5	(114.0)
Accrued liabilities	(125.0)	(119.1)	(35.5)	(59.6)
Rate reparations, refunds and other litigation reserve adjustments	2.5	(13.7)	140.0	—
Other, net	(11.3)	(9.1)	45.8	69.9

Cash Flows Provided by Continuing Operations	1,588.0	1,397.6	1,047.7	493.2
Net Cash Flows (Used in) Provided by Discontinued Operations	(0.5)	(0.8)	(3.2)	109.8

Net Cash Provided by Operating Activities	1,587.5	1,396.8	1,044.5	603.0

Cash Flows From Investing Activities
Purchase of Predecessor Stock	—	—	(11,534.3)	—
Proceeds from sale of 80% interest in NGPL PipeCo LLC, net of $1.1 cash sold	—	2,899.3	—	—
Proceeds from (investments in) NGPL PipeCo LLC restricted cash	—	3,106.4	(3,030.0)	—
Acquisitions of assets and equity investments	(328.9)	(47.6)	(122.0)	(42.1)
Repayments from (loans to) customers	109.6	(109.6)	—	—
Capital expenditures	(1,324.3)	(2,545.3)	(1,287.0)	(652.8)
Sale or casualty of property, plant and equipment, investments and other net assets, net of removal costs	47.9	111.1	301.3	6.5
(Investments in) net proceeds from margin deposits	(18.5)	71.0	(39.3)	(54.8)
Investments in Restricted deposits	(37.2)	—	—	—
Contributions to investments	(2,051.8)	(366.2)	(246.4)	(29.7)
Distributions from equity investments in excess of cumulative earnings	125.7	98.1	—	—
Other, net	—	(7.2)	10.0	8.4

Net Cash Flows (Used in) Provided by Continuing Investing Activities	(3,477.5)	3,210.0	(15,947.7)	(764.5)
Net Cash Flows Provided by Discontinued Investing Activities	—	—	196.6	1,488.2

Net Cash (Used in) Provided by Investing Activities	$(3,477.5)	$3,210.0	$(15,751.1)	$723.7

KINDER MORGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
	(In millions)			(In millions)
Cash Flows From Financing Activities
Issuance of debt	$7,920.8	$10,495.8	$13,038.9	$3,383.4
Payment of debt	(5,728.8)	(15,136.5)	(5,115.7)	(2,933.3)
Proceeds from issuance of Kinder Morgan, G.P., Inc. preferred stock	—	—	100.0	—
Repayments from related party	3.7	2.7	10.9	2.3
Discount (premium) on early extinguishment of debt	—	69.2	—	(4.2)
Debt issue costs	(16.9)	(15.9)	(81.5)	(13.1)
(Decrease) increase in cash book overdrafts	(8.5)	14.5	(14.0)	(14.9)
Proceeds from issuance of shares by Kinder Morgan Management, LLC	—	—	—	297.9
Excess tax benefits from share-based payments	—	—	—	56.7
Cash paid to share-based award holders due to Going Private transaction	—	—	(181.1)	—
Contributions from Successor Investors	—	—	5,112.0	—
Proceeds from issuance of other common stock	—	—	—	9.9
Cash dividends	(650.0)	—	—	(234.9)
Contributions from noncontrolling interests	1,155.6	561.5	342.9	—
Distributions to noncontrolling interests	(744.0)	(630.3)	(259.6)	(248.9)
Other, net	(0.9)	10.9	4.0	(0.1)

Net Cash Provided by (Used in) Continuing Financing Activities	1,931.0	(4,628.1)	12,956.8	300.8
Net Cash Provided by Discontinued Financing Activities	—	—	—	140.1

Net Cash Provided by (Used in) Financing Activities	1,931.0	(4,628.1)	12,956.8	440.9

Effect of Exchange Rate Changes on Cash and Cash Equivalents	6.0	(8.7)	(2.8)	7.6

Cash Balance Included in Assets Held for Sale	—	—	(1.1)	(2.7)

Increase (decrease) in Cash and Cash Equivalents	47.0	(30.0)	(1,753.7)	1,772.5
Cash and Cash Equivalents, beginning of period	118.6	148.6	1,902.3	129.8

Cash and Cash Equivalents, end of period	$165.6	$118.6	$148.6	$1,902.3

Noncash Investing and Financing Activities
Assets acquired by the assumption or incurrence of liabilities	$7.7	$4.8	$1.2	$18.5
Assets acquired by contributions from noncontrolling interests	$5.0	$—	$—	$15.0
Interest expense recognized from early extinguishment of debt	$—	$87.5	$—	$—
Subordinated notes acquired by exchange of preferred equity interest	$—	$111.4	$—	$—
Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest (net of capitalized interest)	$572.8	$649.9	$586.5	$381.8
Cash paid during the period for income taxes	$401.1	$657.3	$146.4	$133.3

The accompanying notes are an integral part of these consolidated financial statements.

KINDER MORGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Successor Company						Predecessor Company
	Year Ended December 31,
					Seven Months Ended December 31, 2007		Five Months Ended May 31, 2007
	2009		2008
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Common Stock
Beginning balance	100	$—	100	$—	100	$—	149,166,709	$745.8
Employee benefit plans	—	—	—	—	—	—	149,894	0.8

Ending balance	100	—	100	—	100	—	149,316,603	746.6

Additional Paid-in Capital
Beginning balance		7,810.0		7,822.2		—		3,048.9
MBO purchase price		—		—		7,831.2		—
Impact of Kinder Morgan Energy Partners' equity transactions (Note 10)		28.1		(19.8)		(13.4)		3.4
A-1 and B unit amortization		7.6		7.6		4.4		—
Employee benefit plans		—		—		—		7.7
Tax benefits from employee benefit plans		—		—		—		56.7
Deferred compensation (Note 12)		—		—		—		21.9

Ending balance		7,845.7		7,810.0		7,822.2		3,138.6

Retained Earnings (Deficit)
Beginning balance		(3,352.3)		247.0		—		778.7
Net income (loss)		496.0		(3,599.3)		247.0		65.9
Cash dividends		(650.0)		—		—		(234.9)
Initialization of income tax reserves		—		—		—		(4.8)

Ending balance		(3,506.3)		(3,352.3)		247.0		604.9

Treasury Stock
Beginning balance	—	—	—	—	—	—	(15,022,751)	(915.9)
Employee benefit plans	—	—	—	—	—	—	(7,384)	(0.5)

Ending balance	—	—	—	—	—	—	(15,030,135)	(916.4)

Accumulated Other Comprehensive Income (Loss)
Beginning balance		(53.4)		(247.7)		2.9		(135.9)
Change in fair value of derivatives utilized for hedging purposes		(138.7)		212.0		(249.6)		(21.3)
Reclassification of change in fair value of derivatives to net income		(39.4)		117.1		—		10.3
Foreign currency translation adjustments		53.9		(68.7)		27.6		40.1
Benefit plan adjustments		2.8		(66.5)		(28.4)		9.7
Benefit plan amortization		6.9		0.4		(0.2)		1.0

Ending balance		(167.9)		(53.4)		(247.7)		(96.1)

Total Kinder Morgan, Inc. Stockholder's Equity	100	4,171.5	100	4,404.3	100	7,821.5	134,286,468	3,477.6

KINDER MORGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)

	Successor Company						Predecessor Company
	Year Ended December 31,
					Seven Months Ended December 31, 2007		Five Months Ended May 31, 2007
	2009		2008
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Noncontrolling interests
Beginning balance		$4,072.6		$3,314.0		$3,343.9		$3,095.4
Impact from equity transactions of Kinder Morgan Energy Partners		(43.8)		(21.4)		(12.9)		(22.7)
Issuance of shares by Kinder Morgan Management, LLC		—		—		—		317.0
Gain on sale of discontinued operations		—		—		(56.1)
Distributions to noncontrolling interests		(745.5)		(630.7)		(260.5)		(248.9)
Contributions from noncontrolling interests		1,160.6		561.5		343.5		15.0
Kinder Morgan Energy Partners' TransMountain Pipeline Acquisition		0.2		—		(4.7)		72.1
Net income included in discontinued operations		—		—		141.6		—
Other		1.7		4.6		(5.5)		0.3
Comprehensive income (loss)
Net income		278.1		396.1		37.6		90.7
Change in fair value of derivatives used for hedging purposes		(208.8)		295.4		(389.0)		(50.1)
Reclassification of change in fair value of derivatives to net income		45.7		301.1		137.2		56.5
Foreign currency translation adjustments		114.9		(149.6)		40.3		18.8
Benefit plan adjustments		(1.2)		1.9		(1.4)		(0.2)
Benefit plan amortization		0.1		(0.3)		—		—

Total comprehensive income (loss)		228.8		844.6		(175.3)		115.7

Ending balance		4,674.6		4,072.6		3,314.0		3,343.9

Total Stockholders' Equity	100	$8,846.1	100	$8,476.9	100	$11,135.5	134,286,468	$6,821.5

The accompanying notes are an integral part of these consolidated financial statements.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. General

  Organization

        We are a large energy transportation and storage company, operating or owning an interest in approximately 37,000 miles of pipelines and approximately 180 terminals. We have both regulated and nonregulated operations. We also own all the common equity of the general partner of, and a significant limited partner interest in, Kinder Morgan Energy Partners, L.P., a publicly traded pipeline limited partnership. We are a wholly owned subsidiary of Kinder Morgan Holdco LLC, a private company (formerly Knight Holdco LLC). Our executive offices are located at 500 Dallas Street, Suite 1000, Houston, Texas 77002 and our telephone number is (713) 369-9000. Unless the context requires otherwise, references to "we," "us," "our," or the "Company" are intended to mean Kinder Morgan, Inc. and its consolidated subsidiaries. Unless the context requires otherwise, references to "Kinder Morgan Energy Partners" and "KMP" are intended to mean Kinder Morgan Energy Partners, L.P. and its consolidated subsidiaries.

        Kinder Morgan Management, LLC, referred to in this report as "Kinder Morgan Management," is a publicly traded Delaware limited liability company. Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners and a wholly owned subsidiary of ours, owns all of Kinder Morgan Management's voting shares. Kinder Morgan Management, pursuant to a delegation of control agreement, has been delegated, to the fullest extent permitted under Delaware law, all of Kinder Morgan G.P., Inc.'s power and authority to manage and control the business and affairs of Kinder Morgan Energy Partners, subject to Kinder Morgan G.P., Inc.'s right to approve certain transactions.

2. Summary of Significant Accounting Policies

  Basis of Presentation

        Our accounting records are maintained in United States dollars, and all references to dollars are United States dollars, except where stated otherwise. Canadian dollars are designated as C$.

        The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and certain amounts from prior years have been reclassified to conform to the current presentation. Effective September 30, 2009, the Financial Accounting Standards Boards' Accounting Standards Codification became the single source of generally accepted accounting principles, and in this report, we refer to the Financial Accounting Standards Board as the FASB and the FASB Accounting Standards Codification as the Codification.

        Our consolidated financial statements include the accounts of Kinder Morgan, Inc. and our majority-owned subsidiaries, as well as those of (i) Kinder Morgan Energy Partners, (ii) Kinder Morgan Management and (iii) Triton Power Company LLC, in which we have a preferred investment. Except for Kinder Morgan Energy Partners, Kinder Morgan Management and Triton Power Company LLC, investments in 50% or less owned operations are accounted for under the equity method. All material intercompany transactions and balances have been eliminated.

        Notwithstanding the consolidation of Kinder Morgan Energy Partners and its subsidiaries into our financial statements, we are not liable for, and our assets are not available to satisfy, the obligations of Kinder Morgan Energy Partners and/or its subsidiaries and vice versa, except as discussed in the following paragraph. Responsibility for payments of obligations reflected in our or Kinder Morgan Energy Partners' financial statements is a legal determination based on the entity that incurs the liability.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

        In conjunction with Kinder Morgan Energy Partners' acquisition of certain natural gas pipelines from us, we agreed to indemnify Kinder Morgan Energy Partners with respect to approximately $733.5 million of its debt. We would be obligated to perform under this indemnity only if Kinder Morgan Energy Partners' assets were unable to satisfy its obligations.

  Going Private Transaction

        On May 30, 2007, Kinder Morgan, Inc. merged with a wholly owned subsidiary of Kinder Morgan Holdco LLC, with Kinder Morgan, Inc. continuing as the surviving legal entity and subsequently renamed Knight Inc. On July 15, 2009, the Company's name was changed back to Kinder Morgan, Inc. Kinder Morgan Holdco LLC is a private company owned by Richard D. Kinder, our Chairman and Chief Executive Officer; our co-founder William V. Morgan; former Kinder Morgan, Inc. board members Fayez Sarofim and Michael C. Morgan; other members of its senior management, most of whom are also senior officers of Kinder Morgan G.P., Inc. and us and affiliates of (i) Goldman Sachs Capital Partners, (ii) Highstar Capital, (iii) The Carlyle Group, and (iv) Riverstone Holdings LLC. This transaction is referred to in this report as the Going Private transaction. As a result of this transaction, the company became privately owned, our stock ceased being traded on the New York Stock Exchange, and we adopted a new basis of accounting for our assets and liabilities. The acquisition was accounted for under the purchase method of accounting with the assets acquired and liabilities assumed recorded at their fair market values as of the acquisition date, resulting in a new basis of accounting effective with the closing of the Going Private transaction.

        Therefore, in the accompanying Consolidated Financial Statements, transactions and balances prior to the closing of the Going Private transaction (the amounts labeled "Predecessor Company") reflect the historical accounting basis in our assets and liabilities, while the amounts subsequent to the closing (labeled "Successor Company") reflect the push down of the investors' new accounting basis to our financial statements. Hence, there is a blackline division on the financial statements and relevant notes, which is intended to signify that the amounts shown for periods prior to and subsequent to the Going Private transaction are not comparable.

        As discussed above, effective with the closing of the Going Private transaction, all of our assets and liabilities were recorded at their estimated fair market values based on an allocation of the aggregate purchase price paid in the Going Private transaction. To the extent that we consolidate less than wholly owned subsidiaries (such as Kinder Morgan Energy Partners, Kinder Morgan Management and Triton Power Company LLC), the reported assets and liabilities for these entities have been given a new accounting basis only to the extent of our economic ownership interest in those entities. Therefore, the assets and liabilities of these entities are included in our financial statements, in part, at a new accounting basis reflecting the investors' purchase of our economic interest in these entities (approximately 50% in the case of Kinder Morgan Energy Partners and 14% in the case of Kinder Morgan Management). The remaining percentage of these assets and liabilities, reflecting the continuing noncontrolling ownership interest, is included at its historical accounting basis. The purchase

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

price paid in the Going Private transaction and the allocation of that purchase price is as follows (in millions):

The total purchase price consisted of the following
Cash paid	$5,112.0
Kinder Morgan, Inc. shares contributed	2,719.2

Equity contributed	7,831.2
Cash from issuances of long-term debt	4,696.2

Total purchase price	$12,527.4

The allocation of the purchase price is as follows
Current assets	$1,551.2
Investments	897.8
Goodwill	13,786.1
Property, plant and equipment, net	15,281.6
Deferred charges and other assets	1,639.8
Current liabilities	(3,279.5)
Deferred income taxes	(2,392.8)
Other long-term liabilities and deferred credits	(1,786.3)
Long-term debt	(9,855.9)
Noncontrolling interests	(3,314.6)

$12,527.4

        The following is a reconciliation of shares purchased and contributed and the Going Private transaction purchase price (in millions except per share information):

	Number of Shares	Price per Share	Total Value
Shares purchased with cash	107.6	$107.50	$11,561.3
Shares contributed
Richard D. Kinder	24.0	$101.00	2,424.0
Other Kinder Morgan, Inc. management and board members	2.7	$107.50	295.2

Total shares contributed	26.7		2,719.2

Total shares outstanding as of May 31, 2007	134.3		14,280.5

Less: portion of shares acquired using Kinder Morgan, Inc. cash on hand			(1,756.8)
Add: cash contributions by management at or after May 30, 2007			3.7

purchase price			$12,527.4

        The shares contributed by members of management and the board members other than Richard D. Kinder who were investors in the Going Private transaction were valued at $107.50 per share, the same as the amount per share paid to the public shareholders in the Going Private

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

transaction. Richard D. Kinder agreed to value the shares he contributed at $101.00 per share because Mr. Kinder agreed to participate in the transaction at less than the merger price in order to help increase the merger price for the other public shareholders.

  Use of Estimates

        Certain amounts included in or affecting our financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions which cannot be known with certainty at the time our financial statements are prepared. These estimates and assumptions affect the amounts we report for assets and liabilities, our revenues and expenses during the reporting period, and our disclosure of contingent assets and liabilities at the date of our financial statements. We evaluate these estimates on an ongoing basis, utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

        In addition, we believe that certain accounting policies are of more significance in our financial statement preparation process than others, and set out below are the principal accounting policies we apply in the preparation of our consolidated financial statements.

  Cash Equivalents

        We define cash equivalents as all highly liquid short-term investments with original maturities of three months or less.

  Accounts Receivable

        The amounts reported as "Accounts, notes and interest receivable, net" on the accompanying Consolidated Balance Sheets as of December 31, 2009 and 2008 primarily consist of amounts due from third party payors (unrelated entities). For information on receivables due to us from related parties, see Note 11.

        Our policy for determining an appropriate allowance for doubtful accounts varies according to the type of business being conducted and the customers being served. Generally, we make periodic reviews and evaluations of the appropriateness of the allowance for doubtful accounts based on a historical analysis of uncollected amounts, and we record adjustments as necessary for changed circumstances and customer-specific information. When specific receivables are determined to be uncollectible, the reserve and receivable are relieved.

        In addition, the balances of "Accrued other current liabilities" in the accompanying Consolidated Balance Sheets include amounts related to customer prepayments of approximately $10.9 million and $10.8 million as of December 31, 2009 and 2008, respectively.

  Inventories

        Our inventories of products consist of natural gas liquids, refined petroleum products, natural gas, carbon dioxide and coal. We report these assets at the lower of weighted-average cost or market, and in

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

December 2008, we recognized a lower of cost or market adjustment of $12.9 million in the CO2—KMP business segment. We report materials and supplies inventories at the lower of cost or market.

        As of December 31, 2009, the value of natural gas in our underground storage facilities under the weighted-average cost method was $43.5 million, and we reported this amount separately as "Gas in underground storage" in the accompanying Consolidated Balance Sheet. As of December 31, 2008, we owed certain customers a total of $1.0 million for the value of natural gas inventory stored in our underground storage facilities, and we reported this amount within "Accounts payable" in the accompanying Consolidated Balance Sheet.

  Gas Imbalances

        We value gas imbalances due to or due from interconnecting pipelines at the lower of cost or market, per our quarterly imbalance valuation procedures. Gas imbalances represent the difference between customer nominations and actual gas receipts from, and gas deliveries to, our interconnecting pipelines and shippers under various operational balancing and shipper imbalance agreements. Natural gas imbalances are either settled in cash or made up in-kind subject to the pipelines' various tariff provisions. As of December 31, 2009 and 2008, our gas imbalance receivables, including both trade and related party receivables, totaled $14.0 million and $14.1 million, respectively, and we included these amounts within "Other current assets" on the accompanying Consolidated Balance Sheets. As of December 31, 2009 and 2008, our gas imbalance payables, including both trade and related party payables, totaled $7.4 million and $12.4 million, respectively, and we included these amounts within "Accrued other current liabilities" on the accompanying Consolidated Balance Sheets.

  Property, Plant and Equipment

  Capitalization, Depreciation and Depletion and Disposals

        We report property, plant and equipment at its acquisition cost. We expense costs for maintenance and repairs in the period incurred. The cost of property, plant and equipment sold or retired and the related depreciation are removed from our balance sheet in the period of sale or disposition, and we record any related gains and losses from sales or retirements to income or expense accounts. For our pipeline system assets, we generally charge the original cost of property sold or retired to accumulated depreciation and amortization, net of salvage and cost of removal. We do not include retirement gain or loss in income except in the case of significant retirements or sales. Gains and losses on minor system sales, excluding land, are recorded to the appropriate accumulated depreciation reserve. Gains and losses for operating systems sales and land sales are booked to income or expense accounts in accordance with regulatory accounting guidelines.

        We compute depreciation using the straight-line method based on estimated economic lives. Generally, we apply composite depreciation rates to functional groups of property having similar economic characteristics. The rates range from 1.6% to 12.5%, excluding certain short-lived assets such as vehicles. Depreciation estimates are based on various factors, including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets. Uncertainties that impact these estimates included changes in laws and regulations relating to restoration and abandonment requirements, economic conditions, and supply and demand in the area. When assets are put into service, we make estimates with respect to useful lives (and salvage values where appropriate) that we believe are reasonable. However, subsequent events could cause us

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

to change our estimates, thus impacting the future calculation of depreciation and amortization expense. Historically, adjustments to useful lives have not had a material impact on our aggregate depreciation levels from year to year.

        Our oil and gas producing activities are accounted for under the successful efforts method of accounting. Under this method costs that are incurred to acquire leasehold and subsequent development costs are capitalized. Costs that are associated with the drilling of successful exploration wells are capitalized if proved reserves are found. Costs associated with the drilling of exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of certain non-producing leasehold costs are expensed as incurred. The capitalized costs of our producing oil and gas properties are depreciated and depleted by the units-of-production method. Other miscellaneous property, plant and equipment are depreciated over the estimated useful lives of the asset.

        A gain on the sale of property, plant and equipment used in our oil and gas producing activities or in our bulk and liquids terminal activities is calculated as the difference between the cost of the asset disposed of, net of depreciation, and the sales proceeds received. A gain on an asset disposal is recognized in income in the period that the sale is closed. A loss on the sale of property, plant and equipment is calculated as the difference between the cost of the asset disposed of, net of depreciation, and the sales proceeds received or the maket value if the asset is being held for sale. A loss is recognized when the asset is sold or when the net cost of an asset held for sale is greater than the market value of the asset.

        In addition, we engage in enhanced recovery techniques in which carbon dioxide is injected into certain producing oil reservoirs. In some cases, the acquisition cost of the carbon dioxide associated with enhanced recovery is capitalized as part of our development costs when it is injected. The acquisition cost associated with pressure maintenance operations for reservoir management is expensed when it is injected. When carbon dioxide is recovered in conjunction with oil production, it is extracted and re-injected, and all of the associated costs are expensed as incurred. Proved developed reserves are used in computing units of production rates for drilling and development costs, and total proved reserves are used for depletion of leasehold costs. The units-of-production rate is determined by field.

        As discussed in "—Inventories" above, we own and maintain natural gas in underground storage as part of our inventory. This component of our inventory represents the portion of gas stored in an underground storage facility generally known as "working gas," and represents an estimate of the portion of gas in these facilities available for routine injection and withdrawal. In addition to this working gas, underground gas storage reservoirs contain injected gas which is not routinely cycled but, instead, serves the function of maintaining the necessary pressure to allow efficient operation of the facility. This gas, generally known as "cushion gas," is divided into the categories of "recoverable cushion gas" and "unrecoverable cushion gas," based on an engineering analysis of whether the gas can be economically removed from the storage facility at any point during its life. The portion of the cushion gas that is determined to be unrecoverable is considered to be a permanent part of the facility itself (thus, part of our "Property, plant and equipment, net" balance in the accompanying Consolidated Balance Sheets), and this unrecoverable portion is depreciated over the facility's estimated useful life. The portion of the cushion gas that is determined to be recoverable is also considered a component of the facility but is not depreciated because it is expected to ultimately be recovered and sold.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

  Impairments

        We measure long-lived assets that are to be disposed of by sale at the lower of book value or fair value less the cost to sell, and we review for the impairment of long-lived assets whenever events or changes in circumstances indicate that our carrying amount of an asset may not be recoverable. We would recognize an impairment loss when estimated future cash flows expected to result from our use of the asset and its eventual disposition is less than its carrying amount.

        We evaluate our oil and gas producing properties for impairment of value on a field-by-field basis or, in certain instances, by logical grouping of assets if there is significant shared infrastructure, using undiscounted future cash flows based on total proved and risk-adjusted probable and possible reserves. For the purpose of impairment testing, we use the forward curve prices as observed at the test date; however, due to differences between the forward curve and spot prices, the forward curve cash flows may differ from the amounts presented in our supplemental information on oil and gas producing activities disclosed in Note 20.

        Oil and gas producing properties deemed to be impaired are written down to their fair value, as determined by discounted future cash flows based on total proved and risk-adjusted probable and possible reserves or, if available, comparable market values. Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment. Due to the decline in crude oil and natural gas prices during 2008, on December 31, 2008, we conducted an impairment test on our oil and gas producing properties in the CO2—KMP business segment and determined that no impairment was necessary.

  Allowance for Funds Used During Construction/Capitalized Interest

        Included in the cost of our qualifying property, plant and equipment is (i) an allowance for funds used during construction ("AFUDC") or upgrade for assets regulated by the Federal Energy Regulatory Commission ("FERC"), or (ii) capitalized interest. The primary difference between AFUDC and capitalized interest is that AFUDC may include a component for equity funds, while capitalized interest does not. AFUDC on debt, as well as capitalized interest, represents the estimated cost of capital, from borrowed funds, during the construction period that is not immediately expensed, but instead is treated as an asset (capitalized) and amortized to expense over time in our income statements.

        Total AFUDC on debt and capitalized interest on debt resulting from the capitalization of interest expense in 2009 and 2008, seven months ended December 31, 2007 and five months ended May 31, 2007 was $32.9 million, $49.5 million, $25.7 million and $12.3 million, respectively. Similarly, AFUDC on equity represents an estimate of the cost of capital funded by equity contributions, and in the years ended December 31, 2009 and 2008, seven months ended December 31, 2007 and five months ended May 31, 2007, we also capitalized approximately $22.7 million, $10.8 million, $7.8 million and $1.5 million, respectively, of equity AFUDC.

  Asset Retirement Obligations

        We record liabilities for obligations related to the retirement and removal of long-lived assets used in our businesses. We record, as liabilities, the fair value of asset retirement obligations on a discounted basis when they are incurred, which is typically at the time the assets are installed or acquired. Amounts recorded for the related assets are increased by the amount of these obligations. Over time,

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

the liabilities increase due to the change in their present value, and the initial capitalized costs are depreciated over the useful lives of the related assets. The liabilities are eventually extinguished when the asset is taken out of service. For more information on our asset retirement obligations, see Note 5 "Property, Plant and Equipment—Asset Retirement Obligations."

  Equity Method of Accounting

        We account for investments greater than 20% in affiliates, which we do not control, by the equity method of accounting. Under this method, our equity investments are carried originally at our acquisition cost, increased by our proportionate share of the investee's net income, and decreased by our proportionate share of the investee's net losses and by dividends received.

  Goodwill

        Goodwill represents the excess of the cost of an acquisition price over the fair value of the acquired net assets, and such amounts are reported separately as "Goodwill" on the accompanying Consolidated Balance Sheets. The Company tests for impairment of goodwill on an annual basis and at any other time if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. See Note 7 for more information about Goodwill and our annual impairment test.

  Revenue Recognition Policies

        We recognize revenues as services are rendered or goods are delivered and, if applicable, title has passed. We generally sell natural gas under long-term agreements, with periodic price adjustments. In some cases, we sell natural gas under short-term agreements at prevailing market prices. In all cases, we recognize natural gas sales revenues when the natural gas is sold to a purchaser at a fixed or determinable price, delivery has occurred and title has transferred, and collectibility of the revenue is reasonably assured. The natural gas we market is primarily purchased gas produced by third parties, and we market this gas to power generators, local distribution companies, industrial end-users and national marketing companies. We recognize gas gathering and marketing revenues in the month of delivery based on customer nominations and generally, our natural gas marketing revenues are recorded gross, not net of cost of gas sold.

        In addition to storing and transporting a significant portion of the natural gas volumes we purchase and resell for our own account, we provide various types of natural gas storage and transportation services for third-party customers. The natural gas remains the property of these customers at all times. In many cases (generally described as "firm service"), the customer pays a two-part rate that includes (i) a fixed fee reserving the right to transport or store natural gas in our facilities and (ii) a per-unit rate for volumes actually transported or injected into/withdrawn from storage. The fixed-fee component of the overall rate is recognized as revenue in the period the service is provided. The per-unit charge is recognized as revenue when the volumes are delivered to the customers' agreed upon delivery point, or when the volumes are injected into/withdrawn from our storage facilities. In other cases (generally described as "interruptible service"), there is no fixed fee associated with the services because the customer accepts the possibility that service may be interrupted at our discretion in order to serve customers who have purchased firm service. In the case of interruptible service, revenue is recognized in the same manner utilized for the per-unit rate for volumes actually transported under firm service agreements. In addition to our firm and interruptible

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

transportation services, we also provide natural gas "park and loan service" to assist customers in managing short-term gas surpluses or deficits. Revenues are recognized as services are provided, based on the terms negotiated under these contracts.

        We provide crude oil transportation services and refined petroleum products transportation and storage services to customers. Revenues are recorded when products are delivered and services have been provided, and adjusted according to terms prescribed by the toll settlements with shippers and approved by regulatory authorities.

        We recognize bulk terminal transfer service revenues based on volumes loaded and unloaded. We recognize liquids terminal tank rental revenue ratably over the contract period. We recognize liquids terminal throughput revenue based on volumes received and volumes delivered. Liquids terminal minimum take-or-pay revenue is recognized at the end of the contract year or contract term depending on the terms of the contract. We recognize transmix processing revenues based on volumes processed or sold, and if applicable, when title has passed. We recognize energy-related product sales revenues based on delivered quantities of product.

        Revenues from the sale of crude oil, natural gas liquids and natural gas production are recorded using the entitlement method. Under the entitlement method, revenue is recorded when title passes based on our net interest. We record our entitled share of revenues based on entitled volumes and contracted sales prices. Since there is a ready market for oil and gas production, we sell the majority of our products soon after production at various locations, at which time title and risk of loss pass to the buyer. As a result, we maintain a minimum amount of product inventory in storage.

  Environmental Matters

        We expense or capitalize, as appropriate, environmental expenditures that relate to current operations. We expense expenditures that relate to an existing condition caused by past operations, which do not contribute to current or future revenue generation. We do not discount environmental liabilities to a net present value, and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs. Generally, our recording of these accruals coincides with our completion of a feasibility study or our commitment to a formal plan of action. We recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable.

        We routinely conduct reviews of potential environmental issues and claims that could impact our assets or operations. These reviews assist us in identifying environmental issues and estimating the costs and timing of remediation efforts. We also routinely adjust our environmental liabilities to reflect changes in previous estimates. In making environmental liability estimations, we consider the material effect of environmental compliance, pending legal actions against us, and potential third-party liability claims. Often, as the remediation evaluation and effort progresses, additional information is obtained, requiring revisions to estimated costs. These revisions are reflected in our income in the period in which they are reasonably determinable. For more information on our environmental disclosures, see Note 16.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

  Legal

        We are subject to litigation and regulatory proceedings as the result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements. When we identify specific litigation that is expected to continue for a significant period of time and require substantial expenditures, we identify a range of possible costs expected to be required to litigate the matter to a conclusion or reach an acceptable settlement, and we accrue for such amounts. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. In general, we expense legal costs as incurred and all recorded legal liabilities are revised as better information becomes available. For more information on our legal disclosures, see Note 16.

  Pensions and Other Postretirement Benefits

        We fully recognize the overfunded or underfunded status of our consolidating subsidiaries' pension and postretirement benefit plans as either assets or liabilities on our balance sheet. A plan's funded status is the difference between the fair value of plan assets and the plan's benefit obligation. We record deferred plan costs and income—unrecognized losses and gains, unrecognized prior service costs and credits, and any remaining unamortized transition obligations—in accumulated other comprehensive income, until they are amortized to expense. For more information on our pension and postretirement benefit disclosures; see Note 9.

  Noncontrolling Interests

        Noncontrolling interests represents the outstanding ownership interests in our consolidated subsidiaries that are not owned by us. On January 1, 2009, we adopted certain provisions concerning the accounting and reporting for noncontrolling interests included within the "Consolidation" Topic of the Codification. Specifically, these provisions establish accounting and reporting standards that require (i) the ownership interests in subsidiaries held by parties other than the parent to be clearly identified, labeled, and presented in the consolidated balance sheet within equity, but separate from the parent's equity and (ii) the equity amount of consolidated net income attributable to the parent and to the noncontrolling interests to be clearly identified and presented on the face of the consolidated income statement.

        The adopted provisions apply prospectively, with the exception of the presentation and disclosure requirements, which must be applied retrospectively for all periods presented. Accordingly, our consolidated net income and comprehensive income are now determined without deducting amounts attributable to our noncontrolling interests. In the accompanying Consolidated Statements of Operations, the noncontrolling interests in the net income (or loss) of our consolidated subsidiaries is shown as an allocation of our consolidated net income and is presented separately as "Net income attributable to noncontrolling interests." In the accompanying Consolidated Balance Sheets, noncontrolling interests represents the ownership interests in our consolidated subsidiaries' net assets held by parties other than us. It is presented separately as "Noncontrolling interests" within "Stockholders' Equity."

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

  Income Taxes

        Income tax expense is recorded based on an estimate of the effective tax rate in effect or to be in effect during the relevant periods. Deferred income tax assets and liabilities are recognized for temporary differences between the basis of assets and liabilities for financial reporting and tax purposes. Changes in tax legislation are included in the relevant computations in the period in which such changes are effective. Deferred tax assets are reduced by a valuation allowance for the amount of any tax benefit we do not expect to be realized. Note 4 contains information about our income taxes, including the components of our income tax provision and the composition of our deferred income tax assets and liabilities.

        In determining the deferred income tax asset and liability balances attributable to our investments, we have applied an accounting policy that looks through our investments including our investment in Kinder Morgan Energy Partners. The application of this policy resulted in no deferred income taxes being provided on the difference between the book and tax basis on the non-tax-deductible goodwill portion of our investment in Kinder Morgan Energy Partners.

  Foreign Currency Transactions and Translation

        Foreign currency transactions are those transactions whose terms are denominated in a currency other than the currency of the primary economic environment in which our reporting subsidiary operates, also referred to as its functional currency. Transaction gains or losses result from a change in exchange rates between (i) the functional currency, for example the Canadian dollar for a Canadian subsidiary and (ii) the currency in which a foreign currency transaction is denominated, for example the U.S. dollar for a Canadian subsidiary. Foreign currency transaction gains and losses are included within "Other Income (Expense)—Other, net" in the accompanying Consolidated Statements of Operations.

        We translate the assets and liabilities of each of our consolidating foreign subsidiaries to U.S. dollars at year-end exchange rates. Income and expense items are translated at weighted-average rates of exchange prevailing during the year and stockholders' equity accounts are translated by using historical exchange rates. Translation adjustments result from translating all assets and liabilities at current year-end rates, while stockholders' equity is translated by using historical and weighted-average rates. The cumulative translation adjustments balance is reported as a component of the "Accumulated other comprehensive loss" caption in the accompanying Consolidated Balance Sheets.

  Risk Management Activities

        We utilize energy commodity derivative contracts for the purpose of mitigating our risk resulting from fluctuations in the market price of natural gas, natural gas liquids and crude oil. In addition, we enter into interest rate swap agreements for the purpose of hedging the interest rate risk associated with our debt obligations and cross-currency interest rate swap agreements to mitigate foreign currency risk from our investments in businesses owned and operated outside the United States. We measure our derivative contracts at fair value and we report them on our balance sheet as either an asset or liability. If the derivative transaction qualifies for and is designated as a normal purchase and sale, it is exempted from fair value accounting and is accounted for using traditional accrual accounting.

        Furthermore, changes in our derivative contracts' fair values are recognized currently in earnings unless specific hedge accounting criteria are met. If a derivative contract meets those criteria, the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

contract's gains and losses are allowed to offset related results on the hedged item in our income statement, and we are required to both formally designate the derivative contract as a hedge and document and assess the effectiveness of the contract associated with the transaction that receives hedge accounting. Only designated qualifying items that are effectively offset by changes in fair value or cash flows during the term of the hedge are eligible to use the special accounting for hedging.

        Our derivative contracts that hedge our energy commodity price risks involve our normal business activities, which include the sale of natural gas, natural gas liquids and crude oil, and we have designated these derivative contracts as cash flow hedges—derivative contracts that hedge exposure to variable cash flows of forecasted transactions—and the effective portion of these derivative contracts' gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. See Note 13 for more information on our risk management activities and disclosures.

  Accounting for Regulatory Activities

        Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges and credits that will be recovered from or refunded to customers through the ratemaking process. The amount of regulatory assets and liabilities reflected within "Deferred charges and other assets" and "Other long-term liabilities and deferred credits," respectively, in the accompanying Consolidated Balance Sheets as of December 31, 2009 and 2008 are not material.

  Transfer of Net Assets Between Entities Under Common Control

        We account for the transfer of net assets between entities under common control by carrying forward the net assets recognized in the balance sheets of each combining entity to the balance sheet of the combined entity, and no other assets or liabilities are recognized as a result of the combination. Transfers of net assets between entities under common control do not affect the income statement of the combined entity.

  Subsequent Events

        We have evaluated subsequent events, which are events or transactions that occurred after December 31, 2009 through the issuance of the accompanying Consolidated Financial Statements.

3. Acquisitions and Divestitures

  Acquisitions from Unrelated Entities

        The provisions of the Codification's Topic 805, "Business Combinations," are to be effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Accordingly, we adopted the provisions of Topic 805 on January 1, 2009. Topic 805 requires that the acquisition method of accounting be used for all business combinations, and an acquirer be identified for each business combination.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions and Divestitures (Continued)

        Significant provisions of Topic 805 concern principles and requirements for how an acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in the acquiree, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Topic also amends the provisions related to the initial recognition and measurement, subsequent measurement and disclosure of assets and liabilities arising from contingencies in a business combination. It requires that acquired contingencies in a business combination be recognized at fair value on the acquisition date if fair value can be reasonably estimated during the allocation period. Otherwise, companies would typically account for the acquired contingencies in accordance with the provisions of the "Contingencies" Topic of the Codification. The adoption of Topic 805 did not have a material impact on our consolidated financial statements.

        During 2009, 2008 and 2007, Kinder Morgan Energy Partners completed the following acquisitions from unrelated entities. For each of these acquisitions, Kinder Morgan Energy Partners recorded all the acquired assets and assumed liabilities at their estimated fair market values (not the acquired entity's book values) as of the acquisition date. The results of operations from these acquisitions accounted for as business combinations are included in the accompanying Consolidated Financial Statements from the acquisition date.

			Allocation of Purchase Price
			(in millions)
Ref.	Date	Acquisition	Purchase Price	Current Assets	Property Plant & Equipment	Deferred Charges & Other	Goodwill
(1)	1/07	Interest in Cochin Pipeline	$47.8	$—	$47.8	$—	$—
(2)	5/07	Vancouver Wharves Marine Terminal	59.5	6.1	53.4	—	—
(3)	9/07	Marine Terminals, Inc. Assets	102.1	0.2	60.8	22.5	18.6
(4)	8/08	Wilmington, North Carolina Liquids Terminal	12.7	—	5.9	—	6.8
(5)	12/08	Phoenix, Arizona Products Terminal	27.5	—	27.5	—	—
(6)	4/09	Megafleet Towing Co., Inc. Assets	21.7	—	7.1	4.0	10.6
(7)	10/09	Crosstex Energy, L.P. Natural Gas Treating Business	270.7	15.0	181.7	25.4	48.6
(8)	11/09	Endeavor Gathering LLC	36.0	—	—	36.0	—

  (1) Interest in Cochin Pipeline

        Effective January 1, 2007, Kinder Morgan Energy Partners acquired the remaining approximate 50.2% interest in the Cochin pipeline system that it did not already own for an aggregate consideration of approximately $47.8 million, consisting of $5.5 million in cash and a note payable having a fair value of $42.3 million. As part of the transaction, the seller also agreed to reimburse Kinder Morgan Energy Partners for certain pipeline integrity management costs over a five-year period in an aggregate amount not to exceed $50 million. Upon closing, Kinder Morgan Energy Partners became the operator of the pipeline. The Cochin Pipeline is a multi-product liquids pipeline consisting of approximately 1,900 miles of pipe operating between Fort Saskatchewan, Alberta, and Windsor, Ontario, Canada. Its operations are included as part of the Products Pipelines—KMP business segment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions and Divestitures (Continued)

  (2) Vancouver Wharves Terminal

        On May 30, 2007, Kinder Morgan Energy Partners purchased the Vancouver Wharves bulk marine terminal from British Columbia Railway Company, a crown corporation owned by the Province of British Columbia, for an aggregate consideration of $59.5 million, consisting of $38.8 million in cash and $20.7 million in assumed liabilities. The acquisition both expanded and complemented Kinder Morgan Energy Partners' existing West region terminal operations, and all of the acquired assets are included in the Terminals—KMP business segment. In the first half of 2008, Kinder Morgan Energy Partners made its final purchase price adjustments to reflect final fair value of acquired assets and final expected value of assumed liabilities. The adjustments increased "Property, Plant and Equipment, net" by $2.7 million, reduced working capital balances by $1.6 million, and increased long-term liabilities by $1.1 million.

  (3) Marine Terminals, Inc. Assets

        Effective September 1, 2007, Kinder Morgan Energy Partners acquired certain bulk terminals assets from Marine Terminals, Inc. for an aggregate consideration of $102.1 million, consisting of $100.8 million in cash and assumed liabilities of $1.3 million. The acquired assets and operations are primarily involved in the handling and storage of steel and alloys. The acquisition both expanded and complemented Kinder Morgan Energy Partners' existing ferro alloy terminal operations and provides customers further access to its growing national network of marine and rail terminals. All of the acquired assets are included in the Terminals—KMP business segment. In the first nine months of 2008, Kinder Morgan Energy Partners paid an additional $0.5 million for purchase price settlements, and made purchase price adjustments to reflect final fair value of acquired assets and final expected value of assumed liabilities. The 2008 adjustments primarily reflected changes in the allocation of the purchase cost to intangible assets acquired.

        The $22.5 million allocation to "Deferred charges and other assets" included a $20.1 million amount representing the fair value of a service contract entered into with Nucor Corporation, a large domestic steel company with significant operations in the Southeast region of the United States. For valuation purposes, the service contract was determined to have a useful life of 20 years, and pursuant to the contract's provisions, the acquired terminal facilities will continue to provide Nucor with handling, processing, harboring and warehousing services.

        The $18.6 million allocation to "Goodwill," which is expected to be deductible for tax purposes, was based on the fact that this acquisition both expanded and complemented Kinder Morgan Energy Partners' existing ferro alloy terminal operations and will provide Nucor and other customers further access to its growing national network of marine and rail terminals. Kinder Morgan Energy Partners believes the acquired value of the assets, including all contributing intangible assets, exceeded the fair value of acquired identifiable net assets and liabilities—in the aggregate, these factors represented goodwill.

  (4) Wilmington, North Carolina Liquids Terminal

        On August 15, 2008, Kinder Morgan Energy Partners purchased certain terminal assets from Chemserve, Inc. for an aggregate consideration of $12.7 million, consisting of $11.8 million in cash and $0.9 million in assumed liabilities. The liquids terminal facility is located in Wilmington, North Carolina and stores petroleum products and chemicals. The acquisition both expanded and complemented

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions and Divestitures (Continued)

Kinder Morgan Energy Partners' existing Southeast region terminal operations, and all of the acquired assets are included in the Terminals—KMP business segment.

        In the fourth quarter of 2008, Kinder Morgan Energy Partners allocated its purchase price to reflect final fair value of acquired assets and final expected value of assumed liabilities. A total of $6.8 million of goodwill was assigned to the Terminals—KMP business segment and the entire amount is expected to be deductible for tax purposes. Kinder Morgan Energy Partners believes this acquisition resulted in the recognition of goodwill primarily because of certain advantageous factors (including the synergies provided by increasing its liquids storage capacity in the Southeast region of the U.S.) that contributed to its acquisition price exceeding the fair value of acquired identifiable net assets and liabilities—in the aggregate, these factors represented goodwill.

  (5) Phoenix, Arizona Products Terminal

        Effective December 10, 2008, Kinder Morgan Energy Partners' West Coast Products Pipelines operations acquired a refined petroleum products terminal located in Phoenix, Arizona from ConocoPhillips for approximately $27.5 million in cash. The terminal has storage capacity of approximately 200,000 barrels for gasoline, diesel fuel and ethanol. The acquisition complemented Kinder Morgan Energy Partners' existing Phoenix liquids assets, and the acquired incremental storage increased Kinder Morgan Energy Partners' combined storage capacity in the Phoenix market by approximately 13%. The acquired terminal is included as part the Products Pipelines—KMP business segment.

  (6) Megafleet Towing Co., Inc. Assets

        Effective April 23, 2009, Kinder Morgan Energy Partners acquired certain terminals assets from Megafleet Towing Co., Inc. for an aggregate consideration of approximately $21.7 million. Kinder Morgan Energy Partners' consideration included $18.0 million in cash and an obligation to pay additional cash consideration on April 23, 2014 (five years from the acquisition date) contingent upon the purchased assets providing Kinder Morgan Energy Partners an agreed-upon amount of earnings, as defined by the purchase and sale agreement, during the five year period. The contingent consideration had a fair value of $3.7 million as of the acquisition date, and there has been no change in the fair value during the post-acquisition period ended December 31, 2009.

        The acquired assets primarily consist of nine marine vessels that provide towing and harbor boat services along the Gulf coast, the intracoastal waterway, and the Houston Ship Channel. The acquisition complements and expands Kinder Morgan Energy Partners' existing Gulf Coast and Texas petroleum coke terminal operations, and all of the acquired assets are included in the Terminals—KMP business segment. We allocated $10.6 million of the purchase price to "Goodwill," and we expect that approximately $5.0 million of goodwill will be deductible for tax purposes. Kinder Morgan Energy Partners believes the primary item that generated the goodwill is the value of the synergies created between the acquired assets and its pre-existing terminal assets (resulting from the increase in services now offered by its Texas petroleum coke operations).

  (7) Crosstex Energy, L.P. Natural Gas Treating Business

        On October 1, 2009, Kinder Morgan Energy Partners acquired the natural gas treating business from Crosstex Energy, L.P. and Crosstex Energy, Inc. for an aggregate consideration of $270.7 million,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions and Divestitures (Continued)

consisting of $265.3 million in cash and assumed liabilities of $5.4 million. The acquired assets primarily consist of approximately 290 natural gas amine-treating and dew-point control plants and related equipment, and are used to remove impurities and liquids from natural gas in order to meet pipeline quality specifications. The assets are predominantly located in Texas and Louisiana, with additional facilities located in Mississippi, Oklahoma, Arkansas and Kansas. The acquisition made Kinder Morgan Energy Partners the largest provider of contract-provided treating plants in the U.S. and complemented and expanded the existing natural gas treating operations offered by its Texas intrastate natural gas pipeline group. All of the acquired assets are included in the Natural Gas Pipelines—KMP business segment.

        Kinder Morgan Energy Partners measured the identifiable intangible assets acquired at fair value on the acquisition date and accordingly, recognized $25.4 million in "Deferred charges and other assets," representing the purchased fair value of separate and identifiable relationships with existing natural gas producing customers. Kinder Morgan Energy Partners estimates the remaining useful life of these existing customer relationships to be between approximately eight and nine years. After measuring all of the identifiable tangible and intangible assets acquired and liabilities assumed at fair value on the acquisition date, Kinder Morgan Energy Partners recognized $48.6 million of "Goodwill," an intangible asset representing the future economic benefits expected to be derived from this acquisition that are not assigned to other identifiable, separately recognizable assets acquired. Kinder Morgan Energy Partners believes the primary item that generated the goodwill is its ability to grow the business by leveraging its pre-existing natural gas operations (resulting from the increase in services now offered by its natural gas processing and treating operations in the state of Texas), and Kinder Morgan Energy Partners believes that this value contributed to its acquisition price exceeding the fair value of acquired identifiable net assets and liabilities—in the aggregate, these factors represented goodwill. Furthermore, this entire amount of goodwill is expected to be deductible for tax purposes.

  (8) Endeavor Gathering LLC

        On November 1, 2009, Kinder Morgan Energy Partners acquired a 40% membership interest in Endeavor Gathering LLC for $36.0 million in cash. Endeavor Gathering LLC owns the natural gas gathering and compression business previously owned by GMX Resources Inc. and its wholly-owned subsidiary, Endeavor Pipeline, Inc. Endeavor Gathering LLC provides natural gas gathering service to GMX Resources' exploration and production activities in its Cotton Valley Sands and Haynesville/Bossier Shale horizontal well developments located in East Texas. The remaining 60% interest in Endeavor Gathering LLC is owned by GMX Resources, Inc. and Endeavor Pipeline Inc. remained operator of the business. The acquired investment complemented Kinder Morgan Energy Partners' existing natural gas gathering and transportation business located in the state of Texas. Kinder Morgan Energy Partners accounts for this investment under the equity method of accounting, and the investment is included in the Natural Gas Pipelines—KMP business segment. For more information on our investments, see Note 6.

  Pro Forma Information

        Pro forma consolidated income statement information that gives effect to all of the acquisitions we have made and all of the joint ventures we have entered into since January 1, 2008 as if they had occurred as of January 1, 2008 is not presented because it would not be materially different from the information presented in the accompanying Consolidated Statements of Operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions and Divestitures (Continued)

  Divestitures

  North System Natural Gas Liquids Pipeline System—Discontinued Operations

        In October 2007, Kinder Morgan Energy Partners completed the sale of its North System and its 50% ownership interest in the Heartland Pipeline Company to ONEOK Partners, L.P. for approximately $298.6 million in cash. For the year ended December 31, 2008, Kinder Morgan Energy Partners paid $2.4 million to ONEOK Partners, L.P. to fully settle both the sale of working capital items and the allocation of pre-acquisition investee distributions, and to partially settle the sale of liquids inventory balances. Due to the fair market valuation resulting from the Going Private transaction (see Note 2), the consideration Kinder Morgan Energy Partners received from the sale of its North System was equal to its carrying value; therefore no gain or loss was recorded on this disposal transaction. The North System consists of an approximately 1,600-mile interstate common carrier pipeline system that delivers natural gas liquids and refined petroleum products from south central Kansas to the Chicago area. Also included in the sale were eight propane truck-loading terminals located at various points in three states along the pipeline system, and one multi-product terminal complex located in Morris, Illinois. All of these assets were included in the Products Pipelines—KMP business segment.

  Thunder Creek Gas Services, LLC

        Effective April 1, 2008, Kinder Morgan Energy Partners sold its 25% ownership interest in Thunder Creek Gas Services, LLC, referred to in this report as Thunder Creek, to PVR Midstream LLC, a subsidiary of Penn Virginia Corporation. Prior to the sale, Kinder Morgan Energy Partners accounted for its investment in Thunder Creek under the equity method of accounting and included its financial results within the Natural Gas Pipelines—KMP business segment. In the second quarter of 2008, Kinder Morgan Energy Partners received cash proceeds, net of closing costs and settlements, of approximately $50.7 million for its investment, and recognized a gain of $13.0 million with respect to this transaction. Kinder Morgan Energy Partners used the proceeds from this sale to reduce the outstanding balance on its commercial paper borrowings, and we included the amount of the gain within the caption "Other, net" in the accompanying Consolidated Statement of Operations for the year ended December 31, 2008.

  Cypress Pipeline

        On July 14, 2009 Kinder Morgan Energy Partners received notice from Westlake Petrochemicals LLC, a wholly-owned subsidiary of Westlake Chemical Corporation, that it was exercising an option it held to purchase a 50% ownership interest in Kinder Morgan Energy Partners' Cypress Pipeline. Kinder Morgan Energy Partners expects the transaction to close no earlier than the end of the first quarter of 2010. As of December 31, 2009, the net assets of the Cypress Pipeline totaled approximately $21.3 million. The sale of 50% of Kinder Morgan Energy Partners' Cypress Pipeline will not have a material impact on our business, financial position, results of operations or our cash flows.

  NGPL PipeCo LLC

        On February 15, 2008, we sold an 80% ownership interest in NGPL PipeCo LLC (formerly MidCon Corp.), which owns Natural Gas Pipeline Company of America LLC and certain affiliates,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions and Divestitures (Continued)

collectively referred to as "NGPL," to Myria Acquisition Inc. ("Myria") for approximately $2.9 billion. We also received approximately $3.0 billion of cash previously held in escrow related to a notes offering by NGPL PipeCo LLC in December 2007, the net proceeds of which were distributed to us principally as repayment of intercompany indebtedness and partially as a dividend, immediately prior to the closing of the sale to Myria. Pursuant to the purchase agreement, Myria acquired all 800 Class B shares and we retained all 200 Class A shares of NGPL PipeCo LLC. We continue to operate NGPL's assets pursuant to a 15-year operating agreement. The total proceeds from this sale of $5.9 billion were used to pay off the entire outstanding balances of our senior secured credit facility's Tranche A and Tranche B term loans, to repurchase $1.67 billion of our outstanding debt securities and to reduce balances outstanding under our $1.0 billion revolving credit facility.

  Terasen Pipelines (Corridor) Inc.—Discontinued Operations

        In June 2007, we completed the sale of Terasen Pipelines (Corridor) Inc. ("Corridor") to Inter Pipeline Fund, a Canada-based company. Corridor transports diluted bitumen from the Athabasca Oil Sands Project near Fort McMurray, Alberta, to the Scotford Upgrader near Fort Saskatchewan, Alberta. The sale did not include any other assets of Kinder Morgan Canada (formerly Terasen Pipelines). The sale price was approximately $711 million (C$760 million) plus the buyer's assumption of all of the debt related to Corridor, including the debt associated with the expansion taking place on Corridor at the time of the sale. The consideration was equal to Corridor's carrying value, therefore no gain or loss was recorded on this disposal transaction.

  Terasen Inc.—Discontinued Operations

        We closed the sale of Terasen Inc. to Fortis Inc. on May 17, 2007, for sales proceeds of approximately $3.4 billion (C$3.7 billion) including cash plus the buyers' assumption of debt. The sale did not include the assets of Kinder Morgan Canada (formerly Terasen Pipelines) discussed in the preceding paragraph. We recorded a book gain on this disposition of $55.7 million in the second quarter of 2007. The sale resulted in a capital loss of $998.6 million for tax purposes. Approximately $223.3 million of this loss was utilized to reduce capital gains principally associated with the sale of our U.S.-based retail gas operations (see below) resulting in a tax benefit of approximately $82.2 million. The remaining capital loss carryforward of $775.3 million was utilized to reduce the capital gain associated with our sale of an 80% ownership interest in NGPL PipeCo LLC.

  Natural Gas Distribution and Retail Operations—Discontinued Operations

        In March 2007, we completed the sale of our U.S.-based retail natural gas distribution and related operations to GE Energy Financial Services, a subsidiary of General Electric Company and Alinda Investments LLC for $710 million and an adjustment for working capital. In conjunction with this sale, we recorded a pre-tax gain of $251.8 million (net of $3.9 million of transaction costs) in the first quarter of 2007. The Natural Gas Pipelines—KMP business segment (i) provides natural gas transportation and storage services and sells natural gas to and (ii) receives natural gas transportation and storage services, natural gas and natural gas liquids and other gas supply services from the discontinued U.S.-based retail natural gas distribution business. These transactions are continuing after the sale of this business and will likely continue to a similar extent into the future. For the five months ended May 31, 2007, revenues and expenses of our continuing operations totaling $3.1 million and $1.2 million, respectively for products and services sold to and purchased from our discontinued

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions and Divestitures (Continued)

U.S.-based retail natural gas distribution operations prior to its sale in March 2007, have been eliminated in the accompanying Consolidated Statements of Operations. We are currently receiving fees from SourceGas, a subsidiary of General Electric Company, to provide certain administrative functions for a limited period of time and for the lease of office space. We do not have any significant continuing involvement in or retain any ownership interest in these operations and, therefore, the continuing cash flows discussed above are not considered direct cash flows of the disposed assets.

  Other Divestitures

        In January 2008, we completed the sale of our interests in three natural gas-fired power plants in Colorado to Bear Stearns. We received proceeds of $63.1 million.

  Earnings of Discontinued Operations

        The financial results of discontinued operations have been reclassified for all periods presented and reported in the caption, "Income (loss) from Discontinued Operations, net of tax" in the accompanying Consolidated Statements of Operations. Summarized financial results of these operations are as follows (in millions):

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Revenues	$—	$—	$24.1	$921.8

Income (loss) from discontinued operations before income taxes	$0.5	$(0.9)	$(10.2)	$393.2
Income taxes	(0.2)	—	8.7	(94.6)

Income (loss) from discontinued operations	$0.3	$(0.9)	$(1.5)	$298.6

        The cash flows attributable to discontinued operations are included in the accompanying Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008, seven months ended December 31, 2007, and five months ended May 31, 2007 in the captions "Net Cash Flows (Used in) Provided by Discontinued Operations," "Net Cash Flows Provided by Discontinued Investing Activities" and "Net Cash Flows Provided by Discontinued Financing Activities."

  Acquisitions Subsequent to December 31, 2009

  USD Terminal Acquisition

        On January 15, 2010, Kinder Morgan Energy Partners acquired three ethanol handling train terminals from U.S Development Group for an aggregate consideration of $197.4 million, consisting of $115.7 million in cash and $81.7 million in common units. The three train terminals are located in Linden, New Jersey, Baltimore, Maryland, and Dallas, Texas. As part of the transaction, Kinder Morgan Energy Partners announced the formation of a venture with U.S. Development Group to optimize and coordinate customer access to the three acquired terminals, other ethanol terminal assets Kinder Morgan Energy Partners already owns and operates, and other terminal projects currently under

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions and Divestitures (Continued)

development by both parties. The acquisition complemented and expanded the ethanol and rail terminal operations Kinder Morgan Energy Partners previously owned, and all of the acquired assets are included in the Terminals—KMP business segment. In the first quarter of 2010, Kinder Morgan Energy Partners expects to make final purchase price adjustments for acquired working capital items and measure the identifiable tangible and intangible assets acquired and liabilities assumed at fair value on the acquisition date.

  Slay Industries Terminal Acquisition

        On March 5, 2010, Kinder Morgan Energy Partners acquired four terminals from Slay Industries for approximately $98 million in cash. The facilities include (i) a marine terminal located in Sauget, Illinois, (ii) a transload liquid operation located in Muscatine, Iowa, (iii) a liquid bulk terminal located in St. Louis, Missouri and (iv) a warehousing distribution center located in St. Louis. All of the acquired terminals have long-term contracts with large credit worthy shippers. As part of the transaction, Kinder Morgan Energy Partners and Slay Industries entered into joint venture agreements at both the Kellogg Dock coal bulk terminal, located in Modoc, Illinois, and at the newly created North Cahokia terminal, located in Sauget, Illinois, which has approximately 175 acres to develop. All of the assets in Sauget have access to the Mississippi River and five rail carriers. The acquisition complemented and expanded Kinder Morgan Energy Partners' pre-existing Midwest terminal operations by adding a diverse mix of liquid and bulk capabilities, and all of the acquired assets are included in the Terminals-KMP business segment. In the first quarter of 2010, Kinder Morgan Energy Partners expects to make final purchase price adjustments for acquired working capital items and measure the identifiable tangible and intangible assets acquired and liabilities assumed at fair value on March 5, 2010.

4. Income Taxes

        The components of income (loss) before income taxes from continuing operations are as follows (in millions):

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
United States	$1,023.3	$(2,978.7)	$511.8	$369.9
Foreign	76.1	80.7	1.7	(376.4)

Total	$1,099.4	$(2,898.0)	$513.5	$(6.5)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Income Taxes (Continued)

        Components of the income tax provision applicable to continuing operations for federal and state income taxes are as follows (in millions):

	Successor Company			Predecessor Company
	Year Ended December 31,		Seven Months Ended December 31,	Five Months Ended May 31,
	2009	2008	2007	2007
Current tax provision
Federal	$249.6	$786.6	$268.6	$(7.0)
State	16.9	18.6	25.1	3.2
Foreign	—	(4.5)	23.5	0.6

	266.5	800.7	317.2	(3.2)

Deferred tax provision
Federal	28.4	(439.5)	(95.2)	134.0
State	0.2	11.5	0.5	6.4
Foreign	30.5	(68.4)	4.9	(1.7)

	59.1	(496.4)	(89.8)	138.7

Total tax provision	$325.6	$304.3	$227.4	$135.5

        The difference between the statutory federal income tax expense (and rate) and our actual income tax expense (and effective income tax rate) is summarized as follows (in millions, except percentages):

	Successor Company						Predecessor Company
	Year Ended December 31,				Seven Months Ended		Five Months Ended
	2009		2008		December 31, 2007		May 31, 2007
Federal income tax	$384.8	35.0%	$(1,014.3)	(35.0)%	$179.7	35.0%	$(2.3)	(35.0)%
Increase (decrease) as a result of:
Nondeductible goodwill impairment	—	—%	1,411.7	48.7%	(3.5)	(0.7)%	132.0	2,039.8%
Terasen acquisition financing structure	—	—	—	—	—	—	(16.6)	(257.0)%
Nondeductible going private costs	—	—	—	—	—	—	30.8	475.6%
Deferred tax rate change	(10.4)	(0.9)%	17.8	0.6%	—	—	0.5	(0.2)%
Taxes on foreign earnings	30.2	2.7%	(68.2)	(2.4)%	27.7	5.4%	8.4	129.5%
Net effects of consolidating Kinder Morgan Energy Partners' United States income tax provision	(93.5)	(8.5)%	(77.4)	(2.7)%	14.6	2.8%	(22.5)	(348.3)%
State income tax, net of federal benefit	24.6	2.2%	17.1	0.6%	11.1	2.2%	6.9	105.6%
Other	(10.1)	(0.9)%	17.6	0.7%	(2.2)	(0.4)%	(1.7)	(25.4)%

Total	$325.6	29.6%	$304.3	10.5%	$227.4	44.3%	$135.5	2,084.6%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Income Taxes (Continued)

        Deferred tax assets and liabilities result from the following (in millions):

	December 31,
	2009	2008
Deferred tax assets
Employee benefits	$57.6	$79.8
Book accruals	21.3	14.3
Net operating loss carryforwards	11.4	—
Interest rate and currency swaps	24.3	7.0
Other	25.9	7.9

Total deferred tax assets	140.5	109.0

Deferred tax liabilities
Property, plant and equipment	239.9	160.0
Investments	1,880.2	1,937.2
Book accruals	4.7	—
Derivative instruments	12.5	5.7
Prepaid pension costs	—	16.6
Debt adjustment	19.4	23.0
Other	9.5	47.8

Total deferred tax liabilities	2,166.2	2,190.3

Net deferred tax liabilities	$2,025.7	$2,081.3

Current deferred tax asset	$14.2	$—
Non-current deferred tax liability	2,039.9	2,081.3

Net deferred tax liabilities	$2,025.7	$2,081.3

        During 2007, our sale of Terasen Inc. resulted in a capital loss of $998.6 million of which approximately $223.3 million was utilized to reduce capital gain principally associated with the sale of our U.S.-based retail natural gas operations. The remaining capital loss was carried forward and utilized to reduce the capital gain on the sale of our 80% ownership interest in the NGPL PipeCo LLC business segment.

        We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based not only on the technical merits of the tax position based on tax law, but also the past administrative practices and precedents of the taxing authority. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Income Taxes (Continued)

        A reconciliation of our gross unrecognized tax benefit excluding interest and penalties for the years ended December 31, 2009, 2008 and 2007 is as follows (in millions):

	2009	2008	2007
Balance at beginning of period	$26.2	$41.5	$63.1
Additions based on current year tax positions	1.4	2.1	9.8
Additions based on prior year tax positions	19.3	15.9	0.5
Settlements with taxing authority	14.0	(10.2)	(21.4)
Reductions due to lapse in statue of limitations	(8.9)	(3.7)	(2.7)
Reductions for tax positions related to prior year	—	(19.4)	(7.8)

Balance at end of period	$52.0	$26.2	$41.5

        Our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense, and as of December 31, 2009, we had $6.5 million of accrued interest and $0.8 million in accrued penalties. As of December 31, 2008, we had $2.9 million of accrued interest and $0.8 million of accrued penalties. As of December 31, 2007, we had $8.1 million of accrued interest and no penalties. In addition, we believe it is reasonably possible that our liability for unrecognized tax benefits will decrease by $2.2 million during the next twelve months, and that approximately $40.6 million included in the total $52.0 million of unrecognized tax benefits, if recognized, would affect our effective tax rate in future periods. Such amounts exclude interest, while the latter amount of $52.0 million includes both temporary and permanent differences.

        We are subject to taxation, and have tax years open to examination for the periods 2006 - 2009 in the United States and Mexico, 2005 - 2009 in Canada, and 1999 - 2009 in various states.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Property, Plant and Equipment

  Classes and Depreciation

        Our property, plant and equipment, net consisted of the following (in millions):

	December 31,
	2009	2008
Kinder Morgan, Inc.
General and other	$45.7	$44.4
Kinder Morgan Energy Partners(a)
Natural gas, liquids, crude oil and carbon dioxide pipelines	6,503.6	5,641.5
Natural gas, liquids, carbon dioxide, and terminals station equipment	9,271.8	7,577.0
Natural gas, liquids (including linefill), and transmix processing	220.3	210.3
Other	1,671.3	2,084.5
Accumulated depreciation, depletion and amortization	(2,002.8)	(979.0)

	15,709.9	14,578.7
Land and land right-of-way	519.5	201.7
Construction work in process	574.1	1,329.4

Property, plant and equipment, net	$16,803.5	$16,109.8

(a)
Includes the allocation of purchase accounting adjustments associated with the Going Private transaction (see Note 2).

        Depreciation and depletion expense charged against property, plant and equipment consisted of $1,047.5 million in 2009, $897.2 million in 2008, $464.3 million in the seven months ended December 31, 2007 and $256.5 million in the five months ended May 31, 2007.

  Asset Retirement Obligations

        As of December 31, 2009 and 2008, we have recognized asset retirement obligations in the aggregate amount of $100.9 million and $76.5 million, respectively. The majority of our recorded asset retirement obligations are associated with the CO2—KMP business segment, where Kinder Morgan Energy Partners is required to plug and abandon oil and gas wells that have been removed from service and to remove its surface wellhead equipment and compressors. We have included $2.5 million of asset retirement obligations as of both December 31, 2009 and 2008 within "Accrued other current liabilities" in the accompanying Consolidated Balance Sheets. The remaining amounts are included within "Other long-term liabilities and deferred credits" at each reporting date.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Property, Plant and Equipment (Continued)

        A reconciliation of the beginning and ending aggregate carrying amount of recorded asset retirement obligations is as follows (in millions):

	Year Ended December 31,
	2009	2008
Balance at beginning of period	$76.5	$55.0
Liabilities incurred/revised	26.0	26.2
Liabilities settled	(6.2)	(8.2)
Accretion expense	4.6	3.5

Balance at end of period	$100.9	$76.5

        Kinder Morgan Energy Partners has various other obligations throughout its businesses to remove facilities and equipment on rights-of- way and other leased facilities. We currently cannot reasonably estimate the fair value of these obligations because the associated assets have indeterminate lives. These assets include pipelines, certain processing plants and distribution facilities, and certain bulk and liquids terminal facilities. An asset retirement obligation, if any, will be recognized once sufficient information is available to reasonably estimate the fair value of the obligation.

6. Investments

        We reported a combined $3,695.6 million and $1,827.4 million as "Investments" in the accompanying Consolidated Balance Sheet as of December 31, 2009 and 2008, respectively. As of both dates, our investment amounts included bond investments totaling $13.2 million. These bond investments consisted of certain tax exempt, fixed-income development revenue bonds acquired in the fourth quarter of 2008. Because we have both the ability and the intent to hold these debt securities to maturity, we account for these investments at historical cost. Our bond investments are further discussed in Note 8.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Investments (Continued)

        Our total equity investments consisted of the following (in millions):

	Year Ended December 31,
	2009	2008
Rockies Express Pipeline LLC	$1,693.4	$501.1
NGPL PipeCo LLC	698.5	717.3
Midcontinent Express Pipeline LLC	662.3	—
Plantation Pipe Line Company	340.4	343.6
Red Cedar Gathering Company	145.8	138.9
Express pipeline system	68.0	64.9
Cortez Pipeline Company	11.2	13.6
Endeavor Gathering LLC	36.2	—
Subsidiary trusts holding solely debentures of Kinder Morgan	8.6	8.6
All others	18.0	26.2

Total equity investments	3,682.4	1,814.2
Gulf Opportunity Zone Bonds	13.2	13.2

Total long-term investments	$3,695.6	$1,827.4

        The increase in the carrying amounts of our equity investments since December 31, 2008 was primarily driven by Kinder Morgan Energy Partners' 2009 equity capital contributions of $2,051.8 million, paid primarily to Rockies Express Pipeline LLC, Midcontinent Express Pipeline LLC, and Fayetteville Pipeline LLC to partially fund their respective Rockies Express, Midcontinent Express, and Fayetteville Express Pipeline construction and/or pre-construction costs, and the repayment of senior notes by Rockies Express in August 2009. For information pertaining to guarantees or indemnifications Kinder Morgan Energy Partners has made with respect to its equity investees, see Note 12 "Commitments and Contingent Liabilities—Contingent Debt."

        As shown in the table above, our significant equity investments, including those of Kinder Morgan Energy Partners, as of December 31, 2009 consisted of the following:

  •
  Rockies Express Pipeline LLC ("Rockies Express")—Kinder Morgan Energy Partners operates and owns a 50% ownership interest in Rockies Express, the surviving legal entity from its December 30, 2009 merger with its parent entity, West2East Pipeline LLC. Rockies Express is the sole owner of the Rockies Express natural gas pipeline system, which began full operations on November 12, 2009 following the completion of its final pipeline segment, Rockies Express—East. The remaining ownership interests in Rockies Express are owned by Sempra Energy and ConocoPhillips.

    Effective December 1, 2009, Kinder Morgan Energy Partners' ownership interest in West2East Pipeline LLC was reduced to 50% (from 51%), ConocoPhillips' interest was increased to 25% (from 24%), and minimum voting requirements for most matters was increased to 75% (from 51%) of the member interests. Kinder Morgan Energy Partners received $31.9 million for the 1% reduction in ownership interest and we included this amount within "Sale or casualty of property, plant and equipment, investments and other net assets, net of removal costs" on the accompanying Consolidated Statement of Cash Flows for the year ended December 31, 2009. Sempra Energy continues to own the remaining 25% ownership interest in Rockies Express.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Investments (Continued)

    Additionally, in 2009 and 2008, Kinder Morgan Energy Partners made capital contributions of $1,273.1 million and $306.0 million, respectively, to Rockies Express (West2East Pipeline LLC before the merger) to partially fund both the construction costs for the Rockies Express pipeline system and the repayment of senior notes (which matured in August 2009). In 2009 and 2008, Kinder Morgan Energy Partners also received, from Rockies Express, cash distributions of $148.8 million and $82.9 million, respectively;

  •
  NGPL PipeCo LLC ("NGPL")—On February 15, 2008, we sold an 80% ownership interest in NGPL (formerly MidCon Corp.), which owns Natural Gas Pipeline of America and certain affiliates, collectively referred to as "NGPL," to Myria Acquisition Inc. ("Myria"). Pursuant to the purchase agreement, Myria acquired all 800 Class B shares and we retained all 200 Class A shares of NGPL. We will continue to operate NGPL's assets pursuant to a 15-year operating agreement. See Note 3 for further discussion regarding this transaction;

  •
  Midcontinent Express Pipeline LLC ("Midcontinent Express")—Kinder Morgan Energy Partners operates and owns a 50% ownership interest in Midcontinent Express, which was formed in May 2006. It is the sole owner of the Midcontinent Express natural gas pipeline system and Energy Transfer Partners, L.P. owns the remaining 50% ownership interest. In 2007, Kinder Morgan Energy Partners began making cash contributions for its share of the construction costs for the Midcontinent Express pipeline system, and in 2009 and 2008, Kinder Morgan Energy Partners made capital contributions of $664.5 million and $27.5 million, respectively, to Midcontinent Express to partially fund its pipeline construction costs. Kinder Morgan Energy Partners received cash distributions of $16.2 million and $1.9 million in 2009 and 2008, respectively; however, as of December 31, 2008, Kinder Morgan Energy Partners had no net investment in Midcontinent Express because in 2008, it established and made borrowings under its own revolving bank credit facility in order to fund its pipeline construction costs and to make distributions to its member owners to fully reimburse them for prior contributions. Accordingly, Kinder Morgan Energy Partners received an $89.1 million return of capital from Midcontinent Express in the first quarter of 2008.

    Additionally, in January 2008, in conjunction with the signing of additional binding transportation commitments, Midcontinent Express entered into an option agreement with a subsidiary of MarkWest Energy Partners, L.P. providing it a one-time right to purchase a 10% ownership interest in the Midcontinent Express pipeline system. In September 2009, MarkWest declined to exercise this option;

  •
  Red Cedar Gathering Company—Kinder Morgan Energy Partners acquired its 49% ownership interest in the Red Cedar Gathering Company from us on December 31, 1999. The remaining 51% interest in Red Cedar is owned by the Southern Ute Indian Tribe. Red Cedar is the sole owner of the Red Cedar natural gas gathering, compression and treating system;

  •
  Plantation Pipe Line Company—Kinder Morgan Energy Partners operates and owns a 51.17% ownership interest in Plantation Pipe Line Company, the sole owner of the Plantation refined petroleum products pipeline system. An affiliate of ExxonMobil owns the remaining interest. Each investor has an equal number of directors on Plantation's board of directors, and board approval is required for certain corporate actions that are considered participating rights; therefore, Kinder Morgan Energy Partners does not control Plantation Pipe Line Company, and it accounts for its investment under the equity method;

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Investments (Continued)

  •
  Express pipeline system—Kinder Morgan Energy Partners acquired our 33 1/3% ownership interest in the Express pipeline system effective August 28, 2008 (discussed in Note 11 "Related Party Transactions");

  •
  Endeavor Gathering LLC—Kinder Morgan Energy Partners acquired a 40% ownership interest in Endeavor Gathering LLC from GMX Resources Inc. effective November 1, 2009 (discussed in Note 3 "Acquisitions and Divestitures"); and

  •
  Cortez Pipeline Company—Kinder Morgan Energy Partners operates and owns a 50% ownership interest in the Cortez Pipeline Company, the sole owner of the Cortez carbon dioxide pipeline system. Kinder Morgan Energy Partners acquired its ownership interest in Cortez Pipeline Company from affiliates of Shell in April 2000. A subsidiary of Exxon Mobil Corporation owns a 37% ownership interest and Cortez Vickers Pipeline Company owns the remaining 13% ownership interest.

        In addition to the investments listed above, Kinder Morgan Energy Partners significant equity investments included a 25% ownership interest in Thunder Creek Gas Services, LLC until it sold its ownership interest to PVR Midstream LLC on April 1, 2008. The divestiture of the investment in Thunder Creek Gas Services, LLC is discussed in Note 3 "Acquisitions and Divestitures".

        Kinder Morgan Energy Partners also owns a 50% ownership interest in Fayetteville Express Pipeline LLC ("Fayetteville Express"), which was formed in August 2008. Fayetteville Express is the sole owner of the Fayetteville Express natural gas pipeline joint venture project that is currently being developed. Energy Transfer Partners, L.P. owns the remaining 50% ownership interest in Fayetteville Express and will operate the Fayetteville Express pipeline system. In 2009 and 2008, Kinder Morgan Energy Partners made capital contributions of $103.2 million and $9.0 million, respectively, to Fayetteville Express to partially fund certain pre-construction pipeline costs. As of December 31, 2009, however, Kinder Morgan Energy Partners had no material net investment in Fayetteville Express because in November 2009, Fayetteville Express established and made borrowings under its own revolving bank credit facility in order to fund its pipeline development costs and to make distributions to its member owners to reimburse them for prior contributions. Accordingly, Kinder Morgan Energy Partners received cash distributions of $115.6 million from Fayetteville Express in 2009.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Investments (Continued)

        Our earnings (losses) from equity investments were as follows (in millions):

	Successor Company
				Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Rockies Express	$98.5	$84.9	$(8.2)	$(4.2)
NGPL	42.5	40.1	—	—
Red Cedar Gathering Company	24.9	26.7	16.1	11.9
Cortez Pipeline Company	22.3	20.8	10.5	8.7
Plantation Pipe Line Company	16.5	13.6	10.8	11.9
Thunder Creek Gas Services, LLC	—	1.3	1.2	1.0
Midcontinent Express	14.7	0.5	1.2	0.2
Express pipeline system	(4.1)	8.2	14.9	5.0
Thermo Companies	—	—	8.0	5.1
Horizon Pipeline Company	—	0.2	1.0	0.6
Endeavor Gathering LLC	0.1	—	—	—
All others	6.5	4.8	1.3	0.5

Total	$221.9	$201.1	$56.8	$40.7

Amortization of excess costs	$(5.8)	$(5.7)	$(3.4)	$(2.4)

        Summarized combined unaudited financial information for our significant equity investments (listed or described above) is reported below (in millions; amounts represent 100% of investee financial information):

	Year Ended December 31,
Income Statement(a)	2009	2008	2007
Revenues	$2,351.9	$2,170.4	$738.4
Costs and expenses	1,754.8	1,649.6	534.4

Earnings before extraordinary items and cumulative effect of a change in accounting principle	597.1	520.8	204.0

Net income	$597.1	$520.8	$204.0

	December 31,
Balance Sheet	2009	2008
Current assets	$501.8	$501.7
Non-current assets	16,687.5	13,582.1
Current liabilities	2,299.7	3,876.4
Non-current liabilities	6,275.6	5,306.0
Minority interest in equity of subsidiaries	—	0.6
Shareholders' equity	$8,614.0	$4,900.8

(a)
Amounts exclude NGPL earnings prior to sale of our 80% interest on February 15, 2008.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Investments (Continued)

        On January 1, 2009, we adopted certain provisions included within the "Investments—Equity Method and Joint Ventures" Topic of the Codification. These provisions clarify certain accounting and impairment considerations involving equity method investments. The adoption of these provisions did not have any impact on our consolidated financial statements.

        Also, on June 30, 2009, we adopted certain provisions included within the "Investments—Debt and Equity Securities" Topic of the Codification. These adopted provisions provide additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. The provisions change (i) the method for determining whether an other-than-temporary impairment exists for debt securities and (ii) the amount of an impairment charge to be recorded in earnings. The adoption of these provisions did not have a material impact on our consolidated financial statements. For more information on certain of our equity investments, see Note 17.

7. Goodwill and Other Intangibles

  Goodwill and Excess Investment Cost

        Changes in the gross amounts of our goodwill for each of the two years ended December 31, 2009 and 2008 are summarized as follows (in millions):

	Products Pipelines— KMP	Natural Gas Pipelines— KMP	CO2—KMP	Terminals— KMP	Kinder Morgan Canada— KMP	Total
Balance as of December 31, 2007	$2,179.4	$3,201.0	$1,077.6	$1,465.9	$250.1	$8,174.0
Acquisitions and purchase price adjustments	(54.8)	251.2	450.9	(9.5)	—	637.8
Disposals	—	—	—	—	—	—
Impairments	(1,266.5)	(2,090.2)	—	(676.6)	—	(4,033.3)
Other	(8.1)	(12.8)	(6.8)	(5.6)	(46.5)	(79.8)

Balance as of December 31, 2008	850.0	1,349.2	1,521.7	774.2	203.6	4,698.7
Acquisitions and purchase price adjustments	—	48.6	—	(35.4)	—	13.2
Disposals	—	—	—	—	—	—
Impairments	—	—	—	—	—	—
Currency translation adjustments	—	—	—	—	32.4	32.4

Balance as of December 31, 2009	$850.0	$1,397.8	$1,521.7	$738.8	$236.0	$4,744.3

        For more information on our accounting policies for goodwill, see Note 2 "Summary of Significant Accounting Policies—Goodwill."

        We record the excess of the cost of an acquisition price over the fair value of acquired net assets as an asset on our balance sheet. This amount is referred to and reported separately as "Goodwill" in the accompanying Consolidated Balance Sheets. Goodwill is not subject to amortization but must be tested for impairment at least annually. This test requires us to assign goodwill to an appropriate reporting unit and to determine if the implied fair value of the reporting unit's goodwill is less than its carrying amount.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Goodwill and Other Intangibles (Continued)

        We evaluate goodwill for impairment on May 31 of each year. For this purpose, we have six reporting units as follows: (i) Products Pipelines—KMP (excluding associated terminals), (ii) Products Pipelines Terminals—KMP (evaluated separately from Products Pipelines—KMP for goodwill purposes), (iii) Natural Gas Pipelines—KMP, (iv) CO2—KMP, (v) Terminals—KMP and (vi) Kinder Morgan Canada—KMP. There were no impairment charges resulting from our May 31, 2009 impairment testing, and no event indicating an impairment has occurred subsequent to that date.

        In the second quarter of 2008, we finalized the purchase price allocation associated with our May 2007 Going Private transaction, establishing the fair values of our individual assets and liabilities including assigning the associated goodwill to our six reporting units, in each case as of the May 31, 2007 acquisition date. A significant portion of the goodwill that arose in conjunction with this acquisition was determined to be associated with the general partner and significant limited partner interests in Kinder Morgan Energy Partners (a publicly traded master limited partnership, or "MLP"), attributable, in part, to the difference between the market multiples that might be paid to acquire the general partner and limited interests in an MLP and the market multiples that might be paid to acquire the individual assets that comprise that MLP. This market premium is partially attributable to the incentive distribution right that is embedded in the Kinder Morgan Energy Partners general partner interest for which a separate intangible asset was not recognized in purchase accounting because this right cannot be detached or transferred apart from the entire general partner interest.

        In conjunction with our first annual impairment test of the carrying value of this goodwill, performed as of May 31, 2008, we determined that the fair value of certain reporting units that are part of our investment in Kinder Morgan Energy Partners were less than the carrying values. The fair value of each reporting unit was determined from the present value of the expected future cash flows from the applicable reporting unit (inclusive of a terminal value calculated using market multiples between six and ten times cash flows) discounted at a rate of 9.0%. The value of each reporting unit was determined on a stand-alone basis from the perspective of a market participant and represented the price that would be received to sell the unit as a whole in an orderly transaction between market participants at the measurement date. Thus, any value generated from the inclusion of these assets in an MLP structure was not captured in the valuation of these reporting units. This resulted in several of the reporting units having fair values less than their carrying values as the incremental value created by the inclusion of these assets in an MLP structure was taken into account in the Going Private transaction and thus was used in allocating the purchase price. To capture this value at the reporting unit level, we believe it would be necessary to recreate the MLP structure at the reporting unit level. We believe this is not feasible for Kinder Morgan, Inc. or for any market participant, as further discussed below.

        Recreating such structure would involve separating each of our reporting units into separate entities so that each reporting unit could be valued on a stand alone basis assuming each such unit was sold as an MLP. Creating separate MLPs would involve significant structural difficulties including potentially numerous adverse state and federal tax consequences to Kinder Morgan Energy Partners and its unitholders. In addition, it would involve a significant amount of tax, legal and commercial analysis, and based on that analysis may also require customer and/or joint venture consents, lender consents, and regulatory approvals and/or unitholder approval. As a result of these factors, we believe that it is not feasible to apply the MLP structure related value to the individual reporting unit level.

        For the reporting units where the fair value was determined to be less than the carrying value, we determined the implied fair value of goodwill. The implied fair value of goodwill within each reporting

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Goodwill and Other Intangibles (Continued)

unit was then compared to the carrying value of goodwill of each such unit, resulting in the following goodwill impairment charges by reporting units: Products Pipelines—KMP (excluding associated terminals)—$1.20 billion, Products Pipelines Terminals—KMP (separate from Products Pipelines—KMP for goodwill impairment purposes)—$70 million, Natural Gas Pipelines—KMP—$2.09 billion, and Terminals—KMP—$677 million, for a total impairment of $4.03 billion. The goodwill impairment charges were non-cash charges and did not have any impact on our cash flows.

        On April 30, 2007, Kinder Morgan Energy Partners acquired the Trans Mountain pipeline system from us. This transaction caused us to evaluate the fair value of the Trans Mountain pipeline system in determining whether goodwill related to these assets was impaired. Accordingly, based on our consideration of supporting information obtained regarding the fair values of the Trans Mountain pipeline system assets, a goodwill impairment non-cash charge of $377.1 million was recorded in five months ended May 31, 2007.

        With regard to our equity investments in unconsolidated affiliates, in almost all cases, the price we paid to acquire our share of the net assets of such equity investees differed from the underlying book value of such net assets. This differential consists of two pieces. First, an amount related to the difference between the investee's recognized net assets at book value and at current fair values (representing the appreciated value in plant and other net assets), and secondly, to any premium in excess of fair value (referred to as equity method goodwill) we paid to acquire the investment. We include both amounts within "Investments" on the accompanying Consolidated Balance Sheets.

        The first differential, representing the excess of the fair market value of our investees' plant and other net assets over its underlying book value at the date of acquisition totaled $163.2 million and $169.0 million as of December 31, 2009 and 2008, respectively. In almost all instances, this differential, relating to the discrepancy between our share of the investee's recognized net assets at book values and at current fair values, represents our share of undervalued depreciable assets, and since those assets (other than land) are subject to depreciation, we amortize this portion of our investment cost against our share of investee earnings. As of December 31, 2009, this excess investment cost is being amortized over a weighted average life of approximately 28.9 years.

        The second differential, representing total unamortized excess cost over underlying fair value of net assets acquired (equity method goodwill) was $138.2 million as of both December 31, 2009 and December 31, 2008. This differential is not subject to amortization but rather to impairment testing. Accordingly, in addition to our annual impairment test of goodwill, we periodically reevaluate the amount at which we carry the excess of cost over fair value of net assets accounted for under the equity method, as well as the amortization period for such assets, to determine whether current events or circumstances warrant adjustments to our carrying value and/or revised estimates of useful lives. Our impairment test considers whether the fair value of the equity investment as a whole, not the underlying net assets, has declined and whether that decline is other than temporary. As of December 31, 2009, we believed no such impairment had occurred and no reduction in estimated useful lives was warranted.

  Other Intangibles

        Excluding goodwill, our other intangible assets include customer relationships, contracts and agreements, technology-based assets, and lease value. These intangible assets have definite lives and are

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Goodwill and Other Intangibles (Continued)

reported separately as "Other intangibles, net" in the accompanying Consolidated Balance Sheets. Following is information related to our intangible assets subject to amortization (in millions):

	December 31,
	2009	2008
Customer relationships, contracts and agreements
Gross carrying amount	$297.9	$270.9
Accumulated amortization	(50.9)	(30.3)

Net carrying amount	247.0	240.6

Technology-based assets, lease value and other
Gross carrying amount	14.1	11.7
Accumulated amortization	(1.3)	(0.8)

Net carrying amount	12.8	10.9

Total other intangibles, net	$259.8	$251.5

        Our customer relationships, contracts and agreements relate primarily to the Terminals—KMP business segment, and include relationships and contracts for handling and storage of petroleum, chemical, and dry-bulk materials, including oil, gasoline and other refined petroleum products, coal, petroleum coke, fertilizer, steel and ores. The values of these intangible assets were determined by us (often in conjunction with third party valuation specialists) by first, estimating the revenues derived from a customer relationship or contract (offset by the cost and expenses of supporting assets to fulfill the contract), and second, discounting the revenues at a risk adjusted discount rate.

        We amortize the costs of our intangible assets to expense in a systematic and rational manner over their estimated useful lives. Among the factors we weigh, depending on the nature of the asset, are the effect of obsolescence, new technology, and competition. For the years ended December 31, 2009 and 2008, seven months ended December 31, 2007 and five months ended May 31, 2007, the amortization expense on our intangibles totaled $21.1 million, $19.2 million, $11.9 million and $6.3 million, respectively. These expense amounts primarily consisted of amortization of our customer relationships, contracts and agreements. Our estimated amortization expense for our intangible assets for each of the next five fiscal years (2010 - 2014) is approximately $24.2 million, $22.1 million, $20.5 million, $19.6 million and $18.8 million, respectively.

        The life of each intangible asset is based either on the life of the corresponding customer contract or agreement or, in the case of a customer relationship intangible (the life of which was determined by an analysis of all available data on that business relationship), the length of time used in the discounted cash flow analysis to determine the value of the customer relationship. As of December 31, 2009, the weighted average amortization period for our intangible assets was approximately 15.1 years.

8. Debt

        We classify our debt based on the contractual maturity dates of the underlying debt instruments or as of the earliest put date available to the holders of the applicable debt. We defer costs associated with debt issuance over the applicable term or to the first put date, in the case of debt with a put feature. These costs are amortized as interest expense in the accompanying Consolidated Statements of Operations.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

  Short-Term Debt

        Our outstanding short-term debt balance as of December 31, 2009 was $768.7 million. The balance consisted of (i) $171.0 million in outstanding borrowings under our senior secured credit facility, (ii) $1.1 million remaining portion of our 6.50% series debentures, due September 1, 2013, (iii) $300 million in outstanding borrowings under Kinder Morgan Energy Partners' bank credit facility, (iv) $251.9 million (including $1.9 million of unamortized discounts and purchase accounting attributable to the Going Private transaction) for Kinder Morgan Energy Partners' 7.50% senior notes due November 1, 2010, (v) $23.7 million in principal amount of tax-exempt bonds that mature on April 1, 2024, but are due on demand pursuant to certain standby purchase agreement provisions contained in the bond indenture (Kinder Morgan Energy Partners' subsidiary Kinder Morgan Operating L.P. "B" is the obligor on the bonds), (vi) an $8.9 million portion of a 5.40% long-term note payable (Kinder Morgan Energy Partners' subsidiaries Kinder Morgan Operating L.P. "A" and Kinder Morgan Canada Company are the obligors on the note), (vii) a $6.8 million portion of 5.23% senior notes (Kinder Morgan Energy Partners' subsidiary Kinder Morgan Texas Pipeline, L.P. is the obligor on the notes) and (viii) $5.3 million in principal amount of adjustable rate industrial development revenue bonds that matured on January 1, 2010 (the bonds were issued by the Illinois Development Finance Authority and Kinder Morgan Energy Partners' subsidiary Arrow Terminals L.P. was the obligor on the bonds).

        Our outstanding short-term debt as of December 31, 2008 was $302.5 million, consisting of (i) $8.8 million in outstanding borrowings under our senior secured credit facility, (ii) a $5.0 million current portion of our 6.50% series debentures, due September 1, 2013, (iii) $250 million in principal amount of Kinder Morgan Energy Partners' 6.30% senior notes due February 1, 2009, (iv) the $23.7 million in principal amount of tax-exempt bonds due from Kinder Morgan Energy Partners' subsidiary Kinder Morgan Operating L.P. "B", (v) an $8.5 million portion of the 5.40% long-term note payable due from Kinder Morgan Energy Partners' subsidiaries Kinder Morgan Operating L.P. "A" and Kinder Morgan Canada Company and (vi) a $6.5 million portion of the 5.23% senior notes due from Kinder Morgan Energy Partners' subsidiary Kinder Morgan Texas Pipeline, L.P.

  Credit Facilities

	As of December 31, 2009
	Short-term Notes Payable	Weighted- Average Interest Rate
	(In millions)
Kinder Morgan, Inc.—Secured debt(a)	$171.0	1.61%
Kinder Morgan Energy Partners—Unsecured debt(b)	$300.0	0.59%

(a)
The average short-term debt outstanding (and related weighted-average interest rate) was $77.7 million (2.09%) during the twelve months ended December 31, 2009.

(b)
The average short-term debt outstanding (and related weighted-average interest rate) was $442.1 million (1.43%) during the twelve months ended December 31, 2009.

        Our $1.0 billion six-year senior secured revolving credit facility matures on May 30, 2013 and includes a sublimit of $300 million for the issuance of letters of credit and a sublimit of $50 million for

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

swingline loans. We do not have a commercial paper program. We had $8.8 million outstanding under our credit facility at December 31, 2008.

        The applicable margin for the revolving credit facility is subject to change pursuant to a leverage-based pricing grid. In addition, the credit agreement provides for customary commitment fees and letter of credit fees under the revolving credit facility. The credit agreement contains customary terms and conditions and is unconditionally guaranteed by each of our wholly owned material domestic restricted subsidiaries, to the extent permitted by applicable law and contract. Voluntary prepayments can be made at any time on revolving credit loans and swingline loans, in each case without premium or penalty, and on LIBOR Loans (as defined in the credit agreement) on the interest payment date without premium or penalty.

        Our credit facility included the following restrictive covenants as of December 31, 2009:

  •
  total debt divided by earnings before interest, income taxes, depreciation and amortization may not exceed:

  •
  7.00: 1.00 during January 1, 2009 and December 31, 2009; and

  •
  6.00: 1.00 thereafter;

  •
  certain limitations on indebtedness, including payments and amendments;

  •
  certain limitations on entering into mergers, consolidations, sales of assets and investments;

  •
  limitations on granting liens; and

  •
  prohibitions on making any dividend to shareholders if an event of default exists or would exist upon making such dividend.

        Kinder Morgan Energy Partners' $1.85 billion unsecured revolving bank credit facility is with a syndicate of financial institutions, and Wachovia Bank, National Association is the administrative agent. The credit facility permits Kinder Morgan Energy Partners to obtain bids for fixed rate loans from members of the lending syndicate, and the facility can be amended to allow for borrowings of up to $2.0 billion. Interest on Kinder Morgan Energy Partners' credit facility accrues at its option at a floating rate equal to either (i) the administrative agent's base rate (but not less than the Federal Funds Rate, plus 0.5%); or (ii) LIBOR, plus a margin, which varies depending upon the credit rating of Kinder Morgan Energy Partners' long-term senior unsecured debt. Borrowings under Kinder Morgan Energy Partners' credit facility can be used for general partnership purposes and as a backup for its commercial paper program.

        As of December 31, 2008, there were no borrowings under the Kinder Morgan Energy Partners credit facility. The credit facility matures August 18, 2010, and currently, Kinder Morgan Energy Partners plans to negotiate a renewal of the credit facility before its maturity date.

        During the first quarter of 2009, following Lehman Brothers Holdings Inc.'s filing for bankruptcy protection in September 2008; Kinder Morgan Energy Partners amended the credit facility to remove Lehman Brothers Commercial Bank as a lender, thus reducing the borrowing capacity under its credit facility by $63.3 million. The commitments of the other banks remain unchanged, and the credit facility is not defaulted.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

        Additionally, as of December 31, 2009, the amount available for borrowing under Kinder Morgan Energy Partners' credit facility was reduced by an aggregate amount of $282.8 million, consisting of the following letters of credit: (i) a $100 million letter of credit that supports certain proceedings with the California Public Utilities Commission involving refined products tariff charges on the intrastate common carrier operations of Kinder Morgan Energy Partners' Pacific operations' pipelines in the state of California, (ii) a combined $89.4 million in three letters of credit that support tax-exempt bonds, (iii) a combined $55.0 million in two letters of credit that support Kinder Morgan Energy Partners' hedging of commodity price risks associated with the sale of natural gas, natural gas liquids and crude oil, (iv) a $21.4 million letter of credit that supports Kinder Morgan Energy Partners' indemnification obligations on the Series D note borrowings of Cortez Capital Corporation and (v) a combined $17.0 million in other letters of credit supporting other obligations of Kinder Morgan Energy Partners and its subsidiaries.

        Kinder Morgan Energy Partners' credit facility included the following restrictive covenants as of December 31, 2009:

  •
  total debt divided by earnings before interest, income taxes, depreciation and amortization for the preceding four quarters may not exceed:

  •
  5.5, in the case of any such period ended on the last day of (i) a fiscal quarter in which we make any Specified Acquisition, or (ii) the first or second fiscal quarter next succeeding such a fiscal quarter; or

  •
  5.0, in the case of any such period ended on the last day of any other fiscal quarter;

  •
  certain limitations on entering into mergers, consolidations and sales of assets;

  •
  limitations on granting liens; and

  •
  prohibitions on making any distribution to holders of units if an event of default exists or would exist upon making such distribution.

        In addition to normal repayment covenants, under the terms of Kinder Morgan Energy Partners' credit facility, the occurrence at any time of any of the following would constitute an event of default: (i) Kinder Morgan Energy Partners' failure to make required payments of any item of indebtedness or any payment in respect of any hedging agreement, provided that the aggregate outstanding principal amount for all such indebtedness or payment obligations in respect of all hedging agreements is equal to or exceeds $75 million, (ii) Kinder Morgan Energy Partners' general partner's failure to make required payments of any item of indebtedness, provided that the aggregate outstanding principal amount for all such indebtedness is equal to or exceeds $75 million, (iii) adverse judgments rendered against Kinder Morgan Energy Partners for the payment of money in an aggregate amount in excess of $75 million, if this same amount remains undischarged for a period of thirty consecutive days during which execution shall not be effectively stayed and (iv) voluntary or involuntary commencements of any proceedings or petitions seeking Kinder Morgan Energy Partners' liquidation, reorganization or any other similar relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law.

        Other than the relatively non-restrictive negative covenants and events of default in Kinder Morgan Energy Partners' credit facility, there are no provisions protecting against a situation where Kinder Morgan Energy Partners is unable to terminate an agreement with a counterparty who is facing

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

an impending financial collapse, and such collapse may be hastened due to cross-defaults. Also, Kinder Morgan Energy Partners' credit facility does not contain a material adverse change clause coupled with a lockbox provision; however, the facility does provide that the margin Kinder Morgan Energy Partners will pay with respect to borrowings, and the facility fee that it will pay on the total commitment, will vary based on its senior debt investment rating. None of Kinder Morgan Energy Partners' debt is subject to payment acceleration as a result of any change to its credit ratings.

  Commercial Paper Program

        On October 13, 2008, Standard & Poor's Rating Services lowered Kinder Morgan Energy Partners' short-term credit rating to A-3 from A-2. Additionally, on May 6, 2009, Moody's Investor Services, Inc. downgraded Kinder Morgan Energy Partners' commercial paper rating to Prime-3 from Prime-2. As a result of these revisions and the commercial paper market conditions, Kinder Morgan Energy Partners has been unable to access commercial paper borrowings, and as of December 31, 2009 and 2008, it had no commercial paper borrowings.

        On February 25, 2010, Standard & Poor's Rating Services raised Kinder Morgan Energy Partners' short-term credit rating to A-2 from A-3 which may allow Kinder Morgan Energy Partners access to the commercial paper market. However, Kinder Morgan Energy Partners expects that it will continue to meet its financing and liquidity needs primarily through borrowings made under its bank credit facility described above.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

  Long-Term Debt

        Our long-term debt balance at December 31, 2009 and 2008 was $13,240.7 million and $12,126.8 million, respectively. Total long-term debt consisted of the balances shown in the table below (in millions).

	December 31,
	2009	2008
Kinder Morgan, Inc.
Debentures
6.50% Series, due September 1, 2013	$1.1	$6.1
6.67% Series, due November 1, 2027	7.0	7.0
7.25% Series, due March 1, 2028	32.0	32.0
7.45% Series, due March 1, 2098	25.9	25.9
Senior Notes
6.50% Series, due September 1, 2012	844.1	846.2
5.15% Series, due March 1, 2015	235.6	233.3
Deferrable Interest Debentures Issued to Subsidiary Trusts
8.56% Junior Subordinated Deferrable Interest Debentures due April 15, 2027	15.8	15.8
7.63% Junior Subordinated Deferrable Interest Debentures due April 15, 2028	19.9	19.9
Bank credit facility borrowings	171.0	8.8
Unamortized gain on termination of interest rate swap	4.6	6.4
Kinder Morgan Finance Company LLC
5.35% Series, due January 5, 2011	745.9	742.0
5.70% Series, due January 5, 2016	811.6	806.6
6.40% Series, due January 5, 2036	34.4	33.8
Carrying value adjustment for interest rate swap(a)	13.5	—
Unamortized gain on termination of interest rate swap	10.5	12.8
Kinder Morgan G.P., Inc.
$1,000 Liquidation Value Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock	100.0	100.0
Kinder Morgan Energy Partners, L.P. borrowings:
6.30% senior notes due February 1, 2009	—	250.1
7.50% senior notes due November 1, 2010	251.8	253.8
6.75% senior notes due March 15, 2011	704.3	707.6
7.125% senior notes due March 15, 2012	456.2	458.7
5.85% senior notes due September 15, 2012	500.0	500.0
5.00% senior notes due December 15, 2013	492.8	491.3
5.125% senior notes due November 15, 2014	491.7	490.2
5.625% senior notes due February 15, 2015	300.0	—
6.00% senior notes due February 1, 2017	598.0	597.8
5.95% senior notes due February 15, 2018	975.0	975.0
9.00% senior notes due February 1, 2019(b)	500.0	500.0
6.85% senior notes due February 15, 2020	700.0	—
5.80% senior notes due March 1, 2021	400.0	—
7.40% senior notes due March 15, 2031	310.1	310.3
7.75% senior notes due March 15, 2032	316.1	316.4
7.30% senior notes due August 15, 2033	513.7	513.9
5.80% senior notes due March 15, 2035	477.7	477.4
6.50% senior notes due February 1, 2037	395.8	395.8
6.95% senior notes due January 15, 2038	1,175.0	1,175.0
6.50% senior notes due September 1, 2039	600.0	—

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

	December 31,
	2009	2008
Bank credit facility borrowings	300.0	—
Carrying value adjustment for interest rate swaps	10.0	754.2
Unamortized gain on termination of interest rate swaps	322.4	197.6
Subsidiary borrowings:
Arrow Terminals L.P.-IL Development Revenue Bonds due January 1, 2010	5.3	5.3
Kinder Morgan Louisiana Pipeline LLC-6.0% LA Development Revenue note due January 1, 2011	5.0	5.0
Kinder Morgan Operating L.P. "A"-5.40% BP note, due March 31, 2012	14.9	19.4
Kinder Morgan Canada Company-5.40% BP note, due March 31, 2012	13.2	17.2
Kinder Morgan Texas Pipeline, L.P.-5.23% Senior Notes, due January 2, 2014	30.5	37.0
Kinder Morgan Liquids Terminals LLC-N.J. Development Revenue Bonds due January 15, 2018	25.0	25.0
Kinder Morgan Columbus LLC-5.50% MS Development Revenue note due September 1, 2022	8.2	8.2
Kinder Morgan Operating L.P. "B"-Jackson-Union Cos. IL Revenue Bonds due April 1, 2024	23.7	23.7
International Marine Terminals-Plaquemines, LA Revenue Bonds due March 15, 2025	40.0	40.0
Other miscellaneous subsidiary debt	1.3	1.3
Unamortized Debt Discount on Long-term Debt	(21.2)	(14.5)
Current Maturities of Long-term Debt	(768.7)	(302.5)

Total Long-term Debt	$13,240.7	$12,126.8

(a)
Adjustment of carrying value of long-term securities subject to outstanding interest rate swaps; see Note 13.

(b)
Kinder Morgan Energy Partners issued its $500 million in principal amount of 9.00% senior notes due February 1, 2019 in December 2008, and these notes may be repurchased at the noteholders' option. Each holder of the notes has the right to require Kinder Morgan Energy Partners to repurchase all or a portion of the notes owned by such holder on February 1, 2012 at a purchase price equal to 100% of the principal amount of the notes tendered by the holder plus accrued and unpaid interest to, but excluding, the repurchase date. On and after February 1, 2012, interest will cease to accrue on the notes tendered for repayment. A holder's exercise of the repurchase option is irrevocable.

        In February 2008, approximately $4.6 billion of the proceeds from the completed sale of an 80% ownership interest in NGPL PipeCo LLC were used to pay off and retire our senior secured credit facility's Tranche A and Tranche B term loans and to pay down amounts outstanding at that time under our $1.0 billion revolving credit facility as follows (in millions):

Debt Paid Down and/or Retired
Kinder Morgan, Inc.
Senior Secured Credit Term Loan Facilities
Tranche A Term Loan, Due 2013	$995.0
Tranche B Term Loan, Due 2014	3,183.5
Credit Facility
$1.0 billion Secured Revolver, Due May 2013	375.0

Total Paid Down and/or Retired	$4,553.5

        In March 2008, using primarily proceeds from the completed sale of an 80% ownership interest in NGPL PipeCo LLC, along with cash on hand and borrowings under our $1.0 billion revolving credit

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

facility, we repurchased approximately $1.67 billion par value of our outstanding debt securities for $1.6 billion in cash as follows (in millions):

Par Value of Debt Repurchased
Kinder Morgan, Inc.
Debentures
6.50% Series, Due 2013	$18.9
6.67% Series, Due 2027	143.0
7.25% Series, Due 2028	461.0
7.45% Series, Due 2098	124.1
Senior Notes
6.50% Series, Due 2012	160.7
Kinder Morgan Finance Company LLC
6.40% Series, Due 2036	513.6
Deferrable Interest Debentures Issued to Subsidiary Trusts
8.56% Junior Subordinated Deferrable Interest Debentures Due 2027	87.3
7.63% Junior Subordinated Deferrable Interest Debentures Due 2028	160.6

Repurchase of Outstanding Debt Securities	$1,669.2

  Kinder Morgan, Inc.

        The 2013 debentures are not redeemable prior to maturity. The 2028 and 2098 debentures and the 2012 and 2015 senior notes are redeemable in whole or in part, at our option at any time, at redemption prices defined in the associated prospectus supplements. The 2027 debentures are redeemable in whole or in part, at our option after November 1, 2004 at redemption prices defined in the associated prospectus supplements.

        On each of the dates of September 4, 2009 and September 5, 2008, we made $5.0 million payments on our 6.50% series debentures, due 2013.

  Kinder Morgan Finance Company LLC

        The 2011, 2016 and 2036 senior notes issued by Kinder Morgan Finance Company LLC are redeemable in whole or in part, at our option at any time, at redemption prices defined in the associated prospectus supplements. Each series of these notes is fully and unconditionally guaranteed by Kinder Morgan, Inc. on a senior unsecured basis as to principal, interest and any additional amounts required to be paid as a result of any withholding or deduction for Canadian taxes.

  Kinder Morgan Energy Partners

        All of Kinder Morgan Energy Partners' fixed rate senior notes provide that it may redeem the notes at any time at a price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date plus a make-whole premium.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

        During 2009, Kinder Morgan Energy Partners completed two separate public offerings of senior notes. With regard to these offerings, Kinder Morgan Energy Partners received proceeds, net of underwriting discounts and commissions, as follows: (i) $993.3 million from a May 14, 2009 public offering of a total of $1 billion in principal amount of senior notes, consisting of $300 million of 5.625% notes due February 15, 2015, and $700 million of 6.85% notes due February 15, 2020 and (ii) $987.4 million from a September 16, 2009 public offering of a total of $1 billion in principal amount of senior notes, consisting of $400 million of 5.80% notes due March 1, 2021 and $600 million of 6.50% notes due September 1, 2039.

        During 2008, Kinder Morgan Energy Partners completed three separate public offerings of senior notes. With regard to the three offerings, Kinder Morgan Energy Partners received proceeds, net of underwriting discounts and commissions, as follows: (i) $894.1 million from a February 12, 2008 public offering of a total of $900 million in principal amount of senior notes, consisting of $600 million of 5.95% notes due February 15, 2018, and $300 million of 6.95% notes due January 15, 2038 (these notes constitute a further issuance of the $550 million aggregate principal amount of 6.95% notes Kinder Morgan Energy Partners issued on June 21, 2007 and form a single series with those notes), (ii) $687.7 million from a June 6, 2008 public offering of a total of $700 million in principal amount of senior notes, consisting of $375 million of 5.95% notes due February 15, 2018 (these notes constitute a further issuance of the $600 million aggregate principal amount of 5.95% notes Kinder Morgan Energy Partners issued on February 12, 2008 and form a single series with those notes), and $325 million of 6.95% notes due January 15, 2038 (these notes constitute a further issuance of the combined $850 million aggregate principal amount of 6.95% notes Kinder Morgan Energy Partners issued on June 21, 2007 and February 12, 2008, and form a single series with those notes) and (iii) $498.4 million from a December 19, 2008 public offering of $500 million in principal amount of 9.00% senior notes due February 1, 2019.

        Kinder Morgan Energy Partners used the proceeds from its first two 2008 debt offerings to reduce the borrowings under its commercial paper program. Kinder Morgan Energy Partners used the proceeds from its December 2008 debt offering and from all of its 2009 debt offerings to reduce the borrowings under its bank credit facility.

        In addition, on February 1, 2009, Kinder Morgan Energy Partners paid $250 million to retire the principal amount of its 6.30% senior notes that matured on that date. Kinder Morgan Energy Partners borrowed the necessary funds under its bank credit facility.

  Interest Rate Swaps

        Information on our interest rate swaps is contained in Note 13 "Risk Management—Interest Rate Risk Management."

  Kinder Morgan Energy Partners' Subsidiary Debt

        Kinder Morgan Energy Partners' subsidiaries are obligors on the following debt. The agreements governing these obligations contain various affirmative and negative covenants and events of default. Kinder Morgan Energy Partners does not believe that these provisions will materially affect distributions to its partners.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

  Central Florida Pipeline LLC Debt

        On July 23, 2008, Central Florida Pipeline LLC paid the final $5.0 million outstanding principal amount of its 7.84% senior notes that matured on that date, and following its repayment, Central Florida Pipeline LLC had no outstanding debt.

        Arrow Terminals L.P.

        Kinder Morgan Energy Partners' subsidiary Arrow Terminals L.P. is an obligor on a $5.3 million principal amount of Adjustable Rate Industrial Development Revenue Bonds issued by the Illinois Development Finance Authority. The bonds have a maturity date of January 1, 2010, and interest on these bonds is paid and computed quarterly at the Bond Market Association Municipal Swap Index. The bonds are collateralized by a first mortgage on assets of Arrow's Chicago operations and a third mortgage on assets of Arrow's Pennsylvania operations. As of December 31, 2009, the interest rate was 0.365%. The bonds are also backed by a $5.4 million letter of credit issued by JP Morgan Chase that backs-up the $5.3 million principal amount of the bonds and $0.1 million of interest on the bonds for up to 45 days computed at 12% per annum on the principal amount thereof. On January 4, 2010, Arrow Terminals L.P. paid the $5.3 million outstanding principal amount of the bonds that matured on that date and following its repayment, Arrow Terminals L.P. had no outstanding debt.

  Kinder Morgan Operating L.P. "A" Debt

        Effective January 1, 2007, Kinder Morgan Energy Partners acquired the remaining approximately 50.2% interest in the Cochin pipeline system that it did not already own. As part of the purchase price consideration, two of Kinder Morgan Energy Partners' subsidiaries issued a long-term note payable to the seller having a fair value of $42.3 million. Kinder Morgan Energy Partners valued the debt equal to the present value of amounts to be paid, determined using an annual interest rate of 5.40%. Kinder Morgan Energy Partners' subsidiaries Kinder Morgan Operating L.P. "A" and Kinder Morgan Canada Company are the obligors on the note, and the principal amount of the note, along with interest, is due in five annual installments of $10.0 million beginning March 31, 2008. The final payment is due March 31, 2012. As of December 31, 2008, the net present value (representing the outstanding balance on our balance sheet) of the note was $36.6 million. The second installment was paid on March 31, 2009, and as of December 31, 2009, the net present value of the note was $28.1 million.

  Kinder Morgan Texas Pipeline, L.P. Debt

        Kinder Morgan Energy Partners' subsidiary, Kinder Morgan Texas Pipeline, L.P. is the obligor on a series of unsecured senior notes with a fixed annual stated interest rate as of August 1, 2005, of 8.85%. Kinder Morgan Energy Partners assumed this debt on August 1, 2005 when it acquired a natural gas storage facility located in Liberty County, Texas from a third party, and it valued the debt equal to the present value of amounts to be paid determined using an approximate interest rate of 5.23%. The assumed principal amount, along with interest, is due in monthly installments of approximately $0.7 million, and the final payment is due January 2, 2014. As of December 31, 2009, Kinder Morgan Texas Pipeline L.P.'s outstanding balance under the senior notes was $30.5 million. Additionally, the unsecured senior notes may be prepaid at any time in amounts of at least $1.0 million and at a price equal to the higher of par value or the present value of the remaining scheduled payments of principal and interest on the portion being prepaid.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

  Kinder Morgan Liquids Terminals LLC Debt

        Kinder Morgan Liquids Terminals LLC is the obligor on $25.0 million of Economic Development Revenue Refunding Bonds issued by the New Jersey Economic Development Authority. These bonds have a maturity date of January 15, 2018. Interest on these bonds is computed on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed during Commercial Paper, Daily or Weekly Rate Periods and on the basis of a 360-day year consisting of twelve 30-day months during a Term Rate Period. As of December 31, 2009, the interest rate was 0.19%. Kinder Morgan Energy Partners has an outstanding letter of credit issued by Citibank in the amount of $25.4 million that backs-up the $25.0 million principal amount of the bonds and $0.4 million of interest on the bonds for up to 46 days computed at 12% on a per annum basis on the principal thereof.

  Kinder Morgan Operating L.P. "B" Debt

        As of December 31, 2008, Kinder Morgan Energy Partners' subsidiary Kinder Morgan Operating L.P. "B" was the obligor of a principal amount of $23.7 million of tax-exempt bonds due April 1, 2024. The bonds were issued by the Jackson-Union Counties Regional Port District, a political subdivision embracing the territories of Jackson County and Union County in the state of Illinois. These variable rate demand bonds bear interest at a weekly floating market rate and are backed-up by a letter of credit issued by Wachovia.

        The bond indenture also contains certain standby purchase agreement provisions which allow investors to put (sell) back their bonds at par plus accrued interest. In the fourth quarter of 2008, certain investors elected to sell back their bonds and Kinder Morgan Energy Partners paid a total principal and interest amount of $5.2 million according to the letter of credit reimbursement provisions; however, the bonds were subsequently resold and as of December 31, 2008, Kinder Morgan Energy Partners was fully reimbursed for its prior payments. As of December 31, 2009, the interest rate on these bonds was 0.21%. Kinder Morgan Energy Partners' outstanding letter of credit issued by Wachovia totaled $24.1 million, which backs-up a principal amount of $23.7 million and $0.4 million of interest on the bonds for up to 55 days computed at 12% per annum on the principal amount thereof.

  International Marine Terminals Debt

        Kinder Morgan Energy Partners owns a 66 2/3% interest in the International Marine Terminals partnership ("IMT"). The principal assets owned by IMT are dock and wharf facilities financed by the Plaquemines Port, Harbor and Terminal District (Louisiana) $40.0 million Adjustable Rate Annual Tender Port Facilities Revenue Refunding Bonds (International Marine Terminals Project) Series 1984A and 1984B. As of December 31, 2009, the interest rate on these bonds was 3.25%.

        On March 15, 2005, these bonds were refunded and the maturity date was extended from March 15, 2006 to March 15, 2025. No other changes were made under the bond provisions. The bonds are backed by two letters of credit issued by Wachovia Bank, National Association. On March 19, 2002, an Amended and Restated Letter of Credit Reimbursement Agreement relating to the letters of credit in the amount of $45.5 million was entered into by IMT and KBC Bank. In connection with that agreement, Kinder Morgan Energy Partners agreed to guarantee the obligations of IMT in proportion to its ownership interest. Kinder Morgan Energy Partners' obligation is approximately $30.3 million for principal, plus interest and other fees.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

  Gulf Opportunity Zone Bonds

        To help fund Kinder Morgan Energy Partners' business growth in the states of Mississippi and Louisiana, it completed the purchase of a combined $13.2 million in principal amount of tax exempt revenue bonds in two separate transactions in December 2008. The bond offerings were issued under the Gulf Opportunity Zone Act of 2005 and consisted of the following: (i) $8.2 million in principal amount of 5.5% Development Revenue Bonds issued by the Mississippi Business Finance Corporation ("MBFC"), a public, non-profit corporation that coordinates a variety of resources used to assist business and industry in the state of Mississippi and (ii) $5.0 million in principal amount of 6.0% Development Revenue Bonds issued by the Louisiana Community Development Authority, a political subdivision of the state of Louisiana.

        The Mississippi revenue bonds mature on September 1, 2022, and both principal and interest is due in full at maturity. Kinder Morgan Energy Partners holds an option to redeem in full (and settle the note payable to MBFC) the principal amount of bonds it holds without penalty after one year. The Louisiana revenue bonds have a maturity date of January 1, 2011 and provide for semi-annual interest payments each July 1 and January 1.

  Maturities of Debt

        The scheduled maturities of our and Kinder Morgan Energy Partners' outstanding debt balances, excluding the value of interest rate swaps, as of December 31, 2009, are summarized as follows (in millions):

Year	Commitment
2010	$768.7
2011	1,471.7
2012	2,317.2
2013	500.2
2014	492.3
Thereafter	8,098.3

Total	$13,648.4

  Kinder Morgan G.P., Inc. Preferred Shares

        As of December 31, 2009, Kinder Morgan G.P., Inc. had outstanding 100,000 shares of its $1,000 Liquidation Value Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock due 2057. Until August 18, 2012, dividends will accumulate, commencing on the issue date, at a fixed rate of 8.33% per annum and will be payable quarterly in arrears, when and if declared by Kinder Morgan G.P., Inc.'s Board of Directors, on February 18, May 18, August 18 and November 18 of each year, beginning November 18, 2007. After August 18, 2012, dividends on the preferred stock will accumulate at a floating rate of the 3-month LIBOR plus 3.8975% and will be payable quarterly in arrears, when and if declared by Kinder Morgan G.P., Inc.'s Board of Directors, on February 18, May 18, August 18 and November 18 of each year, beginning November 18, 2012. The preferred stock has approval rights over a commencement of or filing of voluntary bankruptcy by Kinder Morgan Energy Partners or its SFPP, L.P. or Calnev Pipe Line LLC subsidiaries.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Debt (Continued)

        During 2009, $8.3 million in cash dividends, or $83.30 per share, was paid on Kinder Morgan G.P. Inc.'s Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock. On January 20, 2010, Kinder Morgan G.P., Inc.'s Board of Directors declared a quarterly cash dividend on its Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock of $20.825 per share that was paid on February 18, 2010 to shareholders of record as of January 29, 2010.

9. Employee Benefits

  Pension and Postretirement Benefit Plans

  Kinder Morgan, Inc.

  Retirement Plans

        We have defined benefit pension plans covering eligible full-time employees. These plans provide pension benefits that are based on the employees' compensation during the period of employment, age and years of service. These plans are tax-qualified subject to the minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended. Our funding policy is to contribute annually the recommended contribution using the actuarial cost method and assumptions used for determining annual funding requirements. Plan assets consist primarily of pooled fixed income, equity, bond and money market funds. The Plan did not have any material investments in our company or affiliates as of December 31, 2009 and 2008.

        Total amounts recognized in net periodic pension cost include the following components (in millions):

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
	(In millions)			(In millions)
Net periodic pension benefit cost
Service cost	$4.8	$10.8	$5.6	$4.5
Interest cost	15.8	14.5	8.1	5.6
Expected return on assets	(16.2)	(23.2)	(14.0)	(9.6)
Amortization of prior service cost	0.1	0.1	—	0.1
Amortization of loss	7.9	0.3	—	0.2

Net periodic pension benefit cost	$12.4	$2.5	$(0.3)	$0.8

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Employee Benefits (Continued)

        The following table sets forth the reconciliation of the beginning and ending balances of the pension benefit obligation (in millions):

	Year Ended December 31,
	2009	2008
Benefit obligation at beginning of period	$255.0	$258.0
Service cost	4.8	10.8
Interest cost	15.8	14.5
Actuarial loss (gain)	12.4	(14.2)
Plan amendments	—	0.8
Benefits paid	(13.6)	(14.9)

Benefit obligation at end of period	$274.4	$255.0

        The accumulated benefit obligation at December 31, 2009 and 2008 was $265.2 million and $248.6 million, respectively.

        The following table sets forth the reconciliation of the beginning and ending balances of the fair value of the plans' assets and the plans' funded status (in millions):

	Year Ended December 31,
	2009	2008
	(In millions)
Fair value of plan assets at beginning of period	$179.7	$264.7
Actual return on plan assets during the period	34.0	(70.1)
Contributions by employer	20.0	—
Benefits paid during the period	(13.6)	(14.9)

Fair value of plan assets at end of period	220.1	179.7
Benefit obligation at end of period	(274.4)	(255.0)

Funded status at end of period	$(54.3)	$(75.3)

        The accompanying Consolidated Balance Sheets at December 31, 2009 and 2008 include a balance of $54.3 million and $75.3 million, respectively, under the caption "Other Long-term Liabilities and Deferred Credits" related to our pension plans.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Employee Benefits (Continued)

        The following table sets forth by level, within the fair value hierarchy, the Plan's assets at fair value (in millions):

	Assets at fair value at December 31, 2009
	Level 1	Level 2	Level 3	Total
Money market funds	$—	$20.1	$—	$20.1
Insurance contracts	—	12.2	—	12.2
Mutual funds	—	61.1	—	61.1
Common and preferred stocks	75.6	—	—	75.6
Corporate bonds	—	23.8	—	23.8
U.S. government securities	—	15.2	—	15.2
Asset backed securities	—	3.2	—	3.2
Limited partnerships	—	—	5.2	5.2
Private equity	—	—	3.2	3.2

Total asset fair value	$75.6	$135.6	$8.4	$219.6	(a)

(a)
Excludes $0.5 million in interest, dividend and security receivables.

        An asset's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

        Following is a description of the valuation methodologies used for assets measured at fair value:

        Common stocks and fixed income:    Valued at the closing price reported on the active market on which the individual securities are traded.

        Money market funds:    Valued at amortized cost, which approximates fair value.

        Mutual funds:    Valued at the net asset value ("NAV") of shares held by the plan at year end.

        Limited partnership and private equity investments:    Valued at net fair value utilizing discounted present value.

        Insurance contracts:    Valued at contract value, which approximates fair value.

        The table below sets forth a summary of changes in the fair value of the Plan's level 3 assets (in millions):

	Level 3 assets at fair value at December 31, 2009
	Limited Partnerships	Private Equity	Total
Balance, beginning of year	$4.6	$2.6	$7.2
Realized and unrealized gains/(losses)	0.4	(0.5)	(0.1)
Purchases and sales	0.2	1.1	1.3

Level 3 end of year balance	$5.2	$3.2	$8.4

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Employee Benefits (Continued)

        Changes in the underlying value of level 3 assets due to the effect of measurement were immaterial for the year ended December 31, 2009.

        Amounts recognized in "Accumulated Other Comprehensive Loss" consist of:

	Year Ended December 31,
	2009	2008
Beginning balance	$109.9	$30.6
Net (gain)/loss arising during period	(5.3)	79.1
Prior service cost arising during period	—	0.7
Amortization of (gain)/loss	(7.9)	(0.4)
Amortization of prior service cost	(0.1)	(0.1)

Ending balance	$96.6	$109.9

        Our actuarial estimates allocate costs based on projected employee costs. As experience develops under our plan, actuarial gains (losses) result from experience more favorable (unfavorable) than assumed.

        The estimated net loss for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic pension benefit cost over the next fiscal year is $6.1 million.

        We expect to contribute approximately $20 million to the Plan during 2010.

        The following net benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in millions):

Fiscal year	Expected net benefit payments
2010	$14.9
2011	$15.9
2012	$16.6
2013	$17.2
2014	$18.1
2015 - 2019	$115.0

        Effective January 1, 2001, we created the Kinder Morgan, Inc. Retirement Plan ("Retirement Plan"), a cash balance plan. Certain collectively bargained employees and "grandfathered" employees continue to accrue benefits through the defined pension benefit plan described above. The remainder of the employees accrue benefits through a Personal Retirement Account ("PRA") in the Retirement Plan. Employees converting to the Retirement Plan were credited with the current fair value of any benefits they had previously accrued through the defined benefit plan. We allocate contributions equivalent to 3% of eligible compensation every pay period to participants' PRA. Interest is credited to the PRA at the 30-year U.S. Treasury bond rate determined on November 30 of the prior year. Employees become 100 percent vested in the plan after three years (five years prior to January 1, 2008) and may take a lump sum distribution upon termination of employment or retirement.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Employee Benefits (Continued)

        Commencing April 12, 2009, we suspended the 3% contributions to employees' PRAs for the 2009 year. We began allocating contributions equivalent to 3% of eligible compensation into the PRA effective January 1, 2010. Those employees who were grandfathered or accruing under the prior defined benefit pension plan continued to accrue pension benefits with no interruption in 2009.

        In addition to the Retirement Plan described above, we have the Kinder Morgan, Inc. Savings Plan (the "Plan"), a defined contribution 401(k) plan. The Plan permits all eligible Plan participants to contribute between 1% and 50% of eligible compensation, on a pre-tax or after-tax (Roth 401k) basis, into their accounts. In addition to a Company contribution equal to 4% of eligible compensation per year for most of the Plan participants, Kinder Morgan may make discretionary contributions. Certain Plan participant's contributions and Company contributions are based on collective bargaining agreements. The contributions are made each pay period on behalf of each eligible participant. Participants may direct the investment of their contributions and all Company contributions, including discretionary contributions, into a variety of investments. Plan assets are held and distributed pursuant to a trust agreement. The total amount contributed for the year ended December 31, 2009, the year ended December 31, 2008, seven months ended December 31, 2007 and five months ended May 31, 2007 was $19.8 million, $20.8 million, $11.0 million and $8.1 million, respectively.

        Company contributions for participants vest on the second anniversary of the date of hire. Effective October 1, 2005, a tiered Company contribution schedule was implemented for new employees of the Terminals—KMP segment. This tiered schedule provides for Company contributions of 1% for service less than one year, 2% for service between one and two years, 3% for services between two and five years, and 4% for service of five years or more. All Company contributions for Terminals—KMP employees hired after October 1, 2005 vest on the fifth anniversary of the date of hire. Effective January 1, 2008, this five-year anniversary date for Terminals—KMP employees was changed to three-year anniversary vest schedule to comply with changes in federal regulations. Effective July 16, 2008, we changed the vesting schedule for Terminals-KMP back to two years of service. Vesting on Company contributions for bargaining employees will follow the collective bargaining agreements.

        At its July 2008 meeting, the Compensation Committee of our Board of Directors approved a special contribution of an additional 1% of base pay into the Plan for each eligible participant. Each eligible participant received an additional 1% Company contribution based on eligible base pay each pay period beginning with the first pay period of August 2008 and continuing through the last pay period of July 2009. The additional 1% contribution did not change or otherwise impact the annual 4% contribution that eligible participants received and the vesting schedule mirrored the Company's 4% contribution. Since this additional 1% Company contribution is discretionary, Compensation Committee approval will be required annually for each additional contribution.

        Commencing February 1, 2009 through February 1, 2010, the Company suspended both the annual 4% contribution as well as the discretionary 1% contribution for participants with a title of Vice President or greater.

        Additionally, participants have an option to make after-tax "Roth" contributions (Roth 401(k) option) to a separate participant account. Unlike traditional 401(k) plans, where participant contributions are made with pre-tax dollars, earnings grow tax-deferred, and the withdrawals are treated as taxable income, Roth 401(k) contributions are made with after-tax dollars, earnings are tax-free, and the withdrawals are tax-free if they occur after both (i) the fifth year of participation in the Roth

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Employee Benefits (Continued)

401(k) option and (ii) attainment of age 59 1/2, death or disability. The Company contribution will still be considered taxable income at the time of withdrawal.

        Beginning in 2006, we elected not to make any restricted stock awards as a result of the Going Private transaction. To ensure that certain key employees who had previously received restricted stock and restricted stock unit awards continued under a long-term retention and incentive program, the Company implemented the Long-term Incentive Retention Award plan. The plan provides cash awards approved by the compensation committees of the Company which are granted in July of each year to recommended key employees. Senior management is not eligible for these awards. These grants require the employee to sign a grant agreement. The grants vest 100% after the third year anniversary of the grant provided the employee remains with the Company. Grants were made in July of 2007, 2008 and 2009. During the year ended December 31, 2009, December 31, 2008, seven months ended December 31, 2007 and five months ended May 31, 2007 we amortized $2.3 million, $6.9 million, $5.3 million and $1.3 million, respectively, related to these grants.

  Other Postretirement Employee Benefits

        We have a postretirement plan providing medical and life insurance benefits upon retirement. For certain eligible employees and their eligible dependents that are "grandfathered," we also provide a subsidized premium. All others who are eligible pay the full cost. NGPL PipeCo funds a portion of the future expected postretirement benefit cost under the plan by making payments to Voluntary Employee Benefit Association trusts. Plan assets are invested in a mix of equity funds and fixed income instruments similar to the investments in our pension plans.

        Total amounts recognized in net periodic postretirement benefit cost include the following components (in millions):

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Net periodic postretirement benefit cost
Service cost	$0.3	$0.3	$0.2	$0.2
Interest cost	4.5	4.6	2.7	1.9
Expected return on assets	(4.6)	(6.5)	(3.9)	(2.7)
Amortization of prior service credit	—	—	—	(0.7)
Amortization of loss	2.5	0.5	—	2.0

Net periodic postretirement benefit cost	$2.7	$(1.1)	$(1.0)	$0.7

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Employee Benefits (Continued)

        The following table sets forth the reconciliation of the beginning and ending balances of the accumulated postretirement benefit obligation (in millions):

	Year Ended December 31,
	2009	2008
Benefit obligation at beginning of period	$78.0	$82.0
Service cost	0.3	0.3
Interest cost	4.5	4.6
Actuarial loss (gain)	1.1	2.0
Benefits paid	(11.7)	(13.8)
Retiree contributions	3.4	2.9

Benefit obligation at end of period	$75.6	$78.0

        The following table sets forth the reconciliation of the beginning and ending balances of the fair value of plan assets and the plan's funded status (in millions):

	Year Ended December 31,
	2009	2008
Fair value of plan assets at beginning of period	$49.1	$69.2
Actual return on plan assets	6.8	(17.5)
Contributions	7.0	8.7
Retiree contributions	3.4	2.9
Benefits paid	(12.2)	(14.2)

Fair value of plan assets at end of period	54.1	49.1
Benefit obligation at end of period	(75.6)	(78.0)

Funded status at end of period	$(21.5)	$(28.9)

        The accompanying Consolidated Balance Sheets at December 31, 2009 and 2008 include balances of $21.5 million and $28.9 million, respectively, under the caption "Other Long-term Liabilities and Deferred Credits," related to our other postretirement benefit plans.

        The following table sets forth by level, within the fair value hierarchy, the fair value of postretirement benefit assets:

	Assets at fair value at December 31, 2009
	Level 1	Level 2	Level 3	Total
Money market funds	$—	$5.5	$—	$5.5
Insurance contracts	—	41.6	—	41.6
Mutual funds	7.0	—	—	7.0

Total asset fair value	$7.0	$47.1	$—	$54.1

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Employee Benefits (Continued)

        Amounts recognized in "Accumulated Other Comprehensive Loss" consist of (in millions):

	Year Ended December 31,
	2009	2008
Beginning balance	$37.9	$12.0
Net (gain)/loss arising during period	(0.5)	26.4
Amortization of (gain)/loss	(2.5)	(0.5)
Amortization of prior service cost	—	—

Ending balance	$34.9	$37.9

        The estimated net loss for the postretirement benefit plans that will be amortized from accumulated other comprehensive income into net periodic postretirement benefit cost over the next fiscal year is $2.8 million. NGPL PipeCo LLC contributed approximately $8.7 million to the plan in February 2010.

        A one-percentage-point increase (decrease) in the assumed health care cost trend rate for each future year would have increased (decreased) the aggregate of the service and interest cost components of the 2009 net periodic postretirement benefit cost by approximately $5 $(5) thousand and would have increased (decreased) the accumulated postretirement benefit obligation as of December 31, 2009 by approximately $78 $(73) thousand.

        The following net benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in millions):

Fiscal year	Expected net benefit payments
2010	$7.2
2011	$6.9
2012	$6.6
2013	$6.4
2014	$6.2
2015 - 2018	$28.6

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Employee Benefits (Continued)

  Actuarial Assumptions

        The assumptions used to determine benefit obligations for the pension and postretirement benefit plans were:

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Discount rate	(a )	6.25%	5.75%	6.00%
Expected long-term return on assets	8.90%	8.75%	9.00%	9.00%
Rate of compensation increase (pension plan only)	3.50%	3.50%	3.50%	3.50%

(a)
Discount rates of 5.75% and 6.00% are used to determine obligations for other postretirement benefits and pension benefits, respectively.

        The assumptions used to determine net periodic benefit cost for the pension and postretirement benefits were:

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Discount rate	6.25%	5.75%	6.00%	6.00%
Expected long-term return on assets	8.75%	9.00%	9.00%	9.00%
Rate of compensation increase (pension plan only)	3.50%	3.50%	3.50%	3.50%

        The assumed healthcare cost trend rates for the postretirement plan were:

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Healthcare cost trend rate assumed for next year	3.00%	3.00%	3.00%	3.00%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	3.00%	3.00%	3.00%	3.00%
Year the rate reaches the ultimate trend rate	2009	2008	2007	2007

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Employee Benefits (Continued)

  Plan Investment Policies

        The investment policies and strategies for the assets of our pension and retiree medical and retiree life insurance plans are established by the Fiduciary Committee (the "Committee"), which is responsible for investment decisions and management oversight of each plan. The stated philosophy of the Committee is to manage these assets in a manner consistent with the purpose for which the plans were established and the time frame over which the plans' obligations need to be met. The objectives of the investment management program are to (1) meet or exceed plan actuarial earnings assumptions over the long term and (2) provide a reasonable return on assets within established risk tolerance guidelines and liquidity needs of the plans with the goal of paying benefit and expense obligations when due. In seeking to meet these objectives, the Committee recognizes that prudent investing requires taking reasonable risks in order to raise the likelihood of achieving the targeted investment returns. In order to reduce portfolio risk and volatility, the Committee has adopted a strategy of using multiple asset classes.

        As of December 31, 2009, the following target asset allocation ranges were in effect for our pension plans (Minimum/Target/Maximum): Cash—0%/0%/5%; Fixed Income—20%/30%/40%; Equity—55%/65%/75% and Alternative Investments—0%/5%/10%. As of December 31, 2009, the following target asset allocation ranges were in effect for our retiree medical and retiree life insurance plans (Minimum/Target/Maximum): Cash—0%/0%/5%; Fixed Income—20%/30%/40% and Equity—60%/70%/80%. In order to achieve enhanced diversification, the equity category is further subdivided into sub-categories with respect to small cap vs. large cap, value vs. growth and international vs. domestic, each with its own target asset allocation.

        In implementing its investment policies and strategies, the Committee has engaged a professional investment advisor to assist with its decision making process and has engaged professional money managers to manage plan assets. The Committee believes that such active investment management will achieve superior returns with comparable risk in comparison to passive management. Consistent with its goal of reasonable diversification, no manager of an equity portfolio for the plan is allowed to have more than 10% of the market value of the portfolio in a single security or weight a single economic sector more than twice the weighting of that sector in the appropriate market index. Finally, investment managers are not permitted to invest or engage in the following equity transactions unless specific permission is given in writing (which permission has not been requested or granted by the Committee to-date): derivative instruments, except for the purpose of asset value protection (such as the purchase of protective puts), direct ownership of letter stock, restricted stock, limited partnership units (unless the security is registered and listed on a domestic exchange), venture capital, short sales, margin purchases or borrowing money, stock loans and commodities. In addition, fixed income holdings in the following investments are prohibited without written permission: private placements, except medium-term notes and securities issued under SEC Rule 144a; foreign bonds (non-dollar denominated); municipal or other tax exempt securities, except taxable municipals; margin purchases or borrowing money to effect leverage in the portfolio; inverse floaters, interest only and principle only mortgage structures; and derivative investments (futures or option contracts) used for speculative purposes. Certain other types of investments such as hedge funds and land purchases are not prohibited as a matter of policy but have not, as yet, been adopted as an asset class or received any allocation of fund assets.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Employee Benefits (Continued)

  Return on Plan Assets

        For the year ending December 31, 2009, our defined benefit pension plan yielded a weighted-average rate of return of 20.18%, above the expected rate of return on assets of 8.90%. Investment performance for a balanced fund comprised of a similar mix of assets yielded a weighted-average return of 18.82%, so our plans outperformed the benchmark balanced fund index. For the year ending December 31, 2009, our retiree medical and retiree life insurance plans yielded a weighted-average rate of return of 19.62%, above the expected rate of return on assets of 8.90%. Investment performance for a balanced fund comprised of a similar mix of assets yielded a weighted-average return of 17.27%, so our plans outperformed the benchmark balanced fund index.

        At December 31, 2009, our pension plan assets consisted of 64.6% equity, 26.0% fixed income and 9.4% cash and cash equivalents, and our retiree medical and retiree life insurance plan assets consisted of 63.4% equity, 26.2% fixed income and 10.4% cash and cash equivalents. Historically over long periods of time, widely traded large cap equity securities have provided a return of 10%, while fixed income securities have provided a return of 6%, indicating that a long term expected return predicated on the asset allocation as of December 31, 2009 would be approximately 8.73% to 9.30% if investments were made in the broad indexes for our defined benefit pension plan, and 8.36% to 8.88% for our retiree medical and retiree life insurance plan. We arrived at an overall expected return of 8.75% for our periodic benefit cost calculations and an overall expected return of 8.90% for our benefit obligation calculations as of December 31, 2009.

  Kinder Morgan Energy Partners

  Pension and Postretirement Benefit Plans

        Two of Kinder Morgan Energy Partners' subsidiaries, Kinder Morgan Canada Inc. and Trans Mountain Pipeline Inc. (as general partner of Trans Mountain Pipeline L.P.) are sponsors of pension plans for eligible Trans Mountain employees. The plans include registered defined benefit pension plans, supplemental unfunded arrangements, which provide pension benefits in excess of statutory limits, and defined contributory plans. Kinder Morgan Energy Partners also provides postretirement benefits other than pensions for retired employees. Kinder Morgan Energy Partners' combined net periodic benefit costs for these Trans Mountain pension and postretirement benefit plans for 2009, 2008, the seven months ended December 31, 2007 and the five months ended May 31, 2007 were approximately $2.9 million, $3.5 million, $1.9 million and $1.3 million, respectively, recognized ratably over each year.

        As of December 31, 2009, Kinder Morgan Energy Partners estimates its overall net periodic pension and postretirement benefit costs for these plans for the year 2010 will be approximately $3.6 million, although this estimate could change if there is a significant event, such as a plan amendment or a plan curtailment, which would require a remeasurement of liabilities. Kinder Morgan Energy Partners expects to contribute approximately $4.8 million to these benefit plans in 2010.

        Additionally, in connection with Kinder Morgan Energy Partners' acquisition of SFPP, L.P. and Kinder Morgan Bulk Terminals, Inc. in 1998, Kinder Morgan Energy Partners acquired certain liabilities for pension and postretirement benefits. Kinder Morgan Energy Partners provides medical and life insurance benefits to current employees, their covered dependents and beneficiaries of SFPP and Kinder Morgan Bulk Terminals. Kinder Morgan Energy Partners also provides the same benefits to

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Employee Benefits (Continued)

former salaried employees of SFPP. Additionally, Kinder Morgan Energy Partners will continue to fund these costs for those employees currently in the plan during their retirement years. SFPP's postretirement benefit plan is frozen and no additional participants may join the plan. The noncontributory defined benefit pension plan covering the former employees of Kinder Morgan Bulk Terminals is the Kinder Morgan, Inc. Retirement Plan. The benefits under this plan are based primarily upon years of service and final average pensionable earnings; however, benefit accruals were frozen as of December 31, 1998.

        Kinder Morgan Energy Partners' net periodic benefit cost for the SFPP postretirement benefit plan was a credit of less than $0.1 million in 2009, a credit of less than $0.1 million in 2008, a credit of $0.1 million for the seven months ended December 31, 2007 and a credit of $0.1 million for the five months ended May 31, 2007. The credits in all periods resulted in increases to income, largely due to amortizations of an actuarial gain and a negative prior service cost. As of December 31, 2009, Kinder Morgan Energy Partners estimates its overall net periodic postretirement benefit cost for the SFPP postretirement benefit plan for the year 2010 will be a credit of less than $0.1 million; however, this estimate could change if a future significant event would require a remeasurement of liabilities. In addition, Kinder Morgan Energy Partners expects to contribute approximately $0.3 million to this postretirement benefit plan in 2010.

        As of December 31, 2009 and 2008, the recorded value of Kinder Morgan Energy Partners' pension and postretirement benefit obligations for these plans was a combined $37.4 million and $33.4 million, respectively. Kinder Morgan Energy Partners considers its pension and postretirement benefit liability exposure and the fair value of its pension and postretirement plan assets to be minimal in relation to the value of its total consolidated assets and net income.

  Multiemployer Plans

        As a result of acquiring several terminal operations, primarily Kinder Morgan Energy Partners' acquisition of Kinder Morgan Bulk Terminals, Inc. effective July 1, 1998, Kinder Morgan Energy Partners participates in several multi-employer pension plans for the benefit of employees who are union members. Kinder Morgan Energy Partners does not administer these plans and contribute to them in accordance with the provisions of negotiated labor contracts. Other benefits include a self-insured health and welfare insurance plan and an employee health plan where employees may contribute for their dependents' health care costs. Amounts charged to expense for these plans were approximately $8.4 million, $7.8 million, $2.5 million and $4.2 million for the years ended December 31, 2009 and 2008, the seven months ended December 31, 2007 and the five months ended May 31, 2007, respectively.

10. Stockholders' Equity

        During the years ended December 31, 2009 and 2008, seven months ended December 31, 2007, and five months ended May 31, 2007, there were no material changes in our ownership interests in subsidiaries, in which we retained a controlling financial interest.

        During the year ended December 31, 2009, we paid cash dividends on our common stock totaling $650.0 million to our sole stockholder, which then made dividends to Kinder Morgan Holdco LLC. On January 20, 2010, our Board of Directors declared a dividend of $150.0 million for the fourth quarter of 2009 that was paid on February 16, 2010.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Stockholders' Equity (Continued)

  Comprehensive Income—Income Tax Expense

        The following table sets forth the tax amounts included in the respective components of other comprehensive income (loss) (in millions):

Tax Benefit (Expense) Included in Other Comprehensive Income (Loss)

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Kinder Morgan, Inc.
Change in fair value of derivatives utilized for hedging purposes	$85.5	$(121.3)	$140.8	$19.1
Reclassification of change in fair value of derivatives to net income	24.5	(69.4)	0.6	(12.8)
Foreign currency translation adjustments	(34.7)	31.0	(8.3)	(3.9)
Benefit plan adjustments	(1.6)	37.7	15.3	(5.7)
Benefit plan amortization	(3.7)	(0.2)	—	(0.6)

Tax benefit (expense) included in total other comprehensive income (loss) attributable to Kinder Morgan, Inc	70.0	(122.2)	148.4	(3.9)

Noncontrolling interests
Change in fair value of derivatives utilized for hedging purposes	20.7	(34.1)	0.9	2.4
Reclassification of change in fair value of derivatives to net income	(4.5)	(34.6)	(0.3)	(2.7)
Foreign currency translation adjustments	(11.4)	17.2	(0.1)	(0.9)
Benefit plan adjustments	0.1	(0.2)	—	—
Benefit plan amortization	—	—	—	—

Tax benefit (expense) included in total other comprehensive income (loss) attributable to noncontrolling interests	4.9	(51.7)	0.5	(1.2)

Total
Change in fair value of derivatives utilized for hedging purposes	106.2	(155.4)	141.7	21.5
Reclassification of change in fair value of derivatives to net income	20.0	(104.0)	0.3	(15.5)
Foreign currency translation adjustments	(46.1)	48.2	(8.4)	(4.8)
Benefit plan adjustments	(1.5)	37.5	15.3	(5.7)
Benefit plan amortization	(3.7)	(0.2)	—	(0.6)

Tax benefit (expense) included in total other comprehensive income (loss)	$74.9	$(173.9)	$148.9	$(5.1)

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Stockholders' Equity (Continued)

  Noncontrolling Interests

        The caption "Noncontrolling interests" in the accompanying Consolidated Balance Sheets consists of interests in the following subsidiaries (in millions):

	December 31,
	2009	2008
Kinder Morgan Energy Partners	$2,746.4	$2,198.2
Kinder Morgan Management	1,870.7	1,826.5
Triton Power Company LLC	45.9	39.0
Other	11.6	8.9

	$4,674.6	$4,072.6

  Kinder Morgan Energy Partners' Common Units

  2009 Issuances

        On January 16, 2009, Kinder Morgan Energy Partners entered into an equity distribution agreement with UBS Securities LLC ("UBS"). According to the provisions of this agreement, which was amended and restated on October 1, 2009, Kinder Morgan Energy Partners may offer and sell from time to time common units having an aggregate offering value of up to $600 million through UBS, as sales agent. Sales of the units will be made by means of ordinary brokers' transactions on the New York Stock Exchange at market prices, in block transactions or as otherwise agreed between Kinder Morgan Energy Partners and UBS. Under the terms of this agreement, Kinder Morgan Energy Partners also may sell common units to UBS as principal for its own account at a price agreed upon at the time of the sale. Any sale of common units to UBS as principal would be pursuant to the terms of a separate agreement between Kinder Morgan Energy Partners and UBS.

        This equity distribution agreement provides Kinder Morgan Energy Partners the right, but not the obligation, to sell common units in the future, at prices it deems appropriate. Kinder Morgan Energy Partners retains at all times complete control over the amount and the timing of each sale, and it will designate the maximum number of common units to be sold through UBS, on a daily basis or otherwise as it and UBS agree. UBS will then use its reasonable efforts to sell, as Kinder Morgan Energy Partners' sales agent and on its behalf, all of the designated common units. Kinder Morgan Energy Partners may instruct UBS not to sell common units if the sales cannot be effected at or above the price designated by it in any such instruction. Either Kinder Morgan Energy Partners or UBS may suspend the offering of common units pursuant to the agreement by notifying the other party.

        In 2009, Kinder Morgan Energy Partners issued 5,488,947 of its common units pursuant to this agreement. After commissions of $4.0 million, Kinder Morgan Energy Partners received net proceeds from the issuance of these common units of approximately $281.2 million. The proceeds were used to reduce the borrowings under Kinder Morgan Energy Partners' bank credit facility.

        Kinder Morgan Energy Partners also completed three separate underwritten public offerings of its common units in 2009, receiving net proceeds of $874.4 million as discussed following, and in April 2009, it issued 105,752 common units, valued at $5.0 million, as the purchase price for additional ownership interests in certain oil and gas properties.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Stockholders' Equity (Continued)

        In the first 2009 public offering, completed in March, Kinder Morgan Energy Partners issued 5,666,000 of its common units at a price of $46.95 per unit, less underwriting commissions and expenses. Net proceeds of $258.0 million were received for the issuance of these common units. In the second offering, completed in July, 6,612,500 common units were issued at a price of $51.50 per unit, less underwriting commissions and expenses, and net proceeds of $329.9 million. In its final 2009 public offering, completed in December, Kinder Morgan Energy Partners issued 5,175,000 common units at a price of $57.15 per unit, less underwriting commissions and expenses, and received net proceeds of $286.5 million for the issuance of these common units. Kinder Morgan Energy Partners used the proceeds from each of these three public offerings to reduce the borrowings under its bank credit facility.

        These Kinder Morgan Energy Partners' issuances of common units during the year ended December 31, 2009, collectively, had the associated effects of increasing our (i) noncontrolling interests associated with Kinder Morgan Energy Partners by $1,116.9 million, (ii) accumulated deferred income taxes by $15.6 million and (iii) additional paid-in capital by $28.1 million.

  2008 Issuances

        On February 12, 2008, Kinder Morgan Energy Partners completed an offering of 1,080,000 of its common units at a price of $55.65 per unit in a privately negotiated transaction. Kinder Morgan Energy Partners received net proceeds of $60.1 million for the issuance of these 1,080,000 common units, and used the proceeds to reduce the borrowings under its commercial paper program.

        In March 2008, Kinder Morgan Energy Partners issued, in a public offering, 5,750,000 of its common units at a price of $57.70 per unit, less commissions and underwriting expenses. After commissions and underwriting expenses, Kinder Morgan Energy Partners received net proceeds of $324.2 million for the issuance of these common units, and used the proceeds to reduce the borrowings under its commercial paper program.

        In connection with the August 28, 2008 sale of our one-third ownership interest in the Express pipeline system and the full interest in the net assets of the Jet Fuel pipeline system, Kinder Morgan Energy Partners issued 2,014,693 of its common units to us. These units, as agreed by Kinder Morgan Energy Partners and us, were valued at $116.0 million. For more information on this transaction; see Note 11.

        On December 22, 2008, Kinder Morgan Energy Partners issued, in a public offering, 3,900,000 of its common units at a price of $46.75 per unit, less commissions and underwriting expenses. After commissions and underwriting expenses, Kinder Morgan Energy Partners received net proceeds of $176.6 million for the issuance of these common units, and used the proceeds to reduce the borrowings under its bank credit facility.

        These Kinder Morgan Energy Partners' issuances of common units during the year ended December 31, 2008, collectively, had the associated effects of increasing our (i) noncontrolling interests associated with Kinder Morgan Energy Partners by $539.4 million and (ii) associated accumulated deferred income taxes by $7.8 million, and reducing our (i) goodwill by $33.4 million and (ii) additional paid-in capital by $19.7 million.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Stockholders' Equity (Continued)

  Kinder Morgan Management, LLC

        Kinder Morgan Management's distributions are paid in the form of additional shares or fractions thereof calculated by dividing the Kinder Morgan Energy Partners cash distribution per common unit by the average of the market closing prices of a Kinder Morgan Management share determined for a ten-trading day period ending on the trading day immediately prior to the ex-dividend date for the shares. Kinder Morgan Management has paid share distributions totaling 7,540,357, 5,565,424, 2,402,439 and 2,028,367 shares in the years ended December 31, 2009 and 2008, seven months ended December 31, 2007 and five months ended May 31, 2007, respectively. On February 12, 2010, Kinder Morgan Management made a share distribution of 0.018430 shares per outstanding share (1,576,470 total shares) to shareholders of record as of January 29, 2010, based on the $1.05 per common unit distribution declared by Kinder Morgan Energy Partners.

        At December 31, 2009, we owned 12.2 million Kinder Morgan Management shares representing approximately 14.3% of Kinder Morgan Management's outstanding shares.

Common Stock—Financing of the Going Private Transaction

        On May 30, 2007, investors led by Richard D. Kinder, our Chairman and Chief Executive Officer, completed the Going Private transaction. As of the closing date of the Going Private transaction, Kinder Morgan, Inc. had 149,316,603 common shares outstanding, before deducting 15,030,135 shares held in treasury. The Going Private transaction, including associated fees and expenses, was financed through (i) $5.0 billion in new equity financing from private equity funds and other entities providing equity financing, (ii) approximately $2.9 billion from rollover investors, who were certain current or former directors, officers or other members of management of Kinder Morgan, Inc. (or entities controlled by such persons) that directly or indirectly reinvested all or a portion of their equity interests in Kinder Morgan, Inc. and/or cash in exchange for equity interests in Kinder Morgan Holdco LLC, the parent of the surviving entity of the Going Private transaction, (iii) approximately $4.8 billion of new debt financing, (iv) approximately $4.5 billion of our existing indebtedness (excluding debt of Terasen Pipelines (Corridor) Inc., which was divested on June 15, 2007) and (v) $1.7 billion of cash on hand resulting principally from the sale of our U.S.-based and Canada-based retail natural gas distribution operations; see Note 2.

11. Related Party Transactions

        Related-party revenues included in the accompanying Consolidated Statements of Operations for the years ended December 31, 2009 and 2008, seven months ended December 31, 2007, and five months ended May 31, 2007 were $10.9 million, $11.5 million, $6.7 million and $4.5 million, respectively, and were primarily attributable to transactions with Plantation Pipeline Company.

        The caption "Gas purchases and other costs of sales" in the accompanying Consolidated Statements of Operations includes related-party costs totaling $5.4 million, $5.4 million, $0.8 million and $0.3 million for the years ended December 31, 2009 and 2008, seven months ended December 31, 2007, and five months ended May 31, 2007, respectively. During 2009, related party "Gas purchases and other costs of sales" is primarily related to purchases from NGPL PipeCo LLC.

        The caption "Interest, net" in the accompanying Consolidated Statements of Operations includes related-party net interest income totaling $16.1 million, $5.5 million, $2.6 million and $1.8 million for

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Related Party Transactions (Continued)

the years ended December 31, 2009 and 2008, seven months ended December 31, 2007, and five months ended May 31, 2007, respectively. Related party "Interest, net" is primarily related to interest income from Plantation Pipe Line Company and Express US Holdings LP.

  Significant Investors

        Two of Kinder Morgan Holdco LLC's investors are considered "related parties" to us as that term is defined in the authoritative accounting literature. The two related parties are (i) American International Group, Inc. and certain of its affiliates ("AIG") and (ii) Goldman Sachs Capital Partners and certain of its affiliates ("Goldman Sachs"). We and/or our affiliates enter into transactions with certain AIG affiliates in the ordinary course of their conducting insurance and insurance-related activities, although no individual transaction is, and all such transactions collectively are not, material to our consolidated financial statements. In addition, Goldman Sachs has acted in the past, and may act in the future, as an underwriter for equity and/or debt issuances for us, Kinder Morgan Energy Partners and Kinder Morgan Management. Also, on January 15, 2010, Kinder Morgan Energy Partners acquired three ethanol handling train terminals from U.S. Development Group, of which Goldman Sachs effectively owned 49%, for an aggregate consideration of $197.4 million, consisting of $115.7 million in cash and $81.7 million in its common units. The three train terminals are located in Linden, New Jersey, Baltimore, Maryland, and Dallas, Texas. As part of the transaction, Kinder Morgan Energy Partners announced the formation of a venture with U.S. Development Group to optimize and coordinate customer access to the three acquired terminals, other ethanol terminal assets Kinder Morgan Energy Partners already owns and operates, and other terminal projects currently under development by both parties. We also conduct commodity risk management activities in the ordinary course of implementing our risk management strategies in which the counterparty to certain of our derivative transactions is an affiliate of Goldman Sachs. In conjunction with these activities, we are a party (through one of our subsidiaries engaged in the production of crude oil) to a hedging facility with J. Aron & Company/Goldman Sachs, which requires us to provide certain periodic information but does not require the posting of margin. As a result of changes in the market value of our derivative positions, we have recorded both amounts receivable from and payable to Goldman Sachs affiliates. The following table summarizes the fair values of our energy commodity derivative contracts that are (i) associated with commodity price risk management activities with related parties and (ii) included within "Fair value of derivative contracts" in the accompanying Consolidated Balance Sheets (in millions):

	December 31,
	2009	2008
Derivative Assets (Liabilities)
Current Assets: Fair value of derivative contracts	$4.3	$60.4
Assets: Fair value of derivative contracts	$18.4	$20.1
Current Liabilities: Fair value of derivative contracts	$(96.8)	$(13.2)
Long-term Liabilities and Deferred Credits: Fair value of derivative contracts	$(190.8)	$(24.1)

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Related Party Transactions (Continued)

  Kinder Morgan Holdco LLC

        Our parent, Kinder Morgan Holdco LLC, recognizes compensation expense in connection with its Class A-1 and Class B units over the expected life of such units. As a subsidiary of Kinder Morgan Holdco LLC, we and certain of our subsidiaries are allocated this compensation expense, which totaled $7.6 million, $7.6 million and $4.4 million for the years ended December 31, 2009 and 2008, and seven months ended December 31, 2007, respectively, although none of us or any of our subsidiaries have any obligation, nor do we expect to pay any amounts in respect of such units.

  Plantation Pipe Line Company

        Kinder Morgan Energy Partners has a seven-year note receivable bearing interest at the rate of 4.72% per annum from Plantation Pipe Line Company, its 51.17%-owned equity investee. The outstanding note receivable balance was $84.8 million and $88.5 million as of December 31, 2009 and 2008, respectively. Of these amounts, $2.6 million and $3.7 million are included within "Accounts, notes and interest receivable, net" of the accompanying Consolidated Balance Sheets as of December 31, 2009 and 2008, respectively, and the remainder is included within "Notes receivable" at each reporting date.

  Express US Holdings LP

        On June 30, 2008, we exchanged our C$113.6 million preferred equity interest in Express US Holdings LP for two subordinated notes from Express US Holdings LP (the obligor) with a combined face value of $111.4 million (C$113.6 million). The debentures, denominated in Canadian dollars, are due in full on January 9, 2023, each bearing an interest rate of 12.0% per annum and providing for quarterly payments of interest in Canadian dollars on March 31, June 30, September 30 and December 31 each year.

        On August 28, 2008, we sold our one-third interest in the net assets of the Express pipeline system ("Express"), as well as our full ownership of the net assets of the Jet Fuel pipeline system ("Jet Fuel"), to Kinder Morgan Energy Partners. This transaction included the sale of our subordinated notes described above. We accounted for this transaction as a transfer of net assets between entities under common control. Therefore, following our sale of Express and Jet Fuel to Kinder Morgan Energy Partners, Kinder Morgan Energy Partners recognized the assets and liabilities acquired at our carrying amounts (historical cost) at the date of transfer.

        As of December 31, 2009 and 2008, the outstanding note receivable balance, representing the translated amount included in the accompanying Consolidated Financial Statements in U.S. dollars, was $108.1 million and $93.3 million, respectively, and we included these amounts within "Notes receivable" in the accompanying Consolidated Balance Sheets.

  NGPL PipeCo LLC

        On February 15, 2008, Kinder Morgan, Inc. entered into an Operations and Reimbursement Agreement ("Agreement") with Natural Gas Pipeline Company of America LLC, a wholly owned subsidiary of NGPL PipeCo LLC. The Agreement provides for Kinder Morgan, Inc. to be reimbursed, at cost, for pre-approved operations and maintenance costs, plus a $43.2 million annual general and administration fixed fee charge ("Fixed Fee"), for services provided under the Agreement. This Fixed

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Related Party Transactions (Continued)

Fee escalates at 3% each year until 2011 and is billed monthly. For the years ended December 31, 2009 and 2008, these Fixed Fees totaled $45.8 million and $38.9 million, respectively. In addition, Kinder Morgan Energy Partners purchases natural gas transportation and storage services from NGPL PipeCo LLC. For each of the years ended December 31, 2009 and 2008, these expenses totaled $8.8 million and $8.1 million, respectively, and we include these amounts within "Gas purchases and other costs of sales" in the accompanying Consolidated Statements of Operations.

12. Commitments and Contingent Liabilities

  Operating Leases

        Including probable elections to exercise renewal options, the remaining terms on our operating leases range from one to 59 years. Future commitments related to these leases as of December 31, 2009 are as follows (in millions):

Year	Commitment
2010	$43.8
2011	38.3
2012	29.6
2013	23.6
2014	20.6
Thereafter	82.9

Total minimum payments	$238.8

        We have not reduced our total minimum payments for future minimum sublease rentals aggregating approximately $3.7 million. Total lease and rental expenses were $73.1 million, $84.2 million, $43.8 million and $32.2 million for the years ended December 31, 2009 and 2008, seven months ended December 31, 2007 and five months ended May 31, 2007, respectively.

  Share-based Compensation

  Kinder Morgan, Inc.

        In March 2007, all stock options and restricted stock held by employees of our discontinued U.S. Retail operations became fully vested. In May 2007, all restricted stock units held by employees of our discontinued Terasen gas operations became fully vested and any contingent stock unit grants were fully expensed. Finally, on May 30, 2007, all remaining stock options and restricted stock became fully vested and were exercised upon the closing of the Going Private transaction. We recorded expense of $25.7 million during the five months ended May 31, 2007 related to the accelerated vesting of these awards.

  Kinder Morgan Energy Partners

        Kinder Morgan Energy Partners has two common unit-based compensation plans: The Directors' Unit Appreciation Rights Plan and the Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Commitments and Contingent Liabilities (Continued)

        The Directors' Unit Appreciation Rights Plan was established on April 1, 2003. Pursuant to this plan, and on this date of adoption, each of Kinder Morgan Management's then three non-employee directors was granted 7,500 common unit appreciation rights. In addition, 10,000 common unit appreciation rights were granted to each of Kinder Morgan Management's then three non-employee directors on January 21, 2004, at the first meeting of the board in 2004. During the first board meeting of 2005, the plan was terminated and replaced by the Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors (discussed following); however, all unexercised awards made under the plan remain outstanding.

        Upon the exercise of unit appreciation rights, Kinder Morgan Energy Partners will pay, within thirty days of the exercise date, the participant an amount of cash equal to the excess, if any, of the aggregate fair market value of the unit appreciation rights exercised as of the exercise date over the aggregate award price of the rights exercised. The fair market value of one unit appreciation right as of the exercise date will be equal to the closing price of one common unit on the New York Stock Exchange on that date. The award price of one unit appreciation right will be equal to the closing price of one common unit on the New York Stock Exchange on the date of grant. Proceeds, if any, from the exercise of a unit appreciation right granted under the plan will be payable only in cash (that is, no exercise will result in the issuance of additional common units) and will be evidenced by a unit appreciation rights agreement. All unit appreciation rights granted vest on the six-month anniversary of the date of grant. If a unit appreciation right is not exercised in the ten year period following the date of grant, the unit appreciation right will expire and not be exercisable after the end of such period. In addition, if a participant ceases to serve on the board for any reason prior to the vesting date of a unit appreciation right, such unit appreciation right will immediately expire on the date of cessation of service and may not be exercised.

        During 2007, 7,500 unit appreciation rights were exercised at an aggregate fair value of $53.00 per unit. During 2008, 10,000 unit appreciation rights were exercised at an aggregate fair value of $60.32 per unit. During 2009, 17,500 unit appreciation rights were exercised at an aggregate fair value of $53.75 per unit. As of December 31, 2009, 17,500 unit appreciation rights had been granted, vested and remained outstanding.

        The Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors recognizes that the compensation to be paid to each non-employee director is fixed by the Kinder Morgan Management board, generally annually, and that the compensation is payable in cash. Pursuant to the plan, in lieu of receiving cash compensation, each non-employee director may elect to receive common units. A non-employee director may make a new election each calendar year. The total number of common units authorized under this compensation plan is 100,000. All common units issued under this plan are subject to forfeiture restrictions that expire six months from the date of issuance. A total of 14,818 common units were issued to non-employee directors in 2009, 2008 and 2007 as a result of their elections to receive common units in lieu of cash compensation.

        On January 20, 2010, one of Kinder Morgan Management's directors elected to receive his 2010 compensation in the form of 3,200 Kinder Morgan Energy Partner's common units.

  Contingent Debt

        Kinder Morgan Energy Partners' contingent debt disclosures pertain to certain types of guarantees or indemnifications Kinder Morgan Energy Partners has made and cover certain types of guarantees

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Commitments and Contingent Liabilities (Continued)

included within debt agreements, even if the likelihood of requiring Kinder Morgan Energy Partners' performance under such guarantee is remote. The following is a description of Kinder Morgan Energy Partners' contingent debt agreements as of December 31, 2009.

  Cortez Pipeline Company Debt

        Pursuant to a certain Throughput and Deficiency Agreement, the partners of Cortez Pipeline Company (Kinder Morgan CO2 Company, L.P.—50% partner; a subsidiary of Exxon Mobil Corporation—37% partner; and Cortez Vickers Pipeline Company—13% partner) are required, on a several, proportional percentage ownership basis, to contribute capital to Cortez Pipeline Company in the event of a cash deficiency. Furthermore, due to Kinder Morgan Energy Partners' indirect ownership of Cortez Pipeline Company through Kinder Morgan CO2 Company, L.P., Kinder Morgan Energy Partners severally guarantees 50% of the debt of Cortez Capital Corporation, a wholly-owned subsidiary of Cortez Pipeline Company.

        As of December 31, 2008, the debt facilities of Cortez Capital Corporation consisted of (i) $53.6 million of Series D notes due May 15, 2013, (ii) a $125 million short-term commercial paper program and (iii) a $125 million committed revolving bank credit facility due December 22, 2009 (to support the above-mentioned $125 million commercial paper program).

        On December 11, 2009, Cortez Capital Corporation performed the following:

  •
  issued $100 million in principal amount of three-year, variable rate Series E notes that mature in full on December 11, 2012. Interest on the Series E notes is paid quarterly and based on an interest rate of LIBOR plus a spread. The net proceeds from the sale of the notes were used to repay borrowings under its bank credit facility;

  •
  amended its bank credit facility to allow for borrowings up to $40.0 million due December 11, 2012; and

  •
  terminated its commercial paper program.

        As of December 31, 2009, in addition to the $100 million of outstanding Series E notes, Cortez Capital Corporation had $42.9 million of outstanding Series D notes and $9.9 million of outstanding borrowings under its credit facility. Accordingly, as of December 31, 2009, Kinder Morgan Energy Partners' contingent share of Cortez's debt was $76.4 million (50% of total guaranteed borrowings).

        With respect to Cortez's Series D notes, the average interest rate on the notes is 7.14%, and the outstanding $42.9 million principal amount of the notes is due in four equal annual installments of approximately $10.7 million beginning May 2010. Shell Oil Company shares Kinder Morgan Energy Partners' several guaranty obligations jointly and severally; however, Kinder Morgan Energy Partners is obligated to indemnify Shell for liabilities it incurs in connection with such guaranty. As of December 31, 2009, JP Morgan Chase has issued a letter of credit on Kinder Morgan Energy Partners' behalf in the amount of $21.4 million to secure Kinder Morgan Energy Partners' indemnification obligations to Shell for 50% of the $42.9 million in principal amount of Series D notes outstanding as of that date.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Commitments and Contingent Liabilities (Continued)

  Nassau County, Florida Ocean Highway and Port Authority Debt

        Kinder Morgan Energy Partners has posted a letter of credit as security for borrowings under Adjustable Demand Revenue Bonds issued by the Nassau County, Florida Ocean Highway and Port Authority. The bonds were issued for the purpose of constructing certain port improvements located in Fernandino Beach, Nassau County, Florida. Kinder Morgan Energy Partners' subsidiary, Nassau Terminals LLC is the operator of the marine port facilities. The bond indenture is for 30 years and allows the bonds to remain outstanding until December 1, 2020. Principal payments on the bonds are made on the first of December each year and corresponding reductions are made to the letter of credit. As of December 31, 2009, this letter of credit had a face amount of $19.8 million.

        In addition, in October 2008, pursuant to the standby purchase agreement provisions contained in the bond indenture—which require the sellers of those guarantees to buy the debt back—certain investors elected to put (sell) back their bonds at par plus accrued interest. A total principal and interest amount of $11.8 million was tendered and drawn against Kinder Morgan Energy Partners' letter of credit and accordingly, Kinder Morgan Energy Partners paid this amount pursuant to the letter of credit reimbursement provisions. This payment reduced the face amount of Kinder Morgan Energy Partners' letter of credit from $22.5 million to $10.7 million. In December 2008, the bonds that were put back were re-sold, and Kinder Morgan Energy Partners was fully reimbursed for its prior letter of credit payments.

  Rockies Express Pipeline LLC Debt

        Pursuant to certain guaranty agreements, all three member owners of Rockies Express Pipeline LLC have agreed to guarantee, severally in the same proportion as their percentage ownership of the member interests in Rockies Express Pipeline LLC, borrowings under Rockies Express' $2.0 billion five-year, unsecured revolving credit facility (due April 28, 2011) and Rockies Express' $2.0 billion commercial paper program. Rockies Express Pipeline LLC is an equity method investee of Kinder Morgan Energy Partners, and the three member owners and their respective ownership interests consist of the following: Kinder Morgan Energy Partners' subsidiary Kinder Morgan West2East Pipeline LLC—50%, a subsidiary of Sempra Energy—25%, and a subsidiary of ConocoPhillips—25%.

        Prior to completing construction of its Rockies Express interstate natural gas pipeline system in November 2009, borrowings under the Rockies Express' commercial paper program and/or its credit facility were primarily used to finance pipeline construction costs and to pay related expenses. Subsequent borrowings can be used for general corporate purposes. The credit facility, which can be amended to allow for borrowings of up to $2.5 billion, supports borrowings under the commercial paper program, and borrowings under the commercial paper program reduce the borrowings allowed under the credit facility. Lehman Brothers Commercial Bank was a lending bank with a $41 million commitment under Rockies Express Pipeline LLC's $2.0 billion credit facility, and during the first quarter of 2009, Rockies Express amended its facility to remove Lehman Brothers Commercial Bank as a lender, thus reducing the borrowing capacity under the facility by $41.0 million. However, the commitments of the other banks remain unchanged, and the facility is not defaulted.

        In October 2008, Standard & Poor's Rating Services lowered Rockies Express' short-term credit rating to A-3 from A-2, and effective November 20, 2009, Rockies Express terminated its commercial paper program. Rockies Express expects that its financing and liquidity needs will continue to be met through both borrowings made under its long-term bank credit facility and contributions by its equity

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Commitments and Contingent Liabilities (Continued)

investors. As of December 31, 2009, Rockies Express had outstanding borrowings of $1,672.7 million under its credit facility. Accordingly, as of December 31, 2009, Kinder Morgan Energy Partners' contingent share of Rockies Express' debt was $836.4 million (50% of total guaranteed borrowings).

        On August 20, 2009, Rockies Express paid $600 million to retire the principal amount of its floating rate senior notes that matured on that date. It obtained the necessary funds to repay these senior notes from contributions received from its equity investors, including $306.0 million received from Kinder Morgan Energy Partners (51% of total principal repayments, corresponding to Kinder Morgan Energy Partners' percentage ownership at that time).

        Additionally, on June 24, 2008, Rockies Express completed a private offering of an aggregate of $1.3 billion in principal amount of fixed rate senior notes. Rockies Express received net proceeds of approximately $1.29 billion from this offering, after deducting the initial purchasers' discount and estimated offering expenses, and virtually all of the net proceeds from the sale of the notes were used to repay short-term commercial paper borrowings. All payments of principal and interest in respect of these senior notes are the sole obligation of Rockies Express. Noteholders will have no recourse against Kinder Morgan Energy Partners, Sempra Energy or ConocoPhillips, or against any of Kinder Morgan Energy Partners' or their respective officers, directors, employees, shareholders, members, managers, unitholders or affiliates for any failure by Rockies Express to perform or comply with its obligations pursuant to the notes or the indenture.

  Midcontinent Express Pipeline LLC Debt

        Pursuant to certain guaranty agreements, each of the two member owners of Midcontinent Express Pipeline LLC have agreed to guarantee, severally in the same proportion as their percentage ownership of the member interests in Midcontinent Express, borrowings under its $255.4 million three-year, unsecured revolving credit facility due February 28, 2011. The facility is with a syndicate of financial institutions with The Royal Bank of Scotland plc as the administrative agent. Midcontinent Express is an equity method investee of Kinder Morgan Energy Partners, and the two member owners and their respective ownership interests consist of the following: Kinder Morgan Energy Partners' subsidiary Kinder Morgan Operating L.P. "A"—50%, and Energy Transfer Partners, L.P.—50%.

        Borrowings under the credit facility can be used for general corporate purposes, and in the fourth quarter of 2009, Midcontinent Express amended and reduced the borrowing capacity of its credit facility from $1.4 billion to $255.4 million after completing permanent long-term financing (discussed below) and removing Lehman Brothers Commercial Bank as a lender under the facility. As of December 31, 2009, Midcontinent Express had outstanding borrowings of $29.5 million under its bank credit facility. Accordingly, as of December 31, 2009, Kinder Morgan Energy Partners' contingent share of Midcontinent Express' debt was $14.8 million (50% of total borrowings). Furthermore, the credit facility can be used for the issuance of letters of credit to support the operation of the Midcontinent Express pipeline system, and as of December 31, 2009, a letter of credit having a face amount of $33.3 million was issued under the credit facility. Accordingly, as of December 31, 2009, Kinder Morgan Energy Partners' contingent responsibility with regard to this outstanding letter of credit was $16.7 million (50% of total face amount).

        On September 16, 2009, Midcontinent Express completed a private offering of an aggregate of $800 million in principal amount of fixed rate senior notes. Midcontinent Express received net proceeds of $793.9 million from this offering, after deducting the initial purchasers' discount and estimated

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Commitments and Contingent Liabilities (Continued)

offering expenses, and the net proceeds from the sale of the notes were used to repay borrowings under its revolving credit facility. All payments of principal and interest in respect of the notes are the sole obligation of Midcontinent Express. Noteholders will have no recourse against Kinder Morgan Energy Partners, Energy Transfer Partners, or against any of Kinder Morgan Energy Partners' or their respective officers, directors, employees, members, managers, unitholders or affiliates for any failure by Midcontinent Express to perform or comply with its obligations pursuant to the notes or the indenture.

  Fayetteville Express Pipeline LLC Debt

        Pursuant to certain guaranty agreements, each of the two member owners of Fayetteville Express Pipeline LLC have agreed to guarantee, severally in the same proportion as their percentage ownership of the member interests in Fayetteville Express, borrowings under its $1.1 billion two and one-half year, unsecured revolving credit facility, entered into on November 13, 2009 and due May 11, 2012. The facility is with a syndicate of financial institutions with The Royal Bank of Scotland plc as the administrative agent. Borrowings under the credit facility will be used to finance the construction of the Fayetteville Express natural gas pipeline system and to pay related expenses. Fayetteville Express is an equity method investee of Kinder Morgan Energy Partners, and the two member owners and their respective ownership interests consist of the following: Kinder Morgan Energy Partners' subsidiary Kinder Morgan Operating L.P. "A"—50%, and Energy Transfer Partners, L.P.—50%.

        As of December 31, 2009, Fayetteville Express had outstanding borrowings of $355.0 million under its bank credit facility. Accordingly, as of December 31, 2009, Kinder Morgan Energy Partners' contingent share of Fayetteville Express' debt was $177.5 million (50% of total borrowings).

13. Risk Management

        Certain of our business activities expose us to risks associated with unfavorable changes in the market price of natural gas, natural gas liquids and crude oil. We also have exposure to interest rate risk as a result of the issuance of our debt obligations. Pursuant to our management's approved risk management policy, we use derivative contracts to hedge or reduce our exposure to certain of these risks.

  Energy Commodity Price Risk Management

        We are exposed to risks associated with changes in the market price of natural gas, natural gas liquids and crude oil as a result of the forecasted purchase or sale of these products. Specifically, these risks are primarily associated with unfavorable price volatility related to (i) pre-existing or anticipated physical natural gas, natural gas liquids and crude oil sales, (ii) natural gas purchases and (iii) natural gas system use and storage. The unfavorable price changes are often caused by shifts in the supply and demand for these commodities, as well as their locations.

        Our principal use of energy commodity derivative contracts is to mitigate the risk associated with unfavorable market movements in the price of energy commodities. Our energy commodity derivative contracts act as a hedging (offset) mechanism against the volatility of energy commodity prices by allowing us to transfer this price risk to counterparties who are able and willing to bear it.

        For derivative contracts that are designated and qualify as cash flow hedges pursuant to generally accepted accounting principles, the portion of the gain or loss on the derivative contract that is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Risk Management (Continued)

effective in offsetting the variable cash flows associated with the hedged forecasted transaction is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period or periods during which the hedged transaction affects earnings (e.g., in "revenues" when the hedged transactions are commodity sales). The remaining gain or loss on the derivative contract in excess of the cumulative change in the present value of future cash flows of the hedged item, if any (i.e., the ineffective portion), is recognized in earnings during the current period. The effectiveness of hedges using an option contract may be assessed based on changes in the option's intrinsic value with the change in the time value of the contract being excluded from the assessment of hedge effectiveness. Changes in the excluded component of the change in an option's time value are included currently in earnings. During 2009, we recognized a net loss of $13.5 million related to crude oil hedges, which resulted from hedge ineffectiveness and amounts excluded from effectiveness testing. Reflecting the portion of changes in the value of derivative contracts that were not effective in offsetting underlying changes in expected cash flows (the ineffective portion of hedges), we recognized losses of $1.5 million during 2008. We recognized a pre-tax gain of approximately $0.5 million and a pre-tax loss of approximately $0.7 million in the seven months ended December 31, 2007 and five months ended May 31, 2007, respectively.

        Furthermore, during the years ended December 31, 2009 and 2008 and the five months ended May 31, 2007, we reclassified gains of $39.4 million, losses of $117.1 million and losses of $10.3 million, respectively, of the "Accumulated other comprehensive loss" balance included in our Stockholder's Equity into earnings. With the exception of a $1.1 million net gain reclassified during the five months ended May 31, 2007 into earnings as a result of the discontinuance of cash flow hedges due to a determination that the forecasted transactions would no longer occur by the end of the originally specified time period, none of the reclassification of "Accumulated other comprehensive loss" into earnings during 2009, 2008 or 2007 resulted from the discontinuance of cash flow hedges due to a determination that the forecasted transactions would no longer occur by the end of the originally specified time period or within an additional two-month period of time thereafter, but rather resulted from the hedged forecasted transactions actually affecting earnings (for example, when the forecasted sales and purchases actually occurred). The proceeds or payments resulting from the settlement of cash flow hedges are reflected in the operating section of our statement of cash flows as changes to net income and working capital.

        The "Accumulated other comprehensive loss" balance included in our Stockholder's Equity was $167.9 million as of December 31, 2009, and $53.4 million as of December 31, 2008. These totals included "Accumulated other comprehensive loss" amounts associated with energy commodity price risk management activities of $95.7 million of losses as of December 31, 2009 and $82.4 million of gains as of December 31, 2008. Approximately $42.6 million of the total amount associated with energy commodity price risk management activities and included in our Stockholder's Equity as of December 31, 2009 is expected to be reclassified into earnings during the next twelve months (when the associated forecasted sales and purchases are also expected to occur), and as of December 31, 2009, the maximum length of time over which we have hedged our exposure to the variability in future cash flows associated with energy commodity price risk is through December 2014.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Risk Management (Continued)

        As of December 31, 2009, we had entered into the following outstanding commodity forward contracts to hedge our forecasted energy commodity purchases and sales:

Notional quantity
Derivatives designated as hedging contracts
Crude oil	25.6 million barrels
Natural gas(a)	44.3 billion cubic feet
Derivatives not designated as hedging contracts
Natural gas(a)	0.1 billion cubic feet

(a)
Notional quantities are shown net.

        For derivative contracts that are not designated as a hedge for accounting purposes, all realized and unrealized gains and losses are recognized in the statement of operations during the current period. These types of transactions include basis spreads, basis-only positions and gas daily swap positions. Kinder Morgan Energy Partners primarily enters into these positions to economically hedge an exposure through a relationship that does not qualify for hedge accounting. This will result in non-cash gains or losses being reported in our operating results associated with Kinder Morgan Energy Partners.

        Effective at the beginning of the second quarter of 2008, Kinder Morgan Energy Partners determined that the derivative contracts of its Casper and Douglas natural gas processing operations that previously had been designated as cash flow hedges for accounting purposes no longer met the hedge effectiveness assessment as required by generally accepted accounting principles. Consequently, it discontinued hedge accounting treatment for these relationships (primarily crude oil hedges of heavy natural gas liquids sales) effective March 31, 2008. Since the forecasted sales of natural gas liquids volumes (the hedged item) were still expected to occur, all of the accumulated losses through March 31, 2008 on the related derivative contracts remained in accumulated other comprehensive income, and were not reclassified into earnings until the physical transactions occurred. Any changes in the value of these derivative contracts subsequent to March 31, 2008 were no longer deferred in other comprehensive income, but rather impacted current period income. The last of these derivative contracts expired in December 2009.

  Interest Rate Risk Management

        In order to maintain a cost effective capital structure, it is our policy to borrow funds using a mix of fixed rate debt and variable rate debt. We use interest rate swap agreements to manage the interest rate risk associated with the fair value of our fixed rate borrowings and to effectively convert a portion of the underlying cash flows related to our long-term fixed rate debt securities into variable rate cash flows in order to achieve our desired mix of fixed and variable rate debt.

        Since the fair value of fixed rate debt varies inversely with changes in the market rate of interest, we enter into swap agreements to receive a fixed and pay a variable rate of interest in order to convert the interest expense associated with certain of our senior notes from fixed rates to variable rates, resulting in future cash flows that vary with the market rate of interest. These swaps, therefore, hedge against changes in the fair value of our fixed rate debt that result from market interest rate changes. For derivative contracts that are designated and qualify as a fair value hedge, the gain or loss on the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Risk Management (Continued)

derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings.

        As of December 31, 2008, we were not party to any interest rate swap agreements, and our subsidiary, Kinder Morgan Energy Partners, was a party to interest rate swap agreements with a total notional principal amount of $2.8 billion. During 2009, we entered into two fixed-to-variable interest swap agreements having a combined notional principal amount of $725.0 million related to our 5.70% senior notes due January 5, 2016. During 2009, Kinder Morgan Energy Partners both terminated an existing fixed-to-variable interest rate swap agreement having a notional principal amount of $300 million and a maturity date of March 15, 2031, and entered into sixteen separate fixed-to-variable interest swap agreements having a combined notional principal amount of $2.95 billion. Kinder Morgan Energy Partners received proceeds of $144.4 million from the early termination of the $300 million swap agreement. In addition, an existing fixed-to-variable rate swap agreement having a notional principal amount of $250 million matured on February 1, 2009. This swap agreement corresponded with the maturity of Kinder Morgan Energy Partners' $250 million in principal amount of 6.30% senior notes that also matured on that date (discussed in Note 8).

        Therefore, as of December 31, 2009, we and our subsidiary, Kinder Morgan Energy Partners, had a notional principal amount of $725.0 million and $5.2 billion of fixed-to-variable interest rate swap agreements, respectively, that effectively convert the interest expense associated with certain senior notes from fixed rates to variable rates based on an interest rate of LIBOR plus a spread. All of our and Kinder Morgan Energy Partners' swap agreements have termination dates that correspond to the maturity dates of the related series of senior notes and, as of December 31, 2009, the maximum length of time over which we have hedged a portion of our exposure to the variability in the value of this debt due to interest rate risk is through January 15, 2038.

  Fair Value of Derivative Contracts

        The fair values of our current and non-current asset and liability derivative contracts are each reported separately as "Fair value of derivative contracts" on the accompanying Consolidated Balance

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Risk Management (Continued)

Sheets. The following table summarizes the fair values of our derivative contracts included on the accompanying Consolidated Balance Sheets as of December 31, 2009 and 2008 (in millions):

Fair Value of Derivative Contracts

	Asset derivatives				Liability derivatives
	December 31, 2009		December 31, 2008		December 31, 2009		December 31, 2008
	Balance sheet location	Fair value	Balance sheet Location	Fair value	Balance sheet Location	Fair value	Balance sheet location	Fair value
Derivatives designated as hedging contracts
Energy commodity derivative contracts	Current	$19.1	Current	$113.5	Current	$(270.8)	Current	$(129.4)
	Non-current	57.3	Non-current	48.9	Non-current	(241.5)	Non-current	(92.2)

Subtotal		76.4		162.4		(512.3)		(221.6)
Interest rate swap agreements	Non-current	236.0	Non-current	747.1	Non-current	(218.5)	Non-current	—

Cross currency swap agreements	Non-current	—	Non-current	32.0	Non-current	(9.6)	Non-current	—

Total		312.4		941.5		(740.4)		(221.6)
Derivatives not designated as hedging contracts
Energy commodity derivative contracts	Current	1.7	Current	1.8	Current	(1.2)	Current	(0.1)

Total derivatives		$314.1		$943.3		$(741.6)		$(221.7)

        The offsetting entry to adjust the carrying value of the debt securities whose fair value was being hedged is included within "Value of interest rate swaps" on the accompanying Consolidated Balance Sheets, which also includes any unamortized portion of proceeds received from the early termination of interest rate swap agreements. As of December 31, 2009 and 2008, this unamortized premium totaled $337.5 million and $216.8 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Risk Management (Continued)

  Effect of Derivative Contracts on the Income Statement

        The following three tables summarize the impact of our derivative contracts on the accompanying Consolidated Statements of Operations (in millions):

		Amount of gain/(loss) recognized in income on derivative(a)				Amount of gain/(loss) recognized in income on related hedged items(a)
		Year Ended December 31,				Year Ended December 31,
					Location of gain/ (loss) recognized in income on related hedged item
Derivatives in fair value hedging relationships	Location of gain/ (loss) recognized in income on derivative			Hedged items in fair value hedging relationships
		2009	2008			2009	2008
Interest rate swap agreements	Interest, net— income/(expense)	$(585.1)	$609.1	Fixed rate debt	Interest, net— income/(expense)	$585.1	$(609.1)

Total		$(585.1)	$609.1	Total		$585.1	$(609.1)

(a)
Amounts reflect the change in the fair value of interest rate swap agreements and the change in the fair value of the associated fixed rate debt which exactly offset each other as a result of no hedge ineffectiveness. Amounts do not reflect the impact on interest expense from the interest rate swap agreements under which we pay variable rate interest and receive fixed rate interest.

							Amount of gain/(loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)
	Amount of gain/(loss) recognized in OCI on derivative (effective portion)			Amount of gain/(loss) reclassified from Accumulated OCI into income (effective portion)
						Location of gain/(loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)
	Year Ended December 31,		Location of gain/(loss) reclassified from Accumulated OCI into income (effective portion)	Year Ended December 31,			Year Ended December 31,
Derivatives in cash flow hedging relationships
	2009	2008		2009	2008		2009	2008
Energy commodity derivative contracts	$(138.7)	$212.0	Revenues—natural gas sales	$13.1	$6.0	Revenues	$(13.5)	$—
			Revenues—product sales and other	25.7	(97.6)
			Gas purchases and other costs of sales	0.6	(25.5)	Gas purchases and other costs of sales	—	(1.5)

Total	$(138.7)	$212.0	Total	$39.4	$(117.1)	Total	$(13.5)	$(1.5)

							Amount of gain/(loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)
	Amount of gain/(loss) recognized in OCI on derivative (effective portion)			Amount of gain/(loss) reclassified from Accumulated OCI into income (effective portion)
						Location of gain/(loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)
	Year Ended December 31,		Location of gain/(loss) reclassified from Accumulated OCI into income (effective portion)	Year Ended December 31,			Year Ended December 31,
Derivatives in cash flow hedging relationships
	2009	2008		2009	2008		2009	2008
Cross currency swap agreements	$(41.6)	$83.2	Other, net	$—	$—	Revenues	$—	$—

Total	$(41.6)	$83.2	Total	$—	$—	Total	$—	$—

Derivatives not designated as hedging contracts	Location of gain/(loss) recognized in income on derivative	Amount of gain/(loss) recognized in income on derivative
		Year Ended December 31,
		2009	2008
Energy commodity derivative contracts	Gas purchases and other costs of sales	$(4.2)	$5.6

Total		$(4.2)	$5.6

        The above disclosures regarding our derivative contracts and hedging activities are made pursuant to provisions included within the Codification's "Derivatives and Hedging" Topic. These provisions

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Risk Management (Continued)

provide for enhanced disclosure requirements that include, among other things, (i) a tabular summary of the fair value of derivative contracts and their gains and losses, (ii) disclosure of derivative features that are credit-risk—related to provide more information regarding an entity's liquidity and (iii) cross-referencing within footnotes to make it easier for financial statement users to locate important information about derivative contracts. We adopted these provisions on January 1, 2009, and the adoption of these disclosure provisions did not have a material impact on our consolidated financial statements.

  Net Investment Hedges

        We are exposed to foreign currency risk from our investments in businesses owned and operated outside the United States. To hedge the value of our investment in Canadian operations, we have entered into various cross-currency interest rate swap transactions that have been designated as net investment hedges. The effective portion of the changes in fair value of these swap transactions is reported as a cumulative translation adjustment included in the caption "Accumulated other comprehensive loss" in the accompanying Consolidated Balance Sheets. The combined notional value of our remaining cross currency interest rate swaps at December 31, 2009 was approximately C$96.3 million.

        In June 2009, we terminated cross currency interest rate swaps with a notional value of C$29.2 million. In connection with this termination, we received $0.5 million in July 2009. Additionally in July 2009, we received $1.0 million for the termination of another portion of our cross currency interest rate swaps with a notional value of C$29.2 million.

  Credit Risks

        We and our subsidiary, Kinder Morgan Energy Partners, have counterparty credit risk as a result of our use of financial derivative contracts. Our counterparties consist primarily of financial institutions, major energy companies and local distribution companies. This concentration of counterparties may impact our overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions.

        We maintain credit policies with regard to our counterparties that we believe minimize our overall credit risk. These policies include (i) an evaluation of potential counterparties' financial condition (including credit ratings), (ii) collateral requirements under certain circumstances and (iii) the use of standardized agreements which allow for netting of positive and negative exposure associated with a single counterparty. Based on our policies, exposure, credit and other reserves, our management does not anticipate a material adverse effect on our financial position, results of operations, or cash flows as a result of counterparty performance.

        Our over-the-counter swaps and options are entered into with counterparties outside central trading organizations such as a futures, options or stock exchanges. These contracts are with a number of parties, all of which have investment grade credit ratings. While we enter into derivative transactions principally with investment grade counterparties and actively monitor their ratings, it is nevertheless possible that from time to time losses will result from counterparty credit risk in the future.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Risk Management (Continued)

        The maximum potential exposure to credit losses on our derivative contracts as of December 31, 2009 was (in millions):

Asset position
Interest rate swap agreements	$236.0
Energy commodity derivative contracts	78.1

Gross exposure	314.1
Netting agreement impact	(74.7)

Net exposure	$239.4

        In conjunction with the purchase of exchange-traded derivative contracts or when the market value of our derivative contracts with specific counterparties exceeds established limits, we are required to provide collateral to our counterparties, which may include posting letters of credit or placing cash in margin accounts. As of December 31, 2009 and 2008, Kinder Morgan Energy Partners had outstanding letters of credit totaling $55.0 million and $40.0 million, respectively, in support of its hedging of energy commodity price risks associated with the sale of natural gas, natural gas liquids and crude oil.

        Additionally, as of December 31, 2009, Kinder Morgan Energy Partners had cash margin deposits associated with its energy commodity contract positions and over-the-counter swap partners totaling $15.2 million, and we reported this amount as "Restricted deposits" in our accompanying Consolidated Balance Sheet. As of December 31, 2008, Kinder Morgan Energy Partners' counterparties associated with its energy commodity contract positions and over-the-counter swap agreements had margin deposits with us totaling $3.1 million, and we reported this amount within "Accrued other liabilities" in our accompanying consolidated balance sheet.

        Kinder Morgan Energy Partners also has agreements with certain counterparties to its derivative contracts that contain provisions requiring it to post additional collateral upon a decrease in its credit rating. Based on contractual provisions as of December 31, 2009, Kinder Morgan Energy Partners estimates that if its credit rating was downgraded, it would have the following additional collateral obligations (in millions):

Credit Ratings Downgraded(a)	Incremental obligations	Cumulative Obligations(b)
One notch to BBB-/Baa3	$58.1	$128.3
Two notches to below BBB-/Baa3 (below investment grade)	$76.9	$205.2

(a)
If there are split ratings among the independent credit rating agencies, most counterparties use the higher credit rating to determine our incremental collateral obligations, while the remaining use the lower credit rating. Therefore, a one notch downgrade to BBB-/Baa3 by one agency would not trigger the entire $58.1 million incremental obligation.

(b)
Includes current posting at current rating.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Fair Value Measurements

        Our fair value measurements and disclosures are made in accordance with the "Fair Value Measurements and Disclosures" Topic of the Codification. This Topic establishes a single definition of fair value in generally accepted accounting principles and prescribes disclosures about fair value measurements.

        We adopted the provisions of this Topic for our financial assets and financial liabilities effective January 1, 2008, and the adoption did not have a material impact on our balance sheet, statement of operation, or statement of cash flows since we already applied its basic concepts in measuring fair values. With regard to our non-financial assets and non-financial liabilities, we adopted the provisions of this Topic effective January 1, 2009. This includes applying the provisions to (i) nonfinancial assets and liabilities initially measured at fair value in business combinations, (ii) reporting units or nonfinancial assets and liabilities measured at fair value in conjunction with goodwill impairment testing, (iii) other nonfinancial assets measured at fair value in conjunction with impairment assessments and (iv) asset retirement obligations initially measured at fair value. The adoption for non-financial assets and liabilities did not have a material impact on our balance sheet, statement of operations, or statement of cash flows since we already applied its basic concepts in measuring fair values.

        The Codification emphasizes that fair value is a market-based measurement that should be determined based on assumptions (inputs) that market participants would use in pricing an asset or liability. Inputs may be observable or unobservable, and valuation techniques used to measure fair value should maximize the use of relevant observable inputs and minimize the use of unobservable inputs. Accordingly, the Codification establishes a hierarchal disclosure framework that ranks the quality and reliability of information used to determine fair values. The hierarchy is associated with the level of pricing observability utilized in measuring fair value and defines three levels of inputs to the fair value measurement process—quoted prices are the most reliable valuation inputs, whereas model values that include inputs based on unobservable data are the least reliable. Each fair value measurement must be assigned to a level corresponding to the lowest level input that is significant to the fair value measurement in its entirety.

        The three broad levels of inputs defined by the fair value hierarchy are as follows:

  •
  Level 1 Inputs—quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date;

  •
  Level 2 Inputs—inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability; and

  •
  Level 3 Inputs—unobservable inputs for the asset or liability. These unobservable inputs reflect the entity's own assumptions about the assumptions that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances (which might include the reporting entity's own data).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Fair Value Measurements (Continued)

  Fair Value of Derivative Contracts

        The following two tables summarize the fair value measurements of our (i) energy commodity derivative contracts, (ii) interest rate swap agreements and (iii) cross currency interest rate swap agreements as of December 31, 2009 and 2008, based on the three levels established by the Codification and does not include cash margin deposits, which are reported as "Restricted deposits" in the accompanying Consolidated Balance Sheets (in millions):

	Asset fair value measurements using
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
As of December 31, 2009
Energy commodity derivative contracts(a)	$78.1	$—	$14.4	$63.7
Interest rate swap agreements	236.0	—	236.0	—
Cross currency interest rate swap agreements	—	—	—	—
As of December 31, 2008
Energy commodity derivative contracts(b)	$164.2	$0.1	$108.9	$55.2
Interest rate swap agreements	747.1	—	747.1	—
Cross currency interest rate swap agreements	32.0	—	32.0	—

	Liability fair value measurements using
	Total	Quoted prices in active markets for identical liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
As of December 31, 2009
Energy commodity derivative contracts(c)	$(513.5)	$—	$(462.8)	$(50.7)
Interest rate swap agreements	(218.5)	—	(218.5)	—
Cross currency interest rate swap agreements	(9.6)	—	(9.6)	—
As of December 31, 2008
Energy commodity derivative contracts(d)	$(221.7)	$—	$(210.6)	$(11.1)
Interest rate swap agreements	—	—	—	—

(a)
Level 2 consists primarily of OTC West Texas Intermediate hedges and OTC natural gas hedges that are settled on NYMEX. Level 3 consists primarily of natural gas basis swaps, natural gas options, and West Texas Intermediate options.

(b)
Level 1 consists primarily of NYMEX natural gas futures. Level 2 consists primarily of OTC West Texas Intermediate hedges and OTC natural gas hedges that are settled on NYMEX. Level 3 consists primarily of West Texas Intermediate options and West Texas Sour hedges.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Fair Value Measurements (Continued)

(c)
Level 2 consists primarily of OTC West Texas Intermediate hedges and OTC natural gas hedges that are settled on NYMEX. Level 3 consists primarily of West Texas Sour hedges, natural gas basis swaps, natural gas options, and West Texas Intermediate options.

(d)
Level 2 consists primarily of OTC West Texas Intermediate hedges. Level 3 consists primarily of natural gas basis swaps, natural gas options and West Texas Intermediate options.

        The table below provides a summary of changes in the fair value of our Level 3 energy commodity derivative contracts (in millions):

Significant unobservable inputs (Level 3)

	Year Ended December 31,
	2009	2008
Derivatives-net asset (liability)
Beginning of period	$44.1	$(100.3)
Realized and unrealized net gains (losses)	(48.4)	69.6
Purchases and settlements	17.3	74.8
Transfers in (out) of Level 3	—	—

End of period	$13.0	$44.1

Change in unrealized net gains (losses) relating to contracts still held at end of period	$(42.1)	$88.8

        In addition, on both October 10, 2008 and June 30, 2009, we adopted separate provisions included within the "Fair Value Measurements and Disclosures" Topic of the Codification. The provisions adopted in October 2008 provide guidance clarifying how fair value measurements should be applied when valuing securities in markets that are not active, and reaffirm the notion of fair value as an exit price as of the measurement date. Among other things, the guidance also states that significant judgment is required in valuing financial assets. The adoption of these provisions was effective immediately; however, the adoption did not have any impact on our consolidated financial statements.

        The provisions adopted on June 30, 2009 provide guidelines for making fair value measurements more consistent with the overall principles presented in the "Fair Value Measurements and Disclosures" Topic. They provide additional guidance to highlight and expand on the factors that should be considered in estimating fair value when there has been a significant decrease in market activity for a financial asset. The adoption of these provisions did not have a material impact on our consolidated financial statements.

  Fair Value of Financial Instruments

        Fair value as used in the disclosure of financial instruments represents the amount at which an instrument could be exchanged in a current transaction between willing parties. As of each reporting date, the estimated fair value of our outstanding publicly-traded debt is based upon quoted market prices, if available, and for all other debt, fair value is based upon prevailing interest rates currently available to us. In addition, we adjust (discount) the fair value measurement of our long-term debt for the effect of credit risk.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Fair Value Measurements (Continued)

        The estimated fair value of our outstanding debt balance (both short-term and long-term, but excluding the value of interest rate swaps), is disclosed below (in millions):

	December 31, 2009		December 31, 2008
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Total Debt	$13,648.4	$14,158.2	$11,458.3	$9,813.9

15. Reportable Segments

        We divide our operations into seven reportable business segments. These segments and their principal source of revenues are as follows:

  •
  Products Pipelines—KMP: the transportation and terminaling of refined petroleum products, including gasoline, diesel fuel, jet fuel and natural gas liquids;

  •
  Natural Gas Pipelines—KMP: the sale, transport, processing, treating, storage and gathering of natural gas;

  •
  CO2—KMP: the production and sale of crude oil from fields in the Permian Basin of West Texas and the transportation and marketing of carbon dioxide used as a flooding medium for recovering crude oil from mature oil fields;

  •
  Terminals—KMP: the transloading and storing of refined petroleum products and dry and liquid bulk products, including coal, petroleum coke, cement, alumina, salt and other bulk chemicals;

  •
  Kinder Morgan Canada—KMP: the transportation of crude oil and refined products;

  •
  NGPL PipeCo LLC: consists of our 20% interest in NGPL PipeCo LLC, the owner of Natural Gas Pipeline Company of America and certain affiliates, collectively referred to as Natural Gas Pipeline Company of America or NGPL, a major interstate natural gas pipeline and storage system, which we operate. Prior to February 15, 2008, we owned 100% of NGPL; and

  •
  Power: consists of a natural gas-fired electric generation facility.

        On August 28, 2008, we sold our one-third interest in the net assets of the Express pipeline system ("Express"), as well as our full ownership of the net assets of the Jet Fuel pipeline system ("Jet Fuel"), to Kinder Morgan Energy Partners. We accounted for this transaction as a transfer of net assets between entities under common control. Therefore, following our sale of Express and Jet Fuel to Kinder Morgan Energy Partners, Kinder Morgan Energy Partners recognized the assets and liabilities acquired at our carrying amounts (historical cost) at the date of transfer. The results of Express and Jet Fuel are reported in the Kinder Morgan Canada—KMP segment for all periods presented.

        On February 15, 2008, we sold an 80% ownership interest in our NGPL PipeCo LLC business segment to Myria (see Note 3). We continue to operate NGPL PipeCo LLC's assets pursuant to a 15-year operating agreement. Effective February 15, 2008, we began to account for the results of operations of the NGPL PipeCo LLC segment as an equity investment. See Note 17 in regards to NGPL's Section 5 proceeding.

        On April 30, 2007, Kinder Morgan Energy Partners acquired the Trans Mountain pipeline system from us. This transaction caused us to evaluate the fair value of the Trans Mountain pipeline system in

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Reportable Segments (Continued)

determining whether goodwill related to these assets was impaired. Accordingly, based on our consideration of supporting information obtained regarding the fair values of the Trans Mountain pipeline system assets, a goodwill impairment non-cash charge of $377.1 million was recorded in five months ended May 31, 2007. The results of Trans Mountain are reported in the Kinder Morgan Canada—KMP segment for all periods presented.

        In 2007, we completed the sales of our (i) U.S. retail natural gas distribution and related operations (March 2007), (ii) Terasen Pipeline (Corridor) Inc. (March 2007), (iii) Terasen Inc. (May 2007) and (iv) interests in three natural gas-fired power plants in Colorado (effective January 1, 2008). Kinder Morgan Energy Partners sold the North System and also its 50% ownership interest in the Heartland Pipeline Company (October 2007). The financial results for these entities and investments have been reclassified to discontinued operations for all periods presented, also see Note 3.

        The accounting policies we apply in the generation of business segment earnings are generally the same as those applied to our consolidated operations and described in Note 2, except that (i) certain items below the "Operating Income" line (such as interest expense) are either not allocated to business segments or are not considered by management in its evaluation of business segment performance, (ii) equity in earnings of equity method investees are included in segment earnings (these equity method earnings are included in "Other Income and (Expenses)" in the accompanying Consolidated Statements of Operations), (iii) certain items included in operating income (such as general and administrative expenses and depreciation, depletion and amortization ("DD&A")) are not considered by management in its evaluation of business segment performance and, thus, are not included in reported performance measures, (iv) gains and losses from incidental sales of assets are included in segment earnings and (v) our business segments that are also segments of Kinder Morgan Energy Partners include certain other income and expenses and income taxes in their segment earnings. With adjustment for these items, we currently evaluate business segment performance primarily based on segment earnings before DD&A in relation to the level of capital employed.

        Because Kinder Morgan Energy Partners' partnership agreement requires it to distribute 100% of its available cash to its partners on a quarterly basis (Kinder Morgan Energy Partners' available cash consists primarily of all of its cash receipts, less cash disbursements and changes in reserves), we consider each period's earnings before all non-cash depreciation, depletion and amortization expenses to be an important measure of business segment performance for our segments that are also segments of Kinder Morgan Energy Partners. We account for intersegment sales at market prices, while we account for asset transfers at either market value or, in some instances, book value.

        During 2009, 2008, the seven months ended December 31, 2007 and five months ended May 31, 2007, we did not have revenues from any single customer that exceeded 10% of our consolidated revenues.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Reportable Segments (Continued)

        Financial information by segment follows (in millions):

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Revenues
Products Pipelines—KMP
Revenues from external customers	$826.6	$815.9	$471.5	$331.8
Natural Gas Pipelines—KMP
Revenues from external customers	3,806.9	8,422.0	3,825.9	2,637.6
Intersegment revenues	—	—	—	3.0
CO2—KMP
Revenues from external customers	1,131.3	1,269.2	605.9	324.2
Terminals—KMP
Revenues from external customers	1,108.1	1,172.7	598.8	364.2
Intersegment revenues	0.9	0.9	0.4	0.3
Kinder Morgan Canada—KMP
Revenues from external customers	226.1	198.9	100.0	62.9
NGPL PipeCo LLC(a)
Revenues from external customers	—	132.1	752.4	424.5
Intersegment revenues	—	0.9	4.8	2.0
Power(b)
Revenues from external customers	40.4	44.0	40.2	19.9
Other
Revenues from other customers(c)	45.8	40.0	—	—
Intersegment revenues	—	(0.9)	—	—

Total segment revenues	7,186.1	12,095.7	6,399.9	4,170.4
Less: Total intersegment revenues	(0.9)	(0.9)	(5.2)	(5.3)

Total consolidated revenues	$7,185.2	$12,094.8	$6,394.7	$4,165.1

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Reportable Segments (Continued)

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Operating expenses(d)
Products Pipelines—KMP	$269.5	$291.0	$320.6	$116.4
Natural Gas Pipelines—KMP	3,192.7	7,803.3	3,461.4	2,418.5
CO2—KMP	271.1	391.8	182.7	121.5
Terminals—KMP	536.8	631.8	344.2	192.2
Kinder Morgan Canada—KMP	72.5	68.0	44.3	23.1
NGPL PipeCo LLC(a)	—	43.5	335.4	159.7
Power(b)	23.6	24.8	25.7	18.2
Other	0.1	0.1	0.9	(3.4)

Total segment operating expenses	4,366.3	9,254.3	4,715.2	3,046.2
Less: Total intersegment operating expenses	(0.9)	(0.9)	(5.2)	(5.3)

Total consolidated operating expenses	$4,365.4	$9,253.4	$4,710.0	$3,040.9

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Other expense (income)
Products Pipelines—KMP(e)	$1.1	$1,269.5	$(0.8)	$0.6
Natural Gas Pipelines—KMP(e)	(6.6)	2,090.0	(1.9)	0.1
CO2—KMP	—	—	—	—
Terminals—KMP(e)	(25.0)	683.0	(3.3)	(3.0)
Kinder Morgan Canada—KMP(f)	—	—	—	377.1
Other	(0.1)	0.1	—	—

Total consolidated other expense (income)	$(30.6)	$4,042.6	$(6.0)	$374.8

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Reportable Segments (Continued)

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Depreciation, depletion and amortization
Products Pipelines—KMP	$121.3	$116.9	$58.1	$33.6
Natural Gas Pipelines—KMP	120.5	99.9	52.3	26.8
CO2—KMP	620.6	498.1	243.5	116.3
Terminals—KMP	169.1	157.4	62.1	34.4
Kinder Morgan Canada—KMP	38.5	36.7	13.5	8.2
NGPL PipeCo LLC(a)	—	9.3	42.3	45.3
Power	—	—	0.2	(4.2)
Other	0.2	0.1	0.3	0.6

Total consolidated depreciation, depletion and amortization	$1,070.2	$918.4	$472.3	$261.0

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Earnings from equity investments
Products Pipelines—KMP	$18.7	$15.7	$11.5	$12.4
Natural Gas Pipelines—KMP	141.8	113.4	10.3	8.9
CO2—KMP	22.3	20.7	10.5	8.7
Terminals—KMP	0.7	2.7	0.6	—
Kinder Morgan Canada—KMP	(4.1)	8.3	14.4	5.4
NGPL PipeCo LLC(a)	42.5	40.3	1.0	0.6
Power	—	—	8.0	5.1
Other	—	—	0.5	(0.4)

Total consolidated equity earnings	$221.9	$201.1	$56.8	$40.7

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Reportable Segments (Continued)

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Amortization of excess cost of equity investments
Products Pipelines—KMP	$3.4	$3.3	$2.0	$1.4
Natural Gas Pipelines—KMP	0.4	0.4	0.2	0.2
CO2—KMP	2.0	2.0	1.2	0.8
Terminals—KMP	—	—	—	—
Kinder Morgan Canada—KMP	—	—	—	—

Total consol. amortization of excess cost of invests	$5.8	$5.7	$3.4	$2.4

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Interest income
Products Pipelines—KMP	$4.1	$4.3	$2.6	$1.8
Natural Gas Pipelines—KMP	6.2	1.2	—	—
CO2—KMP	—	—	—	—
Terminals—KMP	—	—	—	—
Kinder Morgan Canada—KMP	12.0	3.9	—	—

Total segment interest income	22.3	9.4	2.6	1.8
Unallocated interest income	3.4	38.1	4.6	9.5

Total consolidated interest income	$25.7	$47.5	$7.2	$11.3

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Other, net-income (expense)
Products Pipelines—KMP	$8.3	$(2.3)	$2.1	$2.9
Natural Gas Pipelines—KMP	25.6	15.1	—	0.2
CO2—KMP	—	1.9	0.1	(0.1)
Terminals—KMP	3.7	1.7	0.7	0.3
Kinder Morgan Canada—KMP	11.9	(10.1)	6.3	1.7
Other	—	0.7	2.4	(4.4)

Total consolidated other, net-income (expense)	$49.5	$7.0	$11.6	$0.6

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Reportable Segments (Continued)

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Income tax benefit (expense)
Products Pipelines—KMP	$(3.1)	$4.9	$(5.4)	$(7.5)
Natural Gas Pipelines—KMP	(5.7)	(2.7)	(3.4)	(2.6)
CO2—KMP	(4.0)	(3.9)	(0.8)	(1.3)
Terminals—KMP	(5.2)	(19.7)	(15.9)	(3.3)
Kinder Morgan Canada—KMP	(18.9)	19.0	(18.5)	(0.9)

Total segment income tax benefit (expense)	(36.9)	(2.4)	(44.0)	(15.6)
Unallocated income tax benefit (expense)	(288.7)	(301.9)	(183.4)	(119.9)

Total consolidated income tax benefit (expense)	$(325.6)	$(304.3)	$(227.4)	$(135.5)

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments(g)
Products Pipelines—KMP	$584.0	$(722.0)	$162.5	$224.4
Natural Gas Pipelines—KMP	788.7	(1,344.3)	373.3	228.5
CO2—KMP	878.5	896.1	433.0	210.0
Terminals—KMP	596.4	(156.5)	243.7	172.3
Kinder Morgan Canada—KMP	154.5	152.0	58.8	(332.0)
NGPL PipeCo LLC(a)	42.5	129.8	422.8	267.4
Power	4.8	5.7	13.4	8.9

Segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments	3,049.4	(1,039.2)	1,707.5	779.5
Total segment depreciation, depletion and amortization	(1,070.2)	(918.4)	(472.3)	(261.0)
Total segment amortization of excess cost of equity investments	(5.8)	(5.7)	(3.4)	(2.4)
NGPL PipeCo LLC fixed fee revenue	45.8	39.0	—	—
General and administrative expenses	(373.0)	(352.5)	(175.6)	(283.6)
Unallocable interest and other, net(h)	(583.7)	(623.6)	(586.7)	(254.6)
Unallocable income tax expense	(288.7)	(301.9)	(183.4)	(119.9)

Income (loss) from continuing operations	$773.8	$(3,202.3)	$286.1	$(142.0)

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Reportable Segments (Continued)

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Capital expenditures(i)
Products Pipelines—KMP	$199.8	$221.7	$179.9	$79.5
Natural Gas Pipelines—KMP	372.0	946.5	197.4	66.6
CO2—KMP	341.8	542.6	249.2	133.3
Terminals—KMP	378.2	454.1	310.1	169.9
Kinder Morgan Canada—KMP	32.0	368.1	196.7	109.0
NGPL PipeCo LLC(a)	—	10.3	152.0	77.3
Power	—	—	—	—
Other	0.5	2.0	1.7	17.2

Total consolidated capital expenditures	$1,324.3	$2,545.3	$1,287.0	$652.8

	2009	2008
Investments at December 31
Products Pipelines—KMP	$346.9	$349.6
Natural Gas Pipelines—KMP	2,542.8	654.0
CO2—KMP	11.2	13.6
Terminals—KMP	18.7	18.6
Kinder Morgan Canada—KMP	68.7	65.5
NGPL PipeCo LLC(a)	698.5	717.3

Total segment investments	3,686.8	1,818.6
Other	8.8	8.8

Total consolidated investments	$3,695.6	$1,827.4

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Reportable Segments (Continued)

	2009	2008
Assets at December 31
Products Pipelines—KMP	$5,614.7	$5,526.4
Natural Gas Pipelines—KMP	9,956.7	7,748.1
CO2—KMP	4,230.5	4,478.7
Terminals—KMP	4,537.3	4,327.8
Kinder Morgan Canada—KMP	1,797.7	1,583.9
NGPL PipeCo LLC(a)	698.5	717.3
Power	67.6	58.9

Total segment assets	26,903.0	24,441.1
Other(j)	683.3	1,003.8

Total consolidated assets	$27,586.3	$25,444.9

(a)
Effective February 15, 2008, we sold an 80% ownership interest in NGPL PipeCo LLC to Myria. As a result of the sale, beginning February 15, 2008, we account for our 20% ownership interest in NGPL PipeCo LLC as an equity method investment and 100% of NGPL revenues, earnings and assets prior to the sale, are included in the above tables.

(b)
Upon the adoption of Accounting Standards Update No. 2009-17, which amended the codification's "Consolidation" topic, on January 1, 2010, Triton Power operations will no longer be consolidated into our financial statements, but be treated as an equity investment, resulting in decreases to revenues, operating expenses and noncontrolling interests with no impact to segment earnings before DD&A (see Note 18).

(c)
2009 and 2008 includes NGPL fixed fee revenues of $45.8 million and $39.0 million, respectively (see Note 11).

(d)
Includes natural gas purchases and other costs of sales, operations and maintenance expenses, fuel and power expenses and taxes, other than income taxes.

(e)
2008 includes non-cash goodwill impairment charges (see Note 7).

(f)
Five months ended May 31, 2007 includes non-cash goodwill impairment charge (see Note 7).

(g)
Includes revenues, earnings from equity investments, allocable interest income, and other, net, less operating expenses, allocable income taxes, and other expense (income).

(h)
Includes (i) interest expense and (ii) miscellaneous other income and expenses not allocated to business segments.

(i)
Sustaining capital expenditures, including Kinder Morgan Energy Partners' share of Rockies Express' sustaining capital expenditures, for each of the years ended December 31, 2009 and 2008, seven months ended December 31, 2007 and five months ended May 31, 2007, were $172.7 million, $183.9 million, $164.6 million and $78.6 million, respectively.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Reportable Segments (Continued)

(j)
Includes cash and cash equivalents, margin and restricted deposits, unallocable interest receivable, prepaid assets and deferred charges, and risk management assets related to the fair value of interest rate swaps.

        We do not attribute interest and debt expense to any of our reportable business segments. For each of the years ended December 31, 2009 and 2008, seven months ended December 31, 2007 and five months ended May 31, 2007, we reported total consolidated interest expense of $599.1 million, $675.8 million, $ 601.5 million and $261.5 million, respectively.

        Following is geographic information regarding the revenues and long-lived assets of our business segments (in millions):

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Revenues from external customers
United States	$6,862.3	$11,804.2	$6,239.7	$4,086.6
Canada	301.9	269.3	143.5	70.5
Mexico and other(a)	21.0	21.3	11.5	8.0

Total consolidated revenues from external customers	$7,185.2	$12,094.8	$6,394.7	$4,165.1

	2009	2008
Long-lived assets at December 31(b)
United States	$19,258.2	$17,511.1
Canada	1,834.3	1,568.7
Mexico and other(a)	98.8	97.7

Total consolidated long-lived assets	$21,191.3	$19,177.5

(a)
Includes operations in Mexico and the Netherlands.

(b)
Long-lived assets exclude (i) goodwill and (ii) other intangibles, net.

16. Litigation, Environmental and Other Contingencies

        Below is a brief description of our ongoing material legal proceedings, including any material developments that occurred in such proceedings during 2009. This note also contains a description of any material legal proceeding initiated during 2009 in which we are involved.

        In this note, we refer to SFPP, L.P. (a Kinder Morgan Energy Partners subsidiary) as SFPP; Calnev Pipe Line LLC as Calnev; Chevron Products Company as Chevron; Navajo Refining Company, L.P. as Navajo; ARCO Products Company as ARCO; BP West Coast Products, LLC as BP; Texaco Refining and Marketing Inc. as Texaco; Western Refining Company, L.P. as Western Refining; ExxonMobil Oil Corporation as ExxonMobil; Tosco Corporation as Tosco; Ultramar Diamond Shamrock

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Litigation, Environmental and Other Contingencies (Continued)

Corporation/Ultramar Inc. as Ultramar; Valero Energy Corporation as Valero; Valero Marketing and Supply Company as Valero Marketing; America West Airlines, Inc., Continental Airlines, Inc., Northwest Airlines, Inc., Southwest Airlines Co. and US Airways, Inc., collectively, as the Airlines; Kinder Morgan Energy Partners' subsidiary Kinder Morgan CO2 Company, L.P. (the successor to Shell CO2 Company, Ltd.) as Kinder Morgan CO2; the United States Court of Appeals for the District of Columbia Circuit as the D.C. Circuit; the Federal Energy Regulatory Commission, as the FERC; the California Public Utilities Commission as the CPUC; the United States Department of the Interior, Minerals Management Service as the MMS; the Union Pacific Railroad Company (the successor to Southern Pacific Transportation Company) as UPRR; the United States Department of Transportation Pipeline and Hazardous Materials Safety Administration as the PHMSA; the North Carolina Department of Environment and Natural Resources as the NCDENR; the Florida Department of Environmental Protection as the Florida DEP; our subsidiary Kinder Morgan Bulk Terminals, Inc. as KMBT; Rockies Express Pipeline LLC as Rockies Express; and Plantation Pipe Line Company as Plantation. "OR" dockets designate complaint proceedings, and "IS" dockets designate protest proceedings.

  Federal Energy Regulatory Commission Proceedings

  •
  FERC Docket Nos. OR92-8, et al (West and East Line Rates)—Complainants: Chevron, Navajo, ARCO, BP, Western Refining, ExxonMobil, Tosco, and Texaco—Defendant: SFPP—Status: Appeals pending at the D.C. Circuit;

  •
  FERC Docket No. OR92-8-025 (Watson Drain-Dry Charge)—Complainants: BP; ExxonMobil; Chevron; ConocoPhillips; and Ultramar—Defendant: SFPP—Status: Appeal denied by the D.C. Circuit;

  •
  FERC Docket Nos. OR96-2, et al (All SFPP Rates)—Complainants: All Shippers except Chevron—Defendant: SFPP—Status: Compliance filings pending with FERC;

  •
  FERC Docket No. OR02-4 (All SFPP Rates)—Complainant: Chevron—Defendant: SFPP; Status: Appeal of complaint dismissal pending at the D.C. Circuit;

  •
  FERC Docket Nos. OR03-5, OR04-3, OR05-4 & OR05-5 (West, East, North, and Oregon Line Rates)—Complainants: BP, ExxonMobil, ConocoPhillips, the Airlines—Defendant: SFPP—Status: Exceptions to initial decision pending at FERC;

  •
  FERC Docket Nos. OR07-1 & OR07-2 (North and West Line Rates)—Complainant: Tesoro—Defendant: SFPP—Status: Held in abeyance;

  •
  FERC Docket Nos. OR07-3 & OR07-6 (not consolidated) (2005-2006 Index Rate Increases)—Complainants: BP, Chevron, ConocoPhillips, ExxonMobil, Tesoro, and Valero Marketing—Defendant: SFPP—Status: Appeal of dismissal by FERC pending at the D.C. Circuit;

  •
  FERC Docket No. OR07-4 (All SFPP Rates)—Complainants: BP, Chevron, and ExxonMobil—Defendants: SFPP—Status: Held in abeyance;

  •
  FERC Docket Nos. OR07-7, OR07-18, OR07-19 & OR07-22 (not consolidated) (Calnev Rates)—Complainants : Tesoro, Airlines, BP, Chevron, ConocoPhillips and Valero Marketing—Defendants: Calnev—Status: Complaint amendments pending before FERC;

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Litigation, Environmental and Other Contingencies (Continued)

  •
  FERC Docket No. OR07-20 (2007 Index Rate Increases)—Complainant: BP—Defendant: SFPP—Status: Appeal of dismissal by FERC pending at the D.C. Circuit;

  •
  FERC Docket No. OR08-13 (Most SFPP Rates)—Complainants: BP and ExxonMobil—Defendant: SFPP—Status: Held in abeyance;

  •
  FERC Docket No. IS05-230 (North Line Rates)—Protestants: Shippers—Defendant: SFPP—Status: Exceptions to initial decision pending at FERC;

  •
  FERC Docket No. IS08-390 (West Line Rates)—Protestants: BP, ExxonMobil, ConocoPhillips, Valero Marketing, Chevron, the Airlines—Defendant: SFPP—Status: Exceptions to initial decision pending at FERC;

  •
  FERC Docket No. IS09-375 (2009 Index Rate Increases)—Protestants: BP, ExxonMobil, Chevron, Tesoro, ConocoPhillips, Western, Navajo, Valero Marketing, and Southwest—Defendant: SFPP—Status: Requests for rehearing of FERC dismissal pending before FERC;

  •
  FERC Docket No. IS09-377 (2009 Index Rate Increases)—Protestants: BP, Chevron, and Tesoro—Defendant: Calnev—Status: Requests for rehearing of FERC dismissal pending before FERC;

  •
  FERC Docket No. IS09-437 (East Line Rates)—Protestants: BP, ExxonMobil, ConocoPhillips, Valero, Chevron, Western Refining, and Southwest Airlines—Defendant: SFPP—Status: Pre-hearing stage;

  •
  FERC Docket Nos. OR08-15/OR09-8 (consolidated) (2008 Index Increases)—Complainants: BP/Chevron—Defendant: SFPP—Status: Complaints partially dismissed and remainder set for hearing; hearing held in abeyance pending settlement discussions;

  •
  FERC Docket Nos. OR09-18/OR09-21 (not consolidated) (2008 and 2009 Index Increases)—Complainants: BP (for 2009)/Tesoro (for 2008 and 2009)—Defendant: SFPP—Status: BP appeal of FERC dismissal pending at the D.C. Circuit;

  •
  FERC Docket Nos. OR09-11/OR09-14 (not consolidated) (2007 and 2008 Page 700 Audit Request)—Complainants: BP/Tesoro—Defendant: Calnev—Status: BP appeal of FERC dismissal pending at the D.C. Circuit;

  •
  FERC Docket Nos. OR09-12/OR09-16 (not consolidated) (2007 and 2008 Page 700 Audit Request)—Complainants: BP/Tesoro—Defendant: SFPP—Status: BP appeal of FERC dismissal pending at the D.C. Circuit;

  •
  FERC Docket Nos. OR09-15/OR09-20 (not consolidated) (Calnev Rates)—Complainants: Tesoro/BP—Defendant: Calnev—Status: Complaints pending at FERC;

  •
  FERC Docket Nos. OR09-17/OR09-22 (Most SFPP Rates) (not consolidated)—Complainants: Tesoro/BP—Defendant: SFPP—Status: BP appeal of FERC dismissal pending at the D.C. Circuit; and

  •
  FERC Docket Nos. OR09-19/OR09-23 (not consolidated) (2009 Index Increases)—Complainants: Tesoro/BP—Defendant: Calnev—Status: BP appeal of FERC dismissal pending at the D.C. Circuit.

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16. Litigation, Environmental and Other Contingencies (Continued)

        The tariffs and rates charged by SFPP and Calnev are subject to numerous ongoing proceedings at the FERC, including the above listed shippers' complaints and protests regarding interstate rates on these pipeline systems. These complaints have been filed over numerous years beginning in 1992 through and including 2009. In general, these complaints allege the rates and tariffs charged by SFPP and Calnev are not just and reasonable. If the shippers are successful in proving their claims, they are entitled to seek reparations (which may reach up to two years prior to the filing of their complaint) or refunds of any excess rates paid, and SFPP and Calnev may be required to reduce their rates going forward. These proceedings tend to be protracted, with decisions of the FERC often appealed to the federal courts.

        As to SFPP, the issues involved in these proceedings include, among others: (i) whether certain of the Pacific operations' rates are "grandfathered" under the Energy Policy Act of 1992, and therefore deemed to be just and reasonable, (ii) whether "substantially changed circumstances" have occurred with respect to any grandfathered rates such that those rates could be challenged, (iii) whether indexed rate increases are justified and (iv) the appropriate level of return and income tax allowance may be included in its rates. The issues involving Calnev are similar.

        During 2009, SFPP made settlement payments to various shippers totaling approximately $15.5 million in connection with OR07-8, OR07-11, and IS08-28 and related dockets. The IS08-28 settlement (East Line rates) was approved by FERC in March 2009, and SFPP implemented reduced settlement rates effective May 1, 2009, along with refunds and settlement payments. Due to reduced East Line volumes, SFPP terminated the IS08-28 settlement pursuant to its terms and filed for increased East Line rates (IS09-437), which were accepted and became effective January 1, 2010, subject to refund and investigation.

        Based on a review of these FERC proceedings and the information available, Kinder Morgan Energy Partners estimates that as of December 31, 2009, shippers are seeking approximately $350 million in reparation and refund payments and approximately $35 to $40 million in additional annual rate reductions. Kinder Morgan Energy Partners assumes that, with respect to its SFPP litigation reserves, any reparations and accrued interest thereon will be paid no earlier than the end of the first quarter of 2010.

  California Public Utilities Commission Proceedings

        SFPP has previously reported ratemaking and complaint proceedings pending with the CPUC. The ratemaking and complaint cases generally involve challenges to rates charged by SFPP for intrastate transportation of refined petroleum products through its pipeline system in the state of California and request prospective rate adjustments and refunds with respect to tariffed and previously untariffed charges for certain pipeline transportation and related services. These matters have been consolidated and assigned to two administrative law judges. As of the filing of this report, it is unknown when a decision from the CPUC regarding either of the two groups of consolidated matters will be issued. Based on a review of these CPUC proceedings, Kinder Morgan Energy Partners estimates that shippers are seeking approximately $100 million in reparation and refund payments and approximately $35 million in annual rate reductions.

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16. Litigation, Environmental and Other Contingencies (Continued)

  Carbon Dioxide Litigation

  Gerald O. Bailey et al. v. Shell Oil Co. et al., Southern District of Texas Lawsuit

        Kinder Morgan CO2, Kinder Morgan Energy Partners, L.P. and Cortez Pipeline Company are among the defendants in a proceeding in the federal courts for the Southern District of Texas. Gerald O. Bailey et al. v. Shell Oil Company et al. (Civil Action Nos. 05-1029 and 05-1829 in the U.S. District Court for the Southern District of Texas—consolidated by Order dated July 18, 2005). The plaintiffs assert claims for the underpayment of royalties on carbon dioxide produced from the McElmo Dome unit, located in southwestern Colorado. The plaintiffs assert claims for fraud/fraudulent inducement, real estate fraud, negligent misrepresentation, breach of fiduciary and agency duties, breach of contract and covenants, violation of the Colorado Unfair Practices Act, civil theft under Colorado law, conspiracy, unjust enrichment, and open account. Plaintiffs Gerald O. Bailey, Harry Ptasynski, and W.L. Gray & Co. also assert claims as private relators under the False Claims Act, claims on behalf of the State of Colorado and Montezuma County, Colorado, and for violation of federal and Colorado antitrust laws. The plaintiffs seek actual damages, treble damages, punitive damages, a constructive trust and accounting, and declaratory relief. The defendants filed motions for summary judgment on all claims.

        On April 22, 2008, the federal district court granted defendants' motions for summary judgment and ruled that plaintiffs Bailey and Ptasynski take nothing on their claims, and that the claims of Gray be dismissed with prejudice. The court entered final judgment in favor of the defendants on April 30, 2008. Defendants filed a motion seeking sanctions against plaintiffs Bailey and Ptasynski and their attorney. The plaintiffs appealed the final judgment to the United States Fifth Circuit Court of Appeals. The parties concluded their briefing to the Fifth Circuit Court of Appeals in February 2009, and the appeal remains pending.

  CO2 Claims Arbitration

        Kinder Morgan CO2 and Cortez Pipeline Company were among the named defendants in CO2 Committee, Inc. v. Shell Oil Co., et al., an arbitration initiated on November 28, 2005. The arbitration arose from a dispute over a class action settlement agreement which became final on July 7, 2003 and disposed of five lawsuits formerly pending in the U.S. District Court, District of Colorado. The plaintiffs in such lawsuits primarily included overriding royalty interest owners, royalty interest owners, and small share working interest owners who alleged underpayment of royalties and other payments on carbon dioxide produced from the McElmo Dome Unit.

        The settlement imposed certain future obligations on the defendants in the underlying litigation. The plaintiffs in the arbitration alleged that, in calculating royalty and other payments, defendants used a transportation expense in excess of what is allowed by the settlement agreement, thereby causing alleged underpayments of approximately $12 million. The plaintiffs also alleged that Cortez Pipeline Company should have used certain funds to further reduce its debt, which, in turn, would have allegedly increased the value of royalty and other payments by approximately $0.5 million. On August 7, 2006, the arbitration panel issued its opinion finding that defendants did not breach the settlement agreement. On June 21, 2007, the New Mexico federal district court entered final judgment confirming the August 7, 2006 arbitration decision.

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16. Litigation, Environmental and Other Contingencies (Continued)

        On October 2, 2007, the plaintiffs initiated a second arbitration (CO2 Committee, Inc. v. Shell CO2 Company, Ltd., aka Kinder Morgan CO2 Company, L.P., et al.) against Cortez Pipeline Company, Kinder Morgan CO2 and an ExxonMobil entity. The second arbitration asserts claims similar to those asserted in the first arbitration. On June 3, 2008, the plaintiffs filed a request with the American Arbitration Association seeking administration of the arbitration. In October 2008, the New Mexico federal district court entered an order declaring that the panel in the first arbitration should decide whether the claims in the second arbitration are barred by res judicata (an adjudicated issue that cannot be relitigated). The plaintiffs filed a motion for reconsideration of that order, which was denied by the New Mexico federal district court in January 2009. Plaintiffs appealed to the Tenth Circuit Court of Appeals. On December 21, 2009, the Tenth Circuit Court of Appeals reversed the District Court and ruled that a new arbitration panel should be convened to decide the claims and defenses asserted by the parties.

  MMS Notice of Noncompliance and Civil Penalty

        On December 20, 2006, Kinder Morgan CO2 received a "Notice of Noncompliance and Civil Penalty: Knowing or Willful Submission of False, Inaccurate, or Misleading Information—Kinder Morgan CO2 Company, L.P., Case No. CP07-001" from the U.S. Department of the Interior, Minerals Management Service, referred to in this note as the MMS. This Notice, and the MMS's position that Kinder Morgan CO2 has violated certain reporting obligations, relates to a disagreement between the MMS and Kinder Morgan CO2 concerning the approved transportation allowance to be used in valuing McElmo Dome carbon dioxide for purposes of calculating federal royalties.

        The Notice of Noncompliance and Civil Penalty assesses a civil penalty of approximately $2.2 million as of December 15, 2006 (based on a penalty of $500.00 per day for each of 17 alleged violations) for Kinder Morgan CO2's alleged submission of false, inaccurate, or misleading information relating to the transportation allowance, and federal royalties for CO2 produced at McElmo Dome, during the period from June 2005 through October 2006. The MMS stated that civil penalties will continue to accrue at the same rate until the alleged violations are corrected.

        On January 3, 2007, Kinder Morgan CO2 appealed the Notice of Noncompliance and Civil Penalty to the Office of Hearings and Appeals of the Department of the Interior. In February 2007, Kinder Morgan CO2 filed a motion seeking to stay the accrual of civil penalties during the appeal, which was denied.

        In July 2008, the parties reached a settlement of the Notice of Noncompliance and Civil Penalty, subject to final approval by the MMS and the Department of the Interior. On January 28, 2010, a representative of the MMS notified Kinder Morgan CO2 that the Department of the Interior will not approve the settlement on its existing terms.

  MMS Orders to Report and Pay

        On March 20, 2007, Kinder Morgan CO2 received an "Order to Report and Pay" from the MMS. The MMS contends that Kinder Morgan CO2 has over-reported transportation allowances and underpaid royalties in the amount of approximately $4.6 million for the period from January 1, 2005 through December 31, 2006 as a result of its use of the Cortez Pipeline tariff as the transportation allowance in calculating federal royalties. The MMS claims that the Cortez Pipeline tariff is not the proper transportation allowance and that Kinder Morgan CO2 must use its "reasonable actual costs" calculated in accordance with certain federal product valuation regulations. The MMS set a due date of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Litigation, Environmental and Other Contingencies (Continued)

April 13, 2007 for Kinder Morgan CO2's payment of the $4.6 million in claimed additional royalties, with possible late payment charges and civil penalties for failure to pay the assessed amount.

        Kinder Morgan CO2 has not paid the $4.6 million, and on April 19, 2007, it submitted a notice of appeal and statement of reasons in response to the Order to Report and Pay, challenging the Order and appealing it to the Director of the MMS in accordance with 30 C.F.R. sec. 290.100, et seq.

        In addition to the March 2007 Order to Report and Pay, the MMS issued a second Order to Report and Pay in August 2007, in which the MMS claims that Kinder Morgan CO2 has over-reported transportation allowances and underpaid royalties (due to the use of the Cortez Pipeline tariff as the transportation allowance for purposes of federal royalties) in the amount of approximately $8.5 million for the period from April 2000 through December 2004. Kinder Morgan CO2 filed its notice of appeal and statement of reasons in response to the second Order in September 2007, challenging the Order and appealing it to the Director of the MMS.

        In July 2008, the parties reached a settlement of the March 2007 and August 2007 Orders to Report and Pay, subject to final approval by the MMS and the Department of the Interior. On January 28, 2010, a representative of the MMS notified Kinder Morgan CO2 that the Department of the Interior will not approve the settlement on its existing terms.

  J. Casper Heimann, Pecos Slope Royalty Trust and Rio Petro LTD, individually and on behalf of all other private royalty and overriding royalty owners in the Bravo Dome Carbon Dioxide Unit, New Mexico similarly situated v. Kinder Morgan CO2 Company, L.P., No. 04-26-CL (8th Judicial District Court, Union County New Mexico)

        This case involved a purported class action against Kinder Morgan CO2 alleging that it failed to pay the full royalty and overriding royalty, collectively referred to as the royalty interests, on the true and proper settlement value of compressed carbon dioxide produced from the Bravo Dome unit, located in northeastern New Mexico, during the period beginning January 1, 2000.

        The purported class is comprised of current and former owners, during the period January 2000 to the present, who have private property royalty interests burdening the oil and gas leases held by the defendant, excluding the Commissioner of Public Lands, the United States of America, and those private royalty interests that are not unitized as part of the Bravo Dome unit.

        On September 10, 2009, the parties signed a settlement agreement providing for (i) a payment of $3.2 million to the class; (ii) a new royalty methodology pursuant to which future royalties will be based on a price formula that is tied in part to published crude oil prices; and (iii) a dismissal with prejudice of all claims. On October 22, 2009, the trial court entered final judgment approving the settlement. The time period for appeal of the judgment has not expired and it is final for all purposes. Accordingly, the case is concluded.

  Colorado Severance Tax Assessment

        On September 16, 2009, the Colorado Department of Revenue issued three Notices of Deficiency to Kinder Morgan CO2. The Notices of Deficiency assessed additional state severance tax against Kinder Morgan CO2 with respect to carbon dioxide produced from the McElmo Dome unit for tax years 2005, 2006, and 2007. The total amount of tax assessed was $5.7 million, plus interest of $1.0 million, plus penalties of $1.7 million. Kinder Morgan CO2 protested the Notices of Deficiency and

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16. Litigation, Environmental and Other Contingencies (Continued)

paid the tax and interest under protest. Kinder Morgan CO2 is now awaiting the Colorado Department of Revenue's response to the protest.

  Montezuma County, Colorado Property Tax Assessment

        In November of 2009, the County Treasurer of Montezuma County, Colorado, issued to Kinder Morgan CO2 , as operator of the McElmo Dome Unit, retroactive tax bills for tax year 2008, in the amount of $2 million. Of this amount, 37.2% is attributable to Kinder Morgan CO2's interest. The retroactive tax bills were based on the assertion that a portion of the actual value of the carbon dioxide produced from the McElmo Dome Unit was omitted from the 2008 tax roll due to an alleged over statement of transportation and other expenses used to calculate the net taxable value. Kinder Morgan CO2 paid the retroactive tax bills under protest and will file petitions for refunds of the taxes paid under protest and will vigorously contest Montezuma County's position.

  Other

        In addition to the matters listed above, audits and administrative inquiries concerning Kinder Morgan CO2's payments on carbon dioxide produced from the McElmo Dome and Bravo Dome units are currently ongoing. These audits and inquiries involve federal agencies, the states of Colorado and New Mexico, and county taxing authorities in the state of Colorado.

  Commercial Litigation Matters

  Union Pacific Railroad Company Easements

        SFPP and UPRR are engaged in a proceeding to determine the extent, if any, to which the rent payable by SFPP for the use of pipeline easements on rights-of-way held by UPRR should be adjusted pursuant to existing contractual arrangements for the ten year period beginning January 1, 2004 (Union Pacific Railroad Company vs. Santa Fe Pacific Pipelines, Inc., SFPP, L.P., Kinder Morgan Operating L.P. "D", Kinder Morgan G.P., Inc., et al., Superior Court of the State of California for the County of Los Angeles, filed July 28, 2004). In February 2007, a trial began to determine the amount payable for easements on UPRR rights-of-way. The trial is ongoing and is expected to conclude by the end of the second quarter of 2010, with a decision from the judge expected by the end of 2010.

        SFPP and UPRR are also engaged in multiple disputes over the circumstances under which SFPP must pay for a relocation of its pipeline within the UPRR right-of-way and the safety standards that govern relocations. In July 2006, a trial before a judge regarding the circumstances under which SFPP must pay for relocations concluded, and the judge determined that SFPP must pay for any relocations resulting from any legitimate business purpose of the UPRR. SFPP appealed this decision, and in December 2008, the appellate court affirmed the decision. In addition, UPRR contends that SFPP must comply with the more expensive American Railway Engineering and Maintenance-of-Way standards in determining when relocations are necessary and in completing relocations. Each party is seeking declaratory relief with respect to its positions regarding the application of these standards with respect to relocations.

        Since SFPP does not know UPRR's plans for projects or other activities that would cause pipeline relocations, it is difficult to quantify the effects of the outcome of these cases on SFPP. Even if SFPP is successful in advancing its positions, significant relocations for which SFPP must nonetheless bear the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Litigation, Environmental and Other Contingencies (Continued)

expense (i.e., for railroad purposes, with the standards in the federal Pipeline Safety Act applying) would have an adverse effect on our financial position and results of operations. These effects would be even greater in the event SFPP is unsuccessful in one or more of these litigations.

  United States of America, ex rel., Jack J. Grynberg v. K N Energy (Civil Action No. 97-D-1233, filed in the U.S. District Court, District of Colorado).

        This multi-district litigation proceeding involves four lawsuits filed in 1997 against numerous Kinder Morgan Energy Partners companies. These suits were filed pursuant to the federal False Claims Act and allege underpayment of royalties due to mismeasurement of natural gas produced from federal and Indian lands. The complaints are part of a larger series of similar complaints filed by Mr. Grynberg against 77 natural gas pipelines (approximately 330 other defendants) in various courts throughout the country which were consolidated and transferred to the United States District Court for the District of Wyoming.

        In May 2005, a Special Master appointed in this litigation found that because there was a prior public disclosure of the allegations and that Grynberg was not an original source, the Court lacked subject matter jurisdiction. As a result, the Special Master recommended that the Court dismiss all of the Kinder Morgan Energy Partners defendants. In October 2006, the United States District Court for the District of Wyoming upheld the dismissal of each case against the Kinder Morgan Energy Partners defendants on jurisdictional grounds. Grynberg appealed this Order to the Tenth Circuit Court of Appeals. Briefing was completed and oral argument was held on September 25, 2008. A decision by the Tenth Circuit Court of Appeals affirming the dismissal of the Kinder Morgan Energy Partners Defendants was issued on March 17, 2009. Grynberg's petition for rehearing was denied on May 4, 2009 and the Tenth Circuit issued its Mandate on May 18, 2009. On October 5, 2009 the United States Supreme Court denied Grynberg's Petition for Writ of Certiorari, ending his appeal. A decision is still pending on Defendants' Motions for Sanctions and Requests for Attorney Fees.

  Severstal Sparrows Point Crane Collapse

        On June 4, 2008, a bridge crane owned by Severstal Sparrows Point, LLC and located in Sparrows Point, Maryland collapsed while being operated by KMBT, a subsidiary of Kinder Morgan Energy Partners. According to Kinder Morgan Energy Partners' investigation, the collapse was caused by unexpected, sudden and extreme winds. On June 24, 2009, Severstal filed suit against KMBT in the United States District Court for the District of Maryland, cause no. WMN 09CV1668. Severstal alleges that KMBT was contractually obligated to replace the collapsed crane and that its employees were negligent in failing to properly secure the crane prior to the collapse. Severstal seeks unspecified damages for value of the crane and lost profits. KMBT denies each of Severstal's allegations.

  JR Nicholls Tug Incident

        On February 10, 2010, the JR Nicholls, a tugboat operated by one of Kinder Morgan Energy Partners' subsidiaries overturned and sank in the Houston Ship Channel. Five employees were on board and four were rescued, treated and released from a local hospital. The fifth employee died in the incident. The U.S. Coast Guard shut down a section of the ship channel for approximately 60 hours. Approximately 2,200 gallons of diesel fuel was released from the tugboat. Emergency response crews

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16. Litigation, Environmental and Other Contingencies (Continued)

deployed booms and contained the product, which is substantially cleaned up. Salvage operations were commenced and the tugboat has been recovered. A full investigation of the incident is underway.

  Leukemia Cluster Litigation

  Richard Jernee, et al v. Kinder Morgan Energy Partners, et al, No. CV03-03482 (Second Judicial District Court, State of Nevada, County of Washoe) ("Jernee").

  Floyd Sands, et al v. Kinder Morgan Energy Partners, et al, No. CV03-05326 (Second Judicial District Court, State of Nevada, County of Washoe) ("Sands").

        On May 30, 2003, plaintiffs, individually and on behalf of Adam Jernee, filed a civil action in the Nevada State trial court against Kinder Morgan Energy Partners and several Kinder Morgan Energy Partners related entities and individuals and additional unrelated defendants. Plaintiffs in the Jernee matter claim that defendants negligently and intentionally failed to inspect, repair and replace unidentified segments of their pipeline and facilities, allowing harmful substances and emissions and gases to damage the environment and health of human beings. Plaintiffs claim that Adam Jernee's death was caused by leukemia that, in turn, is believed to be due to exposure to industrial chemicals and toxins. Plaintiffs purport to assert claims for wrongful death, premises liability, negligence, negligence per se, intentional infliction of emotional distress, negligent infliction of emotional distress, assault and battery, nuisance, fraud, strict liability (ultra hazardous acts), and aiding and abetting, and seek unspecified special, general and punitive damages.

        On August 28, 2003, a separate group of plaintiffs, represented by the counsel for the plaintiffs in the Jernee matter, individually and on behalf of Stephanie Suzanne Sands, filed a civil action in the Nevada State trial court against the same defendants and alleged the same claims as in the Jernee case with respect to Stephanie Suzanne Sands. The Jernee case has been consolidated for pretrial purposes with the Sands case.

        In July, 2009, plaintiffs in both the Sands and Jernee cases agreed to dismiss all claims against the Kinder Morgan Energy Partners related defendants with prejudice in exchange for the Kinder Morgan Energy Partners defendants' agreement that they would not seek to recover their defense costs against the plaintiffs. The Kinder Morgan Energy Partners defendants filed a Motion for Approval of Good Faith Settlement which was granted by the court on August 27, 2009, effectively concluding these cases with respect to all Kinder Morgan Energy Partners related entities and individuals.

  Employee Matters

  James Lugliani vs. Kinder Morgan G.P., Inc. et al. in the Superior Court of California, Orange County

        James Lugliani, a former Kinder Morgan G.P., Inc. employee, filed suit in January 2010 against various Kinder Morgan G.P., Inc. affiliates. On behalf of himself and other, similarly situated current and former employees, Mr. Lugliani claims that the Kinder Morgan G.P., Inc. defendants have violated the wage and hour provisions of the California Labor Code and Business & Professions Code by failing to provide meal and rest periods; failing to pay meal and rest period premiums; failing to pay all overtime wages due; failing to timely pay wages; failing to pay wages for vacation, holidays and other paid time off; and failing to keep proper payroll records. The defendants filed their answer in February 2010 and intend to vigorously defend the case.

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16. Litigation, Environmental and Other Contingencies (Continued)

  Pipeline Integrity and Releases

        From time to time, despite our best efforts, our pipelines experience leaks and ruptures. These leaks and ruptures may cause explosions, fire, and damage to the environment, damage to property and/or personal injury or death. In connection with these incidents, we may be sued for damages caused by an alleged failure to properly mark the locations of our pipelines and/or to properly maintain our pipelines. Depending upon the facts and circumstances of a particular incident, state and federal regulatory authorities may seek civil and/or criminal fines and penalties.

  Midcontinent Express Pipeline LLC Construction Incident

        On July 15, 2009, a Midcontinent Express Pipeline LLC contractor and subcontractor were conducting a nitrogen pressure test onfacilities at a Midcontinent Express Pipeline delivery meter station that was under constructionin Smith County, Mississippi. An unexpected release occurred during testing, resulting in one fatality and injuries to four other employees of the contractor or subcontractor. The United States Occupational Safety and Health Administration ("OSHA") completed their investigation. Neither Midcontinent Express Pipeline LLC nor Kinder Morgan Energy Partners were cited for any violations by OSHA.

  Pasadena Terminal Fire

        On September 23, 2008, a fire occurred in the pit 3 manifold area of Kinder Morgan Energy Partners' Pasadena, Texas liquids terminal facility. One of our employees was injured and subsequently died. In addition, the pit 3 manifold was severely damaged. On July 13, 2009, a civil lawsuit was filed by and on behalf of the family of the deceased employee entitled Brandy Williams et. al. v. KMGP Services Company, Inc. in the 133rd District Court of Harris County, Texas, case no. 2009-44321. On December 28, 2009, the case was settled via an Agreed Judgment entered by the court and the matter is now concluded.

  State of Texas v. Kinder Morgan Liquids Terminals ("KMLT"), Case # D1GV10000017, 53rd Judicial District Court, Travis County, Travis, Texas.

        This case was filed on January 8, 2010 and brought on behalf of the People of Texas and the Texas Commission of Environmental Quality (TCEQ) for alleged violations of the Texas Clean Air Act. Specifically, TCEQ alleges that KMLT had an unauthorized emission event relating to the pit 3 fire at the Pasadena Terminal. KMLT is currently in discussions with TCEQ legal representatives and the Texas Attorney General's office regarding resolution of this matter. KMLT does not expect any fines and penalties related to this matter to be material.

  Rockies Express Pipeline LLC Wyoming Construction Incident

        On November 11, 2006, a bulldozer operated by an employee of Associated Pipeline Contractors, Inc., a third-party contractor to Rockies Express, struck an existing subsurface natural gas pipeline owned by Wyoming Interstate Company, a subsidiary of El Paso Pipeline Group. The pipeline was ruptured, resulting in an explosion and fire. The incident occurred in a rural area approximately nine miles southwest of Cheyenne, Wyoming. The incident resulted in one fatality (the operator of the bulldozer) and there were no other reported injuries. The cause of the incident was investigated by the PHMSA. In March 2008, the PHMSA issued a Notice of Probable Violation, Proposed Civil Penalty

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16. Litigation, Environmental and Other Contingencies (Continued)

and Proposed Compliance Order, or NOPV, to El Paso Corporation in which it concluded that El Paso failed to comply with federal law and its internal policies and procedures regarding protection of its pipeline, resulting in this incident. PHMSA issued a Final Order to El Paso on November 23, 2009.

        PHMSA has not issued any NOPV's to Rockies Express and it is not expected that it will do so. Immediately following the incident, Rockies Express and El Paso Pipeline Group reached an agreement on a set of additional enhanced safety protocols designed to prevent the reoccurrence of such an incident.

        In September 2007, the family of the deceased bulldozer operator filed a wrongful death action against Kinder Morgan Energy Partners, Rockies Express and several other parties in the District Court of Harris County, Texas, 189th Judicial District, at case number 2007-57916. The plaintiffs seek unspecified compensatory and exemplary damages plus interest, attorney's fees and costs of suit. Kinder Morgan Energy Partners has asserted contractual claims for complete indemnification for any and all costs arising from this incident, including any costs related to this lawsuit, against third parties and their insurers. On March 25, 2008, Kinder Morgan Energy Partners entered into a settlement agreement with one of the plaintiffs, the decedent's daughter, resolving any and all of her claims against it, Rockies Express and its contractors. In January 2010, Kinder Morgan Energy Partners entered into a settlement agreement with each of the remaining plaintiffs, effectively concluding this matter. Kinder Morgan Energy Partners was indemnified for the full amount of both settlements by one of Rockies Express' contractors

  Charlotte, North Carolina

        On January 17, 2010, Kinder Morgan Energy Partners' subsidiary, Southeast Terminals LLC's Charlotte #2 Terminal experienced an issue with a pollution control device known as the Vapor Recovery Unit, which led to a fire and release of gasoline from the facility to adjacent property and a small creek. There were no injuries. Kinder Morgan Energy Partners is cooperating fully with state and federal agencies on the response and remediation.

  Barstow, California

        The United States Department of Navy has alleged that historic releases of methyl tertiary-butyl ether ("MTBE"), from Calnev Pipe Line Company's Barstow terminal (i) have migrated underneath the Navy's Marine Corps Logistics Base in Barstow, (ii) have impacted the Navy's existing groundwater treatment system for unrelated groundwater contamination not alleged to have been caused by Calnev and (iii) could affect the Barstow, California Marine Corps Logistic Base's water supply system. Although Calnev believes that it has certain meritorious defenses to the Navy's claims, it is working with the Navy to agree upon an Administrative Settlement Agreement and Order on Consent for federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") Removal Action to reimburse the Navy for $0.5 million in past response actions.

  Westridge Terminal, Burnaby, British Columbia

        On July 24, 2007, a third-party contractor installing a sewer line for the City of Burnaby struck a crude oil pipeline segment included within Kinder Morgan Energy Partners' Trans Mountain pipeline system near its Westridge terminal in Burnaby, British Columbia, resulting in a release of approximately 1,400 barrels of crude oil. The release impacted the surrounding neighborhood, several homes and

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16. Litigation, Environmental and Other Contingencies (Continued)

nearby Burrard Inlet. No injuries were reported. To address the release, Kinder Morgan Energy Partners initiated a comprehensive emergency response in collaboration with, among others, the City of Burnaby, the British Columbia Ministry of Environment, the National Energy Board (Canada), and the Federal Transportation Safety Board. Cleanup and environmental remediation is complete and Kinder Morgan Energy Partners has received a British Columbia Ministry of Environment Certificate of Compliance confirming complete remediation.

        The National Transportation Safety Board released its investigation report ("Report") on the incident on March 18, 2009. The Report confirmed that an absence of pipeline location marking in advance of excavation and inadequate communication between the contractor and Kinder Morgan Energy Partners' subsidiary Kinder Morgan Canada Inc., the operator of the line, were the primary causes of the accident. No directives, penalties or actions of Kinder Morgan Canada Inc. were required as a result of the Report.

        On July, 22, 2009, the British Columbia Ministry of Environment issued regulatory charges against the third-party contractor, the engineering consultant to the sewer line project, Kinder Morgan Canada Inc., and Trans Mountain L.P. (the last two of which are subsidiaries of Kinder Morgan Energy Partners). The charges claim that the parties charged caused the release of crude oil, and in doing so were in violation of various sections of the Environmental, Fisheries and Migratory Bird Acts. Kinder Morgan Energy Partners is of the view that the charges have been improperly laid against it, and it intends to vigorously defend against them.

  Litigation Relating to the "Going Private" Transaction

        Beginning on May 29, 2006, the day after the proposal for the Going Private transaction was announced, and in the days following, eight putative Class Action lawsuits were filed in Harris County (Houston), Texas and seven putative Class Action lawsuits were filed in Shawnee County (Topeka), Kansas against, among others, Kinder Morgan, Inc., its Board of Directors, the Special Committee of the Board of Directors, and several corporate officers.

        By order of the Harris County District Court dated June 26, 2006, each of the eight Harris County cases were consolidated into the Crescente v. Kinder Morgan, Inc. et al case, Cause No. 2006-33011, in the 164th Judicial District Court, Harris County, Texas, which challenges the proposed transaction as inadequate and unfair to Kinder Morgan, Inc.'s public stockholders. On September 8, 2006, interim class counsel filed their Consolidated Petition for Breach of Fiduciary Duty and Aiding and Abetting in which they alleged that Kinder Morgan, Inc.'s Board of Directors and certain members of senior management breached their fiduciary duties and the Sponsor Investors aided and abetted the alleged breaches of fiduciary duty in entering into the merger agreement. They sought, among other things, to enjoin the merger, rescission of the merger agreement, disgorgement of any improper profits received by the defendants, and attorneys' fees. Defendants filed Answers to the Consolidated Petition on October 9, 2006, denying the plaintiffs' substantive allegations and denying that the plaintiffs are entitled to relief.

        By order of the District Court of Shawnee County, Kansas dated June 26, 2006, each of the seven Kansas cases were consolidated into the Consol. Case No. 06 C 801; In Re Kinder Morgan, Inc. Shareholder Litigation; in the District Court of Shawnee County, Kansas, Division 12. On August 28, 2006, the plaintiffs filed their Consolidated and Amended Class Action Petition in which they alleged that Kinder Morgan's Board of Directors and certain members of senior management breached their

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16. Litigation, Environmental and Other Contingencies (Continued)

fiduciary duties and the Sponsor Investors aided and abetted the alleged breaches of fiduciary duty in entering into the merger agreement. They sought, among other things, to enjoin the stockholder vote on the merger agreement and any action taken to effect the acquisition of Kinder Morgan and its assets by the buyout group, damages, disgorgement of any improper profits received by the defendants, and attorney's fees.

        In late 2006, the Kansas and Texas Courts appointed the Honorable Joseph T. Walsh to serve as Special Master in both consolidated cases "to control all of the pretrial proceedings in both the Kansas and Texas Class Actions arising out of the proposed private offer to purchase the stock of the public shareholders of Kinder Morgan, Inc." On November 21, 2006, the plaintiffs in In Re Kinder Morgan, Inc. Shareholder Litigation filed a Third Amended Class Action Petition with Special Master Walsh. This Petition was later filed under seal with the Kansas District Court on December 27, 2006.

        Following extensive expedited discovery, the Plaintiffs in both consolidated actions filed an application for a preliminary injunction to prevent the holding of a special meeting of shareholders for the purposes of voting on the proposed merger, which was scheduled for December 19, 2006.

        On December 18, 2006, Special Master Walsh issued a Report and Recommendation concluding, among other things, that "plaintiffs have failed to demonstrate the probability of ultimate success on the merits of their claims in this joint litigation." Accordingly, the Special Master concluded that the plaintiffs were "not entitled to injunctive relief to prevent the holding of the special meeting of Kinder Morgan, Inc. shareholders scheduled for December 19, 2006."

        Plaintiffs moved for class certification in January 2008.

        In August, September and October 2008, the Plaintiffs in both consolidated cases voluntarily dismissed without prejudice the claims against those Kinder Morgan, Inc. directors who did not participate in the buyout (including the dismissal of the members of the special committee of the board of directors), Kinder Morgan, Inc. and Knight Acquisition, Inc. In addition, on November 19, 2008, by agreement of the parties, the Texas trial court issued an order staying all proceedings in the Texas actions until such time as a final judgment shall be issued in the Kansas actions. The effect of this stay is that the consolidated matters will proceed only in the Kansas trial court.

        In February 2009, the parties submitted an agreed upon order which has been entered by the Kansas trial court certifying a class consisting of "All holders of Kinder Morgan, Inc. common stock, during the period of August 28, 2006, through May 30, 2007, and their transferees, successors and assigns. Excluded from the class are defendants, members of their immediate families or trusts for the benefit of defendants or their immediate family members, and any majority-owned affiliates of any defendant." The parties agreed that the certification and definition of the above class was subject to revision and without prejudice to defendants' right to seek decertification of the class or modification of the class definition.

        The parties are currently engaged in consolidated discovery in these matters.

        On August 24, 2006, a civil action entitled City of Inkster Policeman and Fireman Retirement System, Derivatively on Behalf of Kinder Morgan, Inc., Plaintiffs v. Richard D. Kinder, Michael C. Morgan, William V. Morgan, Fayez Sarofim, Edward H. Austin, Jr., William J. Hybl, Ted A. Gardner, Charles W. Battey, H.A. True, III, James M. Stanford, Stewart A. Bliss, Edward Randall, III, Douglas W.G. Whitehead, Goldman Sachs Capital Partners, American International Group, Inc., The Carlyle Group, Riverstone

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16. Litigation, Environmental and Other Contingencies (Continued)

Holdings LLC, C. Park Shaper, Steven J. Kean, Scott E. Parker and R. Tim Bradley, Defendants and Kinder Morgan, Inc., Nominal Defendant; Case 2006-52653, was filed in the 270th Judicial District Court, Harris County, Texas. This putative derivative lawsuit was brought against certain of Kinder Morgan, Inc.'s senior officers and directors, alleging that the proposal constituted a breach of fiduciary duties owed to Kinder Morgan, Inc. The plaintiff also contends that the Sponsor Investors aided and abetted the alleged breaches of fiduciary duty. The plaintiff seeks, among other things, to enjoin the defendants from consummating the proposal, a declaration that the proposal is unlawful and unenforceable, the imposition of a constructive trust upon any benefits improperly received by the defendants, and attorney's fees. In November 2007, defendants filed a Joint Motion to Dismiss for Lack of Jurisdiction, or in the Alternative, Motion for Final Summary Judgment. Plaintiffs opposed the motion. In February 2008, the court entered a Final Order granting defendants' motion in full, ordering that plaintiff, the City of Inkster Policeman and Fireman Retirement System, take nothing on any and all of its claims against any and all defendants. In April 2008, Plaintiffs filed an appeal of the judgment in favor of all defendants in the Texas Court of Appeal, First District. In June 2009, the Texas Court of Appeal affirmed the decision of the trial court dismissing the case in full.

  Natural Gas Pipeline Company of America's ("NGPL") Fire

        On October 28, 2009, an explosion and resulting fire occurred in a 10,000 barrel water tank at NGPL's compressor station located near St. Elmo, Illinois. Three Kinder Morgan, Inc. employees were injured as a result of the explosion and fire. This incident is being investigated by OSHA, PHMSA and the Chemical Safety Board. To date, no citations have been issued by any of the investigating agencies and no lawsuits have been filed.

  General

        Although no assurance can be given, we believe that we have meritorious defenses to the actions set forth in this note and, to the extent an assessment of the matter is possible, if it is probable that a liability has been incurred and the amount of loss can be reasonably estimated, we believe that we have established an adequate reserve to cover potential liability.

        Additionally, although it is not possible to predict the ultimate outcomes, we also believe, based on our experiences to date, that the ultimate resolution of these matters will not have a material adverse impact on our business, financial position, results of operations or cash flows. As of December 31, 2009 and 2008, we have recorded a total reserve for legal fees, transportation rate cases and other litigation liabilities in the amount of $220.9 million and $234.8 million, respectively. The reserve is primarily related to various claims from lawsuits arising from Kinder Morgan Energy Partners' West Coast products pipeline transportation rates, and the contingent amount is based on both the circumstances of probability and reasonability of dollar estimates. We regularly assess the likelihood of adverse outcomes resulting from these claims in order to determine the adequacy of our liability provision.

  Environmental Matters

  The City of Los Angeles v. Kinder Morgan Liquids Terminals, LLC, Shell Oil Company, Equilon Enterprises LLC; California Superior Court, County of Los Angeles, Case No. NC041463.

        Kinder Morgan Liquids Terminals LLC, a subsidiary of Kinder Morgan Energy Partners, is a defendant in a lawsuit filed in 2005 alleging claims for environmental cleanup costs at the former Los

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16. Litigation, Environmental and Other Contingencies (Continued)

Angeles Marine Terminal in the Port of Los Angeles. The lawsuit was stayed for the first half of 2009 in order to allow the parties to work with the regulatory agency concerning the scope of the required cleanup. The regulatory agency has not yet made any final decisions concerning cleanup of the former terminal, although the agency is expected to issue final cleanup orders in 2010.

        The lawsuit stay has now been lifted, and two new defendants have been added to the lawsuit by the plaintiff in a Third Amended Complaint. Plaintiff's Third Amended Complaint alleges that future environmental cleanup costs at the former terminal will exceed $10 million, and that the plaintiff's past damages exceed $2 million. No trial date has yet been set.

  Exxon Mobil Corporation v. GATX Corporation, Kinder Morgan Liquids Terminals, LLC and Support Terminals Services, Inc.

        On April 23, 2003, Exxon Mobil Corporation ("ExxonMobil") filed a complaint in the Superior Court of New Jersey, Gloucester County. The lawsuit relates to environmental remediation obligations at a Paulsboro, New Jersey liquids terminal owned by ExxonMobil from the mid-1950s through November 1989, by GATX Terminals Corporation ("GATX") from 1989 through September 2000, later owned by Support Terminals Services, Inc ("Support Terminals"). The terminal is now owned by Pacific Atlantic Terminals, LLC, and it too is a party to the lawsuit.

        The complaint seeks any and all damages related to remediating all environmental contamination at the terminal, and, according to the New Jersey Spill Compensation and Control Act, treble damages may be available for actual dollars incorrectly spent by the successful party in the lawsuit. The parties are currently involved in mandatory mediation and met in June and October 2008. No progress was made at any of the mediations. The mediation judge has referred the case back to the litigation court room.

        On June 25, 2007, the New Jersey Department of Environmental Protection, the Commissioner of the New Jersey Department of Environmental Protection and the Administrator of the New Jersey Spill Compensation Fund, referred to collectively as the plaintiffs, filed a complaint against ExxonMobil and Kinder Morgan Energy Partners' subsidiary Kinder Morgan Liquids Terminals LLC, formerly known as GATX. The complaint was filed in Gloucester County, New Jersey. Both ExxonMobil and Kinder Morgan Liquids Terminals LLC filed third party complaints against Support Terminals seeking to bring Support Terminals into the case. Support Terminals filed motions to dismiss the third party complaints, which were denied. Support Terminals is now joined in the case and it filed an Answer denying all claims. The court has consolidated the two cases.

        The plaintiffs seek the costs and damages that the plaintiffs allegedly have incurred or will incur as a result of the discharge of pollutants and hazardous substances at the Paulsboro, New Jersey facility. The costs and damages that the plaintiffs seek include cleanup costs and damages to natural resources. In addition, the plaintiffs seek an order compelling the defendants to perform or fund the assessment and restoration of those natural resource damages that are the result of the defendants' actions. Plaintiffs have filed a report asserting that the cost of natural resource restoration is $81 million. Defendants vigorously dispute that estimate. In addition, Kinder Morgan Energy Partners believes that any damages, including restoration damages, would be the responsibility of the other co-defendants under applicable law and indemnity agreements between the parties.

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16. Litigation, Environmental and Other Contingencies (Continued)

  Mission Valley Terminal Lawsuit

        In August 2007, the City of San Diego, on its own behalf and purporting to act on behalf of the People of the State of California, filed a lawsuit against Kinder Morgan Energy Partners and several affiliates seeking injunctive relief and unspecified damages allegedly resulting from hydrocarbon and MTBE impacted soils and groundwater beneath the city's stadium property in San Diego arising from historic operations at the Mission Valley terminal facility. The case was filed in the Superior Court of California, San Diego County, case number 37-2007-00073033-CU-OR-CTL. On September 26, 2007, Kinder Morgan Energy Partners removed the case to the United States District Court, Southern District of California, case number 07CV1883WCAB. On October 3, 2007, Kinder Morgan Energy Partners filed a Motion to Dismiss all counts of the Complaint. The court denied in part and granted in part the Motion to Dismiss and gave the City leave to amend their complaint. The City submitted its Amended Complaint and Kinder Morgan Energy Partners filed an Answer. The parties have commenced with discovery. This site has been, and currently is, under the regulatory oversight and order of the California Regional Water Quality Control Board.

  Kinder Morgan Port Manatee Terminal LLC, Palmetto, Florida

        On June 18, 2009, Kinder Morgan Port Manatee Terminal LLC ("KM PMT") a Kinder Morgan Energy Partners' subsidiary, received a Revised Warning Letter from the Florida Department of Environmental Protection, referred to in this note as the Florida DEP, advising it of possible regulatory and air permit violations regarding operations at the Kinder Morgan Port Manatee Florida Terminal LLC. Kinder Morgan Energy Partners previously conducted a voluntary internal audit at this facility in March 2008 and identified various environmental compliance and permitting issues primarily related to air quality compliance. Kinder Morgan Energy Partners reported its findings from this audit in a self-disclosure letter to the Florida DEP in March, 2008. Following the submittal of its self-disclosure letter, the agency conducted numerous inspections of the air pollution control devices at the terminal and issued this Revised Warning Letter. In addition, KM PMT received a subpoena from the U.S. Department of Justice for production of documents related to the service and operation of the air pollution control devices at the terminal.

        In February 2010, KM PMT entered into a plea agreement with the U.S. Attorney's office for the Middle District of Florida to resolve the air permit violations at the Port Manatee terminal that occurred between 2001 and 2008. During this period of time, former local terminal management failed to disclose and address the operational condition of control equipment at the facility, as required by the Clean Air Act. To resolve the matter, KM PMT has entered into a plea agreement concerning criminal violations of the Clean Air Act and has agreed to pay a fine of $750,000 and a community service payment of $250,000 to the National Fish & Wildlife Foundation. In addition, in order to resolve the matter with the Florida DEP, KM PMT has entered into a civil Consent Order with the Florida DEP under which it has agreed to implement an Environmental Compliance Plan and to pay $336,000 in civil penalties and costs. Kinder Morgan Energy Partners has fully cooperated with the government's investigation, and has taken appropriate measures at the terminal, including replacing and repairing control equipment, adding new equipment, terminating certain employees, and retraining current employees on proper environmental procedures.

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16. Litigation, Environmental and Other Contingencies (Continued)

  EPA Section 114 Information Request

        On January 8, 2010, we received a Clean Air Act Section 114 information request from the U.S. Environmental Protection Agency ("EPA") Region V. This information request requires that we provide the EPA with air permit and various other information related to natural gas pipeline compressor station operations in Illinois, Indiana and Ohio. We believe our natural gas compressor station operations are in substantial compliance with applicable air quality laws and regulations and are preparing a response to this EPA information request.

  Other Environmental

        We are subject to environmental cleanup and enforcement actions from time to time. In particular, the CERCLA generally imposes joint and several liability for cleanup and enforcement costs on current and predecessor owners and operators of a site, among others, without regard to fault or the legality of the original conduct. Our operations are also subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe our operations are in substantial compliance with applicable environmental law and regulations, risks of additional costs and liabilities are inherent in pipeline, terminal and carbon dioxide field and oil field operations, and there can be no assurance that we will not incur significant costs and liabilities. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies under the terms of authority of those laws, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us.

        We are currently involved in several governmental proceedings involving alleged air, water and waste violations issued by various governmental authorities related to compliance with environmental regulations. As we receive notices of non-compliance, we negotiate and settle these matters. We do not believe that these alleged violations will have a material adverse effect on our business.

        We are also currently involved in several governmental proceedings involving groundwater and soil remediation efforts under administrative orders or related state remediation programs issued by various regulatory authorities related to compliance with environmental regulations associated with our assets. We have established a reserve to address the costs associated with the cleanup.

        In addition, we are involved with and have been identified as a potentially responsible party in several federal and state superfund sites. Environmental reserves have been established for those sites where our contribution is probable and reasonably estimable. In addition, we are from time to time involved in civil proceedings relating to damages alleged to have occurred as a result of accidental leaks or spills of refined petroleum products, natural gas liquids, natural gas and carbon dioxide. See "—Pipeline Integrity and Releases" above for additional information with respect to ruptures and leaks from our pipelines.

  General

        Although it is not possible to predict the ultimate outcomes, we believe that the resolution of the environmental matters set forth in this note will not have a material adverse effect on our business, financial position, results of operations or cash flows. However, we are not able to reasonably estimate when the eventual settlements of these claims will occur and changing circumstances could cause these matters to have a material adverse impact. As of December 31, 2009, we have accrued an

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16. Litigation, Environmental and Other Contingencies (Continued)

environmental reserve of $86.3 million, and we believe the establishment of this environmental reserve is adequate such that the resolution of pending environmental matters will not have a material adverse impact on our business, cash flows, financial position or results of operations. In addition, as of December 31, 2009, we have recorded a receivable of $4.3 million for expected cost recoveries that have been deemed probable. As of December 31, 2008, our environmental reserve totaled $85.0 million and our estimated receivable for environmental cost recoveries totaled $20.9 million, respectively. Additionally, many factors may change in the future affecting our reserve estimates, such as (i) regulatory changes, (ii) groundwater and land use near our sites and (iii) changes in cleanup technology.

  Other

        We are a defendant in various lawsuits arising from the day-to-day operations of our businesses. Although no assurance can be given, we believe, based on our experiences to date, that the ultimate resolution of such items will not have a material adverse impact on our business, financial position, results of operations or cash flows.

17. Regulatory Matters

        The tariffs we charge for transportation on our interstate common carrier pipelines are subject to rate regulation by the FERC, under the Interstate Commerce Act. The Interstate Commerce Act requires, among other things, that interstate petroleum products pipeline rates be just and reasonable and nondiscriminatory. Pursuant to FERC Order No. 561, effective January 1, 1995, interstate petroleum products pipelines are able to change their rates within prescribed ceiling levels that are tied to an inflation index. FERC Order No. 561-A, affirming and clarifying Order No. 561, expanded the circumstances under which interstate petroleum products pipelines may employ cost-of-service ratemaking in lieu of the indexing methodology, effective January 1, 1995. For each of the years ended December 31, 2009, 2008 and 2007, the application of the indexing methodology did not significantly affect tariff rates on our interstate petroleum products pipelines.

        Below is a brief description of our ongoing regulatory matters, including any material developments that occurred during 2009. This note also contains a description of any material regulatory matters initiated during 2009 in which we are involved.

  NGPL Section 5 Proceeding

        On November 19, 2009, NGPL was notified by the FERC of a proceeding against it pursuant to section 5 of the Natural Gas Act (the "Order"). The proceeding will set the matter for hearing and determine whether NGPL's current rates, which were approved by the FERC in NGPL's last rate case settlement, remain just and reasonable. The FERC made no findings in its Order as to what would constitute just and reasonable rates or a reasonable return for NGPL. A proceeding under section 5 of the Natural Gas Act is prospective in nature. A change in rates charged customers by NGPL would likely only occur after the FERC has issued a final order. According to the procedural schedule adopted in the case, an initial Administrative Law Judge decision is due by November 15, 2010. The final FERC decision will be based on the record developed before the Administrative Law Judge.

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17. Regulatory Matters (Continued)

  Natural Gas Pipeline Expansion Filings

  Rockies Express Pipeline—East Project

        On November 12, 2009, Kinder Morgan Energy Partners completed and placed into service the remainder of the Rockies Express—East natural gas pipeline segment, consisting of approximately 195-miles of 42-inch diameter pipe extending to a terminus near the town of Clarington in Monroe County, Ohio. Rockies Express—East is the third and final phase of the Rockies Express Pipeline. On June 29, 2009, Rockies Express Pipeline commenced interim transportation service for up to 1.6 billion cubic feet per day of natural gas on the first 444 miles of the Rockies Express—East pipeline segment, which extends from Audrain County, Missouri to the Lebanon Hub in Warren County, Ohio.

        Now fully operational, the 1,679-mile Rockies Express Pipeline has the capacity to transport up to 1.8 billion cubic feet of natural gas per day and can make deliveries to pipeline interconnects owned by Northern Natural Gas Company, NGPL, ANR, Panhandle Eastern Pipeline Company and a Kinder Morgan Energy Partners subsidiary, Kinder Morgan Interstate Gas Transmission LLC (referred to as KMIGT and discussed further below), Missouri Gas Pipeline, Midwestern Gas Transmission, Trunkline, Columbia Gas, Dominion Transmission, Tennessee Gas, Texas Eastern, and Texas Gas Transmission. It also connects with the following local distribution companies: Ameren, Vectren, and Dominion East Ohio.

        Kinder Morgan Energy Partners owns 50% of Rockies Express Pipeline LLC, the sole owner of the Rockies Express Pipeline, and virtually all of the pipeline system's natural gas transportation capacity has been contracted under long-term firm commitments from creditworthy shippers. Market conditions for consumables, labor and construction equipment, along with certain provisions in the final regulatory orders resulted in increased costs and impacted certain projected completion dates for the Rockies Express Pipeline, and including expansions, the current estimate of total Rockies Express Pipeline project construction costs is approximately $6.8 billion.

  Rockies Express Pipeline LLC Meeker to Cheyenne Expansion Project

        Pursuant to certain rights exercised by EnCana Gas Marketing USA as a result of its foundation shipper status on the former Entrega Gas Pipeline LLC facilities (now part of the Rockies Express Pipeline), Rockies Express Pipeline LLC requested authorization to construct and operate certain facilities that will comprise its Meeker, Colorado to Cheyenne Hub Rockies Express Pipeline expansion project. The proposed expansion will add natural gas compression at its Big Hole compressor station located in Moffat County, Colorado, and its Arlington compressor station located in Carbon County, Wyoming. Upon completion, the additional compression will permit the transportation of an additional 200 million cubic feet per day of natural gas from (i) the Meeker Hub located in Rio Blanco County, Colorado northward to the Wamsutter Hub located in Sweetwater County, Wyoming and (ii) the Wamsutter Hub eastward to the Cheyenne Hub located in Weld County, Colorado.

        By FERC order issued July 16, 2009, Rockies Express Pipeline LLC was granted authorization to construct and operate this project, and it commenced construction on August 4, 2009. The expansion is fully contracted. The additional compression at Big Hole compressor station was made available as of December 9, 2009 and the additional compression at the Arlington compressor station is expected to be operational in July 2010. The total FERC authorized cost for the proposed project is approximately

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17. Regulatory Matters (Continued)

$78 million; however, Rockies Express Pipeline LLC is currently projecting that the final actual cost will be approximately $25 million less.

  Kinder Morgan Interstate Gas Transmission Pipeline—Huntsman 2009 Expansion Project

        KMIGT has filed an application with the FERC for authorization to construct and operate certain storage facilities necessary to increase the storage capability of the existing Huntsman Storage Facility, located near Sidney, Nebraska. KMIGT also requested approval of new incremental rates for the project facilities under its currently effective Cheyenne Market Center Service Rate Schedule CMC-2. When fully constructed, the proposed facilities will create incremental firm storage capacity for up to one million dekatherms of natural gas, with an associated injection capability of approximately 6,400 dekatherms per day and an associated deliverability of approximately 10,400 dekatherms per day. As a result of an open season, KMIGT and one shipper executed a firm precedent agreement for 100% of the capacity to be created by the project facilities for a five-year term. By FERC order issued September 30, 2009, KMIGT was granted authorization to construct and operate the project, and construction of the project commenced on October 12, 2009. KMIGT has received FERC approval to commence the expanded storage service effective February 1, 2010.

  Kinder Morgan Louisiana Pipeline LLC—Docket No. CP06-449-000

        On April 16, 2009, Kinder Morgan Energy Partners' subsidiary Kinder Morgan Louisiana Pipeline LLC received authorization from the FERC to begin service on Leg 2 of the approximately 133-mile, 42-inch diameter Kinder Morgan Louisiana Pipeline. Natural gas transportation service on Leg 2 commenced April 18, 2009, and on June 21, 2009, Kinder Morgan Louisiana Pipeline LLC completed pipeline construction and placed the remaining portion of the pipeline system into service. The Kinder Morgan Louisiana Pipeline project cost approximately $1 billion to complete and provides approximately 3.2 billion cubic feet per day of take-away natural gas capacity from the Cheniere Sabine Pass liquefied natural gas terminal, located in Cameron Parish, Louisiana, to various delivery points in Louisiana. The pipeline interconnects with multiple third-party pipelines and all of the capacity on the pipeline system has been fully subscribed by Chevron and Total under 20-year firm transportation contracts. Total's contract became effective on June 21, 2009, and Chevron's contract became effective on October 1, 2009.

  Midcontinent Express Pipeline LLC—Docket Nos. CP08-6-000 and CP09-56-000

        On April 10, 2009, Midcontinent Express Pipeline LLC placed Zone 1 of the Midcontinent Express natural gas pipeline system into interim service. Zone 1 extends from Bennington, Oklahoma to the interconnect with Columbia Gulf Transmission Company in Madison Parish, Louisiana. It has a design capacity of approximately 1.5 billion cubic feet per day. On August 1, 2009, construction of the pipeline was completed, and Zone 2 was placed into service. Zone 2 extends from the Columbia Gulf interconnect to the terminus of the system in Choctaw County, Alabama. It has a design capacity of approximately 1.2 billion cubic feet per day. In an order issued September 17, 2009, the FERC approved Midcontinent Express' (i) amendment to move one compressor station in Mississippi and modify the facilities at another station in Texas (both stations were among the facilities certificated in the July 2008 Order authorizing the system's construction) and (ii) application to expand the capacity in Zone 1 by 0.3 billion cubic feet per day (this expansion is expected to be completed in December 2010).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Regulatory Matters (Continued)

        The Midcontinent Express Pipeline is owned by Midcontinent Express Pipeline LLC, a 50/50 joint venture between Kinder Morgan Energy Partners and Energy Transfer Partners, L.P. The pipeline originates near Bennington, Oklahoma and extends from southeast Oklahoma, across northeast Texas, northern Louisiana and central Mississippi, and terminates at an interconnection with the Transco Pipeline near Butler, Alabama. The approximate 500-mile natural gas pipeline system connects the Barnett Shale, Bossier Sands and other natural gas producing regions to markets in the eastern United States, and substantially all of the pipeline's capacity is fully subscribed with long-term binding commitments from creditworthy shippers. The entire Midcontinent Express project cost approximately $2.3 billion to complete.

  Fayetteville Express Pipeline LLC—Docket No.CP09-433-000

        Pipeline system development work continues on the previously announced Fayetteville Express Pipeline project. The Fayetteville Express Pipeline is owned by Fayetteville Express Pipeline LLC, another 50/50 joint venture between Kinder Morgan Energy Partners and Energy Transfer Partners, L.P. The Fayetteville Express Pipeline is a 187-mile, 42-inch diameter natural gas pipeline that will begin in Conway County, Arkansas, continue eastward through White County, Arkansas, and will terminate at an interconnection with Trunkline Gas Company's pipeline in Panola County, Mississippi. The pipeline will have an initial capacity of two billion cubic feet per day, and has currently secured binding commitments for at least ten years totaling 1.85 billion cubic feet per day of capacity.

        On June 15, 2009, Fayetteville Express filed its certificate application with the FERC. On October 15, 2009, the FERC issued its Environmental Assessment finding that, subject to compliance with certain conditions, the environmental impact of the Fayetteville Express Pipeline could be adequately mitigated. On December 17, 2009, the FERC approved and issued the pipeline's certificate application authorizing construction. Pending the FERC's approval of Fayetteville Express' implementation plan, construction of the pipeline is expected to begin before the end of the first quarter of 2010, and the pipeline is expected to be in service by late 2010 or early 2011. The estimate of the total costs of this pipeline project is approximately $1.2 billion (consistent with Kinder Morgan Energy Partners' January 20, 2010 fourth quarter earnings press release).

18. Recent Accounting Pronouncements

        In August 2009, the FASB issued Accounting Standards Update ("ASU") ASU No. 2009-05, "Measuring Liabilities at Fair Value." This ASU amends the "Fair Value Measurements and Disclosures" Topic of the Codification to provide further guidance on how to measure the fair value of a liability. ASU No. 2009-05 is effective for the first reporting period beginning after issuance (September 30, 2009 for us), and the adoption of this ASU did not have a material impact on our consolidated financial statements.

        In December 2009, the FASB issued Accounting Standards Update No. 2009-16, "Accounting for Transfers of Financial Assets" and Accounting Standards Update No. 2009-17, "Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities." ASU No. 2009-16 amended the Codification's "Transfers and Servicing" Topic to include the provisions included within the FASB's previous Statement of Financial Accounting Standards ("SFAS") No. 166, "Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140," issued June 12, 2009. ASU No. 2009-17 amended the Codification's "Consolidations" Topic to include the provisions included

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18. Recent Accounting Pronouncements (Continued)

within the FASB's previous SFAS No. 167, "Amendments to FASB Interpretation No. 46(R)," also issued June 12, 2009. These two Updates change the way entities must account for securitizations and special-purpose entities. ASU No. 2009-16 requires more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. ASU No. 2009-17 changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. For us, both Updates were effective January 1, 2010; however, the adoption of these Updates did not have a material impact on our consolidated financial statements.

        On January 6, 2010, the FASB issued ASU No. 2010-03, "Extractive Industries—Oil and Gas: Oil and Gas Reserve Estimation and Disclosure (Topic 932)," which aligns U.S. GAAP with the Security and Exchange Commission's ("SEC") final rule on the "Modernization of Oil and Gas Reporting." The FASB and SEC disclosure requirements for oil and gas companies have been updated to include expanded disclosure for oil and gas activities, and certain definitions have also been changed that will impact the determination of oil and gas reserve quantities. The provisions of the new requirements are effective for registration statements filed on or after January 1, 2010, and for annual reports for fiscal years ending on or after December 31, 2009. We have fully adopted the provisions required pursuant to the SEC's final rule and ASU No. 2010-03; however, we are not able to disclose the impact of these new guidelines due to the impracticability of the effort that would be required to prepare reserve reports under both the old and new rules. For further disclosures on our oil and gas producing activities, see Note 20.

        In January 2010, the FASB issued ASU No. 2010-06, "Improving Disclosures about Fair Value Measurements." This ASU requires both the gross presentation of activity within the Level 3 fair value measurement roll forward and the details of transfers in and out of Level 1 and 2 fair value measurements. It also clarifies certain disclosure requirements on the level of disaggregation of fair value measurements and disclosures on inputs and valuation techniques. For us, this ASU was effective January 1, 2010 (except for the Level 3 roll forward which is effective for us January 1, 2011); however, because this ASU pertains to disclosure requirements only, the adoption of this ASU will not have a material impact on our consolidated financial statements, except ASU No. 2010-17's impact on the Power segment as described in Items 1 and 2, preceding.

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19. Quarterly Financial Data (Unaudited)

	Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
	(In millions)
Revenues	$1,828.9	$1,693.3	$1,712.3	$1.950.7
Operating income	$309.9	$346.7	$391.2	$359.4
Income from continuing operations before income taxes	$225.7	$275.4	$329.1	$269.2
Income from continuing operations	$145.1	$208.4	$229.5	$190.8
Net income	$144.9	$209.1	$229.4	$190.7
Net income attributable to noncontrolling interests	$29.6	$79.3	$106.6	$62.6
Net income attributable to Kinder Morgan, Inc	$115.3	$129.8	$122.8	$128.1

	Three Months Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
	(In millions)
Revenues	$2,895.0	$3,560.5	$3,296.6	$2,342.7
Operating income (loss)	$476.2	$(3,638.1)	$398.3	$291.5
Income (loss) from continuing operations before income taxes	$319.1	$(3,714.5)	$303.6	$193.8
Income (loss) from continuing operations	$232.0	$(3,733.9)	$215.7	$83.9
Net income (loss)	$231.9	$(3,734.2)	$215.5	$83.6
Net income attributable to noncontrolling interests	$126.2	$126.4	$106.8	$36.7
Net income (loss) attributable to Kinder Morgan, Inc	$105.7	$(3,860.6)	$108.7	$46.9

20. Supplemental Information on Oil and Gas Producing Activities (Unaudited)

        The following table sets forth productive wells, service wells and drilling wells in the oil and gas fields in which Kinder Morgan Energy Partners own interests as of December 31, 2009. These oil and gas producing fields are located in the Permian Basin area of West Texas. When used with respect to acres or wells, "gross" refers to the total acres or wells in which it has a working interest, and "net" refers to gross acres or wells multiplied, in each case, by the percentage working interest owned by Kinder Morgan Energy Partners:

	Productive Wells (a)		Service Wells (b)		Drilling Wells (c)
	Gross	Net	Gross	Net	Gross	Net
Crude Oil	2,290	1,423	983	759	4	4
Natural Gas	5	2	31	15	—	—

Total Wells	2,295	1,425	1,014	774	4	4

(a)
Includes active wells and wells temporarily shut-in. As of December 31, 2009, Kinder Morgan Energy Partners did not operate any productive wells with multiple completions.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

(b)
Consists of injection, water supply, disposal wells and service wells temporarily shut-in. A disposal well is used for disposal of salt water into an underground formation; a service well is a well drilled in a known oil field in order to inject liquids that enhance recovery or dispose of salt water.

(c)
Consists of development wells in the process of being drilled as of December 31, 2009. A development well is a well drilled in an already discovered oil field.

        The following table reflects net productive and dry wells that were completed in each of the three years ended December 31, 2009, 2008 and 2007:

	Year Ended December 31,
	2009	2008	2007
Productive
Development	42	47	31
Exploratory	—	—	—
Dry
Development	—	—	—
Exploratory	—	—	—

Total Wells	42	47	31

Note:
The above table includes wells that were completed during each year regardless of the year in which drilling was initiated, and does not include any wells where drilling operations were not completed as of the end of the applicable year. Development wells include wells drilled in the proved area of an oil or gas resevoir.

        The following table reflects the developed and undeveloped oil and gas acreage that were held as of December 31, 2009:

	Gross	Net
Developed Acres	72,435	67,748
Undeveloped Acres	9,715	9,056

Total	82,150	76,804

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

  Operating Statistics

        Operating statistics from Kinder Morgan Energy Partners' oil and gas producing activities for each of the years 2009, 2008 and 2007 are shown in the following table:

Results of Operations for Oil and Gas Producing Activities—Unit Prices and Costs

	Year Ended December 31,
	2009	2008	2007
Consolidated Companies(a)
Production costs per barrel of oil equivalent(b)(c)(d)	$11.44	$15.70	$12.84

Crude oil production (MBbl/d)	37.4	36.2	35.6

SACROC crude oil production (MBbl/d)	25.1	23.3	23.0

Yates crude oil production (MBbl/d)	11.8	12.3	12.0

Natural gas liquids production (MBbl/d)(d)	5.4	4.8	5.5
Natural gas liquids production from gas plants(MBbl/d)(e)	4.0	3.5	4.1

Total natural gas liquids production(MBbl/d)	9.5	8.3	9.6

SACROC natural gas liquids production (MBbl/d)(d)	5.3	4.6	5.2

Yates natural gas liquids production (MBbl/d)(d)	0.1	0.2	0.2

Natural gas production (MMcf/d)(d)(f)	0.9	1.4	0.8
Natural gas production from gas plants(MMcf/d)(e)(f)	0.7	0.2	0.3

Total natural gas production(MMcf/d)(f)	1.6	1.6	1.1

Yates natural gas production (MMcf/d)(d)(f)	0.8	1.3	0.7

Average sales prices including hedge gains/losses:
Crude oil price per Bbl(g)	$49.55	$49.42	$36.05

Natural gas liquids price per Bbl(g)	$37.70	$63.48	$52.22

Natural gas price per Mcf(h)	$3.45	$7.73	$6.08

Total natural gas liquids price per Bbl(e)	$37.96	$63.00	$52.91

Total natural gas price per Mcf(e)	$3.53	$7.63	$5.89

Average sales prices excluding hedge gains/losses:
Crude oil price per Bbl(g)	$59.03	$97.70	$69.63

Natural gas liquids price per Bbl(g)	$37.70	$63.48	$52.22

Natural gas price per Mcf(h)	$3.45	$7.73	$6.08

(a)
Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

(b)
Computed using production costs, excluding transportation costs, as defined by the SEC. Natural gas volumes were converted to barrels of oil equivalent using a conversion factor of six mcf of natural gas to one barrel of oil.

(c)
Production costs include labor, repairs and maintenance, materials, supplies, fuel and power, and general and administrative expenses directly related to oil and gas producing activities.

(d)
Includes only production attributable to leasehold ownership.

(e)
Includes production attributable to Kinder Morgan Energy Partners' ownership in processing plants and third party processing agreements.

(f)
Excludes natural gas production used as fuel.

(g)
Hedge gains/losses for crude oil and natural gas liquids are included with crude oil.

(h)
Natural gas sales were not hedged.

        The remaining supplementary information on oil and gas producing activities is presented as required by the disclosure rules prescribed by the SEC. The supplemental information includes capitalized costs related to oil and gas producing activities; costs incurred for the acquisition of oil and gas producing activities; exploration and development activities; and the results of operations from oil and gas producing activities.

        Supplemental information is also provided for the estimated quantities of proved oil and gas reserves; the standardized measure of discounted future net cash flows associated with proved oil and gas reserves; and a summary of the changes in the standardized measure of discounted future net cash flows associated with proved oil and gas reserves.

        Capitalized costs consisted of the following (in millions):

Capitalized Costs Related to Oil and Gas Producing Activities

	As of December 31,
	2009	2008	2007
Consolidated Companies(a)
Wells and equipment, facilities and other	$2,920.7	$2,595.4	$2,081.3
Leasehold	433.5	429.8	449.3

Total proved oil and gas properties	3,354.2	3,025.2	2,530.6
Accumulated depreciation and depletion	(1,764.0)	(1,155.6)	(787.6)

Net capitalized costs	$1,590.2	$1,869.6	$1,743.0

(a)
Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries. Includes capitalized asset retirement costs and associated accumulated depreciation. There are no capitalized costs associated with unproved oil and gas properties for the periods reported.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

        The costs incurred for property acquisition, exploration and development were as follows (in millions):

Costs Incurred in Exploration, Property Acquisitions and Development

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Consolidated Companies(a)
Property Acquisition
Proved oil and gas properties	$5.3	$—	$—	$—
Development	330.3	495.2	156.9	87.5

(a)
Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries. There are no costs incurred associated with unproved oil and gas properties for the periods reported. All capital expenditures were made to develop our proved oil and gas properties and no exploration costs were incurred for the periods reported.

        Kinder Morgan Energy Partners' results of operations from oil and gas producing activities are shown in the following table (in millions):

Results of Operations for Oil and Gas Producing Activities

	Successor Company			Predecessor Company
	Year Ended December 31,
			Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	2009	2008
Consolidated Companies(a)
Revenues(b)	$767.0	$785.5	$352.0	$237.7
Expenses:
Production costs(c)	188.8	308.4	147.2	96.7
Other operating expense	53.3	99.0	34.9	22.0
Depreciation, depletion and amortization expenses	441.4	342.2	151.9	106.6

Total expenses	683.5	749.6	334.0	225.3

Results of operations for oil and gas producing activities	$83.5	$35.9	$18.0	$12.4

(a)
Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries.

(b)
Revenues include losses attributable to Kinder Morgan Energy Partners' hedging contracts of $129.5 million, $693.3 million, $311.5 million and $122.7 million for the years ended December 31, 2009 and 2008, seven months ended December 31, 2007 and five months ended May 31, 2007, respectively.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

(c)
The decrease in operating expenses in 2009 compared to 2008 was primarily due to (i) lower prices charged by the industry's material and service providers (for items such as outside services, maintenance, and well workover services), which impacted rig costs, other materials and services, and capital and exploratory costs, (ii) lower fuel and utility rates and (iii) the successful renewal of lower priced service and supply contracts negotiated since the end of 2008.

(d)
Consists primarily of carbon dioxide expense.

        The table below represents estimates, as of December 31, 2009, of proved crude oil, natural gas liquids and natural gas reserves prepared by Netherland, Sewell and Associates, Inc. (independent oil and gas consultants) of Kinder Morgan CO2 Company, L.P. and its consolidated subsidiaries' interests in oil and gas properties, all of which are located in the state of Texas. The technical persons responsible for preparing the reserves estimates presented in this Note meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the standards pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. They are independent petroleum engineers, geologists, geophysicists, and petrophysicists; they do not own an interest in our oil and gas properties and we do not employ them on a contingent basis. This data has been prepared using current prices and costs, as discussed in subsequent paragraphs of this document, and the estimates of reserves and future revenues in this report conform to the guidelines of the SEC. Our employee who is primarily responsible for overseeing Netherland, Sewell and Associates, Inc.'s preparation of the reserves estimates is a registered Professional Engineer in the states of Texas and Kansas with a Doctorate of Engineering from the University of Kansas. He is a member of the Society of Petroleum Engineers and has over 25 years of professional engineering experience.

        We believe the geologic and engineering data examined provides reasonable assurance that the proved reserves are recoverable in future years from known reservoirs under existing economic and operating conditions. Estimates of proved reserves are subject to change, either positively or negatively, as additional information becomes available and contractual and economic conditions change.

        Furthermore, our management is responsible for establishing and maintaining adequate internal control over financial reporting, which includes the estimation of our oil and gas reserves. We maintain internal controls and guidance to ensure the reliability of our crude oil, natural gas liquids and natural gas reserves estimations, as follows:

  •
  no employee's compensation is tied to the amount of recorded reserves;

  •
  we follow comprehensive SEC compliant internal policies to determine and report proved reserves, and its reserve estimates are made by independent oil and gas reservoir engineers or under their direct supervision;

  •
  we review our reported proved reserves at each year-end, and at each year-end the CO2—KMP business segment managers and the Vice President (President, CO2—KMP) reviews all significant reserves changes and all new proved developed and undeveloped reserves additions; and

  •
  our CO2—KMP business segment reports independently of our other six remaining reportable business segments.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

        For more information on our controls and procedures, see Item 9A "Controls and Procedures—Management's Report on Internal Control over Financial Reporting" included in our Annual Report on Form 10-K for the year ended December 31, 2009.

        Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, that is, current prices and costs calculated as of the date the estimate is made. Beginning with 2009, pricing is applied based upon the twelve month unweighted arithmetic average of the first day of the month price for the year. For prior years, pricing was based on the price as of year end. Future development and production costs are determined based upon actual cost at year-end. Proved developed reserves are the quantities of crude oil, natural gas liquids and natural gas expected to be recovered through existing investments in wells and field infrastructure under current operating conditions. Proved undeveloped reserves require additional investments in wells and related infrastructure in order to recover the production.

        During 2009, our continued investments in wells and oil field infrastructure resulted in the reclassification of 7.4 million barrels of crude oil and 0.4 million barrels of natural gasoline liquids from proved undeveloped to the proved developed classification of reserves. These reclassifications reflect the transfer of 29.2% of crude oil and 13.7% of natural gasoline liquids from the proved undeveloped reserves reported as of December 31, 2008 to the proved developed classification of reserves reported as of December 31, 2009. We currently expect that the proved undeveloped reserves reported as of December 31, 2009 will be developed within the next five years.

        During 2009, we filed estimates of our oil and gas reserves for the year 2008 with the Energy Information Administration of the U. S. Department of Energy on Form EIA-23. The data on Form EIA-23 was presented on a different basis, and included 100% of the oil and gas volumes from Kinder Morgan Energy Partner operated properties only, regardless of its net interest. The difference between the oil and gas reserves reported on Form EIA-23 and those reported in this report exceeds 5%.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

Reserve Quantity Information

	Consolidated Companies(a)
	Crude Oil (MBbls)	NGLs (MBbls)	Natural Gas (MMcf)(b)
Proved developed and undeveloped reserves:
As of December 31, 2006	123,978	10,333	291
Revisions of previous estimates(c)	10,361	2,784	1,077
Production	(12,984)	(2,005)	(290)

As of December 31, 2007	121,355	11,112	1,078
Revisions of previous estimates(d)	(29,536)	(2,490)	695
Production	(13,240)	(1,762)	(499)

As of December 31, 2008	78,579	6,860	1,274
Revisions of previous estimates(e)	15,900	1,018	(293)
Production	(13,688)	(1,995)	(298)
Purchases of reserves in place	53	37	15

As of December 31, 2009	80,844	5,920	698

Proved developed reserves:
As of December 31, 2006	69,073	5,877	291
As of December 31, 2007	70,868	5,517	1,078
As of December 31, 2008	53,346	4,308	1,274
As of December 31, 2009	47,058	2,665	698
Proved undeveloped reserves:
As of December 31, 2006	54,905	4,456	—
As of December 31, 2007	50,487	5,595	—
As of December 31, 2008	25,233	2,552	—
As of December 31, 2009	33,786	3,255	—

(a)
Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries.

(b)
Natural gas reserves are computed at 14.65 pounds per square inch absolute and 60 degrees fahrenheit.

(c)
Associated with an expansion of the carbon dioxide flood project area of the SACROC unit.

(d)
Predominantly due to lower product prices used to determine reserve volumes.

(e)
Predominantly due to higher product prices resulting in an expanded economic carbon dioxide project area.

        The standardized measure of discounted cash flows and summary of the changes in the standardized measure computation from year-to-year are prepared in accordance with the "Extractive Activities—Oil and Gas" Topic of the Codification. The assumptions that underly the computation of

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

the standardized measure of discounted cash flows, presented in the table below, may be summarized as follows:

  •
  the standardized measure includes our estimate of proved crude oil, natural gas liquids and natural gas reserves and projected future production volumes based upon year-end economic conditions;

  •
  for 2009, pricing is applied based upon the 12 month unweighted arithmetic average of the first day of the month price for the year, and for prior years was based upon the price as of the end of the year;

  •
  future development and production costs are determined based upon actual cost at year-end;

  •
  the standardized measure includes projections of future abandonment costs based upon actual costs at year-end; and

  •
  a discount factor of 10% per year is applied annually to the future net cash flows.

        The standardized measure of discounted future net cash flows from proved reserves were as follows (in millions):

Standardized Measure of Discounted Future Net Cash Flows From
Proved Oil and Gas Reserves

	As of December 31,
	2009	2008	2007
Consolidated Companies(a)
Future cash inflows from production	$4,898.0	$3,498.0	$12,099.5
Future production costs	(1,951.5)	(1,671.6)	(3,536.2)
Future development costs(b)	(1,179.7)	(910.3)	(1,919.2)

Undiscounted future net cash flows	1,766.8	916.1	6,644.1
10% annual discount	(503.5)	(257.7)	(2,565.7)

Standardized measure of discounted future net cash flows	$1,263.3	$658.4	$4,078.4

(a)
Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries.

(b)
Includes abandonment costs.

KINDER MORGAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Supplemental Information on Oil and Gas Producing Activities (Unaudited) (Continued)

        The following table represents the estimate of changes in the standardized measure of discounted future net cash flows from proved reserves (in millions):

Changes in the Standardized Measure of Discounted Future Net Cash Flows From
Proved Oil and Gas Reserves

	As of December 31,
	2009	2008	2007
Consolidated Companies(a)
Present value as of January 1	$658.4	$4,078.4	$2,207.8
Changes during the year:
Revenues less production and other costs(b)	(652.7)	(1,012.4)	(722.1)
Net changes in prices, production and other costs(b)	915.7	(3,076.9)	2,153.2
Development costs incurred	330.3	495.2	244.5
Net changes in future development costs	(445.4)	231.1	(547.8)
Purchases of reserves in place	—	—	—
Revisions of previous quantity estimates(c)	391.1	(417.1)	510.8
Accretion of discount	65.9	392.9	198.1
Timing differences and other	—	(32.8)	33.9

Net change for the year	604.9	(3,420.0)	1,870.6

Present value as of December 31	$1,263.3	$658.4	$4,078.4

(a)
Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries.

(b)
Excludes the effect of losses attributable to Kinder Morgan Energy Partners' hedging contracts of $129.5 million, $639.3 million and $434.2 million for the years ended December 31, 2009, 2008 and 2007, respectively.

(c)
2009 revisions are primarily due to higher product prices resulting in an expanded economic carbon dioxide project area . 2008 revisions are predominately due to lower product prices used to determine reserve volumes. 2007 revisions are associated with an expansion of the carbon dioxide flood project area for the SACROC unit.

        The following table sets forth our commitments to sell CO2 and the deliverability of our source fields as of December 31, 2009.

	Total	Less than 1 year	1–3 Years	3–5 Years	Greater than 5 years
	(in billions of cubic feet)
CO2 subject to delivery commitments	2,172	322	954	463	433
Deliverability from Southwest Colorado(a)	6,225	458	1,411	1,411	2,945

(a)
Includes McElmo Dome and Doe Canyon.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts, expected to be incurred by the registrant in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

SEC registration fee		$106,950
FINRA filing fee		75,500
New York Stock Exchange listing fee		250,000
Printing and engraving expenses		500,000
Legal fees and expenses		*
Accounting fees and expenses		700,000
Transfer agent fees and expenses		50,000
Miscellaneous		*

Total	$	*

*
To be provided by amendment.

Item 14.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        As permitted by the DGCL, the registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to the registrant or its stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law;

  •
  under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

  •
  for any transaction from which the director derived an improper personal benefit.

    As permitted by the DGCL, the registrant's certificate of incorporate and bylaws provide that:

  •
  the registrant is required to indemnify its directors and officers to the fullest extent permitted under the DGCL, subject to very limited exceptions;

  •
  the registrant may indemnify its other employees and agents to the fullest extent permitted by law, subject to very limited exceptions;

  •
  the registrant is required to advance expenses, as incurred, to its directors and officers in connection with a proceeding to the maximum extent permitted under the DGCL, subject to very limited exceptions;

  •
  the rights conferred in the certificate of incorporation or bylaws are not exclusive.

        Our shareholders agreement requires us to cause Kinder Morgan Kansas, Inc. to pay any costs and expenses of the Investors associated with the Going Private Transaction, including amounts paid as damages or in settlement of related shareholder litigation. We also are obligated to pay all reasonable fees and expenses of the Sponsor Investors and their counsel related to the administration of, and their rights and obligations under, our certificate of incorporation, bylaws and shareholders agreement that are approved in advance by us and all fees and expenses of the Sponsor Investors and their affiliates incident to this offering and previously contemplated structures for an initial public offering.

        The registrant intends to maintain liability insurance policies covering its officers and directors against some liabilities, including certain liabilities under the Securities Act, that may be incurred by them.

        The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of the registrant's directors and officers by the underwriters against certain liabilities.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities

        None.

Item 16.    Exhibits and Financial Statement Schedules

        (a)    Exhibits.    The following exhibits are filed as part of this Registration Statement.

1.1	*	Form of Underwriting Agreement.

3.1		Form of Certificate of Incorporation of Kinder Morgan, Inc.

3.2		Form of Bylaws of Kinder Morgan, Inc.

4.1		Form of certificate representing Class P common shares of Kinder Morgan, Inc.

4.2		Form of Shareholders Agreement among Kinder Morgan, Inc. and certain holders of common stock.

5.1	*	Opinion of Bracewell & Giuliani LLP as to the legality of the securities being offered.

10.1		Form of Kinder Morgan, Inc. 2011 Stock Incentive Plan.

10.2		Form of Restricted Stock Agreement.

10.3		Form of Kinder Morgan, Inc. Stock Compensation Plan for Non-Employee Directors.

10.4		Form of Non-Employee Director Stock Compensation Agreement.

10.5		Form of Kinder Morgan, Inc. Employees Stock Purchase Plan.

10.6		Form of Kinder Morgan, Inc. Annual Incentive Plan.
10.7
2010 Annual Incentive Plan of Kinder Morgan Kansas, Inc. (filed as Exhibit 10.1 to Kinder Morgan Kansas, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 1-06446) and incorporated herein by reference).
10.8
Employment Agreement dated October 7, 1999, between K N Energy, Inc. and Richard D. Kinder (filed as Exhibit 99.D of the Schedule 13D filed by Mr. Kinder on November 16, 1999 (File No. 5-06259) and incorporated herein by reference).
10.9
Form of Purchase Provisions between Kinder Morgan Management, LLC and Kinder Morgan Kansas, Inc. (included as Annex B to the Second Amended and Restated Limited Liability Company Agreement of Kinder Morgan Management, LLC filed as Exhibit 3.1 to Kinder Morgan Management, LLC's Current Report on Form 8-K filed on May 30, 2007 (File No. 1-16459) and incorporated herein by reference).
10.10	**
Credit Agreement, dated as of May 30, 2007, among Kinder Morgan Kansas, Inc. and Kinder Morgan Acquisition Co., as the borrower, the several lenders from time to time parties thereto, and Citibank, N.A., as administrative agent and collateral agent.
10.11
Indenture dated as of September 1, 1988, between K N Energy, Inc. and Continental Illinois National Bank and Trust Company of Chicago (filed as Exhibit 4(a) to Kinder Morgan Kansas, Inc.'s Annual Report on Form 10-K/A, Amendment No. 1 (File No. 1-06446) and incorporated herein by reference).
10.12
First supplemental indenture dated as of January 15, 1992, between K N Energy, Inc. and Continental Illinois National Bank and Trust Company of Chicago (filed as Exhibit 4.2 to the Registration Statement on Form S-3 of K N Energy, Inc. filed on January 17, 1992 (File No. 33-45091) and incorporated herein by reference).
10.13
Second supplemental indenture dated as of December 15, 1992, between K N Energy, Inc. and Continental Bank, National Association (filed as Exhibit 4(c) to Kinder Morgan Kansas, Inc.'s Annual Report on Form 10-K/A, Amendment No. 1 filed on May 23, 2000 (File No. 1-06446) and incorporated herein by reference).

10.14	Indenture dated as of November 20, 1993, between K N Energy, Inc. and Continental Bank, National Association (filed as Exhibit 4.1 to the Registration Statement on Form S-3 of K N Energy, Inc. filed on November 19, 1993 (File No. 33-51115) and incorporated herein by reference).
10.15
Registration Rights Agreement among Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan Kansas, Inc. dated May 18, 2001 (filed as Exhibit 4.7 to Kinder Morgan Kansas, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-06446) and incorporated herein by reference).
10.16
Form of Indenture dated as of August 27, 2002 between Kinder Morgan Kansas, Inc. and Wachovia Bank, National Association, as Trustee (filed as Exhibit 4.1 to Kinder Morgan Kansas, Inc.'s Registration Statement on Form S-4 filed on October 4, 2002 (File No. 333-100338) and incorporated herein by reference).
10.17
Form of First Supplemental Indenture dated as of December 6, 2002 between Kinder Morgan Kansas, Inc. and Wachovia Bank, National Association, as Trustee (filed as Exhibit 4.2 to Kinder Morgan Kansas, Inc.'s Registration Statement on Form S-4 filed on January 31, 2003 (File No. 333-102873) and incorporated herein by reference).
10.18
Form of 6.50% Note (included in the Indenture filed as Exhibit 4.1 to Kinder Morgan Kansas, Inc.'s Registration Statement on Form S-4 filed on October 4, 2002 (File No. 333-100338) and incorporated herein by reference).
10.19
Form of Senior Indenture between Kinder Morgan Kansas, Inc. and Wachovia Bank, National Association, as Trustee (filed as Exhibit 4.2 to Kinder Morgan Kansas, Inc.'s Registration Statement on Form S-3 filed on February 4, 2003 (File No. 333-102963) and incorporated herein by reference).
10.20
Form of Senior Note of Kinder Morgan Kansas, Inc. (included in the Form of Senior Indenture filed as Exhibit 4.2 to Kinder Morgan Kansas, Inc.'s Registration Statement on Form S-3 filed on February 4, 2003 (File No. 333-102963) and incorporated herein by reference).
10.21
Indenture dated as of December 9, 2005, among Kinder Morgan Finance Company LLC (formerly Kinder Morgan Finance Company, ULC), Kinder Morgan Kansas, Inc. and Wachovia Bank, National Association, as Trustee (filed as Exhibit 4.1 to Kinder Morgan Kansas, Inc.'s Current Report on Form 8-K filed on December 15, 2005 (File No. 1-06446) and incorporated herein by reference).
10.22
Forms of Kinder Morgan Finance Company LLC notes (included in the Indenture filed as Exhibit 4.1 to Kinder Morgan Kansas, Inc.'s Current Report on Form 8-K filed on December 15, 2005 (File No. 1-06446) and incorporated herein by reference).
10.23
Form of Indemnification Agreement between Kinder Morgan Kansas, Inc. and each member of the Special Committee of the Board of Directors formed in connection with the Going Private Transaction (filed as Exhibit 10.1 to Kinder Morgan Kansas, Inc.'s Current Report on Form 8-K filed on June 16, 2006 (File No. 1-06446) and incorporated herein by reference).
10.24
Delegation of Control Agreement among Kinder Morgan Management, LLC, Kinder Morgan G.P., Inc. and Kinder Morgan Energy Partners, L.P. and its operating partnerships (filed as Exhibit 10.1 to the Kinder Morgan Energy Partners, L.P. Form 10-Q for the quarter ended June 30, 2001 (File No. 1-11234) and incorporated herein by reference).

10.25	Amendment No. 1 to Delegation of Control Agreement, dated as of July 20, 2007, among Kinder Morgan G.P., Inc., Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and its operating partnerships (filed as Exhibit 10.1 to Kinder Morgan Energy Partners, L.P.'s Current Report on Form 8-K on July 20, 2007 (File No. 1-11234) and incorporated herein by reference).
10.26
Third Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P. (filed as Exhibit 3.1 to Kinder Morgan Energy Partners, L.P. Form 10-Q for the quarter ended June 30, 2001 (File No. 1-11234) and incorporated herein by reference).
10.27
Amendment No. 1 dated November 19, 2004 to Third Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P. (filed as Exhibit 99.1 to Kinder Morgan Energy Partners, L.P. Form 8-K filed November 22, 2004 (File No. 1-11234) and incorporated herein by reference).
10.28
Amendment No. 2 to Third Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P. (filed as Exhibit 99.1 to Kinder Morgan Energy Partners, L.P. Form 8-K filed May 5, 2005 (File No. 1-11234) and incorporated herein by reference).
10.29
Amendment No. 3 to Third Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P. (filed as Exhibit 3.1 to Kinder Morgan Energy Partners, L.P. Form 8-K filed April 21, 2008 (File No. 1-11234) and incorporated herein by reference).
10.30
Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors (filed as Exhibit 10.2 to Kinder Morgan Energy Partners, L.P. Form 8-K filed January 21, 2005 (File No. 1-11234) and incorporated herein by reference).
10.31
Form of Common Unit Compensation Agreement entered into with Non-Employee Directors (filed as Exhibit 10.1 to Kinder Morgan Energy Partners, L.P. Form 8-K filed January 21, 2005 (File No. 1-11234) and incorporated herein by reference).
10.32
Credit Agreement dated as of June 23, 2010 among Kinder Morgan Energy Partners, L.P., Kinder Morgan Operating L.P. ("B"), the lenders party thereto, Wells Fargo Bank, National Association as Administrative Agent, Bank of America, N.A., Citibank, N.A., JPMorgan Chase Bank, N.A., and DnB NOR Bank ASA (filed as exhibit 10.1 to Kinder Morgan Energy Partners, L.P. Current Report on Form 8-K filed June 24, 2010 (File No. 1-11234) and incorporated herein by reference).
10.33
Indenture dated as of January 29, 1999 among Kinder Morgan Energy Partners, L.P., the guarantors listed on the signature page thereto and U.S. Trust Company of Texas, N.A., as trustee, relating to Senior Debt Securities (filed as Exhibit 4.1 to the Partnership's Current Report on Form 8-K filed February 16, 1999 (File No. 1-11234) and incorporated herein by reference).
10.34
Indenture dated November 8, 2000 between Kinder Morgan Energy Partners, L.P. and First Union National Bank, as Trustee (filed as Exhibit 4.8 to Kinder Morgan Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 1-11234) and incorporated herein by reference).
10.35
Form of 7.50% Notes due November 1, 2010 (contained in the Indenture filed as Exhibit 4.8 to the Kinder Morgan Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 1-11234) and incorporated herein by reference).

10.36	Indenture dated January 2, 2001 between Kinder Morgan Energy Partners, L.P. and First Union National Bank, as trustee, relating to Senior Debt Securities (including form of Senior Debt Securities) (filed as Exhibit 4.11 to Kinder Morgan Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-11234) and incorporated herein by reference).
10.37
Certificate of Vice President and Chief Financial Officer of Kinder Morgan Energy Partners, L.P. establishing the terms of the 6.75% Notes due March 15, 2011 and the 7.40% Notes due March 15, 2031 (filed as Exhibit 4.1 to Kinder Morgan Energy Partners, L.P. Current Report on Form 8-K filed on March 14, 2001 (File No. 1-11234) and incorporated herein by reference).
10.38
Specimen of 6.75% Notes due March 15, 2011 in book-entry form (filed as Exhibit 4.2 to Kinder Morgan Energy Partners, L.P. Current Report on Form 8-K filed on March 14, 2001 (File No. 1-11234) and incorporated herein by reference).
10.39
Specimen of 7.40% Notes due March 15, 2031 in book-entry form (filed as Exhibit 4.3 to Kinder Morgan Energy Partners, L.P. Current Report on Form 8-K filed on March 14, 2001 (File No. 1-11234) and incorporated herein by reference).
10.40
Certificate of Vice President and Chief Financial Officer of Kinder Morgan Energy Partners, L.P. establishing the terms of the 7.125% Notes due March 15, 2012 and the 7.750% Notes due March 15, 2032 (filed as Exhibit 4.1 to Kinder Morgan Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 1-11234) and incorporated herein by reference).
10.41
Specimen of 7.125% Notes due March 15, 2012 in book-entry form (filed as Exhibit 4.2 to Kinder Morgan Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 1-11234) and incorporated herein by reference).
10.42
Specimen of 7.750% Notes due March 15, 2032 in book-entry form (filed as Exhibit 4.3 to Kinder Morgan Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 1-11234) and incorporated herein by reference).
10.43
Indenture dated August 19, 2002 between Kinder Morgan Energy Partners, L.P. and Wachovia Bank, National Association, as Trustee (filed as Exhibit 4.1 to the Kinder Morgan Energy Partners, L.P. Registration Statement on Form S-4 filed on October 4, 2002 (File No. 333-100346) and incorporated herein by reference).
10.44
First Supplemental Indenture to Indenture dated August 19, 2002, dated August 23, 2002 between Kinder Morgan Energy Partners, L.P. and Wachovia Bank, National Association, as Trustee (filed as Exhibit 4.2 to Kinder Morgan Energy Partners, L.P. Registration Statement on Form S-4 filed on October 4, 2002 (File No. 333-100346) and incorporated herein by reference).
10.45
Form of 7.30% Note (contained in the Indenture filed as Exhibit 4.1 to the Kinder Morgan Energy Partners, L.P. Registration Statement on Form S-4 filed on October 4, 2002 (File No. 333-100346) and incorporated herein by reference).
10.46
Senior Indenture dated January 31, 2003 between Kinder Morgan Energy Partners, L.P. and Wachovia Bank, National Association (filed as Exhibit 4.2 to the Kinder Morgan Energy Partners, L.P. Registration Statement on Form S-3 filed on February 4, 2003 (File No. 333-102961) and incorporated herein by reference).

10.47	Form of Senior Note of Kinder Morgan Energy Partners, L.P. (included in the Form of Senior Indenture filed as Exhibit 4.2 to the Kinder Morgan Energy Partners, L.P. Registration Statement on Form S-3 filed on February 4, 2003 (File No. 333-102961) and incorporated herein by reference).
10.48
Certificate of Vice President, Treasurer and Chief Financial Officer and Vice President, General Counsel and Secretary of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P. establishing the terms of the 5.00% Notes due December 15, 2013 (filed as Exhibit 4.25 to Kinder Morgan Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-11234) and incorporated herein by reference).
10.49
Certificate of Executive Vice President and Chief Financial Officer and Vice President, General Counsel and Secretary of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P. establishing the terms of the 5.125% Notes due November 15, 2014 (filed as Exhibit 4.27 to Kinder Morgan Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 3, 2004 (File No. 1-11234) and incorporated herein by reference).
10.50
Certificate of Vice President, Treasurer and Chief Financial Officer and Vice President, General Counsel and Secretary of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P. establishing the terms of the 5.80% Notes due March 15, 2035 (filed as Exhibit 4.1 to Kinder Morgan Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (File No. 1-11234) and incorporated herein by reference).
10.51
Certificate of Vice President and Chief Financial Officer of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P. establishing the terms of the 6.00% Senior Notes due 2017 and 6.50% Senior Notes due 2037 (filed as Exhibit 4.28 to Kinder Morgan Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 1-11234) and incorporated herein by reference).
10.52
Certificate of the Vice President and Treasurer and the Vice President and Chief Financial Officer of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P., establishing the terms of the 6.95% Senior Notes due 2038 (filed as Exhibit 4.2 to Kinder Morgan Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 1-11234) and incorporated herein by reference).
10.53
Certificate of the Vice President and Treasurer and the Vice President and Chief Financial Officer of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P., establishing the terms of the 5.85% Senior Notes due 2012 (filed as Exhibit 4.2 to Kinder Morgan Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 (File No. 1-11234) and incorporated herein by reference).
10.54
Certificate of the Vice President and Treasurer and the Vice President and Chief Financial Officer of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P., establishing the terms of the 5.95% Senior Notes due 2018 (filed as Exhibit 4.28 to Kinder Morgan Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 1-11234) and incorporated herein by reference).

10.55		Certificate of the Vice President and Treasurer and the Vice President and Chief Financial Officer of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P., establishing the terms of the 9.00% Senior Notes due 2019 (filed as Exhibit 4.29 to Kinder Morgan Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 1-11234) and incorporated herein by reference).
10.56
Certificate of the Vice President and Chief Financial Officer and the Vice President and Treasurer of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P., establishing the terms of the 5.625% Senior Notes due 2015, and the 6.85% Senior Notes due 2020 (filed as Exhibit 4.2 to Kinder Morgan Energy Partners, L.P. Quarterly Report on Form 10-Q (File No. 1-11234) for the quarter ended June 30, 2009 and incorporated herein by reference).
10.57
Certificate of the Vice President and Chief Financial Officer and the Vice President and Treasurer of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P., establishing the terms of the 5.80% Senior Notes due 2021, and the 6.50% Senior Notes due 2039 (filed as Exhibit 4.2 to Kinder Morgan Energy Partners, L.P. Quarterly Report on Form 10-Q (File No. 1-11234) for the quarter ended September 30, 2009 and incorporated herein by reference).
10.58
Certificate of the Vice President and Chief Financial Officer and the Vice President and Treasurer of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P., establishing the terms of the 5.30% Senior Notes due 2020, and the 6.55% Senior Notes due 2040 (filed as Exhibit 4.2 to Kinder Morgan Energy Partners, L.P. Quarterly Report on Form 10-Q (File No. 1-11234) for the quarter ended June 30, 2010 and incorporated herein by reference).
10.59
Indenture, dated December 20, 2010, among Kinder Morgan Finance Company LLC, Kinder Morgan, Inc. and U.S. Bank National Association, as Trustee (filed as exhibit 4.1 to Kinder Morgan Kansas, Inc.'s Current Report on Form 8-K filed on December 23, 2010 (File No. 1-06446) and incorporated herein by reference).
10.60
Officers' Certificate establishing the terms of the 6.000% senior notes due 2018 of Kinder Morgan Finance Company LLC (with the form of note attached thereto) (filed as exhibit 4.2 to Kinder Morgan Kansas, Inc.'s Current Report on Form 8-K filed on December 23, 2010 (File No. 1-06446) and incorporated herein by reference).

10.61	*	Severance Agreement with C. Park Shaper.

10.62	*	Severance Agreement with Steven J. Kean.

10.63	*	Severance Agreement with Kimberly A. Dang.

10.64	*	Severance Agreement with Joseph Listengart.
21.1	**	Subsidiaries of Kinder Morgan, Inc.

23.1	*	Consent of Bracewell & Giuliani LLP (included in their opinion filed as Exhibit 5.1).
23.2		Consent of PricewaterhouseCoopers LLP.
23.3		Consent of PricewaterhouseCoopers LLP.
23.4	**	Consent of Netherland, Sewell & Associates, Inc.
24.1	**	Powers of Attorney.
24.2		Power of Attorney.

99.1	Estimates of the net reserves and future net reserves, as of December 31, 2009, related to Kinder Morgan CO2 Company, L.P.'s interest in certain oil and gas properties located in the state of Texas.

*
To be filed by amendment.

**
Previously filed.

        (b)    Financial Statement Schedules.    Financial statement schedules are omitted because they are not required or the required information is shown in the consolidated financial statements or the notes thereto included in the prospectus that forms a part of this registration statement.

Item 17.    Undertakings

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (4)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on January 18, 2011.

KINDER MORGAN HOLDCO LLC
By:	/s/ JOSEPH LISTENGART
	Name:	Joseph Listengart
	Title:	General Counsel and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement, or amendment thereto, has been signed by the following persons in the capacities indicated on January 18, 2011.

Signature	Title

/s/ RICHARD D. KINDER Richard D. Kinder	Chief Manager and Chief Executive Officer (Principal Executive Officer)
/s/ KIMBERLY A. DANG Kimberly A. Dang	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ HENRY CORNELL* Henry Cornell	Manager
/s/ STEVEN J. KEAN* Steven J. Kean	Manager
/s/ MICHAEL MILLER* Michael Miller	Manager
/s/ MICHAEL C. MORGAN* Michael C. Morgan	Manager
/s/ KENNETH A. PONTARELLI* Kenneth A. Pontarelli	Manager
/s/ FAYEZ SAROFIM* Fayez Sarofim	Manager

Signature		Title

/s/ C. PARK SHAPER* C. Park Shaper		Manager
/s/ JOHN STOKES* John Stokes		Manager
/s/ R. BARAN TEKKORA* R. Baran Tekkora		Manager
/s/ GLENN A. YOUNGKIN* Glenn A. Youngkin		Manager
*By:	/s/ JOSEPH LISTENGART Joseph Listengart Attorney-in-fact for persons indicated

EXHIBIT INDEX

1.1*	Form of Underwriting Agreement.
3.1	Form of Certificate of Incorporation of Kinder Morgan, Inc.
3.2	Form of Bylaws of Kinder Morgan, Inc.
4.1	Form of certificate representing Class P common shares of Kinder Morgan, Inc.
4.2	Form of Shareholders Agreement among Kinder Morgan, Inc. and certain holders of common stock.
5.1*	Opinion of Bracewell & Giuliani LLP as to the legality of the securities being offered.
10.1	Form of Kinder Morgan, Inc. 2011 Stock Incentive Plan.
10.2	Form of Restricted Stock Agreement.
10.3	Form of Kinder Morgan, Inc. Stock Compensation Plan for Non-Employee Directors.
10.4	Form of Non-Employee Director Stock Compensation Agreement.
10.5	Form of Kinder Morgan, Inc. Employees Stock Purchase Plan.
10.6	Form of Kinder Morgan, Inc. Annual Incentive Plan.
10.7
2010 Annual Incentive Plan of Kinder Morgan Kansas, Inc. (filed as Exhibit 10.1 to Kinder Morgan Kansas, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 1-06446) and incorporated herein by reference).
10.8
Employment Agreement dated October 7, 1999, between K N Energy, Inc. and Richard D. Kinder (filed as Exhibit 99.D of the Schedule 13D filed by Mr. Kinder on November 16, 1999 (File No. 5-06259) and incorporated herein by reference).
10.9
Form of Purchase Provisions between Kinder Morgan Management, LLC and Kinder Morgan Kansas, Inc. (included as Annex B to the Second Amended and Restated Limited Liability Company Agreement of Kinder Morgan Management, LLC filed as Exhibit 3.1 to Kinder Morgan Management, LLC's Current Report on Form 8-K filed on May 30, 2007 (File No. 1-16459) and incorporated herein by reference).
10.10**
Credit Agreement, dated as of May 30, 2007, among Kinder Morgan Kansas, Inc. and Kinder Morgan Acquisition Co., as the borrower, the several lenders from time to time parties thereto, and Citibank, N.A., as administrative agent and collateral agent.
10.11
Indenture dated as of September 1, 1988, between K N Energy, Inc. and Continental Illinois National Bank and Trust Company of Chicago (filed as Exhibit 4(a) to Kinder Morgan, Inc.'s Annual Report on Form 10-K/A, Amendment No. 1 (File No. 1-06446) and incorporated herein by reference).
10.12
First supplemental indenture dated as of January 15, 1992, between K N Energy, Inc. and Continental Illinois National Bank and Trust Company of Chicago (filed as Exhibit 4.2 to the Registration Statement on Form S-3 of K N Energy, Inc. filed on January 17, 1992 (File No. 33-45091) and incorporated herein by reference).
10.13
Second supplemental indenture dated as of December 15, 1992, between K N Energy, Inc. and Continental Bank, National Association (filed as Exhibit 4(c) to Kinder Morgan Kansas, Inc.'s Annual Report on Form 10-K/A, Amendment No. 1 filed on May 23, 2000 (File No. 1-06446) and incorporated herein by reference).

10.14	Indenture dated as of November 20, 1993, between K N Energy, Inc. and Continental Bank, National Association (filed as Exhibit 4.1 to the Registration Statement on Form S-3 of K N Energy, Inc. filed on November 19, 1993 (File No. 33-51115) and incorporated herein by reference).
10.15
Registration Rights Agreement among Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan Kansas, Inc. dated May 18, 2001 (filed as Exhibit 4.7 to Kinder Morgan Kansas, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-06446) and incorporated herein by reference).
10.16
Form of Indenture dated as of August 27, 2002 between Kinder Morgan Kansas, Inc. and Wachovia Bank, National Association, as Trustee (filed as Exhibit 4.1 to Kinder Morgan Kansas, Inc.'s Registration Statement on Form S-4 filed on October 4, 2002 (File No. 333-100338) and incorporated herein by reference).
10.17
Form of First Supplemental Indenture dated as of December 6, 2002 between Kinder Morgan Kansas, Inc. and Wachovia Bank, National Association, as Trustee (filed as Exhibit 4.2 to Kinder Morgan Kansas, Inc.'s Registration Statement on Form S-4 filed on January 31, 2003 (File No. 333-102873) and incorporated herein by reference).
10.18
Form of 6.50% Note (included in the Indenture filed as Exhibit 4.1 to Kinder Morgan Kansas, Inc.'s Registration Statement on Form S-4 filed on October 4, 2002 (File No. 333-100338) and incorporated herein by reference).
10.19
Form of Senior Indenture between Kinder Morgan Kansas, Inc. and Wachovia Bank, National Association, as Trustee (filed as Exhibit 4.2 to Kinder Morgan Kansas, Inc.'s Registration Statement on Form S-3 filed on February 4, 2003 (File No. 333-102963) and incorporated herein by reference).
10.20
Form of Senior Note of Kinder Morgan Kansas, Inc. (included in the Form of Senior Indenture filed as Exhibit 4.2 to Kinder Morgan Kansas, Inc.'s Registration Statement on Form S-3 filed on February 4, 2003 (File No. 333-102963) and incorporated herein by reference).
10.21
Indenture dated as of December 9, 2005, among Kinder Morgan Finance Company LLC (formerly Kinder Morgan Finance Company, ULC), Kinder Morgan Kansas, Inc. and Wachovia Bank, National Association, as Trustee (filed as Exhibit 4.1 to Kinder Morgan Kansas, Inc.'s Current Report on Form 8-K filed on December 15, 2005 (File No. 1-06446) and incorporated herein by reference).
10.22
Forms of Kinder Morgan Finance Company LLC notes (included in the Indenture filed as Exhibit 4.1 to Kinder Morgan Kansas, Inc.'s Current Report on Form 8-K filed on December 15, 2005 (File No. 1-06446) and incorporated herein by reference).
10.23
Form of Indemnification Agreement between Kinder Morgan Kansas, Inc. and each member of the Special Committee of the Board of Directors formed in connection with the Going Private Transaction (filed as Exhibit 10.1 to Kinder Morgan Kansas, Inc.'s Current Report on Form 8-K filed on June 16, 2006 (File No. 1-06446) and incorporated herein by reference).
10.24
Delegation of Control Agreement among Kinder Morgan Management, LLC, Kinder Morgan G.P., Inc. and Kinder Morgan Energy Partners, L.P. and its operating partnerships (filed as Exhibit 10.1 to the Kinder Morgan Energy Partners, L.P. Form 10-Q for the quarter ended June 30, 2001 (File No. 1-11234) and incorporated herein by reference).
10.25
Amendment No. 1 to Delegation of Control Agreement, dated as of July 20, 2007, among Kinder Morgan G.P., Inc., Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and its operating partnerships (filed as Exhibit 10.1 to Kinder Morgan Energy Partners, L.P.'s Current Report on Form 8-K on July 20, 2007 (File No. 1-11234) and incorporated herein by reference).

10.26	Third Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P. (filed as Exhibit 3.1 to Kinder Morgan Energy Partners, L.P. Form 10-Q for the quarter ended June 30, 2001 (File No. 1-11234) and incorporated herein by reference).
10.27
Amendment No. 1 dated November 19, 2004 to Third Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P. (filed as Exhibit 99.1 to Kinder Morgan Energy Partners, L.P. Form 8-K filed November 22, 2004 (File No. 1-11234) and incorporated herein by reference).
10.28
Amendment No. 2 to Third Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P. (filed as Exhibit 99.1 to Kinder Morgan Energy Partners, L.P. Form 8-K filed May 5, 2005 (File No. 1-11234) and incorporated herein by reference).
10.29
Amendment No. 3 to Third Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P. (filed as Exhibit 3.1 to Kinder Morgan Energy Partners, L.P. Form 8-K filed April 21, 2008 (File No. 1-11234) and incorporated herein by reference).
10.30
Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors (filed as Exhibit 10.2 to Kinder Morgan Energy Partners, L.P. Form 8-K filed January 21, 2005 (File No. 1-11234) and incorporated herein by reference).
10.31
Form of Common Unit Compensation Agreement entered into with Non-Employee Directors (filed as Exhibit 10.1 to Kinder Morgan Energy Partners, L.P. Form 8-K filed January 21, 2005 (File No. 1-11234) and incorporated herein by reference).
10.32
Credit Agreement dated as of June 23, 2010 among Kinder Morgan Energy Partners, L.P., Kinder Morgan Operating L.P. ("B"), the lenders party thereto, Wells Fargo Bank, National Association as Administrative Agent, Bank of America, N.A., Citibank, N.A., JPMorgan Chase Bank, N.A., and DnB NOR Bank ASA (filed as exhibit 10.1 to Kinder Morgan Energy Partners, L.P. Current Report on Form 8-K filed June 24, 2010 (File No. 1-11234) and incorporated herein by reference).
10.33
Indenture dated as of January 29, 1999 among Kinder Morgan Energy Partners, L.P., the guarantors listed on the signature page thereto and U.S. Trust Company of Texas, N.A., as trustee, relating to Senior Debt Securities (filed as Exhibit 4.1 to the Partnership's Current Report on Form 8-K filed February 16, 1999 (File No. 1-11234) and incorporated herein by reference).
10.34
Indenture dated November 8, 2000 between Kinder Morgan Energy Partners, L.P. and First Union National Bank, as Trustee (filed as Exhibit 4.8 to Kinder Morgan Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 1-11234) and incorporated herein by reference).
10.35
Form of 7.50% Notes due November 1, 2010 (contained in the Indenture filed as Exhibit 4.8 to the Kinder Morgan Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 1-11234) and incorporated herein by reference).
10.36
Indenture dated January 2, 2001 between Kinder Morgan Energy Partners, L.P. and First Union National Bank, as trustee, relating to Senior Debt Securities (including form of Senior Debt Securities) (filed as Exhibit 4.11 to Kinder Morgan Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-11234) and incorporated herein by reference).

10.37	Certificate of Vice President and Chief Financial Officer of Kinder Morgan Energy Partners, L.P. establishing the terms of the 6.75% Notes due March 15, 2011 and the 7.40% Notes due March 15, 2031 (filed as Exhibit 4.1 to Kinder Morgan Energy Partners, L.P. Current Report on Form 8-K filed on March 14, 2001 (File No. 1-11234) and incorporated herein by reference).
10.38
Specimen of 6.75% Notes due March 15, 2011 in book-entry form (filed as Exhibit 4.2 to Kinder Morgan Energy Partners, L.P. Current Report on Form 8-K filed on March 14, 2001 (File No. 1-11234) and incorporated herein by reference).
10.39
Specimen of 7.40% Notes due March 15, 2031 in book-entry form (filed as Exhibit 4.3 to Kinder Morgan Energy Partners, L.P. Current Report on Form 8-K filed on March 14, 2001 (File No. 1-11234) and incorporated herein by reference).
10.40
Certificate of Vice President and Chief Financial Officer of Kinder Morgan Energy Partners, L.P. establishing the terms of the 7.125% Notes due March 15, 2012 and the 7.750% Notes due March 15, 2032 (filed as Exhibit 4.1 to Kinder Morgan Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 1-11234) and incorporated herein by reference).
10.41
Specimen of 7.125% Notes due March 15, 2012 in book-entry form (filed as Exhibit 4.2 to Kinder Morgan Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 1-11234) and incorporated herein by reference).
10.42
Specimen of 7.750% Notes due March 15, 2032 in book-entry form (filed as Exhibit 4.3 to Kinder Morgan Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 1-11234) and incorporated herein by reference).
10.43
Indenture dated August 19, 2002 between Kinder Morgan Energy Partners, L.P. and Wachovia Bank, National Association, as Trustee (filed as Exhibit 4.1 to the Kinder Morgan Energy Partners, L.P. Registration Statement on Form S-4 filed on October 4, 2002 (File No. 333-100346) and incorporated herein by reference).
10.44
First Supplemental Indenture to Indenture dated August 19, 2002, dated August 23, 2002 between Kinder Morgan Energy Partners, L.P. and Wachovia Bank, National Association, as Trustee (filed as Exhibit 4.2 to Kinder Morgan Energy Partners, L.P. Registration Statement on Form S-4 filed on October 4, 2002 (File No. 333-100346) and incorporated herein by reference).
10.45
Form of 7.30% Note (contained in the Indenture filed as Exhibit 4.1 to the Kinder Morgan Energy Partners, L.P. Registration Statement on Form S-4 filed on October 4, 2002 (File No. 333-100346) and incorporated herein by reference).
10.46
Senior Indenture dated January 31, 2003 between Kinder Morgan Energy Partners, L.P. and Wachovia Bank, National Association (filed as Exhibit 4.2 to the Kinder Morgan Energy Partners, L.P. Registration Statement on Form S-3 filed on February 4, 2003 (File No. 333-102961) and incorporated herein by reference).
10.47
Form of Senior Note of Kinder Morgan Energy Partners, L.P. (included in the Form of Senior Indenture filed as Exhibit 4.2 to the Kinder Morgan Energy Partners, L.P. Registration Statement on Form S-3 filed on February 4, 2003 (File No. 333-102961) and incorporated herein by reference).
10.48
Certificate of Vice President, Treasurer and Chief Financial Officer and Vice President, General Counsel and Secretary of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P. establishing the terms of the 5.00% Notes due December 15, 2013 (filed as Exhibit 4.25 to Kinder Morgan Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-11234) and incorporated herein by reference).

10.49	Certificate of Executive Vice President and Chief Financial Officer and Vice President, General Counsel and Secretary of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P. establishing the terms of the 5.125% Notes due November 15, 2014 (filed as Exhibit 4.27 to Kinder Morgan Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 3, 2004 (File No. 1-11234) and incorporated herein by reference).
10.50
Certificate of Vice President, Treasurer and Chief Financial Officer and Vice President, General Counsel and Secretary of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P. establishing the terms of the 5.80% Notes due March 15, 2035 (filed as Exhibit 4.1 to Kinder Morgan Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (File No. 1-11234) and incorporated herein by reference).
10.51
Certificate of Vice President and Chief Financial Officer of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P. establishing the terms of the 6.00% Senior Notes due 2017 and 6.50% Senior Notes due 2037 (filed as Exhibit 4.28 to Kinder Morgan Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 1-11234) and incorporated herein by reference).
10.52
Certificate of the Vice President and Treasurer and the Vice President and Chief Financial Officer of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P., establishing the terms of the 6.95% Senior Notes due 2038 (filed as Exhibit 4.2 to Kinder Morgan Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 1-11234) and incorporated herein by reference).
10.53
Certificate of the Vice President and Treasurer and the Vice President and Chief Financial Officer of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P., establishing the terms of the 5.85% Senior Notes due 2012 (filed as Exhibit 4.2 to Kinder Morgan Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 (File No. 1-11234) and incorporated herein by reference).
10.54
Certificate of the Vice President and Treasurer and the Vice President and Chief Financial Officer of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P., establishing the terms of the 5.95% Senior Notes due 2018 (filed as Exhibit 4.28 to Kinder Morgan Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 1-11234) and incorporated herein by reference).
10.55
Certificate of the Vice President and Treasurer and the Vice President and Chief Financial Officer of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P., establishing the terms of the 9.00% Senior Notes due 2019 (filed as Exhibit 4.29 to Kinder Morgan Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 1-11234) and incorporated herein by reference).
10.56
Certificate of the Vice President and Chief Financial Officer and the Vice President and Treasurer of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P., establishing the terms of the 5.625% Senior Notes due 2015, and the 6.85% Senior Notes due 2020 (filed as Exhibit 4.2 to Kinder Morgan Energy Partners, L.P. Quarterly Report on Form 10-Q (File No. 1-11234) for the quarter ended June 30, 2009 and incorporated herein by reference).

10.57	Certificate of the Vice President and Chief Financial Officer and the Vice President and Treasurer of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P., establishing the terms of the 5.80% Senior Notes due 2021, and the 6.50% Senior Notes due 2039 (filed as Exhibit 4.2 to Kinder Morgan Energy Partners, L.P. Quarterly Report on Form 10-Q (File No. 1-11234) for the quarter ended September 30, 2009 and incorporated herein by reference).
10.58
Certificate of the Vice President and Chief Financial Officer and the Vice President and Treasurer of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc., on behalf of Kinder Morgan Energy Partners, L.P., establishing the terms of the 5.30% Senior Notes due 2020, and the 6.55% Senior Notes due 2040 (filed as Exhibit 4.2 to Kinder Morgan Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 (File No. 1-11234) and incorporated herein by reference).
10.59
Indenture, dated December 20, 2010, among Kinder Morgan Finance Company LLC, Kinder Morgan, Inc. and U.S. Bank National Association, as Trustee (filed as exhibit 4.1 to Kinder Morgan Kansas, Inc.'s Current Report on Form 8-K filed on December 23, 2010 (File No. 1-06446) and incorporated herein by reference).
10.60
Officers' Certificate establishing the terms of the 6.000% senior notes due 2018 of Kinder Morgan Finance Company LLC (with the form of note attached thereto) (filed as exhibit 4.2 to Kinder Morgan Kansas, Inc.'s Current Report on Form 8-K filed on December 23, 2010 (File No. 1-06446) and incorporated herein by reference).
10.61*	Severance Agreement with C. Park Shaper.
10.62*	Severance Agreement with Steven J. Kean.
10.63*	Severance Agreement with Kimberly A. Dang.
10.64*	Severance Agreement with Joseph Listengart.
21.1**	Subsidiaries of Kinder Morgan, Inc.
23.1*	Consent of Bracewell & Giuliani LLP (included in their opinion filed as Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of PricewaterhouseCoopers LLP.
23.4**	Consent of Netherland, Sewell & Associates, Inc.
24.1**	Powers of Attorney.
24.2	Power of Attorney.
99.1	Estimates of the net reserves and future net reserves, as of December 31, 2009, related to Kinder Morgan CO2 Company, L.P.'s interest in certain oil and gas properties located in the state of Texas.

*
To be filed by amendment.

**
Previously filed.